As filed with the Securities and Exchange Commission on August 20, 2009

Registration No. 333-159661

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALESCO FINANCIAL INC.

(Exact name of Registrant as specified in its charter)

Maryland	6798	16-1685692
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104-2870

(215) 701-9555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John J. Longino

Chief Financial Officer

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2870

(215) 701-9555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrick M. Mix, Esq. Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 Phone: (215) 979-1000	Thomas R. Salley, Esq. Cooley Godward Kronish LLP 777 6th Street, NW, Suite 1100 Washington, DC 20001 Phone: (202) 842-7800	Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Phone: (212) 878-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions under the Agreement and Plan of Merger, as amended, included as Annex A to the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common stock, par value $0.001 per share*	4,628,151	N/A	$11,338,970	$632.71

(1)	Represents the estimated maximum number of shares of common stock, par value $0.001 per share, of Alesco Financial Inc., or AFN, issuable to the holders of Class A membership units of Cohen Brothers, LLC, or Cohen, and Class B membership units of Cohen upon completion of the merger of a subsidiary of AFN with and into Cohen, determined by multiplying (a) the exchange ratio applicable in the merger (0.57372 shares of AFN common stock for each Class A membership unit together with one Class B membership unit of Cohen) by (b) the number of outstanding Class A membership units together with Class B membership units of Cohen held by such holders as of August 19, 2009.
(2)	The registration fee was calculated in accordance with Rule 457(f)(2) under the Securities Act by multiplying the estimated number of Class A membership units together with Class B membership units of Cohen to be exchanged in the business combination by $2.45, the book value of a Class A membership unit together with one Class B membership unit of Cohen on March 31, 2009. As of June 30, 2009, the book value of a Class A membership unit together with one Class B membership unit of Cohen was $2.34.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	A registration fee of $632.71 was previously paid at the time of the filing of the Registrant’s initial Registration Statement on Form S-4, filed with the Commission on June 2, 2009.
*	All calculations above assume the completion of the 1-for-10 reverse stock split of the outstanding shares of AFN’s common stock, which is a condition to the closing of the business combination described in the Agreement and Plan of Merger, as amended, attached to the proxy statement/prospectus.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated August 20, 2009

BUSINESS COMBINATION PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear AFN Stockholders and Cohen Members:

As previously announced, Alesco Financial Inc., or AFN, and Cohen Brothers, LLC (d/b/a Cohen & Company), or Cohen, have signed a merger agreement which provides for the merger of a subsidiary of AFN with and into Cohen, with Cohen surviving as a majority owned subsidiary of AFN, thereby combining the two businesses. We believe this business combination is in the best interests of the stockholders of AFN and the members of Cohen because we believe that the combination of AFN’s existing capital and its public listing with Cohen’s diverse revenue sources and comprehensive operating platform will create a well-capitalized company with opportunities for profitable growth in the future.

Pursuant to the merger agreement, each Cohen Class A membership unit, together with one Cohen Class B membership unit, will entitle the holder of such units to either (1) receive 0.57372 shares of AFN common stock, par value $0.001 per share, or (2) retain 0.57372 recapitalized membership units in Cohen. As a result of this transaction, AFN could issue as many as 4,628,151 shares of AFN common stock. After giving effect to the transactions contemplated by the merger agreement, it is currently expected that existing AFN stockholders will own 56.5% of the shares of AFN’s common stock immediately after the business combination and existing Cohen members will hold the remaining balance of 43.5%; however, the actual percentages will not be known until members of Cohen have made their elections either to receive AFN common stock or retain recapitalized Cohen membership units.

The completion of the business combination requires that AFN issue Series A Voting Convertible Preferred Stock, or Series A preferred stock to Daniel G. Cohen in the business combination in exchange for his Class C membership units in Cohen and will entitle Mr. Cohen to elect a number equal to at least one-third (but less than a majority) of the total number of directors on AFN’s board of directors but will carry no economic rights. Beginning in July 2010, Mr. Cohen may convert his Series A preferred stock into 4,983,557 shares of Series B Voting Non-Convertible Preferred Stock, or Series B preferred stock. The Series B preferred stock carries no economic rights, but will entitle Mr. Cohen to vote with holders of AFN common stock on all matters presented to them, on the basis of one vote per share, which is expected to represent 31.9% of the voting power of the AFN common stock and be equivalent to the percentage of voting power Mr. Cohen would have had in AFN if he exchanged his Class A and Class B Cohen membership units for AFN common stock upon the completion of the business combination. Daniel G. Cohen and certain other officers of Cohen have agreed to vote the Cohen membership units over which they have voting control in favor of the merger agreement, assuring approval by Cohen.

This proxy statement/prospectus describes the meetings, the proposals to be considered and voted upon at the meetings and related matters. We encourage you to read carefully this entire proxy statement/prospectus, including the risk factors, as well as the annexes. Every vote is important. The proposed business combination cannot be completed unless the issuance of shares of AFN common stock and Series A preferred stock in the business combination is approved by a majority of the votes cast on the proposal at the annual meeting of its stockholders, provided that the holders of a majority of the outstanding shares of AFN common stock vote on the proposal. Whether or not you plan to attend your company’s meeting, please take the time to authorize a proxy to vote on your behalf by following the instructions on your proxy card.

We enthusiastically support this combination of our companies and join with our boards in recommending that the stockholders of AFN vote FOR the issuance of shares of AFN common stock and Series A preferred stock in the business combination and that the members of Cohen vote FOR the approval of the merger agreement and the transactions contemplated thereby. Thank you for your continued interest in and support of our companies.

Sincerely,

James J. McEntee, III President and Chief Executive Officer Alesco Financial Inc.	Daniel G. Cohen Chairman Cohen Brothers, LLC

For a discussion of risk factors you should consider in evaluating the transactions, see “Risk Factors” beginning on page 33.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued in the business combination or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [—], 2009, and, together with the accompanying proxy card, is first being mailed to stockholders of AFN and members of Cohen on or about [—], 2009.

ALESCO FINANCIAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

[—], 2009

To the Stockholders of Alesco Financial Inc.:

We cordially invite you to the 2009 annual meeting of stockholders of Alesco Financial Inc., a Maryland corporation, or AFN. The meeting will be held on [—], [—], 2009, at [—]:00 [a].m., local time, at the Cira Centre, 2929 Arch Street, Mezzanine, Philadelphia, Pennsylvania 19104-2870. At this meeting, you will be asked to:

•

consider and vote upon a proposal to approve the issuance of shares of common stock and Series A Voting Convertible Preferred Stock of Alesco Financial Inc. pursuant to the Agreement and Plan of Merger, dated as of February 20, 2009 and amended on June 1, 2009 and August 20, 2009, by and among AFN, Alesco Financial Holdings, LLC (as assignee of Fortune Merger Sub, LLC) and Cohen Brothers, LLC, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and the other transactions contemplated thereby;

•	consider and vote upon a proposal to approve the Alesco Financial Inc. Cash Bonus Plan, a copy of which is attached as Annex B to the accompanying proxy statement/prospectus;

•	elect nine directors to serve as members of AFN’s board of directors until AFN’s next annual meeting of stockholders and until their successors are duly elected and qualify;

•	consider and vote on any motion properly brought before the annual meeting to adjourn the meeting to a later date or dates to solicit additional proxies for any or all of the foregoing matters; and

•	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof;

in each case, as more fully described in the accompanying proxy statement/prospectus.

AFN will transact no other business at its annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement thereof. As of the date of this notice, AFN’s board of directors is not aware of any business other than procedural matters relating to the proposals set forth above that may properly be brought before the annual meeting or any adjournment or postponement thereof.

We have fixed the close of business on [—], 2009 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Only holders of record of shares of AFN common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting.

Your vote is very important. We encourage you to sign and return your proxy card, or use the telephone or Internet to authorize a proxy to vote your shares, before the annual meeting, so that your votes will be cast as you direct at the annual meeting even if you cannot attend in person.

By Order of the Board of Directors

Secretary

[—], 2009

Philadelphia, Pennsylvania

COHEN BROTHERS, LLC

NOTICE OF SPECIAL MEETING OF MEMBERS TO BE HELD

[—], 2009

To the Members of Cohen Brothers, LLC:

We cordially invite you to the 2009 special meeting of members of Cohen Brothers, LLC, a Delaware limited liability company, or Cohen. The meeting will be held on [—], [—], 2009, at [—]:00 [a].m., local time, at the Cira Centre, 2929 Arch Street, Mezzanine, Philadelphia, Pennsylvania 19104-2870. At this meeting, you will be asked to:

•

consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 20, 2009 and amended on June 1, 2009 and August 20, 2009, by and among Alesco Financial, Inc., Alesco Financial Holdings, LLC (as assignee of Fortune Merger Sub, LLC) and Cohen, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and the business combination and other transactions contemplated in the Agreement and Plan of Merger; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement thereof,

in each case, as more fully described in the accompanying proxy statement/prospectus.

Cohen will transact no other business at its meeting, except for business properly brought before the meeting or any adjournment or postponement thereof. As of the date of this notice, Cohen’s board of managers is not aware of any business other than procedural matters relating to the proposals set forth above that may properly be brought before the meeting or any adjournment or postponement thereof.

Only holders of record of Cohen Class B membership units and Cohen Class C membership units at the close of business on [—], 2009, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting.

Your vote is important. We encourage you to sign and return your proxy card before the meeting, so that your membership units will be represented and voted at the meeting even if you cannot attend in person.

If the business combination contemplated by the Agreement and Plan of Merger is completed and you have chosen to exchange your Cohen membership units for shares of AFN common stock, Cohen will notify you of the procedures for receiving those shares of AFN common stock.

By Order of the Board of Managers

Rachael Fink
General Counsel

[—], 2009

New York, New York

AUTHORIZING A PROXY BY INTERNET, TELEPHONE OR MAIL

If you hold your common stock or membership units through a bank, broker, custodian or other nominee, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which options are available to you.

AFN stockholders of record may submit their proxies by:

Internet. You can authorize a proxy to vote your shares over the Internet by accessing the website listed on your proxy card and following the instructions on the website prior to 11:59 p.m. EDT on [—], [—], 2009. Internet authorization of a proxy is available 24 hours a day. If you authorize a proxy to vote your shares over the Internet, do not return your proxy card(s).

Telephone. You can authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card in the United States, Canada or Puerto Rico on a touch-tone phone prior to 11:59 p.m. EDT on [—], [—] 2009. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone authorization of a proxy is available 24 hours a day. If you authorize a proxy to vote your shares by telephone, do not return your proxy card(s).

Mail. You can authorize a proxy to vote your shares by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this proxy statement/prospectus.

Cohen members of record may submit their proxies by:

Mail. You can authorize a proxy to vote your membership units by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this proxy statement/prospectus.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS OF AFN:

The proxy statement/prospectus and the Annual Report on Form 10-K for the year ended December 31, 2008, and any amendments thereto, are available at [—].

Page
QUESTIONS AND ANSWERS ABOUT THE MEETINGS	1
SUMMARY	7
The Companies	7
The Proposed Business Combination	9
Reasons for the Business Combination	10
Consideration for the Business Combination	11
The Number of AFN Common Stock Issued in the Business Combination is Fixed, Although the Value of the Consideration Contemplated by the Business Combination May Fluctuate with Market Prices	13
Listing of AFN’s Common Stock	13
Completion of the Business Combination	13
AFN Established a Special Committee to Negotiate and Consider the Merger Agreement	13
The AFN Special Committee Received an Opinion from its Financial Advisor as to the Fairness, from a Financial Point of View, to AFN’s Stockholders of the Financial Terms of the Business Combination	14
Recommendations of the AFN Board of Directors and Cohen Board of Managers	14
Interests of Board Members and Executive Officers in the Business Combination	15
Continuing Board and Management Positions	15
Post-Business Combination Employment Agreements	16
Regulatory Matters	16
Accounting Treatment	16
Appraisal Rights	16
Material United States Federal Income Tax Consequences of the Business Combination	16
Summary of Merger Agreement	17
Comparison of Holder Rights	21
Voting Agreements	21
Limited Liability Company Agreement of Cohen	21
INFORMATION REGARDING THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION	23
SELECTED HISTORICAL FINANCIAL DATA	24
Alesco Financial Inc.	24
Cohen Brothers, LLC	26
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA FOR THE COMBINED COMPANY	31
UNAUDITED COMPARATIVE PER SHARE DATA	32
RISK FACTORS	33
Risks Related to the Business Combination	33
Risks Relating to the Business of AFN as a Result of the Business Combination	41
Risks Related to the Combined Company’s Organizational Structure	41
Risks Related to Ownership of AFN Common Stock	42
Risks Related to AFN’s Business Generally Upon Completion of the Business Combination	45
Risks Related to Capital Markets Business	55
Risks Relating to AFN’s Asset Management Business	58
Risks Related to Liquidity and Funding	61
Risks Related to Principal Investing	65
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	72
THE TRANSACTIONS	74
General Description of the Transactions	74
Business Combination	74

i

Page
Report of the Audit Committee of the Board of Directors	323
PROPOSAL 4 — Approval of Any Motion Properly Brought Before the AFN Annual Meeting to Adjourn the AFN Annual Meeting to a Later Date or Dates to Solicit Additional Proxies	325
General Information	325
Stockholder Proposals	325
Annual Report on Form 10-K	326
Other Matters	326
COHEN SPECIAL MEETING	327
General Information	327
Solicitation, Use and Revocation of the Proxies	327
Record Date; Voting Rights and Outstanding Shares	328
Quorum	328
Required Vote to Approve Each Proposal	328
PROPOSAL 1 — Approval of the Merger Agreement	329
Information About Cohen’s Managers	329
Cohen Executive Compensation	330
Compensation Discussion and Analysis	330
Employment Agreements	333
Compensation Committee Interlocks and Insider Participation	334
Potential Payments on Termination or Change of Control	337
Manager Compensation	341
Other Information	342
Transactions and Relationships with our Managers and Executive Officers	342
Cost of Solicitation of Proxies	342
Other Matters to Come Before the Meeting	342
Important	342
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	343
AFN Share Ownership of Certain Beneficial Owners and Management	343
AFN Section 16(a) Beneficial Ownership Reporting Compliance	345
Cohen Security Ownership and Certain Beneficial Owners and Management	346
Principal Stockholders of AFN Post-Business Combination	347
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION FOR THE COMBINED COMPANY	350
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	354
DESCRIPTION OF AFN’S CAPITAL STOCK	360
COMPARISON OF HOLDERS RIGHTS	366
General	366
Authorized Capital	366
Convertibility of Outstanding Interests	367
Board Composition; Elections; Voting	367
Number of Directors or Managers	367
Election	368
Removal	368
Cumulative Voting	368
Classified Board Members	369
Board Vacancies	369
Board Quorum and Vote Requirements	370
Holders — Voting; Meetings; Notice Requirements	371
Voting	371
Annual Meetings	373
Special Meetings	373
Quorum	373

v

ANNEXES TO THIS PROXY STATEMENT/PROSPECTUS:

ANNEX A-1	Agreement and Plan of Merger, dated as of February 20, 2009, by and among Alesco Financial Inc., Fortune Merger Sub, LLC and Cohen Brothers, LLC	A-1

ANNEX A-2	Amendment No. 1 to Agreement and Plan of Merger, dated as of June 1, 2009, by and among Alesco Financial Inc., Fortune Merger Sub, LLC, Alesco Financial Holdings, LLC and Cohen Brothers, LLC	A2-1

ANNEX A-3	Amendment No. 2 to Agreement and Plan of Merger, dated as of August 20, 2009, by and among Alesco Financial Inc., Alesco Financial Holdings, LLC and Cohen Brothers, LLC	A3-1

ANNEX B	Alesco Financial Inc. Cash Bonus Plan	B-1

ANNEX C-1	Form of Alesco Financial Inc. Articles Supplementary Series A Voting Convertible Preferred Stock	C1-1

ANNEX C-2	Form of Alesco Financial Inc. Articles Supplementary Series B Voting Non-Convertible Preferred Stock	C2-1

ANNEX D	Opinion of Stifel, Nicolaus & Company, Incorporated	D-1

ANNEX E	Form of New Cohen Brothers, LLC Limited Liability Company Agreement	E-1

In this proxy statement/prospectus, “AFN” refers to Alesco Financial Inc. and its consolidated subsidiaries, “Cohen” refers to Cohen Brothers, LLC and its consolidated subsidiaries, and “Merger Sub” refers to Alesco Financial Holdings, LLC, a wholly owned subsidiary of AFN and assignee of Fortune Merger Sub, LLC, the original AFN merger subsidiary party to the merger agreement. Unless otherwise indicated: “merger agreement” refers to the Agreement and Plan of Merger, dated as of February 20, 2009 and amended on June 1, 2009 and August 20, 2009, by and among AFN, Merger Sub and Cohen, a copy of which is attached as Annex A to this proxy statement/prospectus; “parties” refers to AFN, Merger Sub and Cohen, the parties to the merger agreement; “AFN contribution” refers to the contribution by AFN to Merger Sub of substantially all of the assets of AFN that Merger Sub does not already own as well as certain of AFN’s liabilities; “business combination” refers to the combination of the business of AFN and Cohen contemplated by the merger agreement; “AFN annual meeting” refers to the 2009 annual meeting of AFN’s stockholders; and “AFN common stock” refers to the shares of common stock, par value $0.001 per share, of AFN. With the exception of the sections titled “Information Regarding Alesco Financial Inc.” and “Information Regarding Cohen Brothers, LLC,” “Company,” “combined company,” “we,” “us,” and “our” refer to AFN on a consolidated basis assuming the business combination has already occurred. All calculations of numbers or percentages of shares or membership units owned by any individual or group, except for references to AFN’s and Cohen’s historical financial statements, assumes that the following events required by the merger agreement have occurred: (1) a 1-for-10 reverse stock split of the outstanding shares of AFN common stock, or the AFN reverse stock split, and (2) Cohen Financial Group, Inc., or CFG, has been liquidated.

QUESTIONS AND ANSWERS ABOUT THE MEETINGS

Below are brief answers to questions you may have concerning the business combination described in this proxy statement/prospectus and the annual meeting of AFN and the special meeting of Cohen. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You should read carefully this entire proxy statement/prospectus and the other documents to which we refer you.

Q:	Why am I receiving this document?

A:	AFN and Cohen have agreed to consummate a reverse merger whereby a wholly owned subsidiary of AFN will merge with and into Cohen. For a description of the material terms and conditions of the business combination, please see “The Merger Agreement” beginning on page [—] of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Under the rules of the New York Stock Exchange, or NYSE, on which AFN’s shares of common stock are currently traded, in order for AFN to complete the proposed business combination with Cohen, holders of AFN common stock must vote to approve the issuance of shares of AFN common stock and one share of Series A Voting Convertible Preferred Stock, par value $0.001 per share, of AFN, which we refer to herein as the Series A preferred stock, pursuant to the merger agreement. Cohen members must approve the merger agreement and the transactions contemplated thereby under the Cohen limited liability company agreement and Delaware law. Accordingly, AFN and Cohen will hold separate meetings of their stockholders and members, respectively, to obtain these approvals, as well as, in the case of AFN stockholders, to consider various other proposals unrelated to the business combination.

Q:	When and where are the meetings of the stockholders of AFN and members of Cohen?

A:	The annual meeting of AFN stockholders will take place at [—]:00 [a].m., local time, on [—], [—], 2009, at the Cira Centre, 2929 Arch Street, Mezzanine, Philadelphia, Pennsylvania 19104-2870.

The special meeting of Cohen members will take place at [—]:00 [a].m., local time, on [—], [—], 2009, at the Cira Centre, 2929 Arch Street, Mezzanine, Philadelphia, Pennsylvania 19104-2870.

Additional information relating to the AFN and Cohen meetings is set forth in “AFN Annual Meeting” and “Cohen Special Meeting” beginning on pages [—] and [—], respectively.

Q:	Who can attend and vote at the AFN annual meeting and the Cohen special meeting?

A:	Only holders of record of AFN common stock at the close of business on [—], 2009, the record date for the AFN annual meeting, are entitled to receive notice of and to vote at the AFN annual meeting or any adjournment or postponement of the AFN annual meeting. As of the record date, there were [—] shares of AFN common stock issued and outstanding and entitled to vote at the AFN annual meeting. Each stockholder of record on the record date is entitled to one vote on each matter properly brought before the AFN annual meeting for each AFN common stock held.

Only holders of record of Cohen Class B membership units and Cohen Class C membership units at the close of business on [— ], 2009, the record date for the Cohen special meeting, are entitled to receive notice of and to vote at the Cohen special meeting or any adjournment or postponement of the Cohen special meeting. As of the record date, there were 16,136,253 Class B membership units and 8,500,000 Class C membership units issued and outstanding. Each holder of a Class B membership unit is entitled to one vote per unit and each holder of a Class C membership unit is entitled to one hundred votes per unit.

Q:	What vote is required for AFN to approve the issuance of AFN common stock and Series A preferred stock in the business combination and for Cohen to approve the merger agreement and the transactions contemplated by the merger agreement?

A:	For AFN, the affirmative vote of a majority of the votes cast by holders of AFN common stock is required to approve the issuance of shares of AFN common stock and Series A preferred stock in the business combination, provided that the number of votes cast on the matter represents over 50% in interest of all securities entitled to vote on the matter. At the close of business on [—], 2009, the record date for the AFN annual meeting, directors and executive officers of AFN and their respective affiliates had the right to vote [—]% of the then-outstanding shares of AFN common stock.

Abstentions and broker non-votes will not be treated as votes cast, and failures to vote, abstentions and broker non-votes will have no effect on the result of the vote on the proposal to approve the issuance of shares of AFN common stock and Series A preferred stock in the business combination unless the total number of votes cast on the proposal represents 50% or fewer of the total shares outstanding as of the record date, in which case, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the proposal. Both abstentions and broker non-votes will be considered present for the purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker returns a properly executed proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received voting instructions from the beneficial owner of such shares.

For Cohen, the affirmative vote of a majority of the Class B and Class C membership units voting together as a single class is required to approve the merger agreement and the transactions contemplated by the merger agreement. At the close of business on [—], 2009, the record date for the Cohen meeting, the board members and executive officers of Cohen and their respective affiliates had the right to vote 87.5% of the then outstanding Cohen Class B membership units and 100% of the then outstanding Cohen Class C membership units. The voting agreements, discussed in detail under “The Merger Agreement—Terms of Other Agreements—Voting Agreements” beginning on page [—], represent the power to vote approximately 73.5% of the Cohen Class B membership units and 100% of the Cohen Class C membership units, all of which will be voted FOR the approval of the merger agreement and the transactions contemplated by the merger agreement.

Each of AFN’s and Cohen’s board members and executive officers has indicated a present intention to vote, or cause to be voted, any shares of AFN common stock held by such board members or executive officers for the approval of the issuance of shares of AFN common stock and Series A preferred stock in the business combination and any Cohen membership units held by such board members or executive officers for the approval of the merger agreement and the transactions contemplated thereby.

Q:	What happens if the business combination is not completed?

A:	If the issuance of additional shares of AFN common stock and Series A preferred stock in the business combination is not approved by AFN stockholders, the merger agreement and the transactions contemplated by the merger agreement are not approved by Cohen’s members or the business combination is not completed for any other reason, none of the Cohen members will receive shares of AFN common stock in exchange for Cohen membership units. Instead, AFN will remain an independent public company and Cohen will remain a private company.

Under specified circumstances, AFN or Cohen will be required to pay the other party a termination fee in the amount of $1 million and may be required to reimburse the other party up to $1 million for its reasonable out-of-pocket expenses in connection with the business combination, as described under “The Merger Agreement — Terms of the Merger Agreement — Expenses and Termination Fees” beginning on page [—].

If the business combination is not completed, Cohen will be required to pay a $3 million fee to AFN. See “Certain Relationships and Related Party Transactions — Transactions Between AFN and Cohen — Emporia Agreement” beginning on page [—].

Q:	In addition to the approval of the issuance of AFN common stock and Series A preferred stock in the business combination by AFN stockholders and the merger agreement by Cohen members, what other matters are to be considered and voted upon at the AFN annual meeting and Cohen special meeting?

A:	AFN stockholders will also be asked to:

•

consider and vote on a proposal to approve the Alesco Financial Inc. Cash Bonus Plan, or the AFN cash bonus plan, which will permit AFN to award cash bonuses to eligible participants, which may be deducted as business expenses under the Internal Revenue Code of 1986 and applicable Treasury Regulations promulgated thereunder, as amended, or the Internal Revenue Code;

•	elect nine directors to serve as members of AFN’s board of directors until the 2010 annual meeting of AFN stockholders and until their successors are duly elected and qualify;

•

consider and vote on any motion properly brought before the AFN annual meeting to adjourn the meeting to a later date or dates to solicit additional proxies for any or all of the foregoing matters; and

•	consider and vote on such other business as may properly come before the AFN annual meeting or any adjournment or postponement thereof.

Additional information relating to the matters to be considered at the AFN annual meeting is set forth in “AFN Annual Meeting” beginning on page [—].

Cohen members, in addition to the merger agreement, will be asked to consider and vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Q:	What vote is required to approve the AFN cash bonus plan?

A:	Approval of the AFN cash bonus plan requires the affirmative vote of a majority of the votes cast by holders of AFN common stock, provided that the number of votes cast on the matter represents over 50% in interest of all securities entitled to vote on the matter. Abstentions and broker non-votes will not be treated as votes cast, and failures to vote, abstentions and broker non-votes will have no effect on the result of the vote on the proposal, unless the total number of votes cast on the proposal represents 50% or fewer of the total shares outstanding as of the record date, in which case, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the proposal. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Q:	What vote is required to elect directors of AFN or adjourn the AFN annual meeting?

A:	If a quorum is present at the AFN annual meeting, the affirmative vote of a plurality of all the votes cast in the election of directors is required to elect each director nominee. The affirmative vote of a majority all of the votes cast on the proposal at the AFN annual meeting is required to approve any motion properly brought before the AFN annual meeting to adjourn the AFN annual meeting to a later date or dates to solicit additional proxies. Abstentions, failures to vote and broker non-votes, if any, will not have any effect on the result of the vote on these matters.

Q:	How will the vote by AFN stockholders on the approval of the issuance of AFN common stock and Series A preferred stock in the business combination impact the AFN directors elected to serve until AFN’s next annual meeting of stockholders?

A:	The merger agreement provides that, following the business combination, AFN’s board of directors will consist of ten directors, four of whom will initially be designated by AFN and six of whom will initially be designated by Cohen. Upon the completion of the business combination, we expect that James J. McEntee, III will resign as a director of AFN, the number of AFN’s directors will be increased to ten and Joseph Donovan and another individual designated by Cohen will be elected to fill the resulting vacancies created on AFN’s board of directors.

If the business combination is not completed, then the number of AFN directors will not be increased and all nine of the directors elected at the AFN annual meeting will serve until the 2010 annual meeting of AFN stockholders and until their successors are elected and qualify.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares or membership units may be represented at your meeting. In addition, AFN stockholders may authorize a proxy to vote their shares by telephone or Internet. In order to ensure that your authorization is recorded, please authorize your proxy as instructed on your proxy card, or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee, even if you currently plan to attend your meeting in person.

Additional information regarding voting procedures is set forth in “AFN Annual Meeting — General Information” beginning on page [—] for AFN and in “Cohen Special Meeting — General Information” on page [—] for Cohen.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your AFN common stock or Cohen membership units in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold those shares or membership units. If you are a holder of record and your shares or membership units are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both AFN common stock and Cohen membership units, you will receive separate proxy cards or voting instruction cards for each company. Please follow the instructions and vote in accordance with each proxy card and voting instruction card you receive.

Q:	How do I exchange my Cohen membership units for shares of AFN common stock?

A:	If the business combination is completed, Cohen will contact Cohen members with the appropriate procedures for exchanging Cohen Class A membership units and Cohen Class B membership units for shares of AFN common stock and Cohen Class C membership units for one share of AFN Series A preferred stock.

Q:	If I hold shares of AFN common stock in “street name” through a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote any shares of AFN common stock that you hold in “street name” through a broker or other nominee, your broker or other nominee will not be permitted to vote the shares on matters for which they do not have discretionary voting power (so-called “broker non-votes”). The proposal to approve the issuance of AFN common stock and Series A preferred stock in the business combination, the proposal to approve the AFN cash bonus plan, and the proposal to adjourn the AFN annual meeting to solicit additional proxies are proposals for which brokers or other nominees do not have discretionary voting authority. If you do not give voting instructions to your broker, your shares will be counted toward a quorum at the AFN annual meeting but, except in the case of the proposal to adjourn the AFN annual meeting, if the total number of votes cast on any of these proposals represents 50% or fewer of the total shares of AFN common stock outstanding as of the record date for the AFN annual meeting, your failure to provide voting instructions to your broker or other nominee will have the same effect as votes against the proposals. You should therefore be sure to provide your broker or other nominee with instructions on how to vote on each matter to be considered at the AFN annual meeting. In the case of the proposal to adjourn the AFN annual meeting and, if the number of votes cast on any other proposal to be considered at the AFN annual meeting (other than the election of directors) represents more than 50% of the total shares of AFN common stock outstanding as of the record date for the AFN annual meeting, your failure to provide voting instructions to your broker or other nominee will not have any effect on the result of the vote on these matters. The election of directors is a proposal for which brokers or other nominees have discretionary voting authority. You should check the voting form used by your broker to see if your broker offers telephone or Internet voting. If your broker or other nominee holds your shares and you plan to attend and vote at your meeting, please bring a proxy from the record holder of your shares authorizing you to vote.

Additional information on how to vote if your shares of AFN common stock are held in street name is located under “AFN Annual Meeting — General Information” beginning on page [—].

Q:	What if I own Cohen membership units and I do not vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement?

A:	If you own Cohen membership units and you fail to vote or authorize a proxy, or if you instruct your proxy to abstain on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, that will have the same effect as voting against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. If you fail to instruct your broker or other nominee how to vote on the merger agreement and you do not attend the special meeting in person and vote your membership units, that will have the same effect as a vote against the merger agreement.

Q:	What if I do not complete my proxy card?

A:

If you are a record holder of AFN common stock and you return your properly executed proxy card but do not instruct the proxies how to vote, the proxies will cast all of the votes you are entitled to cast for the approval of the issuance of shares of the AFN common stock and Series A preferred stock in the business combination, for the approval of the AFN cash bonus plan, for the election of each of the nominees listed in this proxy statement/prospectus and for any motion properly brought before the AFN annual meeting to adjourn the meeting to a later date or dates to solicit additional proxies in favor of any of the foregoing matters.

If you are a record holder of Cohen membership units and you return your properly executed proxy card but do not instruct the proxies how to vote, the proxies will cast all of the votes you are entitled to cast for the approval of the merger agreement and the transactions contemplated by the merger agreement.

Q:	What if I want to change my voting instructions?

A:	If you are a record holder of AFN common stock or Cohen membership units, you may send a later-dated, signed proxy card so that it is received prior to your meeting, or, if you are a record holder of AFN common stock or Cohen membership units, or hold a proxy from a record holder, you may attend your meeting in person and vote. If you are an AFN stockholder of record, you may also change your voting instructions by telephone or Internet regardless of the procedure used to authorize your previous proxy or by voting in person at the AFN annual meeting. If you are a record holder of AFN common stock or Cohen membership units, you may also revoke your proxy by sending a notice of revocation that is received prior to your meeting to your company’s Secretary at the address set forth under “Summary — The Companies” beginning on page [—]. If your shares are held in “street name” by a broker or other nominee, you should follow the instructions provided by your broker or other nominee to change your voting instructions.

Q:	Do I have appraisal rights?

A:	AFN stockholders will not have appraisal rights under Maryland law or the provisions of AFN’s charter or bylaws as a result of the business combination. Cohen members will not have appraisal rights under Delaware law or the provisions of its certificate of formation or limited liability company agreement in connection with the business combination.

Additional information regarding appraisal rights is set forth in “The Transactions — Appraisal Rights” beginning on page [—].

Q:	Who can answer any questions I may have about the AFN annual meeting, the Cohen special meeting or the business combination?

A:	AFN has retained MacKenzie Partners, Inc. to serve as an information agent and proxy solicitor in connection with its annual meeting. AFN stockholders may call MacKenzie Partners, Inc. toll-free at (800) 322-2885 with any questions they may have about the issuance of shares of AFN common stock or Series A preferred stock and the other transactions contemplated by the merger agreement or the other proposals to be presented at the AFN annual meeting. Banks and brokers may call collect at (212) 929-5500.

Cohen members, banks and brokers may call Cohen’s Chief Financial Officer, Joseph W. Pooler, Jr., at (215) 701-8960 with any questions they may have regarding the Cohen special meeting.

SUMMARY

This summary highlights selected information contained in this proxy statement/ prospectus and may not contain all the information that is important to you. We urge you to read carefully this proxy statement/prospectus in its entirety for a more complete understanding of the proposed business combination, including the risk factors starting on page [—], as well as the annexes to this proxy statement/prospectus. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Alesco Financial Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2870

(215) 701-8952

Alesco Financial Inc., or AFN, a Maryland corporation, resulted from a reverse merger between Alesco Financial Trust, or AFT, a private Maryland real estate investment trust, or REIT, and a subsidiary of Sunset Financial Resources, Inc., or Sunset, a publicly-traded Maryland REIT, which merger was completed on October 6, 2006. AFN is a specialty finance company that invests in multiple target asset classes, subject to maintaining its qualification as a REIT under the Internal Revenue Code and its exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act. AFN’s common stock is traded on the NYSE under the ticker symbol “AFN.”

AFN’s investment strategy has historically been focused on investing primarily in the following target asset classes:

•

subordinated debt financings, primarily in the form of trust preferred securities, or TruPS, issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities, and residential mortgage-backed securities, or RMBS.

AFN has typically financed investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including collateralized debt obligations, or CDOs, and collateralized loan obligations, or CLOs.

AFN is externally managed and advised by Cohen & Company Management, LLC pursuant to a management agreement. AFN’s manager is a wholly owned subsidiary of Cohen.

AFN is a holding company that holds most of its assets and conducts most of its business through its subsidiaries.

For more information regarding AFN, see “Information Regarding Alesco Financial Inc.” beginning on page [—] and AFN’s consolidated financial statements and notes thereto beginning on page [—].

Cohen Brothers, LLC (d/b/a Cohen & Company)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2870

(215) 701-8960

Cohen is an investment firm specializing in credit related fixed income investments. Cohen began operations in 1999 as an investment firm focused on small and mid-cap banks, but has evolved over the past ten years into a more diversified fixed income specialist. Its revenues increased from $11.2 million for the year ended December 31, 2003 to $83.3 million for the year ended December 31, 2008.

Cohen’s business is organized into three business segments:

•

Capital Markets. Cohen’s Capital Markets business segment consists of fixed income securities sales and trading through its broker-dealer subsidiary, Cohen & Company Securities, LLC, or CCS, interest income and interest expense and gains and losses on secondary trading activities, origination of corporate debt issues, and new issue securitizations. Cohen’s fixed income sales and trading group provides trade execution to corporate and institutional investors. Cohen specializes in the following products: high grade corporate bonds, asset-backed securities, or ABS, CLOs, mortgage-backed securities, or MBS, TruPS, whole loans, and other structured financial instruments. Cohen believes that it is one of the most active participants in the brokering of TruPS due to its knowledge of the transactions and the relationships it maintains with institutional investors in these securities.

•

Asset Management. Cohen serves the needs of client investors by managing assets within investment funds, managed accounts, permanent capital vehicles and CDOs, collectively referred to in this proxy statement/prospectus as investment vehicles, as more fully discussed under “Information Regarding Cohen Brothers, LLC — Business — Asset Management” beginning on page [—]. Cohen’s Asset Management business segment includes its fee based asset management operations which include ongoing base and incentive management fees. As of June 30, 2009, Cohen had $17.6 billion in assets under management, or AUM.

•	Principal Investing. Cohen’s Principal Investing business segment is comprised primarily of its seed capital investments in the investment vehicles Cohen manages.

Cohen generates its revenue by business segment primarily through:

Capital Markets:

•

trading activities of CCS, its broker-dealer subsidiary, which includes riskless trading activities as well as gains and losses (unrealized and realized) and income and expense earned on securities classified as trading;

•

new issue revenue comprised of (1) origination fees for corporate debt-issues originated by Cohen; and (2) new issue securitization revenues associated with arranging or participating in new securitizations;

Asset Management:

•

asset management fees for its on-going services as asset manager charged and earned by managing investment vehicles, which may include fees both senior and subordinated to the securities issued by the investment vehicle;

•	incentive management fees earned based on the performance of the various investment vehicles;

Principal Investing:

•	gains and losses (unrealized and realized) and income and expense earned on investments, primarily seed capital investments, classified as other investments, at fair value; and

•	income or loss from equity method affiliates.

For more information regarding Cohen, see “Information Regarding Cohen Brothers, LLC” beginning on page [—] and the consolidated financial statements of Cohen and the notes thereto.

Alesco Financial Holdings, LLC

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2870

(215) 701-8952

Alesco Financial Holdings, LLC, or Merger Sub, is a wholly owned subsidiary of AFN formed on February 9, 2006. Pursuant to the June 1, 2009 amendment to the merger agreement, Merger Sub is the assignee of Fortune Merger Sub, LLC, the original AFN merger subsidiary party to the merger agreement. In the business combination, Merger Sub will merge with and into Cohen and thereafter cease to exist.

The Proposed Business Combination (Page [—])

On February 20, 2009, AFN, Cohen and Merger Sub entered into a merger agreement. Under the merger agreement, AFN will contribute substantially all of the assets and certain of the liabilities of AFN not already owned, directly or indirectly, by Merger Sub, to Merger Sub, which we refer to in this proxy statement/prospectus as the “AFN contribution.” Immediately after the AFN contribution, Merger Sub will merge with and into Cohen, with Cohen surviving as a majority owned subsidiary of AFN.

As a result of the business combination:

•	Cohen members who elect to receive AFN common stock in the business combination will become AFN stockholders;

•

it is currently expected that existing AFN stockholders will own 56.5% of the shares of AFN’s common stock immediately after the business combination and existing Cohen members will hold the remaining 43.5%; however, the actual percentages will not be known until members of Cohen have made their elections either to receive AFN common stock or retain recapitalized Cohen membership units;

•

if all Cohen Class A membership units and Cohen Class B membership units were to be converted into AFN common stock, existing AFN stockholders would own 38.5%, and existing Cohen members would own 61.5%, of AFN; and

•

in exchange for all of his Cohen Class C membership units, Daniel G. Cohen, through Cohen Bros. Financial, LLC, or Cohen Bros. Financial, will receive one share of Series A preferred stock, which will have no economic rights, but will give him solely the right to nominate and elect a number equal to at least one-third (but less than a majority) of the directors on AFN’s board of directors, which directors are referred to in this proxy statement/prospectus as the Series A directors. After June 30, 2010, Mr. Cohen may convert the share of Series A preferred stock into 4,983,557 shares of Series B Voting Non-Convertible Preferred Stock, or Series B preferred stock, which will have no economic rights but will entitle the holder thereof to vote together with other AFN stockholders on all matters presented to AFN stockholders and to exercise approximately 31.9% of the voting power of the AFN common stock (assuming all Cohen members other than Mr. Cohen elect to receive shares of AFN common stock in the business combination and there is no change in AFN’s capitalization).

The following chart illustrates the capital structure of AFN and Cohen immediately following the business combination, assuming only Daniel G. Cohen chooses to retain his recapitalized Cohen membership units and all other existing Cohen members choose to receive AFN common stock, calculated as of the date of the merger agreement:

(1)	For additional information on AFN Series A preferred stock, see “— Consideration for the Business Combination — Cohen Members” below.
(2)

At any time after December 31, 2012, recapitalized Cohen membership units held by Daniel G. Cohen will be redeemable for cash; however, the AFN board of directors could choose to satisfy Cohen’s redemption obligation by paying the redemption price in shares of AFN common stock, in which case the exchange ratio would be, subject to adjustment in accordance with the New Cohen LLC Agreement, one-for-one. See “The Merger Agreement — Terms of Other Agreements — Limited Liability Company Agreement of Cohen Post-Business Combination” beginning on page [•] for additional information.

For information on distributions to AFN for payment of the liabilities that will remain at AFN, see “The Merger Agreement — Terms of Other Agreements — Limited Liability Company Agreement of Cohen Post-Business Combination — Distributions” beginning on page [—].

Reasons for the Business Combination (Page [—])

AFN and Cohen believe the business combination is in the best interests of the stockholders of AFN and the members of Cohen, respectively, and the combination of AFN’s existing capital and its public listing with Cohen’s more diverse revenue sources and comprehensive operating platform will create a well-capitalized company with opportunities for profitable growth in the future. AFN’s business model will shift from a capital investment company to a comprehensive operating company that is expected to be less capital intensive. AFN and Cohen believe the business combination will provide enhanced financial resilience, synergies and economies of scale and will allow the combined company greater flexibility in withstanding the current volatile market conditions than on a stand-alone basis. The combined company is expected to generate positive cash flow through a recurring revenue stream from asset management contracts and a growing capital markets business. In addition, the combined company is expected to pursue growth opportunities, including (1) expanding Cohen’s capital markets operations to other credit-related fixed income areas to deepen the combined company’s product capabilities; (2) acquiring other in-place asset management contracts and asset management and investment firms; and (3) growing Cohen’s existing investment funds and providing seed capital for new investment funds.

Consideration for the Business Combination (Page [—])

Cohen Members

Each Cohen member who holds any Class A membership units also holds an equal number of Class B membership units. Each Cohen Class A membership unit, together with one Cohen Class B membership unit, will entitle the holder of such units to the right to either (1) receive 0.57372 shares of AFN common stock, or (2) retain 0.57372 new membership units in Cohen, which will be deemed a recapitalization of one Cohen Class A membership unit and one Cohen Class B membership unit into 0.57372 membership units in Cohen. These new membership units in Cohen are referred to in this proxy statement/prospectus as recapitalized Cohen membership units. All Cohen Class C membership units collectively will be converted into the right to receive one share of AFN Series A preferred stock, which will give the holder the right to nominate and elect a number equal to at least one-third (but less than a majority) of the total number of directors on AFN’s board of directors (i.e., the Series A directors). The merger agreement requires, as a condition to completing the business combination, that Cohen members elect to exchange at least enough of the Cohen Class A membership units and Cohen Class B membership units for AFN common stock that AFN will be the beneficial owner of at least a majority of the recapitalized Cohen membership units.

With regard to holders of Cohen’s long term incentive profit units, or LTIP units, each LTIP unit (whether vested or unvested) will, immediately prior to the effective time of the business combination, be automatically converted into a Cohen Class A membership unit together with a Cohen Class B membership unit and each such Cohen Class A membership unit and Cohen Class B membership unit will be treated the same as any other Cohen Class A membership unit and Cohen Class B membership unit in the business combination.

With regard to Cohen options, upon the completion of the business combination, Cohen will have the option of either paying each holder of options the intrinsic value of such options in cash or providing each option holder with a number of restricted shares of AFN common stock issued pursuant to the Alesco Financial Inc. 2006 Long-Term Incentive Plan, as amended, or the AFN equity plan. The intrinsic value of the options will be: (1) AFN’s stock price (on a pre-reverse stock split basis) as of the effective date of the business combination multiplied by 5.7372 less (2) the stated exercise price of the option. If Cohen chooses to have the Cohen option holders receive restricted shares of AFN common stock in exchange for their options, which decision must be made prior to the effectiveness of this proxy statement/prospectus, then the exchange ratio for each Cohen Class A membership unit, together with one Class B membership unit, will be recalculated and equal the number determined by dividing (1) (a) 9,611,782 (the number of shares of AFN common stock issuable to Cohen based on the number of Class A membership units, Class B membership units and LTIP units outstanding at the time the merger agreement was signed, adjusted for certain fractional share rounding differences) minus (b) the aggregate number of AFN restricted stock awards granted to Cohen option holders by (2) 16,753,309 (the number of outstanding Cohen Class A membership units and Cohen Class B membership units, on a fully diluted basis).

With regard to holders of an award pursuant to the Cohen Brothers, LLC 2009 Equity Award Plan, or the 2009 Equity Award Plan, of a contractual right that entitles the recipient, upon vesting of the restricted unit, to receive the number of Cohen Class A membership units and Cohen Class B membership set forth in the restricted unit grant document, or Cohen restricted unit, upon the completion of the business combination, each outstanding Cohen restricted unit will be automatically cancelled and converted into a new Cohen restricted unit representing the right to receive the number of recapitalized Cohen membership units equal to: (1) 0.57372, multiplied by (2) the number of Cohen Class A membership units underlying the outstanding Cohen restricted unit set forth in the grant document for such Cohen restricted unit. The new Cohen restricted unit will have the same terms and conditions as previously set forth in the grant document applicable to the Cohen restricted unit.

Cohen members will have the right to receive cash for any fractional shares of AFN common stock they otherwise would receive in the business combination or any fractional recapitalized Cohen membership units. No additional consideration, including the preferred return on Cohen Class A membership units, will be paid to any Cohen members.

If a Cohen member other than Daniel G. Cohen elects not to receive shares of AFN common stock in the business combination, that Cohen member will be subject to a lock-up period for six months from the completion of the business combination that prohibits such Cohen member from exercising his or her right to cause Cohen to redeem his or her recapitalized Cohen membership units for cash or, at the election of AFN, shares of AFN common stock. The rights of Cohen members who retain their recapitalized Cohen membership units will be governed by Delaware law and Merger Sub’s Amended and Restated Limited Liability Company Agreement, or the New Cohen LLC Agreement, which will be Cohen’s limited liability company agreement following the completion of the business combination. The New Cohen LLC Agreement imposes significant contractual restrictions on the transfer of recapitalized Cohen membership units. The recapitalized Cohen membership units will not be registered under federal or applicable state securities laws and, accordingly, any resale of the recapitalized Cohen membership units must be registered under the Securities Act of 1933, as amended, or the Securities Act, and any applicable state securities laws unless exemptions are available for such resale transactions. If, after the lock-up period, AFN elects to provide shares of AFN common stock to a Cohen member that exercises his or her redemption right, such shares of AFN common stock will not be registered under the Securities Act or any applicable state securities laws, unless AFN, in its sole discretion, registers such shares of AFN common stock. If the AFN common stock is unregistered, the unregistered AFN common stock may not be resold under federal and applicable state securities laws unless exemptions are available for those transactions. Mr. Cohen will have the same restrictions on transfer and considerations regarding federal and state securities laws as other Cohen members that elect not to receive shares of AFN common stock in the business combination. However, Mr. Cohen’s recapitalized Cohen membership units will be subject to a three year lock-up period.

The completion of the business combination requires the completion of a 1-for-10 reverse stock split of the outstanding shares of AFN common stock, or the AFN reverse stock split, so all conversion ratios and calculations, except for references to AFN’s or Cohen’s historical financial statements, assume that the AFN reverse stock split has occurred. AFN’s board of directors has adopted resolutions reclassifying one authorized and unissued share of preferred stock into one share of Series A preferred stock and 4,983,557 authorized and unissued shares of preferred stock into shares of Series B preferred stock. The completion of the business combination also requires that AFN file articles supplementary to its charter setting forth the terms of one share of Series A preferred stock and 4,983,557 shares of Series B preferred stock. Forms of the articles supplementary in respect of the Series A preferred stock and the Series B preferred stock are attached to this proxy statement/prospectus as Annex C-1 and Annex C-2, respectively.

AFN Stockholders

If you are an AFN stockholder, AFN shares of common stock held by you before the business combination will remain outstanding and each certificate representing shares of AFN common stock issued before the business combination will continue to represent AFN common stock after the business combination. You do not need to surrender your common stock or your stock certificates.

Conversion of Merger Sub Membership Units in the Business Combination

At the effective time of the business combination, all issued and outstanding membership units in Merger Sub will automatically be converted into a number of recapitalized Cohen membership units equal to the sum of 6,017,132 (the number of shares of AFN common stock outstanding as of the date of the merger agreement on a fully diluted basis, which will be equivalent to 38.5% of the total issued and outstanding recapitalized Cohen membership units) plus the aggregate number of shares of AFN common stock issued in the business combination. AFN will hold a number of recapitalized Cohen membership units equal to the number of shares of outstanding AFN common stock, after giving effect to the business combination.

The Number of Shares of AFN Common Stock to be Issued in the Business Combination is Fixed, Although the Value of the Consideration Contemplated by the Business Combination May Fluctuate with Market Prices (Page [—])

The number of shares of AFN common stock to be issued in the business combination in exchange for one Cohen Class A membership unit together with one Cohen Class B membership unit is fixed and will not be adjusted for changes in the market price of AFN common stock. Accordingly, any change in the price of AFN common stock prior to the business combination will affect the market value of the consideration that Cohen members will receive. Neither AFN nor Cohen may terminate the merger agreement or resolicit the vote of its stockholders or members, as the case may be, solely because of changes in the market price of AFN common stock.

You may obtain current stock price quotations for AFN common stock. Shares of AFN common stock are listed on the NYSE under the symbol “AFN.” There is no public trading market for Cohen membership units.

AFN and Cohen agreed upon a fixed exchange ratio. Although the number of shares of AFN common stock that will be issued will not change, the value of those shares will fluctuate with the market price of AFN’s common stock.

Listing of AFN’s Common Stock (Page [—])

Upon completion of the business combination we expect that shares of AFN’s common stock will trade on the NYSE Amex (formerly the American Stock Exchange) under the symbol “[— ].”

Completion of the Business Combination (Pages [—])

We are working to complete the business combination in the second half of 2009, although we cannot assure completion by any particular date. If AFN stockholders approve the issuance of AFN common stock and Series A preferred stock in the business combination and the Cohen members approve the merger agreement and the business combination, at their respective company’s meeting, we expect that the other conditions to completion of the business combination will be satisfied and that the business combination will be completed as soon as practicable following such approvals by AFN stockholders and Cohen members. Daniel G. Cohen, who beneficially owns 66.7% of the Cohen Class A membership units and Cohen Class B membership units and 100% of the Cohen Class C membership units, has agreed to vote his membership units in favor of the merger agreement. In general, the merger agreement may be terminated by AFN or Cohen if the business combination is not completed by September 30, 2009.

There are important risks associated with the business combination. We encourage you to read carefully and in their entirety the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements” beginning on pages [—] and [—], respectively.

AFN Established a Special Committee to Negotiate and Consider the Merger Agreement (Page [—])

AFN established a special committee of the independent directors, which we refer to as the AFN special committee, to consider potential strategic alternatives available to AFN. The AFN special committee negotiated and considered the terms of the business combination and the other transactions contemplated by the merger agreement. The AFN special committee consisted of all directors of AFN other than Daniel G. Cohen, who is the Chairman of the board of directors and executive Chairman of AFN and the Chairman of Cohen’s board of managers, and James J. McEntee, III, who is the chief executive officer and a director of AFN and the chief operating officer of Cohen. The AFN special committee retained Stifel, Nicolaus & Company, Incorporated, or Stifel Nicolaus, as its financial advisor, and Cooley Godward Kronish LLP, or Cooley, as its counsel.

The AFN Special Committee Received an Opinion from its Financial Advisor as to the Fairness, from a Financial Point of View, to AFN’s Stockholders of the Financial Terms of the Business Combination (Page [—])

In connection with the business combination and the other transactions contemplated by the merger agreement, the AFN special committee received a written opinion, dated February 20, 2009, from Stifel Nicolaus as to the fairness, from a financial point of view and as of the date of such opinion, to AFN’s stockholders of the financial terms of the business combination. The full text of Stifel Nicolaus’ written opinion is attached to this proxy statement/prospectus as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Stifel Nicolaus, as well as the detailed discussion of the financial analysis performed by Stifel Nicolaus contained in this proxy statement/prospectus. Stifel Nicolaus’ opinion was provided to the AFN special committee in its evaluation of the business combination from a financial point of view, and does not address any other aspect of the business combination and does not constitute a recommendation to any AFN stockholder as to how to vote or act with respect to the approval of the issuance of shares of AFN common stock and Series A preferred stock in the business combination. The AFN special committee does not currently expect that it will request an updated opinion from Stifel Nicolaus. AFN has agreed to pay Stifel Nicolaus for its financial advisory services in connection with the business combination an aggregate fee estimated to be approximately $1.7 million, comprised of (1) a nonrefundable initial retainer fee of $300,000, (2) a monthly retainer fee of $75,000 per month, (3) an opinion fee of $500,000 payable in connection with Stifel Nicolaus’ opinion and (4) a transaction fee of $400,000, contingent upon the completion of the business combination.

Recommendations of the AFN Board of Directors and Cohen Board of Managers (Pages [—] and [—])

At a meeting held on February 20, 2009, the AFN special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares of AFN common stock and Series A preferred stock in the business combination, are advisable and in the best interests of AFN and recommended to AFN’s board of directors that the merger agreement be approved. At a meeting held on February 20, 2009, the AFN board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the business combination and the issuance of shares of AFN common stock and Series A preferred stock pursuant to the merger agreement, are advisable and in the best interests of AFN and directed that the transactions contemplated by the merger agreement, including the issuance of shares of AFN common stock and Series A preferred stock pursuant to the merger agreement, be submitted for consideration at a meeting of the AFN stockholders. Accordingly, AFN’s board of directors approved the merger agreement and unanimously recommended that AFN’s stockholders vote FOR approval of the transactions contemplated by the merger agreement, including the issuance of shares of AFN common stock and Series A preferred stock.

At its meeting on February 20, 2009, after due consideration, the Cohen board of managers unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Cohen and its members. Accordingly, Cohen’s board of managers approved, adopted and declared advisable the merger agreement, the business combination, and the other transactions contemplated by the merger agreement and unanimously recommended that the Cohen members vote FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

To review the risks related to the business combination and the combined company following completion of the business combination, please see “Risk Factors” beginning on page [—]. To review the background, strategic and financial rationale and reasons for the business combination, please see these sections in “The Transactions — Background of the Business Combination” and “— Strategic and Financial Rationale for the Business Combination” beginning on pages [—] and [—], respectively.

Interests of Board Members and Executive Officers in the Business Combination (Page [—])

All AFN directors and executive officers are stockholders of AFN and all Cohen managers and executive officers are members of Cohen. You should be aware that certain AFN and Cohen board members and executive officers have interests in the business combination as board members or executive officers that are different from, or in addition to, their interests as AFN stockholders or Cohen members. These interests include, among other things:

•	positions on AFN’s board of directors and Cohen’s board of managers;

•

the designation of Daniel G. Cohen, Christopher Ricciardi, current Chief Executive Officer and President of Cohen, and Joseph W. Pooler, Jr., current Chief Financial Officer of Cohen, as managers of Cohen and executive officers of AFN and Cohen upon the completion of the business combination;

•	with respect to Mr. Ricciardi, the acceleration of vesting of awards under the Cohen 2009 Senior Members Cash Bonus Retention Plan, or the retention plan;

•

in the case of John J. Longino, current Chief Financial Officer of AFN, the right of Mr. Longino to receive a cash severance payment as well as other benefits under his employment agreement with Cohen upon the completion of the business combination;

•

in the case of Messrs. Ricciardi and Pooler, the entering into amendments to their employment agreements with Cohen that, upon the completion of the business combination, determine their positions with the combined company and their rights with regard to certain equity interests in Cohen; and

•

the right to continued indemnification of current or former directors, managers and officers of AFN, Cohen and their respective subsidiaries and, for six years following the completion of the business combination, the right to directors’ and officers’ insurance (or equivalent coverage) for those directors, managers and officers who are currently covered by AFN’s or Cohen’s directors’ and officers’ liability insurance policy.

The members of the AFN board of directors, including the AFN special committee, knew about these additional interests and considered them when they approved the merger agreement and the other transactions contemplated thereby, including the issuance of AFN common stock and Series A preferred stock in the business combination, and the board of managers of Cohen knew about these additional interests and considered them when they approved the merger agreement and the transactions contemplated by the merger agreement.

Continuing Board and Management Positions (Page [—])

The merger agreement requires that, upon completion of the business combination, the AFN board of directors will consist of ten members, six designated by Cohen and four designated by AFN. Upon the completion of the business combination, it is anticipated that AFN’s board of directors will increase the number of AFN’s directors from nine to ten directors, James J. McEntee, III will resign as a director of AFN and Joseph Donovan and one other director to be appointed by Cohen prior to the completion of the business combination will be elected by AFN’s board of directors to fill the resulting vacancies on the board of directors, in each case, effective upon completion of the business combination. The remainder of AFN’s current directors, including the seven independent directors, will remain directors of AFN following the business combination. Daniel G. Cohen, current Chairman of Cohen’s board of managers and Chairman of the board of directors of AFN, will continue to be the Chairman of the board of directors of AFN and will be the Chief Executive Officer of AFN and the chief investment officer of the combined company’s Asset Management business. Christopher Ricciardi, current Chief Executive Officer and President of Cohen, will be the President of AFN and the Chief Executive Officer of the combined company’s Capital Markets business. Joseph W. Pooler, Jr., current Chief Financial Officer of Cohen will be the Chief Financial Officer of AFN.

Post-Business Combination Employment Agreements

Messrs. Ricciardi and Pooler have employment agreements with Cohen. These agreements, as amended, will govern the terms and conditions of the executives’ employment after the business combination. See “The Merger Agreement — Terms of Other Agreements — Employment Agreements Post-Business Combination” beginning on page [—] for a description of these employment agreements. Mr. Cohen does not have an employment agreement with Cohen. The compensation committee of AFN may adopt compensation programs in addition to those set out in the employment agreements.

Regulatory Matters (Page [—])

The business combination requires certain approvals from the Financial Industry Regulatory Authority, or FINRA, and the Financial Services Authority in the United Kingdom, or FSA. Cohen has begun preparing the necessary notices to FINRA and FSA and anticipates filing requests for approval of the business combination in the third quarter of 2009 with respect to the FSA filing and on or prior to the record date for the AFN annual meeting with respect to the FINRA filing.

Accounting Treatment (Page [—])

The business combination will be treated as a reverse merger. Cohen has been determined to be the acquirer for purposes of generally accepted accounting principles, or GAAP. The consideration transferred (that is, the purchase price or cost of the business combination) will be equal to the market capitalization of AFN’s common stock as of the effective date of the business combination. Any difference between the estimated fair value of the net assets acquired and the consideration transferred shall be treated as either goodwill (if the consideration transferred exceeds the fair value of the net assets acquired) or bargain purchase (if the fair value of the net assets acquired exceeds the consideration transferred). As an accounting matter, Cohen shall be treated as the accounting acquirer. Therefore, the combined company’s historical results prior to the effective date of the business combination will be Cohen’s stand-alone results. Subsequent to the business combination, the combined company’s results will be the consolidated results of both AFN’s and Cohen’s operations. All of Cohen’s net assets will be carried forward at their existing accounting basis while AFN’s net assets will be recorded at estimated fair value as of the effective date of the business combination.

After the business combination, Cohen will be a consolidated subsidiary of AFN. Each of the current members of Cohen will either convert their Cohen membership units into shares of AFN common stock or retain a direct membership interest in Cohen. Subsequent to the business combination, any recapitalized membership units in Cohen (other than the recapitalized Cohen membership units held by AFN) will be treated as a noncontrolling interest.

Appraisal Rights (Page [—])

AFN stockholders will not have appraisal rights under Maryland law or its charter or bylaws as a result of the business combination, as more fully discussed in “The Transactions — Appraisal Rights — AFN” beginning on page [—]. Cohen members will not have appraisal rights under Delaware law or the provisions of its certificate of formation or limited liability company agreement in connection with the business combination, as more fully discussed in “The Transactions — Appraisal Rights — Cohen” beginning on page [—].

Material United States Federal Income Tax Consequences of the Business Combination (Page [—])

With respect to Cohen members who elect to receive AFN common stock in the business combination, the business combination should be treated for United States federal income tax purposes as the contribution by such Cohen members of their Cohen membership units to AFN in exchange for AFN common stock and such members should recognize gain or loss pursuant to such exchange. AFN should not recognize gain or loss pursuant to this exchange. Generally, subject to certain exceptions discussed below, and depending on the individual circumstances of the Cohen member, the conversion of Cohen Class A membership units and Cohen Class B membership units into recapitalized Cohen membership units should not result in the recognition of gain or loss to the members. The AFN contribution should be treated for United States federal income tax purposes as a tax-deferred contribution by AFN of assets to Cohen in exchange for Cohen membership units. Cohen members and AFN stockholders should carefully review the section entitled “Material United States Federal Income Tax Consequences” beginning on page [—].

This summary does not address tax consequences that may vary with, or depend upon, individual circumstances. Accordingly, you should consult a tax advisor to determine the United States federal, state, local and foreign tax consequences to you of the business combination taking into account your particular circumstances.

Summary of Merger Agreement (Page [—])

The merger agreement is attached as Annex A to this proxy statement/prospectus and governs the terms of the business combination.

Conditions to the Business Combination (Page [—])

The parties’ obligations to consummate the business combination are subject to the satisfaction or waiver of a number of conditions, including that:

•	AFN has obtained the approval of its stockholders necessary to approve the issuance of shares of AFN common stock and Series A preferred stock;

•	Cohen has obtained the approval of its members necessary to approve the merger agreement;

•

the parties have obtained all required consents, approvals and authorizations of governmental authorities, including, if necessary, approval of the business combination by FINRA and the FSA, and any other consents or approvals, the absence of which would result in a material adverse effect on the party that failed to obtain the consent or approval;

•

the Securities and Exchange Commission, or the SEC, has declared the registration statement, of which this proxy statement/prospectus forms a part, to be effective, and no stop order has been issued or threatened by the SEC;

•	all necessary state securities or blue sky authorizations have been obtained;

•

none of the parties to the merger agreement is subject to any statute, rule, ruling, regulation, judgment, decision, order, injunction, writ or decree of any court or other governmental authority that prohibits, enjoins or restricts the completion of the business combination or the other transactions contemplated by the merger agreement;

•

NYSE Amex, or any other national securities exchange that is registered with the SEC, has authorized for listing the shares of AFN common stock to be issued pursuant to the business combination, subject to official notice of issuance;

•	none of the events or conditions entitling any of the parties to terminate the business combination has occurred and is continuing;

•	the filing of a certificate of dissolution of CFG, a minority member of Cohen, with the office of the Secretary of State of the State of Delaware and the liquidation of CFG;

•	the taking of all necessary corporate action such that the board of directors of AFN consists of ten directors, four designated by AFN and six designated by Cohen;

•	the taking of all necessary corporate action such that Daniel G. Cohen is elected as Chairman of the board of directors of AFN and appointed as Chief Executive Officer of AFN;

•	the completion of the AFN reverse stock split and the filing of articles supplementary setting forth the terms of the Series A preferred stock and Series B preferred stock;

•

Cohen has obtained either a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million or a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million; however, Cohen’s June 1, 2009 amended and restated credit facility, or the 2009 Credit Facility, satisfies this condition, therefore, this option is no longer available to AFN (see “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Liquidity and Capital Resources — Revolving Line of Credit Agreement — Refinance of Bank Group Loan” beginning on page [—] for information on the 2009 Credit Facility);

•

Cohen’s audited financial statements as of and for the fiscal year ended December 31, 2008 reflect not more than a $5 million reduction in members’ equity or a $5 million increase in net loss, as compared to the preliminary and unaudited financial results provided to the AFN special committee; however, the financial statements have been delivered and this condition has been satisfied, therefore, this option is no longer available to AFN;

•	upon the completion of the business combination, AFN will be the beneficial owner of at least a majority of the recapitalized Cohen membership units;

•	Cohen Bros. Financial has elected to retain the recapitalized Cohen membership units to be received as a result of the recapitalization contemplated in connection with the business combination; and

•

other customary conditions to the completion of the business combination, or the closing, including, subject to materiality standards, the truth and correctness of the representations and warranties and performance of the covenants by each of the parties to the merger agreement and no event, circumstance or change having occurred that has had, or reasonably could be expected to have, a material adverse effect on the parties.

Where the law permits, either party could choose to waive a condition to the obligation to complete the business combination even when that condition has not been satisfied. There can be no assurance that all of the conditions to the business combination will either be satisfied or waived or that the business combination will occur.

“Go-Shop” Provisions (Page [—])

The merger agreement contains a “go-shop” period until April 1, 2009, during which AFN had the right to initiate, solicit and encourage takeover proposals by any other person and to enter into and maintain discussions or negotiations with respect to takeover proposals. Except for AFN’s rights during the “go-shop” period and as described in the next paragraph, each of the parties is prohibited from (1) soliciting, facilitating, initiating or encouraging, or taking any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal or (2) participating in any discussions or negotiations, including by way of furnishing information, regarding any takeover proposal; provided, however, that AFN shall be permitted from and after the expiration of the go-shop period date to take actions described in clauses (1) and (2) above with respect to any third party that has made a bona fide takeover proposal prior to the end of the go-shop period date and with whom it is having ongoing discussions or negotiations as of the end of the go-shop period regarding a bona fide takeover proposal. The “go-shop” period ended April 1, 2009 without any alternative bona fide takeover proposal having been made.

The merger agreement also does not prevent AFN at any time prior to obtaining AFN’s stockholder approval of the issuance of shares of AFN common stock and Series A preferred stock pursuant to the merger agreement from furnishing information with respect to itself and its subsidiaries in response to a bona fide takeover proposal that AFN’s board of directors determines in good faith constitutes a superior proposal to the business combination.

Termination of Merger Agreement (Page [—])

The parties may terminate the merger agreement by mutual written consent. In addition and unless otherwise noted, the merger agreement may be terminated:

•

by either AFN or Cohen, if the stockholders of AFN have not approved the issuance of AFN common stock and Series A preferred stock at the AFN annual meeting or any adjournment or postponement thereof or the members of Cohen have not approved the merger agreement by the date of the AFN annual meeting, or any adjournment or postponement thereof, provided that the party desiring to terminate the merger agreement for this reason has not breached or failed to perform its obligations under the merger agreement or, in the case of termination by Cohen, the actions or inactions of the manager of AFN have not caused AFN to breach or fail to perform its obligations under the merger agreement;

•

by either AFN or Cohen, if any governmental authority has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the business combination and that order, decree or ruling or other action has become final and non-appealable, provided that the party desiring to terminate the merger agreement for this reason has not breached or failed to perform its obligations to use its reasonable best efforts to consummate the business combination, comply with applicable laws, resolve any objections by any government authority, cause the completion of the business combination to occur as promptly as practicable and obtain all necessary consents, approvals and waivers under the merger agreement and such failure has caused or resulted in such action;

•

by either AFN or Cohen, if the effective time of the business combination has not occurred by September 30, 2009, provided that (1) breach or failure to perform its obligations under the merger agreement by the party desiring to terminate the merger agreement for this reason has not caused or resulted in the failure of the effective time of the business combination to have occurred by September 30, 2009 or, (2) in the case of termination by Cohen, the actions or inactions of the manager of AFN have not caused or resulted in the failure of the effective time of the business combination to have occurred by September 30, 2009;

•

by AFN only, within five business days after delivery to AFN of Cohen’s 2008 audited financial statements as required under the merger agreement, if such audited financial statements reflect more than a $5 million reduction in members’ equity or a $5 million increase in net loss, as compared to the preliminary and unaudited financial results provided to the AFN special committee, however, the financial statements have been delivered and the conditions have been satisfied, therefore, this option is no longer available to AFN;

•

by AFN only, in order to enter into a letter of intent or other contract with a third party in connection with a takeover proposal, provided that AFN has paid the applicable termination fee and complied with the terms of the merger agreement relating to the solicitation of takeover proposals;

•	by Cohen only, if the AFN board of directors (1) makes a change in its recommendation to AFN stockholders to approve the issuance of AFN common stock and Series A preferred stock as contemplated by the merger agreement, (2) fails to reaffirm publicly its recommendation within five business days of being requested do so to by Cohen, or (3) resolves to take any of the foregoing actions;

•

by Cohen, if AFN fails to complete the AFN reverse stock split or file the articles supplementary setting forth the terms of the Series A preferred stock and the Series B preferred stock on or before September 30, 2009; or

•

by either AFN or Cohen, if the other party has breached its representations and warranties or failed to perform its covenants or agreements in a manner that would cause the failure of the related closing condition, and that breach of a representation or warranty or failure to perform a covenant would prevent the breaching party from consummating the business combination before September 30, 2009, and is incapable of being cured before September 30, 2009 or remains uncured 30 days after written notice of the breach, provided that in the case of a termination by Cohen, the actions or inactions of the manager of AFN have not caused any representation or warranty of AFN or Merger Sub to be inaccurate or caused AFN or Merger Sub to breach a covenant or agreement in the merger agreement.

Expenses and Termination Fees (Page [—])

Expenses

Except as otherwise provided in the merger agreement, whether or not the business combination is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses.

Termination Due to Change in the AFN Board Recommendation

If the merger agreement is terminated by Cohen because the board of directors of AFN has made a change in its recommendation to AFN stockholders regarding approval of the issuance of AFN common stock and Series A preferred stock as contemplated by the merger agreement, then AFN will be required to pay Cohen a cash termination fee of $1 million plus Cohen’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million.

Termination Due to Takeover Proposal

In the event that AFN terminates the merger agreement in order to enter into a letter of intent or other contract, agreement, commitment or other similar arrangement with a third party in connection with a takeover proposal for a majority of the total voting power of any class of its equity securities or, following such a takeover proposal, if either party terminates the merger agreement because AFN stockholders have not approved the issuance of AFN common stock and Series A preferred stock as contemplated by the merger agreement or the effective date of the business combination has not occurred by September 30, 2009, and, within twelve months of the termination of the merger agreement, AFN enters into a definitive agreement with a third party with respect to any takeover proposal or any takeover proposal with respect to AFN is consummated, then AFN will be required to pay Cohen a cash termination fee of $1 million plus Cohen’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million.

Termination Due to Failure of AFN Closing Conditions

In the event that Cohen terminates the merger agreement because AFN has not completed the AFN reverse stock split or filed the articles supplementary regarding the classification of the Series A preferred stock and Series B preferred stock by September 30, 2009, AFN will be required to pay Cohen a cash termination fee of $1 million plus Cohen’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million.

Termination Due to Failure of Cohen Closing Conditions

In the event that either party terminates the merger agreement as a result of the failure of Cohen’s members to approve the merger agreement by the date of the AFN annual meeting or any adjournment or postponement thereof, or AFN terminates the merger agreement because the completion of the business combination has not occurred on or before September 30, 2009 and, as of the date of such termination, Cohen has failed to obtain either a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million or a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million (which condition was satisfied by the 2009 Credit Facility) or CFG has not been liquidated, then Cohen will be required to pay AFN a cash termination fee of $1 million plus AFN’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million.

Comparison of Holder Rights (Page [—])

AFN is incorporated under the laws of the State of Maryland. Cohen is formed under the laws of the State of Delaware. In accordance with the merger agreement, upon the completion of the business combination, the holders of Cohen Class A membership units and Cohen Class B membership units who choose to exchange those units for AFN common stock will exchange their respective membership units for AFN common stock. The rights of AFN stockholders will be governed by Maryland law and AFN’s charter and bylaws. The rights of Cohen members who retain their recapitalized Cohen membership units will be governed by Delaware law and the New Cohen LLC Agreement, which will be Cohen’s limited liability company agreement following the completion of the business combination. For a comparison of the material rights of AFN stockholders and Cohen members under each company’s organizational documents and the appropriate statutory framework, please see “Comparison of Holders Rights” beginning on page [—].

Voting Agreements (Page [—])

Each of Cohen Bros. Financial (a limited liability company wholly owned by Daniel G. Cohen), Christopher Ricciardi, and James J. McEntee, III, individually and as trustee on behalf of James J. McEntee, III T/U/A James J. McEntee III, has entered into a voting agreement with AFN pursuant to which each has agreed to vote his or its Cohen membership units in favor of the adoption of the merger agreement, and any other action of the Cohen members requested by Cohen in furtherance thereof. Collectively, these voting agreements represent the power to vote approximately 73.5% of the Cohen Class B membership units and 100% of the Cohen Class C membership units (excluding any interest held in CFG, which will be dissolved prior to the completion of the business combination). For additional information regarding the voting agreements, see “The Merger Agreement — Terms of Other Agreements — Voting Agreements” beginning on page [—].

Limited Liability Company Agreement of Cohen (Page [—])

Cohen members who choose to retain the recapitalized Cohen membership units will be party to the New Cohen LLC Agreement. Pursuant to the New Cohen LLC Agreement, each membership unit will entitle the holder thereof to one vote per membership unit on any matter submitted to a vote or for the consent of the members of Cohen. As of the effective date of the business combination and until the Series A preferred stock has been converted into Series B preferred stock, if there is any member of Cohen other than AFN having a percentage interest of at least 10%, AFN has agreed that it will not, without receiving advance approval of the majority of the voting power of the recapitalized Cohen membership units held by members other than AFN that have a percentage interest of at least 10% of Cohen, take certain actions specified by the New Cohen LLC Agreement, including, other than as specifically contemplated by the merger agreement or the New Cohen LLC

Agreement, as applicable, issuing any additional securities of AFN or permitting any subsidiaries of AFN other than Cohen and other than subsidiaries formed to engage in securitization transactions to issue any additional securities, entering into or suffering a transaction constituting a change of control of AFN, amending AFN’s charter or bylaws in any manner that adversely affects the redemption rights of members of Cohen, adopting a plan of liquidation or dissolution or filing a certificate of dissolution, or entering into or conducting any business other than (1) the ownership of Cohen membership units, (2) the ownership of certain subsidiaries, (3) the management of Cohen’s business, (4) the payment of AFN’s outstanding debt obligations, and (5) such other activities as are reasonably required in connection with the ownership of Cohen membership units and the management of the business of Cohen.

Following the business combination, each member of Cohen, other than AFN, will have the right, commencing on a date that is six months following the completion of the business combination, to require that Cohen redeem all or a portion (but not less than 100 membership units, unless such holder has less than 100 membership units, without the consent of the board of managers of Cohen) of such members’ recapitalized Cohen membership units (other than recapitalized Cohen membership units issued upon vesting of new Cohen restricted units) in exchange for, in AFN’s sole discretion, cash or shares of AFN common stock. Daniel G. Cohen will not be eligible to exercise the right of redemption until after December 31, 2012. Each of the recapitalized Cohen membership units issued upon vesting of a new Cohen restricted unit will be convertible, at the election of the holder thereof or AFN, into one share of AFN common stock, subject to adjustment as discussed below. The rights of redemption and conversion are subject to certain delivery and timing requirements.

The exchange ratio applicable to a redemption or conversion, or the redemption/conversion exchange ratio, will initially be one-to-one, but is subject to change upon the occurrence of (a) the issuance of additional AFN common stock as a dividend or other distribution on outstanding AFN common stock, (b) a subdivision of outstanding AFN common stock into a greater number of AFN common stock, or (c) a combination of outstanding AFN common stock into a smaller number of AFN common stock. The amount of cash a Cohen member will be entitled to receive in connection with a redemption will be equal to: (1) the number of recapitalized Cohen membership units tendered for redemption by the Cohen member, multiplied by (2) the redemption/conversion exchange ratio, multiplied by (3) the value of a share of AFN common stock at the time of redemption. The number of shares of AFN common stock that a Cohen member may, in AFN’s sole discretion, receive in lieu of cash in connection with a redemption will equal (A) the number of recapitalized Cohen membership units tendered for redemption by the Cohen member, multiplied by (B) the redemption/conversion exchange ratio.

For additional information regarding the New Cohen LLC Agreement, please see “The Merger Agreement — Terms of Other Agreements — Limited Liability Company Agreement of Cohen Post-Business Combination” beginning on page [—].

INFORMATION REGARDING THE COMBINED COMPANY

FOLLOWING THE BUSINESS COMBINATION

The business combination is expected to provide the combined company with enhanced financial resilience, synergies and economies of scale and will allow the combined company greater flexibility in withstanding the current volatile market conditions than on a stand-alone basis. AFN’s business model will shift from a capital investment company to a comprehensive operating company that is expected to be less capital intensive. In addition, the combined company will seek to deploy additional capital that will generate incremental investment income and fee income. The combined company anticipates earning fee income from the management of investment vehicles as well as fees, gains and other income generated by capital markets activities. As a result of the completion of the proposed business combination, AFN expects that it will cease to qualify as a REIT as of the beginning of the taxable year ending on December 31, 2009.

The combined company will seek to generate diversified revenue and fee income streams through Cohen’s three operating business segments:

•

Capital Markets. This business consists of sales and trading, as well as origination, structuring, and placement of fixed income securities through Cohen’s broker-dealer subsidiary, CCS, as more fully discussed below in “Information Regarding Cohen Brothers, LLC — Business — Capital Markets” beginning on page [—]. Additionally, this business provides corporate debt originations and new issue securitizations for a wide variety of corporate clients with a historical focus on the financial services industry.

•

Asset Management. This business serves the needs of client investors by managing assets within a variety of investment vehicles, including investment funds, permanent capital vehicles and CDOs, as more fully discussed below in “Information Regarding Cohen Brothers, LLC — Business — Asset Management” beginning on page [—]. This business will seek to generate additional fee income through strategic “roll up” acquisitions of credit fixed income contracts at attractive valuations and through the formation of additional investment vehicles.

•

Principal Investing. This business will be comprised primarily of AFN’s investment portfolio and Cohen’s seed capital in certain investment vehicles and the related gains and losses that they generate, as more fully discussed below in “Information Regarding Alesco Financial, Inc. — Business — Our Portfolio” beginning on page [—] and “Information Regarding Cohen Brothers, LLC — Business — Principal Investing” beginning on page [—].

AFN and Cohen expect that the capital markets and asset management operations will constitute the combined company’s primary business operations. Over the past year, Cohen has continued to build its capital markets operations and we plan to continue this expansion to other credit-related fixed income areas to deepen the combined company’s existing product capabilities. For example, we believe that the high yield bond and leveraged loan markets offer opportunities to repeat the success Cohen has enjoyed in the very similar investment grade corporate bond business. We also intend to continue to build Cohen’s existing investment funds, including Brigadier Capital LP, or Brigadier LP, and other Brigadier LP – related entities, which are collectively referred to in this proxy statement/prospectus as Brigadier or the Brigadier Entities, and Strategos Deep Value Mortgage Fund LP, or Deep Value, and other Deep Value – related entities, which are collectively referred to in this proxy statement/prospectus as the Deep Value Entities.

Over the medium to long term, the business combination is expected to create a platform specializing in credit related fixed income trading and management and a combined company with greater capital resources to pursue opportunistic initiatives in a distressed market, which may include potential acquisitions of other in-place asset management contracts and asset management and investment firms. We intend to continue to build on Cohen’s existing investment funds, expand the broker-dealer platform in new and existing products and evaluate incremental business opportunities in our areas of expertise. See “Selected Historical Financial Data” beginning on page [—] and “Unaudited Pro Forma Condensed Combined Financial Data for the Combined Company” on page [—] for additional financial information regarding AFN, Cohen and the combined company.

SELECTED HISTORICAL FINANCIAL DATA

Alesco Financial Inc.

The following selected financial data is derived from AFN’s unaudited consolidated financial statements as of and for the three and six months ended June 30, 2008 and June 30, 2009 and AFN’s audited consolidated financial statements for the period from January 31, 2006 to December 31, 2006 and for the years ended December 31, 2007 and 2008.

This information is only a summary. You should read this selected financial data together with the more detailed information contained in AFN’s consolidated financial statements and related notes thereto and in the section titled “Information Regarding Alesco Financial Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alesco Financial Inc.” beginning on page [—].

AFN SUMMARY FINANCIAL DATA

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the year ended December 31, 2008(1)(3) (As Adjusted)	For the year ended December 31, 2007(3) (As Adjusted)	For the period from January 31, 2006 to December 31, 2006(2)(3) (As Adjusted)
	2009	2008	2009	2008
Operations Highlights:
Net investment income (loss)	$(12,717)	$28,041	$(22,244)	$54,588	$53,100	$83,603	$25,554
Net income (loss) attributable to common stockholders	$373,665	$(81,204)	$337,832	$3,683	$(146,343)	$(1,261,320)	$22,031

Per Share Data:
Basic earnings (loss) per share	$6.21	$(1.36)	$5.61	$0.06	$(2.46)	$(22.48)	$1.48
Diluted earnings (loss) per share	$6.21	$(1.36)	$5.61	$0.06	$(2.46)	$(22.48)	$1.48
Dividends declared per share	$—	$0.25	$—	$0.50	$0.50	$1.23	$1.75

(in thousands)	As of June 30, 2009	As of December 31, 2008(1)(3) (As Adjusted)	As of December 31, 2007(3) (As Adjusted)	As of December 31, 2006(3) (As Adjusted)
Balance Sheet Highlights:
Total assets	$4,057,590	$3,934,931	$8,935,376	$10,602,350
Total indebtedness	$3,218,838	$3,512,372	$11,096,783	$9,981,891
Total liabilities	$3,449,405	$3,826,931	$11,315,371	$10,074,950
Noncontrolling interests in subsidiaries	$203,560	$43,048	$19,543	$98,598
Total parent stockholders’ equity (deficit)	$404,625	$64,952	$(2,399,538)	$428,802
Book value per share(4)	$6.72	$1.10	$(40.45)	$7.81

(1)	In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. SFAS No. 159 provides entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. Effective January 1, 2008, AFN elected to apply the fair value option for its investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. AFN elected the fair value option for these instruments to enhance the transparency of its financial condition. The transition adjustment that was recorded as of January 1, 2008 due to the adoption of SFAS No. 159 was an increase to parent stockholders’ equity of $2.6 billion.

(2)	AFT commenced operations on January 31, 2006. AFT merged with a subsidiary of Sunset on October 6, 2006 and the combined company’s name was changed to Alesco Financial Inc. The merger between AFT and Sunset was accounted for as a reverse acquisition and AFT was deemed to be the accounting acquirer. As a result, AFN’s financial statements reflect operations of AFT from January 31, 2006 and the operations of the combined company thereafter.

(3)	As of January 1, 2009, AFN adopted the following accounting pronouncements:

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51, or SFAS No. 160. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively as of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated financial statements; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests. The adoption of SFAS No. 160 did not have an impact on net income (loss) for any prior periods.

In May 2008, the FASB issued FASB Staff Position, or FSP, No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible, unsecured debt borrowing rate when interest cost is recognized. The equity component is presented in parent stockholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires companies to retroactively apply the requirements of the pronouncement to all periods presented. As of January 1, 2009, the Company adopted FSP APB 14-1 and the consolidated financial statements as of and for the year ended December 31, 2008 have been retroactively restated for the adoption, which resulted in an increase to the Company’s net loss of $1.6 million, or $0.03 per diluted share, and a $2.2 million increase to parent stockholders’ equity at January 1, 2008.

(4)	Calculation excludes the noncontrolling interests’ portion of equity.

Cohen Brothers, LLC

The following table presents the selected historical consolidated/combined financial data of Cohen. This information is only a summary and should be read in conjunction with the consolidated financial statements of Cohen and the notes thereto and the section titled “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC” beginning on page [—].

Cohen’s consolidated financial information as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 has been derived from its unaudited consolidated condensed interim financial statements included elsewhere in this proxy statement/prospectus, which include all adjustments, consisting only of normal recurring adjustments, that in its opinion are necessary for a fair presentation of its financial position as of June 30, 2009 and the results of operations for the six months ended June 30, 2009 and 2008.

Cohen’s consolidated financial information as of and for the years ended December 31, 2008, 2007, and 2006 has been derived from its audited consolidated financial statements which are included elsewhere in this proxy statement/prospectus. The consolidated/combined financial information as of and for the year ended December 31, 2005 has been derived from Cohen’s audited consolidated/combined financial statements which are not included elsewhere in this proxy statement/prospectus. The combined financial information as of and for the year ended December 31, 2004 has been derived from Cohen’s audited combined financial statements which are not included elsewhere in this proxy statement/prospectus.

COHEN SUMMARY FINANCIAL DATA

(in thousands, except unit and per unit information)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2009	2008	2008	2007	2006(2)	2005(1)(2)	2004(1)
	(Unaudited)		(Unaudited)
Revenues
New issue and advisory	$518	$591	$745	$1,662	$7,249	$123,993	$96,374	$129,206	$39,369
Asset management	7,614	14,005	16,913	30,810	63,844	72,154	28,207	12,757	4,657
Principal transactions and other income(3)	2,620	6,034	(1,304)	11,007	(6,202)	(7,204)	6,777	9,901	3,089
Net trading(4)	9,694	4,477	21,011	5,213	18,398	232	4,037	6,306	3,044

Total revenues	20,446	25,107	37,365	48,692	83,289	189,175	135,395	158,170	50,159

Operating expenses
New issue costs	297	627	633	1,174	1,776	22,221	30,279	68,476	17,248
Compensation and benefits(5)	16,656	12,720	34,095	24,508	53,115	161,768	95,237	29,373	9,723
Business development, occupancy, equipment	1,210	1,800	2,757	3,795	6,935	9,870	8,327	3,934	2,200
Professional services and other operating	3,453	2,543	6,733	4,795	12,617	11,552	9,941	7,294	6,603
Depreciation and amortization(6)	635	1,002	1,289	2,010	4,023	2,726	789	154	45
Impairment of intangible assets(6)	—	—	—	—	2,078	—	—	—	364

Total operating expenses	22,251	18,692	45,507	36,282	80,544	208,137	144,573	109,231	36,183

Operating income / (loss)	(1,805)	6,415	(8,142)	12,410	2,745	(18,962)	(9,178)	48,939	13,976

Non operating income / (expense)
Change in fair value of interest rate swap	(1)	312	6	(309)	(597)	(561)	(178)	—	—
Interest expense	(1,456)	(2,059)	(2,661)	(4,775)	(8,546)	(11,019)	(3,647)	—	—
Gain on sale(7)(8)	226	—	4,484	—	—	—	—	14,999	—
Income (loss) from equity method affiliates(3)(9)	225	(20)	(3,858)	(96)	262	11,719	3,503	16	24

Income / (loss) before income taxes	(2,811)	4,648	(10,171)	7,230	(6,136)	(18,823)	(9,500)	63,954	14,000
Income taxes	120	645	188	2,016	2,049	2,757	1,680	5,373	58

Net income (loss)(10)	(2,931)	4,003	(10,359)	5,214	(8,185)	(21,580)	(11,180)	58,581	13,942
Less: Net income (loss) attributable to the noncontrolling interest(10)	—	—	(11)	—	(1,259)	3,067	752	71	11

Net income (loss) attributable to Cohen Brothers, LLC(10)	$(2,931)	$4,003	$(10,348)	$5,214	$(6,926)	$(24,647)	$(11,932)	$58,510	$13,931

Compensation and benefits consists of:(5)
Equity based compensation	$1,103	$1,230	$2,137	$3,680	6,177	45,561	20,468	5,332	—
Tax gross up expense	—	—	—	—	—	27,194	13,597	3,823	—
Retention bonus	4,176	—	8,469	—	—	—	—	—	—
Other compensation and benefits	11,377	11,490	23,489	20,828	46,938	89,013	61,172	20,218	9,723

Total	$16,656	$12,720	$34,095	$24,508	53,115	161,768	95,237	29,373	9,723
Balance Sheet Data:
Total assets			$107,313		$159,716	$237,716	$177,011	$77,843	$20,039
Senior debt(11)			29,950		67,000	130,000	77,532	—	—
Subordinated notes payable to related parties(12)			9,229		9,094	—	—	—	—
Total Cohen Brothers, LLC members’ equity/stockholders’ equity(10)			37,681		49,897	60,841	20,078	43,252	14,939
Noncontrolling interest(10)			—		11,016	—	502	105	33
Total members’ equity/stockholders’ equity(10)			37,681		60,913	60,841	20,580	43,357	14,972

(1)	Cohen was formed on October 7, 2004 by Cohen Bros. Financial. Cohen was formed to acquire the net assets of Cohen Bros. Financial’s subsidiaries, or the Formation Transaction. The Formation Transaction was accomplished through a series of transactions occurring between March 4, 2005 and May 31, 2005. The Formation Transaction described above was treated as a transaction between entities under common control and not a change in reporting entity as defined in Statement of Financial Accounting Standards No. 141, Business Combinations, or SFAS No. 141. Accordingly, the 2004 financial statements and the period through May 31, 2005 are presented on a combined basis and all material inter-company balances and transactions have been eliminated. Financial statements from June 1, 2005 to June 30, 2009 are presented on a consolidated basis. Cohen recorded the assets and liabilities acquired in the Formation Transaction at their carrying values.

(2)	In 2005, Cohen sponsored the creation of a new entity, Taberna Realty Finance Trust, or Taberna. Shortly after it was formed, Taberna was spun out into an independent company. The creation and spin out of Taberna, or the Taberna Transaction, was a material transaction that impacted the comparability of Cohen’s results of operations in the following ways:

(a) During the period from March 3, 2005 to April 28, 2005 when Taberna was owned by Cohen, its operations were included in Cohen’s operating results. Taberna’s operations were not included in either Cohen’s 2004 or 2006 operating results. The operating activity during this time was comprised primarily of $4,326 of new issue revenue.

(b) After Taberna was spun out, Cohen continued to provide origination services to Taberna. The related origination fee revenue is included in new issue revenue in Cohen’s consolidated/combined statements of operations. Cohen earned $69,187, $4,889, and $390 of origination revenue (included in new issue revenue) during 2005, 2006, and 2007, respectively. Taberna obtained its FINRA broker dealer license in 2006 and reduced its usage of Cohen’s services accordingly.

(c) In 2005, Cohen recorded a one-time gain on the Taberna Transaction as well as the related income tax expense (see footnote (7) below).

(3)	Effective January 1, 2008, Cohen elected to apply the fair value option under Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, or SFAS No. 159, to the following financial assets existing at the time of the adoption: (a) all of the available for sale securities; and (b) its investment in the equity method investees of Brigadier LP and Muni Funding Company of America, LLC, or MFCA. The changes in fair value of these instruments are recorded in principal transactions and other income in the consolidated statements of operations beginning January 1, 2008. Prior to that, changes in fair value of these instruments were included as a component of other comprehensive income (for the available for sale securities) and income from equity method affiliates (for the equity method investments). Cohen continues to account for its investments in Star Asia Management, Ltd., or Star Asia Manager, and Dekania Corp., or DEKU, under the equity method. See note 8 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 5 to the audited December 31, 2008 consolidated financial statements of Cohen.

(4)	Net trading includes: (a) all gains, losses, and income (interest and dividend) from securities classified as investments — trading; (b) interest income and expense from collateralized securities transactions; and (c) commissions and riskless trading profits. See note 3-G to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 3-L to the audited December 31, 2008 consolidated financial statements of Cohen.

(5)	Compensation and benefits includes equity-based compensation expense. In addition, in certain cases, Cohen has paid an additional cash bonus to the employee receiving equity-based compensation to compensate them for their personal income tax liability incurred from receiving the non-cash compensation, which is referred to herein as gross up bonus or gross up expense. This gross up expense is included in compensation and benefits in the statements of operations. See note 13 to the audited December 31, 2008 consolidated financial statements of Cohen.

During the first quarter of 2006, we issued 3.6 million restricted membership units, in total, to our Chief Executive Officer, Chief Operating Officer, and one other member of the executive team. At the time of grant, Cohen estimated these units to have an average per unit value of $3.72. These grants vested in the fourth quarter of 2006 and the first quarter of 2007. As of the first vesting date on December 31, 2006, we estimated that the value of these units had increased to an average per unit value of $16.96. This resulted in approximately $61,173 in equity-based compensation expense over the vesting period. This expense was recognized as follows: $20,394, $40,392, and $387 in 2006, 2007, and 2008, respectively, based on the vesting schedule. In addition, all of the tax gross up expenses recorded by us in 2007 and 2006 related to payments to these three individuals. See note 13 to the audited December 31, 2008 consolidated financial statements of Cohen for additional discussion of equity-based compensation.

In December 2008 and January 2009, Cohen approved and implemented the 2009 Senior Managers’ Cash Bonus Retention Plan, or the retention plan. Pursuant to the retention plan, Cohen entered into retention arrangements with certain of its employees to ensure their continued service through the completion of the business combination with AFN. Cohen paid an amount to each employee that by the terms of the retention arrangement vests over the period from January 1, 2009 to the earlier of the effectiveness of the AFN merger or September 30, 2009. The total amount paid under these retention agreements is approximately $12.4 million and is currently being expensed over the contractual nine month vesting period. If an employee who received a payment under this plan voluntarily resigns or is terminated for cause prior to September 30, 2009, the employee is obligated to repay any unvested amount to Cohen. If the business combination is consummated prior to September 30, 2009, any unexpensed balance will be expensed at that time.

(6)	In 2004, Cohen recorded an impairment charge of $364 comprised of $115 related to certain intangible assets and $249 related to goodwill.

During the second quarter of 2007, Cohen acquired the 10% of Strategos Capital Management, LLC, or Strategos, it did not already own in exchange for 331,000 Class A membership units and Cohen Class B membership units. In connection with this transaction, Cohen recognized an intangible asset of $6,066 representing management contract rights, which it amortizes using the straight-line method over the estimated economic life of the Strategos management contracts of 3.2 years. Cohen recognized $356 and $968 for the six months ended June 30, 2009 and 2008, respectively, $178 and $484 for the three months ended June 30, 2009 and 2008, respectively and $1,936 and $807 for the year ended December 31, 2008 and 2007, respectively, as a component of depreciation and amortization on the consolidated statements of operations. During the year ended December 31, 2008, Cohen recognized an impairment charge of $2,078 related to the diminished value of the management contract rights caused by continued defaults of assets in Strategos asset pools during the period. The charge is included in the consolidated statements of operations as impairment of intangible assets. See note 11 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 8 to the audited December 31, 2008 consolidated financial statements of Cohen.

(7)	In April 2005, Cohen sold Taberna Capital Management, LLC and Taberna Securities, LLC, which are collectively referred to herein as the Taberna Subsidiaries, to Taberna in exchange for 2.0 million shares of Taberna. The transaction was treated as a sale for accounting purposes and resulted in a gain of $14,999 to Cohen. The gain is included in gain on sale of subsidiary in the 2005 consolidated/combined statement of operations. See note 22 to the audited December 31, 2008 consolidated financial statements of Cohen.

(8)	On February 27, 2009, Cohen sold three CLO management contracts comprising substantially all of Cohen’s Emporia business line to an unrelated third party. Cohen received net proceeds from this sale, after the payment of certain expenses, of approximately $7,258. Cohen recorded a gain on the sale of CLO management contracts of $4,484 for the six months ended June 30, 2009 in the consolidated statement of operations (representing the net cash received of $7,484, which also includes the payments received from the unrelated third party during the second quarter of 2009 less the $3,000 contingent payment due to AFN only if the proposed business combination with AFN is not consummated). The gain on sale of collateral management contracts for the three months ended June 30, 2009 was $226 which represented the subordinated management fees received during that quarter. See note 5 to the unaudited June 30, 2009 consolidated financial statements of Cohen for additional discussion of the sale of the CLO management contracts.

(9)	In May 2006, Cohen formed an investment limited partnership, Brigadier LP. From the inception of the entity through December 31, 2007, Cohen recognized its share of the partnership’s income as income from equity method affiliate in the consolidated statements of operations. During 2007, Cohen invested in Star Asia Manager, MFCA, and DEKU, for each of which Cohen recognized its share of the entity’s income as income from equity method affiliate in the consolidated statements of operations from the inception of the entity. See notes 3-F and 6 to the audited December 31, 2008 consolidated financial statements of Cohen.

Effective January 1, 2008, Cohen elected the fair value option method of accounting for its investments in the Brigadier Entities and MFCA (see note (3) above). During 2008, Cohen also invested in Strategos Deep Value Credit GP, LLC or Deep Value GP. Cohen recognizes its share of Deep Value GP’s income as income from equity method affiliates in the consolidated statement of operations.

In February 2009, DEKU liquidated and its securities ceased trading on the NYSE Alternext, now NYSE Amex, on February 18, 2009 and DEKU was removed from listing and registration on the NYSE Alternext on March 2, 2009. Cohen wrote off its equity method investment in DEKU for a total charge of $4,482 to the consolidated statement of operations. See note 3-E to the unaudited June 30, 2009 consolidated financial statements of Cohen.

(10)

As of January 1, 2009, Cohen adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an Amendment of Accounting Research Bulletin No. 51, or SFAS No. 160. SFAS No. 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements of Cohen (as opposed to mezzanine equity). SFAS No. 160 also changes the way the consolidated statement of operations is presented by requiring net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of net income attributable to the parent and to the noncontrolling interest. For all periods in which balance sheet data is presented, Cohen reclassified all amounts, from the former “minority interest caption” to a new line item, “non-controlling interests,” which is included in members’ equity. In addition, in the statement of operations, Cohen does not deduct any non-controlling interest in determining net income. Rather, Cohen displays below net income on the face of the statement of operations, the portion of consolidated net income or loss that is attributable to the controlling and non-controlling interests.

(11)	Cohen entered into a revolving credit and term loan facility with a group of commercial banks on July 18, 2006. As of December 31, 2006, Cohen borrowed $73,283 under the term loan facility. In July 2007, Cohen had entered into a $200,000 revolving line of credit facility with a group of commercial banks which replaced the revolving line of credit and term loan dated as of July 18, 2006. The total amount available may be less than $200,000 and was based primarily on a formula derived from the present value of its expected asset management fees. The facility matured on June 1, 2009 when Cohen entered into an amended and restated credit facility (see below). As of December 31, 2008 and 2007, Cohen had outstanding loans of $67,000 and $130,000, respectively, under this revolving line of credit.

On June 1, 2009, Cohen entered into an amended and restated credit facility with TD Bank, referred to in this proxy statement/prospectus as the 2009 Credit Facility, which replaced the former bank loan. The 2009 Credit Facility provides for available borrowings of the lesser of the maximum revolving credit amount, initially $30,000, which we refer to in this proxy statement/prospectus as the maximum revolving credit amount, or a calculation which is based upon the present value of certain of our collateralized debt obligation management fees plus a percentage of the estimated value of certain other investments we have pledged as collateral. The 2009 Credit Facility matures on May 31, 2011. The maximum revolving credit amount under the 2009 Credit Facility is reduced by $1 million per month beginning on November 15, 2009 and by the amount of proceeds received as a result of asset sales involving collateral, sales of capital stock, or amounts received on account of the issuance of equity interests of Cohen or CFG. The 2009 Credit Facility bears interest, at Cohen’s option, at either: (a) one, two or three month LIBOR plus 6.5% or (b) a base rate (as defined in the loan agreement) plus 3.75%, both subject to an absolute minimum interest rate of 8.5%. The 2009 Credit Facility charges an unused fee of 0.50% per annum payable quarterly based on the unused available funds under the facility. In addition, TD Bank charged an upfront fee of 3.00% and an exit fee of 1.5% of the initial maximum revolving credit amount at the first to occur of maturity, payment in full, or acceleration of the facility. As of June 30, 2009, $29,950 was drawn, $50 was committed for a letter of credit and there was no availability to borrow under the 2009 Credit Facility. See “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Liquidity and Capital Resources — Revolving Line of Credit Agreement — Refinance of Bank Group Loan” beginning on page [—] for additional information on Cohen’s credit facility. See note 12 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 10 to the December 31, 2008 consolidated financial statements of Cohen.

In May 2006, Cohen entered into a $3,600 promissory note with Merrill Lynch Capital Corp. The proceeds of this note were used to advance funds to the master fund of the Brigadier Entities. The master fund used the proceeds of the advance to purchase CDO securities in a Cohen-sponsored CDO. As of December 31, 2006, Cohen had $3,244 outstanding under the promissory note. In December 2007, the master fund repaid the advance in full, and Cohen subsequently repaid in full the remaining balance of the promissory note and was under no further obligation to Merrill Lynch Capital Corp. for this note.

As of December 31, 2006 and through March 1, 2007, Cohen was required to consolidate one special purpose entity, or Warehouse SPE, as required under FIN No. 46(R), Consolidation of Variable Interest Entities. The Warehouse SPE had a line of credit with LaSalle Bank in the amount of $100,000, which had $1,005 outstanding as of December 31, 2006. See “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Critical Accounting Policies and Estimates — Variable Interest Entities” beginning at page [—].

(12)	In June 2008, Cohen executed three separate agreements with three of its members, Cohen’s Chairman, Cohen’s Chief Executive Officer, and CFG, to obtain $9,000 of unsecured subordinated financing, or the Subordinated Notes. The Subordinated Notes mature in June 2013 and are unsecured obligations of Cohen, and payments of principal and interest on the notes are subordinated to Cohen’s senior bank debt discussed above in footnote 11. Upon the liquidation of CFG, the Subordinated Notes will be distributed to the stockholders of CFG. As of June 30, 2009 and December 31, 2008, the subordinated notes payable to related parties was $9,229 and $9,094, respectively, comprised of $9,000 in principal amount as well as accrued in-kind interest of $229 and $94 as of June 30, 2009 and December 31, 2008, respectively. See note 13 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 11 to the December 31, 2008 consolidated financial statements of Cohen.

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

FOR THE COMBINED COMPANY

The following selected unaudited pro forma condensed combined financial data reflects the pro forma effect of accounting for the business combination. The unaudited pro forma financial statement data presented below gives effect to the business combination in a transaction to be accounted for as a purchase business combination in accordance with SFAS No. 141(R), and as if the acquisition of AFN had been completed as of June 30, 2009, for balance sheet purposes, and at the beginning of the periods presented for statements of operations purposes. The business combination will be accounted for as a reverse merger. The pro forma adjustments are based on available information and assumptions that each company’s management believes are reasonable and in accordance with SEC requirements. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined for the period presented or the future results that the combined company will experience after the business combination. The selected unaudited pro forma condensed combined financial data:

•

has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information for the Combined Company” and the related notes beginning on page [—] of this proxy statement/prospectus; and

•	should be read in conjunction with the historical consolidated financial statements of AFN and Cohen and the notes thereto included in this proxy statement/prospectus.

(in thousands, except per share data)	For the six months ended June 30, 2009	For the year ended December 31, 2008
Operating Data:
Total revenues(1)	$(27,682)	$116,763
Total operating expenses	54,273	94,759
Other income and expense	555,594	(197,711)
Benefit (provision) for income taxes	(87,736)	24,140
Net income (loss) attributable to noncontrolling interests	(254,300)	50,979
Net income (loss) attributable to controlling interests	131,603	(100,588)

Per common share:
Basic earnings (loss) per share	12.36	(9.51)
Diluted earnings (loss) per share	12.36	(9.51)

(in thousands)	As of June 30, 2009
Balance Sheet Data:
Investments in securities	$2,351,117
Investment in loans	1,019,711
Total assets	3,643,315
Indebtedness	2,399,889
Total liabilities	2,875,152
Total parent stockholders’ equity	528,524
Noncontrolling interests in subsidiaries	239,639

(1)	For the six months ended June 30, 2009, total revenues were reduced by $22.2 million of net investment losses recorded in AFN’s historical financial statements.

UNAUDITED COMPARATIVE PER SHARE DATA

The following selected comparative per share information of AFN as of and for the six months ended June 30, 2009 was derived from AFN’s unaudited financial statements and for the fiscal year ended December 31, 2008 was derived from AFN’s audited financial statements. You should read this information along with AFN’s historical consolidated financial statements and the accompanying notes for that period included in the documents described under “Where You Can Find More Information” beginning on page [—]. You should also read the unaudited pro forma condensed combined financial information and accompanying notes included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Information for the Combined Company” beginning on page [—]. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the business combination had been completed as of the assumed dates or of the results that will be achieved in the future.

	As of and for the six months ended June 30, 2009	As of and for the year ended December 31, 2008 (as adjusted)
AFN — Historical:
Earnings (loss) per share of common stock
Basic	5.61	(2.46)
Diluted	5.61	(2.46)
Book value per share of common stock(2)	6.72	1.10
Dividends declared per share of common stock	—	0.50
AFN — Adjusted(1):
Earnings (loss) per share
Basic	56.15	(24.61)
Diluted	56.15	(24.61)
Book value per share of common stock(2)	67.25	10.98
Dividends declared per share of common stock	—	5.00
Unaudited pro forma combined amounts:
Basic	12.36	(9.51)
Diluted	12.36	(9.51)
Book value per share of common stock(2)	49.65	N/A
Dividends declared per share of common stock(3)	0.20	3.24

(1)	These amounts are adjusted to reflect the AFN reverse stock split that is expected to occur immediately prior to the completion of the business combination.

(2)	Calculation excludes the noncontrolling interest’s portion of total equity.

(3)	See “The Transactions — Dividend Policy of Combined Company” on page [—].

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Information Regarding Forward-Looking Statements” beginning on page [—], you should carefully consider the following risk factors in deciding how to vote on the matters to be considered at the AFN annual meeting of stockholders or the Cohen special meeting of members, as the case may be. The risks and uncertainties described below constitute all of the material risks of the combined company of which we are currently aware, however, the risks and uncertainties described below may not be the only risks the combined company will face. Additional risks and uncertainties that we are unaware of, or that we do not currently deem material, may become important factors that affect us and could materially and adversely affect our business, financial condition or results of operations.

RISKS RELATED TO THE BUSINESS COMBINATION

The value of the shares of AFN common stock or recapitalized Cohen membership units to be issued to Cohen members upon the completion of the business combination may vary significantly through the closing of the business combination, but changes in value alone will not permit either party to terminate the merger agreement.

In the business combination, Cohen members may elect to receive 0.57372 shares of AFN common stock or retain 0.57372 recapitalized Cohen membership units for each Cohen Class A membership unit together with one Cohen Class B membership unit. Because the number of shares of AFN common stock or recapitalized Cohen membership units that will be issued in the business combination to such holders of Cohen membership units is fixed and will not be adjusted for changes in the market price of AFN common stock or value of Cohen membership units, any change in the price of AFN common stock or value of Cohen membership units will affect the value of the consideration that Cohen members will receive. Neither AFN nor Cohen is permitted to terminate the merger agreement or resolicit the vote of its stockholders or members, as the case may be, solely because of changes in the market price of AFN common stock or value of Cohen membership units.

Changes in stock price or membership unit value may result from a variety of factors, including changes in the business, operations, results or prospects of AFN or Cohen, market expectations of the likelihood that the business combination will be completed, the timing of completion of the business combination, the prospects of post-business combination operations, general market and economic conditions and other considerations. Many of these factors are beyond AFN’s or Cohen’s control. The market price of AFN common stock and the value of Cohen membership units at the completion of the business combination may vary from its price or value, as the case may be, on the date the merger agreement was executed, the date of this proxy statement/prospectus and the dates of the meetings of the AFN stockholders and Cohen members. As a result, the value represented by the merger consideration also will vary.

Because Cohen’s membership units are not traded on a public exchange, there is no market price for the Cohen membership units. However, based on the established exchange ratio of 0.57372 as well as the anticipated 1-for-10 reverse stock split of AFN’s shares of common stock, the implied value of each Cohen Class A membership unit together with one Cohen Class B membership unit is equal to 5.7372 times the trading price of a pre-reverse split AFN share. So, based on a trading range of $0.33 to $0.91 for the AFN shares, the implied value of each Cohen Class A membership unit together with one Cohen Class B membership unit varies from a low of $1.89 to a high of $5.22. Because the date the business combination is completed could be later than the dates of the meetings, at the time of your stockholders’ or members’ meeting, you may not necessarily know the value of AFN common stock or recapitalized Cohen membership units that Cohen members will receive upon completion of the business combination.

Because of the lack of a public market for Cohen membership units, it is extremely difficult to evaluate the fairness of the valuation of the Cohen membership units.

The outstanding membership units of Cohen are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Cohen membership units. Because the exchange ratio in the business combination was determined based on negotiations between the parties, it is possible that the value of the AFN common stock to be issued to Cohen members in exchange for their recapitalized Cohen membership units received by Cohen members will be less than, or more than, the fair market value of those Cohen membership units.

Cohen was not required to obtain, and did not seek, a fairness opinion of an independent investment banking firm or other third-party expert with respect to the recapitalized Cohen membership units or AFN common stock to be issued to Cohen members in the business combination. In analyzing the business combination with AFN, the Cohen board of managers relied on its knowledge and experience in managing AFN in determining whether or not to proceed with the business combination. It is possible that the value of the AFN common stock to be issued to Cohen members in exchange for their recapitalized Cohen membership units received by Cohen members will be less than, or more than, the fair market value of those Cohen membership units.

Due to the limited number of potential holders of recapitalized Cohen membership units and restrictions that will be applicable to transfers of those units, the recapitalized Cohen membership units are expected to lack liquidity and marketability and the holders of recapitalized Cohen membership units may not be able to sell their units in a timely manner, if at all.

Because of the limited number of potential holders of the recapitalized Cohen membership units and restrictions applicable to transfers of the units, we do not expect that a public trading market will develop for the recapitalized Cohen membership units. In addition, the New Cohen LLC Agreement imposes significant contractual restrictions on the transfer of recapitalized Cohen membership units. The issuance of recapitalized Cohen membership units will not be registered under federal or applicable state securities laws and, accordingly, any resale of the recapitalized Cohen membership units must be registered under the Securities Act and any applicable state securities laws unless exemptions are available for those transactions. We will not have any legal obligation to register any of the recapitalized Cohen membership units for resale, nor do we have any intention of doing so. Consequently, holders of recapitalized Cohen membership units may not be able to sell those units in a timely manner, or at all, other than by exercising their right to have their recapitalized Cohen membership units redeemed for cash or, at the election of AFN, shares of AFN common stock, which right is subject to certain restrictions discussed below.

Cohen members that retain recapitalized membership units in Cohen will bear the economic risk of holding recapitalized Cohen membership units during the lock-up period and may receive restricted AFN common stock if they require Cohen to redeem their recapitalized Cohen membership units.

The recapitalized Cohen membership units to be issued to Cohen members that retain recapitalized Cohen membership units in the business combination will be subject to a lock-up that prohibits Cohen members from exercising their right to require Cohen to redeem their recapitalized Cohen membership units for cash or, at the election of AFN, shares of AFN common stock for a period of time. Other than Daniel G. Cohen, who will be subject to a three year lock-up period, Cohen members will be subject to this lock-up for six months from the completion of the business combination for all of the recapitalized Cohen membership units issued to such members in connection with the business combination. Consequently, the Cohen members that retain recapitalized Cohen membership units will have to bear the economic risk of holding the shares of recapitalized Cohen membership units for the period of the lock-up.

In addition, if AFN elects to provide shares of AFN common stock to a Cohen member that exercises his or her redemption right after the six month lock-up period, such shares of AFN common stock will not be registered under federal or applicable state securities laws, unless AFN, in its sole discretion, registers such shares of AFN common stock. If the AFN common stock is unregistered, the AFN common stock may not be resold under federal and applicable state securities laws unless exemptions are available for such resale transactions. We will not have any legal obligation to register for resale any of the AFN common stock received in connection with a redemption of the recapitalized Cohen membership units.

The merger agreement does not require that the fairness opinion of AFN’s financial adviser be updated as a condition to completion of the business combination and, as a result, at the completion of the business combination the market price of AFN common stock and the value of Cohen may vary significantly from the market price of AFN common stock and the value of Cohen membership units as of the date of the fairness opinion of AFN’s financial adviser.

On February 20, 2009, AFN’s financial advisor, Stifel Nicolaus, delivered to the AFN special committee its opinion as to the fairness from a financial point of view to the stockholders of AFN, as of that date, of the financial terms of the business combination. The merger agreement does not require that the fairness opinion of Stifel Nicolaus be updated as a condition to completion of the business combination, and AFN does not currently intend to request that the opinion be updated. As such, the fairness opinion does not reflect any changes that may occur or may have occurred after February 20, 2009 to the operations and prospects of AFN or Cohen, general market and economic conditions and other factors that may affect the relative values of AFN and Cohen. As a result, at the completion of the business combination the market price of AFN common stock and the value of Cohen may vary significantly from the market price of AFN common stock and the value of Cohen membership units as of the date of the fairness opinion of Stifel Nicolaus. Moreover, AFN does not intend to request an updated opinion from Stifel Nicolaus. As a result of the foregoing, AFN stockholders should be aware that the opinion of Stifel Nicolaus does not address the fairness of the financial terms of the business combination at any time other than as of February 20, 2009.

Current AFN stockholders in the aggregate will have a lower percentage of ownership and voting interest in the combined company than they have in AFN before the business combination and consequently will be able to exercise less influence over management following the business combination.

After the business combination, current AFN stockholders in the aggregate will own a significantly smaller percentage of AFN than they own immediately before the business combination. In the business combination, (1) Cohen members who own Cohen Class A membership units and Cohen Class B membership units will receive for each Cohen Class A membership unit, together with one Cohen Class B membership unit, either 0.57372 shares of AFN common stock or 0.57372 recapitalized Cohen membership units and (2) Daniel G. Cohen, who beneficially owns Cohen Class C membership units, will be entitled to receive one share of Series A preferred stock in exchange for his Cohen Class C membership units. The Series A preferred stock will have no economic rights but will entitle the holder thereof to elect at least one-third (but less than a majority) of AFN’s board of directors. Beginning in July 2010, the holder of the Series A preferred stock may convert the share of Series A preferred stock into 4,983,557 shares of Series B preferred stock, which will have no economic rights but will entitle the holder thereof to vote together with other AFN stockholders on all matters presented to AFN stockholders and to exercise approximately 31.9% of the voting power of the AFN common stock (assuming all Cohen members except Mr. Cohen elect to receive shares of AFN common stock in the business combination and there is no change in AFN’s capitalization). In the event Cohen members in addition to Mr. Cohen elect to remain members of Cohen, the voting power of the Series A preferred stock will exceed 31.9%. The Series A preferred stock and Series B preferred stock may be redeemed at the option of AFN at any time after December 31, 2012 for cash equal to the aggregate par value of the shares. The recapitalized Cohen membership units may be redeemed for cash or an equivalent number of shares of AFN common stock, at AFN’s option, at any time after the six months following the completion of the business combination, except that Mr. Cohen will not have such right until December 31, 2012. Existing AFN stockholders will continue to hold their shares of AFN common stock. It is expected that existing AFN stockholders will own 56.5% of the outstanding shares of AFN common stock immediately after the completion of the business combination and existing Cohen members will hold the remaining balance of 43.5%; however, the actual percentages will not be known until members of Cohen have made their elections to either receive AFN common stock or retain recapitalized Cohen membership units. If all Cohen membership units were to be redeemed in the future, if AFN were to elect to issue shares of its common stock upon such redemptions and if no other changes in the number of AFN’s outstanding shares of common stock were to occur, current AFN stockholders would own 38.5%, and former Cohen members would own 61.5%, of AFN’s common stock.

Consequently, after the business combination, current stockholders of AFN will be able to exercise less influence over the management and policies of AFN than they currently exercise.

After the business combination is completed, holders of Cohen membership units who choose to redeem those units for AFN common stock will become holders of AFN common stock and will have different rights, which may be less advantageous, than their current rights.

AFN is a Maryland corporation and the rights of holders of AFN common stock are governed by Maryland law and AFN’s charter and bylaws. You may conclude that your current rights are more advantageous than the rights you will have under Maryland law and AFN’s charter and bylaws. For a comparison of the material rights of AFN stockholders and Cohen members under each company’s organizational documents and the appropriate statutory framework, please see “Comparison of Holders Rights” beginning on page [—].

AFN and Cohen will be subject to business uncertainties while the business combination is pending that could adversely affect their businesses.

Uncertainty among employees, clients, vendors and others about the effect of the business combination may have an adverse effect on AFN and Cohen and, consequently, on the combined company. Although AFN and Cohen intend to take actions to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the business combination is completed and for a period of time thereafter, and could cause clients, vendors and others that do business with AFN and Cohen to seek to change existing business relationships with either or both companies. In April 2009, three key portfolio managers left the Brigadier Entities and Daniel G. Cohen was named chief investment officer. As of June 30, 2009, Brigadier’s NAV was $74.9 million and, from June 30, 2009 through August 18, 2009, Brigadier has issued actual redemptions of $35.0 million and received an additional $19.4 million of redemption requests. The base management fee for Brigadier is 2% of NAV. It is unknown what, if any, additional consequences there may be as a result of these departures. Employee retention may be particularly challenging during the pendency of the business combination, as employees may experience uncertainty about their future roles with the combined company. If, despite Cohen’s retention efforts, key employees depart because of issues relating to this uncertainty or a desire not to remain with the combined company, the combined company’s business could be seriously harmed.

The merger agreement generally restricts each of AFN and Cohen, without the other party’s consent, from taking actions outside of the ordinary course of business until the business combination occurs or the merger agreement terminates. These restrictions may prevent AFN and Cohen from pursuing otherwise attractive business opportunities that may arise and from making other changes to their businesses that may otherwise be deemed advisable before completion of the business combination or, if the business combination is abandoned, termination of the merger agreement.

The business combination is subject to certain closing conditions that, if not satisfied or waived, will result in the business combination not being completed. Failure to complete the business combination could negatively affect AFN and Cohen.

The business combination is subject to customary closing conditions, including the receipt of required approvals of the stockholders of AFN and the members of Cohen as well as a requirement that Cohen members elect to exchange at least enough of the recapitalized Cohen membership units for AFN common stock so that AFN will be the beneficial owner of at least a majority of the recapitalized Cohen membership units. If any closing condition is not satisfied or, if permissible, waived, the business combination will not be completed. In addition, AFN and Cohen may terminate the merger agreement under certain circumstances.

If the business combination is not completed for any reason, AFN and Cohen may be subject to a number of material risks, including the following:

•	each of the companies may not realize the benefits expected from becoming part of a combined company, including a potentially enhanced competitive and financial position;

•

clients and others may believe that each of AFN and Cohen cannot compete in the marketplace as effectively without the business combination or otherwise remain uncertain about the companies’ future prospects in the absence of the business combination;

•

the market price of AFN common stock may decline to the extent that the current market price of its stock reflects a market assumption that the business combination will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the business combination was not consummated due to an adverse change in AFN’s business;

•

the current and prospective employees of Cohen may experience uncertainty about their future roles with Cohen, which may adversely affect the ability of Cohen to attract and retain key management and other personnel;

•	some of the costs related to the business combination, such as legal, accounting and some financial advisory fees, must be paid even if the business combination is not completed;

•

each of Cohen’s and AFN’s businesses may suffer as a result of having had the focus of management of each of the companies directed toward the business combination planning instead of on each company’s core business and other opportunities that might have been beneficial to the companies; and

•

if the merger agreement is terminated in specified circumstances, AFN or Cohen will be obligated to make termination payments to the other party at the time of termination. See “The Merger Agreement — Terms of the Merger Agreement — Termination of the Merger Agreement” on page [—] and “— Expenses and Termination Fees” on page [—].

The realization of any of these risks by either AFN or Cohen may materially and adversely affect their respective businesses, financial results, financial condition and/or stock price or membership unit values, as the case may be.

Governmental agencies, self regulatory organizations or third parties may delay or impose conditions on approval of the business combination, which may diminish the anticipated benefits of the business combination.

Completion of the business combination is conditioned upon the receipt of all necessary consents, approvals and authorizations of any governmental authority, self regulatory organization or third party. While AFN and Cohen intend to pursue vigorously any and all required consents, approvals and authorizations and do not know of any reason why they would not be able to obtain the consents in a timely manner, the requirement to receive them before the business combination could delay the completion of the business combination, possibly for a significant period of time after the stockholders of AFN and the members of Cohen have approved the proposals required to effectuate the business combination. In addition, these governmental agencies, self regulatory organizations and third parties may attempt to condition their consents, approvals or authorizations on the imposition of conditions that could have a material adverse effect on AFN’s operating results or the value of AFN common stock after the business combination is completed. Any delay in the completion of the business combination could diminish the anticipated benefits of the business combination or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction, such as difficulty in retaining key personnel or in pursuing business strategies. In addition, until the business combination is completed, the attention of AFN and Cohen management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the business combination, such as obtaining governmental, self regulatory organization or third party consents, approvals or authorizations. Additional information regarding regulatory approvals required for completion of the business combination is set forth in “The Transactions — Regulatory Matters” beginning on page [—].

AFN and Cohen will incur significant transaction and business combination costs which may diminish the anticipated benefits of the business combination.

AFN and Cohen expect to incur costs associated with completing the business combination, including integrating the operations of the two companies. In addition, AFN and Cohen expect to incur an aggregate of approximately $10 million in transaction costs. Substantially all transaction costs to be incurred by the two companies will be charged to operations and will not be included as a component of the purchase price for purposes of purchase accounting. The amount of transaction costs expected to be incurred by AFN and Cohen are preliminary estimates and are subject to change.

AFN and Cohen are continuing to assess the magnitude of these costs, and, therefore, these estimates may change substantially as additional unanticipated costs may be incurred in the integration of the businesses of the two companies. Although AFN and Cohen believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and business combination-related costs over time, this net benefit may not be achieved in the near term, or at all.

The termination fees provided for in the merger agreement and, in the case of AFN, the management agreement may discourage other companies from trying to acquire Cohen or AFN.

The merger agreement limits the ability of AFN and Cohen to pursue a takeover proposal with a third-party. Under the merger agreement, Cohen is prohibited from (1) soliciting, facilitating, initiating or encouraging, or taking any other action designed or reasonably likely to facilitate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal or (2) participating in any discussions or negotiations regarding any takeover proposal. The merger agreement contains a limited “go-shop” provision that allows AFN to pursue a takeover proposal for forty days following the execution of the merger agreement, which period has expired. If the merger agreement is terminated by either party for other reasons set forth in the merger agreement, the breaching party must pay the non-breaching party a termination fee of $1 million plus fees and expenses actually incurred by the non-breaching party up to an additional $1 million.

In addition, a takeover proposal with a third party may cause AFN to terminate AFN’s management agreement with Cohen and, in such an event, could require AFN to pay to Cohen a termination fee in an amount equal to three times the sum of the average annual base management fee for two 12-month periods immediately preceding the termination date plus the average annual incentive compensation earned by Cohen during such period, calculated as of the end of the most recently completed fiscal quarter prior to the termination date. As of June 30, 2009, the termination fee under the management agreement is estimated to be approximately $17.4 million.

These provisions in the merger agreement and, in the case of AFN, the management agreement could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Cohen or AFN from considering or proposing an acquisition, or might result in a potential competing acquirer proposing to pay a lower price per share or unit to acquire Cohen or AFN, as the case may be, than it might otherwise have proposed to pay.

Some of the directors, managers and executive officers of AFN and Cohen, as the case may be, have interests in the business combination that are different from the interests of AFN’s stockholders and Cohen’s members.

When considering the recommendation of the AFN board of directors and the Cohen board of managers with respect to the business combination, you should be aware that some directors, managers and executive officers of AFN and Cohen, as the case may be, will receive certain benefits as a result of the business combination. The AFN board of directors, the AFN special committee and the Cohen board of managers were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement. These interests include:

•

the appointment of four designees of AFN and six designees of Cohen (which includes Daniel G. Cohen, current Chairman of AFN’s board of directors and Cohen’s board of managers) to the AFN board of directors upon the completion of the business combination;

•

the designation of Daniel G. Cohen, Christopher Ricciardi, current Chief Executive Officer and President of Cohen, and Joseph W. Pooler, Jr., current Chief Financial Officer of Cohen, as managers of Cohen and executive officers of AFN and Cohen upon the completion of the business combination;

•	in the case of certain Cohen officers, the acceleration of vesting of awards under the retention plan;

•

in the case of Messrs. Ricciardi and Pooler, the entering into amendments to their employment agreements with Cohen that, upon the completion of the business combination, determine their positions with the combined company and their rights with regard to certain equity interests in Cohen; and

•

the right to continued indemnification of current or former directors, managers and officers of AFN, Cohen and their respective subsidiaries and, for six years following the completion of the business combination, the right to directors’ and officers’ insurance (or equivalent coverage) for those directors, managers and officers who are currently covered by AFN’s or Cohen’s directors’ and officers’ liability insurance policy.

With respect to Cohen, approval of the merger agreement by Cohen members is already assured because Daniel G. Cohen has agreed to vote in favor of approving the merger agreement, however his interests may be different than those of other Cohen members. You should consider these interests in conjunction with the recommendation of the board of directors of AFN and the board of managers of Cohen with respect to approval of the proposals related to the business combination. These interests have been described more fully in “The Transactions — Interests of Board Members and Executive Officers in the Business Combination” beginning on page [—].

AFN expects that, as a result of the completion of the business combination, AFN will cease to qualify as a REIT as of January 1, 2009 and instead will be treated as a C corporation for United States federal income tax purposes. As a result, AFN will be subject to regular corporate level income tax on its net taxable income, and dividends, if any, paid by AFN would not be deductible. This could have significant adverse consequences on the value of AFN common stock.

AFN was organized and has been operated as a REIT for United States federal income tax purposes. AFN expects that, as a result of the completion of the business combination, AFN will cease to qualify as a REIT as of January 1, 2009 and instead will be treated as a C corporation for United States federal income tax purposes. If AFN ceases to qualify as a REIT, it may face tax consequences that could substantially reduce the funds available for distribution to stockholders, even if it were otherwise inclined to make a distribution, because:

•	AFN would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to United States federal income tax at regular corporate rates;

•	AFN also could be subject to the United States federal alternative minimum tax and possibly increased state and local taxes; and

•	unless it is entitled to relief under applicable statutory provisions, AFN could not elect to be taxed as a REIT until 2014.

In addition, if AFN fails to qualify as a REIT, it will no longer be required to make distributions to stockholders, and all distributions, if any, made to stockholders will be subject to tax as regular corporate dividends to the extent of AFN’s current and accumulated earnings and profits. This means that AFN’s United

States stockholders who are taxed at individual tax rates would be taxed on any dividends paid by AFN at long-term capital gains rates through 2010 and that AFN’s corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. For these purposes, a United States stockholder is a beneficial owner of AFN shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

As a result of all these factors, AFN’s failure to qualify as a REIT also could impair its ability to expand its business and raise capital and could adversely affect the value of its shares.

If AFN experiences an ownership change, AFN’s ability to use certain losses for United States federal income tax purposes would be limited, which could increase AFN’s tax liability.

Section 382 of the Internal Revenue Code imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its previously incurred losses to reduce its tax liability. An “ownership change” is generally defined as a transfer of more than 50% of the corporation’s stock in a three-year period. In addition, it is possible that the business combination, combined with other transactions occurring before or after the completion of the business combination, including through open market trades, will cause AFN to undergo an ownership change. In that event, AFN would not be able to use certain of its pre-ownership change losses in excess of the limitation imposed by Section 382. Such limitation is generally determined by multiplying AFN’s equity value by the long term tax exempt rate at the time of the ownership change. As a result, AFN may be limited in its ability to use these pre-ownership change losses to offset future taxable income.

If AFN ceases to qualify as a REIT beginning on January 1, 2009 as a result of the business combination, certain of its securitization vehicles will be treated as separate corporations for United States federal income tax purposes and may be subject to United States federal income tax at an entity level.

As of January 1, 2009, three of AFN’s mortgage securitization vehicles were treated as qualified REIT subsidiaries and therefore were disregarded as entities separate from AFN for United States federal income tax purposes. If AFN ceases to qualify as a REIT effective as of January 1, 2009, as a result of the business combination, these securitization vehicles would be treated as separate corporations for United States federal income tax purposes that may not be included in any consolidated corporate income tax return of AFN or any of its subsidiaries. As a result, AFN will not be able to offset its income or the income of its subsidiaries with any losses generated by these securitization vehicles. In addition, any losses generated by the securitization vehicles in a given year would not be able to be carried forward to offset the income of the securitization vehicles, AFN or any of its other subsidiaries. AFN expects that these securitization vehicles will not be subject to United States federal income tax because the securitization vehicles are non-United States entities and AFN has been advised that the securitization vehicles should not be treated as engaged in a trade or business for United States federal income tax purposes. It is possible that, notwithstanding this advice, these securitization vehicles will be subject to United States federal income tax on some or all of their income. If the securitization vehicles are subject to United States federal income tax, AFN would not be able to offset the income of the securitization vehicles with any losses of AFN or any of its subsidiaries.

RISKS RELATING TO THE BUSINESS OF AFN AS A RESULT OF THE BUSINESS

COMBINATION

These risks factors represent the risks we believe the combined company will face following the business combination and may differ in some respects from the risks facing AFN and/or Cohen if they were to continue to operate as independent companies. Upon completion of the business combination, AFN intends on changing its business strategy and shifting its business model from a capital investment company to a comprehensive operating company that is expected to be less capital intensive. AFN anticipates generating investment income and fee income through Cohen’s three operating business segments — Capital Markets, Asset Management and Principal Investing. Therefore, upon completion of the business combination, AFN will primarily be subject to the risks attendant to Cohen’s business which are described herein, including below.

Risks Related to the Combined Company’s Organizational Structure

AFN will be a holding company whose primary asset will be membership units in Cohen and will be dependent on distributions from Cohen to pay taxes and other obligations.

Following the business combination, AFN will be a holding company whose primary asset will be membership units in Cohen. Since Cohen will be a limited liability company taxed as a partnership, AFN, as a member of Cohen, could incur tax obligations as a result of its allocable share of the income from the operations of Cohen. In addition, AFN will have convertible senior debt and junior subordinated notes outstanding following the business combination. As of June 30, 2009, AFN had $28.7 million principal amount of convertible senior debt and $48.1 million principal amount of junior subordinated notes outstanding. Subject to the limitations of the 2009 Credit Facility, Cohen will pay distributions to AFN in amounts necessary to satisfy AFN’s tax obligations and regularly scheduled payments of interest in connection with AFN’s convertible senior debt and AFN’s junior subordinated notes, and AFN will be dependent on these distributions from Cohen to generate the funds necessary to meet these obligations and liabilities. Industry conditions and financial, business and other factors, including those identified as risk factors in this proxy statement/prospectus, will affect Cohen’s ability to generate the cash flows it needs to make these distributions.

Cohen’s 2009 Credit Facility imposes limitations on Cohen’s ability to make distributions to AFN. So long as no default or event of default has occurred and is continuing, Cohen may make distributions to AFN to pay regularly scheduled interest payments on AFN’s convertible senior debt and AFN’s junior subordinated notes and in amounts necessary to enable AFN to pay its taxes. There may also be circumstances under which Cohen may be restricted from paying dividends to AFN under applicable law or regulation (for example due to Delaware limited liability company act limitations on Cohen’s ability to make distributions if liabilities of Cohen after the distribution would exceed the value of Cohen’s assets).

Daniel G. Cohen and other executive officers of the combined company may exercise significant influence over matters requiring stockholder approval.

Upon completion of the business combination, Daniel G. Cohen will beneficially own one share of Series A preferred stock, which will have no economic rights, but will entitle Mr. Cohen to nominate and elect at least one-third (but less than a majority) of AFN’s board of directors. In addition, all of the individuals expected to be directors and executive officers of AFN following the business combination and their affiliates (including the shares of AFN common stock currently held by Mr. Cohen and his affiliates), as a group, are expected to beneficially own 20.9% of the outstanding shares of AFN common stock, assuming Mr. Cohen is the only Cohen member other than AFN to retain recapitalized Cohen membership units. Beginning in July 2010, Mr. Cohen will have the right to convert the share of Series A preferred stock into 4,983,557 shares of Series B preferred stock, which will have no economic rights but will entitle him to vote together with AFN stockholders on all matters presented to the stockholders and to exercise approximately 31.9% of the voting power of the outstanding shares of AFN common stock (assuming all Cohen members except Mr. Cohen elect to receive shares of AFN common stock in the business combination and there is no change in AFN’s capitalization). The Series A preferred stock and Series B preferred stock will be redeemed on December 31, 2012 by AFN in exchange for a nominal payment equal to the aggregate par value of such shares. There are no voting agreements or other arrangements or understandings among Mr. Cohen and AFN’s other directors and executive officers with respect to the combined company’s equity securities; however, to the extent that Mr. Cohen and AFN’s other directors and executive officers vote their shares in the same manner, their combined stock ownership and voting rights may have a significant or decisive effect on the election of all of the directors and the approval of matters that are presented to our stockholders. Their ownership may discourage someone from making a significant equity investment in AFN, even if AFN needed the investment to operate its business. The size of their combined stock holdings could be a significant factor in delaying or preventing a change of control transaction that other AFN stockholders may deem to be in their best interests, such as a transaction in which the other stockholders would receive a premium for their shares over their then current market prices.

Risks Related to Ownership of AFN Common Stock

AFN may not be able to comply with the listing standards of the NYSE and its common stock may be delisted, which could have a material adverse effect on the liquidity and value of AFN’s common stock. In the event that AFN common stock is delisted from the NYSE, AFN may be required to repurchase its convertible notes. In addition, if AFN is unable to list the AFN common stock on the NYSE Amex or any other national securities exchange registered with the SEC, AFN will fail to satisfy a closing condition in the merger agreement, which failure, unless waived, could result in a termination of the merger agreement.

On October 10, 2008, AFN was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to AFN’s common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, AFN notified the NYSE of its intent to cure this deficiency.

Under the NYSE rules, AFN has six months from the date of the NYSE notice to comply with the NYSE minimum share price standards. If AFN is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. However, on February 26, 2009, the NYSE granted NYSE-listed companies a reprieve from the NYSE’s $1 minimum price requirement until June 30, 2009 which reprieve was subsequently extended for an additional month through July 31, 2009. In addition, the NYSE permanently decreased its market-capitalization standard to $15 million for listed companies, which previously required that average market capitalization of an NYSE-listed company be at least $25 million over any 30 consecutive trading day period. AFN therefore has until September 13, 2009 to become compliant with the NYSE minimum share price standard. If AFN fails to meet any of the other NYSE’s listing standards, however, AFN may become delisted for failing to comply with the NYSE’s continued listing standards. Delisting of AFN’s common stock could have a material adverse effect on the liquidity and value of AFN’s common stock.

The holders of AFN’s outstanding $28.7 million aggregate principal amount of convertible senior debt will have the right to require AFN to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, AFN common stock ceases to be listed on the NYSE, another established national securities exchange or an automated over the counter, or OTC, trading market in the United States. If AFN is delisted due to a failure to meet any of the NYSE’s listing standards and is unable to list the AFN common stock on another established national securities exchange, such as NYSE Amex, or an automated United States OTC trading market, some or all of the holders of AFN’s convertible notes may exercise their right to require AFN to repurchase up to $28.7 million aggregate principal amount of their notes. In addition, if AFN is unable to list the AFN common stock on the NYSE Amex or any other national securities exchange registered with the SEC, AFN will fail to satisfy a closing condition in the merger agreement, which failure, unless waived, could result in a termination of the merger agreement.

The market price of AFN common stock may be volatile and may be affected by market conditions beyond AFN’s control, and you may be unable to resell your shares at or above the value of the AFN common stock you receive in the business combination or at all.

The market price of AFN common stock after the business combination will be subject to significant fluctuations in response to, among other factors:

•	variations in AFN’s operating results and market conditions specific to specialty finance companies;

•	changes in financial estimates or recommendations by securities analysts;

•	the emergence of new competitors or new technologies;

•	operating and market price performance of other companies that investors deem comparable;

•	changes in AFN’s board or management;

•	sales or purchases of AFN common stock by insiders;

•	commencement of, or involvement in, litigation;

•	changes in governmental regulations; and

•	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in AFN’s industry, or the stock market in general, continue to experience a loss of investor confidence, the market price of AFN common stock could decline further for reasons unrelated to its business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of AFN’s common stock to fall and may expose AFN to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.

AFN does not expect to pay dividends for the foreseeable future, and you must rely on increases in the market prices of AFN common stock for returns on your investment.

AFN does not expect to pay dividends for the foreseeable future. Current AFN stockholders and Cohen members who become AFN stockholders must rely on increases, if any, in the market price of AFN common stock for any return on their investment.

Future sales of AFN common stock in the public market could lower the price of AFN common stock and impair AFN’s ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of AFN common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of AFN common stock and could make it more difficult for AFN to raise funds in the future through a public offering of its securities. Of the shares of AFN common stock estimated to be issuable as merger consideration, up to approximately [—] million shares will be eligible for sale in the public market without restriction. The remaining shares of AFN common stock estimated to be issuable as merger consideration, or approximately [—] million shares, may generally only be resold by the holders of those shares in accordance with Rule 144 under the Securities Act, pursuant to an effective registration statement under the Securities Act, or pursuant to any other available exception under the Securities Act.

The Maryland General Corporation Law, or the MGCL, and provisions in the AFN charter and bylaws may prevent takeover attempts that could be beneficial to AFN’s stockholders.

Provisions of the MGCL and the AFN charter and bylaws could discourage a takeover of AFN even if a change of control of AFN would be beneficial to the interests of its stockholders. These statutory, charter and bylaw provisions include the following:

•

the MGCL generally requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter to approve a merger, consolidation, or share exchange involving AFN or the transfer of all or substantially all of AFN’s assets;

•

the AFN board has the power to classify and reclassify authorized and unissued shares of common stock or preferred stock and, subject to certain restrictions in the New Cohen LLC Agreement, authorize the issuance of a class or series of common stock or preferred stock without stockholder approval;

•

AFN’s charter may be amended only if the amendment is declared advisable by its board of directors and approved by the affirmative vote of the holders of AFN stock entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter;

•

the holder of Series A preferred stock, voting separately as a class at each annual meeting, will be entitled to nominate and elect a number of Series A directors equal to at least one-third (but less than a majority) of the total number of directors and only the holders of Series A preferred stock or a majority of the Series A directors then in office can fill a vacancy among the Series A directors;

•

a director (other than a Series A director) may be removed from office at any time with or without cause by the affirmative vote of the holders of AFN stock entitled to cast at least two-thirds of the votes of the stock entitled to be cast in the election of directors;

•

an advance notice procedure for stockholder proposals to be brought before an annual meeting of AFN stockholders and nominations of persons for election to AFN’s board of directors at an annual or special meeting of AFN stockholders;

•	no stockholder is entitled to cumulate votes at any election of directors; and

•

AFN’s stockholders may take action in lieu of a meeting with respect to any actions that are required or permitted to be taken by AFN’s stockholders at any annual or special meeting of stockholders only by unanimous consent.

The New Cohen LLC Agreement prevents AFN from undertaking certain actions that may be in the best interest of AFN without the affirmative approval of a majority of Cohen members, other than AFN, having a percentage interest of at least 10% of the recapitalized Cohen membership units.

The New Cohen LLC Agreement provides that, until such time as the Series A preferred stock is converted into Series B preferred stock, if there is any Cohen member other than AFN having percentage interests of at least 10% of Cohen, AFN may not take any of the following actions without the affirmative approval of a majority of the voting power of the Cohen members, other than AFN, having a percentage interest of at least 10% of Cohen membership units:

•

issue any additional securities of AFN or permit any subsidiary of AFN other than Cohen and other than subsidiaries formed to engage in securitization transactions to issue any additional securities (other than as specifically contemplated in the merger agreement or the New Cohen LLC Agreement);

•	enter into or suffer a transaction constituting a change of control of AFN other than as specifically contemplated in the merger agreement;

•	amend AFN’s charter or bylaws in any manner which adversely affects certain redemption rights of the members of Cohen other than AFN (other than as specifically contemplated in the merger agreement);

•	adopt any plan of liquidation or dissolution, or file a certificate of dissolution; or

•

directly or indirectly, enter into or conduct any business other than the ownership of Cohen membership units, the ownership of certain subsidiaries, the management of the business of Cohen, the payment of AFN’s outstanding debt obligations, and such other activities as are reasonably required in connection with the ownership of Cohen membership units and the management of the business of Cohen.

Immediately following the completion of the business transaction, Daniel G. Cohen, through Cohen Bros. Financial, will have a majority of the voting power of Cohen members, other than AFN, having a percentage interest of at least 10% of the recapitalized Cohen membership units and each of the actions set forth above will be subject to his approval. As a result, it is possible that Mr. Cohen, in his capacity as a Cohen member with approval rights over the matters identified above, could disapprove actions that would be in best interests of AFN even though, as Chairman and Chief Executive Officer of AFN, he will have fiduciary duties that he owes to AFN.

The New Cohen LLC Agreement prevents Cohen from undertaking certain actions that may be in the best interest of Cohen and AFN without the affirmative approval of AFN and the affirmative approval of a majority of Cohen members, other than AFN, having a percentage interest of at least 10% of the recapitalized Cohen membership units.

The New Cohen LLC Agreement prevents Cohen from undertaking the following actions without the affirmative approval of AFN and a majority of voting power of the Cohen members, other than AFN, having a percentage interest of at least 10% of the recapitalized Cohen membership units:

•	issue any units or other securities of Cohen to any person other than AFN (other than as specifically contemplated in the merger agreement and in the New Cohen LLC Agreement);

•	enter into or suffer a transaction constituting a change of control of Cohen (other than as specifically contemplated in the merger agreement);

•	amend the New Cohen LLC Agreement or its certificate of formation (other than as specifically contemplated in the merger agreement);

•	remove Daniel G. Cohen as a manager or Chairman of the board of managers of Cohen other than for cause;

•	adopt an equity compensation plan; or

•	adopt any plan of liquidation or dissolution, or file a certificate of dissolution.

Immediately following the completion of the business transaction, Daniel G. Cohen, through Cohen Bros. Financial, will have a majority of the voting power of Cohen members, other than AFN, having a percentage interest of at least 10% of the recapitalized Cohen membership units and each of the actions set forth above will be subject to his approval. As a result, it is possible that Mr. Cohen, in his capacity as a Cohen member with approval rights over the matters identified above, could disapprove actions that would be in best interests of AFN even though, as Chairman and Chief Executive Officer of AFN, he will owe AFN a fiduciary duty.

Risks Related to AFN’s Business Generally Upon Completion of the Business Combination

If AFN does not retain its senior management and continue to attract and retain qualified personnel, it may not be able to execute its business strategy.

The members of AFN’s senior management team following completion of the business combination will have extensive experience in the financial services industry. Their reputations and relationships with investors, financing sources and members of the business community in AFN’s industry, among others, are critical elements in operating and expanding its business. As a result, the loss of the services of one or more members of AFN’s senior management team could impair its ability to implement its integration plan and execute its business strategy, which could hinder its ability to achieve and sustain profitability. Following the business combination, Messrs Ricciardi and Pooler will have agreements that will govern their employment with the combined company, and Mr. Cohen has agreed to devote substantially all of his business time and efforts to the performance of the duties required by his office. See “Cohen Special Meeting — Cohen Executive Compensation — Employment Agreements” for additional information on these agreements.

AFN will depend on the diligence, experience, skill and network of business contacts of its executive officers and employees in connection with (1) its capital markets business segment, (2) its asset management operations, (3) its investment activities, and (4) the evaluation, negotiation, structuring and management of its investment funds, permanent capital vehicles, and structured products. AFN’s business will depend on the expertise of its personnel and their ability to work together as an effective team and its success will depend substantially on its ability to attract and retain qualified personnel. Competition for employees with the necessary qualifications is intense and AFN may not be successful in its efforts to recruit and retain the required personnel. The anticipated members of AFN’s senior management following the business combination do not have retention agreements that extend beyond the completion of the business combination and the non-competition provisions in their employment agreements, if any, may not be adequate. The departure of an executive officer who does not have an adequate non-competition agreement may have a material effect on one or more lines of business. In some instances, the departure of an executive officer, whether or not he has a non-competition agreement, may have a material effect on one or more lines of business. See “Cohen Special Meeting — Cohen Executive Compensation — Employment Agreements” for additional information on non-competition provisions. The inability to retain (including as a result of additional workforce reductions) and recruit qualified personnel could affect AFN’s ability to provide an acceptable level of service to its clients and funds, attract new clients and develop new lines of business which could have a material adverse effect on its business.

Cohen has experienced rapid growth in its capital markets business segment over the past several quarters, which may be difficult to sustain and may place significant demands on the combined company’s administrative, operational and financial resources. Future growth may, under some circumstances, require regulatory approval.

Following the business combination, AFN intends to focus on the continued growth of Cohen’s capital markets business segment, which could place additional demands on the combined company’s resources and increase its expenses. AFN’s future growth will depend on, among other things, its ability to successfully identify groups and individuals to join its firm. It may take more than a year for AFN to determine whether it has successfully integrated new individuals and capabilities into its operations. During that time, AFN may incur significant expenses and expend significant time and resources toward training, integration and business development. In addition, AFN’s membership agreement with FINRA limits the number of representatives who have direct contact with AFN’s public customers without FINRA review and approval. The need to obtain such approval could slow or prevent AFN’s growth. If AFN is unable to hire and retain senior management or other qualified personnel, it will not be able to implement its growth strategy and its financial results may be materially and adversely affected.

Following the business combination, AFN will need to (1) commit additional management, operational and financial resources to continue and sustain its growth and (2) maintain appropriate operational and financial systems to adequately support expansion. There can be no assurance that AFN will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth, and any failure to do so could have a material adverse effect on its ability to generate revenue and control expenses.

AFN may not realize the anticipated synergies, cost savings and growth opportunities from the business combination.

The success of the business combination will depend, in part, on the ability of the combined company to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of Cohen and AFN. The combined company’s success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of Cohen’s and AFN’s businesses and operations. Even if the companies are able to integrate their business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings and growth opportunities that Cohen and AFN currently expect from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated and the benefits from the business combination may be offset by costs incurred in integrating the companies. The business combination will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of Cohen and AFN. There can be no assurance that management will be able to integrate Cohen and AFN successfully.

Difficult market conditions, particularly in the securitization markets, have adversely affected Cohen’s and AFN’s businesses in many ways and may continue to adversely affect the combined company’s business in a manner which could materially reduce the combined company’s revenues and the value of its CDO management contracts.

AFN’s business will continue to be materially affected by conditions in the global financial markets and economic conditions throughout the world. The past several quarters have been extremely volatile and have presented many challenges including declines in the housing and credit markets in the United States and Europe and heightened concerns over the creditworthiness of various financial institutions. Credit markets have continued to experience illiquidity and wider credit spreads. These factors have resulted in significant declines in the performance of financial assets in general with even more severe pressure on securitized financial assets.

Upon completion of the business combination, AFN’s asset management revenues and CDO investments will be materially and directly affected by conditions in the global securitization markets. Further, since a significant portion of AFN’s asset management contracts and CDO investments will relate to entities that are collateralized by securities issued by banks and insurance companies, and real estate-related securities, AFN will be directly and materially affected by adverse changes in those sectors. During the recent period of unfavorable market and economic conditions, including loss of confidence of ratings agencies, the credit quality of certain assets underlying CDOs have been adversely affected and investors have been unwilling to invest in CDOs. As a result, Cohen’s and AFN’s profitability have been adversely affected and these same factors may continue to adversely affect the combined company’s business. The future market and economic climate may further deteriorate due to factors beyond the combined company’s control, including rising interest rates or inflation, increasing unemployment, continued turmoil in the credit markets, terrorism or political uncertainty.

In addition, historically, the majority of Cohen’s new issue revenues have come from arranging or participating in new debt offerings securitized by certain assets. As noted above, investments in CDOs, CLOs, and similar structured vehicles have fallen out of favor with investors and Cohen’s ability to generate new issue revenues from the creation of new securitized financial assets has been adversely affected. If AFN is unable to increase these revenues, or replace them with new or other sources of revenue, its results of operations could be adversely affected.

Employee misconduct or error, which can be difficult to detect and deter, could harm AFN by impairing its ability to attract and retain clients and by subjecting it to significant legal liability and reputational harm.

There have been a number of highly-publicized cases involving fraud or other misconduct by employees and others in the financial services industry, and there is a risk that AFN’s employees could engage in misconduct that adversely affects its business. For example, AFN may be subject to the risk of significant legal liabilities under securities or other laws for its employees’ material omissions or materially false or misleading statements in connection with securities and other transactions. In addition, AFN’s advisory business after the business combination will require that AFN deal with confidential matters of great significance to its clients. If AFN’s employees were improperly to use or disclose confidential information provided by its clients, AFN could be subject to regulatory sanctions and could suffer serious harm to its reputation, financial position, current client relationships and ability to attract future clients. Following the business combination, AFN will also be subject to extensive regulation under securities laws and other laws in connection with its investment management business. Failure to comply with these legislative and regulatory requirements by any of its employees could adversely affect AFN and its clients. It is not always possible to deter employee misconduct, and any precautions taken by AFN to detect and prevent this activity may not be effective in all cases. Cohen is currently defending litigation in which a plaintiff alleged that certain employees of one of Cohen’s subsidiaries improperly sold securities that were not suitable for a particular purchaser. For more information see “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Cohen Litigation” beginning on page [—]. Such litigation, even if it lacks merit, is costly to defend and can distract employees and management from the business of the combined company.

Furthermore, employee errors, including mistakes in executing, recording or reporting transactions for clients, could cause AFN to enter into transactions that clients may disavow and refuse to settle, which could expose AFN to financial losses and could seriously harm its reputation and negatively affect its business. The risk of employee error or miscommunication may be greater for products that are new or have non-standardized terms.

The combined company will operate in a highly regulated industry and may face restrictions with respect to the way it conducts certain of its operations.

AFN’s business after the business combination will be subject to extensive government and other regulation and its relationship with its broker-dealer clients may subject it to increased regulatory scrutiny. These regulations are designed to protect the interests of the investing public generally rather than AFN’s stockholders and may result in limitations on AFN’s activities. Governmental and self-regulatory organizations, including the SEC, FINRA, the Commodity Futures Trading Commission and other agencies and securities exchanges such as the NYSE and NYSE Amex regulate the United States financial services industry, and are expected to regulate certain of AFN’s operations upon completion of the business combination in the United States. Some of AFN’s international operations will be subject to similar regulations in their respective jurisdictions, including rules promulgated by the FSA, which apply to entities which are authorized and regulated by the FSA. These regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. Some aspects of the combined company’s business that will be subject to extensive regulation, include:

•	sales methods and trade practices;

•	use and safekeeping of client funds and securities;

•	the manner in which AFN will deal with clients;

•	capital requirements;

•	financial and reporting practices;

•	required record keeping and record retention procedures;

•	the licensing of employees;

•	the conduct of directors, officers, employees and affiliates;

•	systems and control requirements;

•	restrictions on marketing, gifts and entertainment; and

•	client identification and anti-money laundering requirements.

The SEC, FINRA, FSA and various other domestic and international regulatory agencies also have stringent rules and regulations with respect to the maintenance of specific levels of net capital by broker-dealers. Generally, in the United States, a broker-dealer’s net capital is defined as its net worth plus qualified subordinated debt less deductions for certain types of assets. If these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, AFN’s operations that require the intensive use of capital would be limited. Also, AFN’s ability to withdraw capital from its regulated subsidiaries will be subject to restrictions, which in turn could limit the ability of AFN or its subsidiaries to pay dividends, repay debt, make distributions and redeem or purchase shares of AFN common stock or other equity interests in AFN’s subsidiaries. A large operating loss or charge against net capital could adversely affect AFN’s ability to expand or even maintain its expected levels of business, which could have a material adverse effect on its business. In addition, AFN may become subject to net capital requirements in other foreign jurisdictions in which it expects to operate. While we expect AFN to maintain levels of capital in excess of regulatory minimums, we cannot predict AFN’s future capital needs or its ability to obtain additional financing.

If AFN or any of its subsidiaries fails to comply with any of these laws, rules or regulations, AFN or such subsidiary may be subject to censure, fines, cease-and-desist orders, suspension of business, suspensions of personnel or other sanctions, including revocation of registrations with FINRA, withdrawal of authorizations from the FSA or revocation of registrations with other similar international agencies to whose regulation AFN is subject, which would have a material adverse effect on AFN’s business. Even if a sanction imposed against AFN or its personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against it by regulators could harm its reputation and cause it to lose existing clients or fail to gain new clients.

The authority to operate as a broker-dealer in a jurisdiction will be dependent on the registration or authorization in that jurisdiction or the maintenance of a proper exemption from such registration or authorization. AFN’s ability to comply with all applicable laws and rules is largely dependent on its compliance, credit approval, audit and reporting systems and procedures, as well as its ability to attract and retain qualified personnel. The continued growth and expansion of AFN’s business may create additional strain on AFN’s compliance, credit approval, audit and reporting systems and procedures and could result in increased costs to maintain and improve such systems and procedures.

In addition, new laws or regulations or changes in the enforcement of existing laws or regulations applicable to AFN and its clients also may adversely affect AFN’s business, and its ability to function in this environment will depend on its ability to constantly monitor and react to these changes. Such changes may cause AFN to change the way it expects to conduct its business, both in the United States and internationally. The government agencies that will regulate AFN have broad powers to investigate and enforce compliance and punish noncompliance with their rules, regulations and industry standards of practice. If AFN and its directors, officers and employees fail to comply with the rules and regulations of these government agencies, they may be subject to claims or actions by such agencies.

Substantial legal liability or significant regulatory action could have material adverse financial effects or cause significant reputational harm, either of which could seriously harm the combined company’s business.

Post-business combination, AFN will face substantial regulatory and litigation risks and conflicts of interests, and may face legal liability and reduced revenues and profitability if its business is not regarded as compliant or for other reasons. AFN will be subject to extensive regulation and many aspects of its business will subject AFN to substantial risks of liability. AFN expects to engage in activities in connection with (1) the evaluation, negotiation, structuring, sales and management of its investment funds, permanent capital vehicles and structured products, including CDOs, (2) its capital markets business segment, (3) its asset management operations, and (4) its investment activities. AFN’s activities may subject it to the risk of significant legal liabilities under securities or other laws for material omissions or material false or misleading statements made in connection with securities offerings and other transactions. In addition, to the extent AFN’s clients, or investors in its investment funds, permanent capital vehicles and structured products, suffer losses, they may claim those losses result from the fraud, negligence, willful misconduct or other similar misconduct of AFN or its officers, directors, employees or agents or affiliates and may bring actions against AFN under federal or state securities or other applicable laws. Dissatisfied clients may also make claims regarding quality of trade execution, improperly settled trades, or mismanagement against AFN. AFN may become subject to these claims as the result of failures or malfunctions of electronic trading platforms or other brokerage services, including failures or malfunctions of third-party providers’ systems which are beyond the control of the combined company, and third parties may seek recourse against AFN for any losses.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors and asset managers has been increasing. With respect to the asset management business, AFN expects to make investment decisions on behalf of its clients that could result in, and in some instances in the past under Cohen’s management have resulted in, substantial losses. In addition, all of the permanent capital vehicles that AFN will manage will rely on exemptions from regulation under the Investment Company Act and some of them will be structured to comply with certain provisions of the Internal Revenue Code. As the manager of these vehicles, AFN will be responsible for their compliance with regulatory requirements. Investment decisions AFN makes on behalf of the vehicles could cause the vehicles to fail to comply with regulatory requirements and could result in substantial losses to such vehicles. Although AFN expects that the management agreements relating to such vehicles will include broad indemnities from its clients and provisions designed to limit its exposure to legal claims relating to its services, these provisions may not protect AFN or may not be enforced in all cases.

In addition, AFN will be exposed to risks of litigation or investigation relating to transactions which present conflicts of interest that are not properly addressed. In such actions, AFN could be obligated to bear legal, settlement and other costs (which may be in excess of available insurance coverage). Also, with a workforce consisting of many very highly paid professionals, AFN may face the risk of lawsuits relating to claims for compensation, which may individually or in the aggregate be significant in amount. In addition, as a public company, AFN will be subject to the risk of investigation or litigation by regulators or its public stockholders arising from an array of possible claims, including investor dissatisfaction with the performance of its business or its share price, allegations of misconduct by its officers and directors or claims that AFN has inappropriately dealt with conflicts of interest or investment allocations. In addition, AFN may incur significant expenses in defending claims, even those without merit. If any claims brought against AFN result in a finding of substantial legal liability and/or require AFN to incur all or a portion of the costs arising out of litigation or investigation, AFN’s business, financial condition, liquidity and results of operations could be materially and adversely affected. Such litigation or investigation, whether resolved in favor of AFN or not, could cause significant reputational harm to AFN, which could seriously harm its business.

Cohen is currently defending litigation arising out of alleged misconduct of one of its subsidiaries regarding the sale of securities. See “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Cohen Litigation” beginning on page [—].

The competitive pressures the combined company faces as a result of operating in a highly competitive market could have a material adverse effect on its business, financial condition, liquidity and results of operations.

A number of entities conduct investment management, origination, investment and broker-dealer activities. AFN will compete with public and private funds, REITs, commercial and investment banks, savings and loan institutions, mortgage bankers, insurance companies, institutional bankers, governmental bodies, commercial finance companies, traditional asset managers, brokerage firms and other entities.

Many firms offer similar and additional products and services to the same types of clients that AFN will target. Many of its competitors will be substantially larger and have more relevant experience, considerably greater financial, technical and marketing resources and have more personnel than AFN. There are few barriers to entry, including a relatively low cost of entering these lines of business, and the successful efforts of new entrants into AFN’s expected lines of business, including major banks and other financial institutions, may result in increased competition. Other industry participants may, from time to time, seek to recruit AFN’s investment professionals and other employees away from AFN.

With respect to its investment management activities, AFN’s competitors may have more extensive distribution capabilities, more effective marketing strategies, more attractive investment vehicle structures and broader name recognition than AFN does. Further, other investment managers may offer services at more competitive prices than AFN, which could put downward pressure on AFN’s fee structure. With respect to its origination and investment activities, some competitors may have a lower cost of funds, enhanced operating efficiencies and access to funding sources that are not available to AFN. In addition, some of AFN competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than AFN. The competitive pressures facing AFN, if not effectively managed, may have a material adverse effect on its business, financial condition, liquidity and results of operations.

Also, as a result of this competition, AFN may not be able to take advantage of attractive investment management, origination and investment opportunities and, therefore, may not be able to identify and pursue opportunities that are consistent with its objectives. Competition may limit the number of suitable investment opportunities offered to AFN. It may also result in higher prices, lower yields and a narrower spread of yields over AFN’s borrowing costs, making it more difficult for AFN to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment in desirable assets, which may in turn reduce AFN’s earnings per share.

With respect to its broker-dealer activities, AFN’s revenues could be adversely affected if large institutional clients that AFN expects to have increase the amount of trading they do directly with each other rather than through AFN, decrease the amount of trading they do with AFN because they decide to trade more with competitors of AFN, decrease their trading of certain OTC products in favor of exchange-traded products, or hire in-house professionals to handle trading that AFN would otherwise be engaged to do.

Cohen has experienced intense price competition in its brokerage business in recent years. Some competitors may offer brokerage services to clients at lower prices than AFN will be able to offer, which may force AFN to reduce its prices or to lose market share and revenue. In addition, AFN intends to focus primarily on providing brokerage services in markets for less commoditized financial instruments. As the markets for these instruments become more commoditized, AFN could lose market share to other inter-dealer brokers, exchanges and electronic multi-dealer brokers who specialize in providing brokerage services in more commoditized markets. If a financial instrument for which AFN will provide brokerage services becomes listed on an exchange or if an exchange introduces a competing product to the products AFN expects to broker in the OTC market, the need for AFN’s services in relation to that instrument could be significantly reduced. Further, the recent consolidation among exchange firms, and expansion by these firms into derivative and other non-equity trading markets, will increase competition for customer trades and place additional pricing pressure on commissions and spreads.

Accounting rules for certain of AFN’s transactions will be highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could adversely impact its financial statements.

Accounting rules for transfers of financial assets, securitization transactions, consolidation of variable interest entities, or VIEs, determining the fair value of financial instruments and other aspects of AFN’s anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to delay in preparation of financial information. Changes in accounting interpretations or assumptions could impact AFN’s financial statements.

AFN may experience further writedowns of financial instruments and other losses related to the volatile and illiquid market conditions.

The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy has been adversely impacted by the credit crisis. Available liquidity, particularly through ABS, CDOs and other securitizations, declined precipitously during 2007, continued to decline in 2008 and remains significantly depressed as of the date of this proxy statement/prospectus. The carrying value of AFN’s investments in debt securities and loans decreased $4.7 billion to $3.8 billion as of June 30, 2009, from $8.5 billion as of December 31, 2007. The $4.7 billion decrease was primarily due to the significant changes in the market conditions during the same period. During 2008 and the first quarter of 2009, Cohen recognized losses on its investments in the amounts of $20.9 million and $6.5 million, respectively. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued price declines in the United States housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis. The disruption in these markets will directly impact the business of the combined company because its investment portfolio will include investments in MBS, residential mortgages, leveraged loans and bank and insurance company debt. The combined company will continue to have exposure to these markets and products, and as market conditions continue to worsen, the fair value of its investments could further deteriorate. In addition, market volatility, illiquid market conditions and disruptions in the credit markets have made it extremely difficult to value certain of the securities that will be held by the combined company. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these securities in future periods. Any of these factors could require AFN to take further writedowns in the fair value of its investments portfolio, which may have an adverse effect on its results of operations in future periods.

If AFN fails to maintain effective internal control over financial reporting and disclosure controls and procedures in the future, AFN may not be able to accurately report its financial results, which could have an adverse effect on its business.

If AFN’s internal control over financial reporting and disclosure controls and procedures are not effective, AFN may not be able to provide reliable financial information. Subsequent to the filing of its annual report on Form 10-K for the year ended December 31, 2008, AFN determined that its internal control over financial reporting as of December 31, 2008 was not effective due to the existence of a material weakness in its processes for determining the fair value of certain investments. Although AFN has implemented additional procedures that AFN believes have improved its processes for estimating the fair value of its investments, AFN cannot be certain that these measures will ensure that it will maintain adequate controls over its financial reporting process in the future. If AFN discovers additional deficiencies, AFN will make efforts to remediate these deficiencies; however, there is no assurance that AFN will be successful either in identifying deficiencies or in their remediation. In addition, upon completion of the business combination, AFN will have to evaluate its own and its consolidated subsidiaries’ (including Cohen’s) internal control systems in order to allow its management to report on its internal control over financial reporting on a consolidated basis. The integration of Cohen’s operations into AFN’s internal control over financial reporting will require additional time and resources from AFN’s management and other personnel and may increase its compliance costs. Any failure to maintain effective controls in the future could adversely affect its business or cause AFN to fail to meet its reporting obligations. Such non-compliance could also result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of AFN’s financial statements. In addition, perceptions of AFN’s business among customers, suppliers, rating agencies, lenders, investors, securities analysts and others could be adversely affected.

If AFN is unable to manage the risks of international operations effectively, its business could be adversely affected.

Following the business combination, AFN expects to provide services and products to clients in Europe, through offices in London and Paris, and Japan, through an office in Tokyo, and it may seek to further expand its international operations in the future. There are certain additional risks inherent in doing business in international markets, particularly in the regulated brokerage industry. These risks include:

•	additional regulatory requirements;

•	difficulties in recruiting and retaining personnel and managing the international operations;

•	potentially adverse tax consequences, tariffs and other trade barriers;

•	adverse labor laws; and

•	reduced protection for intellectual property rights.

If AFN is unable to manage any of these risks effectively, its business could be adversely affected.

In addition, international operations will expose AFN to the risk of fluctuations in currency exchange rates. Although AFN may hedge its foreign currency risk, it may not be able to do so successfully and may incur losses that could adversely affect its financial condition or results of operations.

AFN will be highly dependent on information and communications systems. Systems failures could significantly disrupt AFN’s business, which may, in turn, negatively affect its operating results.

AFN’s business will depend to a substantial degree on the proper functioning of its information and communications systems and its ability to retain the employees who operate and maintain these systems. Any failure or interruption of AFN’s systems, due to systems failures, staff departures or otherwise, could result in delays, increased costs or other problems which could have a material adverse effect on its operating results. A disaster, such as water damage to an office, an explosion or a prolonged loss of electrical power, could materially interrupt AFN’s business operations and cause material financial loss, regulatory actions, reputational harm or legal liability. In addition, if security measures contained in AFN’s systems are breached as a result of third-party action, employee error, malfeasance or otherwise, AFN’s reputation may be damaged and its business could suffer. Cohen has developed a business continuity plan, however, there are no assurances that such plan will be successful in preventing, timely and adequately addressing, or mitigating the negative effects of any failure or interruption.

AFN cannot assure holders of its common stock that its information systems and other technology will continue to be able to accommodate its growth, or that the cost of maintaining the systems and technology will not materially increase from the current level. A failure to accommodate growth, or a material increase in costs related to information systems and technology, could have a material adverse effect on AFN.

AFN will depend on third-party software licenses and the loss of any of AFN’s key licenses could adversely affect its ability to provide its brokerage services.

AFN licenses software from third parties, some of which is integral to its electronic brokerage systems and its business. Such licenses are generally terminable if AFN breaches its obligations under the licenses or if the licensor gives AFN notice in advance of the termination. If any of these relationships were terminated, or if any of these third parties were to cease doing business, AFN may be forced to spend significant time and money to replace the licensed software. These replacements may not be available on reasonable terms, if at all. A termination of any of these relationships could have a material adverse effect on AFN’s financial condition and results of operations.

Future results of operations of the combined business may differ materially from the unaudited historical pro forma financial data included in this proxy statement/prospectus.

AFN’s future results may be materially different from those shown in the unaudited pro forma financial data included in this proxy statement/prospectus that show only a combination of AFN’s and Cohen’s historical results. The unaudited pro forma financial data in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what AFN’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated or what may be achieved in the future. The unaudited pro forma financial data in this proxy statement/prospectus do not give effect to changes in the fair value of assets and certain divestitures of existing AFN investments that may be undertaken.

The business combination is treated as a reverse merger for accounting purposes and therefore, AFN’s net assets will be recorded based on their estimated fair value at the effective date of the business combination. AFN’s net asset value, or NAV, may decline, which may result in a substantial reduction in the book value equity and bargain purchase income shown in the pro forma financial statements.

In addition, future divestitures by AFN of some or all of its interest in consolidated CDOs and other special purpose vehicles may result in the deconsolidation of those entities from AFN’s consolidated financial statements. When AFN consolidates a CDO, it records the underlying assets and liabilities of the CDO at fair value as part of AFN’s consolidated financial statements, even though the liabilities of the CDO are non-recourse to AFN and AFN has no access to the assets of the CDO to satisfy the recourse liabilities of AFN. Conversely, when AFN holds an unconsolidated interest in a CDO, it records only the fair value of its interest in the CDO rather than all the underlying assets and liabilities included within the CDO entity. Because the interests AFN holds are deeply subordinated and many are not currently receiving cash distributions, the fair value of the interests AFN holds may be substantially less than the net carrying amount of the underlying assets and liabilities of the CDO vehicles or other securitization vehicles consolidated in AFN’s historical financial statements. Whether AFN must consolidate a CDO is determined based upon a complicated analysis under GAAP of whether AFN is the primary beneficiary of the variable interests in the CDO. See “Information Regarding Alesco Financial Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Principles of Consolidation” for a further discussion of applicable GAAP consolidation rules. If AFN were to sell some or all of its interests in one or more CDOs, or if current GAAP consolidation rules or interpretations of those rules change, AFN may no longer be deemed to be the primary beneficiary of the CDOs and, as a result, the assets, liabilities and results of the CDOs would no longer be consolidated in AFN’s financial statements. While deconsolidation could have a material impact on AFN’s financial statements, including a change in AFN’s book value, the liabilities of the CDOs would continue to be non-recourse to AFN and AFN would have no access to the assets of the CDOs to satisfy AFN’s recourse liabilities.

The foregoing matters and other factors may cause the pro forma historical financial position and results of operations, and AFN’s actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this proxy statement/prospectus.

AFN’s failure to deal appropriately with conflicts of interest could damage its reputation and adversely affect its business.

As Cohen expanded its business, it increasingly confronted potential conflicts of interest relating to the investment activities of the entities it managed. As a result, following the business combination, certain of AFN’s permanent capital vehicles and its investment funds may have overlapping investment objectives, which may create conflicts of interest issues for AFN. These entities will have different fee structures and potential conflicts may arise with respect to AFN’s decisions regarding how to allocate investment opportunities among those entities.

It is possible that potential or perceived conflicts could give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and

AFN’s reputation could be damaged if AFN fails, or appears to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest would have a material adverse effect on AFN’s reputation which could materially and adversely affect its business in a number of ways, including as a result of sales of stock by investors in its permanent capital vehicles and redemptions from investors in its hedge fund, an inability to raise additional funds, a reluctance of counterparties to do business with AFN and the costs of defending litigation.

After the completion of the business combination, AFN’s expected Chairman of the board of directors and Chief Executive Officer may have competing duties to other entities that could create potential conflicts of interest and may result in decisions that are not in the best interests of AFN’s stockholders.

If the business combination is consummated, Daniel G. Cohen, AFN’s current Chairman of the board of directors, has agreed to continue to act as AFN’s Chairman of the board of directors and to serve as its Chief Executive Officer and devote substantially all of his business time and effort to the performance of the duties required by those offices. However, Mr. Cohen currently serves as a trustee of RAIT Financial Trust, or RAIT (NYSE: RAS), a public company that makes investments in real estate primarily by making real estate loans, acquiring real estate loans and acquiring real estate interests, and may continue to do so after the business combination. Also, Mr. Cohen’s mother is Chairman of the board of trustees of RAIT. Accordingly, there may be conflicts of interest in allocating investment opportunities to AFN that may also be suitable for RAIT.

In addition, Cohen has been, and, following the business combination, AFN is expected to be, party to agreements with RAIT, and permanent capital vehicles and investment funds sponsored and managed by Cohen, including EuroDekania Limited, or EuroDekania, Star Asia Finance Limited, or Star Asia, the Brigadier Entities and the Deep Value Entities. These agreements include rights of first refusal arrangements with EuroDekania and Star Asia and management agreements with EuroDekania, Star Asia, the Brigadier Entities and the Deep Value Entities. Messrs. Cohen, McEntee and Ricciardi are members of the boards of and/or have ownership interests in these entities. Messrs. Cohen, McEntee and Ricciardi may face conflicts of interest when making decisions regarding these entities, including if either party to such agreements seeks to terminate or enforce their respective rights under such agreements. AFN cannot assure you that it will not be adversely affected by these potential conflicts. Please see “Certain Relationships and Related Party Transactions” beginning on page [—] for more information about these relationships.

Risks Related to Capital Markets Business

The securities settlement process exposes AFN to risks that may adversely affect its business, financial condition and results of operations.

Following the business combination, AFN expects to provide brokerage services to its clients in the form of either agency transactions or “matched principal transactions”. In agency transactions, AFN will charge a commission for connecting buyers and sellers and assisting in the negotiation of the price and other material terms of the transaction. After all material terms of a transaction are agreed upon, AFN will identify the buyer and seller to each other and leave them to settle the trade directly. AFN will be exposed to credit risk for commissions it bills to clients for agency brokerage services.

An increasing number of the brokerage transactions are “matched principal transactions” in which AFN will act as a “middleman” by serving as a counterparty to both a buyer and a seller in matching reciprocal back-to-back trades. These transactions, which generally involve cash equities and bonds, are then settled through clearing institutions with whom AFN expects to have a contractual relationship.

In executing matched principal transactions, AFN will be exposed to the risk that one of the counterparties to a transaction may fail to fulfill its obligations, either because it is not matched immediately or, even if matched, one party fails to deliver the cash or securities it is obligated to deliver upon settlement. AFN expects to focus on less commoditized markets which will exacerbate this risk because transactions in such markets are more likely not to settle on a timely basis. Adverse movements in the prices of securities that are the subject of these transactions can increase AFN’s risk. In addition, widespread technological or communication failures, as well as actual or perceived credit difficulties or the insolvency of one or more large or visible market participants, could cause market-wide credit difficulties or other market disruptions. These failures, difficulties or disruptions could result in a large number of market participants not settling transactions or otherwise not performing their obligations.

AFN will be subject to financing risk in these circumstances because if a transaction does not settle on a timely basis, the resulting unmatched position may need to be financed, either directly by AFN or through one of its clearing organizations at AFN’s expense. These charges may not be recoverable from the failing counterparty. Finally, in instances where the unmatched position or failure to deliver is prolonged or widespread due to rapid or widespread declines in liquidity for an instrument, there may also be regulatory capital charges required to be taken by AFN which, depending on their size and duration, could limit its business flexibility or even force the curtailment of those portions of its business requiring higher levels of capital. For more information regarding regulatory capital requirements, please see the risk factor titled “The combined company will operate in a highly regulated industry and may face restrictions with respect to the way it conducts certain of its operations” on page [—]. Credit or settlement losses of this nature could adversely affect AFN’s financial condition or results of operations.

In the process of executing matched principal transactions, miscommunications and other errors by AFN’s clients or AFN can arise whereby a transaction is not completed with one or more counterparties to the transaction, leaving AFN with either a long or short unmatched position. These unmatched positions are referred to as “out trades,” and they create a potential liability for AFN. If an out trade is promptly discovered and there is a prompt disposition of the unmatched position, the risk to AFN is usually limited. If the discovery of an out trade is delayed, the risk is heightened by the increased possibility of intervening market movements prior to disposition. Although out trades usually become known at the time of, or later on the day of, the trade, it is possible that they may not be discovered until later in the settlement process. When out trades are discovered, AFN’s policy will generally be to have the unmatched position disposed of promptly, whether or not this disposition would result in a loss to AFN. The occurrence of out trades generally rises with increases in the volatility of the market and, depending on their number and amount, such out trades have the potential to have a material adverse effect on AFN’s financial condition and results of operations.

There has been an increasing number of defaults in certain mortgage and asset backed markets that have recently forced a growing number of financial institutions to report losses tied to write-downs of mortgage and ABS. As a result, there is an increased risk that one of AFN’s clients or counterparties may default on their obligations to the combined company arising from either agency or matched principal transactions due to disputes, bankruptcy, lack of liquidity, operational failure or other reasons. Any losses arising from such defaults could adversely affect AFN’s financial condition or results of operations. In addition, the failure of a significant number of counterparties or a counterparty that holds a significant amount of derivatives exposure, or which has significant financial exposure to, or reliance on, the mortgage, asset-backed or related markets, could have a material adverse effect on the trading volume and liquidity in a particular market for which AFN expects to provide brokerage services or on the broader financial markets. It is difficult to predict how long these conditions will continue, whether they will continue to deteriorate and which of AFN’s products and services may be adversely affected. These conditions could adversely affect AFN’s financial condition and results of operations.

Cohen has and it is expected that, following the business combination, AFN will have policies and procedures to identify, monitor and manage its credit risk, in both agency and principal transactions, through reporting and control procedures and by monitoring credit standards applicable to AFN’s clients. These policies and procedures, however, may not be fully effective. Some of AFN’s risk management methods will depend upon the evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by AFN. That information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. If AFN’s policies and procedures are not fully effective or AFN is not always successful in monitoring or evaluating the risks to which it may be exposed, its financial condition or results of operations could be adversely affected. In addition, AFN may not be able to obtain insurance to cover all of the types of risks it faces and any insurance policies it does obtain may not provide adequate coverage for covered risks.

Financial problems experienced by third parties could affect the markets in which AFN expects to provide brokerage services. In addition, a disruption in the credit derivatives market could affect AFN’s net trading revenues.

Problems experienced by third parties could affect the markets in which AFN expects to provide brokerage services. For example, in recent years, hedge funds have increasingly begun to make use of credit and other derivatives as part of their trading strategies. As a result, an increasing percentage of Cohen’s business, directly or indirectly, resulted from trading activity by institutional investors. For example, hedge funds typically employ a significant amount of leverage to achieve their results and, in the past, certain hedge funds have had difficulty managing this leverage, which has resulted in market-wide disruptions. If one or more hedge funds that is a significant participant in a credit derivatives market experience similar problems in the future, including as a result of the recent volatility in the current market, that credit derivatives market could be adversely affected and, accordingly, AFN’s trading revenues in that credit derivatives market could decrease.

In addition, in recent years, reports in the United States and United Kingdom have suggested weaknesses in the way credit derivatives are assigned by participants in the credit derivatives markets. Such reports expressed concern that, due to the size of the credit derivatives market, the volume of assignments and the suggested weaknesses in the assignment process, one or more significant defaults by corporate issuers of debt may lead to further market-wide disruption or result in the bankruptcy or operational failure of hedge funds or other market participants.

Following the business combination, AFN expects to make significant investments in expanding its brokerage services, electronic brokerage systems and market data and analytics services, however, such investments may not produce substantial revenue or profit.

Cohen has made, and following the business combination, AFN expects to continue to make, significant investments in brokerage and market data and analytics services, including investments in personnel, technology and infrastructure, in order to pursue new growth opportunities. With respect to AFN’s brokerage services and electronic brokerage systems, AFN may not receive significant revenue and profit from the hiring of a new broker or the development of a new brokerage desk or electronic brokerage system, or the revenue AFN receives may not be sufficient to cover the cost of the signing-bonus or the minimum level of compensation that it may have contractually agreed to pay a newly hired broker or the substantial development expenses associated with creating a new electronic brokerage platform. Even when personnel hires and systems are ultimately successful, there is typically a transition period before these hires or systems become profitable. In some instances, AFN’s clients may determine that they do not need or prefer an electronic brokerage system and the period before the system is successfully developed, introduced and adopted may extend over many months or years. The successful introduction of an electronic brokerage system in one market or country does not ensure that the same system will be used or favored by clients in similar markets or other countries.

With respect to market data and analytics services, AFN may incur substantial development, sales and marketing expenses and expend significant management effort to create a new product or service. Even after incurring these costs, AFN ultimately may not sell any or may sell only small amounts of these products or services. Consequently, if revenue does not increase in a timely fashion as a result of these expansion and development initiatives, the up-front costs associated with them may exceed the related revenue and reduce AFN’s working capital and income.

AFN may have market risk exposure from unmatched principal transactions entered into by some of AFN’s equity and credit product brokerage desks, which could result in substantial losses to AFN and adversely affect its financial condition and results of operations.

AFN will allow certain of its brokerage desks to enter into a limited number of unmatched principal transactions in the ordinary course of business for the purpose of facilitating clients’ execution needs for transactions initiated by such clients or to add liquidity to certain illiquid markets. As a result, AFN will have market risk exposure on these unmatched principal transactions. AFN’s exposure will vary based on the size of the overall positions, the terms and liquidity of the instruments brokered, and the amount of time the positions will be held before AFN will dispose of the position.

AFN does not expect to track its exposure to unmatched positions on an intra-day basis. These unmatched positions are intended to be held short term. Due to a number of factors, including the nature of the position and access to the market on which it trades, AFN may not be able to match the position or effectively hedge its exposure and often may be forced to hold a position overnight that has not been hedged. To the extent these unmatched positions are not disposed of intra-day, AFN will mark these positions to market. Adverse movements in the securities underlying these positions or a downturn or disruption in the markets for these positions could result in a substantial loss. In addition, any principal gains and losses resulting from these positions could on occasion have a disproportionate effect, positive or negative, on AFN’s financial condition and results of operations for any particular reporting period.

Risks Related to AFN’s Asset Management Business

If the investments AFN makes on behalf of its investment funds, permanent capital vehicles and CDOs perform poorly it will suffer a decline in its investment management revenue and earnings because some of its fees are subject to the credit performance of the portfolios of assets. In addition, the investors in its investment funds and CDOs and, to a lesser extent, its permanent capital vehicles may seek to terminate AFN’s management agreements based on poor performance. Any of these results could adversely affect AFN’s results of operations and its ability to raise capital for future investment funds, permanent capital vehicles and CDOs.

Following the business combination, AFN’s revenue from its investment management business will be derived from fees earned for managing its CDOs and management fees paid by the permanent capital vehicles and investment funds it manages. AFN’s CDOs will generate three types of fees: (1) senior fees that are generally paid to AFN before interest is paid on any of the securities in the capital structure; (2) subordinated fees that are generally paid to AFN after interest is paid on securities in the capital structure; and (3) incentive fees that are generally paid to AFN after a period of years in the life of the CDO and after the holders of the most junior CDO equity securities have been paid a specified return.

In the case of the permanent capital vehicles, AFN’s management fees will be based on the equity of, and net income earned by, the vehicles, which is substantially based on the performance of AFN’s CDOs in which they invest.

Furthermore, in the event that AFN’s CDOs, investment funds or permanent capital vehicles perform poorly, AFN’s investment management revenues and earnings will suffer a decline and it will be more difficult for AFN to structure new CDOs and raise funds for the existing or future permanent capital vehicles or investment funds. AFN’s management contracts may be terminated for various reasons, including the unsatisfactory performance of the underlying assets.

AFN could lose management fee income from the CDOs it will manage or client assets under management as a result of the triggering of certain structural protections built into such CDOs.

The CDOs to be managed by AFN post-business combination generally contain structural provisions including, but not limited to, over-collateralization requirements and/or market value triggers that are meant to protect investors from deterioration in the credit quality of the underlying collateral pool. In certain cases, breaches of these structural provisions can lead to events of default under the indentures governing the CDOs and, ultimately, acceleration of the notes issued by the CDO and liquidation of the underlying collateral. In the event of a liquidation of the collateral underlying a CDO, AFN will lose client assets under management and therefore management fees, which could have a material adverse effect on AFN’s earnings. For additional information, see “Information Regarding Cohen Brothers, LLC — Business — Asset Management” beginning on page [—].

AFN may need to offer new investment strategies and products in order to continue to generate revenue.

The asset management industry is subject to rapid change. Strategies and products that had historically been attractive may lose their appeal for various reasons. Thus, strategies and products that have generated fee revenue for Cohen and AFN in the past may fail to do so in the future in which case AFN would have to develop new strategies and products. It could be both expensive and difficult for AFN to develop new strategies and products, and AFN may not be successful in this regard. If AFN is unable to expand its offerings this could inhibit its growth and harm its competitive position in the investment management industry.

Investors in the Brigadier hedge fund have redeemed and may continue to redeem their investments, which would lead to a decrease in AFN’s revenues and may adversely affect its business.

Investors in Cohen’s existing Brigadier hedge fund, which AFN expects it will manage after the business combination, may, after a one year lock-up of capital contributed, generally redeem their investments on a quarterly basis upon 90 days’ prior written notice. Investors may decide to move their capital to other investments for any number of reasons, including liquidity issues for the investor and poor investment performance. Factors which could result in investors leaving the Brigadier hedge fund include changes in interest rates which make other investments more attractive, changes in investor perception regarding AFN’s focus or alignment of interest, unhappiness with changes in or broadening of the fund’s investment strategy, reputation, and departures or changes in responsibilities of key investment professionals. In April 2009, three key portfolio managers left the Brigadier Entities and Daniel G. Cohen was named chief investment officer. As of June 30, 2009, Brigadier’s NAV was $74.9 million and, from June 30, 2009 through August 18, 2009, Brigadier has issued actual redemptions of $35.0 million and received an additional $19.4 million of redemption requests. The base management fee for Brigadier is 2% of NAV. Due to various factors, including the declining financial market and the departure of certain key personnel, the pace of redemptions and consequent reduction in Brigadier’s assets under management has accelerated and could continue to accelerate. A decrease in AFN’s revenues from significant redemptions in connection with the Brigadier hedge fund upon the completion of the business combination could have an adverse effect on AFN’s results of operations.

In addition, investors in the Brigadier hedge fund may, subject to certain conditions, vote at any time to accelerate the liquidation date of the fund without cause, resulting in a reduction in management fees AFN may earn from the fund, and a significant reduction in the amounts of total incentive income AFN could earn from the fund. Incentive income could be significantly reduced as a result of AFN’s inability to maximize the value of the fund’s investments in a liquidation. The occurrence of such an event with respect to any liquidation would, in addition to negatively impacting AFN’s revenue and earnings, likely result in significant reputational damage as well.

If AFN establishes additional hedge funds in the future, any such hedge funds may have the same or similar redemption features, and attendant risks, as those discussed above.

The Brigadier Entities hedge fund investments will be subject to risks due to potential illiquidity of assets and risks associated with leverage which could result in substantial losses to AFN and adversely affect its financial condition and results of operation.

The Brigadier Entities hedge fund has made and will continue to make some investments in securities that are volatile and illiquid. Timely divestiture or sale of trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which AFN may be a party, and changes in industry and government regulations. When a hedge fund holds a security or position it is vulnerable to price and value fluctuations and may experience losses to the extent the value of the position decreases and it is unable to timely sell, hedge or transfer the position. Therefore, it may be impossible or costly for the Brigadier Entities hedge fund to liquidate positions rapidly, particularly if the relevant market is moving against a position or in the event of trading halts or daily price movement limits on the market or otherwise. Alternatively, it may not be possible in certain circumstances for a position to be purchased or sold promptly, particularly if there is insufficient trading activity in the relevant market or otherwise.

The Brigadier Entities hedge fund may operate with a substantial degree of leverage. It may borrow, invest in derivative instruments and purchase securities using borrowed money, so that the positions held by the fund may in aggregate value exceed the NAV of the fund. This leverage creates the potential for higher returns, but also increases the volatility of a fund, including the risk of a total loss of the amount invested.

The risks identified above will be increased if the Brigadier Entities hedge fund, or another hedge fund AFN establishes, is required to rapidly liquidate positions to meet margin requests, margin calls, redemption requests or other funding requirements on that position or otherwise. From June 30, 2009 and through August 18, 2009, Brigadier has issued actual redemptions of $35.0 million and received an additional $19.4 million of redemption requests. The inability to rapidly sell positions due to a lack of liquidity has historically been the cause of substantial losses in the hedge fund industry. The ability of counterparties to force liquidations following losses or a failure to meet a margin call can result in the rapid sale of highly leveraged positions in declining markets, which would likely subject the existing Brigadier hedge fund, or any future hedge funds, to substantial losses. AFN may fail to adequately predict the liquidity which Brigadier Entities, or any future hedge funds, require to address redemption requests or counterparty requirements due to falling values of fund investments being financed by such counterparties, which could result not only in losses related to such investments, but in losses related to the need to liquidate unrelated investments in order to meet the funds’ obligations. The Brigadier hedge fund and any future hedge funds of AFN may incur substantial losses in the event significant capital is invested in highly leveraged investments or investment strategies. Such losses would result in a decline in assets under management, may lead to investor requests to redeem remaining assets under management, and may damage AFN’s reputation, each of which could have a material adverse effect on its earnings.

If AFN’s risk management systems for its investment fund business are ineffective, AFN may be exposed to material unanticipated losses.

AFN’s risk management techniques and strategies may not fully mitigate the risk exposure of its investment funds in all economic or market environments, or protect against all types of risk, including risks that AFN might fail to identify or anticipate. Some of AFN’s expected strategies for managing risk in its investment funds will be based upon Cohen’s use of historical market behavior statistics. AFN will apply statistical and other tools to these observations to measure and analyze the risks to which its investment funds are exposed. Any failures in AFN’s risk management techniques and strategies to accurately quantify such risk exposure could limit AFN’s ability to manage risks in the investment funds or to seek adequate risk-adjusted returns. In addition, any risk management failures could cause investment fund losses to be significantly greater than the historical measures predict. Further, AFN’s mathematical modeling will not take all risks into account. AFN’s more qualitative approach to managing those risks could prove insufficient, exposing AFN to material unanticipated losses.

Risks Related to Liquidity and Funding

The combined company’s ability to comply with the financial covenants in its debt agreements will depend primarily on its ability to generate substantial operating cash flows. The combined company’s failure to satisfy the financial covenants could result in a default and acceleration of repayment of the indebtedness under its debt agreements.

As of June 30, 2009, AFN had $28.7 million aggregate principal amount of its contingent convertible notes outstanding and $48.1 million aggregate principal amount of its junior subordinated notes outstanding. On June 1, 2009, Cohen entered into a new credit facility with TD Bank, N.A., or TD Bank, which we refer to in this proxy statement/prospectus as the 2009 Credit Facility. The 2009 Credit Facility provides for a two year facility with an initial revolving credit amount of $30 million, subject to a borrowing base calculation which is based upon the present value of certain of the Company’s collateralized debt obligation management fees as well as a percentage of the estimated value of certain other investments the Company has pledged as collateral. As of June 1, 2009, the outstanding debt under the 2009 Credit Facility was $30 million. The 2009 Credit Facility requires monthly amortization payments of $1.0 million beginning in November 2009, and the maximum available revolving credit amount of $30 million will be reduced by the amount of the amortization payments. If the business combination is not completed by November 30, 2009, the lenders under the 2009 Credit Facility may declare an event of default and terminate the facility. If the business combination is completed, the 2009 Credit Facility will remain in place.

The combined company’s ability to comply with the financial covenants under the agreements that will govern the anticipated $116 million principal amount of indebtedness it will have following the business combination will depend primarily on its success in generating substantial operating cash flows. AFN and Cohen expect that, under these debt agreements, the combined company will be subject to compliance with a minimum net worth covenant, a minimum consolidated cash flow to fixed charge coverage ratio, a maximum funded debt to consolidated cash flow ratio, and certain liquidity covenants, among other covenants. Industry conditions and financial, business and other factors, including those identified as risk factors in this proxy statement/prospectus, will affect the combined company’s ability to generate the cash flows it needs to meet those financial tests. The combined company’s failure to meet the tests could result in a default and acceleration of repayment of the indebtedness under its financing arrangements. If the maturity of the combined company’s indebtedness were accelerated, the combined company may not have sufficient funds to pay such indebtedness. In such event, the combined company’s lenders under the 2009 Credit Facility would be entitled to proceed against the collateral securing the indebtedness, which will include a significant portion of the combined company’s assets.

There can be no guarantee that the combined company will be able to maintain compliance with such covenants. Prior to entering into the 2009 Credit Facility, Cohen was in default of the minimum net worth covenant in its prior credit facility. As a result of this default, the lenders under the prior credit facility increased the interest rate on that facility by 2%, ceased making advances and issuing letters of credit, converted all outstanding advances to prime based from the London Interbank Offered Rate, or LIBOR, based after the expiration of the LIBOR periods outstanding at that time. In addition, the lenders could have terminated the prior credit facility and demanded immediate repayment, or taken action against the collateral, although they did not do so. If the lenders had demanded immediate repayment or proceeded against the collateral, such action would have materially adversely affected Cohen’s liquidity. To pay the debt in full at that time, Cohen would have had to sell some or all of its assets or obtain alternative financing. Such sales may not have been sufficient to pay off the loan in full and Cohen may not have been able to obtain alternative financing. See “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Liquidity and Capital Resources — Revolving Line of Credit Agreement — Refinance of Bank Group Loan” beginning on page [—] for additional information regarding the 2009 Credit Facility.

The combined company’s substantial level of indebtedness could adversely affect its financial health and ability to compete.

The combined company expects to have approximately $116 million of recourse indebtedness. The combined company’s indebtedness could have important consequences to holders of AFN common stock and recapitalized Cohen membership units. For example, it could:

•

make it more difficult for the combined company to pay its debts as they become due during general adverse economic and market industry conditions because any related decrease in revenues could cause the combined company’s cash flows from operations to decrease and make it difficult for the combined company to make its scheduled debt payments;

•

limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and consequently, place the combined company at a competitive disadvantage to its competitors with less debt;

•

require a substantial portion of the combined company’s cash flow from operations to be used for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•

limit the combined company’s ability to borrow additional funds to expand its business or alleviate liquidity constraints, as a result of financial and other restrictive covenants in its indebtedness; and

•	result in higher interest expense in the event of increases in interest rates since some of the combined company’s borrowings are and will continue to be, at variable rates of interest.

In addition, the combined company’s indebtedness will impose operating and financial restrictions that will limit the combined company’s discretion on some business matters, which could make it more difficult for the combined company to expand, finance its operations and engage in other business activities that may be in its interest. These restrictions will limit the ability of the combined company to:

•	incur additional indebtedness;

•	suffer additional liens or encumbrances;

•	engage in mergers or acquisitions or dispose of assets;

•	pay dividends or make other distributions;

•	make additional investments; and

•	invest in its broker dealer subsidiary.

Such covenants may restrict the combined company’s ability to expand or to pursue its business strategies. The combined company’s ability to comply with these and any other previsions of such agreements will be affected by changes in its operating and financial performance, changes in business conditions or results of operations, adverse regulatory developments or other events beyond its control. The breach of any of these covenants could result in a default, which could cause the combined company’s indebtedness to become due and payable. If the maturity of the combined company’s indebtedness were accelerated, it may not have sufficient funds to pay such indebtedness. In such event, the combined company’s lenders under its secured bank facility would be entitled to proceed against the collateral securing the indebtedness, which will include a significant portion of the combined company’s assets.

Any additional indebtedness AFN may incur in the future may subject it to similar or even more restrictive conditions.

Failure to obtain adequate capital and funding would adversely affect the growth and results of AFN’s operations and may, in turn, negatively affect the market price of its common stock.

AFN will depend upon the availability of adequate funding and capital for its operations. In particular, AFN may need to raise additional capital in order to significantly grow its business. Factors that AFN cannot control, such as disruption of the financial markets or negative views about the financial services industry generally, presently limit its ability to raise capital and this could continue into the future. In addition, AFN’s ability to raise capital could be impaired if lenders develop a negative perception of its long-term or short-term financial prospects. Sufficient funding or capital may not be available to AFN in the future on terms that are acceptable. In the event that AFN cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of its common stock.

AFN’s business will require a significant amount of cash, and if it is not available, its business and financial performance will be significantly harmed.

AFN will require a substantial amount of cash to fund its investments, pay expenses and hold assets. AFN also will require cash to:

•	meet its working capital requirements and debt service obligations;

•	make seed investments in investment funds;

•	make incremental investments in its growing capital markets business;

•	hire new employees;

•	potentially acquire asset management companies or contracts; and

•	meet other needs.

AFN’s primary sources of working capital and cash are expected to consist of:

•	revenue from operations, including net trading revenue, asset management revenue, new issue fees and interest income from its investment portfolio;

•	interest income from temporary investments and cash equivalents; and

•	proceeds from future borrowings or any offerings of its equity or debt securities.

AFN may not be able to generate a sufficient amount of cash from operations and financing activities to successfully execute its business strategy.

The use of CDO and CLO financings with over-collateralization requirements may have a negative impact on AFN’s cash flow and may trigger certain termination provisions in the related collateral management agreements.

The terms of the CDOs and CLOs structured by AFN prior to the business combination have generally provided, and AFN expects that the terms of CDOs and CLOs it structures in the future will provide, that the principal amount of assets must exceed the principal balance of the related securities issued by the CDO or CLO by a certain amount, commonly referred to as “over-collateralization.” The CDO and CLO terms have provided that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the CDO or CLO securities, the required level of over-collateralization is increased or prevented from decreasing as would otherwise be permitted if losses or delinquencies had not exceeded those levels. Other tests, based on delinquency levels or other criteria including downgrades by the rating agencies of the underlying portfolio securities of the CDO, restrict AFN’s ability to receive cash distributions from assets collateralizing the CDO or CLO securities. The performance tests may not be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on future CDOs and CLOs, there can be no assurances as to the actual terms of the CDO and CLO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to AFN. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of cash flow to AFN. When the assets held by CDOs and CLOs fail to perform as anticipated, AFN’s earnings are adversely affected and over-collateralization or other credit enhancement expenses associated with CDO and CLO financings increase.

As of June 30, 2009 and through the date of this proxy statement/prospectus, all of AFN’s CDOs collateralized by TruPS and MBS are failing over-collateralization tests and are currently not making any cash distributions to AFN. The failure of these over-collateralization tests are primarily the result of significant credit deterioration in the underlying collateral of AFN’s TruPS and MBS CDOs. The failure of the over-collateralization tests resulted in a change to the priority of payments to the debt and equity holders. Upon the failure of an over-collateralization test, the cash flows that would otherwise have been distributed to AFN are used to sequentially pay down the outstanding principal balance of the more or most senior noteholders. The failure of these tests significantly reduces and in many cases eliminates the cash flow AFN expects to receive from its investments in subordinated CDO tranches and from subordinated management fees.

The over-collateralization tests in the leveraged loan CLOs are typically triggered in the event that AFN experiences significant losses on the sale of assets below par, as well as unrealized fair value adjustments on certain assets as mandated by the indentures which govern AFN’s investments in leveraged loan CLOs. The primary cause for such fair value adjustments are default activity, and credit downgrades in the underlying asset pool. In the event that an over-collateralization failure occurs in a leveraged loan CLO, changes to the priority of payments will result in the equity holders, including AFN, of the CLO not receiving any cash flows until such time as the over-collateralization failure is cured. Management continues to closely monitor and actively manage the leveraged loan portfolio as a result of the continued deterioration in macro-credit conditions and the potential for significant stress on the middle-market companies in AFN’s portfolio. Subsequent to June 30, 2009, AFN experienced an interest diversion test failure in Emporia Preferred Funding II, Ltd. The failure was primarily attributable to an increase in defaulted assets collateralizing the CLO. As a result of the interest diversion test failure in Emporia Preferred Funding II, Ltd., AFN did not receive any of its quarterly distribution in July 2009, and assuming no additional defaults or significant credit downgrades AFN does not expect to receive its quarterly cash distribution for several quarters.

The lack of liquidity in certain investments may adversely affect AFN’s business financial condition and results of operations.

AFN will hold investments in securities of private companies, CDOs and CLOs. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of AFN’s investments may make it difficult for AFN to sell such investments if the need arises.

A prolonged economic slowdown, volatility in the markets, a recession, declining real estate values and increasing interest rates could impair AFN’s investments and harm its operating results.

AFN’s and Cohen’s investments are, and, following completion of the business combination, will continue to be, susceptible to economic slowdowns, recessions and rising interest rates, which may lead to financial losses in the combined company’s investments and a decrease in revenues, net income and assets. These events may reduce the value of AFN’s investments, reduce the number of attractive investment opportunities available to it and harm AFN’s operating results, which, in turn, may adversely affect its cash flow from operations.

AFN’s ability to raise funding in the long-term or short-term debt capital markets or the equity markets, or to access secured lending markets, has been and could continue to be adversely affected by conditions in the United States and international markets and economy. Global market and economic conditions have been, and continue to be, disrupted and volatile, and in recent months the volatility has reached unprecedented levels. In particular, the cost and availability of funding have been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. As a result of concern about the stability of the markets generally and the strength of counterparties specifically, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers. Continued turbulence in the United States and international markets and economy may adversely affect AFN’s liquidity and financial condition and the willingness of certain counterparties to do business with AFN.

The recent disruption in the credit markets has severely limited AFN’s current ability to securitize assets through CDOs and CLOs and has generally reduced the overall ability of lenders to extend warehouse financing. Where warehouse financing is available, the costs have increased and lenders are requiring greater cash collateral. If securitization financing remains constrained at the time of the business combination, AFN may not be willing or able to complete a securitization for assets that have been purchased using short-term warehouse lines. In that event, AFN may potentially lose the first loss cash that it had deposited with the warehouse lender. If AFN is unable to deploy its capital in high-yielding CDO investments quickly or at all, it would need to find alternative investments which may be lower yielding.

Risks Related to Principal Investing

AFN may not realize gains or income from its anticipated investments.

AFN’s and Cohen’s investments have declined in value and may continue to decline in value, and the financings that AFN or Cohen originates and the securities that they invest in have defaulted, or may default in the future, on interest and/or principal payments. Accordingly, upon the completion of the business combination, AFN may not be able to realize gains or income from its investments. Any gains that the combined company does realize may not be sufficient to offset any other losses it experiences. Any income that AFN realizes may not be sufficient to offset its expenses.

As of the date of this proxy statement/prospectus, the investment portfolios of AFN and Cohen have been directly impacted by the disruption in the markets due to investments in, among other things, MBS, residential mortgages, leveraged loans and bank and insurance company debt. AFN and Cohen continue to have exposure to these markets and products and as market conditions continue to evolve, the fair value of their investments could further deteriorate. Any of these factors could require the combined company to take further writedowns in the fair value of its investments portfolio, which may have an adverse effect on its results of operations in future periods.

AFN may change its investment strategy, hedging strategy, asset allocation and operational policies without its stockholders’ consent, which may result in riskier investments and adversely affect the market value of AFN common stock.

AFN may change its investment strategy, hedging strategy, asset allocation and operational policies at any time without the consent of its stockholders, which could result in AFN making investments or hedges that are different from, and possibly riskier than, the investments or hedging described in this proxy statement/prospectus. A change in AFN’s investment or hedging strategy may increase its exposure to interest rate and real estate market fluctuations. A change in its asset allocation could result in AFN making investments in instruments in categories different from those described in this proxy statement/prospectus. Furthermore, AFN’s board of directors will determine its operational policies and may amend or revise its policies, including polices with respect to AFN’s acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies without a vote of, or notice to, AFN’s stockholders. Operational policy changes could adversely affect the market value of AFN common stock.

Increases in interest rates could negatively affect the value of AFN’s investments, which could result in reduced earnings or losses and negatively affect cash flow.

While AFN’s CDO investments are typically in structures that will seek to match-fund the duration of its underlying assets and liabilities to lock in a spread between the yields on its assets and the cost of its interest-

bearing liabilities, changes in the general level of interest rates may affect the CDO entity’s net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense incurred on its interest-bearing liabilities.

In the event of a significant rising interest rate environment or continued economic downturn, defaults on the underlying assets of the CDO may increase and result in losses that could adversely affect its liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond AFN’s control.

CDS are subject to risks related to changes in credit spreads, credit quality and expected recovery rates of the underlying credit instrument. These changes could require AFN to satisfy margin calls and payment obligations, which could significantly harm AFN’s cash flow and results of operations.

AFN has in the past and, upon completion of the business combination, AFN may purchase CDS to seek to offset losses in its investments. CDS are subject to risks related to changes in credit spreads, credit quality and expected recovery rates of the underlying credit instrument. These changes could require AFN to satisfy margin calls and payment obligations, which could significantly harm AFN’s cash flow and results of operations. A CDS is a contract in which the contract buyer pays, in the case of a short position, or receives, in the case of a long position, a periodic premium until the contract expires or a credit event occurs. In return for this premium, the contract seller makes a payment to the buyer, in the case of a short position, or receives a payment from the buyer, in the case of a long position, in each case if there is a credit default or other specified credit event with respect to the issuer of the underlying credit instrument referenced in the CDS. On October 11, 2007, a subsidiary of AFN entered into a derivative arrangement with a third party. Under the agreement, AFN is obligated to make payments to a third party in the event that: (1) the Class A-1 Notes of Alesco Preferred Funding XIV, Ltd., or Alesco XIV CDO, fail to make scheduled principal or interest payments on its $430 million senior secured notes due in 2037; and (2) the debt issued by a particular insurance issuer that collateralizes the Alesco XIV CDO defaults. The notional amount of the contract is $8.8 million. AFN is also subject to margin requirements in the event that the Class A-1 Notes of the Alesco XIV CDO are downgraded below AAA and AFN’s stockholders’ equity decreases below $250 million. During the six months ended June 30, 2009, the Class A-1 Notes of the Alesco XIV CDO were downgraded to “A+,” however, AFN was not required to post margin collateral as of June 30, 2009. The maximum amount of the margin exposure is equal to the notional amount of the contract and the amount of required margin varies based upon AFN’s outstanding equity balance and the rating level assigned to the Alesco XIV CDO Class A-1 Notes.

Some of AFN’s investments may be recorded at fair value as determined in good faith by its management and, as a result, there may be uncertainty as to the actual market value of these investments.

A significant portion of AFN’s anticipated investments may be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. AFN will value these investments quarterly at fair value as determined in good faith by its management. Because these valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, such determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of AFN common stock could be adversely affected if determinations regarding the fair value of these investments materially differ from the values that AFN ultimately realizes upon their disposal.

Prepayment rates on TruPS, mortgage loans or MBS could negatively affect the value of AFN’s investments, which could result in reduced earnings or losses and negatively affect cash flow.

The value of the TruPS, mortgage loans, MBS and, possibly, other securities which collateralize the securitization structures in which AFN has invested and may invest may be adversely affected by prepayment rates. For example, higher than expected prepayment rates will likely result in interest-only securities retained by

AFN in its mortgage loan securitizations and securities that it acquired at a premium diminishing in value. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond AFN’s control, and consequently, such prepayment rates cannot be predicted with certainty.

CDOs are subject to the risk that the collateral underlying the CDOs is insufficient to make payments on the CDO securities.

AFN may invest in investment grade and non-investment grade securities issued by CDOs. CDO debt and equity securities rely on distributions of the collateral underlying the CDO. Interest payments on CDO debt (other than the most senior tranche or tranches of a given issue) are generally subject to deferral without causing an event of default or permitting exercise of remedies by the holders thereof. If distributions on the collateral of the CDO or proceeds of such collateral are insufficient to make payments on the CDO debt and/or equity securities AFN holds, no other assets will be available for payment of the deficiency. In addition, CDO securities are generally privately placed and offer less liquidity than other investment-grade or high-yield corporate debt.

AFN may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

AFN may purchase securities denominated in foreign currencies. AFN expects that its foreign currency exposure, if any, would be principally to the British pound, the Euro and the Canadian dollar. A change in foreign currency exchange rates may have an adverse impact on returns on AFN’s non-United States currency, or U.S. dollar, denominated investments. AFN may hedge its foreign currency risk but may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations, which may result in reduced earnings.

AFN may enter into derivative contracts that could expose it to contingent liabilities in the future.

Part of AFN’s investment strategy may involve entering into derivative contracts that could require it to fund cash payments in certain circumstances such as the early termination of a derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities that are contractually owed under the terms of the derivative agreement. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in AFN’s results of operations and its ability to fund these obligations would depend on the liquidity of its assets and access to capital at the time. The need to fund these obligations could adversely impact AFN’s financial condition.

AFN’s due diligence on an investment may not reveal all of the liabilities of a potential investment and may not reveal other weaknesses in their business, which could result in losses to AFN.

Before originating an investment for, or making an investment in, an entity, AFN will assess the strength and skills of the entity’s management and other factors that AFN believes will determine the success of the investment. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. These due diligence processes may not uncover all relevant facts, which could result in losses to AFN.

AFN may be required to repurchase mortgage loans that it sold prior to the business combination or may sell in the future or to indemnify holders of its MBS. Any significant repurchases or indemnification payments could significantly harm AFN’s cash flow and results of operations.

If any of the mortgage loans that AFN has securitized or may securitize in the future do not comply with the representations and warranties made about the characteristics of the loans, the borrowers and the properties securing the loans, AFN may be required to repurchase those loans that it has securitized, or replace them with substitute loans or cash. If this occurs, AFN may have to bear any associated losses directly. In addition, AFN may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by AFN. Repurchased loans typically require an allocation of working capital to carry on its books, and AFN’s ability to borrow against such assets will be limited, which could limit the amount by which AFN can leverage its equity. Any significant repurchases or indemnification payments could significantly harm AFN’s cash flow and results of operations. As of the date of this proxy statement/prospectus, AFN has not been required to repurchase any mortgage loans from the securitization trust in which it holds an equity interest.

AFN’s hedging transactions may not completely insulate it from interest rate risk, which may cause greater volatility in its earnings.

AFN may engage in hedging transactions in an effort to limit its exposure to changes in interest rates, which in turn may expose it to risks associated with these transactions. AFN may utilize instruments such as options, forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of its investment portfolio positions from changes in market interest rates. Hedging against a decline in the values of its investment portfolio positions does not eliminate the possibility of fluctuations in the values of these positions or prevent losses if the values of these positions decline. However, hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of these investment portfolio positions. Hedging transactions may also limit the opportunity for gain if the values of the investment portfolio positions should increase. In addition, AFN may not be able to hedge against a generally anticipated interest rate fluctuation at an acceptable price.

The success of AFN’s hedging transactions will depend on its ability to structure and execute effective hedges for the assets it holds. Therefore, while AFN may enter into these transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if it had not engaged in any hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the investment portfolio positions being hedged may vary. For a variety of reasons, AFN may not establish a perfect correlation between such hedging instruments and the investment portfolio holdings being hedged. Any such imperfect correlation may prevent AFN from achieving the intended hedge and expose it to risk of loss.

Accounting for hedges under GAAP is extremely complicated. AFN may inadvertently fail to account for its hedges properly in accordance with GAAP in its financial statements or may fail to qualify for hedge accounting, either of which could have a material adverse effect on its earnings. As of June 30, 2009, AFN and Cohen accounted for all of their derivative instruments at fair value with changes in fair value recorded in the income statement and therefore, were not subject to hedge accounting. However, AFN may utilize hedge accounting in the future.

While AFN may use hedging to mitigate some of its interest rate risk, the failure to completely insulate its investment portfolio from interest rate risk may cause greater volatility in its earnings.

Hedging against interest rate exposure may adversely affect AFN’s earnings.

AFN’s hedging activity will vary in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect AFN because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	gains on hedges will be subject to income tax;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs AFN’s ability to sell or assign its side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	AFN may be obligated to meet margin requirements.

To the extent that AFN’s view as to certain market movements is incorrect, the hedging activity could result in losses greater than if hedging activity had not been used at all. AFN’s hedging activity may adversely affect its earnings.

The mortgage loans in which AFN has invested prior to the completion of the business combination, including the loans in any securitization trusts in which AFN has a residual interest, are subject to delinquency, foreclosure and loss, which could result in losses to AFN that may result in reduced earnings.

Residential mortgage loans are secured by single-family residential properties and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest, and civil disturbances, may impair borrowers’ abilities to repay their loans. As a result of the on-going disruption in the housing market and the downturn in the overall economy, AFN has recorded significant losses on its residential mortgage loan portfolio, including the loans held directly by AFN and through its equity interest in a securitization trust collateralized by residential mortgage loans. The weighted average origination date for the loans included in AFN’s portfolio was July 2006 and the weighted average FICO of AFN’s borrowers at origination was 734. The majority of AFN’s loans were originated at the end of a period time of unprecedented real estate appreciation to borrowers that were deemed to be “prime” borrowers. During the past two years, the values of the properties securing AFN’s loans have materially decreased and the credit quality of its average borrower has also materially decreased. AFN expects to record further losses on this portfolio as a result of the continuing increase in the unemployment rate, continued home price depreciation, lack of refinancing options for many borrowers and continued deterioration in the general macro-economic conditions.

In the event of any default under a mortgage loan held directly by AFN or through its residual interests in securitization trusts, AFN will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on AFN’s cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law, which could result in a total loss of AFN’s investment. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on AFN’s anticipated return on the foreclosed mortgage loan. In addition, residential mortgage borrowers are not typically prevented by the terms of their mortgage loans from prepaying their loans in whole or in part at any time. Borrowers prepay their mortgages for many reasons, but typically, when interest rates decline, borrowers tend to prepay at faster rates. To the extent that the underlying mortgage borrowers in any of AFN’s mortgage loan pools or the pools underlying any of AFN’s MBS prepay their loans, AFN will likely receive funds that will have to be reinvested, and may need to reinvest those funds at less desirable rates of return.

AFN has invested in residential mortgage loans that have material geographic concentrations. Any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of AFN’s customers to make their loan payments.

AFN has invested in residential mortgage loans that have material geographic concentrations. The risk of foreclosure and losses on these loans are exacerbated by economic and other conditions in these geographic markets. In addition, the market value of the real estate securing those mortgage loans is adversely affected by adverse market and economic conditions in that region. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions, such as the current housing market, or natural disasters in that geographic region will adversely affect AFN’s net interest income from loans in its investment portfolio. Based on the total carrying amount of the mortgages taken out in connection with the residential mortgage loans AFN had invested in as of June 30, 2009, approximately 48% of the properties securing those residential mortgage loans were concentrated in the state of California. Residential mortgage loans secured by property in California may be subject to increased risk of loss due to the significant increase in the California unemployment rate and significant decreases in median home prices. The California unemployment rate rose from 7.1% in June 2008 to 11.6% in June 2009. As of June 2009, the California unemployment rate was significantly higher than the national unemployment rate of 9.5%. Additionally, the median sales price of an existing California home was $275,000 in June 2009, representing a 26.3% drop from $373,000 in June 2008.

Catastrophic losses and the lack of availability of reinsurance may adversely affect AFN’s investments in TruPS CDOs that are collateralized with debt issued by insurance companies.

The insurance companies that collateralize the TruPS CDOs in which AFN has invested and may invest in the future are exposed to policy claims arising out of catastrophes. Catastrophes may be caused by various events, including hurricanes, earthquakes, wildfires and floods and may also include man-made catastrophes such as terrorist activities. The frequency and severity of catastrophes are inherently unpredictable. Claims resulting from catastrophic events could materially reduce the profitability or harm the financial condition of the insurance companies included in the TruPS CDOs in which AFN invests, and could cause one or more of such insurance companies to defer payment on such TruPS, or default on the payment of distributions of such TruPS. Payments under these TruPS are subordinated to policy claim payments owed by these insurance companies to their policy holders. In addition, the ability of insurance companies to manage this risk may depend, in part, upon their ability to obtain catastrophe reinsurance, which may not be available at commercially acceptable rates in the future.

Defaults by one or more larger financial institutions could adversely affect AFN’s TruPS CDO portfolio, the financial markets generally or actions taken by bank regulators and may result in losses to AFN.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect the fair value of AFN’s investment portfolio and result in losses. Systemic risk may increase the likelihood of regulatory action imposed on the banks included within AFN’s TruPS portfolio. Bank regulatory action that precludes the institution from making periodic dividend payments, including payment of TruPS interest payments, would subject AFN to decreased cash flows and potential losses or even a complete termination of distributions of cash to AFN in TruPS CDOs in which such TruPS issuers suffer such events. As of the date of this proxy statement/prospectus, all of AFN’s TruPS CDO investments have failed the over-collateralization tests and are not making current cash distributions to AFN.

The borrowers under leveraged loans which collateralize the CLOs in which AFN invests will include privately owned mid-sized companies, which may present a greater risk of loss than loans to larger companies.

Compared to larger, publicly owned companies, privately owned mid-sized companies generally have more limited access to capital and higher funding costs and may be in a weaker financial position. Accordingly, loans made to these types of borrowers entail higher risks than advances made to companies which are able to access traditional credit sources.

Numerous factors may affect a borrower’s ability to make scheduled payments on its leveraged loans, including the failure to meet its business plan or a downturn in its industry. In part because of their smaller size, leveraged loan borrowers may:

•	experience significant variations in operating results;

•	have narrower product lines and market shares than their larger competitors;

•	be particularly vulnerable to changes in customer preferences and market conditions;

•	be more dependent than larger companies on one or more major customers, the loss of which could materially impair their business and financial condition and prospects;

•	face intense competition, including from companies with greater financial, technical, managerial and marketing resources;

•

depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the borrower’s financial condition or prospects;

•	have less skilled or experienced management personnel than larger companies; or

•	do business in regulated industries, such as the healthcare industry, and could be adversely affected by policy or regulatory changes.

Accordingly, any of these factors could impair a borrower’s cash flow or result in other events, such as bankruptcy, which could limit that borrower’s ability to repay obligations to the CLOs in which AFN owns or will own securities, and may lead to losses in AFN’s investment portfolio and a decrease in its revenues, net income and assets, which may result in reduced earnings and negatively affect cash flow as a result of a partial or complete termination of distribution of cash to AFN from its CDO or CLO investments.

With respect to AFN’s investments in CLOs that are collateralized by leveraged loans to mid-sized companies, the CLOs may be collateralized by balloon loans and bullet loans which may have a greater degree of risk than other types of loans.

A balloon loan is a term loan with a series of scheduled payment installments calculated to amortize the principal balance of the loan so that upon maturity of the loan, more than 25%, but less than 100%, of the loan balance remains unpaid and must be satisfied. A bullet loan is a loan with no scheduled payments of principal before the maturity date of the loan. On the maturity date, the entire unpaid balance of the loan is due.

Balloon loans and bullet loans involve a greater degree of risk than other types of loans because they require the borrower to make a large final payment upon the maturity of the loan. The ability of a borrower to make this final payment upon the maturity of the loan typically depends upon its ability either to generate sufficient cash flow to repay the loan prior to maturity, to refinance the loan or to sell the related collateral securing the loan, if any. The ability of a borrower to accomplish any of these goals will be affected by many factors, including the availability of financing at acceptable rates to the borrower, the financial condition of the borrower, the marketability of the related collateral, the operating history of the related business, tax laws and the prevailing general economic conditions. Consequently, the borrower may not have the ability to repay the loan at maturity and AFN could lose all or most of the principal of its loan.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “seek,” “project,” “expect,” “continue,” “potential,” “forecast,” “could,” “should,” “would,” “may,” “will,” “plans” or similar expressions. Forward-looking statements are based on AFN’s and Cohen’s current expectations about the future and are not guarantees, and speak only as of the date they are made. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

While AFN and Cohen cannot predict all of the risks and uncertainties, they include, but are not limited to, those described above under “Risk Factors” beginning on page [—]. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved. These forward-looking statements are found at various places throughout this proxy statement/prospectus and include information concerning possible or assumed future results of our operations, including statements about the following subjects:

•	benefits, effects or results of the business combination;

•	cost reductions and synergies resulting from the business combination;

•	operations and results after the business combination;

•	integration of operations;

•	business strategies;

•	growth opportunities;

•	competitive position;

•	market outlook;

•	expected financial position;

•	expected results of operations;

•	future cash flows;

•	financing plans;

•	plans and objectives of management;

•	timing of the completion of the business combination;

•	tax treatment of the business combination;

•	accounting treatment of the proposed business combination;

•	costs in connection with the business combination; and

•	any other statements regarding future growth, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described in this proxy statement/prospectus under “Risk Factors,” beginning on page [—], those factors include:

•	employment workforce factors, including the loss of key employees; and

•

our ability to successfully complete merger, acquisition or divestiture plans (including the proposed business combination), regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You should consider the areas of risk and uncertainty described above and discussed under “Risk Factors” in this proxy statement/prospectus beginning on page [—]. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the business combination or other matters addressed in this proxy statement/prospectus and attributable to AFN, Cohen or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE TRANSACTIONS

The discussion in this proxy statement/prospectus of the business combination and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and incorporated into this proxy statement/prospectus by reference.

General Description of the Transactions

Business Combination

The merger agreement requires AFN to contribute substantially all of the assets and certain of the liabilities of AFN not already owned, directly or indirectly, by Merger Sub to Merger Sub, which is referred to in this proxy statement/prospectus as the “AFN contribution.” Immediately after the AFN contribution, Merger Sub will merge with and into Cohen, with Cohen surviving the merger as a majority owned subsidiary of AFN. In that merger, which is referred to in this proxy statement/prospectus as the “business combination,” each Cohen Class A membership unit and Cohen Class B membership unit, together, will give a member the right to either (1) receive 0.57372 shares of AFN common stock or (2) retain 0.57372 recapitalized Cohen membership units. Members of Cohen will receive cash in lieu of any fractional shares they otherwise would be entitled to receive in the business combination. In addition, all Cohen Class C membership units collectively, which are beneficially owned by Daniel G. Cohen, will be converted into the right to receive one share of Series A preferred stock, which will give Mr. Cohen the right to nominate and elect a number equal to at least one-third (but less than a majority) of the total number of directors on AFN’s board of directors. For more information regarding the Series A preferred stock, please see “— Result of the Business Combination” below.

The completion of the business combination requires the completion of a 1-for-10 reverse stock split of the outstanding shares of AFN common stock, so all conversion ratios and calculations in this proxy statement/prospectus, except for references to AFN’s and Cohen’s historical financial statements, assume that the AFN reverse stock split has occurred. AFN’s board of directors has adopted resolutions reclassifying one authorized and unissued share of preferred stock into one share of Series A preferred stock and 4,983,557 authorized and unissued shares of preferred stock into shares of Series B preferred stock. AFN’s board of directors has adopted resolutions reclassifying one authorized and unissued share of preferred stock into one share of Series A preferred stock and 4,983,557 shares of preferred stock into shares of Series B preferred stock. The completion of the business combination also requires that AFN file articles supplementary to its charter setting forth the terms of one share of Series A preferred stock and 4,983,557 shares of Series B preferred stock. Forms of the articles supplementary with respect to the Series A preferred stock and the Series B preferred Stock are attached as Annex C-1 and Annex C-2, respectively, to this proxy statement/prospectus.

Result of the Business Combination

Immediately following completion of the business combination, based on the number of shares of common stock of AFN outstanding as of February 19, 2009, the last trading day prior to the public announcement of the merger agreement and based upon all Cohen members other than Daniel G. Cohen electing to receive AFN common stock, it is expected that existing AFN stockholders will own 56.5% of the shares of AFN’s common stock immediately after the business combination and existing holders of Cohen membership units will hold the remaining balance of 43.5%; however, the actual percentages will not be known until members of Cohen have made their elections to either receive AFN common stock or retain recapitalized Cohen membership units. In addition, it is expected that Daniel G. Cohen will own 4,983,557 recapitalized Cohen membership units, or 31.9% of the outstanding Cohen membership units. If all Cohen Class A membership units and Cohen Class B membership units and LTIP units were to be exchanged for AFN common stock, existing AFN stockholders would own 38.5%, and existing Cohen members would own 61.5%, of AFN post-business combination.

Mr. Cohen will receive, in exchange for the Cohen Class C membership units, one share of Series A preferred stock, which will have the power to nominate and elect at least one-third (but less than a majority) of the directors on AFN’s board of directors. Mr. Cohen will have the right to convert the Series A preferred stock into 4,983,557 shares of Series B preferred stock prior to AFN’s 2010 annual stockholders’ meeting. The Series B preferred stock will have voting rights, but no economic rights, equivalent to the economic interest that Mr. Cohen will have in the combined company immediately after the completion of the business combination and will entitle Mr. Cohen to vote together with the holders of AFN common stock on all matters presented to AFN’s stockholders and to exercise approximately 31.9% of the voting power of AFN common stock (assuming all Cohen members except Mr. Cohen elect to receive shares of AFN common stock in the business combination and there is no change in AFN’s capitalization). So long as the Series A preferred stock or the Series B preferred stock remains outstanding, Mr. Cohen will have certain protective approval rights on matters that could adversely affect the rights of the Series A preferred stock or the Series B preferred stock such as (A) approving an amendment to AFN’s charter or (B) classifying, reclassifying or issuing any Series A preferred stock or Series B preferred stock. In addition, following the completion of the business combination, so long as Mr. Cohen maintains ownership of at least 10% of the issued and outstanding recapitalized Cohen membership units, he will have similar protective approval rights at Cohen. See “The Merger Agreement — Terms of Other Agreements — Limited Liability Company Agreement of Cohen Post-Business Combination” beginning on page [—] for additional information.

The merger agreement requires, as a condition to completing the business combination, that Cohen members elect to exchange at least enough of the Cohen Class A membership units and Cohen Class B membership units for AFN common stock that AFN will be the beneficial owner of at least a majority of the recapitalized Cohen membership units. Upon completion of the business combination, we intend for AFN common stock to be listed on the NYSE Amex under the symbol “[— ].”

Background of the Business Combination

The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader market and credit markets generally. Available liquidity, particularly through ABS, CDOs and other securitizations, declined precipitously during the second half of 2007 and remained depressed into mid 2009.

The disruption in these markets directly impacted AFN’s business because its investment portfolio includes investments in MBS, leveraged loans and bank and insurance company debt. In the wake of these events, the values of AFN’s assets declined significantly. AFN’s investments in debt securities and loans decreased $4.7 billion to $3.8 billion as of June 30, 2009 from $8.5 billion as of December 31, 2007. Additionally, AFN’s business model relied on regularly accessing capital markets to fund growth. The disruption in the credit markets severely restricted AFN’s ability to raise new capital and finance new business investments through CDOs and CLOs. Compounding these issues was the fact that banks were capital constrained, which severely limited their ability to provide new financing commitments to AFN. Primarily as a result of the challenges in the credit markets and anticipated impact on AFN’s business, AFN’s board of directors believed that a transformation of AFN’s business was necessary.

The disruption in the credit markets also directly impacted Cohen’s business. Beginning in the second half of 2007, securitized financial assets, investments in CDOs, CLOs, and similar structured vehicles began to fall out of favor with investors due to the poor performance of these assets and investments. At that time, Cohen management, consisting of Daniel G. Cohen, Christopher Ricciardi and Joseph W. Pooler, Jr., believed that the credit market disruption could severely restrict Cohen’s ability to earn new issue revenue. Cohen management also believed that the credit market disruption could negatively impact its ability to increase AUM and asset management fees. In addition, asset defaults within CDOs managed by Cohen resulted in the reduction, or in certain cases elimination, of certain of Cohen’s management fees. Cohen management believed that the increasingly challenging credit markets would reduce investor demand for the asset classes in which Cohen specializes thereby making it more difficult for Cohen to raise additional capital either into existing permanent capital vehicles, investment funds or CDOs that it manages or for the creation of new investment vehicles. Furthermore, it was expected that the widening of credit spreads and reduction in the fair value of fixed income securities and loans would impact Cohen’s business as follows: (1) a decline in the fair value of most of the investments Cohen owns which would reduce income and the book value of Cohen’s equity; and (2) because the asset management fees Cohen charges its investment funds and certain permanent capital vehicles is primarily based on the NAV of those funds, as the fair value of the investments within each entity declines, Cohen’s asset management revenue would decline as well. Primarily as a result of the challenges in the credit markets and anticipated impact on Cohen’s business, Cohen’s management believed the following:

•	Cohen needed to transform its business primarily by continuing to build its Capital Markets operations and its investment fund management business;

•	Cohen needed to evaluate its external management relationships as they pertained to its sponsored permanent capital vehicles;

•	Cohen needed to reduce costs, de-leverage its balance sheet and preserve cash to better enable it to manage through a credit crisis; and

•

Cohen would benefit from being be able to compensate its employees with publicly traded equity, as a supplement to cash compensation, and an initial public offering of Cohen’s securities in the current market environment would be extremely difficult.

In late 2007 Cohen management met with various private equity firms to discuss various strategic alternatives, including capital raising and merger and acquisition opportunities. Ultimately, these meetings did not lead to a transaction.

In consideration of the financial and business plan challenges facing AFN, in the fourth quarter of 2007, James J. McEntee, III approached AFN’s board of directors to discuss the possibility of AFN’s entering into one or more transactions with Cohen that would result in the internalization of AFN’s management. On March 7, 2008, AFN’s board of directors met to discuss the board’s duties with respect to evaluating strategic alternatives for AFN, including any potential internalization transaction. In order to mitigate the potential conflicts of interest involving management of AFN, the AFN board of directors authorized the establishment of a special committee, which we refer to as the AFN special committee, which was comprised of all of AFN’s independent directors: Rodney E. Bennett, Marc Chayette, Thomas P. Costello, G. Steven Dawson, Jack Haraburda, Lance Ullom and Charles W. Wolcott. The AFN board of directors authorized the AFN special committee to review AFN’s business plan and to consider strategic alternatives.

On March 25, 2008, the AFN special committee met and appointed Lance Ullom as lead independent director of the AFN special committee and engaged Cooley to serve as independent corporate counsel to the AFN special committee.

On or about March 25, 2008, the AFN special committee received a copy of a presentation, prepared by Bear, Stearns & Co. Inc., or Bear Stearns, which was seeking to be retained as AFN’s financial advisor. Bear Stearns described a proposed transaction whereby AFN would purchase certain CDO management contracts from Cohen, thereby resulting in the internalization of AFN’s management.

Between March 25, 2008 and April 7, 2008, the AFN special committee and the AFN board of directors of AFN met on multiple occasions to discuss the Bear Stearns presentation and the proposed transaction detailed therein. The AFN special committee and the AFN board of directors considered Bear Stearns’ evaluation of the Cohen management contracts, the current condition of the capital markets, whether or not AFN should retain its REIT tax election, the feasibility of raising new capital (either through debt or equity offerings), Cohen’s reputation in the marketplace and financial condition, and workplace morale at AFN related to recent market events and employee departures.

On April 7, 2008, the AFN special committee met to discuss the internalization proposal and other strategic alternatives for AFN. The AFN special committee determined that it would be advisable to engage in a process to determine the financial viability of entering into a transaction similar to the one proposed. In so deciding, the AFN special committee concluded that, because of past relationships between Bear Stearns and Cohen, it would be preferable for the AFN special committee to engage its own independent financial advisor. Accordingly, the AFN special committee decided to initiate a formal process to retain a financial advisor to assist it with its evaluation of AFN’s business plan and explore possible strategic alternatives, including the purchase of all or certain Cohen management contracts.

On April 14, 2008, the AFN special committee met with representatives of four independent financial advisory firms, including Stifel Nicolaus. At this meeting, representatives of each of the firms made introductory presentations to the AFN special committee regarding the evaluation process to be undertaken by the AFN special committee.

On April 30, 2008, the AFN special committee approved the retention of Stifel Nicolaus to review AFN’s business plan and to advise the AFN special committee in its exploration of strategic alternatives for AFN, including the evaluation of the proposal to purchase all or certain Cohen management contracts.

Between April 30, 2008 and August 1, 2008, AFN and Cohen negotiated the terms of the potential internalization transaction. During this time, the AFN special committee, on behalf of AFN, and Cohen management, and their respective legal and financial advisors, engaged in an extensive due diligence and financial analysis process.

On June 18, 2008, AFN’s board of directors met with representatives from AFN’s management, Cohen management, Stifel Nicolaus and Cooley. At this meeting, representatives of Stifel Nicolaus reviewed with AFN’s board of directors certain strategic alternatives available to AFN, including the possible internalization of the management of AFN, maintaining the current operating plan, a combination, sale or other combination with a strategic buyer, and the liquidation of AFN.

On July 8, 2008, the AFN special committee met with representatives from Stifel Nicolaus and Cooley. At this meeting, the special committee and Stifel Nicolaus further discussed potential strategic alternatives for AFN at the request of the AFN special committee. Stifel Nicolaus noted the benefits, potential risks and other considerations associated in connection with maintaining AFN’s current operations with no change, a strategic repurchase of AFN’s shares, a change of AFN’s corporate structure, a possible liquidation of AFN, the purchase of Cohen’s interest in the management contracts, the internalization of the current external manager, investment in other opportunities or asset classes, purchase of other asset management contracts, potential merger with similarly situated companies, sale of stock for stock or for cash, and potential sale of all assets of AFN. The AFN special committee evaluated, with input from Stifel Nicolaus and Cooley, the foregoing strategic alternatives available to AFN. Stifel Nicolaus also presented the analysis of and ranges of values of various asset management contracts owned by Cohen, under a variety of scenarios. At this time, the AFN special committee decided that it would need additional time to review and discuss the Stifel Nicolaus presentation at subsequent meetings and that additional financial and legal analysis would need to be conducted with respect to certain aspects of the strategic alternatives.

On July 18, 2008, the AFN special committee reconvened with representatives from AFN management, Stifel Nicolaus and Cooley. At this meeting, James J. McEntee, III, Chief Executive Officer and President of AFN, reviewed updated materials related to the proposed internalization of management transaction with the AFN special committee, as well as the future strategy for AFN after the completion of the potential transaction. The transaction proposed by Cohen contemplated the transfer by Cohen to AFN of the management agreements for Alesco X – XVII, Emporia II – III, and all of the membership interests issued and outstanding in Cohen Brothers Management, LLC, or the LLC Membership Interest. The proposed consideration payable by AFN to Cohen for the LLC Membership Interests was $40 million, payable in cash at the closing, and $30 million, payable in the form of a senior secured note, providing for monthly payments of interest at 10% per annum, with principal due in full on December 31, 2011. Additionally, Mr. McEntee and the AFN special committee discussed the difficulties that AFN could encounter in the future while it attempted to maintain its ability to qualify to be treated as a REIT under the Internal Revenue Code.

On July 22, 2008, the AFN special committee met and discussed the pricing discrepancies between the internalization proposal submitted for review by AFN’s management and the models prepared by Stifel Nicolaus. The AFN special committee also discussed potential alternatives to the transaction proposed by AFN management, including whether the management of AFN could be internalized without purchasing the management contracts, and determined that it would need to explore additional alternatives before making any recommendation to the AFN board of directors.

On July 24, 2008, the AFN special committee met with Mr. McEntee, Daniel G. Cohen and representatives from Cooley. At this meeting, Mr. Cohen presented his vision for AFN and answered questions from the AFN special committee regarding the proposed internalization of management proposal. The AFN special committee discussed a number of alternative structures that it believed might make the proposed internalization of management more beneficial and attractive to the AFN stockholders. The AFN special committee discussed the possibility of AFN purchasing only parts of the management contracts rather than the current proposal, which contemplated the purchase of all management contracts, and also looked into the possibility of establishing a joint venture between AFN and Cohen that would acquire the management contracts and distribute revenue in accordance with each party’s respective interest in the joint venture.

On July 29, 2008, the AFN board of directors met and discussed the internalization of management proposal. At that meeting, the board discussed that, since Cohen management and the AFN special committee could not agree to a mutually beneficial price for the transaction, it may not be in the best interests of AFN and its stockholders to continue to pursue that course of action at that time. However, the AFN board of directors directed AFN’s management to continue to seek viable strategic alternatives for the future of AFN and it was determined that the special committee would continue to work with Stifel Nicolaus on a valuation model and continue to provide the board of directors with updates on their progress. The AFN special committee, through Mr. Ullom and Patrick Koster of Stifel Nicolaus as its representatives, made a counter proposal to Cohen on July 30, 2008, seeking alternative pricing arrangements based on different valuation assumptions and payment terms. After further discussion between the parties regarding such assumptions and payment terms, Cohen elected not to accept this counter proposal on August 1, 2008, and transaction discussions were terminated. Stifel Nicolaus’ services were terminated as of September 1, 2008.

During the course of the discussions with AFN regarding the internalization of management proposal, Cohen also pursued purchasing asset management contracts from unrelated parties at attractive prices and selling other asset management contracts to unrelated parties in furtherance of its strategic plan to continue to build its Capital Markets operations. During the summer of 2008 and through the end of 2008, Cohen management pursued multiple transactions involving the purchase or sale of asset management agreements that, except as discussed below, did not result in any transactions.

In August 2008, Cohen pursued selling its collateral management agreements for Emporia Preferred Funding I, Ltd., Emporia Preferred Funding II, Ltd., and Emporia Preferred Funding III, Ltd. In December 2008, Cohen approved the sale of the Emporia collateral management agreements to an unrelated party. The sale of the Emporia collateral management agreements closed in February 2009.

In September and October 2008, Cohen and AFN management discussed a potential three party transaction with an unrelated public company with operations similar to those of Cohen and AFN, which we refer to in this proxy statement/prospectus as Company A. Information was exchanged with Company A under a pre-existing confidentiality agreement. In addition, Cohen management, in October 2008, explored the possibility of a transaction with another unrelated public company with operations similar to those of AFN, which we refer to in this proxy statement/prospectus as Company B. The proposed transaction with Company B did not involve AFN.

On November 13, 2008, a confidentiality agreement was entered into between Cohen and Company B pursuant to which the parties could exchange confidential financial and other information regarding their respective businesses.

Cohen commenced due diligence with respect to the transaction with Company B and, early in the diligence process, identified a number of obstacles, particularly third-party approvals, that Cohen management believed would make consummating a transaction with Company B difficult. In early December 2008, Cohen ceased pursing a transaction with Company B.

In October 2008, Cohen management held several meetings with other broker-dealers to consider potential transactions. In late 2008, Cohen management also met with a number of investment banks to discuss a potential roll-up of all of its permanent capital vehicles. Cohen ceased discussing these transactions in November 2008 because Cohen management believed that a transaction with AFN presented the most attractive opportunity to address the challenges facing Cohen’s business, including the need to build its Capital Markets operations and its investment fund management business and reduce costs and de-leverage its balance sheet.

On November 4, 2008, Cohen management met with the board of directors of Company A and agreed to further pursue a three party transaction with Company A and AFN. The board of directors of Company A believed that a transaction with Cohen and AFN could be a viable transaction and determined to proceed with discussions with Cohen and AFN.

Between November 4, 2008 and November 25, 2008, AFN, Cohen, Company A and their respective representatives conducted due diligence and commenced discussions regarding structuring a transaction involving AFN, Cohen and Company A.

On November 25, 2008, the AFN special committee reconvened to review and discuss the merits of a proposed transaction between AFN, Cohen and Company A. The AFN special committee believed that the proposed transaction could be a viable transaction for AFN and determined to proceed with discussions with Cohen and Company A. The AFN special committee also discussed and authorized the re-engagement of Stifel Nicolaus, to serve as the AFN special committee’s financial advisor in connection with the proposed transaction.

After this meeting, the AFN special committee reengaged Stifel Nicolaus as its financial advisor and Stifel Nicolaus began its preliminary analysis of the proposed transaction involving Cohen and Company A.

On December 1, 2008, the AFN special committee met with representatives from Stifel Nicolaus and Cooley to discuss Stifel Nicolaus’ preliminary analysis and the timeline for its review of the proposed merger transaction. Stifel Nicolaus informed the AFN special committee that it would begin reviewing the financial statements of all three companies proposed to be included in the transaction and prepare a complete report for the AFN special committee’s review.

On December 8, 2008, Cohen and AFN management met with management of Company A to further discuss the proposed merger transaction among Cohen, AFN and Company A.

On December 12, 2008, the AFN special committee met with representatives from Stifel Nicolaus and Cooley to discuss updates from Stifel Nicolaus on its review of the financial information of the three companies and from Cooley on its review of the initial drafts of the proposed transaction documents. At the meeting and having received a preliminary proposal from Cohen regarding an all-stock merger among Cohen, AFN and Company A, the AFN special committee reviewed with Stifel Nicolaus the financial terms of the preliminary merger proposal in the context of the initial due diligence performed by Stifel Nicolaus. Stifel Nicolaus’ preliminary report contained the summaries of the assets and liabilities of each of the three companies as well as the stock trading activity of Company A for the preceding twelve month period. Stifel Nicolaus noted the impact that the decline in the financial markets had on the proposed parties. The AFN special committee also discussed the importance of determining appropriate ownership percentages for the companies’ respective stockholders or members and whether the surviving entity would be able to carry forward any of the tax losses of the constituent parties. Stifel Nicolaus’ presentation also noted that the holders of the debt obligations of Cohen and Company A would likely require repayment of all or at least a portion of the outstanding debt obligations of each entity in connection with closing of a proposed transaction. The AFN special committee directed Stifel Nicolaus to prepare a more detailed analysis of the three companies and the proposed transaction for the AFN special committee’s review.

On December 29, 2008, Stifel Nicolaus circulated its detailed preliminary report of the proposed transaction to the AFN special committee for its review.

On January 2, 2009, the AFN special committee met with representatives from Stifel Nicolaus and Cooley to review and discuss the Stifel Nicolaus report. Stifel Nicolaus indicated that pursuing the proposed transaction, or some form thereof, may be advisable if a satisfactory compromise could be reached on the relative valuations of the assets of the various parties. The AFN special committee and Stifel Nicolaus also focused their discussion on the valuation methodologies for the parties to the potential transaction. The AFN special committee and Stifel Nicolaus discussed the outstanding debt of the parties as well as potential increased accounting costs for the surviving public entity due to the fact that Cohen was a private company. Stifel Nicolaus then discussed the possibility that some of the collateral of the parties may be downgraded in the future and the AFN special committee noted that this potential downgrading of assets might impact AFN financially absent the proposed transaction. Because of several perceived advantages to AFN, the AFN special committee concluded that AFN should continue to move forward in evaluating a proposed merger with Cohen at this time. However, the AFN special committee determined that the inability of the parties to agree on relative economic values with Company A made the pursuit of a transaction with Company A disadvantageous for AFN and its stockholders. In addition, the AFN special committee determined that the added complexity of a three party deal was disadvantageous and that it was not in the best interests of AFN and its stockholders to continue negotiations with Company A. The AFN special committee and Stifel Nicolaus then discussed proposed ownership percentages for AFN’s stockholders in the surviving entity based on the initial due diligence performed by Stifel Nicolaus.

Shortly thereafter, Cohen management had also determined that Cohen should continue to move forward in evaluating a proposed merger with AFN and that Company A should no longer be considered for a transaction involving Cohen and AFN at this time because it believed that Company A’s relative valuation of the parties was not consistent with Cohen management’s assessment of the relative values of each of the parties and it did not appear likely they were going to be able to overcome these differences. In addition, Cohen’s management recognized the incremental complexity in negotiating a three party deal that would utilize additional company resources. Cohen’s management determined that a transaction with only AFN presented the most attractive opportunity to address the challenges facing Cohen’s business, as discussed above.

AFN management considered liquidating AFN as part of its evaluation of alternatives for AFN; however, management determined that this alternative was not feasible given AFN’s outstanding debt. At such time, AFN had $28.7 million outstanding on its convertible senior debt and $48.1 million in trust preferred debt. This aggregate $76.8 million in obligations plus the termination fee of approximately $22.2 million that would have been due to Cohen under the management agreement (calculated as of December 31, 2008) would have exceeded the amount of cash on hand of $86 million at the time.

Another alternative considered was to invest AFN’s cash in one or several investment opportunities. AFN management, however, believed that such a strategy would have limited benefits due to the following:

•	First, such a capital intensive business plan would not allow the business to move forward under current conditions where financing and capital is unavailable.

•

Second, although there are assets available that could potentially provide robust returns, these investments were not without risk. Moreover, not all of AFN’s cash would be available to be invested for the long-term because liquidity would need to be maintained to satisfy the convertible senior debt obligations and provide some level of normal working capital.

On January 8, 2009, the AFN special committee met with representatives from Stifel Nicolaus and Cooley to discuss the proposed merger with Cohen. The AFN special committee discussed whether a proposed merger with Cohen could be the best alternative for the AFN stockholders. The AFN special committee determined that a merger with Cohen could be attractive to AFN if the parties could agree on the relative valuations of the companies’ respective assets, and that AFN should move forward with discussions regarding such a transaction. The AFN special committee also established a subcommittee, consisting of Messrs. Ullom, Dawson and Haraburda, to work with Stifel Nicolaus to review additional information on Cohen that had recently been delivered to the AFN special committee.

On January 9, 2009, after intensive discussions with Cohen by the subcommittee of the AFN special committee and Stifel Nicolaus, at the direction of the AFN special committee, over prospective terms, Stifel Nicolaus circulated to the AFN special committee for its review and approval a revised term sheet proposal for a combination between AFN and Cohen reflecting the recent discussions. The AFN special committee discussed open issues relating to the proposed combination, including the ratio of ownership in the combined company, management of the combined company, appropriate debt levels for the combined company, and agreed to certain desired changes. The AFN special committee then resolved to submit the revised summary of terms to the full AFN board of directors.

On January 11, 2009, the subcommittee of the AFN special committee met with representatives from Stifel Nicolaus and Cooley. At this meeting, the subcommittee discussed the recent AFN board meetings and discussions with AFN and Cohen management regarding the relative valuations of the companies’ respective assets for purposes of determining the exchange ratio of the proposed transaction. The subcommittee also discussed the expected composition of the board of directors of the combined company.

On January 13, 2009, the subcommittee of the AFN special committee met with representatives from Stifel Nicolaus and reviewed the updated financial analysis of the proposed merger transaction. The subcommittee also discussed proposed changes to the composition of the board of directors of the combined company.

On January 19, 2009, the AFN special committee met with representatives from Stifel Nicolaus and Cooley and discussed the modifications to the financial analysis and the latest proposal for the ownership of the combined company following the business combination. Based upon the modified financial analysis, the AFN special committee approved the proposal that the combined company, on a fully diluted basis, would be owned 62.5% by Cohen members and 37.5% by AFN stockholders. The AFN special committee discussed the remaining open issues related to the proposed transaction including the composition of the board of directors of the combined company and several closing deliverables.

On January 22, 2009, the AFN special committee met with representatives from Stifel Nicolaus, Cooley, Clifford Chance US LLP, or Clifford Chance, corporate counsel to AFN, and members of AFN management. The AFN special committee reviewed the terms of the proposed merger transaction and draft merger agreement with AFN management and representatives of Clifford Chance. The AFN special committee provided Clifford Chance with comments and raised questions with respect to the draft documents, in particular the AFN special committee focused attention on the “go shop” provision and the size of the termination fee. Representatives of Clifford Chance also provided the AFN special committee with an update of the legal due diligence process and the fact that such review had generated no “red flags” as of the date of the meeting.

On January 28, 2009, the AFN special committee met with representatives from Cooley and Stifel Nicolaus to discuss the open issues related to the business combination and the draft transaction documents.

Between January 28, 2009 and February 20, 2009, the parties continued to negotiate the terms of the merger agreement, including issues concerning the respective valuation of the two companies, the appropriate structure of the transaction, the termination fees, the “go shop” provision, and the composition of management and the board of directors of the combined company.

On February 5, 2009, the AFN board of directors met with representatives from Cooley and Stifel Nicolaus for its regularly-scheduled board meeting, but also to discuss further the proposed merger with Cohen and the remaining open issues. The proposed merger with Cohen dominated the discussion as the directors heard from Mr. Cohen regarding the focus and prospects for the combined companies. The directors also confirmed that Company A would not be part of the currently proposed transaction, and addressed certain of the open issues with Cohen. Immediately after adjournment of the meeting of the AFN board of directors, the AFN special committee met with its financial and legal advisers and discussed in detail proposed solutions for the open issues. They discussed the proposed termination fees, Cohen representations and warranties and other issues. The AFN special committee also agreed to meet again as these open issues were resolved between Cohen and the subcommittee of the AFN special committee. The AFN special committee also directed Stifel Nicolaus to seek additional merger prospects for AFN and begin contacting these parties immediately after the announcement of the business combination.

Following confirmation by the AFN board of directors that Company A would not be part of the proposed transaction with Cohen, the AFN board of directors did not consider a transaction with any company other than Cohen, but noted that the “go shop” provision that had been heavily negotiated would allow the AFN board to consider additional transactions with any interested parties.

Between February 9 and February 20, 2009, the parties negotiated the terms of the limited liability company operating agreement for Cohen following the business combination, including issues concerning distributions by Cohen, management of Cohen, and special voting rights of the members of Cohen other than AFN.

On February 9, 2009, based on additional financial and legal due diligence, the parties negotiated a change in ownership of the combined company whereby AFN stockholders, collectively, would receive an additional 1% of the equity in the combined company following the business combination. As a result of this change, the combined company, on a fully diluted basis, following the business combination would be owned 61.5% by Cohen members and 38.5% by AFN stockholders.

On February 13, 2009, the AFN special committee met with representatives from Stifel Nicolaus, Cooley, and Clifford Chance, to discuss a proposed structural modification to the proposed transaction and the time frame for the execution of the transaction documents.

On February 20, 2009, the AFN special committee met with representatives of Stifel Nicolaus to discuss the proposed transaction and the related voting agreements. Representatives of Cooley and Clifford Chance reviewed with the AFN special committee the terms and conditions of the proposed definitive merger agreement, including a discussion of the obligation of AFN to pay a termination fee to Cohen in certain circumstances and the “go shop” provision. Additionally, representatives from Clifford Chance indicated that AFN might seek to be listed on a different national securities exchange following the closing of the transaction. Representatives of Stifel Nicolaus further reviewed with the AFN special committee the financial terms of the proposed merger and the assumptions related to the financial analyses that it performed. Stifel Nicolaus then stated its opinion that, as of February 20, 2009, the financial terms of the business combination pursuant to the merger agreement were fair to the holders of AFN common stock prior to the date of the business combination from a financial point of view. At the conclusion of the meeting, the AFN special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the business combination and issuance of shares of AFN common stock and Series A preferred stock in the business combination, are in the best interests of AFN and resolved to recommend the merger agreement to the AFN board of directors for approval.

On February 20, 2009, the AFN board of directors held a meeting to discuss and determine whether to approve the merger. At the meeting, the AFN special committee reported to the AFN board of directors that it unanimously determined that the merger agreement and the transactions contemplated thereby, including the business combination and the issuance of shares of AFN common stock and AFN Series A preferred stock in the business combination, are in the best interests of AFN and recommended that the merger agreement be approved by the AFN board of directors. A representative of Stifel Nicolaus then reviewed and explained in detail the written report accompanying its fairness opinion. Following such presentation, the AFN board of directors received from the AFN special committee the written opinion of Stifel Nicolaus that, as of February 20, 2009, the per share merger consideration was fair, from a financial point of view, to the AFN stockholders. A representative of Clifford Chance, AFN’s corporate legal counsel, then summarized the principal terms of the merger agreement, the New Cohen LLC Agreement, the voting agreement and the transactions contemplated thereby, including the structure of the merger, the representations and warranties, the covenants, the conditions to the consummation of the merger and the termination rights under the merger agreement. In addition, the AFN board of directors discussed the matters described below under “— Strategic and Financial Rationale for the Business Combination — AFN’s Reasons for the Business Combination and Recommendation of AFN’s Board of Directors.”

The AFN board of directors considered the various presentations and the report of the AFN special committee and unanimously:

•

determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of the shares of AFN common stock and Series A preferred stock in the business combination, are advisable and in the best interests of AFN;

•	approved the merger agreement; and

•	determined to recommend that AFN stockholders vote FOR approval of the issuance of the shares of AFN common stock and Series A preferred stock pursuant to the merger agreement.

On February 20, 2009, the Cohen board of managers held a special telephonic meeting. Representatives of WolfBlock LLP, or WolfBlock, counsel to Cohen, and members of Cohen’s management team also participated in the meeting. Mr. Cohen then led a discussion with the Cohen board of managers regarding the proposed merger with AFN. Representatives of WolfBlock reviewed the terms of the current draft of the merger agreement, the terms of the current draft of the limited liability company operating agreement of Cohen following the business combination and the legal consequences of the proposed transaction. In connection with this discussion, reference was made to the informal meetings of Cohen management and board of managers held throughout the negotiations with AFN that addressed all of the major issues relating to the proposed business combination. The Cohen board of managers discussed the advantages of a business combination with AFN, including those described below under “— Strategic and Financial Rationale for the Business Combination — Cohen’s Reasons for the Business Combination and Recommendation of Cohen’s Board of Managers.”

Following this discussion, the Cohen board of managers unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Cohen and its members;

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement; and

•	determined to recommend that Cohen members vote FOR the adoption of the merger agreement.

After the close of business on February 20, 2009, the merger agreement was signed and AFN issued a press release announcing the execution of the merger agreement.

On May 18, 2009, the AFN Board of Directors, including all members of the special committee, held a regular quarterly board meeting. During the meeting, Cohen management updated the board on the status of Cohen’s efforts to refinance its existing Bank Group Loan and put in place a new three year, $30 million credit facility that would remain in effect after the business combination, as required under the original terms of the merger agreement. Cohen management discussed with the Board the material terms of the proposed 2009 Credit Facility. The proposed 2009 Credit Facility included a term of two years from the effective date of such facility and an initial revolving credit amount of $30 million which would reduce by $1.0 million monthly beginning in November 2009. The AFN Board was informed that Cohen did not believe that it would be able to obtain a firm financing commitment with a term of three years. The AFN Board was also informed that TD Bank was requiring that the termination of the merger agreement or the failure to complete the business combination within sixty days of September 30, 2009 would constitute an event of default under the 2009 Credit Facility. It is unclear whether Cohen would have been able to refinance the Bank Group Loan with TD Bank prior to its expiration in July 2009 without the benefits expected to be realized by Cohen in the business combination. Cohen management noted that the 2009 Credit Facility would necessitate an amendment to the merger agreement because, as noted above, the original terms of the merger agreement included a closing condition that required Cohen to obtain a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least three years and a principal amount of at least $30 million.

In addition to the proposed amendment to the merger agreement to facilitate the 2009 Credit Facility, the Cohen management proposed another amendment to the merger agreement. The original terms of the merger agreement prohibited Cohen, prior to the completion of the business combination, from entering into, amending or modifying any employment, consulting, severance, termination or similar agreement with any director, manager or officer, or any employee or consultant entitled to annual compensation in excess of $200,000. Cohen management proposed increasing the $200,000 threshold to $500,000 in order to enable Cohen to hire new employees as part of the expansion of its Capital Markets operations. No formal action was taken on the proposed amendments at the May 18, 2009 meeting.

On May 29, 2009, the AFN Board of Directors, including all of the members of the special committee, met to, among other things, consider the proposed amendments to the merger agreement which had been previously discussed at the May 18, 2009 meeting. In addition, the parties discussed amending the merger agreement to provide for the assignment by Fortune Merger Sub, LLC, the original AFN subsidiary to be used in the business combination, of all of its rights, interests and obligations under the merger agreement to Alesco Financial Holdings, LLC, a wholly owned subsidiary of AFN that holds substantially all of AFN’s assets, or the Merger Sub. The AFN board of directors, with Messrs. Cohen and McEntee recusing themselves, unanimously approved the amendments.

On May 29, 2009, the Cohen board of managers held a special telephonic meeting to consider the amendments. The Cohen board of managers unanimously approved, adopted and declared advisable the amendments and determined to recommend that Cohen members vote FOR the adoption of the merger agreement, as amended.

On June 1, 2009, AFN, Merger Sub, Fortune Merger Sub, LLC and Cohen signed the agreement reflecting the amendments and, on June 2, 2009, AFN filed that agreement with the SEC as an exhibit on Form 8-K.

On June 1, 2009, Cohen entered into the 2009 Credit Facility, which replaced the Bank Group Loan and the terms of which satisfy the amended closing condition. For additional information on the 2009 Credit Facility, see “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Liquidity and Capital Resources — Revolving Line of Credit” beginning on page [—].

On June 24, 2009, the AFN board of directors, including all members of the AFN special committee, held a board meeting. During the meeting, Cohen management updated the board on its efforts to further the strategic goals of the business combination and the interests of the combined company following the business combination. In this regard, Cohen management requested that AFN enter into an amendment to the merger agreement to permit Cohen to adopt, and issue equity compensation awards pursuant to, the 2009 Equity Award Plan to help attract and retain new and existing employees of Cohen. Cohen management discussed with the AFN board of directors the material terms of the 2009 Equity Award Plan, including that awards under the plan would be subject to time-based and/or performance-based vesting conditions and that the maximum number of awards would be limited to 1,721,160 recapitalized Cohen membership units. In addition, all awards pursuant to the 2009 Equity Award Plan would be subject to Mr. Cohen’s prior written consent. The proposed amendment provided that AFN would assume the 2009 Equity Award Plan at closing.

Cohen management further explained that Daniel G. Cohen would concurrently enter into an Equity Funding Agreement with Cohen whereby Mr. Cohen would be required to transfer to (1) Cohen the number of recapitalized Cohen membership units equal to the number of recapitalized Cohen membership units to be issued to the employee in connection with vesting of a new Cohen restricted unit, or (2) AFN the number of shares of AFN common stock equal to the number of recapitalized Cohen membership units to be issued to the employee in connection with the vesting of a new Cohen restricted unit, in each case subject to a maximum amount of 1,721,160. The proposed amendment provided that AFN would assume the Equity Funding Agreement at closing. Cohen management noted that, as a result of the Equity Funding Agreement, the capitalization of Cohen would not change as a result of issuances of new Cohen restricted units under the 2009 Equity Award Plan; therefore, it did not believe that the business combination exchange ratios should be adjusted.

At the June 24 meeting, Cohen management also requested that the merger agreement be amended to permit Cohen to obtain asset-based financing at its broker-dealer subsidiary. Cohen management explained that it believed it could generate potentially attractive returns by making investments in certain asset classes, but noted that it was currently restricted from taking advantage of these opportunities due to restrictions in the merger agreement.

The board members discussed the proposed amendments, but no formal action was taken at the meeting.

The AFN special committee met by telephone on June 29, 2009 to discuss the proposed amendments to the merger agreement. Representatives from Cooley and Clifford Chance participated in the conference call. With regard to the amendment relating to the 2009 Equity Award Plan, the special committee noted that they were generally comfortable with the terms of the plan, primarily because the Equity Funding Agreement would negate any potential dilution to AFN. The AFN special committee approved the plan, subject to the review by Cooley and Clifford Chance of the definitive plan documents to confirm that they complied with the terms presented to the special committee. With regard to the amendment to permit Cohen to obtain asset-based financing for its broker-dealer subsidiary, the AFN special committee discussed the merits of the proposal and determined that any such amendment should be circumscribed so that, among other things, the overall leverage would be limited and Cohen would invest only in high-quality assets using appropriate hedging strategies. The special committee asked that Mr. Ullom work with Cohen to come up with an acceptable list of parameters to be included in the proposed amendment.

Following discussions between Mr. Ullom and representatives of Cohen, the AFN special committee met on July 6, 2009 to consider more detailed terms of the proposed amendment to permit Cohen’s broker-dealer subsidiary to obtain asset-based financing. After discussion, the AFN special committee approved the proposal subject to a number of parameters, including that the assets be limited to agency-guaranteed mortgage backed securities, agency-guaranteed collateralized mortgage obligations and U.S. Small Business Association-guaranteed loans, and that (1) the aggregate amount of such investments held by the broker dealer at any one time may not exceed $100 million, (2) no single proprietary investment may exceed $15 million, (3) no single proprietary investment may have a net capital position that exceeds $1.5 million, (4) Cohen complies with specific reporting policies and procedures, and (5) Cohen implement customary interest rate hedging policies.

On August 20, 2009, the Cohen board of managers unanimously approved, adopted and declared advisable the amendments and determined to recommend that Cohen members vote FOR the adoption of the merger agreement, as amended.

On August 20, 2009, AFN, Merger Sub and Cohen signed the agreement reflecting the amendments and AFN filed that agreement with the SEC as an exhibit on Form 8-K.

Strategic and Financial Rationale for the Business Combination

In the course of their discussions, both AFN and Cohen recognized that there were substantial potential strategic and financial benefits to be obtained from the business combination and the other transactions contemplated by the merger agreement. AFN and Cohen believe that the combination of AFN’s existing capital and its public listing with Cohen’s diverse revenue sources and comprehensive operating platform will create a well-capitalized company with opportunities for profitable growth in the future. In addition, AFN and Cohen believe that the business combination presents the opportunity for administrative and operational economies of scale and cost savings for the combined company through the elimination of duplicative expenses. Although such savings are difficult to quantify, it is expected that the combined company will be able to consolidate auditors, internal accounting functions, various other professional services engagements, director and officer insurance policies, and other miscellaneous support costs. Furthermore, an important component of the post-business combination synergies that the combined company hopes to realize relates to leveraging AFN’s capital with Cohen’s existing capital markets and asset management infrastructure. In that regard, it is anticipated that the combined company will be able to capitalize on current market conditions with capital and infrastructure that is already in place and able to be utilized without incurring incremental cost. This section summarizes the primary strategic and financial reasons why AFN and Cohen entered into the merger agreement.

For a discussion of various factors that could prohibit or limit the parties’ ability to realize some or all of these benefits the parties expect to achieve in the business combination, please read “Risk Factors” beginning on page [—], “— AFN’s Reasons for the Business Combination and Recommendation of AFN’s Board of Directors” below and “— Cohen’s Reasons for the Business Combination and Recommendation of Cohen’s Board of Managers” beginning on page [—].

AFN’s Reasons for the Business Combination and Recommendation of AFN’s Board of Directors

At its meeting on February 20, 2009, after due consideration, the AFN special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the business combination and the issuance of shares of AFN common stock and Series A preferred stock, are advisable and in the best interests of AFN and recommended to AFN’s board of directors that the merger agreement be approved and that the issuance of shares of AFN common stock and Series A preferred stock as contemplated by the merger agreement be submitted to the AFN stockholders for their approval. On the same day, after due consideration, AFN’s board of directors unanimously determined that the merger agreement and the other transactions contemplated by the merger agreement, including the business combination and the issuance of shares of AFN common stock and Series A preferred stock pursuant to the merger agreement, are advisable and in the best interests of AFN. Accordingly, the AFN board of directors, by a unanimous vote, approved, authorized and adopted the merger agreement and recommended that the AFN stockholders vote FOR the transactions contemplated by the merger agreement, including the issuance of shares of AFN common stock and Series A preferred stock pursuant to the merger agreement.

In reaching its determinations, the AFN board of directors considered the recommendation of the AFN special committee. The AFN special committee and the AFN board of directors considered the following material factors, all of which they viewed as generally supporting their decision to approve the business combination:

•

The belief that the business combination will bring together the various competencies of AFN and Cohen and the scale and synergies of the business combination will allow the combined company greater flexibility in withstanding a volatile market than on a stand-alone basis;

•	The business combination will provide AFN with an opportunity to expand its business and pursue growth opportunities in other business segments such as capital markets and asset management businesses;

•

The business combination will provide AFN with internal financial expertise and eliminate ongoing related party management fees and expenses without incurring a termination fee of approximately $22.2 million (calculated as of December 31, 2008) under the management agreement with Cohen, as well as eliminate potential conflicts of interest;

•	The belief that Cohen’s familiarity with and knowledge of AFN’s assets should help the combined company maximize potential returns, if any, from such assets;

•

The belief that the business combination will provide the combined company greater flexibility in pursuing significant additions to scale, including an asset management roll-up strategy through the acquisition of similar companies, business development companies and other types of institutions;

•

The potential for strategic and financial benefits, including the potential for greater access to credit markets and to new sources of financing resulting from the increased size of the combined company, and the fact that Cohen will have obtained a financing commitment of at least $30 million in connection with the business combination;

•

The belief that the business combination will create non-capital intensive sources of income and offer AFN a diversified as well as a predictable stream of income consisting of base management fees, which is less volatile than AFN’s current cash flow;

•

The expectation that the business combination will be accretive to AFN stockholders as AFN’s business model shifts from a capital investment company to an operating company with various types of revenue streams and positive cash flow from operations;

•	The belief that the business combination will better position the combined company to pursue opportunistic initiatives in a distressed market;

•

The opportunities for administrative and operational economies of scale and cost savings for the combined company through the elimination of duplicative expenses, although such savings are difficult to quantify;

•

The fact that the AFN special committee and its financial advisor, Stifel Nicolaus, had reviewed various other strategic alternatives, including (1) the alternative of remaining independent, (2) restructuring alternatives involving the liquidation of AFN or the sale of certain assets and subsidiaries and (3) other measures to create value and the risks associated with executing such strategic alternatives and achieving such potential values;

•

Current economic and market conditions and the overall challenges of implementing AFN’s business strategy as an independent entity, which business strategy may not be viable in the foreseeable future, and the uncertainty about AFN’s future prospects in the absence of the business combination;

•	The belief that the merger agreement and the transactions contemplated thereby are more favorable to AFN stockholders than the other strategic alternatives discussed above;

•

The fact that, subject to compliance with the terms and conditions of the merger agreement, AFN is permitted to initiate, solicit and encourage takeover proposals and enter into discussions or negotiations with respect to takeover proposals during the “go-shop” period;

•

The ability to terminate the merger agreement if the AFN board of directors are presented with a superior takeover proposal, upon the payment of a termination fee of $1 million plus Cohen’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million to Cohen, as well as other grounds for termination, with or without termination fees (as described in the section titled “The Merger Agreement — Terms of the Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page [—] and “The Merger Agreement — Terms of the Merger Agreement — Expenses and Termination Fees”) beginning on page [—];

•

The fact that the completion of the business combination is subject to approval by AFN stockholders and the right of the AFN board of directors, under certain circumstances specified in the merger agreement, to change its recommendation that AFN stockholders vote in favor of the transactions contemplated by the merger agreement, including the issuance of shares of AFN common stock and Series A preferred stock pursuant to the merger agreement;

•

The AFN special committee’s and board of directors’ receipt of an opinion from Stifel Nicolaus that, as of February 20, 2009 and based on and subject to the factors, assumptions and limitations set forth therein, the financial terms of the business combination pursuant to the merger agreement were fair to the holders of AFN common stock, from a financial point of view. The full text of Stifel Nicolaus’ written opinion, dated February 20, 2009, is attached to this proxy statement/prospectus as Annex D. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Stifel Nicolaus. Stifel Nicolaus’ opinion is addressed to the AFN special committee and board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the transaction;

•

The determination that the relative percentage ownership of AFN stockholders and Cohen members is fixed and captures the respective ownership interests of the AFN stockholders and Cohen members in the combined company based on valuations of AFN and Cohen at the time of the AFN special committee’s and AFN board of directors’ approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•	The likelihood that the business combination will be consummated on a timely basis, including the likelihood that the business combination will receive all necessary regulatory approvals; and

•	The terms and conditions of the merger agreement, including the following factors:

•	the nature of the conditions to Cohen’s obligation to complete the transactions and the limited risk of non-satisfaction of such conditions;

•

the provisions restricting Cohen’s ability to engage in negotiations with, provide any confidential information or data to, or otherwise have discussions with, any person relating to a takeover proposal;

•	the limited ability of Cohen to terminate the merger agreement; and

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, AFN is permitted to initiate, solicit and encourage takeover proposals and enter into discussions or negotiations with respect to takeover proposals during the “go-shop” period.

The AFN board of directors and the AFN special committee also considered a variety of risks and other potentially negative factors concerning the business combination, including the risks identified in “Risk Factors” beginning on page [—], and, in particular, the following:

•

Because the lack of a public market for Cohen membership units makes it difficult to evaluate the fairness of the business combination, AFN may pay more than the fair market value for its ownership interest in Cohen;

•

The potential difficulties associated with combining the business enterprises of AFN and Cohen and the possibility that, as a result, the anticipated benefits to AFN and its stockholders may not be fully realized;

•

The risk that the business combination might not be completed in a timely manner or at all, due to, among other things, the inability to obtain all necessary consents, notices and approvals, including the approval by AFN’s stockholders and Cohen’s members;

•

The risks and costs to AFN if the business combination does not close, including the potential effect on business relationships and the potential adverse effect of the public announcement of the business combination on AFN’s ability to consummate a strategic transaction in the future;

•

The significant costs involved in connection with completing the business combination and the substantial amount of management time and effort required to effect the business combination. In addition, the business combination may divert management and other personnel attention away from the day-to-day operation of AFN’s business and AFN’s business may suffer as a result of having had the focus of management directed towards combining the companies and integration planning instead of on AFN’s core business and other opportunities that could have been beneficial to AFN;

•

The payment of the $1 million termination fee payable by AFN and the requirement to reimburse Cohen for certain reasonable out-of-pocket expenses not to exceed an additional $1 million under specified circumstances under the merger agreement, which may discourage others from making proposals for a competing transaction to acquire AFN;

•

The facts that the current AFN stockholders in the aggregate will own a significantly smaller percentage of AFN than they own immediately before the business combination and that Daniel G. Cohen will be able to nominate and elect at least one-third (but not more than a majority) of AFN’s directors and, if he converts his Series A preferred stock into Series B preferred stock, exercise significant voting power in matters requiring the approval of AFN stockholders;

•

The fact that certain AFN directors and executive officers may have interests in the business combination that are different from, or in addition to, the interests of AFN stockholders (see “— Interests of Board Members and Executive Officers in the Business Combination” beginning on page [—]);

•	The combined company may not be able to retain key management and other personnel;

•	The fact that AFN stockholders do not have the right under Maryland law to seek appraisal of their shares of AFN common stock;

•	The integration of AFN and Cohen businesses may not be successful;

•

The restrictions on the conduct of AFN’s business prior to the completion of the business combination, requiring AFN to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent AFN from undertaking business opportunities that may arise pending completion of the business combination;

•

The loss of AFN’s ability to qualify for treatment as a REIT under the Internal Revenue Code, which could cause tax consequences, including that AFN would not be allowed a deduction for distributions to stockholders in computing its taxable income; would be subject to United States federal income tax at regular corporate rates; could be subject to the United States federal alternative minimum tax and possibly increased state and local taxes; unless entitled to relief under applicable statutory provisions, could not elect to be taxed as a REIT again until 2014; and distributions would be taxable to AFN stockholders as regular corporate dividends;

•	The possible volatility, at least in the short term, of the trading prices of AFN’s common stock resulting from the merger announcement;

•

The exchange ratio is fixed and not subject to adjustment, which limits an increase in the value associated with an increase in the market price of AFN’s common stock prior to the consummation of the business combination;

•	The combined company’s financial results may not meet expectations given the current economic climate; and

•	The failure to complete the business combination may cause substantial harm to relationships with key management and other personnel.

The AFN special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the business combination to AFN stockholders and to permit the AFN special committee to represent effectively the interests of AFN’s stockholders. These procedural safeguards include the following:

•	The AFN special committee is comprised entirely of independent directors;

•	The AFN special committee retained and received advice from its independent legal advisor, Cooley;

•	The AFN special committee retained and received advice from its independent financial advisor, Stifel Nicolaus;

•	Stifel Nicolaus, acting on instructions from the special committee, inquired of strategic alternatives other than the business combination;

•

Stifel Nicolaus delivered its written opinion that, as of the date of the opinion, the financial terms of the business combination were fair to the holders of AFN common stock from a financial point of view;

•

Subject to compliance with the terms and conditions of the merger agreement, AFN is permitted to initiate, solicit and encourage takeover proposals and enter into discussions or negotiations with respect to takeover proposals during the 40 day “go-shop” period; and

•

AFN is permitted under certain circumstances to furnish information and engage in discussions or negotiations in response to unsolicited inquiries regarding proposals for a competing transaction for the acquisition of AFN, and to terminate the merger agreement in order to enter into an agreement in connection with a superior takeover proposal.

The foregoing discussion of the information and factors considered by the AFN board of directors and the AFN special committee is not intended to be exhaustive, but rather summarizes the material factors considered by the AFN board of directors and the AFN special committee. After considering the above factors, the AFN board of directors and the AFN special committee concluded that the positive factors relating to the merger agreement and the transactions contemplated by the merger agreement outweighed the negative factors. In view of the wide variety of factors considered, neither the AFN board of directors nor the AFN special committee found it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the AFN board of directors and the AFN special committee may have assigned different weights to various factors. The AFN board of directors and the AFN special committee considered all these factors as a whole, including discussions with AFN’s senior management and their respective financial and legal advisors, and overall deemed the factors to be favorable to, and in support of, their respective determinations.

The AFN board of directors and the AFN special committee realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the reasoning of the AFN board of directors and the AFN special committee and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page [—].

The AFN board of directors has unanimously approved and adopted the merger agreement, has unanimously determined that the business combination and the other transactions contemplated by the merger agreement, including the issuance of AFN common stock and Series A preferred stock, are advisable and in the best interests of AFN, and unanimously recommends that AFN stockholders vote FOR the proposal to approve the issuance of shares of AFN common stock and Series A preferred stock pursuant to the merger agreement and the other transactions contemplated thereby.

Cohen’s Reasons for the Business Combination and Recommendation of Cohen’s Board of Managers

At its meeting on February 20, 2009, after due consideration, the Cohen board of managers unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Cohen and its members;

•	approved, adopted and declared advisable the merger agreement, the business combination and the other transactions contemplated by the merger agreement; and

•	determined to recommend that Cohen members vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement.

In making its determination, the Cohen board of managers considered the following material factors:

•

The combined company’s liquidity position should be stronger than Cohen’s, as a result of AFN’s liquidity position. As of June 30, 2009, Cohen had $17.1 million of cash and cash equivalents on its balance sheet while AFN had $88.8 million. Subsequent to the business combination, the combined company should have a strong liquidity position and long term financing in place that should not be subject to margin calls or additional collateral requirements. As of June 30, 2009, Cohen had $39.2 million of indebtedness, with $29.95 million maturing in 2011 and $9.2 million maturing in 2012 (see “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Liquidity and Capital Resources — Refinance of Bank Group Loan” on page [—]), while AFN had $76.8 million of recourse indebtedness, with maturities of $28.7 million due in 2012 and $48.1 million due in 2036. None of the AFN recourse indebtedness is subject to margin calls or the posting of additional collateral.

•

The Cohen board of managers believes that the Capital Markets group should be able to further capitalize on the current dislocation in the financial markets to increase its sales force and widen its focus to include TruPS, high grade corporate bonds, CMBS, European credit securities and levered finance securities.

•

The combined company’s liquidity position is expected to enable it to pursue additional growth opportunities more quickly than Cohen could without the transactions, including: (1) expanding Cohen’s Capital Markets operations to other credit-related fixed income areas to deepen the combined company’s product capabilities; (2) acquiring other in-place asset management contracts and asset management and investment firms; and (3) growing Cohen’s existing investment funds and providing seed capital for new investment funds. The Cohen board of managers believes that this will enable the combined company to invest in a market environment where demand for capital is high while supply is at historic lows, which should result in positive investment returns.

•

The Cohen members will have the option to convert their existing Cohen membership units into the right to receive publicly traded shares of AFN common stock, which will increase the liquidity of Cohen members’ investment.

•	The combined company should experience cost savings by eliminating duplicative professional fees and other costs.

•

The combined company will be able to compensate its employees with publicly traded shares of AFN common stock that Cohen believes will improve the combined company’s ability to retain existing employees and attract new employees, particularly in connection with the combined company’s plan to expand its Capital Markets operations.

In addition to the foregoing, the Cohen board of managers considered the following factors as generally supporting its decision to enter into the merger agreement:

•	The senior management team of Cohen will be senior management of the combined company.

•	The business combination will rationalize Cohen’s external management relationship with AFN.

The Cohen board of managers also considered a variety of risks and other potentially negative factors concerning the business combination, including the risks identified in “Risk Factors” beginning on page [—], and, in particular, the following:

•

The exchange ratio is not adjustable based on the market price of AFN common stock so the merger consideration at the time of closing may have a greater or lesser value than at the time the merger agreement was signed.

•

Because the lack of a public market for Cohen membership units makes it difficult to evaluate the fairness of the business combination, the members of Cohen may receive consideration in the business combination that is less than the fair market value of the Cohen membership units.

•

The potential difficulties associated with combining the business enterprises of AFN and Cohen and the possibility that, as a result, the anticipated benefits to Cohen and its members may not be fully realized.

•

The public announcement of the business combination and/or the failure to complete the business combination may adversely affect Cohen’s reputation, ability to obtain financing in the future and ability to consummate a strategic transaction in the future.

•	The failure to complete the business combination may result in Cohen paying a termination fee or expenses to AFN and could harm the future business and operations of Cohen.

•

The fact that approval of the merger agreement by Cohen members is already assured because Daniel G. Cohen has agreed to vote in favor of it and his interests may be different than those of other Cohen members.

•	The combined company may not be able to retain key management and other personnel.

•

The significant costs involved in connection with completing the business combination and the substantial amount of management time and effort required to effect the business combination. In addition, the business combination may divert management and other personnel attention away from the day-to-day operation of Cohen’s business and Cohen’s business may suffer as a result of having had the focus of management directed towards combining the companies and integration planning instead of on Cohen’s core business and other opportunities that could have been beneficial to Cohen.

•	The integration of AFN and Cohen businesses may not be successful.

•

The restrictions on the conduct of Cohen’s business prior to the completion of the business combination, requiring Cohen to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Cohen from undertaking business opportunities that may arise pending completion of the business combination.

•	The merger agreement discourages third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

•	The combined company’s financial results may not meet expectations given the current economic climate.

•	The failure to complete the business combination may cause substantial harm to relationships with key management and other personnel.

The foregoing discussion of the information and factors considered by the Cohen board of managers is not intended to be exhaustive, but rather summarizes the material factors considered by the Cohen board of managers. After considering the above factors, the Cohen board of managers concluded that the positive factors relating to the merger agreement, the business combination and the other transactions contemplated by the merger agreement outweighed the negative factors. In view of the wide variety of factors considered, the Cohen board of managers did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Cohen board of managers may have assigned different weights to various factors. The Cohen board of managers considered all these factors as a whole, including discussions with senior management and legal advisors, and overall deemed the factors to be favorable to, and in support of, its determination.

The Cohen board of managers realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the reasoning of Cohen’s board of managers and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page [—].

The Cohen board of managers has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the business combination and the AFN contribution, are advisable, fair to and in the best interests of Cohen and its members, and unanimously recommends that Cohen members vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement.

Opinion of AFN’s Financial Advisor

Stifel Nicolaus acted as financial advisor to the AFN special committee in connection with the business combination. Stifel Nicolaus is a nationally recognized investment banking and securities firm with membership on all the principal United States securities exchanges and substantial expertise in transactions similar to the business combination. As part of its investment banking activities, Stifel Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On February 20, 2009 Stifel Nicolaus rendered its oral opinion, which was later confirmed in writing, to the AFN special committee that, as of the date of Stifel Nicolaus’ written opinion, the financial terms of the business combination pursuant to the merger agreement were fair to the holders of AFN common stock prior to the date of the business combination, from a financial point of view.

The full text of Stifel Nicolaus’ written opinion dated February 20, 2009, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. Stifel Nicolaus has provided its consent to using such opinion in this proxy statement/prospectus. Holders of AFN common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of the opinion of Stifel Nicolaus set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel Nicolaus will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the business combination. Stifel Nicolaus has no obligation to update, revise or reaffirm its opinion and the AFN special committee does not currently expect that it will request an updated opinion from Stifel Nicolaus.

No limitations were imposed by the AFN special committee on the scope of Stifel Nicolaus’ investigation or the procedures to be followed by Stifel Nicolaus in rendering its opinion. In arriving at its opinion, Stifel Nicolaus did not ascribe a specific range of values to AFN. Stifel Nicolaus’ opinion is based on the financial and comparative analyses described below. Stifel Nicolaus’ opinion is for the information of, and directed to, the AFN special committee and AFN’s board of directors for their information and assistance in connection with the consideration of the financial terms of the business combination and is not to be relied upon by Cohen. Stifel Nicolaus’ opinion was not intended to be and does not constitute a recommendation to the AFN special committee, AFN’s board of directors or any stockholder of AFN or member of Cohen as to how the AFN special committee, AFN’s board of directors or any AFN stockholder or Cohen member should vote on the business combination or any aspect thereof, or whether or not any AFN stockholder or Cohen member should enter into a voting, stockholders’ or affiliate agreement with respect to the business combination or any aspect thereof, or exercise any dissenters’ or appraisal rights that may be available to such stockholder or member. In addition, Stifel Nicolaus’ opinion does not compare the relative merits of the business combination (or any aspect thereof) with any other alternative transaction or business strategy which may have been available to the AFN special committee, AFN’s board of directors or AFN and does not address the underlying business decision of the AFN special committee, AFN’s board of directors or AFN to proceed with or effect the business combination (or any aspect thereof).

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a draft copy of the merger agreement;

•

reviewed the audited consolidated financial statements of AFN as of December 31, 2007, 2006 and 2005 and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of such fiscal years contained in AFN’s annual report on Form 10-K for the year ended December 31, 2007, together with AFN’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008;

•

reviewed the audited consolidated financial statements of Cohen as of December 31, 2007, 2006 and 2005 and Cohen’s related audited consolidated statements of income, members’ equity and cash flows for each of such fiscal years, together with Cohen’s quarterly financial statements for the fiscal quarter ended September 30, 2008;

•	reviewed and analyzed certain other publicly available information concerning AFN and Cohen;

•

reviewed certain non-publicly available information regarding AFN’s and Cohen’s respective business plans and other internal financial statements and analyses relating to the respective businesses of AFN and Cohen;

•	participated in certain discussions and negotiations between representatives of AFN and Cohen regarding the terms of the business combination, the merger agreement and other matters;

•	reviewed the reported prices and trading activity of the equity securities of AFN;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel Nicolaus considered relevant to its analysis;

•	discussed the past and current operations, financial condition and future prospects of AFN and Cohen with senior executives of AFN and Cohen, respectively;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel Nicolaus deemed relevant to its analysis;

•

conducted such other financial studies, analyses and investigations and considered such other information as Stifel Nicolaus deemed necessary or appropriate for purposes of Stifel Nicolaus’ opinion; and

•

took into account Stifel Nicolaus’ assessment of general economic, market and financial conditions and Stifel Nicolaus’ experience in other transactions, as well as Stifel Nicolaus’ experience in securities valuations and Stifel Nicolaus’ knowledge of the banking industry generally.

In rendering its opinion, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of AFN and Cohen, or that was otherwise reviewed by Stifel Nicolaus, and did not assume any responsibility for independently verifying any of such information.

With respect to estimates of realizable NAV and the financial forecasts supplied to Stifel Nicolaus by AFN and Cohen (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel Nicolaus assumed that the forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of AFN and Cohen, as applicable, as to the future operating and financial performance of AFN and Cohen, as applicable, and that the forecasts provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either AFN or Cohen since the date of the last financial statements made available to it. Stifel Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of AFN’s or Cohen’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets. Stifel Nicolaus relied on advice of AFN’s counsel as to certain legal and tax matters with respect to AFN, the merger agreement and the business combination contemplated therein. Stifel Nicolaus assumed, with AFN’s consent, that there are no factors that would delay or subject AFN or Cohen to any adverse conditions or any necessary regulatory or governmental approvals and that all conditions to the business combination will be satisfied and not waived. In addition, Stifel Nicolaus assumed that the merger agreement would not differ materially from the draft it reviewed. Stifel Nicolaus also assumed that the business combination will be completed substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by AFN and Cohen, and that obtaining any necessary regulatory approvals or satisfying any other conditions for completion of the business combination would not have an adverse effect on AFN or Cohen.

Stifel Nicolaus’ opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of its opinion. In addition, the opinion was prepared during a time of unprecedented disruption in the global capital and financial markets, thereby making the opinion subject to greater uncertainty than would otherwise exist. In particular, Stifel Nicolaus did not perform or rely upon certain analyses that Stifel Nicolaus would customarily prepare in connection with a fairness opinion because such analyses were deemed not to be meaningful for various reasons. It is understood that subsequent developments may affect the conclusions reached in its opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its opinion.

Stifel Nicolaus’ opinion is limited to whether the financial terms of the business combination are fair to the holders of AFN common stock, from a financial point of view. Stifel Nicolaus’ opinion does not consider, include or address: (1) any other strategic alternatives currently (or which have been or may be) contemplated by AFN’s board of directors, the AFN special committee or AFN; (2) the legal, tax or accounting consequences of the business combination (or any aspect thereof) on AFN or its stockholders; (3) the fairness of the amount or nature of any compensation to any of AFN’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of AFN’s securities; (4) the effect of the business combination (or any aspect thereof) on, or the fairness of the consideration to be received by, holders of any class of securities of AFN other than AFN common stock, or any class of securities of any other party to any transaction contemplated by the merger agreement; (5) any advice or opinions provided by any other advisor to AFN, Cohen or any other party to the business combination; (6) the reclassification, the AFN reverse stock split or any other transaction contemplated by the merger agreement other than the business combination; (7) any potential transaction by any party to the merger agreement which is not contemplated by the merger agreement; (8) whether AFN, Cohen, or the post-business combination Cohen is or will be eligible or approved to participate in the Troubled Asset Relief Program, as authorized by the Emergency Economic Stabilization Act of 2008; or (9) the effect of any pending or threatened litigation involving any party to the merger agreement on the business combination (or any aspect thereof) or any other transaction contemplated by the merger agreement. Furthermore, Stifel Nicolaus’ opinion does not express any opinion as to the prices, trading range or volume at which the securities of AFN will trade following public announcement or completion of the business combination or any aspect thereof.

Stifel Nicolaus is not a legal, tax, regulatory or bankruptcy advisor. Stifel Nicolaus has not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the SEC or any other regulatory bodies, or any changes in accounting methods or GAAP that may be adopted by the SEC or the Financial Accounting Standards Board, or FASB, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Stifel Nicolaus’ opinion is not a solvency opinion and does not in any way address the solvency or financial condition of AFN or Cohen.

In connection with rendering its opinion, Stifel Nicolaus performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel Nicolaus’ view of the actual value of AFN or Cohen. In its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of AFN or Cohen. Any estimates contained in Stifel Nicolaus’ analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel Nicolaus’ analyses was identical to AFN or Cohen or the business combination. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which AFN’s or Cohen’s securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel Nicolaus used in providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to holders of AFN common stock of the financial terms of the business combination, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for AFN should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

Certain situational factors influencing AFN. Stifel Nicolaus considered a number of situational factors relevant to its analysis, including, but not limited to the following:

•	Certain provisions and debt covenants impacting both AFN and Cohen;

•	AFN’s continued exchange listing status;

•	AFN’s continued REIT compliance status;

•	A deteriorating market environment; and

•	An external management contract termination fee due upon a change of control.

Pro Forma Effect of the Business Combination. Stifel Nicolaus reviewed certain estimated future operating and financial information developed by AFN and Cohen and certain estimated future operating and financial information for the pro forma combined entity resulting from the business combination for the 12-month periods ending December 31, 2009, December 31, 2010 and December 31, 2011, including estimates of revenue; operating expenses; earnings before interest, taxes, depreciation, and amortization; and net income or loss. Based on this analysis, Stifel Nicolaus compared AFN’s estimated future per share results with the estimated figures for the pro forma combined entity. Based on this analysis, on a pro forma basis, the business combination is forecasted to be accretive to AFN’s earnings per share for each of the 12-month periods ending December 31, 2009, December 31, 2010 and December 31, 2011.

NAV Contribution Analysis. Due to the disparity in accounting methodologies between AFN and Cohen, the management of both companies, in addition to Stifel Nicolaus, prepared several analyses throughout the period of discussion and negotiation that outlined the estimated realizable value of each company’s net assets and asset management contract revenues (and expenses). These analyses were used to calculate the resulting contribution of each company on an adjusted realizable NAV basis. The analyses showed implied AFN adjusted NAV contribution from 26% to 41%, with each analysis based on various assumptions for credit performance, discount rates and several other inputs.

The base case adjusted NAV estimates were based on the estimates of the management of both companies of the realizable value of each company’s net assets and asset management contract revenues (and expenses). The downside case adjusted NAV estimates held the AFN and Cohen adjusted NAV estimates constant, except to assume that the value of AFN’s Emporia preferred equity investments is reduced to zero in order to reflect concern over leveraged loan default rates.

Based upon the management of both companies’ current estimates of each company’s adjusted NAV, Stifel Nicolaus calculated the following range of relative contribution on an adjusted NAV basis:

	2008 GAAP Book Value	Base Case Realizable Value	Downside Case Realizable Value
AFN	56.2%	37.5%	24.0%
Cohen	43.8%	62.5%	76.0%

In comparison, if all existing Cohen Class A membership units and Cohen Class B membership units were to be exchanged for AFN common stock, existing AFN stockholders would own 38.5% of AFN and existing Cohen members would own 61.5% of AFN.

Liquidation Analysis. Stifel Nicolaus estimated the NAV of AFN assuming the liquidation of all of the assets and liabilities of AFN at their estimated realizable values. Stifel Nicolaus’ analysis was based on estimates of fair market values provided to Stifel Nicolaus by the management of both companies and estimates of liquidation expenses. Based upon preliminary unaudited results for December 31, 2008, Stifel Nicolaus calculated AFN’s NAV before liquidation expenses to be approximately $28.6 million and AFN’s NAV after liquidation expenses to be approximately $18.6 million or $0.31 per share. This value is lower than both (1) the estimate of the management of both companies of AFN’s net realizable value, as used for the NAV Contribution Analysis above, and (2) AFN’s market price as observed for the one day, one week, one month and three month reference periods of historical AFN common stock trading values.

Implied Transaction Multiple Analysis. Stifel Nicolaus examined a range of implied consideration value multiples based on a reference period of historical AFN common stock trading values, a 61.5% / 38.5% ownership split for Cohen and AFN, respectively, and base case projections provided by Cohen’s and AFN’s management. The base case Cohen projections were prepared by Cohen management based on (i) the historical operating results of Cohen; (ii) the impact of certain expected future transactions including the sale of the Emporia management contracts and the assignment of the NPPF 1 collateral management contract (see notes 5 and 6 to the June 30, 2009 interim unaudited financial statements of Cohen Brothers, LLC included elsewhere in this proxy statement/prospectus); and (iii) management’s expectations as to the future performance of Cohen on a stand-alone basis. The base case AFN projections were prepared based on AFN management’s expectations as to future performance of AFN’s investments. In particular, the base case assumes that AFN’s investments in its leveraged loan financing vehicles generate no cash flow in 2009, but resume generating cash flow in 2010. The downside case assumes that these investments generate no cash flow in 2009 or 2010.

Stifel Nicolaus calculated the following implied multiples for AFN:

	Enterprise Value /								Price /
AFN Market Price	Revenue				EBITDA				EPS
	2009**		2010**		2009**		2010**		2009**	2010**
1 Day	13.9	x	3.2	x	82.2	x	3.2	x	NM	22.3	x
1 Week	13.6		3.2		80.3		3.2		NM	22.0
1 Month	15.2		3.5		89.8		3.5		NM	23.8
3 Month	15.5		3.6		91.7		3.6		NM	24.2

**	estimate

Stifel Nicolaus calculated the following implied multiples for Cohen:

	Enterprise Value /												Price /
AFN Market Price	Revenue						EBITDA						EPS
	2008*		2009**		2010**		2008*		2009**		2010**		2009**		2010**
1 Day	1.2	x	1.1	x	0.9	x	8.7	x	5.4	x	3.6	x	6.7	x	3.5	x
1 Week	1.2		1.1		0.8		8.6		5.4		3.5		6.6		3.4
1 Month	1.2		1.2		0.9		9.0		5.6		3.7		7.2		3.7
3 Month	1.3		1.2		0.9		9.1		5.7		3.7		7.3		3.8

*	actual
**	estimate

The analysis suggests that, when adjusted for the 61.5%/38.5% split, Cohen’s contribution in each of the categories shown in the tables above is generally higher than that of AFN.

Public Company Trading Analysis. Stifel Nicolaus reviewed certain publicly available financial and market information relating to selected publicly traded companies consisting of 11 specialty finance REITs, business development companies and other specialty lenders and 24 asset managers. No company used in the “Public Company Trading Analysis” is identical to AFN or the pro forma combined company. Although Stifel Nicolaus calculated certain multiples with respect to these companies, in light of current market conditions, the current circumstances of Cohen and AFN and the specific circumstances and accounting methodologies of the individual companies used in the “Public Company Trading Analysis,” Stifel Nicolaus did not deem the “Public Company Trading Analysis” to be conclusive or relevant to its analysis.

As described above, Stifel Nicolaus’ opinion was among the many factors taken into consideration by the AFN special committee and the AFN board of directors in making their determination to approve the business combination.

Stifel Nicolaus has acted as financial advisor to the AFN special committee in connection with the business combination and related matters including discussions of general capital market conditions and certain other alternatives considered by the AFN special committee. Stifel Nicolaus entered into an engagement letter with the AFN special committee on May 12, 2008, which was subsequently terminated as of September 2008. Stifel was rehired by the AFN special committee pursuant to a new engagement letter dated December 2, 2008 in connection with the proposed business combination. Each engagement letter provided for an initial retainer fee upon execution of the engagement letter agreement with the AFN special committee as well as a monthly retainer fee thereafter. Stifel Nicolaus was paid an initial $300,000 retainer fee and monthly retainer fees of $75,000 for each of the months May through August 2008 under the first engagement letter. Under the second engagement letter, Stifel Nicolaus received a nonrefundable initial retainer fee of $300,000, a monthly retainer fee of $75,000 for each of the months December 2008 through April 2009, an opinion fee of $500,000 upon the delivery of its opinion, and a transaction fee of $400,000, which is contingent upon the completion of the business combination. Stifel Nicolaus will not receive any other significant payment or compensation contingent upon successful completion of the business combination or any aspect thereof. In addition, AFN has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement. In the past, Stifel Nicolaus has performed investment banking services for AFN and other affiliates of Cohen from time to time for which Stifel Nicolaus received customary compensation. Stifel Nicolaus may seek to provide investment banking services to AFN, Cohen, the combined company post-business combination or their respective affiliates in the future, for which Stifel Nicolaus would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients trade in the securities of AFN and, accordingly, may at any time hold a long or short position in such securities. Stifel Nicolaus’ internal Fairness Opinion Committee approved the issuance of its opinion as financial advisor to AFN’s special committee.

Interests of Board Members and Executive Officers in the Business Combination

You should be aware that some AFN and Cohen board members and executive officers have interests in the business combination as board members or executive officers that are different from, or in addition to, the interests of other AFN stockholders and Cohen members.

Interests of AFN’s Directors and Executive Officers in the Business Combination

The directors and executive officers of AFN have interests in the business combination that are different from, or in addition to, the interests generally of AFN’s stockholders. The merger agreement provides that, upon the completion of the business combination, AFN’s board of directors will consist of ten directors, four designated by AFN and six designated by Cohen. We expect that eight of the nine current members of AFN’s board of directors (including all of the independent directors) will continue as directors of AFN upon the completion of the business combination. In addition, certain executive officers of AFN will continue as officers of AFN upon the completion of the business combination. The merger agreement specifically provides that, upon the completion of the business combination, Daniel G. Cohen, Chairman of the board of directors and executive Chairman of AFN, will continue to act as Chairman of the board of directors of AFN and be appointed as the Chief Executive Officer of AFN. In addition, Mr. Cohen will serve as Chief Executive officer of Cohen and the chief investment officer of AFN’s Asset Management business. For additional information concerning the post-business combination directors and executive officers see “— Continuing Board and Management Positions” beginning on page [—].

Mr. John J. Longino, current Chief Financial Officer of AFN, is a party to an employment agreement with Cohen which provides, among other things, that if Mr. Longino terminates his employment with Cohen for any reason or no reason within six months following the completion of the business combination, Mr. Longino will be entitled to receive a single-sum severance payment of $550,000 in cash plus any accrued but unpaid salary, as well as outplacement assistance and continued health insurance coverage for 12 months. In addition, Mr. Longino’s employment agreement provides that if Cohen terminates Mr. Longino’s employment without cause (as defined in the employment agreement), Mr. Longino will be entitled to receive a single-sum severance payment of $400,000 in cash plus any accrued but unpaid salary, as well as outplacement assistance and continued health insurance coverage for 12 months. Mr. Longino also has 112,050 shares of restricted stock, which will vest immediately upon the completion of the business combination or his termination other than for cause.

Interests of Cohen’s Managers and Executive Officers in the Business Combination

Cohen’s managers and executive officers have interests in the business combination as managers or executive officers that are different from, or in addition to, the interests generally of Cohen’s members. The merger agreement provides that, upon the completion of the business combination, six members of the AFN board of directors will consist of members designated by Cohen and that the Cohen board of managers will consist of Daniel G. Cohen, Christopher Ricciardi and Joseph W. Pooler, Jr., each of whom is currently either a member of the board of managers of Cohen or an executive officer of Cohen. In addition, the merger agreement provides that, upon the completion of the business combination, Mr. Cohen will continue to act as Chairman of the board of directors of AFN and be appointed as Chief Executive Officer of AFN. In addition, Mr. Cohen will serve as Chief Executive Officer of Cohen and chief investment officer of AFN’s investment advisory business, Mr. Ricciardi will be appointed as President of AFN and Cohen and the Chief Executive Officer of AFN’s broker-dealer business, and Mr. Pooler will be appointed as Chief Financial Officer of AFN and Cohen. For additional information concerning the post-business combination directors and executive officers, see “— Continuing Board and Management Positions” beginning on page [—].

Rights of Cohen Executive Officers Under Employment Agreements and Other Plans

Mr. Pooler is the only executive officer of Cohen who owns Cohen options and Cohen LTIP units. His unvested LTIP units will be treated the same as any other Cohen Class A membership unit and Cohen Class B membership unit in the business combination and his options will be treated the same as any other Cohen option upon the completion of the business transaction. On February 20, 2009, Mr. Pooler entered into an amendment to his employment agreement with Cohen pursuant to which, upon the completion of the business combination, (1) Mr. Pooler will continue to be the Chief Financial Officer of Cohen, (2) is expected to serve as the Chief Financial Officer of AFN, (3) will be eligible to participate in the AFN equity plan, (4) pursuant to his employment agreement, will be eligible to receive a cash bonus in an amount to be determined by the AFN compensation committee, but not less than $300,000 per year, prorated for any portion of a calendar year, and (5) may be entitled to participate in the AFN cash bonus plan, if approved by the AFN stockholders. Pursuant to his employment agreement, if Mr. Pooler voluntarily resigns as Cohen’s Chief Financial Officer within six months of the completion of the business combination, he will be entitled to receive a pro-rata portion of his annual bonus, a cash severance payment based on certain compensation received by Mr. Pooler prior to termination multiplied by a multiple based on his years of service to Cohen, continuing health and welfare benefits for himself and his family for a period of time based on his service with Cohen, and outplacement assistance.

In connection with the execution of the merger agreement, Cohen entered into an amendment to Mr. Ricciardi’s employment agreement, which provides that he will be AFN’s President upon the completion of the business combination and that Mr. Ricciardi will be eligible for participation in the AFN cash bonus plan, if it is approved by AFN’s stockholders. In addition, Mr. Ricciardi’s February 20, 2009 amendment to his employment agreement provides that, upon the completion of the business combination, Mr. Ricciardi has permanently and forever waived, relinquished and forfeited any and all rights he had to require Cohen to redeem all of his Cohen Class A membership units and Cohen Class B membership units.

Pursuant to the Cohen retention plan, certain officers of Cohen have received cash bonuses in the first quarter of 2009, contingent on the participant providing services to Cohen during the first nine months of 2009, except that, the awards fully vest earlier in the case of certain transactions during the first nine months of 2009, including the completion of the business combination. The Cohen retention plan was adopted in order to retain the services of the Cohen executive officers and the other senior managers necessary to complete the business combination.

For Cohen executive officers and directors who hold LTIP units, each LTIP unit (whether vested or unvested) will, immediately prior to the deemed recapitalization, be automatically converted into one Cohen Class A membership unit and one Cohen Class B membership unit and each such Cohen Class A membership unit and Cohen Class B membership unit will be treated the same as any other Cohen Class A membership unit and Cohen Class B membership unit in the business combination.

For Cohen executive officers and directors who hold options, upon the completion of the business combination, Cohen will have the option of either paying each holder of options the fair market value of such options in cash or providing each option holder with a number of restricted shares of AFN common stock issued pursuant to the AFN equity plan. If Cohen chooses to have the Cohen option holders receive restricted shares of AFN common stock in exchange for their options, which decision must be made prior to the effectiveness of this proxy statement/prospectus, then the exchange ratio for each Cohen Class A membership unit, together with one Class B membership unit, will be recalculated and equal the number determined by dividing (a) 9,611,782 (the number of shares of AFN common stock issuable to Cohen members based on the number of Class A membership units, Class B membership units and LTIP units outstanding at the time the merger agreement was signed, adjusted for certain fractional share rounding differences) minus the aggregate number of AFN restricted stock awards granted to Cohen option holders by (b) 16,753,309 (the number of outstanding Cohen Class A membership units and Cohen Class B membership units, on a fully diluted basis).
For additional information, see “Cohen Special Meeting — Cohen Executive Compensation — Potential Payments on Termination or Change of Control — 2009 Senior Managers’ Cash Bonus Retention Plan” beginning on page [—].

Indemnification and Insurance

AFN and Cohen have agreed in the merger agreement to indemnify all present and former directors, managers or officers of AFN, Cohen and their respective subsidiaries for acts or omissions occurring prior to the completion of the business combination. In addition, for six years following the date of the completion of the business combination, AFN has agreed to maintain in effect the directors’ and officers’ liability insurance for present and former directors or managers and officers of AFN, Cohen and their respective subsidiaries with respect to actions or omissions occurring prior to the completion of the business combination. For additional information regarding such indemnification and insurance see “The Merger Agreement — Terms of the Merger Agreement — Covenants and Agreements — Additional Agreements” beginning on page [—].

Continuing Board and Management Positions

The merger agreement provides that upon the completion of the business combination AFN has the right to appoint four directors to the board of directors of AFN and Cohen has the right to appoint six directors to the board of directors of AFN. Upon completion of the business combination, it is anticipated that the number of directors on the AFN board of directors will be increased to ten directors. It is anticipated that James J. McEntee, III, will resign from the AFN board of directors effective upon completion of the business combination and the remaining AFN directors will fill the vacancies with individuals designated by Cohen so that the post-business combination AFN board of directors will consist of: Rodney E. Bennett, Marc Chayette, Daniel G. Cohen, Thomas P. Costello, G. Steven Dawson, Joseph Donovan, Jack Haraburda, Lance Ullom, Charles W. Wolcott and one additional director to be designated by Cohen prior to the completion of the business combination. Messrs. Bennett, Chayette, Costello, Dawson, Donovan, Haraburda, Ullom and Wolcott are considered independent directors under the independence standards set by the NYSE Amex.

Joseph M. Donovan, age 54, is expected to be elected as a director of AFN following the business combination. Mr. Donovan is currently retired. Prior to his retirement in February 2007, Mr. Donovan was chairman of Credit Suisse’s ABS and debt financing group, which he led since March 2000. Prior to that, Mr. Donovan was a managing director and head of asset finance at Prudential Securities from 1998 to 2000 and at Smith Barney from 1995 to 1997. Mr. Donovan began his banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan received his MBA from The Wharton School and has a degree in Accountancy from the University of Notre Dame. Mr. Donovan is the Lead Independent Director and Chairman of the Audit Committee of Babcock & Brown Air Limited (NYSE: FLY), an

aircraft leasing company headquartered in Dublin, Ireland, and is a director of RAM Holdings, Ltd. (NASDAQ: RAMR), a Bermuda-based provider of financial guaranty reinsurance, and First Again, LLC, a consumer finance company in San Diego, California. Mr. Donovan is currently an independent director nominee for Galiot Capital Corporation (NYSE: GTC Proposed), a newly-formed specialty finance company based in New York.

For a biography of the other members of the AFN board of directors, please see “AFN Annual Meeting — Proposal 3 — Election of Directors.”

The respective boards of AFN and Cohen have jointly evaluated candidates to fill the most senior officer positions at AFN following the business combination and have selected the persons listed below to serve as the officers of AFN. It is anticipated that the individuals will be appointed to the positions set forth below by the AFN board of directors upon the completion of the business combination:

Name	Position(s) with AFN Post- Business Combination	Prior Office(s)
Daniel G. Cohen	Chairman and Chief Executive Officer of AFN and the Chief Investment Officer of AFN’s Asset Management business	Chairman of the board of managers and Chief Investment Officer of Cohen; and Chairman of the board of directors and Executive Chairman of AFN

Christopher Ricciardi	President of AFN and the Chief Executive Officer of AFN’s Broker-Dealer business	Chief Executive Officer and President of Cohen

Joseph W. Pooler, Jr.	Chief Financial Officer of AFN	Chief Financial Officer of Cohen

The merger agreement also provides that, upon the completion of the business combination, the Cohen board of managers will consist of the three post-business combination executive officers of Cohen: Daniel G. Cohen, Chief Executive Officer, Christopher Ricciardi, President, and Joseph W. Pooler, Jr., Chief Financial Officer.

Regulatory Matters

Financial Services Authority of the United Kingdom

EuroDekania Management Limited, or EuroDekania Management, Cohen’s subsidiary in the United Kingdom, is authorized and regulated by the FSA and any person proposing to acquire, increase, or decrease control in EuroDekania Management is subject to the requirements set out in the UK Financial Services and Markets Act 2000, or FSMA.

Pursuant to sections 179(1) and 181(1) of FSMA, in anticipation of the business combination, EuroDekania is required to give notice to and seek approval from the FSA as a result of certain increases and decreases in control in EuroDekania’s management. The completion of the business combination is conditioned upon receipt of such approval from the FSA. Cohen has begun preparing the necessary notices to FSA and anticipates filing requests for approval of the business combination in the third quarter of 2009.

Financial Industry Regulatory Authority

Cohen & Company Securities, LLC, or CCS, a wholly owned subsidiary of Cohen, is a registered broker-dealer and member of FINRA. The completion of the business combination is subject to CCS giving notice to and seeking approval from FINRA of any change of ownership that results in one person or entity directly or indirectly owning or controlling 25 percent or more of the equity of a broker-dealer that is a member of FINRA. Cohen has begun preparing the necessary notice to FINRA and anticipates filing a request for approval of the business combination on or prior to the record date for the AFN annual meeting.

Accounting Treatment

In December 2007, FASB issued Statement of Financial Accounting Standards No. 141(R), Revised Business Combinations, or SFAS No. 141(R), which applies prospectively to a business combination for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Under the guidelines of SFAS No. 141(R), the business combination will be treated as a reverse merger. Therefore, Cohen will be the acquirer for accounting purposes. Cohen will record the acquisition of AFN’s assets and the assumption of AFN’s liabilities at their estimated fair values as of the effective date of the business combination. The consideration transferred (that is, the purchase price or cost of the business combination) shall be equal to the market capitalization of AFN common stock as of the effective date of the business combination.

Any difference between the estimated fair value of the net assets acquired and the consideration transferred shall be treated as either goodwill (if the consideration transferred exceeds the fair value of the net assets acquired) or bargain purchase (if the fair value of the net assets acquired exceeds the consideration transferred). If goodwill results, it will be recorded as an asset and will be subject to periodic impairment review under the guidance of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets, or SFAS No. 142, but will not otherwise be amortized. If bargain purchase results, it will be recorded as a gain in the statement of operations. It is expected that costs incurred to effectuate this transaction shall be expensed as incurred (and not included as part of the consideration) with the exception of costs we deem to be incurred to register the shares included in this proxy statement/prospectus which will be treated as a direct reduction in equity.

As an accounting matter, Cohen shall be treated as the accounting acquirer. Therefore, the combined company’s historical results prior to the effective date of the business combination will be Cohen’s stand-alone results. Subsequent to the business combination, the combined company’s results will be the consolidated results of both AFN’s and Cohen’s operations. All of Cohen’s net assets will be carried forward at their existing accounting basis while AFN’s net assets will be recorded at estimated fair value as of the effective date of the transaction.

After the business combination, Cohen will be a consolidated subsidiary of AFN. Each of the current members of Cohen will have the option of converting their membership units in Cohen into shares of AFN common stock or retaining a direct membership interest in Cohen. Subsequent to the business combination, any recapitalized Cohen membership units (other than the recapitalized Cohen membership units held by AFN) will be treated as a noncontrolling interest as described in Statement of Financial Accounting Standards 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51, or SFAS No. 160.

Appraisal Rights

AFN

AFN stockholders will not be entitled to appraisal rights under Maryland law or AFN’s charter or bylaws as a result of the business combination.

Cohen

Holders of Cohen membership units are not entitled to appraisal rights in connection with the business combination. There are no mandatory Delaware statutory appraisal rights for holders of Delaware limited liability company membership units. While Section 210 of the Delaware Limited Liability Company Act provides that appraisal rights may be provided in a limited liability company agreement or in an agreement of merger or consolidation, neither the Third Amended and Restated Limited Liability Company Agreement of Cohen nor the merger agreement provides for such appraisal rights.

Resale of AFN Common Stock

The shares of AFN common stock issued in the business combination will not be subject to any restrictions on transfer arising under the Securities Act except for shares issued to any Cohen member who is an “affiliate” of AFN for purposes of Rule 144 under the Securities Act following completion of the business combination. Persons who may be deemed to be “affiliates” of AFN for these purposes generally include individuals or entities that control, are controlled by or are under common control with AFN, and include the directors of AFN. Affiliates may not sell their shares of AFN common stock acquired in connection with the business combination except: (1) pursuant to an effective registration statement, (2) in compliance with Rule 144 under the Securities Act or (3) pursuant to any other available exemption from the registration requirements under the Securities Act.

Listing of AFN Common Stock

It is a condition to the completion of the business combination that the shares of AFN common stock issuable to Cohen members pursuant to the merger agreement be approved for listing on the NYSE Amex or any other national securities exchange that is registered with the SEC, subject to official notice of issuance. Upon completion of the business combination, we expect AFN’s common stock to be listed on the NYSE Amex under the symbol “[—].”

Dividend Policy of the Combined Company

We expect that, after the completion of the business combination, AFN will cease to qualify as a REIT and will not be required to make any dividends or other distributions to AFN stockholders. It is anticipated that the board of directors of AFN will not approve the payment of regular, periodic dividends in the period immediately following the completion of the business combination; however, the board of directors of AFN will have the power to decide whether to institute a policy regarding the payment of dividends, which may depend on a variety of factors, including business, financial and regulatory considerations as well as any limitations under Maryland law or imposed by any agreements governing indebtedness of the combined company that may then be in existence.

For information regarding dividends previously declared and paid by AFN, see “Stock Prices and Dividends — AFN’s Dividend Policy” on page [—].

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences relating to the proposed transactions, which include the business combination, the AFN contribution, and the conversion of Cohen membership units into recapitalized Cohen membership units, as described above. This summary is based upon the Internal Revenue Code, the Treasury Regulations, or the Regulations, promulgated thereunder, published rulings and court decisions, all as in effect on the date of this proxy statement/prospectus. This summary does not discuss all of the tax consequences that may be relevant to a particular Cohen member, or to the entities involved, including state, local and foreign tax matters, or to Cohen members or AFN stockholders subject to special treatment under United States federal income tax law, such as dealers, brokers or traders in securities or foreign currency, holders of options or other equity interests convertible into Cohen membership units, or persons who may hold interests as part of a compensation package, such as holders of LTIP units.

In addition, the discussion herein is based on and subject to certain assumptions and limitations, as well as representations received from Cohen, AFN and others with respect to the nature and diversity of the assets held by AFN and Cohen and the relative values of such assets. No advance rulings have been or will be sought from the Internal Revenue Service, or the IRS, regarding any matter discussed herein and neither AFN nor Cohen will seek written opinions of counsel as to any specific matter. Accordingly, Cohen members and AFN stockholders are urged to consult their tax advisors to determine the United States federal, state, local and foreign income and other tax consequences of the proposed transactions.

This summary applies only to Cohen members who hold their interests as a capital asset within the meaning of Internal Revenue Code §1221. In addition, it applies only to Cohen members that are United States holders. For purposes of this summary, a United States holder means:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized under the law of the United States, any state thereof, or the District of Columbia,

•

a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or it has a valid election under applicable treasury regulations to be treated as a United States person, or

•	an estate that is subject to United States federal income tax on its income, regardless of its source.

Any discussion of United States federal tax matters in this proxy statement/prospectus is not intended or written to be used as tax advice. To ensure compliance with IRS Circular 230, Cohen members and others are hereby notified that: (A) any discussion of United States federal tax matters in this proxy statement/prospectus is not intended or written to be used, and it cannot be used by any person, for the purpose of avoiding penalties that may be imposed on any such person or entity under the Internal Revenue Code; (B) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (C)  Cohen members and others should seek advice based on their particular circumstances from their independent tax advisors.

United States Federal Income Tax Consequences to AFN of the Proposed Transactions

With respect to Cohen members who elect to receive AFN common stock in the business combination, the business combination should be treated for United States federal income tax purposes as the contribution by such Cohen members of their Cohen membership units in exchange for AFN common stock. AFN should not recognize gain or loss pursuant to this exchange.

The AFN contribution should be treated for United States federal income tax purposes as a tax-deferred contribution by AFN of assets to Cohen in exchange for Cohen membership units pursuant to Section 721(a) of the Internal Revenue Code. Section 721(a) of the Internal Revenue Code provides that a transferor will not recognize gain or loss if property is transferred to a partnership by one or more persons in exchange for an interest in such partnership. However, Section 721(b) of the Internal Revenue Code denies gain deferral under Section 721(a) to property transfers to a partnership classified as an “investment company.” This exception is designed to prevent tax-deferred diversification of a concentrated investment portfolio of securities. A partnership will generally be treated as an investment company with respect to a particular transfer if (1) immediately after the transfer, more than 80% of the value of the assets of the partnership consist of stock, securities, cash and certain other liquid assets, or the 80% test, and (2) the transfer results in “diversification” of the transferors’ interests. A transfer generally results in the diversification of the transferors’ interests if two or more persons transfer non-identical assets to a partnership, unless each transferor transfers a diversified portfolio of stocks and securities. For purposes of determining if a portfolio is a diversified portfolio of stocks and securities, a person who holds 50% or more, by vote or value, of a corporation is treated as holding a ratable portion of such corporation’s assets.

Section 721(b) of the Internal Revenue Code should not cause AFN to recognize gain pursuant to the AFN contribution. Although Cohen will likely satisfy the 80% test immediately following the AFN contribution, AFN believes that the assets that it will contribute to Cohen in the AFN contribution (including the assets of AFN’s 50% owned subsidiaries) should be treated as a diversified portfolio of stocks and securities. As a result, so long as the conversion of Cohen membership units into recapitalized Cohen membership units is either not treated as a contribution by Cohen members or is treated as a contribution of a diversified portfolio of stocks and securities, the AFN contribution should not be treated as resulting in a diversification of AFN’s interests. See “— Conversion of Cohen Membership Units into Recapitalized Cohen Membership Units — Section 721(b)” below. Even if the AFN contribution were treated as resulting in a diversification of AFN’s interests, and therefore Section 721(b) applied to the contribution, AFN believes that it will realize a loss, rather than a gain, with respect to substantially all of the assets that it will contribute to Cohen in the AFN contribution, which AFN would not be permitted to recognize under Section 721(a). As a result, AFN should not be required to recognize a material amount of gain or allowed to recognize a loss pursuant to the proposed transactions.

United States Federal Income Tax Consequences to Holders of Cohen Membership Units

Exchange of Cohen Membership Units for AFN Common Stock

A Cohen member who elects to exchange his or her Cohen membership units for AFN common stock pursuant to the business combination should recognize gain or loss pursuant to such exchange. The amount of gain or loss will be determined based on the difference between (1) the value of the AFN common stock received by the Cohen member, plus the amount of Cohen liabilities allocated to the Cohen member under Internal Revenue Code Section 752 immediately prior to the exchange, plus any cash received in lieu of fractional shares of AFN, and (2) the Cohen member’s income tax basis in his or her Cohen membership units. Any gain or loss recognized by a Cohen member should be capital except to the extent that it is attributable to inventory, unrealized receivables, and certain other categories of assets held by Cohen. Any capital gain or loss recognized should be long or short term depending on whether the Cohen member has held his or her Cohen membership units exchanged for AFN common stock for more than one year. A portion of Cohen’s assets consist of management contracts. These contracts should be treated as unrealized receivables to the extent that the value of the contracts is attributable to services rendered or to be rendered by Cohen. A Cohen member’s gain or loss attributable to the contracts (to the extent treated as an unrealized receivable) should be ordinary gain or loss and to the extent not so treated should be capital gain or loss. Note that it is possible that a Cohen member could recognize a capital loss on the sale of Cohen membership units but could recognize ordinary gain as a result of that member’s share of any unrealized receivables held by Cohen.

Cohen members who elect to exchange their Cohen membership units for AFN common stock should be aware that the determination of such Cohen member’s basis and holding period in his or her Cohen membership units will vary depending on his or her particular circumstances. Such Cohen members should therefore discuss the amount and character of gain or loss that they will recognize on the exchange (along with other tax issues arising from the proposed transactions) with his or her individual tax advisor.

If a Cohen Member exchanges his or her Cohen membership units for AFN common stock, the income tax basis of such Cohen member in his or her AFN common stock should equal the value of the AFN common stock at the time that such stock is received, and the holding period of such stock should commence at the time of the business combination.

Conversion of Cohen Membership Units into Recapitalized Cohen Membership Units

General

Generally, the conversion of interests in a partnership into interests in the same partnership should not result in the recognition of gain or loss to the converting partner. Subject to the below discussion, to the extent that the conversion of Cohen membership units into recapitalized Cohen membership units is treated as a constructive exchange of partnership interests under Section 721 of the Internal Revenue Code, a Cohen member who elects to retain recapitalized Cohen membership units, or a Continuing Cohen Member, should not recognize any gain pursuant to such exchange unless (1) the exchange is treated as a contribution to an investment company subject to Section 721(b) of the Internal Revenue Code, (2) the “disguised sale” rules of the Internal Revenue Code apply or (3) a Continuing Cohen Member is deemed to receive a constructive distribution due to a reduction in such Continuing Cohen Member’s share of Cohen liabilities, each of which is further discussed below.

Section 721(b)

For the purpose of applying Section 721(b), the constructive exchange of partnership interests should be treated as a contribution of a Continuing Cohen Member’s proportionate share of the assets of Cohen to post-business combination Cohen, together with the AFN contribution. Section 721(b) should generally apply to a deemed contribution unless the Continuing Cohen Members are each treated as contributing a diversified portfolio of stocks and securities pursuant to the exchange. The assets of Cohen include certain management contracts that have a value significantly greater than their adjusted income tax basis. Management contracts ordinarily would be viewed as non-identical to the securities and other assets acquired by post-business combination Cohen from AFN with the result that gain should be recognized on the deemed transfer by the Cohen members to post-business combination Cohen because the transactions would result in the diversification of the Cohen members’ interests. Cohen has been advised by its counsel, however, that, based on published IRS authority dealing with the characterization of certain other types of contracts for the management of investment assets, the portion of the value of these contracts in excess of reasonable compensation for the services rendered, or the excess servicing assets, should be classified as “securities” for purposes of the diversified portfolio rule of Section 721(b). These assets (i.e., the excess servicing assets) should then be included in a pool of diversified securities. Based on this advice, and based upon certain information as to the composition and value of the AFN and the other Cohen assets, each Continuing Cohen Member should be regarded as contributing to post-business combination Cohen an interest in a diversified portfolio of non-identical stock or securities and, therefore, the contribution should be a tax-deferred contribution pursuant to Section 721(a) of the Internal Revenue Code rather than a contribution to an investment company pursuant to Section 721(b) of the Internal Revenue Code.

The discussion regarding the potential application of 721(b) to a Cohen Member exchanging his or her Cohen membership units for recapitalized Cohen membership units is based on and subject to certain assumptions and limitations as well as to representations received from Cohen and AFN with respect to the nature, diversity and relative values of the portfolio holdings of Cohen and AFN. The transactions involve a unique structure that has not been the subject of a decision or ruling by the courts or by the IRS. Accordingly, the conclusions above are subject to challenge by the IRS. If the IRS successfully treated the exchange of a Cohen member of his or her Cohen membership units for recapitalized Cohen membership units as transfers of interests in a non-diversified portfolio of assets to post-business combination Cohen, a Continuing Cohen Member would recognize any gain pursuant to such deemed exchange at the time of the business combination.

Disguised Sale Rules

The deemed contribution of Cohen assets to post-business combination Cohen in exchange for Cohen membership units will not be tax-deferred to the extent it is treated, in whole or in part, as a “disguised sale” of the assets under Section 707(a)(2)(B) of the Internal Revenue Code and the Regulations thereunder, or the Disguised Sale Regulations. The Disguised Sale Regulations generally provide that, unless one of the prescribed exceptions is applicable, a transfer of property by a partner to a partnership and a payment of money or other consideration by the partnership to the partner (including the partnership’s assumption of, or taking property subject to, a liability) within two years of such transfer will be presumed to be a sale of such property by the partner to the partnership unless the facts and circumstances clearly establish that the transfers do not constitute a sale. In general, a payment that is dependent on the entrepreneurial risk of partnership operations is not treated as part of a disguised sale.

There are two types of distributions that may be made to Continuing Cohen Members by Cohen within two years after the business combination: (1) deemed distributions resulting from Cohen’s deemed assumption of, or taking property subject to, liabilities of pre-business combination Cohen, and (2) actual distributions of Cohen cash flow to the Continuing Cohen Members following the business combination.

Although a partnership’s assumption of a partner’s liabilities (or the taking by the partnership of property subject to any such liability) constitutes a transfer by the partnership to such partner for purposes of the Disguised Sale Regulations, no disguised sale results where all the liabilities in question constitute “qualified liabilities.” Cohen anticipates that the liabilities assumed in the deemed contribution to post-business combination Cohen should constitute qualified liabilities.

With respect to any actual cash distributions by Cohen within two years of the contributions of the assets, the Disguised Sale Regulations provide that payments to partners that constitute “operating cash flow distributions” generally are presumed not to be a part of a sale of property to the partnership, even if they occur within two years of the contribution to the partnership. Distributions to a partner during a particular year qualify as operating cash flow distributions for this purpose so long as the total amount of such distributions to such partner does not exceed the product of the partnership’s net cash flow from operations for the year multiplied by the partner’s percentage interest in overall partnership profits for that year. It is not clear whether this safe harbor will apply to the distributions that the Continuing Cohen Members will receive from Cohen after the business combination. Nevertheless, even if a safe harbor does not apply, the Continuing Cohen Members should be able to rebut the regulatory presumption that distributions they receive during the two-year period following the business combination are part of a disguised sale because any such payments will be subject to the entrepreneurial risks of Cohen.

Continuing Cohen Members will have the right to redeem their recapitalized Cohen membership units for cash or, at the option of AFN, AFN common stock at any time beginning six months after the business combination (except for Daniel G. Cohen, whose Cohen membership units will be subject to a three year lock-up period). These redemption rights with respect to the Cohen membership units should generally not be considered to be “other property” received by Continuing Cohen Members in the business combination that would cause the deemed contributions to post-business combination Cohen to be treated in part as a disguised sale. A Continuing Cohen Member who exercises this redemption right at any time more than two years after the business combination should generally be subject to United States federal income tax on any gain or loss recognized pursuant to such redemption transaction. However, if a Continuing Cohen Member were to exercise the redemption rights within a two-year period after the business combination, there is a risk that the payment, by or on behalf of Cohen, of consideration pursuant to the redemption right could result in “disguised sale” treatment as to the deemed contribution to post-business combination Cohen. If the IRS were successful in such an assertion, the Continuing Cohen Member would be treated as having sold his or her membership units at the time of the business combination, rather than upon the later redemption. The Continuing Cohen Member could potentially rebut this assertion because the consideration that the Continuing Cohen Member receives upon a redemption of his or her Cohen interests is based on the market value of AFN common stock at the time of the redemption and is therefore dependent on entrepreneurial risk of Cohen. It is not entirely clear whether a Continuing Cohen Member would be successful in this rebuttal, and the outcome may depend on the circumstances surrounding the redemption.

If a transfer of property by a partner to a partnership and one or more transfers by the partnership of money or other consideration (including the partnership’s assumption or, or taking property subject to, a liability) to that partner are treated as a disguised sale, then the transfers will be treated as a sale of property, in whole or in part, to the partnership by the partner acting in a capacity other than as a member of the partnership, rather than as a contribution to the partnership under Section 721 of the Internal Revenue Code and a partnership distribution. A transfer that is treated as a sale under the Disguised Sale Regulations is treated as a sale for all purposes of the Internal Revenue Code, and the sale is considered to take place on the date that, under general principles of United States federal tax law, the partnership is considered the owner of the property. If the transfer of money or other consideration from the partnership to the partner occurs after the transfer of property to the partnership, the partner and the partnership are treated as if, on the date of sale, the partnership transferred to the partner an obligation to transfer to the partner money or other consideration. Any such disguised sale should qualify as an “installment sale” under Section 453 of the Internal Revenue Code and thus a Continuing Cohen Member should be entitled to defer any taxable gain (except gain attributable to management contracts or certain other Cohen assets, to the extent that such assets are treated as unrealized receivables and therefore not eligible for installment treatment) until the date of such payment, although a payment should likely be treated as received on the date of the business combination to the extent that such Continuity Cohen Member’s share of Cohen liabilities exceeds his or her basis in his or her Cohen membership units. In addition, other general tax principles applicable in the case of installment sales would apply. For example, interest income and interest expense may be imputed for United States federal income tax purposes to such Continuing Cohen Member and Cohen, respectively, and the Continuing Cohen Member may be required under Section 453A of the Internal Revenue Code to pay interest to the IRS (at the federal underpayment rate) on the amount of deferred tax attributable to such deemed installment sale.

Notwithstanding the application of Section 721(b) and the Disguised Sale Rules, the IRS could seek to take the position that the receipt by a Continuing Cohen Member of a right to require a redemption of his or her recapitalized Cohen membership units should be treated as if the Continuing Cohen Member sold his or her recapitalized Cohen membership units on the date of the business combination. The IRS could compare the business combination to an example contained in the Regulations, under which a contribution of assets to a newly organized limited partnership that is simultaneous with the contribution of the proceeds of a public offering by a newly organized public corporation was treated as a tax-deferred contribution where there was a two-year period during which a similar redemption right could not be exercised by the contributor. In addition, the Regulations provide that, for purposes of determining if a taxpayer who sells property should be considered to receive an obligation to make a future payment (and therefore may be eligible for installment sale treatment) or should be considered to receive the payment currently, if the seller receives a debt obligation that is convertible into stock, the taxpayer will not be deemed to receive the stock currently if the conversion right is not exercisable for at least one year after the sale. Based on the foregoing, the IRS could seek to take the position that a lock up period of less than one year, as in the present situation, should be disregarded for United States federal income tax purposes, and therefore the business combination should be a taxable transaction to Continuing Cohen Members. The IRS could face difficulty in this assertion as, in addition to other reasons, Cohen is an existing partnership that was not formed in connection with the business combination, the Continuing Cohen Members have held their Cohen membership units for significant periods prior to the business combination, and the business combination is not otherwise structured as an installment sale.

If the IRS were to successfully assert the position described in the preceding paragraph, the IRS could either treat the business combination as an installment sale or as a sale for AFN common stock the transfer of which is restricted until six months following the business combination. If the IRS were successful in treating a Continuing Cohen Member as having sold his or her recapitalized Cohen membership units in an installment sale, then such Continuing Cohen Member should be entitled to defer any taxable gain (except gain attributable to management contracts or certain other Cohen assets, to the extent that such assets are treated as unrealized receivables and therefore not eligible for installment treatment) until the date of such payment, although a payment should likely be treated as received on the date of the business combination to the extent that such Continuing Cohen Member’s share of Cohen liabilities exceeds his or her basis in his or her Cohen membership units. If the IRS were successful in treating the Continuing Cohen Member as having sold his or her recapitalized Cohen membership units on the date of the business combination, then any gain or loss on the exchange would be recognized on the date of the business combination based on the difference between (1) the value of the AFN common stock deemed received in the exchange, discounted to reflect the deemed transfer restriction, plus such Continuing Cohen Member’s share of Cohen liabilities and (2) the Continuing Cohen Member’s income tax basis in his or her Cohen membership units.

Deemed Distributions In Excess of Basis

If a Continuing Cohen Member’s share of the liabilities of Cohen increases as a result of the business combination, such Continuing Cohen Member should be treated for United States federal income tax purposes as contributing cash to Cohen equal to the excess of such Continuing Cohen Member’s share of Cohen liabilities immediately after the business combination over his or her share of Cohen liabilities immediately prior to the business combination. If a Continuing Cohen Member’s share of the liabilities of Cohen decreases as a result of the business combination, such Continuing Cohen Member should be treated for United States federal income tax purposes as receiving a distribution of cash from Cohen equal to the excess of such Continuing Cohen Member’s share of Cohen liabilities immediately prior to the business combination over his or her share of Cohen liabilities immediately after the business combination. This deemed distribution should reduce the Continuing Cohen Member’s basis in his or her Cohen interest (but not below zero). To the extent that the deemed distribution exceeds the Continuing Cohen Member’s basis in his or her Cohen interest immediately prior to the business combination, the Continuing Cohen Member should recognize taxable gain. Such gain should be long or short term gain from the sale or exchange of a capital asset depending on whether the Continuing Cohen Member has held his or her Cohen membership units for more than one year. However, such Continuing Cohen Member may be required to recognize ordinary income as a result of a disproportionate distribution because he or she is deemed to receive a distribution of cash and his or her proportionate share of Cohen assets treated as unrealized receivables or inventory decreases, even if the distribution does not exceed the basis of the Continuing Cohen Member’s membership interest.

Basis In Recapitalized Cohen Membership Units

To the extent that a Continuing Cohen Member’s deemed contribution to post-business combination Cohen is tax-deferred under Section 721(a) of the Internal Revenue Code and such Continuing Cohen Member does not receive a deemed distribution in excess of basis as a result of the liability sharing rules discussed above, no gain or loss should be recognized on such deemed contribution. The Continuing Cohen Member’s holding period in his or her recapitalized Cohen membership units should be equal to such member’s holding period in the Cohen membership units relinquished in the exchange immediately prior to the business combination. The Continuing Cohen Member’s basis in his or her recapitalized Cohen membership units should be equal to such member’s basis in the Cohen membership units relinquished in the exchange immediately prior to the business combination reduced by any distribution such Continuing Cohen Member is deemed to have received pursuant to the partnership liability sharing rules discussed above and increased by any deemed contribution such Continuing Cohen Member is deemed to have made to Cohen pursuant to such rules.

Each Cohen member is urged to discuss the tax consequences of the transactions to him or her with his or her individual tax advisor.

Backup Withholding

A non-corporate Cohen member may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share of AFN common stock. Such a Cohen member will not be subject to backup withholding, however, if such Cohen member:

•

furnishes a correct taxpayer identification number and certifies that such Cohen member is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to such Cohen member; or

•	is otherwise exempt from backup withholding.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and a copy of which is attached as Annex A to this proxy statement/prospectus. The merger agreement sets forth the contractual rights of AFN and Cohen and has been included with this proxy statement/prospectus to provide you additional information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the business combination.

As a stockholder of AFN or a member of Cohen, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between AFN and Cohen, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information regarding AFN filed with the SEC prior to the date of the merger agreement, as well as by a disclosure schedule of each of AFN and Cohen delivered to the other parties prior to signing the merger agreement. The disclosure schedules have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to your decision to approve the business combination is included in this document.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the business combination, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction except as explained below in “— Terms of the Merger Agreement — Conditions to the Business Combination — Mutual Conditions to Each Party’s Obligation to Effect the Business Combination” beginning on page [—].

Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of AFN and Cohen because each of the parties may take certain actions that are either expressly permitted in the disclosure schedules to the merger agreement or as otherwise consented to by the appropriate parties, which may be given without prior notice to the public.

Terms of the Merger Agreement

Form and Effective Time of the Business Combination

The merger agreement contemplates the occurrence of the AFN contribution followed by the merger of Merger Sub with and into Cohen.

The Business Combination

In the AFN contribution, AFN will contribute substantially all of the assets and its liabilities (excluding liabilities arising out of AFN’s $28.7 million principal amount of convertible senior debt and $48.1 million principal amount of junior subordinated notes outstanding) not already owned, directly or indirectly, by Merger Sub, to Merger Sub. Following the AFN contribution, Merger Sub, a wholly owned subsidiary of AFN, will merge with and into Cohen, with Cohen surviving. As a result of the business combination, substantially all of AFN’s assets (except its interest in Cohen) will be owned through Cohen.

The Closing and the Effective Times of the Business Combination

The completion of the business combination will take place in New York on the date specified by the parties to the merger agreement, which will be no later than the second business day after all of the conditions to the business combination described below in “— Conditions to the Business Combination,” beginning on page [—], are fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions). The business combination will be completed at the time Cohen files the certificate of merger with the office of the Secretary of State of the State of Delaware or at a subsequent date or time agreed to by the parties and specified in the certificate of merger.

Consideration to be Received in the Business Combination

Calculation of Exchange Ratio

Through negotiations, AFN and Cohen agreed that the relative equity value of the two companies were such that the existing pre-business combination AFN stockholders should own 38.5% of the economic interests in the combined company and the existing Cohen members should own 61.5% of the economic interests of the combined company.

Based on these negotiated relative equity values, the exchange ratio was calculated as of the date of the merger agreement as follows:

•	AFN had 60,171,324 shares outstanding on a fully diluted basis.

•	AFN agreed to effectuate a 1-for-10 reverse stock split prior to the business combination. Therefore, after the reverse stock split, AFN will have 6,017,132 shares outstanding.

•

AFN stockholders are to own 38.5% of the combined company. This means the total number of outstanding shares of AFN common stock plus the number of recapitalized Cohen membership units held by Daniel G. Cohen and any other Cohen member who decides not to exchange his recapitalized Cohen membership units for shares of AFN common stock in the business combination should equal 15,628,840 (which is calculated as 6,017,132 divided by 38.5%, adjusted for certain fractional share rounding differences).

•

Of the 15,628,840 aggregate shares of AFN common stock and recapitalized Cohen membership units, existing AFN stockholders will maintain their existing 6,017,132 shares of AFN common stock (or 38.5%) and current Cohen members will have the right to receive 9,611,708 shares of AFN common stock (or 61.5%) or retain their recapitalized Cohen membership units.

•

Cohen currently has 16,753,309 Class A membership units and Cohen Class B membership units outstanding (including LTIPs which are convertible into Class A membership units and Cohen Class B membership units).

•

Therefore, the exchange ratio is calculated as 9,611,708 divided by 16,753,309, which equates to 0.57372 shares of AFN common stock or recapitalized Cohen membership units for each Cohen Class A membership unit together with one Cohen Class B membership unit.

Consideration to be Received

Each Cohen member who holds Class A membership units also holds an equal number of Class B membership units. Each Cohen Class A membership unit, together with one Cohen Class B membership unit, will entitle the holder to either (1) receive 0.57372 shares of AFN common stock, or (2) retain 0.57372 recapitalized Cohen membership units. All Cohen Class C membership units will be collectively converted into the right to receive one share of Series A preferred stock, which will give the holder the right to nominate and elect a number equal to at least one-third (but less than a majority) of the total number of directors on AFN’s board of directors (i.e., the Series A directors). If one-third of the total number of directors is a fraction, the holder of Series A preferred stock will be entitled to elect the whole number of directors that results from rounding up, unless the result obtained by rounding up would be a majority of the directors, in which case the fractional result will be rounded down to the nearest whole number. The merger agreement requires, as a condition to completing the business combination, that Cohen members elect to exchange at least enough of the Cohen Class A membership units and Cohen Class B membership units for AFN common stock that AFN will be the beneficial owner of at least a majority of the recapitalized Cohen membership units. Since Cohen Bros. Financial must elect to retain its recapitalized Cohen membership units, Cohen members holding approximately 11.5% of the recapitalized Cohen membership units (or approximately 20% of the pre-business combination Cohen Class A membership units together with Cohen Class B membership units) will need to elect to exchange their recapitalized Cohen membership units for AFN common stock before the business combination can be completed.

With regard to holders of Cohen LTIP units, each LTIP unit (whether vested or unvested) will, immediately prior to the effective time of the business combination, be automatically converted into one Cohen Class A membership unit together with one Cohen Class B membership unit and each such Cohen Class A membership unit and Cohen Class B membership unit will be treated the same as any other Cohen Class A membership unit and Cohen Class B membership unit in the business combination.

With regard to Cohen options, upon the completion of the business combination, Cohen will have the option of either paying each holder of options the intrinsic value of such options in cash or providing each option holder with a number of restricted shares of AFN common stock issued pursuant to the AFN equity plan. The intrinsic value of the options will be (1) AFN’s stock price (on a pre-reverse stock split basis) as of the effective date of the business combination multiplied by 5.7372 less (2) the stated exercise price of the option. If Cohen chooses to have the Cohen option holders receive restricted shares of AFN common stock in exchange for their options, which decision must be made prior to the effectiveness of this proxy statement/prospectus, then the exchange ratio for each Cohen Class A membership unit, together with one Class B membership unit, will be recalculated and equal the number determined by dividing (1) (a) 9,611,782 (the number of shares of AFN common stock issuable to Cohen based on the number of Class A membership units, Class B membership units and LTIP units outstanding at the time the merger agreement was signed, adjusted for certain fractional share rounding differences) minus (b) the aggregate number of AFN restricted stock awards granted to Cohen option holders by (2) 16,753,309 (the number of Cohen Class A membership units and Cohen Class B membership units outstanding as of the date of the merger agreement, on a fully diluted basis).

With regard to holders of a Cohen restricted unit, upon the completion of the business combination, each outstanding Cohen restricted unit will be automatically cancelled and converted into a new Cohen restricted unit representing the right to receive the number of recapitalized Cohen membership units equal to: (1) 0.57372 multiplied by, (2) the number of Cohen Class A membership units underlying the outstanding Cohen restricted unit set forth in the grant document for such Cohen restricted unit. The new Cohen restricted unit will have the same terms and conditions as previously set forth in the grant document applicable to the Cohen restricted unit. The new Cohen restricted units may not be sold, assigned, transferred, pledged or otherwise disposed of, except for transfers by will or in accordance with the laws of descent and distribution upon death. Upon vesting of the new Cohen restricted unit, the holder thereof will be entitled to the number of recapitalized Cohen membership units underlying the new Cohen restricted unit as set forth in the new Cohen restricted unit grant document. The New Cohen LLC Agreement imposes significant contractual restrictions on the transfer of recapitalized Cohen membership units. The recapitalized Cohen membership units will not be registered under federal or applicable state securities laws and, accordingly, any resale of the recapitalized Cohen membership units must be registered under the Securities Act of 1933, as amended, and any applicable state securities laws unless exemptions are available for such resale transactions. Notwithstanding the foregoing, each of the recapitalized Cohen membership units issued upon vesting of a new Cohen restricted unit will be convertible, at the election of the holder thereof or AFN, into one share of AFN common stock, which is expected to be registered under the Securities Act. If registered, these shares of AFN common stock will not be subject to any restrictions on transfer arising under the Securities Act except for shares issued to any Cohen member who is an “affiliate” of AFN for purposes of Rule 144 under the Securities Act.

Cohen members will have the right to receive cash for any fractional shares of AFN common stock they otherwise would receive in the business combination or any fractional recapitalized Cohen membership units. No additional consideration, including the preferred return on Cohen Class A membership units, will be paid to any Cohen members.

If a Cohen member other than Daniel G. Cohen elects not to receive shares of AFN common stock in the business combination, that Cohen member will be subject to a lock-up for six months from the completion of the business combination that prohibits such Cohen member from exercising his or her right to cause Cohen to redeem his or her recapitalized Cohen membership units for cash or, at the election of AFN, shares of AFN common stock. The rights of Cohen members who retain their recapitalized Cohen membership units will be governed by Delaware law and the New Cohen LLC Agreement, which imposes significant contractual restrictions on the transfer of recapitalized Cohen membership units. The recapitalized Cohen membership units will not be registered under federal or applicable state securities laws and, accordingly, any resale of the recapitalized Cohen membership units must be registered under the Securities Act and any applicable state securities laws unless exemptions are available for those transactions. If, after the lock-up period, Cohen elects to provide shares of AFN common stock to a Cohen member that exercises his or her redemption right, such shares of AFN common stock will not be registered under the Securities Act or any applicable state securities laws, unless AFN, in its sole discretion, registers such shares of AFN common stock. If the AFN common stock is unregistered, the AFN common stock may not be resold under federal and applicable state securities laws unless exemptions are available for such resale transactions. Mr. Cohen will have the same restrictions on transfer and considerations regarding federal and state securities laws as other Cohen members that elect not to receive shares of AFN common stock in the business combination. However, Mr. Cohen’s recapitalized Cohen membership units will be subject to a three year lock-up period.

The completion of the business combination requires the completion of a 1-for-10 reverse stock split of the outstanding shares of AFN common stock, so all conversion ratios and calculations, except for references to AFN’s and Cohen’s historical financial statements, assume that the AFN reverse stock split has occurred. The completion of the business combination also requires that AFN file articles supplementary to its charter setting forth the terms of one share of Series A preferred stock and 4,983,557 shares of Series B preferred stock. Forms of the articles supplementary in respect of the Series A preferred stock and the Series B preferred stock are attached to this proxy statement/prospectus as Annex C-1 and C-2, respectively.

Conversion of Merger Sub Membership Units in the Business Combination

At the effective time of the business combination, all issued and outstanding membership units in Merger Sub will automatically be converted into a number of recapitalized Cohen membership units equal to the sum of 6,017,132 (the number of shares of AFN common stock outstanding as of the date of the merger agreement on a fully diluted basis), which will be equivalent to 38.5% of the total issued and outstanding recapitalized Cohen membership units plus the aggregate number of shares of AFN common stock issued in the business combination to former holders of Cohen Class A membership units and Cohen Class B membership units.

Cancellation of Certain Cohen Membership Units in the Business Combination

At the effective time of the business combination, each membership unit of Cohen issued and held, directly or indirectly, by Cohen or AFN immediately prior to the effective time of the business combination will be canceled without payment of any consideration.

Adjustment to the Exchange Ratios

If, before the effective time of the business combination, the outstanding shares of AFN common stock or the outstanding membership units of Cohen increase, decrease, change into or are exchanged for a different number or class of shares or units, as the case may be, by reason of any reclassification, recapitalization, stock split, split-up, combination, reorganization or exchange of shares or units or a stock or unit dividend, or other similar change with respect to shares of AFN common stock or Cohen membership units having a record date prior to the effective time of the business combination (other than the AFN reverse stock split), the exchange ratios in the business combination will be adjusted to fully reflect the effect of such transaction.

As a condition to the completion of the business combination, AFN is required to effectuate a reverse stock split of one share of AFN common stock for every ten outstanding shares of AFN common stock. The exchange ratio in the business combination assumes the effectuation of the AFN reverse stock split and will not be adjusted as a result of the AFN reverse stock split.

Rule 16b-3 Approval

The merger agreement provides that before the effective time of the business combination, the board of directors of AFN and the board of managers of Cohen must take all reasonable actions to cause (1) conversion of Cohen membership units into AFN common stock, and (2) any acquisitions of AFN common stock pursuant to the merger agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Procedures for Exchange of Membership Units

AFN will choose a bank or trust company reasonably satisfactory to the parties to the merger agreement to act as the exchange agent. AFN will deposit with the exchange agent certificates representing AFN common stock as well as sufficient cash to pay cash in lieu of fractional shares of AFN common stock or recapitalized Cohen membership units in accordance with the merger agreement.

As soon as reasonably practicable after the effective time of the business combination, AFN and Cohen will cause the exchange agent to mail to each holder of record of Cohen membership units immediately prior to the effective time of the business combination:

•	a letter of transmittal; and

•

instructions for use in effecting the surrender of the membership units of Cohen in exchange for delivery of certificates representing shares of the AFN common stock and cash in lieu of any fractional shares.

Upon receipt of an “agent’s message” by the exchange agent regarding surrender of Cohen membership units for cancellation to the exchange agent, together with the letter of transmittal described above, duly executed and completed in accordance with the instructions that accompany the letter of transmittal, the holder of those Cohen membership units will be entitled to receive in exchange (1) a certificate representing that number of whole shares of AFN’s common stock and (2) cash or a check representing the amount of cash in lieu of fractional shares of AFN’s common stock, if any, the holder has the right to receive pursuant to the provisions of the merger agreement, after giving effect to any required withholding tax. The surrendered Cohen membership units will then be canceled.

Recapitalized Cohen membership units will not be certificated. After the effective time of the business combination, Cohen will amend its limited liability company operating agreement to identify the holders of recapitalized Cohen membership units in the business combination and the percentage interests represented by the recapitalized Cohen membership units.

No interest will be paid or accrued on the cash in lieu of fractional shares or membership units. Further, no dividends or other distributions declared or made after the effective time of the business combination with respect to shares of AFN common stock or Cohen membership units with a record date after the effective time of the business combination will be paid to any holder of any unsurrendered Cohen membership units until such membership units are surrendered.

Any former members of Cohen who have not surrendered their Cohen membership units within one year after the effective time of the business combination should only look to AFN or Cohen, as the case may be, not the exchange agent, for delivery of certificates representing shares of AFN common stock or recapitalized Cohen membership units and cash in lieu of any fractional shares of AFN common stock or Cohen membership units deliverable to those former members pursuant to the merger agreement.

Covenants and Agreements

Interim Operations

Each of the parties to the merger agreement has agreed to customary covenants that place restrictions on itself and its subsidiaries until the effective time of the business combination. Except as (1) set forth in the disclosure schedules provided by each of the parties to the merger agreement, (2) expressly permitted or provided for by the merger agreement or (3) the other parties may approve in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of the parties to the merger agreement has agreed that it will:

•

conduct the business of it and its subsidiaries in the ordinary course and use its respective reasonable best efforts to preserve their business organizations and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of its and its subsidiaries’ present officers, employees and agents;

•

not issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of stock, membership interests or other equity interests of itself or any of its subsidiaries (other than the issuance of shares of capital stock, membership interests or other equity interests by its wholly owned subsidiary to it or another of its wholly owned subsidiaries and other than the issuance of shares of stock, membership interests or other equity interests upon the exercise of options or convertible securities outstanding on the date of the merger agreement and in accordance with the existing terms of the options or convertible securities), or securities convertible into, exchangeable or exercisable for, or rights, warrants or options to acquire, any shares of capital stock, membership interests or other equity interests of itself or any of its subsidiaries, or reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of stock, membership interests or other equity interests of itself or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any shares of its stock, membership interests or other equity interests of itself or any of its subsidiaries; provided, however, that AFN is permitted to file the articles supplementary setting forth the terms of the Series A preferred stock and the Series B preferred stock and articles of amendment to effect the AFN reverse stock split;

•

not grant or authorize or propose any grant of any options, appreciation rights, restricted units or stocks, phantom rights, profit participation rights, dividend equivalent rights or other forms of equity based awards or accelerate, amend or change the period of exercisability or vesting of any equity based awards granted under its unit or stock plans or authorize cash payments in exchange for any equity based awards granted under these plans, other than the issuance of units or stock (or cash in an amount equal to the value thereof) upon the settlement of outstanding equity-based awards in accordance with their present terms; provided, however, that AFN may issue AFN restricted stock awards to holders of Cohen options pursuant to the terms of the merger agreement and Cohen may establish the 2009 Equity Award Plan and make grants pursuant to such plan;

•

not, except to the extent required to comply with its obligations under the merger agreement or with applicable law or to effectuate the filing of the articles supplementary for the shares of Series A preferred stock and the Series B preferred stock or the AFN reverse stock split and except for non-substantive, ministerial amendments to instruments of subsidiaries, amend its charter, certificate of formation, bylaws, limited liability company operating agreement or similar organizational documents;

•

not acquire, sell, lease, license, pledge, encumber or otherwise dispose of any assets or any interest therein, outside the ordinary course of business which are material to itself or any of its subsidiaries, whether by asset acquisition, stock acquisition or otherwise (other than the AFN contribution);

•

not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization (other than the merger agreement or plans of complete or partial liquidation or dissolution of its inactive subsidiaries);

•

not (1) incur or suffer to exist any indebtedness for borrowed money or guarantee any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt security, guarantee any debt of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business, (2) make any loans or advances to, or investments in, any other person, other than to itself or any of its wholly owned subsidiaries, except that CCS, a subsidiary of Cohen, may continue to make proprietary investments so long as the aggregate amount of such proprietary investments held by CCS at any one time does not exceed the total carrying value of CCS’s proprietary investments at December 31, 2008 plus $5 million, and no single proprietary investment exceeds $3 million or (3) make any capital contributions to any person in excess of $1 million, other than to any of its wholly owned subsidiaries; provided, however, Cohen is permitted to make investments in agency-guaranteed mortgage backed securities, agency-guaranteed collateralized mortgage obligations and U.S. Small Business Association-guaranteed loans so long as (a) the aggregate amount of such investments held by Cohen & Company Securities, LLC at any one time does not exceed $100 million, (b) no single proprietary investment exceeds $15 million, (c) no single proprietary investment has a net capital position that exceeds $1.5 million, and (d) Cohen complies with specific reporting policies and procedures;

•

not make or rescind any material tax election or settle or compromise any material tax liability of itself or any of its subsidiaries; provided, however, that any AFN subsidiary may change its entity classification election for United States federal, state and/or local tax purposes;

•

not amend any tax return, change an annual tax accounting period, adopt or change any tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes;

•	not make or agree to make any capital expenditures in excess of $1 million;

•

not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in its financial statements (or the notes to the financial statements) as of September 30, 2008 or incurred since the date of such financial statements in the ordinary course of business;

•

not (1) modify or amend in any material respect, or terminate, any material contract to which it or any of its subsidiaries is a party, (2) waive, release or assign any material rights or claims under a material contract, (3) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement, or fail to enforce any material contract to the fullest extent practicable, including by seeking injunctive relief and specific performance or (4) except in the ordinary course of business, enter into any material contract;

•

not create, renew or amend, or take any action that may result in the creation, renewal or amendment, of any agreement or contract or other binding obligation of itself or its subsidiaries containing any material restriction on its or any of its subsidiaries’ ability to conduct their respective businesses as they are presently being conducted;

•

not (1) increase the compensation or benefits of any director, manager, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course of business, (2) adopt any amendment to a benefit plan, (3) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, manager or officer, or any employee or consultant entitled to annual compensation in excess of $500,000 (other than in connection with the transactions contemplated by the merger agreement), however, with respect to any such agreement, up to $500,000 in compensation may be paid by Cohen in fiscal year 2009 regardless of the date of hire, (4) accelerate the payment of compensation or benefits to any director, manager, officer or employee, (5) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (6) take any action that could give rise to severance benefits payable to its or any of its subsidiaries’ officers, directors, managers or employees as a result of consummation of any of the transactions contemplated by the merger agreement or the voting agreement;

•

not make any material change to its methods of accounting in effect on the date of the merger agreement, except as required by changes in law or GAAP as agreed by its independent auditors, or change its fiscal year;

•	not enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date of the merger agreement;

•	not accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, in each case, other than in the ordinary course of business;

•

not amend or modify the existing agreement between it and its financial advisor nor enter into any new agreement with, or otherwise engage, any additional advisors or consultants in connection with the business combination and the transactions contemplated by the merger agreement;

•	not create or incur any lien for itself or any of its subsidiaries on any of its or any of its subsidiaries’ assets having a value in excess of $1 million;

•	not, other than in the ordinary course of business, enter into any contract that would have been a material contract had it been entered into prior to the merger agreement; and

•

not authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of itself contained in the merger agreement as of the date when made or as of any future date or would result in any of the conditions to the business combination not being satisfied or in a material delay in the satisfaction of these conditions.

Reasonable Best Efforts

Pursuant to the merger agreement, each of the parties to the merger agreement has agreed to:

•	use all reasonable efforts to do all things necessary, proper or advisable under applicable laws and regulations to consummate the business combination;

•

comply as promptly as practicable with any other laws of any governmental authority that are applicable to the business combination and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or any other person in connection with the business combination is necessary;

•

keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any governmental authority (or other person regarding the business combination) in respect of any filing, registration or declaration, and will comply promptly with any inquiry or request (and, unless precluded by law, provide copies of any communications that are in writing);

•

not independently participate in any meeting, or engage in any substantive conversation, with any governmental authority in respect of any filings, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by the governmental authority, the opportunity to attend or participate in the meeting; and

•	use their respective reasonable best efforts to resolve any objections that may be asserted by any governmental authority with respect to the business combination.

Additional Agreements

Pursuant to the merger agreement, each of parties to the merger agreement also has agreed to:

•

subject to applicable law and certain exceptions, provide the other parties reasonable access to its personnel, books, contracts and records and furnish promptly all information concerning its business, properties, assets and personnel;

•

except as otherwise required by law, court process or the rules of any applicable securities exchange or national quotation system or as provided for in the merger agreement, not issue or cause the publication of any press release or otherwise make any public statement with respect to the business combination without prior consultation with the other parties on a basis reasonable under the circumstances so as to provide a meaningful opportunity for the other parties to review and comment upon the press release or other announcement and the delivering party will give due consideration to all reasonable additions, deletions or suggested changes;

•

ensure that the information provided by each of them for inclusion in this proxy statement/prospectus will not include any untrue statement of a material fact or omit to state any material fact required to be stated in this proxy statement/prospectus or necessary to make the statements in this proxy statement/prospectus, in light of the circumstances under which they were made, not misleading at the time of filing of this proxy statement/prospectus, at the time of mailing of this proxy statement/prospectus and at the time of the AFN annual meeting and the Cohen special meeting;

•	use its reasonable best efforts to cause the completion of the business combination to occur as promptly as practicable;

•	cooperate and use its respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons;

•

notify the other parties in writing with respect to any matter (1) that, if existing, occurring or known at or prior to the date of the merger agreement, would have been required to be described in the disclosure schedules to the merger agreement, or that is necessary to complete or correct any information in the disclosure schedules or in any representation and warranty that has been rendered inaccurate, or (2) that would cause a condition to the closing under the merger agreement not to be satisfied;

•

promptly inform the other parties of any claim by a third party that a material contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the business combination;

•	consult with the other parties reasonably in advance of making publicly available its financial results or filing any document with the SEC;

•

give the other parties a reasonable opportunity to consult in the defense of any stockholder litigation or member litigation against any of the parties to the merger agreement or their directors or managers relating to the business combination; and

•

that all rights to indemnification for acts or omissions occurring prior to the effective time of the business combination existing at the time of the merger agreement in favor of current or former directors, managers or officers of AFN, Cohen and their respective subsidiaries will survive the business combination and continue in full force and effect in accordance with their terms.

Pursuant to the merger agreement and in addition to the applicable covenants of AFN listed above, AFN has agreed:

•

to use its reasonable best efforts to cause AFN’s shares to be issued in connection with the business combination to be listed on the NYSE Amex or any other national securities exchange registered with the SEC, subject to official notice of issuance, as of or prior to the effective time of the business combination;

•

(1) for a period of six years after the effective time of the business combination, to maintain in effect the existing officers’ and directors’ liability insurance covering the individuals who were, or at the time of the merger agreement were, covered by AFN’s or Cohen’s existing officers’ and directors’ liability insurance policies with respect to actions or omissions occurring prior to the effective time of the business combination, whether or not asserted prior to the effective time of the business combination, or (2) in lieu of maintaining the existing insurance, cause coverage to be provided under any policy maintained for the benefit of AFN or any of its subsidiaries or otherwise obtained by AFN, so long as the terms and conditions of the new coverage are no less advantageous to the intended beneficiaries than the terms and conditions of AFN and Cohen’s existing policies mentioned in (1) above, provided that such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the effective time of the business combination; and

•

to establish, subject to obtaining any necessary stockholder approval, a cash bonus plan consistent with the “performance-based” compensation provisions of Section 162(m) of the Internal Revenue and applicable Treasury Regulations promulgated under the Internal Revenue Code so as to permit bonuses paid under the plan to qualify as exempt from the limitations on deductibility that may otherwise apply to compensation paid to certain executive officers.

No Solicitation

From February 20, 2009 to April 1, 2009, AFN and its representatives had the right to initiate, solicit and encourage, and enter into and maintain discussions or negotiations with respect to any “takeover proposals” by any other person. The merger agreement provides that a “takeover proposal,” with respect to AFN, means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, joint venture, partnership, recapitalization, reorganization, share exchange, tender offer, liquidation, dissolution, consolidation or other combination involving AFN or any of its subsidiaries, or any purchase of more than 15% of the consolidated assets of AFN (including the shares and assets of its subsidiaries) or more than 15% of the total voting power of any class of equity securities (other than pursuant to the exercise of stock or unit options in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of AFN or any of its subsidiaries, or any similar transaction, or any agreement, arrangement or understanding requiring AFN to abandon, terminate or fail to consummate the business combination or the transactions contemplated by the merger agreement.

Except for AFN’s rights during the “go-shop” period discussed above, each of the parties has agreed that it will not, nor will it permit any of its subsidiaries or any of their respective representatives to, directly or indirectly:

•

solicit, facilitate, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; or

•	participate in any discussions or negotiations (including by way of furnishing information) regarding any takeover proposal.

However, AFN may continue to take any of the actions described in the previous two bullets after April 1, 2009 with respect to any third party that has made a bona fide takeover proposal prior to April 1, 2009 and with whom it continues to have ongoing discussions or negotiations as of April 1, 2009 regarding a bona fide takeover proposal, except that reference to “15% or more” in the definition of takeover proposal will be deemed to be references to a “majority.” Any such third party is referred to as an “excluded party.”

Nothing in the merger agreement, however, prevents AFN, at any time after the date of the merger agreement and prior to AFN’s stockholders approving the issuance of AFN common stock and Series A preferred stock, in response to a takeover proposal that AFN’s board of directors determines in good faith constitutes a “superior proposal” (as defined below), from furnishing information with respect to itself and its subsidiaries to the person making the takeover proposal.

For purposes of the merger agreement, a “superior proposal” means a bona fide takeover proposal for a transaction in which a majority of the stock (or equity interests) or assets of AFN are acquired by a third party, including by merger, consolidation or other business combination:

•

on terms that AFN’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to its stockholders from a financial point of view than the business combination (taking into account all aspects of the proposal, the party making the proposal and any changes to the business combination proposed by each of the other parties to the merger agreement in response to the receipt by AFN of the superior proposal);

•

that is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of AFN’s board of directors, the contingency is reasonably capable of being satisfied by the third party; and

•	that is otherwise reasonably capable of being consummated in a timely fashion.

From and after April 1, 2009, AFN has agreed to promptly (and in any event within two business days) notify Cohen in the event it receives a takeover proposal from a person (other than an excluded party) and to provide certain information regarding the takeover proposal and the progress of any negotiations.

Subject to the duties of AFN’s board of directors, AFN has agreed to include in this proxy statement/prospectus the recommendation of its board of directors that the AFN stockholders approve the issuance of AFN common stock and Series A preferred stock.

Prior to the approval of the AFN stockholders of the issuance of AFN common stock and Series A preferred stock, the board of directors of AFN may, however:

•

(1) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, its approval or recommendation, or the approval or recommendation of any committee of the board of directors of the issuance of AFN common stock and Series A preferred stock or any other transactions contemplated by the merger agreement, or (2) approve or recommend or take no position with respect to, or publicly propose to approve or recommend or take no position with respect to, any takeover proposal. These courses of action are referred to as a “change in the recommendation;” and

•	terminate the merger agreement and cause or permit AFN to enter into any letter of intent or other contract, agreement, commitment or other similar arrangement related to any takeover proposal;

but only if AFN’s board of directors determines that the takeover proposal constitutes a superior proposal.

The board of managers of Cohen is prohibited from making a change in its recommendation that Cohen members approve the merger agreement and transactions contemplated by the merger agreement or causing or permitting Cohen to terminate the merger agreement and entering into any letter of intent or other contract, agreement, commitment or other similar arrangement related to any takeover proposal of Cohen.

Representations and Warranties

Each of AFN, Merger Sub and Cohen has made various representations and warranties in the merger agreement that are substantially reciprocal to the representations and warranties of the other. Those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Some of the more significant of these representations and warranties pertain to:

•

the organization, good standing and foreign qualification of each of the parties and the authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted;

•	subsidiaries;

•	capitalization;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	required filings with, permits, approvals or other actions of governmental authorities;

•	whether each party’s execution, delivery and performance of the merger agreement or completion of the business combination causes any:

•	conflict with that party’s charter or bylaws, or other organizational documents;

•	breach or default, or the creation of any encumbrance, under any agreements of that party; or

•	violation of applicable law;

•	with respect to AFN, the documents and reports that it has filed with the SEC;

•	financial statements;

•	whether certain events, changes or effects have occurred;

•	information supplied in this proxy statement/prospectus;

•	employee benefit plans, employees and employment practices;

•	material contracts;

•	litigation;

•	compliance with applicable law;

•	taxes;

•	real property;

•	environmental matters;

•	intellectual property matters;

•	insurance matters;

•	transactions with affiliates;

•	board approval and takeover statutes;

•	improper payments;

•	with respect to AFN, representations regarding the receipt of a fairness opinion from Stifel Nicolaus;

•	broker’s fees and similar fees;

•	with respect to AFN, representations that neither it nor its subsidiaries are required to be registered as an investment company under the Investment Company Act; and

•	with respect to Cohen, representations regarding certain clients and compliance with the Investment Advisers Act of 1940, as amended, or the Investment Advisers Act, and broker-dealer requirements.

None of these representations and warranties will survive after the effective time of the business combination.

Conditions to the Business Combination

Mutual Conditions to Each Party’s Obligation to Effect the Business Combination

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of each of the parties to the merger agreement:

•

each of AFN and Cohen has obtained the approval of its stockholders or members, as the case may be, of the issuance of AFN common stock and Series A preferred stock or the merger agreement, as the case may be;

•

the parties have obtained all required consents, approvals and authorizations of governmental authorities, including, if necessary, approval of the business combination by FINRA and the FSA, and any other consents or approvals, the absence of which would result in a material adverse effect on the party that failed to obtain the consent or approval;

•

the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC under the Securities Act and no stop order has been issued or threatened by the SEC;

•	all necessary state securities or blue sky authorizations have been obtained;

•

none of the parties to the merger agreement are subject to any statute, rule, ruling, regulation, judgment, decision, order, injunction, writ or decree of any court or other governmental authority that prohibits, enjoins or restricts the completion of the business combination or the other transactions contemplated by the merger agreement;

•

NYSE Amex, or any other national securities exchange that is registered with the SEC, has authorized for listing the shares of AFN common stock to be issued pursuant to the business combination, subject to official notice of issuance;

•	none of the events or conditions entitling any of the parties to terminate the business combination has occurred and is continuing;

•

the representations and warranties in the merger agreement that are qualified by reference to materiality or material adverse effect are true and correct, and each of the other representations and warranties are true and correct in all material respects, in each case as of the date of the merger agreement and at and as of the completion of the business combination as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of that specified date or time);

•

each of the other parties has performed and complied, in all material respects, with each agreement, covenant and obligation required by the merger agreement to be so performed or complied with by it at or before the completion of the business combination; and

•	no event, circumstance or change has occurred that has had, or reasonably could be expected to have, a material adverse effect on the other parties.

Additional Conditions to AFN’s Obligation to Effect the Business Combination

In addition to the conditions described above, AFN is not obligated to effect the business combination unless the following conditions are satisfied or waived by AFN on or before the completion of the business combination:

•	a certificate of dissolution of CFG has been filed with the Secretary of State of the State of Delaware and CFG has been liquidated;

•

Cohen has obtained either a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million or a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million; however, the 2009 Credit Facility satisfied this condition; therefore, this option is no longer available to AFN;

•

Cohen’s audited financial statements as of and for the fiscal year ended December 31, 2008 reflect not more than a $5 million reduction in members’ equity or a $5 million increase in net loss, as compared to the preliminary and unaudited financial results provided to the AFN special committee; however, the financial statements have been delivered and the conditions have been satisfied, therefore, this option is no longer available to AFN;

•	upon the completion of the business combination, AFN will be the beneficial owner of at least a majority of the recapitalized Cohen membership units; and

•	Cohen Bros. Financial has elected to retain the recapitalized Cohen membership units to be received as a result of the recapitalization contemplated in connection with the business combination.

Additional Conditions to Cohen’s Obligation to Effect the Business Combination

In addition to the conditions described above, Cohen is not obligated to effect the business combination unless the following conditions are satisfied or waived by Cohen on or before the completion of the business combination:

•	the taking of all necessary corporate action such that the board of directors of AFN consists of ten directors, four designated by AFN and six designated by Cohen;

•	the taking of all necessary corporate action such that Daniel G. Cohen is elected as Chairman of the board of directors of AFN and appointed as Chief Executive Officer of AFN; and

•	AFN has completed the AFN reverse stock split and has filed articles supplementary setting forth the terms of the Series A preferred stock and Series B preferred stock of AFN.

Termination of the Merger Agreement

AFN or Cohen may terminate the merger agreement at any time prior to the effective time of the business combination (whether before or after AFN stockholders or Cohen members have approved the respective proposals related to the business combination) by mutual written consent or the merger agreement may be terminated:

•

by either AFN or Cohen, if the stockholders of AFN do not approve the issuance of AFN common stock and Series A preferred stock at the AFN annual meeting or any adjournment or postponement thereof or the members of Cohen have not approved the merger agreement by the later of July 15, 2009 or the date of the AFN annual meeting or any adjournment or postponement thereof, provided that the party desiring to terminate the merger agreement for this reason has not breached or failed to perform its obligations under the merger agreement or, in the case of termination by Cohen, the actions or inactions of the manager of AFN have not caused AFN to breach or fail to perform its obligations under the merger agreement;

•

by either AFN or Cohen, if any governmental authority has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the business combination and that order, decree or ruling or other action has become final and non-appealable, provided, that the party desiring to terminate the merger agreement for this reason has not breached or failed to perform its obligations to use its reasonable best efforts to consummate the business combination, comply with applicable laws, resolve any objections by any government authority, cause the completion of the business combination to occur as promptly as practicable and obtain all necessary all consents, approvals and waivers under the merger agreement and such failure has caused or resulted in such action;

•

by either AFN or Cohen, if the effective time of the business combination has not occurred by September 30, 2009, provided that (1) the breach or failure to perform its obligations under the merger agreement by the party desiring to terminate the merger agreement for this reason has not caused or resulted in the failure of the effective time of the business combination to have occurred by September 30, 2009 or, (2) in the case of termination by Cohen, the actions or inactions of the manager of AFN, have caused or resulted in the failure of the effective time of the business combination not to have occurred by September 30, 2009;

•

by AFN, if within five business days after delivery to AFN of Cohen’s 2008 audited financial statements as required under the merger agreement, if such audited financial statements reflect more than a $5 million reduction in members’ equity or a $5 million increase in net loss, as compared to the preliminary and unaudited financial results provided to the AFN special committee; however, the financial statements have been delivered and the conditions have been satisfied, therefore, this option is no longer available to AFN;

•

by AFN, in order to enter into a letter of intent or other contract with a third party in connection with a takeover proposal, provided that AFN has paid the applicable termination fee discussed below in “— Expenses and Termination Fees” and complied with the terms of the merger agreement relating to the solicitation of takeover proposals;

•

by Cohen, if the AFN board of directors (1) makes a change in its recommendation to AFN stockholders to approve the issuance of AFN common stock and Series A preferred stock contemplated by the merger agreement, (2) fails to reaffirm publicly its recommendation within five business days of being requested to do so by Cohen, or (3) resolves to take any of the foregoing actions;

•

by Cohen, if AFN fails to complete the AFN reverse stock split or file the articles supplementary setting forth the terms of the Series A preferred stock and the Series B preferred stock on or before September 30, 2009; or

•

by AFN or Cohen, if the other party has breached its representations and warranties or failed to perform its covenants or agreements in a manner that would cause the failure of the related closing condition, and that breach of a representation or warranty or failure to perform a covenant would prevent the breaching party from consummating the business combination before September 30, 2009, and is incapable of being cured before September 30, 2009 or remains uncured 30 days after written notice of the breach, provided that, in the case of a termination by Cohen, the actions or inactions of the manager of AFN have not caused any representation or warranty of AFN or Merger Sub to be inaccurate or caused AFN or Merger Sub to breach a covenant or agreement in the merger agreement.

Expenses and Termination Fees

Expenses

Except for as otherwise provided in the merger agreement, whether or not the business combination is consummated, all costs and expenses incurred in connection with the merger agreement and the business combination and other transactions contemplated by the merger agreement will be paid by the party incurring those expenses.

Termination Due to Change in the AFN Board Recommendation

If the merger agreement is terminated by Cohen because the board of directors of AFN has made a change in its recommendation to AFN stockholders regarding approval of the issuance of AFN common stock and Series A preferred stock as contemplated by the merger agreement, then AFN will be required to pay Cohen a cash termination fee of:

•	$1 million plus Cohen’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million; or

•

$1 million, if the takeover proposal that results in the action or event or that forms the basis for such termination was properly submitted during the “go-shop” period and the right to terminate the merger agreement arises, with respect to such takeover proposal, no later than five days following the end of the go-shop period.

Termination Due to Takeover Proposal

In the event that AFN terminates the merger agreement in order to enter into a letter of intent or other contract, agreement, commitment or other similar arrangement with a third party in connection with a takeover proposal or, following such a takeover proposal, if either party terminates the merger agreement because AFN stockholders have not approved the issuance of AFN common stock and Series A preferred stock as contemplated by the merger agreement or the effective date of the business combination has not occurred by September 30, 2009, and, within twelve months of such termination of the merger agreement, AFN enters into a definitive agreement with a third party in respect to any takeover proposal or any takeover proposal with respect to AFN is consummated, then AFN will be required to pay Cohen a cash termination fee of:

•	$1 million plus Cohen’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million; or

•

$1 million, if the takeover proposal that results in the action or event or that forms the basis for such termination was properly submitted during the “go-shop” period and the right to terminate the merger agreement arises, with respect to such takeover proposal, no later than five days following the end of the go-shop period.

Termination Due to Failure of AFN Closing Conditions

In the event that Cohen terminates the merger agreement because AFN has not completed the AFN reverse stock split or the classification of the Series A preferred stock and Series B preferred stock by September 30, 2009, AFN will be required to pay Cohen a cash termination fee of $1 million plus Cohen’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million.

Termination Due to Failure of Cohen Closing Conditions

In the event that either party terminates the merger agreement as a result of the failure of Cohen’s members to approve the merger agreement by the later of July 15, 2009 or the date of the AFN annual meeting or any adjournment or postponement thereof, or AFN terminates the merger agreement because the completion of the business combination has not occurred on or before September 30, 2009 and, as of the date of such termination, Cohen has failed to obtain either a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million or a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30 million (which condition was satisfied by the 2009 Credit Facility), or CFG has not been liquidated, then Cohen will be required to pay AFN a cash termination fee of $1 million plus AFN’s fees and expenses actually incurred in connection with the transactions contemplated in the merger agreement not to exceed an additional $1 million.

Amendment; Extensions and Waivers

The parties may amend the merger agreement, by a written instrument duly executed by or on behalf of each party to the merger agreement at any time before or after approval by the stockholders of AFN or the members of Cohen of the matters presented in connection with the business combination. After the stockholders of AFN or the members of Cohen approve the issuance of AFN common stock and Series A preferred stock or the merger agreement, as the case may be, however, no amendment to the merger agreement may be made that by law or in accordance with the rules of any relevant stock exchange requires the further approval of stockholders or members unless such further approval is obtained.

At any time prior to the effective time of the business combination, each party may, by action taken by its board of directors or board of managers, as the case may be, by a written instrument duly executed by the party, to the extent legally allowed, waive any term or condition of the merger agreement that is for the benefit of that party.

At this time, neither AFN’s board of directors nor Cohen’s board of managers contemplates or intends to waive any condition to the completion of the business combination. If either board of directors or board of managers were to choose to grant a waiver, a stockholder or member, as the case may be, would not have an opportunity to vote on that waiver, and that party and its stockholders or members, as the case may be, would not have the benefit of the waived condition. Each party’s board of directors or board of managers, as the case may be, expects that it would waive a condition to the completion of the business combination only after determining that the waiver would have no material effect on the rights and benefits that party and its stockholders or members, as the case may be, expect to receive from the business combination.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles of Delaware law.

Terms of Other Agreements

Employment Agreements Post-Business Combination

On February 20, 2009, Messrs. Ricciardi and Pooler entered into amendments to their employment agreements with Cohen. These agreements, as amended, will govern the terms and conditions of the executives’ employment after the business combination.

The amendment to Mr. Ricciardi’s employment agreement provides that he will be AFN’s President upon the completion of the business combination and that Mr. Ricciardi will be eligible for participation in the AFN cash bonus plan, if it is approved by AFN’s stockholders. In addition, the amendment to Mr. Ricciardi’s employment agreement provides that, upon the completion of the business combination, he has permanently and forever waived, relinquished and forfeited any and all rights he had to require Cohen to redeem all of his Cohen Class A membership units and Cohen Class B membership units.

The amendment to Mr. Pooler’s employment agreement provides that he will be AFN’s Chief Financial Officer upon the completion of the business combination and that Mr. Pooler will be eligible for participation in the AFN cash bonus plan, if it is approved by AFN’s stockholders, and AFN’s equity compensation plan.

See “Cohen Special Meeting — Cohen Executive Compensation — Employment Agreements” beginning on page [—] for additional information on the terms of the employment agreements for Messrs. Ricciardi and Pooler.

Voting Agreements

Each of Cohen Bros. Financial (a limited liability company wholly owned by Daniel G. Cohen), Christopher Ricciardi, and James J. McEntee, III, individually and as trustee on behalf of James J. McEntee, III T/U/A James J. McEntee III, has entered into a voting agreement with AFN pursuant to which each has agreed to vote his or its Cohen membership units in favor of the adoption of the merger agreement, and any other action of the Cohen members requested by Cohen in furtherance thereof and generally vote his or its Cohen membership units against any action, agreement or transaction submitted for approval of the Cohen members that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the member contained in the voting agreement, against any takeover proposal that could reasonably be expected to materially impede the business combination, and any changes in the management or board of managers of Cohen. Collectively, these voting agreements represent the power to vote 73.5% of the Cohen Class B membership units and 100% of the Cohen Class C membership units (excluding any interest held in CFG, which will be dissolved prior to the completion of the business combination).

Each Cohen member that is a party to a voting agreement has agreed that the member will not enter into any other voting agreement or voting trust with respect to the member’s Cohen membership units (other than to vote in accordance with the provisions of the voting agreement). In addition, each such Cohen member has agreed, if requested, to grant to AFN and Daniel Munley, AFN’s secretary, an irrevocable proxy to cast all of the votes the member is entitled to cast in accordance with the voting agreement if the member fails to do so. Furthermore, subject to certain exceptions, each Cohen member that is a party to a voting agreement has agreed not to dispose of the member’s Cohen membership units or rights to acquire Cohen membership units.

The voting agreements terminate on the earlier of (1) the date and time at which the Cohen members vote to adopt the merger agreement, (2) the date and time of termination of the merger agreement in accordance with its terms, and (3) the written agreement of the member and AFN to terminate the agreement. In addition, the member has the right to terminate the voting agreement if the merger agreement is amended to decrease the consideration payable pursuant to the merger agreement, provided that the member sends notice to AFN of the member’s election to terminate within seven days after public announcement of any such amendment.

Limited Liability Company Agreement of Cohen Post-Business Combination

The following summary of the Amended and Restated Limited Liability Company Agreement of Merger Sub, which we refer to in this proxy statement/prospectus as the New Cohen LLC Agreement, is subject in all respects to the applicable provisions of the Delaware Limited Liability Company Act and the New Cohen LLC Agreement to be in effect on the effective date of the business combination. Additional information regarding the capital of Cohen post-business combination is set forth in a comparison of your rights before and after the proposed business combination in “Comparison of Holders Rights” beginning on page [—]. In conjunction with the completion of the business combination, Cohen will adopt the New Cohen LLC Agreement and the name of the limited liability company following the business combination will be “Cohen Brothers, LLC.” The following discussion is a summary of the New Cohen LLC Agreement and is qualified in its entirety by reference to the form thereof attached as Annex E to this proxy statement/prospectus.

Upon completion of the business combination, 15,628,840 membership units of Cohen will be outstanding.

Voting Rights

Each membership unit will entitle the holder thereof to one vote per membership unit on any matter submitted to a vote or for the consent of the members of Cohen. There will be no annual meetings of the members, and special meetings of the members may be called by the board of managers, the Chairman of the board of managers, or by a majority vote of the members on at least one day’s notice. A manager may be removed by the members by majority vote. Upon resignation or removal of a manager, a new manager will be elected by the members by a majority vote. The New Cohen LLC Agreement may be amended by a written instrument agreed upon by the unanimous vote of the members. Cohen post-business combination may not, without receiving advance approval of AFN and the majority of the voting power of the recapitalized Cohen membership units held by members other than AFN that have a percentage interest of at least 10% of Cohen, take any of the following actions:

•	other than as specifically contemplated by the merger agreement and the New Cohen LLC Agreement, issue any membership units or other securities of Cohen other than to AFN;

•	other than as specifically contemplated by the merger agreement, enter into or suffer a transaction constituting a change of control of Cohen;

•	other than as specifically contemplated by the merger agreement, amend the New Cohen LLC Agreement or the certificate of formation;

•	remove Daniel G. Cohen as a manager or as Chairman of the board of managers of Cohen other than for cause;

•	adopt an equity compensation plan; or

•	adopt any plan of liquidation or dissolution or file a certificate of dissolution.

Actions of Parent

As of the effective date and thereafter until such time as the Series A preferred stock is converted into Series B preferred stock, if there is any member of Cohen other than AFN having a percentage interest of at least 10%, AFN has agreed that it will not, without receiving advance approval of the majority of the voting power of the recapitalized Cohen membership units held by members other than AFN that have a percentage interest of at least 10% of Cohen, take any of the following actions:

•

other than as specifically contemplated by the merger agreement or the New Cohen LLC Agreement, issue any additional securities of AFN or permit any subsidiaries of AFN other than Cohen and other than subsidiaries formed to engage in securitization transactions to issue any additional securities;

•	other than as specifically contemplated by the merger agreement, enter into or suffer a transaction constituting a change of control of AFN;

•	other than as specifically contemplated by the merger agreement, amend AFN’s charter or bylaws in any way that would adversely affect the redemption rights of Cohen members described below;

•	adopt any plan of liquidation or dissolution or file a certificate of dissolution; or

•

directly or indirectly, enter into or conduct any business other than the ownership of Cohen membership units, the ownership of certain subsidiaries, the management of the business of Cohen, the payment of AFN’s outstanding debt obligations and such other activities as are reasonably required in connection with the ownership of Cohen membership units and the management of the business of Cohen.

Redemption or Conversion of Membership Units

Following the business combination, each member of Cohen, other than AFN, will have the right, commencing on a date that is six months following the completion of the business combination, to require that Cohen redeem all or a portion (not less than 100 membership units, unless such holder has less than 100 membership units, without the consent of the board of managers of Cohen) of such members’ recapitalized Cohen membership units (other than recapitalized Cohen membership units issued upon vesting of new Cohen restricted units) in exchange for, in AFN’s sole discretion, cash or shares of AFN common stock, using the redemption/conversion exchange ratio described below. Daniel G. Cohen will not be eligible to exercise the right of redemption until after December 31, 2012. Each of the recapitalized Cohen membership units issued upon vesting of a new Cohen restricted unit will be convertible, at the election of the holder thereof or AFN, into one share of AFN common stock, subject to adjustment as discussed below. The rights of redemption and conversion are subject to certain delivery and timing requirements.

The exchange ratio applicable to a redemption or conversion, or the redemption/conversion exchange ratio, will initially be one-to-one, but is subject to change upon the occurrence of (a) the issuance of additional AFN common stock as a dividend or other distribution on outstanding AFN common stock, (b) a subdivision of outstanding AFN common stock into a greater number of AFN common stock, or (c) a combination of outstanding AFN common stock into a smaller number of AFN common stock. The amount of cash a Cohen member will be entitled to receive in connection with a redemption will be equal to: (1) the number of recapitalized Cohen membership units tendered for redemption by the Cohen member, multiplied by (2) the redemption/conversion exchange ratio, multiplied by (3) the value of a share of AFN common stock at the time of redemption. The number of shares of AFN common stock that a Cohen member may, in AFN’s sole discretion, receive in lieu of cash in connection with a redemption will equal (A) the number of recapitalized Cohen membership units tendered for redemption by the Cohen member, multiplied by (B) the redemption/conversion exchange ratio.

Distributions

The amount and timing of all distributions of available cash from operations and capital transactions will be subject to the limitations of the 2009 Credit Facility and at the discretion of the board of managers. Generally, to the extent cash is available from operations and capital transactions, amounts will be distributed to AFN annually, semi-annually, or quarterly, as applicable, as necessary for AFN to pay its tax liabilities and debt service obligations. All distributions of available cash from operations and capital distributions, with the exception of distributions to AFN for the purpose of paying its debt service obligations, will be distributed to the members pro-rata based on their respective percentage interests. Other than distributions for the payment of tax liabilities and obligations related to AFN’s outstanding contingent convertible notes and junior subordinated notes, no distributions to members will be made during the existence of an event of default under AFN’s outstanding contingent convertible notes or junior subordinated notes.

Allocation of Profits and Losses

The profits of Cohen for each fiscal year in which Cohen has a profit will be allocated among and credited to the capital accounts of the members in accordance with their percentage interests. The losses of Cohen for each fiscal year in which Cohen has a loss will be allocated among and charged to the capital accounts of the members in accordance with their percentage interests.

Liquidation Rights

In the winding up of Cohen, after paying or making provision for payment of all of its liabilities and the expenses of winding up, the remaining net proceeds and liquid assets will be distributed among the members to the extent of and in proportion to the members’ respective positive account balances.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

The board of managers has the power to approve any transfer of membership units. A member may transfer, without the requirement of obtaining the approval of the board of managers, all or any of its membership units (1) to the member’s family group, (2) in the case of death of the member, by will or the laws of descent and distribution, or (3) in accordance with certain redemptions of membership units. Any other transfer of membership units requires the approval of the Cohen board of managers.

Limitations on Directors’ and Officers’ Liability

The managers and the officers of Cohen will not be held liable to Cohen post-business combination or to any member for any loss suffered by Cohen post-business combination unless such loss is caused by such manager’s or such officer’s gross negligence, willful misconduct or violation of law.

The New Cohen LLC Agreement provides that managers and officers will be indemnified to the fullest extent permitted under applicable law.

STOCK PRICES AND DIVIDENDS

AFN Common Stock

Commencing on March 22, 2004, AFN common stock began trading on the NYSE under the symbol “SFO.” On October 6, 2006, upon completion of AFN’s merger with AFT and its name change from Sunset Financial Resources, Inc. to Alesco Financial Inc., AFN’s NYSE symbol was changed to “AFN.” The following table sets forth the high and low closing sale prices of AFN common stock for the quarterly period indicated as reported on the NYSE:

	Sale Price
	High	Low
2009
Second quarter	$0.91	$0.41
First quarter	0.70	0.33

2008
Fourth quarter	$1.10	$0.43
Third quarter	1.93	0.64
Second quarter	4.31	2.00
First quarter	3.88	2.01

2007
Fourth quarter	$5.29	$2.90
Third quarter	8.46	2.61
Second quarter	10.24	7.96
First quarter	11.99	7.04

On August 17, 2009, the closing sale price of AFN’s common stock, as reported on the NYSE, was $0.75. Because market prices of shares of AFN common stock will fluctuate, you are urged to obtain current market prices for AFN common stock. As of August 17, 2009, AFN had 60,169,240 shares of common stock outstanding held by 55 stockholders of record.

Cohen Membership Units

There is no public trading market for Cohen membership units.

AFN’s Dividend Policy

United States federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. Therefore, for taxable years prior to 2009, in order to qualify as a REIT, AFN had to pay out substantially all of its taxable income, if any, to its stockholders. All of AFN’s dividends are authorized in the discretion of its board of directors and will depend upon, among other things, AFN’s earnings, financial condition, and maintaining its qualification as a REIT. AFN’s actual results of operations and its ability to pay distributions will be affected by a number of factors, including the net interest and other income from its portfolio, its operating expenses and any other expenditures. The dividend distributions identified below have all been characterized as ordinary income for tax purposes. Subject to the completion of the business combination, for taxable years beginning on or after January 1, 2009, AFN does not expect to qualify as a REIT, and therefore expects to adopt a new policy with respect to the payment of dividends.

The following table shows the dividends paid or declared on AFN common stock during the 2008 and 2007 fiscal years:

Declaration Date	Record Date	Payment Date	Dividend per Share
2008
March 10, 2008	March 20, 2008	April 10, 2008	$0.25
June 10, 2008	June 20, 2008	July 10, 2008	0.25

			$0.50

2007
December 10, 2007	December 21, 2007	January 10, 2008	$0.31
September 10, 2007	September 21, 2007	October 1, 2007	0.31
June 4, 2007	June 15, 2007	June 25, 2007	0.31
February 20, 2007	March 5, 2007	March 15, 2007	0.30

			$1.23

No assurance can be given as to the amounts or timing of future distributions. AFN has not made any dividend distributions during 2009.

Cohen’s Distribution Policy

As a private limited liability company, Cohen made distributions to its members on an annual basis in the aggregate of $7.8 million in fiscal year 2008, $84.6 million in fiscal year 2007, and $29.3 million in fiscal year 2006. Cohen made distributions to its members in the aggregate of $4.5 million and $4.6 million for the six months ended June 30, 2009 and 2008 respectively.

INFORMATION REGARDING ALESCO FINANCIAL INC.

In this sectioned titled “Information Regarding Alesco Financial Inc.,” unless otherwise noted or as the context otherwise requires, we refer to Alesco Financial Inc. and its subsidiaries as “Alesco,” “AFN,” “the Company,” “we,” “us,” or “our,” to the pre-merger Sunset Financial Resources, Inc. and its subsidiaries as “Sunset,” to the pre-merger Alesco Financial Trust and its subsidiaries as “AFT,” and to our manager, Cohen & Company Management, LLC, as “our manager.” This section contains information relating only to AFN and its historical stand-alone business and does not include information regarding the proposed combined company. If the business combination is not consummated, AFN intends to continue to operate as a REIT.

BUSINESS

Overview

We are a specialty finance company that has historically invested primarily in the following target asset classes:

•	subordinated debt financings, primarily in the form of TruPS issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities, and RMBS.

We have historically financed our investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including CDOs and CLOs.

We may also invest opportunistically from time to time in other types of investments within our manager’s areas of expertise and experience, subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act. Our investment guidelines do not impose any limitations on the type of assets in which we may invest.

The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy has been adversely impacted by the credit crisis. Available liquidity, particularly through ABS, CDOs and other securitization structures, which began its precipitous decline during the second half of 2007, continued to decline in 2008 and remains depressed as of the date of this proxy statement/prospectus. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued pricing declines in the United States housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis. The disruption in these markets directly impacts our business because our investment portfolio includes investments in MBS, leveraged loans and bank and insurance company debt. In addition, the general disruption in the structured products markets has made it difficult for us to execute our long term financing strategy.

We are externally managed and advised by Cohen & Company Management, LLC, whom we refer to as our manager, pursuant to a management agreement. Our manager is a wholly owned subsidiary of Cohen.

AFN’s History

Sunset Financial Resources, Inc., or Sunset, was incorporated in Maryland on October 6, 2003, and completed an initial public offering of common stock in March 2004. Sunset’s shares of common stock traded on the NYSE under the ticker symbol “SFO.” During the period from the completion of Sunset’s initial public offering through April 27, 2006, Sunset pursued a business strategy of originating commercial mortgage loans and investing in RMBS and commercial mortgage-backed securities, or CMBS. Sunset elected to qualify as a REIT for United States federal income tax purposes commencing with its taxable year ended December 31, 2004.

Alesco Financial Trust, or AFT, was organized as a Maryland REIT on October 26, 2005 and commenced operations on January 31, 2006. During the first quarter of 2006, AFT completed the sale of an aggregate of 11,107,570 common shares of beneficial interest, or common shares, at an offering price of $10.00 per share in a private offering. AFT received proceeds from this offering of $102.4 million net of placement fees and offering costs. AFT elected to qualify as a REIT for United States federal income tax purposes for its taxable year ended October 6, 2006.

On April 27, 2006, Sunset entered into a merger agreement with AFT, pursuant to which Sunset agreed to acquire AFT by merger in exchange for the issuance of 1.26 shares of Sunset common stock for each common share of AFT. On the same date that Sunset entered into the merger agreement, Sunset entered into an interim management agreement with our manager, pursuant to which Sunset became externally managed by our manager and our manager began to reposition Sunset’s investment strategies to mirror AFT’s investment strategy, which we continue to employ. Our manager was also the external manager of AFT pursuant to a long-term management agreement. The merger closed on October 6, 2006, and the combined company’s named was changed from Sunset Financial Resources, Inc. to Alesco Financial Inc. On that same date, Sunset terminated the interim management agreement and assumed the long-term management agreement in place between AFT and our manager. Immediately following completion of the merger, Sunset’s former stockholders held 42% of the outstanding shares of common stock and the former stockholders of AFT held 58% of the outstanding shares of common stock. On October  9, 2006, we began trading on the NYSE under the ticker symbol “AFN.”

AFN’s Manager

We are externally managed and advised by our manager, Cohen & Company Management, LLC, pursuant to a management agreement which we assumed from AFT in the merger. Our manager is responsible for administering our business activities and day-to-day operations through the resources of Cohen, its parent. Our manager has entered into a shared services agreement with Cohen pursuant to which Cohen provides our manager with access to Cohen’s credit analysis and risk management expertise and processes, information technology, office space, personnel and other resources to enable our manager to perform its obligations under the management agreement. Our management agreement and the shared services agreement are intended to provide us with access to Cohen’s personnel and their experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations.

Management Agreement

The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our manager is responsible for (a) the selection, purchase, monitoring and sale of our portfolio investments, (b) our financing and risk management activities, and (c) providing us with investment advisory services. In performing its functions, our manager engages and relies upon the experience and credit analysis and risk management process performed by Cohen. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

•

serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval of our board of directors;

•	investigating, analyzing and selecting possible investment opportunities;

•	with respect to investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

•

engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

•	negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•

administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•

communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling us in connection with policy decisions to be made by our board of directors;

•

evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the investment guidelines;

•

counseling us regarding the maintenance of our qualifications as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

•	counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

•

assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, TruPS, leveraged loans and other real estate-related assets and non-real estate related assets;

•

representing and making recommendations to us in connection with the purchase and finance of and commitment to purchase and finance assets (including on a portfolio basis), and the sale and commitment to sell assets;

•	selecting brokers and dealers to effect trading on our behalf including, without limitation, Cohen, provided that any compensation payable to Cohen is based on prevailing market terms;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

investing or reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

•

causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•

assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

•

taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code and the Treasury Regulations;

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•

using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	advising us with respect to obtaining appropriate warehouse or other financings for our assets;

•

advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

•

performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to our management agreement, our manager has not assumed any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow our manager’s advice or recommendations. Our manager and its members, officers, employees and affiliates will not be liable to us, any subsidiary of ours, our board of directors, our stockholders or any subsidiary’s stockholders or partners for acts performed by our manager and its members, officers, employees and affiliates in accordance with or pursuant to our management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of the manager’s duties under our management agreement. We have agreed to indemnify, to the fullest extent permitted by law, our manager and its members, officers, directors, employees and affiliates and each other person, if any, controlling our manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with the management agreement. Our manager has agreed to indemnify, to the fullest extent permitted by law, us, our stockholders, directors, officers, employees and each other person, if any, controlling us, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our management agreement. As required by our management agreement, our manager carries errors and omissions insurance.

Pursuant to the terms of the management agreement, our manager is required to provide us with our management team, including a Chief Executive Officer, chief operating officer, chief investment officer and Chief Financial Officer, along with appropriate support personnel, to provide the management services to be provided by our manager to us, the members of which team are required to devote such of their time to the management of us as may be reasonably necessary and appropriate, commensurate with our level of activity from time to time. Our Chief Financial Officer and our chief accounting officer (as well as certain other accounting personnel) are exclusively dedicated to our operations.

The initial term of the management agreement expired on December 31, 2008, and was renewed for an additional one year term. The management agreement will continue to be automatically renewed for a one-year term on each anniversary date thereafter unless terminated as described below. Our independent directors review our manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, based upon (a) unsatisfactory performance that is materially detrimental to us or (b) a determination that the management fees payable to our manager are not fair, subject to our manager’s right to prevent such a termination pursuant to clause (b) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our manager. We must provide 180 days’ prior notice of any such termination and our manager will be paid a termination fee equal to three times the sum of (A) the average annual base management fee for the two 12-month periods preceding the date of termination plus (B) the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination (and annualized for any partial year), which may make it costly and difficult for us to terminate the management agreement.

We may also terminate the management agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (1) our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (2) our manager’s engagement in any act of fraud, misappropriation of funds, or embezzlement against us, (3) our manager’s gross negligence, willful misconduct or reckless disregard in the performance of its duties under the management agreement, (4) the commencement of any proceeding relating to our manager’s bankruptcy or insolvency that is not withdrawn within 60 days or in certain other instances where our manager becomes insolvent, (5) the dissolution of our manager or Cohen (unless the directors have approved a successor under the management agreement) or (6) a change of control (as defined in the management agreement), other than certain permitted changes of control, of our manager or Cohen. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our manager may decline to renew the management agreement by providing us with 180 days’ written notice. Our manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our manager a termination fee in accordance with the terms of the management agreement.

Management Fee and Incentive Fee

Base Management Fee. We pay our manager a base management fee monthly in arrears in an amount equal to one-twelfth of our equity multiplied by 1.50%. We believe that the base management fee that our manager is entitled to receive is comparable to the base management fee received by the managers of comparable externally managed REITs. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

For purposes of calculating the base management fee, our equity means, for any month, the sum of the net proceeds from any issuance of our common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common stock. The calculation of our equity and the base management fee will be adjusted to exclude one-time events pursuant to changes in United States GAAP, as well as non-cash charges, after discussion between our manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

Our manager’s base management fee is calculated by our manager within 15 business days after the end of each month and such calculation is promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month.

Reimbursement of Expenses. In connection with the management agreement, Cohen has agreed to make its in-house personnel available to us as part of the management services to be provided in consideration of the management fee payable thereunder. Cohen’s in-house personnel perform certain legal, accounting, due diligence tasks and other services for us that outside professionals or outside consultants otherwise would perform.

In addition to our management fee expenses, we pay other operating expenses and may be required to reimburse our manager for certain of our operating expenses that the manager pays for on our behalf. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs related to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors’ and officers’ liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by employees of our manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our manager required for our operations. Except as noted above, our manager is responsible for all other costs incidental to the performance of its duties under the management agreement, including compensation of our manager’s employees and other related expenses. Our manager is compensated for these costs through the fees it receives under the management agreement. Our independent directors review these costs and reimbursements periodically to confirm that these costs and reimbursements are reasonable.

Incentive Fee. In addition to the base management fee, our manager receives a quarterly incentive fee payable in arrears in an amount equal to the product of:

(1) 20% of the dollar amount by which:

(a) our net income, before the incentive fee, per weighted average share of our common stock for such quarter, exceeds

(b) an amount equal to (A) the weighted average of the prices per share of common stock in any equity offerings by us multiplied by (B) the greater of (1) 2.375% and (2) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter multiplied by

(2) the weighted average number of our common stock outstanding in such quarter.

The foregoing calculation of the incentive fee is adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges, after approval by a majority of our independent directors in the case of non-cash charges. The incentive fee calculation and payment shall be made quarterly in arrears.

For purposes of the foregoing:

“Net income” is determined by calculating the net income available to owners of our common stock before non-cash equity compensation expense, in accordance with GAAP.

“Ten Year Treasury Rate” means the average of weekly average yield to maturity for United States Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

Our ability to achieve returns in excess of the thresholds noted above in order for our manager to earn the incentive compensation described in the preceding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

Our manager computes the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we are required to pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our manager’s computation of the incentive fee for such quarter.

Our management agreement provides that 15% of our manager’s incentive compensation is to be paid in our common stock (provided that our manager may not own more than 9.8% of our common stock) and the balance in cash. Our manager may elect to receive up to 50% of its incentive compensation in the form of our common stock, subject to the approval of a majority of our independent directors. Under our management agreement, our manager may not elect to receive shares of our common stock as payment of its incentive compensation except in accordance with all applicable securities exchange rules and securities laws.

The number of shares our manager receives is based on the fair market value of those shares. Shares of common stock delivered as payment of the incentive fee will be immediately vested or exercisable; however, our manager has agreed not to sell the shares before one year after the date they are paid.

This transfer restriction will lapse if the management agreement is terminated. Our manager may allocate these shares to its officers, employees and other individuals who provide services to it; however, our manager has agreed not to make any such allocations before the first anniversary of the date of grant of such shares.

We have agreed to register the issuance and resale of these shares by our manager. We have also granted our manager the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings).

Our management agreement provides that the base management fee and incentive management fee payable to our manager will be reduced, but not below zero, by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees and placement fees paid to Cohen will not reduce the amount of fees we pay under the management agreement. Thus, Cohen and its affiliates will earn significant fees from their relationship with us, regardless of our performance or the returns earned by our stockholders, from their investment in us.

AFN’s Investment and Financing Strategy

Our investment strategy has historically been focused on investing in leveraged portfolios of subordinated debt in the form of TruPS issued by banks, bank holding companies and insurance companies, leveraged loans to small and mid-sized companies, mortgage loans, other real estate-related senior and subordinated debt securities, and RMBS. The disruption in the credit markets has directly impacted and continues to directly impact our business because our investment strategy is primarily focused on making investments in our target asset classes and financing those investments on a long-term basis through the issuance of structured products. Our board of directors has evaluated strategic alternatives for our company, including the business combination with Cohen, and believes that a change in AFN’s historical investment strategy may be necessary in the future. Our business combination with Cohen will result in a change to our future investment strategy.

We have experienced significant defaults and realized losses within our MBS and TruPS portfolios. These defaults and realized losses have resulted in the failure of over-collateralization tests within our MBS and TruPS CDOs and we are not currently and do not expect in the foreseeable future to receive cash distributions from those investments.

In general, our historical investment strategy has been to acquire investments in our target asset classes on a short-term basis through on and off-balance sheet warehouse facilities or other short-term financing arrangements and finance these investments on a long-term basis with securitization vehicles, including CDOs and CLOs. Our historical financing strategy involved the use of significant amounts of leverage, which has resulted in increased losses in our portfolios. We expect that our use of leverage will continue to have the effect of increasing losses in this current period of unfavorable economic conditions. The amount of leverage we have and can employ is driven by and limited to the common business practices of the companies providing the financing for each asset class. We do not have a policy limiting the amount of leverage we may incur to finance our investments.

A CDO or CLO is a securitization structure pursuant to which assets such as TruPS, surplus notes, ABS such as RMBS, leveraged loans or other loans or securities are transferred to a special purpose entity that issues multiple classes of debt and equity interests to finance a portfolio of securities or loans. A portion of the cash flow from the portfolio of assets collateralizing the CDO is used to repay the CDO liabilities. The equity securities issued by the CDO are the “first loss” piece of the capital structure, but they are entitled to all residual amounts available for payment after the obligations to the debtholders have been satisfied. In each of our CDO investments other than the Emporia deals, the residual amounts that are available for payment to the equity holders are being used to pay down the CDO liabilities. The residual cash flows have been redirected to pay down the CDO liabilities as a result of the failure of certain credit enhancement tests or over-collateralization tests that are included in the structures of the CDOs. We may acquire all or a portion of the equity or debt securities issued by CDOs, CLOs and other securitizations. If we purchase a sufficient amount of the equity interests in the CDO or CLO or meet other consolidation rules pursuant to GAAP, we will consolidate all of the assets of the CDO or CLO and will reflect all of the debt of the CDO or CLO on our balance sheet and will reflect income, net of non-controlling interests. The securities issued by CDOs, CLOs and other securitizations that we own are equity securities that are subordinate to debt. Such securities are not secured by any collateral and generally rank junior to an issuer’s existing debt securities in right of payment and in liquidation.

Our investments are subject to limitations because we conduct our business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act. TruPS, leveraged loans and equity in corporate entities, such as CDO and CLO entities, created to hold TruPS, and leveraged loans, do not qualify as real estate assets for purposes of the REIT asset tests. The income received from these investments will not generally qualify as real estate-related income for purposes of the REIT gross income tests. Therefore, we must invest in a sufficient amount of qualifying real estate assets directly or through subsidiaries that are disregarded for United States federal income tax purposes so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities we hold in taxable REIT subsidiaries, or TRS, and the dividends received and other income includable by us in our gross income as a result of our TRS investments, together with any other non-qualifying REIT income we earn or non-qualifying assets that we own, enable us to continue to satisfy the REIT requirements. We expect that our investments in RMBS and mortgage loans and other qualifying real estate assets will generate most of our gross income for United States federal income tax purposes and such income will be supplemented by net income inclusions from our investments in foreign TRS and net income from our investments in domestic TRS to the extent such net income is distributed to us.

AFN’s Portfolio

The table below summarizes our investment portfolio as of June 30, 2009:

	Carrying Amount	Fair Value	Percentage of Total Portfolio	Weighted Average Interest Rate
	(dollars in thousands)
Investment in securities and security-related receivables:
TruPS and subordinated debentures and security-related receivables	$1,927,585	$1,927,585	48.1%	4.0%
Mortgage-backed securities	421,635	421,635	10.5%	2.4%

Total investment in securities and security-related receivables	$2,349,220	$2,349,220	58.6%	3.6%

Investment in residential and commercial mortgages and leveraged loans:
Residential mortgages	$839,668	$357,680	21.0%	6.3%
Commercial loans(1)	7,464	7,464	0.2%	—
Leveraged loans	808,728	654,567	20.2%	5.4%

Total investment in residential and commercial mortgages and leveraged loans	$1,655,860	$1,019,711	41.4%	5.9%

Total investments	$4,005,080	$3,368,931	100%	4.6%

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.

We typically finance our investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including CDOs and CLOs. The table below summarizes our indebtedness as of June 30, 2009:

Description	Amortized Cost	Cumulative Net Change in Fair Value	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity
	(dollars in thousands)
Non-recourse indebtedness:
Trust preferred obligations	$385,600	$(247,397)	$138,203	3.3% to 8.7%	4.2%	Oct 2036
Securitized mortgage debt	789,598	—	789,598	5.0% to 6.0%	5.7%	Dec 2046
CDO notes payable(1)	8,442,554	(6,315,802)	2,106,752	0.5% to 7.9%	1.5%	Mar 2039
Warehouse credit facilities	106,582	—	106,582	3.7%	3.7%	May 2009

Total non-recourse indebtedness	$9,704,334	$(6,563,199)	$3,141,135

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	5.4% to 9.5%	7.8%	Aug 2036
Contingent convertible debt	28,089	—	28,089	7.6%	7.6%	May 2027

Total recourse indebtedness	$77,703	$—	$77,703

Total indebtedness	$9,782,037	$(6,569,335)	$3,218,838

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation. Carrying amount includes $1.4 billion of liabilities at fair value.

Recourse indebtedness refers to indebtedness in respect of which there is recourse to our general assets. As indicated in the table above, our consolidated financial statements include recourse indebtedness of $77.7 million as of June 30, 2009. Non-recourse indebtedness consists of indebtedness of consolidated VIEs, which has recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to our general credit. Our maximum exposure to loss as a result of our involvement with each VIE is the $440.7 million of capital that we have invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects us to potential margin calls for additional pledges of cash or other assets.

During the year ended December 31, 2008, the Company repurchased and retired $111.4 million par value of its outstanding convertible debt securities for $50.6 million. The Company realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this proxy statement/prospectus, $28.7 million principal amount of the Company’s contingent convertible debt securities remains outstanding. The holders of the Company’s remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, a person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company, Cohen & Company Management, LLC, or an affiliate of Cohen, ceases to be the manager of the Company pursuant to the management agreement, or the Company’s common stock ceases to be listed on the NYSE, another established national securities exchange or an automated OTC trading market in the United States.

The following table summarizes investments in our target asset classes that are financed through securitization vehicles included in our consolidated financial statements:

CDO/CLO	Type of Collateral	Total Investments to be Financed Upon Final Ramping	% Ownership of Special Purpose Entity Held by Us	Our Outstanding Equity Investment
Alesco Preferred Funding X, Ltd.	Bank and insurance company TruPS and surplus notes	$950.0 million	63.2%	$35.0 million

Alesco Preferred Funding XI, Ltd.	Bank and insurance company TruPS and surplus notes	$659.6 million	77.7%	$31.6 million

Alesco Preferred Funding XII, Ltd.	Bank and insurance company TruPS and surplus notes	$662.6 million	55.0%	$22.2 million

Alesco Preferred Funding XIII, Ltd.	Bank and insurance company TruPS and surplus notes	$500.0 million	68.3%	$21.1 million

Alesco Preferred Funding XIV, Ltd.	Bank and insurance company TruPS and surplus notes	$800.0 million	75.0%	$36.3 million

Alesco Preferred Funding XV, Ltd.	Bank and insurance company TruPS and surplus notes	$667.0 million	73.7%	$26.7 million

Alesco Preferred Funding XVI, Ltd.	Bank and insurance company TruPS and surplus notes	$500.0 million	75.0%	$18.1 million

Alesco Preferred Funding XVII, Ltd.	Bank and insurance company TruPS and surplus notes	$400.9 million	75.0%	$27.6 million

Kleros Real Estate CDO I, Ltd.	RMBS	$1.0 billion	100%	$30.0 million

Kleros Real Estate CDO II, Ltd.	RMBS	$1.0 billion	100%	$30.0 million

Kleros Real Estate CDO IV, Ltd.	RMBS	$1.0 billion	100%	$30.0 million

Emporia Preferred Funding II, Ltd.	Middle market leveraged loans	$350.0 million	59.0%	$19.3 million

Emporia Preferred Funding III, Ltd.	Middle market leveraged loans	$400.0 million	79.5%	$28.8 million

Bear Stearns ARM Trust 2007-02	Securitized mortgage loans	$1.0 billion	100%	$45.6 million

Hedging and Interest Rate Risk Management Strategy

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings, subject to certain limitations because we conduct our business to qualify as a REIT.

We may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. We may be required to implement some of these techniques through a TRS that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	interest rate swaps, including options and forward contracts;

•	interest rate caps, including options and forward contracts;

•	interest rate collars, including options and forward contracts;

•	interest rate lock agreements, principally Treasury lock agreements; and

•	puts and calls on securities or indices of securities.

We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under short-term financing arrangements. Our interest rate swap agreements have historically been structured such that we or the securitization vehicles that we consolidate receive payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The short-term financing arrangements generally have maturities of 30 to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. We use swap agreements to effectively fix our borrowing cost and do not hold swap agreements for speculative or trading purposes. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alesco Financial Inc.” and “— Quantitative and Qualitative Disclosures About Market Risk” beginning on pages [—] and [—], respectively.

Interest rate management techniques do not eliminate interest rate risk but, rather, seek to mitigate it. See “Risk Factors — Risks Relating to the Business of AFN as a Result of the Business Combination — Risks Related to Principal Investing — AFN’s hedging transactions may not completely insulate it from interest rate risk, which may cause greater volatility in its earnings” beginning on page [—].

Credit Analysis and Risk Management

Our historical investment strategy involved two primary investment phases: (1) the selection of assets to be acquired during a short-term warehouse accumulation period, and (2) the long-term financing of the warehoused assets through our securitization strategy. Our manager identifies investments during each of these phases through the application of the underlying asset credit analysis and underwriting process utilized by Cohen in their business. With respect to the identification of assets in our target asset classes to be acquired during warehouse accumulation periods, we have relied on the expertise of separate credit committees at Cohen for each of our target asset classes. Our manager has historically provided us with long-term financing strategies, such as CDOs, CLOs and other securitization vehicles through which assets are ultimately financed, subject to the approval of a majority of our independent directors.

Cohen’s credit analysts continually monitor assets for potential credit impairment after they have been funded. The monitoring process includes a daily review of market conditions and public announcements by issuers, ongoing dialogues with issuers, a monthly review of collateral statistics and performance, meetings to discuss credit performance and watch list surveillance. If our manager identifies a particular asset exhibiting deterioration in credit, the relevant credit team will meet to discuss the creditworthiness of the underlying asset and assess outlook and valuation estimates.

Competition

The current state of the global credit markets has resulted in a lack of liquidity and significant volatility in the types of asset classes that we have historically invested. These disruptions are expected to continue to limit our ability and our competitors’ ability to execute on historical investment strategies. Upon the return of liquidity to the credit markets, we expect to continue to encounter significant competition in seeking investments. We expect to compete with many third parties including specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. Some of our competitors have substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and better operating efficiencies.

Cohen has granted us a right of first refusal to (a) purchase the equity interests in CDOs collateralized by U.S. dollar denominated TruPS issued by banks, bank holding companies and insurance companies for which

Cohen or its affiliates serve as collateral manager and (b) purchase the equity interest in CLOs of U.S. dollar denominated leveraged loans for which Cohen or its affiliates serve as collateral manager. Although the securitization and TruPS lending markets are currently depressed, we may benefit from a right of first refusal provided by Cohen with respect to certain of our target assets. The right of first refusal excludes (1) individual investments in leveraged loans, (2) TruPS which collateralize CDOs in which we decline to exercise our right of first refusal to acquire equity interests in the CDO and (3) non-U.S. dollar denominated investments in any of our targeted asset classes. However, there are other REITs with investment objectives similar to the Company and others may be organized in the future, including those that may be advised or managed by Cohen. In addition, in the event that the business combination with Cohen is not consummated, there can be no assurance that Cohen’s affiliates will not establish or manage other investment entities in the future that compete with us for other types of investments. If any present or future Cohen investment entities have an investment focus similar to our focus, we may be competing with those entities for access to the benefits that its relationship with Cohen provides to it, including access to investment opportunities.

Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms.

Employees

We have no employees. All employees are provided by our manager pursuant to the management agreement. See “— Management Agreement” above for a summary of our management agreement with our manager.

Investment Policies and Policies with Respect to Certain Activities

The following is a discussion of certain of our investment, financing and other policies.

Investment Guidelines

We have no prescribed limitation on any particular investment type. Through our manager, we pursue diverse investments in a manner that is consistent with maintaining our qualification as a REIT for United States federal income tax purposes and our intention to qualify for an exemption from registration under the Investment Company Act. We have adopted general guidelines for our investments and borrowings to the effect that:

•	no investment shall be made that would cause us to fail to qualify as a REIT; and

•	no investment shall be made that would cause us to be regulated as an investment company.

Our board of directors may establish additional investment policies and procedures and investment guidelines. Any such investment policies and procedures and guidelines approved by our board of directors may be changed by our board of directors without the approval of our stockholders.

Financing Policies

Our investment guidelines do not restrict the amount of indebtedness that we may incur. Our manager may use leverage with the intention of enhancing overall investment returns; however use of significant leverage may increase losses during unfavorable economic conditions. Our manager will also seek, where possible, to match the term and interest rates of a substantial part of our assets and liabilities to minimize the differential between overall asset and liability maturities and to capture positive spreads between yields on the assets and the long-term financing costs of such assets.

Our historical investment strategy has been focused on financing investments in our target asset classes on a long-term, non-recourse basis through structured financings such as securitizations. The structured financing vehicles include significant amounts of leverage. We have historically retained all or a portion of the residual interests in each of our structured financing vehicles. These residual interests are the first loss portion of a structured financing vehicle’s capital structure. The structured financing vehicles typically include various credit enhancement provisions, including overcollateralization tests, which serve to mitigate risk of loss to the debtholders in the transactions. Significant defaults and realized losses within our MBS and TruPS portfolios have resulted in the failure of overcollateralization tests within our MBS and TruPS CDOs. Additionally, we have failed an interest diversion test in our Emporia Preferred Funding II CLO and as a result we are not receiving cash distributions. We are not currently and do not expect in the foreseeable future to receive cash distributions from those residual interests. The significant defaults and realized losses within our investment portfolios and the failure of overcollateralization tests have dramatically reduced the value of our residual interests in these structured financing vehicles.

Hedging Policies

Our manager will use hedging transactions to seek to protect the value of our portfolio prior to the execution of long-term financing transactions such as the completion of a securitization. Our manager may also use hedging transactions to manage the risk of interest rate fluctuations with respect to liabilities. Our manager may use interest rate swaps, interest rate caps, short sales of securities, options or other hedging instruments in order to implement our hedging strategy. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract would be excluded income for purposes of calculating the REIT 95% gross income test if specified requirements are met, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test. We have structured and intend to structure any future hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Conflicts of Interest Policies

Our board of directors has approved guidelines regarding possible conflicts of interest. Any transactions between us and Cohen not specifically permitted by our management agreement or the shared services agreement must be approved by a majority of our independent directors. The independent directors review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent directors rely primarily on information provided by our manager.

In addition, our board of directors is subject to policies, in accordance with provisions of Maryland law, which are also designed to eliminate or minimize conflicts, including the requirement that all transactions in which directors or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested directors. However, these policies or provisions of law may not always be successful in eliminating such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director, Officer and Employee Transactions

We have adopted a policy that, unless such action is approved by a majority of the disinterested directors, we will not:

•

acquire from or sell to any of our directors, officers or employees, or any entity in which one of our directors, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property;

•	make any loan to or borrow from any of the foregoing persons; or

•	enter into any transaction with Cohen not specifically permitted by our management agreement or the shared services agreement without the approval of a majority of our independent directors.

Notwithstanding the foregoing, we will not make loans to any such persons if such loans are prohibited by law.

In addition, our bylaws do not prohibit any of our directors, officers or agents, in their personal capacities or in a capacity as an affiliate, employee or agent of any other person, or otherwise, from having business interests and engaging in business activities similar to or in addition to or in competition with those of or relating to us.

Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other company or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest are disclosed to the board of directors or a committee of the board of directors and the board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest are disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the interested director or corporation or other entity, or (3) the transaction or contract is fair and reasonable to the Company at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

We have the authority to offer common stock, preferred stock or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We may issue preferred stock from time to time, in one or more series, as authorized by the board of directors without the need for stockholder approval. We do not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers other than though our manager’s registered broker-dealer subsidiary. We have not in the past, but we may in the future invest in the securities of other issuers for the purpose of exercising control over such issuers. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code or the regulations of the United States Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. Except as described in this proxy statement/prospectus, we have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

AFN’s Distribution Policy

United States federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain.

In connection with the REIT requirements and to avoid paying income or excise taxes with respect to our net income, we generally expect to make regular quarterly distributions of all or substantially all of our taxable net income to holders of our common stock out of assets legally available thereof. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations and our ability to reduce our future dividend requirement with net operating losses. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

Restrictions on Ownership of AFN Common Stock

To assist us in maintaining our qualification as a REIT, our charter generally prohibits any stockholder from beneficially or constructively applying certain attribution provisions of the Internal Revenue Code, owning more than 9.8% of the aggregate in value of our outstanding shares of any class or series of stock. Our board of directors may, in its sole discretion, after obtaining certain representations and undertakings, waive or modify the ownership limit with respect to a particular stockholder if our board of directors is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from (a) beneficially or constructively owning shares of our stock if such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT and (b) transferring shares of our stock if such transfer would result in our stock being owned by fewer than 100 persons. Our charter provides that any ownership or transfer of our stock in violation of the foregoing restrictions will result in such shares being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer to a charitable trust is ineffective for any reason, to prevent a violation of the restrictions on ownership and transfer of our stock, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act Exemption

We seek to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines as an investment company any issuer which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are United States government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we have organized the Company as a holding company that conducts our businesses primarily through majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other “investment securities” we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis.

We seek to operate one or more of our majority-owned subsidiaries so that we qualify for the exemption from registration under the Investment Company Act provided by Section 3(c)(5)(C) of the Investment Company Act and monitor the portfolio of each such subsidiary periodically and prior to each investment to confirm that we continue to qualify for the exemption. In order for each such subsidiary to qualify for this exemption, at least 55% of its portfolio must be composed of qualifying assets and at least 80% of its portfolio must be composed of real estate-related assets. We generally expect that investments in CMBS will be considered qualifying assets and real-estate related assets under Section 3(c)(5)(C) of the Investment Company Act. The treatment of CDOs, ABS, bank loans and stressed and distressed debt securities as qualifying assets and real-estate related assets is based on the characteristics of the underlying collateral and the particular type of loan, including whether we have unilateral foreclosure rights with respect to the underlying real estate collateral.

We seek to operate one or more of our other majority-owned subsidiaries so that we qualify for another exemption from registration under the Investment Company Act or so that we are not considered to be an investment company under the Investment Company Act. We organized the Company so that we will not be considered an investment company under the Investment Company Act because we will satisfy the 40% test of Section 3(a)(1)(C) in that the value of our investments in majority-owned subsidiaries that qualify for the

Section 3(c)(5)(C) exemption or qualify for other exemptions from the Investment Company Act (except Section 3(c)(1) or 3(c)(7)) will exceed 60% of the value of our total assets (exclusive of United States government securities and cash items) on an unconsolidated basis. We monitor our holdings to ensure continuing and on-going compliance with this test. In addition, we believe the Company will not be considered an investment company under Section 3(a)(1)(A) because we will not engage primarily or hold the Company out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the Company, through our majority-owned subsidiaries, is primarily engaged in the non-investment company businesses of those subsidiaries.

If the combined value of our investments in subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we may have to register under the Investment Company Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters and our manager will have the right to terminate our management agreement.

Qualification for exemption from the Investment Company Act limits our ability to make certain investments. For example, in order to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, our mortgage loan subsidiaries are limited in their ability to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, unsecured debt or in assets not related to real estate. In addition, in order to rely on the exemption provided by Rule 3a-7 under the Investment Company Act, certain of the CDOs in which we own securities are limited in their ability to sell assets and reinvest the proceeds from asset sales.

Properties

Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870 and the telephone number of our offices is (215) 701-9555. Our manager has entered into a shared services agreement with Cohen pursuant to which Cohen provides our manager with this office space.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALESCO FINANCIAL INC.

The following discussion should be read in conjunction with the consolidated financial statements and related notes of AFN included elsewhere in this proxy statement/prospectus and the sections titled “Risk Factors” beginning on page [—] and “Cautionary Information Regarding Forward-Looking Statements” beginning on page [—].

Management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On a regular basis, we evaluate these estimates, including fair value of financial instruments and provision for loan losses. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

We are a specialty finance company that has historically invested in the following asset classes, subject to maintaining our qualification as a REIT under the Internal Revenue Code and our exemption from regulation under the Investment Company Act:

•	subordinated debt financings, primarily in the form of TruPS issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities, RMBS and CMBS.

We may also invest opportunistically from time to time in other types of investments within our manager’s areas of expertise and experience, subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act. Our investment guidelines do not impose any limitations on the type of assets in which we may invest.

We are externally managed and advised by Cohen & Company Management, LLC, whom we refer to as our manager, pursuant to a management agreement. Our manager is a wholly owned subsidiary of Cohen.

Our investment strategy has historically been focused on investing in our target asset classes. The disruption in the credit markets has directly impacted and continues to directly impact our business because our investment strategy is primarily focused on making investments in our target asset classes and financing those investments on a short-term basis through on and off-balance sheet warehouse facilities or other short-term financing arrangements and financing those investments on a long-term basis with securitization vehicles, including CDOs and CLOs. Our historical financing strategy involved the use of significant amounts of leverage, which has resulted in increased losses in our portfolios. We expect that our use of leverage will continue to have the effect of increasing losses in this current period of unfavorable economic conditions.

Certain Factors Affecting Financial Condition and Results of Operations.

The Company’s financial condition and results of operations have been and will continue to be affected by market fluctuations and by economic factors. In addition, results of operations in the past have been, and in the future may continue to be, materially affected by many factors, including political and economic conditions and geopolitical events; the effect of market conditions, particularly in the fixed income and credit markets, including residential mortgage, middle market, and bank and insurance company lending; the level and volatility of equity prices, commodity prices and interest rates and other market indices; the availability and cost of both credit and capital; investor sentiment and confidence in the financial markets; the Company’s reputation; the actions and initiatives of current and potential competitors; and the impact of current, pending and future legislation, regulation, and technological changes in the United States and worldwide. Such factors also may have an impact on the Company’s ability to achieve its strategic objectives, including its merger with Cohen. For a further discussion of these and other important factors that could affect the Company’s business, see “Information Regarding Alesco Financial Inc.” and “Risk Factors” beginning on pages [—] and [—], respectively.

The following items significantly affected the Company’s financial condition and results of operations in fiscal years ended 2007 and 2008 and the six months ended June 30, 2009.

Impact of Market Events on AFN’s Business

The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy had been adversely impacted by the credit crisis. Available liquidity, particularly through ABS CDOs and other securitizations, declined precipitously during the second half of 2007, continued to decline in 2008 and remains depressed as of the date of this proxy statement/prospectus. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued pricing declines in the United States housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis. The disruption in these markets directly impacts our business because our investment portfolio includes investments in MBS, leveraged loans, residential mortgage loans and bank and insurance company debt. In addition, the general disruption in the structured products markets prevented us from executing our long-term financing strategy.

AFN’s MBS Investments

We invest in MBS through our Kleros Real Estate CDO subsidiaries and other non-consolidated CDO investments. The principal United States rating agencies have downgraded large amounts of MBS, ABS and debt securities of CDOs collateralized by MBS, including investments that are in our portfolio. Since we finance our investments in MBS through the issuance of equity and debt securities of CDOs, our exposure to losses on our consolidated MBS portfolios is limited to our investments in such CDOs.

Our maximum loss from investments in MBS is limited to the $90 million that we have invested into the three remaining Kleros Real Estate CDOs. The CDOs are governed by indentures that provide us with no rights to the CDOs assets and provide the CDO noteholders with no recourse to us in respect of the debt securities issued by the CDOs. We consolidate the Kleros Real Estate CDOs in accordance with FASB Interpretation No. 46 (R), Consolidation of Variable Interest Entities, FIN No. 46(R), which requires that we record the financial position and results of operations of the CDOs in our consolidated financial statements, without consideration that our maximum economic exposure to loss is $90 million. We have effectively written down our remaining $90 million equity investment in the Kleros Real Estate CDOs to zero.

During the second quarter of 2007, the Company began to purchase CDS contracts referenced to certain MBS and CDOs that trade in the public markets. In June 2008, the Company sold the subsidiary that owned the remaining $87.5 million notional of CDS positions for $70.4 million in proceeds. Following the June 2008 sale, the Company no longer holds any investments in CDS.

As previously disclosed, the Kleros Real Estate CDOs have all failed over-collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to the Company. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed over-collateralization tests, the net interest earnings of these CDOs continues to be reflected in the Company’s net investment income and taxable income. As previously disclosed, we have received written notice from the trustees of Kleros Real Estate I, II, III and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation would be used to repay the controlling class debtholder.

As of the current date, the controlling class debtholders of Kleros Real Estate I, II and IV have not exercised their rights to liquidate any of the CDOs. Since the Company is not receiving any cash flow from its investments in any of the Kleros Real Estate CDOs, the events of default and liquidation described above do not have any further impact on the Company’s cash flows. However, the assets of the Kleros Real Estate I, II and IV CDOs and the income they generate for tax purposes are a component of the Company’s REIT qualifying assets and income. If more than one of the three remaining Kleros Real Estate CDOs is liquidated, the Company may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If the Company is not able to invest in sufficient other REIT qualifying assets, its ability to qualify as a REIT could be materially adversely affected.

AFN’s Investments in Residential Mortgages

As a result of the on-going disruption in the housing market and the downturn in the overall economy, we have recorded significant losses on our residential mortgage loan portfolio, including the loans held directly by us and through our subordinated interests in a securitization trust collateralized by residential mortgage loans. The weighted average origination date for the loans included in our portfolio was July 2006 and the weighted average FICO of our borrowers at origination was 723. The majority of our loans were originated at the end of a period of unprecedented real estate appreciation to borrowers that were deemed to be “prime” borrowers. During the past two years, the values of the properties securing our loans have materially decreased and the credit quality of our average borrower has also materially decreased. We expect to record further losses on our residential mortgage loan portfolio as a result of the continuing increase in the unemployment rate, continued home price depreciation, lack of refinancing options for many borrowers and continued deterioration in the general macro economic conditions. As of June 30, 2009, we maintained an allowance for residential mortgage loan losses of $91.6 million.

The significant amount of losses and delinquencies that have occurred within the residential mortgage portfolio that we hold through our investment in a securitization trust have resulted in a decrease to the amount of cash flows that we receive. These losses are attributable to an increase in the delinquency rate of the underlying pool of mortgage loans since the closing date of the securitization, which has also caused a reduction in the amount of principal and interest that is collected from the mortgage loans. To the extent such collections continue to decrease, there may not be sufficient cash flow to pay any principal and interest to the subordinated notes until the senior noteholders have been paid in full.

Although we have recorded an allowance for loan losses of $91.0 million on our securitized residential mortgage portfolio and experienced additional impairments and losses on the sale of real estate owned, or REO, properties, our maximum exposure to loss from our investment in securitized residential mortgages is limited to the $45.6 million that we currently have invested in the securitization. We estimate that the economic value of our direct investments in the subordinated notes of our securitized residential mortgage portfolio is approximately $0.8 million as of June 30, 2009.

AFN’s Bank and Insurance TruPS Investments

We invest in TruPS issued by banks and surplus notes issued by insurance companies through our Alesco CDO subsidiaries. As of June 30, 2009, we have experienced 63 bank deferrals or defaults and one insurance company default in our TruPS portfolio. As of June 30, 2009, the aggregate principal amount of investments in the 64 TruPS investments that have defaulted or are currently deferring interest payments is $1.1 billion, representing approximately 20.6% of the Company’s combined TruPS portfolio. As of June 30, 2009, $386.5 million of defaulted securities have been completely written off in the Company’s consolidated financial statements. For the six-month period ended June 30, 2009, investment interest income is net of a $20.4 million reserve for interest income related to the $1.1 billion of deferring and defaulted securities.

The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which the Company holds equity interests. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of equity securities, will no longer receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests. We estimate that our direct investment in the preference shares of the TruPS CDOs has little to no value as of June 30, 2009.

AFN’s Leveraged Loan Investments

We invest in leveraged loans through our Emporia CLO subsidiaries and through investments held in an on-balance sheet warehouse facility. Management continues to closely monitor and actively manage the leveraged loan portfolio as a result of the continued deterioration in macro-credit conditions and the potential for significant stress on the middle-market companies in our portfolio. As of June 30, 2009, our leveraged loan portfolio has experienced seven defaults in an aggregate principal amount of $18.9 million. The over-collateralization requirements in the leveraged loan CLOs are typically triggered in the event that we experience significant losses on the sale of assets below par, as well as unrealized fair value adjustments on certain assets as mandated by the indentures which govern our leveraged loan CLOs. The primary cause for such fair value adjustments are default activity, and credit downgrades in the underlying asset pool. Subsequent to June 30, 2009, we experienced an interest diversion test failure in Emporia Preferred Funding II, Ltd. The failure was primarily attributable to an increase in defaulted assets collateralizing the CLO. As a result of the interest diversion test failure in Emporia Preferred Funding II, Ltd., the Company did not receive any of its quarterly distribution in July 2009, and assuming no additional defaults or significant credit downgrades the Company does not expect to receive its quarterly cash distribution for several quarters. We estimate that the economic value of our direct investments in the preference shares of leveraged loan CLOs is approximately $2.5 million as of June 30, 2009.

As of June 30, 2009, the Company continues to classify all of the leveraged loans included in its warehouse facility with a third party as held for sale. During the fourth quarter of 2008, the Company determined that it no longer had the intent to hold these particular loans to maturity or for the foreseeable future. During the three and six-month periods ended June 30, 2009, the Company recorded increases of $23.0 million and $63.0 million, respectively to the fair value of these leveraged loans. The fair value increases were primarily attributable to a tightening of estimated credit spreads as evidenced by comparable market leveraged loan data. The warehouse facility that provides short-term financing for approximately $143.3 million of par value of leveraged loans matured in May 2009 and, as previously disclosed, is currently in default. The Company expects that the warehouse lender will liquidate all of the $143.3 million of par value of leveraged loans during the third quarter of 2009. As a result of the liquidation of the collateral, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $38.5 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

NYSE Continued Listing Standard

On October 10, 2008, the Company was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to its common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1-for-10 reverse stock split of the outstanding shares of its common stock. Under the NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. However, on February 26, 2009, the NYSE granted NYSE-listed companies a reprieve from the NYSE’s $1 minimum price requirement until June 30, 2009, which reprieve was subsequently extended for an additional month through July 31, 2009. In addition, the NYSE permanently decreased its market-capitalization standard to $15 million for listed companies, which previously required that average market capitalization of a NYSE-listed company be at least $25 million over any 30 consecutive trading day period. We therefore have until September 13, 2009 to become compliant with the NYSE minimum share price standard. If we fail to meet any of the NYSE’s other listing standards, however, we may be delisted for failing to comply with the continued listing standards.

Liquidity

During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of our outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount.

The holders of our remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, our common stock ceases to be listed on the NYSE, another established national securities exchange or an automated OTC trading market in the United States. If we are unable to remedy the NYSE listing deficiency and are unable to list our common stock on another established national securities exchange or automated United States OTC trading market, there is a risk that some or all holders of our convertible notes will exercise their right to require us to repurchase their notes. As of June 30, 2009, the Company’s consolidated financial statements include $88.9 million of unrestricted cash and cash equivalents. In the event that the $28.7 million of contingent convertible debt securities were to become payable in full, the Company expects to be able to meet the obligation without raising additional cash proceeds.

Additionally, the disruption in the credit markets has severely restricted our ability to complete new CDOs and CLOs. Banks are capital constrained and this severely limits their ability to provide new financing commitments. We expect this situation to continue for the foreseeable future until markets stabilize, credit concerns dissipate and capital becomes less constrained. We are fortunate that the substantial portion of our portfolio is financed with in-place, long-term financing. However, as disclosed previously, as of June 30, 2009, we had $38.5 million of cash deposited with a warehouse lender to collateralize a warehouse facility for leveraged loans. Upon the expected liquidation of the leveraged loans included in the warehouse facility, we will likely lose the first loss cash that we had deposited with the warehouse lender. In addition, our inability to maintain compliance with the over-collateralization requirements of our CDO and CLO financing arrangements can materially adversely affect our cash flow from operations and our ability to make distributions to our stockholders for the reasons discussed above. Management will continue to consider projections regarding our taxable income and liquidity position and decisions regarding future dividends are subject to the review and approval of our board of directors.

Volatile Interest Rate Environment

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. While we generally seek to match fund the duration of our assets and liabilities to lock in a spread between the yields on our assets and the cost of our interest-bearing liabilities, changes in the general level of interest rates may affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to successfully implement our investment strategy and the value of our assets.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of the related borrowings. During 2008 and the six months ended June 30, 2009, we have been and may continue to be impacted by significant changes in interest rates that occur during relatively short periods of time. The quarterly or monthly interest rate reset date on a portion of our consolidated TruPS and MBS assets is not the same as the quarterly or monthly interest rate reset date on a portion of our liabilities, which is typically a five to ten day period. As a result of the interest rate reset date timing difference and significant interest rate changes during short periods of time during 2008 and 2009, our net investment income has been significantly impacted. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income.

As of June 30, 2009, we had a $865.2 million residential mortgage portfolio, which was heavily concentrated in 5/1, 7/1 and 10/1 hybrid adjustable rate mortgages that bear fixed interest rates for an initial period and thereafter bear floating interest rates. Our investments in TruPS and subordinated debentures are primarily held by our consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of our fixed-rate securities are hybrid instruments, which convert to floating rate securities after a five, seven or ten-year fixed-rate period. We have financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which our investments in securities are paid at a fixed rate. Our investments in MBS are financed with CDO notes payable that bear a floating interest rate and a portion of our collateral securities pay a fixed rate, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt. By using this hedging strategy, we believe we have mitigated a significant amount of interest rate volatility risk during the fixed-rate period of our investments in securities. A simultaneous increase or decrease in interest rates will generally not impact the net investment income generated by our investments in securities, except for the interest rate reset date timing difference described above. Therefore, our net investment income will be subject to an increase or decrease in the event there is a fluctuation in interest rates between the period which the assets and liabilities reprice (typically a five to ten day period). However, an increase or decrease in interest rates will affect the fair value of our investments in securities, which will generally be reflected in our financial statements as changes in fair value of investments in debt securities and loans and non-recourse indebtedness. See “Risk Factors —Risks Relating to the Business of AFN as a Result of the Business Combination — Risks Related to Principal Investing — AFN’s hedging transactions may not completely insulate it from interest rate risk, which may cause greater volatility in its earnings” beginning on page [—].

Critical Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared by AFN’s management in accordance with GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform with the current period presentation.

Principles of Consolidation

The consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries and those entities for which the Company is determined to be the primary beneficiary in accordance with FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, or FIN No. 46(R). The Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51, or SFAS No. 160, on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income (loss) attributable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests in subsidiaries on the consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s parent stockholders’ equity includes the effects of accounting for each of the underlying assets and liabilities of our consolidated VIEs as a separate unit of account. The creditors of each VIE consolidated within the Company’s consolidated financial statements have no recourse to the general credit or assets of the Company. The Company’s maximum exposure to loss as a result of its involvement with each VIE is limited to the capital that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures.

The following table presents information as of June 30, 2009 about VIEs which the Company consolidates (dollars in thousands):

	TruPS CDOs	Leveraged Loan CLOs and Warehouse Facility	Residential Mortgage Securitization	Kleros Real Estate (MBS) CDOs	Total
Consolidated VIE assets	$1,942,348	$816,356	$753,104	$433,345	$3,945,153
Consolidated VIE liabilities	1,323,728	816,761	793,566	433,345	3,367,400
Noncontrolling interests in consolidated VIE subsidiaries	205,663	(2,103)	—	—	203,560

Net assets attributable to common stockholders	$412,957	$1,698	$(40,462)	$—	$374,193

Maximum exposure to loss:(1)
Debt and equity interests in CDOs, CLOs and other securitization vehicles	218,570	48,100	45,566	90,000	402,236
Warehouse facility	—	38,475	—	—	38,475

Total maximum exposure to loss	$218,570	$86,575	$45,566	$90,000	$440,711

(1)	Represents our total investments in VIEs, and is not adjusted for losses incurred to date.

As of June 30, 2009, consolidated VIEs represent $374.2 million of net assets attributable to common stockholders (excluding non-controlling interests). For the three and six-month periods ended June 30, 2009, net income from consolidated VIEs included in the Company’s net income attributable to common stockholders was $376.5 million and $346.2 million, respectively. As of June 30, 2009, the Company estimates that the fair value of the Company’s investments in the preference shares and subordinated interests of consolidated VIEs is approximately $3.3 million. For the three and six months ended June 30, 2009, the Company received $4.4 million and $8.8 million in cash distributions from consolidated VIE entities.

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a VIE, and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE in accordance with FIN No. 46(R). The Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or potentially the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur. If the Company determines that it is no longer the primary beneficiary of a VIE, the deconsolidation of the VIE is accounted for as a sale of the entity for no proceeds.

The Company has determined that certain special purpose trusts formed by third party issuers of TruPS to issue such securities are VIEs, or Trust VIEs, and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of the special purpose trust. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. The acquisition of TruPS issued by Trust VIEs may be initially financed directly by CDOs, through on-balance sheet warehouse facilities or through off-balance sheet warehouse facilities. Under the TruPS-related off-balance sheet warehouse agreements, the Company usually deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by third party sponsors of the Trust VIEs in exchange for the TruPS proceeds and the common equity securities of the Trust VIE. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Company’s consolidated financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force, or EITF, No. 85-1: Classifying Notes Received for Capital Stock, subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs to third party sponsors are recorded net of the common equity securities issued.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS No. 157, which establishes a framework for measuring fair value by creating a three-level fair value hierarchy that ranks the quality and reliability of information used to determine fair value, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 also defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimates about what assumptions market participants would use in pricing the financial instrument developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1: Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Financial instruments utilizing Level 1 inputs generally include exchange-traded equity securities listed in active markets and most United States government securities.

•

Level 2: Valuations based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Financial instruments utilizing Level 2 inputs generally include certain MBS and corporate debt securities and certain financial instruments classified as derivatives, including interest rate swap contracts and credit default swaps, where fair value is based on observable market inputs.

•

Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial instruments utilizing Level 3 inputs generally include investments in TruPS and TruPS security-related receivables, certain MBS, leveraged loans classified as held for sale and CDO notes payable.

The fair value of the Company’s financial instruments is generally based on observable market prices or inputs or derived from such prices or inputs, provided that such information is available. When quoted market prices are not available because certain financial instruments do not actively trade in the public markets, fair value is based on comparisons to similar instruments or from internal valuation models.

The availability of observable inputs can vary depending on the financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, its age, whether the financial instrument is traded on an active exchange or in the secondary market, the current market conditions, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the ability to observe prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

Many financial instruments have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that the Company and others are willing to pay for an asset. Ask prices represent the lowest price that the Company and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, the Company does not require that fair value always be a predetermined point in the bid-ask range. The Company’s policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in the Company’s best estimate of fair value.

Fair value for certain of the Company’s Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. In accordance with SFAS No. 157, the impact of the Company’s own credit and creditworthiness of consolidated CDOs is also considered when measuring the fair value of liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

Financial instruments that are generally classified in Level 3 of the fair value hierarchy primarily consist of investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable. The valuation techniques used for those financial instruments classified in Level 3 are described below.

TruPS and TruPS Security-Related Receivables: The fair value of investments in TruPS is estimated using internal valuation models. These investment securities generally do not trade in an active market and, therefore observable price quotations are not available. Fair value is determined based on prices of comparable debt securities, or discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data.

MBS: The fair value of investments in MBS is determined based on external price and spread data. When position-specific external price data are not observable, the valuation is based on prices of comparable bonds.

CDO Notes Payable: The fair value of CDO notes payable liabilities is estimated using external price data (where observable), or internal valuation models. In the absence of observable price quotations, fair value is determined based on prices of comparable notes payable, or discounted cash flow models using current interest rates, estimates of the term of the particular instrument, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. SFAS No. 159 provides entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. The election can be applied on an instrument-by-instrument basis. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities, and became effective for the Company on January 1, 2008. The Company elected to apply the fair value option for its investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. The Company elected the fair value option for these instruments to enhance the transparency of its financial condition. The transition adjustment to beginning accumulated deficit that was recorded as of January 1, 2008 due to the adoption of SFAS No. 159 was an increase to retained earnings of $1.1 billion. The following table presents information about the eligible instruments for which the Company elected the fair value option and for which transition adjustments were recorded as of January 1, 2008 (amounts in thousands):

Financial Instrument Description	Carrying Value at January 1, 2008 (Before Adoption of SFAS No. 159)	Transition Adjustment to Accumulated Deficit Increase/(Decrease)		Carrying Value at January 1, 2008 (After Adoption of SFAS No. 159)
Assets:
TruPS and subordinated debentures	$3,793,930	$(924,052	)(1)	$3,793,930
TruPS security-related receivables	740,342	(113,123)		627,219
MBS	2,091,007	(554,171	)(1)	2,091,007
Liabilities:
TruPS CDO notes payable	4,924,033	838,109	(2)	4,085,924
MBS CDO notes payable	3,852,838	1,804,175	(3)	2,048,662
TruPS obligations	382,600	79,005		303,595

Cumulative effect of the adoption		1,129,943
Noncontrolling interest allocation of cumulative adjustment		(22,737)

Cumulative effect of the adoption to accumulated deficit(4)		1,107,206
Adjustments related to other comprehensive loss		1,478,223

Cumulative effect of the adoption to parent stockholders’ equity		$2,585,429

(1)	Prior to January 1, 2008, TruPS and subordinated debentures and MBS were classified as available-for-sale and carried at fair value. Accordingly, the election of the fair value option for these securities did not change their carrying value and resulted in a reclassification from accumulated other comprehensive loss to beginning accumulated deficit.

(2)	Includes write-off of deferred issuance costs of $76.9 million.

(3)	Includes write-off of deferred issuance costs of $21.0 million.

(4)	Amount includes $1.9 million of a deferred tax asset recorded upon adoption of SFAS No. 159.

Investments

The Company invests primarily in TruPS and MBS debt securities, residential and commercial mortgage portfolios, and leveraged loans and may invest in other types of real estate-related assets. The Company accounts for its investments in debt securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended and interpreted, SFAS No. 115, and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value of investments subsequent to the adoption of SFAS No. 157 is described above. Upon the sale of a security, the realized gain or loss is computed on a specific identification basis and is recorded as a component of earnings in the respective period.

Effective January 1, 2008, the Company classifies its investments in TruPS and MBS as trading securities (see “— Fair Value of Financial Instruments” above). These investments are carried at estimated fair value, with changes in fair value of these instruments reported in income. Unamortized premiums and discounts on trading securities that are highly rated are recognized over the contractual life, adjusted for estimated prepayments using the effective interest method. For securities representing beneficial interests in securitizations that are not highly rated (i.e., subordinate tranches of MBS), unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the guidance set forth in EITF No. 99-20: Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, or EITF No. 99-20 and FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, or EITF No. 99-20, method. Actual prepayment and credit loss experience are reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

Effective January 1, 2008, the Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates at fair value, with changes in fair value of these instruments reported in income. These Trust VIEs have no ability to sell, pledge, transfer or otherwise encumber a company or the assets of a company until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria as a secured financing under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, SFAS No. 140, as secured loans at fair value. The Company’s investments in security-related receivables represent interests in securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement.

Effective January 1, 2008, the Company is not classifying any of its investments as available-for-sale. As it relates to investments that may be classified as available-for-sale securities in the future, the Company will exercise judgment to determine whether an investment security had sustained an other-than-temporary decline in fair value. If the Company determines that an investment security has sustained an other-than-temporary decline in its fair value, the investment security will be written down to its fair value by a charge to earnings, and the Company will establish a new cost basis for the investment. The Company’s evaluation of an other-than-temporary decline will be dependent on specific facts and circumstances relating to the particular investment. Factors that the Company will consider in determining whether an other-than-temporary decline in fair value has occurred include, but are not limited to: the estimated fair value of the investment in relation to its cost basis; the length of time the security had a decline in estimated fair value below its amortized cost; the financial condition of the related entity and industry events; changes in estimated cash flows from the investment; external credit ratings and recent downgrades of such credit ratings; and the intent and ability of the Company to hold the investment for a sufficient period of time to allow for recovery in the fair value of the investment. For MBS that are not of high credit quality at acquisition, the Company will perform impairment analyses in accordance with EITF No. 99-20.

The Company accounts for its investments in residential and commercial mortgages and leveraged loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income over the terms of the loans using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, or SFAS No. 91.

The Company maintains an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, including historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses may be established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries).

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as the Company believes that scheduled debt service payments may not be paid when contractually due or the loan becomes greater than 90 days delinquent. While on non-accrual status, interest income is recognized only upon actual receipt.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. If the fair value of a loan is less than its cost basis, a valuation adjustment is recognized in the consolidated statement of operations and the loan’s carrying value is adjusted accordingly. The loans classified as held for sale generally do not trade in an active market and, therefore observable price quotations are generally not available. Fair value is determined based on prices of comparable loans, or internal valuation models that consider current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data. The valuation adjustment may be recovered in the event the fair value increases, which is also recognized in the consolidated statement of operations.

Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financing arrangements. Transfers of financial assets that result in sale accounting are those in which (a) the transfer legally isolates the transferred assets from the transferor, (b) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (c) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet each of these criteria, the transfer is accounted for as a financing arrangement. Dispositions of financial assets that are treated as sales are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Dispositions of financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as secured borrowings and no gain or loss is recognized.

Revenue Recognition

The Company recognizes interest income from investments in debt and other securities, residential and commercial mortgages, and leveraged loans over the estimated life of the underlying financial instruments on an estimated yield to maturity basis.

In accordance with EITF No. 99-20, the Company recognizes interest income from purchased interests in certain financial assets, including certain subordinated MBS, on an estimated effective yield to maturity basis. Management estimates the current yield on the reference amount of the investment based on estimated cash flows after considering prepayment and credit loss expectations. The adjusted yield is then applied prospectively to recognize interest income for the next reporting period.

Derivative Instruments

The Company uses derivative financial instruments to attempt to hedge all or a portion of the interest rate risk associated with its borrowings. In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, or SFAS No. 133, the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. Derivatives qualifying and designated as cash-flow hedges are evaluated at inception and at subsequent balance sheet dates in order to determine whether they qualify for hedge accounting under SFAS No. 133. The hedge instrument must be highly effective in achieving offsetting changes in cash flows of the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the consolidated balance sheet at fair value. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (loss). Changes in the ineffective portions of cash flow hedges are recognized in earnings. Realized gains and losses on terminated contracts that were designated as hedges are maintained in accumulated other comprehensive income or loss and amortized into the consolidated statement of income over the contractual life of the terminated contract unless it is probable that the forecasted transaction will not occur. In that case, the gain or loss in accumulated other comprehensive income or loss is reclassified to realized gain or loss in the consolidated statement of income. The Company had no instruments designated as hedges during the six month periods ended June 30, 2009 and 2008, respectively.

The Company enters into derivatives that do not qualify for hedge accounting or for which the Company may not elect hedge accounting, including interest rate swaps, interest rate caps and floors, credit default and total return swaps, under SFAS No. 133. These derivatives are carried at their fair value with changes in fair value reflected in the consolidated statement of income. The fair value of credit default swaps is based on quotations from third-party brokers.

Accounting for Off-Balance Sheet Arrangements

The Company may maintain certain warehouse financing arrangements with various investment banks that are accounted for as off-balance sheet arrangements. The Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, the Company is typically required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the warehouse deposit, if (1) an investment funded through the warehouse facility becomes impaired or (2) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because the collateral assets are maintained on the balance sheet of the warehouse providers. However, since the Company holds an implicit variable interest in many entities funded under its TruPS-related warehouse facilities, the Company often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse facilities. The Company records the cash collateral as warehouse deposits in its financial statements. The net amount earned from these warehouse facilities and any obligation associated with the warehouse arrangement are considered free-standing derivatives and are recorded at fair value in the financial statements with changes in fair value reflected in earnings in the respective period.

Income Taxes

For tax purposes, Sunset is deemed to have acquired AFT on October 6, 2006. Sunset elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and subsequent to the merger, the Company continues to comply with these requirements. Accordingly, the Company generally will not be subject to United States federal income tax to the extent of its distributions to stockholders and as long as certain asset, income, distribution and share ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to United States federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurances that these criteria will continue to be met in subsequent periods.

The Company maintains domestic TRSs, which may be subject to United States federal, state and local income taxes. Current and deferred taxes are provided for on the portion of earnings (losses) recognized by the Company with respect to its interest in domestic TRSs. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. We evaluate the realizability of our deferred tax assets and recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires management to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax expense on the consolidated statements of income.

During the three and six months ended June 30, 2009, the Company recorded $8.4 million and $22.6 million of provision for income taxes primarily relating to increases to the fair value of certain leveraged loans classified as held-for-sale. The $21.4 million decrease in the Company’s deferred tax asset as of June 30, 2009 as compared to the deferred tax asset as of December 31, 2008 is also primarily attributable to the change in fair value of certain leveraged loans classified as held-for-sale.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental United States federal, state, or local income taxes would be payable by the Company.

Share-Based Payment

The Company accounts for share-based compensation issued to its directors, officers, and to its manager using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment, or SFAS No. 123(R), and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or EITF No. 96-18. Compensation cost related to restricted common stock issued to the independent directors of the Company is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis.

Compensation cost related to restricted common stock issued to the officers and the manager is initially measured at estimated fair value at the grant date, and is re-measured on subsequent dates to the extent the awards are unvested, and is amortized and expensed over the vesting period on a straight-line basis.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51, or SFAS No. 160. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively as of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated balance sheets; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests. The adoption of SFAS No. 160 did not have an impact on net income (loss) for any prior periods. However, the net loss attributable to the Company’s common stockholders for the six months ended June 30, 2009 increased $14.4 million, or $0.24 per diluted share, as a result of SFAS No. 160’s requirement that noncontrolling interests continue to be attributed to their share of losses even if that attribution results in a deficit noncontrolling interest balance. There was no impact to net income for the three months ended June 30, 2009 as a result of the adoption of SFAS No. 160.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations, or SFAS No. 141(R). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of SFAS No. 133, SFAS No. 161. SFAS No. 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS No. 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 did not have a material impact on our consolidated financial statements.

In May 2008, the FASB issued FASB Staff Position No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash

(including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The equity component is presented in parent stockholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires companies to retroactively apply the requirements of the pronouncement to all periods presented. As of January 1, 2009, the Company adopted FSP APB 14-1 and the effect of adoption was not material to the three months and six months ended June 30, 2009 and 2008. However, the consolidated financial statements as of and for the year ended December 31, 2008 have been retroactively restated for the adoption, which resulted in an increase to the Company’s net loss of $1.6 million, or $0.03 per diluted share, and a $2.2 million increase to parent stockholders’ equity at January 1, 2008.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, or FSP EITF 03-6-1. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, Earnings per Share. Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. As of January 1, 2009, the Company adopted FSP EITF 03-6-1 and all prior-period earnings per share presented was adjusted retrospectively. The effect of adoption had no material impact to the three months and six months ended June 30, 2008, and reduced basic and diluted earnings per share by $0.08 for both the three and six months ended June 30, 2009.

In June 2008, the FASB ratified the consensus reached in EITF No. 07-5: Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, or EITF No. 07-5. EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS No. 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF No. 07-5 did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, or FSP FAS 157-4. FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted FSP FAS 157-4 in the second quarter of 2009 and the adoption did not have a material effect on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, or FSP FAS 115-2 and FAS 124-2. FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other- than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company does not have any securities classified as available-for-sale and therefore, upon adoption in the second quarter of 2009. FSP FAS 115-2 and FAS 124-2 did not have a material effect on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, or FSP FAS 107-1 and APB 28-1. FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted FSP FAS 107-1 and APB 28-1 in the second quarter of 2009.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, or SFAS No. 165, which codifies the guidance regarding the disclosure of events occurring subsequent to the balance sheet date. SFAS No. 165 does not change the definition of a subsequent event (i.e. an event or transaction that occurs after the balance sheet date but before the financial statements are issued) but requires disclosure of the date through which subsequent events were evaluated when determining whether adjustment to or disclosure in the financial statements is required. SFAS No. 165 was effective for us for the three-month period ended June 30, 2009. For the three-month period ended June 30, 2009, we evaluated subsequent events through August 17, 2009 and provided the appropriate disclosures on any subsequent events identified. The adoption of SFAS No. 165 did not have a material effect on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140, or SFAS 166. SFAS 166 amends the derecognition guidance in SFAS No. 140 and eliminates the concept of qualifying special-purpose entities, or QSPEs. SFAS 166 is effective for fiscal years and interim periods beginning after November 15, 2009. Early adoption of SFAS 166 is prohibited. The Company will adopt SFAS 166 on January 1, 2010 and does not expect the adoption to have a material effect on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), or SFAS 167 which amends the consolidation guidance applicable to variable interest entities (“VIEs”). An entity would consolidate a VIE, as the primary beneficiary, when the entity has both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Ongoing reassessment of whether an enterprise is the primary beneficiary of a VIE is required. SFAS 167 amends FIN 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a VIE. SFAS 167 will be effective for fiscal years and interim periods beginning after November 15, 2009. The Company will adopt SFAS 167 on January 1, 2010 and has not yet determined the effect of the adoption on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, or SFAS 168. This standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative accounting principles recognized by the FASB in the preparation of financial statements in conformity with GAAP. Codification does not create new accounting and reporting guidance rather it reorganizes GAAP pronouncements into approximately 90 topics within a consistent structure. All guidance contained in the Codification carries an equal level of authority. Relevant portions of authoritative content, issued by the SEC, for SEC registrants, have been included in the Codification. After the effective date of SFAS 168, all nongrandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed nonauthoritative. SFAS 168 will be effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company will adopt SFAS 168 on September 30, 2009 and will update all disclosures to reference Codification in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

AFN’s Investment Portfolio

The following table shows the components of our stockholders’ equity and the net change in cash and cash equivalents attributable to such components, in each case as determined in accordance with GAAP, as of, and for the three months ended, June 30, 2009. The table is divided between the components of our stockholders’ equity which are attributable to our assets and liabilities which are not assets and liabilities of consolidated VIEs, and those which are assets and liabilities of consolidated VIEs. As described elsewhere in this report, the assets of consolidated VIEs are pledged to satisfy the liabilities of the consolidated VIEs. The liabilities of our consolidated VIEs are non-recourse to us, but similarly we have no rights to use any of the proceeds of the assets held by consolidated VIEs to satisfy any of our recourse liabilities. The components of our stockholders’ equity attributable to our investments in consolidated VIEs are determined in accordance with GAAP (under which we consolidate all of the assets and liabilities of the VIEs) and do not reflect the fair value of the interests in the consolidated VIEs owned by us. The Net Change in Cash and Cash Equivalents column reflects the sources and uses of cash during the period with respect to each component of our stockholders’ equity.

	Allocated Parent Stockholders’ Equity as of June 30, 2009	Net Change in Cash and Cash Equivalents for Three- Months Ended June 30, 2009(C)
	(in thousands)
Net Assets not Included in Consolidated VIEs:
Investments in TruPS debt securities	$6,604	$186
Investments in residential and commercial loans	8,568	493
Cash and cash equivalents	88,922	99
Other assets and liabilities, net(A)	2,552	(1,856	)(D)
Recourse indebtedness(A)	(76,214)	(2,035)

Net Assets of Consolidated VIEs(B):
Investments in TruPS CDOs	$412,957	—
Investments in leveraged loan CLOs and warehouse facility	1,698	2,842	(E)
Investment in Kleros Real Estate (MBS) CDOs	—	—
Investment in residential mortgage loan securitization	(40,462)	1,527

Total	$404,625	$1,256

(A)	Amount is net of our $1.5 million investment in common securities of the trusts that issued our junior subordinated debentures. The $1.5 million is recorded within other assets in our consolidated financial statements.

(B)	We currently hold the following notional amounts of preference shares or subordinated interests in consolidated VIEs: $218.6 million in TruPS CDOs, $48.1 million in leveraged loan CLOs, $38.5 million in a leveraged loan warehouse facility, $45.6 million in a whole-loan mortgage securitization and $90 million in Kleros Real Estate CDOs. The Company’s parent stockholders’ equity includes the effects of accounting for each of the underlying assets and liabilities of our consolidated VIEs as a separate unit of account. However, if for accounting purposes the Company were to use the notional amounts of preference shares or subordinated interests that it directly owns as the unit of account, its net asset value could be materially different. As of June 30, 2009, the Company estimated the aggregate fair value of its investments in preference shares and subordinated interests of consolidated VIEs to be approximately $3.3 million.

(C)	The Company’s primary sources of cash are interest income on debt securities, cash deposits and mortgage loans, distributions from investments in consolidated VIEs (such as CDOs, CLOs and mortgage securitization) and proceeds from the sale of assets. The Company’s primary uses of cash are recourse debt service, payment of general and administrative expenses, and additional investments. The following reconciles the change in cash and cash equivalents during the three-month period ended June 30, 2009:

Cash and cash equivalents, at March 31, 2009	$87,666
Net change in cash and cash equivalents	1,256

Cash and cash equivalents, at June 30, 2009	$88,922

(D)	Amount relates to payment of general and administrative expenses incurred directly by the Company. General and administrative expenses incurred and paid by consolidated VIEs reduce the Company’s net distributions, if any, from these consolidated VIEs and are not paid directly by the Company.

(E)	Amount includes $2.8 million of distributions from investments in CLOs. Subsequent to June 30, 2009, we experienced an interest diversion test failure in Emporia Preferred Funding II, Ltd. The failure was primarily attributable to an increase in defaulted assets collateralizing the CLO. As a result of the interest diversion test failure in Emporia Preferred Funding II, Ltd., the Company did not receive any of its quarterly distribution in July 2009, and assuming no additional defaults or significant credit downgrades the Company does not expect to receive its quarterly cash distribution for several quarters.

TruPS Portfolio. During the three and six-month periods ended June 30, 2009, the Company has recorded gains of $532.6 million and $316.4 million relating to changes in fair value of its investments in TruPS. The Company determined that these changes in fair value primarily resulted from tightening of credit spreads, volatility in interest rates, and other qualitative factors relating to macro-credit conditions. During the three-month period ended June 30, 2009, the estimated fair value of our TruPS debt securities portfolio increased by approximately 40%, net of decreases in the estimated fair value of newly deferring or defaulted securities. This significant increase in the estimated fair value of TruPS debt securities is consistent with the significant increase in the equity markets, specifically the financial services industry, corporate bond markets, and high-yield debt markets during the second quarter of 2009. The fair value of investments in TruPS is estimated using internal valuation models. These investment securities generally do not trade in an active market and, therefore observable price quotations are not available. In the absence of observable price quotations, fair value is determined based on prices of comparable debt securities, or discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data. These assets are classified as Level 3 assets pursuant to SFAS 157.

The portfolio consists of approximately 75% bank related investments and 25% insurance related investments. The terms of each of our long-term CDO financings include limitations on specific issuer concentrations, which typically limit the par value of the underlying collateral securities included in the CDO from any single issuer to no greater than 3%. As of June 30, 2009, we had three issuers with concentrations ranging from 2.4% to 2.5% of our total TruPS investment portfolio par value, which includes the defaulted investment securities of IndyMac Bancorp, and no other issuers were greater than 1.7% of our total TruPS investment portfolio. Additionally, the banks included in our TruPS investment portfolio (excluding defaulted securities) are concentrated in the following states as of June 30, 2009:

Texas	12.4%
Illinois	9.8%
California	8.0%
Virginia	4.9%
Minnesota	4.7%
Others	60.2%

Total	100.0%

As of June 30, 2009, the aggregate principal amount of investments in the 64 TruPS investments that have defaulted or are currently deferring interest payments is $1.1 billion, representing approximately 20.6% of the Company’s combined TruPS portfolio. As of June 30, 2009, $386.5 million of defaulted securities have been completely written off in the Company’s consolidated financial statements. For six-month period ended June 30, 2009, investment interest income is net of a $20.4 million reserve for interest income related to the $1.1 billion of deferring and defaulted securities.

As of June 30, 2009, the aggregate principal amount of CDO notes payable and trust preferred obligations financing our TruPS portfolio is $5.3 billion and the fair value of these instruments is $1.2 billion. During the three and six-month periods ended June 30, 2009, the Company recorded gains of $20.5 million and $214.4 million relating to changes in the fair value of its TruPS CDO notes payable and trust preferred obligations. The Company determined that these changes in fair value resulted primarily from specific issuer credit matters with the assets that collateralize the liabilities, specifically the failure or threat of failure of overcollateralization tests in the CDO structures, general deterioration of pricing on structured debt instruments and other qualitative factors relating to macro-credit conditions. The fair value of CDO notes payable liabilities is estimated using external price data (where observable), or internal valuation models. In the absence of observable price quotations, fair value is determined based on prices of comparable notes payable, or discounted cash flow models using current interest rates, estimates of the term of the particular instrument, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market. These liabilities are classified as Level 3 liabilities.

Leveraged Loan Portfolio. We invest in debt obligations of small and mid-sized corporations, partnerships and other entities in the form of participations in first lien and other senior loans and mezzanine loans, which we collectively refer to as leveraged loans because of the high proportion of debt typically in the capital structure of the borrowing entities. As of June 30, 2009, we had investments in approximately $808.7 million of leveraged loans, which includes $105.5 million of loans classified as held for sale and recorded at fair value, and an allowance for loan losses related to these investments of $66.9 million.

During the six-month period ended June 30, 2009, we increased our allowance for loan losses as a result of an increase in credit risk related to specific borrowers, continued deterioration in macro-credit conditions and the potential impact to the middle-market companies in our portfolio. As of June 30, 2009, our leveraged loan portfolio has experienced seven defaults in an aggregate principal amount of $18.9 million. The current state of the credit markets and the economy in general increases the likelihood of defaults and ratings agency downgrades on the underlying collateral of our CLOs. There can be no assurance that in light of the current markets that we will not experience additional significant defaults or downgrade activity in our leveraged loan portfolio that may result in the failure of over-collateralization tests.

Residential Mortgage Loans. As of June 30, 2009, we owned approximately $839.7 million aggregate carrying amount of residential mortgage loans, including the loans held directly by us and through our subordinated interests in a securitization trust collateralized by residential mortgage loans. As of June 30, 2009, we have recorded an allowance for loan losses of $91.6 million relating to these residential mortgage loans. As a result of the on-going disruption in the housing market and the downturn in the overall economy, we have recorded significant losses on our residential mortgage loan portfolio, including the loans held directly by us and through our subordinated interests in a securitization trust collateralized by residential mortgage loans. The weighted average origination date for the loans included in our portfolio was July 2006 and the weighted average FICO of our borrowers at origination was 723. The majority of our loans were originated at the end of a period of unprecedented real estate appreciation to borrowers that were deemed to be prime borrowers. During the past two years, the values of the properties securing our loans have materially decreased and the credit quality of our average borrower has also materially decreased. We expect to record further losses on our residential mortgage loan portfolio as a result of the continuing increase in the unemployment rate, continued home price depreciation, lack of refinancing options for many borrowers and continued deterioration in the general macro economic conditions.

The following table summarizes the delinquency statistics of the Company’s residential mortgage loans (dollar amounts in thousands):

Delinquency Status	Number of Loans	Principal Amount
As of June 30, 2009:
30 to 60 days	74	$27,221
61 to 90 days	45	18,176
Greater than 90 days	409	170,611

Total	528	$216,008

Additionally, the loans included in our mortgage loan portfolio are concentrated in the following states as of June 30, 2009:

California	47.9%
Florida	8.3%
Arizona	5.4%
Washington	5.0%
Nevada	4.9%
Others	28.5%

Total	100.0%

As of June 30, 2009, the Company had 409 loans that were either greater than 90 days past due or in foreclosure and placed on non-accrual status. During the three and six-month periods ended June 30, 2009, the Company did not recognize approximately $1.9 million and $3.3 million of interest income for loans that were in non-accrual status.

As of June 30, 2009, the Company had 36 REO properties with a fair value of $5.3 million which are classified as REO. The Company records REO property at fair value within other assets in its consolidated balance sheet. During the three and six-month periods ended June 30, 2009, the Company recorded impairments of $2.3 million and $4.3 million as a result of changes in fair value of REO property. Additionally, during the three and six-month periods ended June 30, 2009, we sold REO properties with a fair value of $5.6 million and $8.2 million for realized losses of $2.2 million and $2.3 million.

MBS Portfolio. As of June 30, 2009, we had investments in $421.6 million of MBS. The $421.6 million of MBS collateralize the debt of the three remaining Kleros Real Estate CDOs that we have invested in. Our maximum loss from investments in Kleros Real Estate MBS is limited to our remaining $90 million of invested capital. The CDOs are governed by indentures that provide us with no rights to the CDOs assets and provide the CDO noteholders with no recourse to us in respect of the debt securities issued by the CDOs. We consolidate the three remaining Kleros Real Estate CDOs in accordance with FIN No. 46(R), which requires that we record the financial position and results of operations of the CDOs in our consolidated financial statements, without consideration that our maximum economic exposure to loss is our remaining $90 million investment. We record the MBS investments and CDO debt at fair value and classify the assets and liabilities as Level 3.

Credit Default Swaps (CDS). During June 2008, the Company sold a subsidiary that owned the remaining $87.5 million notional value of CDS positions for $70.4 million in proceeds. Following the June 2008 sale, the Company no longer holds any investments in CDS.

Recourse Indebtedness. As of June 30, 2009, the Company’s consolidated financial statements included recourse indebtedness of $77.7 million. During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this proxy statement/prospectus, $28.7 million principal amount of our contingent convertible debt securities remain outstanding.

None of the Company’s indebtedness subjects the Company to potential margin calls for additional pledges of cash or other assets.

Equity. As of June 30, 2009, the Company’s consolidated financial statements included total equity of $608.2 million, of which $404.6 million is attributable to our common stockholders and $203.6 million is attributable to noncontrolling interests in subsidiaries. Approximately $374.2 million of the equity attributable to our common stockholders is derived from our investments in consolidated VIEs. We estimate that the fair value of our direct investments in the consolidated VIEs is approximately $3.3 million as of June 30, 2009. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated balance sheets; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests.

Results of Operations

Comparison of the Three-Month Period Ended June 30, 2009 to the Three-Month Period Ended June 30, 2008

Net income (loss). We had a net income of approximately $373.7 million for the three-month period ended June 30, 2009 as compared to net loss of ($81.2) million for the three-month period ended June 30, 2008. Our net income for the three-month period ended June 30, 2009 was primarily attributable to changes in fair value of financial instruments and net investment income generated by our investments in TruPS, leveraged loans, residential mortgages and MBS, partially offset by loan loss provisions on our residential mortgage and leveraged loan portfolio. Our net loss for the three-month period ended June 30, 2008 was attributable to changes in fair value of financial instruments recorded in earnings subsequent to our adoption of SFAS No. 159, reclassification into the income statement of MBS related cash flow hedging losses that were previously included in accumulated other comprehensive loss, and net investment income generated by our investments in TruPS, MBS and leveraged loans and investments in residential mortgages.

Net investment income (loss). Our net investment income decreased $40.7 million to a net investment loss of ($12.7) million for the three-month period ended June 30, 2009 from net investment income of $28.0 million for the three-month period ended June 30, 2008. The table below summarizes net investment income (loss) by investment type for the following periods:

For the Three-Month Period Ended June 30, 2009

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income (Loss)
	(in thousands)
Investments in TruPS	$51,039	$(30,050)	$—	$20,989
Investments in leveraged loans	12,609	(4,623)	(21,452)	(13,466)
Investments in MBS	14,641	(4,796)	—	9,845
Investments in residential mortgages	12,069	(12,288)	(28,244)	(28,463)
Other investments	24	—	—	24
Recourse indebtedness	—	(1,646)	—	(1,646)

Total	$90,382	$(53,403)	$(49,696)	$(12,717)

For the Three-Month Period Ended June 30, 2008

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investments in TruPS	$73,457	$(49,379)	$—	$24,078
Investments in leveraged loans	14,908	(7,866)	(2,331)	4,711
Investments in MBS	34,149	(26,436)	—	7,713
Investments in residential mortgages	14,439	(13,993)	(5,560)	(5,114)
Other investments	567	—	—	567
Recourse indebtedness	—	(3,914)	—	(3,914)

Total	$137,520	$(101,588)	$(7,891)	$28,041

Our investment interest income decreased $47.1 million to $90.4 million for the three-month period ended June 30, 2009 from $137.5 million for the three-month period ended June 30, 2008. The decrease in investment interest income is primarily due to a decrease in LIBOR and an increase in deferring and non-accrual balances. We experienced a decrease in the weighted-average coupon rates in our target asset classes from 5.0% for the three-month period ended June 30, 2008 to 3.6% for the three-month period ended June 30, 2009 and a decrease in the Company’s average investment balances from $11.3 billion par value for the three-month period ended June 30, 2008 to $9.9 billion par value for the three-month period ended June 30, 2009.

Our investment interest expense decreased $48.2 million to $53.4 million for the three-month period ended June 30, 2009 from $101.6 million for the three-month period ended June 30, 2008. The decrease in investment interest expense is attributable to a decrease in the weighted-average coupon rate for CDO notes payable from 3.3% as of June 30, 2008 to 1.6% as of June 30, 2009 and a decrease in the Company’s average CDO notes payable from $9.1 billion par value for the three-month period ended June 30, 2008 to $8.4 billion par value for the three-month period ended June 30, 2009.

Our provision for loan losses relates to investments in residential mortgages and leveraged loans. The provision for loan losses increased by $41.8 million to $49.7 million for the three-month period ended June 30, 2009 from $7.9 million for the three-month period ended June 30, 2008. The increase is a result of the continued increases in the number of delinquent residential mortgage loans experienced in 2009 as a result of the turmoil in the housing markets. The 60-plus day delinquencies in our residential mortgage portfolio increased from 7.2% as of June 30, 2008 to 25.7% as of June 30, 2009. Additionally, the increase in our leveraged loan provisioning is primarily the result of continued deterioration in macro-credit conditions and the resulting impact to the middle-market companies that we lend to. As of June 30, 2009, our leveraged loan portfolio has experienced seven defaults in an aggregate principal amount of $18.9 million. We maintain an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of estimated losses and inherent risks in the portfolios. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.

Expenses. Our non-investment expenses decreased by $0.1 million to $7.6 million for the three-month period ended June 30, 2009 from $7.7 million for the three-month period ended June 30, 2008. During the same periods, these non-investment expenses consisted of related party management compensation of $3.4 million and $4.2 million, respectively, and general and administrative expenses of $4.2 million and $3.5 million, respectively. During the three-months ended June 30, 2009 and 2008, the Company incurred $0.1 million and $0.9 million, respectively, in base management fees and no incentive fees. During the three-months ended June 30, 2009 and 2008, the aggregate base management fees and incentive fees payable were reduced by collateral management fee credits of $0.1 million and $0.9 million, respectively. The Company recognized stock-

based compensation expense related to shares of restricted common stock granted to the officers of the Company and key employees of the manager and Cohen & Company of $0.1 million and $0.4 million during the three-month periods ended June 30, 2009 and 2008, respectively.

During the three-month periods ended June 30, 2009 and 2008, the CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen & Company of $3.3 million and $3.8 million, respectively. The collateral management fees are expenses of consolidated CDO entities and relate to the on-going collateral management services that Cohen & Company provides for CDOs. The decrease in related party management compensation is attributable to the decrease in CDO collateral management fees resulting from the defaulted and deferring TruPS CDO collateral.

Our general and administrative expenses are primarily attributable to professional service expenses, including legal services, CDO trustee compensation, rating agency fees, audit and audit-related fees, tax compliance services, and consulting fees relating to Sarbanes-Oxley compliance.

Interest and other income. Our interest and other income decreased by $0.9 million to $0.2 million for the three-month period ended June 30, 2009 from $1.1 million for the three-month period ended June 30, 2008. This decrease is primarily attributable to $0.8 million in reduced interest earned on cash deposits with financial institutions and interest earned on restricted cash of our consolidated CDO entities. The average total unrestricted and restricted cash balance decreased from $205.1 million for the three-month period ended June 30, 2008 to $155.1 million for the three-month period ended June 30, 2009, while the average interest rate earned on cash decreased from 2.2% to 0.5% over the same period.

Net change in fair value of investments in debt securities and loans and non-recourse indebtedness. On January 1, 2008, we adopted SFAS No. 159 and elected to apply the fair value option for our investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. During the three-month period ended June 30, 2009, the net change in fair value of investments in debt securities and loans and non-recourse indebtedness was a $540.9 million gain. The net change in fair value is comprised of approximately $573.6 million of gains recorded on our investments in debt securities and loans, which was offset by approximately $32.7 million of losses recorded on liabilities. During the three-month period ended June 30, 2008, the net change in fair value of financial instruments was ($132.7) million. The net change in fair value is comprised of $1.22 billion of decreases recorded on our investments in debt securities, which was partially offset by $1.09 billion of gains recorded on liabilities.

Net change in fair value of derivative contracts. During the three-month period ended June 30, 2009 and 2008, we recorded a net change in fair value of derivative contracts of $36.5 million and $37.1 million, respectively. Upon the adoption of FAS No. 159, we discontinued hedge accounting on a significant portion of our interest rate swaps and therefore all changes in fair value of these interest rate swaps are recorded in earnings. The change in fair value during the three-month period ended June 30, 2009 is primarily attributable to unrealized gains on derivative contracts of $57.0 million partially offset by net periodic interest payments of $(20.5) million. The change in fair value during the three-month period ended June 30, 2008 is attributable to a $30.9 million gain on interest rate swap contracts and a $6.2 million gain on our CDS positions.

Impairments on other investments and intangible assets. Impairments on other investments and intangible assets decreased by $1.6 million to $2.7 million for the three-month period ended June 30, 2009 from $4.3 million for the three-month period ended June 30, 2008. The impairments on investments and intangible assets for the three-month period ended June 30, 2009 is attributable to write-downs of REO property. The impairments on investments and intangible assets for the three-month period ended June 30, 2008 is primarily attributable to $4.1 million of write-downs on REO property.

Loss on disposition of consolidated entities. During June 2008, the Company sold a subsidiary that owned the remaining $87.5 million notional value of CDS positions for $70.4 million in proceeds. During the three-

month period ended June 30, 2008, the Company recorded a net loss upon disposition of the consolidated subsidiary of $5.6 million, which was offset by approximately $6.2 million of unrealized gains on CDS recorded during the same period. The Company records both realized and unrealized changes in fair value on the CDS contracts within net change in fair value of derivative contracts in the consolidated statements of income (loss). Following the June 2008 sale, the Company no longer holds any investments in CDS.

Net realized loss on sale of assets. During the three-month period ended June 30, 2009, the Company recorded losses on the sale of assets of approximately $4.3 million. These losses are attributable to the sale of leveraged loans, for which losses were recorded of $2.2 million, and a $2.1 million realized loss on the sale of property included in the residential mortgage portfolio. During the three-month period ended June 30, 2008, the Company recorded losses on the sale of assets of approximately $1.7 million, which is attributable to the sale of on-balance sheet TruPS with a par value of $8.2 million for cash proceeds of $6.5 million.

Benefit (provision) for income taxes. Our domestic TRSs are subject to U.S. federal and state income and franchise taxes. During the three months ended June 30, 2009, we recorded income tax expense of $8.4 million primarily relating to increases to the fair value of leveraged loans classified as held for sale. An income tax benefit was recorded of $3.0 million relating to a $2.6 million federal tax refund and net operating loss carryforwards from on-balance sheet warehousing facilities for the three-month period ended June 30, 2008.

Net (income) loss attributable to noncontrolling interests. Net (income) loss attributable to noncontrolling interests represents the portion of net income (loss) generated by consolidated entities that are not attributable to our ownership interest in those entities. Net (income) loss attributed to noncontrolling interests changed $171.3 million to ($168.2) million for the three-month period ended June 30, 2009 as compared to $3.1 million for the three-month period ended June 30, 2008. This change is primarily attributable to the noncontrolling interest impact of the net change in fair value of financial instruments and the allocation of net investment income (loss) and other expenses of our consolidated CDO entities to noncontrolling interest holders.

Comparison of the Six-Month Period Ended June 30, 2009 to the Six-Month Period Ended June 30, 2008

Net income (loss). We had a net income of approximately $337.8 million for the six-month period ended June 30, 2009 as compared to net income of $3.7 million for the six-month period ended June 30, 2008. Our net income for the six-month period ended June 30, 2009 was attributable to changes in fair value of financial instruments and net investment income generated by our investments in TruPS, leveraged loans, residential mortgages and MBS, partially offset by loan loss provisions on our residential mortgage and leveraged loan portfolio. Our net income for the six-month period ended June 30, 2008 was attributable to changes in fair value of financial instruments recorded in earnings subsequent to our adoption of SFAS No. 159, reclassification into the income statement of MBS related cash flow hedging losses that were previously included in accumulated other comprehensive loss, and net investment income generated by our investments in TruPS, MBS and leveraged loans and investments in residential mortgages.

Net investment income (loss). Our net investment income decreased $76.8 million to a net investment loss of ($22.2) million for the six-month period ended June 30, 2009 from net investment income of $54.6 million for the six-month period ended June 30, 2008. The table below summarizes net investment income (loss) by investment type for the following periods:

For the Six-Month Period Ended June 30, 2009

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income (Loss)
	(in thousands)
Investments in TruPS	$109,574	$(63,882)	$—	$45,692
Investments in leveraged loans	25,314	(10,136)	(43,026)	(27,848)
Investments in MBS	30,767	(10,105)	—	20,662
Investments in residential mortgages	24,556	(25,021)	(57,128)	(57,593)
Other investments	54	—	—	54
Recourse indebtedness	—	(3,211)	—	(3,211)

Total	$190,265	$(112,355)	$(100,154)	$(22,244)

For the Six-Month Period Ended June 30, 2008

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investments in TruPS	$167,554	$(122,075)	$—	$45,479
Investments in leveraged loans	31,915	(18,042)	(4,970)	8,903
Investments in MBS	80,898	(64,785)	—	16,113
Investments in residential mortgages	29,988	(28,561)	(10,485)	(9,058)
Other investments	1,060	—	—	1,060
Recourse indebtedness	—	(7,909)	—	(7,909)

Total	$311,415	$(241,372)	$(15,455)	$54,588

Our investment interest income decreased $121.1 million to $190.3 million for the six-month period ended June 30, 2009 from $311.4 million for the six-month period ended June 30, 2008. The decrease in investment interest income is primarily due to a decrease in LIBOR and an increase in deferring and non-accrual balances. We experienced a decrease in the weighted-average coupon rates in our target asset classes from 5.4% for the six-month period ended June 30, 2008 to 3.8% for the six-month period ended June 30, 2009 and a decrease in the Company’s average investment balances from $11.5 billion par value for the six-month period ended June 30, 2008 to $10.0 billion par value for the six-month period ended June 30, 2009.

Our investment interest expense decreased $129.0 million to $112.4 million for the six-month period ended June 30, 2009 from $241.4 million for the six-month period ended June 30, 2008. The decrease in investment interest expense is attributable to a decrease in the weighted-average coupon rate for CDO notes payable from 4.0% as of June 30, 2008 to 1.7% as of June 30, 2009 and a decrease in the Company’s average CDO notes payable from $9.3 billion par value for the six-month period ended June 30, 2008 to $8.4 billion par value for the six-month period ended June 30, 2009.

Our provision for loan losses relates to investments in residential mortgages and leveraged loans. The provision for loan losses increased by $84.7 million to $100.2 million for the six-month period ended June 30,

2009 from $15.5 million for the six-month period ended June 30, 2008. The increase in the residential mortgage loan component is a result of the continued increases in the number of delinquent residential mortgage loans experienced in 2009 as a result of the turmoil in the housing markets. The 60-plus day delinquencies in our residential mortgage portfolio increased from 7.2% as of June 30, 2008 to 25.7% as of June 30, 2009. Additionally, the increase in our leveraged loan provisioning is primarily the result of continued deterioration in macro-credit conditions and the resulting impact to the middle-market companies that we lend to. As of June 30, 2009, our leveraged loan portfolio has experienced seven defaults in an aggregate principal amount of $18.9 million. We maintain an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of estimated losses and inherent risks in the portfolios. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.

Expenses. Our non-investment expenses decreased by $0.6 million to $15.5 million for the six-month period ended June 30, 2009 from $16.1 million for the six-month period ended June 30, 2008. During the same periods, these non-investment expenses consisted of related party management compensation of $6.9 million and $8.9 million, respectively, and general and administrative expenses of $8.6 million and $7.2 million, respectively. During the six-months ended June 30, 2009 and 2008, the Company incurred $0.2 million and $2.3 million, respectively, in base management fees and $0 and $0.9 million, respectively, of incentive fees. During the six-months ended June 30, 2009 and 2008, the aggregate base management fees and incentive fees payable were reduced by collateral management fee credits of $0.2 million and $3.2 million, respectively. The Company recognized stock-based compensation expense related to shares of restricted common stock granted to the officers of the Company and key employees of the manager and Cohen & Company of $0.2 million and $0.8 million during the six-month periods ended June 30, 2009 and 2008, respectively.

During the six-month periods ended June 30, 2009 and 2008, the CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen & Company of $6.7 million and $8.1 million, respectively. The collateral management fees are expenses of consolidated CDO entities and relate to the on-going collateral management services that Cohen & Company provides for CDOs. The decrease in related party management compensation is attributable to the decrease in CDO collateral management fees resulting from the defaulted and deferring TruPS CDO collateral.

Our general and administrative expenses are primarily attributable to professional service expenses, including legal services, CDO trustee compensation, rating agency fees, audit and audit-related fees, tax compliance services, and consulting fees relating to Sarbanes-Oxley compliance.

Interest and other income. Our interest and other income decreased by $2.0 million to $0.6 million for the six-month period ended June 30, 2009 from $2.6 million for the six-month period ended June 30, 2008. This decrease is primarily attributable to $1.9 million in reduced interest earned on cash deposits with financial institutions and interest earned on restricted cash of our consolidated CDO entities. The average total unrestricted and restricted cash balance decreased from $192.2 million for the six-month period ended June 30, 2008 to $150.9 million for the six-month period ended June 30, 2009, while the average interest rate earned on cash decreased from 2.7% to 0.8% over the same period.

Net change in fair value of investments in debt securities and loans and non-recourse indebtedness. On January 1, 2008, we adopted SFAS No. 159 and elected to apply the fair value option for our investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. During the six-month period ended June 30, 2009, the net change in fair value of investments in debt securities and loans and non-recourse indebtedness was a $547.8 million gain. The net change in fair value is comprised of approximately $355.9 million of gains recorded on our investments in debt securities and loans and approximately $191.9 million of gains recorded on liabilities. During the six-month period ended June 30, 2008, the net change in fair value of financial instruments was $70.2 million. The net change in fair value is comprised of approximately $2.0 billion of losses recorded on our investments in debt securities, which was offset by approximately $2.1 billion of gains recorded on liabilities.

Net change in fair value of derivative contracts. During the six-month periods ended June 30, 2009 and 2008, we recorded a net change in fair value of derivative contracts of $31.7 million and ($45.8) million, respectively. Upon the adoption of FAS No. 159, we discontinued hedge accounting on a significant portion of our interest rate swaps and therefore all changes in fair value of these interest rate swaps are recorded in earnings. The change in fair value during the six-month period ended June 30, 2009 is primarily attributable to unrealized gains on derivative contracts of $70.4 million partially offset by net periodic interest payments on interest rate swaps of ($38.7) million. The change in fair value during the six-month period ended June 30, 2008 is attributable to a $62.9 million loss on interest rate swap contracts and a $17.1 million gain on our CDS positions.

Impairments on other investments and intangible assets. Impairments on other investments and intangible assets decreased by $8.1 million to $4.7 million for the six-month period ended June 30, 2009 from $12.8 million for the six-month period ended June 30, 2008. The impairments on investments and intangible assets for the six-month period ended June 30, 2009 is attributable to write-downs of REO property. The impairments on investments and intangible assets for the six-month period ended June 30, 2008 is attributable to the complete impairment of our goodwill of $5.0 million, $6.4 million of write-downs of REO property, and $1.4 million of impairments on other investments.

Net realized loss on sale of assets. During the six-month period ended June 30, 2009, the Company recorded losses on the sale of assets of approximately $16.1 million. These losses are attributable to the sale of TruPS in a consolidated CDO entity, for which losses were recorded of $10.1 million, the sale of leveraged loans, for which losses were recorded of $2.7 million, and a $3.3 million realized loss on the sale of property included in the residential mortgage portfolio. During the six-month period ended June 30, 2008, the Company recorded losses on the sale of assets of approximately $3.2 million. These losses are attributable to the sale of leveraged loans and TruPS during the period, for which losses were recorded of $1.4 million and $1.8 million, respectively.

Benefit (provision) for income taxes. Our domestic TRSs are subject to U.S. federal and state income and franchise taxes. During the six months ended June 30, 2009, we recorded income tax expense of $22.6 million primarily relating to increases to the fair value of leveraged loans classified as held for sale. An income tax benefit was recorded of $3.4 million relating to a $2.6 million federal tax refund and net operating loss carryforwards from on-balance sheet warehousing facilities for the six-month period ended June 30, 2008.

Net (income) loss attributable to noncontrolling interests. Net (income) loss attributable to noncontrolling interests represents the portion of net income (loss) generated by consolidated entities that are not attributable to our ownership interest in those entities. Net (income) loss attributed to noncontrolling interests changed $120.3 million to ($161.1) million for the six-month period ended June 30, 2009 as compared to ($40.8) million for the six-month period ended June 30, 2008. This change is primarily attributable to the noncontrolling interest impact of the net change in fair value of financial instruments and the allocation of net investment income/(loss) and other expenses of our consolidated CDO entities to noncontrolling interest holders.

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

Net income (loss attributable to common stockholders). Our net loss attributable to common stockholders decreased $1.2 billion to approximately ($146.3) million for the year ended December 31, 2008 from a net loss attributable to common stockholders of ($1.3) billion for the year ended December 31, 2007. Our net loss attributable to common stockholders for the year ended December 31, 2008 was primarily attributable to net changes in fair value of financial instruments recorded in earnings subsequent to our adoption of SFAS No. 159, loan loss provisions on our residential mortgage and leveraged loan portfolio, partially offset by gains from the repurchase and retirement of a portion of our convertible debt and net investment income generated by our investments in TruPS, MBS, leveraged loans and residential mortgages. Our net loss attributable to common stockholders for the year ended December 31, 2007 was primarily attributable to impairments on investments of approximately $1.4 billion, net investment income generated by our investments in TruPS, leveraged loans, residential mortgages and MBS, which were offset by the reclassification into the income statement of MBS related cash flow hedging losses that were previously included in accumulated other comprehensive loss.

Net investment income. Our net investment income decreased $30.5 million to $53.1 million for the year ended December 31, 2008 from approximately $83.6 million for the year ended December 31, 2007. The table below summarizes net investment income by investment type for the following periods:

For the Year Ended December 31, 2008

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investments in TruPS	$309,086	$(228,693)	$—	$80,393
Investments in leveraged loans	64,448	(35,216)	(19,910)	9,322
Investments in MBS	118,968	(107,630)	—	11,338
Investments in residential mortgages	59,591	(55,262)	(41,197)	(36,868)
Other investments	1,949	—	—	1,949
Recourse indebtedness	—	(13,034)	—	(13,034)

Total	$554,042	$(439,835)	$(61,107)	$53,100

For the Year Ended December 31, 2007

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investments in TruPS	$353,862	$(293,329)	$—	$60,533
Investments in leveraged loans	62,655	(40,509)	(8,283)	13,863
Investments in MBS	234,535	(218,021)	—	16,514
Investments in residential mortgages	71,310	(65,021)	(7,935)	(1,646)
Other investments	5,094	(314)	—	4,780
Recourse indebtedness	—	(10,441)	—	(10,441)

Total	$727,456	$(627,635)	$(16,218)	$83,603

Our investment interest income decreased $173.5 million to $554.0 million for the year ended December 31, 2008 from $727.5 million for the year ended December 31, 2007. The decrease in investment interest income is attributable to a decrease in the weighted-average coupon rates in our target asset classes from 6.6% for the year ended December 31, 2007 to 5.0% for the year ended December 31, 2008, slightly offset by an increase in the Company’s average investment balances from $10.96 billion for the year ended December 31, 2007 to $10.99 billion for the year ended December 31, 2008.

Our investment interest expense decreased $187.8 million to $439.8 million for the year ended December 31, 2008 from $627.6 million for the year ended December 31, 2007. Upon the adoption of SFAS No. 159, we discontinued hedge accounting for a significant portion of our derivatives and therefore, approximately $34.2 million of periodic net interest payments on these interest rate swaps is no longer recorded within net investment income. Additionally, the decrease in investment interest expense is attributable to a decrease in the weighted-average coupon rate for CDO notes payable from 5.8% as of December 31, 2007 to 4.0% as of December 31, 2008 and a decrease in the Company’s average CDO notes payable from $8.9 billion for the year ended December 31, 2007 to $8.8 billion for the year ended December 31, 2008.

Our provision for loan losses relates to investments in residential mortgages and leveraged loans. The provision for loan losses increased by $44.9 million, to $61.1 million for the year ended December 31, 2008 from $16.2 million for the year ended December 31, 2007. The increase is primarily a result of the continued increases in the number of delinquent residential mortgage loans experienced in 2008 as a result of the turmoil in the housing markets. The 60-plus day delinquencies in our residential mortgage portfolio increased from 3.9% as of December 31, 2007 to 14.8% as of December 31, 2008. Additionally, the increase in our leveraged loan provisioning is primarily the result of continued deterioration in macro-credit conditions and the resulting impact to the middle-market companies that we lend to. We maintain an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of estimated losses and inherent risks in the portfolios. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.

Expenses. Our non-investment expenses increased by $5.0 million to $34.2 million for the year ended December 31, 2008 from $29.2 million for the year ended December 31, 2007. During the same periods, these non-investment expenses consisted of related party management compensation of $19.6 million and $17.3 million, respectively, and general and administrative expenses of $14.6 million and $11.9 million, respectively. During the year ended December 31, 2008 and 2007, the Company incurred base and incentive management fees, net of asset management fee credits, of $2.7 million and $0, respectively. The $2.7 million of net fees earned by the manager were primarily the result of the $43.9 million gain on extinguishment of debt recorded during the three months ended September 30, 2008. The Company recognized stock-based compensation expense related to shares of restricted common stock granted to the officers of the Company and key employees of the manager and Cohen of $0.9 million and $1.8 million during the years ended December 31, 2008 and 2007, respectively.

During the years ended December 31, 2008 and 2007, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen of $16.0 million and $15.5 million, respectively. The collateral management fees are expenses of consolidated CDO entities and relate to the on-going collateral management services that Cohen provides for CDOs. The increase in related party management compensation is primarily attributable to the increase in investments financed through CDO transactions and the collateral manager fees incurred by these consolidated CDO entities, partially offset by the decrease in CDO collateral manager fees resulting from the $551.0 million of defaulted and deferring TruPS CDO collateral.

Our general and administrative expenses are primarily attributable to professional service expenses, including legal services, CDO trustee compensation, rating agency fees, audit and audit-related fees, tax compliance services, and consulting fees relating to Sarbanes-Oxley compliance.

Interest and other income. Our interest and other income decreased by $14.6 million to $3.9 million for the year ended December 31, 2008 from $18.5 million for the year ended December 31, 2007. This decrease is primarily attributable to $12.3 million in reduced interest earned on cash deposits with financial institutions and interest earned on restricted cash of our consolidated CDO entities. The average total unrestricted and restricted cash balance decreased from $359.0 million for the year ended December 31, 2007 to $175.6 million for the year ended December 31, 2008, while the average interest rate earned on cash decreased from 5.2% to 2.2% over the same period. Additionally, during the year ended December 31, 2007, the Company received a one-time capital commitment fee of $1.2 million from Cohen for its services as first loss provider during the warehouse period.

Net change in fair value of investments in debt securities and non-recourse indebtedness. On January 1, 2008, we adopted SFAS No. 159 and elected to apply the fair value option for our investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. During the year ended December 31, 2008, the net change in fair value of investments in debt securities and loans and non-recourse indebtedness was a $30.5 million gain. The net change in fair value is comprised of approximately $4.18 billion of losses recorded on our investments in debt securities and loans, which was offset by approximately $4.21 billion of gains recorded on liabilities.

Net change in fair value of derivative contracts. During the years ended December 31, 2008 and 2007, we recorded a net change in fair value of derivative contracts of $(242.1) million and $80.7 million, respectively. Upon the adoption of SFAS No. 159, we discontinued hedge accounting on a significant portion of our interest rate swaps and therefore all changes in fair value of these interest rate swaps are recorded in earnings. The change in fair value during the year ended December 31, 2008 is primarily attributable to a $257.5 million loss on interest rate swap contracts, which is partially offset by a $17.1 million gain on our CDS positions. The interest rate swap losses described above were impacted by the reclassification to the income statement of $48.6 million of MBS related cash flow hedge losses that were previously recorded in accumulated other comprehensive loss. The reclassifications resulted from our determination that the forecasted transactions that the instruments hedge are no longer probable of occurring due to the likelihood of or actual liquidation of our Kleros Real Estate I, II, III, and IV portfolios. The change in fair value during the year ended December 31, 2007 is primarily attributable to a $84.3 million gain on CDS positions.

Credit default swap premiums. As described above, we previously held CDS positions. During the year ended December 31, 2008 and the year ended December 31, 2007, we recorded credit default swap premiums on our CDS positions of $2.9 million and $3.2 million, respectively

Impairments on investments and intangible assets. Our impairments on investments and intangible assets decreased by $1.4 billion to $8.4 million for the year ended December 31, 2008 from $1.4 billion for the year ended December 31, 2007. The impairments on investments and intangible assets for the year ended December 31, 2008 is attributable to impairments of our goodwill of $5.0 million, $1.2 million of write-downs of REO property and $2.2 million of impairments on other investments. During the year ended December 31, 2007, the Company recorded other-than-temporary impairments of $1.3 billion in its consolidated MBS portfolio, recorded a $41.4 million impairment on other non-consolidated CDO investments that are primarily collateralized by MBS, and recorded $18.1 million of other-than-temporary impairments of certain assets underlying our TruPS portfolio.

Gain/(loss) on disposition of consolidated entities. During the year ended December 31, 2008, the Company sold a subsidiary that owned the remaining $87.5 million notional value of CDS positions for $70.4 million in proceeds. The Company recorded a net loss upon disposition of the consolidated subsidiary of ($5.6) million. Following the June 2008 sale, the Company no longer holds any investments in CDS. During the year ended December 31, 2007, the Company recorded a gain on disposition of consolidated entities of $11.0 million related to a TruPS warehouse arrangement through a VIE. On September 29, 2007, the VIE received notice it was in default and the VIE was deconsolidated from the Company’s consolidated financial statements as the Company was no longer the primary beneficiary of the VIE.

Gain on repurchase of debt. During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of our outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this proxy statement/prospectus, $28.7 million principal amount of our contingent convertible debt securities remains outstanding.

Net realized loss on sale of assets. During the year ended December 31, 2008, the Company recorded losses on the sale of assets of approximately $12.9 million. These losses are attributable to the sale of leveraged loans, TruPS, and MBS during the period, for which losses were recorded of $1.4 million, $2.2 million, and $0.8 million, respectively, and a $8.5 million realized loss on the sale of property included in the residential mortgage portfolio. During the year ended December 31, 2007, the Company recorded losses on the sale of assets of approximately $16.2 million. These losses were attributable to the sale of adjustable rate residential mortgages and investment securities in CDO entities collateralized by MBS at a loss of $2.0 million and $2.4 million, respectively, as well as an $11.2 million loss on the disposition of TruPS assets included in a VIE which was deconsolidated and accounted for as a sale.

Net income attributable to noncontrolling interests. Net income attributable to noncontrolling interests represents the portion of net income generated by consolidated entities that are not attributable to our ownership interest in those entities. Net income attributable to noncontrolling interests decreased $9.2 million to $10.5 million for the year ended December 31, 2008 as compared to $19.7 million for the year ended December 31, 2007. This decrease is primarily attributable to the noncontrolling interest impact of the net change in fair value of financial instruments, which is partially offset by the allocation of net investment income and other expenses of our consolidated CDO entities to noncontrolling interest holders.

Benefit/(Provision) for income taxes. Our domestic TRS are subject to United States federal and state income and franchise taxes. An income tax benefit was recorded of $26.2 million relating to changes in fair value of financial instruments and net operating loss carryforwards from on-balance sheet warehouse facilities for the year ended December 31, 2008. An income tax provision of $2.3 million was recorded for the year ended December 31, 2007 related to increased earnings generated at our domestic TRS and tax provision of undistributed earnings of the REIT.

During the year ended December 31, 2008, we recorded a valuation allowance of $13.5 million related to our inability to utilize certain federal net operating losses.

The Company’s domestic TRS had federal net operating loss carryforwards for which a deferred tax asset of $38.6 million and $1.1 million was recorded as of December 31, 2008 and 2007, respectively. These carryforwards are subject to annual limitations and will expire in 2028. The Company believes that the realization of the recognized net deferred tax asset of $25.0 million (after valuation allowance) is more likely than not based on expectations as to future taxable income in the jurisdictions in which it operates.

In addition, the Company (excluding the domestic TRS) has capital loss carryforwards of approximately $10.6 million, which expire in the tax year ending December 31, 2011, and net operating loss carryforwards of approximately $42.6 million, which expire in the tax year ending December 31, 2028. The Company has not recorded a tax benefit as of December 31, 2008 on either the capital loss carryforwards or the net operating loss carryforwards as the Company is not subject to United States federal income tax as long as the Company maintains its qualification to be taxed as a REIT.

Comparison of the Year Ended December 31, 2007 to the Period from January 31, 2006 through December 31, 2006

Net income (loss attributable to common stockholders). Our net income attributable to common stockholders decreased $1.3 billion to a net loss attributable to common stockholders of approximately ($1.3) billion for the year ended December 31, 2007 from net income attributable to common stockholders of $22.0 million for the period from January 31, 2006 through December 31, 2006. Our net loss attributable to common stockholders for the year ended December 31, 2007 was primarily attributable to impairments on investments of approximately $1.4 billion, which were offset by net investment income generated by our investments in TruPS, MBS, leveraged loans and residential mortgages, and realized gains on derivative contracts. Our net income attributable to common stockholders for the period from January 31, 2006 through December 31, 2006 was primarily attributable to net investment income generated by our investments in TruPS, leveraged loans, residential mortgages and MBS.

Net investment income. Our net investment income increased $58.0 million to $83.6 million for the year ended December 31, 2007 from approximately $25.6 million for the period from January 31, 2006 through December 31, 2006. The table below summarizes net investment income by investment type for the following periods:

For the Year Ended December 31, 2007

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investment in TruPS	$353,862	$(293,329)	$—	$60,533
Investments in Leveraged Loans	62,655	(40,509)	(8,283)	13,863
Investments in Mortgage-Backed Securities	234,535	(218,021)	—	16,514
Investments in Residential/Commercial Mortgages	71,310	(65,021)	(7,935)	(1,646)
Other CDO investments	5,094	(314)	—	4,780
Recourse indebtedness	—	(10,441)	—	(10,441)

Total	$727,456	$(627,635)	$(16,218)	$83,603

For the Period from January 31, 2006 Through December 31, 2006

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investment in TruPS	$107,107	$(92,206)	$—	$14,901
Investments in Leveraged Loans	17,754	(11,559)	(1,606)	4,589
Investments in Mortgage-Backed Securities	71,897	(65,822)	—	6,075
Investments in Residential/Commercial Mortgages	18,425	(17,948)	(332)	145
Other CDO investments	430	(117)	—	313
Recourse indebtedness	—	(469)	—	(469)

Total	$215,613	$(188,121)	$(1,938)	$25,554

Our investment interest income increased $511.9 million to $727.5 million for the year ended December 31, 2007 from $215.6 million for the period from January 31, 2006 through December 31, 2006. The increase in investment interest income is attributable to an increase in the amount of interest earning assets in our target asset classes for 2007 compared to 2006. We had total investments at fair value in our target asset classes of $8.5 billion as of December 31, 2007 as compared to $10.0 billion as of December 31, 2006. Although the fair value of interest earning assets decreased $1.5 billion since December 31, 2006, we closed three securitization transactions during the fourth quarter of 2006 which increased our interest earning assets by $2.3 billion.

Our investment interest expense increased $439.5 million to $627.6 million for the year ended December 31, 2007 from $188.1 million for the period from January 31, 2006 through December 31, 2006. The increase in investment interest expense is attributable to the $1.1 billion increase in interest bearing liabilities that are financing our interest earning assets acquired since December 31, 2006. We had total indebtedness of $11.1 billion as of December 31, 2007 as compared to $10.0 billion as of December 31, 2006.

Our provision for loan losses relates to investments in residential and commercial mortgages and leveraged loans. The provision for loan losses increased by $14.3 million, to $16.2 million for the year ended December 31, 2007 from $1.9 million for the period from January 31, 2006 through December 31, 2006. We maintain an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of estimated losses and inherent risks in the portfolios. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.

Expenses. Our non-investment expenses increased by $19.1 million to $29.2 million for the year ended December 31, 2007 from $10.1 million for the period from January 31, 2006 through December 31, 2006. During the same periods, these non-investment expenses consisted of related party management compensation of $17.3 million and $6.3 million, respectively, and general and administrative expenses of $11.9 million and $3.8 million, respectively. During the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, the Company incurred base and incentive management fees, net of asset management fee credits of $0 and $0.8 million, respectively. The Company recognized stock-based compensation expense related to shares of restricted common stock granted to the officers of the Company and key employees of the manager and Cohen of $1.8 million and $0.8 million during the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, respectively.

During the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen of $15.5 million and $4.4 million, respectively. The collateral management fees are expenses of consolidated CDO entities and relate to the on-going collateral management services that Cohen provides for CDOs. The increase in related party management compensation is primarily attributable to the increase in investments financed through CDO transactions and the collateral manager fees incurred by these consolidated CDO entities. We expect that non-investment expenses may increase as we continue to increase our operations.

Our general and administrative expenses are primarily attributable to professional service expenses, including legal services, audit and audit-related fees, tax compliance services, and consulting fees relating to Sarbanes-Oxley compliance.

Interest and other income. Our interest and other income increased by $12.7 million to $18.5 million for the year ended December 31, 2007 from $5.8 million for the period from January 31, 2006 through December 31, 2006. This increase is primarily attributable to $11.2 million of additional interest earned on increased amounts of cash held on deposit with financial institutions and interest earned on restricted cash of our consolidated CDO entities. Additionally, during the year ended December 31, 2007, the Company entered into a warehouse risk-sharing agreement with a third party investment bank for short term investment purposes. The warehouse risk-sharing agreement terminated during the period as a result of the transfer of accumulated warehoused ABS to a CDO that was structured by Cohen and its affiliates. The Company did not purchase an interest in the CDO transaction, although in consideration of the benefits that Cohen and its affiliates received upon the closing of the ABS CDO, Cohen paid a one-time capital commitment fee of $1.2 million to the Company for its services as first loss provider during the warehouse period.

Realized gain on interest rate swaps. During the year ended December 31, 2007, the Company realized a $0.5 million loss on a warehouse financing arrangement relating to off-balance sheet MBS assets that were acquired during the second quarter. Additionally, during the year ended December 31, 2007, we recorded $3.5 million of gains as a result of the termination of interest rate swap contracts in connection with the sale of investments in residential mortgages and losses of $1.0 million as a result of the termination of interest rate swap contracts in connection with the deconsolidation of two on-balance sheet warehouse facilities. During the period from January 31, 2006 through December 31, 2006, the Company realized $7.7 million of gains on derivative contracts. The gains consisted of $6.8 million realized as a result of the Company’s termination of its MBS credit agreement and $0.9 million realized as a result of terminating an interest rate swap contract in connection with the residential mortgage loan sale. The Company has accounted for the interest rate swap contracts entered into by the lender of the MBS credit agreement as an embedded derivative within the consolidated financial statements. These amounts were reclassified from unrealized gains on interest rate swaps during the year ending December 31, 2006 as a result of the termination of the respective interest rate swap contracts.

Unrealized gain (loss) on interest rate swaps. During the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, we recorded an unrealized gain (loss) on interest rate swaps of $(5.7) million and $1.7 million, respectively. Certain of our interest rate swap contracts were not designated as interest rate hedges at inception; therefore, the change in fair value during the period in which the interest rate swap contracts are not designated as hedges is recorded as an unrealized gain on interest rate swaps in the statement of income (loss).

Realized and unrealized gains on credit default swaps. During the year ended December 31, 2007, we purchased CDS contracts that are referenced to certain MBS and CDOs that are trading in the public markets. To date, we hold $95.9 million notional amount of CDS contracts. The risk management objective of the CDS contracts is to potentially offset losses on MBS held in our consolidated CDO entities. Under the terms of the CDS, we agree to make periodic payments, usually ratably over the swap term, in exchange for the agreement by the other counterparty to pay an agreed upon value for a debt instrument of a specified issuer, should the issuer enter into an event of default as defined in each particular CDS contract during the swap term. During the year ended December 31, 2007, the Company recorded $67.0 million of unrealized gains and $17.3 million of realized gains on CDS contracts within its consolidated financial statements.

Gain on freestanding derivatives. During the year ended December 31, 2007, the Company recognized a $(1.8) million loss on an off-balance sheet warehouse facility. The loss was due to the decline in fair value of the TruPS assets accumulated on the warehouse facility and the amount represented one-hundred percent of the Company’s first loss deposit and accrued but not paid earnings on the warehouse arrangements. This loss was offset by $1.9 million of gains on freestanding derivatives relating to our interests in other off-balance sheet warehouses during the year. During 2006, free-standing derivative income of $2.1 million was generated by the difference between the interest earned on the investments and the interest charged by the warehouse provider from the dates on which the respective investments were acquired.

Impairments on investments. During the year ended December 31, 2007, the Company recorded other-than-temporary impairments of $1.3 billion relating to its MBS investments and $41.4 million of other CDO investments that are primarily collateralized by MBS. The Company recorded other-than-temporary impairments primarily because of significant increases in the estimated cumulative default rates of the underlying collateral of the respective MBS, which resulted in significant decreases to the Company’s estimates of the future cash flows of the respective MBS. During the twelve-months ended December 31, 2007, we also recorded an $18.1 million other-than-temporary impairment of certain assets underlying our TruPS portfolio. The other-than-temporary impairments relate to two banks that deferred on their interest payments during the period. Although the TruPS allow for deferral of interest, we recorded other-than-temporary impairments due to the deterioration of the banks’ financial condition. Other-than-temporary impairments are recorded within impairment on investments in the consolidated statement of income/(loss).

During the year ended December 31, 2007, the Company recognized a $2.7 million impairment of a first-loss warehouse deposit that was held by a consolidated VIE. The first-loss deposit related to a TruPS warehouse arrangement that the Company entered into during the first quarter of 2007. The Company contributed the first-loss deposit amount to a special purpose entity or VIE that in turn pledged the cash to an investment bank in connection with the warehouse arrangement. The VIE received notice that on September 29, 2007 it was in default on the terms of the warehouse arrangement and that the VIE and the Company no longer had decision making rights with respect to the exit strategy of the assets accumulated in the warehouse. The stated maturity date of the warehouse agreement was September 29, 2007. As of September 29, 2007, the Company has deconsolidated this VIE from its consolidated financial statements because the Company is no longer the primary beneficiary of the VIE. The Company accounted for the deconsolidation of the VIE as a sale of the net assets of the entity and recorded a $10.3 million gain on disposition of a consolidated investment. Additionally, upon determining that the deconsolidation of the assets of the VIE will be accounted for as a sale, the Company recognized an $11.2 million realized loss on the disposition of TruPS assets included in the VIE. The net cash and economic impact of this transaction was the loss of $2.7 million which includes the first-loss deposit and accrued but unpaid interest.

Realized loss on sale of investments. During the year ended December 31, 2007, we recorded losses on the sale of investments of approximately $16.2 million. During the period, we sold $516.2 million of adjustable rate residential mortgages at a loss of $2.0 million. Additionally, during the period our consolidated CDO entities that are collateralized by MBS sold $998.6 million of investment securities and realized a net loss of $13.6 million. During the period from January 31, 2006 through December 31, 2006, we recorded losses on investments of approximately $2.3 million. During June 2006, we sold $87.0 million of 7/1 adjustable rate residential mortgages at a loss of $0.9 million. In connection with the sale of the residential mortgages we terminated an interest rate swap contract and recorded a gain of $0.9 million in earnings.

Additionally, during the fourth quarter of 2006, two of our consolidated CDO entities that are collateralized by MBS sold $43.9 million of investment securities and realized a loss of $1.1 million.

Net income attributable to noncontrolling interests. Net income attributable to noncontrolling interests represents the portion of net income generated by consolidated entities that are not attributable to our ownership interest in those entities. Net income attributable to noncontrolling interests increased $12.1 million to $19.7 million for the year ended December 31, 2007 as compared to $7.6 million for the period from January 31, 2006 through December 31, 2006. This increase is primarily attributable to our investment in additional CDO transactions. Our ownership of consolidated CDOs ranged from 55.0% to 80.0% of the preferred shares issued by each CDO.

Provision for income taxes. Our domestic TRS are subject to United States federal and state income and franchise taxes. Provision for income taxes increased approximately $1.5 million to approximately $2.3 million for the year ended December 31, 2007 as compared to approximately $0.8 million for the period from January 31, 2006 through December 31, 2006. This increase is primarily attributable to increased earning at our domestic TRS and tax provision on undistributed earnings of the REIT.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay dividends and other general business needs. We believe our available cash balances and cash flows from operations will be sufficient to fund our currently anticipated liquidity requirements for the next twelve months, but our ability to grow our business will be limited by our ability to obtain future financing. In addition, our liquidity could be adversely affected by a decline in our stock price, as discussed below. Management has evaluated our current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands.

We are currently financing our TruPS, MBS and leveraged loan portfolio with a warehouse facility and CDO notes payable. As of June 30, 2009, the Company is not financing any investments with short-term repurchase agreements that subject the Company to margin calls or potential recourse obligations in excess of posted first loss deposits. We currently have no commitments for any additional financings, and we may not be able to obtain any additional financing at the times required and on terms and conditions acceptable to us. If we fail to obtain needed additional financing, the pace of our growth would be adversely affected. Furthermore we are a party to a derivative contract that may subject us to margin calls up to a maximum amount of $8.8 million in the event the Class A-1 notes of the Alesco XIV CDO are downgraded below “AAA” and the Company’s stockholders’ equity decreases below $250 million. During the six months ended June 30, 2009, the Class A-1 Notes of the Alesco XIV CDO were downgraded to “A+”; however, the Company was not required to post margin collateral as of June 30, 2009. The maximum amount of the margin exposure is equal to the notional amount of the contract and the amount of required margin varies based upon the Company’s outstanding equity balance and the rating level assigned to the Alesco XIV Class A-1 Notes.

On October 10, 2008, the Company was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to its common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1 for 10 reverse stock split of the outstanding shares of its common stock. Under the NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. However, on February 26, 2009, the NYSE granted NYSE-listed companies a reprieve from the NYSE’s $1 minimum price requirement until June 30, 2009 which reprieve was subsequently extended for an additional month through July 31, 2009. In addition, the NYSE permanently decreased its market-capitalization standard to $15 million for listed companies, which previously required that average market capitalization of a NYSE-listed company be at least $25 million over any 30 consecutive trading day period. We therefore have until September 13, 2009 to become compliant with the NYSE minimum share price standard. If we fail to meet any of the NYSE’s other listing standards, however, we may be delisted for failing to comply with the continued listing standards.

During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of our outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this filing, $28.7 million principal amount of our contingent convertible debt securities remain outstanding. The holders of our remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, our common stock ceases to be listed on the NYSE, another established national securities exchange or an automated OTC trading market in the United States. If we are unable to remedy the deficiency described above and remain listed on the NYSE and if we are unable to list our common stock on another established national securities exchange or automated United States OTC trading market, there is a risk that some or all holders of our convertible notes will exercise their right to require us to repurchase their notes. There can be no assurance that we would be able to satisfy such repurchase requests.

As of June 30, 2009, the Company’s consolidated financial statements include $88.9 million of cash and cash equivalents and total indebtedness of $3.2 billion. Total indebtedness includes recourse indebtedness of $77.7 million and $3.1 billion of non-recourse debt relating to consolidated VIEs. The creditors of each consolidated VIE have no recourse to the general assets or credit of the Company. The Company’s maximum exposure to loss as a result of its involvement with each consolidated VIE is the equity that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures.

Our primary cash needs include the ability to:

•	make required distributions of earnings to maintain our qualification as a REIT, which is based upon the existence of current taxable income;

•	pay costs of borrowings, including interest on such borrowings and expected CDO, CLO and other securitization debt;

•	pay base and incentive fees to our manager and pay other operating expenses;

•	fund investments and discretionary repurchases of our debt and equity securities;

•	make payments as our debt comes due;

•	make margin deposits on derivative instruments; and

•	pay federal, state and local taxes of our domestic TRSs.

We intend to meet these short-term requirements through the following:

•	revenue from operations, including interest income from our investment portfolio;

•	interest income from temporary investments and cash equivalents; and

•	proceeds from future borrowings or offerings of our common stock.

From our inception through the beginning of the credit crisis in August 2007, we sought to finance our assets on a long-term basis through CDOs and CLOs. The disruption in the credit markets has substantially forestalled our ability to execute new CDOs and CLOs. If the securitization markets re-open in the future, the costs of securitizing assets may be higher than what we experienced in the past. Increased securitization costs may cause us to realize lower returns on our equity for investments in future CDOs as compared with the returns that we have realized to date on completed CDOs that have lower financing costs. If securitization costs become unacceptably high, or if securitization financing remains unavailable, we may not be willing or able to complete a securitization for assets that have been purchased using short-term warehouse lines. In that event, we may potentially lose the first loss cash that we had deposited with the warehouse lender. If we are unable to deploy our capital in high-yielding CDO investments quickly or at all, we would need to find alternative investments which may be lower yielding.

Overcollateralization and Other Credit Enhancement Tests

The terms of the CDO and CLO and other securitization vehicles that we use to finance our investments generally provide that the principal amount of assets must exceed the principal balance of the related securities to be issued by the securitization vehicle by a certain amount, commonly referred to as “over-collateralization.” The terms of the securitization generally provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the securitization vehicle securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests, based on delinquency levels or other criteria including downgrades by the rating agencies of the underlying portfolio securities of the securitization vehicle, may restrict our ability to receive cash distributions from assets collateralizing the securitization vehicle securities. The performance tests may not be satisfied. In addition, collateral management agreements typically provide that if certain over-collateralization ratio tests are failed and an event of default occurs, the collateral management agreement may be terminated by a vote of the security holders and the security holders have the option to liquidate the underlying collateral securities. If the assets held by a securitization vehicle fail to perform as anticipated, our liquidity may be adversely affected.

The following summarizes certain key over-collateralization test matters for each of our respective target asset classes:

•

MBS — As previously disclosed, the Kleros Real Estate CDOs have all failed over-collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to the Company. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed over-collateralization tests, the net interest earnings of the three remaining CDOs will continue to be reflected in the Company’s net investment income and taxable income. We have received written notice from the trustees of Kleros Real Estate I, II and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation will be used to repay the controlling class debtholder. As of the current date, the controlling class debtholders of Kleros Real Estate I, II and IV have not exercised their rights to liquidate any of the CDOs.

•

Securitized Residential Mortgages — The majority of our investments in residential mortgage loans are included within a securitization trust in which we own all of the subordinated notes including an interest-only subordinated note. When principal and interest are collected from the underlying residential mortgage loans, such cash flow is distributed sequentially to the senior notes, then to the interest-only subordinated note, and finally to the remainder of the subordinated notes. Losses are allocated to the notes in reverse sequential order such that losses are borne by subordinated notes ahead of the senior notes. Significant losses have been realized on the subordinated notes to date and are expected to continue. The two most subordinated classes of notes owned by the Company have already been reduced to zero as a result of such allocation of losses. These losses are attributable to an increase in the delinquency rate of the underlying pool of mortgage loans since the closing date of the securitization, which has also caused a reduction in the amount of principal and interest that is collected from the mortgage loans. To the extent such collections continue to decrease, there may not be sufficient cash flow to pay any principal and interest to the subordinated notes until the senior noteholders have been paid in full.

•

TruPS — Our investments in TruPS are also financed with CDOs that are subject to over-collateralization requirements. The over-collateralization requirements in the TruPS CDOs are typically triggered in the event that more than three percent of the par value of collateral securities that collateralize the CDO debt defer on a principal or interest payment or are otherwise determined to be defaulted in accordance with the indenture for the particular CDO. As of June 30, 2009, we have experienced 63 bank deferrals or defaults and one insurance company default in our TruPS portfolio. As of June 30, 2009, the aggregate principal amount of investments in the 64 TruPS that have defaulted or are currently deferring interest payments is $1.1 billion, representing approximately 20.6% of the Company’s consolidated TruPS portfolio. The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which the Company holds equity interests. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of equity securities, will no longer receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests. The Company does not expect to receive cash distributions from its TruPS CDOs for the foreseeable future. There can be no assurance that we will not experience additional deferrals or defaults that will result in further over-collateralization test failures or be able to extend the cure periods of the deals currently failing over-collateralization tests.

•

Leveraged Loans — The over-collateralization requirements in the leveraged loan CLOs are typically triggered in the event that we experience significant losses on the sale of assets below par, as well as unrealized fair value adjustments on certain assets as mandated by the indentures which govern our leveraged loan CLOs. The primary cause for such fair value adjustments are default activity, and credit downgrades in the underlying asset pool. In the event that an over-collateralization failure occurs in a leveraged loan CLO, changes to the priority of payments will result in the equity holders, including us, of the CLO not receiving any cash flows until such time as the over-collateralization failure is cured. Management continues to closely monitor and actively manage the leveraged loan portfolio as a result of the continued deterioration in macro-credit conditions and the potential for significant stress on the middle-market companies in our portfolio. Subsequent to June 30, 2009, we experienced an interest diversion test failure in Emporia Preferred Funding II, Ltd. The failure was primarily attributable to an increase in defaulted assets collateralizing the CLO. As a result of the interest diversion test failure in Emporia Preferred Funding II, Ltd., the Company did not receive any of its quarterly distribution in July 2009, and assuming no additional defaults or significant credit downgrades the Company does not expect to receive its quarterly cash distribution for several quarters.

Warehouse Financing Arrangements

As of June 30, 2009, we were party to the following agreement which is collateralized by the assets shown below:

Financing Facilities (and Aggregate Borrowing Capacity)	Termination Date	Assets Being Financed
Leveraged loan related warehouse facility	May 2009	$143.3 million

As of June 30, 2009, the Company’s consolidated financial statements included $106.6 million of warehouse credit facility debt in the form of short term notes payable. Warehouse credit facility debt relates to an on-balance sheet warehouse facility entered into by a subsidiary of the Company with the intention of financing the acquisition of leveraged loans on a short-term basis until longer-term financing is available. As of June 30, 2009, the Company has invested $38.5 million of capital in this financing arrangement, which contractually matured in May 2009. As previously disclosed, the warehouse is currently in default and therefore, there is no borrowing capacity, the facility is bearing a penalty interest rate equal to the daily commercial paper rate plus 300 basis points, and all principal and interest collections are used to amortize the warehouse credit facility debt. The Company expects that the warehouse lender will liquidate all of the $143.3 million of par value of leveraged loans during the third quarter of 2009. As a result of the liquidation of the collateral, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $38.5 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

Contractual Commitments

The table below summarizes the Company’s contractual obligations (excluding interest) under borrowing agreements as of June 30, 2009 (amounts in thousands):

		Payments Due by Period
	Total Notional	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Non-recourse obligations:
Trust preferred obligations	$385,600	$—	$—	$—	$385,600
Securitized mortgage debt	789,598	—	—	—	789,598
CDO notes payable	8,422,554	—	—	—	8,422,554
Warehouse credit facilities	106,582	106,582	—	—	—
Interest payable(2)		241,250	689,205	855,813	7,993,088
Commitments to purchase and fund securities and loans(1)	58,783	58,783	—	—	—

Total non-recourse obligations	9,763,117	406,615	689,205	855,813	17,590,840
Recourse:
Junior subordinated notes	49,614	—	—	—	49,614
Contingent convertible debt	28,650	—	—	—	28,650
Interest payable(2)		6,780	12,664	13,095	124,265

Total recourse obligations	78,264	6,780	12,664	13,095	202,529

Total	$9,841,381	$413,395	$701,869	$868,908	$17,793,369

(1)	Amounts reflect our consolidated CDOs’ requirement to purchase additional collateral in order to complete the ramp-up collateral balances and to fund revolving obligations. Of this amount, $30.8 million has been advanced through CDO notes payable and is included in our restricted cash on our consolidated balance sheet as of June 30, 2009.
(2)	Interest payable represents the current interest accrued as of June 30, 2009 and future estimates of interest payment obligations. The future estimates are based on the estimated interest rate multiplied by the current notional outstanding for each debt obligation. We estimated future interest payment obligations for variable rate indexed obligations using a forward interest rate curve.

Inflation

We believe that the principal risk to us from inflation is the effect that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation. We expect to mitigate against this risk through our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Fair Values

For certain of the financial instruments that we own, fair values will not be readily available since there are no active trading markets for these instruments as characterized by currency exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these investments using various valuation techniques, such as pricing of comparable financial instruments computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. Minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values. These estimates and assumptions are indicative of the interest rate environments as of June 30, 2009 and do not take into consideration the effects of subsequent interest rate fluctuations.

We note that the values of our investments in MBS, residential mortgages, TruPS, and derivative instruments will be sensitive to changes in market interest rates, interest rate spreads, credit spreads and other market factors. The value of these investments can vary materially from period to period.

Securities Repurchases

In August 2007, our board of directors authorized us to repurchase up to $50 million of our common stock from time to time in open market purchases or privately negotiated transactions. We may also repurchase convertible debt securities from time to time in open market or privately negotiated transactions. We did not repurchase any shares of our common stock or any of our convertible debt securities during the six months ended June 30, 2009. As of the date of this filing, $28.7 million principal amount of the Company’s contingent convertible debt securities remains outstanding. There can be no assurance as to the timing or amount of any future securities repurchases we may complete.

Off-Balance Sheet Arrangements and Commitments

We may maintain arrangements with various investment banks regarding CDO securitizations and off-balance sheet warehouse facilities. Prior to the completion of a CDO securitization, historically our off-balance sheet warehouse providers have acquired investments in accordance with the terms of the warehouse facility agreements. Pursuant to the terms of the warehouse agreements, we receive all or a portion of the difference between the interest earned on the investments acquired under the warehouse facilities and the interest accrued on the warehouse facilities from the date of the respective acquisitions. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse providers, and as a result, we bear the first dollar risk of loss up to our warehouse deposit if an investment held under the warehouse facility is liquidated at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to us. In the event that we are unable to obtain long-term CDO financing for the accumulated warehouse collateral, our cash collateral is at risk and may not be returned to the Company. The duration of a warehouse facility is generally at least nine months. These arrangements are deemed to be derivative financial instruments and are recorded by us at fair value in each accounting period with the change in fair value recorded in earnings. We were not party to any off-balance sheet arrangements as of June 30, 2009.

Legal Proceedings

On June 8, 2006, our loan to Beech Thicket Spring, Inc., Communities of Penland, LLC, COP Preservation Partners, LLC, F.W., Inc., The Penland Reserve Tract, LLC, and Triad Apartment Group, LLC in the original principal amount of $16.7 million, or the Penland Loan, matured. The outstanding balance at maturity was $11.8 million. The Penland Loan was guaranteed by five individuals, Anthony R. Porter, Dorothy M. Porter, Frank A. Amelung, Eugenia Amelung and Richard L. Amelung, which are collectively referred to as the Guarantors. On March 29, 2007, we obtained a judgment against the Guarantors for $13.1 million in the case styled Alesco Financial Inc. v. Anthony R. Porter, Dorothy M. Porter, Frank Amelung, Eugenia Amelung and Richard Amelung, in the United States District Court in the Middle District of Florida, Case No.: 3:07-cv-00032-HWM-HTS, or the Judgment. Frank A. Amelung, Eugenia Amelung and Richard L. Amelung sought protection in the United States Bankruptcy Court in the Southern District of Florida, West Palm Beach Division, In Re: Frank A. Amelung, Jr. and Eugenia Marie Amelung, Chapter 7 Debtors, Case No.: 07-15492-BKC-PGH, and In Re: Richard L. Amelung, Debtor Chapter 7, Case No.: 07-15493-BKC-PGH, respectively. We have made a claim in both cases for the amount of the Judgment, reduced as the Penland Loan otherwise is collected. At least two parties, including the trustee in each case, have filed pleadings objecting to the discharge of Frank A. Amelung and Richard L. Amelung. The ability to collect a material amount of the Judgment in the bankruptcy proceedings is slight, and we do not believe the other Guarantors have significant assets for levy. We retain our primary collateral consisting of real property in the mountains of North Carolina.

The Attorney General of North Carolina on June 6, 2007, filed suit against one or more of the borrowers and Guarantors of the Penland Loan described above, among others, in the case styled State of North Carolina ex rel, Roy Cooper, Attorney General vs. Peerless Real Estate Services, Inc., Village of Penland, L.L.C., MFSL Landholdings, L.L.C., Communities of Penland, L.L.C., COP Land Holdings, L.L.C., PG Capital Holdings, L.L.C., Anthony Porter, Frank Amelung, Richard Amelung, J. Kevin Foster, Neil O’Rourke, Michael Yeomans, and A. Greg Anderson, General Court of Justice, Superior Court Division, State of North Carolina, Wake County, Case No.: 07-CVS-9006. The North Carolina Attorney General alleged that the defendants in the case obtained monies from consumers in violation of North Carolina law relating to unfair or deceptive practices affecting commerce. The court in this case has issued an order appointing a receiver for the assets of the corporate defendants in the case, Peerless Real Estate Services, Inc., Village of Penland, L.L.C., MFSL Landholdings, L.L.C., Communities of Penland, L.L.C., COP Land Holdings, L.L.C., and PG Capital Holdings, L.L.C., and has since added the rest of our borrowers not originally named as defendants for receivership. We are not a named party in this action, but the receivership includes substantially all of the North Carolina real property collateral held by us to secure the Penland Loan. The complaint filed by the North Carolina Attorney General seeks to void all contracts between the named defendants and consumers in the alleged deceptive scheme identified in the complaint, the return of all monies obtained by the named defendants in the alleged deceptive scheme, civil penalties against the named defendants and attorney fees from the named defendants. The Order Appointing Receiver purports to authorize the receiver, among other things, to sell and dispose of property of the borrowers in the receivership free and clear of all liens and other collateral interests, which liens or other collateral interests will then attach to the proceeds. We have not received notice of any such sale or disposition of our collateral, and we plan to protect vigorously any and all liens and other collateral interests in the collateral for the Penland Loan. In the pleadings in this case, we have learned that two of the Guarantors and other officers of our borrowers have pled guilty to one or more felony counts relating to fraud involving the sale of real property in and around our remaining collateral in North Carolina and that the receiver also has been appointed special master in the restitution proceedings in the criminal cases. We intend to continue to foreclose some or all our collateral, which may require this court’s approval, and pursue collection by all other available means.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk pertains to losses resulting from changes in interest rates and equity security prices. We are exposed to credit risk and interest rate risk related to our investments in assets in our target asset classes.

Market Risk

The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy had been adversely impacted by the credit crisis. Available liquidity, particularly through asset-backed securities (ABS) CDOs and other securitizations, declined precipitously during the second half of 2007, continued to decline in 2008 and remains depressed as of the date of this filing. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued pricing declines in the U.S. housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis. The disruption in these markets directly impacts our business because our investment portfolio includes investments in MBS, residential mortgages, leveraged loans and bank and insurance company debt. We have historically financed our investments with on and off-balance sheet warehouse facilities and on-balance sheet CDOs and CLOs. We continue to have exposure to these markets and products and as market conditions continue to worsen the fair value of our investments could further deteriorate. In addition, market volatility, illiquid market conditions and disruptions in the credit markets have made it extremely difficult to value certain of our securities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these securities in future periods. Any of these factors could require us to take further writedowns in the fair value of our investments portfolio, which may have an adverse effect on our results of operations in future periods.

The disruption in the credit markets has severely restricted our ability to complete new CDOs and CLOs. In addition, banks are capital constrained and this severely limits their ability to provide new financing commitments. We expect this situation to continue for the foreseeable future until markets stabilize, credit concerns dissipate and capital becomes less constrained. We are fortunate that the substantial portion of our portfolio is financed with in-place, long-term financing. However, as of June 30, 2009, we had $38.5 million of cash deposited with a warehouse lender to collateralize a warehouse facility for leveraged loan assets. Upon the expected liquidation of the collateral in the warehouse, we will likely lose the first loss cash that we had deposited with the warehouse lender in the amount of $38.5 million.

Interest Rate Risk

Interest rates may be affected by economic, geopolitical, monetary and fiscal policy, market supply and demand and other factors generally outside our control, and such factors may be highly volatile. Our interest rate risk sensitive assets and liabilities and financial derivatives typically will be held for long-term investment and not held for sale purposes. Our intent in structuring CDO and CLO transactions and other securitizations will be to limit interest rate risk with a financing strategy that matches the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

We generally make investments that are either floating rate or fixed rate. Our floating rate investments will generally be priced at a fixed spread over an index such as LIBOR that reprices either quarterly or every 30 days based upon movements in effect at each measurement date. Given the frequency of future price changes in our floating rate investments, changes in interest rates are not expected to have a long term material effect on the value of these investments. Our net investment income will be subject to an increase or decrease in the event that there is a fluctuation in interest rates between the period which the assets and liabilities reprice (typically a five to ten day period). Increases or decreases in LIBOR will have a corresponding increase or decrease in our interest income and interest expense, thereby generally mitigating the net earnings impact on our overall portfolio. In the event that long-term interest rates increase, the value of our fixed-rate investments would be diminished. We have hedged this risk where the benefit outweighs the cost of the hedging strategy. Such changes in interest rates would not have a material effect on the income of these investments, which generally will be held to maturity.

Through June 30, 2009, we entered into various interest rate swap agreements to hedge variable cash flows associated with CDO notes payable. These interest rate swaps have an aggregate notional value of $2.2 billion and are used to swap the variable cash flows associated with variable rate CDO notes payable into fixed-rate payments. As of June 30, 2009, the interest rate swaps had an aggregate liability fair value of $191 million. Changes in the fair value of interest rate swaps are recorded in earnings.

Through December 31, 2008, we entered into various interest rate swap agreements to hedge variable cash flows associated with CDO notes payable. These cash flow hedges have an aggregate notional value of $2.2 billion and are used to swap the variable cash flows associated with variable rate CDO notes payable into fixed-rate payments. As of December 31, 2008, the interest rate swaps had an aggregate liability fair value of $267 million. Changes in the fair value of interest rate swaps are recorded in earnings.

The following table quantifies the potential change in net investment income for the year ended December 31, 2008, and the change in the net fair value of our investments and indebtedness as of December 31, 2008 should interest rates increase or decrease 100 basis points in the LIBOR interest rate curve, both adjusted for the effects of our interest rate hedging activities:

	100 Basis Point Increase	100 Basis Point Decrease
	(dollars in thousands)
Net investment income from variable rate investments and indebtedness	$2,222	$(2,222)
Net fair value of fixed rate investments and indebtedness	$(253,938)	$(299,871)

We will seek to manage our credit risk through Cohen’s underwriting and credit analysis processes that are performed in advance of acquiring an investment. The TruPS, leveraged loans, residential and commercial mortgage loans, real estate-related senior and subordinated debt securities, RMBS, CMBS and other investments that we expect to consider for future CDO and CLO transactions and other securitizations will be subject to a comprehensive credit analysis process.

We expect to make investments that are denominated in U.S. dollars, or if made in another currency we will enter into currency swaps to convert the investment into a United States dollar equivalent. It may not be possible to match the payment characteristics of the investment with the terms of the currency swap to fully eliminate all currency risk and such currency swaps may not be available on acceptable terms and conditions based upon a cost/benefit analysis.

Available Information

Our Internet website address is www.alescofinancial.com. We make available through our website, free of charge, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such information with, or furnish it to, the SEC.

Our SEC filings are available to be read or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our filings can also be obtained for free on the SEC’s Internet site at http://www.sec.gov. The reference to our website address does not constitute incorporation by reference of the information contained on our website in this proxy statement/prospectus or other filings with the SEC, and the information contained on our website is not part of this proxy statement/prospectus.

INFORMATION REGARDING COHEN BROTHERS, LLC

In this section titled “Information Regarding Cohen Brothers, LLC”, “Company,” “we,” “us,” and “our” refer to Cohen Brothers, LLC on a consolidated basis, unless otherwise indicated, and “AFN” refers to Alesco Financial Inc.

BUSINESS

Overview

We are an investment firm specializing in credit related fixed income investments. We began operations, through our predecessors, in 1999 as an investment firm focused on small and mid-cap banks, but have grown over the past ten years into a more diversified fixed income specialty investment firm. We are organized into three business segments — Capital Markets, Asset Management and Principal Investing. Our revenues have increased from $11.2 million for the year ended December 31, 2003 to $83.3 million for the year ended December 31, 2008.

Our business has been materially affected by conditions in the financial markets and current economic conditions. The world financial markets have experienced unprecedented volatility and declines across asset classes. The credit markets in the United States began suffering significant disruption in the second half of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. Available liquidity, particularly through the types of investment vehicles that we specialize in, declined precipitously and remains depressed as of the date of this proxy statement/prospectus. Most sectors of the financial markets have experienced declines over the past several quarters, including international equity and credit markets, driven, in part, by significant deleveraging and the difficulty of pricing risk into the market, thus affecting investors all over the world.

Financial information concerning our business segments is set forth in “— Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC” and the consolidated financial statements and notes thereto beginning on page [—].

Capital Markets

Our Capital Markets business segment consists of sales and trading, as well as origination, structuring and placement of fixed income securities through our broker dealer subsidiary, CCS. CCS is a registered broker dealer under the Exchange Act, is a member of FINRA and the Securities Investor Protection Corporation, or SIPC, and is licensed to conduct its brokerage activities in all 50 states and the District of Columbia. In addition, our European subsidiary, EuroDekania Management, is regulated by the Financial Services Authority, or FSA, in the United Kingdom.

Our fixed income sales and trading group provides trade execution to corporate and institutional investors. We specialize in the following products: high grade corporate bonds, ABS, CLOs, MBS, TruPS, whole loans and other structured financial instruments. We believe that we are one of the most active participants in the brokering of TruPS due to our knowledge of the transactions and the relationships we maintain with institutional investors in these securities. In addition, during the securitization process, our Capital Markets business segment generates fees for the following services: (1) origination fees for corporate debt issues originated by Cohen and (2) new issue securitization revenues associated with arranging or participating in new securitizations. Our Capital Markets group is based in New York with satellite offices in Boston, Chicago, London, Philadelphia, San Francisco and Washington D.C.

We have been in the Capital Markets business since our inception. Our Capital Markets division has transformed over time in response to market opportunities and the needs of our clients. The initial focus was on sales and trading of listed equities of small financial companies with a particular emphasis on bank stocks. Early on, a market opportunity arose for participation in a particular segment of the debt market, securitization of TruPS. We began assisting small banks in the issuance of TruPS through securitized pools. These investment vehicles were structured and underwritten by large investment banks while our broker dealer typically participated as a co-placement agent or selling group member. We also participated in the secondary market trading of these securities between institutional clients. For the better part of a decade, we have actively engaged in the brokering of TruPS and pooled TruPS in the secondary market.

There has been essentially no new issuance of pooled TruPS since early 2007 because the credit market disruption has resulted in market yields that are much higher than the banks would be willing to pay to issue securities into an investment vehicle. However, while new issuance has been dormant, the secondary trading volumes have increased dramatically. A large number of entities are motivated or being forced to sell their holdings. Reasons for this selling include margin calls on financed assets, hedge fund redemptions, warehouse liquidations and investment vehicles breaching covenants and liquidating. At the same time, investors who had historically invested in the initial issuance of these securities have not been as active in the market. While the exact timing of the successive waves of de-leveraging and liquidations that are likely to occur cannot be known, the credit losses that will in many cases ultimately force these outcomes are already in the pipeline. We recognized that the conditions that have caused increased secondary trading opportunities in the TruPS market also existed in other credit-based fixed income markets. High grade corporate bonds, RMBS, CMBS, European credit securities and levered finance securities (high yield bonds and leveraged loans) all face similar conditions.

In early 2008, our management team made the strategic decision to restructure our capital markets business model from an exclusive focus on TruPS and structured credit products to a more traditional fixed income broker dealer platform with smoother, diversified revenue streams primarily from trading activity. We have hired sales and trading professionals with expertise in areas that complement our core competency in structured credit. Our Capital Markets staffing increased from six sales and trading professionals at the beginning of 2008 to 42 sales and trading professionals as of August 5, 2009.

Trades in our Capital Markets division can be either risk-based or riskless. Risk-based trades involve us owning the securities and thus placing our capital at risk. Such risk-based trading activity may include the use of leverage. Any gains or losses on securities that we have purchased in the secondary market are recorded in our Capital Markets business segment, whereas any gains or losses on securities that we retained in our sponsored investment vehicles are recorded in our Principal Investing business segment. Riskless trades are transacted with a customer order in hand, resulting in virtually no risk to us. Market conditions have allowed us to focus on riskless trades of securitized financial products beginning in 2007, through 2008 and in 2009. During the year ended December 31, 2008, our riskless principal trading revenue was $22.9 million, an increase of 228% over the prior year period. In the same period, our volume of risk-based trading activity has declined due to lower amounts of committed capital and limited competitive pressure to commit capital.

Asset Management

Our Asset Management business segment serves the needs of client investors by managing assets within a variety of investment vehicles, including investment funds, permanent capital vehicles and CDOs. We earn management fees for services provided to these investment vehicles. Management fees are based on the value of the assets under management, or AUM, or the investment performance of the vehicle, or both. As of June 30, 2009, we had $17.6 billion in AUM.

Investment Funds:

The Brigadier Entities

In May 2006, we sponsored the formation of a Delaware limited partnership, Brigadier Capital LP, or Brigadier LP. Brigadier LP invests substantially all of its assets in, and conducts its investment program primarily through, Brigadier Capital Master Fund Ltd., a Cayman Islands exempted company, or the Brigadier

Master Fund. In addition, there is a separately managed account that we manage under the same investment strategy as the investment limited partnership, or the Brigadier Separate Account. Collectively, we refer to Brigadier LP, the Brigadier Master Fund, the Brigadier Separate Account, and other related entities as the Brigadier Entities. The primary investment activities of the Brigadier Entities focus on relative value strategies in the credit markets. Target assets include long and short exposure to corporate investment grade and high yield securities, MBS, structured credit and other related securities, derivatives and indices.

The general terms of the Brigadier Entities include a minimum initial capital contribution of $500,000, a one-year lock-up period, quarterly redemptions after the lock-up period upon 90 days notice, capital contributions accepted on the first business day of each quarter, no restrictions on the amount of leverage utilized, a 2.0% annual management fee paid quarterly, a 20% annual incentive fee on the excess net capital appreciation after deducting management fees payable only if the net capital is above its high water mark, and quarterly reporting requirements. All of these terms are subject to the discretion of Brigadier LP and Brigadier GP LLC as set forth in Brigadier LP’s Limited Partnership Agreement with Brigadier GP LLC.

We earn management and incentive fees based on the performance of the Brigadier Entities. We do not earn management or incentive fees on our own investment in the Brigadier Entities; however, we do earn investment returns on our investment in the Brigadier Entities through our Principal Investing business segment.

For the year ended December 31, 2008, the Brigadier Master Fund had an annual return of 15.4% and the Brigadier Master Fund and the Brigadier Separate Account had a combined NAV of approximately $190 million, of which $14.0 million represented our investment in the Brigadier Entities. As of June 30, 2009, the Brigadier Master Fund had a year-to-date return of -0.1% and has had annualized returns of 19.3% since inception. As of June 30, 2009, the Brigadier Master Fund and the Brigadier Separate Account had a combined NAV of approximately $74.9 million, of which $4.1 million represented our investment in the Brigadier Entities. We seeded Brigadier LP with an initial investment of $30 million at its inception. Our investment in Brigadier LP was at its highest level of $54.5 million in March 2008. Primarily in order to meet the repayment obligations of our bank debt, we began redeeming our investment in Brigadier LP in May 2008. During the ten-month period from May 2008 through February 2009, we redeemed $52.6 million of our investment in Brigadier LP. In April 2009, three key portfolio managers left the Brigadier Entities and Daniel G. Cohen was named chief investment officer. From June 30, 2009 through August 18, 2009, the Brigadier Entities have issued actual redemptions of $35.0 million and received an additional $19.4 million of redemption requests. It is unknown what, if any, additional consequences there may be as a result of these departures.

In September 2008, the Brigadier Entities won an award for best “Long/Short Credit Hedge Fund—Relative Value” presented by CreditFlux magazine, a publication that covers the credit markets. The award was based on quantifiable return and volatility measures.

Deep Value Entities

In October 2007, we sponsored the formation of a Delaware limited partnership, Strategos Deep Value Mortgage Fund LP, or Deep Value, which consummated its first closing in April 2008 and its final closing in October 2008. In February 2009, an additional separate fund was created that we manage under the same investment strategy as Deep Value. Deep Value invests substantially all of its assets in, and conducts its investment program primarily through, Strategos Deep Value Mortgage Master Fund, Ltd., a Cayman Islands exempted company, or the Deep Value Master Fund. Collectively, we refer to Deep Value, the Deep Value Master Fund, the separate fund, and other related entities as the Deep Value Entities. The Deep Value Entities are closed-end distressed debt funds that seek to earn investment returns by investing in a diversified portfolio of ABS consisting primarily of RMBS and other real estate related securities, as well as other United States real estate related assets and related securities. The Deep Value Entities’ management team consists primarily of investment professionals from our Strategos Capital Management, LLC, or Strategos, ABS team.

The general terms of the Deep Value Entities include a minimum capital contribution of $10 million, no redemptions, no short sales, no leverage, no trading with any Cohen-related entity except as part of an exit strategy, 10% maximum concentration of non-real estate related assets, 5% maximum concentration in any single issuer of securities, investment in assets located primarily in the United States, avoid investments in securities paying dividends or interest income subject to United States withholding taxes, committed capital must be drawn within one year of the final closing, orderly liquidation upon certain events, and a 1.5% annual management fee paid quarterly.

One year from the final closing, the Deep Value Entities will begin to distribute at least quarterly all net cash available for distribution as follows:

1. Return of Capital: 100% to the limited partner investors in proportion to their capital contributions until the aggregate cumulative distributions equal their aggregate capital contributions;

2. Preferred Return: 100% to the limited partner investors until each has received a return of 10% compounded annually on their total capital contributions for the period that they were outstanding;

3. First Tier Incentive Fee: 80% to the general partner and 20% to the limited partners until the aggregate distributions made to the general partner equal 20% of the cumulative distributions made to all limited partner investors pursuant to the Preferred Return and this First Tier Incentive Fee; and

4. Second Tier Incentive Fee: 80% to the limited partner investors and 20% to the general partners.

We earn management fees based on the drawn committed capital of the Deep Value Entities during the first year after the final closing and thereafter based on the NAV of the Deep Value Entities; however, we do not earn management fees on our own investment in the Deep Value Entities. As described above, we could also earn an incentive fee based on the performance of the Deep Value Entities when the funds liquidate in three to five years. The Deep Value Entities have an expected term of three years from the final closing, but may be extended for one year by the Deep Value Entities’ general partner and may be extended for an additional year with the approval of the Deep Value Entities’ advisory board. The advisory board is comprised of representatives from select limited partners not affiliated with Deep Value’s general partner or us. In addition, we earn investment returns on our investment in the Deep Value Entities through our Principal Investing business segment.

We seeded the Deep Value Entities with an initial capital commitment of $15 million at their inception. During April to October 2008, $110 million of outside capital was committed to the investment fund. In February and July 2009, an additional $25 million and $7 million, respectively, of outside capital was committed through a separate fund. The initial capital commitments are fully drawn. As they are closed-end funds, investors in the Deep Value Entities do not have redemption rights. While the Deep Value Entities do not offer redemptions, we track NAV for informational and accounting purposes. As of December 31, 2008, the Deep Value Master Fund had a NAV of $111.6 million, of which $13.6 million represented our net investment in the Deep Value Entities, and a year-to-date return of -10.4%. As of June 30, 2009, the Deep Value Entities had a combined NAV of $160.9 million, of which $15.7 million represented our investment in the Deep Value Entities, and a year-to-date return of 15.5% on our investment.

Permanent Capital Vehicles:

The objective of the permanent capital vehicles is to provide stockholders with attractive risk-adjusted returns and predictable cash distributions by investing in selected credit asset classes. Recent events in the financial markets have challenged the investment strategy of our permanent capital vehicles. In general, poor credit performance reduces investor demand for the asset classes in which we specialize thereby making it more difficult for us to raise additional capital into existing permanent capital vehicles.

Alesco Financial Inc.

Historically, AFN invested primarily in (1) subordinated debt financings, primarily in the form of TruPS issued by banks, bank holding companies and insurance companies, and surplus notes issued by insurance companies; (2) leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and (3) mortgage loans and other real estate related senior and subordinated debt securities, RMBS and CMBS.

Alesco Financial Trust, or AFT, began operations in January 2006 when it raised approximately $102 million in net proceeds from a private offering of securities, and we purchased 400,000 shares of AFT at the initial private offering price of $10 per share. In October 2006, AFT merged with a publicly traded REIT, Sunset Financial Resources, Inc., or Sunset. Following the merger, Sunset changed its name to Alesco Financial Inc. In November 2006, AFN raised $256 million in net proceeds in a public secondary offering to further its investment strategy.

Our Chairman, Daniel G. Cohen, serves as the Chairman of AFN’s board of directors and our chief operating officer, James J. McEntee, III, serves as the Chief Executive Officer and a director of AFN. As of June 30, 2009, we owned less than 1.0% of AFN’s outstanding common shares, which were valued at $0.4 million. At June 30, 2009, AFN had a book value of $414.6 million, or $6.89 per share.

EuroDekania

EuroDekania Limited, or EuroDekania, is a Guernsey corporation that we manage. EuroDekania invests in hybrid capital securities of European bank and insurance companies, CMBS and RMBS. EuroDekania’s investments are denominated in Euros or British Pounds. EuroDekania began operations in March 2007 when it raised approximately €218 million in net proceeds from a private offering of securities, of which we invested €5.3 million.

Our Chairman, Daniel G. Cohen, serves as one of five members of the board of directors of EuroDekania. As of June 30, 2009, we owned 2% of EuroDekania’s outstanding shares, which were valued at $0.7 million. At June 30, 2009, EuroDekania had an estimated NAV of $124.6 million, or $5.21 per share.

MFCA

Muni Funding Company of America, LLC, or MFCA, is a Delaware limited liability company that we managed until March 18, 2009. MFCA primarily invests in securities that are exempt from United States federal income taxes either directly or through structured tax exempt pass through, or STEP, vehicles which are similar in nature to CDOs, as well as other structured credit entities. MFCA began operations in June 2007 when it raised approximately $159 million of net proceeds from a private offering of securities, of which we invested $5.0 million. In June 2009, MFCA completed a rights offering in which we invested $0.6 million.

Our Chairman, Daniel G. Cohen, serves as a member of the board of directors of MFCA, and our Chief Executive Officer, Christopher Ricciardi, served as a member of the board of directors of MFCA until March 18, 2009. As of June 30, 2009, we owned 3% of MFCA’s outstanding shares, which were valued at $1.9 million. At June 30, 2009, MFCA had a NAV of $72.0 million, or $1.99 per share.

In February 2009, a new shareholder obtained a controlling interest in MFCA and requested that Cohen’s management agreement with MFCA be assigned to a new management company controlled by the new majority shareholder. On March 18, 2009, Cohen assigned the MFCA management agreement to that new management company.

Star Asia

Star Asia is a Guernsey company that is externally managed by Star Asia Management Ltd., or Star Asia Manager, which is a 50/50 joint venture between us and a real estate investment management company. Star Asia seeks to invest in Asian commercial real estate structured finance products, including CMBS, corporate debt of

REITs and real estate operating companies, whole loans, mezzanine loans and other commercial real estate fixed income investments. Star Asia began operations in March 2007 when it raised approximately $255 million in net proceeds from a private offering of securities, of which we invested $10.0 million. In April 2008, Star Asia completed a rights offering, raising approximately $49 million in net proceeds, of which we invested $7.0 million. In December 2008, we made a follow-on investment of $0.4 million in Star Asia through a secondary trade.

Our Chairman, Daniel G. Cohen, is one of seven members of the board of directors of Star Asia. As of June 30, 2009, we owned approximately 9% of Star Asia’s outstanding shares, which were valued at $11.0 million. At June 30, 2009, Star Asia had a NAV of $165.4 million, or $29.88 per share.

Recently, the nature of Star Asia’s financing arrangements, the type of financial derivatives it entered into, and the currency risk arising from its investments have resulted in a significant decline in Star Asia’s unrestricted cash balances, primarily due to margin calls. As of August 5, 2009, Star Asia’s unrestricted cash balances totaled approximately $1.9 million. The risk of further margin calls associated with these arrangements and the general illiquid nature of Star Asia’s investments may negatively affect Star Asia’s ability to continue as a going concern.

Collateralized Debt Obligation Asset Classes:

A collateralized debt obligation is a form of secured borrowing. The borrowing is secured by different types of fixed income assets such as corporate or mortgage loans or bonds. The borrowing is in the form of a securitization, which means that the lenders are actually investing in notes backed by the assets. The lender will have recourse only to the assets securing the loan. We have originated assets for, served as co-placement agent for and continue to manage this type of investment vehicle, which is generally structured as a trust. In addition, from time to time, we invested in some of the debt and equity securities initially issued in the deals, gains and losses of which are part of our Principal Investing business segment.

The current credit crisis has caused available liquidity, particularly through these and other securitizations, to decline precipitously. Our ability to accumulate assets for securitization effectively ended with the market disruption. We securitized $14.8 billion of assets in 16 trusts during 2006; $17.8 billion of assets in 16 trusts during 2007; and $0.4 billion of assets in one trust during 2008.

These structures can hold different types of securities. Historically, we have focused on the following asset classes: (1) United States and European bank and insurance TruPS and insurance company subordinated debt; (2) United States ABS such as MBS and commercial real estate loans; (3) United States corporate loans; and (4) United States obligations of non-profit entities.

We generate asset management revenue for our services as asset manager. Recently, many of our sponsored collateralized debt obligations, particularly those where the assets are bank TruPS and ABS, have experienced asset deferrals, defaults and rating agency downgrades that reduce our management fees. In 16 out of 19 of our ABS deals, the extent of the deferrals, defaults and downgrades has caused credit-related coverage tests to trigger an event of default. Under an event of default, the senior debtholders in the structure can generally force a liquidation of the entity. To date, four of our ABS entities have been liquidated following an event of default. In addition, all of the bank TruPS entities we manage and all of the ABS entities we manage have experienced high enough level of deferrals, defaults and downgrades to shut off our subordinated management fees. In a typical structure, any failure of covenant coverage tests redirects cash flow to paying down the senior debt until compliance is restored. If compliance is ever restored, the entity will resume paying subordinated management fees to us, including those that would have accrued but remained unpaid during the period of non-compliance.

Our AUM increased from $965.8 million at December 31, 2003 to $17.6 billion at June 30, 2009, reflecting a compound annual growth rate of 69%, but has declined year-to-year since 2007. AUM refers to assets under management and equals the sum of the gross assets included in the collateralized debt obligations that we manage; plus the gross assets accumulated and temporarily financed in warehouse facilities during the accumulation phase of the securitization process, that are intended to be included in securitizations that we will sponsor in the near future; plus a portfolio of whole loans that we managed for Taberna Realty Finance Trust, or Taberna; plus the NAV of the permanent capital vehicles and investment funds we manage. Our definition of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our AUM measure includes, for instance, certain AUM for which we charge either no or nominal fees such as our assets in the accumulation phase for future securitization. Our definition of AUM is not based on any definition of AUM contained in our operating agreement or in any of our management agreements.

As of June 30, 2009, we had four subsidiaries that act as collateral managers and investment advisors to the collateralized debt obligations that we manage. Each of these entities is a registered investment advisor under the Investment Advisers Act.

Subsidiary	Product Line	Asset Class
Cohen & Company Financial
Management, LLC	Alesco	Bank and insurance TruPS, subordinated debt

Dekania Capital Management, LLC	Dekania U.S., Dekania Europe 1 & 2	Bank and insurance TruPS, subordinated debt

EuroDekania Management Limited	Neptuno Dekania Europe 3, Xenon	Corporate loans, broadly syndicated Bank and insurance TruPS, subordinated debt

Strategos Capital Management, LLC	Kleros, Libertas, Scorpius	ABS

The value to us of a collateralized debt obligation structure is derived from the arbitrage between the cost of borrowing and the return profile of the underlying collateral. With our asset classes, we seek to maximize the spread differential between the yield on the underlying collateral and our cost of financing. In addition, each portfolio is structured to maximize relative value based on our credit views and maximize diversification in order to minimize the effect of isolated credit events on the overall portfolio. Our management of the portfolio utilizes our infrastructure to minimize defaults of underlying assets and to maximize recoveries in the case of defaults.

We sought to achieve diversification of overall asset exposure. Thus, collateralized debt obligations were structured across a range of sectors to maximize portfolio diversification and to minimize correlation among the expected performance of our various asset classes.

The chart below shows the growth in our AUM by product line from December 31, 2003 through June 30, 2009.

	As of December 31,						As of 6/30/09
	2003	2004	2005	2006	2007	2008
	($ in millions)
Alesco	$666	$2,433	$4,385	$7,733	$9,404	$8,566	$7,753
Dekania U.S.	300	700	690	676	674	654	633
Dekania Europe(1)	—	—	357	789	1,295	1,625	1,620
Emporia(2)	—	—	287	739	1,159	1,170	—
Kleros	—	—	996	8,788	19,637	9,341	6,087
Libertas	—	—	—	584	3,282	412	141
Scorpius	—	—	—	1,510	1,415	441	—
Non-Profit(3)	—	—	—	203	397	391	—
Neptuno(1)	—	—	—	—	618	887	856

Total Closed Collateralized Debt Obligations AUM	966	3,133	6,715	21,022	37,881	23,487	17,090
Pre-Close Collateralized Debt Obligations AUM	—	858	3,134	6,000	984	177	—
Taberna AUM(4)	—	—	4,551	5,051	4,310	—	—
Permanent Capital Vehicles, Investment Funds and Other	—	—	—	317	748	627	494

Total AUM	$966	$3,991	$14,400	$32,390	$43,923	$24,291	$17,584

(1)	Dekania Europe and Neptuno portfolios are denominated in Euros; for purposes of this presentation they have been converted to U.S. dollars at the prevailing exchange rates at the points in time presented.

(2)	On February 27, 2009, we completed the sale of our Emporia contracts to an unrelated third party. For more information see “Certain Relationships and Related Party Transactions — Transactions Between AFN and Cohen — Emporia Agreement” beginning on page [—].

(3)	On March 18, 2009, we completed the assignment of our Non-Profit contract to an unrelated third party. For more information see footnote 6 to the unaudited June 30, 2009 consolidated financial statements of Cohen and footnote 25 to the audited December 31, 2008 consolidated financial statements of Cohen.

(4)	In 2005, we formed Taberna and spun it off in a private offering shortly after it was formed. Through June 2008, we provided oversight and monitoring services to Taberna for a portfolio of whole loans owned by Taberna. For more information see “— Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC” beginning on page [—].

A description of each of our collateralized debt obligation product lines is set forth below.

Alesco, Dekania and Xenon. Cohen & Company Financial Management, LLC manages our Alesco platform. Dekania Capital Management, LLC manages the first four Dekania deals that were issued, which include both Dekania U.S. (denominated in U.S. dollars) and Dekania Europe (denominated in Euros) structures. EuroDekania Management manages the last Dekania Europe and the only Xenon deals that were issued, which are both Euro-denominated. From the inception of these asset classes in September 2003 through June 30, 2009, we have originated or placed approximately $11.9 billion in subordinated financing in the form of TruPS and surplus notes issued by banks, bank holding companies, thrift holding companies and insurance companies in the United States and Europe. As of June 30, 2009, we managed 17 Alesco deals, two Dekania U.S. deals, three Dekania Europe deals, and one Xenon deal. These 23 entities have provided funding to 718 mid and small-sized banks, thrifts and insurance companies; of these credits, 32 have defaulted and 64 are deferring interest payments as of August 5, 2009. We have developed a network of nearly 30 third-party origination partners to source collateral across the United States and in Europe. We have eight professionals who are primarily focused on the Alesco/Dekania/Xenon programs.

In general, our Alesco and Dekania deals have the following terms. We receive senior and subordinate management fees, and there is a potential for incentive fees on certain deals if equity internal rates of return are greater than 15%. We can be removed as manager without cause if 66.7% of the rated noteholders and 66.7% of the equity holders vote to remove us, or if 75% of the most senior noteholders vote to remove us when certain over-collateralization ratios are below 100%. We can be removed as manager for cause if a majority of the controlling class of noteholders or a majority of equity holders vote to remove us. Cause includes unremedied violations of the collateral management agreement or indenture, defaults attributable to actions of the manager, misrepresentations or fraud, criminal activity, bankruptcy, insolvency or dissolution. There is a no-call period for the equity holders, which ranges from three to six years. Once this no-call period is over, a majority of the equity holders can trigger an optional redemption as long as it generates sufficient proceeds to cover all principal and accrued interest on the rated notes and all expenses. In ten years from closing, an auction call will be triggered if the rated notes have not been redeemed in full. In an auction call redemption, an appointee will conduct an auction for the collateral, which will only be executed if the highest bid results in enough proceeds to pay all principal and accrued interest on the rated notes and all expenses. If the auction has not been successfully completed, all residual interest that would normally be distributed to equity holders will be sequentially applied to principal of the rated notes. Any failure of over-collateralization coverage tests redirects interest to paying down notes until compliance is restored. The securities mature 30 years from closing. An event of default will occur if certain over-collateralization ratios drop below 100%. While an event of default exists, a majority of the senior noteholders can declare the principal and accrued and unpaid interest immediately due and payable.

In general, the Xenon deal has the following terms. We receive senior and subordinate management fees, and there is no potential for incentive fees. We cannot be removed as manager without cause. We can be removed as manager for cause if a majority of the securityholders or a majority of subordinated securityholders vote to remove us. Cause includes unremedied violations of the portfolio management agreement or trust agreement, breach of the portfolio management agreement that is not cured within 45-60 days, misrepresentations or fraud, criminal activity, bankruptcy, insolvency or dissolution, the occurrence of an event of default, or becoming subject to taxes that could be reduced by removing the manager. A majority of the subordinated securityholders can trigger an optional redemption as long as it generates sufficient proceeds to cover all principal and accrued interest on the senior securities and all expenses. The securities mature in four years from closing. An event of default will occur if default occurs for a period of three days or more in the payment of any sum due in respect of the securities, failure to perform or observe any obligation under the portfolio management agreement or trust agreement, or if any order is made by any competent court or any resolution passed for the winding-up or dissolution of the issuer other than for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangements on terms approved by the trustee. While an event of default exists, a majority of the senior securityholders can declare the principal and accrued and unpaid interest immediately due and payable.

Our aggregate Alesco, Dekania and Xenon AUM have increased from approximately $965.8 million as of December 31, 2003 to approximately $10.0 billion as of June 30, 2009, reflecting a compound annual growth rate of 53%. The growth in Alesco, Dekania and Xenon AUM is shown below. The Dekania Europe and Xenon deals have Euro denominations, which have been converted to U.S. dollars at the prevailing exchange rate at the time of the period presented.

Kleros/Libertas/Scorpius. Strategos manages our Kleros, Libertas and Scorpius programs. We have completed 13 deals under the Kleros and Kleros Real Estate brand names, collateralized by high grade RMBS (generally backed by securities initially rated single A or higher). We have also completed five deals under the Libertas brand name, collateralized by mezzanine grade ABS (generally backed by securities initially rated BBB on average) and one deal under the Scorpius brand name, collateralized by synthetic mezzanine grade ABS (generally backed by synthetic or credit default swap securities). During 2008, as a result of continued turmoil in the credit markets and the real estate sector in particular, one of the Kleros Real Estate and two of the Libertas deals were liquidated. In early 2009, the one Scorpius deal was liquidated. Strategos employs eight professionals.

In general, our Kleros and Libertas deals have the following terms. We receive senior management fees. All of the subordinate management fees have been deferred with no potential for collection, and there is no potential for incentive fees. Typically, we cannot be removed as manager without cause. We can be removed as manager for cause if 66.7% of the controlling class of noteholders or a majority of equity holders vote to remove us. In general, cause includes unremedied violations of the collateral management agreement or indenture, defaults attributable to actions of the manager, misrepresentations or fraud, criminal activity, bankruptcy, insolvency or dissolution, as well as an event of default. Certain of the deals have a reinvestment period after closing, which ranges from three to five years, when the manager may sell and purchase collateral for the portfolio; such reinvestment period is terminated upon the occurrence of an event of default. Typically, there is a three or four year no-call period for the equity holders. Once this no-call period is over, a majority of the equity holders can trigger an optional redemption as long as it generates sufficient proceeds to cover all principal and accrued interest on the notes and all expenses. In seven or eight years from closing, an auction call will be triggered if the rated notes have not been redeemed in full. In an auction call redemption, an appointee will conduct an auction for the collateral, which will only be executed if the highest bid results in enough proceeds to pay all principal and accrued interest on the notes and all expenses. There is no protection for equity holders in an auction call. If the auction has not been successfully completed, all residual interest that would normally be distributed to equity holders will be sequentially applied to principal of the rated notes. The securities mature 40-45 years from closing. An event of default will occur if certain credit covenant ratios drop below specific levels. While an event of default exists, a majority of the senior noteholders can declare the principal and accrued and unpaid interest immediately due and payable. Only two of our Kleros deals and one of our Libertas deals have not yet triggered an event of default.

AUM in our Kleros, Libertas and Scorpius product lines increased from $996.0 million as of December 31, 2005 to $24.3 billion as of December 31, 2007, reflecting a compound annual growth rate of 394%. This period of rapid growth was driven by high levels of home price appreciation as well as the loosening of mortgage underwriting standards which generated record mortgage origination volume. In 2007, many regions of the country started reporting declining home prices. The aggressive underwriting standards and declining home prices led to higher than anticipated delinquencies, defaults and losses. During the period from December 31, 2007 to June 30, 2009, our Kleros, Libertas and Scorpius AUM dropped by 74%, which was caused by the liquidations, deferrals, defaults and downgrades discussed above. The change in Kleros, Libertas and Scorpius AUM is shown below.

Neptuno. EuroDekania Management acts as junior investment manager to Neptuno CLO III B.V., or Neptuno III, a limited liability company incorporated under the laws of The Netherlands. The lead investment management partner on this deal is a large European bank. Neptuno III is comprised of European broadly syndicated corporate loans. We closed Neptuno III in December 2007. Neptuno III provided funding to 84 large corporations; of these credits, six have defaulted as of July 15, 2009. Neptuno III AUM was $617.6 million at December 31, 2007, $886.7 million at December 31, 2008 and $856.4 million at June 30, 2009. Neptuno III has a Euro denomination, which has been converted to U.S. dollars at the prevailing exchange rate at the time of the period presented.

In general, Neptuno III has the following terms. We receive senior and subordinate management fees, and there is no potential to earn incentive fees. We cannot be removed as junior investment manager without cause. We can be removed as junior investment manager for cause if 66.7% of the senior noteholders and 66.7% of the equity holders vote to remove us. Cause includes unremedied violations of the collateral management agreement or trust deed, breach of the collateral management agreement that is not cured within 30-60 days, misrepresentations or fraud, criminal activity, bankruptcy, insolvency or dissolution. There is a six year reinvestment period after closing when the manager may sell and purchase collateral for the deal. After the last day of the reinvestment period, collateral principal collections will be applied to the notes sequentially. There is a three year no-call period for the equity holders. Once this no-call period is over, a majority of the equity holders can trigger an optional redemption as long as it generates sufficient proceeds to cover all principal and accrued interest on the notes and all expenses. Any failure of over-collateralization coverage tests redirects interest to paying down notes until compliance is restored. Any failure of interest diversion tests during the reinvestment period redirects interest to purchasing collateral until compliance is restored. The maturity of the securities is 17 years from closing. An event of default will occur if certain over-collateralization ratios drop below 100%. While an event of default exists, a majority of the senior noteholders can declare the principal and accrued and unpaid interest immediately due and payable.

Principal Investing

Our Principal Investing business segment is comprised primarily of our seed capital investments in our investment vehicles and the related gains and losses that they generate.

Investment in our Investment Funds

Brigadier. We seeded Brigadier LP with an initial investment of $30 million at its inception in May 2006. This initial investment has been subsequently impacted by the fund’s returns as well as our redemptions. The change in value that is a result of the fund’s returns is what flows through our Principal Investing business segment statement of operations. During 2008, the Brigadier Master Fund had an annual return of 15.4% and we recorded $10.2 million of investment gains on our investment in Brigadier LP. During the first six months of 2009, the Brigadier Master Fund had a year-to-date return of -0.1% and we recorded $0.1 million of investment losses on our investment in Brigadier LP. Our investment in Brigadier LP was valued at $14.0 million at December 31, 2008 and $4.1 million at June 30, 2009. Our investment in Brigadier LP was at its highest level of $54.5 million in March 2008. Primarily in order to meet the repayment obligations of our bank debt, during 2008 and the first three months of 2009, we redeemed $52.6 million of our investment in Brigadier LP.

Deep Value. We seeded the Deep Value Entities with an initial capital commitment of $15 million at their inception in April 2008. The initial capital commitment was drawn during the following six months and is currently fully drawn. This initial investment has been subsequently impacted by the fund’s returns. As they are closed-end funds, investors in the Deep Value Entities do not have redemption rights. During 2008, the Deep Value Master Fund had a year-to-date return of -10.4% and we recorded $1.4 million of investment losses on our net investment in the Deep Value Entities. During the first six months of 2009, we had a year-to-date return of 15.5% and we recorded $2.1 million of investment gains on our investment in the Deep Value Entities. Our net investment in the Deep Value Entities was valued at $13.6 million at December 31, 2008 and $15.7 million at June 30, 2009.

Investments in Permanent Capital Vehicles

AFN. We made an initial investment of $4.0 million in AFT in its initial private offering of securities in January 2006. This initial investment of $4.0 million was converted into 504,000 AFN common shares upon AFT’s merger with Sunset. During 2008, we recorded $1.4 million of investment losses on our investment in AFN. Our 504,000 shares of AFN were valued at $0.2 million, or $0.44 per share, at December 31, 2008. During the first six months of 2009, we recorded $0.2 million of investment gains on our investment in AFN. Our 504,000 shares of AFN were valued at $0.4 million, or $0.79 per share, at June 30, 2009.

EuroDekania. We made an initial investment of €5.3 million in EuroDekania in its initial private offering of securities in March 2007. In addition to changes in the NAV of the entity, the value of our investment is impacted by changes in the U.S. dollar — Euro currency exchange rate due to the fact that our investment in EuroDekania is denominated in Euros. During 2008, we recorded $4.9 million of investment losses on our investment in EuroDekania of which approximately $0.3 million was due to negative foreign currency translation. Our 525,002 shares of EuroDekania were valued at $1.5 million, or $2.81 per share, at December 31, 2008. During the first six months of 2009, we recorded $0.8 million of investment losses on our investment in EuroDekania of which approximately $12,000 was due to negative foreign currency translation. Our 525,002 shares of EuroDekania were valued at $0.7 million, or $1.29 per share, at June 30, 2009.

MFCA. We made an initial investment of $5.0 million in MFCA in its initial private offering of securities in June 2007 and a follow-on investment of $0.6 million in its rights offering of securities in June 2009. During 2008, we recorded $3.2 million of investment losses on our investment in MFCA. Our 500,100 shares of MFCA were valued at $0.7 million, or $1.45 per share, at December 31, 2008. During the first six months of 2009, we recorded $0.5 million of investment gains on our investment in MFCA. Our 1,000,200 shares of MFCA were valued at $1.9 million, or $1.87 per share, at June 30, 2009.

Star Asia. We made an initial investment of $10.0 million in Star Asia in its initial private offering of securities in March 2007, a follow-on investment of $7.0 million in its rights offering of securities in April 2008, and a follow-on investment of $0.4 million in a secondary trade in December 2008. During 2008, we recorded $4.5 million of investment losses on our investment in Star Asia. Our 483,000 shares of Star Asia were valued at $10.5 million, or $21.83 per share, at December 31, 2008. During the first six months of 2009, we recorded

$0.5 million of investment gains on our investment in Star Asia. Our 483,000 shares of Star Asia were valued at $11.0 million, or $22.78 per share, at June 30, 2009. Recently, the nature of Star Asia’s financing arrangements, the type of financial derivatives it entered into, and the currency risk arising from its investments have resulted in a significant decline in Star Asia’s unrestricted cash balances, primarily due to margin calls. As of August 5, 2009, Star Asia’s unrestricted cash balances totaled approximately $1.9 million. The risk of further margin calls associated with these arrangements and the general illiquid nature of Star Asia’s investments may negatively affect Star Asia’s ability to continue as a going concern.

Investments in Other

Investments in Publicly Traded Equity Securities. In March 2005, we sponsored the formation of Taberna. Taberna was a separate company through which we spun off our business of originating TruPS issued by REITs and sponsoring and managing investment vehicles collateralized by those assets. We did not manage Taberna. In December 2006, Taberna was acquired by RAIT, a publicly-traded REIT (NYSE: RAS). Our Chairman, Daniel G. Cohen, is the former Chief Executive Officer and a trustee of RAIT. During 2008, we recorded $3.1 million of investment losses on our investment in RAIT. We owned 510,434 common shares of RAIT, which were valued at $1.3 million, or $2.60 per share, at December 31, 2008. During the first six months of 2009, we recorded $0.6 million of investment losses on our investment in RAIT. We owned 510,434 common shares of RAIT, which were valued at $0.7 million, or $1.37 per share, at June 30, 2009.

Investments in Collateralized Debt Obligation Securities. We have invested in various original issuance collateralized debt obligations securities of the deals we have sponsored and certain other deals that we have not sponsored. The original cost of these securities was $33.8 million. As of December 31, 2008, we had approximately $7.0 million in fair value of these collateralized debt obligation securities. During 2008, we recorded $5.7 million of investment losses on our investments in such securities. As of June 30, 2009, we had approximately $3.5 million in fair value of these collateralized debt obligations securities. During the first six months of 2009, we recorded $3.2 million of investment losses on our investments in these securities.

Investments in Equity Method Affiliates. We have three investments that are classified as equity method affiliates: Star Asia Manager, Dekania Corp., or DEKU, and Deep Value GP. For a discussion of the equity method of accounting see “— Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Critical Accounting Policies and Estimates — Investment Vehicles” beginning on page [—].

•

Star Asia Manager. We have an investment in Star Asia Manager, which serves as external manager to Star Asia. We and our joint venture partner each own 50% of Star Asia Manager. Therefore, the value of our investment in Star Asia Manager changes by 50% of Star Asia Manager’s net income or loss. As of December 31, 2008, our investment in Star Asia Manager was valued at $0.4 million. During 2008, we recorded $0.8 million of income from equity method affiliates related to our investment in Star Asia Manager. Our investment declined by $0.5 million related to a return of investment distribution in 2008. As of June 30, 2009, our investment in Star Asia Manager was valued at $0.4 million. During the first six months of 2009, we recorded $0.6 million of income from equity method affiliates related to our investment in Star Asia Manager. Our investment declined by $0.6 million related to a return of investment distribution in the first six months of 2009.

•

Dekania Corp. We sponsored the formation of DEKU, a business combination company. DEKU completed a $97 million public offering in February 2007 and was listed on the NYSE Amex, formerly the American Stock Exchange, under the symbol “DEK”. Immediately prior to the public offering, we invested $2.5 million in a private placement offering of the shares of DEKU. The private placement shares held by us were not registered with the SEC. A business combination company is formed for the purpose of acquiring one or more unidentified businesses. DEKU intended to acquire or merge with an insurance company incorporated in the United States, Canada, Bermuda or the Cayman Islands whose insurance risk is based in the United States. DEKU’s attempts at completing such an acquisition or merger were unsuccessful.

As of December 31, 2008, we owned 13.5% of DEKU’s outstanding shares and our equity method investment was valued at $1.9 million. During 2008, we recorded $0.5 million of loss on equity method investments related to our investment in DEKU.

In February 2009, DEKU liquidated and distributed its funds from the trust account, established as part of its initial public offering, to the holders of shares of common stock sold in the initial public offering. We (through our existing letter of credit arrangement) paid $2.6 million to the trust in conjunction with its liquidation. Additionally, we wrote off our equity method investment in DEKU for a total charge of $4.5 million. On February 27, 2009, DEKU filed a Certification of Termination of Registration on Form 15 with the SEC for the purpose of deregistering its securities under the Exchange Act. As a result, DEKU is no longer a public reporting company, its securities ceased trading on the NYSE Amex on February 18, 2009, and it was removed from listing and registration on the NYSE Amex on March 2, 2009. See note 19 to the audited December 31, 2008 consolidated financial statements of Cohen for more information regarding DEKU.

•

Deep Value GP. We serve as external manager of the Deep Value Entities and we own 50% of the general partner of Deep Value Onshore Fund and Deep Value Offshore Fund, or the Deep Value GP. Therefore, the value of our investment in Deep Value GP changes by 50% of Deep Value GP’s net income or loss. We made an initial investment in Deep Value GP of $100,000 in May 2008. As of December 31, 2008, our investment in Deep Value GP was approximately $67,000. During 2008, we recorded approximately $33,000 of loss from equity method investments related to our investment in Deep Value GP. As of June 30, 2009, our investment in Deep Value GP was approximately $76,000. During the first six months of 2009, we recorded approximately $9,000 of income from equity method investments related to our investment in Deep Value GP.

Interest and Dividend Income

In the Principal Investing business segment, we also earn interest and dividend income on our investments classified as other investments-fair value. During 2008, we recorded $3.0 million of interest and dividend income from our investments in AFN, RAIT, EuroDekania, MFCA, Star Asia and collateralized debt obligation securities. The $3.0 million consists of the following: AFN dividends of $0.3 million; RAIT dividends of $0.6 million; EuroDekania dividends of $1.1 million; MFCA dividends of $0.1 million; Star Asia dividends of $0.5 million; and interest income on CDO securities of $0.4 million. Additionally, we earned interest on cash of $0.9 million and miscellaneous interest of approximately $42,000 in 2008. During the first six months of 2009, we recorded $0.5 million of interest and dividend income from our investments in collateralized debt obligation securities and $84,000 of dividend income from our investment in EuroDekania. Additionally, we earned interest on cash of $39,000 in the first six months of 2009.

Competitive Strengths

By taking advantage of what we perceive as our competitive strengths, we will seek to grow our business and deliver superior returns for our investors:

Client Relationships. We maintain long-standing relationships with institutional investors. Our knowledge of structured financial instruments permits us to provide value to the investors in these securities, which has allowed us to continue to grow our business during times of unprecedented market dislocation and change.

Alignment with Our Investors. In order to align our interests with those of our investors, we invest capital in each of our businesses. We have made investments in each of our permanent capital vehicles and investment funds, as well as tranches of many of the collateralized debt obligations we have sponsored. In addition, a significant portion of the compensation of our senior management and investment professionals is based on the performance of our investment vehicles.

Management Arrangements Generate Recurring Fee Income. We manage investment vehicles pursuant to management agreements that typically generate recurring fee income during the life of the investment vehicle. In general, it is difficult for the investment vehicles to terminate our management arrangements in the absence of wrongdoing by us. However, as noted above, certain of our investment vehicles are liquidating or experiencing a high level of deferrals, defaults and downgrades that negatively impact our management fees and certain of our permanent capital vehicles are also experiencing NAV erosion.

Comprehensive Platform; Experienced Management. We have the capabilities and infrastructure to underwrite, originate and manage collateral; trade and distribute structured credit products; and create innovative alternative investment funds. Daniel G. Cohen and Christopher Ricciardi each have an average of almost 20 years of experience in structured finance, capital markets and asset management. We believe that our comprehensive capabilities and experienced personnel position us for continued growth.

Proprietary Operations Systems. Our proprietary operations software is complemented by third party systems and is designed with inherent flexibility to respond in real-time to changing client needs and to satisfy capacity to grow assets for existing and new investment products and strategies. Our technology and analytics systems incorporate underlying asset data, credit and surveillance systems, compliance monitoring tools, cash flow models and an investor reporting website. The investment in our internal systems is a driver for significant revenue growth without significant additional expense.

Extensive Risk Management Expertise. Measuring, understanding and controlling risk is fundamental to the way we do business. We employ sophisticated qualitative and quantitative institutional risk management systems to monitor and manage our exposure across our business lines. We have adopted formalized risk management policies and procedures. These policies and procedures are designed to limit loss frequency and severity. Consequently, we place significant emphasis on managing loss severity should losses occur. Our risk management group oversees and strives to take a proactive role in the effective management of the various financial and other associated risks in the normal course of our business activities. It gathers and analyzes data, monitors investments and markets in detail, and constantly strives to better quantify, qualify and circumscribe relevant risks.

Efficient and Scalable Operations. Our credit analysis, structuring and risk management expertise, together with our quantitative analytical capability and infrastructure of information technology, accounting, legal and other professionals with significant experience in our businesses, allows us to easily and quickly expand into new credit-based asset classes without incurring significant additional costs. During the current credit crisis, we reacted quickly to maintain a significant level of profitability through workforce reductions, cost cutting and repositioning investment professionals.

Growth Strategy

Our growth strategy is to continue to capitalize on current market conditions and enhance our sales and trading capabilities, as well as to leverage our asset management expertise to create innovative new investment funds. In addition, we may pursue an acquisition strategy as consolidation in our industry intensifies. We plan to achieve these objectives through the following strategies:

Enhance Capital Markets Capabilities. Over the past year and a half, our Capital Markets division has transitioned from dealing primarily in TruPS and structured credit securities to trading a wide range of credit- based fixed income securities. We have built our sales and trading platform with over 36 hires and increased production in existing products while adding capabilities in new products. We have been able to take advantage of the unprecedented dislocation in the structured finance market and plan to continue to do so. We will continue to look to hire talented sales and trading professionals to expand our capital markets business segment geographically, by asset class, and by client relationships. While we are not optimistic about our new issue business returning in its historical form for the next few years, there are other potential near term new issue opportunities in the credit markets. Most of the immediate opportunities are a result of government sponsored programs such as the Temporary Liquidity Guaranty Program, or TLGP, or the Term Asset Liquidity Facility, or TALF. We believe that eventually a more normalized new issue credit and securitization market will develop. We would expect to be an active participant in such a market.

Maintain Solid Performance. We believe the most effective strategy for continuing the growth of our businesses is to align our economic interests with those of our investors and to deliver strong investment performance. Crucial to this strategy is our ability to devote time, attention, energy, resources and expertise to effectively manage our investment vehicles. In particular, we believe that our highly disciplined investment process, intensive credit analysis and fundamental research, and our “hands-on” approach to asset management and risk management will enable us to continue to create value in and maintain the solid performance of our investment vehicles. While the unprecedented turmoil in the credit markets has created incredible challenges, we continue to work constantly to improve the performance of our investment vehicles. Virtually all of our investment vehicles have a long duration. While the past two years have been challenging, we have many years in which to work towards improving performance.

Create Innovative Investment Vehicles. We intend to continue to selectively diversify our business into new alternative asset strategies. We focus on assets in sectors where our professionals have significant expertise and relationships, such as middle-market banking, insurance and real estate. We have successfully redeployed our ABS team to work on an investment fund focusing on distressed real estate assets, and we believe that we are well positioned to execute similar initiatives in our other business lines. We continually explore a number of investment funds that would capitalize on the strengths of our professionals. In addition, we have a broad base of institutional and high net worth individual investors who have traditionally supported our new business initiatives, although there is no assurance that they will continue to do so.

Opportunistically Pursue Acquisition Opportunities. In 2009, turmoil in the industry continues unabated and we believe that many of our competitors in the asset management space may consider selling assets and management contracts in order to raise capital. We will continue to pursue revenue and earnings growth through a management contract roll-up strategy and believe we are well positioned to execute such a strategy. Our asset management and analytics professionals will evaluate opportunities to acquire ongoing management fee streams as they arise.

Capitalize on Our Reputation and Management Experience. We believe that the strength of our reputation in the industry provides us with a significant advantage in attracting talent and outside capital. We draw upon the expertise of our professionals in each of our asset classes to create a comprehensive investment management platform. We have assembled a team of 120 investment professionals and support staff to deliver focused idea generation and execution across our businesses.

Technology and Analytics

We invest significant resources in technology, including purchasing leading data and software licenses where suitable products exist, and developing software for functionality that is too dynamic or proprietary to be available in any vendor product. The technology and analytics group is made up of seven professionals. These individuals have extensive experience supporting systems and developing software for our investment-related businesses.

The technology and analytics group provides us with an extensive investment platform:

•

Stable Technology Infrastructure. Dedicated professionals support the firm’s corporate computer network, which is secured from the outside world by a firewall. All file servers including production databases are backed up on a daily basis and tapes taken off-site for business continuity purposes.

•	Asset Data Licenses. We subscribe to leading market data vendors providing security terms, ratings, pricing, and other performance metrics.

•

Portfolio Management / Trading System. Our asset management businesses use a proprietary in-house portfolio management system featuring automated asset data feeds, a centralized asset database for managing exposures across deals, asset pipeline and ramp-up tracking information, credit data used in the initial investment decision, and up-to-date asset performance data for timely surveillance of all assets. Our Capital Markets business uses the same platform to track trade data as well as to access an extensive security database containing indicative and performance data on over 100,000 securities.

•

Loan Level Mortgage Database. We host a leading vendor loan level mortgage database on our servers and have developed proprietary tools for analyzing the data and automating scenario analysis using the vendor loan level model.

•

Structured Products Cash Flow Model. Our proprietary cash flow model provides a flexible, controlled environment for modeling structured finance transactions. Using this platform, our structuring team models all such transactions to which we are a party as collateral manager or placement agent. The model performs detailed scenario analyses, including rating agency stress analysis. After closing, all transactions are modeled in a third-party vendor application, which we access for performing ongoing scenario analysis.

•

External Website with Investor Reporting. Our website’s secure login area allows investors to easily access portfolio information online. The website is updated continually to provide investors with the most recent information and to better facilitate interaction. The website includes monthly trustee reports, asset manager periodic and special reports and other performance information on investments. Providing such information helps us to provide transparency to our investors and achieve a high level of satisfaction.

Risk Management Policies and Procedures

Measuring, understanding and controlling risk is fundamental to the way we do business. Our risk management group oversees and strives to take a proactive role in the effective management of the various financial and other associated risks in the normal course of our business activities. It gathers and analyzes data, monitors investments and markets in detail and constantly strives to better quantify, qualify and circumscribe relevant risks. The key functions of the risk management group include:

•	monitoring all of our trading-related activities, including market risk, credit risk, documentation and data integrity;

•	identification of our material market, credit, compliance and operational risks;

•	providing clarity and transparency as to all levels of risk-taking in our business lines;

•	controlling mark-to-market valuation through a comprehensive price testing exercise and intra-month checks of large positions;

•	error monitoring; and

•	net capital monitoring.

In order to facilitate the risk monitoring and reporting process, we have formed a risk committee whose members include Christopher Ricciardi, James J. McEntee, III and Constantine Boyadjiev, our chief risk officer and head of the risk management group. The risk committee’s function covers all aspects of risk and may choose to analyze particular trades or certain class of investment activities. Our risk committee meets monthly. The committee may call on other employees of the Company to be present in order to properly evaluate specific situations.

People

As of August 5, 2009, we employed a total of 120 investment professionals and support staff. We consider our employee relations to be good and believe that our compensation and employee benefits are competitive with those offered by other securities firms. None of our employees is subject to any collective bargaining agreements.

Our core asset is our professional staff, their intellectual capital, and their dedication to providing the highest quality services to our clients. Prior to joining us, members of our management team held positions with other leading financial services firms, law firms or investment firms. Daniel G. Cohen, Christopher Ricciardi and James J. McEntee, III, are our executive operating officers and biographical information relating to each of these officers is found in “Cohen Special Meeting — Information About Cohen’s Managers” beginning on page [— ].

Competition

The capital markets and investment management industries are intensely competitive and we expect them to remain so. Our competitors are other public and private asset managers, investment banks, brokerage firms, merchant banks and financial advisory firms. We compete globally and on a regional, product or niche basis. Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, quality and price of our products and services, market focus and the ability of our professionals. Competition is intense for the recruitment and retention of qualified professionals. Our ability to continue to compete effectively in our business will depend upon our continued ability to retain and motivate our existing professionals and attract new professionals. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, including among many of our former competitors. In particular, a number of large commercial banks have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products than we offer, including loans, deposit taking and insurance. Many of these firms also have more extensive investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our business. This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors.

Regulation

Certain of our subsidiaries, in the ordinary course of their business, are subject to extensive regulation by government and self-regulatory organizations both in the United States and abroad. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets. These regulations are designed primarily to protect the interests of the investing public generally and thus cannot be expected to protect or further the interests of our company or our members and may have the effect of limiting or curtailing our activities, including activities that might be profitable.

Our subsidiaries include: CCS, a United States registered broker-dealer regulated by FINRA and subject to oversight by the SEC; EuroDekania Management (previously known as Cohen & Company Financial Limited), a U.K. company regulated by the FSA; and Brigadier Capital Management, LLC, Cohen & Company Financial Management, LLC, Cohen & Company Management, LLC, Dekania Capital Management LLC, and Strategos, each of which is a registered investment advisor regulated by the SEC under the Investment Advisers Act. Since our inception, our businesses have been operated within a legal and regulatory framework that is constantly developing and changing, requiring us to be able to monitor and comply with a broad range of legal and regulatory developments that affect our activities.

Certain of our businesses are also subject to compliance with laws and regulations of United States federal and state governments, non-United States governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to, among other things, the privacy of client information and any failure to comply with these regulations could expose us to liability and/or reputational damage. Additional legislation, changes in rules promulgated by financial authorities and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

The United States and non-United States government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct periodic examinations and initiate administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

United States Regulation. CCS is registered as a broker-dealer with the SEC and each of the 50 states and is a member of and regulated by FINRA. Our broker-dealer subsidiary is subject to the regulations of FINRA and industry standards of practice that cover many aspects of its business, including initial licensing requirements, sales and trading practices, relationships with customers (including the handling of cash and margin accounts), capital structure, capital requirements, record-keeping and reporting procedures, experience and training requirements for certain employees, and supervision and the conduct of affiliated persons, including directors, officers and employees. FINRA has the power to expel, fine and otherwise discipline member firms and their employees for violations of these rules and regulations. Our United States broker-dealer subsidiary is also licensed as a broker-dealer in each of the 50 states of the United States, requiring us to comply with the laws, rules and regulations of each state. Each state may revoke the license to conduct a securities business in that state and may fine or otherwise discipline broker-dealers and their employees.

The SEC, FINRA and various other regulatory agencies within and outside of the United States have stringent rules and regulations with respect to the maintenance of specific levels of net capital by regulated entities. Generally, a broker-dealer’s net capital is net worth plus qualified subordinated debt less deductions for certain types of assets. The net capital rule under the Exchange Act requires that at least a minimum part of a broker-dealer’s assets be maintained in a relatively liquid form. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria. These rules also dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the applicable regulatory agency, and suspension or expulsion by these regulators could ultimately lead to the firm’s liquidation. Additionally, the net capital rule under the Exchange Act and certain FINRA rules impose requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and FINRA for certain capital withdrawals.

If these net capital rules are changed or expanded, or if there is an unusually large charge against our net capital, our operations that require the intensive use of capital would be limited. A large operating loss or charge against our net capital could adversely affect our ability to expand or even maintain current levels of business, which could have a material adverse effect on our business and financial condition.

Our investment advisor subsidiaries are registered with the SEC as investment advisers and are subject to the rules and regulations of the Investment Advisers Act. The Investment Advisers Act imposes numerous obligations on registered investment advisers including record-keeping, operational and marketing requirements, disclosure obligations, limitations on principal transactions between an adviser or its affiliates and advisory clients and prohibitions on fraudulent activities. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from fines and censure to termination of an investment adviser’s registration. Investment advisers are also subject to certain state securities laws and regulations.

We are also subject to the USA PATRIOT Act of 2001, which has imposed new obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and customer verification, and other compliance policies and procedures. The conduct of research analysts is also the subject of rule-making by the SEC, FINRA and the federal government through Sarbanes-Oxley. These regulations require certain disclosures by, and restrict the activities of, research analysts and broker-dealers, among others. Failure to comply with these new requirements may result in monetary, regulatory and, in the case of the USA PATRIOT Act, criminal penalties.

Foreign Regulation. Our U.K. subsidiary, EuroDekania Management, is authorized and regulated by the FSA. EuroDekania Management has FSA permission to carry on the following activities: (1) advising on investments; (2) arranging (bringing about) deals in investments; (3) making arrangements with a view to transactions in investments; (4) dealing in investments as agent; and (5) managing investments. An overview of key aspects of the U.K.’s regulatory regime which apply to EuroDekania Management is set out below.

Ongoing regulatory obligations. As an FSA regulated entity, EuroDekania Management is subject to the FSA’s ongoing regulatory obligations, which cover the following wide-ranging aspects of its business:

Threshold conditions: The FSA’s Threshold Conditions Sourcebook sets out five conditions which all U.K. authorized firms, including EuroDekania Management, must satisfy in order to become and remain authorized by the FSA. These relate to having adequate legal status, an appropriate location for the firm’s registered or head office, fit and proper links, adequate financial and non-financial resources, and the suitability to be and to remain authorized.

Principles for Businesses: EuroDekania Management is expected to comply with the FSA’s high-level principles, set out in the Principles for Businesses Sourcebook, or the Principles. The Principles govern the way in which a regulated firm conducts business and include obligations to conduct business with integrity, due skill care and diligence, to have appropriate regard to customers’ interests, to ensure adequate and appropriate communication with clients, and to ensure appropriate dialogue with regulators (both in the U.K. and overseas).

Systems and controls: One of the FSA’s Principles requires a regulated firm to take reasonable care to organize and control its affairs responsibly and effectively, with adequate risk management systems. Consequently, the FSA imposes overarching responsibilities on the directors and senior management of a regulated firm. The FSA ultimately expects the senior management of a regulated firm to take responsibility for determining what processes and internal organization are appropriate to its business. Key requirements in this context include the need to have adequate systems and controls in relation to: (1) senior management arrangements and general organizational requirements; (2) compliance, internal audit and financial crime prevention; (3) outsourcing; (4) record keeping; and (5) managing conflicts of interest.

Conduct of business obligation. The FSA imposes so called conduct of business rules which set out the obligations to which regulated firms are subject in their dealings with clients and potential clients. EuroDekania Management has FSA permission to deal only with eligible counterparties and professional clients in relation to most of the regulated activities it conducts. The exception to this is that when it conducts the regulated activity of making arrangements with a view to transactions in investments, EuroDekania Management may deal only with retail and professional clients. The detailed level of the conduct of business rules with which EuroDekania Management must comply is dependent on the categorization of its clients, which should be considered in the context of the regulated activity being performed. These rules include requirements relating to the type and level of information which must be provided to clients before business is conducted with or for them, the regulation of financial promotions, procedures for entering into client agreements, obligations relating to the suitability and appropriateness of investments and rules about managing investments and reporting to clients.

Reporting. All authorized firms in the U.K. are required to report to the FSA on a periodic basis. EuroDekania Management’s reporting requirements are based on its scope of permission. The FSA will use the information submitted by EuroDekania Management to monitor it on an ongoing basis. There are also high level reporting obligations under the Principles, whereby EuroDekania Management is required to deal with the FSA and other regulators in an open and co-operative way and to disclose to regulators appropriately anything relating to it of which the regulators would reasonably expect notice.

FSA’s enforcement powers. The FSA has a wide range of disciplinary and enforcement tools which it can use should a regulated firm fail to comply with its regulatory obligations. The FSA is not only able to investigate and take enforcement action in respect of breaches of FSA rules, but also in respect of insider dealing and market abuse offenses and breaches of anti-money laundering legislation. Formal sanctions vary from public censure to financial penalties to cancellation of an authorized firm’s permission or withdrawal of an approved person’s approval.

Financial resources. One of the FSA’s Principles requires a regulated firm to maintain adequate financial resources. Under the FSA rules, the required level of capital depends on EuroDekania Management’s prudential categorization, calculated in accordance with the relevant FSA rules. A firm’s prudential categorization is loosely based on the type of regulated activities which it conducts, as this in turn determines the level of risk to which a firm is considered exposed. A firm like EuroDekania Management would be classified as a BIPRU 50K limited license firm. In broad terms, this means that it would be subject to a base capital requirement of the higher of (1) EUR 50,000; (2) its credit risk plus its market risk; or (3) its fixed overhead requirement. There are also detailed ongoing regulatory capital requirements applicable to a regulated firm, including those relating to limits on large exposures, and settlement and counterparty risk.

Anti-money laundering requirements. A U.K. financial institution is subject to additional client acceptance requirements, which stem from anti-money laundering legislation which requires a firm to identify its clients before conducting business with or for them and to retain appropriate documentary evidence of this process.

The key U.K. anti-money laundering legislation is: (1) the Proceeds of Crime Act 2002 (as amended); (2) the Terrorism Act 2000 (as amended); and (3) the Money Laundering Regulations 2007 (as amended). For an FSA regulated firm such as EuroDekania Management, there are additional obligations contained in the FSA’s rules. Guidance is also set out in the U.K. Joint Money Laundering Steering Group Guidance Notes, which the FSA would have regard to when considering compliance by a regulated firm with U.K. money laundering requirements.

As a FSA regulated entity, EuroDekania Management is required to ensure that it has adequate systems and controls to enable it to identify, assess, monitor and manage financial crime risk. EuroDekania Management must also ensure that these systems and controls are comprehensive and proportionate to the nature, scale and complexity of its activities.

In addition to potential regulatory sanctions from the FSA, failure to comply with the U.K.’s anti-money laundering requirements is a criminal offense; depending on the exact nature of the offense, such a failure is punishable by an unlimited fine, imprisonment or both.

Approved persons regime. Individuals performing certain functions within a regulated entity (known as “controlled functions”) are required to be approved by the FSA. Once approved, the “approved person” becomes subject to the FSA’s Statements of Principle for Approved Persons, which include the obligation to act with integrity, and with due skill, care and diligence. The FSA can take action against an approved person if it appears to it that such person is guilty of misconduct and the FSA is satisfied that it is appropriate in all the circumstances to take action against such person.

Consequently, EuroDekania Management is required to have approved persons performing certain key functions, known as required functions. In addition, EuroDekania Management must have its senior management personnel approved to perform the appropriate “governing functions.” EuroDekania Management is required to ensure that it assesses and monitors the ongoing competence of its approved persons and their fitness and propriety.

Changes in Existing Laws and Rules. Additional legislation and regulations, changes in rules promulgated by the government regulatory bodies or changes in the interpretation or enforcement of laws and regulations may directly affect the manner of our operation, our net capital requirements or our profitability. In addition, any expansion of our activities into new areas may subject us to additional regulatory requirements that could adversely affect our business, reputation and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF COHEN BROTHERS, LLC

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in “Risk Factors” beginning on page [—] and “Cautionary Information Regarding Forward Looking Statements” beginning on page [—] and elsewhere in this proxy statement/prospectus. All dollar amounts included in this discussion are in the thousands unless otherwise noted. References to “we,” “us,” “our,” “Company,” and “Cohen” in this Section refer to Cohen Brothers, LLC on a consolidated basis, unless otherwise indicated, and “AFN” refers to Alesco Financial Inc.

Overview

We are an investment firm specializing in credit related fixed income investments. We began operations in 1999 as an investment firm focused on small and mid-cap banks, but have grown over the past ten years into a more diversified fixed income specialty investment firm. We are organized into three business segments: Capital Markets, Asset Management, and Principal Investing. Our revenues have increased from $11.2 million for the year ended December 31, 2003 to $83.3 million for year ended December 31, 2008.

Our three business segments are:

•

Capital Markets. Cohen’s Capital Markets business segment consists of fixed income securities sales and trading through its broker dealer subsidiary, Cohen and Company Securities, or CCS, interest income and interest expense and gains and losses on secondary trading activities, origination of corporate debt issues, advisory services, and new issue securitizations. Cohen’s fixed income sales and trading group provides trade execution to corporate and institutional investors. Cohen specializes in the following products: high grade corporate bonds, ABS, CLOs, MBS, TruPS, whole loans, and other structured financial instruments. Cohen believes that it is one of the most active participants in the brokering of TruPS due to its knowledge of the transactions and the relationships it maintains with institutional investors in these securities.

•

Asset Management. Cohen serves the needs of client investors by managing assets within investment funds, managed accounts, permanent capital vehicles, and collateralized debt obligations, or investment vehicles. A collateralized debt obligation is a form of secured borrowing. The borrowing is secured by different types of fixed income assets such as corporate or mortgage loans or bonds. The borrowing is in the form of a securitization which means that the lenders are actually investing in notes backed by the assets. The lenders will have recourse only to the assets securing the loans. Cohen’s Asset Management business segment includes its fee based asset management operations which include ongoing base, subordinate and incentive management fees. As of June 30, 2009, Cohen had $17.6 billion in assets under management, or AUM.

•	Principal Investing. Cohen’s Principal Investing business segment is comprised primarily of its seed capital investments in investment vehicles it manages.

We generate our revenue by business segment primarily through:

Capital Markets:

•

trading activities of our broker dealer subsidiary which include riskless trading activities as well as gains and losses (unrealized and realized) and income and expense earned on securities classified as trading;

•

new issue and advisory revenue comprised of (a) origination fees for corporate debt issues originated by Cohen; (b) revenue from advisory services, and (c) new issue securitization revenue associated with arranging or participating in new securitizations;

Asset Management:

•

asset management fees for our on-going services as asset manager charged and earned by managing investment vehicles, which may include fees both senior and subordinated to the securities issued by the investment vehicle (see “— Critical Accounting Policies and Estimates — Revenue Recognition — Asset Management” beginning on page [—]);

•	incentive management fees earned based on the performance of the various investment vehicles;

Principal Investing:

•	gains and losses (unrealized and realized) and income and expense earned on investments, primarily seed capital investments, classified as other investments, at fair value; and

•	income or loss from equity method affiliates (see “— Critical Accounting Policies and Estimates — Investment Vehicles” beginning on page [—]).

Business Environment

Our business is materially affected by conditions in the financial markets and current economic conditions.

The credit markets in the United States began suffering significant disruption in the second half of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. The world financial markets experienced unprecedented volatility and declines across asset classes in the third and fourth quarters of 2008 and in 2009. Credit fears served to substantially stall the vital lending markets, including the inter-bank lending market. The lack of lending between financial institutions and to corporations left many companies, healthy and unhealthy, unable to borrow. Global economic growth has slowed in both developed and emerging nations and many regions have fallen into a recession and the stock market has become even more volatile. Volatility in commodity prices and continued pricing declines in the United States housing market have led to further disruptions in the financial markets as well. Available liquidity, particularly through securitizations declined precipitously during the second half of 2007 through the first half of 2009 and remains depressed as of the date of this proxy statement/prospectus. Most sectors of the financial markets have experienced declines over the past several quarters, including international equity and credit markets, driven, in part, by significant deleveraging and the difficulty pricing risk into the market thus affecting investors all over the world.

Government intervention in the United States, Europe and Asia markets has been significant. Several United States and European financial institutions have required government support in the form of guarantees or capital injections. Coordinated interest rate cuts, capital injections, equity participation and a framework for securities purchases, are intended to return confidence and stability to the global financial system. Whether and when this will occur is not yet known.

The external shocks to the financial services industry have reshaped, and will likely continue to reshape, the competitive landscape. Some of the largest financial institutions are no longer in existence or have been acquired. Two of the largest brokerage firms have become bank holding companies.

The unprecedented events evidenced in 2008 continued to impact the financial markets around the world in the first half of 2009, with continued distress in the credit environment, continued equity market volatility and additional government intervention.

External Factors That Affect Our Business

Even though a significant portion of our revenue is generated from fees, our ability to charge those fees and the amount of those fees is dependent upon the underlying investment performance and stability of the investment vehicles. If these types of investments do not provide attractive returns to investors, the demand for such instruments will likely fall, thereby reducing our opportunity to earn new fees.

The following factors may also affect our business:

Credit market disruption. The past several quarters have been extremely volatile and have presented many challenges. Further declines in the housing and credit markets in the United States and Europe heightened concerns over the creditworthiness of some financial institutions including adversely affecting certain regional banks. During the first half of 2009, credit markets continued to experience illiquidity and wider credit spreads as compared to historical norms. This has resulted in significant downward pressure on the performance of financial assets in general with even more severe pressure on securitized financial assets. Due to the poor performance of securitized financial assets, investments in collateralized debt obligations, CLOs, and similar structured vehicles have fallen out of favor with investors. Historically, the overwhelming majority of our new issue and advisory revenues have come from the creation of securitized financial assets. Accordingly, the credit market disruption since the second half of 2007 has severely restricted our ability to earn new issues fees. Furthermore, historically, the primary method by which we increase our AUM and asset management fees was to securitize financial assets. Therefore, the credit market disruption has also negatively impacted our ability to increase our AUM and asset management fees.

Credit performance. Prior to the second quarter of 2007, we generally experienced more stable credit performance across the various asset classes which we specialize in, as evidenced by the relatively low and stable historic default rates. More recently, however, default rates have begun to increase as the economy has continued to weaken. A further weakening of the United States economy would likely have an even more pronounced negative impact on credit performance, which could result in an increase in default rates. Declining credit performance impacts our business primarily in the following ways:

For collateralized debt obligations we manage, (1) when an individual asset defaults, we do not earn our senior and subordinated asset management fee on that asset; (2) if total defaults within a structure exceed certain thresholds, the subordinated asset management fees we earn may be either deferred or eliminated altogether; and (3) most collateralized debt obligations we manage have a provision whereby if defaults exceed a certain level, the holder of the most senior collateralized debt obligation securities (as defined below) can call an event of default and liquidate the trust. In this case both our senior and subordinated asset management fees would be terminated.

For permanent capital vehicles and investment funds we manage, defaults will (1) reduce the NAV of the investment fund which will reduce our asset management fee and (2) reduce the overall returns earned by the managed entity thereby reducing or eliminating any incentive management fee.

Finally, in general, poor credit performance reduces investor demand for the asset classes in which we specialize thereby making it more difficult for us to raise additional capital either into existing permanent capital vehicles or investment funds that we manage or for the creation of new investment vehicles.

Credit spreads. In the years prior to the second half of 2007, the credit markets in which we operate experienced tightening credit spreads mainly due to the strong supply of capital. Over the second half of 2007 and through 2008; however, there was a significant widening of credit spreads across all credit markets. Credit spreads remain significantly wider than in mid-2007. This widening impacts our business in several ways: (1) it has resulted in a decline in the fair value of most of the investments we own which reduces income and the book value of our equity; and (2) because the asset management fees we charge our investment funds and permanent capital vehicles are based on the fair value of those funds, as the fair value of the investments within each entity declines, our asset management revenue declines as well.

Reduced liquidity. The general market turmoil has resulted in decreasing investor demand for all but the most liquid financial instruments. This has reduced the liquidity of the financial instruments in which we specialize. Similar to increases in credit spreads, this results in a reduction in the fair value of fixed income securities and loans and has the same impact as the credit spreads described above.

Valuation of investments. Recent events in the financial markets have resulted in the offer for sale of a significant amount of investment assets, increasingly under distressed circumstances, with limited financing available to potential buyers. This increase in investment assets for sale, together with investors’ diminished confidence in their ability to accurately assess the credit quality of credit-sensitive investments, and the exit of major dealers from the marketplace has contributed to significant price volatility in previously stable asset classes. As a result, the valuation process for investment classes has become more uncertain and subjective, and valuations obtained through such a process may not necessarily represent what we would receive in an actual sale of a given investment.

Reliance on agency ratings. Recently, there has been a lack of confidence among potential investors regarding the validity of the ratings provided by the major rating agencies. This lack of confidence in ratings has reduced investors’ confidence in assessing the credit profile of their investments and has contributed to significant price volatility in numerous asset classes, including asset classes in which we specialize.

Critical Accounting Policies and Estimates

We consider the accounting policies discussed below to be critical to an understanding of how we report our financial condition and results of operations because their application places the most significant demands on the judgment of our management.

We prepare our financial statements in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Valuation of Financial Instruments

We account for our investment securities at fair value under various accounting literature, including SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, SFAS No. 159, Fair Value Option for Certain Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 115, and applicable industry guidance, namely investment company accounting guidance.

The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable valuation models prepared by our management. These models include estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange.

Fair Value Hierarchy — We adopted SFAS No. 157 on January 1, 2008. SFAS No. 157 defines fair value as the price that would be received to sell the asset or paid to transfer the liability between market participants at the measurement date (exit price). An exit price valuation will include margins for risk even if they are not observable. In accordance with SFAS No. 157, we categorize our financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the hierarchy under SFAS No. 157 are described below:

Level 1	Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An example includes equity investments in publicly traded companies.

Level 2	Financial assets and liabilities whose values are based on one or more of the following: (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in non-active markets; (c) pricing models whose inputs are observable for substantially the full term of the asset or liability; or (d) pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability. Examples include certain collateralized debt obligation securities, credit default swaps and interest rate swaps.

Level 3	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability. Examples include investments in non-public companies and certain collateralized debt obligation securities in which fair values are based on internal valuation models prepared by our management.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

When we acquire an investment, a distinction is made that impacts our accounting treatment. If the investment is acquired and expected to be held for a considerable period of time it is classified as other investments, at fair value. If, however, it is expected to be sold in the near term, it is classified as investments-trading.

If the investment is acquired as part of the initial issuance and deal closing of the security, this is referred to as an investment in a Primary Issuance. On the other hand, if the investment is acquired in the secondary market subsequent to its initial issuance, this is referred to an investment in a Secondary Issuance. Primary Issuance securities are generally classified as other investments, at fair value, and Secondary Issuance securities are generally classified as investments-trading in the consolidated balance sheets.

Beginning in 2008 we adopted SFAS No. 159 for all securities classified as other investments, at fair value. However, prior to 2008, we classified these securities as either investments-trading or investments-available for sale. For consistency, we have presented all securities expected to be held a considerable period of time as other investments, at fair value in the consolidated balance sheets for 2007, 2008, and June 30, 2009. Prior to 2007, if we expected to hold the security for a considerable period of time, we would classify it as available for sale. If we expected a short hold period, the security would be classified as trading.

All gains and losses from securities classified as other investments, at fair value, in the consolidated balance sheets are recorded as a component of principal transactions and other income in the consolidated statements of operations. However, prior to the adoption of SFAS No. 159 on January 1, 2008, certain investments classified as other investments, at fair value, were accounted for as available for sale securities. Accordingly, for those securities, unrealized gains and losses were included as a component of other comprehensive income. When a security classified as available for sale was sold, the resulting gain or loss was reclassified from the accumulated other comprehensive income component of members’ equity to principal transactions and other income in the consolidated statements of operations. Periodically, we reviewed the carrying value of our available for sale securities. If we deemed an unrealized loss to be other than temporary, we would record the impairment in the consolidated statements of operations in principal transactions and other income.

We exercise our judgment in determining whether an investment security has sustained an other-than-temporary decline in value. Our evaluation is dependent upon the specific facts and circumstances of each investment. We consider the size of the decline relative to the amortized cost of the security, the length of time that the security’s fair value has been below its amortized cost, the financial condition of the issuer and our intention and ability to hold the investment for a sufficient period of time to allow for recovery of the amortized cost of our investment.

Prior to January 1, 2008, our investments classified as available for sale included certain collateralized debt obligation securities, and marketable equity securities in permanent capital vehicles that we manage. Effective January 1, 2008, we elected to apply the fair value option to these investments. Prospectively, changes in unrealized gains and losses of the investments are included as a component of principal transactions in the consolidated statement of operations. Our investments in these securities have been reclassified to the caption “other investments, at fair value” in the consolidated balance sheets to conform to the current period presentation as of December 31, 2008. See note 5 to the audited December 31, 2008 consolidated financial statements of Cohen for further information.

Unrealized and realized gains and losses on Secondary Issuance securities, all of which are classified as trading, are recorded in net trading in the consolidated statements of operations. We classify any securities that are bought and held principally for the purpose of selling them in the near term as investments-trading. Investments-trading may also include securities that are issued by collateralized debt obligation entities. Such securities are referred to as collateralized debt obligation securities.

Also from time to time, we may be deemed the primary beneficiary of a VIE and may be required to consolidate it (and its investments) under FIN No. 46(R). In those cases, our classification of the investments (trading, available for sale, or held to maturity) will depend on the investment’s intended use by the VIE.

Equity-Based Compensation

We adopted the provisions of SFAS No. 123R beginning for the year ended December 31, 2005. Prior to 2005, we had not issued any share based payments. Beginning in 2005 and to date, we have issued both restricted membership units, or Restricted Units, and unit options, or Options. Restricted Units include actual membership units of the Company which may be subject to certain restrictions, as well as LTIP units.

When issuing equity-based compensation, we first determine the fair value of the Restricted Units or Options granted. From time to time, we have engaged an independent third-party appraiser to value our equity interests or used an internal valuation model. In the case of Restricted Units, we will use the most recent valuation to ascertain the value of the units granted or vested, as the application of SFAS No. 123(R) requires, depending on the facts or circumstances. In the case of the Options, we will set the exercise price at the per unit value implied by the valuation used. The Options will be valued based on that exercise price and other assumptions using the Black-Scholes valuation method.

Once the fair value of the Restricted Units or Options granted is determined, we determine whether the grants qualify for liability or equity treatment. The individual rights of the equity grants are the determining factors of the appropriate treatment (liability or equity). In general terms, if the Restricted Units or Options granted have certain features (like put or cash settlement options) that give employees the rights to redeem the grants for cash instead of equity of the Company, the grants may require liability treatment. Otherwise, equity treatment is generally appropriate.

If the grants qualify for equity treatment, the value of the grant is recorded as an expense as part of compensation and benefits in the consolidated statements of operations. The expense is recorded ratably over the service period as defined in SFAS No. 123(R), which is generally the vesting period. The offsetting entry is to members’ equity. In the case of grants that qualify for equity treatment, no adjustment to the related compensation expense is made for subsequent valuations obtained in conjunction with subsequent equity grants. The only adjustments made would be to account for differences between actual forfeitures of grants when an employee leaves the Company and initial estimate of forfeitures.

If the grants were to qualify for liability treatment, the treatment is the same as above except that; the offsetting entry is to liability for equity-based compensation. In addition, in the case of grants that qualify for liability treatment, we would adjust the total compensation and the liability for equity-based compensation to account for subsequent valuations as well as forfeitures as described in the preceding paragraph.

The vesting of Restricted Units may be considered a taxable event to the individual recipient. In some cases, we have agreed to pay the recipient a bonus, or gross up bonus, to reimburse the individual for the tax liability incurred due to the receipt of the non-cash compensation. We record an expense for the gross up bonus and include it as part of compensation and benefits in the consolidated statements of operations. The gross up bonus is finalized at the vesting date, but estimated and recognized over the same period of time as the underlying Restricted Unit grant (generally the vesting period).

We measure the fair value of options on the date of grant using a Black-Scholes option pricing model which requires the use of several standard estimates, including: (1) the volatility of our stock price; (2) the expected life of the option; (3) risk free interest rates; and (4) expected dividend yield.

We are not a publicly traded company and as a result we have had limited historical information on the price of our equity securities as well as employees’ option exercise behavior. As a result, we could not rely on historical experience alone to develop assumptions for price volatility and the expected life of options. As such, our price volatility has been estimated with reference to a peer group of companies.

The expected life of options is determined based on the “simplified method” described in SEC Staff Accounting Bulletin No. 107, or SAB 107, the provisions of which were extended by SAB No. 110. Under this approach, the expected life of the option is calculated at the midpoint between the vesting date and the end of the contractual term of the option.

We estimate expected forfeitures of stock-based awards at the grant date and recognize compensation expense only for those awards expected to vest. The forfeiture assumption is ultimately adjusted to reflect actual forfeiture rates. Therefore, changes in the forfeiture assumptions may impact the total amount of expenses ultimately recognized over the vesting period. Estimated forfeitures are reassessed in subsequent periods and may change based on new facts and circumstances. We use the risk-free interest rate, which is based on the yield of United States Treasury notes with a maturity that approximates the expected life of the options. We have assumed a zero dividend payout over the expected life of the option.

The use of different assumptions in the Black-Scholes model would result in different amounts of equity-based compensation expense. Furthermore, if different assumptions are used in future periods, equity-based compensation expense could be materially impacted in the future.

Investment Vehicles

As of June 30, 2009 and December 31, 2008, we had investments in several investment vehicles. When making an investment in an investment vehicle, we must determine the appropriate method of accounting for the investment. In most cases, we will either (1) account for our investment under the equity method of accounting or (2) account for our investment as a marketable equity security under the provisions of SFAS No. 115. In either case, we may account for our investment at fair value under the fair value option election in SFAS No. 159. We also perform a consolidation assessment of all investment vehicles.

We may treat an investment in equity of an entity under the equity method of accounting when we have significant influence, as described in several pronouncements, in the investee. Significant influence is commonly interpreted as owning between 20% and 50% of the voting interest of an investee. However these percentages are only a guideline and we consider the unique facts and circumstances of each investment. In addition, we may elect to account for our investment at fair value under the fair value option in SFAS No. 159.

We consolidate an investment when we have control of the investee. In general, control is interpreted as owning in excess of 50% of the voting interest of an investee. However, this percentage is only a guideline and we consider the unique facts and circumstances of each investment.

In addition, if we determine the investee is a VIE and we are the primary beneficiary, we will consolidate the investee under the requirements of FIN No. 46(R), Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51.

If we determine that we are not required to consolidate an investee; nor have significant influence over the investee, we will account for the investment as a marketable equity security under the provisions of SFAS No. 115.

The following discussion describes our accounting policy as it pertains to our investments in investment vehicles.

Alesco Financial Inc.

We have an investment in and serve as external manager of AFN.

As of June 30, 2009 and December 31, 2008, we owned less than 1% of AFN’s outstanding shares. Our Chairman and principal of our majority member, Daniel G. Cohen serves as chairman of AFN, and our chief operating officer, James J. McEntee, III, also serves as a member of AFN’s board of directors. Our chief operating officer serves as the Chief Executive Officer of AFN. We concluded that this arrangement does not rise to the level of significant influence and accounted for our investment as a marketable equity security classified as available for sale prior to January 1, 2008. We elected to carry our investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159 effective January 1, 2008.

The Brigadier Entities

We have an investment in and serve as external manager of the Brigadier Entities.

We formed Brigadier LP in May 2006. Brigadier LP is an investment fund that primarily earns investment returns by investing in various fixed income and credit market related investments and related securities through its related master fund. Investors that are United States taxpayers invest in Brigadier LP. Foreign investors invest through an off-shore feeder fund, Brigadier Offshore Fund, LTD, a Cayman Island corporation, or the Offshore Fund. Brigadier LP and the Offshore Fund invest only in the Brigadier Master Fund.

We serve as external manager of the Brigadier Entities. We are the general partner of Brigadier LP and made an initial investment in Brigadier LP. We have no ownership interest in the Offshore Fund. In addition to being general partner of Brigadier LP, we have made an investment as a limited partner as well.

In addition there was a separate account, which we referred to as the Brigadier Separate Account, for one investor which followed the same investment strategy as Brigadier and was managed by the same personnel that manage the Brigadier Master Fund. The separate account was redeemed during the second quarter of 2009. We had no ownership interest in the Brigadier Separate Account.

SFAS No. 94, Consolidation of all Majority Owned Subsidiaries, or SFAS No. 94, generally requires that an investee should be consolidated if the reporting entity owns a majority interest unless such control is deemed to be temporary.

During certain periods, we have owned a majority of limited partner interests in Brigadier LP, which is generally an indicator of control. However, we deemed our control to be temporary. Accordingly, we utilized the equity method of accounting for this investment from inception. Under the equity method of accounting, we recognize our share of the partnership’s net income as income from equity method affiliates in the consolidated statements of operations. Any distributions received would be treated as a reduction in the investment balance.

As of June 30, 2009 and December 31, 2008, we owned 26% and 40%, respectively, of Brigadier LP through its general and limited partnership interests.

We are also the general partner of Brigadier LP. EITF No. 04-05: Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, requires that the general partner would be deemed to have control (and thereby consolidate the partnership), regardless of actual voting percentage, unless the other partners have substantive kick-out rights (as defined). In the case of Brigadier LP, the unaffiliated limited partners can replace us as general partner through the vote of a simple majority of the voting interests (without taking into account our limited partnership investment). Therefore, we have concluded that substantive kick-out rights do exist and we would not be deemed to have control and are therefore not required to consolidate the investment fund.

Effective January 1, 2008, we elected to carry our investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159.

Dekania Corp.

We previously had an investment in DEKU and did not serve as external manager of DEKU. During 2007, we sponsored the creation of DEKU, a newly organized business combination company. A business combination company is a blank check company formed for the purpose of acquiring one or more unidentified businesses. DEKU completed a public offering in February 2007 and was listed on the NYSE Amex under the symbol “DEK.”

As of December 31, 2008, we owned 14% of DEKU’s outstanding shares. However, our Chairman and principal of our majority member, Daniel G. Cohen, as well as certain of our employees also owned shares of DEKU. When these shares are taken into account, we beneficially owned approximately 22% of DEKU’s outstanding shares as of December 31, 2008. Our Chairman and principal of our majority member was one of five members of the board of directors of DEKU. We had determined that this arrangement rose to the level of significant influence.

Accordingly, we treated our initial investment as an equity method investment (which was recorded in investment in equity method affiliates in the consolidated balance sheet) and recognized our share of DEKU’s earnings or losses over time as income or loss from equity method affiliates in the consolidated statements of operations.

At a special meeting of stockholders held on February 6, 2009, DEKU’s stockholders voted to approve its dissolution and proposed plan of liquidation. Pursuant to DEKU’s amended and restated certificate of incorporation, DEKU was required to distribute the funds in the trust account, established as part of its initial public offering, to the holders of shares of common stock sold in the initial public offering. DEKU filed on February 27, 2009 a Certification of Termination of Registration on Form 15 with the SEC for the purpose of deregistering its securities under the Exchange Act. As a result, DEKU is no longer a public reporting company, its securities ceased trading on the NYSE Amex on February 18, 2009, and it was removed from listing and registration on the NYSE Amex on March 2, 2009. DEKU distributed its funds from the trust account to the holders of shares of common stock sold in the initial public offering. We (through our existing letter of credit as of December 31, 2008) paid $2,599 to the Dekania Trust in conjunction with its liquidation. Additionally, we wrote off our equity method investment in DEKU for a total charge of $4,482, reported in loss from equity affiliates in the consolidated statement of operations.

Star Asia Management, Ltd. and Star Asia Finance, Ltd.

We have an investment in Star Asia Manager and an investment in Star Asia. Star Asia Manager serves as external manager to Star Asia.

Star Asia invests in Asian commercial real estate structured finance products, including CMBS, corporate debt of REITs and real estate operating companies, B Notes, whole loans, mezzanine loans and other commercial real estate fixed income investments.

As of June 30, 2009 and December 31, 2008, we owned approximately 9% of Star Asia’s outstanding shares. However, our Chairman and principal of our majority member, Daniel G. Cohen, as well as certain related parties to us also own shares of Star Asia. When these shares are taken into account, we beneficially owned approximately 12% of Star Asia’s outstanding shares as of June 30, 2009 and December 31, 2008. Finally, our Chairman and principal of our majority member, Daniel G. Cohen, is one of seven members of the board of directors of Star Asia. We concluded that this arrangement does not rise to the level of significant influence and account for our investment as a marketable equity security classified as available for sale prior to January 1, 2008. Effective January 1, 2008, we elected to carry our investment at fair value with changes in fair value recorded in earnings under the fair value option election of SFAS No. 159.

In January 2007, we made an initial investment in the Star Asia Manager. We own 50% of Star Asia Manager. Accordingly, we have concluded we do not control Star Asia Manager and treat our investment under the equity method. We did not elect to carry our investment at fair value under the fair value option election of SFAS No. 159.

EuroDekania

We have an investment in, and serve as external manager of EuroDekania.

EuroDekania invests in hybrid capital securities of European bank and insurance companies, CMBS and RMBS. EuroDekania’s investments are denominated in Euros or British Pounds.

As of June 30, 2009 and December 31, 2008, we owned 2% of EuroDekania’s outstanding shares. However, our Chairman and principal of our majority member, Daniel G. Cohen, as well as certain of our employees also own shares of EuroDekania. When these shares are taken into account, we beneficially own approximately 3% of EuroDekania’s outstanding shares as of June 30, 2009 and December 31, 2008. Additionally, our Chairman and principal of our majority member, Daniel G. Cohen, is one of five members of the board of directors of EuroDekania. We concluded that this arrangement does not rise to the level of significant influence and accounted for our investment as a marketable equity security classified as available for sale prior to January 1, 2008. Effective January 1, 2008, we elected to carry our investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159.

Muni Funding Company of America, or MFCA

We have an investment in MFCA. We served as external manager of MFCA from MFCA’s inception until March 18, 2009.

MFCA primarily invests in securities that are exempt from United States federal income taxes. MFCA will acquire these securities through STEP vehicles which are a form of securitization for tax exempt bonds which are permissible for United States income tax purposes. MFCA is a limited liability company.

As of June 30, 2009 and December 31, 2008, we owned 3% of MFCA’s outstanding shares. Our Chairman and principal of our majority member, Daniel G. Cohen, serves as a member of the board of directors of MFCA and, until March 18, 2009, our Chief Executive Officer, Christopher Ricciardi, served as a member of the board of directors of MFCA. If MFCA were a corporation, we would have concluded that this arrangement does not rise to the level of significant influence and accounted for our investment as a marketable equity security classified as available for sale. However, because MFCA is a limited liability company which maintains separate capital accounts for each investor, the determination of significant influence falls under the scope of EITF

No. 03-16: Accounting for Investments in Limited Liability Companies, or EITF No. 03-16. Under EITF No. 03-16, each investor is required to utilize the equity method unless its interest is so minor that the investor would have virtually no influence over the company and its financial policies. Therefore, we account for our investment in MFCA under the equity method of accounting prior to January 1, 2008. Effective January 1, 2008, we elected to carry our investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159.

In February 2009, a new shareholder obtained a controlling interest in MFCA and requested that Cohen’s management agreement with MFCA be assigned to a new management company controlled by the new majority shareholder. On March 18, 2009, Cohen assigned the MFCA management agreement to that new management company. See note 6 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Strategos Deep Value Mortgage Fund

We have an investment in and serve as external manager of the Deep Value Entities.

We formed Deep Value, a Delaware investment limited partnership, in October 2007, which consummated its first closing in April 2008. Deep Value raises capital from investors and earns investment returns by investing in a diversified portfolio of ABS consisting primarily of RMBS and other real estate related securities, as well as other United States real estate related assets and related securities.

To date, we have closed two master funds. The first master fund has two feeder funds. One feeder fund is referred to as the onshore fund and is designed for investors that are non tax exempt United States taxpayers. Foreign and United States tax exempt investors invest through a second feeder fund referred to as the offshore fund. The second master fund did not have feeder funds. Investors hold limited partner interests in the feeder funds (in the case of the first master fund) or in the master fund itself (in the case of the second master fund).

We serve as external manager of the Deep Value Entities. We own 50% of the general partner of the feeder funds and the second master fund, or the Deep Value GP. In addition, we have made limited partnership investments in certain of the feeder funds.

Our Limited Partnership Investment in the feeder funds

SFAS No. 94 generally requires that an investee should be consolidated if the reporting entity owns a majority interest unless such control is deemed to be temporary.

As of December 31, 2008 and through the first quarter of 2009, we directly owned 55% in the onshore feeder fund through our limited partnership interests. Accordingly, we concluded that we should consolidate the onshore feeder fund. During the second quarter of 2009, our ownership percentage in the onshore feeder fund declined to 30%. Accordingly, in the second quarter of 2009, we deconsolidated the onshore feeder fund. No gain or loss was recognized related to the deconsolidation as the amounts transferred were already based on fair value. As of June 30, 2009, our investments in the feeder funds are included in other investments, at fair value in the consolidated balance sheets and are carried at fair value with changes in fair value recorded as a component of principal transactions and other income in the consolidated statement of operations under the fair value option of SFAS No. 159.

The feeder funds account for themselves as investment companies under the AICPA Audit and Accounting Guide — Investment Companies, or the Audit Guide. Under the Audit Guide, the feeder funds do not consolidate the master funds that they invest in. Additionally, pursuant to the specialized accounting of the Audit Guide, the feeder funds reflect their pro-rata share of the individual income statement line items of their master fund similar to a proportionate consolidation.

During the period we consolidated the onshore feeder fund, we retained the specialized accounting of these funds pursuant to EITF No. 85-12: Retention of Specialized Accounting for Investments in Consolidation. Accordingly, the onshore feeder fund’s investment in its master fund is included in other investments at fair value in the consolidated balance sheets as of December 31, 2008. Additionally, the onshore feeder fund’s statement of operations is included in our consolidated statements of operations for the relevant periods of 2009 prior to the deconsolidation in the second quarter of 2009. Noncontrolling interest was recorded representing the portion of the onshore feeder fund which was not owned by us. By including the onshore feeder fund’s statement of operations, we were effectively including the onshore feeder fund’s pro-rata share of the individual income statement line items of its master fund plus any additional income statement activity that occurred at the onshore feeder fund level. During the period that the onshore feeder fund was consolidated, all intercompany transactions between the onshore feeder fund and us were eliminated.

Our Ownership Interest in Deep Value GP

We own 50% of the Deep Value GP. The remaining 50% is owned by certain of our employees. The Deep Value GP is structured as a limited liability company but keeps separate capital accounts and is taxed as a partnership. The operating agreement provides that all major decisions be made unanimously amongst the members; that is, us and certain employees. Accordingly, we have concluded that we do not control the general partner and should not consolidate it. Under EITF No. 03-16, each investor is required to utilize the equity method of accounting unless its interest is so minor that the investor would have virtually no influence over the company and its financial policies. Therefore, we accounted for our investment in the Deep Value GP under the equity method of accounting. We did not elect to carry our investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159.

Revenue Recognition

New issue and advisory: New issue and advisory revenue includes: (1) securitization revenues associated with arranging or participating in new debt offerings collateralized by assets; (2) fees charged for advisory services, and (3) origination fees for corporate debt issues originated by us.

Securitization revenues are recognized as income when the investment vehicle closes and is funded or when the related security is sold. Origination fees are recognized when the collateral assets are funded. In some cases, we will utilize third party professionals to assist in the provision of some of these functions (primarily origination). In that case, we record the cost of the third party services in new issue costs and the revenue in new issue and advisory revenue.

Asset management: Asset management revenue consists of collateralized debt obligation asset management fees, fees earned for management of our permanent capital vehicles and investment funds and other asset management fees. Collateralized debt obligation asset management fees are earned for providing ongoing asset management services to the trust. In general, we earn a senior asset management fee, a subordinated asset management fee and an incentive asset management fee.

The senior asset management fee is generally senior to all the securities in the collateralized debt obligation capital structure and is recognized on a monthly basis as services are performed. The senior asset management fee is generally paid on a quarterly basis.

The subordinated asset management fee is an additional payment for the same services but has a lower priority in the collateralized debt obligation cash flows. If the trust experiences a certain level of asset defaults, these fees may not be paid. There is no recovery by the trust of previously paid subordinated asset management fees. It is our policy to recognize these fees on a monthly basis as services are performed. The subordinated asset management fee is generally paid on a quarterly basis. However, if we determine that the subordinated asset management fee will not be paid (which generally occurs on or before the quarterly payment date), we will stop recognizing additional subordinated asset management fees on that particular trust and will reverse any subordinated asset management fees that are accrued and unpaid. We will begin accruing the subordinated asset management fee again if payment resumes and, in management’s estimate, continued payment is reasonably assured. If payment were to resume but we were unsure of continued payment, we would recognize the subordinated asset management fee as payments were received and would not accrue on a monthly basis.

The incentive management fee is an additional payment, made typically five to seven years into the life of a collateralized debt obligation, which is based on the clearance of an accumulated cash return on investment, or Hurdle Return, received by the most junior collateralized debt obligation securities holders. It is an incentive for us to perform in our role as asset manager by minimizing defaults and maximizing recoveries. The incentive management fee is not ultimately determined or payable until the achievement of the Hurdle Return by the most junior collateralized debt obligation securities holders. We do not recognize incentive fee revenue until the Hurdle Return is achieved and the amount of the incentive management fee is determinable and payment is reasonably assured.

Other asset management fees represent fees earned for the ongoing and incentive management of other investment vehicles we manage.

Principal transactions and other income: Principal transactions include all gains, losses, and income (interest and dividend) from securities classified as other investments, at fair value, in the consolidated balance sheets. However, prior to the adoption of SFAS No. 159 on January 1, 2008, certain investments classified as other investments, at fair value, were accounted for as available for sale securities. Accordingly for those securities, unrealized gains and losses were included as a component of other comprehensive income. Realized gains and losses and any income from these securities were included in principal transactions.

The investments classified as other investments, at fair value, including investments classified as available for sale, are carried at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by our management. These models include estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange. Dividend income is recognized on the ex-dividend date.

Other income includes foreign currency gains and losses, and interest earned on cash and cash equivalents, and other miscellaneous income.

Net trading: Net trading includes: (1) all gains, losses and income (interest and dividend) from securities classified as investments-trading; (2) interest income and expense from collateralized securities transactions; and (3) commissions and riskless trading profits. Riskless principal trades are transacted through our proprietary account with a customer order in hand, resulting in little or no market risk to us. Transactions are recognized on a trade date basis. The investments classified as trading are carried at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by our management. The models include estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange.

Net trading is reduced by interest expense, which is directly incurred to purchase income generating assets related to trading activities. Such interest expense is recorded on an accrual basis.

Variable Interest Entities

In 2008, we sponsored a single new collateralized debt obligation transaction. In addition, due to the current state of the financial markets, we do not anticipate sponsoring these types of transactions in the near future. The exact form or method of structuring these or similar transactions, if completed in the future, may be substantially different than how they were structured in the past.

Prior to 2008, we entered into these types of transactions on a routine basis. The following discussion describes our accounting treatment of these transactions as they relate to accounting for VIEs.

FIN No. 46(R) requires that we consider whether we are the primary beneficiary of VIEs in which we hold a variable interest. Once it is determined that we hold a variable interest in a VIE, FIN No. 46(R) requires that we perform an expected loss calculation to determine the primary beneficiary of the VIE. The holder of the variable interests that absorbs a majority of the expected losses or expected residual returns is considered the primary beneficiary. If we are deemed to be the primary beneficiary, we are required to consolidate the VIE.

In a typical collateralized debt obligation transaction that we sponsored, we entered into an arrangement whereby a third party lender, which we refer to as the Warehouse Facility Provider, agreed to purchase assets, on our behalf, in order to accumulate assets for securitization, which we refer to as a Warehouse Facility. When a sufficient amount of assets were accumulated, the assets were sold to and securitized by a newly created special purpose entity, or the collateralized debt obligation SPE. The collateralized debt obligation SPE financed this purchase by issuing various layers of collateralized debt obligation securities to investors in a private offering. We generally served as collateral asset manager of the collateralized debt obligation SPE and received ongoing fees for this service during the life of the collateralized debt obligation SPE. In cases where the assets held by the collateralized debt obligation SPE were TruPS, the TruPS represent a receivable from another special purpose entity, or the Trust SPE, which, in turn, holds a receivable from a financial institution obligor (generally a bank or insurance company).

There were three potential VIEs to consider with each sponsored collateralized debt obligation:

The Warehouse Facility: In most cases, there was no special purpose entity established during the accumulation phase of a collateralized debt obligation. The assets were purchased by the warehouse facility provider, which was typically an investment banking firm. In these cases, there was no VIE to consider since the warehouse facility provider was a business and not an entity subject to the requirements of FIN No. 46(R). Therefore, the assets and liabilities of the warehouse facility would not have warranted further consideration for consolidation by us.

However, in certain circumstances, a special purpose entity was established to hold the accumulated assets, or the Warehouse SPE. In these cases, we generally determined that the Warehouse SPE is a VIE as defined by FIN No. 46(R). We may have held a variable interest in the Warehouse SPE if we were the first loss guarantee provider. The first loss guarantor posts a certain amount of collateral for the benefit of the Warehouse Facility Provider. If the Warehouse Facility Provider suffers a loss related to the assets financed, the first loss guarantee provider agrees to reimburse the Warehouse Facility Provider up to an agreed upon maximum (which is generally the amount of collateral deposited). In these cases, we would have performed the required expected loss calculation and we may have been deemed to be the primary beneficiary and required to consolidate the Warehouse SPE under GAAP.

If an unrelated third-party entity had served as first loss guarantor, that entity may have been deemed to be the primary beneficiary and may be required to consolidate the Warehouse SPE. If there were no separate first loss guarantor, we may or may not have been deemed to be the primary beneficiary of the Warehouse SPE. This determination would have been made on a case by case basis, based on the specific rights and obligations in the warehouse agreement.

In some cases, a related party to us, such as one of the permanent capital vehicles we manage, served as the first loss guarantor. In those cases, FASB Staff Position FIN No. 46(R)-(5) Implicit Variable Interests under FASB Interpretation No. 46, or FIN No. 46(R)-(5), required that we combine our variable interests with that of the related party and determine whether the aggregate variable interest (both our interest and the related party’s) would, if held by a single party, identify that party as the primary beneficiary. If it would, the enterprise most closely associated with the VIE would be deemed to be the primary beneficiary. We took this fact into account when performing our expected loss calculations.

We were party to one transaction in which there was a separate Warehouse SPE, we served as first loss guarantor, and we were deemed primary beneficiary. In this case, we consolidated the Warehouse SPE at December 31, 2006 and through March 1, 2007. This particular Warehouse SPE was deconsolidated as of March 1, 2007, as we were no longer the first loss provider. See note 18 to the audited December 31, 2008 consolidated financial statements of Cohen.

The Trust SPE and the Collateralized Debt Obligation SPE: In general, the collateralized debt obligation SPE would be considered a VIE and, depending on its governing documents, the Trust SPE may also be a VIE. We hold variable interests in the collateralized debt obligation SPE or Trust SPE through (1) our incentive and subordinated management fees that we earn as asset manager of the collateralized debt obligation and (2) any collateralized debt obligation securities we hold. In general, we have determined that the holder of a majority of the most junior collateralized debt obligation securities would be deemed to be the primary beneficiary of the collateralized debt obligation SPE and the Trust SPE (when applicable). In our case, however, we may be deemed to be the primary beneficiary even if we hold less than a majority of the most junior collateralized debt obligation securities because of the additional variable interest we hold through our subordinated and incentive management fees. However, we have generally found that the amount of variability absorbed by our subordinated and incentive management fees is small, and therefore our investment in the most junior collateralized debt obligation securities would have to approximate a majority of the most junior collateralized debt obligation securities in order to be deemed the primary beneficiary. To date, we have determined we are not the primary beneficiary of any collateralized debt obligation SPE or Trust SPE. If we were to determine that we are the primary beneficiary of a Trust SPE or collateralized debt obligation SPE, we would record the assets and liabilities of each and establish a noncontrolling interest for the portion of the most junior collateralized debt obligation securities that we did not hold.

We have variable interests in our sponsored collateralized debt obligations but we are not the primary beneficiary and therefore are not consolidating the collateralized debt obligation VIEs. The maximum potential financial statement loss we would incur if the collateralized debt obligations were in default on all of their obligations would be (a) the loss of value of the collateralized debt obligation securities that we hold in our inventory at the time (see note 8 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 5 to the audited December 31, 2008 consolidated financial statements of Cohen), and (b) any management fee receivables.

Recent Accounting Pronouncements

On January 1, 2009, we adopted the remaining provisions of SFAS No. 157, Fair Value Measurements, or SFAS No. 157, related to certain nonfinancial assets and nonfinancial liabilities. We had delayed adopting these provisions in 2008 in accordance with FSP FAS 157-2, Effective Date of FASB Statement No. 157, or FSP FAS 157-2, which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and nonfinancial liabilities. Examples of applicable nonfinancial assets and nonfinancial liabilities include, but are not limited to:

•	Nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination that are not subsequently remeasured at fair value (nonrecurring fair value measurements);

•

Reporting units measured at fair value in the goodwill impairment test as described in SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS No. 142, and nonfinancial assets and nonfinancial liabilities measured at fair value in the SFAS No. 142 goodwill impairment test, if applicable; and

•	Nonfinancial long-lived assets measured at fair value for impairment assessment under SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets.

The adoption of the remaining provisions of SFAS No. 157 did not have an impact on Cohen’s financial statements or disclosures for the six months ended June 30, 2009. However, this is an ongoing assessment and it may impact Cohen’s financial statements in the future.

On January 1, 2009, we adopted the provisions of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an Amendment of Accounting Research Bulletin No. 51, or SFAS No. 160, which was issued in December 2007. SFAS No. 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements as opposed to mezzanine equity. SFAS No. 160 also changes the way the consolidated statement of operations is presented by requiring net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. For all periods in which a consolidated balance sheet is presented, we reclassified all amounts, from the former “minority interest” caption, formerly displayed between total liabilities and members’ equity, to a new line item, “non-controlling interests,” which is included in members’ equity. Additionally, in the statement of operations, Cohen does not deduct any non-controlling interests in determining net income. Rather, we display, below net income on the face of the statement of operations, the portion of consolidated net income or loss that is attributable to the controlling and non-controlling interests. Other than the reclassification described above, the adoption of SFAS No. 160 did not have a material effect on Cohen’s financial condition or results of operations.

On January 1, 2009, we adopted SFAS No. 141 (Revised 2007), Business Combinations, or SFAS No. 141(R), which was issued in December 2007. The objective of this statement is to improve the comparability of the information that a reporting entity provides in its financial reports about a business combination. To achieve these objectives, SFAS No. 141(R) establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in this statement. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

We anticipate completing the business combination with AFN in 2009. If completed, SFAS No. 141(R) will apply to this transaction. See note 4 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

On January 1, 2009, we adopted the provisions of FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, or FSP FAS 140-3, which was issued in February 2008, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Under FSP FAS 140-3, it is presumed that an initial transfer of a financial asset and a repurchase are considered part of the same arrangement, known as a linked transaction. However, if certain criteria are met, the initial transfer and repurchase financing may not be evaluated as a linked transaction and must be evaluated separately under SFAS No. 140. FSP FAS 140-3 became effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We did not enter into any collateralized securities transactions as of or during the three months ended June 30, 2009. Cohen’s adoption of FSP FAS 140-3 did not have an impact on its consolidated financial statements.

On January 1, 2009, we adopted SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, or SFAS No. 161, which was issued in March 2008. SFAS No. 161 provides for enhanced disclosures about how and why an entity uses derivative instruments and where those derivatives and related hedged items are reported in the entity’s financial statements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Since SFAS No. 161 requires only additional disclosures concerning derivatives and hedging activities, the adoption of SFAS No. 161 did not have an impact on Cohen’s consolidated financial statements. See note 9 to the unaudited June 30, 2009 consolidated financial statements of Cohen for additional discussion about Cohen’s derivative instruments.

In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, or FSP FAS 141(R)-1. FSP FAS 141(R)-1 amends the provisions in SFAS No. 141(R) for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. This FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS No. 141(R) and instead carries forward most of the provisions in the original SFAS No. 141 for acquired contingencies. This FSP requires that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition date fair value of that asset or liability can be determined during the measurement period. If the acquisition date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of SFAS No. 5, Accounting for Contingencies, to determine whether the contingency should be recognized at the acquisition date or after it. FSP FAS 141(R)-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We anticipate completing the business combination with AFN in 2009. If completed, SFAS No. 141(R) will apply to this transaction. See note 4 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, or FSP FAS 107-1 and APB 28-1. FSP FAS 107-1 and APB 28-1 amend SFAS No. 107, Disclosures About Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for reporting periods of publicly traded companies as well as annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP is effective for interim reporting periods ending after June 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Since FSP FAS 107-1 and APB 28-1 require only additional disclosures concerning interim periods, the adoption of this FSP did not have an impact on Cohen’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, or FSP FAS 115-2 and FAS 124-2. FSP FAS 115-2 and FAS 124-2 requires entities to separate an other-than-temporary impairment of a debt security into two components when there are credit related losses associated with the impaired debt security for which management asserts that it does not have the intent to sell the security, and it is more likely than not that it will not be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive loss. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Our adoption of FSP FAS 115-2 and FAS 124-2 did not have an impact on Cohen’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, or FSP FAS 157-4. Under this FSP, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or the liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction, for the asset or the liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value. FSP FAS 157-4 is effective for periods ending after June 15, 2009. FSP FAS 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after the initial adoption. We adopted FSP FAS 157-4 effective April 1, 2009 and its application did not have an impact on Cohen’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are available to be issued. Specifically, SFAS No. 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. SFAS No. 165 provides largely the same guidance on subsequent events which previously existed only in auditing literature. SFAS No. 165 is effective for fiscal years and interim periods ended after June 15, 2009 and will be applied prospectively. We adopted the provisions of SFAS No. 165 effective for the second quarter of 2009 and the adoption of this statement did not have an impact on Cohen’s consolidated financial statements. See note 2 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140 (“SFAS No. 140”). SFAS No. 166 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. Specifically, SFAS No. 166 eliminates the concept of a qualifying special purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. We are currently evaluating the impact, if any, of the adoption of SFAS No. 166 will have on Cohen’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendment to FASB Interpretation No. 46(R) (“SFAS No. 167”). SFAS No. 167 amends FIN No. 46(R), Variable Interest Entities, for determining whether an entity is a VIE and requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Under SFAS No. 167, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. SFAS No. 167 also requires an enterprise to assess whether it has an implicit responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance. SFAS No. 167 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities. We are currently evaluating the impact, if any, of the adoption of SFAS No. 167 will have on Cohen’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS No. 168”). This standard replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles and establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) will become the source of authoritative, nongovernmental U.S. GAAP except for rules and interpretive releases of the Securities Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. This standard is effective for financial statements for interim and annual reporting periods ending after September 15, 2009. We will begin to use the new guidelines and numbering system prescribed by the Codification when referring to U.S. GAAP in the third quarter of 2009. As the Codification was not intended to change or alter existing GAAP, we do not expect it to have any impact on Cohen’s consolidated financial statements.

Proposed Business Combination with AFN

On February 20, 2009, we signed a definitive merger agreement with AFN. Subject to AFN shareholder approval and other required closing conditions, we will merge with a wholly owned subsidiary of AFN and will survive the merger as a majority owned subsidiary of AFN. In the business combination, (1) each Cohen Class A membership unit together with one Cohen Class B membership unit will entitle the holder thereof to either receive 0.57372 shares of AFN common stock or retain 0.57372 recapitalized Cohen membership units and (2) Daniel G. Cohen, who owns all of the Cohen Class C membership units, will be entitled to receive one share of AFN Series A preferred stock. The AFN Series A preferred stock will have no economic rights but will entitle Mr. Cohen to elect at least one-third (but less than a majority) of AFN’s board of directors. On or after June 30, 2010, Mr. Cohen may convert the AFN Series A preferred stock into AFN Series B preferred stock, which will have no economic rights but will entitle Mr. Cohen to vote together with AFN’s stockholders on all matters presented to its stockholders and to exercise approximately 31.9% of the voting power of AFN’s common stock (assuming all Cohen members except Mr. Cohen elect to receive AFN common stock in the business combination and there is no change in AFN’s capitalization). The recapitalized Cohen membership units may be redeemed for cash or, at AFN’s discretion, an equivalent number of shares of AFN common stock at any time in the future after a minimum required holding period (the six-month period following the completion of the business combination for all members other than Mr. Cohen and the three-year period following the completion of the business combination for Mr. Cohen), which will apply to any interests not converted immediately upon the effectiveness of the business combination. If all recapitalized Cohen membership units were to be converted into shares of AFN’s common stock, AFN’s existing stockholders (including the Company’s members who may own AFN shares directly) would own 38.5% and current Cohen members would own 61.5% of AFN post-business combination.

The proposed business combination, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the issuance of shares of AFN common stock and Series A preferred stock in the business combination is subject to approval by the affirmative vote of a majority of the votes cast by holders of AFN’s common stock, provided that the number of votes cast on the matter represents over 50% interest of all securities entitled to vote on the proposal.

The business combination will be treated as a reverse merger. Cohen has been determined to be the acquirer for purposes of U.S. GAAP. The consideration transferred (that is, the purchase price or cost of the business combination) will be equal to the market capitalization of AFN’s common stock as of the effective date of the business combination. Any difference between the estimated fair value of the net assets acquired and the consideration transferred shall be treated as either goodwill (if the consideration transferred exceeds the fair value of the net assets acquired) or bargain purchase (if the fair value of the net assets acquired exceeds the consideration transferred). As an accounting matter, Cohen shall be treated as the accounting acquirer. Therefore, the combined company’s historical results prior to the effective time of the business combination will be Cohen’s stand-alone results. Subsequent to the business combination, the combined company’s results will be the consolidated results of both AFN’s and Cohen’s operations. All of Cohen’s net assets will be carried forward at their existing accounting basis while AFN’s net assets will be recorded at estimated fair value as of the effective date of the business combination.

After the business combination, Cohen will be a consolidated subsidiary of AFN. Each of the current members of Cohen will either exchange their Cohen membership units for shares of AFN common stock or retain a direct membership interest in Cohen. Subsequent to the business combination, any membership interest in Cohen (other than the interest held by AFN) will be treated as a noncontrolling interest.

Consolidated Results of Operations

The following section provides a comparative discussion of our consolidated results of operations for the specified periods. The period-to-period comparisons of financial results are not necessarily indicative of future results. All amounts in this section are in thousands (except unit and per unit and share and per share data) unless otherwise noted.

Assets Securitized

Assets securitized is an important driver of our revenue and expense fluctuations. When assets are securitized in a collateralized debt obligation trust, we record upfront revenue that includes securitization revenues which are included as a component of new issue and advisory revenues in the consolidated statements of operations. In addition, much of our work force receives a significant portion of their compensation through performance bonuses which are related to our revenues. Therefore, assets securitized will impact compensation and benefits expense in addition to revenue.

Historically, the primary method of increasing our AUM was to securitize assets in newly created trusts. We also increase our AUM by raising new capital in our permanent capital vehicles or investment funds. However, when we raise capital to be managed in permanent capital vehicles and investment funds, we do not generally earn upfront fees. Therefore, raising new capital in these entities generally impacts our ongoing asset management fees which is best viewed as part of AUM discussed in the next section.

The following table shows assets securitized for the specified periods:

ASSETS SECURITIZED

(dollars in thousands)

	Six months ended June 30,		Twelve months ended December 31,
	2009	2008	2008	2007	2006
Asset Securitized	$—	$—	$408,159	$17,823,970	$14,801,065

Assets securitized represent the fully ramped asset value of each securitization. In cases where the securitization is not fully ramped at closing, we will continue to acquire or originate assets after closing and transfer them to the trust. In general, this process was completed within several months of closing.

Assets Under Management

AUM refers to our assets under management and equals the sum of: (1) the gross assets included in collateralized debt obligations that we have sponsored and manage; plus (2) the gross assets accumulated and temporarily financed in warehouse facilities during the accumulation phase of the securitization process, which gross assets are intended to be included in collateralized debt obligations that we will sponsor in the near future; plus (3) gross assets of a portfolio that we managed for Taberna; plus (4) the NAV of the permanent capital vehicles and investment funds we manage.

AUM is also an important driver of our revenue and expense fluctuations. AUM drives our asset management fee revenue. In addition, much of our work force receives a significant portion of their compensation through performance bonuses which are related to our revenues. Therefore, AUM will impact compensation expense in addition to revenue.

Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our AUM measure includes, for instance, certain AUM for which we charge either no or nominal fees which are generally related to our assets in the accumulation phase. Our definition of AUM is not based on any definition of AUM contained in our operating agreement or in any of our management agreements.

ASSETS UNDER MANAGEMENT

(dollars in thousands)

	As of June 30,		As of December 31,
	2009	2008	2008	2007	2006
Company sponsored collateralized debt obligations	$17,089,778	$30,513,507	$23,486,862	$37,881,563	$21,021,768
Other managed assets(1)	—	4,689,174	177,447	5,293,739	11,051,065
Permanent capital vehicles	257,915	513,875	324,764	556,559	235,330
Investment funds	235,790	329,183	301,675	191,488	81,702

Assets under management (end of period)(2)	$17,583,483	$36,045,739	$24,290,748	$43,923,349	$32,389,865

Average assets under management — company sponsored collateralized debt obligations	$19,047,892	$33,636,193	$30,005,018	$32,646,629	$11,625,441

(1)	Includes assets in the accumulation phase as well as other managed assets managed for third parties or affiliates.

(2)	AUM for company sponsored collateralized debt obligations, other managed assets, permanent capital vehicles and investment funds represents total AUM at the period indicated.

Detail of Company Sponsored Collateralized Debt Obligations

ASSETS UNDER MANAGEMENT

COMPANY SPONSORED COLLATERALIZED DEBT OBLIGATIONS

(dollars in thousands)

	As of June 30,		As of December 31,
	2009	2008	2008	2007	2006
Trust preferred securities and insurance company debt — U.S.	$8,385,465	$9,694,492	$9,220,191	$10,078,579	$8,408,314
High grade and mezzanine ABS	6,228,028	16,884,896	10,193,650	24,334,682	10,881,656
Middle market loans — U.S.	—	1,165,353	1,169,835	1,158,564	739,419
Trust preferred securities and insurance company debt — Europe	1,619,917	1,396,772	1,625,176	1,295,278	789,364
Broadly syndicated loans — Europe	856,368	975,809	886,706	617,649	—
Obligations of tax exempt entities	—	396,185	391,304	396,811	203,015

Total company sponsored	$17,089,778	$30,513,507	$23,486,862	$37,881,563	$21,021,768

NUMBER OF COMPANY SPONSORED

COLLATERALIZED DEBT OBLIGATIONS MANAGED

	As of June 30,		As of December 31,
	2009	2008	2008	2007	2006
Beginning balance, managed	44	46	46	30	14
New collateralized debt obligations	—	—	1	16	16
Liquidated collateralized debt obligations	(1)	(1)	(3)	—	—
Transferred/Sold collateralized debt obligations	(4)	—	—	—	—

Ending balance, managed	39	45	44	46	30

Detail of Permanent Capital Vehicles

ASSETS UNDER MANAGEMENT

PERMANENT CAPITAL VEHICLES

(dollars in thousands)

	As of June 30,		As of December 31,
	2009	2008	2008	2007	2006
AFN	$91,608	$60,425	$104,862	$27,672	$235,330
EuroDekania	—	107,869	—	177,644	—
MFCA	—	104,896	29,237	132,648	—
Star Asia Finance	166,307	240,685	190,665	218,595	—

Total permanent capital vehicles	$257,915	$513,875	$324,764	$556,559	$235,330

The AUM for permanent capital vehicles represents the net asset value for each entity less any investments the entity has made in our sponsored collateralized debt obligations, if any. The investments each entity has made in our sponsored collateralized debt obligations are included as a component of the AUM of company sponsored collateralized debt obligations. As of June 30, 2009, EuroDekania was still managed by us but had all of its NAV invested in sponsored collateralized debt obligations. However, MFCA was no longer managed by us as of June 30, 2009. See note 6 to the June 30, 2009 unaudited financial statements of Cohen for more information about the transfer of the MFCA management contract. Because the management fees we earn from the permanent capital vehicles are generally subject to an offset for the management fees we earn from the collateralized debt obligations they invest in, fluctuations in the NAV of the permanent capital vehicle generally do not directly impact the management fee revenue we earn.

Detail of Investment Funds

ASSETS UNDER MANAGEMENT

INVESTMENT FUNDS

(dollars in thousands)

	As of June 30,		As of December 31,
	2009	2008	2008	2007	2006
The Brigadier Entities	$74,877	$221,495	$190,035	$191,488	$81,702
The Deep Value Entities	160,913	107,688	111,640	—	—

Total investment funds	$235,790	$329,183	$301,675	$191,488	$81,702

The AUM for investment funds represents the net asset value for each entity less any investments the entity has made in our sponsored collateralized debt obligations, if any. The investment each entity has made in our sponsored collateralized debt obligations are included as a component of the AUM of company sponsored collateralized debt obligations. Historically, our investment funds have not made significant investments in company sponsored collateralized debt obligations. As of June 30, 2009, neither fund has any investment in company sponsored collateralized debt obligations.

Six Months Ended June 30, 2009 compared to the Six Months Ended June 30, 2008

The following table sets forth information regarding our consolidated results of operations for the six months ended June 30, 2009 and 2008.

COHEN BROTHERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Six months ended June 30,		Increase (Decrease)
	2009	2008	$ Change	% Change
Revenues
New issue and advisory	$745	$1,662	$(917)	-55%
Asset management	16,913	30,810	(13,897)	-45%
Principal transactions and other income	(1,304)	11,007	(12,311)	-112%
Net trading	21,011	5,213	15,798	303%

Total revenues	37,365	48,692	(11,327)	-23%

Operating expenses
Compensation and benefits	34,095	24,508	9,587	39%
Business development, occupancy, equipment	2,757	3,795	(1,038)	-27%
Professional services and other operating	7,366	5,969	1,397	23%
Depreciation and amortization	1,289	2,010	(721)	-36%

Total operating expenses	45,507	36,282	9,225	25%

Operating income / (loss)	(8,142)	12,410	(20,552)	-166%

Non operating income / (expense)
Change in fair value of interest rate swap	6	(309)	315	-102%
Interest expense	(2,661)	(4,775)	2,114	-44%
Gain on sale of management contracts	4,484	—	4,484	NM
Loss from equity method affiliates	(3,858)	(96)	(3,762)	NM

Income / (loss) before income taxes	(10,171)	7,230	(17,401)	-241%
Income taxes	188	2,016	(1,828)	-91%

Net income (loss)	(10,359)	5,214	(15,573)	-299%
Less: Net loss attributable to the noncontrolling interest	(11)	—	(11)	NM

Net income (loss) attributable to Cohen Brothers, LLC	$(10,348)	$5,214	$(15,562)	-298%

Revenues

Revenues decreased by $11,327, or 23% to $37,365 for the six months ended June 30, 2009 from $48,692 for the six months ended June 30, 2008. As discussed in more detail below, the change was due to decreases of $917 in new issue and advisory revenue, $13,897 in asset management revenue, and $12,311 in principal transactions and other income, partially offset by an increase in net trading of $15,798.

New Issue and Advisory

New issue and advisory revenue decreased by 55% for the six months ended June 30, 2009 as compared to the same period in 2008. The overall decline in new issue and advisory revenue was primarily due to the reduction of assets originated in our asset classes due to the current volatility in the credit markets. This disruption has severely restricted our ability to complete new securitizations and finance the origination of new assets. Our origination fees have generally been accompanied by corresponding direct origination costs, reported as a component of new issue costs which is included in professional services and other operating in the consolidated statements of operations, generally in the form of sub-originator payments.

Asset Management

Asset management fees decreased 45% to $16,913 for the six months ended June 30, 2009 from $30,810 for the comparable period in 2008, as discussed in more detail below. The following table provides a more detailed comparison of the two periods:

ASSET MANAGEMENT

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Collateralized debt obligations	$14,405	$26,970	$(12,565)
Investment funds	1,912	1,631	281
Permanent capital vehicles and other	596	2,209	(1,613)

Total	$16,913	$30,810	$(13,897)

Collateralized Debt Obligations

Asset management revenue from company sponsored collateralized debt obligations decreased $12,565 to $14,405 for the six months ended June 30, 2009 from $26,970 for the six months ended June 30, 2008. The following table summarizes the periods presented by asset class:

COLLATERALIZED DEBT OBLIGATION ASSET MANAGEMENT FEES EARNED BY ASSET CLASS

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Trust preferred securities and insurance company debt — U.S.	$6,556	$9,725	$(3,169)
High grade and mezzanine ABS	2,774	8,590	(5,816)
Middle market loans — U.S.	986	3,719	(2,733)
Trust preferred securities and insurance company debt — Europe	3,293	2,842	451
Broadly syndicated loans — Europe	374	1,040	(666)
Obligations of tax exempt entities	422	1,054	(632)

Total	$14,405	$26,970	$(12,565)

Asset management fees for TruPS and insurance company debt of United States companies decreased primarily because we stopped accruing for subordinated fees for certain collateralized debt obligations due to the non-payment of such fees on the applicable quarterly payment dates during the 2008 and 2009 periods. Substantially all our TruPS trusts have stopped paying subordinated management fees. We will begin accruing the subordinated asset management fees again if payments resume and, in our estimate, continued payment by the trusts is reasonably assured. If payments resume in the future but we are unsure of continued payment, we will recognize the subordinated asset management fee as payments are received and will not accrue the fee on a monthly basis. See “— Critical Accounting Policies and Estimates — Revenue Recognition — Asset Management” beginning on page [—]. The decline in this asset class is also attributable to the decrease in average AUM due to greater levels of deferrals and defaults of the underlying assets.

Asset management fees for high grade and mezzanine ABS declined primarily because the average AUM in this asset class declined due to defaults of the underlying assets and liquidations of certain collateralized debt obligations.

Asset management fees for middle market loans of United States companies decreased primarily because we sold three CLO management contracts comprising substantially all of Cohen’s Emporia business line to an unrelated third party. See note 5 to the unaudited June 30, 2009 consolidated financial statements of Cohen and “— Non Operating Income and Expense — Gain on Sale of Management Contracts” below. In addition, during the period owned, we stopped accruing for subordinated fees for certain of the CLO contracts due to non-payment of such fees.

Asset management fees for TruPS and insurance company debt of European companies increased because we received asset management fees from a securitization we closed in this asset class in August 2008. This increase was partially offset by the decline in asset management fees for certain collateralized debt obligations because we stopped accruing for subordinated fees due to the non-payment of such fees during the first half of 2009.

Asset management fees for broadly syndicated loans — Europe decreased because we stopped accruing for subordinated fees due to the non-payment of such fees during the first half of 2009.

Asset management fees for obligations of tax exempt entities decreased during the six months ended June 30, 2009 as compared to the same period in 2008 because we collected half of the subordinated and incentive fees that were deferred in 2007 during the first quarter of 2008. Under the terms of the related amended indenture we were required to defer receipt of part of our subordinated asset management fee during 2007. Under the amended indenture, we may receive any subordinated fees that were deferred in later periods; however, we do not recognize revenue until any fees deferred are actually paid. As of June 30, 2009, no subordinated fees remain deferred. In addition, in March 2009, we entered into a sub-advisory agreement with an unrelated third party, related to the STEP management contract. From March 18, 2009 through April 21, 2009, we continued to receive collateral management fees from this securitization and served as its manager. During this period, we paid a sub advisory fee to an unrelated third party equal to 45% of the management fee revenue we received under this management contract. Effective April 22, 2009, the STEP management contract was formally assigned to the unrelated third party who then became the collateral manager. Per our agreement, the new collateral manager pays us a fee equal to 55% of any management fees the unrelated third party receives from this securitization. As of April 22, 2009, we recognize this sub advisory fee as other income which is a component of principal transactions and other income in the consolidated statements of operations. See note 6 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Investment Funds

Our asset management revenue from investment funds is comprised of fees from the Brigadier Entities and the Deep Value Entities. Of the total $1,912 of investment fund management fee revenue during the six months ended June 30, 2009, $919 represented fees from the Brigadier Entities and $993 represented fees from the Deep Value Entities. Of the total $1,631 of investment fund management fee revenue during the six months ended June 30, 2008, $1,569 represented fees from the Brigadier Entities and $62 represented fees from the Deep Value Entities.

The Deep Value Entities management fee revenue increased $931 from $62 for the six months ended June 30, 2008 to $993 for the six months ended June 30, 2009. The increase was primarily because the Deep Value Entities consummated their first closing in April 2008 and had more AUM for more months during the periods in question.

The Brigadier Entities management fee revenue decreased by $650 from $1,569 for the six months ended June 30, 2008 to $919 for the six months ended June 30, 2009. The decrease of $650 was due to a decrease in base management fee revenue because the average NAV decreased during the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. Average NAV has decreased primarily due to investor redemptions. From April 2008 to June 2009, Brigadier experienced net redemptions of $157,595 (including redemptions of our investment in Brigadier of $52,601 during that same time period). Because no management fees were earned on our own investment in Brigadier; our redemptions did not directly impact our management fee revenue. From June 30, 2009 through August 18, 2009, Brigadier has paid actual redemptions of $34,977 and received an additional $19,412 of redemption requests. Subsequent to March 2009, three managers of Brigadier resigned and Daniel G. Cohen was named chief investment officer. Two of these managers had been in place since the inception of the fund. The Company has replaced these managers but it is unclear what impact this will have on the fund.

Permanent Capital Vehicles and Other

Our asset management revenue from permanent capital vehicles and other are primarily comprised of fees from AFN, EuroDekania, MFCA as well as whole loan monitoring and other fees. The net decrease of $1,613 was comprised of a decrease of $553 from EuroDekania, a decrease of $634 from MFCA, and a decrease of $426 in whole loan monitoring and other fees.

We served as external manager of AFN during both 2008 and the first half of 2009. Our base management fee for AFN is offset by AFN’s share of asset management fees that are paid to us by the sponsored collateralized debt obligations that AFN has invested in. During the six months ended June 30, 2009 and 2008, we recognized a net base management fee of $0 because the base management fees earned for managing AFN were completely offset by AFN’s share of the base management fee paid to us by company-sponsored collateralized debt obligations that AFN invested in.

We served as external manager of EuroDekania during both 2008 and the first half of 2009. Like AFN, our management fee for EuroDekania is offset by EuroDekania’s share of asset management fees that were paid to us by the sponsored collateralized debt obligations that EuroDekania has invested in. Overall management fees for EuroDekania decreased in the first half of 2009 as compared to the first half of 2008 primarily because of the increases in the management fee offset resulting from EuroDekania’s increased investment in our sponsored collateralized debt obligations.

We served as external manager of MFCA during 2008 and from January 1, 2009 through March 18, 2009. Overall management fees for MFCA decreased in the first half of 2009 as compared to the first half of 2008 because the average NAV decreased during the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 and we were no longer receiving the management fees after March 18, 2009. On March 18, 2009, the board of directors of MFCA approved the assignment of the MFCA management contract between Cohen and MFCA to an unrelated third party. We did not receive cash proceeds for this assignment nor did we receive a termination fee from MFCA related to the termination of the management contract. However, in conjunction with the assignment, the Company terminated the employees of its not for profit asset management group that were servicing this contract and the transferee hired the majority of those employees. We will receive a participation fee beginning on March 18, 2012 and for the ten year period thereafter equal to 10% of the revenue earned in excess of $1,000 annually by the unrelated third party for managing MFCA. See note 6 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Whole loan monitoring is primarily comprised of asset management fees from whole loan monitoring services provided for Taberna (see note 2 to Cohen’s historical operating data presented on page [—] for a discussion of Taberna). Taberna has a portfolio of whole loans and contracted with us to provide oversight and monitoring services. In 2007 and 2008, we provided whole loan monitoring services to Taberna. The decrease is primarily due to the fact that we stopped providing whole loan monitoring services to Taberna after June 30, 2008 because Taberna did not renew the contract and began performing this monitoring function in-house.

Principal Transactions and Other Income

Principal transactions and other income decreased $12,311 or 112% to a loss of $1,304 for the six months ended June 30, 2009 as compared to income of $11,007 for the six months ended June 30, 2008.

Principal Transactions & Other Income

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Change in fair value of other investments, at fair value	$(1,155)	$7,297	$(8,452)
Foreign currency	(920)	865	(1,785)
Dividend, interest, and other income	771	2,845	(2,074)

Total	$(1,304)	$11,007	$(12,311)

The decrease in the change in fair value of other investments of $8,452 was primarily due to a reduction in the net appreciation of the Brigadier Entities of $8,101 and of Star Asia Finance of $4,741. The Brigadier Entities appreciated in both periods, but to a lesser degree in 2009 primarily because we reduced our investment balance through redemptions and to a lesser degree due to lower appreciation of the underlying fund. Star Asia Finance appreciated in both periods as well but to a lesser degree in 2009 due to lower appreciation of the NAV of the permanent capital vehicle. This was partially offset by an increase in the change in fair value of MFCA of $1,530 due to improvements in the municipal bond market in 2009; and increases in the changes in fair value of the Deep Value Entities of $2,013 and of AFN of $821.

We receive payments under certain asset management contracts in Euros; however, our functional currency is the US dollar. The foreign currency fluctuations are due to changes in the exchange rates between Euros and US dollars in the related periods.

The decline in dividend, interest, and other income is primarily related to a decrease in dividends from our permanent capital vehicles of $987 and interest income from collateralized debt obligations of $533 and reduced income on cash balances of $635. The reduction in dividends on permanent capital vehicles as well as interest income on collateralized debt obligations are primarily due to reduced performance of the related entities. The reduced income on cash balances results from declining interest rates as well as a decline in our invested cash balances.

Net Trading

Net trading increased $15,798 to $21,011 for the six months ended June 30, 2009 from $5,213 for the six months ended June 30, 2008. The increase was primarily related to the increase in gains realized from trading activity. The increase in trading activity is primarily attributable to the expansion of our capital markets business including the hiring of additional traders and sales people. As of June 30, 2009, we had a total of 37 traders and sales people in our capital markets group as compared to 16 as of June 30, 2008. To date, we have been successful in our strategy of expanding our capital markets business. We believe there is a significant opportunity in expanding our capital markets business because (1) dislocation in the credit markets has resulted in an opportunity to create a first class broker dealer and (2) institutional investors are very receptive to working with boutique broker dealers because the large broker dealers have scaled back their risk taking and the small broker dealers provide execution that they value.

Operating Expenses

Operating expenses increased $9,225 or 25% to $45,507 for the six months ended June 30, 2009 from $36,282 for the six months ended June 30, 2008. The change was due to increases of $9,587 in compensation and benefits, and $1,397 in professional services and other operating, which was partially offset by decreases of $1,038 in business development, occupancy, equipment, and $721 in depreciation and amortization.

Compensation and Benefits

Compensation and benefits increased $9,587 or 39% to $34,095 for the six months ended June 30, 2009 from $24,508 for the six months ended June 30, 2008.

COMPENSATION AND BENEFITS

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Equity-based compensation	$2,137	$3,680	$(1,543)
Retention bonus	8,469	—	8,469
Other compensation and benefits	23,489	20,828	2,661

	$34,095	$24,508	$9,587

Compensation and benefits includes equity-based compensation which decreased $1,543 or 42% to $2,137 for the six months ended June 30, 2009 from $3,680 for the six months ended June 30, 2008. For the six months ended June 30, 2008, compensation and benefits includes equity-based compensation of $2,248 related to the amortization of Restricted Unit grants consisting of restricted membership units and LTIP units awarded to our executives and $1,432 related to the amortization of Options awarded to our employees. For the six months ended June 30, 2009, compensation and benefits includes equity-based compensation of $948 related to the amortization of Restricted Units consisting of LTIP units awarded to our executives and $1,189 related to the amortization of Options awarded to our employees.

In December 2008 and January 2009, we approved and implemented the 2009 Senior Managers’ Cash Bonus Retention Plan, or the retention plan. Pursuant to the retention plan, we entered into retention arrangements with certain of our employees to ensure their continued service through the completion of the business combination with AFN. We paid an amount to each employee that by the terms of the retention arrangement vests over the period from January 1, 2009 to the earlier of the effectiveness of the AFN business combination with Cohen or September 30, 2009. The total amount paid under these retention agreements is approximately $12.4 million and is currently being expensed over the contractual nine month vesting period. If an employee who received a payment under this plan voluntarily resigns or is terminated for cause prior to September 30, 2009, the employee is obligated to repay any unvested amount to Cohen. If the business combination is consummated prior to September 30, 2009, any unexpensed balance will be expensed at that time.

In addition, other compensation and benefits in the table above is primarily comprised of salary, incentive compensation and benefits. The increase in this component of total compensation and benefits is primarily related to the expansion of our capital markets business. In general, compensation expense as a percentage of revenue is higher in the capital markets business as compared to the asset management business. Accordingly, our other compensation and benefits has actually increased while our overall revenue has decreased. Our total headcount decreased from 128 at June 30, 2008 to 114 at June 30, 2009.

Business Development, Occupancy and Equipment

Business development, occupancy, and equipment decreased $1,038, or 27%, to $2,757 for the six months ended June 30, 2009 from $3,795 for the six months ended June 30, 2008. Business development expenses, such as promotion, advertising, travel and entertainment made up $726 of the period over period decrease, primarily due to an overall decline in business activity. Rent expense contributed $293 of the decrease, declining from $1,286 for the six months ended June 30, 2008 to $993 in the 2009 period. The primary reason for the overall decrease in rent expense was the impact of rent received from a sublease of certain space in our New York office (which occurred during the second quarter of 2008), substantially offset by additional rent we incurred from several satellite offices rented to accommodate new employees hired to expand our capital markets business.

Professional Services and Other Operating Expenses

Professional services and other operating expenses increased $1,397, or 23%, to $7,366 for the six months ended June 30, 2009 from $5,969 for the six months ended June 30, 2008 primarily due to the increase of $1,180 in legal and professional fees which were incurred in order to effectuate the business combination with AFN. There was also an increase of $758 in other fees during 2009 primarily related to increased insurance premiums incurred by us for the 2009 coverage period and increased recruiting fees in our effort to expand the capital markets group.

Professional services and other operating also include new issue costs. New issue costs decreased $541, or 46% for the six months ended June 30, 2009 from $1,174 for the six months ended June 30, 2008. This change in new issue costs is primarily due to a decrease in origination costs related to our company sponsored securitizations of $974 because there were no originations during the first half of 2009. This decrease was partially offset by an increase in solicitation costs of $433 associated with capital raising activities for the Deep Value Entities. See discussion above of “—New Issue and Advisory Revenue.”

Depreciation and Amortization

Depreciation and amortization decreased $721, or 36%, to $1,289 for the six months ended June 30, 2009 from $2,010 for the six months ended June 30, 2008. This decline was primarily due to a decrease of $109 in depreciation and amortization expense on furniture, equipment and leasehold improvements. In addition, amortization expense related to the intangible asset we recorded when we purchased the 10% of Strategos we previously did not own, in July 2007 from a noncontrolling interest partner, decreased $612 from the 2008 period to the 2009 period primarily as a result of impairment charges recorded in 2008 (see note 11 to the unaudited June 30, 2009 consolidated financial statements of Cohen).

Non-Operating Income and Expense

Change in fair value of interest rate swap

The change in fair value of interest rate swap includes two components: (1) the unrealized gain or loss which represents our estimate of the fair value adjustment for the interest rate swap entered into as required under our former $75,000 term loan facility entered into in July 2006 and (2) realized gains and losses which are the periodic payments made or receipts received by us. We entered into the interest rate swap on October 18, 2006. At that time, the notional amount of the swap equaled 50% of the outstanding balance of the term loan (and was scheduled to decline by 50% of each principal payment throughout the term of the former term loan). The swap effectively locked three month LIBOR into a fixed rate of 5.24% for the notional amount through the relevant period of time. When the former term loan was repaid and replaced with the amended revolving line of credit entered into in July 2007, the interest rate swap was left in place. We did not designate the swap as a hedged item for purposes of hedge accounting under SFAS No. 133. Accordingly, we carried the swap at fair value and included the gain or loss in the other non-operating income (expense) section of the consolidated statements of operations. We entered into an amended and restated credit facility on June 1, 2009 and paid off the amended revolving line of credit and terminated the interest rate swap.

Interest Expense

Interest expense decreased $2,114 or 44% to $2,661 for the six months ended June 30, 2009 from $4,775 for the six months ended June 30, 2008. This decrease of $2,114 was comprised of (a) a decrease of $2,495 of interest incurred on our senior debt; (b) an increase of $527 of interest incurred on subordinated debt; and (c) a decrease of $146 of other interest expense.

The decrease of $2,495 on senior debt was comprised of a reduction of $2,446 due to a lower debt balance due to debt repayments for the first half of 2009 as compared to the first half of 2008 and a decrease of $188 due to lower interest rates partially offset by an increase in amortization of deferred financing of $139. On June 1, 2009, we completed an amended and restated credit facility with TD Bank, the 2009 Credit Facility. As a consequence, we wrote off $169 of unamortized deferring financing costs to interest expense related to the former revolving line of credit. For additional information see “— Liquidity and Capital Resources — Capitalization — Amended and Restated Credit Facility” beginning on page [—] and note 12 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

The increase of $527 related to subordinated debt is because we issued the $9,000 of subordinated notes on June 25, 2008. As of June 30, 2009, the balance of the subordinated notes had increased by an additional $229 related to accrued in-kind interest. For additional information see “— Liquidity and Capital Resources — Capitalization — Subordinated Notes Payable to Related Parties” beginning on page [—] and Note 13 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Gain on Sale of Management Contracts

On February 27, 2009, we sold three CLO management contracts comprising substantially all of our Emporia business line to an unrelated third party. We received net proceeds from this sale, after payment of certain expenses, of $7,258. These proceeds were used to pay down our existing senior debt outstanding. In addition, we are entitled to certain contingent payments based on the amount of subordinated management fees received by the unrelated third party under the sold CLO management contracts in an amount not to exceed an additional $1,500. We have agreed to pay $3,000 of the net proceeds to AFN in order to compensate AFN for amounts that it would have otherwise received under a leverage loan warehouse facility in which AFN had an interest. This payment is only required if the proposed business combination is not completed. We recorded a gain on sale of management contracts of $4,484 for the six months ended June 30, 2009, representing the net cash received of $7,484, which also includes the payments received from the unrelated third party during the second quarter of 2009, less the $3,000 contingent payment due to AFN. We recorded the contingent payment to AFN as a liability and included it as a component of deferred income in the consolidated balance sheets. We will record the contingent payments to be received from the unrelated third party of the subordinated fee (of up to $1,500) as additional gain as such payments are actually received. See note 5 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Loss from Equity Method Affiliates

Loss from equity method affiliates increased $3,762 to a loss of $3,858 for the six months ended June 30, 2009 from a loss of $96 for the six months ended June 30, 2008. Income or loss from equity method affiliates represents our share of the related entities’ earnings. During 2008, we had three equity method investees: (1) Star Asia Manager, (2) DEKU and (3) Deep Value GP. As of June 30, 2009, we had two equity method investees: (a) Star Asia Manager and (b) Deep Value GP. DEKU was liquidated in February 2009. We wrote off our equity method investment in DEKU for a total charge of $4,482. See note 3-E to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Income Taxes

We are treated as a pass-through entity for United States federal income tax purposes and in most of the states in which we do business. We are, however, subject to income taxes in the United Kingdom, France, New York City, Philadelphia and the state of Illinois. Beginning on April 1, 2006, we qualified for Keystone Opportunity Zone, or KOZ, benefits in Philadelphia. Businesses located in a KOZ are exempt from Philadelphia net income taxes. Our Philadelphia income tax liabilities will be fully offset by a KOZ credit. We are entitled to KOZ benefits through the end of the lease term on our corporate headquarters in Philadelphia, which is April 1, 2011. Income tax expense decreased $1,828, or 91%, to $188 for the six months ended June 30, 2009 from $2,016 for the six months ended June 30, 2008 primarily as a result of a decrease in overall taxable income of Cohen. Specifically, a decrease in income earned from our foreign operations resulted in a decrease in foreign income taxes of $604.

Net Loss Attributable to the Noncontrolling Interest

As of December 31, 2008 and through the first quarter of 2009, we directly owned 55% in the onshore feeder fund of Deep Value. Accordingly, we consolidated the onshore feeder fund. During the second quarter of 2009, our ownership percentage in the onshore feeder fund declined to 30%. Accordingly, in the second quarter of 2009, we deconsolidated the onshore feeder fund. No gain or loss was recognized related to the deconsolidation as the amounts transferred were already based on fair value. The noncontrolling interest for the six months ended June 30, 2009 represented the remaining 45% noncontrolling interest share of the Deep Value onshore feeder fund’s earnings during the period of time we consolidated the onshore feeder fund (see “— Critical Accounting Policies and Estimates — Recent Accounting Pronouncements” for a discussion of the change in presentation of Noncontrolling Interests and note 3-E to the unaudited June 30, 2009 consolidated financial statements of Cohen).

Three Months Ended June 30, 2009 compared to the Three Months Ended June 30, 2008

The following table sets forth information regarding our consolidated results of operations for the three months ended June 30, 2009 and 2008.

COHEN BROTHERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three months ended June 30,		Increase (Decrease)
	2009	2008	$ Change	% Change
Revenues
New issue and advisory	$518	$591	$(73)	-12%
Asset management	7,614	14,005	(6,391)	-46%
Principal transactions and other income	2,620	6,034	(3,414)	-57%
Net trading	9,694	4,477	5,217	117%

Total revenues	20,446	25,107	(4,661)	-19%

Operating expenses
Compensation and benefits	16,656	12,720	3,936	31%
Business development, occupancy, equipment	1,210	1,800	(590)	-33%
Professional services and other operating	3,750	3,170	580	18%
Depreciation and amortization	635	1,002	(367)	-37%

Total operating expenses	22,251	18,692	3,559	19%

Operating income / (loss)	(1,805)	6,415	(8,220)	-128%

Non operating income / (expense)
Change in fair value of interest rate swap	(1)	312	(313)	-100%
Interest expense	(1,456)	(2,059)	603	-29%
Gain on sale of management contracts	226	—	226	NM
Income / (loss) from equity method affiliates	225	(20)	245	NM

Income / (loss) before income taxes	(2,811)	4,648	(7,459)	-160%
Income taxes	120	645	(525)	-81%

Net income (loss)	(2,931)	4,003	(6,934)	-173%
Less: Net loss attributable to the noncontrolling interest	—	—	—	NM

Net income (loss) attributable to Cohen Brothers, LLC	$(2,931)	$4,003	$(6,934)	-173%

Revenues

Revenues decreased by $4,661, or 19% to $20,446 for the three months ended June 30, 2009 from $25,107 for the three months ended June 30, 2008. As discussed in more detail below, the change was due to decreases of $73 in new issue and advisory revenue, $6,391 in asset management revenue, and $3,414 in principal transactions and other income, partially offset by an increase in net trading of $5,217.

New Issue and Advisory

The overall decline in new issue and advisory revenue was primarily due to the reduction of assets originated in our asset classes due to the current volatility in the credit markets. This disruption has severely restricted our ability to complete new securitizations and finance the origination of new assets. Our origination fees have generally been accompanied by corresponding direct origination costs, reported as a component of new issue costs which is included in professional services and other operating in the consolidated statements of operations, generally in the form of sub-originator payments.

Asset Management

Asset management fees decreased 46% to $7,614 for the three months ended June 30, 2009 from $14,005 for the comparable period in 2008, as discussed in more detail below. The following table provides a more detailed comparison of the two periods:

ASSET MANAGEMENT

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Collateralized debt obligations	$6,339	$12,273	$(5,934)
Investment funds	1,021	868	153
Permanent capital vehicles and other	254	864	(610)

Total	$7,614	$14,005	$(6,391)

Collateralized Debt Obligations

Asset management revenue from company sponsored collateralized debt obligations decreased $5,934 to $6,339 for the three months ended June 30, 2009 from $12,273 for the three months ended June 30, 2008. The following table summarizes the periods presented by asset class:

COLLATERALIZED DEBT OBLIGATION ASSET MANAGEMENT FEES EARNED BY ASSET CLASS

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Trust preferred securities and insurance company debt — U.S.	$3,114	$4,136	$(1,022)
High grade and mezzanine ABS	1,084	3,708	(2,624)
Middle market loans — U.S.	—	1,860	(1,860)
Trust preferred securities and insurance company debt — Europe	1,939	1,443	496
Broadly syndicated loans — Europe	156	720	(564)
Obligations of tax exempt entities	46	406	(360)

Total	$6,339	$12,273	$(5,934)

Asset management fees for TruPS and insurance company debt of United States companies decreased primarily because we stopped accruing for subordinated fees for certain collateralized debt obligations due to the non-payment of such fees on the applicable quarterly payment dates during the 2008 and 2009 periods. Substantially all our TruPS trusts have stopped paying subordinated management fees. We will begin accruing the subordinated asset management fees again if payments resume and, in our estimate, continued payment by the trusts is reasonably assured. If payments resume in the future but we are unsure of continued payment, we will recognize the subordinated asset management fee as payments are received and will not accrue the fee on a monthly basis. See “— Critical Accounting Policies and Estimates — Revenue Recognition — Asset Management” beginning on page [—]. The decline in this asset class is also attributable to the decrease in average AUM due to greater levels of deferrals and defaults of the underlying assets.

Asset management fees for high grade and mezzanine ABS declined primarily because the average AUM in this asset class declined due to defaults of the underlying assets and liquidations of certain collateralized debt obligations.

Asset management fees for middle market loans of United States companies decreased primarily because we sold three CLO management contracts comprising substantially all of Cohen’s Emporia business line to an unrelated third party during the first quarter of 2009. See note 5 to the unaudited June 30, 2009 consolidated financial statements of Cohen and “— Non Operating Income and Expense — Gain on Sale of Management Contracts” below.

Asset management fees for TruPS and insurance company debt of European companies increased primarily because we received asset management fees from a securitization we closed in this asset class in August 2008.

Asset management fees for broadly syndicated loans — Europe decreased because we stopped accruing for subordinated fees due to the non-payment of such fees during the second quarter of 2009.

Asset management fees for obligations of tax exempt entities decreased during the three months ended June 30, 2009 as compared to the same period in 2008 because in March 2009, we entered into a sub-advisory agreement related to the STEP management contract. From March 18, 2009 through April 21, 2009, we continued to receive collateral management fees from this securitization and served as its manager. During this period, we paid a sub advisory fee to an unrelated third party equal to 45% of the management fee revenue we received under this management contract. Effective April 22, 2009, the STEP management contract was formally assigned to the unrelated third party who then became the collateral manager. Per our agreement, the new collateral manager pays us a fee equal to 55% of any management fees the unrelated third party receives from this securitization. As of April 22, 2009, we recognize this sub advisory fee as other income which is a component of principal transactions and other income in the consolidated statements of operations. See note 6 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Investment Funds

Our asset management revenue from investment funds is comprised of fees from the Brigadier Entities and the Deep Value Entities. Of the total $1,021 of investment fund management fee revenue during the three months ended June 30, 2009, $450 represented fees from the Brigadier Entities and $571 represented fees from the Deep Value Entities. Of the total $868 of investment fund management fee revenue during the three months ended June 30, 2008, $806 represented fees from the Brigadier Entities and $62 represented fees from the Deep Value Entities.

The Deep Value Entities management fee revenue increased $509 from $62 for the three months ended June 30, 2008 to $571 for the three months ended June 30, 2009. The increase was primarily because the Deep Value Entities consummated their first closing in April 2008 and had more AUM for more months during the periods in question.

The Brigadier Entities management fee revenue decreased by $356 from $806 for the three months ended June 30, 2008 to $450 for the three months ended June 30, 2009. The decrease of $356 was due to a decrease in base management fee revenue because the average NAV decreased during the three months ended June 30, 2009 as compared to the three months ended June 30, 2008. Average NAV has decreased primarily due to investor redemptions. From April 2008 to June 2009, Brigadier experienced net redemptions of $157,595 (including redemptions of our investment in Brigadier of $52,601 during that same time period). Because no management fees were earned on our own investment in Brigadier, our redemptions did not directly impact our management fee revenue. From June 30, 2009 through August 18, 2009, Brigadier has paid actual redemptions of $34,977 and received an additional $19,412 of redemption requests. Also subsequent to March 2009, three managers of Brigadier resigned and Daniel G. Cohen was named chief investment officer. Two of these managers had been in place since the inception of the fund. The Company has replaced these managers but it is unclear what impact this will have on the fund.

Permanent Capital Vehicles and Other

Our asset management revenue from permanent capital vehicles and other are primarily comprised of fees from AFN, EuroDekania, MFCA as well as whole loan monitoring and other fees. The net decrease of $610 was comprised of a decrease of $128 from EuroDekania, a decrease of $248 from MFCA, and a decrease of $234 in whole loan monitoring and other fees.

We served as external manager of AFN during both 2008 and the first half of 2009. Our base management fee for AFN is offset by AFN’s share of asset management fees that are paid to us by the sponsored collateralized debt obligations that AFN has invested in. During the three months ended June 30, 2009 and 2008, we recognized a net base management fee of $0 because the base management fees earned for managing AFN were completely offset by AFN’s share of the base management fee paid to us by company-sponsored collateralized debt obligations that AFN invested in.

We served as external manager of EuroDekania during both 2008 and the first half of 2009. Like AFN, our management fee for EuroDekania is offset by EuroDekania’s share of asset management fees that were paid to us by the sponsored collateralized debt obligations that EuroDekania has invested in. Overall management fees for EuroDekania decreased in the second quarter of 2009 as compared to the second quarter of 2008 primarily because of the increases in the management fee offset resulting from EuroDekania’s increased investment in our sponsored collateralized debt obligations.

We served as external manager of MFCA during 2008 and from January 1, 2009 through March 18, 2009. Overall management fees for MFCA decreased in the second quarter of 2009 as compared to the second quarter of 2008 because on March 18, 2009, the board of directors of MFCA approved the assignment of the MFCA management contract between Cohen and MFCA to an unrelated third party. We did not receive cash proceeds for this assignment nor did we receive a termination fee from MFCA related to the termination of the management contract. However, in conjunction with the assignment, the Company terminated the employees of its not for profit asset management group that were servicing this contract and the transferee hired the majority of those employees. We will receive a participation fee beginning on March 18, 2012 and for the ten year period thereafter equal to 10% of the revenue earned in excess of $1,000 annually by the unrelated third party for managing MFCA. See note 6 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Whole loan monitoring is primarily comprised of asset management fees from whole loan monitoring services provided for Taberna (see note 2 to Cohen’s historical operating data presented on page [—] for a discussion of Taberna). Taberna has a portfolio of whole loans and contracted with us to provide oversight and monitoring services. In 2007 and 2008, we provided whole loan monitoring services to Taberna. The decrease is primarily due to the fact that we stopped providing whole loan monitoring services to Taberna after June 30, 2008 because Taberna did not renew the contract and began performing this monitoring function in-house.

Principal Transactions and Other Income

Principal transactions and other income decreased $3,414 or 57% to income of $2,620 for the three months ended June 30, 2009 as compared to income of $6,034 for the three months ended June 30, 2008.

Principal Transactions & Other Income

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Change in fair value of other investments at fair value	$2,537	$4,392	$(1,855)
Foreign currency	(352)	116	(468)
Dividend, interest, and other income	435	1,526	(1,091)

Total	$2,620	$6,034	$(3,414)

The decrease in the change in fair value of other investments at fair value of $1,855 was primarily due to a reduction in the net appreciation of Star Asia Finance of $5,429. Star Asia Finance appreciated in both periods but to a lesser degree in 2009 due to lower appreciation of the NAV of the permanent capital vehicle. This was partially offset by an increase in the change in fair value of MFCA of $805 due to improvements in the municipal bond market in 2009; and increases in the changes in fair value of the Deep Value Entities of $2,027 and of AFN of $600.

We receive payments under certain asset management contracts in Euros; however, our functional currency is the US dollar. The foreign currency fluctuations are due to changes in the exchange rates between Euros and US dollars in the related periods.

The decline in dividend, interest, and other income is primarily related to a decrease in dividends from our permanent capital vehicles of $701, interest income from collateralized debt obligations of $283, and reduced income on cash balances of $188. The reduction in dividends on permanent capital vehicles as well as interest income on collateralized debt obligations are primarily due to reduced performance of the related entities. The reduced income on cash balances results from declining interest rates as well as a decline in our invested cash balances.

Net Trading

Net trading increased $5,217 to $9,694 for the three months ended June 30, 2009 from $4,477 for the three months ended June 30, 2008. The increase was primarily related to the increase in gains realized from trading activity. The increase in trading activity is primarily attributable to the expansion of our capital markets business including the hiring of additional traders and sales people. As of June 30, 2009, we had a total of 37 traders and sales people in our capital markets group as compared to 16 as of June 30, 2008. To date, we have been successful in our strategy of expanding our capital markets business. We believe there is a significant opportunity in expanding our capital markets business because (1) dislocation in the credit markets has resulted in an opportunity to create a first class broker dealer and (2) institutional investors are very receptive to working with boutique broker dealers because the large broker dealers have scaled back their risk taking and the small broker dealers provide execution that they value.

Operating Expenses

Operating expenses increased $3,559, or 19%, to $22,251 for the three months ended June 30, 2009 from $18,692 for the three months ended June 30, 2008. The change was due to increases of $3,936 in compensation and benefits, $580 in professional services and other operating, partially offset by decreases of $590 in business development, occupancy, equipment, and $367 in depreciation and amortization.

Compensation and Benefits

Compensation and benefits increased $3,936, or 31%, to $16,656 for the three months ended June 30, 2009 from $12,720 for the three months ended June 30, 2008.

COMPENSATION AND BENEFITS

(dollars in thousands)

	June 30, 2009	June 30, 2008	Change
Equity-based compensation	$1,103	$1,230	$(127)
Retention bonus	4,176	—	4,176
Other compensation and benefits	11,377	11,490	(113)

	$16,656	$12,720	$3,936

Compensation and benefits includes equity-based compensation which decreased $127, or 10%, to $1,103 for the three months ended June 30, 2009 from $1,230 for the three months ended June 30, 2008. For the three months ended June 30, 2008, compensation and benefits includes equity-based compensation of $831 related to the amortization of Restricted Unit grants consisting of restricted membership units and LTIP units awarded to our executives and $399 related to the amortization of Options awarded to our employees. For the three months ended June 30, 2009, compensation and benefits includes equity-based compensation of $480 related to the amortization of Restricted Units consisting of LTIP units awarded to our executives and $623 related to the amortization of Options awarded to our employees.

In December 2008 and January 2009, we approved and implemented the retention plan. Pursuant to the retention plan, we entered into retention arrangements with certain of our employees to ensure their continued service through the completion of the business combination with AFN. We paid an amount to each employee that by the terms of the retention arrangement vests over the period from January 1, 2009 to the earlier of the effectiveness of the AFN business combination with Cohen or September 30, 2009. The total amount paid under these retention agreements is approximately $12.4 million and is currently being expensed over the contractual nine month vesting period. If an employee who received a payment under this plan voluntarily resigns or is terminated for cause prior to September 30, 2009, the employee is obligated to repay any unvested amount to Cohen. If the business combination is consummated prior to September 30, 2009, any unexpensed balance will be expensed at that time.

In addition, other compensation and benefits in the table above is primarily comprised of salary, incentive compensation and benefits. The increase in this component of total compensation and benefits is primarily related to our expansion of our capital markets business. In general, compensation expense as a percentage of revenue is higher in the capital markets business as compared to the asset management business. Accordingly, our other compensation and benefits has remained flat while our overall revenue has decreased. Our total headcount decreased from 128 at June 30, 2008 to 114 at June 30, 2009.

Business Development, Occupancy and Equipment

Business development, occupancy, and equipment decreased $590, or 33%, to $1,210 for the three months ended June 30, 2009 from $1,800 for the three months ended June 30, 2008. Business development expenses, such as promotion, advertising, travel and entertainment made up $527 of the period over period decrease, primarily due to an overall decline in business activity. Rent expense contributed $50 of the decrease, declining from $540 for the three months ended June 30, 2008 to $490 in the 2009 period. The decline in rent is primarily due to the closing of one of our satellite offices in California in the fourth quarter of 2008 related to the Emporia business line.

Professional Services and Other Operating Expenses

Professional services and other operating expenses increased $580, or 18%, to $3,750 for the three months ended June 30, 2009 from $3,170 for the three months ended June 30, 2008 primarily due to the increase of $360 in legal and professional fees incurred in order to effectuate the business combination with AFN. There was also an increase of $550 in other fees during 2009 primarily related to increased insurance premiums incurred by us for the 2009 coverage period and increased recruiting fees in our effort to expand the capital markets group.

Professional services and other operating also include new issue costs. New issue costs decreased $330, or 53% for the three months ended June 30, 2009 from $627 for the three months ended June 30, 2008. This change in new issue costs is primarily due to a decrease in origination costs related to our company sponsored securitizations of $491 because there were no originations during the second quarter of 2009. This decrease was partially offset by an increase in solicitation costs of $161 associated with capital raising activities for the Deep Value Entities. See discussion above of new issue and advisory revenue.

Depreciation and Amortization

Depreciation and amortization decreased $367, or 37%, to $635 for the three months ended June 30, 2009 from $1,002 for the three months ended June 30, 2008. This decline was primarily due to a decrease of $61 in depreciation and amortization expense on furniture, equipment and leasehold improvements. In addition, amortization expense related to the intangible asset we recorded when we purchased the 10% of Strategos we previously did not own, in July 2007 from a noncontrolling interest partner, decreased $306 from the 2008 period to 2009 period primarily as a result of impairment charges recorded in 2008 (see note 11 to the unaudited June 30, 2009 consolidated financial statements of Cohen).

Non-Operating Income and Expense

Change in fair value of interest rate swap

The change in fair value of interest rate swap includes two components: (1) the unrealized gain or loss which represents our estimate of the fair value adjustment for the interest rate swap entered into as required under our former $75,000 term loan facility entered into in July 2006 and (2) realized gains and losses which are the periodic payments made or receipts received by us. We entered into the interest rate swap on October 18, 2006. At that time, the notional amount of the swap equaled 50% of the outstanding balance of the term loan (and was scheduled to decline by 50% of each principal payment throughout the term of the former term loan). The swap effectively locked three month LIBOR into a fixed rate of 5.24% for the notional amount through the relevant period of time. When the former term loan was repaid and replaced with the amended revolving line of credit entered into in July 2007, the interest rate swap was left in place. We did not designate the swap as a hedged item for purposes of hedge accounting under SFAS No. 133. Accordingly, we carried the swap at fair value and included the gain or loss in the other non-operating income (expense) section of the consolidated statements of operations. We entered into an amended and restated credit facility on June 1, 2009 and paid off the amended revolving line of credit and terminated the interest rate swap.

Interest Expense

Interest expense decreased $603, or 29%, to $1,456 for the three months ended June 30, 2009 from $2,059 for the three months ended June 30, 2008. This decrease of $603 was comprised of (a) a decrease of $794 of interest incurred on our senior debt; (b) an increase of $261 of interest incurred on subordinated debt; and (c) a decrease of $70 of other interest expense.

The decrease of $794 related to senior debt was comprised of a reduction of $1,150 due to a lower debt balance due to debt repayments for the second quarter of 2009 as compared to the second quarter of 2008, partially offset by an increase of $217 due to higher interest rates and an increase in amortization of deferred financing of $139. On June 1, 2009, we completed an amended and restated credit facility with TD Bank. Accordingly, we wrote off $169 of unamortized deferring financing costs to interest expense related to the former revolving line of credit. For additional information see “— Liquidity and Capital Resources — Capitalization — Amended and Restated Credit Facility” beginning on page [—] and note 12 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

The increase of $261 related to subordinated debt is because we issued the $9,000 of subordinated notes on June 25, 2008. As of June 30, 2009, the balance of the subordinated notes had increased by an additional $229 related to accrued in-kind interest. For additional information see “— Liquidity and Capital Resources — Capitalization — Subordinated Notes Payable to Related Parties” beginning on page [—] and note 13 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Gain on Sale of Management Contracts

On February 27, 2009, we sold three CLO management contracts comprising substantially all of our Emporia business line to an unrelated third party. We recorded a gain on sale of management contracts of $226 for the three months ended June 30, 2009, representing the payments received from the unrelated third party during the second quarter of 2009. We will record the contingent payments to be received from the unrelated third party of the subordinated fee (of up to $1,500) as additional gain as such payments are actually received. See note 5 to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Income (Loss) from Equity Method Affiliates

Income from equity method affiliates increased $245 to income of $225 for the three months ended June 30, 2009 from a loss of $20 for the three months ended June 30, 2008. Income or loss from equity method affiliates represents our share of the related entities’ earnings. During 2008, we had three equity method investees: (1) Star Asia Manager, (2) DEKU, and (3) Deep Value GP. As of June 30, 2009, we had two equity method investees: (a) Star Asia Manager and (b) Deep Value GP. DEKU was liquidated in February 2009 and we wrote off our equity method investment in DEKU during the first quarter of 2009. Therefore, there is no income or loss from this entity reflected in the second quarter of 2009. See note 3-E to the unaudited June 30, 2009 consolidated financial statements of Cohen.

Income Taxes

We are treated as a pass-through entity for United States federal income tax purposes and in most of the states in which we do business. We are, however, subject to income taxes in the United Kingdom, France, New York City, Philadelphia, and the state of Illinois. Beginning on April 1, 2006, we qualified for Keystone Opportunity Zone, or KOZ, benefits in Philadelphia. Businesses located in a KOZ are exempt from Philadelphia net income taxes. Our Philadelphia income tax liabilities will be fully offset by a KOZ credit. We are entitled to KOZ benefits through the end of the lease term on our corporate headquarters in Philadelphia, which is April 1, 2011. Income tax expense decreased $525, or 81%, to $120 for the three months ended June 30, 2009 from $645 for the three months ended June 30, 2008 primarily as a result of a decrease in overall taxable income of Cohen.

Year Ended December 31, 2008 compared to the Year Ended December 31, 2007

The following table sets forth information regarding our consolidated results of operations for the years ended December 31, 2008 and 2007.

COHEN BROTHERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(Dollars in Thousands)

	Year Ended December 31,		Increase (Decrease)
	2008	2007	$ Change	% Change
Revenues
New issue and advisory	$7,249	$123,993	$(116,744)	-94%
Asset management	63,844	72,154	(8,310)	-12%
Principal transactions and other income	(6,202)	(7,204)	1,002	-14%
Net trading	18,398	232	18,166	NM

Total revenues	83,289	189,175	(105,886)	-56%

Operating expenses
New issue costs	1,776	22,221	(20,445)	-92%
Compensation and benefits	53,115	161,768	(108,653)	-67%
Business development, occupancy, equipment	6,935	9,870	(2,935)	-30%
Professional services and other operating	12,617	11,552	1,065	9%
Depreciation and amortization	4,023	2,726	1,297	48%
Impairment of intangible asset	2,078	—	2,078	NM

Total operating expenses	80,544	208,137	(127,593)	-61%

Operating income / (loss)	2,745	(18,962)	21,707	-114%

Non operating income / (expense)
Change in fair value of interest rate swap	(597)	(561)	(36)	6%
Interest expense	(8,546)	(11,019)	2,473	-22%
Income from equity method affiliates	262	11,719	(11,457)	-98%

Loss before income taxes	(6,136)	(18,823)	12,687	-67%
Income taxes	2,049	2,757	(708)	-26%

Net loss	(8,185)	(21,580)	13,395	-62%
Less: Net income / (loss) attributable to the noncontrolling interest	(1,259)	3,067	(4,326)	-141%

Net loss attributable to Cohen Brothers, LLC	$(6,926)	$(24,647)	$17,721	-72%

(1)	See “— Critical Accounting Policies and Estimates — Recent Accounting Pronouncements” for a discussion of the change in presentation of Noncontrolling Interests. Prior period amounts have been reclassified to conform to the current period presentation.

Revenues

Revenues decreased by $105,886, or 56% to $83,289 for the year ended December 31, 2008 from $189,175 for the year ended December 31, 2007. As discussed in more detail below, the change was due to decreases of $116,744 in new issue and advisory revenue and $8,310 in asset management revenue, partially offset by increases in principal transactions and other income of $1,002 and net trading of $18,166.

New Issue and Advisory

New issue and advisory revenue decreased by 94% for the year ended December 31, 2008 as compared to the same period in 2007. The following table sets forth the source of new issue and advisory revenue:

NEW ISSUE AND ADVISORY (dollars in thousands)

	December 31, 2008	December 31, 2007	Change
Securitization revenue	$4,566	$95,782	$(91,216)
Corporate debt origination fees	2,683	28,211	(25,528)

Total	$7,249	$123,993	$(116,744)

Securitization revenue decreased primarily due to the decrease in total assets securitized during the relevant periods. The overall decline in new issue and advisory revenue was primarily due to the reduction of assets originated and securitized in our asset classes due to the current volatility in the credit markets. This disruption has severely restricted our ability to complete new securitizations and finance the origination of new assets. See discussion of new issue costs as well as principal transactions and other income below. Our origination fees have generally been accompanied by corresponding direct origination costs, reported as a component of new issue costs, generally in the form of sub-originator payments.

Asset Management

Asset management fees decreased 12% to $63,844 for the year ended December 31, 2008 from $72,154 for the comparable period in 2007, as discussed in more detail below. The following table provides a more detailed comparison of the two periods:

ASSET MANAGEMENT (dollars in thousands)

	December 31, 2008	December 31, 2007	Change
Collateralized debt obligations	$47,712	$57,706	$(9,994)
Investment funds	10,201	9,077	1,124
Permanent capital vehicles and other	5,931	5,371	560

Total	$63,844	$72,154	$(8,310)

Collateralized Debt Obligations

Asset management revenue from company sponsored collateralized debt obligations decreased $9,994 to $47,712 for the year ended December 31, 2008 from $57,706 for the year ended December 31, 2007. The following table summarizes the periods presented by asset class:

COLLATERALIZED DEBT OBLIGATIONS ASSET MANAGEMENT FEES EARNED BY ASSET CLASS

(dollars in thousands)

	December 31, 2008	December 31, 2007	Change
Trust preferred securities and insurance company debt — U.S.	$17,021	$21,957	$(4,936)
High grade and mezzanine ABS	13,447	23,341	(9,894)
Middle market loans — U.S.	7,130	6,871	259
Trust preferred securities and insurance company debt — Europe	6,066	4,442	1,624
Broadly syndicated loans — Europe	1,945	86	1,859
Obligations of tax exempt entities	2,103	1,009	1,094

Total	$47,712	$57,706	$(9,994)

Asset management fees for TruPS and insurance company debt of United States companies decreased primarily because we stopped accruing for subordinated fees for certain collateralized debt obligations due to the non-payment of such fees on the applicable quarterly payment dates during the 2008 period. Substantially all our TruPS trusts have stopped paying subordinated management fees. We will begin accruing the subordinated asset management fees again if payments resume and, in our estimate, continued payment by the trusts is reasonably assured. If payments resume in the future but we are unsure of continued payment, we will recognize the subordinated asset management fee as payments are received and will not accrue the fee on a monthly basis. See “— Critical Accounting Policies and Estimates — Revenue Recognition — Asset Management” beginning on page [—].

Asset management fees for high grade and mezzanine ABS declined primarily because the average AUM in this asset class declined due to defaults of the underlying assets and liquidations of certain collateralized debt obligations.

Asset management fees for TruPS and insurance company debt of European companies increased because we closed additional securitizations in this asset class in June 2007 and in August 2008.

Asset management fees for broadly syndicated loans — Europe increased because we closed our first securitization in this asset class in December 2007.

Asset management fees for obligations of tax exempt entities increased during the year ended December 31, 2008 as compared to the same period in 2007 because under the terms of the related amended indenture we were required to defer receipt of part of our subordinated asset management fee during 2007. Under the amended indenture, we may receive any subordinated fees that were deferred in later periods; however, we do not recognize revenue until any fees deferred are actually paid. We collected half of the subordinated and incentive fees that were previously deferred in March of 2008 and the remaining half in September of 2008.

Investment Funds

Our asset management revenue from investment funds are comprised of fees from the Brigadier Entities and the Deep Value Offshore Fund. Of the total $10,201 of investment fund management fee revenue during the year ended December 31, 2008, $9,597 represented fees from the Brigadier Entities and $604 represented fees from the Deep Value Offshore Fund. All of the investment fund management fee revenue during the year ended December 31, 2007 represented fees from the Brigadier Entities.

We served as external manager of the Deep Value Entities which were formed in the first half of 2008. Since we consolidate the Deep Value Onshore Fund, the related management fees earned get eliminated in consolidation and are effectively recognized as a component of noncontrolling interest in the consolidated statement of operations. The Brigadier Entities management fee revenue increased $520 from $9,077 for year ended December 31, 2007 to $9,597 for year ended December 31, 2008. The increase of $520 was composed of a decrease in incentive management revenue of $956 offset by an increase in base fee management revenue of $1,476. Incentive management revenue declined because the overall returns earned by the Brigadier Entities declined from 28% for the year ended December 31, 2007 to 15% for the year ended December 31, 2008. Base management fee revenue increased because the average NAV increased during the year ended December 31, 2008 as compared to the year ended December 31, 2007.

Permanent Capital Vehicles and Other

Our asset management revenue from permanent capital vehicles and other are primarily comprised of fees from AFN, EuroDekania, MFCA as well as whole loan monitoring fees. The net increase of $560 was primarily comprised of an increase of $2,629 from AFN, a decrease of $1,635 from EuroDekania, an increase $165 from MFCA and a decrease of $599 in whole loan monitoring and other fees.

We served as external manager of AFN during both 2007 and 2008. Our base management fee for AFN is offset by AFN’s share of asset management fees that are paid to us by the sponsored collateralized debt obligations that AFN has invested in. During the year ended December 31, 2007, we recognized a net base management fee of $32 because the base management fees earned for managing AFN were almost completely offset by AFN’s share of the base management fee paid to us by company-sponsored collateralized debt obligations that AFN invested in. During the year ended December 31, 2008, the base management fee was completely offset, however, we recognized an incentive fee of $2,661 because AFN’s net income exceeded certain thresholds during the third quarter of 2008 largely as a result of a gain on extinguishment of debt recognized by AFN of $43,900.

We served as external manager of EuroDekania during both 2007 and 2008. Like AFN, our management fee for EuroDekania is offset by EuroDekania’s share of asset management fees that were paid to us by the sponsored collateralized debt obligations that EuroDekania has invested in. Overall management fees for EuroDekania decreased in 2008 from 2007 because of the increases in the management fee offset resulting from EuroDekania’s increased investment in our sponsored collateralized debt obligations in mid 2007 and in mid 2008.

We served as external manager of MFCA during both 2007 and 2008. MFCA was formed in June 2007, thus the fees for the stub year ended December 31, 2007 were less than the fees earned for the full year ended December 31, 2008.

Whole loan monitoring is primarily comprised of asset management fees from whole loan monitoring services provided for Taberna (see note 2 to the five year historical operating data presented on page [—] for a discussion of Taberna). Taberna has a portfolio of whole loans and contracted with us to provide oversight and monitoring services. In 2007 and 2008, we provided whole loan monitoring services to Taberna. The decrease is primarily due to the fact that we stopped providing whole loan monitoring services to Taberna after June 30, 2008 because Taberna did not renew the contract and began performing this monitoring function in-house.

Principal Transactions and Other Income

Principal transactions and other income increased $1,002 or 14% to a loss of $6,202 for the year ended December 31, 2008 as compared to a loss of $7,204 for the year ended December 31, 2007.

Principal Transactions & Other Income

(dollars in thousands)

	December 31, 2008	December 31, 2007	Change
Unrealized losses on investments for which fair value option was elected effective January 1, 2008	$(21,219)	$—	$(21,219)
Realized gains on investments for which fair value option was elected effective January 1, 2008	12,601	—	12,601
Unrealized loss on investment in Deep Value Master Fund	(2,762)	—	(2,762)
Realized losses and impairments related to investments treated as available for sale	—	(1,873)	1,873
Realized and unrealized loss on other primary issuance positions which were accounted for at fair value (with changes in fair value included in the statement of operations) in both periods.	(2,628)	(12,899)	10,271
Dividend, interest, and other income	7,806	7,568	238

Total	$(6,202)	$(7,204)	$1,002

The 2008 period included the unrealized losses and realized gains related to investments for which we elected the fair value option under SFAS No. 159 effective January 1, 2008 that were previously accounted for as either available for sale or equity method investments. Accordingly, any unrealized losses of available for sale investments were recognized as a component of other comprehensive income and we recognized our share of the equity method investee’s net income as a component of income from equity method affiliates during the year ended December 31, 2007. Realized losses and impairments on these securities were included in principal transactions and other income for the year ended December 31, 2007. The realized gains during the year ended December 31, 2008 represent redemptions from Brigadier Entities that exceeded the cost basis of our investment.

We formed Deep Value in 2008 and made an investment in the Deep Value Onshore Fund. Because we currently own a majority of the Deep Value Onshore Fund, it is consolidated in our financial statements. See “— Critical Accounting Policies and Estimates — Investment Vehicles — Strategos Deep Value Mortgage Fund” and “— Our Limited Partnership Investment in Deep Value Onshore Fund” beginning on page [—].

We continued to experience unrealized losses related to primary issuance positions which were accounted for at fair value, with changes in fair value recognized in the statement of operations, for both periods. During the year ended December 31, 2008 the unrealized loss experienced on these primary issuance positions was lower than in the year ended December 31, 2007.

Net Trading

Net trading increased $18,166 to $18,398 for the year ended December 31, 2008 from $232 for the year ended December 31, 2007. The increase was primarily related to the increase in gains realized from trading activity. The increase in trading activity is primarily attributable to the expansion of our capital markets business including the hiring of additional traders and sales people. As of December 31, 2008, we had a total of 26 traders and sales people in our capital markets group as compared to 14 as of December 31, 2007. Although we have been performing trading activities for some time, we greatly expanded our trading of securitized financial products in the second half of 2007.

Operating Expenses

Operating expenses decreased $127,593 or 61% to $80,544 for the year ended December 31, 2008 from $208,137 for the year ended December 31, 2007. The change was due to decreases of $20,445 in new issue costs, $108,653 in compensation and benefits, $2,935 in business development, occupancy, and equipment, partially offset by increases of $1,065 in professional services and other operating expenses, $1,297 in depreciation and amortization and $2,078 in impairment of intangible assets.

New Issue Costs

New issue costs decreased $20,445 or 92% for the year ended December 31, 2008 from $22,221 for the year ended December 31, 2007. This change in new issue costs is primarily made up of the following components: (1) a decrease in origination costs related to our company sponsored securitizations of $15,328 because of lower volume of originations; and (2) a decrease of $5,676 because we recorded expenses for a capital commitment fee to AFN and yield guarantee fee to AFN in 2007. These fees were paid to AFN because we had utilized warehouse facilities that were being supported by AFN in order to accumulate assets prior to securitization. These decreases were partially offset by an increase in solicitation costs of $559 associated with capital raising activities for the Brigadier Entities and the Deep Value Entities. See discussion above of new issue and advisory revenue.

Compensation and Benefits

Compensation and benefits decreased $108,653 or 67% to $53,115 for the year ended December 31, 2008 from $161,768 for the year ended December 31, 2007.

COMPENSATION AND BENEFITS

(dollars in thousands)

	December 31, 2008	December 31, 2007	Change
Equity-based compensation	$6,177	$45,561	$(39,384)
Tax gross up expense	—	27,194	(27,194)

Equity-based compensation & tax gross up expense	6,177	72,755	(66,578)
Other compensation and benefits	46,938	89,013	(42,075)

	$53,115	$161,768	$(108,653)

Compensation and benefits includes equity-based compensation and tax gross up expenses which decreased $66,578 or 92% to $6,177 for the year ended December 31, 2008 from $72,755 for the year ended December 31, 2007. For the year ended December 31, 2007, compensation and benefits includes equity-based compensation of $45,561 comprised of $43,844 related to the amortization of Restricted Unit grants consisting of restricted membership units and LTIP units awarded to our executives and $1,717 related to the amortization of Options awarded to our employees. In addition, in 2007 we incurred $27,194 of tax gross up expense for payments made to certain executives to compensate them for individual income taxes incurred from the receipt or vesting of equity-based compensation. For the year ended December 31, 2008, compensation and benefits includes equity-based compensation of $3,519 related to the amortization of Restricted Units consisting of restricted membership units and LTIP units awarded to our executives and $2,658 related to the amortization of Options awarded to our employees.

During the first quarter of 2006, we issued 3.6 million restricted membership units, in total, to our Chief Executive Officer, Chief Operating Officer, and one other member of the executive team. At the time of grant the Company estimated these units to have an average per unit value of $3.72. These grants vested in the fourth quarter of 2006 and the first quarter of 2007. As of the first vesting date on December 31, 2006, we estimated that the value of these units had increased to an average per unit value of $16.96. This resulted in approximately $61,173 in equity-based compensation expense over the vesting period. This expense was recognized as follows: $20,394, $40,392, and $387 in 2006, 2007, and 2008, respectively, based on the vesting schedule. In addition, all of the tax gross up expenses recorded by us in 2007 and 2006 related to payments to these three individuals. See note 13 to the December 31, 2008 consolidated financial statements of Cohen for additional discussion of equity-based compensation.

In addition, other compensation and benefits in the table above is primarily comprised of salary, incentive compensation and benefits. A large percentage of total compensation paid to our employees is incentive based and tied to our revenue. The decline in this component of total compensation and benefits is directly related to a decrease in our total revenues of 56% as well as a reduction in total headcount from 137 at December 31, 2007 to 127 at December 31, 2008.

Business Development, Occupancy and Equipment

Business development, occupancy, and equipment decreased $2,935, or 30%, to $6,935 for the year ended December 31, 2008 from $9,870 for the year ended December 31, 2007. Business development expenses, such as promotion, advertising, travel and entertainment made up $2,496 of the year over year decrease, primarily due to a decrease in headcount and an overall decline in business activity. Other occupancy and equipment costs contributed $104 of the decrease, primarily due to cost saving measures implemented. Rent expense contributed $335 of the decrease, declining from $2,609 for the year ended December 31, 2007 to $2,274 in the 2008 year. The primary reason for the overall decrease in rent expense was the impact of rent received from a sublease of certain space in our New York office, substantially offset by additional rent we incurred from several satellite offices rented to accommodate new employees hired to expand our capital markets business.

Professional Services and Other Operating Expenses

Professional services and other operating expenses increased $1,065, or 9%, to $12,617 for the year ended December 31, 2008 from $11,552 for the year ended December 31, 2007 primarily due to the increase of $1,712 in legal expenses. This increase was partially offset by a net decrease of $647 attributable to a reduction in consulting and other fees during 2008.

Depreciation and Amortization

Depreciation and amortization increased $1,297, or 48%, to $4,023 for the year ended December 31, 2008 from $2,726 for the year ended December 31, 2007. Depreciation and amortization expense on furniture, equipment and leasehold improvements increased $168 due to costs related to the new and incremental office space acquired in 2007 (which primarily consisted of our New York office). In addition, amortization expense related to the intangible asset we recorded when we purchased the 10% of Strategos we previously did not own, in July 2007 from a noncontrolling interest partner, increased $1,129 from 2007 to 2008 (see note 8 to the December 31, 2008 consolidated financial statements of Cohen).

Impairment of Intangible Assets

During the year ended December 31, 2008, we recognized an impairment charge of $2,078 to the intangible asset we originally recorded when we purchased the 10% of Strategos we previously did not own, in July 2007. The impairment charge is related to the diminished value of the management contract rights caused by continued defaults of assets in Strategos asset pools during the period (see note 8 to the December 31, 2008 consolidated financial statements of Cohen).

Non-Operating Income and Expense

Change in fair value of interest rate swap

The change in fair value of interest rate swap includes two components: (1) the unrealized gain or loss which represents our estimate of the fair value adjustment for the interest rate swap entered into as required under our former $75,000 term loan facility entered into in July 2006 and (2) realized gains and losses which are the periodic payments made or receipts received by us. We entered into the interest rate swap on October 18, 2006. At that time, the notional amount of the swap equaled 50% of the outstanding balance of the term loan (and was scheduled to decline by 50% of each principal payment throughout the term of the former term loan). The swap terminates on June 30, 2009 and effectively locks three month LIBOR into a fixed rate of 5.24% for the notional amount through the relevant period of time. We did not designate the swap as a hedged item for purposes of hedge accounting under SFAS No. 133. Accordingly, we carry the swap at fair value and include the gain or loss in the other non-operating income (expense) section of the consolidated statements of operations. As of December 31, 2008, the notional amount of the swap equaled $35,625. When the former term loan was repaid and replaced with the amended revolving line of credit entered into in July 2007, the interest rate swap was left in place. Because of changes in LIBOR swap rates, the value of the swap declined more in 2008 as compared to 2007.

Interest Expense

Interest expense decreased $2,473 or 22% to $8,546 for the year ended December 31, 2008 from $11,019 for the year ended December 31, 2007 due to a lower average debt balance outstanding for the year ended December 31, 2008 as compared to the year ended December 31, 2007. In addition, our interest cost is based on LIBOR which has declined significantly for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The interest expense for the year ended December 31, 2007 includes interest incurred on our former $75,000 term loan which was outstanding for the first half of 2007 as well as on the outstanding borrowings on the revolving line of credit facility entered into in July 2007 on which $170,000 was initially drawn and subsequently paid down to $130,000 as of December 31, 2007. For the year ended December 31, 2008, the outstanding borrowings under the revolving line of credit facility decreased by $63,000 from $130,000 as of December 31, 2007 to $67,000 as of December 31, 2008. Included in interest expense for the year ended December 31, 2008 is $557 of cash and in-kind interest on the $9,094 subordinated notes payable to related parties. For additional information see “— Liquidity and Capital Resources — Subordinated Notes Payable to Related Parties” beginning on page [—] and Note 11 to the December 31, 2008 consolidated financial statements of Cohen.

Income from Equity Method Affiliates

Income from equity method affiliates decreased $11,457, or 98%, to $262 for the year ended December 31, 2008 from $11,719 for the year ended December 31, 2007. Income from equity method affiliates represents our share of the related entities’ earnings. During 2007, we had four equity method investees: (1) the Brigadier Entities; (2) Star Asia Manager; (3) DEKU; and (4) MFCA. However, because MFCA was formed during June of 2007, we initially recorded income from equity method affiliates related to MFCA during the second half of 2007.

Effective January 1, 2008, we elected the fair value option under SFAS No. 159 for our investments in the Brigadier Entities and MFCA. Accordingly, the change in value of the investments is included as a component of principal transactions and other income effective January 1, 2008, and not income from equity method affiliates. As of January 1, 2008 and December 31, 2008, our only equity method investees were Star Asia Manager, DEKU and Deep Value GP. The decrease in income from equity method affiliates is primarily related to our share of the Brigadier Entities’ income in the amount of $12,849 for the year ended December 31, 2007 being recognized in the income from equity method affiliates. The comparable earnings for 2008 were recognized in principal transactions and other income. See above discussion of principal transactions and other income.

In accordance with SEC Regulation S-X Rule 3-09, Separate Financial Statements of Subsidiaries not Consolidated and 50 Percent or Less Owned Persons, the financial statements for Brigadier LP and Brigadier Master Fund for the period from inception to December 31, 2008 are filed as exhibits to this proxy statement/prospectus.

Income Taxes

We are treated as a pass-through entity for United States federal income tax purposes and in most of the states in which we do business. We are, however, subject to income taxes in the United Kingdom, France, New York City, Philadelphia and the state of Illinois. Beginning on April 1, 2006, we qualified for Keystone Opportunity Zone, or KOZ, benefits in Philadelphia. Businesses located in a KOZ are exempt from Philadelphia net income taxes. Our Philadelphia income tax liabilities will be fully offset by a KOZ credit. We are entitled to KOZ benefits through the end of the lease term on our corporate headquarters in Philadelphia, which is April 1, 2011. Income tax expense decreased $708, or 26%, to $2,049 for the year ended December 31, 2008 from $2,757 for the year ended December 31, 2007 primarily as a result of a decrease in taxable income (outside of the KOZ zone).

Net Income / (Loss) Attributable to the Noncontrolling Interest

Strategos is our subsidiary that engages in the management of collateralized debt obligations where the underlying assets are high grade and mezzanine ABS, and also serves as the manager of the Deep Value Entities. Strategos was owned 90% by us prior to our acquisition of the remaining 10% noncontrolling interest on July 30, 2007 (see notes 7 and 8 to the December 31, 2008 consolidated financial statements of Cohen). The noncontrolling interest for the year ended December 31, 2007 represented the noncontrolling interest owner’s share of that subsidiary’s earnings prior to our acquisition of the noncontrolling interest in July 2007.

Deep Value Onshore Fund is a limited partnership in which we have owned a majority of the limited partner interests since its first closing in April 2008. As of December 31, 2008, we directly owned 55% of the Deep Value Onshore Fund through our limited partnership interests. The noncontrolling interest for the year ended December 31, 2008 represented the remaining 45% noncontrolling interest share of the Deep Value Onshore Fund’s earnings (see notes 3-F and 3-P to the December 31, 2008 consolidated financial statements of Cohen).

See “— Critical Accounting Policies and Estimates — Recent Accounting Pronouncements” for a discussion of the change in presentation of Noncontrolling Interests.

Year Ended December 31, 2007 compared to Year Ended December 31, 2006

The following table sets forth information regarding our consolidated results of operations for the years ended December 31, 2007 and 2006:

COHEN BROTHERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Dollars in Thousands)

	Year Ended December 31,		Increase (Decrease)
	2007	2006	$ Change	% Change
Revenues
New issue and advisory	$123,993	$96,374	$27,619	29%
Asset management	72,154	28,207	43,947	156%
Principal transactions and other income	(7,204)	6,777	(13,981)	-206%
Net trading	232	4,037	(3,805)	-94%

Total revenues	189,175	135,395	53,780	40%

Operating expenses
New issue costs	22,221	30,279	(8,058)	-27%
Compensation and benefits	161,768	95,237	66,531	70%
Business development, occupancy, equipment	9,870	8,327	1,543	19%
Professional services and other operating	11,552	9,941	1,611	16%
Depreciation and amortization	2,726	789	1,937	246%

Total operating expenses	208,137	144,573	63,564	44%

Operating loss	(18,962)	(9,178)	(9,784)	107%

Non operating income / (expense)
Change in fair value of interest rate swap	(561)	(178)	(383)	215%
Interest expense	(11,019)	(3,647)	(7,372)	202%
Income from equity method affiliates	11,719	3,503	8,216	235%

Loss before income taxes	(18,823)	(9,500)	(9,323)	98%
Income taxes	2,757	1,680	1,077	64%

Net loss	(21,580)	(11,180)	(10,400)	93%
Less: Net income attributable to the noncontrolling interest	3,067	752	2,315	308%

Net loss attributable to Cohen Brothers, LLC	$(24,647)	$(11,932)	$(12,715)	107%

(1)	See “— Critical Accounting Policies and Estimates — Recent Accounting Pronouncements” for a discussion of the change in presentation of Noncontrolling Interests. Prior period amounts have been reclassified to conform to the current period presentation.

Revenues

Revenues increased by $53,780, or 40%, to $189,175 for the year ended December 31, 2007 from $135,395 for the year ended December 31, 2006. As discussed in more detail below, the change was due to increases in new issue and advisory revenue of $27,619 and asset management fees of $43,947, partially offset by a decrease in principal transactions and other income of $13,981 and a decrease in net trading of $3,805.

New Issue and Advisory

New issue and advisory revenue increased by 29% for the year ended December 31, 2007 as compared to the year ended December 31, 2006, primarily due to the following:

NEW ISSUE AND ADVISORY

(dollars in thousands)

	December 31, 2007	December 31, 2006	Change
Securitization revenue	$95,782	$56,839	$38,943
Corporate debt origination fees	28,211	39,535	(11,324)

Total	$123,993	$96,374	$27,619

Securitization revenue increased as a result of the increase in total assets securitized during the relevant periods. Additionally, we were able to negotiate more favorable securitization revenues as a result of expanding our knowledge and capabilities once we hired a team of securitization professionals during 2006.

The decline in origination fees was primarily due to: (1) the reduction of assets originated in our TruPS and insurance company debt of United States and European companies of $10,493 due to the lower volume of asset originations as a result of a general deterioration in the business environment; and (2) a decline of $4,499 in origination fees as a result of Taberna obtaining its own FINRA broker-dealer license in 2006 at which time we stopped providing originations services to Taberna. This decrease was partially offset by an increase in our CLOs of small and medium sized United States businesses of $3,005. We launched an origination platform in late 2006, which resulted in an increase in origination revenue in this asset class in 2007. Our origination fees have generally been accompanied by corresponding direct origination costs, reported as a component of new issue costs, generally in the form of sub-originator payments.

Asset Management

Asset management fees increased 156% to $72,154 for the year ended December 31, 2007 from $28,207 for the year ended December 31, 2006. The following table provides a more detailed comparison of the two periods:

ASSET MANAGEMENT

(dollars in thousands)

	December 31, 2007	December 31, 2006	Change
Collateralized debt obligations	$57,706	$25,645	$32,061
Investment funds	9,077	426	8,651
Permanent capital vehicles and other	5,371	2,136	3,235

Total	$72,154	$28,207	$43,947

Collateralized Debt Obligations

Asset management revenue from company sponsored collateralized debt obligations increased $32,061, or 125%, from $25,645 for the year ended December 31, 2006 to $57,706 for the year ended December 31, 2007 primarily as a result of increased average AUM. The following table summarizes the asset management revenue from company sponsored securitizations for the periods presented by asset class:

COLLATERALIZED DEBT OBLIGATIONS ASSET MANAGEMENT FEES EARNED BY ASSET CLASS (dollars in thousands)

	December 31, 2007	December 31, 2006	Change
Trust preferred securities and insurance company debt — U.S.	$21,957	$15,617	$6,340
High grade and mezzanine ABS	23,341	4,587	18,754
Middle market loans — U.S.	6,871	3,634	3,237
Trust preferred securities and insurance company debt — Europe	4,442	1,681	2,761
Broadly syndicated loans — Europe	86	—	86
Obligations of tax exempt entities	1,009	126	883

Total	$57,706	$25,645	$32,061

Asset management fees increased primarily because average AUM increased. Average AUM for the asset classes listed above increased $21,021,188 or 181% from $11,625,441 for the year ended December 31, 2006 to $32,646,629 for the year ended December 31, 2007. Asset management fees increased at a lower rate than the average AUM increased primarily because of the relative mix of the asset classes. High grade and mezzanine ABS typically pay a lower management fee (as a percentage of assets managed) than the other asset classes. This asset class represented a higher percentage of total AUM for the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Investment funds

The asset management fees from our investment fund increased primarily due to the significant increase in the NAV of our investment fund, the Brigadier Entities from 2006 to 2007, as well as the significant increase in returns from this fund to our investors during 2007. We formed the Brigadier Entities during 2006 and therefore they were not in place during the entire 2006 period.

Permanent capital vehicles and other

The increase in our asset management fees from permanent capital vehicles and other is primarily due to the base management fees earned on two new permanent capital vehicles formed in 2007: EuroDekania and MFCA, partially offset by a decline in asset management fees from AFN. Our base management fee for AFN is offset by AFN’s share of asset management fees that are paid to us by sponsored collateralized debt obligations that AFN has invested in. During 2007, AFN increased its investment in company sponsored collateralized debt obligations therefore the management fee earned by managing AFN was almost completely offset in 2007. The decline in fees from other is related to Sunset, a third party REIT, whose contract was replaced with the management contract with AFN upon Sunset’s merger with AFN in November 2006.

Principal Transactions and Other Income

Principal transactions and other income decreased $13,981, or 206%, to a loss of $7,204 for the year ended December 31, 2007 as compared to income of $6,777 for the year ended December 31, 2006. The decrease was primarily due to realized and unrealized losses on Primary Issuance positions of $12,899 due to the general decrease in asset values of securitized financial assets during 2007, and a loss of $1,500 due to the recognition of a realized loss on a total return swap that was transferred to one of our permanent capital vehicles, MFCA. The losses on Primary Issuance positions related to positions retained from company sponsored securitizations, for which we previously earned new issue and advisory revenue.

Net Trading

Net trading decreased $3,805, or 94%, to $232 for the year ended December 31, 2007 as compared to $4,037 for the year ended December 31, 2006. The decline in revenue from trading activity is primarily due to the overall decline in values for the financial assets in which we specialized in 2007 as compared to 2006.

Operating Expenses

Operating expenses increased $63,564, or 44%, to $208,137 for the year ended December 31, 2007 from $144,573 for the year ended December 31, 2006. The change was due to increases of $66,531 in compensation and benefits, $1,543 in business development, occupancy, and equipment, $1,611 in professional services and other operating expenses and $1,937 in depreciation and amortization, partially offset by a decrease of $8,058 in new issue costs.

New Issue Costs

New issue costs decreased $8,058, or 27%, to $22,221 for the year ended December 31, 2007 from $30,279 for the year ended December 31, 2006. This change is made up of the following components: (1) a decrease in origination costs related to United States and European TruPS issuances of $11,700 because of lower volume of originations, partially offset by increased origination costs of $1,555 due to higher origination volume in non TruPS asset classes as well as costs associated with our launch of an origination platform for CLOs to small and medium sized businesses in late 2006; (2) an increase of $5,676 because we recorded expenses for a capital commitment fee to AFN and yield guarantee fee to AFN (these fees were paid to AFN because we had utilized warehouse facilities that were being supported by AFN in order to accumulate assets prior to securitization); and (3) a decrease of $3,589 primarily due to a reduction in origination costs related to Taberna. New issue costs related to Taberna declined because we did not provide any origination services to Taberna in 2007 because Taberna obtained its own FINRA broker-dealer license in 2006.

Compensation and Benefits

Compensation and benefits increased $66,531, or 70%, to $161,768 for the year ended December 31, 2007 from $95,237 for the year ended December 31, 2006.

COMPENSATION AND BENEFITS

(dollars in thousands)

	December 31, 2007	December 31, 2006	Change
Equity-based compensation	$45,561	$20,468	$25,093
Tax gross up expense	27,194	13,597	13,597

Equity-based compensation & tax gross up expense	72,755	34,065	38,690
Other compensation and benefits	89,013	61,172	27,841

	$161,768	$95,237	$66,531

Compensation and benefits also includes equity-based compensation and tax gross up expense which increased $38,690, or 114%, to $72,755 for the year ended December 31, 2007 from $34,065 for the year ended December 31, 2006. For the year ended December 31, 2007, compensation and benefits includes equity-based compensation of $45,561 including $43,844 related to the amortization of Restricted Units, comprised of restricted membership units and LTIP units, awarded to our executives and $1,717 related to the amortization of Options awarded to our employees. Also, we incurred $27,194 of tax gross up expense for payments made to certain executives to compensate them for individual income taxes incurred from the receipt or vesting of equity- based compensation. For the year ended December 31, 2006, compensation and benefits includes equity-based compensation of $20,395 related to amortization of restricted membership unit awards to our executives and $73 related to the amortization of Options awarded to our employees. Also, we incurred $13,597 of tax gross up expense for payments made to certain executives to compensate them for individual income taxes incurred from the receipt or vesting of equity-based compensation.

During the first quarter of 2006, we issued 3.6 million restricted membership units, in total, to our Chief Executive Officer, chief operating officer, and one other member of the executive team. At the time of grant, the Company estimated these units to have an average per unit value of $3.72. These grants vested in the fourth quarter of 2006 and the first quarter of 2007. As of the first vesting date on December 31, 2006, we estimated that the value of these units had increased to an average per unit value of $16.96. This resulted in approximately $61,173 in equity-based compensation expense over the vesting period. This expense was recognized as follows: $20,394, $40,392, and $387 in 2006, 2007, and 2008, respectively, based on the vesting schedule. In addition, all of the tax gross up expenses recorded by us related to payments to these three individuals in both periods. See note 13 to the December 31, 2008 consolidated financial statements of Cohen for additional discussion of equity-based compensation.

In addition, our other compensation and benefits in the table above is primarily comprised of salary, incentive compensation and benefits. A large percentage of total compensation paid to employees is incentive based and tied to our revenue. The increase in compensation and benefits is directly related to an increase in our total revenues as well as the increase in our total headcount from 126 at December 31, 2006 to 137 at December 31, 2007.

Business Development, Occupancy and Equipment

Business development, occupancy and equipment increased $1,543, or 19%, for the year ended December 31, 2007 from $8,327 for the year ended December 31, 2006. Rent expense increased $924 because we leased our new Philadelphia office during 2006 and our New York office in 2007. Other business development, occupancy and equipment costs increased $619, primarily the result of the headcount increases and the expansion of our infrastructure to support growth plans for the business including the revenue growth that we expected at that time.

Professional Services and Other Operating Expenses

Professional services and other operating expenses increased $1,611, or 16%, to $11,552 for the year ended December 31, 2007 from $9,941 for the year ended December 31, 2006. This increase was primarily the result of the necessary support costs that accompanied our headcount increases and the expansion of our infrastructure to support growth plans for the revenue growth that we expected at that time.

Depreciation and amortization

Depreciation and amortization increased $1,937, or 246%, to $2,726 for the year ended December 31, 2007 from $789 for the year ended December 31, 2006. Depreciation and amortization expense on furniture, equipment and leasehold improvements increased $1,130 because we leased our new Philadelphia office during 2006 and our New York office in 2007. We also recognized $807 of amortization expense related to the intangible asset we recognized when we purchased the 10% of Strategos we previously did not own in July 2007 from a noncontrolling interest partner. See note 8 to the December 31, 2008 consolidated financial statements of Cohen.

Non-Operating Income and Expense

Change in fair value of interest rate swap

The change in fair value of interest rate swap includes two components: (1) the unrealized gain or loss which represents our estimate of fair value adjustment for the interest rate swap entered into as required under our former $75,000 term loan facility entered into in July 2006 and (2) realized gains and losses which are periodic payments made or receipts received by us. We entered into the interest rate swap on October 18, 2006. At that time, the notional amount of the swap equaled 50% of the outstanding balance of the term loan (and was scheduled to decline by 50% of each principal payment throughout the term of the former term loan). The swap terminates on June 30, 2009 and effectively locks three month LIBOR into a fixed rate of 5.24% for the notional amount through the relevant period of time. We did not designate the swap as a hedged item for purposes of hedge accounting under SFAS No. 133. Accordingly, we carry the swap at fair value and include the gain or loss in the other non-operating income (expense) section of the consolidated statements of operations. As of December 31, 2007, the notional amount of the swap equaled $36,750. When the former term loan was repaid and replaced with the amended revolving line of credit entered into in July 2007, the interest rate swap was left in place. Because of changes in LIBOR swap rates, the value of the swap changed more in 2007 as compared to 2006.

Interest Expense

Interest expense increased $7,372, or 202%, to $11,019 for the year ended December 31, 2007 from $3,647 for the year ended December 31, 2006 primarily as a result of interest incurred on our former $75,000 term loan entered into subsequent to June 30, 2006 and interest on the amended revolving line of credit facility entered into in July 2007 (that is, we had higher debt balances outstanding in 2007 as compared to 2006). In addition, we wrote off $770 of unamortized deferred financing related to the former $75,000 term loan which was replaced by the amended revolving line of credit facility.

Income from Equity Method Affiliates

Income from equity method affiliates increased $8,216, or 235%, to $11,719 for the year ended December 31, 2007 from $3,503 for the year ended December 31, 2006. Income from equity method affiliates represents our share of the related entity’s earnings. During 2007, we had four equity method investees: (1) the Brigadier Entities; (2) Star Asia Manager; (3) DEKU; and (4) MFCA. We invested in Star Asia Manager, DEKU and MFCA during 2007. Brigadier LP was formed in May 2006. The increase in income from equity method affiliates is primarily related to our share of the net income of the Brigadier Entities which was $3,553 for the year ended December 31, 2006 and was $12,849 for the year ended December 31, 2007, an increase of $9,296 which increased primarily due to it being in place for the full year of 2007 as well as enhanced investment returns.

In accordance with SEC Regulation S-X Rule 3-09, Separate Financial Statements of Subsidiaries not Consolidated and 50 Percent or Less Owned Persons, the financial statements for Brigadier LP and Brigadier Master Fund for the period from inception to December 31, 2008 are filed as exhibits to this proxy statement/prospectus.

Income Taxes

We are treated as a pass-through entity for United States federal income tax purposes and in most of the states in which we do business. We are, however, subject to income taxes in the United Kingdom, France, New York City, Philadelphia and the state of Illinois. Beginning on April 1, 2006, we qualified for KOZ benefits in Philadelphia. Businesses located in a KOZ are exempt from Philadelphia net income taxes. Our Philadelphia income tax liabilities will be fully offset by a KOZ credit. We are entitled to KOZ benefits through the end of the lease term on our corporate headquarters in Philadelphia, which is April 1, 2011. Income tax expense increased

$1,077, or 64%, to $2,757 for the year ended December 31, 2007 from $1,680 for the year ended December 31, 2006 primarily as a result of an increase in taxable income. The equity-based compensation expense incurred for the year ended December 31 2007 and 2006 is passed through to our members because of our LLC structure and not treated as a deduction for entity level income tax purposes.

Net Income Attributable to the Noncontrolling Interest

Strategos is our subsidiary that primarily engages in the management of collateralized debt obligations where the underlying assets are high grade and mezzanine ABS. Strategos was owned 90% by us prior to our acquisition of the remaining 10% noncontrolling interest on July 30, 2007. See notes 7 and 8 to the December 31, 2008 consolidated financial statements of Cohen. The noncontrolling interest represented the noncontrolling interest owner’s share of that subsidiary’s earnings prior to our acquisition of the noncontrolling interest in July 2007. As is shown in the table in the beginning of this section in Assets Securitized and Assets Under Management, securitizations and AUM for these types of collateralized debt obligations grew from 2006 to 2007 thereby increasing the earnings of this subsidiary. Accordingly, the noncontrolling interest grew through July 30, 2007 as well.

See “— Critical Accounting Policies and Estimates – Recent Accounting Pronouncements” for a discussion of the change in presentation of Noncontrolling Interests.

Liquidity and Capital Resources

All amounts in this section are in thousands (except unit and per unit and share and per share data) unless otherwise noted.

Liquidity is a measurement of our ability to meet potential cash requirements including ongoing commitments to repay borrowings, fund investments, provide distributions to our members and support other general business purposes. In addition, our United States and United Kingdom broker-dealer subsidiaries are subject to certain regulatory requirements to maintain minimum levels of net capital. Historically, our primary sources of funds have been our operating activities and general corporate borrowings.

Cash Flows

As of June 30, 2009, December 31, 2008, 2007 and 2006, we maintained cash and cash equivalents of $17,063, $31,972, $72,175 and $45,714, respectively. We generated cash from the following activities:

SUMMARY CASH FLOW INFORMATION

(dollars in thousands)

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006
Cash flow from operating activities	$12,230	$5,716	$(16,983)	$28,554
Cash flow from investing activities	14,940	5,500	(18,307)	(43,581)
Cash flow from financing activities	(42,571)	(49,846)	61,820	46,479
Effect of exchange rate on cash	492	(1,573)	(69)	228

Net cash flow	(14,909)	(40,203)	26,461	31,680
Cash and cash equivalents, beginning	31,972	72,175	45,714	14,034

Cash and cash equivalents, ending	$17,063	$31,972	$72,175	$45,714

See the statement of cash flows in the unaudited June 30, 2009 consolidated financial statements of Cohen and the audited December 31, 2008 consolidated financial statements of Cohen.

Interim Cash Flows

As of June 30, 2009, our cash and cash equivalents were $17,063 representing a net decrease of $14,909 from December 31, 2008. The decrease was attributable to the cash used for financing activities of $42,571, partially offset by the cash provided from investing activities of $14,940, the cash provided from operating activities of $12,230 and the effect of the increase in exchange on cash of $492.

The cash provided by operating activities of $12,230 was comprised of (a) cash flows from a net reduction in investments — trading of $7,277 due to the sale of certain trading investments, and (b) net inflows of $13,653 related to working capital fluctuations; partially offset by (c) a reduction in cash from earnings of $4,154 (which represents net income or loss adjusted for the following non-cash items: gain on sale of management contracts, equity-based compensation, realized and unrealized gains and losses on other investments, unrealized gains and losses on investments-trading, depreciation and amortization, and income or loss from equity method affiliates), and (d) cash outflows due to a net reduction in accrued compensation of $4,546 as result of the payment of accrued bonus in the first half of 2009.

The cash provided by investing activities of $14,940 was comprised of (a) the redemption of a portion of our investment in one of our investment funds, Brigadier LP, in the amount of $10,000, (b) cash proceeds of $7,258 we received for the three CLO management contracts we sold to an unrelated third party during the first quarter of 2009 as well as $226 we received for the subordinated managements fees related to these contracts during the second quarter of 2009, (c) cash proceeds of $600 we received for our return from our investment in the equity method affiliate, Star Asia Manager and (d) cash proceeds from a return of principal of $375 primarily related to our investment in a certain CDO security; partially offset by (e) the investment of $2,599 we made in our equity method affiliate, DEKU, for whom we had provided a letter of credit and paid such amount to the Dekania Trust in conjunction with the DEKU liquidation (see note 3-E to the June 30, 2009 consolidated financial statements of Cohen), (f) the purchase of additional shares of MFCA in the amount of $600 for $1.20 per share and (g) the purchase of additional furniture and leasehold improvements of $320 related to the New York office. We used the proceeds from our redemption in Brigadier LP and the sale of the management contracts to supplement our cash flow from operations in order to provide us the necessary capital to pay down our debt.

The cash used in financing activities of $42,571 was comprised of (a) the repayment of $37,050 of outstanding borrowings on our bank debt, (b) distributions paid to our members of $4,533 to fund members’ tax obligations, and (c) $988 of deferred issuance and financing costs related to the amended and restated credit facility we entered into on June 1, 2009.

2008 Cash Flows

As of December 31, 2008, our cash and cash equivalents were $31,972 representing a net decrease of $40,203 from December 31, 2007. The decrease was attributable to the cash used for financing activities of $49,846 and the effect of the decrease in exchange rate on cash of $1,573, partially offset by the cash provided from operating activities of $5,716 and the cash provided from investing activities of $5,500.

The cash provided by operating activities of $5,716 was primarily comprised of (a) cash provided by earnings of $17,932 (which represents net income adjusted for the following non-cash items: equity-based compensation, other non-cash compensation, impairment charges, non-cash revenue, realized gains and losses on other investments, unrealized gains and losses on investments-trading, depreciation and amortization, and income from equity method affiliates), and (b) cash flows from a net reduction in investments – trading of $8,476; partially offset by (c) cash outflows due to a net reduction in accrued compensation of $16,771 and (d) cash outflows of $3,841 due to net working capital reductions in accounts payable and other liabilities.

The cash provided by investing activities for the year ended December 31, 2008 primarily related to the redemptions of a portion of our investment in one of our investment funds, the Brigadier Entities, in the amount of $40,000, partially offset by the cash used in the amount of $34,688 to purchase equity interests in the Deep

Value Master Fund and additional interests in Star Asia during the year ended December 31, 2008. The proceeds from our redemptions in the Brigadier Entities were primarily used to supplement our cash flow from operations in order to provide us the necessary capital to pay down our bank debt.

The $34,688 used to purchase equity interests is comprised of (a) $27,275 for Deep Value and (b) $7,413 for Star Asia. The $27,275 represents purchases by the Deep Value Onshore Fund (which is a majority owned investee consolidated by us) of interests in the Deep Value Master Fund. This amount of $27,275 includes our share of purchases of $15,000, plus the third party investors in the Deep Value Onshore Fund’s share of purchases of $12,275. This latter amount is shown as an inflow in the financing section of cash flow as noncontrolling interest contributions.

The cash used in financing activities for the year ended December 31, 2008 was primarily related to (a) the repayment of $63,000 of outstanding borrowings on our bank debt and (b) distributions paid to our members of $7,826, partially offset by (c) noncontrolling interest contributions of Deep Value LP of $12,275 (described in the previous paragraph) and (d) the funds we raised from our issuance of subordinated notes payable to related parties (see “— Subordinated Notes Payable to Related Parties” beginning on page [—]) in the amount of $9,000. The proceeds from the issuance of the subordinated notes payable to related parties were used to pay down outstanding borrowings on our bank debt.

2007 Cash Flows

As of December 31, 2007, our cash and cash equivalents were $72,175 representing an increase of $26,461 from December 31, 2006. The increase was attributable to the cash provided from financing activities of $61,820, partially offset by the cash used for investing activities of $18,307, the cash used for operating activities of $16,983 and the effect of the decrease in exchange rate on cash of $69.

The cash used for operating activities of $16,983 was our approximate cash provided by earnings of $32,813 (which represents net income adjusted for the following non-cash items: equity-based compensation, other non cash compensation, impairment charges, non cash revenue, realized gains and losses on available for sale securities, unrealized gains and losses on investments-trading, depreciation and amortization, and income from equity method affiliates), and was offset primarily by cash outflows from (1) investments in investments-trading of $33,078; (2) pay down of outstanding repurchase obligations of $15,590; and (3) net outflows from working capital fluctuations of $1,128.

The cash used for investing activities was primarily related to the purchase of equity interests in two permanent capital vehicles that we manage, EuroDekania and Star Asia, upon their formation during 2007 in the aggregate amount of $16,977. In addition, we purchased interests in certain entities that we accounted for under the equity method in the amount of $7,871, primarily related to MFCA and DEKU, which were formed during 2007. We also used cash to purchase additional furniture, equipment and leasehold improvements in the amount of $2,275 related to our expansion of our operations during 2007. The use of cash for investing activities was partially offset by the sale of $3,929 in collateralized debt obligation securities that we sponsored and the receipt of $3,529 from Brigadier Master Fund for the repayment of an advance we had made to it in 2006. Also included in cash used for investing activities were sales of investments of $22,305 and purchases of investments of $21,305 related to the VIE which we were required to consolidate at December 31, 2006 and through March 1, 2007 (see note 18 to the December 31, 2008 consolidated financial statements of Cohen).

The cash provided from financing activities was primarily related to funds we raised from our sale of membership units in the amount of $99,308, net of offering costs of $692, in a private offering, and proceeds from our bank debt in the amount of $99,960 which includes an amendment to our bank line increasing our borrowing capacity (see “— Revolving Line of Credit Agreement” beginning on page [—]). This increase was partially offset by cash we used to repay outstanding borrowings on our bank debt and our promissory note to Merrill Lynch Capital Corp. in the aggregate amount of $48,244 (see note 10 to the December 31, 2008 consolidated financial statements of Cohen), to pay noncontrolling distributions of $3,569 to the noncontrolling interest partner of Strategos prior to us acquiring the 10% interest in July 2007 (see note 7 to the December 31, 2008 consolidated financial statements of Cohen), and to pay distributions to our members of $84,553. Included in cash provided from financing activities was also the issuance of debt of $21,305 and repayment of debt of $22,310 related to a VIE which we were required to consolidate at December 31, 2006 and through March 1, 2007 (see note 18 to the December 31, 2008 Consolidated Financial statements of Cohen Brothers, LLC).

2006 Cash Flows

As of December 31, 2006, our cash and cash equivalents were $45,714 representing an increase of $31,680 from December 31, 2005. The increase was attributable to the cash provided from financing activities of $46,479, the cash provided from operating activities of $28,554, and the effect of the increase in exchange rate on cash of $228, partially offset by the cash used for investing activities of $43,581.

The cash provided by operating activities of $28,554 was our cash provided by earnings of $7,375 (which represents net income adjusted for the following non-cash items: equity-based compensation, non-cash gain on sale of subsidiary, other non-cash compensation, impairment charges, non-cash revenue, realized gains and losses on available for sale securities, unrealized gains and losses on investments-trading, depreciation and amortization, and income from equity method affiliates) and was combined with (a) net cash inflows of $19,426 from working capital fluctuations and (b) cash inflows of repurchase obligations of $6,216, partially offset by cash outflows from investments trading of $4,463

The cash used for investing activities was primarily related to our purchase of our investment in Brigadier LP, an entity that we accounted for under the equity method in the amount of $29,904; the purchases of $9,307 of investments-available for sale, primarily collateralized debt obligation securities and AFN common stock; the purchases of furniture, equipment and leasehold improvements of $5,562 related to the expansion of our business at that time; and the advance of $3,600 we made to the Brigadier Master Fund. The cash used was partially offset by the proceeds we received from the sale of collateralized debt obligation securities of $5,237. Also included in cash used for investing activities were sales of investments of $241,465 and purchases of investments of $242,465 related to the VIE which we were required to consolidate at December 31, 2006 (see note 18 to the December 31, 2008 consolidated financial statements of Cohen).

The cash provided from financing activities was primarily related to the proceeds from our former term loan that we entered into in July 2006 in the amount of $77,600 partially offset by the repayment of debt during 2006 of $2,073 and distributions we made to our members of $29,300. Also included in cash provided from financing activities were the issuance of debt of $242,470 and repayment of debt of $241,465 related to a VIE which we were required to consolidate at December 31, 2006 (see note 18 to the December 31, 2008 consolidated financial statements of Cohen).

Historically, and going forward, we have four primary uses for capital:

(1) To provide distributions to our members: We are a pass-through entity for federal and state tax purposes. Accordingly, our members are taxed based on our taxable net income. Historically, we have made distributions to our members in at least an amount equal to their anticipated tax liability. For the next 12 months, we expect cash flows from operations to be sufficient to provide for anticipated distributions to members.

(2) To fund investments: Our investments take several forms: investments in securities and “seed” or sponsor investments in permanent capital vehicles or investment funds. Going forward, we anticipate that cash flows from operations may not be sufficient to fund our anticipated investments (as well as provide distributions to our members discussed above). We may need to raise additional debt or equity financing in order to ensure we have the capital necessary in order to take advantage of attractive investment opportunities. If we are unable to raise sufficient capital under economically favorable terms, our earnings may be adversely impacted or we may need to forgo attractive investment opportunities which will impact our long term performance.

(3) To fund the accumulation of collateral prior to a potential securitization: Historically, and going forward, we have utilized warehouse facilities in order to provide this temporary financing. This is discussed in more detail below in “— Off Balance Sheet Arrangements” beginning on page [—]. We do not currently anticipate that we will have opportunities (or the need for funds) to complete securitizations until the current disruption of the capital markets subsides and opportunities for securitization (i.e. demand for securitized assets) returns.

(4) To fund mergers or acquisitions: We may opportunistically use capital to acquire other asset managers or individual asset management contracts.

To the extent our liquidity sources are insufficient to fund our future activities; we may need to raise additional funding through an equity or debt offering. No assurances can be given that additional financing will be available in the future, or that if available, such financing will be on favorable terms.

Regulatory Capital Requirements

Two of our wholly owned subsidiaries include licensed securities dealers in the United States and the United Kingdom. As broker dealers, our subsidiary, CCS, is subject to Uniform Net Capital Rule, Rule 15c3-1 under the Exchange Act, and our international subsidiary, EuroDekania Management, is subject to the regulatory supervision and requirements of the FSA, in the United Kingdom. The amount of net assets that these subsidiaries may distribute is subject to restrictions under these applicable net capital rules. These subsidiaries have historically operated in excess of minimum net capital requirements. Our minimum capital requirements at June 30, 2009, which amounted to $2,917, were as follows:

MINIMUM NET CAPITAL REQUIREMENTS

(dollars in thousands)

United States	$1,048
United Kingdom	1,869

$2,917

We operate with more than the minimum regulated capital requirement in our licensed securities dealers and at June 30, 2009, total net capital or equivalent as defined by local statutory regulations, in our licensed securities dealers, amounted to $7,998.

In addition, our licensed securities dealers are generally subject to capital withdrawal notification and restrictions.

Capitalization

We will undergo a substantial recapitalization as part of the business combination with AFN pursuant to which each Cohen Class A membership unit, together with one Cohen Class B membership unit, will be recapitalized into 0.57372 membership units in Cohen, or recapitalized Cohen membership units. See discussion on page [—].

The following discusses our membership interests as of June 30, 2009 and December 31, 2008. See note 12 to the December 31, 2008 consolidated financial statements of Cohen for further detail.

Class A Membership Units: The Class A membership units are allocated a preferred return at a rate of 7% per annum based upon their capital balance. The preferred return is paid at the discretion of the board of managers. Any unpaid preferred return must be paid to the Class A membership units prior to distribution to the Class B membership units. In a liquidation or a capital transaction, the Class A membership units receive first priority from net proceeds up to the agreed upon capital value and do not participate in any excess value above agreed upon capital value. Class A membership units have no voting rights. The payment of the preferred return is treated as a distribution and charged against members’ equity.

Class B Membership Units: The Class B membership units are paid distributions after the preferred return is paid to the Class A membership units at the discretion of the board of managers. In a liquidation or a capital transaction, the Class B membership units receive any net proceeds above the Class A membership unit capital value. The Class B membership units are granted one vote per unit.

Class C Membership Units: The Class C membership units have no economic value and do not participate in earnings or distributions either from operations or from liquidation. The Class C membership units are granted 100 votes per unit. The Class C membership units serve the purpose of providing super voting rights to our Chairman and controlling member.

LTIPs: LTIPs can vest over time or be fully vested at issuance. One LTIP unit is equal to one Class A membership unit and one Class B membership unit and participates in routine distributions on the same basis as a Class A membership unit and a Class B membership unit. LTIPs do not participate in distributions generated from capital transactions as defined in the operating agreement. LTIPs have no voting rights. Once vested, an LTIP unit can generally be converted to a Class A membership unit and a Class B membership unit upon certain events. In general, unvested LTIPs vest upon a change of control as defined in the grant agreement.

Class A Options: Class A Options are options granted to employees and are exercisable into Class A membership units. They vest over a period from 18 months to three years and immediately vest on a change of control as defined in the grant document.

Class B Options: Class B Options are options granted to employees and are exercisable into Class B membership units. They vest over a period from 18 months to three years and immediately vest on a change of control as defined in the grant document.

Certain of our current and former executives have rights granted to them by us pursuant to which an executive may require us to repurchase the membership interests held by the executive at the per unit price of Cohen’s membership units based on Cohen’s overall value calculated as the greater of (a) the previous quarter’s book value based on GAAP or (b) a multiple of trailing twelve months pretax earnings. We refer to this repurchase right as a put right. A total of 5,047,407 membership units have put rights associated with them. The put rights become exercisable July 1, 2010.

Due to the formulaic nature of the put value, there is no limitation on the amount that we may be required to pay. The put rights automatically terminate if our shares become listed on a national exchange. If the put rights become exercisable, we will reclassify the amount from equity to a liability in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

Those current and former executives holding all of the put rights have agreed that if the pending business combination is completed, the put rights will terminate. For more information see “— Proposed Business Combination with AFN” beginning on page [—].

In May 2007, we completed a private offering of Class A membership units and Cohen Class B membership units resulting in gross proceeds of $100,000. A newly formed entity, Cohen Financial Group, Inc., or CFG, issued 2,257,846 shares to a group of investors in a private Rule 144A offering. CFG used the proceeds to purchase a total of 2,257,846 Class A membership units and Cohen Class B membership units of the Company. Concurrently with the private offering, we entered into a Members’ Agreement with CFG, whereby we are required to obtain consent from CFG with respect to certain Company activities. These activities include (1) the authorization of a sale of all or substantially all of the assets of the Company; (2) the issuance of additional units or LTIPs or options, except (a) in an amount that does not exceed the number of available awards under the

Company’s unit option plan (which has been increased with the consent of CFG from time to time), (b) upon the exercise of options issued pursuant to the Company’s unit option plan, or (c) in connection with an initial public offering of CFG; or (3) the alteration or the change of the powers, preferences, rights or obligations of the Company’s units held by CFG so as to affect these units adversely. We currently expect that, prior to the anticipated business combination with AFN, CFG will be liquidated. Therefore, the restrictions above will no longer be in effect as of the liquidation date.

As part of our option plan, we have the right (but not the obligation) to repurchase unexercised options at a price equal to fair market value. We record the repurchase as a reduction in members’ equity.

Acquisition of Noncontrolling Interest

During the second quarter of 2007, we began negotiations with the noncontrolling partner of one of our consolidated subsidiaries, Strategos, to acquire the 10% of Strategos we did not already own in exchange for a total of 331,000 Cohen Class A membership units and Cohen Class B membership units. The purpose of this transaction was to better align the noncontrolling interest partner’s financial interests with the success of the consolidated company. In July 2007, we finalized the agreement with the minority partner. We utilized purchase accounting. The transaction was valued at $15,313 (a total of $14,660 for the Class A membership units and Cohen Class B membership units and $653 for certain accrued expenses). The purchase price was allocated between (1) the 10% un-owned portion of the tangible net asset acquired, (2) intangible assets which mainly consisted of the 10% un-owned portion of the in-place asset management contracts of Strategos; and (3) goodwill. We initially recognized an intangible asset of $6,066 and goodwill of $9,247.

We recorded a reduction in goodwill of $519 during the first quarter of 2008 to reflect an adjustment to actual expenses incurred with respect to the acquisition of noncontrolling interest. Goodwill was $8,728 as of June 30, 2009 and December 31, 2008 and $9,247 as of December 31, 2007 (see note 7 to the December 31, 2008 consolidated financial statements of Cohen).

We amortize the intangible asset using the straight line method over the estimated useful life of 3.2 years. In addition, during the year ended December 31, 2008, we recognized an impairment charge of $2,078 related to the diminished value of the management contract rights caused by continued defaults of assets in Strategos asset pools during the period. (see note 11 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 8 to the audited December 31, 2008 consolidated financial statements of Cohen). As of June 30, 2009, December 31, 2008 and 2007, the intangible asset was $889, $1,245 and $5,259, respectively.

Amended and Restated Credit Facility

On June 1, 2009, we entered into an amended and restated credit facility with TD Bank, which is referred to in this proxy statement/prospectus as the 2009 Credit Facility, which replaced the former bank loan. The 2009 Credit Facility provides for available borrowings of the lesser of the maximum revolving credit amount, which is initially $30,000, which we refer to in this proxy statement/prospectus as the maximum revolving credit amount, or a calculation which is based upon the present value of certain of our collateralized debt obligation management fees plus a percentage of the estimated value of certain other investments we have pledged as collateral. The 2009 Credit Facility matures on May 31, 2011. The maximum revolving credit amount under the 2009 Credit Facility is $30,000 at inception and is reduced by $1 million per month beginning on November 15, 2009 and by the amount of proceeds received as a result of asset sales involving collateral, sales of capital stock, or amounts received on account of the issuance of equity interests of Cohen or CFG. The 2009 Credit Facility bears interest, at our option at either: (a) one, two or three month LIBOR plus 6.5% or (b) a base rate (as defined in the loan agreement) plus 3.75%, both subject to an absolute minimum interest rate of 8.5%. The 2009 Credit Facility charges an unused fee of 0.50% per annum payable quarterly based on the unused available funds under the facility. In addition, TD Bank charged an upfront fee of 3.00% and an exit fee of 1.5% at the first to occur of maturity, payment in full, or acceleration of the facility both of the initial maximum revolving credit amount. As of June 30, 2009, $29,950 was drawn. $50 was committed for a letter of credit and there was no availability to borrow under the 2009 Credit Facility.

The effect of the 2009 Credit Facility and the related security and pledge agreements is that we have granted a security interest in substantially all of our assets and substantially all of our asset management agreements with the exception of certain of our assets held in the Non-Guaranteeing Subsidiaries. However, we are limited in the amount of capital we can invest and have at any point in time, in these Non-Guaranteeing Subsidiaries.

The 2009 Credit Facility limits our ability to use its assets to fund ongoing operations. All of our investments classified as other investments, at fair value and as investments in equity method affiliates are encumbered under the 2009 Credit Facility and related agreements. The remaining investments classified as investments-trading are not specifically encumbered under the 2009 Credit Facility because they are held in subsidiaries that do not guarantee the 2009 Credit Facility, or the Non-Guaranteeing Subsidiaries.

The 2009 Credit Facility contains standard covenants and restrictions that, among other things, restrict our ability to enter into a merger, to acquire another company, to take on additional debt, to engage in asset sales, to pay dividends or make other distributions, or to make additional investments that are not defined as permitted investments. However, the business combination with AFN is permitted under the 2009 Credit Facility.

The 2009 Credit Facility imposes significant restrictions on our ability to make distributions to our members. Prior to the business combination, we will effectively be limited to paying distributions to our members in an amount equal to the greater of (1) the preferred return to be paid to members who own Cohen Class A membership units as required under Cohen’s Third Amended and Restated Limited Liability Company Agreement and (2) the amount necessary for each member to pay federal and state income taxes resulting solely from such member’s allocated share of our income, referred to in this proxy statement/prospectus as the Tax Distributions. Subsequent to the business combination, we will continue to be permitted to make Tax Distributions to our members (including AFN). In addition, we will be allowed to make distributions to AFN for certain limited purposes, including distributions required so that AFN can make regularly scheduled payments on its subordinated debt and convertible notes. These restrictions on distributions will limit our ability to pay our members distributions in excess of required Tax Distributions and will preclude AFN from paying dividends to its shareholders.

The 2009 Credit Facility includes certain financial covenants such as (1) minimum net worth; (2) minimum consolidated cash flow to fixed charge coverage ratio; (3) maximum funded debt to consolidated cash flow ratio; and (4) subsequent to the completion of the business combination with AFN, a requirement to maintain $15,000 of liquidity, including cash and certain cash equivalents, available at all times.

The 2009 Credit Facility contains a provision whereby there is an event of default if the business combination with AFN is terminated by either party and 60 days have elapsed since such termination or, in any event, if the business combination is not completed by November 30, 2009. If the business combination is not completed within the required time frame, TD Bank has the right to accelerate the maturity of the 2009 Credit Facility, thereby causing the 2009 Credit Facility to become payable in full. If the maturity of the 2009 Credit Facility is accelerated and the 2009 Credit Facility becomes payable in full, our liquidity will be materially, adversely impacted. We would likely be required to sell some or all of our assets, or obtain alternative financing, or seek additional capital from our equity investors. Such sales may not be sufficient to pay off the loan in full and we may not be able to obtain alternative financing or raise additional capital from our equity investors. In such event, the lenders under the 2009 Credit Facility would be entitled to proceed against the collateral securing the indebtedness, which includes a significant portion of our assets.

As of June 30, 2009, we were in compliance with the financial and various other affirmative and negative covenants in the 2009 Credit Facility.

Former Revolving Line of Credit Agreement

On July 27, 2007, we entered into a $200,000 revolving line of credit facility, or the Former Bank Group Loan, with a group of commercial banks, or the Former Bank Group. This facility bore interest at either (a) 2.00% over prime or (b) 3.00% over one, two, three, or six month LIBOR. We have the option to choose between the prime rate or LIBOR options and the option to choose the LIBOR duration. The Former Bank Group Loan provided for the issuance of letters of credit in an aggregate amount equal to the lesser of $20,000 or 10% of the available borrowing base. Outstanding letters of credit were treated as outstanding borrowings for the purpose of the total borrowing base. The Former Bank Group Loan has an unused line fee of 0.25% per annum on the unused portion.

Event of Default: Based on the financial results as of March 31, 2009 and December 31, 2008, we were in default of the minimum net worth covenant of the Former Bank Group Loan. Our failure to meet this covenant constituted an Event of Default, as defined under the Former Bank Group Loan. On April 3, 2009, the Former Bank Group took the following actions: (a) it exercised its right to increase the interest rate on the Former Bank Group Loan by 2%; (b) it exercised its right to cease making advances or issuing letters of credit; and (c) it exercised its right to convert all outstanding advances under the Former Bank Group Loan to prime based from LIBOR based after the expiration of the LIBOR periods outstanding at that time. It did not exercise any of its other remedies available to it upon the Event of Default, such as terminating the Former Bank Group Loan and demanding immediate repayment of all amounts outstanding, demanding cash collateral in the amount of all outstanding letters of credit, or taking action against the collateral.

On June 1, 2009 we entered into the 2009 Credit Facility with the agent bank from the Former Bank Group. We used the proceeds from the initial draw, as well as existing cash on hand, to repay the Former Bank Group Loan in full. We never received a formal waiver of the default; however, the default was effectively cured when the Former Bank Group Loan was paid in full.

Subordinated Notes Payable to Related Parties

On June 25, 2008, we executed three separate agreements with three of our members (our Chairman, our Chief Executive Officer and CFG) to obtain $9,000 of unsecured subordinated financing, or the Subordinated Notes. The Subordinated Notes were comprised of $6,000 from CFG, $2,000 from our Chairman, and $1,000 from our Chief Executive Officer. The Subordinated Notes mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semi-annually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the Subordinated Notes on each of May 1 and November 1, and thereafter the increased principal balance will accrue interest at the annual rate of 12%. The Subordinated Notes are unsecured obligations and payments of principal and interest on the notes are subordinated to our senior debt.

The interest expense (both cash and in-kind) on the Subordinated Notes totaled $276 and $542 for the three and six months ended June 30, 2009 and $557 for the year ended December 31, 2008 and is included in interest expense in the consolidated statements of operations. As of June 30, 2009 and December 31, 2008, the subordinated notes payable to related parties was $9,229 and $9,094, respectively and the accrued interest payable was $185 and $182, respectively, and is included in accounts payable and other liabilities in the consolidated balance sheets.

The following table summarizes indebtedness and other financing as of June 30, 2009 and December 31, 2008, respectively:

DETAIL OF DEBT FINANCING SOURCES (dollars in thousands)

	As of June 30, 2009
Description	Original Available balance	Outstanding	June 30, 2009 interest rate	Maturity
Bank Group Loan	$30,000	$29,950	8.5%	May 31, 2011
Subordinated notes payable to related parties	$9,000	9,229	12.0%	Jun. 20, 2013

Total		$39,179

	As of December 31, 2008
Description	Original Available balance	Outstanding	December 31, 2008 interest rate	Maturity
Former Bank Group Loan(1)	$200,000	$67,000	3.4%	June 1, 2009
Subordinated notes payable to related parties	$9,000	9,094	12.0%	Jun. 20, 2013

Total		$76,094

(1)	On June 1, 2009, the Former Bank Group was repaid in full with the proceeds from the 2009 Credit Facility, as well as cash on hand.

Off Balance Sheet Arrangements

As of June 30, 2009 and December 31, 2008, we were not a party to any Warehouse Facilities and we were not required to maintain first loss deposits under any such facilities.

Commitments

The following table summarizes our significant contractual obligations as of June 30, 2009 and the future periods in which such obligations are expected to be settled in cash. Our bank debt and subordinated notes payable to related parties are assumed to be repaid on their respective maturity dates:

CONTRACTUAL OBLIGATIONS AS OF JUNE 30, 2009

(dollars in thousands)

	Payment Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More Than 5 Years
Operating lease arrangements	$10,022	$2,240	$3,703	$2,075	$2,004
Maturities of senior debt(1)	29,950	8,000	21,950	—	—
Interest on senior debt(2)	3,655	2,353	1,302	—	—
Maturities of subordinated notes payable to related parties(3)	10,387	—	—	10,387	—
Interest on subordinated notes payable to related parties(4)	3,475	830	1,738	907	—

	$57,489	$13,423	$28,693	$13,369	$2,004

(1)	Assumes the maximum revolving credit amount under the 2009 Credit Facility is reduced by $1,000 per month beginning on November 15, 2009. The 2009 Credit Facility provides for available borrowings of the lesser of the maximum revolving credit amount, which is initially $30,000 and is subsequently reduced by $1,000 per month beginning November 15, 2009, or a calculation (the “available borrowing base”) which is based upon the present value of certain of our collateralized debt obligation management fees as well as a percentage of the estimated value of certain other investments we have pledged as collateral. For purposes of this table, we have assumed the available borrowing base exceeds the maximum revolving credit amount throughout the life of the 2009 Credit Facility. Fluctuations in actual principal payments may result in different principal payments than noted above based on discretionary payments made by us or if the actual available borrowing base amount is less than the maximum revolving credit amount thereby requiring additional payments. The 2009 Credit Facility contains a provision whereby the loan becomes due and payable if the business combination with AFN is not consummated by November 30, 2009. This table assumes the business combination is completed and the facility does not become due and payable in 2009.

(2)	Interest on senior debt includes the finance charge on the letter of credit and the interest on all outstanding debt as of June 30, 2009, which is variable. The interest rate of 8.5% as of June 30, 2009 was used to compute the contractual interest payment in each period noted. Fluctuations in actual interest rates may result in different interest payments than noted above.

(3)	The subordinated notes payable to our three members (our Chairman, our Chief Executive Officer, and CFG) mature on June 20, 2013 and bear interest at an annual rate of 12% (9% is payable in cash and 3% is paid in-kind semiannually on May 1 and November 1). Maturities include in-kind interest of $1,387. All accrued in-kind interest is added to the unpaid principal balance of the subordinated notes payable on each May 1 and November 1, and thereafter the increased principal balance accrues interest at the annual rate of 12%. See “— Liquidity and Capital Resources – Subordinated Notes Payable to Related Parties” above and note 13 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 11 to the audited December 31, 2008 consolidated financial statements of Cohen.

(4)	Represents the cash interest payable on the outstanding balance of the subordinated notes payable in each period noted.

Supplemental Quarterly Financial Information

(dollars in thousands)

The following tables present our unaudited consolidated statements of operations data for the nine quarters ended June 30, 2009 and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

We have derived the unaudited consolidated statements of income data from our unaudited financial statements, which are not included in this proxy statement/prospectus. The quarterly financial results include all adjustments, consisting of normal recurring adjustments that we consider necessary for a fair presentation of our operating results for the quarters presented. Historical operating information may not be indicative of our future performance.

QUARTERLY RESULTS OF OPERATIONS

	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Total revenues	$20,446	$16,919	$7,220	$27,377	$25,107	$23,585	$24,817	$36,204	$66,032

Operating expenses
New issue costs	297	336	471	130	628	547	1,490	6,408	6,811
Compensation and benefits(1)	16,656	17,439	13,527	15,080	12,720	11,788	19,390	16,459	29,434
Business development, occupancy, equipment	1,210	1,547	1,615	1,525	1,800	1,995	1,796	2,316	2,927
Professional services, and other operating	3,453	3,280	4,309	3,514	2,542	2,252	2,858	2,826	2,924
Depreciation and amortization	635	654	1,005	1,008	1,002	1,008	969	879	529
Amortization of intangible assets	—	—	2,078	—	—	—	—	—	—

Total operating expenses	22,251	23,256	23,005	21,257	18,692	17,590	26,503	28,888	42,625

Operating income / (loss)	(1,805)	(6,337)	(15,785)	6,120	6,415	5,995	(1,686)	7,316	23,407

Non operating income / (expense)
Change in fair value of interest rate swap	(1)	7	(339)	51	312	(621)	(332)	(415)	276
Interest expense	(1,456)	(1,205)	(1,771)	(2,000)	(2,059)	(2,716)	(3,396)	(4,155)	(1,792)
Gain on sale of management contracts	226	4,258	—	—	—	—	—	—	—
Income / (loss) from equity method affiliates	225	(4,083)	453	(95)	(20)	(76)	3,219	4,089	3,065

Income / (loss) before income taxes	(2,811)	(7,360)	(17,442)	4,076	4,648	2,582	(2,195)	6,835	24,956
Income taxes	120	68	(844)	877	645	1,371	923	417	605

Net income / (loss)(2)	(2,931)	(7,428)	(16,598)	3,199	4,003	1,211	(3,118)	6,418	24,351
Less: Net income / (loss) attributable to the noncontrolling interest(2)	—	(11)	(1,259)	—	—	—	—	108	1,684

Net income / (loss) attributable to Cohen Brothers, LLC(2)	$(2,931)	$(7,417)	$(15,339)	$3,199	$4,003	$1,211	$(3,118)	$6,310	$22,667

Compensation and benefits includes(1):
Equity-Based Compensation	$1,103	$1,034	$1,326	$1,171	$1,230	$2,450	$1,284	$857	$263
Retention bonus expense	4,176	4,293

Total	$5,279	$5,327	$1,326	$1,171	$1,230	$2,450	$1,284	$857	$263

(1)	For Further Information on “Equity-Based Compensation” and “Tax Gross Up Expense,” see “— Management’s Discussion and Analysis of Financial Condition and Results of Cohen Brothers, LLC — Operating Expenses — Compensation and Benefits.”

(2)	See “— Critical Accounting Policies — Recent Accounting Pronouncements” for a discussion of the change in presentation of Noncontrolling Interests. Prior period amounts have been reclassified to conform to the current period presentation.

Quantitative and Qualitative Disclosures about Market Risk

All amounts in this section are in thousands unless otherwise noted.

Market Risk

Market Risk is the risk of loss arising from the adverse impact of market changes to the market value of our trading and investing positions. Market risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of our market risk management procedures extends beyond derivatives to include all market-risk-sensitive financial instruments.

Interest Rate Risk

Interest rate risk is a consequence of owning interest-rate-sensitive financial instruments. The Company’s trading assets mainly consist of unconsolidated investments in securitized financial products. Although these investments are broadly characterized as fixed income securities, they are not in themselves particularly sensitive to interest rate risk. Because they generally accrue income at a variable rate, the movement in interest rates does not impact their fair value. Fluctuations in their current income due to variations in interest rates are not material to us.

We have debt that accrues interest at variable rates. Because the interest expense on our floating-rate debt that was outstanding at June 30, 2009 and December 31, 2008 would have fluctuated as prevailing interest rates changed, changes in market interest rates would not have materially affected its fair value. We had put in place an interest rate swap which was subject to interest rate risk and was terminated on June 1, 2009. See note 9 to the unaudited June 30, 2009 consolidated financial statements of Cohen and note 10 to the audited December 31, 2008 consolidated financial statements of Cohen.

A 100 bps adverse change in the LIBOR interest rate curve have resulted in a decrease in the fair value of the swap of $91 as of December 31, 2008. Because the swap had originally been scheduled to terminate on June 30, 2009, changes in market interest rates did not materially affect its fair value. A 100 bps change in the three month LIBOR rate would impact annual interest expense (net of the offsetting impact of the swap during the period outstanding) $130 and $314 as of June 30, 2009 and December 31, 2008, respectively.

Equity Price Risk

We are exposed to equity price risk as a consequence of making investments in investment funds and permanent capital vehicles. Equity price risk results from changes in the level or volatility of underlying equity prices, which affect the value of equity securities or instruments that derive their value from a particular stock. We attempt to reduce the risk of loss inherent in our inventory of equity securities by monitoring those security positions. However, since we generally make investments in our investment funds and permanent capital vehicles in order to facilitate being able to raise third party investments (and increase our AUM and management fees), we may be unwilling to sell out of these positions as compared to investments in unaffiliated third parties.

Investments in permanent capital vehicles and investments funds are included in other investments, at fair value and investments in equity method affiliates. The table below shows the fair values of these investments as of June 30, 2009 and December 31, 2008 and the impact of a hypothetical 10% adverse change in equity prices. There can be no assurance that our actual losses due to our equity price risk will not exceed the amounts indicated in the table below. The actual risks and results of such adverse effects may differ substantially.

Foreign Exchange Risk

We have one permanent capital vehicle investment which is denominated in Euros. The fair value of this investment is subject to change as the spot exchange rate between the Euro and the U.S. dollar (our functional currency) fluctuates. The table below shows the fair value of this investment as of June 30, 2009 and December 31, 2008 and the impact of a hypothetical 10% adverse change in foreign exchange rates. There can be no assurance that our actual losses due to our foreign exchange risk will not exceed the amounts indicated in the table below. The actual risks and results of such adverse effects may differ substantially.

Other Risk

Our investments in trading securities are primarily investments in collateralized debt obligation securities (primarily the rated tranches). Also, in other investments, at fair value, we maintain certain investments in collateralized debt obligation securities. The fair value of these investments will fluctuate over time based on a combination of a number of factors including: liquidity of the investment type, the credit performance of the individual assets and issuers within the collateralized debt obligation, the asset class of the collateralized debt obligation and the relative supply and demand of investments within that asset class, credit spreads in general, the transparency of valuation of the assets and liabilities of the collateralized debt obligation, investors view of the accuracy of ratings prepared by the rating agencies, as well as other factors. The sensitivity to any individual market risk cannot be quantified. However, the following table shows the fair values of investments that fall within this category.

Type	Primary Market Risk(s)	June 30, 2009	December 31, 2008

SUMMARY OF MARKET SENSITIVE INSTRUMENTS

Investments in Permanent Capital Vehicles & Other	Equity Price	$14,017	$12,871
Investments in Permanent Capital Vehicles & Other	Foreign Exchange & Equity Price	680	1,476
Investments in Investment Funds	Equity Price	19,657	38,473
Investments in Collateralized Debt Obligation Securities	Other Risk	3,512	6,984
Total Other Investments, at fair value		$37,866	$59,804

Investments in equity method affiliates	Equity Price	$497	$2,356

Investments — Trading	Other Risk	$7,288	$16,774

SENSITIVITY TO CHANGES

Impact to 10% adverse change in equity prices		$(3,485)	$(5,518)
Impact to 10% adverse change in exchange rates		$(68)	$(148)

How we manage these risks

We will seek to manage our market risk through our thorough underwriting and credit analysis processes that are performed in advance of acquiring an investment. In addition, we continually monitor our investments — trading on a daily basis and our other investments on a monthly basis. We perform an in-depth monthly analysis and our risk committee meets on a monthly basis to review issues within our portfolio and develop recommendations for dealing with these issues.

Cohen Legal Proceedings

CCS is a party to litigation commenced in 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee and Representative of the Estate of Sentinel Management Group, Inc. v. Delores E. Rodriguez, Barry C. Mohr, Jr., Jacques de Saint Phalle, Keefe, Bruyette & Woods, Inc., and Cohen & Company Securities, LLC. The plaintiff in this case is the Liquidation Trustee for the Estate of Sentinel Management Group, Inc., or Sentinel, which filed a bankruptcy petition in August 2007. The liquidation trustee alleges that CCS sold Sentinel securities, mainly collateralized debt obligations, that the liquidation trustee contends were unsuitable for Sentinel and that the Company violated Section 10(b) of the Exchange Act and Rule 10b-5. The liquidation trustee also seeks relief under the Illinois Blue Sky Law, the Illinois Consumer Fraud Act, the United States Bankruptcy Code, and under common law theories of negligence and unjust enrichment. The Company is vigorously defending the claims. By order dated

July 8, 2009, the Court dismissed the Liquidation Trustee’s Illinois Consumer Fraud Act claim. On July 29, 2009, the Liquidation Trustee amended his complaint. CCS filed its answer to the amended complaint on August 12, 2009. No contingent liability was recorded in the Company’s consolidated financial statements related to this litigation.

CCS is also party to litigation commenced on May 21, 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee of the Sentinel Liquidation Trust, Assignee of certain claims v. Keefe, Bruyette & Woods, Inc., Cohen & Company Securities, LLC., Delores E. Rodriguez, Barry C. Mohr, Jr., and Jacques de Saint Phalle. The plaintiff in this case is the Liquidation Trustee of the Sentinel Liquidation Trust, which emerged from the bankruptcy of Sentinel, filed in August 2007. The Liquidation Trustee, purportedly as the assignee of claims of Sentinel’s customers, alleges that, by recommending that Sentinel purchase securities, mainly collateralized debt obligations, that the Liquidation Trustee deems to have been unsuitable for Sentinel’s customer accounts, CCS aided and abetted breaches of fiduciary duties purportedly owed by Sentinel and its head trader to Sentinel’s customers, in violation of Illinois common law. The complaint also alleges claims under common law theories of negligence and unjust enrichment. The Company will vigorously defend all claims. CCS filed a motion to dismiss the Liquidation Trustee’s complaint on July 21, 2009. On July 28, 2009, the Court dismissed a substantively identical case brought by the Liquidation Trustee against The Bank of New York Mellon Corp. No contingent liability was recorded in the Company’s consolidated financial statements related to this litigation.

In a related development, CCS received a subpoena on May 14, 2009 from the staff of the Securities and Exchange Commission (“SEC”) captioned In the Matter of Sentinel Management Group, Inc. CCS and Cohen have and intend to continue to cooperate with the investigation.

On June 18, 2009, Cohen was one of a number of market participants to receive a subpoena from the SEC seeking documents and information in an investigation titled In the Matter of Certain CDO Structuring Sales and Marketing Practices. Cohen intends to cooperate with the investigation.

Cohen and its registered investment advisor subsidiary, Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC) are also named in a lawsuit filed on August 6, 2009 in the Supreme Court of the State of New York, County of Kings captioned Riverside National Bank of Florida v. Taberna Capital Management, LLC, Trapeza Capital Management, LLC, Cohen & Company Financial Management, LLC f/k/a Cohen Bros. Financial Management LLC, FTN Financial Capital Markets, Keefe, Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith, Inc., Bank of America Corporation, as successor in interest to Merrill Lynch & Co., JP Morgan Chase, Inc, JP Morgan Securities, Citigroup Global Markets., Credit Suisse (USA) LLC, ABN AMRO, Cohen & Company, Morgan Keegan & Co., Inc., SunTrust Robinson Humphrey, Inc., The McGraw-Hill Companies, Inc., Moody’s Investors Services, Inc. and Fitch Ratings, Ltd. The plaintiff, Riverside National Bank of Florida, or Riverside, alleges that offering memoranda issued in connection with certain CDO securities it purchased failed to disclose alleged ratings agencies’ conflicts of interest. Riverside alleges, among other things, common law fraud, negligent misrepresentation and breaches of certain alleged duties. Cohen will vigorously defend against these claims.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions Between AFN and Cohen

Management Agreement

Pursuant to the management agreement between AFN and Cohen & Company Management, LLC, a wholly owned subsidiary of Cohen, which acts as AFN’s manager, the manager provides for the day-to-day management of AFN’s operations. The general terms of the management agreement, including a description of the fees payable to the manager, can be found under “Information Regarding Alesco Financial Inc. — Business — Management Agreement” and “Information Regarding Alesco Financial Inc. — Management’s Discussion of Analysis of Financial Condition and Results of Operations” beginning on pages [—] and [—], respectively. For the three and six months ended June 30, 2009, AFN incurred no fees, net of asset management fee credits, to the manager under the management agreement. For the twelve months ended December 31, 2008, AFN incurred base and incentive fees payable to the manager, net of asset management fee credits, of $2.7 million. For the year ended December 31, 2007, AFN incurred no fees, net of asset management fee credits, to the manager under the management agreement.

Fees Earned by Cohen and Its Affiliates in Respect of AFN’s Investments

In addition to the fees payable to Cohen under the management agreement with AFN, Cohen benefits from other fees paid to it by third parties in respect of AFN’s investments. In particular, affiliates of Cohen earn origination fees paid by the issuers of TruPS, which have historically ranged from zero to 3.0% of the face amount of a TruPS issuance. Cohen, through its affiliates, typically retains part of this fee and shares the balance with the investment bank or other third-party broker that introduced the funding opportunity to Cohen. Cohen’s affiliates also receive new issue revenue for services relating to the structuring of a CDO or CLO on AFN’s behalf or in which AFN invests. This fee has historically ranged from zero to 0.84% of the face amount of the securities issued by the CDO or CLO, but may exceed this amount. AFN’s independent directors must approve any structuring fees for CDOs and CLOs collateralized by its target asset classes exceeding 0.45% of the face amount of the securities issued by such CDOs or CLOs. In addition, affiliates of Cohen receive collateral management fees for acting as collateral manager of the CDOs and CLOs in which AFN invests. The collateral management fees have historically ranged between zero and 0.65% of the assets held by the CDOs and CLOs. The collateral managers may also be entitled to earn incentive fees if CDOs or CLOs managed by them exceed certain performance benchmarks. A broker-dealer affiliate of Cohen has also earned and will earn placement fees in respect of debt and equity securities which it sells to investors in the CDOs and CLOs in which AFN invests, as well as commissions and mark-ups from trading of securities to and from CDOs and CLOs in which AFN invests. During the three and six months ended June 30, 2009, Cohen’s broker-dealer subsidiary earned $0 and $0.2 million, respectively, of commission income as a result of an exchange transaction involving an AFN TruPS VIE entity. Under the management agreement, the base management fee and incentive management fee payable by AFN to the manager are reduced by AFN’s proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen and its affiliates in connection with the CDOs and CLOs in which AFN invests, based on the percentage of equity AFN holds in such CDOs and CLOs. Origination fees, structuring fees, placement fees and trading discounts and commissions paid to, or earned by, Cohen and its affiliates do not reduce the amount of fees AFN pays under the management agreement. Cohen provides advisory services to companies with outstanding debt obligations held in trusts or similar special purpose entities managed by Cohen. Cohen receives a fee for such services. These advisory services may consist of debt restructuring advice, which may result in transactions affecting the debt obligations held in the special purpose entities managed by Cohen. AFN may hold an interest in these special purpose entities.

The following table summarizes the base management fees payable and incentive fees paid, net of collateral management fee credits, to Cohen by AFN and origination, structuring, collateral management and placement fees earned by or paid to affiliates of AFN’s manager, including Cohen, in connection with CDOs and CLOs in which AFN had invested, during the following periods:

(dollars in thousands)	For the Three Months Ended June 30, 2009	For the Six Months Ended June 30, 2009	For the Twelve Months Ended December 31, 2008
Fees Earned by Cohen Relating to Management Agreement
Base management fees earned under management agreement	$127	240	3,530
Incentive fees earned under management agreement	0	0	4,972
Collateral management fee credits under management agreement	(127)	(240)	(5,841)

Total Fees Earned by Cohen Relating to Management Agreement	$0	0	2,661

Fees Earned by or Paid to Affiliates of Cohen Relating to CDO/CLO Investment Transactions
Origination, structuring and placement fees	$0	0	1,784
Collateral management fees	2,847	5,721	14,024

Total Fees Earned by or Paid to Affiliates of Cohen Relating to Forming and Managing CDO/CLO Investment Transactions	$2,847	$5,721	$15,808

Right of First Refusal Agreement

During the term of the management agreement, Cohen has granted AFN a right of first refusal to (1) purchase equity interests in CDOs collateralized by U.S. dollar denominated TruPS issued by banks, bank holding companies and insurance companies for which Cohen or AFN’s affiliates will serve as collateral manager, in which event AFN will have a priority right to fund the origination, through its warehouse facilities, of U.S. dollar denominated TruPS originated by the manager and Cohen that will collateralize the CDOs as to which AFN has exercised the right of first refusal to acquire entity interests and (2) purchase equity interests in CLOs of U.S. dollar denominated leveraged loans for which Cohen or its affiliates will serve as collateral manager. Notwithstanding anything contained herein to the contrary, AFN’s right of first refusal does not extend to (1) individual investments in leveraged loans, (2) TruPS that collateralize CDOs in which AFN declines its right of first refusal to acquire equity interests in CDOs or (3) any non-U.S. dollar denominated investments. In addition, Cohen will have a limited right to substitute newly originated or acquired TruPS investments for existing TruPS investments held by a CDO if such existing TruPS have been downgraded by one or more rating agencies and, as a result, are disposed of by the CDO.

Cohen is required to provide AFN with at least 15 business days advance notice of the opportunity to exercise the right of first refusal, together with such information as may reasonably be necessary to enable AFN to make an informed investment decision. AFN has 15 business days after receipt of such notice to notify Cohen of its desire to exercise the right of first refusal with respect to the investment.

Shared Facilities and Services Agreement

The manager has entered into a shared facilities and services agreement with Cohen pursuant to which Cohen will provide the manager with certain facilities and services, including office space and management and personnel services, as well as other services that the manager may request so as to perform and discharge its duties under the management agreement. The shared facilities and services agreement shall remain in force until the earlier to occur of (1) the termination of the management agreement and (2) the expiration and non-renewal of the management agreement. Under the shared facilities and services agreement, the manager has to pay Cohen the actual costs incurred by Cohen in providing office space, access to file space, printers, copiers, kitchen and conference room facilities and secretarial services, plus an administrative charge of 10.0%. During the three and six months ended June 30, 2009 and the fiscal year ended December 31, 2008, AFN reimbursed the manager for approximately $0.1 million, $0.1 million and $0.2 million, respectively, of expenses incurred under the shared facilities and services agreement.

Alesco Preferred Funding XVII Ltd. Collateral Management Fee Agreement

On March 6, 2008, Cohen entered into a side letter agreement with AFN regarding Alesco Preferred Funding XVII, Ltd. CDO, or Alesco XVII CDO, whereby Cohen will remit to AFN, who is the owner of 75% of the first tier preferred shares of the Alesco XVII CDO, 75% of the collateral management fees Cohen receives on the Alesco XVII CDO. Cohen received approximately $67,000, $136,000 and $344,000 of collateral management fees from the Alesco XVII CDO during the three and six months ended June 30, 2009 and the fiscal year ended December 31, 2008, respectively.

Emporia Agreement

On February 27, 2009, Cohen sold each of the Emporia I, II and III collateral management contracts to an unrelated third party. AFN holds equity interests in Emporia II and III. The sale of the collateral management contracts resulted in a servicer default within AFN’s leveraged loan warehouse facility and the terms of the warehouse facility required that all principal and interest proceeds be utilized to amortize the warehouse lender’s outstanding debt balance. The leveraged loan warehouse facility was scheduled to terminate in May 2009. The sale of the Emporia II and III collateral management contracts required AFN’s consent as holder of the equity interests in Emporia II and III. In consideration for AFN’s consent to enter into such transaction, Cohen and AFN entered into an arrangement which requires Cohen to pay $3 million to AFN in the event that the proposed business combination is not completed. The purpose of the payment is to compensate AFN for amounts that it would have otherwise received had the servicer default not occurred within the leveraged loan warehouse agreement. If the business combination is not completed, Cohen will be required to pay the $3 million amount to AFN within ten business days of the termination date. Additionally, Cohen and AFN agreed that AFN would be permitted to continue to offset the monthly base management fee and the quarterly incentive fee by Cohen’s proportionate share of the collateral management fees paid in Emporia II and III. In the event that the proposed business combination is completed, Cohen will not be obligated to pay the $3 million to AFN.

Transactions Between AFN and its Directors and Officers

Restricted Shares Award Agreements — Grant of Restricted Shares

AFN has entered into restricted shares award agreements with its executive officers and non-employee directors pursuant to which AFN has granted restricted shares. Under the restricted shares award agreements, AFN’s executive officers and non-employee directors are entitled to receive an equivalent number of shares of AFN common stock if and when the restricted shares vest. If AFN’s executive officers and non-employee directors voluntarily terminate their employment with AFN, or AFN terminates their employment for cause (as defined in the AFN equity plan), any unvested portion of the restricted shares held by the executive officers and non-employee directors will be forfeited automatically as of the date of termination of employment and AFN will pay such officers and directors as soon as possible (and in no event more than 30 days) after such termination an amount equal to the lesser of (x) the amount paid by the executive officers and non-employee directors for such forfeited restricted shares and (y) the fair market value on the date of termination of the forfeited restricted shares. If the employment of AFN’s executive officers and non-employee directors is terminated due to death, disability or retirement, or is terminated by AFN for any reason other than cause, or in the event of a change of control (as defined in the AFN equity plan) or the termination of the management agreement, then the restrictions on the unvested restricted shares held by such officers and directors will immediately lapse.

Indemnification Agreement

AFN and each of its directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that AFN will indemnify the directors and the executive officers to the extent permitted by Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of AFN, or by reason of their serving as a director, officer or agent of another company at its request.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. In addition, AFN has obtained directors and officers liability insurance, which covers its directors and executive officers.

AFN’s Policies and Procedures With Respect to Related Party Transactions

Pursuant to the Management Agreement

Any determination made by or on behalf of AFN to purchase securities in CDOs or CLOs structured or managed by Cohen is subject to the approval of a majority of AFN’s independent directors. In addition, any transaction between AFN and Cohen or its affiliates not specifically permitted by the management agreement must be approved by a majority of AFN’s independent directors.

Other Related Party Transactions

It is the policy of AFN’s board of directors that all transactions involving amounts exceeding $120,000 between AFN and a related party must be approved or ratified by at least a majority of the members of its board of directors who are not interested in the transaction. A related party includes any director or executive officer, or his or her immediate family members, or stockholders owning 5% or more of its outstanding stock.

In determining whether to approve or ratify a related party transaction, AFN’s board of directors will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director will provide all material information concerning the related party transaction to AFN’s board of directors.

If a related party transaction will be ongoing, AFN’s board of directors may establish written guidelines for its management to follow in its ongoing dealings with the related party. The board of directors may delegate to

AFN’s nominating and corporate governance committee the authority to review and assess, on at least an annual basis, any such ongoing relationships with the related party to see that they are in compliance with the board’s guidelines.

All related party transactions will be disclosed in AFN’s applicable filings with the SEC as required under SEC rules.

Transactions Between Cohen and its Managers and Officers and Certain Members

Limited Liability Company Agreement

Messrs. Cohen, Ricciardi and McEntee are members of Cohen and are parties to, and bound by, Cohen’s Third Amended and Restated Limited Liability Company Agreement.

Subordinated Notes

On June 25, 2008, Cohen executed three separate agreements with each of Mr. Cohen, its Chairman and principal of the majority member of Cohen, Mr. Ricciardi, Cohen’s Chief Executive Officer and a member of its board of managers, and CFG to obtain $9.0 million of unsecured subordinated financing. This was comprised of $6.0 million from CFG, $2.0 million from Mr. Cohen and $1.0 million from Mr. Ricciardi. The Subordinated Notes mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semiannually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the subordinated notes on each May 1 and November 1 and thereafter, the increased principal balance shall accrue interest at the annual rate of 12%. The subordinated notes are unsecured obligations of Cohen, and payments of principal and interest on the notes are subordinated to Cohen’s senior debt. The interest expense (both cash and in-kind) on the subordinated notes totaled approximately $267,000 and $542,000 for the three and six months ended June 30, 2009 and $557,000 for the fiscal year ended December 31, 2008. It is expected that these notes will remain outstanding after the business combination. The notes currently held by CFG will be distributed pro rata to the owners of CFG as part of the CFG liquidation discussed on page [—]. Cohen will continue to make payments to the noteholders according to the current terms of these notes.

Equity Plan Funding Agreement

In connection with the 2009 Equity Award Plan, Daniel G. Cohen and Cohen are parties to an Equity Plan Funding Agreement whereby Mr. Cohen is required to transfer to (1) Cohen the number of recapitalized Cohen membership units equal to the number of recapitalized Cohen membership units to be issued by Cohen to the participants in the 2009 Equity Award Plan in connection with vesting of a new Cohen restricted unit, or (2) AFN the number of shares of AFN common stock equal to the number of recapitalized Cohen membership units to be issued by Cohen to the participants in the 2009 Equity Award Plan in connection with the vesting of a new Cohen restricted unit. The maximum number of recapitalized Cohen membership units and shares of AFN common stock, in the aggregate, that Mr. Cohen is obligated to transfer is 1,721,160.

Other Related Party Transactions

RAIT Financial Trust

RAIT Financial Trust, or RAIT, is a publicly traded REIT that provides subordinated financing to other REITs and real estate operating companies mostly in the form of preferred equity, TruPS, bridge loans, mezzanine loans and subordinated debt.

Mr. Cohen, Cohen’s Chairman and the principal of the majority member of Cohen, is a trustee of RAIT and has family members who are officers, directors and equity holders of RAIT. Mr. Cohen resigned as Chief Executive Officer of RAIT, effective February 22, 2009. Mr. Cohen also beneficially owns 3.1% of RAIT’s outstanding common shares. As of June 30, 2009 and December 31, 2008, Cohen owned less than 1% of RAIT’s outstanding common shares. Each transaction with RAIT is described below:

•

Shared Services — RAIT and Cohen share office space and related resources. Cohen receives from RAIT an amount equal to the cost of providing those services. During the three and six months ended June 30, 2009, Cohen received total shared service expenses of approximately $12,000 and $25,000, respectively, from RAIT. During the fiscal year ended December 31, 2008, Cohen received total shared service expenses of approximately $50,000 from RAIT.

•

Fees — For Cohen’s services to RAIT relating to structuring and managing RAIT’s investments in CMBS and RMBS, Cohen receives an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in whole residential mortgage loans, Cohen receives from RAIT an annual fee of 1.5 basis points on the amount of the investments. In respect of other administrative services, during the three and six months ended June 30, 2009, Cohen did not receive any fees. In respect of other administrative services, during the fiscal year ended December 31, 2008, Cohen received approximately $520,000 in fees.

•

Non-Competition Agreement — As part of the spin-off of Taberna Realty Finance Trust, or Taberna, from Cohen in April 2005 and before RAIT’s acquisition of Taberna in December 2006, Taberna and Cohen entered into a three-year non-competition agreement ending in April 2008. As part of this agreement, Cohen agreed not to engage in purchasing from, or acting as a placement agent for, issuers of TruPS or other preferred equity securities of REITs and other real estate operating companies. Cohen also agreed to refrain from acting as asset manager for any such securities. As part of RAIT’s acquisition of Taberna, RAIT valued this non-competition agreement as an amortizing intangible asset.

•

Collateralized Debt Obligation Securities Transactions — In October 2008, Cohen executed a riskless trade whereby it purchased $25 million notional amount of RAIT TruPS from an unrelated third party for approximately $5.18 million and immediately sold these securities to RAIT for $5.25 million resulting in $70,000 of net trading revenue.

•

In May 2009, Cohen’s broker dealer subsidiary executed a riskless trade whereby it purchased $8.5 million principal amount of the CDO security, RAIT CRE CDO I, Ltd., from an unrelated third party for $340,000 and immediately sold the security to RAIT for $361,000. Cohen recognized approximately $21,000 of net trading revenue related to this transaction in the consolidated statement of operations.

•

Common Shares — As of June 30, 2009 and December 31, 2008, Cohen and its affiliate entities owned 510,434 of RAIT’s common shares. Cohen recognized dividend income of $0 for the three and six months ended June 30, 2009, and approximately $648,000 from RAIT for the fiscal year ended December 31, 2008. Cohen had a net unrealized gain (loss) on its investment of approximately $76,000 and $(628,000) for the three and six months ended June 30, 2009, respectively and approximately $3.1 million for the fiscal year ended December 31, 2008.

The Bancorp, Inc.

Mr. Cohen, Cohen’s Chairman and the principal of the majority member of Cohen, is the Chairman of the board of The Bancorp, Inc., or Bancorp, and vice-Chairman of the board of its wholly owned subsidiary, The Bancorp Bank, or Bancorp Bank, a commercial bank. In addition, Betsy Z. Cohen, Mr. Cohen’s mother, is the Chief Executive Officer and a director of Bancorp and Chairman of the board and Chief Executive Officer of Bancorp Bank. Mr. McEntee, Cohen’s chief operating officer and a member of its board of managers, is a director of both Bancorp and Bancorp Bank.

Bancorp Bank maintained deposits for Cohen in the amount of approximately $131,000 as of June 30, 2009 and $853,000 as of the fiscal year ended December 31, 2008.

The Brigadier Entities

Brigadier Capital Master Fund Ltd. or Brigadier Master Fund, is a hedge fund that primarily earns investment returns by investing in various fixed income and credit market related investments including investments sponsored and managed by Cohen and related securities through its related Brigadier Master Fund. Investors that are United States taxpayers, invest in Brigadier Master Fund through Brigadier LP. Investors that are non-United States taxpayers, invest in Brigadier Master Fund through Brigadier Capital Offshore Fund Ltd., or Brigadier Offshore Fund.

Mr. Ricciardi, Cohen’s Chief Executive Officer and a member of its board of managers, has a nominal interest in Brigadier LP and in Brigadier Master Fund. Cohen beneficially owns 26% and 40% of the limited partner interests in Brigadier LP as of June 30, 2009 and December 31, 2008, respectively, and, through its wholly owned subsidiary, Brigadier GP LLC, is the general partner of Brigadier LP. In addition, Cohen, through its wholly owned subsidiary, Brigadier Capital Management LLC, serves as external manager of the Brigadier Entities.

The management contract for the Brigadier Entities includes a base, an incentive and an asset management fee credit.

(1) The base fee is calculated as a percentage of the NAV of each entity (as defined in the agreement) on a monthly basis.

(2) The incentive fee is based on the return earned for the investors. It is determined and is payable on an annual basis.

(3) The management fee credit excludes, from the calculation of the base fee, the NAV of any investments the Brigadier Master Fund holds in Cohen-sponsored CDOs. It is determined on a monthly basis. The management fee credit cannot be applied against previous month’s base fees and cannot be applied against incentive fees in any case.

Cohen recognized approximately $450,000 and $919,000 for the six months ended June 30, 2009 and $9.6 million for the fiscal year ended December 31, 2008, in fees from the Brigadier Entities. Cohen carries its investment in the Brigadier Entities at fair value. For the three and six months ended June 30, 2009, Cohen recorded a net gain (loss) of $(171,000) and $118,000, respectively, due to changes in the fair value of this investment. For the fiscal year ended December 31, 2008, Cohen recorded a net gain of approximately $10.2 million due to changes in the fair value of this investment.

Dekania Corp.

During 2007, Cohen, through Cohen Bros. Acquisitions, sponsored the creation of DEKU, a newly organized business combination company which is a blank check company formed for the purpose of acquiring one or more unidentified businesses. DEKU completed a public offering in February 2007 and was listed on the NYSE Amex under the symbol “DEK”. In February 2009, DEKU liquidated and its securities ceased trading on the NYSE Amex on February 18, 2009. DEKU was removed from listing and registration on the NYSE Amex on March 2, 2009.

Prior to DEKU’s liquidation, Mr. Cohen, Cohen’s Chairman and principal of the majority member of Cohen, was a member of the board of directors of DEKU. Mr. Cohen also beneficially owned approximately 14.8% of DEKU’s outstanding shares. Mr. Ricciardi, Cohen’s Chief Executive Officer and a member of its board of directors, was a member of DEKU’s board of directors and beneficially owned approximately 1.2% of DEKU’s outstanding common shares. Cohen, through its wholly owned subsidiary, Cohen Bros. Acquisitions, LLC, owned 13.5% of DEKU’s outstanding shares. In addition, Cohen received warrants to acquire 1,111,039 common shares of DEKU that would have been exercisable under certain circumstances.

In November 2008, Cohen entered into an agreement whereby it loaned to DEKU funds to cover its costs and to provide DEKU with working capital to enable it to fund expenses, including the expenses associated with the pursuit of a business combination and expenses with respect to its potential dissolution and liquidation. The loan bears no interest. Cohen treated the loan as well as other routine advances of $962,000 and $409,000 as of June 30, 2009 and December 31, 2008, respectively, as due from related party in the consolidated balance sheets.

Cohen agreed to provide a letter of credit in the amount of $3.3 million for the benefit of DEKU. In the case of liquidation of the trust, the trust can draw on the letter of credit in order to fully reimburse third party investors. Cohen paid $2.6 million to the Dekania Trust in conjunction with the DEKU liquidation. In addition, in the case of liquidation, Cohen agreed to forego reimbursement of its initial $2.5 million investment.

Cohen, through Cohen Bros. Acquisitions, had a shared services agreement with DEKU whereby Cohen provided DEKU with use of its office space, utilities, administrative, technology, and secretarial services for $7,500 per month. For the three and six months ended June 30, 2009, Cohen recognized approximately $0 and $15,000 in shared services income from DEKU. For the fiscal year ended December 31, 2008, Cohen recognized approximately $90,000 in shared services income from DEKU. Cohen accounted for its investment in DEKU as an equity method investment. For the six months ended June 30, 2009, Cohen wrote off its equity method investment in DEKU for a total charge of $4.5 million in February 2009. For the fiscal year ended December 31, 2008, Cohen recorded a net loss of approximately $511,000 for its equity method investment.

As of June 30, 2009, Cohen did not write off its receivable from DEKU in the amount of approximately $962,000. As a consequence of the DEKU liquidation, DEKU has filed a final federal tax return and will generate an income tax refund for that will serve as repayment of the amount outstanding. Cohen believes this receivable is collectible in full. If Cohen determines that the refund will be larger, Cohen may accrue for the additional receivable and reduce the $4.5 million charge described above.

Muni Funding Company of America, LLC

Muni Funding Company of America, LLC, or MFCA, primarily invests in securities that are exempt from United States federal income taxes. MFCA will acquire these securities through STEP vehicles which are similar in nature to a CDO as well as other structured credit entities.

Mr. Cohen, Cohen’s Chairman and principal of the majority member of Cohen, is a member of the board of directors of MFCA. Mr. Cohen also owns less than 1% of MFCA’s outstanding shares. Mr. Ricciardi, Cohen’s Chief Executive Officer and a member of its board of managers, served as a director on MFCA’s board until March 18, 2009. Mr. Ricciardi owns less than 1% of MFCA’s outstanding shares. Mr. McEntee, Cohen’s chief operating officer and a member of its board of managers, owns less than 1% of MFCA’s outstanding shares. Mr. Pooler, Cohen’s Chief Financial Officer, served as MFCA’s Chief Financial Officer until March 18, 2009 and owns 8,750 MFCA LTIPs. In addition, Mr. Cohen and Mr. Ricciardi each hold 50,000 LTIPs and Mr. McEntee holds 15,000 LTIPs in MFCA. As of June 30, 2009 and December 31, 2008, Cohen owned 3% of MFCA’s outstanding shares.

Cohen, through its wholly owned subsidiary, Cohen Municipal Capital Management, LLC, also served as external manager of MFCA from its inception until March 18, 2009. During the period that Cohen served as external manager of MFCA, Cohen would calculate the base fee for managing MFCA as a percentage of the equity of MFCA (as defined in the agreement) reduced by a management credit, if any, based on MFCA’s interest in a STEP of any asset management fees paid to Cohen for managing a STEP in which MFCA invested. The base fee and asset management credit were determined on a monthly basis. Cohen did not record any incentive fee for the three or six months ended June 30, 2009 or for the fiscal year ended December 31, 2008.

Cohen recognized approximately $14,000 and $120,000 for the three and six months ended June 30, 2009 and $1.3 million for the fiscal year ended December 31, 2008 in management fees from MFCA. MFCA reimburses Cohen for certain general administrative expenses (e.g. pro rata share of Cohen’s rent, telephone, utilities, and other office, internal and overhead expenses) related to MFCA. Such reimbursements to Cohen totaled approximately $7,000 and $20,000 for the three and six months ended June 30, 2009 and $129,000 for the fiscal year ended December 31, 2008. Cohen carries its investment in MFCA at fair value. For the three and six months ended June 30, 2009, Cohen recorded net unrealized gains of approximately $315,000 and $545,000, respectively. For the fiscal year ended December 31, 2008, Cohen recorded dividend income of approximately $120,000 and a net unrealized loss of approximately $3.2 million due to changes in the fair value of this investment.

In February 2009, a new shareholder obtained a controlling interest in MFCA and requested that Cohen’s management agreement with MFCA be assigned to a new management company controlled by the new majority shareholder. On March 18, 2009, Cohen assigned the MFCA management agreement to that new management company.

In June 2009, Cohen purchased 500,100 common shares of MFCA directly from MFCA for $1.20 per share.

Strategos Deep Value Entities

The Deep Value Entities are a series of closed-end distressed debt funds that primarily earns investment returns by investing in a diversified portfolio of ABS consisting primarily of RMBS and other real estate related securities. To date, Cohen has closed two master funds. The first master fund has two feeder funds. One feeder fund is referred to as the onshore fund and is designed for investors that are non tax exempt United States taxpayers. Foreign and United States tax-exempt investors invest through a second feeder fund referred to as the offshore fund. The second master fund does not have feeder funds. Cohen owns 30% and 55% of the limited partner interests in the onshore fund as of June 30, 2009 and December 31, 2008, respectively, and owns 9% and 0% of the offshore fund as of June 30, 2009 and December 31, 2008, respectively. Cohen owns 50% of the membership units of the general partner of the onshore fund, through Strategos Deep Value Credit GP, LLC, or Deep Value GP. The remaining 50% of the membership units of Deep Value GP are owned by employees of Cohen.

Mr. Ricciardi, Cohen’s Chief Executive Officer and a member of its board of managers, has an investment of $518,082 and $448,730 as of June 30, 2009 and December 31, 2008, respectively, in the Deep Value Entities.

Mr. McEntee, Cohen’s chief operating officer and a member of its board of managers, has an investment of $259,041 and $224,365 as of June 30, 2009 and December 31, 2008, respectively, in the Deep Value Entities.

In addition, Cohen, through its wholly owned subsidiary, Strategos, serves as external manager of the Deep Value Entities. The management contract includes a base management fee. From April 30, 2008 to October 31, 2009, the base fee is calculated as a percentage of the total drawn capital for each month. It is determined on a monthly basis. From October 31, 2009 to the termination of the agreement, the base management fee is calculated as a percentage of the NAV of the Deep Value Entities on a monthly basis.

In addition, the limited partnership agreement of both feeder funds includes an incentive fee payable to the Deep Value GP. The incentive fee is based on the cash available for distribution after the achievement of certain performance hurdles of feeder funds and the related master fund.

Cohen recognized $571,000 and $993,000 for the three and six months ended June 30, 2009 and $604,000 for the fiscal year ended December 31, 2008 in fees from the Deep Value Entities. For the fiscal year ended December 31, 2008, Cohen carried its investment in the Deep Value Master Fund at fair value. For the three and six months ended June 30, 2009, Cohen carried its investment in the onshore fund and the offshore fund at fair value. For the fiscal year ended December 31, 2008 and the three and six months ended June 30, 2009, Cohen treated its investment in Deep Value GP as an equity method investment. Cohen recorded an $8,000 gain and a $9,000 gain in its equity method investment in Deep Value GP for the three and six months ended June 30, 2009, respectively, and an unrealized gain of $2.1 million and $2.1 million in its investment in the onshore and offshore funds during the three and six months ended June 30, 2009, respectively. Cohen recorded a $33,000 loss in its equity method investment in Deep Value GP and an unrealized loss of approximately $2.8 million in its investment in Deep Value Master Fund during the fiscal year ended December 31, 2008.

Star Asia Finance, Ltd.

Star Asia invests in Asian commercial real estate structured finance products, including CMBS, corporate debt of REITs and real estate operating companies, Series B notes, mezzanine loans and other commercial real estate fixed income investments.

Mr. Cohen, Cohen’s Chairman and principal of the majority member of Cohen, is a member of the board of directors of Star Asia. As of June 30, 2009 and December 31, 2008, Cohen also owns approximately 9% of Star Asia’s 5,350,040 outstanding shares. In addition Mr. Cohen and Mr. Ricciardi each own 11,900 Class B long term incentive profits units, which are convertible into shares of Star Asia, and 11,900 Class C long term incentive profits units in Star Asia’s main operating subsidiary.

During the fiscal year ended December 31, 2008, Cohen purchased 2,000,000 ordinary shares of Star Asia directly from Star Asia for $2.00 per share. Cohen also purchased an additional 1,000,000 and 500,000 ordinary shares of Star Asia at $2.00 per share from Messrs. Cohen and Ricciardi, respectively.

Cohen had unrealized gains on its investment of approximately $751,000 and $459,000 for the three and six months ended June 30, 2009, respectively. Cohen recognized dividend income of $490,000 from Star Asia for the fiscal year ended December 31, 2008 and had unrealized losses on its investment of approximately $4.5 million for the fiscal year ended December 31, 2008.

Cohen’s Policies and Procedures With Respect to Related Party Transactions

Pursuant to the terms of its Third Amended and Restated Limited Liability Company Agreement, transactions with any member, manager or affiliate must be fully disclosed to all members.

AFN ANNUAL MEETING

General Information

AFN sent these proxy materials to you on or about [—], 2009 in connection with the solicitation of proxies by the board of directors of AFN for use at the 2009 Annual Meeting of Stockholders, which is referred to herein as the “AFN annual meeting.” The AFN annual meeting will begin promptly at [—:00 a].m. local time on [—], 2009, at the Cira Centre, 2929 Arch Street, Mezzanine, Philadelphia, Pennsylvania 19104-2870. This proxy statement/prospectus and form of proxy are accompanied by AFN’s 2009 annual report.

The AFN annual meeting will be held for the following purposes:

1.	to consider and vote upon a proposal to approve the issuance of shares of common stock and Series A Voting Convertible Preferred Stock, or Series A preferred stock, of AFN pursuant to the Agreement and Plan of Merger, dated as of February 20, 2009 and amended on June 1, 2009 and August 20, 2009, by and among AFN, Merger Sub and Cohen, which is referred to herein as the merger agreement;

2.	to consider and vote upon a proposal to approve the Alesco Financial Inc. Cash Bonus Plan, or the AFN cash bonus plan;

3.	to elect nine directors to serve until AFN’s next annual meeting of stockholders and until their successors are duly elected and qualify;

4.	to consider and vote on any motion properly brought before the AFN annual meeting to adjourn the meeting to a later date or dates to solicit additional proxies for any or all of the foregoing matters; and

5.	to transact such other business as may properly come before the AFN annual meeting or any adjournment or postponement thereof.

All of these items are discussed in more detail in this proxy statement/prospectus.

Who May Vote

Only holders of record of shares of AFN common stock at the close of business on [—], 2009, the record date for the AFN annual meeting, are entitled to receive notice of and to vote at the AFN annual meeting or any adjournment or postponement thereof. Each stockholder of record on the record date is entitled to cast one vote on each matter properly brought before the meeting for each share of AFN common stock held.

How You May Vote

You may authorize a proxy to vote your shares using any of the following methods:

•

BY TELEPHONE OR OVER THE INTERNET: Authorize a proxy by telephone or over the Internet by following the instructions on the accompanying proxy card. If you hold shares of AFN’s common stock in “street name,” please refer to the voting instruction form used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or the telephone. If you authorize a proxy by telephone or via the Internet, you do not need to return your proxy card.

•

BY MAIL: Mark, sign, and date your proxy card and return it in the postage-paid envelope AFN has provided. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the named proxies will vote your shares in favor of the issuance of shares of AFN common stock and Series A preferred stock in the business combination, the AFN cash bonus plan, the election of the nominees named in this proxy statement/prospectus and each of the other proposals on which you are entitled to vote.

•

BY ATTENDING THE ANNUAL MEETING IN PERSON: Attend the meeting and vote in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy from the record holder, executed in your favor, and bring it with you to hand in with your ballot, in order to be able to vote in person at the meeting.

AFN encourages stockholders to submit proxies in advance. Authorizing a proxy to vote your shares will in no way limit your right to attend and vote at the meeting if you later decide to attend in person. If you are or hold a proxy from a record holder, you may revoke your proxy at any time before it is exercised by: (1) giving written notice of revocation no later than the commencement of the meeting to AFN’s Chief Financial Officer, John J. Longino, at Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870; (2) delivering no later than the commencement of the meeting a properly executed, later-dated proxy; or (3) voting in person at the meeting.

If your shares are held in “street name” by a broker or other nominee, you should follow the instructions provided by your broker or nominee to submit, change or revoke your voting instructions.

The named proxies will vote in accordance with your instructions on the matters set forth above and will vote upon any other business that may properly come before the meeting in their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If you are a holder of record of AFN common stock and you return a properly-executed proxy, but do not provide instructions as to one or more matters, the persons named as proxies intend to cast all of the votes you are entitled to cast FOR each of the proposals described in this proxy statement/prospectus and FOR the election of each nominee for election as a director named in this proxy statement/prospectus. Other than the matters set forth above and any procedural matters relating to the matters set forth above, AFN is not aware of any other nominees for election as directors or other business that may properly be brought before the AFN annual meeting.

Quorum

The presence, in person or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting is necessary to constitute a quorum at the AFN annual meeting. As of the record date, there were [—] shares of AFN common stock outstanding and entitled to vote at the meeting. If a quorum is not present at the meeting, the stockholders, present in person or represented by proxy, or the presiding officer at the meeting have the power to adjourn the meeting until a quorum is present or represented. Under Maryland law, the presiding officer at the meeting also has the power to adjourn the meeting, regardless of whether a quorum is present.

Required Vote to Approve Each Proposal

The table below identifies the vote required to approve the issuance of shares of AFN common stock and Series A preferred stock in the business combination, approve the AFN cash bonus plan, elect directors and approve each other proposal at a meeting of the AFN stockholders at which a quorum is present in person or by proxy. A broker “non-vote” occurs when a nominee holding shares of common stock does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Proposal	Required Vote
Proposal 1 — Approval of the issuance of shares of the common stock of AFN and Series A preferred stock in the business combination Proposal 2 — Approval of the AFN cash bonus plan	Approval of each proposal requires the affirmative vote of a majority of the votes cast by holders of AFN common stock on the proposal, provided that the number of votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the matter. Abstentions and broker non-votes, if any, will not be treated as votes cast and failures to vote, abstentions and broker non-votes will have no effect on the result of the vote on either proposal unless the total number of votes cast on a proposal represents 50% or fewer of the total shares of AFN common stock outstanding as of the record date, in which case, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the proposal. Both abstentions and broker non-votes will be considered present for the purposes of determining the presence of a quorum.
Proposal 3 — Election of nine directors	The affirmative vote of a plurality of all of the votes cast in the election of directors is sufficient to elect a director. For purposes of the election of directors, abstentions will not be treated as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
Proposal 4 — Adjournment of the 2009 annual meeting of AFN’s stockholders to a later date or dates to solicit additional proxies	The affirmative vote of a majority of the votes cast on the proposal by holders of AFN common stock is required to adjourn the 2009 annual meeting of AFN’s stockholders to solicit additional proxies for any matter. Abstentions and “broker non-votes,” if any, will not be counted as votes cast and will have no effect on the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or AFN’s charter or bylaws.

Other Information to Review Before Voting

This proxy statement/prospectus and AFN’s annual report on Form 10-K, and any amendments thereto, are also available on its website at http://www.alescofinancial.com. The annual report on Form 10-K does not constitute a part of this proxy statement/prospectus.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can result in significant cost savings. This year, a number of brokers with account holders who are AFN’s stockholders will be “householding” AFN’s proxy materials. A single proxy statement will be delivered to multiple stockholders who share an address unless AFN received contrary instructions from the impacted stockholders prior to the mailing date. Once you have received notice from AFN or your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your request in writing or by phone to AFN’s Chief Financial Officer, John J. Longino, at Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870; phone: (215) 701-9555.

If you are a stockholder sharing an address with another stockholder who receives multiple copies of the proxy materials and wish to request “householding” of your communications, please contact AFN at the above address or telephone number.

Cost of Proxy Solicitation

AFN and Cohen will equally pay the fees for preparing and filing the registration statement of which this proxy statement/prospectus forms a part with the SEC and the costs and expenses of printing and mailing this proxy statement/prospectus. AFN will pay the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited on AFN’s behalf by its directors, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means. AFN has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies. AFN estimates that the fees AFN pays to MacKenzie Partners, Inc. for its role as proxy solicitor will be approximately $15,000 plus the reimbursement of reasonable out-of-pocket expenses. In accordance with SEC regulations and the rules of the NYSE, AFN will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of its common stock.

Questions and Additional Copies

If you have any questions about how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone: (800) 322-2885 or (212) 929-5500

Fax: (212) 929-0308

If you have any questions with respect to AFN or the matters described herein, you should contact:

Alesco Financial Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104-2870

Attn: John J. Longino

Phone: (215) 701-8952

PROPOSAL 1

APPROVAL OF THE ISSUANCE OF SHARES OF AFN COMMON STOCK AND

SERIES A PREFERRED STOCK AND THE OTHER TRANSACTIONS

CONTEMPLATED BY THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement/prospectus, holders of AFN common stock will be asked to consider and vote on a proposal to approve the issuance of shares of AFN common stock and Series A preferred stock in the business combination. Holders of AFN common stock should read carefully this proxy statement/prospectus, including the annexes, in its entirety for more detailed information concerning the issuance of shares of AFN common stock and Series A preferred stock in the business combination. In particular, holders of AFN common stock are directed to the merger agreement, a copy of which is included as Annex A to this proxy statement/prospectus.

THE AFN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF AFN COMMON STOCK AND SERIES A PREFERRED STOCK IN THE BUSINESS COMBINATION

PROPOSAL 2

APPROVAL OF THE AFN CASH BONUS PLAN

At the AFN annual meeting, the stockholders will be asked to approve the Alesco Financial Inc. Cash Bonus Plan, which is referred to herein as the AFN cash bonus plan, a copy of which is included in this proxy statement/prospectus as Annex B.

The AFN cash bonus plan was adopted by the board of directors of AFN on August 4, 2009, subject to approval by the holders of the common stock of AFN, for the purpose of providing bonuses payable to eligible participants on the basis of performance. The purpose of the AFN cash bonus plan is to provide an incentive for participants to increase AFN’s performance and stockholder value. If stockholders do not approve the AFN cash bonus plan, no bonuses will be paid under the AFN cash bonus plan.

The design and administration of the AFN cash bonus plan are intended to cause amounts paid under the AFN cash bonus plan to be treated as “performance-based” compensation as that term is used for purposes of Section 162(m) of the Internal Revenue Code. As a consequence, compensation paid under the AFN cash bonus plan is intended to be exempt from the provisions of the Internal Revenue Code that would otherwise limit our ability to deduct, for federal income tax purposes, senior executive compensation in excess of $1 million per executive.

The provisions of the AFN cash bonus plan are generally described below.

Eligibility. Participants in the AFN cash bonus plan will be those executives designated as participants by the compensation committee of the AFN board of directors or by another committee established by AFN’s board of directors.

Stockholder Approval and Term of AFN Cash Bonus Plan. The AFN cash bonus plan will become effective as of August 4, 2009, provided it is approved by AFN’s stockholders, and will continue until it is terminated by the AFN board of directors. The AFN cash bonus plan may be submitted periodically for re-approval by the stockholders from time to time, and should be so re-approved no later than the stockholders meeting that occurs in the fifth year following its last stockholder approval in order to remain qualified as a “performance-based” compensation arrangement for purposes of the Internal Revenue Code rules regarding deductibility of senior executive compensation.

Administration of the AFN Cash Bonus Plan. The AFN cash bonus plan will be administered by either the compensation committee or by another committee of AFN’s board of directors, which must consist exclusively of two or more “outside directors” (as that term is defined under the Treasury Regulations issued under Section 162(m) of the Internal Revenue Code), designated by the AFN board of directors. The administrative committee for the AFN cash bonus plan is referred to herein as the plan committee.

The plan committee has the authority to establish and amend rules relating to the AFN cash bonus plan and to make all other determinations necessary and advisable for the administration thereof. The plan committee may reduce any amount that would be otherwise payable under the AFN cash bonus plan if it determines that the reduction is necessary or appropriate, or in the best interests of AFN’s stockholders. The plan committee may not exercise discretion to increase a payment due under the AFN cash bonus plan. Subject to applicable law, all decisions made by the plan committee regarding the AFN cash bonus plan are made in its sole discretion and are final and binding.

Benefits Under the AFN Cash Bonus Plan. In general, the benefits under the AFN cash bonus plan consist of a cash bonus payable to participants upon the achievement of objective performance goals established by the plan committee. The target bonus amounts for each participant will be established by the plan committee, in its discretion, at the start of each performance period. The maximum amount that can be paid to any one participant under the AFN cash bonus plan with respect to any one calendar year will not exceed $5,000,000. This limitation is not pro-rated for the first performance period under the AFN cash bonus plan, even though the duration of that performance period is less than 12 months. This limitation may not be increased without stockholder approval.

The bases for such performance goals may include any of the following criteria: stock price, revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, productivity, level of managed assets, and near or long-term earnings potential, or any variation or combination of the preceding business criteria, as determined by the plan committee. Performance goals may be stated with respect to our business as a whole, or with respect to a specified subsidiary, division or other operational unit. In addition, performance goals may be stated in absolute terms or may be expressed relative to performance in a specified prior period or to the performance of other specified enterprises.

The plan committee may utilize as an additional performance measure (to the extent such criteria are objectively structured in a manner consistent with the tax rules relating to “performance-based” compensation) the attainment by a participant of one or more of the following personal objectives and/or goals specified by the plan committee: implementation of AFN’s policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.

In all such cases, however, the measurement of corporate or individual achievement of any of these goals must be objectively determinable and is to be determined, to the extent applicable, according to GAAP as in existence on the date on which performance goal or goals for the year in question were established. Since no performance goals have been set under the AFN cash bonus plan, or any other cash bonus plan, benefits that would have been payable for fiscal year 2008 are not determinable.

Under the terms of the AFN cash bonus plan, a performance period may be a full year or any portion of that year. The performance goals for an entire year must be established no later than 90 days after the beginning of the year. In the event a performance period is established for less than a full year, then the goal or goals for that performance period must be established before the beginning of the performance period, or within the first 25% of the performance period. The achievement of performance goals established under the AFN cash bonus plan must be certified by the plan committee in writing before any bonus may be paid.

Amendment and Termination of the AFN Cash Bonus Plan. The AFN board of directors may terminate or revoke the AFN cash bonus plan at any time and may amend the AFN cash bonus plan from time to time. However, no amendment will increase the annual per person limit on awards, expand the group of eligible participants or expand the business criteria on which performance goals may be based without stockholder approval. The AFN cash bonus plan may also be modified or amended by the plan committee, as it deems appropriate, in order to comply with the tax rules related to deductibility of “performance-based” compensation.

Federal Tax Issues. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million to certain employees of publicly held companies (this limitation is referred to herein as the million dollar cap), unless the compensation comes within certain exceptions. One exception to the million dollar cap is available for “performance-based” compensation. In order for taxable compensation to be within this exception to the million dollar cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more “outside” members of the AFN board of directors, disclosure to the stockholders of the material terms of the performance-based bonus arrangement under which the bonus is to be paid, and approval by the stockholders of that arrangement. Additional rules apply to the ongoing administration of such an arrangement in order for compensation to qualify as performance-based.
Bonuses payable under the AFN cash bonus plan are intended to be provided only on the attainment of the performance goals established by the plan committee for the year for which the bonus is paid. Assuming the AFN cash bonus plan is put into effect in accordance with its terms, is approved by AFN’s stockholders, and is administered in accordance with the provisions set forth therein, the taxable compensation payable under the AFN cash bonus plan should qualify as “performance-based” compensation and, therefore, is expected to be fully deductible by AFN.

Payments under the AFN cash bonus plan are expected to be taxable as ordinary income to participants upon receipt.

New Plan Benefits. Because payments under the AFN cash bonus plan depend on its implementation, including establishment of participation, future performance of AFN and on AFN’s actual performance during future performance periods, the actual amounts AFN will pay under the plan with respect to the first or any subsequent performance periods are not yet determinable.

Vote Required and Recommendation of the Board. Approval of the AFN cash bonus plan requires the affirmative vote of a majority of the votes cast by holders of AFN common stock, provided that the number of votes cast on the matter represents over 50% in interest of all securities entitled to vote on the matter. The AFN board of directors believes that the AFN cash bonus plan will complement AFN’s pay policies and plans by linking significant portions of executive compensation to the achievement of objective performance goals. In addition, the AFN board of directors believes that the AFN cash bonus plan will provide a uniform plan document under which cash bonus awards can be provided as incentive to eligible participants.

THE AFN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AFN CASH BONUS PLAN

PROPOSAL 3

ELECTION OF DIRECTORS

Pursuant to the MGCL and AFN’s charter and bylaws, its business and affairs are managed under the direction of its board of directors. AFN’s board of directors, based on the recommendation of its nominating and corporate governance committee, has nominated the current directors, Messrs. Bennett, Chayette, Cohen, Costello, Dawson, Haraburda, McEntee, Ullom, and Wolcott for election as directors at the AFN annual meeting, each to serve until the next annual meeting of AFN’s stockholders and until his successor has been duly elected and qualifies, or until his earlier death, resignation or retirement. The persons named in the enclosed proxy card will vote in the election of directors as you specify on the enclosed proxy card. If you return your properly executed proxy card but fail to specify how you want your votes to be cast, your votes will be cast in favor of each of these nominees.

AFN’s nominating and corporate governance committee knows of no reason why any of these nominees would be unable or unwilling to serve on the board of directors, but if any individual named above should be unable or unwilling to serve, the named proxies will vote FOR the election of such other person for director as the board of directors, based on the recommendation of AFN’s nominating and corporate governance committee, may nominate in the place of such individual.

Names of Directors and Biographical Information

Rodney E. Bennett, age 69, has served as AFN’s director since October 15, 2003 and is currently a member of AFN’s compensation committee and special committee. Mr. Bennett was previously Chairman of the board of directors and Chairman of the audit committee of Sunset Financial Resources, Inc., or Sunset, prior to Sunset’s merger with AFT on October 6, 2006, and was also a member of Sunset’s special committee in connection with its merger with AFT. From 2003 through 2007, Mr. Bennett served as the Chief Financial Officer and director of Harvin Carter and Associates, Inc., a privately owned fire sprinkler contractor doing business in five southeastern states. He continues to serve as a director of that company. A career community banker, he has also served in various capacities and levels of management in banks in southeast Georgia, including chief executive positions. Since July 1991, Mr. Bennett has acted as a consultant to various Georgia banks and private companies. He is currently a director and a member of the loan committee and the audit committee of FirstAtlantic Bank FSB, in Jacksonville, Florida, a start-up bank that opened in 2007.

Marc Chayette, age 59, has served as AFN’s director and as a member of AFN’s nominating and corporate governance committee since October 18, 2006. He is also a member of AFN’s special committee. Mr. Chayette is a film and television producer with twenty-five years of experience in production and distribution of French feature films. Mr. Chayette created Adelaide Productions in 1988 and has produced eight feature films. He is currently the President of Adelaide Productions. He started producing for television at the request of TF1 and produced an award winning dramatic comedy about an illiterate woman’s determined quest to learn to read. Mr. Chayette has also been extremely active in co-producing documentary and feature films in African countries, helping African production companies to produce and distribute their cultural heritage. Before his career in production, Mr. Chayette created a chain of design furniture stores representing first Ligne Roset. The company still exists and is under contract with Roche Bobois.

Daniel G. Cohen, age 40, has served as the Chairman of the board of directors since October 6, 2006 and as the executive Chairman of AFN since October 18, 2006. He previously served as Chief Executive Officer of RAIT Financial Trust (NYSE: RAS), a real estate finance company focused on the commercial real estate industry, from December 2006 when it merged with Taberna Realty Finance Trust to February 2009, and continues to serve as trustee. Mr. Cohen was Chairman of the board of trustees of Taberna Realty Finance Trust from its inception in March 2005 until December 2006 and its Chief Executive Officer from March 2005 to December 2006. In addition, Mr. Cohen has served as the Chairman of the board of managers of Cohen since 2001 and as the Chief Investment Officer of Cohen since October 2008. Mr. Cohen has served as Chairman of Cohen Financial Group, Inc. since its inception in April 2007. Mr. Cohen is currently a director of Star Asia, a joint venture investing in Asian commercial real estate, and a director of Muni Funding Company of America, LLC, a Cohen sponsored limited liability company investing in middle-market non-profit organizations. Mr. Cohen was the Chief Executive Officer of Cohen and its subsidiary, Cohen & Company Securities, LLC, a securities brokerage firm, from September 2001 until February 2006. Since 2000, Mr. Cohen has been the Chairman of the board of directors of The Bancorp, Inc. (NASDAQ: TBBK), a holding company for The Bancorp Bank, which provides various commercial and retail banking products and services to small and mid-size businesses and their principals in the United States. He also served as the Chairman of the board of

Dekania Acquisition Corp. (NYSE Amex: DEK), a publicly held business combination company focused on acquiring businesses that operate within the insurance industry, from its inception in February 2006 until December 2006, and remains a director of Dekania Acquisition Corp. Mr. Cohen served as a member of the board of directors of TRM Corporation (OTC:TRMM), a publicly held consumer services company, from 2000 to September 2006 and as its Chairman from 2003 to September 2006.

Thomas P. Costello, age 63, has served as AFN’s director and Chairman of AFN’s audit committee since October 6, 2006. He is also a member of AFN’s special committee. Mr. Costello also served as a trustee and Chairman of the audit committee of AFT’s board of trustees from January 2006 until Sunset’s merger with AFT. Mr. Costello served as a director for KPMG LLP from 2002 to 2004. Prior to that, he was employed at Arthur Andersen LLP for 35 years, including serving as National Practice Director from 1996 to 2002, where he was responsible for the accounting and audit practices of 19 Arthur Andersen offices in the southeast region of the United States. From 1985 to 1996, he served as partner in charge of the accounting and audit practice in Arthur Andersen’s Philadelphia office. Prior to that, he acted as engagement partner where he served clients in numerous industries and worked with both large multinational and small and mid-sized public companies. Mr. Costello also serves on the board of directors, and is the Chairman of the audit committee, of Advanta Corp. (NASDAQ: ADVNA & ADVNB), a Pennsylvania-based financial services company, and Advanta Bank, a Delaware State chartered bank, which is a subsidiary of Advanta Corp. From 1985 to 2004, Mr. Costello served as a director of the Children’s Aid Society.

G. Steven Dawson, age 51, has served as AFN’s director since January 11, 2005 and currently serves as the Chairman of AFN’s nominating and corporate governance committee. He is also a member of AFN’s special committee. Mr. Dawson was previously a member of the compensation committee and nominating and corporate governance committee for Sunset Financial Resources, Inc. and was also the Chairman of Sunset’s special committee in connection with Sunset’s merger with AFT. Mr. Dawson is currently a director of Desert Capital REIT, Inc. (public but non-listed), a Las Vegas-based commercial mortgage REIT, and managing director of CM Group, LLC, the outside advisor of Desert Capital REIT, Inc. He also serves on the board of directors of Medical Properties Trust (NYSE: MPW), a Birmingham, Alabama-based REIT specializing in the ownership of acute care facilities and related medical properties (Chairman of the audit committee) and American Campus Communities (NYSE: ACC), an Austin-based equity REIT focused on student housing (Chairman of the audit committee; member of the compensation committee). From 1990 to 2003, Mr. Dawson served as Chief Financial Officer of Camden Property Trust and its predecessors, a multi-family REIT based in Houston with apartment operations, construction and development activities throughout the United States.

Jack Haraburda, age 70, has served as AFN’s director, a member of AFN’s nominating and corporate governance committee and the Chairman of AFN’s compensation committee since October 6, 2006. He is also a member of AFN’s special committee. Mr. Haraburda served as a trustee and Chairman of the compensation committee of AFT’s board of trustees from January 2006 until Sunset’s merger with AFT. Mr. Haraburda is the managing partner of CJH Securities Information Group, a professional coaching business. Mr. Haraburda served as managing director for the Philadelphia Complex of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 2003 to 2005. He has also served in various positions at Merrill Lynch from 1984 until 2003, including as managing director of Merrill Lynch’s Princeton Complex, resident vice President of Merrill Lynch’s Philadelphia Main Line Complex, marketing director and national sales manager of Merrill Lynch Life Agency and Chairman of Merrill Lynch Metals Company. From 1980 to 1984, he was managing director of Comark Securities, a government securities dealer. From 1968 until 1980, he served as a financial advisor, national sales manager for the Commodity Division, manager of the Atlanta Commodity Office and the Bala Cynwyd office of Merrill Lynch.

James J. McEntee, III, age 51, has served as AFN’s director and as its Chief Executive Officer and President since October 6, 2006. Since 2003, Mr. McEntee has served as the chief operating officer of Cohen. Mr. McEntee also serves as chief operating officer and director of CFG and as a director of The Bancorp Bank, a bank holding company. Prior to joining Cohen, Mr. McEntee was a director of Pegasus Communications Corp., which used to be an independent provider of direct broadcast satellite television, from 1996 to 2006, where he also served as chairman of the audit committee, and was the co-founder and co-managing partner of Harron Capital, LP, a private equity fund, from 1999 to 2002. Mr. McEntee held various positions as a lawyer in private practice with the law firm of Lamb, Windle & McErlane, P.C. from 1990 to 2003, including as a partner and Chairman of the firm’s business department.

Lance Ullom, age 40, has served as AFN’s director and a member of AFN’s audit committee and the compensation committee since October 6, 2006. He is also a member of AFN’s special committee. Prior to becoming a director of AFN, he served as a trustee and Chairman of the nominating and corporate governance committee of AFT’s board of trustees. From January 2000 to November 2007, he was employed at E*TRADE Global Asset Management, or ETGAM. Mr. Ullom held various senior positions at ETGAM, including Senior Portfolio Manager, Vice President and Executive Vice President. In the capacity of Executive Vice President, he supervised all of ETGAM’s investment activities in MBS and other ABS, mortgage loans, commercial lending, municipal securities, TruPS, derivative products and CDO, businesses. From 1996 to 2000, Mr. Ullom worked at Arbor Capital, a licensed broker dealer/mortgage hedge fund based in New York City, where he was responsible for trading structured bonds and whole loans. From 1991 to 1996, Mr. Ullom worked at Barclay Investments in various capacities from institutional sales to co-head of trading for all mortgage products.

Charles W. Wolcott, age 56, has served as AFN’s director since September 26, 2005 and is currently a member of AFN’s audit committee and special committee. He previously served as a member of Sunset’s special committee in connection with its merger with AFT. Since April 2008, Mr. Wolcott has served as President and Chief Executive Officer of Highland Resources, Inc., a commercial real estate company. Since August 2007, he has also served as a director to Desert Capital REIT, Inc. (public but non-listed), a Las Vegas-based commercial mortgage REIT, and has since 2006 served as an advisor to Allied-Wolcott Company LLC, a company that specializes in the area of conservation real estate transactions. From 2002 to 2006, he was the President and Chief Executive Officer of Tecon Corporation, a diversified real estate business operator. From 1993 to 2001, he was the President and Chief Executive Officer of American Industrial Properties REIT, a REIT previously listed on the NYSE that used to specialized in light industrial and office/flex space. From 1984 to 1992, Mr. Wolcott served in various capacities at Trammell Crow Company, a real estate management company, including President and Chief Executive Officer of Trammell Crow Asset Services, where he oversaw a $10 billion portfolio of real estate assets. Mr. Wolcott received his B.S. from the University of Texas in 1975 and his M.B.A. from Harvard Business School in 1977.

THE AFN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEES LISTED ABOVE AND SET FORTH IN PROPOSAL 3. In the absence of instructions to the contrary, proxies solicited in connection with this proxy statement/prospectus will be voted FOR such nominees.

Information Regarding Corporate Governance,

the Board of Directors and Committees of the Board

Governance

This section of this proxy statement/prospectus contains information about a variety of AFN’s corporate governance policies and practices. In this section, you will find information about how AFN is complying with the corporate governance rules of the NYSE which were approved by the SEC. AFN is committed to operating its business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of AFN’s corporate website at http://www.alescofinancial.com to view its corporate governance guidelines. The information found on, or accessible through, AFN’s website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document AFN files with or furnishes to the SEC.

Corporate Governance Guidelines

AFN’s board of directors has adopted corporate governance guidelines pursuant to Section 303A.09 of the NYSE Listed Company Manual, which are designed to assist its management and board of directors in meeting their corporate governance responsibilities. AFN’s corporate governance guidelines include, among other things, guidelines relating to (1) the composition of its board of directors, including independence requirements, director selection process, membership criteria, responsibilities, functions and compensation; (2) board meetings, including frequency, agenda and access to information; (3) committees of its board of directors, including committee member selection and committee functions; (4) management responsibilities; and (5) director orientation and continuing education. AFN’s nominating and corporate governance committee is responsible for assessing and periodically reviewing the adequacy of the corporate governance guidelines and will recommend, as appropriate, proposed changes to AFN’s board of directors. AFN’s corporate governance guidelines are available on its website at http://www.alescofinancial.com and are also available in print to any stockholder who requests a copy by submitting a written request to AFN’s Chief Financial Officer, John J. Longino, at Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870.

Code of Business Conduct and Ethics

AFN has established a Code of Business Conduct and Ethics, or the Code of Ethics, which sets forth basic principles of conduct and ethics to guide all of its employees, officers and directors. The purpose of the Code of Ethics is to:

•	Promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Promote full, fair, accurate, timely and understandable disclosure in reports and documents that AFN files with, or submits to, the SEC and in its other public communications;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting to an appropriate person or committee of violations of the Code of Ethics;

•	Promote accountability for adherence to the Code of Ethics;

•	Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;

•	Provide mechanisms to report unethical conduct; and

•	Help foster AFN’s long-standing culture of honesty and accountability.

A waiver of any provision of the Code of Ethics as it relates to any director or executive officer must be approved by AFN’s board of directors without the involvement of any director who will be personally affected by the waiver or by a committee consisting entirely of directors, none of whom will be personally affected by the waiver. Waivers of the Code of Ethics for directors or executive officers will be promptly disclosed to AFN’s stockholders as required by applicable law. A waiver of any provision of the Code of Ethics as it relates to any other officer or employee must be approved by AFN’s Chief Financial Officer or chief legal officer, if any, but only upon such officer or employee making full disclosure in advance of the behavior in question.

The Code of Ethics is available on AFN’s website at http://www.alescofinancial.com and is also available in print to any stockholder who requests a copy by submitting a written request to AFN’s Chief Financial Officer, John J. Longino, at Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870.

Director Independence

AFN’s board of directors is comprised of a majority of independent directors. In order for a director to be considered “independent,” AFN’s board of directors must affirmatively determine, based upon its review of all relevant facts and circumstances and after considering all applicable relationships, if any, that each of the directors has no direct or indirect material relationship with AFN or its affiliates and satisfies the criteria for independence established by the NYSE and the applicable rules promulgated by the SEC. AFN’s board of directors has determined that each of the following members of the board of directors is independent: Rodney E. Bennett, Marc Chayette, Thomas P. Costello, G. Steven Dawson, Jack Haraburda, Lance Ullom and Charles W. Wolcott. AFN’s board of directors has determined that Daniel G. Cohen and James J. McEntee, III, its two other directors, are not independent because they are also executive officers of AFN.

It is the policy of AFN’s board of directors that the independent members of its board of directors meet separately without management directors at least twice per year during regularly scheduled board meetings to discuss such matters as the independent directors consider appropriate. In 2008, AFN’s independent directors met separately without management directors two times.

Nomination of Directors

AFN’s board of directors is responsible for the selection of nominees for election or appointment to the board of directors based on recommendations of AFN’s nominating and corporate governance committee. AFN’s nominating and corporate governance committee may consider nominees recommended by management and stockholders using the criteria approved by the board of directors to evaluate all candidates. AFN’s nominating and corporate governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable for members of the board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, AFN’s nominating and corporate governance committee recommends the candidate for consideration by the full board of directors. AFN’s nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. Nominees for the board of directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity.

AFN’s board of directors’ policy is to encourage selection of directors who will contribute to AFN’s overall corporate goals. AFN’s nominating and corporate governance committee may, from time to time, review the appropriate skills and characteristics required of members of AFN’s board of directors, including such factors as business experience, diversity and personal skills in finance, marketing, financial reporting and other areas that are expected to contribute to an effective board. In evaluating potential candidates for AFN’s board of directors, AFN’s nominating and corporate governance committee will consider these factors in light of the specific needs of the board at that time.

AFN’s nominating and corporate governance committee may consider director candidates recommended by its stockholders. AFN’s nominating and corporate governance committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of its board of directors. To recommend a prospective nominee for the consideration of AFN’s nominating and corporate governance committee, the candidate’s name and qualifications must be submitted in writing to AFN’s Secretary at Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870.

Communications with AFN’s Board of Directors

Any employee, stockholder or other person may communicate with AFN’s board of directors or individual directors. Any such communications may be sent in writing to Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870, Attn: Board of Directors.

AFN’s audit committee has also established procedures for (a) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by AFN’s employees of concerns regarding questionable accounting or auditing matters. If you wish to contact AFN’s audit committee to report complaints or concerns relating to the financial reporting of the company, you may do so in writing to the Chairman of the audit committee at Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870.

Any such communications may be made anonymously. AFN also has a compliance hotline that may be used, on an anonymous basis or otherwise, to report any concerns or violations of its standards of conduct, policies or laws and regulations. The number to the hotline is (800) 399-3595.

Director Attendance at Annual Meeting

Although director attendance at AFN’s annual meeting each year is strongly encouraged, AFN does not have an attendance policy. All of AFN’s directors attended its 2008 annual meeting. AFN encourages all of its directors to attend this year’s annual meeting.

Meetings and Committees of the Board of Directors

Meetings of the Board of Directors

During the 2008 fiscal year, AFN’s board of directors held ten meetings. Each of the directors attended at least 75% of the total number of meetings of AFN’s board of directors held during 2008.

Committees of the Board of Directors

AFN’s board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The board of directors has affirmatively determined that each committee member satisfies the independence requirements of the NYSE and the SEC for membership on AFN’s board committees. From time to time, AFN’s board of directors may establish a new committee or disband a current committee depending upon the circumstances.

Audit Committee

The members of AFN’s audit committee are Messrs. Costello, Ullom and Wolcott. Mr. Costello is the Chairman of AFN’s audit committee. AFN’s board of directors has determined that each of the members of AFN’s audit committee is “independent” within the meaning of the rules of the NYSE and the SEC and that each of the members of AFN’s audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. In addition, AFN’s board of directors has determined that Mr. Costello is an “audit committee financial expert” as defined by the SEC. AFN’s audit committee operates under a written charter that was originally adopted in 2006 and amended in 2007. A copy of the charter may be found on AFN’s website at http://www.alescofinancial.com and will be provided in print, without charge, to any stockholder who requests a copy. AFN’s audit committee met seven times in 2008. Each of the committee members attended at least 75% of the total number of meetings of AFN’s audit committee held during fiscal year 2008.

AFN’s audit committee has responsibility for engaging independent registered public accounting firms, reviewing with them the plans and results of the audit engagement, approving the professional services they provide to AFN, reviewing their independence and considering the range of audit and non-audit fees. AFN’s audit committee assists the AFN board of directors with oversight of (a) the integrity of AFN’s financial statements; (b) AFN’s compliance with legal and regulatory requirements; (c) the qualifications, independence and performance of the registered public accounting firm AFN employs for the audit of its financial statements;

and (d) the performance of the people responsible for AFN’s internal audit function. Among other things, AFN’s audit committee prepares the audit committee report for inclusion in AFN’s annual proxy statement, conducts an annual review of its charter and evaluates its performance on an annual basis. AFN’s audit committee also establishes procedures for the receipt, retention, and treatment of complaints AFN receives regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. AFN’s audit committee has the authority to retain counsel and other experts or consultants at AFN’s expense that it deems necessary or appropriate to enable it to carry out its duties without seeking approval of the board of directors.

Compensation Committee

The members of AFN’s compensation committee are Messrs. Bennett, Haraburda and Ullom. Mr. Haraburda is the Chairman of AFN’s compensation committee. AFN’s board of directors has determined that each of the members of AFN’s compensation committee is “independent” within the meaning of the rules of the NYSE.

AFN’s compensation committee assists the AFN board of directors in discharging its responsibilities relating to compensation of AFN’s directors and officers. AFN’s compensation committee has overall responsibility for evaluating, recommending changes to and administering AFN’s compensation plans, policies and programs. Among other things, AFN’s compensation committee (a) reviews AFN’s overall compensation structure, policies and programs; (b) makes recommendations to the board of directors with respect to incentive-compensation plans and equity-based plans with respect to the management agreement between AFN and its manager; (c) annually reviews the compensation of directors for service on the board of directors and AFN’s committees and recommends changes in board compensation; (d) annually reviews the performance of AFN’s Chief Executive Officer and communicates the results of the review to the Chief Executive Officer and the board of directors; (e) produces an annual report on executive compensation for inclusion in AFN’s annual proxy statement; (f) annually reviews and reassesses the adequacy of AFN’s charter and recommends any proposed changes to the board for approval; and (g) annually reviews its performance. AFN’s compensation committee has authority to grant awards under the AFN equity plan. AFN’s compensation committee also has the authority to retain counsel and other experts or consultants at AFN’s expense that it deems necessary or appropriate to enable it to carry out its duties without seeking approval of the board of directors.

AFN’s compensation committee operates under a written charter that was originally adopted in 2006. A copy of the charter may be found on AFN’s website at http://www.alescofinancial.com and will be provided in print, without charge, to any stockholder who requests a copy. AFN’s compensation committee met four times in 2008. Each of the committee members attended at least 75% of the total number of meetings of AFN’s Compensation Committee held during fiscal year 2008.

Nominating and Corporate Governance Committee

The members of AFN’s nominating and corporate governance committee are Messrs. Chayette, Dawson and Haraburda. Mr. Dawson is the Chairman of AFN’s nominating and corporate governance committee. AFN’s board of directors has determined that each of the members of AFN’s nominating and corporate governance committee is “independent” within the meaning of the rules of the NYSE.

AFN’s nominating and corporate governance committee’s primary functions are to (1) recommend to the board of directors qualified candidates for election as directors and recommend a slate of nominees for election as directors at AFN’s annual meeting; (2) periodically prepare and submit to the board of directors for adoption its selection criteria for director nominees; (3) review and make recommendations on matters involving the general operation of the board of directors, including development and recommendation of AFN’s corporate governance guidelines; (4) annually recommend to the board of directors nominees for each committee of the board; and (5) facilitate the assessment of the board’s performance as a whole and of the individual directors and report thereon to the board of directors. AFN’s nominating and corporate governance committee has the authority to retain counsel and other experts or consultants at AFN’s expense that it deems necessary or appropriate to enable it to carry out its duties without seeking the approval of the board of directors.

AFN’s nominating and corporate governance committee operates under a written charter that was originally adopted in 2006. A copy of the charter may be found on AFN’s website at http://www.alescofinancial.com and will be provided in print, without charge, to any stockholder who requests a copy. AFN’s nominating and corporate governance committee met two times in 2008. All the committee members attended.

Executive Officers

AFN is externally managed and advised by Cohen & Company Management, LLC, which is a subsidiary of Cohen and which AFN refers to below as its manager. All of AFN’s current executive officers are employees of its manager or one or more of its affiliates. The following sets forth certain information with respect to its current executive officers:

Christian M. Carr, age 31, previously AFT’s chief accounting officer and controller, has served as AFN’s chief accounting officer since October 6, 2006. Prior to joining Cohen in April 2006, Mr. Carr worked for Arthur Andersen LLP as an associate from September 1999 to May 2002, and for KPMG LLP as a senior associate from May 2002 to June 2004 and as a manager from June 2004 to April 2006, where he served a variety of public and private companies with financial services and real estate businesses from 1999 through 2006.

Daniel G. Cohen, age 40, previously AFT’s Chairman, has served as AFN’s executive Chairman since October 18, 2006. See “— Proposal Three — Election of Directors — Names of Directors and Biographical Information” above for Mr. Cohen’s biographical information.

James J. McEntee, III, age 51, previously AFT’s President and Chief Executive Officer, has served as AFN’s President and Chief Executive Officer since October 6, 2006. See “— Proposal Three — Election of Directors — Names of Directors and Biographical Information” above for Mr. McEntee’s biographical information.

John J. Longino, age 51, previously AFT’s Chief Financial Officer and treasurer, is currently serving as AFN’s Chief Financial Officer and treasurer, positions he has held since October 6, 2006. Mr. Longino also serves as an executive vice president of Cohen, which he joined in 2005. Mr. Longino was co-founder and co-managing partner of Apex Integrated Solutions LLC, a provider of outsourced accounting and finance services, from 2002 to 2005. Mr. Longino worked in public accounting from 1980 to 2002 at Arthur Andersen LLP, where he served a variety of public and private companies with real estate and financial services businesses. As a partner with Arthur Andersen LLP, Mr. Longino had responsibility for various public offerings, due diligence engagements and SEC matters. Also, from 1995 to 2000, Mr. Longino served as the partner-in-charge of administration and Chief Financial Officer for Arthur Andersen’s Mid-Atlantic Market Circle, which included the firm’s Washington, D.C., Philadelphia, Baltimore, Lancaster and Richmond offices.

Messrs. Longino and Carr are exclusively dedicated to AFN’s business; however, they are employees of Cohen. Messrs. Cohen and McEntee have other duties with Cohen and other entities and are not exclusively dedicated to AFN’s business.

No director or executive officer was selected as a result of any arrangement or understanding between the director or executive officer or any other person. All executive officers are provided to us by our manager and are appointed annually by, and serve at the discretion of, AFN’s board of directors.

Compensation Committee Interlocks and Insider Participation

The members of AFN’s compensation committee are Messrs. Bennett, Haraburda and Ullom. No member of AFN’s compensation committee is or was formerly an officer or an employee of AFN. In addition, no executive officer of AFN serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of AFN’s board of directors or compensation committee, nor has such interlocking relationship existed in the past.

Compensation Discussion and Analysis

This section of the proxy statement/prospectus describes AFN’s compensation program, objectives and policies for its executive officers. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, its executive officers and places in perspective the data presented in the tables and narrative below.

Overview

AFN has no employees. Pursuant to a management agreement between AFN and its manager, its manager is responsible for managing its business affairs. For more information regarding the various fees paid by AFN to its manager for advisory and other services performed under the management agreement, please see “Certain Relationships and Related Party Transactions — Transactions Between AFN and Cohen —Management Agreement” and “Information Regarding Alesco Financial Inc.— Business — Management Agreement” beginning on pages [—] and [—], respectively. All of AFN’s executive officers are employees of its manager or one or more of its affiliates. AFN does not pay cash compensation to its executive officers. AFN also does not provide its executive officers with pension benefits, perquisites or other personal benefits to them. The only element of compensation that AFN provides its executive officers is equity compensation pursuant to its 2006 Long-Term Incentive Plan, as amended, which is referred to in this proxy statement/prospectus as the AFN equity plan.

Compensation Philosophy and Objectives

AFN’s manager, by whom its executive officers are employed, pays the base salaries and bonuses to its executive officers. AFN does not control how such fees are allocated by its manager to its employees. AFN understands that its manager takes into account the performance of its company as a factor in determining the compensation of its employees, and such compensation may be increased or decreased depending on AFN’s performance.

The goal of AFN’s equity compensation program is to motivate and retain the highly talented individuals needed to operate, acquire, develop and grow AFN’s business over the long-term. As such, AFN seeks to provide equity compensation that will support the achievement of its financial and growth goals and objectives. When its performance exceeds the goals and objectives established for a particular performance period, AFN believes that its key personnel should be compensated appropriately. When its performance falls short of its financial or other objectives, AFN believes that its compensation committee should exercise its discretion in determining the appropriate compensation for its key personnel. To help achieve its goals and objectives and appropriately compensate its key personnel in light of its short and long-term performance and growth, AFN has structured an equity-based incentive compensation system designed to induce key personnel to remain with AFN and its manager and its affiliates, and encourage them to increase their efforts to make its business more successful.

AFN’s compensation committee annually reviews its compensation programs to ensure that incentive opportunities are competitive and reflect AFN’s performance. While AFN’s compensation committee may benchmark AFN’s compensation programs to comparative companies, it did not do so in 2008. To reinforce the importance of balancing short-term and long-term results, AFN’s key personnel may be provided with annual and long-term equity-based incentives granted under the AFN equity plan.

Equity-Based Compensation

The AFN equity plan is the only element of compensation that is subject to AFN’s discretion. The AFN equity plan is administered by AFN’s compensation committee, except that in certain circumstances the board of directors may act in its place. The purpose of the AFN equity plan is to induce key employees, directors, officers, advisors and consultants to continue providing services to AFN and its subsidiaries and encourage them to increase their efforts to make AFN’s business more successful, whether directly or through its subsidiaries or other affiliates. In furtherance of these objectives, the AFN equity plan is designed to provide equity-based incentives to such persons in the form of options (including stock appreciation rights), restricted shares, phantom shares, dividend equivalent rights and other forms of equity based awards as contemplated by the AFN equity plan, with eligibility for such awards determined by AFN’s compensation committee. AFN’s compensation committee and board of directors believe that awards of restricted shares, typically vesting over a period of three years or more, are the most effective of the equity-based incentives available under the AFN equity plan in accomplishing its compensation goals.

Equity-based awards to key personnel are generally subject to vesting periods in order to support the achievement of AFN’s performance goals over the long-term and to help retain key personnel. AFN’s compensation committee determines the number and type of equity-based incentives that should be awarded from time to time to key personnel in light of AFN’s compensation goals and objectives. AFN’s compensation committee strongly believes that by providing AFN’s key personnel with the opportunity to increase their ownership of AFN’s equity, the interests of stockholders and AFN’s key personnel will be more closely aligned. In addition, so long as AFN remains an externally managed REIT, AFN’s compensation committee believes that an equity-based compensation is particularly appropriate for AFN. REIT regulations require AFN to pay at least 90% of its earnings to stockholders as dividends. As a result, AFN’s compensation committee believes that AFN’s stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and book value. Accordingly, AFN’s compensation committee wants to provide an incentive to AFN’s key personnel that rewards success in achieving these goals. Since AFN does not have the ability to retain earnings, AFN’s compensation committee believes that equity-based awards serve to align the interests of AFN’s key personnel with the interests of AFN’s stockholders in receiving attractive risk-adjusted dividends and growth. AFN’s compensation committee believes that equity-based awards are consistent with AFN’s stockholders’ interest in book value growth as these individuals will be incentivized to grow book value for stockholders over time.

AFN’s compensation committee does not use a specific formula to calculate the number of equity awards awarded to executive officers under the AFN equity plan. AFN’s compensation committee does not explicitly set future award levels on the basis of what the executive officers earned from prior awards. While AFN’s compensation committee will take past levels into account, it will not solely base future awards in view of those past awards. Generally, in determining the specific amounts to be granted to an individual, AFN’s compensation committee will take into account factors such as the individual’s position, his historical contribution and expected contribution to AFN, performance of AFN and stockholder return, market practices as well as the recommendation of AFN’s manager and executive officers.

The compensation committee views equity-based compensation in general as a device to align an individual’s interests with those of AFN and its stockholders, and considers all factors that sustain or increase AFN performance and create stockholder value.

On June 18, 2008, AFN awarded 150,000 shares of restricted common stock to John J. Longino, its Chief Financial Officer and treasurer, and 50,000 shares of restricted common stock to Christian M. Carr, its chief accounting officer. AFN’s compensation committee did not use specific metrics, or pre-established specific performance targets or formulae, in determining the amount of restricted common stock to award to Messrs. Longino and Carr. Rather, the compensation committee focused on the factors described above in making its determination. In addition, AFN’s compensation committee concluded that the award of restricted common stock would create a long-term retention incentive for Messrs. Longino and Carr, who are the only AFN officers exclusively dedicated to AFN’s business. In making the award determination, the compensation committee set the number of restricted stock awards at a level it believed was appropriate to allow such officers a meaningful opportunity for reward. AFN’s compensation committee also believed that the three year vesting of the restricted share awards created a sufficient future incentive element. The material difference between Messrs. Longino and Carr was primarily based on their position, with the larger amount going to Mr. Longino, who is senior in position to Mr. Carr. The restricted awards will appreciate in value only if AFN’s common stock price increases in value. AFN did not award restricted stock or other forms of equity compensation to any of its other named executive officers in 2008.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a public corporation of compensation in excess of $1 million paid to its principal executive officer and the three highest compensated executive officers (other than the principal executive officer and the principal financial officer) to the extent that compensation of a particular covered executive exceeds $1 million in any one year. However, compensation which qualifies as “performance-based” in accordance with the Internal Revenue Code and corresponding regulations is excluded from the $1 million limit. In general, among other requirements, performance-based compensation must be payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. Certain stock option and stock appreciation rights may also qualify as performance-based compensation.

AFN accounts for share-based compensation issued to its directors and officers and its manager using the fair value based methodology prescribed by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS No. 123(R), and EITF No. 96-18: Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or EITF No. 96-18. Compensation cost related to restricted shares of common stock issued to AFN’s independent directors is measured at estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted shares of common stock issued to AFN’s officers and its manager is initially measured at estimated fair value at the grant date, and is re-measured on subsequent dates to the extent the shares are unvested, and is amortized and expensed over the vesting period on a straight-line basis.

Report of AFN’s Compensation Committee of the Board of Directors

The following report of AFN’s compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other company filing under the Securities Act or the Exchange Act of 1934, as amended, except to the extent AFN specifically incorporates this report of its compensation committee by reference therein.

AFN’s compensation committee is comprised entirely of independent directors as determined by the board of directors within the meaning of the applicable NYSE listing standards currently in effect. The board designates the members and the Chairman of AFN’s compensation committee on an annual basis.

AFN’s compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement/prospectus. Based on this review and discussion, AFN’s compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Respectfully Submitted,

Compensation Committee

Jack Haraburda, Chairman

Rodney E. Bennett

Lance Ullom

Executive Compensation

Pursuant to the terms of the management agreement, AFN’s manager is responsible for managing AFN’s affairs. All of AFN’s executive officers are employees of its manager or one or more of its affiliates and AFN’s manager or its affiliates compensates each of AFN’s executive officers. AFN’s executive officers do not receive cash compensation from AFN for serving as its executive officers. However, AFN may from time to time, at the discretion of its compensation committee, grant options to purchase shares of common stock, restricted shares and other equity-based awards to its executive officers pursuant to the AFN equity plan. For a description of the management agreement, please see “Certain Relationships and Related Party Transactions — Transactions Between AFN and Cohen — Management Agreement” and “Information Regarding Alesco Financial Inc.—Business — Management Agreement” beginning on pages [—] and [—], respectively.

Compensation of Executive Officers

The following table summarizes the equity compensation expenses recorded by AFN in 2008 in respect of executive compensation earned by its named executive officers in 2008 and prior periods. The amounts under “Stock Awards” do not reflect compensation actually received by the officer in the specified periods.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
James J. McEntee, III,	2008	—	—	187,205	—	—	—	105,741	292,946
Chief Executive Officer & President(3)	2007	—	—	420,578	—	—	—	312,533	733,111
	2006	—	—	—	—	—	—	—	—

John J. Longino,	2008	—	—	134,738	—	—	—	80,555	215,293
Chief Financial Officer & Treasurer(4)	2007	—	—	355,805	—	—	—	125,778	481,583
	2006	—	—	138,794	—	—	—	11,886	150,680

Daniel G. Cohen,	2008	—	—	308,120	—	—	—	176,106	484,226
Chairman of the Board of Directors & Executive Officer(5)	2007	—	—	656,004	—	—	—	503,370	1,159,374
	2006	—	—	—	—	—	—	—	—

Shami J. Patel,	2008	—	—	66,912	—	—	—	32,692	99,604
Chief Operating Officer & Chief Investment Officer(6)(7)	2007	—	—	340,037	—	—	—	93,598	438,635
	2006	—	—	161,926	—	—	—	13,867	175,793

Christian M. Carr,	2008	—	—	25,161	—	—	—	21,719	46,880
Chief Accounting officer(8)	2007	—	—	34,015	—	—	—	26,225	60,240
	2006	—	—	—	—	—	—	—	—

(1)	Amounts in this column do not reflect equity compensation actually received by the named executive officer. Amounts shown represent compensation costs recognized by AFN during the fiscal years ended December 31, 2008, 2007 and 2006 for restricted shares of common stock, which are accounted for in accordance with EITF No. 96-18. Pursuant to EITF No. 96-18, AFN is required to value any earned and unvested shares of restricted common stock granted to the officers and key employees of Cohen at the market price on each reporting date. AFN valued the unvested restricted shares of common stock at $0.44, $3.28 and $10.70 per share at December 31, 2008, December 31, 2007 and December 31, 2006, respectively. At December 31, 2008, the aggregate number of unvested restricted shares of common stock was as follows: Mr. McEntee, III – 127,116; Mr. Longino – 165,619; Mr. Cohen – 213,353; and Mr. Carr – 50,068.

(2)	Represents dividends paid on unvested restricted shares of AFN held by the named executive officers.

(3)	Mr. McEntee has served as AFN’s Chief Executive Officer and President since October 6, 2006. Mr. McEntee is an employee of Cohen and received no cash compensation from AFN in 2008, 2007 and 2006.

(4)	Mr. Longino has served as AFN’s Chief Financial Officer and treasurer since October 6, 2006. Mr. Longino is an employee of Cohen and received no cash compensation from AFN in 2008, 2007 and 2006.

(5)	Mr. Cohen served as AFN’s Chairman of the board of directors since October 6, 2006 and as its executive Chairman since October 18, 2006. Mr. Cohen is an employee of Cohen and received no cash compensation from AFN in 2008, 2007 and 2006.

(6)	Mr. Patel served as AFN’s chief operating officer and chief investment officer from October 6, 2006 until October 14, 2008. Mr. Patel was an employee of Cohen and received no cash compensation from AFN in 2008, 2007 and 2006.

(7)	Mr. Patel resigned as AFN’s chief operating officer and chief investment officer on October 14, 2008.

(8)	Mr. Carr has served as AFN’s Chief Accounting Officer since October 6, 2006. Mr. Carr is an employee of Cohen and received no cash compensation from AFN in 2008, 2007 and 2006.

Grants of Plan-Based Awards in 2008

The following table sets forth certain information with respect to each award made under the AFN equity plan to a named executive officer in the fiscal year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards(1) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John J. Longino	06/18/2008	—	—	—	—	—	—	150,000	(2)	—	—	360,000
Christian M. Carr	06/18/2008	—	—	—	—	—	—	50,000	(2)	—	—	120,000

(1)	The value of a stock award is based on the fair value as of the grant date of such award.

(2)	These amounts reflect grants of restricted shares of common stock under our equity plan as described above under the heading “Compensation Discussion and Analysis” under the caption “Equity-Based Compensation.” These restricted shares of common stock will vest, pro rata, on the last day of each three-month period commencing on July 31, 2008 and ending on April 30, 2011.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table summarizes the equity awards AFN has made to each of the named executive officers that were outstanding as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James J. McEntee, III	—	—	—	—	—	127,116	55,931	—	—

John J. Longino	—	—	—	—	—	165,619	72,872	—	—

Daniel G. Cohen	—	—	—	—	—	213,353	93,875	—	—

Shami J. Patel(2)	—	—	—	—	—	—	—	—	—

Christian M. Carr	—	—	—	—	—	50,068	22,030	—	—

(1)	The amounts set forth in this column equal the number of restricted shares of common stock indicated multiplied by the closing price of AFN’s common stock ($0.44) as reported by the NYSE on December 31, 2008, the last trading day of 2008.

(2)	In connection with Mr. Patel’s resignation, Mr. Patel forfeited 39,752 of his restricted shares of common stock.

Option Exercises and Stock Vested

The following table shows information regarding option exercises and vesting of stock awards for each named executive officer during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
James J. McEntee, III(2)	—	—	106,568	237,647
John J. Longino(3)	—	—	74,917	148,002
Daniel G. Cohen(4)	—	—	175,400	391,142
Shami J. Patel(5)	—	—	41,009	80,305
Christian M. Carr(6)	—	—	17,501	28,278

(1)	Amount reflects the market value of AFN’s common stock on the day the restricted shares of common stock vested.

(2)	Reflects (a) 179,705 restricted shares of common stock awarded on January 31, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on April 30, 2007 and will end on January 31, 2010; and (b) 140,000 restricted shares of common stock awarded on May 25, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on July 31, 2007 and will end on April 30, 2010.

(3)	Reflects (a) 33,692 AFT restricted shares of beneficial interest, which were converted in AFN’s merger with AFT into 42,452 restricted shares of AFN common stock, one-third of which vested on January 31, 2007 and the remaining which commenced vesting, pro rata, on the last day of each three-month period on March 31, 2007 and ended on December 31, 2008; (b) 27,300 restricted shares of common stock awarded on January 31, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on April 30, 2007 and will end on January 31, 2010; (c) 80,000 restricted shares of common stock awarded on May 25, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on July 31, 2007 and will end on April 30, 2010; and (d) 150,000 restricted shares of common stock awarded on June 18, 2008 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on July 31, 2008 and will end on April 30, 2011.

(4)	Reflects (a) 246,205 restricted shares of common stock awarded on January 31, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on April 30, 2007 and will end on January 31, 2010; and (b) 280,000 restricted shares of common stock awarded on May 25, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on July 31, 2007 and will end on April 30, 2010.

(5)	Reflects (a) 39,307 AFT restricted shares of beneficial interest, which were converted in AFN’s merger with AFT into 49,527 restricted shares of common stock of AFN common stock, one-third of which vested on January 31, 2007 and the remaining which commenced vesting, pro rata, on the last day of each three-month period on March 31, 2007 and ended on December 31, 2008; (b) 13,500 restricted shares of common stock awarded on January 31, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on April 30, 2007; and (c) 60,000 restricted shares of common stock awarded on May 25, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on July 31, 2007. All restricted shares of common stock which remained unvested as of October 14, 2008 were forfeited by Mr. Patel in connection with his resignation.

(6)	Reflects (a) 12,500 restricted shares of common stock awarded on January 31, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on April 30, 2007 and will end on January 31, 2010; (b) 15,000 restricted shares of common stock awarded on May 25, 2007 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on July 31, 2007 and will end on April 30, 2010; and (c) 50,000 restricted shares of common stock awarded on June 18, 2008 under the AFN equity plan, which commenced vesting, pro rata, on the last day of each three-month period on July 31, 2008 and will end on April 30, 2011.

Pension Benefits

AFN does not provide its executive officers with payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

AFN does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for its executive officers.

Employment Agreements

AFN is managed by its manager and AFN has no employment agreements with its named executive officers. AFN therefore does not have an obligation to pay its named executive officers any form of compensation upon such officer’s termination of employment, except with respect to restricted shares award agreements entered into between the named executive officers and AFN under the AFN equity plan. Under the restricted shares award agreements, if the employment of Messrs. McEntee, Longino, Cohen or Carr is terminated due to death, disability or retirement, or is terminated by AFN for any reason other than cause, or in the event of a change of control (as defined in the AFN equity plan) or the termination of the management agreement, then the restrictions on the unvested restricted shares held by such named executive officers will immediately lapse. The potential payments to AFN’s named executive officers in connection with such termination, assuming such termination was effective as of December 31, 2008, can be seen in the table above titled “Outstanding Equity Awards at Fiscal Year-End 2008” under the column “Market Value of Shares or Units of Stock That Have Not Vested.”

For a description of the material terms of the restricted shares award agreements, please see “Certain Relationships and Related Party Transactions — Transactions Between AFN and its Directors and Officers —Restricted Shares Award Agreements — Grant of Restricted Shares” beginning on page [—].

Compensation of Directors

Members of AFN’s board of directors who are employed by AFN’s manager or its affiliates, such as Daniel G. Cohen and James J. McEntee, III, do not receive additional compensation for serving on AFN’s board of directors. The table below summarizes the compensation information for AFN’s non-employee directors for the fiscal year ended December 31, 2008. James J. McEntee, III, AFN’s Chief Executive Officer and President, and Daniel G. Cohen, AFN’s Chairman of the board of directors and executive officer, are not included in this table as they are deemed “named executive officers” of AFN. Compensation for each of Mr. McEntee and Mr. Cohen is shown above under “— Executive Compensation — Compensation of Executive Officers — Summary Compensation Table” beginning on page [—].

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Rodney E. Bennett	106,250	38,883	—	—	—	7,869	153,002

Marc Chayette	87,250	38,883	—	—	—	7,869	134,002

Thomas P. Costello	132,250	72,231	—	—	—	9,706	214,187

G. Steven Dawson	112,250	38,883	—	—	—	7,869	159,002

Jack Haraburda	119,750	72,231	—	—	—	9,706	201,687

Lance Ullom	141,250	72,231	—	—	—	9,706	223,187

Charles W. Wolcott	110,750	38,883	—	—	—	7,869	157,502

(1)	Amounts in this column represent annual board fees and annual chair fees earned by non-employee directors for service in 2008.

(2)	Amounts in this column do not reflect equity compensation actually received by the non-employee directors. Amounts shown represent compensation costs recognized by us in 2008 for restricted shares using the fair value based methodology prescribed by SFAS No. 123(R). The restricted shares of common stock granted to the non-employee directors were valued using the fair market value at the time of grant, which was $2.40, $9.52 and $7.94 per share for the restricted shares of common stock granted in 2008, 2007 and 2006, respectively. At December 31, 2008, the aggregate number of restricted shares of common stock outstanding for each of the non-employee directors was as follows: Mr. Bennett — 19,550; Mr. Chayette —19,550; Mr. Costello — 19,550; Mr. Dawson — 19,550; Mr. Haraburda — 19,550; Mr. Ullom — 19,550; Mr. Wolcott — 19,550.

(3)	Amounts in this column represent the value of dividends paid in 2008 on the restricted shares held by each non-employee director.

AFN uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In accordance with AFN’s current compensation policy, non-employee directors each received an annual fee in the amount of $50,000 for serving as a director for the fiscal year ended December 31, 2008. Each non-employee director also received $2,000 for each meeting of AFN’s board of directors and $1,000 for each meeting of a committee of AFN’s board of directors that he attended in person, and $500 for each meeting of AFN’s board of directors or a committee of its board of directors that he attended telephonically. Each non-employee director received $3,500 for each meeting of AFN’s special committee that he attended in person and $2,500 for each meeting of AFN’s special committee that he attended telephonically. The Chairman of the audit committee, the Chairman of the special committee, the Chairman of the compensation committee and the Chairman of the nominating and corporate governance committee received additional annual fees of $20,000, $20,000, $7,500 and $7,500, respectively. The annual fee and the meeting fees were paid in cash.

On June 18, 2008, each non-employee director received a grant of 20,849 restricted shares under the AFN equity plan, which restrictions vest, pro rata, on the last day of each three-month period commencing on July 31, 2008 and ending on April 30, 2011, subject to the non-employee director being a member of the board on the date such award is expected to vest.

AFN reimburses all non-employee directors for travel and other reasonable expenses incurred in connection with attending its board and committee meetings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Representatives of Ernst & Young LLP are expected to be present at the AFN annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from AFN’s stockholders.

Principal Accounting Firm Fees

During the years ended December 31, 2008 and 2007, Ernst & Young LLP provided various audit and non-audit services to AFN and its consolidated CDOs. The aggregate fees billed to AFN and its consolidated CDOs by Ernst & Young LLP for the years ended December 31, 2008 and 2007 were as follows:

(Amounts in thousands)	Year Ended December 31,
	2008	2007
Audit Fees(1)	$1,063	$1,600
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	152
All Other(4)	307	584

Total Principal Accounting Firm Fees	$1,370	$2,336

(1)	Audit fees relate to services rendered by Ernst & Young LLP in connection with: (a) the audit of the consolidated financial statements included in AFN’s annual report on Form 10-K and services attendant to, or required by, statute or regulation; (b) the audit of the effectiveness of AFN’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley, (c) reviews of the interim consolidated financial statements included in AFN’s quarterly reports on Form 10-Q; (d) comfort letters, consents and other services related to SEC and other regulatory filings; and (e) accounting consultation attendant to the audit.

(2)	There were no audit related fees in 2008 and 2007.

(3)	Tax fees relate to services rendered by Ernst & Young LLP to AFN’s consolidated CDOs for tax compliance, tax planning, tax advisory and related tax services.

(4)	Includes agreed upon procedures fees relating to services rendered by Ernst & Young LLP to AFN’s consolidated CDOs.

Pre-Approval Policies and Procedures

AFN’s audit committee must pre-approve all audit services and non-audit services provided to AFN or AFN’s subsidiaries by AFN’s independent registered public accounting firm, except for non-audit services covered by the de minimus exception in Section 10A of the Exchange Act. AFN’s audit committee pre-approved all services provided by Ernst & Young LLP.

AFN’s audit committee considers and pre-approves any audit and non-audit services to be performed by AFN’s independent registered public accounting firm at AFN’s audit committee’s regularly scheduled and special meetings. AFN’s audit committee has delegated to its Chairman, an independent member of AFN’s board of directors, the authority to grant pre-approvals of all audit, review and attest services and non-attest services other than the fees and terms for AFN’s annual audit, provided that any such pre-approval by the Chairman shall be reported to AFN’s audit committee at its next scheduled meeting.

AFN’s audit committee has considered whether the provision of these services is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected the independence of AFN’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is a report by AFN’s audit committee regarding the responsibilities and functions of the audit committee. This report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent AFN specifically incorporates this report of the audit committee by reference therein.

The audit committee oversees AFN’s financial reporting process on behalf of the Board of Directors in accordance with the audit committee charter. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. AFN’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements and an audit of the effective operation of AFN’s internal control over financial reporting. The audit committee’s responsibility is to oversee and review these processes. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2008, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for AFN, the quality of such principles and practices, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Ernst & Young LLP, its independent registered public accounting firm, AFN’s internal controls over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses and discussed with management and the independent registered public accounting firm, as applicable, the process used to support certifications by AFN’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley to accompany AFN’s periodic filings with the SEC.

In addition, the audit committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and AFN that might bear on their independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. When considering the independence of the independent registered public accounting firm, the audit committee considered whether their provision of services to AFN beyond those rendered in connection with their audit of AFN’s consolidated financial statements and reviews of its consolidated financial statements, including in its quarterly reports on Form 10-Q, was compatible with maintaining their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the maters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 61, as amended, “Communication with Audit Committees,” SAS No. 99, “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

In reliance on the reviews and discussions referred to above, but subject to the limitations on the role and responsibilities of the audit committee referred to below and in the audit committee charter, the audit committee recommended to AFN’s board of directors (and the board of directors approved) that the audited financial statements for the year ended December 31, 2008 be included in the annual report on Form 10-K.

In July 2009, AFN determined that a material weakness in its internal control over financial reporting existed at December 31, 2008. In connection with the preparation and filing of an amendment to the Form 10-K on August 17, 2009 (the “Form 10-K/A”), the audit committee updated the reviews and discussions referred to above. In reliance on such reviews and discussions, but subject to the limitations on the role and responsibilities of the audit committee referred to below and in the audit committee charter, the audit committee recommended to AFN’s board of directors (and the board of directors approved) that the audited financial statements for the year ended December 31, 2008 be included in the annual report on Form 10-K/A.

The audit committee is composed of three independent non-employee directors and operates under a written charter adopted by the board of directors (which is available on AFN’s website at http://www.alescofinancial.com). The audit committee consists of Messrs. Wolcott, Ullom and Costello, who serves as the Chairman. The board of directors, in its judgment, has determined that each committee member meets the independence requirements of the SEC and NYSE. The board of directors has also determined that each member of AFN’s audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the applicable NYSE listing standards currently in effect, and that Mr. Costello is an “audit committee financial expert,” as defined under Item 401(h) of Regulation S-K.

The audit committee held seven meetings during fiscal year 2008. The meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, and the independent registered public accounting firm. The members of the audit committee are not professionally engaged in the practice of accounting or auditing. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with GAAP or that Ernst & Young LLP is in fact “independent.”

Respectfully Submitted,

Audit Committee

Thomas P. Costello, Chairman

Charles W. Wolcott

Lance Ullom

PROPOSAL 4

APPROVAL OF ANY MOTION PROPERLY BROUGHT BEFORE THE AFN ANNUAL

MEETING TO ADJOURN THE AFN ANNUAL MEETING TO A LATER DATE OR

DATES TO SOLICIT ADDITIONAL PROXIES

Although it is not currently expected, the AFN annual meeting may be adjourned for the purpose of soliciting additional proxies. The AFN annual meeting may be adjourned to a date not more than 120 days after the record date for the meeting without notice other than by an announcement made at the AFN annual meeting, and the record date will not change due to an adjournment unless the directors of AFN, in their discretion, establish a new record date. The officer of AFN presiding at the AFN annual meeting or the stockholders present, in person or by proxy, at the AFN annual meeting may adjourn the AFN annual meeting, whether or not a quorum is present. Approval of any motion properly brought before the AFN annual meeting to adjourn the meeting to a later date or dates to solicit additional proxies on any matter requires the affirmative vote of a majority of the votes cast on the motion. Any signed proxies received by AFN will be voted in accordance with the instructions provided by the stockholder on the proxy card. If you make no specification on your proxy card as to how you want your shares to be voted before signing and returning it, your proxy will be voted FOR the approval of any motion properly brought before the AFN annual meeting to adjourn the AFN annual meeting to solicit additional proxies.

Any adjournment of the AFN annual meeting for the purpose of soliciting additional proxies will allow AFN stockholders who have already authorized their proxies to revoke them at any time prior to their use at the AFN annual meeting was adjourned or postponed, provided that such revocation is in compliance with the instructions (including as to timing) provided in the section of this proxy statement entitled “AFN Annual Meeting — General Information — How You May Vote.”

THE AFN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ANY MOTION PROPERLY BROUGHT BEFORE THE ANNUAL MEETING TO ADJOURN THE AFN ANNUAL MEETING TO A LATER DATE OR DATES TO SOLICIT ADDITIONAL PROXIES.

GENERAL INFORMATION

Stockholder Proposals

AFN stockholder proposals intended to be presented at the 2010 annual meeting of stockholders must be received by AFN’s Secretary at its principal executive offices no later than [—] in order to be considered for inclusion in AFN’s proxy statement relating to the 2010 annual meeting pursuant to Rule 14a-8 under the Exchange Act.

For a proposal of a stockholder to be presented at the 2010 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, it must be received by AFN’s Secretary at its principal executive offices in the timeframe as provided in AFN’s bylaws. To be timely, AFN’s bylaws currently require that a stockholder’s notice set forth all information required under Section 1.11 of the bylaws and be delivered to AFN’s Secretary at its principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. AFN’s bylaws also currently provide that, in the event AFN’s board of directors increases or decreases the maximum or minimum number of directors in accordance with AFN’s bylaws, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to AFN’s Secretary at its principal executive office not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by AFN.

Annual Report on Form 10-K

AFN will furnish a copy of its annual report on Form 10-K, and any amendments thereto, for the year ended December 31, 2008 free of charge (excluding exhibits, for which a reasonable charge will be imposed) to each stockholder who forwards a written request to AFN’s Chief Financial Officer, John J. Longino, at Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870. You also may access the EDGAR version of AFN’s annual report on Form 10-K (with exhibits) and any amendments thereto on AFN’s website at http://www.alescofinancial.com and on the SEC’s website at http://www.sec.gov.

Other Matters

As of the mailing date of this proxy statement/prospectus, AFN’s board of directors knows of no matters to be presented at the AFN annual meeting other than those set forth in the Notice of Annual Meeting of Stockholders and described in this proxy statement/prospectus. Should any other matter requiring a vote of the stockholders arise at the AFN annual meeting, the persons named in the accompanying proxy will vote on such matter in their discretion.

COHEN SPECIAL MEETING

General Information

The Cohen board of managers sent these proxy materials to you on or about [—], 2009 in connection with the solicitation of proxies by the board of managers of Cohen for use at the 2009 Special Meeting of Members, which is referred to herein as the Cohen special meeting or the special meeting. The meeting will begin promptly at [—]:00 [a].m. local time on [—], 2009, at the Cira Centre, 2929 Arch Street, Mezzanine, Philadelphia, Pennsylvania 19104-2870.

The Cohen special meeting will be held for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 20, 2009 and amended on June 1, 2009 and August 20, 2009, by and among AFN, Merger Sub and Cohen, and the business combination and other transactions contemplated in the Agreement and Plan of Merger, which is referred to herein as the merger agreement;

2.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

All of these items are discussed in more detail in this proxy statement/prospectus.

Solicitation, Use and Revocation of the Proxies

Cohen’s board of managers solicits the accompanying proxy for use at the special meeting to be held at [—]:00 [a].m., local time, on [—], 2009, at Cira Centre, 2929 Arch Street, Mezzanine, Philadelphia, Pennsylvania 19104-2870. Giving a proxy means that a Cohen member of record authorizes the persons indicated on the Cohen proxy card to vote such member’s membership units at Cohen’s special meeting in the manner directed. If a Cohen member of record signs, dates and returns the enclosed proxy card but does not specify how to vote, his, her or its membership units will be voted FOR the approval of the merger agreement and, at the discretion of the persons indicated on the proxy card, to conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting. A Cohen member of record may revoke his, her or its proxy at any time before it is voted at the meeting by:

•	delivering to Cohen’s corporate secretary a signed notice of revocation or a new proxy card with a later date; or

•	voting in person at the meeting.

Cohen members of record should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope.

Signing and returning the proxy card does not affect a Cohen member’s right to revoke his, her or its proxy or to vote in person at the meeting. A Cohen member’s attendance at the special meeting by itself does not constitute revocation of his, her or its proxy. Before the special meeting, any written notice of revocation should be sent by a Cohen member of record to Cohen Brothers, LLC, Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870, Attention: Corporate Secretary. Any notice of revocation that is delivered at the special meeting by a member of record of Cohen should be hand delivered to the company secretary before a vote is taken. A Cohen member may be asked to present documents for the purpose of establishing his or her identity as a Cohen member.

Record Date; Voting Rights and Outstanding Shares

Cohen’s board of managers has established the close of business on [—], 2009 as the record date for determining Cohen members entitled to receive notice of and to vote on proposals at the special meeting or any adjournment or postponement of the meeting. Only holders of record of Cohen Class B membership units and Cohen Class C membership units on the record date are entitled to vote at the meeting. Each owner of record of Cohen Class B membership units is entitled to one vote on all matters submitted for a vote for each Class B membership unit held, and each owner of record of Cohen Class C membership units is entitled to 100 votes on all matters submitted for a vote for each Cohen Class C membership unit held. Cohen Class A membership units do not have voting rights and are not eligible to vote at this meeting. As of the record date, excluding options and LTIP units, there were 16,136,253 Cohen Class A membership units issued and outstanding, 16,136,253 Cohen Class B membership units issued and outstanding, and 8,500,000 Cohen Class C membership units issued and outstanding.

Quorum

A quorum is necessary for the transaction of business at the Cohen meeting. A quorum exists when holders of Cohen Class B membership units and Cohen Class C membership units representing a majority of the votes entitled to be cast at the special meeting are present in person or by proxy. At the special meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by Cohen members. A broker “non-vote” occurs when a broker or nominee holding membership units for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote to Approve Each Proposal

Approval of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the voting power of the Cohen Class B membership units and Cohen Class C membership units, taken as a single class, present in person or by proxy and entitled to vote at the meeting. Approval of any other business properly brought before the meeting requires the affirmative vote of a majority of the voting power of the Cohen Class B membership units and the Cohen Class C membership units, taken as a single class, present in person or by proxy and entitled to vote at the meeting. Non-votes and abstentions will have the same effect as a vote against any proposal. At the close of business on [—], 2009, the record date for the Cohen meeting, the board members and executive officers of Cohen and their respective affiliates had the right to vote 87.5% of the then outstanding Cohen Class B membership units and 100% of the then outstanding Cohen Class C membership units. The voting agreements, discussed in detail under “The Merger Agreement—Terms of Other Agreements—Voting Agreements” beginning on page [—], represent the power to vote approximately 73.5% of the Cohen Class B membership units and 100% of the Cohen Class C membership units, all of which will be voted FOR the approval of the merger agreement and the transactions contemplated by the merger agreement.

PROPOSAL 1

APPROVAL OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement/prospectus, holders of Cohen membership units are considering approval of the merger agreement and the transactions contemplated by the merger agreement. Cohen members should read carefully this proxy statement/prospectus, including the annexes, in its entirety for more detailed information concerning the merger agreement and the business combination. In particular, holders of Cohen membership units are directed to the merger agreement, a copy of which is included as Annex A to this proxy statement/prospectus.

THE COHEN BOARD OF MANAGERS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT IN THIS PROPOSAL 1

Information About Cohen’s Managers

The current members of Cohen’s board of managers are Daniel G. Cohen, Christopher Ricciardi and James J. McEntee, III. Following the business combination, the members of Cohen’s board of managers will be Daniel G. Cohen, Christopher Ricciardi and Joseph W. Pooler, Jr. The following presents information about the managers of Cohen post-business combination.

Daniel G. Cohen, age 40, has served as the Chairman of the board of managers of Cohen since 2001 and as Cohen’s Chief Investment Officer since October 2008. In addition, he has served as AFN’s Chairman of the board of directors since October 6, 2006 and as the executive Chairman of AFN since October 18, 2006. He previously served as Chief Executive Officer of RAIT Financial Trust (NYSE: RAS), a real estate finance company focused on the commercial real estate industry, from December 2006 when it merged with Taberna Realty Finance Trust to February 2009, and continues to serve as trustee. Mr. Cohen was Chairman of the board of trustees of Taberna Realty Finance Trust from its inception in March 2005 until December 2006 and its Chief Executive Officer from March 2005 to December 2006. Mr. Cohen has served as Chairman of Cohen Financial Group, Inc. since its inception in April 2007. Mr. Cohen is currently a director of Star Asia, a joint venture investing in Asian commercial real estate, and a director of Muni Funding Company of America, LLC, a Cohen sponsored limited liability company investing in middle-market non-profit organizations. Mr. Cohen was the Chief Executive Officer of Cohen and its subsidiary, Cohen & Company Securities, LLC, a securities brokerage firm, from September 2001 until February 2006. Since 2000, Mr. Cohen has been the Chairman of the board of directors of The Bancorp, Inc. (NASDAQ: TBBK), a holding company for The Bancorp Bank, which provides various commercial and retail banking products and services to small and mid-size businesses and their principals in the United States. He also served as the Chairman of the board of Dekania Acquisition Corp. (NYSE Amex: DEK), a publicly held business combination company focused on acquiring businesses that operate within the insurance industry, from its inception in February 2006 until December 2006, and remains a director of Dekania Acquisition Corp. Mr. Cohen served as a member of the board of directors of TRM Corporation (OTC:TRMM), a publicly held consumer services company, from 2000 to September 2006 and as its Chairman from 2003 to September 2006.

Christopher Ricciardi, age 40, has served as Cohen’s President and Chief Executive Officer and as a member of Cohen’s board of managers since February 2006. He has served as Chief Executive Officer and as a director of Cohen Financial Group, Inc. since its inception in April 2007. Mr. Ricciardi has held various positions with DEKU, MFCA, the Deep Value Entities and the Brigadier Entities. Prior to joining Cohen, Mr. Ricciardi was a Managing Director and Global Head of Structured Credit Products for Merrill Lynch. Prior to joining Merrill Lynch in April 2003, Mr. Ricciardi was a Managing Director and Head of U.S. Structured Credit Products at CSFB. Mr. Ricciardi began his career at Prudential Securities. He earned a B.A. from the University of Richmond and an M.B.A. from the Wharton School at the University of Pennsylvania and completed one term at the London School of Economics. He is also a CFA charterholder.

Joseph W. Pooler, Jr., age 44, has served as Cohen’s Chief Financial Officer since November 2007 and as Chief Administrative Officer since May 2007. From July 2006 through November 2007, he also served as Senior Vice President of Finance of Cohen. From November 2007 through March 2009, Mr. Pooler also served as Chief Financial Officer of Muni Funding Company of America, LLC, a Cohen sponsored limited liability Company investing in middle-market non-profit organizations. Prior to joining Cohen, from 1999 through 2005, Mr. Pooler held key management positions at Pegasus Communications Corporation (now known as Xanadoo Company (OTC: XAND)), which operated in the direct broadcast satellite television and broadcast television station segments. While at Pegasus, Mr. Pooler held various positions including Chief Financial Officer, Principal Accounting Officer, and Senior Vice President of Finance. From 1993 through 1999, Mr. Pooler held various management positions with MEDIQ, Incorporated, including Corporate Controller, Director of Operations, and Director of Sales Support. Mr. Pooler holds a B.A. from Ursinus College, an M.B.A. from Drexel University, and was a Certified Public Accountant in the Commonwealth of Pennsylvania (license lapsed).

Cohen Executive Compensation

Compensation Discussion and Analysis

Set out below and in the Summary Compensation Tables is various information about the compensation paid during 2008 to the following executive officers of Cohen: Daniel G. Cohen, Chairman of the board of managers of Cohen, Christopher Ricciardi, Chief Executive Officer, or CEO, of Cohen, and Joseph W. Pooler, Jr., Chief Financial Officer of Cohen. Because this compensation was paid during a period when Cohen was a private company, the compensation set out below for 2008 is not necessarily indicative of the compensation that will be paid after the business combination to these or any other individuals, and the compensation that Messrs. Cohen, Ricciardi and Pooler receive after the business combination may be more or less than that set forth below for 2008.

The compensation paid to Messrs. Cohen, Ricciardi and Pooler for 2008 consisted of the following principal elements: base salary, incentive awards and long-term incentive awards. The executives also received certain personal and other benefits. Cohen did not formally retain a compensation consultant, conduct peer group studies or otherwise benchmark compensation in determining appropriate compensation for 2008.

Cohen does not have a compensation committee and all compensation decisions with respect to Messrs. Ricciardi and Pooler were recommended to the board of managers of Cohen by the CEO, except recommendations with respect to the CEO’s compensation which were made by the Chairman. The Chairman’s compensation is determined by Cohen’s board of managers based on the same objectives and philosophy discussed below. Historically, the CEO’s and, with respect to the CEO’s compensation, the Chairman’s recommendations to the board of managers considered Cohen’s compensation structure, goals and individual compensation levels of its executive officers, and the recommendations were considered for approval by the board of managers. In determining the appropriate level of compensation for Messrs. Ricciardi and Pooler, the CEO and, with respect to the CEO’s compensation, the Chairman focused on attaining the following objectives upon making their respective recommendations to the board of managers:

•	staying competitive with other companies with whom Cohen competes for talent;

•	providing a strong incentive to the executives to achieve their potential and Cohen’s short- and long-term goals; and

•	aligning the interests of the executives with the interests of Cohen’s members.

Cohen believes that hiring and retaining well-performing executives are important to its ongoing success. Historically, the CEO and, with respect to the CEO’s compensation, the Chairman have not attempted to benchmark executive compensation against any particular indices or salary surveys although the CEO and, with respect to the CEO’s compensation, the Chairman have reviewed generally available surveys on executive compensation. While occasional review of market surveys has been considered helpful, the CEO and, with respect to the CEO’s compensation, the Chairman have historically placed substantially greater weight on internal considerations than on position-specific pay differences found in the market.

Except as described below, none of the board of managers, the CEO, or the Chairman has adopted any formal or informal policies or guidelines for allocating compensation between cash and non-cash compensation, among different forms of non-cash compensation or with respect to long- and short-term performance. The determination of the board of managers, the CEO and, with respect to the CEO’s compensation, the Chairman as to the appropriate use and weight of each component of executive compensation has historically been subjective, based on their views of the relative importance of each component in meeting overall objectives of Cohen and factors relevant to the individual officer.

The CEO and, with respect to the CEO’s compensation, the Chairman made their respective historic compensation recommendations on their respective judgments based on their tenure and industry experience. In making compensation determinations, the board of managers considered, among other factors, the CEO’s, and with respect to the CEO’s compensation, the Chairman’s, recommendation, the achievement of Cohen’s corporate objectives, relative internal parity among executive officers, its industry experience and the ability of Cohen to afford certain levels of compensation.

After completion of the business combination and as a publicly held company, the compensation committee of AFN’s board of directors is expected to approve all compensation for executive officers, including the Chief Executive Officer.

Elements of Compensation

In addition to the factors noted for each element of compensation below, the CEO and, with respect to the CEO’s compensation, the Chairman, took into account generally available surveys on executive compensation and internal pay considerations when determining each element of compensation.

Base Salary

The purpose of base salary is to reflect job responsibilities, anticipated future value to the organization and market competitiveness, while providing a stable source of income for Cohen’s executives. A minimum salary is established in the employment agreement of each of the respective executive officers, except for Mr. Cohen who does not have an employment agreement with Cohen.

The process of setting base salary is subjective and does not utilize a formulaic weighting of any factors. In determining the amount of the 2008 base salary for each of Messrs. Cohen, Ricciardi and Pooler, the CEO and, with respect to the CEO’s compensation, the Chairman, took into account each executive officer’s talents, experience and responsibilities and the past and present contributions of each of them as well as their expected future contributions.

The amount of the base salaries is set out in the column entitled “Base Salary” in the Summary Compensation Table below.

Annual Incentive Awards

In May 2008, Mr. Pooler entered into an employment agreement with Cohen. The employment agreement provides for a minimum bonus of $300,000 annually.

From time to time, Cohen may also award discretionary cash bonuses for extraordinary individual achievement or for other reasons, such as a signing bonus upon joining Cohen or an executive extending the term of his employment agreement.

In determining the amount of the 2008 bonus for each of Messrs. Cohen, Ricciardi and Pooler, the CEO and, with respect to the CEO’s compensation, the Chairman took into account the past and present contributions of each of them as well as their expected future contributions, the current prospects for Cohen’s growth based on their management of the company, the profitability of Cohen and, with respect to Mr. Pooler, the minimum bonus required by the terms of his employment agreement. The amount of the bonuses is set out in the column entitled “Bonus” in the Summary Compensation Table below.

Long-Term Incentive Awards

Cohen believes that long-term company performance is achieved through an ownership culture that aligns the interests of its executive officers through the use of equity-based awards. Accordingly, the board of managers adopted the Amended 2005 Key Employee Unit Option Plan which permits the grant of options to purchase Cohen membership units and other equity based awards. In addition, Cohen’s operating agreement permits the board of managers to issue LTIP units as consideration to persons who provide services to Cohen. Except as noted below, each LTIP unit is treated as a combined unit consisting of a single Cohen Class A membership unit and a single Cohen Class B membership unit with all of the rights, privileges and obligations of Cohen Class A and Cohen Class B membership units. An LTIP unit participates in routine distributions on the same basis as Cohen Class A membership units and Cohen Class B membership units but does not participate in distributions generated from capital transactions, as defined in the Cohen operating agreement. LTIP units have no voting rights. Once vested, a LTIP unit can generally be converted to a Cohen Class A and a Cohen Class B membership unit upon certain events. In general, unvested LTIP units vest upon a change of control as defined in the grant agreement covering the LTIP award.

In connection with the issuance of long-term incentive awards and the absence of a public trading market for Cohen’s Class A and Cohen Class B membership units, its board of managers determined the fair market value of its membership units in good faith based on a consideration of a number of relevant factors including its results of operations, financial status, market and industry conditions and the absence of a liquid market for its membership units.

In 2008, Cohen did not grant any long-term incentive awards to Messrs. Cohen, Ricciardi or Pooler. In 2009, Cohen adopted the retention plan, which is discussed in greater detail beginning in “— Potential Payments on Termination or Change of Control — 2009 Senior Managers’ Cash Bonus Retention Plan” on page [—].

2009 Equity Award Plan

In August 2009, Cohen adopted the 2009 Equity Award Plan to further the strategic goals of Cohen and the business combination and the interests of the combined company following the business combination by helping to attract and retain new and existing employees of Cohen. Named executive officers of Cohen are eligible to participate in the 2009 Equity Award Plan. Following the business combination, AFN will assume the 2009 Equity Award Plan and may determine to make additional awards under this plan to its named executive officers.

Executive Perquisites and Other Benefits

Perquisites did not constitute a material portion of the compensation paid to the executive officers for fiscal year 2008. Executive officers are eligible to participate in all Cohen employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and Cohen’s 401(k) plan, in each case on the same basis as other employees, subject to applicable law. In evaluating the overall compensation of Messrs. Ricciardi and Pooler, the CEO and, with respect to the CEO, the Chairman, determined it appropriate to pay for tax preparation services for Messrs. Ricciardi and Pooler.

Other Compensation Considerations

Accounting and Tax Considerations

Cohen seeks to maximize the effectiveness of its compensation programs while also taking into consideration the extent to which any payments are tax deductible. In that regard, it maintains flexibility to take actions that it deems to be in its best interests and in the best interests of its members. Accordingly, although it intends to preserve the tax deductibility of compensation to the extent consistent with its overall compensation policy, it has always reserved the authority to award non-deductible compensation as it deems appropriate. As a private company, it presently is not subject to the requirements of Section 162(m) of the Internal Revenue Code, which generally limits to $1 million annually the amount of tax-deductible compensation that may be paid to certain executives of public companies.

Cohen also takes into account certain accounting implications when setting compensation. Specifically, in setting the amount of, and allocating between, different types of equity awards, it considers the effect of SFAS No. 123(R), and it seeks to strike a balance between the purposes of the awards, motivation and retention, and the effect of expensing such grants as required by SFAS No. 123(R). As a private company, Cohen has been less sensitive to these concerns than a typical publicly traded company.

Section 409A of the Internal Revenue Code imposes additional taxes on non-qualified deferred compensation plans (which can include a variety of plans, contracts, agreement and arrangements, including certain severance or similar arrangements) that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation, the individual’s and the employer’s selection of the timing and form of distribution of the deferred compensation, and limit later modifications or exercise of discretion regarding the timing or form of payment of deferred compensation. Internal Revenue Code Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, a change in control or ownership of the employer or the individual’s death or disability). For certain “key employees,” Internal Revenue Code Section 409A requires that where such individual’s distribution is based on his or her separation from service, the payment of his or her deferred compensation commence no earlier than six months after such employee’s separation from service. Cohen has endeavored to structure its compensation arrangements to comply with Internal Revenue Code Section 409A so as to avoid the adverse tax consequences associated therewith.

Employment Agreements

Christopher Ricciardi, Chief Executive Officer

Mr. Ricciardi’s Amended and Restated Senior Management Agreement dated January 31, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Senior Management Agreement dated July 31, 2008, provides for a minimum base salary of $1,000,000 per annum. Mr. Ricciardi may be eligible for an annual bonus to be determined by Cohen’s Chairman of its board of managers based upon the achievement of Cohen and its subsidiaries of their respective financial objectives and Mr. Ricciardi’s contribution to such achievement. The term of his employment continues until Mr. Ricciardi’s resignation, disability or death or termination by Cohen.

Mr. Ricciardi’s agreement contains a non-competition provision, which is limited to certain activities that were relevant when Mr. Ricciardi entered into his original agreement with Cohen on February 13, 2006, and provides that during the period of Mr. Ricciardi’s employment and for the period ending 90 days following the termination of his employment with Cohen, Mr. Ricciardi may not directly or indirectly, anywhere in the world, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in the structuring, organization, consulting with, managing, servicing or otherwise engaging in the business of pooling debt, sub-debt, TruPS, or otherwise providing financing through the issuance of similar debt securities or preferred equity securities to bank holding companies, banks, insurance companies and their affiliates, REITs or real estate operating companies or their affiliates, non-profit or not-for-profit entities, and any other types of businesses or activities for which Cohen or any of its affiliates has provided (or has definitive plans to provide) debt or equity funding, directly through its investment banking activities, or indirectly, through its structured finance activities (including where Cohen merely acts as investment adviser or subadvisor, or collateral manager or subadvisor to the collateral manager) wherever located, whether in a CDO structure, closed-end fund or otherwise. However, Mr. Ricciardi may be a passive owner of not more than two percent of the outstanding stock that is publicly traded so long as he is not actively participating in that business.

In addition, during the period of Mr. Ricciardi’s employment with Cohen, and the period ending 90 days following the termination of his employment with Cohen, Mr. Ricciardi may not (1) induce or attempt to induce any officer or employee of Cohen or its subsidiaries or affiliates to leave the employ of Cohen, such subsidiary or affiliate, or in any way interfere with that relationship, (2) hire any person who was an officer or employee of Cohen or any of its subsidiaries within 180 days after such person ceases to be an officer or employee of Cohen or any of its subsidiaries or (3) induce or attempt to induce any customer, supplier, licensee, issuer, originator, investor or other business relation of Cohen or any of its subsidiaries to cease doing business with Cohen or such subsidiary or affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Cohen or any subsidiary or affiliate.

In connection with the execution of the merger agreement, Cohen entered into an amendment to Mr. Ricciardi’s employment agreement, which provides that he will be AFN’s President upon the completion of the business combination and that Mr. Ricciardi will be eligible for participation in the AFN cash bonus plan, if it is approved by AFN’s stockholders. In addition, Mr. Ricciardi’s February 20, 2009 amendment to his employment agreement provides that Mr. Ricciardi has permanently and forever waived, relinquished and forfeited any and all rights he had to require Cohen to redeem all of his Cohen Class A membership units and Cohen Class B membership units.

Joseph W. Pooler, Jr., Chief Financial Officer

Mr. Pooler’s Employment Agreement dated May 7, 2008 provides for a minimum salary of $275,000 per annum, and the salary must be increased by no less than 10% on January 1, 2010. Mr. Pooler is entitled to an annual bonus of not less than $300,000 for the entire calendar year. The initial term of his employment agreement ended on December 31, 2008, and the term of the employment agreement is renewed automatically for additional one year periods, unless terminated by either of the parties in accordance with the employment agreement.

During the period of Mr. Pooler’s employment with Cohen, and the period ending one year following the termination of his employment with Cohen, Mr. Pooler may not, directly or indirectly through another entity (1) induce or attempt to induce any employee of Cohen or its affiliates to leave the employ of Cohen or such affiliates, or in any way interfere with the relationship between Cohen and any of its affiliates and any employee thereof, or (2) hire any person who was an employee of Cohen or any of its affiliates or subsidiaries within 180 days after such person ceased to be an employee of Cohen or any of its affiliates.

In connection with the execution of the merger agreement, Cohen entered into an amendment to Mr. Pooler’s employment agreement, which provides that he will be AFN’s Chief Financial Officer upon the completion of the business combination and that Mr. Pooler will be eligible for participation in the AFN cash bonus plan, if it is approved by AFN’s stockholders, and AFN’s equity plan.

Additional Employment Agreement Terms and Conditions

Messrs. Ricciardi and Pooler have provisions in their respective employment agreements providing for certain benefits upon the occurrence of certain events, including terminations without cause or for good reason, a change in control, death or disability. These benefits are described below in “— Potential Payments on Termination or Change of Control.” As a part of the negotiations of each employment agreement, the board of managers believed that circumstances giving rise to the payments set forth below were appropriate. The benefits discussed below do not influence and are not influenced by the other elements of compensation as these benefits serve different objectives than the other elements.

Compensation Committee Interlocks and Insider Participation

Cohen’s board of managers has not established a compensation committee.

The following table summarizes the total compensation Cohen has made to each of the named executive officers that were outstanding as of December 31, 2008.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total
Daniel G. Cohen — Chairman	2008	1,000,000	1,200,000	—	—	—	—	—	2,200,000
Christopher Ricciardi — CEO	2008	1,004,792	—	249,224	—	—	—	31,531	1,285,547
Joseph W. Pooler, Jr. — CFO	2008	250,000	425,000	193,184	18,885	—	—	12,371	899,440

(1)	Amounts include, where applicable, amounts deferred by the named executive officers under the Cohen Brothers, LLC 401(k) Plan.

(2)	The “Bonus” column consists of discretionary cash bonuses earned during each year.

(3)	Amounts represent the dollar amount recognized as an equity-based compensation expense in 2008 for financial reporting purposes, excluding any estimates of forfeitures, relating to restricted units awarded to Mr. Ricciardi and LTIP units awarded to Mr. Pooler in the applicable year and all prior years. Accordingly, ratable amounts were expensed in 2008 for share awards made previously. There were no forfeitures of these awards since the date of grant.

(4)	The value of option awards is the compensation expense recognized in Cohen’s financial statements attributable to options, units granted in fiscal 2008 and prior years, calculated in accordance with SFAS No. 123(R). These amounts do not necessarily reflect the value that will ultimately be realized with respect to these awards. For assumptions and other additional information regarding the determination of the estimated fair value of Cohen’s equity based compensation, see “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Critical Accounting Policies and Estimates — Equity Based Compensation” and note 13 to the audited December 31, 2007 consolidated / combined financial statements of Cohen Brothers, LLC.

(5)	Amounts represent the dollar amount recognized as an equity-based compensation expense in 2008 for financial reporting purposes, excluding any estimates of forfeiture, relating to options awarded to Mr. Pooler. There were no forfeitures of this option award since the date of grant. These amounts do not necessarily reflect the value that will ultimately be realized with respect to this award. The fair value for option awards is calculated at the date of grant using the Black-Scholes option pricing model. For additional information regarding the determination of the estimated fair value of Cohen’s membership units and the assumptions underlying the Black-Scholes option pricing model, see “Information Regarding Cohen Brothers, LLC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cohen Brothers, LLC — Critical Accounting Policies and Estimates — Equity Based Compensation” and note 13 to the audited December 31, 2007 consolidated / combined financial statements of Cohen Brothers, LLC.

(6)	The amounts indicated in the “All Other Compensation” column include the following items of compensation in the following types and amount:

Name and Title	Fiscal Year	401(k) Contributions(1)	Tax Preparation Fees	Total
Daniel G. Cohen	2008	—	—	—
Christopher Ricciardi	2008	6,900	24,631	31,531
Joseph W. Pooler, Jr.	2008	6,900	5,471	12,371

(1)	Amounts represent 401(k) matching contributions by Cohen.

The following table summarizes the equity awards Cohen has made to each of the named executive officers that were outstanding as of December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel G. Cohen	—	—		—	$—	—	—		$—		—	$—
Christopher Ricciardi	—	—		—	$—	—	—		$—		—	$—
Joseph W. Pooler, Jr.	3,300	6,700	(1)	—	$14.30	02/28/2017	33,366	(3)	$84,082	(4)	—	$—
	3,300	6,700	(2)		$0.22	02/28/2017

(1)	Represents an option to purchase Cohen Class A membership units of which 3,300 vested February 28, 2009 and 3,400 vest on February 28, 2010. Mr. Pooler may exercise the option granted to purchase Cohen Class A membership units without concurrently exercising any portion of the option granted to purchase Cohen Class B membership units disclosed in footnote (2).

(2)	Represents an option to purchase Cohen Class B membership units of which 3,300 vested February 28, 2009 and 3,400 vest on February 28, 2010. Mr. Pooler cannot exercise the option granted to purchase Cohen Class B membership units in whole or in part unless Mr. Pooler concurrently exercises the option granted to purchase Cohen Class A membership units disclosed in footnote (1) with respect to an equal number of Class A membership units.

(3)	Represents LTIP units of which 16,434 vested on February 28, 2009 and 16,932 vest on February 28, 2010.

(4)	The aggregate market value of shares is based on the estimated fair value of a combined Cohen Class A and Cohen Class B membership unit as of December 31, 2008 of $2.52

The following table shows information regarding option exercises and vesting of stock awards for each of the named executive officers during the year ended December 31, 2008.

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Daniel G. Cohen	—	$—	—		$—
Christopher Ricciardi	—	$—	2,335,797	(1)	$0	(2)
Joseph W. Pooler, Jr.	—	$—	16,434	(3)	$108,300	(4)

(1)	Represents the vesting of Cohen Class B membership units.

(2)	The estimated fair value of a Cohen Class B membership unit on the vesting date was $0.

(3)	Represents the vesting of Cohen LTIP units.

(4)	Represents the estimated fair value of the LTIP units on the vesting date, which was $6.59 per LTIP unit.

Cohen does not provide its executive officers with payments or other benefits at, following, or in connection with retirement or other pension benefits and does not have a nonqualified deferred compensation plan.

Potential Payments on Termination or Change of Control

Daniel G. Cohen

Mr. Cohen does not have or participate in any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments by Cohen to Mr. Cohen in connection with his resignation, severance, retirement or other termination (including constructive termination), a change in his responsibilities or a change in control of Cohen.

Christopher Ricciardi

Cohen’s employment agreement with Mr. Ricciardi provides that in the event that he ceases to be an executive officer of Cohen for any reason, Cohen may repurchase, after June 30, 2010, all, but not less than all, of the Cohen membership units issued to Mr. Ricciardi in connection with his employment at fair market value. Fair market value will be determined as follows:

•

if Cohen’s membership units are listed on a securities exchange or quoted in a domestic OTC market at the time Cohen exercises its repurchase right, fair market value will be based on the closing price or average of the highest bid and lowest asked prices of Cohen’s membership units, as applicable, in each such case averaged over a period of 21 days consisting of the day as of which the fair market value is being determined and the 20 consecutive business days prior to such day;

•

if Cohen’s membership units are not listed on a securities exchange or quoted in a domestic OTC market at the time Cohen exercises its repurchase right, Cohen and Mr. Ricciardi will agree to the fair market value of the membership units; or

•

if Cohen and Mr. Ricciardi cannot agree as to the fair market value of the membership units, Cohen and Mr. Ricciardi will determine the fair market value of the membership units through the selection of one or more investment banking firms in accordance with Mr. Ricciardi’s employment agreement.

Cohen will bear the expenses of the investment banking firms.

In addition, Mr. Ricciardi may cause Cohen to redeem his Cohen membership units:

•

in the event that a person or group of related persons acquires (1) equity securities possessing the voting power to elect a majority of Cohen’s board of managers, or (2) all or substantially all of Cohen’s assets;

•	if Mr. Ricciardi ceases to be an officer of Cohen on or before June 30, 2010, then at any time during the period beginning on July 1, 2010 and ending on September 30, 2010;

•	at any time after July 1, 2010; or

•

with regard to those units issued pursuant to his employment agreement with Cohen, at any time after February 13, 2009 for his Class A units or July 2, 2009 for his Class B units or if Mr. Ricciardi is no longer employed by Cohen prior to July 2, 2009, then at any time after six months and one day after the latest vesting date.

In each instance of a termination or change of control, as of December 31, 2008, the value of the benefit would have been $7.0 million.

Mr. Ricciardi’s right to cause a redemption by Cohen will terminate upon the earliest to occur of the following:

•	the completion of an underwritten public offering registered under the Securities Act of Cohen or a successor;

•	if Mr. Ricciardi ceases to be an officer of Cohen on or before June 30, 2010, then on September 30, 2010; or

•	if Mr. Ricciardi ceases to be an officer of Cohen on or after July 1, 2010, then 91 days after the effective date of ceasing to be an officer of Cohen.

Mr. Ricciardi does not own any unvested options or LTIP units.

Pursuant to the retention plan, discussed below, Mr. Ricciardi would be entitled to retain his payment under that retention plan ($2.0 million) prior to the completion of the business combination if he was discharged without “Cause,” resigned for “Good Reason” or terminated employment due to death or “Disability” (as such terms are defined in Mr. Ricciardi’s employment agreement).

Except as otherwise set forth above, Mr. Ricciardi does not have or participate in, any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments by Cohen to Mr. Ricciardi in connection with his resignation, severance, retirement or other termination (including constructive termination), a change in his responsibilities or a change in control of Cohen.

The transactions contemplated by the merger agreement do not trigger a change of control under the agreements with Mr. Ricciardi.

Joseph W. Pooler, Jr.

Cohen’s employment agreement with Mr. Pooler provides that if Mr. Pooler dies or becomes disabled during the term of his employment, Mr. Pooler (or his estate) is entitled to receive an amount equal to the annual bonus that would have been payable for the calendar year in which his death or disability occurred, pro-rated for the number of days of the calendar year preceding his death or disability. In addition, all of Mr. Pooler’s outstanding unvested LTIP units and options fully vest and become immediately exercisable.

If Mr. Pooler’s employment is terminated by Cohen without “cause” or Mr. Pooler resigns with “good reason,” Mr. Pooler is entitled to the following:

•

an amount equal to the annual bonus that would have been payable for the calendar year in which his termination or resignation occurred, pro-rated for the number of days of the calendar year preceding his termination or resignation;

•

a single-sum payment equal to the highest cash compensation (including annual salary and bonus) paid to Mr. Pooler in any single calendar year during the term of his employment agreement or the two calendar years preceding the term of his employment agreement divided by 12, multiplied by the greater of nine or two times the number of years Mr. Pooler has been employed by Cohen (or any affiliate);

•	all of Mr. Pooler’s outstanding unvested LTIP units and options fully vest and become immediately exercisable;

•	pay for outplacement assistance appropriate for Mr. Pooler’s position with a reputable provider for a period of one year following termination, not to exceed $25,000; and

•	continued family coverage, without incremental cost to Mr. Pooler, in Cohen’s health and dental plans at current cost for nine months.

In the event of a “change in control” all of Mr. Pooler’s outstanding unvested LTIP units and options fully vest and become immediately exercisable. If Mr. Pooler terminates his employment with Cohen within six months following a change in control, his termination will be deemed a termination for good reason and Mr. Pooler will be entitled to the amounts and benefits described above. The business combination would be considered a change in control under the terms of Mr. Pooler’s employment agreement.

For purposes of Mr. Pooler’s employment agreement, “cause” means Mr. Pooler’s:

•	indictment of or formal admission to a felony, or any crime of moral turpitude or dishonesty;

•	indictment of or formal admission to fraud, misappropriation or embezzlement;

•	continued and repeated gross insubordination after written notice of the insubordination by the Chief Executive Officer;

•

continued and repeated failure to materially adhere to the directions of the Chief Executive Officer, to adhere to Cohen’s written policies and practices or to devote a substantial majority of his business time and efforts to Cohen and its subsidiaries and/or affiliates; or

•	material breach of any of his covenants under his employment agreement.

For purposes of Mr. Pooler’s employment agreement, “good reason” means, without Mr. Pooler’s written consent and subject to Cohen’s right to cure, any of the following:

•

the assignment of Mr. Pooler to duties materially inconsistent with his authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of Cohen, or a material reduction or alteration in the nature or status of his authorities, duties, or responsibilities from those in effect as of the effective date of his employment agreement, other than an insubstantial and inadvertent act that is remedied by Cohen promptly after receiving notice from Mr. Pooler;

•	Cohen requiring Mr. Pooler to be based at a location in excess of 35 miles from the location of his principal job location or office as of the effective date of his employment agreement;

•	Cohen’s material and willful breach under Mr. Pooler’s employment agreement;

•	a reduction in his annual salary below $275,000 in 2009 or $302,500 thereafter or failure to pay the minimum annual bonus of $300,000;

•

failure of Cohen to maintain Mr. Pooler’s relative level of coverage under its employee benefit or retirement plans, policies, practices, or arrangements in which Mr. Pooler participated as of the effective date of his employment agreement, both in terms of the amount of benefits provided and the relative level of his participation; or

•	Cohen’s failure to obtain a satisfactory agreement from any successor to Cohen to assume and agree to perform Cohen’s obligations under his employment agreement.

For purposes of Mr. Pooler’s employment agreement, “change in control” means the happening of any of the following:

•

any person, excluding Mr. Pooler, Cohen and all affiliates, becomes the beneficial owner of Cohen securities representing 50% or more of either (1) the combined voting power of Cohen’s then outstanding securities or (2) the then outstanding common shares of Cohen;

•

any consolidation or merger of Cohen where its members immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

•

the occurrence of (1) any sale, lease, exchange or other transfer of all or substantially all of Cohen’s assets, other than a sale or disposition by Cohen of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of Cohen immediately prior to the sale or (2) the approval by the Cohen members of any plan or proposal for the liquidation or dissolution of Cohen; or

•

the members of Cohen’s board of managers at the beginning of any consecutive 24 calendar-month period cease for any reason other than due to death to constitute at least a majority of the members of the board of managers.

Pursuant to Mr. Pooler’s employment agreement, if any of the amounts or benefits to Mr. Pooler are deemed to constitute a “parachute payment” under Section 280G of the Internal Revenue Code and would result in the imposition on Mr. Pooler of an excise tax under Section 4999 of the Internal Revenue Code, then, in addition to any other benefits to which Mr. Pooler is entitled under his employment agreement, Cohen must pay Mr. Pooler cash equal to the sum of those taxes and the amount necessary to put Mr. Pooler in the same after-tax position.

The following table describes the potential payments to Mr. Pooler, assuming the following occurred on December 31, 2008 and assuming an estimated fair value of a combined Cohen Class A and Cohen Class B membership unit as of December 31, 2008 of $2.52: (1) his termination without cause or resignation with good reason or within six months of a change in control, (2) a change in control and (3) his death or disability.

Executive Benefits and Payments Upon Termination, Resignation or Change in Control	Termination without Cause, or Resignation with Good Reason or within Six Months of a Change in Control	Change in Control	Death or Disability
Cash Severance	$676,639	$—	$—
Pro-rated Cash Bonus(1)	300,000	—	300,000
Value of Accelerated LTIP Units(2)	99,768	84,082	84,082
Value of Accelerated Options(3)	—	—	—
Outplacement Assistance(4)	25,000	—	—
Continuing Health and Welfare Benefits	17,309	—	—
Total	$1,118,716	$84,082	$384,082

(1)	Based on Mr. Pooler’s minimum annual bonus.

(2)	As of December 31, 2008, Mr. Pooler had 33,366 unvested LTIP units. The amounts reflected in this row assume the conversion of each LTIP unit into one Class A membership unit together with one Class B membership unit, notwithstanding any limitations on conversion set forth in Cohen’s Third Amended and Restated Limited Liability Company Agreement.

(3)	The intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and price per share of Cohen’s Class A and Cohen Class B membership units as of December 31, 2008. There is no value reflected for accelerated options as the exercise price of options exceeded the fair market value of Cohen’s Class A and Cohen Class B membership units December 31, 2008.

(4)	Based on a cap of $25,000 with respect to Cohen’s payment for outplacement assistance.

Except as otherwise set forth above, Mr. Pooler does not have or participate in any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments by Cohen to Mr. Pooler in connection with his resignation, severance, retirement or other termination (including constructive termination), a change in his responsibilities or a change in control of Cohen.

2009 Senior Managers’ Cash Bonus Retention Plan

Effective January 1, 2009, Cohen implemented the 2009 Senior Managers’ Cash Bonus Retention Plan, or the retention plan, that provides cash bonuses for eligible participants in order to provide an incentive to eligible participants to continue in the employ of Cohen during the first nine months of 2009. The retention plan is intended to encourage participants to remain focused on their service with Cohen. The payment of cash bonuses under the retention plan was made contingent on the eligible participants providing services to Cohen during the first nine months of 2009 and other requirements.

The retention plan is in effect through September 30, 2009. Each participant is entitled to receive a cash bonus in the amount determined by the committee administering the retention plan and is subject to the satisfaction of the requirements set forth in the retention plan and other requirements established by the committee.

Each participant has received a payment of his or her cash bonus in the form of a lump sum cash payment. Mr. Ricciardi received a lump sum cash payment $2.0 million. Each participant is obligated to repay the portion of his or her cash bonus (taking into account only the net payment actually received by the participant and not any amounts paid as required federal, state or local wage or tax withholding) that is not considered to have become vested as of the date the participant’s relationship with Cohen is terminated. A participant’s obligation to repay his or her bonus may not be waived by Cohen without the unanimous approval of such waiver by Cohen’s board of managers.

Each participant’s cash bonus vests equally at the end of each month over the nine-month period of the retention plan; provided, however, this vesting is only applicable if the participant remains actively serving as an officer or is otherwise providing services to Cohen as of the relevant vesting dates or events. Each participant is considered to be fully vested on the first to occur of any of the following:

•	The occurrence of a change of control;

•	The date the participant’s relationship with Cohen terminates by reason of the participant’s death or disability; or

•

The date the participant’s relationship with Cohen is involuntarily terminated by Cohen other than where the termination is for cause or voluntarily terminated by the participant for good reason (as defined in the participant’s employment agreement).

For purposes of the retention plan, “change of control” means any one of the following events:

•

The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Cohen and its subsidiaries, taken as a whole, to any person;

•	The adoption by the members of Cohen of a plan relating to the liquidation or dissolution of Cohen; or

•

Cohen consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Cohen, in any such event pursuant to a transaction in which any of the outstanding membership interests of Cohen or such other person is converted into or exchanged for cash, securities or other property, other than in connection with an internal reorganization of Cohen.

As a result of the business combination, each participant in the plan that is actively serving as an officer of Cohen, or otherwise providing services to Cohen, at the completion of the business combination will be fully vested with respect to his or her cash bonus awarded under the plan.

Manager Compensation

The members of the Cohen board of managers, Messrs. Cohen, Ricciardi and McEntee, do not receive any compensation for their service on the board.

Other Information

Transactions and Relationships with our Managers and Executive Officers

Please read “Certain Relationships and Related Transactions” beginning on page [•] of this proxy statement/prospectus for information on transactions and relationships with Cohen’s managers and executive officers.

Cost of Solicitation of Proxies

Cohen and AFN will equally pay the fees for preparing and filing the registration statement of which this proxy statement/prospectus forms a part with the SEC and the costs and expenses of printing and mailing this proxy statement/prospectus. Cohen will pay the cost of soliciting proxies from its members. Cohen will also arrange with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and will reimburse such nominees for their expenses in doing so. Officers and other Cohen employees, as yet undesignated, may also request the return of proxies by mail or in person. To obtain a copy of Cohen’s 2008 audited financial statement, you may contact Cohen’s Chief Financial Officer, Joseph W. Pooler, Jr., at Cohen Brothers, LLC, Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870.

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the special meeting by Cohen, and Cohen does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

Important

To ensure the representation of Cohen members and a quorum for the transaction of business at the Cohen meeting, including consideration of the approval of the merger agreement, each Cohen member is urged to please complete, sign, date and return the enclosed proxy card promptly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AFN Share Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to AFN regarding the beneficial ownership of its common stock as of August 19, 2009 by (1) each person known by AFN to own beneficially more than 5% of its outstanding common stock, (2) each current director, (3) each current executive officer and (4) all current directors and executive officers as a group. The number of shares of AFN’s common stock beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any common stock as to which the individual has the sole or shared voting power or investment power and also any common stock that the individual has a right to acquire within 60 days from August 19, 2009 through the exercise of any share option or other right. Unless otherwise indicated, each person has sole voting and investment power with respect to the common stock set forth in the following table. The information set out in this table is based on SEC filings made by the beneficial owners and/or information supplied to AFN by the beneficial owners (and was accurate as of the date such information was provided).

Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Christopher Ricciardi(3)	4,286,641	7.1%
Daniel G. Cohen(4)	4,092,116	6.8%
James J. McEntee, III(5)	450,586	*
John J. Longino(6)	322,056	*
Lance Ullom(7)	137,949	*
G. Steven Dawson(8)	93,546	*
Charles W. Wolcott(9)	80,849	*
Christian M. Carr(10)	77,500	*
Thomas P. Costello(11)	53,449	*
Jack Haraburda(12)	51,444	*
Rodney E. Bennett(13)	38,349	*
Marc Chayette(14)	29,849	*
All directors and executive officers as a group (11 persons)	5,427,693	9.0%

*	Beneficial ownership of less than 1% of the class is omitted.

(1)	The address for all of AFN’s officers and directors is c/o Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2870.

(2)	Based on 60,169,240 shares of AFN’s common stock issued and outstanding as of August 17, 2009.

(3)

Includes 371,575 shares held by Mr. Ricciardi’s wife, of which Mr. Ricciardi may be deemed a beneficial owner. Mr. Ricciardi may be deemed the beneficial owner of 46,460 shares of common stock held by The Christopher Ricciardi Irrevocable Retained Annuity Trust U/A/D January 16, 2008 as a result of his right to re-acquire such shares at any time. Mr. Ricciardi may be deemed the beneficial owner of 504,000 shares of common stock held by Cohen as a result of his position on the Board of Managers of Cohen. Mr. Ricciardi disclaims any interest in the 504,000 shares beyond his pecuniary interest. Mr. Ricciardi may be deemed the beneficial owner of 37,500 shares of common stock held by The Ricciardi Family Foundation as a result of his position on the Board of Directors of the foundation. Mr. Ricciardi disclaims any interest in the 37,500 shares beyond his pecuniary interest. Also includes 38,125 restricted shares that have yet to vest under the AFN equity plan; 8,125 of such restricted shares will vest, pro rata, in two installments from October 31, 2009 until January 31, 2010 and 30,000 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010. The number of shares of common stock with respect to which Mr. Ricciardi has sole voting and dispositive power is 215,210 and 163,022, respectively. The number of shares of common stock with respect to which Mr. Ricciardi shares voting and dispositive power is

4,071,431. This information is based on a Schedule 13D filed with the SEC on June 22, 2009 and additional information provided by Mr. Ricciardi. The address for this stockholder is 135 East 57th Street, 21st Floor, New York, New York 10022.

(4)	Includes 504,000 shares of common stock held by Cohen, which Mr. Cohen may be deemed to control. Mr. Cohen disclaims any interest in the 504,000 shares beyond his pecuniary interest. Also includes 111,034 restricted shares that have yet to vest under the AFN equity plan; 41,034 of such restricted shares will vest, pro rata, in two installments from October 31, 2009 until January 31, 2010 and 70,000 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010. Of these shares, 32,500 shares of common stock are pledged by Mr. Cohen as security.

(5)	Includes 64,951 restricted shares that have yet to vest under the AFN equity plan; 29,951 of such restricted shares will vest, pro rata, in two installments from October 31, 2009 until January 31, 2010 and 35,000 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010.

(6)	Includes 2,300 shares of common stock held by Mr. Longino’s wife. Mr. Longino disclaims beneficial ownership of 2,300 shares of common stock held by his wife. Also includes 112,050 restricted shares that have yet to vest under the AFN equity plan: 4,550 of such restricted shares will vest, pro rata, in two installments from October 31, 2009 until January 31, 2010; 20,000 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 87,500 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(7)	Includes 14,037 restricted shares that have yet to vest under the AFN equity plan; 1,875 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 12,162 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(8)	The shares of common stock are held by Corriente Partners, L.P., which is wholly-owned by Corriente Private Trust. Mr. Dawson is the sole trustee and beneficiary of Corriente Private Trust. Mr. Dawson, through Corriente Private Trust, has voting and investment control with respect to the securities held by Corriente Partners, L.P. The shares of common stock include 14,037 restricted shares that have yet to vest under the AFN equity plan. 1,875 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 12,162 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(9)	Includes 14,037 restricted shares that have yet to vest under the AFN equity plan; 1,875 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 12,162 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(10)	Includes 35,000 restricted shares that have yet to vest under the AFN equity plan; 2,083 of such restricted shares will vest, pro rata, in two installments from October 31, 2009 until January 31, 2010; 3,750 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 29,167 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(11)	Includes 14,037 restricted shares that have yet to vest under the AFN equity plan; 1,875 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 12,162 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(12)	Includes 14,037 restricted shares that have yet to vest under the AFN equity plan; 1,875 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 12,162 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(13)	Includes 14,037 restricted shares that have yet to vest under the AFN equity plan; 1,875 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010 and 12,162 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(14)	Includes 14,037 restricted shares that have yet to vest under the AFN equity plan; 1,875 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 12,162 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

AFN Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AFN’s directors and executive officers and persons who own more than 10% of its common stock, which are referred to in this proxy statement/prospectus as reporting persons, to file reports of ownership and changes in ownership with the SEC. Reporting persons are also required by SEC regulations to furnish AFN with copies of all Section 16(a) forms filed by them with the SEC.

To AFN’s knowledge, based solely on a review of the copies of the Section 16(a) forms furnished to AFN or upon written representations from certain of these reporting persons that no other reports were required, all Section 16(a) filing requirements applicable to the reporting persons were timely filed during AFN’s 2008 fiscal year, except that one of the reporting persons inadvertently did not report on Form 4 his purchase of additional shares of AFN common stock through reinvestment of his dividends, which occurred on January 11, 2008 and April 11, 2008, until April 30, 2009.

Cohen Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of Cohen’s Class A membership units, Class B membership units and Class C membership units as of August 18, 2009 by: (1) each person or entity that is the beneficial owner of more than 5% of any class of the voting securities of Cohen; (2) each executive officer; (3) each manager of Cohen; and (4) all of Cohen’s managers and executive officers as a group.

Cohen Membership Units Beneficial Ownership Table

Name(1)	Class A Units Beneficially Owned(2)	Percentage of Class A Units Outstanding	Class B Units Beneficially Owned(2)	Percentage of Class B Units Outstanding	Class C Units Beneficially Owned(3)	Percentage of Class C Units Outstanding	Percentage of Aggregate Voting Power(4)
Cohen Bros. Financial, LLC(4)(10)	8,500,000	52.7%	8,500,000	52.7%	8,500,000	100%	99.1%
Cohen Financial Group, Inc.(5)(10)	2,257,846	14.0%	2,257,846	14.0%	—	—	*
Daniel G. Cohen(6)(10)	10,757,846	66.7%	10,757,846	66.7%	8,500,000	100%	99.4%
Christopher Ricciardi(7)(10)	2,335,797	14.5%	2,335,797	14.5%	—	—	*
James J. McEntee III(8)(10)	1,020,554	6.3%	1,020,554	6.3%	—	—	*
Lars Norell	1,001,056	6.2%	1,001,056	6.2%	—	—	*
Joseph W. Pooler, Jr.(9)	6,600	*	6,600	*	—	—	*
All executive officers and directors as a group(9) (4 persons)	14,120,797	87.5%	14,120,797	87.5%	8,500,000	100%	99.8%

*	Beneficial ownership of less than 1% of the class is omitted.

(1)	The address of each executive officer and entity listed is 2929 Arch Street, 17th Floor, Philadelphia, PA 19104-2870.

(2)	Cohen Class A membership units have no voting power. Cohen Class B membership units are granted one vote per unit. As of August 18, 2009, excluding options and LTIP units, there were 16,136,253 Class B membership units outstanding.

(3)	Cohen Class C membership units are granted one hundred votes per unit.

(4)	Mr. Cohen beneficially owns all of the membership units of Cohen Bros. Financial. Mr. Cohen is the sole member of Cohen Bros. Financial and has sole voting and dispositive power over all of its membership units. Cohen Bros. Financial pledged all of its Cohen membership units to secure Cohen’s 2009 Credit Facility.

(5)	The board of directors of CFG is composed of Daniel G. Cohen, Christopher Ricciardi, and James J. McEntee, III, all of whom own stock in CFG. CFG Class A common stock does not have any voting rights. CFG Class B common stock has voting rights. Daniel G. Cohen owns 100% of the Class B Shares, and thus controls all of the voting power of CFG. CFG will be liquidated.

(6)	Mr. Cohen is a manager and the Chairman of the board of Cohen. This includes 8,500,000 Cohen Class A membership units, 8,500,000 Cohen Class B membership units, 8,500,000 Cohen Class C membership units held by Cohen Bros. Financial, and 2,257,846 Cohen Class A membership units and 2,257,846 Cohen Class B membership units held by CFG. Mr. Cohen is the sole member of Cohen Bros. Financial and has sole voting and dispositive power over all of its membership units.

(7)	Mr. Ricciardi is a manager and the Chief Executive Officer of Cohen. This includes 531,859 Cohen Class A membership units and 531,859 Cohen Class B membership units held by Christopher Ricciardi Grantor Retained Annuity Trust in addition to the 1,803,938 Cohen Class A membership units and 1,803,938 Cohen Class B membership units held by Mr. Ricciardi personally.

(8)	Mr. McEntee is a manager and the chief operating officer of Cohen. This includes 1,020,554 Cohen Class A membership units and 1,020,554 Cohen Class B membership units held by Mr. McEntee personally.

(9)	Mr. Pooler is the Chief Financial Officer of Cohen. This includes 6,600 vested options for Cohen Class A membership units and 6,600 vested options for Cohen Class B membership units.

(10)	Amounts exclude the number of Cohen Class A membership units and Cohen Class B membership units that will be distributed to each holder of CFG Class A common stock upon CFG’s liquidation. These amounts are as follows: Cohen Bros. Financial – 186,392 Class A membership units and 186,392 Class B membership units; Mr. Ricciardi – 38,811 Class A membership units and 38,811 Class B membership units; and Mr. McEntee – 16,958 Class A membership units and 16,958 Class B membership units.

Principal Stockholders of AFN Post-Business Combination

The following table sets forth the anticipated beneficial ownership of AFN after all transactions contemplated by the merger agreement have been completed, including the liquidation of CFG and the 1-for-10 reverse stock split of the outstanding shares of AFN common stock, for (1) each person or entity that will be the beneficial owner of more than 5% of AFN’s common stock post-business combination; (2) each AFN executive officer post-business combination; (3) each AFN director post-business combination; and (4) all of AFN’s directors and executive officers as a group post-business combination.

Name	Common Stock to be Beneficially Owned(1)	Percent of Class
Five or greater percent owner:
Eton Park	647,701	6.1%
James J. McEntee, III	640,299	6.0%
Lars Norell	591,369	5.6%

Directors and Executive Officers:
Daniel G. Cohen(2)	409,211	3.8%
Christopher Ricciardi(3)	1,791,024	16.8%
Joseph W. Pooler, Jr.(4)	79,571	*
Rodney E. Bennett(5)	3,834	*
Marc Chayette(6)	2,984	*
Thomas P. Costello(7)	5,344	*
G. Steven Dawson(8)	9,354	*
Joseph M. Donovan(9)	—	*
Jack Haraburda(10)	5,144	*
Lance Ullom(11)	13,794	*
Charles W. Wolcott(12)	8,084	*
All executive officers and directors as a group (11 persons)	2,227,544	20.9%

*	Beneficial ownership of less than 1% of the class is omitted.

(1)	Based on 10,645,283 shares of AFN common stock issued and outstanding post-business combination. Assumes all individuals listed will convert their Cohen membership units into shares of AFN’s common stock after the transactions contemplated by the merger agreement have been completed, with the exception of Mr. Cohen, who will continue to directly hold 4,983,557 recapitalized Cohen membership units.

(2)	Mr. Cohen will be the Chairman of the board, Chief Executive Officer of AFN and chief investment officer of the Asset Management business of AFN post-business combination. Mr. Cohen may be deemed the beneficial owner of 50,400 shares of AFN common stock held by Cohen as a result of his position on the Board of Managers of Cohen. Mr. Cohen disclaims any interest in the 50,400 shares beyond his pecuniary interest. The common stock represents the shares of unrestricted and restricted AFN common stock that Mr. Cohen directly held in AFN before the business combination; 11,103 shares have yet to vest; 4,103 of such restricted shares will vest, pro rata, in two installments from October 31, 2009 until January 31, 2010; and 7,000 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010. Of these shares, 3,250 shares of common stock are pledged by Mr. Cohen as security. In addition, Mr. Cohen will own 1 share of Series A preferred stock, which will be 100% of the authorized, issued and outstanding Series A preferred stock of AFN and which, after June 30, 2010, will be convertible into 4,983,557 shares of Series B preferred stock and will represent approximately 31.9% of the voting power of AFN common stock (assuming all Cohen members except Mr. Cohen elect to receive shares of AFN common stock in the business combination and there is no change in AFN’s capitalization).

(3)

Mr. Ricciardi will be the President of AFN and chief executive officer of the Broker-Dealer business of AFN post-business combination. The common stock represents the membership units that Mr. Ricciardi held personally and that the Christopher Ricciardi Grantor Retained Annuity Trust held in Cohen before the business combination as well as the shares of AFN common stock that Mr. Ricciardi may have been deemed to be the beneficial owner of before the business combination. Includes 37,157 shares held by Mr. Ricciardi’s wife, of which Mr. Ricciardi may be deemed a beneficial owner. Mr. Ricciardi may be deemed the beneficial owner of 50,400 shares of AFN common stock held by Cohen as a result of his position on the Board of Managers of Cohen. Mr. Ricciardi disclaims any interest in the 50,400 shares beyond his pecuniary interest. Mr. Ricciardi may be deemed the beneficial owner of 309,784 shares of common stock held by The Christopher Ricciardi Irrevocable Retained Annuity Trusts U/A/D January 16, 2008 as a result of his right to re-acquire such shares at any time. Mr. Ricciardi may be deemed the beneficial owner of 3,750 shares of common stock held by The Ricciardi Family Foundation as a result of his position on the Board of Directors of the foundation. Mr. Ricciardi disclaims any interest in the 3,750 shares beyond his pecuniary interest. Also includes 3,812 restricted shares that have yet to vest under the AFN equity plan; 812 of such restricted shares will vest, pro rata, in two installments from October 31, 2009 until January 31, 2010 and 3,000 of such restricted shares will vest, pro rata, in three installments from October 30, 2009 until April 30, 2010. The number of shares of common stock with respect to which Mr. Ricciardi would have sole voting and dispositive power is 1,383,881 and 1,380,069, respectively. The number of shares of common stock with respect to which Mr. Ricciardi shares voting and dispositive power is 407,143. With respect to AFN common stock that Mr. Ricciardi may have been deemed the beneficial owner of before the business combination, this information is based on a Schedule 13D filed with the SEC on July 2, 2009 and other information provided by Mr. Ricciardi. The address for this stockholder is 135 East 57th Street, 21st Floor, New York, New York 10022.

(4)	Mr. Pooler will be the Chief Financial Officer of AFN post-business combination. Mr. Pooler may be deemed the beneficial owner of 50,400 shares of AFN common stock held by Cohen as a result of his position on the Board of Managers of Cohen. Mr. Pooler disclaims any interest in the 50,400 shares beyond his pecuniary interest. The common stock represents the LTIP units that Mr. Pooler held in Cohen as well as 600 shares of AFN common stock that Mr. Pooler held before the business combination. Of the 600 shares of AFN common stock, 150 restricted shares of AFN common stock have yet to vest and will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010.

(5)	Mr. Bennett will be a director of AFN post-business combination. The common stock represents the AFN common stock Mr. Bennett held before the business combination. Includes 1,403 restricted shares that have yet to vest; 187 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 1,216 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(6)	Mr. Chayette will be a director of AFN post-business combination. The common stock represents the AFN common stock Mr. Chayette held before the business combination. Includes 1,403 restricted shares that have yet to vest; 187 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 1,216 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(7)	Mr. Costello will be a director of AFN post-business combination. The common stock represents the shares Mr. Costello held before the business combination. Includes 1,403 restricted shares that have yet to vest; 187 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 1,216 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(8)	Mr. Dawson will be a director of AFN post-business combination. The common stock represents the AFN common stock held by Corriente Partners, L.P., which is wholly-owned by Corriente Private Trust before the business combination. Mr. Dawson is the sole trustee and beneficiary of Corriente Private Trust. Mr. Dawson, through Corriente Private Trust, has voting and investment control with respect to the securities held by Corriente Partners, L.P. Also includes 1,403 restricted shares of AFN common stock that have yet to vest; 187 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 1,216 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(9)	Mr. Donovan will be a director of AFN post-business combination.

(10)	Mr. Haraburda will be a director of AFN post-business combination. The common stock represents the AFN common stock Mr. Haraburda held before the business combination. Includes 1,403 restricted shares that have yet to vest; 187 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 1,216 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(11)	Mr. Ullom will be a director of AFN post-business combination. The common stock represents the AFN common stock Mr. Ullom held before the business combination. Includes 1,403 restricted shares that have yet to vest; 187 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 1,216 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

(12)	Mr. Wolcott will be a director of AFN post-business combination. The common stock represents the AFN common stock Mr. Wolcott held before the business combination. Includes 1,403 restricted shares that have yet to vest; 187 of such restricted shares will vest, pro rata, in three installments from October 31, 2009 until April 30, 2010; and 1,216 of such restricted shares will vest, pro rata, in seven installments from October 31, 2009 until April 30, 2011.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

FOR THE COMBINED COMPANY

The following unaudited pro forma condensed combined financial statements of the combined company give effect to the business combination as if the business combination had been completed as of the beginning of the period presented with respect to the pro forma statements of operations, and as of June 30, 2009, with respect to the pro forma balance sheet. We have adjusted the historical consolidated financial statements of both Cohen and AFN to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The historical per share amounts of AFN in this section have been adjusted to reflect the AFN reverse stock split that is required to occur prior to the completion of the business combination. The manner in which Cohen and AFN calculate pro forma financial information may differ from similarly titled measures reported by other companies.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the business combination had been completed on the date or at the beginning of the periods indicated above. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the resulting combined company. These statements do not give effect to (1) AFN’s or Cohen’s results of operations or other transactions or developments since June 30, 2009, (2) the impact of possible enhancements, expense efficiencies or synergies expected to result from the business combination, or (3) the effects of events or developments that may occur subsequent to the business combination. The foregoing matters could cause both the combined company’s pro forma historical financial position and results of operations, and the combined company’s actual future financial position and results of operations, to differ materially from those presented in the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet and statement of operations and accompanying notes should be read in conjunction with the historical consolidated financial statements of Cohen and AFN, which are included in this proxy statement/prospectus.

Alesco Financial Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2009

(Dollars in thousands)

	Historical		Pro Forma
	Cohen	AFN	Adjustments	Note		Combined Company
Assets
Investments in securities	$7,288	$2,349,220	$(398)	3.1		$2,351,117
			(4,993)	3.2
Other investments, at fair value	37,866	—	—			37,866
Investment in loans	—	1,497,348	(477,637)	3.3		1,019,711
Cash and cash equivalents	17,063	88,922	(5,375)	3.4		100,610
Restricted cash	—	69,668	—			69,668
Accrued interest receivable	—	20,901	—			20,901
Intangible assets	9,657	—	—			9,657
Receivables	15,804	—	(6,512)	3.5		9,292
Due from related parties	2,499	—	—			2,499
Other assets	17,136	31,531	(3,668)	3.6		21,994
			(18,524)	3.7
			(3,975)	3.8
			(506)	3.4

Total assets	$107,313	$4,057,590	$(521,588)			$3,643,315

Liabilities and equity
Indebtedness
Trust preferred obligations	$—	$138,203	$—			$138,203
Securitized mortgage debt	—	789,598	(428,587)	3.9		361,011
CDO notes payable	—	2,106,752	(400,722)	3.9		1,701,037
			(4,993)	3.2
Warehouse credit facilities	—	106,582	—			106,582
Recourse indebtedness	39,179	77,703	(23,826)	3.9		93,056

Total indebtedness	39,179	3,218,838	(858,128)			2,399,889
Accrued interest payable	—	19,682	—			19,682
Related party payable	—	6,512	(6,512)	3.5		—
Due to broker	10,266	—	—			10,266
Accrued compensation	7,335	—	—			7,335
Derivative liabilities	—	191,087	—			191,087
Accounts payable and other liabilities	12,852	13,286	(3,000)	3.11	(B)	246,893
			223,755	3.6

Total liabilities	69,632	3,449,405	(643,885)			2,875,152

Equity
Members’ equity	38,878	—	(38,878)	3.11		—
Common stock, par value	—	60	(49)	3.11		11
Additional paid-in-capital	—	484,934	(424,172)	3.11		60,762
Accumulated other comprehensive loss	(1,197)	(12,705)	12,705	3.11		(1,197)
Accumulated earnings (deficit)	—	(67,664)	536,612	3.11		468,948

Total parent stockholders’ equity	37,681	404,625	86,218			528,524
Noncontrolling interests in subsidiaries	—	203,560	36,079	3.11		239,639

Total equity	37,681	608,185	122,297			768,163

Total liabilities and equity	$107,313	$4,057,590	$(521,588)			$3,643,315

See notes to the unaudited pro forma condensed combined financial statements.

Alesco Financial Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six-Months Ended June 30, 2009

(In thousands, except share and per share amounts)

	Historical		Pro Forma
	Cohen	AFN	Adjustments	Note		Combined Company
Revenue:
Investment interest income	$—	$190,265	$33,066	3.3		$223,331
Investment interest expense	—	(112,355)	716	3.7		(182,959)
			(71,360)	3.9
			40	3.2
Provision for loan losses	—	(100,154)	—			(100,154)

Net investment income (loss)	—	(22,244)	(37,538)			(59,782)
New issue	745	—	—			745
Asset management	16,913	—	(6,668)	3.5		10,245
Principal transactions and other income (loss)	(1,304)	—	1,579	3.2		99
			(176)	3.1
Net trading	21,011	—	—			21,011

Total revenues	37,365	(22,244)	(42,803)			(27,682)
Operating expenses:
Compensation and benefits	34,095	—	128	3.12		34,223
Depreciation and amortization	1,289	—	—			1,289
Related party management compensation	—	6,842	(6,668)	3.5		—
			(174)	3.12
General and administrative	10,123	8,638	—			18,761

Total operating expenses	45,507	15,480	(6,714)			54,273
Other income and expense:
Interest and other income (expense)	(2,661)	592	—			(2,069)
Net change in fair value of financial instruments	6	579,524	(1,619)	3.2		577,911
Gain (loss) on other investments and intangible assets	(3,858)	(4,748)	—			(8,606)
Net realized gain (loss) on sale of assets	4,484	(16,126)	—			(11,642)

Income (loss) before provision for income taxes	(10,171)	521,518	(37,708)			473,639
Provision for income taxes	(188)	(22,568)	(64,980)	3.14		(87,736)

Net income (loss)	$(10,359)	$498,950	$(102,688)			$385,903
Less: Net (income) loss attributable to noncontrolling interests	11	(161,118)	9,490	3.10		(254,300)
			(102,683)	3.11	(A)

Net income (loss) attributable to controlling interests	$(10,348)	$337,832	$(195,881)			$131,603

Earning (loss) per share-basic:
Basic earnings (loss) per share	$(1.08)	$56.15				$12.36

Weighted-average shares outstanding-basic	9,611,708	6,017,079		3.13		10,645,230

Earnings (loss) per share-diluted:
Diluted earnings (loss) per share	$(1.08)	$56.15				$12.36

Weighted-average shares outstanding-diluted	9,611,708	6,017,079		3.13		10,645,230

See notes to the unaudited pro forma condensed combined financial statements.

Alesco Financial Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2008

(In thousands, except share and per share amounts)

	Historical		Pro Forma
	Cohen	AFN	Adjustments	Note		Combined Company
Revenue:
Investment interest income	$—	$554,042	$98,276	3.3		$652,318
Investment interest expense	—	(439,835)	1,907	3.7		(545,321)
			(108,104)	3.9
			711	3.2
Provision for loan losses	—	(61,107)	—			(61,107)

Net investment income (loss)	—	53,100	(7,210)			45,890
New issue	7,249	—	—			7,249
Asset management	63,844	—	(18,649)	3.5		45,195
Principal transactions and other income (loss)	(6,202)	—	5,054	3.2		31
			1,179	3.1
Net trading	18,398	—	—			18,398

Total revenues	83,289	53,100	(19,626)			116,763
Operating Expenses:
Compensation and benefits	53,115	—	1,712	3.12		54,827
Depreciation and amortization	4,023	—	—			4,023
Related party management compensation	—	19,585	(18,649)	3.5		—
			(936)	3.12
General and administrative	21,328	14,581	—			35,909

Total operating expenses	78,466	34,166	(17,873)			94,759
Other income and expense:
Interest and other income (expense)	(8,546)	3,910	—			(4,636)
Net change in fair value of financial instruments	(597)	(214,452)	(5,765)	3.2		(220,814)
Gain (loss) on other investments and intangible assets	(1,816)	(8,362)	—			(10,178)
Loss on disposition of consolidated investments	—	(5,558)	—			(5,558)
Gain on repurchase of debt	—	56,409	—			56,409
Net realized loss on sale of assets	—	(12,934)	—			(12,934)

Income (loss) before benefit (provision) for income taxes	(6,136)	(162,053)	(7,518)			(175,707)
Benefit (provision) for income taxes	(2,049)	26,189	—			24,140

Net income (loss)	$(8,185)	$(135,864)	$(7,518)			$(151,567)
Less: Net (income) loss attributable to noncontrolling interests	1,259	(10,479)	1,808	3.10		50,979
			58,391	3.11	(A)

Net income (loss) attributable to controlling interests	$(6,926)	$(146,343)	$52,681			$(100,588)

Loss per share-basic
Basic loss per share	$(0.72)	$(24.61)				$(9.51)

Weighted-average shares outstanding-basic	9,611,708	5,947,094		3.13		10,575,245

Loss per share-diluted
Diluted loss per share	$(0.72)	$(24.61)				$(9.51)

Weighted-average shares outstanding-diluted	9,611,708	5,947,094		3.13		10,575,245

See notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(Dollars in thousands, except share and per share data)

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial statements give effect to the business combination in a transaction to be accounted for as a purchase business combination in accordance with SFAS No. 141(R), and as if the acquisition of AFN had been completed as of June 30, 2009, for balance sheet purposes, and at the beginning of the periods presented for statements of operations purposes. The business combination will be accounted for as a reverse merger. Accordingly, from an accounting perspective, Cohen will be treated as the acquirer. Cohen will record the acquisition of AFN’s assets and the assumption of AFN’s liabilities at their estimated fair values as of the effective date of the business combination. The consideration transferred (that is, the purchase price or cost of the business combination) will be equal to the market capitalization of AFN’s common stock as of the effective date of the business combination.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been completed during the period or as of the dates for which the pro forma data is presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

The purchase price for AFN has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the assumed date of acquisition as described above. The purchase price allocation reflected in the unaudited pro forma condensed combined financial statements is preliminary, and final allocation of the purchase price will be based upon the actual purchase price (market capitalization) and the fair value of the actual assets and liabilities of AFN as of the date of the completion of the business combination. Accordingly, the actual purchase accounting adjustments will likely differ materially from the pro forma adjustments reflected in these statements.

Certain reclassifications have been made to the AFN historical balances in the unaudited pro forma condensed combined financial statements in order to conform to the Cohen presentation. While Cohen and AFN have completed a preliminary review of their respective accounting and financial reporting policies as compared to those used by the other company, this review is ongoing and will continue until completion of the business combination. As such, additional reclassifications or pro forma adjustments may be identified.

Note 2 – Purchase Price of AFN

For the purpose of preparing the accompanying unaudited pro forma condensed combined balance sheet as of August 14, 2009, the purchase price was calculated as follows:

AFN shares issued and outstanding	6,016,924
Less: Unvested restricted shares	(45,487)

Total shares subject to acquisition	5,971,437
Multiplied by	$7.20	(a)

Value of shares	$42,994

(a)	The merger agreement requires that a 1 for 10 reverse stock split occur prior to the completion of the business combination. $7.20 represents the closing stock price of AFN on August 14, 2009, as adjusted to reflect the impact of the AFN reverse stock split.

The following table provides a sensitivity analysis for the range of possible outcomes of the estimated purchase price based upon the identified percentage increases and decreases to the July 9, 2009 closing stock price of AFN. Note that the stock price information is adjusted to reflect the impact of the AFN reverse stock split.

	-20% Stress	-10% Stress	August 14, 2009 Stock Price (Actual)	+10% Stress	+20% Stress
AFN stock price	$5.76	$6.48	$7.20	$7.92	$8.64
Shares subject to acquisition	5,971,437	5,971,437	5,971,437	5,971,437	5,971,437

Estimated purchase price	$34,395	$38,695	$42,994	$47,294	$51,593

The following is a summary of the preliminary allocation of the above purchase price based upon the fair value of the assets and liabilities of AFN as of June 30, 2009:

	Estimated Fair Value of Net Assets on Balance Sheet	Estimated Fair Value of Net Assets included in Non-Recourse Consolidated VIEs	Total Estimated Fair Value
Assets acquired:
Investments in securities	$6,605	$2,342,615	$2,349,220
Investment in loans	8,568	1,011,143	1,019,711
Cash and cash equivalents	88,922	—	88,922
Restricted cash	—	69,668	69,668
Accrued interest receivable	—	20,950	20,950
Other Assets	3,402	5,937	9,339

Liabilities assumed:
Trust preferred obligations	$—	$(138,203)	$(138,203)
Securitized mortgage debt	—	(361,012)	(361,012)
CDO notes payable	—	(1,706,030)	(1,706,030)
Warehouse credit facilities	—	(106,582)	(106,582)
Recourse indebtedness	(53,877)	—	(53,877)

Accrued interest payable	(797)	(18,934)	(19,731)
Related party payable	(35)	(6,477)	(6,512)
Accounts payable and other liabilities	(2,899)	(234,142)	(237,041)
Derivative liabilities	(600)	(190,487)	(191,087)
Noncontrolling interests	—	(1,146)	(1,146)

Net controlling equity	$49,289	$687,300	$736,589
Purchase price for net assets acquired			$42,994

Bargain Purchase			$693,595

The above table allocates the net assets of AFN into two categories: (1) On-balance sheet; and (2) Non-recourse consolidated VIEs. The on-balance sheet category includes those assets and liabilities that are held directly by AFN and are not consolidated into the financial statements as a result of a variable interest in a special purpose entity, such as a CDO.

AFN currently holds the following notional amounts of preference shares or subordinated interests in consolidated VIEs: $218.6 million in TruPS CDOs, $48.1 million in leveraged loan CLOs, $38.5 million in a leveraged loan warehouse facility, $45.6 million in a whole-loan mortgage securitization and $90 million in Kleros Real Estate CDOs. AFN’s historical stockholders’ equity and the purchase accounting allocations identified above include the effects of accounting for each of the underlying assets and liabilities of our consolidated VIEs as separate units of account. However, if for accounting purposes AFN were to use the notional amounts of preference shares or subordinated interests that it directly owns as the unit of account, its net asset value would be materially different. As of June 30, 2009, AFN estimates the aggregate fair value of its investments in preference shares and subordinated interests of consolidated VIEs to be approximately $3.3 million. Therefore, if for accounting purposes AFN were to use the notional amounts of preference shares or subordinated interests that it directly owns as the unit of account and it were to value these interests at its estimated fair value of $3.3 million, then its net controlling equity would be approximately $52.6 million and the resulting bargain purchase would be approximately $9.6 million.

The allocation of the purchase price to the consolidated assets and liabilities of AFN results in an estimated bargain purchase of $693.6 million (which is essentially the difference between the fair value of AFN’s net assets and its market capitalization). The ultimate amount of a bargain purchase, if any, will be determined at the completion of the merger.

NOTE 3 – PRO FORMA ADJUSTMENTS

3.1 Elimination of Cohen’s investment in AFN common stock and any dividend income and unrealized (gains) losses included in Cohen’s historical financial statements.

3.2 Elimination of Cohen’s investment in the debt securities issued by AFN’s consolidated CDO entities and any interest income and unrealized (gains) losses included in Cohen’s historical financial statements.

3.3 The following table includes the estimated fair value adjustments to AFN’s investment in loans and securities. The difference between the fair value at the date of the business combination and the outstanding par balance of the loan or security will be amortized to earnings on an effective yield basis over the estimated remaining life of the underlying loan or security as an adjustment to interest income:

	Fair Value Adjustment	Weighted- average amortization period (in years)	Pro Forma amortization adjustment (Six-months ended June 30, 2009)	Pro Forma amortization adjustment (Year-ended December 31, 2008)
Investment in TruPS debt securities(A)	$—	27.3	$8,464	$5,267
Investment in residential mortgages(B)	(390,345)	27.2	16,110	39,315
Investment in leveraged loans(B)	(87,292)	3.9	8,492	53,694

Total	$(477,637)		$33,066	$98,276

(A)	Investments in TruPS debt securities are recorded at fair value in AFN’s historical financial statements and therefore, no purchase price allocation adjustment is required.
(B)	The fair value of investments in residential mortgages and leveraged loans are estimated using internal valuation models. The investments in residential mortgages and leveraged loans do not trade in active markets and, therefore, observable price quotations are not available. Fair value is determined based on prices of comparable instruments or discounted cash flow models using current interest rates, estimates of the term of the particular instrument, specific issuer information, including estimates of comparable market credit spreads and other market data.

3.4 To record cash to be used by Cohen and AFN to pay transaction related costs not disbursed as of June 30, 2009 and the reclassification of previously capitalized Cohen transaction related costs to additional paid in capital. See also note 3.11. The estimated transaction costs include fees paid to investment bankers, legal and accounting professionals, severance and retention costs, and other miscellaneous costs.

The pro forma combined statement of operations for the six months ended June 30, 2009 includes $4.1 million of material non-recurring professional fee expenses that are directly attributable to the business combination.

3.5 Elimination of Cohen’s $6.5 million collateral management fee receivable at June 30, 2009 related to services provided to CDO entities consolidated within the financial statements of AFN. The corresponding amount was eliminated from AFN’s related party payable balance.

Elimination of Cohen’s asset management fee revenue of $6.7 million and $18.6 million for the three and twelve month periods ended June 30, 2009 and December 31, 2008, respectively, related to external management services provided to AFN under the terms of the Management Agreement and services provided to CDO entities consolidated within the financial statements of AFN. The corresponding amount was eliminated from AFN’s related party management compensation.

3.6 To record a valuation allowance for approximately $3.7 million of deferred tax assets because it is more likely than not that the combined company will not be able to realize tax benefits due to Section 382 of the Internal Revenue Code limitations on the net operating loss carryforwards of AFN. Additionally, we recorded a deferred tax liability relating to the recording of temporary differences resulting from purchase accounting.

3.7 To record the write-off of certain AFN deferred costs, and related amortization of such costs, associated with indebtedness included in AFN’s historical consolidated financial statements.

3.8 To record the accelerated vesting of prepaid retention bonuses that Cohen previously paid to its employees. The terms of the retention arrangements require immediate vesting of the retention bonus upon the completion of the business combination.

The pro forma combined financial statement of operations for the six months ended June 30, 2009 includes $8.5 million of compensation and benefits expense relating to the Cohen retention agreements.

3.9 The following table includes the estimated fair value adjustments to AFN’s indebtedness. The difference between the fair value as of the date of the business combination and the principal amount of indebtedness will be amortized to earnings over the estimated remaining life of the underlying indebtedness as an adjustment to interest expense:

	Fair Value Adjustment	Weighted- average amortization period (in years)	Pro Forma amortization adjustment (Six-months ended June 30, 2009)	Pro Forma amortization adjustment (Year-ended December 31, 2008)
Securitized mortgage debt	$(428,587)	27.2	$(21,969)	$(41,516)
CDO notes payable	(400,722)	24.9	(48,332)	(65,114)
Warehouse credit facilities	—	—	—	—
Recourse indebtedness	(23,826)	18.1	(1,059)	(1,474)

Total(A)	$(853,135)		$(71,360)	$(108,104)

(A)	At June 30, 2009, our debt obligations do not trade in active markets and thus there are not observable external prices to use in pricing the debt. In addition, there is currently not an active market in the types of debt obligations outstanding at June 30, 2009. Valuations have been estimated using information we believe that market participants would use to value these obligations. Such information includes pricing data obtained from third parties, valuations of similar types of instruments, an analysis of the underlying collateral information, market credit spreads and current market interest rates.

3.10 The following table includes the necessary adjustments to allocate purchase accounting adjustments to the noncontrolling interest holders of certain AFN CDO investments:

	Adjustments associated with CDO noncontrolling Interests	Pro Forma adjustment (Three-months ended June 30, 2009)	Pro Forma adjustment (Year-ended December 31, 2008)
Fair value adjustments on TruPS CDO non-controlling interests	$(205,663)	$541	$(1,843)
Fair value adjustments on leveraged loan CLO non-controlling interests	3,250	8,949	3,651

Total(A)(B)	$(202,413)	$9,490	$1,808

(A)	See note 3.11 for further details on adjustments associated with CDO noncontrolling interests.
(B)	The noncontrolling interests included in AFN’s historical balance sheet relate to the portion of the equity in consolidated CDO entities that are not owned by AFN. The equity interests in these CDO entities do not trade in active markets and therefore there are not observable external prices to use in pricing the securities. In the absence of observable price quotations, fair value is determined based on prices of comparable securities, or discounted cash flow models using current interest rates, estimates of the term of the particular instrument, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market.

3.11 The following table includes the purchase accounting adjustments to total equity:

Investment Description	Adjustments associated with CDO Noncontrolling Interests	Reversal of Historical AFN Equity Accounts	Reclass Cohen Equity to Corporate Presentation	Records Cohen’s Prepaid Retention Bonus	Recognition of Cohen’s Emporia Sale Deferred Income (B)	Issuance of Shares as Merger Consideration	Estimated Transaction Costs	Elimination of Cohen’s Investment in AFN Stock	Bargain Purchase	Allocation to Daniel G. Cohen’s Noncontrolling Interest(A)	Pro Forma Adjustment
Noncontrolling interests	$(202,413)	$—	$—	$—	$—	$—	$—	$—	$—	$238,492	$36,079
Members’ equity	—	—	(38,878)	—	—	—	—	—	—	—	(38,878)
Common stock, par value	—	(60)	10	—	—	6	—	—	—	(5)	(49)
Additional paid-in capital	—	(484,934)	38,868	—	—	42,988	(1,369)	(399)	—	(19,326)	(424,172)
Accumulated other comprehensive loss	—	12,705	—	—	—	—	—	—	—	—	12,705
Accumulated earnings (deficit)	—	67,664	—	(3,975)	3,000	—	(4,511)	—	693,595	(219,161)	536,612

Total equity	$(202,413)	$(404,625)	$—	$(3,975)	$3,000	$42,994	$(5,880)	$(399)	$693,595	$—	$122,297

(A)	Subsequent to the transaction date, Mr. Cohen will directly hold 31.9% of the membership units in Cohen, which will be the main operating subsidiary of the combined company. The pro forma amounts assume that all membership units of Cohen, except for those held by Mr. Cohen, are to be held directly by AFN and AFN will consolidate Cohen within its financial statements. Mr. Cohen’s 31.9% ownership interest in Cohen will be accounted for by the combined company as a noncontrolling interest. Below is a summary of amounts allocated to Mr. Cohen:

Cohen’s historical members’ equity as of June 30, 2009	$37,681
Less: Noncontrolling interests in Cohen’s historical balance sheet	—
Elimination of Cohen’s investment in AFN stock	(399)
Reversal of Cohen’s prepaid retention bonus	(3,975)
Recognition of Cohen’s deferred income on Emporia sale	3,000
Other estimated Cohen non-capitalized transaction costs	(2,892)

Cohen’s pre-combination carrying amount of net assets	$33,415
Mr. Cohen’s ownership percentage in Cohen	51.8%

Allocation of pre-combination carrying amount of net assets to Mr. Cohen’s noncontrolling interest		$17,326
Bargain purchase	$693,595
Mr. Cohen’s ownership percentage in the combined company	31.9%

Allocation of post combination bargain purchase to Mr. Cohen’s noncontrolling interest		221,166

Total allocation to Mr. Cohen’s noncontrolling interest		$238,492

(B)	As previously disclosed, on February 27, 2009, Cohen sold each of the Emporia I, II and III collateral management contracts (AFN had equity interests in Emporia II and III) to an unrelated third party. The sale of the Emporia II and III collateral management contracts required AFN’s consent as holder of the equity interests in Emporia II and III. In consideration for AFN’s consent to enter into such transaction, Cohen and AFN entered into an arrangement which requires Cohen to pay $3 million to AFN in the event that the proposed business combination is not completed. In the event that the proposed merger with Cohen is consummated, Cohen shall not be obligated to pay the $3 million to AFN. Therefore, this adjustment recognizes the deferred revenue included in Cohen’s historical financial statements since the pro forma financial statements assume the business combination is completed.

3.12 To reclassify amounts relating to share based compensation to compensation and benefits within the statements of operations. These amounts relate to awards granted by AFN prior to the business combination that remain unvested as of the effective time of the business combination. The unvested shares will vest post-business combination, so long as the individuals continue to provide service to the combined company. Subsequent to the business combination, the awards will be accounted for in accordance with FAS 123(R) and therefore, compensation expense is adjusted to reflect the measurement date of the unvested awards to be the effective date of the business combination.

3.13 The pro forma combined weighted-average common shares outstanding is comprised of the following:

	Six-months ended June 30, 2009	Year-ended December 31, 2008
AFN weighted-average common shares outstanding prior to merger(1)	6,017,079	5,947,094
Common shares to be issued in connection with registration statement	4,628,151	4,628,151

Total pro forma combined weighted-average common shares outstanding	10,645,230	10,575,245

(1)	The merger agreement requires that a 1-for-10 reverse stock split occur prior to the completion of the business combination and therefore, the AFN common shares included above have been adjusted to reflect the impact of the AFN reverse stock split.

3.14 To record the income tax provision resulting from the estimated taxable income of the combined companies adjusted for the net impact of all the pro forma adjustments using an estimated effective income tax rate of 40%. The pro-forma income tax adjustments assume that it is more likely than not that the combined company will not be able to realize the tax benefits associated with any of AFN’s net operating loss carryforwards that exist as of the assumed merger date.

DESCRIPTION OF AFN’S CAPITAL STOCK

Rights of AFN’s stockholders are governed by the MGCL, its charter (including any articles supplementary), and its bylaws. The following is a summary of the material provisions of AFN’s stock, and may not contain all of the information about AFN’s stock that may be important to you. You should refer to the full text of AFN’s charter and bylaws, which are incorporated by reference into this proxy statement/prospectus. For additional information, see “Where You Can Find More Information” beginning on page [—].

Authorized Stock

AFN’s charter provides that it may issue up to 100 million shares of common stock, par value $0.001 per share, and 50 million shares of preferred stock, par value $0.001 per share. As of August 17, 2009, AFN had 55 holders of record of its common stock who held in the aggregate 60,169,240 shares of common stock, and no holders of record of its preferred stock.

On February 20, 2009, the AFN board of directors adopted resolutions reclassifying: (1) one authorized but unissued share of preferred stock, par value $0.001 per share, as a series of preferred stock designated as “Series A Voting Convertible Preferred Stock,” and referred to in this proxy statement/prospectus as Series A preferred stock, and (2) 4,983,557 authorized but unissued shares of AFN preferred stock, par value $0.001 per share, as a series of preferred stock designated “Series B Voting Non-Convertible Preferred Stock,” and referred to in this proxy statement/prospectus as Series B preferred stock. AFN will file articles supplementary setting forth the terms of the Series A preferred stock and Series B preferred stock before the completion of the business combination.

In the business combination, AFN plans to issue one share of Series A preferred stock to Cohen Bros. Financial, an entity wholly owned by Daniel G. Cohen, which is convertible into 4,983,557 shares of Series B preferred stock.

Common Stock

All shares of AFN common stock that AFN may offer under this proxy statement/prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of shares of AFN common stock are entitled to receive distributions on such stock when, as and if authorized by the board of directors out of funds legally available therefor and declared by AFN and to share ratably in the assets legally available for distribution to AFN’s stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all of AFN’s known debts and liabilities, including the preferential rights on dissolution of any class or classes of preferred stock.

Each outstanding share of AFN common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of the AFN board of directors, which means that the holders of a plurality of the outstanding shares of AFN common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of AFN common stock have no preference, conversion, exchange, sinking fund, redemption or, so long as AFN’s stock remains listed on a national stock exchange, appraisal rights and have no preemptive rights to subscribe for any of AFN’s securities. Shares of AFN common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. AFN’s charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because certain operating assets may be held by AFN’s subsidiaries, this may mean that a subsidiary of AFN may be able to merge or sell all or substantially all of its assets without a vote of AFN’s stockholders.

AFN’s charter authorizes its board of directors to reclassify any unissued shares of AFN common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

AFN’s charter authorizes its board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, AFN’s board of directors is required by the MGCL and its charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms and conditions of redemption for each such series and AFN is required to file articles supplementary with the State Department of Assessments and Taxation of Maryland setting forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions of each such series.

Series A Preferred Stock

The one share of Series A preferred stock will be issued in the business combination to Cohen Bros. Financial, an entity wholly owned by Daniel G. Cohen. Subject to the provisions of the articles supplementary setting forth the terms of the Series A preferred stock, the holder of Series A preferred stock will not be entitled to receive any dividends, distributions, or any distributions upon liquidation, dissolution, or winding-up of AFN.

The share of Series A preferred stock will be convertible into 4,983,557 shares of Series B preferred stock at any time after June 30, 2010, upon written notice by the holder to AFN and surrender of the certificate therefor. The share of Series A preferred stock will be redeemed by AFN out of funds legally available on December 31, 2012 in exchange for a payment equal to the aggregate par value of such share, which payment must be made in full upon redemption for cash. The holder of the share of Series A preferred stock may not transfer that share except for a transfer under the laws of descent upon a death of a holder. The holder of Series A preferred stock will not be entitled to exercise any appraisal rights, unless the board of directors, upon the affirmative vote of a majority of the directors determines that such rights apply to the share of Series A preferred stock.

The holder of the Series A preferred stock, voting separately as a class at each annual meeting, will be entitled to nominate and elect a number of directors equal to at least one-third (but less than a majority) of the total number of directors, or the Series A directors. If one-third of the total number of directors is a fraction, the holder of the Series A preferred stock will be entitled to elect the whole number of directors that results from rounding up, unless the result obtained by rounding up would be a majority of the total number of directors, in which case the fractional result will be rounded down to the nearest whole number. The holder of the Series A preferred stock, voting separately as a class, will have the right to remove any Series A director at any time, and to replace any such removed director with a new Series A director. Any vacancies among the Series A directors may be filled only by the holder of Series A preferred stock or by the affirmative vote of a majority of the Series A directors then in office. The affirmative vote of a majority of the Series A directors then in office will be required to increase the size of the board of directors. While the share of Series A preferred stock is outstanding, the vote of the holder of the Series A preferred stock will be required to: (1) approve any amendment, alteration or repeal of any of the provisions of AFN’s charter, whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A preferred stock, except that neither of the following will be deemed to adversely affect or terminate the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A preferred stock, and the holder of the Series A preferred stock will not be entitled to vote on: (A) an increase in the number of authorized or outstanding shares of AFN common stock or the classification or reclassification of any shares of stock of any class or series other than Series A preferred stock or Series B preferred stock; or (B) an amendment alteration or repeal of any provision of AFN’s charter in connection with a merger, consolidation or other event, if, following such merger consolidation or other event, the Series A preferred stock remains outstanding with its terms materially unchanged or the holder of the Series A preferred stock receives equity securities of the successor or survivor of such merger, consolidation or other event with terms that are substantially identical to those of the Series A preferred stock, taking into account that, upon the occurrence of such merger, consolidation or other event, AFN may not be the surviving company, and the surviving company may not be a corporation; or (2) classify, reclassify or issue any additional shares of Series A preferred stock or Series B preferred stock (other than upon conversion of the share of Series A preferred stock).

Series B Preferred Stock

The shares of Series B preferred stock will be redeemed by AFN out of funds legally available on December 31, 2012 in exchange for a payment equal to the aggregate par value of such shares, which payment must be made in full upon redemption in cash. Holders of Series B preferred stock will not be entitled to receive any dividends, distributions or distributions upon liquidation, dissolution or winding-up of AFN. Holders of Series B preferred stock may not transfer such shares except for a transfer under the laws of descent upon the death of a holder. Holders of Series B preferred stock will not be entitled to exercise any appraisal rights unless the board of directors, upon the affirmative vote of a majority of directors, determines that such rights apply with respect to the Series B preferred stock.

Holders of Series B preferred stock will be entitled to vote together with the holders of AFN common stock on all matters with respect to which a vote of the stockholders of AFN is required or permitted under Maryland law. In addition, while shares of Series B preferred stock are outstanding, the approval of the majority of the holders of Series B preferred stock, voting separately as a class, will be required to: (1) approve any amendment, alteration or repeal of any provision of AFN’s charter, whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B preferred stock except that neither of the following will be deemed to adversely affect or terminate the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B preferred stock, and the holders of the Series B preferred stock will not be entitled to vote on: (A) an increase in the number of authorized or outstanding shares of AFN common stock or the classification, reclassification or issuance of any shares of stock of any class or series other than Series A preferred stock or Series B preferred stock; or (B) an amendment alteration or repeal of any provision of AFN’s charter in connection with a merger, consolidation or other event, if, following such merger, consolidation or other event, the Series B preferred stock remains outstanding with its terms materially unchanged or the holders of the Series B preferred stock receive equity securities of the successor or survivor of such merger, consolidation or other event with terms that are substantially identical to those of the Series B preferred stock, taking into account that, upon the occurrence of such merger, consolidation or other event, AFN may not be the surviving company, and the surviving company may not be a corporation; or (2) classify, reclassify or issue any shares of Series B preferred stock (other than upon conversion of the Series A preferred stock) or Series A preferred stock.

If AFN effects a split, combination or subdivision of the outstanding shares of AFN common stock or declares a dividend or other distribution on the AFN common stock payable in additional shares of AFN common stock at any time after the articles supplementary setting forth the terms of the Series B preferred stock are accepted for record by the State Department of Assessments and Taxation of Maryland (even if shares of Series B preferred stock have not yet been issued), then, as of the date of such split, dividend or distribution (or, if a record date is established for such dividend or distribution, as of such record date), the number of votes entitled to be cast by a holder of one share of Series B preferred stock will be proportionately increased or decreased so that the aggregate voting power represented by all of the authorized shares of Series B preferred stock (calculated as though all of the authorized shares of Series B preferred stock were authorized, outstanding and entitled to vote at such time), in comparison to the aggregate voting power of the outstanding shares of AFN common stock, will not change as a result of such split, combination, subdivision, dividend or distribution.

AFN may not enter into or undertake any consolidation, merger, combination or other transaction (other than a reclassification described below) in which shares of AFN common stock are exchanged for or converted into stock or securities having voting rights in the surviving or resulting entity unless each share of Series B preferred stock will be entitled to be exchanged for or converted into a number of shares of a separate class of stock or securities in the surviving or resulting entity, or the Resulting Shares, each of which will entitle the holder of one such Resulting Share to cast a number of votes equal to (1) the number of votes entitled to be cast by the holder of one share of stock or other security into which or for which each share of AFN common stock is exchanged or converted multiplied by (2) the number of votes entitled to be cast by the holder of one share of Series B preferred stock immediately prior to such exchange. Resulting Shares will not have any rights to dividends or other distributions.

If, at any time after the articles supplementary setting forth the terms of the Series B preferred stock are accepted for record by the State Department of Assessments and Taxation of Maryland (even if shares of Series B preferred stock have not yet been issued), there is a reclassification of the outstanding shares of AFN common stock into shares of any other class or series of stock (other than a split, subdivision or combination described above), then the number of votes entitled to be cast by a holder of one share of Series B preferred stock (including those issuable on conversion of each share of Series A preferred stock) will be increased or decreased in proportion to the increase or decrease in the aggregate number of shares of stock that a holder of one share of AFN common stock is entitled to receive in connection with such a reclassification, unless the shares of stock issued to the holders of AFN common stock in connection with such a reclassification have more or less than one vote per share, in which case the number of votes entitled to be cast by a holder of one share of Series B preferred stock (including those issuable on conversion of each share of Series A preferred stock) will be increased or decreased in proportion to the increase or decrease in the aggregate number of votes that a holder of one share of AFN common stock is entitled to cast as a result of such reclassification.

Power to Issue Additional Shares of Common and Preferred Stock

The AFN board of directors believes that the power of the board of directors, without stockholder approval, to issue additional authorized but unissued shares of AFN common stock and to classify or reclassify unissued shares of AFN common stock or preferred stock and thereafter to cause AFN to issue such classified or reclassified shares of stock will provide the company with flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by AFN’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which AFN’s securities may be listed or traded. Although AFN’s board of directors does not intend to do so, it could authorize the issuance of a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for AFN’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

The board of directors has determined that, upon completion of the business combination, it will no longer be in the best interests of AFN to attempt to, or continue to, qualify as a REIT. Thus, upon completion of the business combination, compliance with the restrictions and limitations on beneficial ownership, constructive ownership and transfers of capital stock set forth in the charter will no longer be required.

Provisions of the Maryland General Corporation Law and AFN’s Charter and Bylaws

The following is a summary of certain provisions of the MGCL and AFN’s charter and bylaws that may defer or prevent unsolicited takeover attempts. Because the description is a summary, it does not contain all of the information about the MGCL or AFN’s charter or bylaws that may be important to you. In particular, you should refer to, and this summary is qualified in its entirety by, the full text of AFN’s charter and bylaws, which are incorporated by reference into this proxy statement/prospectus.

Board of Directors

AFN’s charter and bylaws provide that the number of directors may be established by the board of directors but may not be fewer than one nor more than 15 and, following the completion of the business combination, the approval of a majority of the Series A directors then in office will be required to increase the size of the board of directors. Generally, any vacancy on the board of directors (other than a Series A director) may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that any vacancy created as a result of the removal of a director by a vote of the stockholders shall be filled by a vote of the stockholders.

The holder of the Series A preferred stock, voting separately as a class at each annual meeting, will be entitled to nominate and elect a number of directors equal to at least one-third (but less than a majority) of the total number of directors. If one-third of the total number of directors is a fraction, the number of Series A directors will be the whole number of directors that results from rounding up, unless the result obtained by rounding up would be a majority of the total number of directors, in which case the fractional result will be rounded down to the nearest whole number. Any vacancies among the Series A directors may be filled only by the holders of Series A preferred stock or by the affirmative vote of a majority of the Series A directors then in office.

Removal of Directors

The charter provides that a director may be removed from office at any time with or without cause by the affirmative vote of the holders of AFN’s stock entitled to cast at least two-thirds of the votes of the stock entitled to be cast in the election of directors. The holders of Series A preferred stock, voting separately as a class, will have the exclusive right to remove any Series A director, by the affirmative vote of holders of Series A preferred stock entitled to cast a majority of the votes entitled to be cast in the election of Series A directors generally, and to replace the removed Series A director with a new Series A director.

Amendment to AFN’s Charter and Bylaws

AFN’s charter may be amended only if the amendment is declared advisable by its board of directors and approved by the affirmative vote of AFN stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. AFN’s bylaws may be altered, amended or repealed, and new bylaws adopted, by the vote of a majority of its board of directors or by a vote of a majority of the voting power of AFN common stock.

Term and Termination

AFN’s dissolution must be declared advisable by a majority of its entire board of directors and approved by the affirmative vote of AFN stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

AFN’s bylaws provide that nominations of individuals for election to AFN’s board of directors and proposals of business to be considered at the meeting may be properly brought before an annual meeting of AFN’s stockholders only:

•	pursuant to AFN’s notice of the meeting;

•	by, or at the direction of, AFN’s board of directors; or

•	by a stockholder of record who is entitled to vote at the meeting and has provided notice to AFN’s secretary as required by the advance notice procedures set forth in AFN’s bylaws.

A stockholder of record must provide such notice, containing the information required by AFN’s bylaws, not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, of the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, with certain adjustments if the date of the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting or the number of directors to be elected at the meeting is increased or decreased and there is no public announcement of such increase or decrease at least 130 days before the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting.

Nominations of individuals for election to AFN’s board of directors may be properly brought before a special meeting of AFN’s stockholders at which directors are to be elected only:

•	pursuant to AFN’s notice of the meeting;

•	by, or at the direction of, AFN’s board of directors; or

•

if AFN’s board of directors has determined that directors will be elected at the special meeting, by a stockholder of record who is entitled to vote at the meeting and has provided notice to AFN’s secretary as required by the advance notice procedures set forth in AFN’s bylaws.

A stockholder of record must provide such notice, containing the information required by AFN’s bylaws, not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the 90th day prior to such special meeting or the tenth day after the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Procedures Governing Stockholder-Requested Special Meetings

AFN’s bylaws clarify the procedures relating to stockholder-requested special meetings of stockholders by specifying (a) the procedures by which stockholders may request a record date for determining stockholders entitled to request a special meeting; (b) the time frame for AFN’s board of directors to fix such record date; (c) who is responsible for the costs of preparing and mailing the notice of special stockholders meetings; (d) that AFN’s board of directors has the authority to set the time, date and place of special stockholders meetings; (e) under what circumstances a notice of a special stockholders meeting may be revoked; and (f) methods by which the board of directors may seek verification of the validity of a stockholder request for a special meeting.

COMPARISON OF HOLDERS RIGHTS

Cohen was formed under the laws of the State of Delaware. AFN is incorporated under the laws of the State of Maryland. In accordance with the merger agreement, upon the completion of the business combination, the holders of Cohen membership units will receive the right to exchange their Cohen membership units for AFN common stock in accordance with the exchange ratio discussed elsewhere in this proxy statement/prospectus. The rights of AFN stockholders will be governed by Maryland law and AFN’s charter and the bylaws. The following is a comparison of the material rights of Cohen members and AFN stockholders (both pre- and post-business combination) under each company’s organizational documents and statutory framework.

Copies of AFN’s charter and bylaws were previously filed with the SEC. The New Cohen LLC Agreement is included as Annex E to this proxy statement/prospectus. Copies of Cohen’s pre-business combination limited liability company agreement were previously provided to its members. For additional information, see “Where You Can Find More Information” on page [—] to obtain copies of these documents.

The following description does not purport to be complete and is qualified by reference to Maryland and Delaware law, AFN’s charter and bylaws and Cohen’s pre-business combination and post-business combination certificates of formation and limited liability company agreements.

General

Authorized Capital

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
The authorized capital stock of AFN consists of 150 million shares, $0.001 par value per share, consisting of (1) 100 million shares of common stock, par value $0.001 per share, and (2) 50 million shares of preferred stock, par value $0.001 per share.	The authorized capital stock of AFN will consist of 150 million shares, $0.001 par value per share, consisting of (1) 100 million shares of common stock, par value $0.001 per share, (2) 45,016,442 undesignated shares of preferred stock, par value $0.001 per share,
	(3) one share of Series A Voting Convertible Preferred Stock, par value $0.001 per share, or Series A preferred stock, and (4) 4,983,557 shares of Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, or Series B preferred stock.	Cohen’s pre-business combination authorized capital consists of Class A membership units (which have a preferred return at a rate of 7% per annum), Class B membership units, Class C membership units, and LTIP units and Cohen restricted units.	Cohen’s post-business combination authorized capital will consist of one class of membership units and new Cohen restricted units.

Convertibility of Outstanding Interests

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
AFN common stock is not convertible into any other security.	AFN common stock will not be convertible into any other security. The share of Series A preferred stock will be convertible into 4,983,557 shares of Series B preferred stock at the election of the holder at any time after June 30, 2010, without any further act by AFN.	Vested LTIP units may be converted at the option of the holders and must be converted by Cohen upon the occurrence of certain events into an equal number of Class A membership units and Cohen Class B membership units, subject to certain adjustments and limitations.	The membership units will not be convertible into any other security, however Cohen may issue additional securities convertible in the future, subject to certain limitations and approvals. The membership units issued upon vesting of new Cohen restricted units granted pursuant to the 2009 Equity Award Plan will, at the election of the holder thereof or AFN, be convertible into one share of AFN common stock.

Board Composition; Elections; Voting

Number of Directors or Managers

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
The number of AFN’s directors may be established by a majority of the entire board of directors but may not be less than 1 nor more than 15. AFN currently has nine directors.	The number of AFN’s directors may be established by a majority of the entire board of directors but may not be less than 1 nor more than 15, and approval of a majority of the Series A directors then in office will be required to increase the size of the board of directors. AFN’s board of directors will consist of ten directors, four designated by AFN and six designated by Cohen.	Cohen’s pre-business combination limited liability company agreement provides that its management is vested in a board of managers consisting of three managers.	The New Cohen LLC Agreement provides that Cohen’s management will be vested in a board of managers consisting of three managers.

Election

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Any election of directors will be determined by a plurality of the votes cast.	Any election of directors will be determined by a plurality of the votes cast, except that the holder of the Series A preferred stock will generally be entitled to nominate and at least elect one-third (but less than a majority) of the total number of directors.	Cohen’s pre-business combination limited liability company agreement provides that if a manager resigns, a new manager will be elected by a majority vote of the Cohen members.	The New Cohen LLC Agreement provides that if a manager resigns, a new manager will be elected by a majority vote of the members.

Removal

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast generally by stockholders in the election of directors.	Any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast generally by stockholders in the election of directors, except that the holders of Series A preferred stock, voting separately as a class, will have the exclusive right to remove a Series A director.	Cohen’s pre-business combination limited liability company agreement provides that a manager may be removed by the members upon a majority vote.

The New Cohen LLC Agreement provides that a manager may be removed by the members upon a majority vote.

However, removal of Daniel G. Cohen as a manager or Chairman (other than for cause) requires the approval of AFN and a majority of members, other than AFN, owning at least 10% of the membership units.

Cumulative Voting

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
AFN stockholders do not have cumulative voting rights in the election of its directors.	AFN stockholders will not have cumulative voting rights in the election of its directors.	Cohen’s pre-business combination certificate of formation and limited liability company agreement do not have a provision granting cumulative voting rights.	Cohen’s post-business combination certificate of formation and the New Cohen LLC Agreement do not have any provisions granting cumulative voting rights.

Classified Board Members

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
The AFN board of directors is not divided into staggered classes.	The AFN board of directors will not be divided into staggered classes.	The Cohen pre-business combination certificate of formation and limited liability company agreement do not provide for the division of the board of managers into staggered classes.	The Cohen post-business combination certificate of formation and limited liability company agreement do not provide for the division of the board of managers into staggered classes.

Board Vacancies

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination

A majority of the entire board of directors may fill any vacancy on the board of directors which results from an increase in the number of directors.

Any vacancy created as a result of the removal of a director by a vote of the stockholders shall be filled by a vote of the stockholders.

.

A majority of the entire board of directors, may fill any vacancy on the board of directors which results from an increase in the number of directors.

Any vacancy created as a result of the removal of a director by a vote of the stockholders shall be filled by a vote of the stockholders.

Notwithstanding the foregoing, any vacancies among the Series A directors may be filled only by the holder of the Series A preferred stock or by the affirmative vote of a majority of the Series A directors then in office.

		Cohen’s pre-business combination limited liability company agreement provides that a manager may be removed by the members upon a majority vote of the members.	The New Cohen LLC Agreement provides that upon resignation of a manager, a new manager is elected by the members by a majority vote.

Board Quorum and Vote Requirements

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
A majority of directors then in office constitutes a quorum at any meeting of the board of directors. If a quorum is present, a majority of directors present generally may take action on behalf of the board of directors, unless a higher percentage is required by Maryland law or AFN’s charter or bylaws.	A majority of directors then in office will constitute a quorum at any meeting of the board of directors. If a quorum is present, a majority of directors present generally may take action on behalf of the board of directors, unless a higher percentage is required by Maryland law or AFN’s charter or bylaws. Approval of a majority of the Series A directors then in office is required to increase the size of the board of directors.	Cohen’s pre-business combination limited liability company agreement provides that a majority of the managers in office constitutes a quorum for the transaction of business. If a quorum is present, a majority of managers present may take action on behalf of the board.

The New Cohen LLC Agreement provides that a majority of the managers in office constitutes a quorum for the transaction of business. If a quorum is present, a majority of managers present may take action on behalf of the board.

However, the issuance of additional company securities, a change in control, amendment of Cohen’s limited liability company agreement or certificate of formation, removal of Daniel G. as a manager or Chairman (other than for cause), and certain other matters require approval of AFN and a majority of members, other than AFN, owning at least 10% of the membership units.

Holders — Voting; Meetings; Notice Requirements

Voting

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination

Holders of AFN common stock vote on all matters with respect to which a vote of the stockholders is required or permitted under applicable law.

Holders of AFN common stock are entitled to one vote for each share of common stock.

Except for the election of a director (which requires a plurality of the votes cast in the election of directors) and unless a greater percentage is required by law or AFN’s charter or bylaws, any matter before any meeting of stockholders is decided by the affirmative vote of a majority of the votes cast on such matter.

The affirmative vote of two-thirds of all of the votes entitled to be cast on the matter is generally required to approve AFN’s dissolution, a merger, consolidation or share exchange involving AFN, the transfer of all or substantially all of AFN’s assets or an amendment to AFN’s charter.

Holders of AFN common stock and any outstanding shares of Series B preferred stock will vote together as a single class on all matters with respect to which a vote of the stockholders is required or permitted under applicable law.

Holders of AFN common stock will be entitled to cast one vote for each share of common stock.

Subject to certain adjustments, holders of Series B preferred stock will be entitled to cast one vote for each share of Series B preferred stock. Subject to certain exceptions, the Series A preferred stock has no voting rights.

While shares of Series A preferred stock or Series B preferred stock are outstanding, the approval of the majority the holders of Series A preferred stock or Series B preferred stock, as applicable, voting separately as a class, will be required to: (1) subject to certain exceptions, approve any amendment, alteration or repeal of any provision of AFN’s charter, whether by merger, consolidation or otherwise, that would adversely affect or cause

Cohen’s pre-business combination limited liability company agreement provides that the affirmative vote of the majority of the voting power of the Class B and Class C membership units, taken as a single class, present in person or represented by proxy at a meeting and entitled to vote thereat is required to approve any matter brought before the members.

Class A membership units do not have any voting rights. Class B membership units entitle holders thereof to one vote per Class B membership unit. Class C membership units entitled holders thereof to 100 votes per Class C membership unit.

Daniel G. Cohen owns all of the Class C membership units. As a result of the additional voting rights of the Class C membership units, Mr. Cohen controls the outcome of the voting on all matters.

The New Cohen LLC Agreement provides that each membership unit entitles the holder thereof to one vote per unit.

The affirmative vote of the majority of the voting power of the membership units, taken as a single class, present in person or represented by proxy at a meeting and entitled to vote thereat is required to approve any matter brought before the members.

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination

to be terminated the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A preferred stock or Series B preferred stock, as applicable; or
(2) classify, reclassify or issue any shares of Series B preferred stock (other than upon conversion of the Series A preferred stock) or Series A preferred stock.

Except for the election of a director (which requires a plurality of the votes cast in the election of directors) and unless a greater percentage is required by law or AFN’s charter or bylaws, any matter before any meeting of stockholders will be decided by the affirmative vote of a majority of the votes cast on such matter.

The affirmative vote of two-thirds of all of the votes entitled to be cast on the matter will generally be required to approve AFN’s dissolution, a merger, consolidation or share exchange involving AFN, the transfer of all or substantially all of AFN’s assets or an amendment to AFN’s charter.

Annual Meetings

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
AFN’s bylaws provide that the annual meeting of AFN’s stockholders is held, upon reasonable notice at the principal office of AFN at ten o’clock a.m. unless a different date, hour or place is fixed by the board.	AFN’s bylaws will provide that the annual meeting of AFN’s stockholders is held, upon reasonable notice at the principal office of AFN at ten o’clock a.m. unless a different date, hour or place is fixed by the board.	Cohen’s pre-business combination limited liability company agreement provide that there will not be any annual meetings of the members.	The New Cohen LLC Agreement provides that there will not be any annual meetings of the members.

Special Meetings

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Special meetings of AFN’s stockholders may be called by the Chairman of the board of directors, the President, the Chief Executive Officer, the board of directors, or the secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting containing the information required by AFN’s bylaws.	Special meetings of AFN’s stockholders may be called by the Chairman of the board of directors, the President, the Chief Executive Officer, the board of directors, or the secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting containing the information required by AFN’s bylaws.	Cohen’s pre-business combination limited liability company agreement provides that special meetings of the members may be called by the board of managers or by majority vote of the members on at least one day’s notice.	The New Cohen LLC Agreement provides that special meetings of the members may be called by the board of managers, the Chairman of the board of managers or by majority vote of the members on at least one day’s notice.

Quorum

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, represented in person or by proxy, constitute a quorum.	Stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, represented in person or by proxy, will constitute a quorum.	The Cohen pre-business combination limited liability company agreement provides that the presence in person or by proxy of Class B and Class C membership units representing a majority of the votes entitled to be cast constitutes a quorum for the transaction of business.	The New Cohen LLC Agreement provides that the presence in person or by proxy of membership units representing a majority of the votes entitled to be cast constitutes a quorum for the transaction of business.

Action by Written Consent

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Action may be taken by AFN stockholders without a meeting, without prior notice, and without a vote, if consents in writing or by electronic transmission, setting forth the action taken, are given by all the holders of shares of stock entitled to vote on such action and filed with the records of AFN stockholders’ meetings.	Action may be taken by AFN stockholders without a meeting, without prior notice, and without a vote, if consents in writing or by electronic transmission, setting forth the action taken, are given by all the holders of shares of stock entitled to vote on such action and filed with the records of AFN stockholders’ meetings.	The Cohen pre-business combination limited liability company agreement provides that any action may be taken without a meeting if, prior or subsequent to the action, consents signed by persons who would have been entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting are filed with the company.	The New Cohen LLC Agreement provides that any action may be taken without a meeting if, prior or subsequent to the action, consents signed by members who would have been entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting are filed with the company.

Meeting Notice Requirements

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Notice in writing or by electronic transmission of all meetings of stockholders stating the date, hour and place of such meeting and, for any special meeting and to the extent required by the MGCL for an annual meeting, the purpose for which the meeting has been called, must be given by the secretary not less than 10 days nor more than 90 days before the meeting.	Notice in writing or by electronic transmission of all meetings of stockholders stating the date, hour and place of such meeting and, for any special meeting and to the extent required by the MGCL for an annual meeting, the purpose for which the meeting has been called, must be given by the secretary not less than 10 days nor more than 90 days before the meeting.	Cohen’s pre-business combination limited liability company agreement requires one day’s notice of any special meeting of the members.	The New Cohen LLC Agreement requires one day’s notice of any special meeting of the members.

Stockholder Proposal and Director Nomination Advance Notice Requirements

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
For nominations or other business to be properly brought before an annual or special meeting of stockholders, the stockholder must have given notice in writing to the company’s secretary, within the time period and containing the information required by AFN’s bylaws.	For nominations or other business to be properly brought before an annual or special meeting of stockholders, the stockholder must have given notice in writing to the company’s secretary, within the time period and containing the information required by AFN’s bylaws.	Not applicable.	Not applicable.

Restrictions on Transfer

General Provisions

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
AFN’s charter generally prohibits any stockholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 9.8% of the aggregate value of the outstanding shares of any class or series of AFN’s stock. So long as such a waiver or modification would not, among other things, cause AFN to fail to qualify as a REIT, AFN’s board of directors may, in its sole discretion, after obtaining certain representations and undertakings, waive or modify the ownership limit with respect to a particular stockholder. AFN’s charter also prohibits any person from (a) beneficially or constructively owning

AFN’s board of directors has determined that upon completion of the business combination, it will no longer be in the best interests of AFN to attempt to, or continue to, qualify as a REIT following the business combination. Therefore, upon the completion of the business combination, compliance with the restrictions and limitations on beneficial ownership, constructive ownership and transfers of AFN common stock set forth in the charter will no longer be required.

A holder of shares of Series A preferred stock and Series B preferred stock may not transfer their shares, except upon the death of such holder.

		The Cohen pre-business combination limited liability company agreement provides that, subject to exceptions for certain transfers to family members, membership units may not be transferred unless certain conditions are satisfied. Cohen has a right of first refusal to purchase any membership units desired to be transferred by the member and members have participation rights with respect to certain transfers.	The New Cohen LLC Agreement provides that, subject to exceptions for certain transfers to family members, membership units may not be transferred unless approved by the board of managers.

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
shares of AFN’s stock if such ownership would result in AFN being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise would result in AFN failing to qualify as a REIT and (b) transferring shares of AFN’s stock if such transfer would result in AFN’s stock being owned by fewer than 100 persons. Ownership or transfer of AFN’s stock in violation of the foregoing restrictions will result in the shares that would otherwise cause a violation of the restrictions on ownership and transfers of AFN’s stock being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer to a charitable trust is ineffective for any reason to prevent a violation of the restrictions on ownership and transfer of AFN stock, the transfer that would have resulted in such violation will be void ab initio.

Takeover Restrictions; Interested Person Transactions

Takeover Restrictions

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination

AFN’s charter generally prohibits any holder from beneficially owning more than 9.8% of its outstanding shares of AFN common stock.

AFN’s charter or bylaws (a) require approval of two-thirds of the votes entitled to be cast in the election of directors, generally, to remove any director from the board of directors, (b) vest in the board the exclusive power to fix the number of directors, and (c) require, unless called by the Chairman of the board, President, Chief Executive Officer or the board of directors, the request of holders of a majority of all of the votes entitled to be cast at such meeting to call a special meeting.

The affirmative vote of two-thirds of all votes entitled to be cast on the matter is generally required to approve a merger, consolidation or share exchange involving AFN, the transfer of all or substantially all of the assets or an amendment to AFN’s charter.

AFN’s charter or bylaws (a) will require the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors, generally, to remove any director other than a Series A director and require the approval of holders of Series A preferred stock, voting separately as a class, to remove any Series A director, (b) vest in the board the exclusive power to fix the number of directors, and (c) require, unless called by the Chairman of the board, President, Chief Executive Officer or the board of directors, the request of holders of a majority of all of the votes entitled to be cast at such meeting to call a special meeting.

The affirmative vote of two-thirds of all votes entitled to be cast on the matter will generally be required to approve a merger, consolidation or share exchange involving AFN, the transfer of all or substantially all of the assets or an amendment to AFN’s charter.

The Cohen pre-business combination limited liability company agreement provides that, subject to exceptions for certain transfers to family members, membership units may not be transferred unless certain conditions are satisfied. Cohen has a right of first refusal to purchase any membership units desired to be transferred by the member and members have participation rights with respect to certain transfers.

The New Cohen LLC Agreement provides that, subject to exceptions for certain transfers to family members, membership units may not be transferred unless approved by the board of managers.

The New Cohen LLC Agreement also provides that any “company change of control” (as defined in the limited liability agreement) requires approval of AFN and a majority of members, other than AFN, owning at least 10% of the membership units.

Interested Person Transactions

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Maryland law provides that a contract or other transaction between a Maryland corporation and a director of the corporation or between a Maryland corporation and any other company or other entity in which a director of the Maryland corporation serves as a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of the director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest are disclosed to the board of directors or a committee of the board of directors and the board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest are disclosed to the stockholders entitled to vote and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the	Maryland law provides that a contract or other transaction between a Maryland corporation and a director of the corporation or between a Maryland corporation and any other company or other entity in which a director of the Maryland corporation serves as a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of the director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest are disclosed to the board of directors or a committee of the board of directors and the board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest are disclosed to the stockholders entitled to vote and the contract or transaction is authorized, approved or ratified by a majority of	Cohen’s pre-business combination limited liability company agreement provides that any transaction with a member or manager must comply with any applicable policies of the company, be fully disclosed to all members, be on terms that are fair and equitable to the company and be no less favorable to the company than the terms, if any, available from unrelated persons in an arms-length transaction.	The New Cohen LLC Agreement provides that any transaction with a member or manager must comply with any applicable policies of the company, be fully disclosed to all members, be on terms that are fair and equitable to the company and be no less favorable to the company than the terms, if any, available from unrelated persons in an arms-length transaction.

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
interested director or corporation or other entity or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved.	the votes cast by the stockholders entitled to vote other than the interested director or corporation or other entity or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved

Redemption Rights

General Provisions

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
AFN common stock has no redemption rights.	AFN common stock will have no redemption rights. Shares of Series A preferred stock and Series B preferred stock will be redeemed by AFN on December 31, 2012.	Cohen’s pre-business combination certificate of formation and limited liability company agreement do not grant members redemption rights.

The New Cohen LLC Agreement provides that each non-AFN member may require Cohen to redeem all or a portion of the membership units held by such member (other than membership units issued upon vesting of new Cohen restricted units granted pursuant to the 2009 Equity Award Plan) for, in AFN’s sole discretion, cash or shares of AFN common stock.

Mr. Cohen will not be eligible to participate in this redemption until December 31, 2012.

Amendments to Governing Documents

General Provisions

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination

The affirmative vote of AFN stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter is generally required to approve any amendment to AFN’s charter.

AFN’s bylaws may be altered, amended or repealed, and new bylaws adopted by a majority of the board or by vote of the majority of voting power of common stock.

The affirmative vote of AFN stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter will generally be required to approve any amendment to AFN’s charter.

While shares of Series A preferred stock or Series B preferred stock are outstanding, subject to certain exceptions, the affirmative vote of a majority of the outstanding shares of Series A preferred stock or Series B preferred stock, as applicable, voting separately as a class, will be necessary to approve any amendment, alteration or repeal of any of the provisions of AFN’s charter, whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A preferred stock or Series B preferred stock, as applicable.

Cohen’s pre-business combination limited liability company agreement provides that it may be amended by a written instrument that has been agreed upon by a majority vote of the members; provided that no amendment that would materially adversely affect the right’s of a member (or group of members) may be modified without such member’s (or a majority of that group’s member’s) consent.

The New Cohen LLC Agreement provides that the certificate of formation and the limited liability agreement may only be amended with the approval of AFN and a majority of the holders of membership units held by non-AFN members that have a percentage interest of at least 10% of Cohen.

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
AFN’s bylaws may be altered, amended or repealed, and new bylaws adopted by a majority of the board or by vote of the majority of voting power of common stock.

Limitation of Personal Liability and Indemnification of Directors, Managers, Officers and Employees

Limitation of Personal Liability

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
Maryland law permits a Maryland corporation to include in its charter a provision limiting liability to the corporation or its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. AFN’s charter contains a provision limiting the liability of its directors and officers to AFN and its stockholders to the maximum extent permitted by Maryland law.	Maryland law permits a Maryland corporation to include in its charter a provision limiting liability to the corporation or its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. AFN’s charter will contain a provision limiting the liability of its directors and officers to AFN and its stockholders to the maximum extent permitted by Maryland law.	The Cohen pre-business combination limited liability company agreement provides that its managers and officers shall not be liable to the company or to the members for any loss unless such loss was caused by gross negligence, willful misconduct or violation of law.	The New Cohen LLC Agreement provides that Cohen’s managers and officers shall not be liable to the company or to the members for any loss unless such loss was caused by gross negligence, willful misconduct or violation of law.

Indemnification

AFN Pre-Business Combination	AFN Post-Business Combination	Cohen Pre-Business Combination	Cohen Post-Business Combination
AFN’s charter and bylaws require it to indemnify its present and former directors and any individual who served as a director of a predecessor of AFN for any liability incurred in their official capacity, and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding, to the fullest extent permitted by the MGCL. AFN’s charter and bylaws permit it, with the approval of its board of directors, to indemnify and to pay or reimburse the expenses of any officer, employee or agent of AFN or a predecessor of AFN, to the maximum extent permitted by the MGCL.	AFN’s charter and bylaws will require it to indemnify its present and former directors and any individual who served as a director of a predecessor of AFN for any liability incurred in their official capacity, and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding, to the fullest extent permitted by the MGCL. AFN’s charter and bylaws will permit it, with the approval of its board of directors, to indemnify and to pay or reimburse the expenses of any officer, employee or agent of AFN or a predecessor of AFN, to the maximum extent permitted by the MGCL.	Cohen’s pre-business combination limited liability company agreement provides that it shall indemnify its managers, officers, employees or agents or other persons for any liability incurred in their official capacity to the fullest extent permitted under the Delaware LLC Act.	The New Cohen LLC Agreement provides that it shall indemnify its managers and officers for any liability incurred in their official capacity to the fullest extent permitted under the applicable law.

LEGAL MATTERS

Venable LLP, Maryland counsel to AFN, will issue a legal opinion concerning the validity of the AFN common stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements and schedules of AFN for the years ended December 31, 2008 and 2007 and for the period from January 31, 2006 (commencement of operations) to December 31, 2006 included in this proxy statement/prospectus, and the effectiveness of AFN’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which include, among other things, that AFN did not maintain effective internal control over financial reporting as of December 31, 2008, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, and included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cohen as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in auditing and accounting in giving said report.

The financial statements of Brigadier LP and Brigadier Capital Master Fund Ltd. for the years ended December 31, 2008 and 2007, and for the period from May 25, 2006 (commencement of operations) to December 31, 2006, included as exhibits to this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

AFN filed a registration statement on Form S-4 to register with the SEC the AFN common stock to be issued to Cohen members in connection with the business combination. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of AFN. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in AFN’s registration statement or the exhibits to the registration statement.

AFN files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that AFN files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning AFN also may be inspected at the offices of the NYSE, which is located at 20 Broad Street, New York, New York 10005.

AFN has supplied all information relating to AFN and Cohen has supplied all information relating to Cohen.

AFN stockholders and Cohen members can obtain any exhibit in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Alesco Financial Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104-2870

(215) 701-9555

Cohen Brothers, LLC

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104-2870

(215) 701-8960

You may also obtain documents by requesting them in writing or by telephone from MacKenzie Partners, Inc., AFN’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone: (800) 322-2885 or (212) 929-5500

Fax: (212) 929-0308

If you would like to request documents, please do so by [—], 2009, in order to receive them before your meeting. If you request any documents from AFN or Cohen, AFN or Cohen, as applicable, will mail them to you by first class mail or another equally prompt means within one business day of receiving your request. You may also obtain these documents from Cohen’s website at www.cohenandcompany.com and clicking on “Investor Access” or from AFN’s website at www.alescofinancial.com and clicking on “SEC Filings,” or the SEC’s website described above. Information contained on these websites does not constitute a part of this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from the information contained in this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. The mailing of this proxy statement/prospectus to AFN stockholders and Cohen members, and the issuance of shares of AFN common stock and Series A preferred stock in the business combination does not create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

ALESCO FINANCIAL INC.	F-2
ANNUAL AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-3
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-5
Consolidated Statements of Income (Loss) for the Years Ended December 31, 2008 and 2007, and the Period from January 31, 2006 through December 31, 2006	F-6
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2008 and 2007, and the Period from January 31, 2006 through December 31, 2006	F-7
Consolidated Statements of Equity (Deficit) for the Years Ended December 31, 2008 and 2007, and the Period from January 31, 2006 through December 31, 2006	F-8
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008 and 2007, and the Period from January 31, 2006 through December 31, 2006	F-9
Notes to Consolidated Financial Statements	F-10

INTERIM UNAUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008	F-47
Consolidated Unaudited Statements of Income (Loss) for the Six Months Ended June 30, 2009 and 2008	F-48
Consolidated Unaudited Statements of Comprehensive Income (Loss) for the Six Months Ended June 30, 2009 and 2008	F-49
Consolidated Unaudited Statements of Equity for the Six Months Ended June 30, 2009 and 2008	F-50
Consolidated Unaudited Statements of Cash Flows for the Six Months Ended June 30, 2009 and 2008	F-51
Notes to the Unaudited Consolidated Financial Statements	F-52

COHEN BROTHERS, LLC	F-79
ANNUAL AUDITED FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants	F-80
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-81
Consolidated Statements of Operations for the Years Ended December 31, 2008, 2007, and 2006	F-82
Consolidated Statements of Changes in Members’ Equity for the Years Ended December 31, 2008, 2007, and 2006	F-83
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007, and 2006	F-84
Notes to the Consolidated Financial Statements	F-85

INTERIM UNAUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008	F-151
Consolidated Unaudited Statements of Operations for the Six Months Ended June 30, 2009 and 2008	F-152
Consolidated Unaudited Statements of Changes in Members’ Equity for the Six Months Ended June 30, 2009 and 2008	F-153
Consolidated Unaudited Statements of Cash Flows for the Six Months Ended June 30, 2009 and 2008	F-154
Notes to the Unaudited Consolidated Financial Statements	F-155

ALESCO FINANCIAL INC.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Alesco Financial Inc.

We have audited Alesco Financial Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Alesco Financial Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment. Management has identified a material weakness in controls related to certain of the Company’s valuation processes that were not designed and operating effectively. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2008 financial statements, and this report does not affect our report dated August 17, 2009 on those financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Alesco Financial Inc. has not maintained effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 17, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Alesco Financial Inc.

We have audited the accompanying consolidated balance sheets of Alesco Financial Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity (deficit), and cash flows for the two years in the period ended December 31, 2008 and the period from January 31, 2006 (commencement of operations) to December 31, 2006. Our audits also included the financial statement schedules II and IV. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alesco Financial Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 and the period from January 31, 2006 (commencement of operations) to December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As disclosed in Note 2 to the financial statements, in 2008 the Company changed its method of accounting for investments in debt securities and security-related receivables, certain derivative investments, trust preferred obligations, and certain CDO notes payable in accordance with the adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.

As disclosed in Note 2 to the financial statements, the Company changed its method of accounting for noncontrolling interests in accordance with the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of Accounting Research Bulletin No. 51). Also as disclosed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for contingent convertible senior notes in accordance with the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alesco Financial Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 17, 2009 expressed an opinion that the Company did not maintain effective internal control over financial reporting.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 17, 2009

Alesco Financial Inc.

Consolidated Balance Sheets

(In thousands, except share and per share information)

	As of December 31, 2008 (As Adjusted)	As of December 31, 2007 (As Adjusted)
Assets
Investments in debt securities and security-related receivables (including amounts at fair value of $2,079,750 and $5,888,650, respectively)	$2,079,750	$6,628,991
Investments in loans
Residential mortgages	901,491	1,047,195
Commercial mortgages	7,464	7,332
Leveraged loans (including amounts held for sale of $63,601 and $0, respectively)	780,269	836,953
Loan loss reserve	(68,428)	(18,080)

Total investments in loans, net	1,620,796	1,873,400
Cash and cash equivalents	86,035	80,176
Restricted cash and warehouse deposits	54,059	95,476
Accrued interest receivable	31,435	49,806
Other assets	62,856	207,527

Total assets	$3,934,931	$8,935,376

Liabilities and equity (deficit)
Indebtedness
Trust preferred obligations (including amounts at fair value of $120,409 and $0, respectively)	$120,409	$382,600
Securitized mortgage debt	844,764	959,558
CDO notes payable (including amounts at fair value of $1,647,590 and $0, respectively)	2,342,920	9,409,027
Warehouse credit facilities	126,623	155,984
Recourse indebtedness	77,656	189,614

Total indebtedness	3,512,372	11,096,783
Accrued interest payable	30,530	54,380
Related party payable	4,880	2,800
Derivative liabilities	266,984	123,316
Other liabilities	12,165	38,092

Total liabilities	3,826,931	11,315,371
Equity (deficit)
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,171,324 and 60,548,032 issued and outstanding, including 985,810 and 1,228,234 unvested restricted share awards, respectively	59	59
Additional paid-in-capital	484,612	481,850
Accumulated other comprehensive loss	(14,223)	(1,545,464)
Accumulated deficit	(405,496)	(1,335,983)

Total parent stockholders’ equity (deficit)	64,952	(2,399,538)
Noncontrolling interests in subsidiaries	43,048	19,543

Total equity (deficit)	108,000	(2,379,995)

Total liabilities and equity (deficit)	$3,934,931	$8,935,376

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share information)

	For the Year Ended December 31, 2008 (As Adjusted)	For the Year Ended December 31, 2007 (As Adjusted)	For the Period From January 31, 2006 through December 31, 2006 (As Adjusted)
Net investment income:
Investment interest income	$554,042	$727,456	$215,613
Investment interest expense	(439,835)	(627,635)	(188,121)
Provision for loan losses	(61,107)	(16,218)	(1,938)

Net investment income	53,100	83,603	25,554

Expenses:
Related party management compensation	19,585	17,316	6,249
General and administrative	14,581	11,864	3,834

Total expenses	34,166	29,180	10,083
Other income and expense:
Interest and other income	3,910	18,488	5,820
Net change in fair value of investments in debt securities and loans and non-recourse indebtedness	30,502	—	—
Net change in fair value of derivative contracts	(242,082)	80,697	11,480
Credit default swap premiums	(2,872)	(3,207)	—
Impairments on other investments and intangible assets	(8,362)	(1,384,430)	(375)
Gain (loss) on disposition of consolidated entities	(5,558)	10,990	—
Gain on repurchase of debt	56,409	—	—
Net realized loss on sale of assets	(12,934)	(16,219)	(1,974)

Earnings (loss) before benefit (provision) for income taxes	(162,053)	(1,239,258)	30,422
Benefit (provision) for income taxes	26,189	(2,328)	(766)

Net income (loss)	(135,864)	(1,241,586)	29,656
Less: Net income attributable to noncontrolling interests	(10,479)	(19,734)	(7,625)

Net income (loss) attributable to common stockholders	$(146,343)	$(1,261,320)	$22,031

Earnings (loss) per share—basic:
Basic earnings (loss) per share	$(2.46)	$(22.48)	$1.48

Weighted-average shares outstanding—Basic	59,470,943	56,098,672	14,924,342

Earnings (loss) per share—diluted:
Diluted earnings (loss) per share	$(2.46)	$(22.48)	$1.48

Weighted-average shares outstanding—Diluted	59,470,943	56,098,672	14,924,342

Distributions declared per common share	$0.50	$1.23	$1.75

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	For the Year Ended December 31, 2008 (As Adjusted)	For the Year Ended December 31, 2007 (As Adjusted)	For the Period from January 31, 2006 through December 31, 2006 (As Adjusted)
Net income (loss)	$(135,864)	$(1,241,586)	$29,656
Other comprehensive income (loss):
Net change in cash-flow hedges	55,566	(70,143)	(7,605)
Net change in the fair value of available-for-sale securities	—	(1,547,999)	(15,763)

Comprehensive income (loss)	(80,298)	(2,859,728)	6,288
Comprehensive (income) loss attributable to noncontrolling interests	(13,027)	67,572	1,115

Comprehensive income (loss) attributable to common stockholders	$(93,325)	$(2,792,156)	$7,403

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Equity (Deficit)

(In thousands, except share information)

	Common Stock
	Shares	Par Value	Additional Paid In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Parent Stockholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
Balance, January 1, 2006 (Commencement of Operations)	127	$—	$1	$—	$—	$1	$—	$1
Net income	—	—	—	—	22,031	22,031	7,625	29,656
Other comprehensive loss	—	—	—	(14,628)	—	(14,628)	(8,740)	(23,368)
Common stock issued, net	54,728,387	55	446,584	—	—	446,639	—	446,639
Stock-based compensation expense	—	—	857	—	—	857	—	857
Dividends declared on common stock	—	—	—	—	(26,098)	(26,098)	—	(26,098)
Purchase of subsidiary shares from noncontrolling interests	—	—	—	—	—	—	(16,666)	(16,666)
Sale of subsidiary shares to noncontrolling interests	—	—	—	—	—	—	122,737	122,737
Distributions to noncontrolling interests	—	—	—	—	—	—	(6,358)	(6,358)

Balance, December 31, 2006 (As Adjusted)	54,728,514	$55	$447,442	$(14,628)	$(4,067)	$428,802	$98,598	$527,400
Net loss	—	—	—	—	(1,261,320)	(1,261,320)	19,734	(1,241,586)
Other comprehensive loss	—	—	—	(1,530,836)	—	(1,530,836)	(87,306)	(1,618,142)
Common stock issued, net	8,000,000	8	71,992	—	—	72,000	—	72,000
Common stock repurchase	(3,831,400)	(4)	(34,908)	—	—	(34,912)	—	(34,912)
Stock-based compensation expense	422,684	—	2,017	—	—	2,017	—	2,017
Dividends declared on common stock	—	—	—	—	(70,596)	(70,596)	—	(70,596)
Purchase of subsidiary shares from noncontrolling interests	—	—	(4,693)	—	—	(4,693)	(12,878)	(17,571)
Sale of subsidiary shares to noncontrolling interests	—	—	—	—	—	—	23,145	23,145
Distributions to noncontrolling interests	—	—	—	—	—	—	(21,750)	(21,750)

Balance, December 31, 2007 (As Adjusted)	59,319,798	$59	$481,850	$(1,545,464)	$(1,335,983)	$(2,399,538)	$19,543	$(2,379,995)
Net loss	—	—	—	—	(146,343)	(146,343)	10,479	(135,864)
Cumulative effect adjustment from adoption of SFAS No. 159	—	—	—	1,478,223	1,107,206	2,585,429	22,737	2,608,166
Equity component of convertible debt issuance	—	—	2,230	—	—	2,230	—	2,230
Other comprehensive income	—	—	—	53,018	—	53,018	2,548	55,566
Common stock repurchase	(742,396)	(1)	(755)	—	—	(756)	—	(756)
Stock-based compensation expense	608,112	1	1,287	—	—	1,288	—	1,288
Dividends declared on common stock	—	—	—	—	(30,376)	(30,376)	—	(30,376)
Distributions to noncontrolling interests	—	—	—	—	—	—	(12,259)	(12,259)

Balance, December 31, 2008 (As Adjusted)	59,185,514	$59	$484,612	$(14,223)	$(405,496)	$64,952	$43,048	$108,000

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31, 2008 (As Adjusted)	For the Year Ended December 31, 2007 (As Adjusted)	For the Period from January 31, 2006 through December 31, 2006 (As Adjusted)
Operating activities:
Net income (loss)	$(135,864)	$(1,241,586)	$29,656
Adjustments to reconcile net income (loss) to cash flow from operating activities:
Provision for loan losses	61,107	16,218	1,938
Stock-based compensation expense	1,288	2,017	857
Net premium and discount amortization on investments and loans	12,155	837	(1,814)
Amortization of deferred financing costs	1,907	8,719	2,762
Accretion of discounts on indebtedness	1,038	1,210	—
Net change in fair value of derivative contracts	207,914	(61,353)	(1,653)
Net change in fair value of investments in debt securities and non-recourse indebtedness	(30,502)	—	—
Impairments on other investments and intangible assets	8,362	1,384,430	375
Net realized loss on sale of assets	12,934	16,219	1,974
Proceeds from sale of real estate owned	4,706	—	—
Net realized gain on repurchase of indebtedness	(56,409)	—	—
(Gain) loss on disposition of consolidated entities	5,558	(10,990)	—
Changes in assets and liabilities:
Accrued interest receivable	16,476	(5,149)	(42,847)
Other assets	61,109	6,604	(18,183)
Accrued interest payable	(28,525)	13,994	39,405
Related party payable	2,328	1,921	879
Other liabilities	(2,447)	3,694	(4,007)

Net cash provided by operating activities	143,135	136,785	9,342
Investing activities:
Purchase of investments in debt securities and security-related receivables	(17,176)	(2,730,086)	(6,300,384)
Principal repayments from investments in debt securities and security-related receivables	30,158	50,110	38,746
Purchase of loans	(226,764)	(791,882)	(2,019,613)
Principal repayments from loans	217,224	420,331	83,638
Proceeds from sale of loans	79,961	567,243	85,119
Proceeds from sale of investments in debt securities and security-related receivables	17,522	998,639	42,933
Decrease in restricted cash and warehouse deposits	36,861	246,858	(349,113)
Cash obtained from Sunset upon acquisition	—	—	15,986

Net cash provided by (used in) investing activities	137,786	(1,238,787)	(8,402,688)
Financing activities:
Proceeds from repurchase agreements	—	191,696	3,235,588
Repayments of repurchase agreements	—	(3,215,965)	(515,850)
Proceeds from issuance of CDO notes payable	57,386	2,941,288	4,940,248
Repayments of CDO notes payable	(69,791)	(29,721)	(9,292)
Proceeds from issuance of trust preferred obligations	—	109,503	273,097
Proceeds from warehouse credit facilities	137,790	890,266	1,159,661
Repayments of warehouse credit facilities	(167,151)	(836,608)	(992,503)
Proceeds from issuance of recourse indebtedness	—	208,995	—
Repayment of recourse indebtedness	—	(40,000)	—
Repurchases of recourse indebtedness	(50,591)	—	—
Proceeds from issuance of securitized mortgage debt	—	1,014,600	—
Repayments of securitized mortgage debt	(115,832)	(55,540)	—
Proceeds from other derivative contracts	—	14,579	—
Repayments of other derivative contracts	(4,334)	(909)	—
Proceeds from cash flow hedges	—	6,356	13,540
Proceeds from sale of subsidiary shares to noncontrolling interests	—	23,145	122,737
Distributions to noncontrolling interest holders in CDOs	(12,259)	(21,750)	(6,358)
Purchase of subsidiary shares from noncontrolling interests	—	(17,571)	(16,666)
Payments for deferred debt issuance costs	—	(37,267)	(90,186)
Proceeds from issuance of common stock	—	72,000	357,248
Repurchase of common stock	(756)	(34,912)	—
Distributions paid to common stockholders	(49,524)	(51,828)	(26,098)

Net cash provided by (used in) financing activities	(275,062)	1,130,357	8,445,166

Net change in cash and cash equivalents	$5,859	$28,355	$51,820
Cash and cash equivalents at the beginning of the period	80,176	51,821	1

Cash and cash equivalents at the end of the period	$86,035	$80,176	$51,821

Supplemental cash flow information:
Cash paid for interest	$10,786	$28,884	$18,165
Cash paid for taxes	3,000	2,796	—
Stock issued to acquire net assets of Sunset Financial Resources, Inc.	—	—	89,392
Non-cash decrease in assets upon disposition of consolidated entity	313,950	59,865	—
Non-cash decrease in liabilities upon disposition of consolidated entity	313,950	73,527	—
Distributions payable	—	18,768	—
Transfer of loans held to maturity to real estate owned	18,566	9,283	—

See accompanying notes.

Alesco Financial Inc.

Notes to Consolidated Financial Statements

As of December 31, 2008

(In Thousands, except share and per share amounts)

NOTE 1: THE COMPANY

Alesco Financial Trust (“the Company”) was organized as a Maryland real estate investment trust on October 25, 2005 and commenced operations on January 31, 2006. On January 31, 2006, February 2, 2006, and March 1, 2006, Alesco Financial Trust completed the sale of 11,107,570 common shares of beneficial interest at an offering price of $10.00 per share in a private offering. Alesco Financial Trust received proceeds from this offering of $102.4 million, net of placement fees and offering costs.

On October 6, 2006, Alesco Financial Trust completed its merger with Alesco Financial Inc. (formerly Sunset Financial Resources, Inc.). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, as amended by letter agreements dated September 5, 2006 and September 29, 2006, upon the completion of the merger each share of beneficial interest of Alesco Financial Trust was converted into 1.26 shares of common stock of Sunset Financial Resources, Inc. (“Sunset”), which resulted in the issuance of 14,415,530 shares of common stock. In accordance with U.S. generally accepted accounting principles (“GAAP”) the transaction was accounted for as a reverse acquisition, and Alesco Financial Trust was deemed to be the accounting acquirer and all of Sunset’s assets and liabilities were required to be revalued as of the acquisition date. As used in these consolidated financial statements, the term “the Company,” “we,” “us” and “our” refer to the operations of Alesco Financial Trust from January 31, 2006 through October 6, 2006, and the combined operations of the merged company subsequent to October 6, 2006. “Sunset” refers to the historical operations of Sunset Financial Resources, Inc. through October 6, 2006, the merger date.

Sunset was incorporated in Maryland on October 6, 2003, completed its initial public offering of common stock on March 22, 2004 and was traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SFO.” Sunset elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes and the Company intends to continue to comply with these tax provisions. On October 9, 2006, the Company began trading on the NYSE under the ticker symbol “AFN.” On November 27, 2006, the Company closed a public offering of 30,360,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $9.00 per share, net of placement fees and offering costs. On June 25, 2007, the Company closed a public offering of 8,000,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $9.25 per share, net of placement fees and offering costs.

The Company is a specialty finance company that has historically invested in the following asset classes, subject to maintaining the Company’s status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and its exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act:

•

subordinated debt financings originated by the Company’s manager or third parties, primarily in the form of trust preferred securities, or TruPS, issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities, residential mortgage-backed securities, or RMBS, and commercial mortgage-backed securities, or CMBS.

The Company has historically financed investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including collateralized debt obligations (“CDOs”) and collateralized loan obligations (“CLOs”).

The Company may also invest opportunistically from time to time in other types of investments within its manager’s and Cohen Brothers, LLC’s (“Cohen & Company”) areas of expertise and experience, subject to maintaining its qualification as a REIT and an exemption from regulation under the Investment Company Act.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform with the current period presentation.

Retrospective Adjustments Related to Adoption of Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively as of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated financial statements; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests. The adoption of SFAS No. 160 did not have an impact on net income (loss) for any prior periods.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible, unsecured debt borrowing rate when interest cost is recognized. The equity component is presented in parent stockholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires companies to retroactively apply the requirements of the pronouncement to all periods presented. As of January 1, 2009, the Company adopted FSP APB 14-1 and the consolidated financial statements as of and for the year ended December 31, 2008 have been retroactively restated for the adoption, which resulted in an increase to the Company’s net loss of $1.6 million, or $0.03 per diluted share, and a $2.2 million increase to parent stockholders’ equity at January 1, 2008.

Principles of Consolidation

The consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries and those entities for which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”) on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income (loss) attributable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests in subsidiaries on the consolidated balance sheets.

The creditors of each variable interest entity (“VIE”) consolidated within the Company’s consolidated financial statements have no recourse to the general credit of the Company. The Company’s maximum exposure to loss as a result of its involvement with each VIE is the capital that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. All significant intercompany accounts and transactions have been eliminated in consolidation.

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a VIE, and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE in accordance with FIN 46R. The Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or potentially the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur. If the Company determines that it is no longer the primary beneficiary of a VIE, the deconsolidation of the VIE is accounted for as a sale of the entity for no proceeds.

The Company has determined that certain special purpose trusts formed by third party issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of the special purpose trust. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. The acquisition of TruPS issued by Trust VIEs may be initially financed directly by CDOs, through on-balance sheet warehouse facilities or through off-balance sheet warehouse facilities. Under the TruPS-related off-balance sheet warehouse agreements, the Company usually deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by third party sponsors of the Trust VIEs in exchange for the TruPS proceeds and the common equity securities of the Trust VIE. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Company’s consolidated financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs to third party sponsors are recorded net of the common equity securities issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks and highly liquid investments with maturities of three months or less when purchased.

Restricted Cash

Restricted cash represents amounts held on deposit with investment banks as collateral for derivative contracts and proceeds from the issuance of CDO notes payable held by consolidated CDO securitization entities and cash held by trustees of CDO entities that is generated from earnings on the collateral assets and cash deposited with trustees of CDO entities that is restricted for the purpose of funding the CDO’s operations. As of December 31, 2008, the Company’s consolidated financial statements include $54.1 million of restricted cash and warehouse deposits. The $54.1 million is primarily restricted for the following purposes: $16.6 million at consolidated CDO entities to be used to acquire additional assets; and, $37.5 million of undistributed cash flow from operations at consolidated CDO entities.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value by creating a three-level fair value hierarchy that ranks the quality and reliability of information used to determine fair value, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 also defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimates about what assumptions market participants would use in pricing the financial instrument developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1: Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Financial instruments utilizing Level 1 inputs generally include exchange-traded equity securities listed in active markets and most U.S. Government securities.

•

Level 2: Valuations based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Financial instruments utilizing Level 2 inputs generally include certain mortgage-backed securities, or MBS, and corporate debt securities and certain financial instruments classified as derivatives, including interest rate swap contracts and credit default swaps, where fair value is based on observable market inputs.

•

Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial instruments utilizing Level 3 inputs generally include investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable.

The fair value of the Company’s financial instruments is generally based on observable market prices or inputs or derived from such prices or inputs, provided that such information is available. When quoted market prices are not available because certain financial instruments do not actively trade in the public markets, fair value is based on comparisons to similar instruments or from internal valuation models.

The availability of observable inputs can vary depending on the financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, its age, whether the financial instrument is traded on an active exchange or in the secondary market, the current market conditions, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

Many financial instruments have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that the Company and others are willing to pay for an asset. Ask prices represent the lowest price that the Company and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, the Company does not require that fair value always be a predetermined point in the bid-ask range. The Company’s policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in the Company’s best estimate of fair value.

Fair value for certain of the Company’s Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. In accordance with SFAS No. 157, the impact of the Company’s own credit and creditworthiness of consolidated CDOs is also considered when measuring the fair value of liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

Financial instruments that are generally classified in Level 3 of the fair value hierarchy primarily consist of investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable. The valuation techniques used for those financial instruments classified in Level 3 are described below.

TruPS and TruPS Security-Related Receivables: The fair value of investments in TruPS is estimated using internal valuation models. These investment securities generally do not trade in an active market and, therefore observable price quotations are not available. Fair value is determined based on discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data.

MBS: The fair value of investments in MBS is determined based on external price and spread data. When position-specific external price data are not observable, the valuation is based on prices of comparable bonds.

CDO Notes Payable: The fair value of CDO notes payable liabilities is estimated using external price data (where observable), or internal valuation models. In the absence of observable price quotations, fair value is determined based on prices of comparable notes payable, or discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. The election can be applied on an instrument-by-instrument basis. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities, and became effective for the Company on January 1, 2008. The Company elected to apply the fair value option for its investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. The Company has elected the fair value option for these instruments to enhance the transparency of its financial condition. The transition adjustment to beginning accumulated deficit that was recorded as of January 1, 2008 due to the adoption of SFAS No. 159 was an increase to retained earnings of $1.1 billion. The following table presents information about the eligible instruments for which the Company elected the fair value option and for which transition adjustments were recorded as of January 1, 2008 (amounts in thousands):

Financial Instrument Description	Carrying Value at January 1, 2008 (Before Adoption of SFAS No. 159)	Transition Adjustment to Accumulated Deficit Increase/(Decrease)		Carrying Value at January 1, 2008 (After Adoption of SFAS No. 159)
Assets:
TruPS and subordinated debentures	$3,793,930	$(924,052	)(1)	$3,793,930
TruPS security-related receivables	740,342	(113,123)		627,219
MBS	2,091,007	(554,171	)(1)	2,091,007
Liabilities:
TruPS CDO notes payable	4,924,033	838,109	(2)	4,085,924
MBS CDO notes payable	3,852,838	1,804,175	(3)	2,048,662
TruPS obligations	382,600	79,005		303,595

Cumulative effect of the adoption		1,129,943
Noncontrolling interest allocation of cumulative adjustment		(22,737)

Cumulative effect of the adoption to accumulated deficit (4)		1,107,206
Adjustments related to other comprehensive loss		1,478,223

Cumulative effect of the adoption to parent stockholders’ equity		$2,585,429

(1)	Prior to January 1, 2008, TruPS and subordinated debentures and MBS were classified as available-for-sale and carried at fair value. Accordingly, the election of the fair value option for these securities did not change their carrying value and resulted in a reclassification from accumulated other comprehensive loss to beginning accumulated deficit.
(2)	Includes write-off of deferred issuance costs of $76.9 million.
(3)	Includes write-off of deferred issuance costs of $21.0 million.
(4)	Amount includes $1.9 million of a deferred tax asset recorded upon adoption of SFAS No. 159.

Investments

The Company invests primarily in TruPS and MBS debt securities, residential and commercial mortgage portfolios, and leveraged loans and may invest in other types of real estate-related assets. The Company accounts for its investments in debt securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value of investments subsequent to the adoption of SFAS No. 157 is described above. The following relates to available-for-sale securities prior to the adoption of SFAS No. 157. Fair value of investments is based on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, based on comparisons to similar instruments or from internal pricing models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions. Upon the sale of a security, the realized gain or loss is computed on a specific identification basis and is recorded as a component of earnings in the respective period.

Effective January 1, 2008, the Company classifies its investments in TruPS and MBS as trading securities (see “Fair Value of Financial Instruments”). These investments are carried at estimated fair value, with changes in fair value of these instruments reported in income. Unamortized premiums and discounts on trading securities that are highly rated are recognized over the contractual life, adjusted for estimated prepayments using the effective interest method. For securities representing beneficial interests in securitizations that are not highly rated (i.e., subordinate tranches of MBS), unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the effective interest method. Actual prepayment and credit loss experience are reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

Effective January 1, 2008, the Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates at fair value, with changes in fair value of these instruments reported in income. These Trust VIEs have no ability to sell, pledge, transfer or otherwise encumber a company or the assets of a company until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria as a secured financing under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”) as secured loans at fair value. The Company’s investments in security-related receivables represent interests in securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement.

Effective January 1, 2008, the Company is not classifying any of its investments as available-for-sale. As it relates to available-for-sale securities prior to the adoption of SFAS No. 159, the Company exercised judgment to determine whether an investment security had sustained an other-than-temporary decline in fair value. If the Company determined that an investment security had sustained an other-than-temporary decline in its fair value, the investment security was written down to its fair value by a charge to earnings, and the Company established a new cost basis for the investment. The Company’s evaluation of an other-than-temporary decline was dependent on specific facts and circumstances relating to the particular investment. Factors that the Company considered in determining whether an other-than-temporary decline in fair value had occurred included, but are not limited to: the estimated fair value of the investment in relation to its cost basis; the length of time the security had a decline in estimated fair value below its amortized cost; the financial condition of the related entity and industry events;

changes in estimated cash flows from the investment; external credit ratings and recent downgrades of such credit ratings; and the intent and ability of the Company to hold the investment for a sufficient period of time to allow for recovery in the fair value of the investment. For MBS that are not of high credit quality at acquisition, the Company performed impairment analyses in accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF No. 99-20”). When adverse changes in estimated cash flows occur as a result of actual or expected prepayment and credit loss experience, an other-than-temporary impairment was deemed to have occurred. Accordingly, the security was written down to fair value, and the loss is recognized in current earnings. The cost basis adjustment for other-than-temporary impairment is recoverable only upon sale or maturity of the security.

The Company accounts for its investments in residential and commercial mortgages and leveraged loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income over the terms of the loans using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”).

The Company maintains an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, including historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses may be established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries).

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as the Company believes that scheduled debt service payments may not be paid when contractually due or the loan becomes greater than 90 days delinquent. While on non-accrual status, interest income is recognized only upon actual receipt.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. If the fair value of a loan is less than its cost basis, a valuation adjustment is recognized in the consolidated statement of operations and the loan’s carrying value is adjusted accordingly. The valuation adjustment may be recovered in the event the fair value increases, which is also recognized in the consolidated statement of operations.

Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financing arrangements. Transfers of financial assets that result in sale accounting are those in which (a) the transfer legally isolates the transferred assets from the transferor, (b) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (c) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet each of these criteria, the transfer is accounted for as a financing arrangement. Dispositions of financial assets that are treated as sales are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Dispositions of financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as secured borrowings and no gain or loss is recognized.

Deferred Costs

The Company records its deferred costs incurred in placing CDO notes payable and other debt instruments in accordance with SFAS No. 91, and amortizes these costs over the life of the related debt using the effective interest method.

Revenue Recognition

The Company recognizes interest income from investments in debt and other securities, residential and commercial mortgages, and leveraged loans over the estimated life of the underlying financial instruments on an estimated yield to maturity basis.

In accordance with EITF No. 99-20, the Company recognizes interest income from purchased interests in certain financial assets, including certain subordinated MBS, on an estimated effective yield to maturity basis. Management estimates the current yield on the reference amount of the investment based on estimated cash flows after considering prepayment and credit loss expectations. The adjusted yield is then applied prospectively to recognize interest income for the next reporting period.

Derivative Instruments

The Company uses derivative financial instruments to attempt to hedge all or a portion of the interest rate risk associated with its borrowings. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. Derivatives qualifying and designated as cash-flow hedges are evaluated at inception and at subsequent balance sheet dates in order to determine whether they qualify for hedge accounting under SFAS No. 133. The hedge instrument must be highly effective in achieving offsetting changes in cash flows of the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the consolidated balance sheet at fair value. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (loss). Changes in the ineffective portions of cash flow hedges are recognized in earnings. Realized gains and losses on terminated contracts that were designated as hedges are maintained in accumulated other comprehensive income or loss and amortized into the consolidated statement of income over the contractual life of the terminated contract unless it is probable that the forecasted transaction will not occur. In that case, the gain or loss in accumulated other comprehensive income or loss is reclassified to realized gain or loss in the consolidated statement of income. The Company had no instruments designated as hedges during the year ended December 31, 2008.

The Company may also enter into derivatives that do not qualify for hedge accounting or for which the Company may not elect hedge accounting, including interest rate swaps, interest rate caps and floors, credit default and total return swaps, under SFAS No. 133. These derivatives are carried at their fair value with changes in fair value reflected in the consolidated statement of income. The fair value of credit default swaps is based on quotations from third-party brokers.

Accounting for Off-Balance Sheet Arrangements

The Company may maintain certain warehouse financing arrangements with various investment banks that are accounted for as off-balance sheet arrangements. The Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, the Company is typically required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because the collateral assets are maintained on the balance sheet of the warehouse providers. However, since the Company holds an implicit variable interest in many entities funded under its TruPS-related warehouse facilities, the Company often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse facilities. The Company records the cash collateral as warehouse deposits in its financial statements. The net amount earned from these warehouse facilities and any obligation associated with the warehouse arrangement are considered free-standing derivatives and are recorded at fair value in the financial statements with changes in fair value reflected in earnings in the respective period.

Income Taxes

For tax purposes, Sunset is deemed to have acquired Alesco Financial Trust on October 6, 2006. Sunset elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and subsequent to the merger the Company continues to comply with these requirements. Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income, distribution and share ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurances that these criteria will continue to be met in subsequent periods.

The Company maintains domestic taxable REIT subsidiaries (“TRSs”), which may be subject to U.S. federal, state and local income taxes. Current and deferred taxes are provided for on the portion of earnings (losses) recognized by the Company with respect to its interest in domestic TRSs. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. We evaluate the realizability of our deferred tax assets and recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires management to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax expense on the consolidated statements of income.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company.

Goodwill

Goodwill on the Company’s consolidated balance sheet, if any, represents the amounts paid in excess of the fair value of the net assets acquired from business acquisitions accounted for under SFAS No. 141, “Business Combinations.” Pursuant to SFAS No. 142, “Accounting for Goodwill and Intangible Assets,” goodwill is not amortized to expense but rather is analyzed for impairment. The Company measures its goodwill for impairment on an annual basis or when events indicate that goodwill may be impaired. During the year ended December 31, 2008, the Company determined that the $5.0 million of goodwill recorded on its balance sheet was impaired, and as a result the Company recorded a $5.0 million impairment loss in the statement of income. As of December 31, 2008, there is no goodwill or other intangible assets recorded on the Company’s balance sheet.

Share-Based Payment

The Company accounts for share-based compensation issued to its Directors, Officers, and to its Manager using the fair value based methodology prescribed by SFAS No. 123(R), “Share-Based Payment” (“SFAS

No. 123(R)”) and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”). Compensation cost related to restricted common stock issued to the independent directors of the Company is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common stock issued to the officers and the Manager is initially measured at estimated fair value at the grant date, and is re-measured on subsequent dates to the extent the awards are unvested, and is amortized and expensed over the vesting period on a straight-line basis.

Borrowings

The Company finances the acquisition of its investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of securitization transactions. The Company recognizes interest expense on all borrowings on an accrual basis.

Manager Compensation

The Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if the Company’s financial performance exceeds certain benchmarks. See Note 11 for the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are earned by the Manager.

Earnings Per Share

In accordance with SFAS No. 128, Earnings per Share, the Company presents both basic and diluted earnings (loss) per common share (“EPS”) in its consolidated financial statements and footnotes thereto. Basic earnings (loss) per common share (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common stockholders by the weighted-average number of common shares, including both vested unvested restricted common shares, outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflects the potential dilution of unvested restricted common stock, if they are not anti-dilutive. See Note 10 for earnings (loss) per common share computations.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS No. 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for fiscal years beginning after November 15, 2008. Management is currently evaluating the impact that this statement may have on our consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. As of January 1, 2009, the Company adopted FSP EITF 03-6-1 and the adoption did not have a material effect on our consolidated financial statements.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of adopting EITF No. 07-5.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. FSP FAS 133-1 and FIN 45-4 will be effective for the Company’s fiscal 2008 annual consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of FASB Statement No. 157, “Fair Value Measurements,” in a market that is not active. FSP FAS 157-3 is effective October 10, 2008, and for prior periods for which financial statements have not been issued. The adoption of FSP FAS 157-3 did not have a material impact on our consolidated financial statements.

In September 2008, the FASB issued for comment revisions to SFAS No. 140 and FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities.” The changes proposed include a removal of the scope exemption from FIN 46R for QSPEs, a revision of the current risks and rewards-based FIN 46R consolidation model to a qualitative model based on control and a requirement that consolidation of VIEs be re-evaluated on an ongoing basis. Although the revised standards have not yet been finalized, these changes may have a significant impact on the Company’s consolidated financial statements as the Company may be required to deconsolidate certain assets and liabilities due to the ongoing evaluation of its primary beneficiary status. In addition, the Company may also be required to consolidate other VIEs that are not currently consolidated based an analysis under the current FIN 46R consolidation model. The proposed revisions would be effective for fiscal years that begin after November 15, 2009.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

NOTE 3: FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted SFAS No. 157, which requires additional disclosures about the Company’s assets and liabilities that are measured at fair value. The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

	Assets and Liabilities at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
	(amounts in thousands)
Assets:
Investment in TruPS and TruPS security-related receivables	$—	$—	$1,621,480	$1,621,480
MBS	—	—	458,270	458,270

Total Assets	$—	$—	$2,079,750	$2,079,750

Liabilities:
TruPS CDO notes payable	$—	$—	$1,314,037	$1,314,037
MBS CDO notes payable	—	—	333,553	333,553
TruPS obligations	—	—	120,409	120,409
Derivative instruments	—	266,134	850	266,984

Total Liabilities	$—	$266,134	$1,768,849	$2,034,983

The tables presented below summarize the change in asset and liability carrying values associated with Level 3 financial instruments during the year ended December 31, 2008 (amounts in thousands):

Assets	Investment in TruPS and TruPS Security-Related Receivables	MBS	Other Investments	Total
Balance at January 1, 2008	$4,421,149	$2,091,007	$3,712	$6,515,868
Net payments, purchases and sales	(3,575)	(348,249)	(1,630)	(353,454)
Net transfers in/(out)	—	—	—	—
Gains/(losses) recorded in income	(2,796,094)	(1,284,488)	(2,082)	(4,082,664)

Balance at December 31, 2008	$1,621,480	$458,270	$—	$2,079,750

Liabilities	TruPS CDO Notes Payable	MBS CDO Notes Payable	TruPS Obligations	Derivative Instruments	Total
Balance at January 1, 2008	$4,009,015	$2,027,682	$303,595	$—	$6,340,292
Net payments, purchases and sales	(35,185)	(325,229)	3,000	—	(357,414)
Net transfers in/(out)	—	—	—	—	—
(Gains)/losses recorded in income	(2,659,793)	(1,368,900)	(186,186)	850	(4,214,029)

Balance at December 31, 2008	$1,314,037	$333,553	$120,409	$850	$1,768,849

Impact of Market Conditions on Fair Value Estimates

Fair value for certain of the Company’s Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy has been adversely impacted by the credit crisis. Available liquidity, particularly through asset-backed securities (ABS) CDOs and other securitizations, declined precipitously during the second half of 2007, and continued to decline in 2008. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued pricing declines in the U.S. housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis.

All of these influences significantly disrupted the financial markets in which the Company’s assets and liabilities trade; therefore, access to and the quality of external market data for use in the Company’s valuation analyses used to support the fair values presented within the consolidated balance sheets was extremely limited. The limited nature and variability of that market data required the Company to apply significant judgment in its determination of the appropriate assumptions to use in the determination of fair value. While attempting to develop assumptions that would be used by a market participant, the Company noted that the limited access to and quality of external market data would increase the range of estimates that could be considered fair value.

TruPS and TruPS Security-Related Receivables

The market conditions described above also impacted the volume of observable inputs available to the Company in estimating the fair value of its TruPs and TruPS security-related receivables. As of December 31, 2008, the Company estimated that the fair value of its TruPS portfolio was, on average, approximately $29 for every $100 of par. The Company arrived at this estimated fair value using a discounted cash flow approach to value each individual TruPS security. However, the Company notes that the range of fair value estimates for these securities is wide and that different market participants may arrive at different estimates based on how a market participant may evaluate the characteristics of individual securities, combined with judgments regarding the timing of economic recovery, and changes in interest rates and issuers’ ability to call the securities. If the Company were to value the TruPS portfolio using the average dollar price at the high and low point of an estimated range that was determined based on 200 bps increases and decreases to the Company’s estimated credit spread assumptions, it would result in the fair value of the TruPS portfolio increasing by $231 million or decreasing by $(182) million as compared to the amount recorded in the financial statements.

MBS Portfolio

As a result of the ongoing disruption in the housing market and the downturn in the overall economy, the non-agency subprime, Alt-A, and prime jumbo mortgage backed securities market experienced significant turmoil in 2007 and 2008, and the amount of current trading activity was extremely limited. As a result, the methods used to derive pricing for the Company’s MBS portfolio were limited to pricing services and broker quotes. In many instances, both the differential between the prices received from different sources for the same security and the bid/ask spread widened significantly as compared to prior periods. These factors were considered by the Company in making judgments as to the appropriate estimates of fair value, and the Company noted these factors would increase the range of estimates that could be considered fair value.

As of December 31, 2008, the Company estimated that the fair value of its MBS portfolio was, on average, approximately $18 for every $100 of par, based on its best estimate of fair value for each individual MBS. However, the Company notes that the range of fair value estimates for these securities is wide and that different market participants may arrive at different estimates based on how a market participant may evaluate the characteristics of individual securities, combined with judgments regarding the timing of economic recovery, and changes in interest rates and prepayment speeds. If the Company were to value the MBS portfolio using the average dollar price at the high and low point of an estimated range that was determined to be 10% above or below the average dollar price of $18, it would result in the fair value of the MBS portfolio increasing by $46 million or decreasing by $(46) million as compared to the amount recorded in the financial statements.

MBS and TruPS CDO Notes Payable and Trust Preferred Obligations

The market conditions described above also had an impact on the volume of observable inputs available to the Company in estimating the fair value of the CDO notes payable and trust preferred obligations that finance the Company’s MBS and TruPS portfolios. The MBS and TruPS assets serve as the sole source of collateral and cash flows for the MBS and TruPS CDO notes payable and trust preferred obligations. As a result, the Company generally expects that there will be significant correlation between its fair value estimates of the CDO notes payable and its fair value estimates for the associated MBS and TruPS assets. This expected price correlation between the underlying assets and the CDO notes payable is consistent with what the Company has experienced and observed in the market during 2008. The Company believes that this correlation is consistent with the expectations that a CDO market participant would consider in evaluating the CDO notes payable. During the market turmoil, the pricing of the both the MBS and TruPS assets has been driven substantially by concerns related to credit risk (as opposed to interest rates or other factors that also impact pricing) and thus the ultimate collectability of the principal balances of the assets. As the market’s views regarding the realizability of the collateral have priced in significant concern about the ability to realize future principal and interest collections, inherent in any valuation of the CDO notes payable are similar market views regarding the credit risk associated with the assets serving as collateral. However, changes in market conditions may significantly impact the degree of this correlation. For example, changes in market conditions, such as supply and demand, which change perceptions regarding the benefits or risks associated with investments in CDO debt instruments may not impact a market participant’s assessment of the specific credit risk of individual TruPS. If the Company were to value the MBS and TruPS CDO notes payable using the average dollar price at the high and low point of an estimated range that was determined to be 10% above or below the average dollar price of $21, it would result in the fair value of these instruments increasing by $165 million or decreasing by $(165) million as compared to the amount recorded in the financial statements.

Impact to the Company

While market conditions existing at December 31, 2008 may cause significant variability in fair value estimates of the Company’s Consolidated investments in TruPS and TruPS security-related receivables, mortgage-backed securities and related MBS and TruPS CDO notes payable and trust preferred obligations, the non-recourse nature of these assets and liabilities to the Company means that changes by the Company to recorded fair values of such instruments in the Company’s financial statements do not have a material economic impact on the Company.

The maximum loss from investments in TruPS and TruPS security-related receivables is limited to the aggregate $219 million that the Company originally invested in the eight TruPS CDO entities through purchases of preference shares. As of December 31, 2008, the TruPS CDO entities, which the Company consolidates in accordance with FIN 46R, have experienced $250.5 million of bank and insurance company defaults and $300 million of securities currently deferring interest, or 10.7% of the Company’s combined TruPS portfolio. The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight TruPS CDOs. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of preference shares and subordinated interests, will no longer receive current distributions of cash in respect of such interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests, and the Company cannot predict when or if such an event will occur. For this reason, the Company believes the fair value of its investments in preference shares and subordinated interests in the TruPS CDO entities is negligible and, therefore, changes by the Company to recorded fair values of the underlying TruPS and TruPS security-related receivables collateral within the ranges described above would not have a material economic impact on the Company.

The maximum loss from investments in mortgaged backed securities which are all held by three Kleros Real Estate CDO’s (Kleros Real Estate CDO I, II and IV) is limited to the $90 million that was originally invested by the Company into these Kleros Real Estate CDOs through purchases of equity interests. All of the Kleros Real Estate CDOs are governed by indentures that provide the Company with no rights to the CDO’s assets and provide the CDO noteholders with no recourse to the assets of the Company. The Company consolidates the Kleros Real Estate CDOs in accordance with FIN 46R, which requires that the Company records the financial position and results of operations of the CDOs in the consolidated financial statements, without consideration that the Company’s maximum economic exposure to loss is $90 million. The Kleros Real Estate CDOs have all failed over-collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to the Company related to its equity interests. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. As previously disclosed, the Company has received written notice from the trustees of Kleros Real Estate I, II, and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation would be used to repay the controlling class debtholder. As a result of these circumstances, the Company believes that the fair value of the Company’s equity interests in the Kleros Real Estate CDOs is zero, and that changes by the Company to the recorded fair value of the underlying mortgage backed securities collateral within the ranges described above would not have a material economic impact on the Company.

NOTE 4: INVESTMENTS IN SECURITIES

The following tables summarize the Company’s investments in debt securities as of December 31, 2008 and 2007:

Investment Description	Amortized Cost	Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Weighted- Average Years to Maturity
	(dollars in thousands)
December 31, 2008 (1):
TruPS and subordinated debentures and security-related receivables	$5,542,613	$(3,921,133)	$1,621,480	5.4%	27.4
MBS	2,035,566	(1,577,296)	458,270	3.0%	6.6

Total	$7,578,179	$(5,498,429)	$2,079,750	4.6%	21.7

Investment Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Weighted- Average Years to Maturity
	(dollars in thousands)
December 31, 2007:
TruPS and subordinated debentures	$4,802,113	$46,604	$(1,056,196)	$3,792,521	6.7%	28.4
MBS	2,646,588	2,078	(556,249)	2,092,417	5.5%	6.2
Other investments	3,712	—	—	3,712	—	8.3

Total	$7,452,413	$48,682	$(1,612,445)	$5,888,650	6.1%	18.3

(1)	Subsequent to the adoption of SFAS No. 159 on January 1, 2008, all of the Company’s investments in debt securities are classified as trading securities. Prior to January 1, 2008, all of the Company’s investments in debt securities were classified as available-for-sale.

TruPS shown above include (a) investments in TruPS issued by Trust VIEs of which the Company is not the primary beneficiary and which the Company does not consolidate and (b) transfer of investments in TruPS to the Company that were accounted for as a sale pursuant to SFAS No. 140. Subordinated debentures included above represent the primary assets of Trust VIEs that the Company consolidates pursuant to FIN 46R.

The following table summarizes the Company’s investments in security-related receivables that were recorded at amortized cost as of December 31, 2007:

Investment Description	Amortized Cost	Weighted Average Coupon	Weighted- Average Years to Maturity	Estimated Fair Value
	(dollars in thousands)
December 31, 2007:
Security-related receivables	$740,341	7.3%	27.5	$625,369

The Company’s investments in security-related receivables represent securities owned by CDO entities that are collateralized by TruPS and subordinated debentures owned by a consolidated subsidiary where the transfers are accounted for as financings under SFAS No. 140. These transactions are accounted for as financings due to certain constraints that limit further pledging or exchanging of the assets and the continuing involvement of investment banks with each of these transactions. As of December 31, 2008, the Company’s consolidated financial statements included $390.8 million of security-related receivables held at fair value.

As of December 31, 2008, the aggregate principal amount of investments in the 35 TruPS investments that have defaulted or are currently deferring interest payments is $551.0 million, representing approximately 10.7% of the Company’s combined TruPS portfolio. As of December 31, 2008, the $250.5 million of defaulted securities, which includes securities issued by IndyMac Bancorp, have been completely written-off in the Company’s consolidated financial statements. For the year ended December 31, 2008, investment interest income is net of a $20.4 million reserve for interest income related to the $551.0 million of currently deferring or defaulted securities.

The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which the Company holds equity interests. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of equity securities, will not receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests.

At December 31, 2008 approximately 68% of the Company’s investments in RMBS were rated below AAA. Additionally, 17% of RMBS have a weighted-average FICO score less than 625 (generally considered to be subprime).

Proceeds from the sales of investments were $17.5 million and $998.6 million for the year ended December 31, 2008 and 2007, respectively. The Company utilized a significant portion of the proceeds to pay down short-term financing related to these investments during the year ended December 31, 2007. Included within loss on the sale of assets in the consolidated statements of income (loss) are gross realized losses of $3.0 million and $13.6 million during the year ended December 31, 2008 and 2007, respectively. For purposes of determining realized losses, the cost of securities sold is based on specific identification.

As previously disclosed, we received written notice from the trustees of Kleros Real Estate I, II, III, and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation will be used to repay the controlling class debtholder. As of the current date, the controlling class debtholders of Kleros Real Estate I, II and IV have not exercised their rights to liquidate any of the CDOs. As previously disclosed, Kleros Real Estate III was liquidated in June 2008. Upon the commencement of the liquidation process the Company determined that it was no longer the primary beneficiary of Kleros Real Estate III, and in accordance with FIN 46(R) deconsolidated the Kleros Real Estate III entity from its consolidated financial statements in June 2008. Since the Company is not receiving any cash flow from its investments in any of the Kleros Real Estate CDOs, the events of default described above do not have any further impact on the Company’s cash flows. However, the assets of the Kleros Real Estate I, II and IV CDOs and the income they generate for tax purposes are a component of the Company’s REIT qualifying assets and income. If more than one of the three remaining Kleros Real Estate CDOs is liquidated, the Company may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If the Company is not able to invest in sufficient other REIT qualifying assets, its ability to qualify as a REIT could be materially adversely affected.

Substantially all of the Company’s investments in TruPS, subordinated debentures and MBS collateralize debt issued through consolidated CDO entities, consolidated Trust VIEs, or warehouse credit facilities. Consolidated CDO entities are generally subject to an indenture which dictates substantially all of the operating activities of the CDO. These indentures generally require that certain credit quality and over-collateralization tests are met. To the extent a CDO fails to pass such tests, cash flows from the assets may be directed to be used to repay the CDO debt obligations. The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s general creditors. Similarly, the debt of such entities is not recourse to the Company.

NOTE 5: LOANS

Loans accounted for as held for investment are recorded at amortized cost. Loans accounted for as held for sale are carried at fair value, with changes in fair value recorded in the net change in fair value of investments in debt securities and loans and non-recourse indebtedness. The following table summarizes our investments in loans as of December 31, 2008 (dollars in thousands):

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Unrealized Gain (loss)	Carrying Amount	Number of Loans	Weighted- Average Interest Rate	Weighted- Average Contractual Maturity Date
December 31, 2008:
5/1 Adjustable rate residential mortgages	$609,994	$6,735	$—	$616,729	1,487	6.3%	July 2036
7/1 Adjustable rate residential mortgages	211,287	3,414	—	214,701	488	6.6%	Dec 2036
10/1 Adjustable rate residential mortgages	68,786	1,275	—	70,061	186	6.8%	Sept 2036
Commercial loan (1)	7,464	—	—	7,464	1	21.0%	—
Leveraged loans (2)	891,204	(9,946)	(100,989)	780,269	438	6.5%	Apr 2013

Total	$1,788,735	$1,478	$(100,989)	$1,689,224	2,600	6.4%

December 31, 2007:
5/1 Adjustable rate residential mortgages	$705,442	$6,706	$—	$712,148	1,684	6.4%	July 2036
7/1 Adjustable rate residential mortgages	251,095	3,575	—	254,670	571	6.6%	Dec 2036
10/1 Adjustable rate residential mortgages	79,030	1,347	—	80,377	207	6.8%	Sept 2036
Commercial loan (1)	7,332	—	—	7,332	1	21.0%	Jan 2006
Leveraged loans	838,300	(1,347)	—	836,953	388	8.7%	Feb 2013

Total	$1,881,199	$10,281	$—	$1,891,480	2,851	7.4%

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.
(2)	Includes approximately $63.6 million of leveraged loans classified as held for sale as of December 31, 2008.

As of December 31, 2008, the Company has transferred all of the leveraged loans included in its warehouse facility with a third party to the held for sale category and as a result recorded an unrealized loss of $101.0 million on the leveraged loans included in the warehouse facility. During the fourth quarter of 2008, the Company determined that it no longer had the intent to hold these particular loans to maturity or for the foreseeable future. The warehouse facility that provides short-term financing for approximately $164.8 million of par value of leveraged loans is scheduled to mature in May 2009. Prior to the May 2009 maturity date, the Company does not expect that the warehouse lender will offer us favorable refinancing terms or the ability to extend the warehouse facility. If the securitization markets remain effectively closed through the May 2009 maturity date, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $39.0 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

The Company has the positive intent and ability to hold its loan portfolio, except the leveraged loans included in the warehouse described above, until maturity or at least for the foreseeable future. The held for investment portion of our portfolio is financed on a long term basis through securitization vehicles.

The estimated fair value of the Company’s residential mortgages was $417.1 million and $1.0 billion as of December 31, 2008 and 2007, respectively. The estimated fair value of the Company’s leveraged loans was $398.4 million and $798.9 million as of December 31, 2008 and 2007, respectively.

The Company maintains an allowance for loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, which considers historical and industry loss experience, economic conditions and trends, estimated fair values and the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses are established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries). As of December 31, 2008 and 2007, the Company maintained an allowance for loan losses of $68.4 million and $18.1 million, respectively. As of December 31, 2008 and 2007, the Company has placed $82.3 million and $22.3 million of residential mortgage loans on non-accrual status, respectively.

The following table summarizes the delinquency statistics of the Company’s residential mortgage loans (dollar amounts in thousands):

Delinquency Status	Number of Loans	Principal Amount
December 31, 2008:
30 to 60 days	145	$58,742
61 to 90 days	48	21,182
Greater than 90 days	209	82,328

Total	402	$162,252

December 31, 2007:
30 to 60 days	95	$38,551
61 to 90 days	18	6,351
Greater than 90 days	52	22,345

Total	165	$67,247

As of December 31, 2008, the Company had 209 loans that were either greater than 90 days past due or in foreclosure and placed on non-accrual status. During the year ended December 31, 2008, the Company did not recognize approximately $1.8 million of interest income for loans that were either in non-accrual status or classified as REO.

As of December 31, 2008, the Company had foreclosed on 53 residential mortgage loans with a fair value of $14.3 million which is classified as real estate owned (REO). The Company records REO property at fair value within other assets in its consolidated balance sheet. During the year ended December 31, 2008, the Company recorded a charge-off of $8.0 million as a result of foreclosing on these properties.

During the year ended December 31, 2008, the Company sold approximately $5.7 million of delinquent securitized mortgages at realized losses of $1.6 million. During the year ended December 31, 2007, the Company sold approximately $516.2 million of adjustable rate residential mortgages at realized losses of $2.0 million. In connection with the sale of the assets and repayment of related financings, the Company terminated a portion of certain interest rate swap contracts and recorded realized gains of $3.5 million in earnings during the year ended December 31, 2007.

As of December 31, 2008 and 2007, approximately $888.0 million and $1.0 billion, respectively, of the carrying value of the Company’s residential mortgages was pledged as collateral for securitized mortgage debt. In addition, substantially all of the carrying value of the Company’s leveraged loan portfolio is pledged as collateral for CLO notes payable.

As of December 31, 2008 and 2007, 47.0% and 46.5%, respectively, of the carrying value of the Company’s investment in residential mortgages was concentrated in residential mortgages collateralized by property in California.

NOTE 6: INDEBTEDNESS

The following table summarizes the Company’s total indebtedness (includes recourse and non-recourse indebtedness):

Description	Amortized Cost	Net Change in Fair Value (2)	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity	Estimated Fair Value
	(dollars in thousands)
December 31, 2008:
Non-recourse indebtedness:
Trust preferred obligations	$385,600	$(265,191)	$120,409	2.9% to 8.7%	4.8%	Oct 2036	$120,409
Securitized mortgage debt	844,764	—	844,764	5.0% to 6.0%	5.7%	Dec 2046	425,032
CDO notes payable (1)	8,449,072	(6,106,152)	2,342,920	2.1% to 9.5%	3.3%	Apr 2039	1,995,448
Warehouse credit facilities	126,623	—	126,623	3.8%	3.8%	May 2009	64,660

Total non-recourse indebtedness	$9,806,059	$(6,371,343)	$3,434,716

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	7.9% to 9.5%	8.8%	Aug 2036	$28,560
Contingent convertible debt	28,042	—	28,042	7.6%	7.6%	May 2027	18,623

Total recourse indebtedness	$77,656	$—	$77,656

Total indebtedness	$9,883,715	$(6,371,343)	$3,512,372

December 31, 2007:
Non-recourse indebtedness:
Trust preferred obligations	$382,600	$—	$382,600	5.9% to 9.0%	6.7%	July 2035	$300,296
Securitized mortgage debt	959,558	—	959,558	5.0% to 6.0%	5.7%	Dec 2046	958,643
CDO notes payable	9,409,027	—	9,409,027	5.1% to 6.1%	5.6%	Mar 2040	6,522,197
Warehouse credit facilities	155,984	—	155,984	5.1% to 5.3%	5.2%	Mar 2008	154,331

Total non-recourse indebtedness	$10,907,169	$—	$10,907,169

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	9.4%	9.4%	Aug 2036	$37,211
Contingent convertible debt	140,000	—	140,000	7.6%	7.6%	May 2027	96,250

Total recourse indebtedness	$189,614	$—	$189,614

Total indebtedness	$11,096,783	$—	$11,096,783

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation. Carrying amount includes $1.6 billion of liabilities at fair value.
(2)	Amounts reflect adjustment to fair value for those debt obligations elected to be recorded at fair value under SFAS No. 159.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of the Company. As indicated in the table above, the Company’s consolidated financial statements include recourse indebtedness of $77.7 million and $189.6 million, respectively, as of December 31, 2008 and 2007. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of the Company. As of December 31, 2008, the Company’s maximum exposure to economic loss as a result of its involvement with each VIE is the $460.9 million of capital that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects the Company to potential margin calls for additional pledges of cash or other assets.

(a) Repurchase agreements

As of December 31, 2008, the Company is not financing any investments with short-term repurchase agreements that subject the Company to margin calls or potential recourse obligations in excess of posted first loss deposits.

(b) Trust preferred obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by the Company for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. The Company does not control the timing or ultimate payment of the trust preferred obligations. Effective January 1, 2008, the Company has elected the fair value option pursuant to SFAS No. 159 for trust preferred obligations.

(c) CDO notes payable

CDO notes payable represent notes payable issued by CDO entities used to finance the acquisition of TruPS, MBS, and leveraged loans. Substantially all of the TruPS collateralizing CDO notes payable are obligations of banks, bank holding companies and insurance companies. The obligors under the leveraged loans come from a variety of industries. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates. Effective January 1, 2008, the Company has elected the fair value option pursuant to SFAS No. 159 for TruPS and MBS CDO notes payable.

(d) Warehouse Credit Facilities

As of December 31, 2008, the Company’s consolidated financial statements included $126.6 million of warehouse credit facility debt in the form of short term notes payable. Warehouse credit facility debt relates to an on-balance sheet warehouse facility entered into by a subsidiary of the Company with the intention of financing the acquisition of leveraged loans on a short-term basis until longer-term financing is available. Despite the fact that the Company recorded an unrealized loss of $101.0 million on the leveraged loans included in the warehouse facility, the Company’s maximum economic exposure to loss on the warehouse credit facility is limited to the amount of capital that the Company has invested pursuant to the terms of the arrangement. As of December 31, 2008, the Company has invested $39.0 million of capital in this financing arrangement, which provides for $200 million of total borrowing capacity and bears interest of 125 basis points over the daily commercial paper rate and matures in May 2009. Prior to the May 2009 maturity date, the Company does not expect that the warehouse lender will offer us favorable refinancing terms or the ability to extend the warehouse facility. If the securitization markets remain effectively closed through the May 2009 maturity date, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $39.0 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

(e) Securitized Mortgage Debt

On June 29, 2007, the Company completed an on-balance sheet, term-secured financing of approximately $1.1 billion of residential mortgage loans. Upon the closing of this securitization transaction, the Company is no longer financing any residential mortgage loans with short-term repurchase agreement financing. In connection with this securitization, the Company entered into a Mortgage Loan Purchase Agreement, dated as of June 29, 2007 (the “MLPA”), with Structured Asset Mortgage Investments II, Inc. (the “Depositor”), a wholly-owned subsidiary of The Bear Stearns Companies Inc. Pursuant to the MLPA, the Company transferred 2,572 conventional, first lien mortgage loans secured primarily by one- to four-family residential properties and individual condominium units (collectively, the “Mortgage Loans”) to the Depositor.

The Depositor established Bear Stearns ARM Trust 2007-2, a Delaware statutory trust (the “Issuing Entity”) pursuant to a Short Form Trust Agreement, dated as of June 26, 2007. The Depositor transferred the Mortgage Loans to the Issuing Entity pursuant to a Sale and Servicing Agreement, dated as of June 29, 2007. The Issuing Entity issued the Bear Stearns ARM Trust 2007-2, Mortgage-Backed Notes, Series 2007-2 as well as the notes issued pursuant to the Trust Agreement to the Depositor.

The Issuing Entity sold $1.0 billion of senior notes to third parties and the Company retained all of the $65.2 million of subordinated notes in the structure. The senior notes consist of eight classes of notes bearing interest ranging from 5.0% to 6.0%.

The Issuing Entity is a VIE pursuant to FIN 46R and the Company is the primary beneficiary due to its one-hundred percent ownership interest in the subordinated notes of the Issuing Entity (the issuing entity is not a qualifying special purpose entity). The Issuing Entity is included within the consolidated financial statements of the Company.

(f) Recourse Indebtedness

Contingent Convertible Senior Notes

On May 15, 2007 and June 13, 2007, the Company sold $140 million aggregate principal amount of contingent convertible senior notes. The notes are senior, unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future unsubordinated, unsecured indebtedness. The notes are subordinated in right of payment to the Company’s existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of the Company’s subsidiaries. The notes bear interest at an annual rate of 7.625%. The notes mature on May 15, 2027.

During the year ended December 31, 2008, the Company repurchased and retired $111.4 million par value of its outstanding convertible debt securities for $50.6 million. The Company realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this filing, $28.7 million principal amount of the Company’s contingent convertible debt securities remains outstanding. The holders of the Company’s remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, the Company’s common stock ceases to be listed on the NYSE, another established national securities exchange or an automated over-the-counter trading market in the United States. See Note 13 for further discussion.

As discussed in Note 2, the Company adopted FSP APB 14-1 effective as of January 1, 2009 and retrospectively applied FSP APB 14-1 to the terms of its contingent convertible debt as they existed for all periods presented. FSP APB 14-1 requires the Company to account separately for the liability and equity components of its contingent convertible debt in a manner that reflects the Company’s nonconvertible, unsecured debt borrowing rate. Pursuant to the retrospective application of FSP APB 14-1, at January 1, 2008, the Company recorded a $2.2 million increase to additional paid-in-capital relating to the equity component and a corresponding discount to its contingent convertible debt. The unamortized discount was $0.6 million as of December 31, 2008 and will be amortized through May 2012.

The notes will be convertible prior to the maturity date into cash and, if applicable, shares of the Company’s common stock, par value $0.001 per share, under certain circumstances, at an initial conversion price per share of $11.70, which represents a conversion rate of approximately 85.4701 shares of common stock per $1,000 principal amount of notes. If converted, the holders of the notes will receive an amount in cash per note equal to the lesser of (i) $1,000 and (ii) the average of the “daily conversion values” for each of the twenty consecutive trading days of the conversion reference period. “Daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of the Company’s common stock on such trading day.

The Company may redeem all or part of the notes for cash (i) at any time prior to the date on which they mature to the extent necessary to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes or (ii) on or after May 20, 2012, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. The holders of the notes may require the Company to repurchase all or a portion of their notes for cash on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

Junior Subordinated Notes

On June 25, 2007, the Company completed the issuance and sale of $28.1 million in aggregate principal amount of TruPS issued by the Company’s unconsolidated subsidiary, Alesco Capital Trust I (the “Trust”). The TruPS mature on July 30, 2037 and may be called by the Company at par any time after July 30, 2012. The TruPS require quarterly distributions of interest by the Trust to the holders of the TruPS. Distributions will be payable quarterly at a fixed interest rate equal to 9.495% per annum through the distribution payment date on July 30, 2012 and thereafter at a floating interest rate equal to LIBOR plus 400 basis points per annum through July 30, 2037. The Trust simultaneously issued 870 shares of the Trust’s common securities to the Company for a purchase price of $870 thousand, which constitutes all of the issued and outstanding common securities of the Trust.

The Trust used the proceeds from the sale of the TruPS together with the proceeds from the sale of the common securities to purchase $29.0 million in aggregate principal amount of unsecured junior subordinated notes due July 30, 2037 issued by the Company. The Company is permitted to redeem the junior subordinated notes on or after July 30, 2012. If the Company redeems any amount of the junior subordinated notes, the Trust must redeem a like amount of the TruPS.

On October 6, 2006, the Company acquired 100% of a statutory business trust, Sunset Financial Statutory Trust I. The trust issued $20 million of trust preferred securities on March 15, 2005. The assets of the trust consist of $20.6 million of junior subordinated debentures issued by the Company, due March 30, 2035. The trust preferred securities and the subordinated notes bear interest at 90-day LIBOR plus 415 basis points, payable quarterly in arrears, and generally may not be redeemed prior to March 30, 2010. The trust has no operations or assets separate from its investment in the junior subordinated debentures.

The Trusts described above are VIEs pursuant to FIN 46R because the holders of the equity investment at risk do not have adequate decision making ability over the Trust’s activities. Because the Company’s investment in the Trusts’ common securities were financed directly by the Trusts as a result of their loan of the proceeds to the Company, that investment is not considered to be an equity investment at risk pursuant to FIN 46R, and the Company is not the primary beneficiary of the Trusts. The Trusts are not consolidated by the Company and, therefore, the Company’s consolidated financial statements include the junior subordinated notes issued to the Trusts as a liability, and the investment in the Trusts’ common securities as an asset.

The table below summarizes the Company’s contractual obligations (excluding interest) under borrowing agreements as of December 31, 2008 (amounts in thousands):

	Total Notional	Payments Due by Period
		Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Non-recourse obligations:
Trust preferred obligations	$385,600	$—	$—	$—	$385,600
Securitized mortgage debt	844,764	—	—	—	844,764
CDO notes payable	8,449,072	—	—	—	8,449,072
Warehouse credit facilities	126,623	126,623	—	—	—
Commitments to purchase securities and loans (a)	23,637	23,637	—	—	—

Total non-recourse obligations	9,829,696	150,260	—	—	9,679,436
Recourse:
Junior subordinated notes	49,614	—	—	—	49,614
Contingent convertible debt	28,650	—	—	—	28,650

Total recourse obligations	78,264	—	—	—	78,264

Total	$9,907,960	$150,260	$—	$—	$9,757,700

(a)	Amounts reflect our consolidated CDOs’ requirement to purchase additional collateral in order to complete the ramp-up collateral balances. Of this amount, $16.6 million has been advanced through CDO notes payable and is included in our restricted cash on our consolidated balance sheet as of December 31, 2008.

NOTE 7: DERIVATIVE FINANCIAL INSTRUMENTS

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss.

The table below summarizes the aggregate notional amount and estimated net fair value of the Company’s derivative instruments (amounts in thousands):

	As of December 31, 2008		As of December 31, 2007
	Notional	Fair Value	Notional	Fair Value
Cash Flow Hedges:
Interest rate swaps	$1,815,359	$(266,033)	$1,989,109	$(122,921)
Basis swaps	385,000	(101)	385,000	(395)
Credit default swaps	—	—	95,920	67,030
Free-standing derivative	8,750	(850)	8,750	—

Net fair value	$2,209,109	$(266,984)	$2,478,779	$(56,286)

The following table summarizes by derivative instrument type the effect on income for the following periods (amounts in thousands):

	For the year ended December 31, 2008		For the year ended December 31, 2007		For the period from January 31, 2006 through December 31, 2006
Type of Derivative	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivative – Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivative – Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivative – Gains (Losses)
Interest rate swaps	$(6,921)	$(250,590)	$1,988	$(6,285)	$7,700	$1,514
Basis swaps	—	(836)	—	609	—	139
Free-standing derivative	—	(850)	—	106	—	2,127
Credit default swaps	—	17,115	—	84,279	—	—

Net change in fair value of derivative contracts	$(6,921)	$(235,161)	$1,988	$78,709	$7,700	$3,780

During the year ended December 31, 2008, the change in fair value of derivative contracts included the impact of the reclassification to the income statement of $48.6 million of cash flow hedge losses that were previously recorded in accumulated other comprehensive loss. The reclassifications resulted from the Company’s determination that the forecasted transactions that the instruments hedge are no longer probable of occurring due to the likelihood of or actual liquidation of our Kleros Real Estate I, II, III and IV portfolios.

Cash Flow Hedges

The Company has entered into various interest rate swap contracts to hedge interest rate exposure relating to CDO notes payable and warehouse credit facilities that are used to finance investments in our target asset classes.

Prior to January 1, 2008, the Company designated interest rate swap contracts as cash flow hedges at inception and determined at each reporting period whether or not the interest rate swap contracts are highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. Certain of the Company’s interest rate swap contracts were not designated as interest rate hedges at inception, therefore the change in fair value during the period in which the interest rate swap contracts were not designated as hedges was recorded as an unrealized gain (loss) on interest rate swap contracts in the consolidated statements of income (loss). Effective January 1, 2008, we adopted the fair value option under SFAS No. 159 for our TruPS and MBS CDO notes payable and therefore, have discontinued hedge accounting for all of the interest rate swaps associated with those transactions.

As of December 31, 2008, the maximum length of time over which the Company was hedging its exposure to the variability of future cash flows for forecasted transactions is approximately 9 years. Based on amounts included in the accumulated other comprehensive loss as of December 31, 2008 from designated interest rate swaps, the Company expects to recognize a decrease of $3.0 million in interest expense over the next twelve months.

Credit Default Swaps

During June 2008, the Company sold the subsidiary that owned $87.5 million notional value of CDS positions for $70.4 million in proceeds. Following the June 2008 sale, the Company no longer holds any investments in CDS.

Free-Standing Derivative

During October 2007, a subsidiary of the Company, entered into a derivative arrangement with a third party. Under the agreement, the Company is obligated to make payments to the third party in the event that the Class A-1 Notes of Alesco Preferred Funding XIV, Ltd. (Alesco XIV CDO) fails to: (1) make scheduled principal or interest payments on its $430 million senior secured notes due in 2037; and (2) the debt issued by a particular insurance issuer that collateralizes Alesco XIV defaults. The notional amount of the contract is $8.8 million. The Company is also subject to margin requirements in the event that the Class A-1 Notes of the Alesco XIV CDO are downgraded below AAA. Subsequent to December 31, 2008, the Class A-1 Notes of the Alesco XIV CDO were downgraded to “A+” and as a result the Company will be required to post approximately $2.2 million of margin collateral. The maximum amount of the margin exposure is equal to the notional amount of the contract and the amount of required margin varies based upon the Company’s outstanding equity balance and the rating level assigned to the Alesco XIV Class A-1 Notes.

NOTE 8: NONCONTROLLING INTERESTS

Noncontrolling interests represent the interests of third-party investors in the CDO entities consolidated by the Company. The following summarizes the Company’s noncontrolling interest activity for the year ended December 31, 2008 and 2007, respectively:

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Beginning balance	$19,543	$98,598
Cumulative effect adjustment from adoption of SFAS No. 159	22,737	—
Sale of subsidiary shares to noncontrolling interests	—	23,145
Net income attributable to noncontrolling interests	10,479	19,734
Accumulated other comprehensive income (loss) allocation	2,548	(87,306)
Purchase of subsidiary shares from noncontrolling interests	—	(12,878)
Distributions to noncontrolling interests	(12,259)	(21,750)

Ending balance	$43,048	$19,543

Noncontrolling interest holders are allocated their respective portion of the earnings of the CDO. The CDO entity makes quarterly distributions to the holders of the CDO notes payable and preferred shares. The distributions to preferred stockholders are determined at each payment date, after the necessary cash reserve accounts are established and after the payment of expenses and interest on the CDO notes payable.

NOTE 9: STOCK-BASED COMPENSATION

The Company has adopted an equity incentive plan (the “2006 Equity Incentive Plan”) that provides for the grant of stock options, restricted common stock, stock appreciation rights, and other share-based awards. Share-based awards may be granted to the Manager, Cohen, directors, officers and any key employees of the Manager or Cohen and to any other individual or entity performing services for the Company. The 2006 Equity Incentive Plan is administered by the compensation committee of the Company’s board of directors.

The following table summarizes restricted common stock activity during the following periods:

	Officers and Key Employees	Directors	Total
Unvested shares as of January 31, 2006	—	—	—
Issued	382,066	37,800	419,866
Vested	—	—	—
Forfeited	(226,409)	—	(226,409)

Unvested shares as of December 31, 2006	155,657	37,800	193,457
Issued	1,404,961	52,500	1,457,461
Vested	(388,734)	(33,950)	(422,684)
Forfeited	—	—	—

Unvested shares as of December 31, 2007	1,171,884	56,350	1,228,234
Issued	259,500	145,940	405,440
Vested	(553,688)	(54,424)	(608,112)
Forfeited	(39,752)	—	(39,752)

Unvested shares as of December 31, 2008	837,944	147,866	985,810

The shares of restricted common stock granted to the directors were valued using the fair market value at the time of grant, which was $2.40 and $9.52 per share, for the shares of restricted common stock granted in 2008 and 2007, respectively. Pursuant to EITF 96-18, the Company is required to value any earned and unvested shares of restricted common stock granted to the officers and key employees of Cohen at the market price on each reporting date. The Company valued the unvested restricted common stock at $0.44 and $3.28 per share at December 31, 2008 and December 31, 2007, respectively.

Stock-based compensation expense relating to awards to directors was $0.4 million, $0.2 million and $0.1 million during the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, respectively. Stock-based compensation expense relating to awards to officers and key employees of the Manager and Cohen during the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006 was $0.9 million, $1.8 million and $0.8 million, respectively. There was $0.8 million, $4.1 million and $1.1 million of total unrecognized compensation costs related to unvested restricted common stock granted as of December 31, 2008, 2007 and 2006, respectively. The restricted common stock awards typically vest quarterly on a straight-line basis over a three-year term, assuming the recipient is continuing in service to the Company at such date.

NOTE 10: EARNINGS (LOSS) PER SHARE

The following table presents a reconciliation of basic and diluted earnings (loss) per share for the following periods (dollars in thousands, except per share data):

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Period from January 31, 2006 through December 31,2006
Net income (loss) attributable to common stockholders	$(146,343)	$(1,261,320)	$22,031

Weighted-average common shares outstanding—Basic and diluted	59,470,943	56,098,672	14,924,342

Earnings (loss) per share—Basic	$(2.46)	$(22.48)	$1.48

Earnings (loss) per share—Diluted	$(2.46)	$(22.48)	$1.48

Anti-dilutive shares	—	—	—

NOTE 11: MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Company’s Chairman of the Board and other officers serve as executive officers of Cohen, of which the Manager is an affiliate. The Manager handles the Company’s day-to-day operations, provides the Company with office facilities, and administers the Company’s business activities through the resources of Cohen. The Management Agreement was executed on January 31, 2006 between the Manager and Alesco Financial Trust and, upon the closing of the merger on October 6, 2006, the Company assumed the Management Agreement. The initial term expired on December 31, 2008 and was renewed for an additional one year term. The Management Agreement will continue to be automatically renewed for a one-year term on each anniversary date thereafter unless two-thirds of the independent directors or the holders of at least a majority of the outstanding shares of common stock vote not to automatically renew the Management Agreement.

The Management Agreement provides, among other things, that in exchange for managing the day-to-day operations and administering the business activities of the Company, the Manager is entitled to receive from the Company certain fees and reimbursements, consisting of a base management fee, an incentive fee based on certain performance criteria, reimbursement for certain operating expenses as defined in the Management Agreement, and a termination fee if the Company decides to terminate the Management Agreement without cause or if the Manager terminates the Management Agreement due to the Company’s default. The base management fee and the incentive fee otherwise payable by the Company to the Manager pursuant to the Management Agreement are reduced by the Company’s proportionate share of the amount of any CDO and CLO collateral management fees that are paid to Cohen and its affiliates in connection with the CDOs and CLOs in which the Company invests, based on the percentage of equity it holds in such CDOs and CLOs.

During the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, the Company incurred total base and incentive management fees, net of asset management fee credits of $2.7 million, $0 and $0.8 million, respectively. The Company recognized stock-based compensation expense of $0.9 million, $1.8 million and $0.8 million related to restricted common stock granted to the officers of the Company and key employees of the Manager and Cohen during the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, respectively.

During the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen of $16.0 million, $15.5 million and $4.4 million, respectively. During the same periods, Cohen earned origination, structuring and placement fees of

$1.1 million, $19.3 million and $34 million, respectively, relating to services provided to warehouse facilities and CDOs that the Company is invested in. In addition, during the same periods, Cohen received $0.7 million, $13.3 million and $10.5 million, respectively, from warehouse facilities and consolidated CDO entities as reimbursement for origination expenses paid to third parties.

Base management fees and incentive fees incurred, stock-based compensation expense relating to shares of restricted common stock granted to the Manager, and collateral management fees paid to Cohen are included in related party management compensation on the consolidated statements of income (loss). Expenses incurred by the Manager and reimbursed by the Company are reflected in the respective consolidated statement of income (loss) non-investment expense category based on the nature of the expense.

NOTE 12: INCOME TAXES

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. To maintain qualification as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to shareholders. The Company generally will not be subject to U.S. federal income tax on taxable income that is distributed to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates, and it will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and cash available for distributions to shareholders. However, the Company believes that it will be organized and operated in such a manner as to continue to qualify for treatment as a REIT. The Company may be subject to certain state and local taxes.

The components of the provision (benefit) for income taxes as it relates to the Company’s taxable income are as follows:

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the period from January 31, 2006 through December 31, 2006
Current income tax provision (benefit):
Federal	$(4,312)	$3,599	$659
State	—	(18)	163

Total current provision	(4,312)	3,581	822
Deferred income tax benefit:
Federal	(21,877)	(1,253)	(48)
State	—	—	(8)

Total deferred benefit	(21,877)	(1,253)	(56)

Total provision (benefit)	$(26,189)	$2,328	$766

A reconciliation of statutory income tax provision (benefit) to the effective income tax provision (benefit) is as follows:

	Year Ended December 31,
	2008		2007		2006
	Tax	Rate	Tax	Rate	Tax	Rate
	(In thousands)		(In thousands)		(In thousands)
Pretax income (loss) at statutory income tax rate	$(56,719)	35.00%	$(433,740)	35.00%	$10,648	35.00%
Non-taxable loss (income) at statutory income tax rate	20,657	(12.75)%	442,975	(35.75)%	(7,213)	(23.71)%
Non-taxable income attributable to noncontrolling interests at statutory income tax rate	(3,668)	2.27%	(6,907)	0.56%	(2,669)	(8.77)%
State & local taxes, net of federal provision	—	0.00%	—	0.00%	—	0.00%
Valuation Allowance	13,541	(8.36)%	—	0.00%	—	0.00%

Total income tax provision (benefit)	$(26,189)	16.16%	$2,328	(0.19)%	$766	2.52%

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company. Accordingly, no provision for income taxes has been recorded for these foreign TRS entities during the year ended December 31, 2008 or 2007 or for the period from January 31, 2006 through December 31, 2006.

The components of the deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	December 31, 2008	December 31, 2007
	(In thousands)
Deferred tax assets:
Provision for loan losses	$—	$194
Net operating loss carryforward	38,577	1,115
Other	—	—

Gross deferred tax asset	38,577	1,309
Valuation allowance	(13,541)	—

Net deferred tax asset	$25,036	$1,309

During the year ended December 31, 2008, the Company recorded a valuation allowance of $13.5 million related to the Company’s inability to utilize certain federal net operating losses.

The Company’s domestic TRSs had federal net operating loss carryforwards for which a deferred tax asset of $38.6 million and $1.1 million was recorded as of December 31, 2008 and 2007, respectively. These carryforwards are subject to annual limitations and will expire in 2028. The Company believes that the realization of the recognized net deferred tax asset of $25.0 million (after valuation allowance) is more likely than not based on expectations as to future taxable income in the jurisdictions in which it operates.

In addition, the Company (excluding the domestic TRSs) has capital loss carryforwards of approximately $10.6 million, which expire in the tax year ending December 31, 2011, and net operating loss carryforwards of approximately $42.6 million, which expire in the tax year ending December 31, 2028. The Company has not recorded a tax benefit as of December 31, 2008 on either the capital loss carryforwards or the net operating loss carryforwards as the Company is not subject to U.S. federal income tax as long as the Company maintains its qualification to be taxed as a REIT.

NOTE 13: COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

Commitments

The leveraged loan CLO vehicles consolidated by the Company are committed to purchase interests in debt obligations of corporations, partnerships and other entities in the form of participations in leveraged loans, which obligate the CDO vehicle to acquire a predetermined interest in such leveraged loans at a specified price on a to-be determined settlement date. As of December 31, 2008 and 2007, the consolidated CLO vehicles had committed to participate in funding approximately $0 and $5.0 million of leveraged loans, respectively. The CLO vehicles will use amounts currently included in restricted cash to fund these purchases.

As of December 31, 2008 and 2007, the consolidated CDO entities have requirements to purchase $23.6 million and $107.2 million of additional collateral assets, respectively, in order to complete the accumulation of the required amount of collateral assets. Of this amount, $16.6 million and $47.6 million has already been advanced to consolidated CDOs through CDO notes payable and is included within restricted cash on the consolidated balance sheet as of December 31, 2008 and December 31, 2007, respectively.

Contingencies

The Company is party to various legal proceedings which arise in the ordinary course of business. The Company is not currently involved in any litigation nor, to our knowledge, is any litigation threatened against us, the outcome of which would, in our judgment based on information currently available to us, have a material adverse effect on our financial position or results of operations.

NYSE Continued Listing Standards

On October 10, 2008, the Company was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to its common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. Under the NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1 for 10 reverse split of its common stock. The Company’s common stock remains listed on the NYSE under the symbol “AFN.” The NYSE’s continued listing standards also require that the Company’s average market capitalization be at least $25 million over any 30 consecutive trading day period and that it maintain its REIT status. On February 26, 2009, the NYSE submitted to the SEC an immediately effective rule filing which suspends the NYSE’s $1 minimum price requirement on a temporary basis, initially through June 30, 2009. Further, the filing also extends until the same date the NYSE’s current easing of the average global market capitalization standard from $25 million to $15 million. In addition to being delisted due to the Company’s failure to comply with any of these continued listing standards, it will also likely be delisted if it fails to meet any other of the NYSE’s listing standards.

NOTE 14: SUBSEQUENT EVENTS

Proposed Merger with Cohen & Company

On February 20, 2009, the Company signed a definitive merger agreement with Cohen & Company, the parent of its manager. The Company’s Board of Directors and Cohen’s Board of Managers have each unanimously approved the transaction. Cohen will merge with a subsidiary of the Company and will survive the merger as a subsidiary of the Company. In the merger, (i) members who own Class A units of membership interests and Class B units of membership interests in Cohen will have the option to exchange each of their membership units in Cohen for either 0.57372 shares of the Company’s common stock or 0.57372 replacement units of membership interest in Cohen and (ii) Daniel G. Cohen, who owns Class C units of membership interest in Cohen, will be entitled to receive one share of our Series A Voting Convertible Preferred Stock, par value $0.001 per share, which is referred to herein as the Series A share. The Series A share will have no economic rights but will entitle the holder thereof to elect one-third of our board of directors. In 2010, the holder of the Series A share may convert the Series A share into our Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, which will have no economic rights but will entitle such holder to vote together with our stockholders on all matters presented to our stockholders and to exercise approximately 31.5% of the voting power of our common stock. The replacement units of membership interests in Cohen may be exchanged into an equivalent number of our common stock at any time in the future. Holders of the Company’s common stock will continue to hold their shares of the Company. It is currently expected that the Company’s current shareholders will own 62.4% of the Company’s shares of common stock immediately after the merger and former unit holders of Cohen will hold the balance; however, the actual percentages will not be known until members of Cohen have made their elections to receive the Company’s common stock or replacement units of Cohen. If all Cohen membership interests were to be converted into the Company’s common stock shares, the Company’s current shareholders would own 38.5%, and former Cohen members would own 61.5%, of the combined company. Cohen will be treated as the acquirer for accounting purposes.

The proposed merger, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the merger is subject to approval by the affirmative vote of a majority of the votes cast by holders of the Company’s common stock, provided that the number of votes cast on the matter is over 50% of the votes entitled to be cast on the proposal.

Sale of Emporia Collateral Management Agreements

On February 27, 2009, Cohen sold each of the Emporia I, II and III collateral management contracts (the Company has equity interests in Emporia II and III) to an unrelated third party. The sale of the collateral management contracts results in a servicer default within our leveraged loan warehouse facility and therefore, the terms of the warehouse facility require that all principal and interest proceeds be utilized to amortize the warehouse lender’s outstanding debt balance. The leveraged loan warehouse facility was scheduled to terminate in May 2009. The sale of the Emporia II and III collateral management contracts required the Company’s consent. In consideration for the Company’s consent to enter into such transaction, Cohen and the Company entered into an arrangement that requires Cohen to pay $3 million to the Company. The purpose of the payment is to compensate the Company for amounts that it would have otherwise received had the servicer default not occurred within the leveraged loan warehouse agreement. Additionally, Cohen and the Company agreed that the Company shall be permitted to continue to offset the monthly base management fee and the quarterly incentive fee by the Company’s proportionate share of the collateral management fees paid in Emporia II and III. In the event that our proposed merger with Cohen is consummated, Cohen shall not be obligated to pay such amount to the Company. If the merger agreement with Cohen is terminated, such amount shall be paid by Cohen to the Company within 10 business days of the termination date.

NOTE 15: QUARTERLY FINANCIAL DATA

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s results of operations:

	For the Three Months Ended
	Mar 31 (Unaudited)	June 30 (Unaudited)	September 30 (Unaudited) (1)	December 31 (Unaudited)
2008:
Net investment income (loss)	$25,592	$26,475	$14,867	$(13,834)
Net income (loss) attributable to common stockholders	$84,886	$(81,204)	$62,431	$(212,456)
Total earnings (loss) per share—Basic	$1.43	$(1.36)	$1.05	$(3.60)
Total earnings (loss) per share—Diluted	$1.43	$(1.36)	$1.05	$(3.60)

	For the Three Months Ended
	Mar 31 (Unaudited)	June 30 (Unaudited)	September 30 (Unaudited)	December 31 (Unaudited)
2007:
Net investment income	$16,840	$18,915	$21,800	$26,048
Net income (loss) attributable to common stockholders	$11,778	$(47,217)	$(496,604)	$(729,277)
Total earnings (loss) per share—Basic	$0.22	$(0.86)	$(8.36)	$(12.31)
Total earnings (loss) per share—Diluted	$0.21	$(0.86)	$(8.36)	$(12.31)

(1)	Amounts have been retrospectively adjusted as a result of the adoption of FSP APB 14-1.

Alesco Financial Inc.

Schedule II

Valuation and Qualifying Accounts

(Dollars in thousands)

	Balance, Beginning of Period	Additions	Deductions	Balance, End of Period
For the year ended December 31, 2008	$18,080	$61,107	$(10,759)	$68,428
For the year ended December 31, 2007	$2,130	$16,218	$(268)	$18,080
For the period from January 31, 2006 through December 31, 2006	$—	$2,130	$—	$2,130

Alesco Financial Inc.

Schedule IV

Mortgage Loans on Real Estate

As of December 31, 2008

(dollars in thousands)

(1)	Summary of Residential Mortgage Loans on Real Estate:

Description of mortgages
Residential mortgages (c)	Number of Loans	Interest Rate		Maturity Date		Original Principal		Carrying Amount of
		Lowest	Highest	Lowest	Highest	Lowest	Highest	Mortgages (a)
5/1 Adjustable Rate
2-4 Family	35	4.1%	7.4%	6/1/2035	11/1/2036	$11	$1,500	$15,132
Condominium	211	3.5%	7.8%	2/1/2035	9/1/2046	86	1,067	72,860
PUD	400	4.3%	8.0%	4/1/2035	10/1/2046	108	2,860	161,019
Single Family	841	4.0%	7.8%	11/1/2033	11/1/2046	58	2,097	367,718

Subtotal	1,487							$616,729

7/1 Adjustable Rate
2-4 Family	27	6.0%	7.9%	7/1/2036	10/1/2046	$166	$1,500	$12,645
Condominium	69	5.4%	7.8%	3/1/2036	11/1/2036	94	759	20,053
PUD	90	5.4%	7.9%	2/1/2036	11/1/2046	59	1,480	43,378
Single Family	302	5.0%	7.9%	2/1/2036	10/1/2046	90	1,500	138,625

Subtotal	488							$214,701

10/1 Adjustable Rate
2-4 Family	22	6.5%	7.3%	9/1/2036	10/1/2036	$95	$932	$9,018
Condominium	52	5.9%	7.8%	8/1/2036	11/1/2036	67	912	14,434
PUD	2	6.5%	7.0%	9/1/2036	9/1/2036	129	154	288
Single Family	110	5.8%	7.6%	7/1/2036	11/1/2036	51	1,950	46,321

Subtotal	186							$70,061

Total residential mortgages	2,161							$901,491

(a)	Reconciliation of carrying amount of residential mortgages:

For the year ended December 31, 2008
Balance, beginning of period	$1,047,195
Deductions during period:
Collections of principal	(106,546)
Net premium amortization	(204)
Transfer to REO	(33,209)
Sale of loans	(5,745)

Balance, end of period :	$901,491

(b)	Summary of Residential Mortgages by Geographic Location (dollars in thousands):

	Number of Loans	Minimum Coupon	Maximum Coupon	Minimum Carrying Amount	Maximum Carrying Amount	Total Carrying Amount
CA	844	3.5%	7.9%	$77	$2,125	$423,737
FL	190	4.4%	7.6%	79	2,898	72,357
AZ	173	4.3%	8.0%	90	1,515	49,272
NV	130	5.3%	7.5%	102	1,016	43,493
WA	132	4.8%	7.4%	114	1,022	45,595
VA	90	4.8%	7.9%	150	1,004	39,967
CO	74	4.0%	7.5%	68	1,222	23,777
OR	51	4.8%	7.5%	108	1,319	15,270
MD	47	4.9%	7.1%	74	962	18,624
IL	46	4.6%	7.5%	78	1,383	17,130
MN	35	4.4%	7.5%	110	753	9,678
NJ	31	4.1%	7.5%	102	1,555	17,462
NY	29	4.9%	7.3%	255	925	15,394
NC	28	4.9%	7.4%	64	1,017	9,916
GA	26	4.4%	7.1%	94	1,013	9,339
UT	24	5.8%	7.8%	93	1,824	8,664
MA	24	4.6%	7.9%	12	973	11,821
TX	22	4.6%	7.6%	28	1,013	7,347
ID	17	5.4%	7.3%	85	892	5,052
SC	14	5.9%	7.0%	119	1,641	7,458
PA	14	5.9%	7.8%	111	1,538	6,211
MO	13	6.1%	7.3%	60	1,358	5,721
WI	12	4.9%	7.5%	109	603	2,867
MI	8	5.9%	7.8%	96	811	2,419
HI	9	5.9%	7.1%	258	1,867	5,699
CT	9	4.8%	7.8%	176	702	3,678
DC	8	5.5%	7.1%	151	1,518	3,581
NM	6	6.3%	7.1%	136	226	1,066
MT	6	4.8%	7.0%	160	993	2,825
DE	6	5.1%	7.1%	228	633	2,872
AL	6	6.3%	7.3%	149	648	2,456
NE	5	6.0%	7.0%	126	270	938
TN	4	6.3%	7.0%	74	790	1,242
OH	4	5.9%	6.9%	101	528	1,300
WV	3	4.6%	6.9%	293	334	927
IA	3	5.9%	6.3%	59	104	266
VT	2	6.1%	6.6%	648	1,050	1,698
SD	2	6.5%	7.4%	51	112	164
RI	2	5.4%	6.4%	275	445	720
KY	2	6.6%	6.9%	167	492	660
KS	2	5.5%	6.9%	240	617	857
IN	2	5.9%	6.8%	97	238	335
WY	1	5.9%	5.9%	605	605	605
OK	1	6.8%	6.8%	200	200	200
NH	1	7.0%	7.0%	445	445	445
ND	1	6.9%	6.9%	99	99	99
MS	1	6.4%	6.4%	159	159	159
AR	1	7.3%	7.3%	128	128	128

Grand Total	2,161					901,491

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS (UNAUDITED).

Alesco Financial Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share information)

	As of June 30, 2009	As of December 31, 2008 (As Adjusted)
Assets
Investments in debt securities and security-related receivables, at fair value	$2,349,220	$2,079,750
Investments in loans
Residential mortgages	839,668	901,491
Commercial mortgages	7,464	7,464
Leveraged loans (including amounts held for sale at fair value of $105,452 and $63,601, respectively)	808,728	780,269
Loan loss reserve	(158,512)	(68,428)

Total investments in loans, net	1,497,348	1,620,796
Cash and cash equivalents	88,922	86,035
Restricted cash and warehouse deposits	69,668	54,059
Accrued interest receivable	20,901	31,435
Deferred tax asset	3,676	25,036
Other assets	27,855	37,820

Total assets	$4,057,590	$3,934,931

Liabilities and equity
Indebtedness
Trust preferred obligations, at fair value	$138,203	$120,409
Securitized mortgage debt	789,598	844,764
CDO notes payable (including amounts at fair value of $1,401,422 and $1,647,590, respectively)	2,106,752	2,342,920
Warehouse credit facilities	106,582	126,623
Recourse indebtedness	77,703	77,656

Total indebtedness	3,218,838	3,512,372
Accrued interest payable	19,682	30,530
Related party payable	6,512	4,880
Derivative liabilities	191,087	266,984
Other liabilities	13,286	12,165

Total liabilities	3,449,405	3,826,931
Equity
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,169,240 and 60,171,324 issued and outstanding, including 659,076 and 985,810 unvested restricted share awards, respectively	60	59
Additional paid-in-capital	484,934	484,612
Accumulated other comprehensive loss	(12,705)	(14,223)
Accumulated deficit	(67,664)	(405,496)

Total parent stockholders’ equity	404,625	64,952
Noncontrolling interests in subsidiaries	203,560	43,048

Total equity	608,185	108,000

Total liabilities and equity	$4,057,590	$3,934,931

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Income (Loss)

(Unaudited and in thousands, except share and per share information)

	For the Three-Month Period Ended June 30, 2009	For the Three-Month Period Ended June 30, 2008 (As Adjusted)	For the Six-Month Period Ended June 30, 2009	For the Six-Month Period Ended June 30, 2008 (As Adjusted)
Net investment income (loss):
Investment interest income	$90,382	$137,520	$190,265	$311,415
Investment interest expense	(53,403)	(101,588)	(112,355)	(241,372)
Provision for loan losses	(49,696)	(7,891)	(100,154)	(15,455)

Net investment income (loss)	(12,717)	28,041	(22,244)	54,588

Expenses:
Related party management compensation	3,389	4,197	6,842	8,942
General and administrative	4,242	3,545	8,638	7,160

Total expenses	7,631	7,742	15,480	16,102
Other income and expense:
Interest and other income	184	1,131	592	2,625
Net change in fair value of investments in debt securities and loans and non-recourse indebtedness	540,908	(132,651)	547,785	70,208
Net change in fair value of derivative contracts	36,492	37,055	31,739	(45,808)
Credit default swap premiums	—	(1,536)	—	(2,872)
Impairments on other investments and intangible assets	(2,670)	(4,286)	(4,748)	(12,844)
Loss on disposition of consolidated entities	—	(5,558)	—	(5,558)
Net realized loss on sale of assets	(4,281)	(1,742)	(16,126)	(3,191)

Earnings (loss) before benefit (provision) for income taxes	550,285	(87,288)	521,518	41,046
Benefit (provision) for income taxes	(8,380)	2,975	(22,568)	3,402

Net income (loss)	541,905	(84,313)	498,950	44,448
Less: Net (income) loss attributable to noncontrolling interests	(168,240)	3,109	(161,118)	(40,765)

Net income (loss) attributable to common stockholders	$373,665	$(81,204)	$337,832	$3,683

Earnings (loss) per share—basic:
Basic earnings (loss) per share	$6.21	$(1.36)	$5.61	$0.06

Weighted-average shares outstanding—Basic	60,169,240	59,512,594	60,170,794	60,550,247

Earnings (loss) per share—diluted:
Diluted earnings (loss) per share	$6.21	$(1.36)	$5.61	$0.06

Weighted-average shares outstanding—Diluted	60,169,240	59,512,594	60,170,794	60,550,247

Distributions declared per common share	$—	$0.25	$—	$0.50

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited and in thousands)

	For the Three-Month Period Ended June 30, 2009	For the Three-Month Period Ended June 30, 2008 (As Adjusted)	For the Six-Month Period Ended June 30, 2009	For the Six-Month Period Ended June 30, 2008 (As Adjusted)
Net income (loss)	$541,905	$(84,313)	$498,950	$44,448
Other comprehensive income (loss):
Net change in cash-flow hedges	1,386	41,924	2,771	44,507

Comprehensive income (loss)	543,291	(42,389)	501,721	88,955
Comprehensive income attributable to noncontrolling interests	(168,867)	2,441	(162,371)	(42,060)

Comprehensive income (loss) attributable to common stockholders	$374,424	$(39,948)	$339,350	$46,895

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Equity

(Unaudited and in thousands, except share information)

	Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Parent Stockholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
	Shares	Par Value
Balance, December 31, 2008 (As Adjusted)	59,185,514	$59	$484,612	$(14,223)	$(405,496)	$64,952	$43,048	$108,000
Net income	—	—	—	—	337,832	337,832	161,118	498,950
Other comprehensive income	—	—	—	1,518	—	1,518	1,253	2,771
Stock-based compensation expense	324,650	1	322	—	—	323	—	323
Distributions to noncontrolling interests	—	—	—	—	—	—	(1,859)	(1,859)

Balance, June 30, 2009	59,510,164	$60	$484,934	$(12,705)	$(67,664)	$404,625	$203,560	$608,185

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	For the Six-Month Period Ended June 30, 2009	For the Six-Month Period Ended June 30, 2008 (As Adjusted)
Operating activities:
Net income	$498,950	$44,448
Adjustments to reconcile net income to cash flow from operating activities:
Provision for loan losses	100,154	15,455
Stock-based compensation expense	323	960
Net premium and discount amortization on investments and loans	(2,310)	239
Amortization of deferred financing costs	716	1,068
Accretion of discounts on indebtedness	353	565
Net change in fair value of derivative contracts	(70,408)	29,530
Net change in fair value of investments in debt securities and loans and non-recourse indebtedness	(547,785)	(70,208)
Impairments on other investments and intangible assets	4,748	12,844
Net realized loss on sale of assets	16,126	3,191
Loss on disposition of consolidated entities	—	5,558
Proceeds from sale of real estate owned	5,607	—
Changes in assets and liabilities:
Accrued interest receivable	10,573	13,018
Other assets	19,293	69,433
Accrued interest payable	(13,816)	(25,035)
Related party payable	1,632	405
Other liabilities	2,292	(3,598)

Net cash provided by operating activities	26,448	97,873
Investing activities:
Purchase of investments in debt securities and security-related receivables	—	(10,122)
Principal repayments from investments in debt securities and security-related receivables	14,478	15,945
Purchase of loans	(23,452)	(133,312)
Principal repayments from loans	89,391	131,289
Proceeds from sale of loans	16,692	68,197
Proceeds from sale of investments in debt securities and security-related receivables	—	15,215
(Increase) decrease in restricted cash and warehouse deposits	(15,609)	3,964

Net cash provided by investing activities	81,500	91,176
Financing activities:
Proceeds from issuance of CDO notes payable	10,000	42,386
Repayments of CDO notes payable	(36,517)	(32,493)
Proceeds from warehouse credit facilities	—	131,890
Repayments of warehouse credit facilities	(20,041)	(157,187)
Repayments of securitized mortgage debt	(55,471)	(71,203)
Repayments of other derivative contracts	(1,173)	(3,190)
Distributions to noncontrolling interests in CDOs	(1,859)	(9,550)
Distributions paid to common stockholders	—	(33,907)

Net cash used in financing activities	(105,061)	(133,254)

Net change in cash and cash equivalents	$2,887	$55,795
Cash and cash equivalents at the beginning of the period	86,035	80,176

Cash and cash equivalents at the end of the period	$88,922	$135,971

Supplemental cash flow information:
Transfer of residential mortgage loans to real estate owned	$11,493	$12,791
Distributions payable	—	15,239
Non-cash purchase of debt securities	4,999	—
Non-cash sale of debt securities	4,999	—
Non-cash decrease in assets upon disposition of consolidated entity	—	313,950
Non-cash decrease in liabilities upon disposition of consolidated entity	—	313,950
See accompanying notes.

Alesco Financial Inc.

Notes to Consolidated Financial Statements

As of June 30, 2009

(Unaudited and in thousands, except share and per share amounts)

NOTE 1: THE COMPANY

Alesco Financial Trust (“AFT”) was organized as a Maryland real estate investment trust (“REIT”) on October 25, 2005 and commenced operations on January 31, 2006. On January 31, 2006, February 2, 2006, and March 1, 2006, AFT completed the sale of 11,107,570 common shares of beneficial interest at an offering price of $10.00 per share in a private offering. AFT received proceeds from this offering of $102.4 million, net of placement fees and offering costs.

On October 6, 2006, the merger between AFT and Sunset Financial Resources, Inc. (“Sunset”) was completed and the combined company was renamed Alesco Financial Inc. Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, as amended by letter agreements dated September 5, 2006 and September 29, 2006, upon the completion of the merger, each share of beneficial interest of AFT was converted into 1.26 shares of common stock of Sunset, which resulted in the issuance of 14,415,530 shares of common stock. In accordance with U.S. generally accepted accounting principles (“GAAP”), the transaction was accounted for as a reverse acquisition, and AFT was deemed to be the accounting acquirer and all of Sunset’s assets and liabilities were required to be revalued as of the acquisition date. As used in these consolidated financial statements, the term the “Company,” “we,” “us” and “our” refer to the operations of AFT from January 31, 2006 through October 6, 2006, and the combined operations of the merged company subsequent to October 6, 2006. “Sunset” refers to the historical operations of Sunset Financial Resources, Inc. through October 6, 2006, the merger date.

Sunset was incorporated in Maryland on October 6, 2003, completed its initial public offering of common stock on March 22, 2004 and was traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SFO.” Sunset elected to be taxed as a REIT for U.S. federal income tax purposes and the Company intends to continue to comply with these tax provisions. On October 9, 2006, the Company began trading on the NYSE under the ticker symbol “AFN.” On November 27, 2006, the Company closed a public offering of 30,360,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $9.00 per share, net of placement fees and offering costs. On June 25, 2007, the Company closed a public offering of 8,000,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $9.25 per share, net of placement fees and offering costs.

The Company is a specialty finance company that has historically invested primarily in the following target asset classes, subject to maintaining the Company’s status as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and its exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act:

•

subordinated debt financings, primarily in the form of trust preferred securities, or TruPS, issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities, and residential mortgage-backed securities, or RMBS.

The Company has historically financed investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including collateralized debt obligations (“CDOs”) and collateralized loan obligations (“CLOs”).

The Company may also invest opportunistically from time to time in other types of investments within its manager’s and Cohen Brothers, LLC’s (“Cohen & Company” or “Cohen”) areas of expertise and experience, subject to maintaining its qualification as a REIT and an exemption from regulation under the Investment Company Act.

Proposed Merger with Cohen & Company

On February 20, 2009, the Company signed a definitive merger agreement with Cohen & Company, the parent of the Company’s manager. The Company’s Board of Directors and Cohen’s Board of Managers have each unanimously approved the transaction. In the proposed merger, Cohen & Company will merge with a subsidiary of the Company and will survive the merger as a subsidiary of the Company. In the proposed merger, (i) members who own Class A units of membership interest and Class B units of membership interest in Cohen & Company will have the option to exchange their membership units in Cohen & Company for either 0.57372 shares of the Company’s common stock or 0.57372 replacement units of membership interest in Cohen & Company and (ii) Daniel G. Cohen, who owns Class C units of membership interest in Cohen & Company, will be entitled to receive one share of our Series A Voting Convertible Preferred Stock, par value $0.001 per share, which is referred to herein as the Series A share. The Series A share will have no economic rights but will entitle the holder thereof to elect a number equal to at least one-third (but less than a majority) of our board of directors. Beginning in July 2010, the holder of the Series A share may convert the Series A share into our Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share (referred to herein as the Series B shares), which will have no economic rights but will entitle such holder to vote together with our stockholders on all matters presented to our stockholders and to exercise approximately 31.9% of the voting power of our common stock. Any outstanding Series A share and Series B shares shall be redeemed by us on December 31, 2012 for cash equal to the aggregate par value of the shares. The replacement units of membership interest in Cohen & Company may be redeemed for cash or an equivalent number of our common stock in the future, at our option after specified lock-up periods. Holders of the Company’s common stock will continue to hold their shares of the Company. Pursuant to the merger agreement, the Company expects to complete a 1 for 10 reverse split of its common stock. It is currently expected that the Company’s current shareholders will own 56.5% of the Company’s shares of common stock immediately after the merger and former unit holders of Cohen & Company will hold the balance; however, the actual percentages will not be known until members of Cohen & Company have made their elections to receive the Company’s common stock or replacement units of Cohen & Company. If all Cohen & Company membership interests were to be redeemed in the future, if the Company were to elect to issue shares of its common stock upon such redemption and if no other changes in the number of the Company’s outstanding shares of common stock were to occur, the Company’s current shareholders would own 38.5%, and former Cohen & Company members would own 61.5%, of the combined company. Cohen & Company will be treated as the acquirer for accounting purposes.

The proposed merger, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the merger is subject to approval by the affirmative vote of a majority of the votes cast by holders of the Company’s common stock, provided that the number of votes cast on the matter represents over 50% in interest of all securities entitled to vote on the matter.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared by management in accordance with GAAP. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures included are adequate to make the information presented not misleading. The unaudited interim consolidated financial statements should be read in conjunction with our audited financial statements for the period ended December 31, 2008, included in our

Annual Report on Amendment No. 2 to the Form 10-K/A for the year ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2009. See “Item 8-Financial Statements and Supplementary Data” included in our Annual Report on Amendment No. 2 to the Form 10-K/A for the year ended December 31, 2008 filed with the SEC on August 17, 2009. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly our consolidated financial position and consolidated results of operations and cash flows, are included. The results of operations for the interim periods presented are not necessarily indicative of the results for the full year.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries and those entities for which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”) on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income (loss) attributable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests in subsidiaries on the consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s parent stockholders’ equity includes the effects of accounting for each of the underlying assets and liabilities of our consolidated variable interest entities (“VIEs”) as a separate unit of account. The creditors of each VIE consolidated within the Company’s consolidated financial statements have no recourse to the general credit or assets of the Company. The Company’s maximum exposure to loss as a result of its involvement with each VIE is limited to the capital that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures.

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a VIE, and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE in accordance with FIN 46R. The Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or potentially the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur. If the Company determines that it is no longer the primary beneficiary of a VIE, the deconsolidation of the VIE is accounted for as a sale of the entity for no proceeds.

The Company has determined that certain special purpose trusts formed by third party issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of the special purpose trust. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. The acquisition of TruPS issued by Trust VIEs may be initially financed directly by CDOs, through on-balance sheet warehouse facilities or through off-balance sheet warehouse facilities. Under the

TruPS-related off-balance sheet warehouse agreements, the Company usually deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by third party sponsors of the Trust VIEs in exchange for the TruPS proceeds and the common equity securities of the Trust VIE. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Company’s consolidated financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs to third party sponsors are recorded net of the common equity securities issued.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value by creating a three-level fair value hierarchy that ranks the quality and reliability of information used to determine fair value, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 also defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimates about what assumptions market participants would use in pricing the financial instrument developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1: Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Financial instruments utilizing Level 1 inputs generally include exchange-traded equity securities listed in active markets and most U.S. Government securities.

•

Level 2: Valuations based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Financial instruments utilizing Level 2 inputs generally include certain mortgage-backed securities, or MBS, and corporate debt securities and certain financial instruments classified as derivatives, including interest rate swap contracts and credit default swaps, where fair value is based on observable market inputs.

•

Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial instruments utilizing Level 3 inputs generally include investments in TruPS and TruPS security-related receivables, MBS, leveraged loans classified as held for sale, and CDO notes payable.

The fair value of the Company’s financial instruments is generally based on observable market prices or inputs or derived from such prices or inputs, provided that such information is available. When quoted market prices are not available because certain financial instruments do not actively trade in the public markets, fair value is based on comparisons to similar instruments or from internal valuation models.

The availability of observable inputs can vary depending on the financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, its age, whether the financial instrument is traded on an active exchange or in the secondary market, the current market conditions, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

Many financial instruments have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that the Company and others are willing to pay for an asset. Ask prices represent the lowest price that the Company and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, the Company does not require that fair value always be a predetermined point in the bid-ask range. The Company’s policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in the Company’s best estimate of fair value.

Fair value for certain of the Company’s Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. In accordance with SFAS No. 157, the impact of the Company’s own credit and creditworthiness of consolidated CDOs is also considered when measuring the fair value of liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

Financial instruments that are generally classified in Level 3 of the fair value hierarchy primarily consist of investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable. The valuation techniques used for those financial instruments classified in Level 3 are described below.

TruPS and TruPS Security-Related Receivables: The fair value of investments in TruPS is estimated using internal valuation models. These investment securities generally do not trade in an active market and, therefore observable price quotations are not available. Fair value is determined based on prices of comparable debt securities, or discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data.

MBS: The fair value of investments in MBS is determined based on external price and spread data. When position-specific external price data are not observable, the valuation is based on prices of comparable bonds.

CDO Notes Payable: The fair value of CDO notes payable liabilities is estimated using external price data (where observable), or internal valuation models. In the absence of observable price quotations, fair value is determined based on prices of comparable notes payable, or discounted cash flow models using current interest rates, estimates of the term of the particular instrument, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. The election can be applied on an instrument-by-instrument basis. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities, and became effective for the Company on January 1, 2008. The Company elected to apply the fair value option for its investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. The Company elected the fair value option for these instruments to enhance the transparency of its financial condition.

Investments

The Company invests primarily in TruPS and MBS debt securities, residential and commercial mortgage portfolios, and leveraged loans and may invest in other types of real estate-related assets. The Company accounts for its investments in debt securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value of investments subsequent to the adoption of SFAS No. 157 is described above. Upon the sale of a security, the realized gain or loss is computed on a specific identification basis and is recorded as a component of earnings in the respective period.

Effective January 1, 2008, the Company classifies its investments in TruPS and MBS as trading securities (see “Fair Value of Financial Instruments”). These investments are carried at estimated fair value, with changes in fair value of these instruments reported in income. Unamortized premiums and discounts on trading securities that are highly rated are recognized over the contractual life, adjusted for estimated prepayments using the effective interest method. For securities representing beneficial interests in securitizations that are not highly rated (i.e., subordinate tranches of MBS), unamortized premiums and discounts are recognized over the expected life, as adjusted for estimated prepayments and estimated credit losses of the securities using the guidance set forth in Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests on Securitized Financial Assets” (“EITF No. 99-20”). Actual prepayment and credit loss experience are reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

Effective January 1, 2008, the Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates at fair value, with changes in fair value of these instruments reported in income. These Trust VIEs have no ability to sell, pledge, transfer or otherwise encumber a company or the assets of a company until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria as a secured financing under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of

Liabilities” (“SFAS No. 140”) as secured loans at fair value. The Company’s investments in security-related receivables represent interests in securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement.

The Company accounts for its investments in residential and commercial mortgages and leveraged loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income over the terms of the loans using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”).

The Company maintains an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, including historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses may be established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries).

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as the Company believes that scheduled debt service payments may not be paid when contractually due or the loan becomes greater than 90 days delinquent. While on non-accrual status, interest income is recognized only upon actual receipt.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. If the fair value of a loan is less than its cost basis, a valuation adjustment is recognized in the consolidated statement of operations and the loan’s carrying value is adjusted accordingly. The loans classified as held for sale generally do not trade in an active market and, therefore observable price quotations are generally not available. Fair value is determined based on prices of comparable loans, or internal valuation models that consider current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data. The valuation adjustment may be recovered in the event the fair value increases, which is also recognized in the consolidated statement of operations.

Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financing arrangements. Transfers of financial assets that result in sale accounting are those in which (a) the transfer legally isolates the transferred assets from the transferor, (b) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (c) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet each of these criteria, the transfer is accounted for as a financing arrangement. Dispositions of financial assets that are treated as sales are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Dispositions of financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as secured borrowings and no gain or loss is recognized.

Revenue Recognition

The Company recognizes interest income from investments in debt and other securities, residential and commercial mortgages, and leveraged loans over the estimated life of the underlying financial instruments on an estimated yield to maturity basis.

In accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF No. 99-20”), the Company recognizes interest income from purchased interests in certain financial assets, including certain subordinated MBS, on an estimated effective yield to maturity basis. Management estimates the current yield on the reference amount of the investment based on estimated cash flows after considering prepayment and credit loss expectations. The adjusted yield is then applied prospectively to recognize interest income for the next reporting period.

Derivative Instruments

The Company uses derivative financial instruments to attempt to hedge all or a portion of the interest rate risk associated with its borrowings. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. Derivatives qualifying and designated as cash-flow hedges are evaluated at inception and at subsequent balance sheet dates in order to determine whether they qualify for hedge accounting under SFAS No. 133. The hedge instrument must be highly effective in achieving offsetting changes in cash flows of the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the consolidated balance sheet at fair value. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (loss). Changes in the ineffective portions of cash flow hedges are recognized in earnings. Realized gains and losses on terminated contracts that were designated as hedges are maintained in accumulated other comprehensive income or loss and amortized into the consolidated statement of income over the contractual life of the terminated contract unless it is probable that the forecasted transaction will not occur. In that case, the gain or loss in accumulated other comprehensive income or loss is reclassified to realized gain or loss in the consolidated statement of income. The Company had no instruments designated as hedges during the six month periods ended June 30, 2009 and 2008, respectively.

The Company enters into derivatives that do not qualify for hedge accounting or for which the Company may not elect hedge accounting, including interest rate swaps, interest rate caps and floors, credit default and total return swaps, under SFAS No. 133. These derivatives are carried at their fair value with changes in fair value reflected in the consolidated statement of income. The fair value of credit default swaps is based on quotations from third-party brokers.

Income Taxes

For tax purposes, Sunset is deemed to have acquired AFT on October 6, 2006. Sunset elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and subsequent to the merger the Company continues to comply with these requirements. Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income, distribution and share ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurances that these criteria will continue to be met in subsequent periods.

The Company maintains domestic taxable REIT subsidiaries (“TRSs”), which may be subject to U.S. federal, state and local income taxes. Current and deferred taxes are provided for on the portion of earnings (losses) recognized by the Company with respect to its interest in domestic TRSs. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. We evaluate the realizability of our deferred tax assets and recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires management to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax expense on the consolidated statements of income.

During the three and six-months ended June 30, 2009, the Company recorded $8.4 million and $22.6 million of provision for income taxes primarily relating to increases to the fair value of certain leveraged loans classified as held-for-sale. The $21.4 million decrease in the Company’s deferred tax asset as of June 30, 2009 as compared to the deferred tax asset as of December 31, 2008 is also primarily attributable to the change in fair value of certain leveraged loans classified as held-for-sale.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively as of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated balance sheets; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests. The adoption of SFAS No. 160 did not have an impact on net income (loss) for any prior periods. However, the net income attributable to the Company’s common stockholders for six months ended June 30, 2009 increased $14.4 million or $0.24 per diluted share, as a result of SFAS No. 160’s requirement that noncontrolling interests continue to be attributed their share of losses even if that attribution results in a deficit noncontrolling interest balance. There was no impact to net income for the three months ended June 30, 2009 as a result of the adoption of SFAS No. 160.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS No. 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 did not have a material impact on our consolidated financial statements.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The equity component is presented in parent stockholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires companies to retroactively apply the requirements of the pronouncement to all periods presented. As of January 1, 2009, the Company adopted FSP APB 14-1 and the effect of adoption was not material to the three months and six months ended June 30, 2009 and 2008. However, the consolidated financial statements as of and for the year ended December 31, 2008 have been retroactively restated for the adoption, which resulted in an increase to the Company’s net loss of $1.6 million, or $0.03 per diluted share, and a $2.2 million increase to equity at January 1, 2008.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. As of January 1, 2009, the Company adopted FSP EITF 03-6-1 and all prior-period earnings per share data presented was adjusted retrospectively. The effect of adoption had no material impact to the three-months and six months ended June 30, 2008, and reduced basic and diluted earnings (loss) per share by $0.08 for both the three-months and six months ended June 30, 2009.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF No. 07-5 did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted FSP FAS 157-4 in the second quarter of 2009 and the adoption did not have a material effect on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company does not have any securities classified as available-for-sale and therefore, upon adoption in the second quarter of 2009, FSP FAS 115-2 and FAS 124-2 did not have a material effect on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted FSP FAS 107-1 and APB 28-1 in the second quarter of 2009.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, or SFAS No. 165, which codifies the guidance regarding the disclosure of events occurring subsequent to the balance sheet date. SFAS No. 165 does not change the definition of a subsequent event (i.e. an event or transaction that occurs after the balance sheet date but before the financial statements are issued) but requires disclosure of the date through which subsequent events were evaluated when determining whether adjustment to or disclosure in the financial statements is required. SFAS No. 165 was effective for the three-month period ended June 30, 2009. For the three-month period ended June 30, 2009, we evaluated subsequent events through August 17, 2009 and provided the appropriate disclosures on any subsequent events identified. The adoption of SFAS No. 165 did not have a material effect on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 amends the derecognition guidance in SFAS No. 140 and eliminates the concept of qualifying special-purpose entities (“QSPEs”). SFAS 166 is effective for fiscal years and interim periods beginning after November 15, 2009. Early adoption of SFAS 166 is prohibited. The Company will adopt SFAS 166 on January 1, 2010 and does not expect the adoption to have a material effect on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”) which amends the consolidation guidance applicable to variable interest entities (“VIEs”). An entity would consolidate a VIE, as the primary beneficiary, when the entity has both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Ongoing reassessment of whether an enterprise is the primary beneficiary of a VIE is required. SFAS 167 amends FIN 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a VIE. SFAS 167 will be effective for fiscal years and interim periods beginning after November 15, 2009. The Company will adopt SFAS 167 on January 1, 2010 and has not yet determined the effect of the adoption on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). This standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative accounting principles recognized by the FASB in the preparation of financial statements in conformity with GAAP. Codification does not create new accounting and reporting guidance rather it reorganizes GAAP pronouncements into approximately 90 topics within a consistent structure. All guidance contained in the Codification carries an equal level of authority. Relevant portions of authoritative content, issued by the SEC, for SEC registrants, have been included in the Codification. After the effective date of SFAS 168, all nongrandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed nonauthoritative. SFAS 168 will be effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company will adopt SFAS 168 on September 30, 2009 and will update all disclosures to reference Codification in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

NOTE 3: INVOLVEMENT IN VARIABLE INTEREST ENTITIES

The following table presents information as of June 30, 2009 with respect to how the Company’s involvement with VIEs affects the Company’s consolidated financial position, financial performance and cash flows.

	TruPS CDOs	Leveraged Loan CLOs and Warehouse Facility	Residential Mortgage Securitization	Kleros Real Estate (MBS) CDOs	Total
Consolidated VIE assets	$1,942,348	$816,356	$753,104	$433,345	$3,945,153
Consolidated VIE liabilities	1,323,728	816,761	793,566	433,345	3,367,400
Noncontrolling interests in consolidated VIE subsidiaries	205,663	(2,103)	—	—	203,560

Net assets attributable to common stockholders	$412,957	$1,698	$(40,462)	$—	$374,193

	TruPS CDOs	Leveraged Loan CLOs and Warehouse Facility	Residential Mortgage Securitization	Kleros Real Estate (MBS) CDOs	Total
Maximum exposure to loss:(1)
Debt and equity interests in CDOs, CLOs and other securitization vehicles	$218,570	$48,100	$45,566	$90,000	$402,236
Warehouse facility	—	38,475	—	—	38,475

Total maximum exposure to loss	$218,570	$86,575	$45,566	$90,000	$440,711

(1)	Represents our total investments in VIEs, and is not adjusted for losses incurred to date.

As of June 30, 2009, consolidated VIEs represent $374.2 million of net assets attributable to common stockholders (excluding non-controlling interests). For the three and six-month periods ended June 30, 2009, net income from consolidated VIEs included in the Company’s net income attributable to common stockholders was $376.5 million and $346.2 million, respectively. As of June 30, 2009, the Company estimates that the fair value of the Company’s investments in the preference shares and subordinated interests of consolidated VIEs is approximately $3.3 million. For the three and six months ended June 30, 2009, the Company received $4.4 million and $8.8 million in cash distributions from consolidated VIE entities.

NOTE 4: FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted SFAS No. 157, which requires additional disclosures about the Company’s assets and liabilities that are measured at fair value. The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of June 30, 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

	Assets and Liabilities at Fair Value as of June 30, 2009
	Level 1	Level 2	Level 3	Total
Assets:
Investment in TruPS and TruPS security-related receivables	$—	$—	$1,927,585	$1,927,585
MBS	—	—	421,635	421,635
Leveraged loans (classified as held for sale)	—	—	105,452	105,452

Total Assets	$—	$—	$2,454,672	$2,454,672

	Assets and Liabilities at Fair Value as of June 30, 2009
	Level 1	Level 2	Level 3	Total
Liabilities:
TruPS CDO notes payable	$—	$—	$1,060,808	$1,060,808
MBS CDO notes payable	—	—	340,614	340,614
TruPS obligations	—	—	138,203	138,203
Derivative liabilities	—	190,487	600	191,087

Total Liabilities	$—	$190,487	$1,540,225	$1,730,712

The tables presented below summarize the change in asset and liability carrying values associated with Level 3 financial instruments during the six-month period ended June 30, 2009 (amounts in thousands):

Assets	Investment in TruPS and TruPS Security-Related Receivables	MBS	Leveraged Loans	Total
Balance at December 31, 2008	$1,621,480	$458,270	$63,601	$2,143,351
Net payments, purchases and sales	—	(13,154)	(21,171)	(34,325)
Net transfers in/(out)	—	—	—	—
Gains/(losses) recorded in income	306,105	(23,481)	63,022	345,646

Balance at June 30, 2009	$1,927,585	$421,635	$105,452	$2,454,672

Liabilities	TruPS CDO Notes Payable	MBS CDO Notes Payable	TruPS Obligations	Derivative Instruments	Total
Balance at December 31, 2008	$1,314,037	$333,553	$120,409	$850	$1,768,849
Net payments, purchases and sales	(21,012)	(15,505)	—	—	(36,517)
Net transfers in/(out)	—	—	—	—	—
(Gains)/losses recorded in income	(232,217)	22,566	17,794	(250)	(192,107)

Balance at June 30, 2009	$1,060,808	$340,614	$138,203	$600	$1,540,225

Impact of Market Conditions on Fair Value Estimates

Fair value for certain of the Company’s Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular instrument, specific issuer information and other market data for securities without an active market. The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy has been adversely impacted by the credit crisis. Available liquidity, particularly through asset-backed securities (ABS) CDOs and other securitizations, declined precipitously during the second half of 2007, and continued to decline in 2008 and 2009. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued pricing declines in the U.S. housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis.

All of these influences significantly disrupted the financial markets in which the Company’s assets and liabilities trade; therefore, access to and the quality of external market data for use in the Company’s valuation analyses used to support the fair values presented within the consolidated balance sheets was extremely limited. The limited nature and variability of that market data required the Company to apply significant judgment in its determination of the appropriate assumptions to use in the determination of fair value. While attempting to develop assumptions that would be used by a market participant, the Company noted that the limited access to and quality of external market data would increase the range of estimates that could be considered fair value.

TruPS and TruPS Security-Related Receivables

The market conditions described above impacted the volume of observable inputs available to the Company in estimating the fair value of its TruPS and TruPS security-related receivables. As of June 30, 2009, the Company estimated that the fair value of its TruPS portfolio was, on average, approximately $35 for every $100 of par. The Company arrived at this estimated fair value using a discounted cash flow approach to value each individual TruPS. However, the Company notes that the range of fair value estimates for these securities is wide and that different market participants may arrive at different estimates based on how a market participant may evaluate the characteristics of individual securities, combined with judgments regarding the timing of economic recovery, and changes in interest rates and issuers’ ability to call. If the Company were to value the TruPS portfolio using the average dollar price at the high and low point of an estimated range that was determined based on 200 bps increases and decreases to the Company’s estimated credit spread assumptions, it would result in the fair value of the TruPS portfolio increasing by $294 million or decreasing by $(225) million as compared to the amount recorded in the financial statements.

MBS Portfolio

As a result of the ongoing disruption in the housing market and the downturn in the overall economy, the non-agency subprime, Alt-A, and prime jumbo MBS market experienced significant turmoil in 2007 and 2008, and the amount of current trading activity was extremely limited. As a result, the methods used to derive pricing for the Company’s MBS portfolio were limited to pricing services and broker quotes. In many instances, both the differential between the prices received from different sources for the same security and the bid/ask spreads widened significantly as compared to prior periods. These factors were considered by the Company in making judgments as to the appropriate estimates of fair value, and the Company noted these factors would increase the range of estimates that could be considered fair value.

As of June 30, 2009, the Company estimated that the fair value of its MBS portfolio was, on average, approximately $19 for every $100 of par, based on its best estimate of fair value for each individual MBS. However, the Company notes that the range of fair value estimates for these securities is wide and that different market participants may arrive at different estimates, based on how a market participant may evaluate the characteristics of individual securities, combined with judgments regarding the timing of economic recovery, and changes in interest rates and prepayment speeds. If the Company were to value the MBS portfolio using the dollar price at the high and low point of an estimated range that was determined to be 10% above or below the average dollar price of $19, it would result in the fair value of the MBS portfolio increasing by $42 million or decreasing by $(42) million as compared to the amount recorded in the financial statements.

MBS and TruPS CDO Notes Payable and Trust Preferred Obligations

The market conditions described above also have an impact on the volume of observable inputs available to the Company in estimating the fair value of the CDO notes payable and trust preferred obligations that finance the Company’s MBS and TruPS portfolios. The MBS and TruPS assets serve as the sole source of collateral and cash flows for the MBS and TruPS CDO notes payable and trust preferred obligations. As a result, the Company generally expects that there will be significant correlation between its fair value estimates of the CDO notes payable and its fair value estimates for the associated MBS and TruPS assets. This expected price correlation between the underlying assets and the CDO notes payable was consistent with what the Company had historically experienced and observed in the market. However, during the three months ended June 30, 2009, changes in market conditions significantly impacted the degree of this correlation. Changes in market conditions during the quarter had a significant positive impact on the pricing of credit risk associated with our individual TruPS investments. The change in market perceptions regarding the benefits or risks associated with our investments in TruPS assets did not have a significant impact on the markets perception regarding the credit risk and other market risks of our CDO notes payable. As a result, the correlation of the changes in fair value of our TruPS assets and CDO notes payable was not consistent with our historical experience and therefore, the changes in the fair value of our TruPS assets were significantly greater than the changes in fair value of our TruPS related CDO notes payable during the three months ended June 30, 2009. If the Company were to value the MBS and TruPS CDO notes payable using the dollar price at the high and low point of an estimated range that was determined to be 10% above or below the average dollar price of $18, it would result in the fair value of these instruments increasing by $140 million or decreasing by $(140) million as compared to the amount recorded in the financial statements.

Impact to the Company

While market conditions existing at June 30, 2009 may cause significant variability in fair value estimates of the Company’s consolidated investments in TruPS and TruPS security-related receivables, MBS and related MBS and TruPS CDO notes payable and trust preferred obligations, the non-recourse nature of these assets and liabilities to the Company means that changes by the Company to recorded fair values of such instruments in the Company’s financial statements do no have a material economic impact on the Company.

The maximum loss from investments in TruPS and TruPS security-related receivables is limited to the aggregate $219 million that the Company originally invested in the eight TruPS CDO entities through purchases of preference shares. As of June 30, 2009, the TruPS CDO entities, which the Company consolidates in accordance with FIN 46R, have experienced $386.5 million of bank and insurance company defaults and $670.2 million of securities currently deferring interest, or 20.6% of the Company’s combined TruPS portfolio. The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight TruPS CDOs. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of preference shares and subordinated interests, will no longer receive current distributions of cash in respect of such interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests, and the Company cannot predict when or if such an event will occur. For this reason, the Company believes the fair value of its investments in preference shares and subordinated interests in the TruPS CDO entities is negligible and, therefore, changes by the Company to recorded fair values of the underlying TruPS and TruPS security-related receivables collateral within the ranges described above would not have a material economic impact on the Company.

The maximum loss from investments in MBS which are all held by three Kleros Real Estate CDOs (Kleros Real Estate CDO I, II and IV) is limited to the $90 million that was originally invested by the Company into these Kleros Real Estate CDOs through purchases of equity interests. All of the Kleros Real Estate CDOs are governed by indentures that provide the Company with no rights to the CDO’s assets and provide the CDO noteholders with no recourse to the assets of the Company. The Company consolidates the Kleros Real Estate CDOs in accordance with FIN 46R, which requires that the Company records the financial position and results of operations of the CDOs in the consolidated financial statements, without consideration that the Company’s maximum economic exposure to loss is $90 million. The Kleros Real Estate CDOs have all failed over-collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to the Company related to its equity interests. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. As previously disclosed, the Company has received written notice from the trustees of Kleros Real Estate I, II, and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation would be used to repay the controlling class debtholder. As a result of these circumstances, the Company believes that the fair value of the Company’s equity interests in the Kleros Real Estate CDOs is zero, and that changes by the Company to recorded fair value of the underlying MBS collateral within the ranges described above would not have a material economic impact on the Company.

NOTE 5: INVESTMENTS IN DEBT SECURITIES

The following table summarizes the Company’s investments in debt securities and security-related receivables as of June 30, 2009:

Investment Description	Amortized Cost	Cumulative Net Change in Fair Value	Estimated Fair Value	Weighted Average Coupon	Weighted- Average Years to Maturity
TruPS and subordinated debentures and security-related receivables	$5,531,390	$(3,603,805)	$1,927,585	4.0%	27.1
MBS	1,994,023	(1,572,388)	421,635	2.4%	7.0

Total	$7,525,413	$(5,176,193)	$2,349,220	3.6%	21.8

TruPS shown above include (a) investments in TruPS issued by Trust VIEs of which the Company is not the primary beneficiary and which the Company does not consolidate and (b) transfer of investments in TruPS to the Company that were accounted for as a sale pursuant to SFAS No. 140. Subordinated debentures included above represent the primary assets of Trust VIEs that the Company consolidates pursuant to FIN 46R. The Company’s investments in security-related receivables represent securities owned by CDO entities that are collateralized by TruPS and subordinated debentures owned by a consolidated subsidiary where the transfers are accounted for as financings under SFAS No. 140. These transactions are accounted for as financings due to certain constraints that limit further pledging or exchanging of the assets and the continuing involvement of investment banks with each of these transactions.

As of June 30, 2009, the aggregate principal amount of investments in the 64 TruPS investments that have defaulted or are currently deferring interest payments is $1.1 billion, representing approximately 20.6% of the Company’s combined TruPS portfolio. As of June 30, 2009, the $386.5 million of defaulted securities have been completely written-off in the Company’s consolidated financial statements. For the six-month period ended June 30, 2009, investment interest income is net of a $20.4 million reserve for interest income related to the $1.1 billion of currently deferring and defaulted securities.

The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which the Company holds equity interests. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of equity securities, will not receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests.

At June 30, 2009 approximately 76% of the Company’s investments in MBS were rated below AAA. Additionally, 11% of MBS have a weighted-average FICO score less than 625 (generally considered to be subprime).

As previously disclosed, we received written notice from the trustees of Kleros Real Estate I, II and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation will be used to repay the controlling class debtholder. As of the current date, the controlling class debtholders of Kleros Real Estate I, II and IV have not exercised their rights to liquidate any of the CDOs. Since the Company is not receiving any cash flow from its investments in any of the Kleros Real Estate CDOs, the events of default described above do not have any further impact on the Company’s cash flows. However, the assets of the Kleros Real Estate I, II and IV CDOs and the income they generate for tax purposes are a component of the Company’s REIT qualifying assets and income. If more than one of the three remaining Kleros Real Estate CDOs is liquidated, the Company may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If the Company is not able to invest in sufficient other REIT qualifying assets, its ability to qualify as a REIT could be materially adversely affected.

Substantially all of the Company’s investments in TruPS, subordinated debentures and MBS collateralize debt issued through consolidated CDO entities, consolidated Trust VIEs, or warehouse credit facilities. Consolidated CDO entities are generally subject to an indenture which dictates substantially all of the operating activities of the CDO. These indentures generally require that certain credit quality and over-collateralization tests are met. To the extent a CDO fails to pass such tests, cash flows from the assets may be directed to be used to repay the CDO debt obligations. The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s general creditors. Similarly, the debt of such entities is not recourse to the Company.

NOTE 6: LOANS

The Company’s investments in loans are accounted for at amortized cost and in the case of certain leveraged loans, at the lower of cost or market. The following table summarizes the Company’s investments in loans as of June 30, 2009:

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Cumulative Unrealized Gain/ (Loss)	Carrying Amount	Number of Loans	Weighted- Average Interest Rate		Weighted- Average Contractual Maturity Date
5/1 Adjustable rate residential mortgages	$568,430	$6,391	$—	$574,821	1,390	6.2%		July 2036
7/1 Adjustable rate residential mortgages	196,119	3,182	—	199,301	461	6.5%		Dec 2036
10/1 Adjustable rate residential mortgages	64,354	1,192	—	65,546	175	6.7%		Sept 2036
Commercial loan	7,464	—	—	7,464	1	21.0%		—
Leveraged loans	857,750	(11,505)	(37,517)	808,728	438	5.4%		May 2013

Total	$1,694,117	$(740)	$(37,517)	$1,655,860	2,465	5.9	%(1)

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.

As of June 30, 2009, the Company continues to classify all of the leveraged loans included in its warehouse facility with a third party as held for sale. During the fourth quarter of 2008, the Company determined that it no longer had the intent to hold these particular loans to maturity or for the foreseeable future. During the three and six-month periods ended June 30, 2009, the Company recorded increases of $23.0 million and $63.0 million, respectively, to the fair value of these leveraged loans. The fair value increases were primarily attributable to a tightening of estimated credit spreads as evidenced by comparable market leveraged loan data. The warehouse facility that provides short-term financing for approximately $143.3 million of par value of leveraged loans matured in May 2009 and, as previously disclosed, is currently in default. The Company expects that the warehouse lender will liquidate all of the $143.3 million of par value of leveraged loans during the third quarter of 2009. As a result of the liquidation of the collateral, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $38.5 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

The Company has the positive intent and ability to hold its loan portfolios, except the leveraged loans included in the warehouse described above, until maturity or at least for the foreseeable future. The held for investment portion of our portfolio is financed on a long term basis through securitization vehicles.

The estimated fair value of the Company’s residential mortgages was $357.7 million as of June 30, 2009. The estimated fair value of the Company’s leveraged loans was $654.6 million as of June 30, 2009. The estimated fair value of the Company’s commercial loan was $7.5 million as of June 30, 2009.

The Company maintains an allowance for loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, which considers historical and industry loss experience, economic conditions and trends, estimated fair values and the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses are established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries). The following table summarizes the Company’s allowance for loan losses:

As of June 30, 2009
Leveraged loans	$66,869
Residential mortgages	91,643

Total	$158,512

The following table provides a roll-forward of our loan loss reserves:

For the Six-Months Ended June 30, 2009
Balance, December 31, 2008	$68,428
Additions	100,154
Charge-offs	(10,070)

Balance, June 30, 2009	$158,512

The following table summarizes the delinquency statistics of the Company’s residential mortgage loans (dollar amounts in thousands):

	As of June 30, 2009
Delinquency Status	Number of Loans	Principal Amount
30 to 60 days	74	$27,221
61 to 90 days	45	18,176
Greater than 90 days	409	170,611

Total	528	$216,008

As of June 30, 2009, the Company has placed $170.6 million of residential mortgage loans on non-accrual status. During the three and six-month periods ended June 30, 2009, the Company did not recognize approximately $1.9 million and $3.3 million, respectively, of interest income for loans that were in non-accrual status.

As of June 30, 2009, the Company had 36 REO properties with a fair value of $5.3 million which are classified as REO. The Company records REO property at fair value within other assets in its consolidated balance sheet. The fair value of REO property is determined based upon internal valuation models that consider current third party market data on trends in home prices, geographic location of the property, estimated costs to sell and other observable market data that is available. During the three and six-month periods ended June 30, 2009, the Company recorded impairments of $2.3 million and $4.3 million, respectively, as a result of changes in fair value of REO property. Additionally, during the three and six-month periods ended June 30, 2009, the Company sold REO properties with a fair value of $5.6 million and $8.2 million, respectively, for realized losses of $2.2 million and $2.3 million, respectively.

As of June 30, 2009, our leveraged loan portfolio has experienced seven defaults in an aggregate principal amount of $18.9 million. The over collateralization requirements in the leveraged loan CLOs are typically triggered in the event that we experience significant losses on the sale of assets below par, as well as unrealized fair value adjustments on certain assets as mandated by the indentures which govern our leveraged loan CLOs. The primary cause for such fair value adjustments are default activity, and credit downgrades in the underlying asset pool. Subsequent to June 30, 2009, we experienced an interest diversion test failure in Emporia Preferred Funding II, Ltd. The failure was primarily attributable to an increase in defaulted assets collateralizing the CLO. As a result of the interest diversion test failure in Emporia Preferred Funding II, Ltd., the Company did not receive any of its quarterly distribution in July 2009, and, assuming no additional defaults or significant credit downgrades, the Company does not expect to receive its quarterly cash distribution for several quarters.

As of June 30, 2009, the Company has placed $18.9 million of leveraged loans on non-accrual status. During the three and six-month periods ended June 30, 2009, the Company did not recognize approximately $0.4 million and $0.6 million, respectively, of interest income for loans that were in non-accrual status.

As of June 30, 2009, approximately $827.1 million of the principal amount of the Company’s residential mortgages was pledged as collateral for securitized mortgage debt. In addition, all of the carrying value of the Company’s leveraged loan portfolio is pledged as collateral for CLO notes payable or warehouse debt.

As of June 30, 2009, 47.9% of the carrying value of the Company’s residential mortgages were concentrated in residential mortgages collateralized by property in California.

NOTE 7: INDEBTEDNESS

The following table summarizes the Company’s total indebtedness as of June 30, 2009 (includes recourse and non-recourse indebtedness):

Description	Amortized Cost	Cumulative Net Change in Fair Value	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity	Estimated Fair Value
Non-recourse indebtedness:
Trust preferred obligations	$385,600	$(247,397)	$138,203	3.3% to 8.7%	4.2%	Oct 2036	$138,203
Securitized mortgage debt	789,598	—	789,598	5.0% to 6.0%	5.7%	Dec 2046	361,012
CDO notes payable (1)	8,422,554	(6,315,802)	2,106,752	0.5% to 7.9%	1.5%	Mar 2039	1,706,030
Warehouse credit facilities	106,582	—	106,582	3.7%	3.7%	May 2009	106,582

Total non-recourse indebtedness	$9,704,334	$(6,563,199)	$3,141,135

Recourse indebtedness:
Junior subordinated debentures	$49,614	—	$49,614	5.4% to 9.5%	7.8%	Aug 2036	33,144
Contingent convertible debt	28,089	—	28,089	7.6%	7.6%	May 2027	20,733

Total recourse indebtedness	$77,703	—	$77,703

Total indebtedness	$9,782,037	$(6,569,335)	$3,218,838

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation. Carrying amount includes $1.4 billion of liabilities at fair value.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of the Company. As indicated in the table above, the Company’s consolidated financial statements include recourse indebtedness of $77.7 million as of June 30, 2009. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of the Company. As of June 30, 2009, the Company’s maximum exposure to economic loss as a result of its involvement with each VIE is the $440.7 million of capital that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects the Company to potential margin calls for additional pledges of cash or other assets.

(a)	Repurchase agreements

As of June 30, 2009, the Company is not financing any investments with short-term repurchase agreements that subject the Company to margin calls or potential recourse obligations in excess of posted first loss deposits.

(b)	Trust preferred obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by the Company for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. The Company does not control the timing or ultimate payment of the trust preferred obligations. Effective January 1, 2008, the Company elected the fair value option pursuant to SFAS No. 159 for trust preferred obligations.

(c)	CDO notes payable

CDO notes payable represent notes payable issued by CDO entities used to finance the acquisition of TruPS, MBS, and leveraged loans. Substantially all of the TruPS collateralizing CDO notes payable are obligations of banks, bank holding companies and insurance companies. The obligors under the leveraged loans come from a variety of industries. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates. Effective January 1, 2008, the Company elected the fair value option pursuant to SFAS No. 159 for TruPS and MBS CDO notes payable.

(d)	Warehouse Credit Facilities

As of June 30, 2009, the Company’s consolidated financial statements included $106.6 million of warehouse credit facility debt in the form of short term notes payable. Warehouse credit facility debt relates to an on-balance sheet warehouse facility entered into by a subsidiary of the Company with the intention of financing the acquisition of leveraged loans on a short-term basis until longer-term financing is available. As of June 30, 2009, the Company has invested $38.5 million of capital in this financing arrangement, which contractually matured in May 2009. As previously disclosed, the warehouse is currently in default and therefore, there is no borrowing capacity, the facility is bearing a penalty interest rate equal to the daily commercial paper rate plus 300 basis points, and all principal and interest collections are used to amortize the warehouse credit facility debt. The Company expects that the warehouse lender will liquidate all of the $143.3 million of par value of leveraged loans during the third quarter of 2009. As a result of the liquidation of the collateral, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $38.5 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

(e)	Recourse Indebtedness – Contingent Convertible Senior Notes

On May 15, 2007 and June 13, 2007, the Company sold $140 million aggregate principal amount of contingent convertible senior notes. The notes are senior, unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future unsubordinated, unsecured indebtedness. The notes are subordinated in right of payment to the Company’s existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of the Company’s subsidiaries. The notes bear interest at an annual rate of 7.625%. The notes mature on May 15, 2027.

As discussed in Note 2, the Company has adopted FSP APB 14-1 effective as of January 1, 2009 and has retrospectively applied FSP APB 14-1 to the terms of its contingent convertible debt as they existed for all periods presented. FSP APB 14-1 requires the Company to account separately for the liability and equity components of its contingent convertible debt in a manner that reflects the Company’s nonconvertible debt (unsecured debt) borrowing rate. Pursuant to the retrospective application of FSP APB 14-1, at January 1, 2008, the Company recorded a $2.2 million increase to additional paid-in-capital relating to the equity component and a corresponding discount to its contingent convertible debt. The unamortized discount was $0.6 million as of December 31, 2008 and June 30, 2009, respectively, and will be amortized through May 2012.

As of the date of this filing, $28.7 million principal amount of the Company’s contingent convertible debt securities remains outstanding. The holders of the Company’s remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, the Company’s common stock ceases to be listed on the NYSE, another established national securities exchange or an automated over-the-counter trading market in the United States.

The notes will be convertible prior to the maturity date into cash and, if applicable, shares of the Company’s common stock, par value $0.001 per share, under certain circumstances, at an initial conversion price per share of $11.70, which represents a conversion rate of approximately 85.4701 shares of common stock per $1,000 principal amount of notes. If converted, the holders of the notes will receive an amount in cash per note equal to the lesser of (i) $1,000 and (ii) the average of the “daily conversion values” for each of the twenty consecutive trading days of the conversion reference period. “Daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of the Company’s common stock on such trading day.

The Company may redeem all or part of the notes for cash (i) at any time prior to the date on which they mature to the extent necessary to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes or (ii) on or after May 20, 2012, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. The holders of the notes may require the Company to repurchase all or a portion of their notes for cash on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

NOTE 8: DERIVATIVE FINANCIAL INSTRUMENTS

The Company and the VIEs included in the Company’s consolidated financial statements may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with certain operating and financial structures as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its consolidated VIEs may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss for the free-standing derivative arrangement and its consolidated VIEs are potentially exposed to credit loss for all other derivative instruments detailed below.

The table below summarizes the aggregate notional amount and estimated net fair value of the Company’s derivative instruments (amounts in thousands):

	As of June 30, 2009
	Notional	Net Fair Value
Interest Rate Related:
Interest rate swaps	$1,820,159	$(191,114)
Basis swaps	350,000	627
Free-standing derivative	8,750	(600)

Total	$2,178,909	$(191,087)

The following table summarizes by derivative instrument type the effect on income for the following periods (amounts in thousands):

	For the six-months ended June 30, 2009		For the six-months ended June 30, 2008
Type of Derivative	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivatives – Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivatives – Gains (Losses)
Interest rate swaps	$2,771	$28,730	$(4,041)	$(58,917)
Basis swaps	—	(12)	—	35
Free-standing derivative	—	250	—	—
Credit default swaps	—	—	—	17,115

Net change in fair value of derivative contracts	$2,771	$28,968	$(4,041)	$(41,767)

	For the three-months ended June 30, 2009		For the three-months ended June 30, 2008
Type of Derivative	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivatives – Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivatives – Gains (Losses)
Interest rate swaps	$1,386	$35,729	$(1,458)	$32,494
Basis swaps	—	(623)	—	(205)
Free-standing derivative	—	—	—	—
Credit default swaps	—	—	—	6,224

Net change in fair value of derivative contracts	$1,386	$35,106	$(1,458)	$38,513

Cash Flow Hedges

The Company has entered into various interest rate swap contracts to hedge interest rate exposure relating to CDO notes payable and warehouse credit facilities that are used to finance investments in our target asset classes.

Prior to January 1, 2008, the Company designated interest rate swap contracts as cash flow hedges at inception and determined at each reporting period whether or not the interest rate swap contracts are highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. Certain of the

Company’s interest rate swap contracts were not designated as interest rate hedges at inception; therefore the change in fair value during the period in which the interest rate swap contracts were not designated as hedges was recorded within net change in fair value of derivative contracts in the consolidated statements of income (loss). Effective January 1, 2008, we adopted the fair value option under SFAS No. 159 for our TruPS and MBS CDO notes payable and therefore, have discontinued hedge accounting for all of the interest rate swaps associated with those transactions.

As of June 30, 2009, the maximum length of time over which the Company was hedging its exposure to the variability of future cash flows for forecasted transactions is approximately 8 years. Based on amounts included in the accumulated other comprehensive loss as of June 30, 2009 from designated interest rate swaps, the Company expects to recognize a decrease of $3.0 million in interest expense over the next twelve months.

Credit Default Swaps

During June 2008, the Company sold the subsidiary that owned $87.5 million notional value of CDS positions for $70.4 million in proceeds. Following the June 2008 sale, the Company no longer holds any investments in CDS.

Free-Standing Derivative

During October 2007, a subsidiary of the Company entered into a derivative arrangement with a third party. Under the agreement, the Company is obligated to make payments to the third party in the event that the Class A-1 Notes of Alesco Preferred Funding XIV, Ltd. (Alesco XIV CDO) fails to: (1) make scheduled principal or interest payments on its $430 million senior secured notes due in 2037; and (2) the debt issued by a particular insurance issuer that collateralizes Alesco XIV defaults. The notional amount of the contract is $8.8 million. The Company is also subject to margin requirements in the event that the Class A-1 Notes of Alesco XIV CDO are downgraded below AAA and the Company’s stockholders’ equity decreases below $250 million. During the six-months ended June 30, 2009, the Class A-1 Notes of Alesco XIV CDO were downgraded to “A+”; however, the Company was not required to post margin collateral as of June 30, 2009. The maximum amount of the margin exposure is equal to the notional amount of the contract and the amount of required margin varies based upon the Company’s outstanding equity balance and the rating level assigned to the Alesco XIV Class A-1 Notes.

NOTE 9: EARNINGS (LOSS) PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share for the following periods (dollars in thousands, except per share data):

	For the three- months ended June 30, 2009	For the three- months ended June 30, 2008 (As Adjusted)	For the six- months ended June 30, 2009	For the six- months ended June 30, 2008 (As Adjusted)
Net income (loss) attributable to common stockholders	$373,665	$(81,204)	$337,832	$3,683

Weighted-average common shares outstanding—Basic & Diluted	60,169,240	59,512,594	60,170,794	60,550,247

Earnings (loss) per share—Basic	$6.21	$(1.36)	$5.61	$0.06

Earnings (loss) per share—Diluted	$6.21	$(1.36)	$5.61	$0.06

Anti-dilutive shares	—	1,361,342	—	—

NOTE 10: MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Company’s Chairman of the Board and other officers serve as executive officers of Cohen & Company, of which the manager is an affiliate. The manager handles the Company’s day-to-day operations, provides the Company with office facilities, and administers the Company’s business activities through the resources of Cohen. The management agreement was executed on January 31, 2006 between the manager and AFT and, upon the closing of the merger on October 6, 2006, the Company assumed the management agreement. The initial term expired on December 31, 2008 and was renewed for an additional one year term. The management agreement will continue to be automatically renewed for a one-year term on each anniversary date thereafter unless two-thirds of the independent directors or the holders of at least a majority of the outstanding shares of common stock vote not to automatically renew the management agreement.

The management agreement provides, among other things, that in exchange for managing the day-to-day operations and administering the business activities of the Company, the manager is entitled to receive from the Company certain fees and reimbursements, consisting of a base management fee, an incentive fee based on certain performance criteria, reimbursement for certain operating expenses as defined in the management agreement, and a termination fee if the Company decides to terminate the management agreement without cause or if the manager terminates the management agreement due to the Company’s default. The base management fee and the incentive fee otherwise payable by the Company to the manager pursuant to the management agreement are reduced by the Company’s proportionate share of the amount of any CDO and CLO collateral management fees that are paid to Cohen and its affiliates in connection with the CDOs and CLOs in which the Company invests, based on the percentage of equity it holds in such CDOs and CLOs.

During the three-months ended June 30, 2009 and 2008, the Company incurred $0.1 million and $0.9 million, respectively, in base management fees and no incentive fees. During the three-months ended June 30, 2009 and 2008, the aggregate base management fees and incentive fees payable were reduced by collateral management fee credits of $0.1 million and $0.9 million, respectively.

During the six-months ended June 30, 2009 and 2008, the Company incurred $0.2 million and $2.3 million, respectively, in base management fees and $0 and $0.9 million, respectively, of incentive fees. During the six-months ended June 30, 2009 and 2008, the aggregate base management fees and incentive fees payable were reduced by collateral management fee credits of $0.2 million and $3.2 million, respectively.

During three-months ended June 30, 2009 and 2008, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen & Company of $3.3 million and $3.8 million, respectively. During the same periods, Cohen & Company earned origination, structuring and placement fees of $0 and $0.6 million, respectively, relating to services provided to warehouse facilities and CDOs that the Company is invested in. In addition, during the same periods, Cohen & Company received $0 and $28 thousand, respectively, from warehouse facilities and consolidated CDO entities as reimbursement for origination expenses paid to third parties.

During six-months ended June 30, 2009 and 2008, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen & Company of $6.7 million and $8.1 million, respectively. During the same periods, Cohen & Company earned origination, structuring and placement fees of $0 and $1.4 million, respectively, relating to services provided to warehouse facilities and CDOs that the Company is invested in. In addition, during each of the periods, Cohen & Company received $43 thousand from warehouse facilities and consolidated CDO entities as reimbursement for origination expenses paid to third parties. During the six-months ended June 30, 2009, Cohen & Company’s broker-dealer subsidiary earned $0.2 million of commission income as a result of an exchange transaction involving a TruPS VIE entity, which is included in our consolidated financial statements.

Base management fees and incentive fees incurred, stock-based compensation expense relating to shares of restricted common stock granted to the manager, and collateral management fees paid to Cohen & Company are included in related party management compensation on the consolidated statements of income (loss). Expenses incurred by the manager and reimbursed by the Company are reflected in the respective consolidated statement of income (loss) non-investment expense category based on the nature of the expense.

As previously disclosed, on February 27, 2009, Cohen & Company sold each of the Emporia I, II and III collateral management contracts (the Company has equity interests in Emporia II and III) to an unrelated third party. The sale of the collateral management contracts resulted in a servicer default under our leveraged loan warehouse facility and the terms of the warehouse facility required that all principal and interest proceeds be utilized to amortize the warehouse lender’s outstanding debt balance. The leveraged loan warehouse facility contractually matured in May 2009 and we expect the warehouse collateral will be liquidated in the third quarter of 2009. The sale of the Emporia II and III collateral management contracts required the Company’s consent as holder of the equity interests in Emporia II and III. In consideration for the Company’s consent to enter into such transaction, Cohen & Company and the Company entered into an arrangement which requires Cohen & Company to pay $3 million to the Company in the event that the proposed merger is not completed. The purpose of the payment is to compensate the Company for amounts that it would have otherwise received had the servicer default not occurred under the leveraged loan warehouse agreement. In the event that our proposed merger with Cohen & Company is consummated, Cohen & Company shall not be obligated to pay the $3 million to the Company. If the merger agreement with Cohen & Company is terminated, such amount shall be paid by Cohen & Company to the Company within 10 business days of the termination date. Additionally, Cohen and the Company agreed that the Company shall be permitted to continue to offset the monthly base management fee and the quarterly incentive fee by the Company’s proportionate share of the collateral management fees paid in Emporia II and III.

NOTE 11: COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

Commitments

The leveraged loan CLO vehicles consolidated by the Company may be committed to purchase interests in debt obligations of corporations, partnerships and other entities in the form of participations in leveraged loans, which obligate the CLO vehicle to acquire a predetermined interest in such leveraged loans at a specified price on a to-be determined settlement date. As of June 30, 2009, the consolidated CLO vehicles had commitments to fund $23.5 million of leveraged loans. The CLO vehicles will use amounts currently included in restricted cash to fund these commitments.

As of June 30, 2009, the consolidated CLO entities have requirements to purchase $35.3 million of additional collateral assets in order to complete the accumulation of the required amount of collateral assets. Of this amount, $30.8 million has already been advanced to consolidated CLOs through CLO notes payable and is included within restricted cash on the consolidated balance sheet as of June 30, 2009.

Contingencies

The Company is party to various legal proceedings which arise in the ordinary course of business. The Company is not currently involved in any litigation nor, to our knowledge, is any litigation threatened against us, the outcome of which would, in our judgment based on information currently available to us, have a material adverse effect on our financial position or results of operations.

NYSE Continued Listing Standard

On October 10, 2008, the Company was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to its common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1 for 10 reverse stock split of the outstanding shares of its common stock. Under the

NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. However, on February 26, 2009, the NYSE granted NYSE-listed companies a reprieve from the NYSE’s $1 minimum price requirement until June 30, 2009, which reprieve was subsequently extended for an additional month through July 31, 2009. In addition, the NYSE permanently decreased its market-capitalization standard to $15 million for listed companies, which previously required that average market capitalization of a NYSE-listed company be at least $25 million over any 30 consecutive trading day period. We therefore have until September 13, 2009 to become compliant with the NYSE minimum share price standard. If we fail to meet any of the NYSE’s other listing standards, however, we may be delisted for failing to comply with the continued listing standards.

COHEN BROTHERS, LLC

FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants

Board of Managers and Members

Cohen Brothers, LLC

We have audited the accompanying consolidated balance sheets of Cohen Brothers, LLC (the “Company”), as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements of Brigadier Capital LP (an equity method investment in 2007 and 2006) have been audited by other auditors whose reports have been furnished to us, and our opinion on the 2007 and 2006 consolidated financial statements, insofar as it related to the amounts included for Brigadier Capital LP, is based solely on the reports of other auditors. In the consolidated financial statements, the Company’s investment in Brigadier Capital LP is stated at $46,402,000 at December 31, 2007 and the Company’s equity in the net income of Brigadier Capital LP is stated at $12,849,000 and $3,553,000 for the years ended December 31, 2007 and 2006, respectively.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cohen Brothers, LLC as of December 31, 2008 and 2007, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 3-D, 3-E and 5 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement Nos. 157, Fair Value Measurements, and 159, The Fair Value Option for Financial Assets and Liabilities-Including an Amendment of FASB Statement No. 115, on January 1, 2008.

/s/    Grant Thornton LLP

Philadelphia, Pennsylvania

June 1, 2009

COHEN BROTHERS, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$31,972	$72,175
Receivables	11,953	14,920
Due from related parties	8,449	11,729
Investments-trading	21,227	29,797
Other investments, at fair value	55,351	26,979
Investment in equity method affiliates	2,356	53,143
Goodwill	8,728	9,247
Intangible assets, net	1,285	5,299
Other assets	18,395	14,427

Total assets	$159,716	$237,716

Liabilities
Accounts payable and other liabilities	$10,751	$15,493
Accrued compensation	11,823	31,382
Due to related parties	135	—
Senior debt	67,000	130,000
Subordinated notes payable to related parties	9,094	—

Total liabilities	98,803	176,875

Commitments and contingencies (See Note 19)

Members’ equity
Cohen Brothers, LLC members’ equity:
Members’ capital	51,622	72,462
Accumulated other comprehensive loss	(1,725)	(11,621)

Total Cohen Brothers, LLC members’ equity	49,897	60,841
Noncontrolling interest	11,016	—

Total members’ equity	60,913	60,841

Total liabilities and members’ equity	$159,716	$237,716

See accompanying notes to consolidated financial statements

COHEN BROTHERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Year Ended December 31,
	2008	2007	2006
Revenues
New issue	$7,249	$123,993	$96,374
Asset management	63,844	72,154	28,207
Principal transactions and other income	(6,202)	(7,204)	6,777
Net trading	18,398	232	4,037

Total revenues	83,289	189,175	135,395

Operating expenses
New issue costs	1,776	22,221	30,279
Compensation and benefits	53,115	161,768	95,237
Business development, occupancy, equipment	6,935	9,870	8,327
Professional services and other operating	12,617	11,552	9,941
Depreciation and amortization	4,023	2,726	789
Impairment of intangible assets	2,078	—	—

Total operating expenses	80,544	208,137	144,573

Operating income / (loss)	2,745	(18,962)	(9,178)

Non operating income / (expense)

Change in fair value of interest rate swap	(597)	(561)	(178)
Interest expense	(8,546)	(11,019)	(3,647)
Income from equity method affiliates	262	11,719	3,503

Loss before income taxes	(6,136)	(18,823)	(9,500)
Income taxes	2,049	2,757	1,680

Net loss	(8,185)	(21,580)	(11,180)
Less: Net income / (loss) attributable to the noncontrolling interest	(1,259)	3,067	752

Net loss attributable to Cohen Brothers, LLC	$(6,926)	$(24,647)	$(11,932)

See accompanying notes to consolidated financial statements

COHEN BROTHERS, LLC

Consolidated Statement of Changes in Members’ Equity

(Dollars in Thousands)

	Cohen Brothers, LLC		Noncontrolling Interest	Total	Comprehensive income (loss)
	Members’ capital	Accumulated other comprehensive income (loss)
Balance at December 31, 2005	$41,504	$1,748	$105	$43,357	$—

Equity-based compensation	20,468	—	—	20,468	—
Distributions	(38,688)	—	—	(38,688)	—
Noncontrolling interest distributions	—	—	(355)	(355)	—
Net loss	(11,932)	—	752	(11,180)	(11,180)
Unrealized gain on securities	—	6,907	—	6,907	6,907
Foreign currency items	—	286	—	286	286
Income tax effect	—	(215)	—	(215)	(215)

Balance at December 31, 2006	$11,352	$8,726	$502	$20,580	$(4,202)

Equity-based compensation	45,561	—	—	45,561	—
Issuance of member units in private offering, net	99,308	—	—	99,308	—
Issuance of members units, purchase of noncontrolling interest	14,660	—	—	14,660	—
Repurchase of units, net	(77)	—	—	(77)	—
Distributions	(73,695)	—	—	(73,695)	—
Noncontrolling interest distributions	—	—	(3,569)	(3,569)	—
Net loss	(24,647)	—	3,067	(21,580)	(21,580)
Unrealized loss on securities	—	(21,566)	—	(21,566)	(21,566)
Foreign currency items	—	751	—	751	751
Income tax effect	—	468	—	468	468

Balance at December 31, 2007	$72,462	$(11,621)	$—	$60,841	$(41,927)

Noncontrolling interest contributions	—	—	12,275	12,275	—
Cumulative effect adjustment for the adoption of SFAS No. 159	(12,223)	11,813	—	(410)	—
Tax on cumulative effect adjustment for the adoption of SFAS No. 159	253	(253)	—	—	—
Equity-based compensation	6,177	—	—	6,177	—
Repurchase of units, net	(295)	—	—	(295)	—
Distributions	(7,826)	—	—	(7,826)	—
Net loss	(6,926)	—	(1,259)	(8,185)	(8,185)
Foreign currency items	—	(1,664)	—	(1,664)	(1,664)

Balance at December 31, 2008	$51,622	$(1,725)	$11,016	$60,913	$(9,849)

See accompanying notes to consolidated financial statements

COHEN BROTHERS, LLC

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Year Ended December 31,
	2008	2007	2006
Operating activities
Net loss	$(8,185)	$(21,580)	$(11,180)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity-based compensation	6,177	45,561	20,468
Other than temporary impairment — other investments	—	1,141	934
Realized loss / (gain) on other investments	(12,601)	145	(108)
Change in unrealized loss on investments-trading	94	16,539	(25)
Change in unrealized loss on other investments	26,608	—	—
Depreciation and amortization	4,023	2,726	789
Impairment of intangible assets	2,078	—	—
Income from equity method affiliates	(262)	(11,719)	(3,503)
Change in operating assets and liabilities, net:
(Increase) decrease in receivables	1,549	(3,877)	(6,274)
(Increase) decrease in investments-trading, net	8,476	(33,078)	(4,463)
(Increase) decrease in other assets, net	(5,950)	13,797	(1,047)
(Increase) decrease in receivables under resale agreement	—	4,960	(130)
(Increase) decrease in due to / from related parties, net	4,321	(10,203)	(4,287)
Increase (decrease) in accrued compensation	(16,771)	(6,128)	33,865
Increase (decrease) in accounts payable and other liabilities	(3,841)	323	2,167
Increase (decrease) in securities sold, not yet purchased, net	—	—	(4,868)
Increase (decrease) in securities sold under agreement to repurchase	—	(15,590)	6,216

Net cash provided by (used in) operating activities	5,716	(16,983)	28,554

Investing activities
Sales of investment, VIE	—	22,305	241,465
Purchases of investments, VIE	—	(21,305)	(242,465)
Purchase of investments-other investments, at fair value	(34,688)	(16,977)	(9,307)
Sales of investments-other investments, at fair value	40,000	3,929	5,237
Return (investment) in equity method affiliates, net	400	(7,871)	(29,904)
Return of principal, investments-other investments	26	391	374
Purchase of furniture, equipment, and leasehold improvements	(238)	(2,275)	(5,562)
Acquisition of noncontrolling interest	—	(33)	—
Issuance of promissory note	—	—	(3,600)
Repayment of principal, promissory note	—	3,529	181

Net cash provided by (used in) investing activities	5,500	(18,307)	(43,581)

Financing activities
Issuance of debt	—	99,960	77,600
Repayment of debt	(63,000)	(48,244)	(2,073)
Issuance of subordinated notes payable to related parties	9,000	—	—
Repurchase of employee units	(295)	(77)	—
Issuance of debt, VIE	—	21,305	242,470
Repayment of debt, VIE	—	(22,310)	(241,465)
Payments for deferred issuance and financing costs	—	—	(398)
Noncontrolling interest contributions / (distributions)	12,275	(3,569)	(355)
Proceeds from private offering, net of costs of $692	—	99,308	—
Distributions	(7,826)	(84,553)	(29,300)

Net cash (used in) provided by financing activities	(49,846)	61,820	46,479

Effect of exchange rate on cash	(1,573)	(69)	228

Net (decrease) increase in cash and cash equivalents	(40,203)	26,461	31,680
Cash and cash equivalents, beginning of year	72,175	45,714	14,034

Cash and cash equivalents, end of year	$31,972	$72,175	$45,714

See accompanying notes to consolidated financial statements

COHEN BROTHERS, LLC

Notes to Consolidated Financial Statements

December 31, 2008

(Dollars in thousands, except share and per share or per unit information)

1. ORGANIZATION AND NATURE OF OPERATIONS

The Formation Transaction

Cohen Brothers, LLC (d/b/a Cohen & Company) (the “Parent”) was formed on October 7, 2004 by Cohen Bros. Financial, LLC (“CBF”). The Parent was formed to acquire the net assets of CBF’s subsidiaries (the “Formation Transaction”): Cohen Bros. & Company, Inc.; Cohen Frères SAs; Dekania Investors, LLC; Emporia Capital Management, LLC; and the majority interest in Cohen Bros. & Tororian Investment Management, Inc. The Formation Transaction was accomplished through a series of transactions occurring between March 4, 2005 and May 31, 2005.

The Company

Cohen Brothers, LLC (d/b/a Cohen & Company), through its subsidiaries (parent and such subsidiaries are collectively referred to as, the “Company” or “Cohen”), is an investment firm specializing in credit related fixed income investments. As of December 31, 2008, the Company had $24.3 billion in assets under management, or AUM.

The Company’s business is organized into three business segments:

Capital Markets: The Company’s Capital Markets segment consists of fixed income securities sales and trading through its broker dealer subsidiary, Cohen & Company Securities, LLC, interest income and interest expense and gains and losses on secondary trading activities, origination of corporate debt issues, and new issue securitizations. The Company’s fixed income sales and trading group provides trade execution to corporate and institutional investors. The Company specializes in the following products: high grade corporate bonds, asset backed securities (“ABS”), collateralized loan obligations (“CLOs”), mortgage backed securities (“MBS”), trust preferred securities (“TruPS”), whole loans, and other structured financial instruments.

Asset Management: The Company serves the needs of client investors by managing assets within investment funds, managed accounts, permanent capital vehicles, and collateralized debt obligations (collectively referred to as “Investment Vehicles”). A collateralized debt obligation (“CDO”) is a form of secured borrowing. The borrowing is secured by different types of fixed income assets such as corporate or mortgage loans or bonds. The borrowing is in the form of a securitization which means that the lenders are actually investing in notes backed by the assets. The lender will have recourse only to the assets securing the loan. The Company’s Asset Management segment includes its fee based asset management operations which include ongoing base and incentive management fees.

Principal Investing: The Company’s Principal Investing segment is comprised primarily of its seed capital investments in Investment Vehicles it manages.

The Company generates its revenue by segment primarily through the following activities:

Capital Markets:

•

trading activities of the Company’s broker dealer subsidiary which include riskless trading activities as well as gains and losses (unrealized and realized) and income and expense earned on securities classified as trading; and

•	new issue revenue comprised of (i) origination fees for corporate debt issues originated by the Company; and (ii) new issue securitization revenue associated with arranging new securitizations;

Asset Management:

•

base asset management fees for the Company’s on-going services as asset manager charged and earned by managing Investment Vehicles, which may include fees both senior and subordinated to the securities in the Investment Vehicle;

•	incentive management fees earned based on the performance of the various Investment Vehicles;

Principal Investing:

•

gains and losses (unrealized and realized) and income and expense earned on securities (primarily seed capital investments in original issuance of Investment Vehicles we manage) classified as other investments, at fair value; and

•	income or loss from equity method affiliates.

The activities noted above are carried out through the following main operating subsidiaries:

1.	Cohen & Company Financial Management, LLC acts as asset manager and investment advisor to the Company’s Alesco brand CDOs. Alesco CDOs invest in bank and insurance company TruPS as well as insurance company subordinated debt.

2.	Cohen & Company Management, LLC acts as the external manager of and investment advisor to Alesco Financial Inc. and its subsidiaries (“AFN”) and earns the management fees and incentive fees related to this entity. See note 25 — Subsequent Events.

3.	Dekania Capital Management, LLC acts as asset manager and investment advisor to the Company’s Dekania and pre-2007 Dekania-Europe brand CDOs. Dekania brand CDOs invest primarily in insurance TruPS and insurance company subordinated debt denominated in U.S. Dollars. Dekania-Europe brand CDOs invest primarily in TruPS and insurance company subordinated debt denominated in Euros.

4.	Emporia Capital Management, LLC acts as asset manager and investment advisor to the Company’s Emporia brand CLOs. Emporia brand CLOs invest primarily in loans to small and medium sized businesses. See note 25 — Subsequent Events.

5.	Strategos Capital Management, LLC (“Strategos”) acts as asset manager and investment advisor to the Company’s Kleros, Kleros Real Estate, Scorpius, and Libertas brand CDOs. Kleros, Kleros Real Estate, Scorpius and Libertas brand CDOs invest primarily in high grade and mezzanine asset backed securities. Strategos also provides certain whole loan monitoring services for third party CDOs. Additionally, Strategos acts as manager for Strategos Deep Value Mortgage Fund. See note 3-F.

6.	Cohen Municipal Capital Management, a division of Cohen & Company Financial Management, acts as asset manager and investment advisor to the Company’s Non-Profit Preferred Funding brand securitized tax exempt partnerships (“STEPs”). A STEP is similar to a CDO but has certain structural features that enable the tax exempt income generated by the collateral within the special purpose entity to flow through to the investors of the STEP. Non-Profit Preferred Funding brand STEPs invest primarily in obligations of entities organized as tax exempt under IRS code section 501(c)(3). See note 25 — Subsequent Events.

7.	Cohen Municipal Capital Management LLC acts as investment advisor to and external manager of Muni Funding Company of America, LLC and its subsidiaries (collectively “MFCA”) and earns management fees and incentive fees related to this entity. MFCA primarily invests in securities that are exempt from U.S. federal income taxes. See note 25 — Subsequent Events.

8.	Brigadier Capital GP, LLC and Brigadier Capital Management, LLC earn the management fees and investment returns related to the Company’s master-feeder hedge fund, Brigadier Capital Master Fund Ltd.

9.	Cohen & Company Securities, LLC is a securities broker-dealer, which provides several classes of service, including securities brokerage and investment banking services. Cohen & Company Securities, LLC is a broker dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority, or FINRA, and the Securities Investor Protection Corporation. It provides trade execution to corporate and institutional investors and specializes in the following products: high grade corporate bonds, ABS, CLOs, MBS, TruPs, whole loans, and other structured finance products.

10.	Cohen Asia Investments LTD owns 50% of Star Asia Management, LTD (“Star Asia Manager) which is the external manager of Star Asia Finance, LTD (“Star Asia”) and earns management fees and incentive fees related to this entity. Star Asia invests in Asian commercial real estate structured finance products, including commercial mortgage backed securities (“CMBS”), corporate debt of REITs and real estate operating companies, B notes, mezzanine loans and other commercial real estate fixed income investments.

11.	EuroDekania Management Limited is a Financial Services Authority Regulated Firm in England and acts as the external manager of EuroDekania Limited (“EuroDekania”) and earns management fees and incentive fees related to this entity. EuroDekania invests primarily in hybrid capital securities of European bank and insurance companies, CLOs, CMBS, and residential mortgage backed securities (“RMBS”).

Since 2007, EuroDekania Management Limited has acted as asset manager and investment advisor to the Company’s 2007 and later Dekania-Europe brand CDOs. Dekania-Europe brand CDOs invest primarily in TruPS and insurance company subordinated debt denominated in Euros.

12.	Cohen & Compagnie SAs (formerly Cohen Freres SAs), the Company’s French subsidiary, acts as a credit research advisor to Dekania Capital Management, LLC and EuroDekania Management Limited in analyzing the creditworthiness of insurance companies and financial institutions in Europe with respect to all collateral or assets included in Dekania Europe CDOs.

2. BASIS OF PRESENTATION

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (U.S. GAAP). Certain prior period amounts have been reclassified to conform to the current period presentation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Principles of Consolidation

The consolidated financial statements reflect the accounts of Cohen & Company and the accounts of its wholly and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

B.	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term, highly liquid investments that have maturities of three months or less. Most cash and cash equivalents are in the form of short-term investments and are not held in federally insured bank accounts.

D.	Adoption of New Accounting Standards

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which was issued by the Financial Accounting Standards Board (“FASB”) in September 2006. The Company also adopted on January 1, 2008, and thereafter the FASB Staff Positions (“FSPs”) related to SFAS No. 157 described below. SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and requires additional disclosures about fair value measurements. The new definition of fair value focuses on the price that would be received to sell the asset or paid to transfer the liability between market participants at the measurement date (an exit price). An exit price valuation will include margins for risk even if they are not observable. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (“Level 1, 2 and 3”). The Company applied the provisions of SFAS No. 157 prospectively to financial assets and financial liabilities that are required to be measured at fair value under existing U.S. GAAP. Upon adoption of SFAS No. 157, the Company did not record a cumulative effect adjustment of applying SFAS No. 157 to opening members’ capital, as the Company already had previously recorded its assets and its liabilities at fair value. See note 5 for additional information regarding SFAS No. 157.

In February 2008, the FASB issued FSP No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Addresses Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP FAS 157-1”). FSP FAS 157-1 provides a scope exception from SFAS No. 157 for the evaluation criteria on lease classification and capital lease measurement under SFAS No. 13, Accounting for Leases and other related accounting pronouncements. Accordingly, the Company did not apply the provisions of SFAS No. 157 in determining the classification of and accounting for leases and the adoption of FSP FAS 157-1 did not have an impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delays the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and nonfinancial liabilities. Examples of applicable nonfinancial assets and nonfinancial liabilities to which FSP FAS 157-2 applies include, but are not limited to:

•	Nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination that are not subsequently remeasured at fair value (nonrecurring fair value measurements);

•

Reporting units measured at fair value in the goodwill impairment test as described in SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), and nonfinancial assets and nonfinancial liabilities measured at fair value in the SFAS No. 142 goodwill impairment test, if applicable; and

•	Nonfinancial long-lived assets measured at fair value for impairment assessment under SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets.

As a result of the issuance of FSP FAS 157-2, the Company did not apply the provisions of SFAS No. 157 to the nonfinancial assets and nonfinancial liabilities of the Company within the scope of FSP FAS 157-2.

In October 2008, the FASB issued FSP FAS 157-3, Determining Fair Value of a Financial Asset in a Market That Is Not Active (“FSP FAS 157-3”). FSP FAS 157-3 clarified the application of SFAS No. 157 in a market that is not active. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective immediately upon issuance, including prior periods for which financial statements had not been issued, and therefore the Company was subject to the provision of the FSP effective September 30, 2008. The implementation of this standard did not affect the Company’s fair value measurement as of December 31, 2008. However, this is an ongoing assessment and it may impact the Company’s financial statements in the future.

Fair Value Option for Financial Assets and Financial Liabilities

In conjunction with the adoption of SFAS No. 157, the Company also adopted on January 1, 2008 SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”), which was issued by the FASB in February 2007. This standard provides companies the option of reporting certain instruments at fair value (with changes in fair value recognized in the statement of operations) which were previously either carried at cost, not recognized on the financial statements, or carried at fair value with changes in fair value recognized as a component of equity rather than in the statement of operations. The election is made on an instrument-by-instrument basis and is irrevocable. SFAS No. 159 provides entities with a one-time opportunity, upon initial adoption of this statement, to elect the fair value option for existing eligible items. Upon such election, any differences between the beginning carrying amount of the selected item and its fair value as of the effective date would be included in the cumulative effect adjustment to beginning members’ equity and all subsequent changes in fair value for the instrument would be reported in earnings. The Company elected to apply the fair value option to the following financial assets existing at the time of the adoption:

1.	All of the Company’s available for sale securities reported as other investments, at fair value on the consolidated balance sheets; and

2.	The Company’s investments in the equity method investees of Brigadier and MFCA.

See note 5 for the information regarding the effects of applying SFAS No. 159 on the Company’s consolidated financial statements for the year ended December 31, 2008.

The changes in fair value of these instruments are recorded in principal transactions in the consolidated statements of operations. See note 5 for further information.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an Amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements (as opposed to mezzanine equity). SFAS No. 160 also changes the way the consolidated statement of operations is presented by requiring net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. For all periods in which a consolidated balance sheet is presented, the Company would reclassify all amounts, from the “minority interest” caption (formerly displayed between total liabilities and members’ equity) to a new line item, “non-controlling interests,” to be included in members’ equity. Additionally, in the statement of operations, the Company would not deduct any minority interest in determining net income. Rather, the Company will show, below net income on the face of the statement of operations, the portion of consolidated net income or loss that is attributable to the controlling and non-controlling interests. SFAS No. 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. The Company adopted SFAS No. 160 as of January 1, 2009. Other than the reclassification described above, the Company’s adoption of SFAS No. 160 did not have a material effect on the Company’s financial condition or results of operations.

Since the audited financial statements for the year ended December 31, 2008 have been included in this Securities and Exchange Commission filing on Form S-4 with the unaudited statements for the quarterly period ending March 31, 2009, the Company has made certain reclassifications pertaining to noncontrolling interests to conform to the March 31, 2009 presentation.

The Company anticipates completing a merger with AFN in 2009. If completed, SFAS No. 160 will apply to this transaction. See note 25 — Subsequent Events.

E.	Financial Instruments – Investments – Trading and Other Investments

The Company accounts for its investment securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires that the Company classify its investments as either (i) held to maturity, (ii) available for sale, or (iii) trading. This determination is made at the time a security is purchased or otherwise acquired.

In all periods presented, the Company had no securities classified as held to maturity. Securities classified as trading or available for sale are recorded at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by the Company’s management. These models include estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange.

When the Company acquires an investment, a distinction is made that impacts the Company’s accounting treatment. If the investment is acquired and expected to be held for a considerable period of time it is classified as other investments, at fair value. If however, it is expected to be sold in the near term, it is classified as investments-trading.

If the investment is acquired as part of the initial issuance of the security, the investment is referred to as an investment in a Primary Issuance. On the other hand, if the investment is acquired subsequent to its initial issuance, the investment is referred to as a Secondary Issuance. Primary Issuance securities are generally classified as other investments, at fair value and Secondary Issuance securities are generally classified as investments-trading in the consolidated balance sheets.

Beginning in 2008 the Company adopted SFAS No. 159 for all securities classified as other investments, at fair value. However, prior to 2008, the Company would classify these securities as either trading securities or available for sale. For consistency, the Company has presented all securities expected to be held for a considerable period of time as other investments, at fair value in the consolidated balance sheets for both 2007 and 2008. Prior to 2008, if the Company expected to hold the security for a considerable period of time, it would classify the security as available for sale. If the Company expected a short hold period, the security would be classified as trading.

Other Investments, at fair value

All gains and losses from securities classified as other investments, at fair value in the consolidated balance sheets are recorded as a component of principal transactions and other income in the consolidated statements of operations. However, prior to the adoption of SFAS No. 159 on January 1, 2008, certain investments classified as other investments, at fair value were accounted for as available for sale securities. Accordingly, for those securities, unrealized gains and losses were included as a component of other comprehensive income in the consolidated statements of changes in members’ equity.

When a security treated as available for sale was sold, the resulting realized gain or loss was reclassified from the accumulated other comprehensive income component of members’ equity to principal transactions and other income in the consolidated statements of operations. Periodically, the Company reviewed the carrying value of its available for sale securities. If it deemed an unrealized loss to be other than temporary, it recorded the impairment in the consolidated statements of operations in principal transactions and other income.

The Company exercised its judgment in determining whether an investment security had sustained an other than temporary decline in value. The Company’s evaluation was dependent upon the specific facts and circumstances of each investment. The Company considered the size of the decline relative to the amortized cost of the security, the length of time that the security’s fair value had been below its amortized cost, the financial condition of the issuer, and the Company’s intention and ability to hold the investment for a sufficient period of time to allow for recovery of the amortized cost of its investment.

Prior to January 1, 2008, the Company’s investments classified as available for sale included: (i) certain CDO Securities, and (ii) marketable equity securities in permanent capital vehicles. Effective January 1, 2008, the Company elected to apply the fair value option to these investments. Prospectively, changes in unrealized gains and losses of these investments are included as a component of principal transactions in the consolidated statements of operations. See note 5 for further information.

Investments-trading

Unrealized and realized gains and losses on securities classified as investments-trading are recorded in net trading in the consolidated statements of operations. Investments-trading may include securities that were issued by CDO entities. Such securities are referred to as CDO Securities.

Also, from time to time, the Company may be deemed to be the primary beneficiary of a variable interest entity and may be required to consolidate it (and its investments) under FASB Interpretation 46R (“FIN 46R”) (see note 3-J). In those cases, the Company’s classification of the assets (trading, available for sale, or held to maturity) will depend on the investment’s intended use by the variable interest entity.

F.	Investment Vehicles

As of December 31, 2008 and 2007, the Company had investments in several Investment Vehicles. When making an investment in an Investment Vehicle, the Company must determine the appropriate method of accounting for the investment. In most cases, the Company will either (i) account for its investment under the equity method of accounting or (ii) account for its investment as a marketable equity security under the provisions of SFAS No. 115. In either case, the Company may account for its investment at fair value under the fair value option election in SFAS No. 159. The Company also performs a consolidation assessment of all Investment Vehicles.

The Company may treat an investment in equity of an entity under the equity method of accounting when it has significant influence (as described in several pronouncements) in the investee. Significant influence is commonly interpreted as owning between 20% and 50% of an investee. However these percentages are only a guideline and the Company considers the unique facts and circumstances of each investment. In addition, the Company may elect to account for its investment at fair value under the fair value option in SFAS No. 159.

The Company consolidates an investment when it has control of the investee. In general, control is interpreted as owning in excess of 50% of the voting interest of an investee. However, this percentage is only a guideline and the Company considers the unique facts and circumstances of each investment.

In addition, if the Company determines the investee is a variable interest entity and the Company is the primary beneficiary, the Company will consolidate the investee under the requirements of FIN 46R.

If the Company determines that it is not required to consolidate an investee; and does not have significant influence over the investee, it will account for the investment as a marketable equity security under the provisions of SFAS No. 115.

The following discussion describes the Company’s accounting policy as it pertains to the Company’s Investment Vehicles other than investments in CDO securities, the associated management contracts, and other related transactions.

Alesco Financial Inc. (“AFN”)

The Company has an investment in and serves as external manager of AFN.

Alesco Financial Trust (“AFT”) began operations in January 2006 when it completed a private offering of securities, and the Company purchased 400,000 shares of AFT at the initial private offering price of $10 per share. In 2006, AFT merged with a public company, Sunset Financial Resources, Inc. (“Sunset”). As part of the merger, each holder of AFT shares received 1.26 shares of Sunset. Following the merger, Sunset changed its name to AFN.

AFN is a publicly traded REIT. AFN has historically invested in (i) subordinated debt financings originated by the Company or third parties, primarily in the form of TruPs issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies; (ii) leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and (iii) mortgage loans and other real estate related senior and subordinated debt securities, RMBS, and CMBS.

As of December 31, 2008 and 2007, the Company owned less than 1% of AFN’s outstanding shares. The chairman and principal of the majority member of the Company serves as the chairman of AFN and the Company’s Chief Operating Officer (“COO”) also serves as a member of AFN’s board of directors. The Company’s COO serves as the Chief Executive Officer (“CEO”) of AFN. The Company concluded that this arrangement does not rise to the level of significant influence and accounted for its investment as a marketable equity security classified as available for sale prior to January 1, 2008. The Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159 effective January 1, 2008. See notes 3-D, 3-E and 5 for further information.

The Company serves as external manager of AFN. The management contract for AFN includes a base fee, an incentive fee, and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the equity of AFN (as defined in the agreement) and is determined on a monthly basis. The base fee must be approved by the board of AFN.

(ii)	The incentive fee is calculated based on the percentage that AFN’s net income (as defined in the agreement) exceeds certain thresholds and is determined and paid on a quarterly basis. There is no recapture of incentive fee earned or paid in previous quarters. The incentive fee must be approved by the board of AFN.

(iii)	The management fee credit reduces the amount otherwise payable by AFN by an amount equal to AFN’s proportionate share, based on AFN’s equity interest in a CDO, of any asset management fees paid to the Company for managing a CDO in which AFN invests. It is determined on a quarterly basis. The management fee credit can reduce the base fee and incentive fee earned in any quarter, but can not reduce it below zero. It can not be applied against base management fees or incentive fees earned in previous quarters.

The Company records the base and incentive management fees (net of applicable management fee credit) on a quarterly basis.

See note 25 — Subsequent Events.

Brigadier LP

The Company has an investment in and serves as external manager of Brigadier LP and other related entities (collectively, the “Brigadier Entities”).

Brigadier LP, formed by the Company in May 2006, is an investment fund that primarily earns investment returns by investing in various fixed income and credit market related investments including investments sponsored and managed by the Company and related securities through its related master fund (described below). In general terms, the following chart outlines the structure of the Brigadier Entities:

The investments are currently exclusively held in the Brigadier Master Fund. Third party U.S. taxable investors invest in the Brigadier Master Fund through Brigadier LP as limited partners. Third party non-U.S. investors and tax exempt U.S. investors invest through the Brigadier Offshore Fund. The Company is the general partner of Brigadier LP and made an initial investment in Brigadier LP. The Company has no ownership interest in the Offshore Fund. In addition to being general partner of Brigadier LP, the Company has made an investment as a limited partner as well.

In addition, there is a separate account (the “Brigadier Separate Account”) for one investor which follows the same investment strategy as Brigadier and is managed by the same personnel that manage Brigadier. The Company has no ownership interest in the Brigadier Separate Account.

SFAS No. 94, Consolidation of all Majority Owned Subsidiaries (“SFAS No. 94”) generally requires that an investee should be consolidated if the Company owns a majority interest unless such control is deemed to be temporary. During certain periods, the Company has owned a majority of limited partner interests in Brigadier LP, which is generally an indicator of control. However, the Company has deemed its control to be temporary. Accordingly, the Company utilized the equity method of accounting for this investment from inception. Under the equity method of accounting, the Company recognizes its share of the partnership’s net income as income from equity method affiliates in the consolidated statements of operations. Any distributions received would be treated as a reduction in the investment balance.

As of December 31, 2008 and 2007, the Company owned 40% and 47%, respectively, of Brigadier LP through its general and limited partnership interests. The Company’s ownership interest in Brigadier LP declined in 2009 and is 20% as of February 1, 2009 as a result of redemptions to the Company subsequent to year end.

The Company is also the general partner of Brigadier LP. EITF 04-05, Determining Whether a General Partner, or the General Partners As a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, requires that the general partner would be deemed to have control (and thereby consolidate the partnership), regardless of actual voting percentage, unless the other partners have substantive kick-out rights (as defined in EITF 04-05). In the case of Brigadier LP, the unaffiliated limited partners can replace the Company as general partner through the vote of a simple majority of the voting interests (without taking into account the Company’s limited partnership investment). Therefore, the Company has concluded that substantive kick-out rights do exist and the Company would not be deemed to have control (and is therefore not required to consolidate the investment fund).

Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159. See notes 3-D, 3-E and 5 for further information.

The Company also serves as external manager of Brigadier LP, the Brigadier Offshore Fund, and the Brigadier Separate Account. The management contract for these entities includes a base fee, an incentive fee and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the net asset value of each entity (as defined in the agreement) on a monthly basis.

(ii)	The incentive fee is based on the return earned for the investors. It is determined on an annual basis.

(iii)	The management fee credit excludes, from the calculation of the base fee, the net asset value of any investments the Brigadier Master Fund holds in Company-sponsored CDOs. It is determined on a monthly basis. The Brigadier management fee credit cannot be applied against previous month’s base fees and can not be applied against incentive fees in any case.

The base fee and management fee credit are recognized on a monthly basis. The Company recognizes the incentive fee once it is determined at the end of each year. In the event of redemptions, the incentive fees attributable to the redeeming investors are fixed at that point in time. Therefore, the Company will recognize the incentive fees guaranteed to it on the redeemed investment for the stub period of a year prior to the redemption. The Company accrues for the guaranteed incentive fee in the period the redemption occurs. The Company does not accrue any other estimated incentive fee throughout the year (i.e. incentive fee attributable to non-redeeming investors).

The Company does not earn management and incentive fees on its own investment in Brigadier LP.

Dekania Corp. (“DEKU”)

The Company has an investment in DEKU and does not serve as external manager of DEKU.

During 2007, the Company sponsored the creation of Dekania Corp. (“DEKU”), a newly organized business combination company (“BCC”). A BCC is a company formed for the purpose of acquiring one or more unidentified businesses. DEKU completed a public offering in February 2007 and is listed on the NYSE Alternext, formerly the American Stock Exchange (AMEX) under the symbol “DEK.”

As of December 31, 2008 and 2007, the Company owned 14% of DEKU’s outstanding shares. However, the chairman and principal of the majority member of the Company as well as certain employees of the Company also own shares of DEKU. When these shares are taken into account, the Company beneficially owned approximately 22% of DEKU’s outstanding shares as of December 31, 2008 and 2007. Finally, the chairman and principal of the majority member of the Company is one of five members of the board of directors of DEKU. The Company has determined that these facts rise to the level of significant influence.

Accordingly, the Company has treated its initial investment as an equity method investment (which is recorded in investment in equity method affiliates in the consolidated balance sheets) and recognizes its share (14%) of DEKU’s earnings or losses over time as income or loss from equity method affiliates in the consolidated statements of operations.

The Company does not serve as external manager of DEKU. The Company has a facilities sharing agreement with DEKU. See note 22. Certain contingencies in relation to DEKU existed as of year end and DEKU was liquidated in 2009. See note 19. The Company did not elect to carry to its investment at fair value under the fair value option of SFAS No. 159. See notes 3-D, 3-E and 5 for further information. See note 25 – Subsequent Events.

Star Asia Management, LTD (“Star Asia Manager”) and Star Asia Finance, Limited (“Star Asia”)

The Company has an investment in Star Asia Manager and an investment in Star Asia. Star Asia Manager serves as external manager to Star Asia.

Star Asia invests primarily in Asian commercial real estate structured finance products, including CMBS, corporate debt of REITs and real estate operating companies, B notes, mezzanine loans and other commercial real estate fixed income investments.

As of December 31, 2008 and 2007, the Company owned approximately 9% and 3%, respectively, of Star Asia’s outstanding shares. However, the chairman and principal of the majority member of the Company as well as certain related parties of the Company also own shares of Star Asia. When these shares are taken into account, the Company beneficially owned approximately 12% and 7% of Star Asia’s outstanding shares as of December 31, 2008 and 2007, respectively. Finally, the chairman and principal of the majority member of the Company is one of seven members of the board of directors of Star Asia. The Company concluded that this arrangement does not rise to the level of significant influence and accounted for its investment as a marketable equity security classified as available for sale prior to January 1, 2008. Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option election of SFAS No. 159. See notes 3-D, 3-E and 5 for further information.

In January 2007, the Company made an initial investment in Star Asia Manager. Mercury Partners, LLC (“Mercury”) made an equal investment in Star Asia Manager. The Company and Mercury each own 50% of Star Asia Manager. Accordingly, the Company has concluded it does not control Star Asia Manager and treats its investment under the equity method. The Company did not elect to carry its investment at fair value under the fair value option election of SFAS No. 159. See notes 3-D, 3-E and 5 for further information.

Star Asia Manager also serves as external manager of Star Asia. The management contract includes a base fee, an incentive fee, and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the equity of Star Asia (as defined in the agreement) and is determined on a monthly basis.

(ii)	The incentive fee is calculated based on the percentage that Star Asia’s net income exceeds certain thresholds and is determined on a quarterly basis. There is no recapture of incentive fee earned or paid in previous quarters.

(iii)	The management fee credit reduces the amount otherwise payable by Star Asia by an amount equal to Star Asia’s proportionate share, based on Star Asia’s equity interest in a CDO, of any asset management fees paid to the Company or Mercury for managing a CDO in which Star Asia invests. It is determined on a monthly basis. The management fee credit can reduce the base fee earned in any month and incentive fee earned in any quarter, but can not reduce either below zero. It cannot be applied against management fees earned in previous months and incentive fees earned in previous quarters.

Star Asia Manager recognizes the base fee and management fee credit on a monthly basis. Star Asia Manager recognizes the incentive fee on a quarterly basis. The Company recognizes its share of Star Asia Manager’s earnings on a monthly basis according to the equity method of accounting.

EuroDekania Limited (“EuroDekania”)

The Company has an investment in, and serves as external manager of EuroDekania.

EuroDekania invests primarily in hybrid capital securities of European bank and insurance companies, CMBS, and RMBS. EuroDekania’s investments are denominated in Euros or British Pounds.

As of December 31, 2008 and 2007, the Company owned 2% of EuroDekania’s outstanding shares. However, the chairman and principal of the majority member of the Company, as well as certain employees of the Company, also own shares of EuroDekania. When these shares are taken into account, the Company beneficially owns approximately 3% of EuroDekania’s outstanding shares as of December 31, 2008 and 2007. Finally, the chairman and principal of the majority member of the Company is one of five members of the board of directors of EuroDekania. The Company concluded that this arrangement does not rise to the level of significant influence and accounts for its investment as a marketable equity security classified as available for sale prior to January 1, 2008. Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159. See notes 3-D, 3-E and 5 for further information.

The Company also serves as external manager of EuroDekania. The management contract includes a base fee, an incentive fee, and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the equity of EuroDekania (as defined in the agreement). It is determined on a monthly basis.

(ii)	The incentive fee is calculated based on the percentage that EuroDekania’s net income exceeds certain thresholds and is determined on a quarterly basis. There is no recapture of incentive fee earned or paid in previous quarters.

(iii)	The management fee credit reduces the amount otherwise payable by EuroDekania by an amount equal to EuroDekania’s proportionate share, based on EuroDekania’s equity interest in a CDO, of any asset management fees paid to the Company for managing a CDO in which EuroDekania invests. It is determined on a monthly basis. The management fee credit can reduce the base fee earned in any month and incentive fee earned in any quarter, but can not reduce either below zero. It cannot be applied against management fees earned in previous months and incentive fees earned in previous quarters.

The base fee and management fee credit are recognized on a monthly basis. The Company recognizes the incentive fee on a quarterly basis.

Muni Funding Company of America, LLC

The Company has an investment in and serves as external manager of MFCA.

MFCA primarily invests in securities that are exempt from U.S. federal income taxes. MFCA will acquire these securities through structured tax exempt pass through (STEP) vehicles which are similar in nature to a CDO as well as other structured credit entities. MFCA is a limited liability company.

As of December 31, 2008 and 2007, the Company owned 3% of MFCA’s outstanding shares. However, the chairman and principal majority member of the Company as well as certain employees of the Company also own shares of MFCA. When these shares are taken into account, the Company beneficially owned approximately 7% and 8% of MFCA’s outstanding shares as of December 31, 2008 and 2007, respectively. The chairman and principal of the majority member of the Company and the CEO of the Company serve as two of seven members of the board of directors of MFCA. If MFCA were a corporation, the Company would have concluded that this arrangement does not rise to the level of significant influence and accounted for its investment as a marketable equity security classified as available for sale. However, because MFCA is a limited liability company which maintains separate capital accounts for each investor, the determination of significant influence falls under the scope of EITF 03-16, Accounting for Investments in Limited Liability Companies. Under EITF 03-16, each investor is required to utilize the equity method unless its interest is so minor that the investor would virtually have no influence over the company and its financial policies. Therefore, the Company accounts for its investment in MFCA under the equity method of accounting prior to January 1, 2008. Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159. See notes 3-D, 3-E and 5 for further information.

The Company also serves as external manager of MFCA. The management contract includes a base fee, an incentive fee, and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the equity of MFCA (as defined in the agreement). It is determined on a monthly basis.

(ii)	The incentive fee is calculated based on the percentage that MFCA’s net income exceeds certain thresholds and is determined on a quarterly basis. There is no recapture of incentive fee earned or paid in previous quarters.

(iii)	The management fee credit reduces the amount otherwise payable by MFCA by an amount equal to MFCA’s proportionate share, based on MFCA’s investment interest in a STEP, of any asset management fees paid to the Company for managing a STEP in which MFCA invests. It is determined on a monthly basis. The management fee credit can reduce the base fee earned in any month but does not reduce the incentive fee. It cannot be applied against management fees earned in previous months and incentive fees earned in previous quarters.

The base fee and management fee credit are recognized on a monthly basis. The Company recognizes the incentive fee on a quarterly basis.

See note 25 — Subsequent Events.

Strategos Deep Value Mortgage Fund (“Deep Value”)

The Company has an investment in and serves as external manager of Deep Value and other related entities (collectively, the “Deep Value Entities”).

The Company formed Deep Value, an investment limited partnership, in October 2007. Deep Value consummated its first closing in April 2008. Deep Value is a closed-end distressed debt fund that earns investment returns primarily by investing in a diversified portfolio of asset backed securities consisting primarily of residential mortgage backed securities and other real estate related securities, as well as other U.S. real estate related assets and related securities through its related master fund (described below). In general terms, the following chart outlines the structure of the Deep Value Entities:

Investors that are non tax exempt U.S. taxpayers invest in the Deep Value Onshore Fund. Foreign and U.S. tax-exempt investors invest through the Deep Value Offshore Fund. The Onshore Fund and the Offshore Fund invest only in the Deep Value Master Fund. Currently, all of the securities that the fund invests in are held in the Deep Value Master Fund. The Deep Value Onshore Fund, the Deep Value Offshore Fund, and the Deep Value Master Fund together are referred to as “Deep Value” or the “Deep Value Entities.”

The Company serves as the external manager of the Deep Value Entities. The Company owns 50% of the Deep Value GP. In addition, the Company has made an investment in the Deep Value Onshore Fund as a limited partner. The Company has no ownership interest in the Offshore Fund.

The Company’s Limited Partnership Investment in Deep Value Onshore Fund

SFAS No. 94 generally requires that an investee should be consolidated if the Company owns a majority interest unless such control is deemed to be temporary.

As of December 31, 2008, the Company directly owned 55% of the Deep Value Onshore Fund through its limited partnership interests. Accordingly, the Company concluded that it should consolidate the Deep Value Onshore Fund.

The Deep Value Onshore Fund accounts for itself as an investment company under the AICPA Audit and Accounting Guide — Investment Companies (the “Audit Guide”). Under the Audit Guide, the Deep Value Onshore Fund is treated as a feeder fund and does not consolidate the Deep Value Master Fund. Additionally, pursuant to the specialized accounting rules of the Audit Guide, the Deep Value Onshore Fund reflects its pro-rata share of the individual income statement line items of the Deep Value Master Fund similar to a proportionate consolidation. The Company has retained the specialized accounting of these funds pursuant to EITF No. 85-12, Retention of Specialized Accounting for Investments in Consolidation. Accordingly, Deep Value Onshore Fund’s investment in the Deep Value Master Fund is included in other investments, at fair value in the consolidated balance sheets. Additionally, Deep Value Onshore Fund’s statement of operations is included in the Company’s consolidated statements of operations. Noncontrolling interest is recorded representing the portion of the Deep Value Onshore Fund which is not owned by the Company. By including Deep Value Onshore Fund’s statement of operations, the Company is effectively including the Deep Value Onshore Fund’s pro-rata share of the individual income statement line items of the Deep Value Master Fund plus any additional income statement activity that occurs at the Deep Value Onshore Fund level. Any intercompany transactions between the Company and the Deep Value Onshore Fund are eliminated.

The Company’s ownership interest in Deep Value GP

The Company owns 50% of the Deep Value GP. The remaining 50% is owned by certain employees of the Company. The general partner is structured as a limited liability company but keeps separate capital accounts and is taxed as a partnership. The operating agreement provides that all major decisions be made unanimously by the members (i.e., the Company and certain employees). Accordingly, the Company has concluded it does not control the general partner and should not consolidate it. Under EITF Issue 03-16, each investor is required to utilize the equity method of accounting unless its interest is so minor that the investor would have virtually no influence over the company and its financial policies. Therefore, the Company accounted for its investment in the general partner under the equity method of accounting. The Company did not elect to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159.

The Company’s management contract with the Deep Value Entities

The Company also serves as external manager of the Deep Value Entities. The management contract includes a base management fee. In addition, the limited partnership agreement of both the Deep Value Onshore

Fund and Deep Value Offshore Fund includes an incentive fee payable to the Deep Value GP. The Company does not earn management and incentive fees on its own investment in the Deep Value Onshore Fund or those investments made by its employees and certain of its private agents. Since the Company consolidates the Deep Value Onshore Fund, the Company eliminates any management fees related to this fund in the preparation of the Company’s consolidated financial statements. Any management fees recognized related to the management of the Deep Value Entities relates to the Deep Value Offshore Fund.

(i)	From April 30, 2008 to October 31, 2009, the base fee is calculated as a percentage of the total drawn capital for each month. It is determined on a monthly basis.

(ii)	From October 31, 2009 to the termination of the agreement, the base management fee is calculated as a percentage of the net asset value of the Deep Value Entities (as defined in the agreement) on monthly basis.

(iii)	The incentive fee is based on the cash available for distribution after the achievement of certain performance hurdles of the Deep Value Entities.

The base fee is recognized on a monthly basis by the Company. The Deep Value GP recognizes the incentive fee once the fee is fixed (according to the terms of the limited partnership agreement) which will occur after the limited partners have received their return of capital and a 10% compound annual preferred return. The Deep Value GP does not accrue an estimated incentive fee throughout the year or in any year prior to the return of capital and a 10% compound annual preferred return to the limited partners.

G.	Furniture, Equipment, and Leasehold Improvements, Net

Furniture, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization and are included as a component of other assets in the consolidated balance sheets. Furniture and equipment are depreciated straight line over their estimated useful life of 3 to 5 years. Leasehold improvements are amortized over the lesser of their useful life or lease term which generally ranges from 5 to 10 years.

H.	Goodwill and Intangible Assets with Indefinite Lives

Goodwill represents the amount of the purchase price in excess of the fair value assigned to the individual assets acquired and liabilities assumed in the July 2007 acquisition of the 10% of Strategos that the Company did not already own (see note 7). In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill and intangible assets deemed to have indefinite lives are not amortized to expense but rather are analyzed for impairment. The Company measures its goodwill related to Strategos for impairment on an annual basis or when events indicate that goodwill may be impaired. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step in the process is to identify potential goodwill impairment by comparing the fair value of the reporting unit (Strategos) to its carrying value. The Company estimates fair value using a discounted cash flow model comprised of revenue and profit forecasts and other management assumptions. If the carrying value is less than fair value the Company would complete step two in the impairment review process which measures the amount of goodwill impairment. Management develops and tests the reasonableness of the inputs and outcome of the discounted cash flow model against other available comparable market data. As of December 31, 2008 and 2007, the Company believes that the goodwill was not impaired.

The Company includes in intangible assets on the consolidated balance sheets, a broker dealer license that it considers to have an indefinite useful life. The Company determined that the broker dealer license was not impaired as of December 31, 2008, 2007 and 2006.

I.	Intangible Assets with Finite Lives

Intangible assets on the Company’s consolidated balance sheets primarily consist of the 10% of Strategos management contracts that the Company acquired in July 2007 (see notes 7 and 8). The Company amortizes intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets. In accordance with SFAS No. 142, the Company will review intangible assets with finite lives for impairment whenever an impairment indicator exists under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of the intangible assets may not be recoverable. Any impairment charge is included in the consolidated statements of operations as impairment of intangible assets.

J.	Variable Interest Entities

In 2008, the Company entered into a single CDO transaction as a sponsor. In addition, due to the current state of the financial markets, the Company does not anticipate entering into these types of transactions in the foreseeable future. The exact form or method to accomplishing these transactions, if completed in the future, may be substantially different than how they were executed in the past.

Prior to 2008, the Company entered into these types of transactions on a routine basis. The following discussion describes the Company’s accounting treatment of these transactions as they relate to variable interest entities.

In a typical CDO transaction that the Company sponsors, the Company enters into an arrangement whereby a third party lender (the “Warehouse Facility Provider”) agrees to purchase assets, on the Company’s behalf, in order to accumulate assets for securitization (a “Warehouse Facility”). When a sufficient amount of assets are accumulated, the assets are sold to and securitized by a newly created special purpose entity (the “CDO SPE”). The CDO SPE finances this purchase by issuing various layers of CDO Securities to investors in a private offering. The Company generally serves as collateral asset manager of the CDO SPE and receives ongoing fees for this service during the life of the CDO SPE. In cases where the assets held by the CDO SPE are trust preferred securities, the trust preferred securities represent a receivable from another special purpose entity (the “Trust SPE”) which, in turn, holds a receivable from a financial institution obligor (generally a bank or insurance company).

FIN 46R, Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51 (“FIN 46R”) requires that the Company consider if it is the primary beneficiary of variable interest entities (“VIE”) in which the Company holds a variable interest. Once it is determined that the Company holds a variable interest in a VIE, FIN 46R requires that the Company perform an expected loss calculation to determine the primary beneficiary of the VIE. The holder of the variable interests that absorb a majority of the expected losses or expected residual returns is considered the primary beneficiary. If the Company is deemed to be the primary beneficiary, it is required to consolidate the VIE.

There are three potential VIEs to consider with each sponsored CDO, as described below:

The Warehouse Facility: In most cases, there is no special purpose entity established during the accumulation phase of a CDO. The assets are purchased by the Warehouse Facility Provider, which is typically an investment banking firm. In these cases, there is no VIE to consider since the Warehouse Facility Provider is a business and not an entity subject to the requirements of FIN 46R. Therefore, the assets and liabilities of the Warehouse Facility would not warrant further consideration for consolidation by the Company.

However, in certain circumstances, a special purpose entity is established to hold the accumulated assets (the “Warehouse SPE”). In these cases, the Company has generally determined the Warehouse SPE is a VIE as defined by FIN 46R. The Company may hold a variable interest in the Warehouse SPE if it is the first loss guarantor. The first loss guarantor posts a certain amount of collateral for the benefit of the Warehouse Facility Provider. If the Warehouse Facility Provider suffers a loss related to the assets financed, the loss guarantee provider agrees to reimburse the Warehouse Facility Provider up to an agreed upon maximum (which is generally the amount of collateral deposited). In these cases, the Company would perform the required expected loss calculation and may be deemed to be the primary beneficiary and required to consolidate the Warehouse SPE.

If an unrelated third-party entity serves as first loss guarantor, that entity may be deemed to be the primary beneficiary and may be required to consolidate the Warehouse SPE. If there were no separate first loss guarantor, the Company may or may not be deemed to be the primary beneficiary of the Warehouse SPE. This determination would be made on a case by case basis, based on the specific rights and obligations in the warehouse agreement.

In some cases, a related party of the Company, such as one of the Investment Vehicles the Company manages, serves as the first loss guarantor (see note 22). In those cases, FASB Staff Position FIN 46R-(5), Implicit Variable Interests under FASB Interpretation No. 46 (“FIN 46R-(5)”) requires that the Company combine its variable interests with that of the related party and determine if the aggregate variable interest (both the Company’s and its related party’s) would, if held by a single party, identify that party as the primary beneficiary. If it would, the enterprise most closely associated with the VIE would be deemed to be the primary beneficiary. The Company takes this fact into account when performing its expected loss calculations.

The Company has been party to one transaction in which there was a separate Warehouse SPE, the Company served as first loss guarantor, and the Company was deemed primary beneficiary. In this case, the Company consolidated the entity (see note 18).

The Trust SPE and the CDO SPE: In general, the CDO SPE would be considered a VIE and, depending on its governing documents, the Trust SPE may also be a VIE. The Company holds variable interests in the CDO SPE or Trust SPE through (i) incentive and subordinated management fees it earns as asset manager of the CDO, and (ii) any CDO Securities it holds. In general, the Company has determined that the holder of a majority of the most junior CDO Securities would be deemed to be the primary beneficiary of the CDO SPE and the Trust SPE (when applicable). In the Company’s case, however, it may be deemed to be the primary beneficiary even if it holds less than a majority of the most junior CDO Securities because of the additional variable interest it holds through its subordinated and incentive management fees. However, the Company has generally found that the amount of variability absorbed by its subordinated and incentive management fees is small, and, therefore, its investment in the most junior CDO Securities would have to approximate a majority of the most junior CDO Securities in order to be deemed to be the primary beneficiary. To date, the Company has determined it is not the primary beneficiary of any CDO SPE or Trust SPE. If the Company were to determine that it is the primary beneficiary of any CDO SPE or Trust SPE, the Company would record the assets and liabilities of each and establish a noncontrolling interest for the portion of the most junior CDO Securities that it did not hold.

See note 5 for a discussion of investments held as of December 31, 2008 and detail surrounding CDO Securities held by the Company.

K.	Collateralized Securities Transactions

The Company may enter into transactions involving purchases of securities under agreements to resell (“reverse repurchase agreements”) or sales of securities under agreements to repurchase (“repurchase agreements”) which are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. Resulting interest income and expense are generally included in net trading in the consolidated statements of operations.

In the case of reverse repurchase agreements, the Company generally takes possession of securities with a market value in excess of the principal amount loaned plus accrued interest. Likewise, in the case of repurchase agreements, the Company is required to provide the counterparty with securities in excess of the principal amount loaned plus accrued interest to collateralize the agreement.

In certain cases a repurchase agreement and a reverse repurchase agreement may be entered into with the same counterparty. If certain requirements are met, FIN 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements (“FIN 41”), allows (but does not require) the reporting entity to net the asset and liability on the balance sheet. It is the Company’s policy to present the assets and liabilities on a gross basis even if the conditions described in FIN 41 are met.

L.	Revenue Recognition

New issue: New issue revenue includes: (i) securitization revenues associated with arranging new debt offerings collateralized by assets, and (ii) origination fees for corporate debt issues originated by the Company.

Securitization revenues are recognized as income when the Investment Vehicle closes and is funded or when the related security is sold. Origination fees are recognized when the collateral assets are funded. In some cases, the Company will utilize third party professionals to assist in the provision of some of these functions (primarily origination). In such cases, the Company records the cost of the third party services in new issue costs and the revenue in new issue revenue.

Asset management: Asset management revenue consists of CDO asset management fees and other asset management fees. CDO asset management fees are earned for providing ongoing asset management services to the trust. In general, the Company earns a senior asset management fee, a subordinated asset management fee, and an incentive asset management fee.

The senior asset management fee is generally senior to all the securities in the capital structure and is recognized on a monthly basis as services are performed. The senior asset management fee is generally paid on a quarterly basis.

The subordinated asset management fee is an additional payment for the same services but has a lower priority in the CDO cash flows. If the trust experiences a certain level of asset defaults, these fees may not be paid. There is no recovery by the trust of previously paid subordinated asset management fees. It is the Company’s policy to recognize these fees on a monthly basis as services are performed. The subordinated asset management fee is generally paid on a quarterly basis. However, if the Company determines that the subordinated asset management fee will not be paid (which generally occurs on the quarterly payment date), the Company will stop recognizing additional subordinated asset management fees on that particular trust and will reverse any subordinated asset management fees that are accrued and unpaid. The Company will begin accruing the subordinated asset management fee again if payment resumes and, in management’s estimate, continued payment is reasonably assured. If payment were to resume but the Company was unsure of continued payment, it would recognize the subordinated asset management fee as payments were received and would not accrue on a monthly basis.

The incentive management fee is an additional payment, made typically after five to seven years of the life of a CDO, which is based on the clearance of an accumulated cash return on investment (“Hurdle Return”) received by the most junior CDO Securities holders. It is an incentive for the Company to perform in its role as asset manager by minimizing defaults and maximizing recoveries. The incentive management fee is not ultimately determined or payable until the achievement of the Hurdle Return by the most junior CDO Securities holders. The Company does not recognize incentive fee revenue until the Hurdle Return is achieved and the amount of the incentive management fee is determinable and payment is reasonably assured.

Other asset management fees represents fees earned for the base and incentive management of various other Investment Vehicles that the Company manages (see note 3-F).

Principal transactions and other income: Principal transactions include all gains, losses, and income (interest and dividend) from securities classified as other investments, at fair value in the consolidated balance sheets. However, prior to the adoption of SFAS No. 159 on January 1, 2008, certain investments classified as other investments, at fair value were accounted for as available for sale securities. Accordingly, for those securities, unrealized gains and losses were included as a component of other comprehensive income. Realized gains and losses and any income from these securities were included in principal transactions.

The investments classified as other investments, at fair value are carried at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by the Company’s management. These models include estimates, and the valuations derived from them could differ materially from amounts realizable in an open market exchange. Dividend income is recognized on the ex-dividend date.

Other income includes foreign currency gains and losses, interest earned on cash and cash equivalents, and other miscellaneous income.

Net trading: Net trading includes: (i) all gains, losses, and income (interest and dividend) from securities classified as investments-trading; (ii) interest income and expense from collateralized securities transactions; and (iii) commissions and riskless trading profits. Riskless principal trades are transacted through the Company’s proprietary account with a customer order in hand, resulting in little or no market risk to the Company. Transactions are recognized on a trade date basis. The investments classified as trading are carried at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by the Company’s management. The models include estimates, and the valuations derived from them could differ materially from amounts realizable in an open market exchange.

Net trading is reduced by interest expense which is directly incurred to purchase income generating assets related to trading activities. Such interest expense is recorded on an accrual basis.

M.	Interest Expense

Interest expense incurred on general and corporate indebtedness is recorded on an accrual basis and presented in the consolidated statements of operations as a separate non-operating expense (see notes 10 and 11).

N.	Leases

The Company is a tenant in several commercial office leases. All of the Company’s leases are currently treated as operating leases. The Company records rent expense on a straight-line basis taking into account minimum rent escalations included in each lease. Any rent expense recorded in excess of amounts currently paid is recorded as deferred rent and included as a component of accounts payable and other liabilities in the consolidated balance sheets.

O.	Derivatives and Hedging Activities

SFAS No. 133, Accounting for Derivative Activities and Hedging Instruments (“SFAS No. 133”), provides for optional hedge accounting. When a derivative is deemed to be a hedge and certain documentation and effectiveness testing requirements are met, reporting entities are allowed to record all or a portion of the change in the fair value of a designated hedge as an adjustment to other comprehensive income (“OCI”) rather than as a gain or loss in the statements of operations. To date, the Company has not designated any derivatives as hedges under SFAS No. 133.

The Company has exposure to credit risk arising from the uncertainty associated with a financial instrument obligor’s ability to make timely principal and/or interest payments. From time to time, the Company may enter into credit default swap arrangements as the buyer of protection to modify the credit risk inherent in certain investments in CDO Securities it holds as investments-trading. Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. The Company carries the credit defaults swaps at fair value and includes them as a component of investments-trading in the consolidated balance sheets (see note 5). The Company includes any gain or loss as part of net trading on the consolidated statements of operations.

The Company has entered into an interest rate swap as required under one of its loan agreements (see note 10). It has not designated this swap as a hedge. The Company carries the swap at fair value and includes any gain or loss as part of non-operating income on the consolidated statements of operations.

P.	Noncontrolling Interest

Strategos is a subsidiary of the Company that primarily engages in the management of CDOs where the underlying assets are asset-backed securities. Prior to July 2007, Strategos was owned 90% by the Company; the remaining 10% noncontrolling interest was included in the consolidated balance sheets and the consolidated statements of operations in all periods presented (see notes 3-H, 3-I, 7 and 8). Profits and losses were allocated based on the ownership percentages to the members and distributions were made in cash or in kind in amounts determined by the members. In July 2007, the Company purchased the remaining 10% noncontrolling interest of Strategos (see notes 7 and 8).

Deep Value Onshore Fund is a limited partnership in which the Company has owned a majority of the limited partner interests since its first closing in April 2008. As of December 31, 2008, the Company directly owned 55% of the Deep Value Onshore Fund through its limited partnership interests (see note 3-F). The remaining 45% noncontrolling interest was included in the consolidated balance sheet and the consolidated statement of operations for the year ended December 31, 2008.

Q.	Equity-Based Compensation

The Company adopted the provisions of SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), beginning for the year ended December 31, 2005. Prior to 2005, the Company had not issued any share based payments. Beginning in 2005 and to date, the Company has issued both restricted membership units (“Restricted Units”) and unit options (“Options”). Restricted Units include actual membership interests of the Company which may be subject to certain restrictions as well as long term incentive profit (“LTIP”) units.

When issuing equity compensation, the Company must first determine the fair value of the Restricted Units or Options granted. From time to time, the Company has engaged an independent third-party appraiser to value its equity interests or used an internal valuation model. In the case of Restricted Units, the Company will use the most recent valuation to ascertain the value of the units granted or vested, as the application of SFAS No. 123R requires depending on the facts or circumstances. In the case of the Options, the Company will set the strike price at the per unit value implied by the valuation used. The Options will be valued based on that strike price and other assumptions using the Black-Scholes valuation method (see note 13).

Once the fair value of the Restricted Units or Options granted is determined, the Company determines whether the grants qualify for liability or equity treatment. The individual rights of the equity grants are the determining factors of the appropriate treatment (liability or equity). In general terms, if the Restricted Units or Options granted have certain features (like put or cash settlement options) that give employees the right to redeem the grants for cash instead of equity of the Company, the grants will require liability treatment. Otherwise, equity treatment is generally appropriate.

If the grants qualify for equity treatment, the value of the grant is recorded as an expense as part of compensation and benefits in the consolidated statements of operations. The expense is recorded ratably over the service period as defined in SFAS No. 123R which is generally the vesting period. The offsetting entry is to members’ equity. In the case of grants that qualify for equity treatment, no adjustment to the related compensation expense is made for subsequent valuations obtained in conjunction with subsequent equity grants. The only adjustments made would be to account for differences between actual forfeitures of grants when an employee leaves the Company and initial estimate of forfeitures.

If the grants were to qualify for liability treatment, the treatment is the same as above except that; the offsetting entry is to liability for equity compensation. In addition, in the case of grants that qualify for liability treatment, the Company would adjust the total compensation and the liability for equity compensation to account for subsequent valuations as well as forfeitures as described in the preceding paragraph.

The vesting of Restricted Units may be considered a taxable event to the individual recipient. At times, the Company has agreed to pay the recipient a bonus (“Gross Up Bonus”) to reimburse the individual for the tax liability incurred due to the receipt of the non-cash compensation. The Company records an expense for the Gross Up Bonus and includes it as part of compensation and benefits in the consolidated statements of operations.

R.	Accounting for Income Taxes

The Company is treated as a pass-through entity for U.S. federal income tax purposes and in most of the states in which it does business. It is, however, subject to income taxes in the United Kingdom, France, New York City, Philadelphia and the State of Illinois. Beginning on April 1, 2006, the Company qualified for Keystone Opportunity Zone (KOZ) benefits. The Company’s Philadelphia income tax liabilities are fully offset by a KOZ credit. The Company will be entitled to KOZ benefits through the end of its lease term, which is April 1, 2011.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such a determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company were to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

As of January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109 (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. FIN 48 applies to positions for all open tax years. Penalties are recorded as an operating expense, and interest expense is recorded as part of income tax expense in the consolidated statements of operations. The Company had no tax positions relating to open income tax returns that were considered to be uncertain. Accordingly, the Company had no liability for such uncertain positions nor did it establish such a liability upon the adoption of FIN 48.

S.	Other Comprehensive Income (Loss)

The Company reports all changes in comprehensive income (loss) in the consolidated statements of changes in members’ equity. Comprehensive income (loss) includes net income (loss), unrealized gains and losses on securities classified as available for sale net of income tax effect, and foreign translation adjustment.

T.	Recent Accounting Developments

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”). The objective of this statement is to improve the comparability of the information that a reporting entity provides in its financial reports about a business combination. To achieve these objectives, SFAS No. 141(R) establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in this statement. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. Assets and liabilities that arose from business combinations whose acquisition dates preceded the application of this statement are not to be adjusted upon application of this statement.

The Company anticipates completing a merger with AFN in 2009. If completed, SFAS No. 141R will apply to this transaction. See note 25 — Subsequent Events.

In February 2008, the FASB directed the FASB staff to issue FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP FAS 140-3”), to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Under FSP FAS 140-3, it is presumed that an initial transfer of a financial asset and a repurchase are considered part of the same arrangement, known as a linked transaction. However, if certain criteria are met, the initial transfer and repurchase financing may not be evaluated as a linked transaction and must be evaluated separately under SFAS No. 140. FSP FAS 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier application is not permitted. The Company’s adoption of FSP FAS 140-3 will not have an impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). This statement provides for enhanced disclosures about how and why an entity uses derivative instruments and where those derivatives and related hedged items are reported in the entity’s financial statements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Since SFAS No. 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS No. 161 will not affect the Company’s financial position, results of operations, or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 identifies a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. The hierarchy within SFAS No. 162 is consistent with that previously defined in the AICPA Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles (SAS No. 69). SFAS No. 162 is effective 60 days following the United States Securities Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards, specifically AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect SFAS No. 162 to have an impact on its financial condition and results of operations as the Company has historically utilized the guidance within SAS.

In September 2008, the FASB issued FSP FAS No. 133-1 and FIN 45-4, Disclosure about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS 133-1 and FIN 45-4”). The FSP requires enhanced disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. FSP FAS 133-1 and FIN 45-4 also amends FIN 45 to require additional disclosure about the current status of the payment/performance risk of a guarantee as of the date of the statement of financial position and excludes disclosures by sellers of credit derivative instruments that are covered under this FSP. FSP FAS 133-1 and FIN 45-4 are intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. As of December 31, 2008, the Company currently holds one credit default swap arrangement in which it is the buyer, not the seller, of protection. Since FSP FAS 133-1 and FIN 45-4 only requires additional disclosures for the seller of protection under credit derivatives and guarantees, adoption of FSP FAS 133-1 and FIN 45-4 will not affect the Company’s financial condition, results of operations or cash flows.

On December 11, 2008, the FASB issued FSP FAS 140-4 and FIN 46R-8, Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46R-8”). This FSP requires additional disclosures by public entities with continuing involvement in transfers of financial assets to special purpose entities and with variable interests in VIEs. FSP FAS 140-4 and FIN 46R-8 are effective for reporting periods ending after December 15, 2008. The Company has included the required disclosures in its consolidated financial statements for the year ended December 31, 2008. See notes 3-J, 5, 18, 19 and 22 for further details.

On January 12, 2009, the FASB issued FSP EITF 99-20-1, Amendment to the Impairment Guidance of EITF Issue No. 99-20 (“FSP EITF 99-20-1”). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF 99-20”), which required the recognition of an impairment charge when the present value of the anticipated cash flows of a security, such as a mortgage or asset backed security or interest only security, declined below the last periodic estimate. FSP EITF 99-20-1 aligns the impairment guidance of EITF 99-20 with that of SFAS No. 115 and other related guidance. The FSP retains and emphasizes the objective of an other than temporary assessment and the related disclosure requirements in SFAS No. 115. The FSP is effective for interim and annual periods ending after December 15, 2008 and will be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. All securities that the Company accounts for under EITF 99-20 are currently recorded at fair value with changes in fair value recognized in the statement of operations. Accordingly, impairment of such a security has no financial statement impact. Therefore, the adoption of FSP EITF 99-20-1 did not have an impact on the Company’s financial condition and results of operations or cash flows.

U.	Business Concentration

A substantial portion of the Company’s revenues in a year may be derived from a small number of transactions. CDO asset management revenue represents the majority of total asset management revenue and is generated from a limited number of CDOs. The following table provides a summary for the relevant periods:

SUMMARY OF REVENUE CONCENTRATION

(Dollars in Thousands)

	Year ended December 31,
	2008	2007	2006
CDO asset management revenue	$47,712	$57,706	$25,645
Total asset management revenue	$63,844	$72,154	$28,207

CDO asset management %	75%	80%	91%
Number of CDOs generating management fees	42	44	28

V.	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments. These determinations were based on available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market data to develop the estimates and, therefore, these estimates may not necessarily be indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Refer to note 5 for a discussion of the fair value hierarchy.

Cash and cash equivalents: These amounts are carried at historical cost which is assumed to approximate fair value.

Investments-trading: These amounts are carried at fair value. The fair value is based on either quoted market prices of an active exchange, independent broker market quotations, or valuation models when quotations are not available.

Other investments: These amounts are carried at fair value. The fair value is based on quoted market prices of an active exchange, independent broker market quotations, or valuation models when quotations are not available.

Debt: These amounts are carried at the outstanding principal amount. To date, all debt accrues interest at a variable rate.

Derivatives: The fair value derived from market information and appropriate valuation methodologies reflect the estimated amounts that the Company would receive or pay to terminate the transaction at the reporting date. The Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value.

4. RECEIVABLES

Receivables are comprised of the following:

RECEIVABLES

(Dollars in Thousands)

	December 31, 2008	December 31, 2007
Asset management fees	$5,670	$9,534
New issue fees	1,414	—
Reimbursable costs	99	459
Accrued interest receivable	405	717
Due from broker	3,952	2,918
Other	413	1,292

	$11,953	$14,920

Asset management and new issue fee receivables are of a routine and short-term nature. These fees are generally accrued monthly and paid on a monthly or quarterly basis. See note 3-L regarding asset management fees accrued. Reimbursable costs represent various fees paid by the Company but incurred on behalf of an Investment Vehicle managed by the Company that will be reimbursed by the Investment Vehicle. Accrued interest receivable represents interest accrued on the Company’s investment securities. Due from broker primarily consists of receivables for security sales made with various counterparties that had not yet settled as of the relevant period. Other receivables represent other miscellaneous receivables that are of a short-term nature.

5. FINANCIAL INSTRUMENTS

The Company adopted the provisions of SFAS No. 157 and SFAS No. 159 in the first quarter of 2008.

Fair Value Measurements

In accordance with SFAS No. 157, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the hierarchy under SFAS No. 157 are described below:

Level 1		Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2		Financial assets and liabilities whose values are based on one or more of the following:

	1.	Quoted prices for similar assets or liabilities in active markets;

	2.	Quoted prices for identical or similar assets or liabilities in non-active markets;

	3.	Pricing models whose inputs are observable for substantially the full term of the asset or liability; or

	4.	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3		Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Both observable and unobservable inputs may be used to determine the fair vale of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

A review of the fair value hierarchy classifications is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the quarter in which reclassifications occur.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

FAIR VALUE MEASUREMENTS ON A RECURRING BASIS

(Dollars in Thousands)

	December 31, 2008 Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments-trading	$21,227	$—	$13,774	$7,453
Other investments, at fair value	55,351	1,599	2,140	51,612

Liabilities:
Accounts payable and other liabilities(1)	$701	$—	$701	$—

(1)	Represents the unrealized loss on the interest rate swap on senior debt.

The following provides a brief description of the types of financial instruments the Company holds, the methodology for estimating fair value, and the level within the hierarchy of the estimate.

Equity Investments in Publicly Traded Companies: These are securities which are traded on a recognized liquid exchange. The closing price of the security as of the reporting date is used to determine fair value. This is considered a Level 1 value in the hierarchy.

Equity Investments in Non-Publicly Traded Companies: Most of the non-publicly traded investees of the Company account for themselves under the AICPA Accounting and Auditing Guide, Investment Companies (“Investment Company Guide”). Under the Investment Company Guide, each Company is required to carry substantially all of their assets at fair value. The Company’s estimate of the fair value of its investment in these entities is based on valuation models prepared by Company’s management and are generally classified within Level 3 of the valuation hierarchy.

CDO Securities: Where the Company is able to obtain independent market quotations from at least two broker dealers and where a price within the range of the two or three broker dealers is used, CDO Securities will generally be classified as Level 2 of the valuation hierarchy. The independent market quotations from broker dealers are generally nonbinding. The Company seeks quotations from broker dealers that historically have actively traded, monitored, issued, and been knowledgeable about CDO Securities. The Company generally believes that to the extent (1) it receives two quotations in a similar range from broker dealers knowledgeable about CDO Securities, and (2) the Company believes the broker dealers gather and utilize observable market information such as new issue activity in the primary market, trading activity in the secondary market, credit spreads versus historical levels, bid-ask spreads, and price consensus among market participants and sources, then classification as Level 2 of the valuation hierarchy is appropriate. In the absence of two broker dealer market quotations, a single broker dealer market quotation may be used without corroboration of the quote in which case the Company generally classifies the fair value within Level 3 of the valuation hierarchy. If quotations are unavailable, valuation models prepared by the Company’s management are used. These models include estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange. Fair values based on internal valuation models prepared by the Company’s management are generally classified within Level 3 of the valuation hierarchy.

Derivatives: The Company holds credit default swaps and interest rate swaps. Generally, the Company obtains counterparty quotes as well as broker dealer quotations to value these instruments. In general, these quotes represent actual levels at which the broker /dealer or counterparty will enter into a transaction. The Company generally classifies the fair value of these instruments within Level 2 of the valuation hierarchy.

Level 3 Assets. As of December 31, 2008, Level 3 investments-trading include ABS CDOs of $4,953, and CDOs of REIT trust preferred securities of $2,500. As of December 31, 2008, Level 3 other investments, at fair value include investments in non-public entities of $51,222 and CDO Securities of $390. The CDO Securities included in other investments, at fair value are comprised of the following product lines: bank trust preferred securities of $118, insurance trust preferred securities of $72, and obligations of tax exempt entities of $200.

The following table presents additional information about assets and liabilities measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value for the year ended December 31, 2008:

LEVEL 3 INPUTS

Year Ended December 31, 2008

(Dollars in Thousands)

		Net realized/unrealized losses included in Income
	January 1, 2008	Net trading	Principal transactions and other income	Transfers in and/or out, net of Level 3	Purchases and Sales, net(1)	December 31, 2008	Unrealized losses still held(2)
Assets:
Investments-trading	$15,612	$(6,331)	$—	$(2,576)	$748	$7,453	$(4,800)
Other investments, at fair value	70,695	—	(7,143)	(4,000)	(7,940)	51,612	(19,401)

(1)	Includes return of principal/capital of CDO securities.

(2)	Represents the amount of total gains or losses for the period, included in earnings, attributable to the change in unrealized gains (losses) relating to assets classified as Level 3 that are still held at December 31, 2008.

Investments-trading: During the year ended December 31, 2008, the Company wrote down to zero an ABS CDO security it owned as part of its investments-trading. This was treated as a realized loss of $2,941 which was included in net trading in the consolidated statements of operations. The change in unrealized loss related to this security was reversed. The transfers out of Level 3 for the year ended December 31, 2008 was primarily attributable to the ability to obtain at least two independent broker market quotations and to corroborate the market quotes.

Other investments, at fair value: The transfers out of Level 3 for the year ended December 31, 2008 was primarily attributable to obtaining at least two independent broker dealer market quotations and to corroborate the market quotes.

Fair Value Option

Other Investments, at fair value. Detailed below are the December 31, 2007 carrying values prior to the adoption of SFAS No. 159, the cumulative effect adjustment recorded to opening members’ capital and the fair values (i.e., the carrying values at January 1, 2008 after adoption) for those items that were selected for fair value option accounting and that had an impact on members’ capital:

CUMULATIVE EFFECT ADJUSTMENT FOR THE ADOPTION

OF SFAS No. 159 ON JANUARY 1, 2008

(Dollars in Thousands)

	December 31, 2007 (Carrying value prior to adoption)	Cumulative effect adjustment to January 1, 2008 members’ capital		January 1, 2008 (Carrying Value after adoption)
Assets
Receivables	$14,920	$(79	)(a)	$14,841
Other investments, at fair value(b)(c)	77,628	(331)		77,297

		$(410)

Members’ equity
Other comprehensive loss	(11,874)	11,813		(61)
Deferred taxes (other comprehensive income)	253	(253)		—
Members’ capital	72,462	(11,970)		60,492

Cumulative effect of adoption of the fair value option		$(410)

(a)	Relates to the reversal of accrued interest on the most junior CDO securities at December 31, 2007.

(b)	Includes investments which were previously accounted for as available for sale securities.

(c)	The transition adjustment for certain equity method investments has been included in the line item in which it was classified subsequent to the fair value election.

The Company elected the fair value option for its investments in available for sale securities to simplify the accounting, as this election reduces the burden of the monitoring of differences between the cost and the fair value of the Company’s investments, including the assessment as to whether declines are temporary in nature and to further remove an element of management judgment. The SFAS No. 159 election does not amend the carrying value of the Company’s previously classified investments in available for sale securities, as they already were carried at fair value.

The Company also elected the fair value option for its investments in Brigadier and MFCA that were previously required to be accounted for under the equity method. Management elected fair value accounting for these investments because their fair value measurements are readily obtainable. The Company recorded a cumulative effect adjustment of $331, net of a deferred tax benefit of $0, as a reduction to beginning members’ capital for the difference between the fair value and the carrying value of the Company’s investment in MFCA on January 1, 2008. The carrying value of Brigadier was the same under the equity method as under SFAS No. 159 so no cumulative effect adjustment was necessary. The Company will continue to account for its investments in Star Asia Manager and DEKU under the equity method. In addition, the Company made an investment in Deep Value GP, which is accounted for under the equity method, for which the Company did not elect the fair value option. The fair value measurements for these entities are not as readily obtainable.

The following table provides detail of the investments included within other investments, at fair value:

OTHER INVESTMENTS, AT FAIR VALUE

(Dollars in Thousands)

	December 31, 2008
	Cost	Carrying Value	Unrealized Gain (Loss)
CDO Securities	$8,510	$2,531	$(5,979)
Equity securities:
AFN	4,000	222	(3,778)
EuroDekania	6,977	1,476	(5,501)
Star Asia Finance	17,413	10,545	(6,868)
RAIT	9,619	1,327	(8,292)
Brigadier Capital LP(1)	—	13,986	13,986
MFCA	4,961	728	(4,233)
Deep Value Master Fund	27,249	24,487	(2,762)
Other securities	77	49	(28)

Total equity securities	70,296	52,820	(17,476)

	$78,806	$55,351	$(23,455)

	January 1, 2008
	Cost	Carrying Value	Unrealized Gain (Loss)
CDO Securities	$8,510	$6,853	$(1,657)
Equity securities:
AFN	4,000	1,653	(2,347)
EuroDekania	6,977	6,374	(603)
Star Asia Finance	10,000	7,600	(2,400)
RAIT	9,619	4,400	(5,219)
Brigadier Capital LP	30,000	46,402	16,402
MFCA	4,961	3,916	(1,045)
Other securities	77	99	22

Total equity securities	65,634	70,444	4,810

	$74,144	$77,297	$3,153

(1)	The Company originally invested $30,000 in Brigadier Capital LP. As of December 31, 2008, the Company had redeemed its entire initial investment. The remaining investment represented accumulated unrealized appreciation on this investment. The investment in Brigadier Capital, LP was, at all times during 2008, carried at its estimated fair value. However, for the purposes of the table above and determining the cost basis, the Company treated the redemptions during 2008 as first representing a return of investment and second a redemption of net appreciation.

The following table provides information about where in the consolidated statements of operations changes in fair values and other income, related to investments which the fair value option has been elected, are included in earnings for the year ended December 31, 2008:

CHANGES IN FAIR VALUE FOR THE YEAR ENDED DECEMBER 31, 2008,

FOR ITEMS MEASURED AT FAIR VALUE

PURSUANT TO THE FAIR VALUE OPTION

(Dollars in Thousands)

	Principal Transactions and Other Income
	Gain / (Loss)	Interest Income	Dividend Income
Assets:
Other Investments, at fair value
AFN	$(1,431)	$—	$252
EuroDekania	(4,898)	—	1,117
Star Asia Finance	(4,468)	—	490
RAIT	(3,073)	—	648
CDO Securities	(1,695)	404	—
Brigadier Capital LP	10,185	—	—
MFCA	(3,188)	—	120
Other	(50)	—	—

Total	$(8,618)	$404	$2,627

The Company has granted its certain lenders a security interest in all securities that are currently included in other investments, at fair value. See note 10.

Prior to the Adoption of SFAS No. 159

Prior to the adoption of SFAS No. 159, certain investments held by the Company at December 31, 2007 were available for sale securities. The following represents the detail of these securities:

AVAILABLE FOR SALE SECURITIES

(Dollars in Thousands)

	December 31, 2007
	Cost	Unrealized Gains	Unrealized Losses	Foreign Currency	Fair Value
Permanent Capital Vehicles	$20,977	$—	$(6,141)	$791	$15,627
RAIT	9,619	—	(5,219)	—	4,400
CDO Securities	3,286	—	(1,267)	—	2,019
Other securities	77	23	—	—	100

	$33,959	$23	$(12,627)	$791	$22,146

As of December 31, 2007, the amounts designated as Permanent Capital Vehicles represent the Company’s shares of (i) AFN; (ii) Star Asia Finance; and EuroDekania.

The Company exercises its judgment in determining whether an investment security has sustained an other-than-temporary decline in value. The Company’s evaluation is dependent upon the specific facts and circumstances of each investment. The Company considers the size of the decline relative to the amortized cost of the security, the length of time that the security’s fair value has been below its amortized cost, the financial condition of the issuer, and the Company’s intention and ability to hold the investment for a sufficient period of time to allow for recovery of the amortized cost of its investment.

The Company determined that certain declines in the value of its CDO Securities were other than temporary. The Company recognized $1,141 and $934 as other than temporary declines in the available for sale securities for the years ended December 31, 2007 and 2006, respectively. Accordingly, the Company recorded a reclassification of the unrealized loss from OCI, and the related impairment charge was recorded in principal transactions and other income in the consolidated statements of operations. The Company did not have available for sale securities during the year ended or as of December 31, 2008. See note 15 for the components of other comprehensive income (loss).

The remaining unrealized loss in the Company’s available for sale securities as of December 31, 2007 had been deemed to be temporary. Provided below is a summary of the gross unrealized losses and fair value of the available for sale securities at December 31, 2007 aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position. Approximately $1,218, or 10%, of the unrealized loss as of December 31, 2007 was comprised of securities in a continuous loss position for twelve months or more. The Company concluded that it had the ability and intent to hold these securities until such time as the value recovers.

GROSS UNREALIZED LOSSES

(Dollars in Thousands)

	December 31, 2007
	Less Than 12 Months	12 Months or More	Total
Permanent Capital Vehicles	$(6,141)	$—	$(6,141)
RAIT	(5,219)	—	(5,219)
CDO Securities	(49)	(1,218)	(1,267)
Other securities	—	—	—

	$(11,409)	$(1,218)	$(12,627)

The Permanent Capital Vehicle securities are equity securities and, therefore, have no stated maturity date. The CDO Securities receive periodic payments which are allocated to interest income and as a return of capital under the rules of EITF 99-20.

The following table provides information for available for sale securities sold in 2008, 2007 and 2006. When the Company sells an investment classified as available for sale, it uses the average cost method to determine the cost of the securities sold (when less than the entire amount of a specific security is sold). The realized gains and losses noted below were reclassified out of OCI and recognized as gains or losses as part of principal transactions and other income in the consolidated statements of operations. See note 15 for the components of other comprehensive income (loss).

DETAIL OF AVAILABLE FOR SALE (“AFS”) SECURITIES SOLD

(Dollars in Thousands)

	Year ended December 31,
	2008	2007	2006
Gross proceeds from sales of AFS securities	$—	$3,929	$5,237
Gross realized gains	—	—	138
Gross realized losses	—	(145)	(30)

Investments – Trading

As of December 31, 2008 and December 31, 2007, the investments classified as trading were comprised of CDO Securities and one credit default swap. As of December 31, 2008, these investments were obligations of 11 CDOs and one credit default swap. Defaults of any individual issuer would have a material negative impact and result in significant loss to the Company. As of December 31, 2008, the notional amount of the credit default swap — protection purchased was $19,600 (see note 3-O).

The following table provides a detail of these investments by rating category (based on the most current rating available to the Company as of December 31 of each year):

INVESTMENTS – TRADING

(Dollars in Thousands)

	December 31, 2008
Fitch Rating Category	Cost	Carrying Value	Unrealized Gain / (Loss)
AA	$8,490	$4,188	$(4,302)
AA-	69	69	—
A+	360	363	3
A-	4,681	1,559	(3,122)
BBB+	16,809	6,750	(10,059)
BBB	9	9	—
B	5,878	4,453	(1,425)
CCC-	250	500	250

CDO Securities	36,546	17,891	(18,655)
Credit default swap	899	3,336	2,437

	$37,445	$21,227	$(16,218)

	December 31, 2007
Fitch Rating Category	Cost	Carrying Value	Unrealized Gain / (Loss)
AAA	$2,760	$2,490	$(270)
AA	9,465	8,446	(1,019)
A-	6,072	5,640	(432)
BBB+	14,750	7,500	(7,250)
B+	4,980	2,250	(2,730)
BBB-	2,907	1,750	(1,157)
CC	2,941	111	(2,830)
Not rated	1,147	750	(397)

CDO Securities	45,022	28,937	(16,085)
Credit default swap	899	860	(39)

	$45,921	$29,797	$(16,124)

In addition, the Company owns two CDO securities that are not reflected in the above tables, which the Company wrote down to zero. This write-down was recorded as a realized loss of $2,941 for the year ended December 31, 2008, which was included in net trading in the consolidated statements of operations in conjunction with this write down. For the year ended December 31, 2007, the Company realized a loss of $12,505 related to a Primary Issuance investment which was included in principal transactions in the consolidated statement of operations in conjunction with this write-down.

No investments classified as trading were pledged as collateral under securities financing transactions (repurchase agreements) as of December 31, 2008 and 2007.

Investment Concentration

The Company’s investments-trading and other investments, at fair value are concentrated in a limited number of investments. Total investments-trading and other investments are comprised of 28% of investments-trading and 72% of other investments, at fair value based on their carrying values at December 31, 2008. Of the total investments-trading and other investments, at fair value, 50% represented the investment in investment funds, 31% represented total CDO investments and a credit default swap, 17% represented the investment in permanent capital vehicles, and 2% represented the investment in RAIT and the investments in other equity securities.

6. INVESTMENTS IN EQUITY METHOD AFFILIATES

The Company has several investments that are accounted for under the equity method. Equity method accounting requires that the Company record its investment as a separate item on the consolidated balance sheets (investments in equity method affiliates) and recognize its share of the affiliate’s net income as earnings each year. As of December 31, 2007, the Company had four equity method investees: (i) Brigadier LP, (ii) Star Asia Manager, (iii) DEKU, and (iv) MFCA. Effective January 1, 2008, the Company elected the fair value option for its investments in Brigadier LP and MFCA. As of December 31, 2008, the Company had three equity method investees: (i) Star Asia Manager, (ii) DEKU, and (iii) Deep Value GP. The following table summarizes the activity and the earnings of the Company’s equity method affiliates.

INVESTMENT IN EQUITY METHOD AFFILIATES

(Dollars in Thousands)

	Investment in						Total
	Brigadier LP	Star Asia Manager	DEKU	MFCA	Deep Value GP	Other
Balance at January 1, 2006	$—	$—	$—	$—	$—	$146	$146
Investments / advances	30,000	—	—	—	—	—	30,000
Distributions/repayments	—	—	—	—	—	(96)	(96)
Earnings / (loss) realized	3,553	—	—	—	—	(50)	3,503

Balance at December 31, 2006	33,553	—	—	—	—	—	35,553

Investments / advances	—	—	2,525	4,961	—	385	7,871
Distributions/repayments	—	—	—	—	—	—	—
Earnings / (loss) realized	12,849	100	(131)	(714)	—	(385)	11,719

Balance at December 31, 2007	46,402	100	2,394	4,247	—	—	53,143

Adoption of SFAS No. 159 on January 1, 2008 (reclassified to other investments, at fair value)	(46,402)	—	—	(4,247)	—	—	(50,649)
Investments / advances	—	—	—	—	100	—	100
Distributions/repayments	—	(500)	—	—	—	—	(500)
Earnings / (loss) realized	—	806	(511)	—	(33)	—	262

Balance at December 31, 2008	$—	$406	$1,883	$—	$67	$—	$2,356

SUMMARY DATA OF EQUITY METHOD INVESTEES

(Dollars in Thousands)

	December 31, 2008	December 31, 2007
Total Assets	$167,507	$361,867

Liabilities	$17,037	$32,885
Equity	150,470	328,982

Liabilities & Equity	$167,507	$361,867

	Year Ended December 31,
	2008	2007	2006
Net income / (loss)	$(88,625)	$7,509	$4,163

See Note 22 for information regard transactions with the Company’s equity method investees.

7. GOODWILL

During the second quarter of 2007, the Company began negotiations with the noncontrolling interest partner of one of the Company’s consolidated subsidiaries, Strategos, to acquire the 10% of Strategos the Company did not already own in exchange for 331,000 Class A and Class B units of the Company. The purpose of this transaction was to better align the noncontrolling interest partner’s financial incentives with the success of the consolidated company. In July 2007, the Company finalized the agreement with the noncontrolling interest partner. The Company utilized purchase accounting. The transaction was valued at $15,313 ($14,660 for the Class A and Class B units and $653 for certain accrued expenses). The purchase price was allocated between (1) the 10% un-owned portion of the tangible net assets acquired, (2) intangible assets which mainly consisted of the 10% un-owned portion of the in-place asset management contracts of Strategos, and (3) goodwill. No tangible assets were acquired. The following table reflects the allocation of the purchase price:

ACQUISITION OF NONCONTROLLING INTEREST

(Dollars in Thousands)

Purchase Price	$15,313

Issuance of Class A and Class B units	$14,660
Accrued expenses	620
Cash expenses	33

$15,313

Intangible Asset	$6,066
Goodwill	9,247

$15,313

The Company initially recorded goodwill of $9,247 related to this transaction in 2007. The Company will periodically review goodwill for impairment. Any impairment loss will be reflected as a component of operating expenses in the consolidated statements of operations. The Company performs its annual impairment test of goodwill as of each July 1st unless events suggest an impairment may have occurred in the interim. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step in the process is to identify potential goodwill impairment by comparing the fair value of the reporting unit (Strategos) to its carrying value. The Company estimates fair value using a discounted cash flow model comprised of revenue and profit forecasts and other management assumptions. If the carrying value is less than fair value the Company would complete step two in the impairment review process which measures the amount of goodwill impairment. Management develops and tests the reasonableness of the inputs and outcome of the discounted cash flow model against other available comparable market data. The Company performed its annual impairment test as of July 1, 2008 and determined no impairment charge was necessary. In addition, the Company performed a subsequent impairment test as of December 31, 2008 and determined that no impairment charge was required. The Company recorded a reduction in goodwill of $519 during the first quarter of 2008 to reflect an adjustment to actual expenses incurred with respect to the acquisition of noncontrolling interest.

8. INTANGIBLE ASSETS

The following table reflects the activity the Company recorded with respect to the intangible assets acquired in connection with the acquisition of noncontrolling interest described in note 7 above as of December 31, 2008 and 2007:

INTANGIBLE ASSETS

(Dollars in Thousands)

	Estimated Useful Lives	December 31, 2008	December 31, 2007
Strategos Asset Management Contracts	3.2 Years	$3,988	$6,066
Accumulated Amortization		(2,743)	(807)

		1,245	5,259
NASD Broker Dealer License	Indefinite	40	40

		$1,285	$5,299

The Company recognized amortization expense of $1,936 and $807 for the years ended December 31, 2008 and 2007, respectively, as a component of depreciation and amortization on the consolidated statements of operations. During the year ended December 31, 2008, the Company recognized an impairment charge of $2,078 related to the level of asset defaults subject to Strategos asset management contracts during the period. The charge is included in the consolidated statements of operations as impairment of intangible assets.

The following table sets forth the future amortization of the intangible asset as of December 31, 2008:

FUTURE AMORTIZATION OF INTANGIBLE ASSET

(Dollars in Thousands)

2009	$711
2010	534

$1,245

9. FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS, NET

Furniture, equipment, and leasehold improvements, net, which are included as a component of other assets on the consolidated balance sheets, are as follows:

FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS, NET

(Dollars in Thousands)

	Estimated Useful Lives	December 31, 2008	December 31, 2007
Furniture and equipment	3 to 5 Years	$4,193	$4,193
Leasehold improvements	5 to 10 Years	4,989	4,878

		9,182	9,071
Accumulated amortization and depreciation		(4,844)	(2,841)

		$4,338	$6,230

The Company recognized depreciation and amortization expense of $4,023, $2,726 and $789 for the years ended December 31, 2008, 2007 and 2006, respectively, as a component of depreciation and amortization on the consolidated statements of operations. Of the $4,023 and $2,726 recognized for the years ended December 31, 2008 and 2007, respectively, $2,087 and $1,919, respectively, represents depreciation of furniture, equipment, and leasehold improvements and the remainder represents amortization of intangible assets (see note 8).

10. SENIOR DEBT

The Company had the following debt outstanding as of December 31, 2008 and 2007, respectively:

DETAIL OF SENIOR DEBT

(Dollars in Thousands)

Description	Original Available balance	December 31, 2008	December 31, 2007	December 31, 2008 interest rate	Maturity
Revolving Line of Credit	$200,000	$67,000	$130,000	3.4%	July 26, 2009

Revolving Line of Credit Agreement

On July 27, 2007, the Company entered into a new $200,000 revolving line of credit facility with a group of commercial banks (the “Bank Group”). The new revolving credit facility replaced the revolving line of credit and term loan dated as of July 18, 2006. The current facility matures on July 26, 2009, and bears interest at either (i) 2.00% over prime or (ii) 3.00% over one, two, three, or six month LIBOR. The Company has the option to choose between the prime rate or LIBOR options and the option to choose the LIBOR duration. The total amount available for borrowing may be less than $200,000 and is based primarily on a formula derived from the present value of the Company’s expected CDO asset management fees. As of December 31, 2008, $67,000 was drawn, $3,300 was committed for letters of credit and there was no availability to borrow under the credit facility. The facility provides for the issuance of letters of credit in an aggregate amount equal to the lesser of $20,000 or 10% of the available borrowing base. Outstanding letters of credit are treated as outstanding borrowings for the purpose of the total borrowing base. The facility has an unused line fee of 0.25% per annum on the unused portion.

The Company made an initial draw of $170,000 in 2007 and used the proceeds to pay costs of its private offering, pay off its former credit facility, and for general corporate purposes including the payment of distributions to members during 2007. The Company has subsequently paid down its debt to the current level.

Covenants, Collateral and Default: The Company’s current credit facility (the “Bank Group Loan”) is governed by one set of agreements entered into with the Bank Group on July 27, 2007. The Bank Group Loan is guaranteed by substantially all of the subsidiaries of the Company with the primary exception of two subsidiaries (the “Non-Guaranteeing Subsidiaries”). However, the Company is limited as to how much net capital the Non-Guaranteeing Subsidiaries can have at any one time. The effect of the Bank Group Loan and the related security and pledge agreements is that the Company has granted a security interest in substantially all of its assets and substantially all of its asset management agreements with the exception of certain of its investments that are currently classified as trading inventory held in the Non-Guaranteeing Subsidiaries.

This security interest limits the Company’s ability to use its assets to fund ongoing operations. All of the Company’s investments classified as other investments, at fair value and as investments in equity method affiliates are encumbered under the Bank Group Loan and related agreements. The remaining investments classified as trading are not specifically encumbered under the Bank Group Loan because they are held in the Non-Guaranteeing Subsidiaries. See note 5 for information regarding other encumbrances that may be placed on these securities.

The Bank Group Loan contains standard covenants and restrictions that, among other things, restrict the Company’s ability to pay distributions to members, to enter into a merger, to acquire another company, to take on additional debt, and to enter into new leases or other commitments. The Bank Group Loan also limits the regulatory net capital of the Company’s U.S. broker dealer subsidiary to $25,000; and restricts change of ownership.

The Bank Group Loan includes certain financial covenants such as (1) minimum net worth; (2) minimum consolidated cash flow to fixed charge coverage ratio; and (3) maximum funded debt to consolidated cash flow ratio. All relevant terms are defined in the credit agreement.

Based on the financial results as of December 31, 2008, the Company was in default of the minimum net worth covenant. The failure by the Company to meet this covenant constituted an Event of Default as defined under the Bank Group Loan. As a result of this Event of Default, the Bank Group could have, among other things, (a) ceased making advances; (b) terminated the Bank Group Loan and demanded immediate repayment of all amounts outstanding; (c) demanded cash collateral in the amount of all outstanding letters of credit; (d) increased the interest rate by 2%; or (e) taken action against the collateral.

On April 3, 2009, the Bank Group took the following actions: (i) it exercised its right to increase the interest rate on the Bank Group Loan by 2%; (ii) it exercised its right to cease making advances or issuing letters of credit; and (iii) it exercised its right to convert all outstanding advances under the Bank Group Loan to prime based from LIBOR based after the expiration of the LIBOR periods outstanding at that time. It did not exercise any of its other remedies available to it upon the Event of Default.

On June 1, 2009, the Company entered into a new credit facility with TD Bank, the agent bank from the Bank Group. The Company used the proceeds from the initial draw, as well as existing cash on hand, to repay the Bank Group Loan in full. The Company never received a formal waiver of the default; however, the default was effectively cured when the loan was paid in full. See note 25, Subsequent Events — 2009 Credit Facility, for a more detailed description of the new loan and its major terms.

Deferred Financing

In 2006, the Company paid certain up front costs of $1,000 related to the former revolving line of credit and term loan facility. The Company recognized amortization of $80 for the year ended December 31, 2006.

In July 2007, the Company wrote off $770 of unamortized deferred financing to interest expense relating to the former term loan facility upon the execution of the Bank Group Loan. The Company also paid $1,770 in deferred financing costs associated with the new facility and will amortize this to interest expense over the remaining life of the Bank Group Loan. The Company recognized amortization of $1,075 and $658 for the year ended December 31, 2008 and 2007, respectively. The remaining net deferred financing asset as of December 31, 2008 and 2007 was $617 and $1,692, respectively, and was included in other assets in the consolidated balance sheets. The expected deferred financing amortization as of December 31, 2008 to be recognized in 2009 is $617. No amortization will be recorded beyond 2009 as the deferred financing asset will be fully amortized in 2009.

Interest Rate Swap

The former term loan facility required that the Company enter into a hedging agreement in a notional amount equal to at least 50% of the outstanding balance of the former term loan. The Company entered into an interest rate swap on October 18, 2006. At that time, the notional amount of the swap equaled 50% of the outstanding balance of the term loan (and it declines by 50% of each scheduled principal payment throughout the term of the former term loan). This requirement to hedge the Company’s variable rate exposure was not included in the Bank Group Loan; however, the Company left the existing swap in place.

The interest rate swap terminates on June 30, 2009 and effectively locks three month LIBOR into a fixed rate of 5.24% for the notional amount and the relevant period of time. The Company did not designate the interest rate swap as a hedged item for purposes of hedge accounting under SFAS No. 133. Accordingly, the Company carries the interest rate swap at fair value and includes the gain or loss in the other non-operating income (loss) section of the consolidated statements of operations. The gain or loss included in this section includes two components: (i) the unrealized gains or losses based on the Company’s estimate of the fair value of the interest rate swap, and (ii) realized gains and losses which are the periodic payments made or receipts received by the Company. As of the December 31, 2008, the notional amount of the interest rate swap equaled $35,625.

Promissory Note

On May 25, 2006, the Company entered into a $3,600 promissory note with Merrill Lynch Capital Corp. (“Merrill Lynch”). In 2007, this note was repaid in full.

Warehouse Facility (VIE)

As of December 31, 2006 and through March 1, 2007, the Company was required to consolidate one Warehouse SPE (see note 3-J) as required under FIN 46R, Consolidation of Variable Interest Entities. The Warehouse SPE had a line of credit with LaSalle Bank in the amount of $100,000 which had $1,005 outstanding as of December 31, 2006. The line of credit bore interest at the federal funds rate plus 0.50% and matured on September 30, 2007. The Company was not the obligor of this debt and it was non-recourse to the Company (see Note 18). The Company records interest expense as a component of principal transactions and other income when the use of proceeds from the borrowing is used directly to purchase income generating assets (see note 3-L) related to non-trading activities. The interest expense related to the warehouse facility was not material for the years ended December 31, 2007 and 2006, and was included as a component of principal transactions and other income in the consolidated statements of operations.

Interest Expense

Interest expense includes interest incurred for the Company’s credit facilities described in this note and the amortization of deferred financing related to these credit facilities.

11. SUBORDINATED NOTES PAYABLE TO RELATED PARTIES

On June 25, 2008, the Company executed three separate agreements with three of its members (the Company’s chairman, the Company’s CEO and Cohen Financial Group, Inc. (“CFG”)) to obtain $9,000 of unsecured subordinated financing (the “Subordinated Notes”). The Subordinated Notes were comprised of

$6,000 from CFG, $2,000 from the Company’s chairman, and $1,000 from the Company’s CEO. The Subordinated Notes mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semiannually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the Subordinated Notes on each May 1 and November 1, and thereafter the increased principal balance shall accrue interest at the annual rate of 12%. The Subordinated Notes are unsecured obligations of the Company, and payments of principal and interest on the notes are subordinated to the Company’s Bank Group Loan.

The interest expense (both cash and in-kind) on the Subordinated Notes totaled $557 for the year ended December 31, 2008 and is included in interest expense in the consolidated statements of operations. As of December 31, 2008, the subordinated notes payable to related parties was $9,094, and the accrued interest payable was $182 and is included in accounts payable and other liabilities in the consolidated balance sheets.

12. MEMBERSHIP INTERESTS

Prior to February 2007, the Company had a single class of membership interests. In February 2007, the Company’s Members agreed to a recapitalization. In general terms, the effect of the recapitalization was to split the Company’s existing membership units into three economic classes, Class A units, Class B units, and long term incentive profit (“LTIP”) units, as well as a fourth super-voting class, C units. Each member forfeited their existing units for an equal number of Class A units and an equal number of Class B units. In connection with the recapitalization, the Company was also authorized to issue LTIP units, but no LTIP units were issued in conjunction with the recapitalization. LTIP units were subsequently issued (see note 13).

The Company’s membership interests are described below:

Class A Units: The Class A units are allocated a preferred return at a rate of 7% per annum based upon their capital balance. The preferred return is paid at the discretion of the board of managers. Any unpaid preferred return must be paid to the Class A units prior to distribution to the Class B Units. In a liquidation or a capital transaction, the Class A units receive first priority from net proceeds up to the agreed upon capital value and do not participate in any excess value above agreed upon capital value. Class A units have no voting rights. The payment of the preferred return is treated as a distribution and charged against Members’ equity. Because the payment of preferred return is discretionary, the Company does not accrue unpaid preferred return until a distribution is declared by the board of managers.

Class B Units: The Class B units are paid distributions after the preferred return is paid to the Class A Units at the discretion of the board of managers. In a liquidation or a capital transaction, the Class B units receive any net proceeds above the Class A unit capital value. The Class B units have one vote per unit.

Class C Units: The Class C units have no economic value and do not participate in earnings or distributions either from operations or from liquidation. The Class C units have 100 votes per unit. The Class C units serve the purpose of providing super voting rights to the Company’s Chairman and controlling member.

LTIP Units: LTIP units can vest over time or be fully vested at issuance. One LTIP unit is convertible into one Class A unit and one Class B unit and participates in routine distributions on the same basis as a Class A and a Class B unit. LTIP units do not participate in distributions generated from capital transactions as defined in the operating agreement. LTIP units have no voting rights. Once vested, an LTIP unit can generally be converted to a Class A and a Class B unit upon certain events. In general unvested LTIP units vest upon change of control as defined in the grant agreement.

Class A Options: Class A Options are options granted to employees that are exercisable into Class A Units. They vest over a period ranging from 18 months to three years and immediately vest on a change of control as defined (see note 13) in the grant agreement.

Class B Options: Class B Options are options granted to employees that are exercisable into Class B Units. They vest over a period ranging from 18 months to three years and immediately vest on a change of control as defined (see note 13) in the grant agreement.

In May 2007, the Company completed a private offering of Class A and Class B units resulting in gross proceeds of $100,000. A newly formed entity, Cohen Financial Group, Inc. (“CFG”), issued shares to a group of investors in a private Rule 144A offering. CFG used the proceeds to purchase Class A and Class B units of the Company. Concurrently with the private offering, the Company entered into a Members’ Agreement with CFG, whereby the Company is required to obtain consent from CFG with respect to certain Company activities. These activities are as follows: (1) the authorization of a sale of all or substantially all of the assets of the Company; (2) the issuance of additional units or LTIPs or securities convertible into units, except (a) in an amount that does not exceed the number of available awards under the Company’s unit option plan, (b) upon the exercise of options issued pursuant to the Company’s unit option plan or (c) in connection with an initial public offering of CFG; or (3) the alteration or the change of the powers, preferences, rights or obligations of the Company’s units held by CFG so as to affect these units adversely.

As part of the Company’s Option plan, the Company has the right (but not the obligation) to repurchase exercised options at a price equal to fair market value. The Company records any such repurchase as a reduction in members’ equity.

The following table summarizes the transactions that occurred in members’ equity during the years ended December 31, 2006, 2007 and 2008, respectively:

ROLLFORWARD OF UNITS OUTSTANDING OF COHEN BROTHERS, LLC

	December 31, 2005	Issuance as Equity-Based Compensation	Exercise of Options	Unit Repurchase / Forfeiture of Options	Issuance of Units	Distribution	Earnings (Deficit)	December 31, 2006
Pre-Recap Units	9,740,000	—	—	—	—	—	—	9,740,000
Issuance of membership units	—	3,607,407	—	—	—	—	—	3,607,407
Issuance of unit options	—	67,800	—	—	—	—	—	67,800
Earnings / (Deficit)	—	—	—	—	—	—	—	—

	9,740,000	3,675,207	—	—	—	—	—	13,415,207

ROLLFORWARD OF COMPONENTS OF MEMBERS’ CAPITAL OF COHEN BROTHERS, LLC

(Dollars in Thousands)

	December 31, 2005	Issuance as Equity-Based Compensation	Exercise of Options	Unit Repurchase / Forfeiture of Options	Issuance of Units	Distribution	Earnings (Deficit)	December 31, 2006
Pre-Recap Units	$41,504	$—	$—	$—	$—	$—	$—	$41,504
Issuance of membership units	—	20,395	—	—	—	—	—	20,395
Issuance of unit options	—	73	—	—	—	—	—	73
Earnings / (Deficit)	—	—	—	—	—	(38,688)	(11,932)	(50,620)

	$41,504	$20,468	$—	$—	$—	$(38,688)	$(11,932)	$11,352

ROLLFORWARD OF UNITS OUTSTANDING OF COHEN BROTHERS, LLC

	December 31, 2006	Recapitalization	Issuance as Equity-Based Compensation	Exercise of Options	Unit Repurchase / Forfeiture of Options	Issuance of Units	Distribution	Earnings (Deficit)	December 31, 2007
Pre-Recap Units	13,347,407	(13,347,407)	—	—	—	—	—	—	—
Pre-Recap Options	67,800	(67,800)	—	—	—	—	—	—	—
Class A Units	—	13,347,407	200,000	4,630	(4,630)	2,588,846	—	—	16,136,253
Class B Units	—	13,347,407	200,000	4,630	(4,630)	2,588,846	—	—	16,136,253
Class C Units	—	8,500,000	—	—	—	—	—	—	8,500,000
LTIPs	—	—	543,056	—	—	—	—	—	543,056
Class A Options	—	67,800	748,831	(4,630)	(62,620)	—	—	—	749,381
Class B Options	—	67,800	748,831	(4,630)	(62,620)	—	—	—	749,381
Earnings / (Deficit)	—	—	—	—	—	—	—	—	—

	13,415,207	21,915,207	2,440,718	—	(134,500)	5,177,692	—	—	42,814,324

ROLLFORWARD OF COMPONENTS OF MEMBERS’ CAPITAL OF COHEN BROTHERS, LLC

(Dollars in Thousands)

	December 31, 2006	Recapitalization	Issuance as Equity-Based Compensation	Exercise of Options	Unit Repurchase / Forfeiture of Options	Issuance of Units	Distribution	Earnings (Deficit)	December 31, 2007
Pre-Recap Units	$43,468	$(43,468)	$—	$—	$—	$—	$—	$—	$—
Pre-Recap Options	73	(73)	—	—	—	—	—	—	—
Class A Units	—	43,468	39,996	10	(48)	37,141	—	—	120,567
Class B Units	—	—	396	10	(49)	76,827	—	—	77,184
Class C Units	—	—	—	—	—	—	—	—	—
LTIPs	—	—	3,452	—	—	—	—	—	3,452
Class A Options	—	37	859	—	—	—	—	—	896
Class B Options	—	36	858	—	—	—	—	—	894
Earnings / (Deficit)	(32,189)	—	—	—	—	—	(73,695)	(24,647)	(130,531)

	$11,352	$—	$45,561	$20	$(97)	$113,968	$(73,695)	$(24,647)	$72,462

ROLLFORWARD OF UNITS OUTSTANDING OF COHEN BROTHERS, LLC

	December 31, 2007	Cumulative effect adjustment for SFAS No. 159	Issuance as Equity-Based Compensation	Exercise of Options	Unit Repurchase / Forfeiture of Options	Issuance of Units	Distribution	Earnings (Deficit)	December 31, 2008
Class A Units	16,136,253	—	—	14,000	(14,000)	—	—	—	16,136,253
Class B Units	16,136,253	—	—	14,000	(14,000)	—	—	—	16,136,253
Class C Units	8,500,000	—	—	—	—	—	—	—	8,500,000
LTIPs	543,056	—	170,400	—	(96,400)	—	—	—	617,056
Class A Options	749,381	—	110,000	(14,000)	(82,850)	—	—	—	762,531
Class B Options	749,381	—	110,000	(14,000)	(82,850)	—	—	—	762,531
Earnings / (Deficit)	—	—	—	—	—	—	—	—	—

	42,814,324	—	390,400	—	(290,100)	—	—	—	42,914,624

ROLLFORWARD OF COMPONENTS OF MEMBERS’ CAPITAL OF COHEN BROTHERS, LLC

(Dollars in Thousands)

	December 31, 2007	Cumulative effect adjustment for SFAS No. 159	Issuance as Equity-Based Compensation	Exercise of Options	Unit Repurchase / Forfeiture of Options	Issuance of Units	Distribution	Earnings (Deficit)	December 31, 2008
Class A Units	$120,567	$—	$—	$31	$(53)	$—	$—	$—	$120,545
Class B Units	77,184	—	387	31	(52)	—	—	—	77,550
Class C Units	—	—	—	—	—	—	—	—	—
LTIPs	3,452	—	3,131	—	(252)	—	—	—	6,331
Class A Options	896	—	1,330	—	—	—	—	—	2,226
Class B Options	894	—	1,329	—	—	—	—	—	2,223
Earnings / (Deficit)	(130,531)	(11,970)	—	—	—	—	(7,826)	(6,926)	(157,253)

	$72,462	$(11,970)	$6,177	$62	$(357)	$—	$(7,826)	$(6,926)	$51,622

13. EQUITY-BASED COMPENSATION

As described in note 3-Q, the Company issues equity based compensation to its employees either in the form of Options or Restricted Units.

The Company, from time to time, grants Options to its officers and employees pursuant to the Company’s Amended 2005 Key Employee Unit Option Plan (“Option Plan”). In addition, the Company may also grant Restricted Units (see note 12) to its officers pursuant to the Third Amended and Restated Limited Liability Company Agreement (“LLC Agreement”). Although the Company’s unit Option plan and LLC Agreement do not limit the amount of shares to be authorized for issuance, see note 12 for a discussion of Members’ Agreement entered into in connection with a private offering in May 2007. Options granted under the Option Plan generally vest over a period ranging from 18 months or three years and have an exercise price equal to the estimated fair value of the underlying membership unit of the Company on the date of grant. Options expire 10 years after issuance. Restricted Units generally vest either immediately or over three years after the issuance.

Restricted Units

When issuing Restricted Units, the Company determines the fair value of the Units issued either through an independent third party appraisal or an internal valuation model. Because each LTIP is convertible into one Class A and one Class B unit and each LTIP participates in operating distributions on the same basis as one Class A and one Class B unit, for valuation purposes (and in the table below), the issuance of one LTIP is treated as the issuance of one Class A and one Class B unit.

Restricted Unit activity with respect to the Company’s member units during 2008 was as follows:

CLASS A AND CLASS B RESTRICTED UNITS OUTSTANDING

	Number of Class A Restricted Units	Number of Class B Restricted Units	Combined Weighted Average Grant Date Fair Value
Unvested at January 1, 2008	532,792	2,336,495	$3.01
Granted	170,400	170,400	8.66
Vested	(299,148)	(2,102,851)	2.09
Cancelled	(22,244)	(22,244)	7.74

Unvested at December 31, 2008	381,800	381,800	$8.17

To date, every unit holder maintains an equal number of Class A units and Class B units. In addition, in each case where units were issued to employees, the employee either received an equal number of Class A units and Class B units or LTIPs that convert into an equal number of Class A units and Class B units. Management believes it is the combined Class A and Class B unit value that is meaningful from an equity based compensation accounting perspective and it is such value that is disclosed in the table above. It should be noted that, although every employee has received an equal number of Class A and Class B units, there have been certain cases where they vest over differing periods of time. That is why the balance of unvested Class A and Class B units is not equal at January 1, 2008, in the table above.

When the Company issues Class A and Class B units to an employee and those units vest over the same period of time, the Company will generally use the combined Class A and Class B value to record the appropriate amount of expense. It is only in the rare case where the Class A and Class B units vest over a different period of time that the Company will use separate valuations for the Class A and Class B units.

The weighted average fair value of the Restricted Units granted during 2008, 2007, and 2006 was $8.66, $9.62, and $16.96, respectively. The Company recognized equity-based compensation expense (including Tax Gross Up Bonus) of $3,519, $71,038, and $33,992 for the years ended December 31, 2008, 2007 and 2006, respectively, and the expense is included in compensation and benefits in the consolidated statements of operations. Included in equity-based compensation expense is the Gross Up Bonus that the Company agreed to pay to recipients of Restricted Units for reimbursement of the tax liability incurred due to the receipt of non-cash compensation. The total Gross Up Bonus was $0, $27,194, and $13,597 for the years ended December 31, 2008, 2007 and 2006, respectively.

Unit Options

Option activity with respect to the Company’s Option Plan was as follows:

CLASS A AND CLASS B UNIT OPTIONS OUTSTANDING

	Number of Class A Options	Number of Class B Options	Combined Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (yrs.)	Aggregate Intrinsic Value (dollars in thousands)
Outstanding at January 1, 2008	749,381	749,381	$31.62
Granted	110,000	110,000	8.92
Exercised	(14,000)	(14,000)	4.41
Forfeited	(66,613)	(66,613)	27.11
Expired	(16,237)	(16,237)	23.60

Outstanding at December 31, 2008	762,531	762,531	29.41	8.4	$—

Exercisable at December 31, 2008	250,326	250,326	$28.97	8.1	$—

Consistent with the discussion above regarding Restricted Units, it should be noted that in every case Options have been issued, the employee has received an equal number of Class A options and Class B options. Unlike Restricted Units, there has been no case where the Class A Option and Class B Option have vested over different periods of time. Because there has not been a case where the Class A Option and Class B Option has vested over a differing period of time, the Company has not used separate valuations on each. Rather, the Company has used the combined fair value.

The aggregate intrinsic value is calculated as the difference between the estimated fair value of a member unit at the end of the period and the exercise price of the underlying options. During the years ended December 31, 2008, 2007 and 2006, the aggregate intrinsic value of Options exercised was $43, $77 and $0, respectively. The Company received proceeds from the exercise of Options during the years ended December 31, 2008, 2007 and 2006 in the amount of $62, $20 and $0, respectively. The weighted average grant date fair value of options granted during 2008, 2007 and 2006 was $3.11, $12.31, and $1.61, respectively. The Company recognized equity based compensation expense in connection with the issuance of Options of $2,658, $1,717 and $73 for the years ended December 31, 2008, 2007 and 2006, respectively, and the equity based compensation expense is included in compensation and benefits in the consolidated statements of operations.

The fair values of options were estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

WEIGHTED AVERAGE ASSUMPTIONS

FOR BLACK-SCHOLES OPTION MODEL

	Year ended December 31,
	2008	2007	2006
Risk Free Interest Rate	3.13%	4.78%	4.30%
Expected Life (in years)	5.9	6.0	5.5
Expected Volatility	29.64%	28.06%	30.22%
Dividend Yield	0.00%	0.00%	0.00%

The risk-free rate is derived from public data sources at the time of the grant and represents the U.S. Treasury zero-coupon bond yield with a maturity that approximates the expected life of the option. The expected life of options granted was calculated using the “simplified method” in accordance with Staff Accounting Bulletin (“SAB”) 107 and 110. SAB 107 and 110 allow the use of an “acceptable” methodology under which the Company can take the midpoint of the vesting date and the full contractual term. The expected volatility is based upon the volatility of comparable public companies. The Company has assumed a zero dividend payout over the expected life of the Option. Compensation cost is recognized over the expected life of the Option using the straight-line method.

The following table summarizes the amounts the Company recognized as equity-based compensation expense and tax gross up expense including both Restricted Units and Options. These amounts are included as a component of compensation and benefits in the consolidated statements of operations. The remaining unrecognized compensation expense related to unvested awards at December 31, 2008 was $6,169 and the weighted average period of time over which this expense will be recognized is approximately 1.5 years. The awards assume estimated forfeitures during the vesting period which were updated to reflect the actual forfeitures that occurred during 2007 and 2008.

DETAIL OF EQUITY-BASED COMPENSATION AND RELATED TAX GROSS UP EXPENSE INCLUDED IN COMPENSATION AND BENEFITS ($ in thousands)

For the Year Ended December 31,	Equity-Based Compensation Expense	Tax Gross Up Expense	Equity Compensation and Tax Gross Up Bonus	Other	Total Compensation and Benefits
2008	$6,177	$—	$6,177	$46,938	$53,115
2007	$45,561	$27,194	$72,755	$89,013	$161,768
2006	$20,468	$13,597	$34,065	$61,172	$95,237

14. SAVINGS PLAN

The Company maintains a 401(k) savings plan covering substantially all of its employees. Under the plan, the Company matches 50% of employee contributions for all participants up to 3% of their salary. Contributions made (or accrued) to the plan were $499, $451, and $342 for the years ended December 31, 2008, 2007, and 2006, respectively.

15. INCOME TAXES

The components of income tax expense for each year presented herein are:

INCOME TAX EXPENSE

(Dollars in Thousands)

	For the Year Ended December 31,
	2008	2007	2006
Current income tax expense:
Federal income tax	$—	$—	$74
Foreign income tax	1,014	1,261	—
State and local income tax	812	1,248	1,880

	1,826	2,509	1,954

Deferred income tax expense (benefit):
State and local income tax (benefit) expense	(164)	248	(274)
Change in the valuation allowance	387	—	—

Net deferred tax expense (benefit)	223	248	(274)

Total	$2,049	$2,757	$1,680

The Company is treated as a pass-through entity for U.S. federal income tax purposes.

The current tax liability as of December 31, 2008 and 2007 was $553 and $1,263, respectively, and is included as a component of accounts payable and other liabilities in the consolidated balance sheets.

The Company has a deferred tax asset due to certain temporary differences that existed at December 31, 2008 and 2007, respectively:

DEFERRED TAX ASSET AND LIABILITY

(Dollars in Thousands)

	December 31, 2008			December 31, 2007
	Asset	Liability	Net	Asset	Liability	Net
Loss on permanent capital vehicle investments and other	$382	$—	$382	$—	$—	$—
Unrealized gain on investment in Brigadier LP	—	(58)	(58)	—	(112)	(112)
Unrealized loss on available for sale securities	—	—	—	253	—	253
Other	141	(23)	118	137	—	137

Ending deferred tax asset/(liability)	523	(81)	442	390	(112)	278
Less: Deferred tax asset valuation allowance	(387)	—	(387)	—	—	—

Net deferred tax asset/(liability)	$136	$(81)	$55	$390	$(112)	$278

The net deferred tax asset as of December 31, 2008 and 2007 is included as a component of other assets on the consolidated balance sheets.

The following table shows the components of other comprehensive income (loss) and the tax effects allocated to other comprehensive income (loss).

ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS) AND INCOME TAX EFFECT

OF ITEMS ALLOCATED TO OTHER COMPREHENSIVE INCOME/(LOSS)

(Dollars in Thousands)

	Net unrealized gain (loss)	Foreign currency items	Tax effect	Total
Balance, January 1, 2006	$2,055	$(307)	$—	$1,748

Change in unrealized gains on available for sale securities	6,081	—	(188)	5,893
Reclassification adjustment for losses included in net income	826	—	(20)	806

Net change in unrealized gains on available for sale securities	6,907	—	(208)	6,699
Change in foreign currency items	—	286	(7)	279

Other comprehensive income, net	6,907	286	(215)	6,978

Balance, December 31, 2006	$8,962	$(21)	$(215)	$8,726

Change in unrealized losses on available for sale securities	(22,852)	—	512	(22,340)
Reclassification adjustment for losses included in net income	1,286	—	(27)	1,259

Net change in unrealized losses on available for sale securities	(21,566)	—	485	(21,081)
Change in foreign currency items	—	751	(17)	734

Other comprehensive loss, net	(21,566)	751	468	(20,347)

Balance, December 31, 2007	$(12,604)	$730	$253	$(11,621)
Cumulative effect adjustment for the adoption of SFAS No. 159 on January 1, 2008	12,604	(791)	(253)	11,560

Balance, January 1, 2008	$—	$(61)	$—	$(61)

Change in foreign currency items	—	(1,664)	—	(1,664)

Other comprehensive income, net	—	(1,664)	—	(1,664)

Balance, December 31, 2008	$—	$(1,725)	$—	$(1,725)

16. NET CAPITAL REQUIREMENTS

The U.S. broker-dealer subsidiary of the Company is subject to the net capital provision of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital, as defined therein. As applied to the U.S. broker-dealer subsidiary, the rule required net capital of $347 and $2,995 as of December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, the U.S. broker-dealer subsidiary’s adjusted net capital was $15,361 and $12,245, respectively, which exceeded the minimum requirements by $15,014 and $9,250, respectively.

EuroDekania Management Limited, a subsidiary of the Company regulated by the Financial Services Authority in the United Kingdom, is subject to the net liquid capital provision of the Financial Services and Markets Act 2000, GENPRU 2.140R to 2.1.57R, relating to financial prudence, with regards to the European Investment Services Directive and the European Capital Adequacy Directive, which requires the maintenance of minimum liquid capital, as defined. As of December 31, 2008 and 2007, EuroDekania Management Limited was in compliance with the net liquid capital provisions.

17. RESERVE REQUIREMENTS

As of December 31, 2008 and 2007, the U.S. broker-dealer subsidiary was not subject to the reserve requirements under Rule 15c3-3 of the Securities Exchange Act of 1934 because the U.S. broker-dealer subsidiary does not carry securities accounts for its customers or perform custodial functions relating to customer securities and therefore it qualifies for an exemption under Rule 15c3-3(k)(2)(ii).

18. VARIABLE INTEREST ENTITIES

At December 31, 2006 and through March 1, 2007, the Company was the primary beneficiary (through its variable interest as first loss provider) with respect to one Warehouse SPE. As of December 31, 2006, this VIE had assets equal to $1,025 ($25 of restricted cash and $1,000 of available for sale securities). This entity also had $1,005 of debt and $20 of other payables. The debt and other payables were non-recourse to the Company. Accordingly, the Company would suffer no additional financial statement loss (other than any loss suffered under its first loss position) if there was a default on this debt. Likewise, the Company did not own legal title to the assets and could not use them for general corporate purposes.

Effective March 1, 2007, the Company terminated its first loss guarantee with the Warehouse Facility Provider and the Warehouse Facility Provider returned the Company’s first loss deposit. At that point, the Company was no longer primary beneficiary of the Warehouse SPE and the Company de-consolidated the Warehouse SPE.

As discussed in note 3-J, the Company has variable interests in its sponsored CDOs but is not the primary beneficiary and therefore is not consolidating the CDO VIEs. The maximum potential financial statement loss the Company would incur if the CDOs were to default on all of their obligations would be (i) the loss of value of the CDO Securities that the Company holds in its inventory at the time (see note 5), and (ii) any management fee receivables.

19. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office space in several cities under agreements that expire in or prior to 2016. Future minimum commitments under these operating leases are as follows:

FUTURE LEASE COMMITMENTS

(Dollars in Thousands)

	Lease	Less: Sublease	Net Commitment
2009	$4,233	$(1,042)	$3,191
2010	3,944	(1,042)	2,902
2011	3,045	(1,042)	2,003
2012	2,151	(1,042)	1,109
2013	2,124	(1,106)	1,018
2014 and Thereafter	6,235	(3,276)	2,959

	$21,732	$(8,550)	$13,182

Rent expense for the years ended December 31, 2008, 2007, and 2006 was $2,274, $2,609, and $1,685, respectively, and was included in occupancy and equipment costs in the consolidated statements of operations. Rent expense was recorded net of sublease payments of $750, $79 and $54 for the years ended December 31, 2008, 2007 and 2006, respectively. The lease commitments noted above represent the actual cash commitments and will not necessarily match the amount of rent expense recorded in the consolidated statements of operations (see note 3-N).

Litigation

The Company is a party to various routine legal proceedings arising out of the ordinary course of the Company’s business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

In addition, the Company’s U.S broker dealer subsidiary, Cohen & Company Securities, LLC (“CCS”), is a party to litigation commenced in 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee and Representative of the Estate of Sentinel Management Group, Inc. v. Delores E. Rodriguez, Barry C. Mohr, Jr., Jacques de Saint Phalle, Keefe, Bruyette & Woods, Inc., and Cohen & Company Securities, LLC. The plaintiff in this case is the Liquidation Trustee for the Estate of Sentinel Management Group, Inc., (“Sentinel”), which filed a bankruptcy petition in August 2007. The Liquidation Trustee alleges that Cohen & Company Securities, LLC sold Sentinel securities, mainly collateralized debt obligations, that the trustee contends were unsuitable for Sentinel and that the Company violated Section 10(b) of the Exchange Act and Rule 10b-5. The complaint also seeks relief under the Illinois Blue Sky Law, the Illinois Consumer Fraud Act, the United States Bankruptcy Code, and under common law theories of negligence and unjust enrichment. The Company is vigorously defending the claims. CCS filed a motion to dismiss the Sentinel Liquidation Trustee’s complaint on April 1, 2009. The Trustee filed his response on April 29, 2009, and CCS filed a reply on May 20, 2009. The Company does not currently believe it is probable that an adverse judgment will be rendered against CCS. Therefore, no contingent liability was recorded in the Company’s consolidated financial statements.

CCS is also party to litigation commenced on May 21, 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee of the Sentinel Liquidation Trust, Assignee of certain claims v. Keefe, Bruyette & Woods, Inc., Cohen & Company

Securities, LLC., Delores E. Rodriguez, Barry C. Mohr, Jr., and Jacques de Saint Phalle. The plaintiff in this case is the Liquidation Trustee of the Sentinel Liquidation Trust, which emerged from the bankruptcy of Sentinel, filed in August 2007. The Liquidation Trustee, purportedly as the assignee of claims of Sentinel’s customers, alleges that, by recommending that Sentinel purchase securities, mainly collateralized debt obligations, that the trustee deems to have been unsuitable for Sentinel’s customer accounts, CCS aided and abetted breaches of fiduciary duties purportedly owed by Sentinel and its head trader to Sentinel’s customers, in violation of Illinois common law. The complaint also alleges claims under common law theories of negligence and unjust enrichment. The Company will vigorously defend all claims. A motion to dismiss the Liquidation Trustee’s complaint is currently due on July 21, 2009. The Company does not currently believe it is probable that an adverse judgment will be rendered against CCS. Therefore, no contingent liability was recorded in the Company’s consolidated financial statements.

In a related development, CCS recently received a subpoena on May 14, 2009 from the staff of the Securities and Exchange Commission (“SEC”) captioned In the matter of Sentinel Management Group, Inc. CCS and Cohen intends to cooperate with the investigation.

DEKU Contingencies

In 2007, the Company sponsored the creation of DEKU, a newly organized BCC. DEKU intended to acquire an unidentified business. DEKU completed a public offering in February 2007 and is listed on the NYSE Alternext, formerly the American Stock Exchange under the symbol “DEK.”

DEKU had no significant operations prior to or after the offering. The Company purchased 250,000 shares in the offering for a total purchase price of $2,500. The net proceeds of the offering were held in trust (the “Dekania Trust”) until DEKU successfully completed an acquisition acceptable to its shareholders or is liquidated. The funds in the trust were invested in income bearing assets.

It was expected that DEKU would incur expenses associated with its initial offering, its operations during the two-year period it was seeking to complete an acquisition, and its liquidation. Although the funds deposited in the Dekania Trust were earning interest, there was no certainty that the income earned would fully offset these expenses. To ensure that the Dekania Trust had sufficient funds to fully reimburse the shareholders in the case of liquidation, the Company agreed to forgo reimbursement of its $2,500 investment and agreed to use its revolving credit facility (see note 10) to issue a $3,291 irrevocable letter of credit for the benefit of the Dekania Trust.

DEKU received three letters of intent to consummate a business acquisition in 2008. In July 2008, it executed one of those letters of intent. In early October 2008, DEKU was advised by the target entity that a majority of its shareholders had taken action by consent “disapproving and rejecting” the merger with DEKU. Following this shareholder action, DEKU executed one of the remaining two letters of intent, and the acquisition process was ongoing at year end December 31, 2008.

As per the terms of the trust, DEKU was limited in the amount of money it could withdraw from the Dekania Trust during the two year period in which it was seeking a suitable target. During 2008, DEKU exhausted its working capital funds and could draw no further. In order to ensure it could continue operations and complete an acquisition, the Company advanced $409 to DEKU which was included in due from related parties in the consolidated balance sheets.

Subsequent to December 31, 2008, DEKU shareholders rejected the second acquisition presented by DEKU and voted to liquidate. As a result, the Company (through its existing letter of credit arrangement) paid $2,599 to the Dekania trust in conjunction with the liquidation. Additionally, the Company wrote off its equity method investment in DEKU for a total charge of $4,482 to the consolidated statement of operations.

The Company did not write off its receivable from DEKU in the amount of $409. As a consequence of the liquidation, it is expected that DEKU will file a final federal tax return and will generate an income tax refund for monies spent. Per the approved plan of dissolution of DEKU, the Company, as the sponsor of DEKU, is entitled to receive this refund. The Company is currently evaluating this refund. Management expects such refund to equal or exceed $409 and therefore serve as repayment of the amount outstanding. If the Company determines that the refund will be larger, the Company may accrue for the additional receivable and reduce the $4,482 charge described above.

Accounting for contingencies is described in SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”). In addition to disclosure of all contingencies, SFAS No. 5 requires that a contingent liability be recognized when the outcome of the contingency rises to the level of probable and reasonably estimable. As of December 31, 2008, DEKU had executed the second letter of intent, and was working to finalize the agreement and obtain shareholder approval. Therefore, as of year end, the Company determined that it was not probable that it would have the loss associated with DEKU’s liquidation and no accrual or reserve was made in the financial statements as of December 31, 2008.

Put Rights

Certain current and former Company executives have rights granted to them by the Company pursuant to which an executive may require the Company to repurchase its membership interests held by the executive at the per unit price of the Company’s membership units implied by the Company’s valuation based on the greater of (i) the previous quarter’s book value based on GAAP or (ii) a multiple of trailing twelve months pre tax earnings (a “put right”). A total of 5,047,407 membership units have put rights associated with them. The put rights become effective July 1, 2010.

Due to the formulaic nature of the put value, there is no limitation on the amount that the Company may be required to pay. The put rights automatically terminate if the Company’s shares become listed on a national exchange. If the put rights become effective, the Company will reclassify the amount from equity to a liability in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

The current and former executives holding all of the put rights have agreed that if the pending merger between the Company and AFN is consummated, the put rights will terminate. See note 25 — Subsequent Events.

Registration Rights Agreement

During 2007, the Company entered into a registration rights agreements with CFG. Because CFG did not file a resale shelf registration statement by December 4, 2007, the Company is required to fund all distributions of the 7% preferred return to the holders of the Class A Units, subsequent to December 4, 2007, who were members of the Company prior to CFG’s purchase of membership interest in the Company to a trust for the benefit of the holders of CFG’s Class A common stock. The Class A Unit preferred return may not be paid over to the specified members until the failure to file a resale registration statement is cured. As of December 31, 2008, CFG has not filed a resale shelf registration statement; therefore, any preferred return payable to the specified members in the future will be deposited into a trust until such time as the failure to file a resale registration statement is cured. The Company is permitted to make tax distributions (as defined in the operating agreement) to its members without restriction. The Company has not declared and made any preferred return distributions in excess of permitted tax distributions since December 4, 2007. In addition, under this agreement, the Company is limited in the amount of additional equity capital it can raise or issue to employees as compensation.

Non-Profit Preferred Funding I (“NPPF I”) Arrangement with Merrill Lynch Portfolio Management, Inc.

On December 27, 2007, Merrill Lynch Portfolio Management, Inc. (the “NPPF I Trustor”) and the trustee of the NPPF I CDO entered into a loan agreement whereby the NPPF I Trustor made an initial $3,000 advance to the NPPF I CDO so that additional funds would be available for the most junior CDO certificate holders in future distributions of CDO waterfall payments. At each waterfall payment date, the advance will be repaid in full and the NPPF I Trustor will re-advance a scheduled amount to the CDO trust. The scheduled amounts will decrease by $300 on each distribution date through September 15, 2012. The advance will not bear interest. The Company is not a party to this agreement and is not obligated to provide reimbursement for any outstanding advances to NPPF I Trustor. As of December 31, 2008, the outstanding advance between NPPF I Trustor and Merrill Lynch Portfolio Management, Inc. was $2,400.

As an accommodation to NPPF I Trustor, the Company agreed to pay 6% simple interest on the advance via a side letter agreement entered into on December 27, 2007 between the Company and NPPF I Trustor. The Company is only obligated to pay interest on outstanding advances. The side letter will terminate on the earlier of the payment in full of all advances and December 2014. The Company will account for the interest on the outstanding advances as a reduction to the asset management fees (a concession) since these interest payments are deemed a direct reduction of the Company’s on-going subordinated management fees that otherwise would have been earned for the duration of the trust. The reduction in asset management fees for the year ended December 31, 2008 was $162. There was no reduction in asset management fees for the year ended December 31, 2007. The potential additional liability the Company would have, assuming the $2,400 advance (as of December 31, 2008) to the NPPF I Trust remained outstanding through December 2014 would be approximately $864.

Alesco Preferred Funding XVII Ltd. Collateral Management Fee Side Letter

On March 6, 2008, the Company entered into a side letter agreement with AFN in regards to Alesco Preferred Funding XVII, Ltd. CDO (“Alesco XVII CDO”) whereby the Company shall remit to AFN, who is the owner of 75% of the first tier preferred shares of the Alesco XVII CDO, 75% of the collateral management fees the Company receives on the CDO. The Company recognizes the receipt of collateral management fees in asset management fees in the consolidated statements of operations. The Company accounts for this fee to AFN as a reduction to the asset management fees (a concession) since this fee is deemed a direct reduction of the Company’s ongoing asset management fees that otherwise would have been earned for the duration of the CDO. The reduction in asset management fees for the year ended December 31, 2008 was $186.

20. SEGMENT AND GEOGRAPHIC INFORMATION

Segment Information

Prior to January 1, 2008, the Company operated as one segment. Effective January 1, 2008, the Company reorganized its operations and began operating within three business segments: Capital Markets, Asset Management, and Principal Investing. See note 1.

The accounting policies of the three segments are the same as those described in note 3.

The Company’s business segment information for the year ended December 31, 2008, is prepared using the following methodologies and generally represents the information that is relied upon by management in its decision making processes:

(a) Revenues and expenses directly associated with each business segment are included in determining net income.

(b) Indirect expenses (such as general and administrative expenses including executive and overhead costs) not directly associated with specific business segments are not allocated to the segments’ revenues.

Accordingly, the Company presents segment information consistent with internal management reporting. See note (1) in the table below for more detail on unallocated items.

The following tables present the financial information for the Company’s segments for the period indicated.

As of and for the year ended December 31, 2008	Capital Markets	Asset Management	Principal Investing	Segment Total	Unallocated(1)	Total
Summary statement of operations
New issue	$7,249	$—	$—	$7,249	$—	$7,249
Asset management	—	63,844	—	63,844	—	63,844
Principal transactions and other income	361	1,996	(8,559)	(6,202)	—	(6,202)
Net trading	18,398	—	—	18,398	—	18,398

Total revenues	26,008	65,840	(8,559)	83,289	—	83,289
Total operating expenses	17,656	39,698	—	57,354	23,190	80,544

Operating income / (loss)	8,352	26,142	(8,559)	25,935	(23,190)	2,745
Income from equity method affiliates	—	—	262	262	—	262
Other non operating income / (expense)	—	(287)	—	(287)	(8,856)	(9,143)

Income / (loss) before income taxes	8,352	25,855	(8,297)	25,910	(32,046)	(6,136)
Income taxes	—	—	—	—	2,049	2,049

Net income / (loss)	8,352	25,855	(8,297)	25,910	(34,095)	(8,185)
Less: Net loss attributable to the noncontrolling interest	—	—	(1,259)	(1,259)	—	(1,259)

Net income / (loss) attributable to Cohen Brothers, LLC	$8,352	$25,855	$(7,038)	$27,169	$(34,095)	$(6,926)

Other statement of operations data:
Depreciation and amortization (included in operating expense)	$—	$2,020	$—	$2,020	$2,003	$4,023

Balance sheet data:
Total assets(2)	$28,007	$25,727	$58,161	$111,895	$47,821	$159,716

Investment in equity method affiliates (included in total assets)	$—	$—	$2,356	$2,356	$—	$2,356

(1)	Unallocated includes certain expenses incurred by overhead and support departments (such as the executive, finance, legal, information technology, human resources and other similar overhead and support departments). Some of the items not allocated include: (1) equity-based compensation and tax gross up expense related to a small group of key executives; (2) interest expense on debt; (3) change in fair value of interest rate swap; and (4) income taxes. Management does not consider these items necessary for an understanding of the operating results of these segments and such amounts are excluded in segment reporting to the Chief Operating Decision Maker.

(2)	Unallocated assets primarily include (1) amounts due from related parties; (2) furniture and equipment, net; and (3) other assets that are not considered necessary for an understanding of segment assets and such amounts are excluded in segment reporting to the Chief Operating Decision Maker. Goodwill of $8,728 and intangible assets of $1,245 are included in the asset management segment. Intangible assets of $40 are included in the capital markets segment. Asset management total operating expenses include an impairment charge of $2,078 for impairment of intangible assets.

Geographic Information

The Company conducts its business activities through offices in the following locations: (1) United States, (2) United Kingdom and other. Total revenues by geographic area are summarized as follows:

GEOGRAPHIC INFORMATION

(Dollars in Thousands)

	Year ended December 31,
	2008	2007	2006
Total Revenues:
United States	$73,391	$175,453	$135,347
United Kingdom & Other	9,898	13,722	48

	$83,289	$189,175	$135,395

Total revenues in the preceding table are attributable to the country or territory in which the Company’s subsidiaries are located. Long-lived assets attributable to an individual country, other than the United States, are not material.

21. SUPPLEMENTAL CASH FLOW DISCLOSURE

Interest paid by the Company on its debt was $7,352, $10,927 and $3,402 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company paid income taxes of $2,295, $2,819, and $6,011 for the years ended December 31, 2008, 2007, and 2006, respectively, and received income tax refunds of $12, $211, and $0 for the years ended December 31, 2008, 2007 and 2006, respectively.

In 2008, the Company had the following significant non-cash transactions which are not reflected on the statement of cash flows:

During the second quarter of 2008, the Company assigned $2,601 of its interests in Brigadier LP to certain employees for services rendered.

With the adoption of SFAS No. 159 in 2008, the Company recorded an increase in accumulated other comprehensive income of $11,560, and decrease in members’ capital of $11,970, a decrease in receivables of $79 and a decrease in other investments, at fair value of $331. In addition, a decrease in investment in equity method affiliates and a corresponding increase in other investments, at fair value of $50,649 was recorded.

In 2008, the Company recorded a reduction in goodwill of $519 to reflect an adjustment to actual expenses incurred with respect to the acquisition of noncontrolling interest. This resulted an offsetting reduction to accounts payable and other liabilities of $519.

In 2007, the Company had the following significant non-cash transactions which are not reflected on the statement of cash flows:

Other assets and OCI increased by $468 related to the income tax effect of unrealized losses recognized as part of OCI (see note 15).

In July 2007, the Company entered into a new $200,000 revolving line of credit facility with the Bank Group. The Bank Group Loan replaced the revolving line of credit and term loan dated as of July 18, 2006. The Company made an initial draw of $170,000 and used the proceeds to pay costs of a private offering, pay off its prior credit facility, and for general corporate purposes (see note 10). The portion of the initial draw that was applied by the banks to pay off the prior credit facility was treated as a non-cash transaction.

In July 2007, the Company entered into an agreement with the noncontrolling interest partner of one of the Company’s consolidated subsidiaries, Strategos, to acquire the 10% of Strategos the Company did not already own in exchange for 331,000 Class A and Class B units (see notes 7 and 8).

In 2006, the Company had the following significant non-cash transactions which are not reflected on the statement of cash flows:

Other assets and OCI decreased by $215 related to the income tax effect of unrealized gains recognized as part of OCI (see note 15).

22. RELATED PARTY TRANSACTIONS

The Company has identified the following related party transactions for the years ended December 31, 2008, 2007 and 2006. The transactions are listed by related party.

A.	RAIT

RAIT is a publicly traded REIT. It has been identified as a related party because (1) the former CEO of RAIT is also the chairman and the principal of the majority member of the Company; and (2) the chairman of RAIT is the mother of the chairman and the principal of the majority member of the Company;

Merger of RAIT and Taberna

Taberna Realty Finance Trust (“TFT”) merged with a wholly owned subsidiary of RAIT in December 2006. TFT was formed in 2005 as a wholly owned subsidiary of the Company. It was spun out in a Rule 144A private offering in 2005 and operated as an independent company prior to its merger with RAIT.

Prior to the merger, TFT was also identified as a related party of the Company primarily because TFT’s chairman and former CEO is the chairman and the principal of the majority member of the Company. Prior to the merger, RAIT was also considered a related party of the Company primarily because its CEO was the mother of the chairman and principal of the majority member of the Company.

Prior to the merger, the Company had related party transactions with RAIT and TFT. Subsequent to the merger, all transactions have been with the merged company, RAIT. The following discussion will refer to the original party to the related party transaction (i.e. either RAIT or TFT):

1.	Shared Services Agreement

The Company has a shared services agreement with TFT whereby TFT reimburses the Company for costs incurred by the Company for administrative and occupancy costs related to TFT and, in 2007 for costs of certain administrative employees that were paid by the Company but who also provide services to TFT. The Company received payments under this agreement which are disclosed as shared services payments in the tables at the end of this section. The payments are recorded as a reduction in the related expense.

2.	Rent

In 2006, the Company entered into a lease, as tenant, in one location for which TFT shares space. TFT pays for its share of the space under a sub-lease arrangement with the Company. The Company received payments under this agreement which are disclosed as shared services payments in the tables at the end of this section. The payments are recorded as a reduction in rent expense.

In 2006, the Company shared space with TFT where TFT was the tenant. The Company entered into a sub-lease with TFT as sub-tenant. Any payments made under this arrangement are disclosed as a component of shared services in the table at the end of this section. The payments are recorded as rent expense.

3.	TFT Shares

The Company received 2 million shares of TFT when TFT was spun out in 2005. In addition, the Company purchased 200,000 additional shares in August 2005. When TFT was acquired by RAIT, the Company’s shares of TFT were converted to RAIT shares at the conversion rate of .5389 TFT shares per RAIT share. This was the same conversion rate applied to all holders of TFT shares. The following summarizes key information regarding this investment:

SUMMARY OF KEY ITEMS RELATED TO TFT/RAIT SHARES

(Dollars in Thousands, except share data)

	December 31, 2008	December 31, 2007
Shares held at end of year	510,434	510,434
Carrying value at end of year	$1,327	$4,400
Unrealized loss at end of year	$(8,292)	$(5,219)

These shares are included in other investments, at fair value on the consolidated balance sheets. The change in fair value is recognized in earnings under the fair value option accounting of SFAS No. 159 (see note 5). In connection with the merger of RAIT and TFT, the Company agreed to an underwriter’s lockup agreement that prevented the Company from selling its shares of RAIT from the time of the merger until April 18, 2007. The Company’s shares represent approximately 1% of the outstanding shares of RAIT as of December 31, 2008 and 2007.

4.	Revenue earned from TFT

After the sale of the Taberna Subsidiaries, the Company continued to provide certain services to TFT for which it earned the following revenue: (1) fees for placement of the CDO Securities for TFT-sponsored CDOs; (2) fees for originating assets for TFT-sponsored CDOs; (3) monitoring fees for asset management related services for certain TFT whole loan assets; and (4) commissions charged for securities brokerage services. The placement and origination fees are included in new issue revenue and the monitoring fees are included in asset management revenue in the Company’s consolidated statements of operations. The commissions are included as part of net trading in the consolidated statements of operations. The fees described above are disclosed as a component of other revenue in the tables at the end of this section.

5.	CDO securities sold to and purchased from RAIT

In January 2007, the Company’s U.S. broker dealer subsidiary sold a CDO debt security to RAIT that the Company’s U.S. broker dealer subsidiary had purchased for $6,860 in September 2006. The Company received cash proceeds of $6,790 and realized a loss of $70. The realized loss is included in net trading in the consolidated statements of operations.

In February 2007, the Company’s U.S. broker dealer subsidiary sold a CDO debt security to RAIT that the Company had purchased for $4,500 in February 2007. The Company received cash proceeds of $4,663 and realized a gain of $163. The realized gain is included in net trading in the consolidated statements of operations.

At various times during April 2007, the Company’s U.S. broker dealer subsidiary purchased three CDO securities for $19,680 from RAIT and subsequently sold these securities to unrelated third parties. The Company realized a gain of $218 from these sales to third parties. The realized gains are included in net trading in the consolidated statements of operations.

In October 2008, the Company’s U.S. broker dealer subsidiary executed a riskless trade whereby it purchased $25,000 principal amount of RAIT trust preferred securities from an unrelated third party for $5,180 and immediately sold these securities to RAIT for $5,250. The Company recognized $70 of net trading revenue related to this transaction in the consolidated statements of operations.

6.	Non-Compete Agreement

In April 2005, as part of the sale of TFT, the Company entered into a non-competition agreement with TFT pursuant to which the Company agreed not to engage in purchasing from, or acting as a placement agent for, issuers of TruPS or other preferred equity securities of REITs and other real estate operating companies. In addition, the Company agreed to refrain from acting as asset manager for any issuer of such securities. The agreement had exceptions for certain passive investments or acquisitions made by the Company. The non-competition agreement expired on April 28, 2008.

B.	Alesco Financial Inc.

AFN is a publicly traded REIT. It has been identified as a related party because: (i) the Company’s chairman and principal of its majority member is also the chairman of AFN and (ii) the Company’s COO is also the CEO and a director of AFN. See note 25 — Subsequent Events.

1.	AFN Shares

Alesco Financial Trust (“AFT”) began operations in January 2006 when it completed a private offering of securities, and the Company purchased 400,000 shares of AFT at the initial private offering price of $10 per share. In 2006, AFT merged with a public company, Sunset Financial Resources, Inc. (“Sunset”). As part of this merger, each holder of AFT shares received 1.26 shares of Sunset. Following the merger, Sunset changed its name to AFN. The following summarizes key information regarding this investment:

SUMMARY OF KEY ITEMS RELATED TO AFN SHARES

(Dollars in Thousands, except share data)

	December 31, 2008	December 31, 2007
Shares held at end of year	504,000	504,000
Carrying value at end of year	$222	$1,653
Unrealized loss at end of year	$(3,778)	$(2,347)

The Company’s shares represent approximately 1% of the outstanding shares of AFN as of December 31, 2008 and 2007. These shares are included in other investments, at fair value on the consolidated balance sheets. The change in fair value is recognized in earnings under the fair value option accounting of SFAS No. 159 (see note 5). These shares were subject to an underwriter’s lockup agreement that prevented the Company for selling its shares of AFN from the time of the merger until July 24, 2006.

2.	Management Contract

AFN has no employees. The Company externally manages AFN for an annual management and incentive fee. The Company designates some of its employees to work exclusively on management of AFN while other employees’ responsibilities include both AFN and Company matters. The base management and incentive fee otherwise payable to the Company is reduced by AFN’s proportionate share of the amount of any asset management fees that are paid to the Company in connection with any CDOs AFN invests in, based on the percentage of the most junior CDO Securities held by AFN in such CDOs. These management fees are disclosed as a component of management fee revenue in the tables at the end of this section.

3.	CDO Securities Purchased by AFN

AFN has purchased a significant quantity of CDO Securities in Company-sponsored CDOs. AFN purchased approximately $0 and $201,901 of Company sponsored CDO securities for the years ended December 31, 2008 and 2007, respectively.

4.	Combination Notes Sold to AFN

During July 2007, the Company’s U.S. broker dealer purchased two combination notes from an unrelated third party (composed of a rated component and an unrated component). The rated component was sold to an unrelated third party and the unrated component was sold to AFN. The Company realized a loss of $200 related to the sale of the unrated component to AFN. The realized loss is included in net trading in the consolidated statements of operations.

5.	First loss positions provided by AFN

AFN has served as first loss provider for certain Warehouse Facilities to which the Company was a party, as collateral asset manager, in 2007. As described in note 3-J, the Company takes AFN’s variable interest into account when performing its expected loss calculations as required under FASB Staff Position FIN 46R-(5). As first loss provider, AFN was required to post restricted cash with the Warehouse Facility Provider.

6.	Capital commitment fee

During the three months ended March 31, 2007, AFN entered into a warehouse risk sharing agreement with a third party investment bank for short-term investment purposes. The Company utilized the warehouse in order to accumulate assets prior to securitization in a CDO. The CDO closed in the three months ended March 31, 2007 and the warehouse was terminated. The Company paid AFN a capital commitment fee of $1,200. This fee was recorded as new issue costs in the consolidated statements of operations.

7.	Yield fee guarantee

During the three months ended March 31, 2007, the Company entered into an agreement with AFN whereby the Company provided a guaranteed return on a specific warehouse entity that was consolidated by AFN. The Company recorded an expense for amounts due to AFN of $4,476 for the year ended December 31, 2007. This expense was recorded as new issue costs in the consolidated statements of operations. The agreement terminated in December 2007.

8.	Alesco XVII CDO side letter

On March 6, 2008, the Company entered into a side letter agreement with AFN with respect to Alesco XVII CDO whereby the Company has agreed to remit to AFN, who is the owner of 75% of the first tier preferred shares of the Alesco XVII CDO, 75% of the collateral management fees the Company receives on the CDO. The Company recognizes the receipt of collateral management fees in asset management fees in the consolidated statements of operations. The Company accounts for this fee to AFN as a reduction to the asset management fees (a concession) since this fee is deemed a direct reduction of the Company’s ongoing asset management fees that otherwise would have been earned for the duration of the CDO. The reduction in asset management fees for the year ended December 31, 2008 was $186.

9.	Shared Services

AFN reimburses the Company for certain general and administrative expenses (e.g., pro rata share of the Company’s rent, telephone, utilities, and other office, internal and overhead expenses) related to AFN. The Company records this amount as a reduction in the related expense. These expenses are disclosed as shared services (paid) received in the tables at the end of this section.

C.	Cohen Brothers Financial, LLC

Cohen Brothers Financial, LLC (“CBF”) has been identified as a related party because (i) CBF is the majority member of the Company; and (ii) CBF is owned by the chairman of the Company.

Beginning in October 2008, the Company began receiving a monthly advisory fee for consulting services provided by the Company to CBF. The fee is recognized as a component of asset management revenue in the consolidated statements of operations. This fee is disclosed as management fee revenue in the tables at the end of this section.

D.	The Bancorp, Inc.

The Bancorp, Inc. (“TBBK”) is identified as a related party because (i) TBBK’s chairman is the Company’s Chairman and principal of its majority member; and (ii) the COO of the Company is a director of TBBK. Prior to 2008, the Company subleased space from TBBK at one of its locations and had a shared services arrangement with TBBK whereby the Company reimbursed TBBK for certain occupancy and administrative costs borne by TBBK. Any payments made or received under these arrangements are disclosed as a component of shared services in the table at the end of this section.

TBBK maintained deposits for the Company in the amount of $853 and $5,976 as of December 31, 2008 and 2007, respectively.

E.	Investment Vehicles and Other

The following are identified as related parties. Amounts with respect to the transactions identified below are summarized in a table at the end of this section.

1. The Brigadier Entities (as a group) have been identified as a related party because in the absence of the fair value option under SFAS No. 159, Brigadier LP would be treated as an equity method affiliate of the Company.

The Company has the following transactions with the Brigadier Entities:

A.	The Company earns management and incentive fees on its management contract. These are recorded as a component of asset management revenue in the consolidated statements of operations.

B.	The Company earned interest on an advance it made to the Brigadier Master Fund in 2007 which was subsequently repaid in December 2007. This income was recorded as a component of principal transactions and other income in the consolidated statements of operations.

C.	Prior to January 1, 2008, the Company recognized its share of the income or loss of Brigadier LP since it was accounted for under the equity method. This income was recorded as income from equity method affiliates in the consolidated statements of operations.

D.	Effective January 1, 2008, under the fair value option of SFAS No. 159, the Company recognizes unrealized and realized gains and losses on its investment in Brigadier LP. The unrealized gains and losses and realized gains and losses, if any are recorded as a component of principal transactions in the consolidated statements of operations.

2. Star Asia has been identified as a related party because the chairman and principal of the majority member of the Company is a member of Star Asia’s board of directors.

The Company has the following transactions with Star Asia:

A.	The Company recognizes dividend income on its investment in Star Asia. Dividend income is recorded as a component of principal transactions and other income in the consolidated statements of operations.

B.	The Company recognizes unrealized and realized gains and losses on its investment in Star Asia. The unrealized gains and losses and realized gains and losses, if any, are recorded as a component of principal transactions in the consolidated statements of operations.

3. EuroDekania has been identified as a related party because the chairman and principal of the majority member of the Company is a member of EuroDekania’s board of trustees.

The Company has the following transactions with EuroDekania:

A.	The Company earns management and incentive fees on its management contract. These fees are recorded as a component of asset management revenue in the consolidated statements of operations.

B.	The Company recognizes dividend income on its investment in EuroDekania. Dividend income is recorded as a component of principal transactions and other income in the consolidated statements of operations.

C.	The Company recognizes unrealized and realized gains and losses on its investment in EuroDekania. The unrealized gains and losses and realized gains and losses are recorded as a component of principal transactions in the consolidated statements of operations.

4. DEKU has been identified as a related party because (i) DEKU is an equity method affiliate of the Company and (ii) the chairman and principal of the majority member of the Company is a member of DEKU’s board of directors. See note 25 — Subsequent Events.

The Company has the following transactions with DEKU:

A.	The Company recognizes its share of the income or loss of DEKU. This is recorded as income or loss from equity method affiliates in the consolidated statements of operations.

B.	The Company has a shared services agreement with DEKU whereby the Company provides DEKU with use of its office space, utilities, administrative, technology, and secretarial services for approximately $8 per month.

C.	From time to time, the Company may advance DEKU funds for normal operating purposes; this is treated as a due from related party in the consolidated balance sheets.

D.	In November 2008, the Company entered into an agreement whereby it shall loan DEKU funds to cover DEKU’s costs and to provide DEKU with working capital to enable it to fund expenses, including the expenses associated with the pursuit of a business combination and expenses with respect to its potential dissolution and liquidation, up to a maximum of $500 (see note 19). The loan bears no interest. The Company treated the advance of $409 as due from related party in the consolidated balance sheets.

E.	The Company has provided a letter of credit for the benefit of DEKU. See note 19.

5. Star Asia Manager has been identified as a related party because it is an equity method investee of the Company. The Company recognizes its share of the income or loss of Star Asia Manager as income or loss from equity method affiliates in the consolidated statements of operations. From time to time, the Company may advance Star Asia Manager funds for normal operating purposes; such advances are a component of due from related party in the consolidated balance sheets.

6. MFCA has been identified as a related party because: (i) in the absence of the fair value option under SFAS No. 159, MFCA would be treated as an equity method affiliate of the Company; (ii) the chairman and principal of the majority member of the Company is the chairman of MFCA’s board; and (iii) the CEO of the Company serves as vice chairman of MFCA’s board. See note 25 — Subsequent Events.

The Company has the following transactions with MFCA:

A.	The Company earns management and incentive fees on its management contract, which are recorded as a component of asset management revenue in the consolidated statements of operations.

B.	Prior to January 1, 2008, the Company recognizes its share of the income or loss of MFCA since MFCA was accounted for under the equity method. The income or loss is recorded as income or loss from equity method affiliates in the consolidated statements of operations.

C.	The Company recognizes dividend income on its investment in MFCA, as a component of principal transactions and other income in the consolidated statements of operations.

D.	Effective January 1, 2008, under the fair value option of SFAS No. 159, the Company recognizes unrealized and realized gains and losses on its investment in MFCA. The unrealized gains and losses and realized gains and losses are recorded as a component of principal transactions in the consolidated statements of operations.

E.	From time to time, the Company may advance MFCA funds for normal operating purposes; this amount is treated as due from related party in the consolidated balance sheets.

F.	MFCA reimburses the Company for certain general administrative expenses (e.g. pro rata of the Company’s rent, telephone, utilities, and other office, internal and overhead expenses) related to MFCA. The Company records this amount as a reduction in the related expense. These expenses are disclosed as shared services (paid) received in the tables at the end of this section.

7. Capital Fusion has been identified as a related party because it was an equity method investee of the Company during 2007. The Company terminated its investment during 2007 and recognized its share of the income or loss of Capital Fusion, as income from equity method affiliates in the consolidated statements of operations. From time to time, the Company advanced Capital Fusion funds for normal operating purposes; this amount was treated as due from related party in the consolidated balance sheets.

8. CFG has been identified as a related party because it is a member of the Company. From time to time, the Company may advance CFG funds for normal operating purposes; this amount is treated as due from related party in the consolidated balance sheets.

9. The Deep Value General Partner has been identified as a related party because (i) the Deep Value General Partner is an equity method affiliate of the Company; and (ii) certain employees of the Company own 50% of the Deep Value General Partner. The Company recognizes its share of the income or loss of the general partner since it is accounted for under the equity method. The income or loss is recorded as income or loss from equity method affiliates in the consolidated statements of operations. From time to time, the Company may advance the Deep Value General Partner funds for normal operating purposes; this is treated as due from related party in the consolidated balance sheets.

10. The Deep Value Offshore Fund has been identified as a related party because the Company has an equity method investment through its 50% ownership of the Deep Value GP which is the general partner of the Offshore Fund.

The Company has the following transactions with the Deep Value Offshore Fund:

A.	The Company earns management and incentive fees on its management contract, which are recorded as a component of asset management revenue in the consolidated statements of operations.

B.	From time to time, the Company may advance funds to the Deep Value Offshore Fund for normal operating purposes; this is treated as due from related party in the consolidated balance sheets.

The following tables display the routine intercompany transactions recognized from the identified related parties during the years ended December 31, 2008, 2007 and 2006, respectively which are described above:

RELATED PARTY TRANSACTIONS

Twelve months ended December 31, 2008

(Dollars in Thousands)

	New Issue revenue	Management fee revenue	Principal transactions and other income				Income (loss) from equity method affiliates	Shared Services (Paid) / Received
			Interest income on note receivable	Dividend income	Gain/(Loss)	Other revenue
The Brigadier Entities	$—	$9,597	$—	$—	$10,185	$—	$—	$—
RAIT/TFT	—	520	—	648	(3,073)	—	—	50
AFN	—	2,661	—	252	(1,431)	—	—	227
CBF	—	70	—	—	—	—	—	—
Star Asia	—	—	—	490	(4,468)	—	—	—
Star Asia Manager	—	—	—	—	—	—	806	—
EuroDekania	—	1,352	—	1,117	(4,898)	—	—	—
MFCA	—	1,277	—	120	(3,188)	—	—	129
DEKU	—	—	—	—	—	—	(511)	90
Deep Value Entities	—	604	—	—	(2,762)	—	(33)	—

Total	$—	$16,081	$—	$2,627	$(9,635)	$—	$262	$496

RELATED PARTY TRANSACTIONS

Twelve months ended December 31, 2007

(Dollars in Thousands)

	New Issue revenue	Management fee revenue	Principal transactions and other income				Income (loss) from equity method affiliates	Shared Services (Paid) / Received
			Interest income on note receivable	Dividend income	Gain/(Loss)	Other revenue
Brigadier Entities	$—	$9,077	$266	$—	$—	$—	$12,849	$—
RAIT/TFT	7,190	1,128	—	1,307	—	—	—	89
AFN	—	32	—	620	—	—	—	361
TBBK	—	—	—	—	—	—	—	(68)
Star Asia	—	—	—	240	—	—	—	—
Star Asia Manager	—	—	—	—	—	—	100	—
EuroDekania	—	2,987	—	268	—	—	—	—
Capital Fusion	—	—	—	—	—	—	(385)	—
MFCA	—	1,112	—	—	—	—	(714)	47
DEKU	—	—	—	—	—	—	(131)	83

Total	$7,190	$14,336	$266	$2,435	$—	$—	$11,719	$512

RELATED PARTY TRANSACTIONS

Twelve months ended December 31, 2006

(Dollars in Thousands)

	New Issue revenue	Management fee revenue	Principal transactions and other income				Income from equity method affiliates	Shared Services (Paid) / Received
			Interest income on note receivable	Dividend income	Gain/(Loss)	Other revenue
Brigadier Entities	$—	$426	$168	$—	$—	$—	$3,553	$—
RAIT/TFT	11,573	951	—	1,368	—	13	—	132
AFN	—	692	—	813	—	—	—	—
TBBK	—	—	—	—	—	—	—	(211)

Total	$11,573	$2,069	$168	$2,181	$—	$13	$3,553	$(79)

The following related party transactions are non-routine and are not included in the tables above.

F.	MFCA and Total Return Swap

In 2007, the Company, prior to the formation of MFCA, entered into a Total Return Swap (“TRS”) with a counterparty bank and began to identify reference bonds for the benefit of MFCA. In August 2007, the TRS was transferred from the Company to MFCA. At that time, the accumulated mark to market loss on the Company’s interest in the TRS was $3,029. In order to approve the transfer and renewal of the TRS, the counterparty required that this loss be realized and funded. As part of the transfer, the Company and MFCA agreed to split that loss and each bear approximately one half of the loss. Accordingly, the Company recorded a $1,500 realized loss for the year ended December 31, 2007, which was included as component of principal transactions and other income in the Company’s consolidated statements of operations.

G.	Euro-denominated CDO Junior Tranche Security Position Sale to the Company’s Chairman

In September 2007, the Company’s U.S. broker dealer purchased a Euro-denominated CDO junior tranche security position that was sponsored by RAIT for $2,582, which the Company accounted for as a trading security. During the period from September 17, 2007 to December 31, 2007, the Company recognized a foreign currency transaction gain of $119 bringing the carrying value of the security to $2,701. The foreign currency transaction gain is a component of principal transactions and other income in the consolidated statements of operations. The Company subsequently sold this position on December 31, 2007 to the Company’s Chairman for $2,672 and recorded a receivable for this amount in due from broker, which was included as a component of receivables on the consolidated balance sheets. The Company subsequently received the cash for the security in January 2008. The Company realized a loss of $29 on the sale. The realized loss is included in net trading in the consolidated statements of operations. The Company also recognized $113 of interest income during the period it owned the security, which is included as a component of net trading in the consolidated statements of operations.

H.	Purchase of Star Asia Shares

During the three months ended June 30, 2008, the Company purchased 2,000,000 ordinary shares of Star Asia directly from Star Asia for $2.00 per share. The Company also purchased an additional 1,500,000 ordinary shares of Star Asia at $2.00 per share from the Company’s Chairman and the Company’s CEO.

In December 2008, the Company purchased 33,000 shares of Star Asia through a secondary trade from an unrelated party for $413.

I.	Chadwick Securities, Inc., a registered broker dealer subsidiary of Resource America, Inc. (“REXI”)

REXI is a publicly traded specialized asset management company in the commercial finance, real estate and financial fund management sectors. It has been identified as a related party because (i) the chairman of the board of REXI is the father of the Company’s chairman and the principal of the majority member of the Company; (ii) the CEO of REXI is the brother of the Company’s chairman and the principal of the majority member of the Company. In May 2008, the Company’s U.S. broker dealer subsidiary paid a fee of $231 to Chadwick Securities, Inc. for its services as the introducing agent for a transaction in which the Company’s broker dealer subsidiary purchased securities from an investment bank. The Company recognized this as a component of the purchase price of the security.

J.	Subordinated Notes Payable to Related Parties

In June 2008, the Company obtained $9,000 of unsecured subordinated financing from the Company’s chairman, the Company’s CEO and CFG (see note 11 for a description of the transaction.)

K.	Other

From time to time, the Company’s U.S broker dealer subsidiary provided certain brokerage services to its employees in the ordinary course of doing business. The Company recognized approximately $34, $0, and $0 of net trading revenue from these activities during 2008, 2007 and 2006, respectively.

23. DUE FROM / DUE TO RELATED PARTIES

The following table summarizes the outstanding due to / (from) related parties. These amounts may result from normal operating advances or from timing differences between the transactions disclosed in note 22 and final settlement of those transactions in cash. All amounts are non-interest bearing.

DUE FROM/DUE TO RELATED PARTIES

(Dollars in Thousands)

	December 31, 2008	December 31, 2007
RAIT	$37	$912
AFN	226	169
Brigadier Entities	7,093	9,079
Deep Value Offshore Fund	345	111
Deep Value GP	45	—
EuroDekania	—	1,059
DEKU	409	58
Star Asia Manager	21	20
Muni Funding Company of America	40	182
Cohen Financial Group, Inc.	15	37
Cohen Brothers Financial, LLC	102	—
Employees & Other	116	102

Total Due from Related Parties	$8,449	$11,729

EuroDekania	$135	$—

Total Due to Related Parties	$135	$—

24. DISTRIBUTIONS

The Company made distributions to its members in the amounts of $7,826, $73,695, and $38,688 for the years ended December 31, 2008, 2007 and 2006, respectively. Distributions to members are governed by the Company’s LLC operating agreement. The Company’s members can agree to distributions of profits in their relative ownership percentages. In addition, the operating agreement calls for certain minimum distributions to satisfy the income tax liabilities of the members related to the Company’s taxable income.

25. SUBSEQUENT EVENTS

Merger with AFN

On February 20, 2009, the Company signed a definitive merger agreement with AFN. Subject to AFN shareholder approval and other required closing conditions, the Company will merge with a wholly owned subsidiary of AFN and will survive the merger as a majority owned subsidiary of AFN. In the business combination, (1) each Cohen Class A membership unit together with one Cohen Class B membership unit will entitle the holder thereof to either receive 0.57372 shares of AFN common stock or retain 0.57372 recapitalized Cohen membership units and (2) Daniel G. Cohen, who owns all of the Cohen Class C membership units, will be entitled to receive one share of AFN Series A Voting Convertible Preferred Stock, par value $0.001 per share, which is referred to herein as the Series A Share. The Series A share will have no economic rights but will entitle Mr. Cohen to elect at least one-third (but less than a majority) of AFN’s board of directors. On or after June 30, 2010, Mr. Cohen may convert the Series A share into AFN Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, which will have no economic rights but will entitle Mr. Cohen to vote together with AFN’s stockholders on all matters presented to its stockholders and to exercise approximately 31.9% of the voting power of AFN’s common stock (assuming all Cohen members except Mr. Cohen elect to receive AFN common stock in the business combination and there is no change in AFN’s capitalization). The recapitalized Cohen membership units may be redeemed for cash or, at AFN’s discretion, an equivalent number of shares of AFN common stock at any time in the future after a minimum required holding period (the six-month period following the completion of the business combination for all members other than Mr. Cohen and the three-year period following the completion of the business combination for Mr. Cohen), which will apply to any interests not converted immediately upon the effectiveness of the business combination. If all recapitalized Cohen membership units were to be converted into shares of AFN’s common stock, AFN’s existing stockholders (including the Company’s members who may own AFN shares directly) would own 38.5% and current Cohen members would own 61.5% of AFN post-business combination. The Company will be treated as the acquirer for accounting purposes.

The proposed merger, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the merger is subject to approval by the affirmative vote of a majority of the votes cast by holders of the AFN’s common stock, provided that the number of votes cast on the matter is over 50% of the votes entitled to be cast on the proposal.

Sale of Emporia Contracts

On February 27, 2009, the Company sold three CLO management contracts comprising substantially all of the Company’s Emporia business line to an unrelated third party, Allied Capital (NYSE:ALD). The Company received net proceeds from this sale, after the payment of certain expenses, of approximately $7.3 million. These proceeds were used to pay down the Company’s existing senior debt outstanding. In addition, the Company is entitled to certain contingent payments based on the amount of subordinated management fees received by Allied under the sold CLO management contracts in an amount not to exceed an additional $1.5 million. In addition to purchasing the management contracts, Allied Capital hired several of the Company’s employees who had serviced these contracts and the Company terminated the remainder.

The sale of two of the three CLO management contracts required AFN’s consent as a majority equity holder in those CLOs. In addition, the sale of the CLO management contracts resulted in a default under a leveraged loan warehouse facility in which AFN has an interest. As a result, the Company agreed to pay $3.0 million to AFN in order to compensate AFN for amounts that it would have otherwise received had the default not occurred under such financing facility. This payment is only required if the merger is not completed.

The Company expects to record an initial gain of $4.3 million in the consolidated statement of operations (representing the cash received of $7.3 million less the $3.0 million contingent payment due to AFN). The

Company will initially record the contingent payment as a liability. Finally, the Company will record the contingent payments to be received from Allied Capital of the subordinated fee (of up to $1.5 million) as additional gain as such payments are actually received.

DEKU

The DEKU trust began liquidation in February 2009. This transaction and its impact on the Company’s financial statements are described in note 19.

MFCA

On February 9, 2009, the Company was advised that a new investor, Tiptree Financial Partners, L.P. (“Tiptree Financial”), recently acquired approximately 57% of the shares of MFCA.

On March 18, 2009, the board of directors of MFCA approved the assignment of the current MFCA management contract between the Company and MFCA to Tiptree Municipal Management, LLC (“Tiptree Management”). The Company will receive no cash proceeds for this assignment nor will it receive a termination fee from MFCA. The Company will receive a participation fee beginning on March 13, 2012 and for the ten year period thereafter equal to ten percent of the revenue of Tiptree Management in excess of $1 million.

On March 18, 2009, the Company and Tiptree Management entered into a sub advisory agreement related to the management of the Non Profit Preferred Funding I (“NPPF 1”) STEP management contract. Prior to this date, the Company managed this STEP and provided the related management services. The Company has agreed to pay Tiptree Management a sub advisory fee equal to 45% of the management fee revenue Cohen receives under this management contract. The Company personnel that provided the services related to this contract were terminated on this date and hired by Tiptree Management.

The 2009 Credit Facility

On June 1, 2009, the Company completed an amended and restated credit facility with TD Bank, (the “2009 Credit Facility”). The Company made an initial draw under the 2009 Credit Facility for $30 million and used this draw, combined with existing cash reserves to pay off the existing Bank Group Loan. The 2009 Credit Facility provides for available borrowings of the lesser of the maximum revolving credit amount, which is initially $30 million, or a calculation which is based upon the present value certain of the Company’s CDO management fees as well as a percentage of the estimated value of certain other investments the Company has pledged as collateral. The 2009 Credit Facility matures on May 31, 2011. The total maximum revolving credit amount under the 2009 Credit Facility is reduced by $1 million per month beginning on November 15, 2009 and by the amount of proceeds received as a result of asset sales involving collateral, sales of capital stock, or amounts received on account of the issuance of equity interests of Cohen or CFG. The 2009 Credit Facility bears interest, at the Company’s option at either: (a) one, two or three month LIBOR plus 6.5% or (b) a base rate (as defined in the loan agreement) plus 3.75% subject to an absolute minimum interest rate of 8.5%. The 2009 Credit Facility charges an unused fee of 0.50% per annum payable quarterly based on the unused available funds under the facility. In addition, TD Bank charged an upfront fee of 3.00% and an exit fee at the first to occur of maturity, payment in full, or acceleration of 1.50% of the initial available borrowing amount.

The effect of the 2009 Credit Facility and the related security and pledge agreements is that the Company has granted a security interest in substantially all of its assets and substantially all of its asset management agreements with the exception of certain of its investments that are currently classified as trading inventory assets held in the Non-Guaranteeing Subsidiaries. However, the Company is limited in the amount of capital it can invest and have at any point in time, in these Non-Guaranteeing Subsidiaries.

The 2009 Credit Facility limits the Company’s ability to use its assets to fund ongoing operations. All of the Company’s investments classified as other investments, at fair value and as investments in equity method affiliates are encumbered under the 2009 Credit Facility and related agreements. The remaining investments classified as trading are not specifically encumbered under the 2009 Credit Facility because they are held in the Non-Guaranteeing Subsidiaries.

The 2009 Credit Facility contains standard covenants and restrictions that, among other things, restrict the Company’s ability to pay distributions to members in certain cases, to enter into a merger, to acquire another company, to take on additional debt, engage in asset sales, and to enter into new leases or other commitments. However, the merger with AFN is specifically permitted under the 2009 Credit Facility.

The 2009 Credit Facility imposes significant restrictions on the Company’s ability to make distributions to its members. Prior to the merger with AFN, the Company will effectively be limited to paying distributions to its members in an amount equal to the greater of (1) the preferred return to be paid to members who own Class A membership units as required under the Company’s Third Amended and Restated Limited Liability Company Agreement and (2) the amount necessary for each member to pay federal and state income taxes resulting solely from such member’s allocated share of the Company’s income (“Tax Distributions”). Subsequent to the merger, the Company will continue to be permitted to make Tax Distributions to its members (including AFN). In addition, the Company will be allowed to make distributions to AFN for certain limited purposes, including distributions required so that AFN can make regularly scheduled payments on its subordinated debt and convertible notes. These restrictions on distributions will limit the Company’s ability to pay its members distributions in excess of required Tax Distributions and will preclude AFN from paying dividends to its shareholders.

The 2009 Credit Facility includes certain financial covenants such as (1) minimum net worth; (2) minimum consolidated cash flow to fixed charge coverage ratio; (3) maximum funded debt to consolidated cash flow ratio; and (4) post-business combination, a requirement to maintain $15 million of cash available at all times. All relevant terms are defined in the credit agreement.

The 2009 Credit Facility contains a provision whereby there is an event of default if the business combination with AFN is terminated by either party and 60 days have elapsed since such termination or, in any event, if the business combination is not completed by November 30, 2009. If the business combination is not completed within the required time frame, TD Bank has the right to accelerate the maturity of the 2009 Credit Facility, thereby causing the 2009 Credit Facility to become payable in full.

COHEN BROTHERS, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30, 2009 (unaudited)	December 31, 2008
Assets
Cash and cash equivalents	$17,063	$31,972
Receivables	4,808	8,001
Due from broker	10,996	3,952
Due from related parties	2,499	8,449
Investments-trading	7,288	16,774
Other investments, at fair value	37,866	59,804
Investments in equity method affiliates	497	2,356
Goodwill	8,728	8,728
Intangible assets, net	929	1,285
Other assets	16,639	18,395

Total assets	$107,313	$159,716

Liabilities
Accounts payable and other liabilities	$8,046	$6,511
Due to broker	10,266	2,063
Accrued compensation	7,335	11,823
Due to related parties	—	135
Deferred income	4,806	2,177
Senior debt	29,950	67,000
Subordinated notes payable to related parties	9,229	9,094

Total liabilities	69,632	98,803

Commitments and contingencies

Members’ equity
Cohen Brothers, LLC members’ equity:
Members’ capital	38,878	51,622
Accumulated other comprehensive loss	(1,197)	(1,725)

Total Cohen Brothers, LLC members’ equity	37,681	49,897
Noncontrolling interest:	—	11,016

Total members’ equity	37,681	60,913

Total liabilities and members’ equity	$107,313	$159,716

See accompanying notes to unaudited consolidated financial statements

COHEN BROTHERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues
New issue and advisory	$518	$591	$745	$1,662
Asset management	7,614	14,005	16,913	30,810
Principal transactions and other income	2,620	6,034	(1,304)	11,007
Net trading	9,694	4,477	21,011	5,213

Total revenues	20,446	25,107	37,365	48,692

Operating expenses
Compensation and benefits	16,656	12,720	34,095	24,508
Business development, occupancy, equipment	1,210	1,800	2,757	3,795
Professional services and other operating	3,750	3,170	7,366	5,969
Depreciation and amortization	635	1,002	1,289	2,010

Total operating expenses	22,251	18,692	45,507	36,282

Operating income / (loss)	(1,805)	6,415	(8,142)	12,410

Non operating income / (expense)
Change in fair value of interest rate swap	(1)	312	6	(309)
Interest expense	(1,456)	(2,059)	(2,661)	(4,775)
Gain on sale of management contracts	226	—	4,484	—
Income / (loss) from equity method affiliates	225	(20)	(3,858)	(96)

Income / (loss) before income taxes	(2,811)	4,648	(10,171)	7,230
Income taxes	120	645	188	2,016

Net income (loss)	(2,931)	4,003	(10,359)	5,214
Less: Net loss attributable to the noncontrolling interest	—	—	(11)	—

Net income (loss) attributable to Cohen Brothers, LLC	$(2,931)	$4,003	$(10,348)	$5,214

See accompanying notes to unaudited consolidated financial statements

COHEN BROTHERS, LLC

Consolidated Statement of Changes in Members’ Equity

Six Months Ended June 30, 2009

(Dollars in Thousands)

(Unaudited)

	Cohen Brothers, LLC
	Members’ capital	Accumulated other comprehensive income (loss)	Noncontrolling Interest	Total	Comprehensive income (loss)
Balance at December 31, 2008	$51,622	$(1,725)	$11,016	$60,913	$—
Deconsolidation of subsidiary	—	—	(11,005)	(11,005)	—
Equity-based compensation	2,137	—	—	2,137	—
Distributions	(4,533)	—	—	(4,533)	—
Net loss	(10,348)	—	(11)	(10,359)	(10,359)
Foreign currency items	—	528	—	528	528

Balance at June 30, 2009	$38,878	$(1,197)	$—	$37,681	$(9,831)

See accompanying notes to unaudited consolidated financial statements

COHEN BROTHERS, LLC

Consolidated Statements of Cash Flows

(Dollars in Thousands)

(Unaudited)

	Six months ended June 30,
	2009	2008
Operating activities
Net income (loss)	$(10,359)	$5,214
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities
Gain on sale of management contracts	(4,484)	—
Equity-based compensation	2,137	3,680
Net realized gain on other investments	(9,959)	—
Change in unrealized loss on investments – trading	2,209	3,136
Change in unrealized loss (gain) on other investments	11,155	(7,562)
Depreciation and amortization	1,289	2,010
Loss from equity method affiliates	3,858	96
(Increase) decrease in receivables	3,478	2,676
(Increase) decrease in investments-trading, net	7,277	(1,447)
(Increase) decrease in other assets, net	2,356	(1,138)
(Increase) decrease in due from related parties, net	5,698	9,628
Increase (decrease) in accrued compensation	(4,546)	(21,922)
Increase (decrease) in accounts payable and other liabilities	1,082	(348)
(Increase) decrease in due from broker	(7,044)	1,785
Increase (decrease) in due to broker	8,203	(30)
Increase (decrease) in deferred income	(120)	(38)

Net cash provided by (used in) operating activities	12,230	(4,260)

Investing activities
Purchase of investments-other investments, at fair value	(600)	(16,000)
Proceeds from sale of management contracts	7,484	—
Sales of investments-other investments, at fair value	10,000	10,500
Investment in equity method affiliates	(2,599)	(100)
Return from equity method affiliates	600	—
Return of principal, investments-other investments, at fair value	375	—
(Purchase) reimbursement of furniture, equipment, and leasehold improvements	(320)	304

Net cash provided by (used in) investing activities	14,940	(5,296)

Financing activities
Repayment of debt	(37,050)	(24,000)
Issuance of subordinated notes payable to related parties	—	9,000
Payments for deferred issuance and financing costs	(988)	—
Repurchase of employee units	—	(20)
Distributions	(4,533)	(4,589)

Net cash used in financing activities	(42,571)	(19,609)

Effect of exchange rate on cash	492	257

Net decrease in cash and cash equivalents	(14,909)	(28,908)
Cash and cash equivalents, beginning of period	31,972	72,175

Cash and cash equivalents, end of period	$17,063	$43,267

See accompanying notes to unaudited consolidated financial statements

COHEN BROTHERS, LLC

Notes to the Unaudited Consolidated Financial Statements

June 30, 2009

(Dollars in thousands, except share and per share or per unit information)

1. ORGANIZATION AND NATURE OF OPERATIONS

The Formation Transaction

Cohen Brothers, LLC (d/b/a Cohen & Company) was formed on October 7, 2004 by Cohen Bros. Financial, LLC (“CBF”). Cohen & Company was formed to acquire the net assets of CBF’s subsidiaries (the “Formation Transaction”): Cohen Bros. & Company, Inc.; Cohen Frères SAs; Dekania Investors, LLC; Emporia Capital Management, LLC; and the majority interest in Cohen Bros. & Toroian Investment Management, Inc. The Formation Transaction was accomplished through a series of transactions occurring between March 4, 2005 and May 31, 2005.

The Company

Cohen & Company, through its subsidiaries (Cohen & Company and such subsidiaries are collectively referred to as, the “Company” or “Cohen”), is an investment firm specializing in credit related fixed income investments. As of June 30, 2009, the Company had $17.6 billion in assets under management, or AUM.

The Company’s business is organized into three business segments:

Capital Markets: The Company’s Capital Markets segment consists of fixed income securities sales and trading through its broker dealer subsidiary, Cohen & Company Securities, LLC, interest income and interest expense and gains and losses on secondary trading activities, origination of corporate debt issues, advisory services, and new issue securitizations. The Company’s fixed income sales and trading group provides trade execution to corporate and institutional investors. The Company specializes in the following products: high grade corporate bonds, asset backed securities (“ABS”), collateralized loan obligations (“CLOs”), mortgage backed securities (“MBS”), trust preferred securities (“TruPS”), whole loans, and other structured financial instruments.

Asset Management: The Company serves the needs of client investors by managing assets within investment funds, managed accounts, permanent capital vehicles, and collateralized debt obligations (collectively referred to as “Investment Vehicles”). A collateralized debt obligation (“CDO”) is a form of secured borrowing. The borrowing is secured by different types of fixed income assets such as corporate or mortgage loans or bonds. The borrowing is in the form of a securitization which means that the lenders are actually investing in notes backed by the assets. The lender will have recourse only to the assets securing the loan. The Company’s Asset Management segment includes its fee based asset management operations which include ongoing base and incentive management fees.

Principal Investing: The Company’s Principal Investing segment is comprised primarily of its seed capital investments in Investment Vehicles it manages.

The Company generates its revenue by segment primarily through the following activities:

Capital Markets:

•

trading activities of the Company’s broker dealer subsidiary which include riskless trading activities as well as gains and losses (unrealized and realized) and income and expense earned on securities classified as trading;

•

new issue and advisory revenue comprised of (i) origination fees for corporate debt issues originated by the Company; (ii) revenue from advisory services and (iii) new issue securitization revenue associated with arranging in new securitizations;

Asset Management:

•

asset management fees for the Company’s on-going services as asset manager charged and earned by managing Investment Vehicles, which may include fees both senior and subordinated to the securities in the Investment Vehicle;

•	incentive management fees earned based on the performance of the various Investment Vehicles;

Principal Investing:

•

gains and losses (unrealized and realized) and income and expense earned on securities (primarily seed capital investments in original issuance of Investment Vehicles the Company manages) classified as other investments, at fair value; and

•	income or loss from equity method affiliates.

2. BASIS OF PRESENTATION

The accompanying consolidated financial statements, as of June 30, 2009 and December 31, 2008 and for the three and six months ended June 30, 2009 and 2008, are unaudited except for the consolidated balance sheet information as of December 31, 2008, which is derived from the Company’s accompanying audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”). The financial statements for the interim periods presented do not include all the information and footnote disclosures required by GAAP for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2008. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments and accruals of a normal and recurring nature which are necessary for a fair presentation of the Company’s consolidated financial position and consolidated results of operations and cash flows. The results of operations for the interim periods presented are not necessarily indicative of results for the full year. Certain prior period amounts have been reclassified to conform to the current period presentation.

The Company has evaluated subsequent events through the date and time the financial statements were available to be issued on August 20, 2009. No material subsequent events have occurred since June 30, 2009 and through August 20, 2009 that required recognition or disclosure in these financial statements.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.    Principles of Consolidation

The consolidated financial statements reflect the accounts of Cohen & Company and the accounts of its wholly and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

B.    Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.    Adoption of New Accounting Standards

Fair Value Measurements Applicable to Nonfinancial Assets and Nonfinancial Liabilities

On January 1, 2009, the Company adopted the remaining provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), related to certain nonfinancial assets and nonfinancial liabilities. The Company had delayed adopting these provisions in 2008 in accordance with FSP No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and nonfinancial liabilities. Examples of applicable nonfinancial assets and nonfinancial liabilities include, but are not limited to:

•	Nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination that are not subsequently remeasured at fair value (nonrecurring fair value measurements);

•

Reporting units measured at fair value in the goodwill impairment test as described in SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), and nonfinancial assets and nonfinancial liabilities measured at fair value in the SFAS No. 142 goodwill impairment test, if applicable; and

•	Nonfinancial long-lived assets measured at fair value for impairment assessment under SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets.

The adoption of the remaining provisions of SFAS No. 157 did not have an impact on the Company’s financial statements or disclosures for the six months ended June 30, 2009. However, this is an ongoing assessment and it may impact the Company’s financial statements in the future.

Noncontrolling Interests

On January 1, 2009, the Company adopted the provisions of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an Amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”), which was issued in December 2007. SFAS No. 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements as opposed to mezzanine equity. SFAS No. 160 also changes the way the consolidated statement of operations is presented by requiring net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. For all periods in which a consolidated balance sheet is presented, the Company reclassified all amounts, from the former “minority interest” caption, formerly displayed between total liabilities and members’ equity, to a new line item, “non-controlling interests,” which is included in members’ equity. Additionally, in the statement of operations, the Company does not deduct any non-controlling interest in determining net income. Rather, the Company displays, below net income on the face of the statement of operations, the portion of consolidated net income or loss that is attributable to the controlling and non-controlling interests. Other than the reclassification described above, the adoption of SFAS No. 160 did not have a material effect on the Company’s financial condition or results of operations.

Business Combinations

On January 1, 2009, the Company adopted SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”), which was issued in December 2007. The objective of this statement is to improve the comparability of the information that a reporting entity provides in its financial reports about a business combination. To achieve these objectives, SFAS No. 141(R) establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in this statement. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

The Company anticipates completing a merger with Alesco Financial, Inc. (“AFN”) in 2009. If completed, SFAS No. 141(R) will apply to this transaction. See note 4.

Accounting for Transfers of Financial Assets and Repurchase Financing Transactions

On January 1, 2009, the Company adopted the provisions of FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP FAS 140-3”), which was issued in February 2008, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Under FSP FAS 140-3, it is presumed that an initial transfer of a financial asset and a repurchase are considered part of the same arrangement, known as a linked transaction. However, if certain criteria are met, the initial transfer and repurchase financing may not be evaluated as a linked transaction and must be evaluated separately under SFAS No. 140. FSP FAS 140-3 became effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company did not enter into any collateralized securities transactions as of or during the six months ended June 30, 2009. The Company’s adoption of FSP FAS 140-3 did not have an impact on its consolidated financial statements.

Disclosures about Derivative Instruments and Hedging Activities

On January 1, 2009, the Company adopted SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”), which was issued in March 2008. SFAS No. 161 provides for enhanced disclosures about how and why an entity uses derivative instruments and where those derivatives and related hedged items are reported in the entity’s financial statements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Since SFAS No. 161 requires only additional disclosures concerning derivatives and hedging activities, the adoption of SFAS No. 161 did not have an impact on its consolidated financial statements. See note 9 for additional discussion about the Company’s derivative instruments.

Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies

The Company adopted the provisions of FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP FAS 141(R)-1”) upon its issuance in April 2009. FSP FAS 141(R)-1 amends the provisions in SFAS No. 141(R) for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. This FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS No. 141(R) and instead carries forward most of the provisions in original SFAS No. 141 for acquired contingencies. This FSP requires that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition date fair value of that asset or liability can be determined during the measurement period. If the acquisition date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of SFAS No. 5, Accounting for Contingencies, to determine whether the contingency should be recognized at the acquisition date or after it. FSP FAS 141(R)-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company anticipates completing a merger with AFN in 2009. If completed, SFAS No. 141(R) will apply to this transaction. See note 4.

Interim Disclosures about Fair Value of Financial Instruments

During the second quarter of 2009, the Company adopted FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”) which was issued in April 2009. FSP FAS 107-1 and APB 28-1 amend SFAS No. 107, Disclosures About Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for reporting periods of publicly traded companies as well as annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP is effective for interim reporting periods ending after June 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Since FSP FAS 107-1 and APB 28-1 require only additional disclosures concerning interim periods, the adoption of this FSP did not have an impact on its consolidated financial statements. See note 3-J.

Recognition and Presentation of Other-Than-Temporary Impairments

During the second quarter of 2009, the Company adopted FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP FAS 115-2 and FAS 124-2”) which was issued in April 2009. FSP FAS 115-2 and FAS 124-2 require entities to separate an other-than-temporary impairment of a debt security into two components when there are credit related losses associated with the impaired debt security for which management asserts that it does not have the intent to sell the security, and it is more likely than not that it will not be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive loss. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company’s adoption of FSP FAS 115-2 and FAS 124-2 did not have an impact on its consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”). Under this FSP, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or the liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction for the asset or the liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value. FSP FAS 157-4 is effective for periods ending after June 15, 2009. FSP FAS 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after the initial adoption. The Company adopted FSP FAS 157-4 effective April 1, 2009 and its application did not have an impact on its consolidated financial statements.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued. Specifically, SFAS No. 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. SFAS No. 165 provides largely the same guidance on subsequent events which previously existed only in auditing literature. SFAS No. 165 is effective for fiscal years and interim periods ended after June 15, 2009 and will be applied prospectively. The Company adopted the provisions of SFAS No. 165 effective for the second quarter of 2009 and the adoption of this statement did not have an impact on its consolidated financial statements. See note 2.

D.    Financial Instruments – Investments – Trading and Other Investments

The Company accounts for its investment securities at fair value under various accounting literature including SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). The Company also accounts for certain assets at fair value under applicable industry guidance, namely investment company accounting guidance.

The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”) applicable to financial assets and financial liabilities (except for certain provisions related to nonfinancial assets and nonfinancial liabilities that had a delayed effective date of January 1, 2009, see note 3-C), in the first quarter of 2008. SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and requires additional disclosures about fair value measurements. The definition of fair value focuses on the price that would be received to sell the asset or paid to transfer the liability between market participants at the measurement date (an exit price). An exit price valuation will include margins for risk even if they are not observable. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (“Level 1, 2 and 3”). The Company applied the provisions of SFAS No. 157 prospectively to financial assets and financial liabilities that are required to be measured at fair value under existing U.S. GAAP. Upon adoption of SFAS No. 157, the Company did not record a cumulative effect adjustment of applying SFAS No. 157 to the Company’s opening members’ capital, as the Company already had previously recorded its assets and its liabilities at fair value. See note 8 for additional information regarding SFAS No. 157.

In conjunction with the adoption of SFAS No. 157, the Company also adopted on January 1, 2008 SFAS No. 159. This standard provides companies the option of reporting certain instruments at fair value (with changes in fair value recognized in the statement of operations) which were previously either carried at cost, not recognized on the financial statements, or carried at fair value with changes in fair value recognized as a component of equity rather than in the statement of operations. The election is made on an instrument-by-instrument basis and is irrevocable. SFAS No. 159 provides entities with a one-time opportunity, upon initial adoption of this statement, to elect the fair value option for existing eligible items. Upon such election, any differences between the beginning carrying amount of the selected item and its fair value as of the effective date would be included in the cumulative effect adjustment to beginning members’ equity and all subsequent changes in fair value for the instrument would be reported in earnings. The Company elected to apply the fair value option to the following financial assets existing at the time of the adoption:

1.	All of the Company’s available for sale securities reported as other investments, at fair value on the consolidated balance sheets; and

2.	The Company’s investments in the equity method investees of Brigadier and MFCA.

For a discussion of the above financial instruments for which the fair value elections were made and the basis for those elections, see notes 3-D and 5 to the Company’s 2008 Audited Consolidated Financial Statements.

As a result of the adoption of SFAS No. 159, the Company recorded a loss of $11,970, net of tax, as a cumulative effect adjustment to the Company’s beginning members’ capital. This loss was comprised of the following: (1) the removal of the loss of $11,560, net of tax, related to these assets from accumulated other comprehensive loss; (2) a loss of $331, net of tax, related to an adjustment between the fair value and the carrying value for the Company’s investment in MFCA on January 1, 2008; and (3) a loss of $79, net of tax, related to the reversal of accrued interest on the most junior CDO securities for which the fair value option was elected at the date of adoption. Refer to notes 3-D and 5 to the Company’s 2008 Audited Consolidated Financial Statements for additional information. The changes in fair value of these instruments are recorded in principal transactions and other income in the consolidated statements of operations.

SFAS No. 115 requires that the Company classify its investments as either (i) held to maturity, (ii) available for sale, or (iii) trading. This determination is made at the time a security is purchased or otherwise acquired.

In all periods presented, the Company had no securities classified as held to maturity or available for sale. Securities classified as trading are recorded at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by the Company’s management. These models include estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange.

When the Company acquires an investment, a distinction is made that impacts the Company’s accounting treatment. If the investment is acquired and expected to be held for a considerable period of time it is classified as other investments, at fair value. If however, it is expected to be sold in the near term, it is classified as investments-trading.

If the investment is acquired as part of the initial issuance and deal closing of the security, the investment is referred to as an investment in a Primary Issuance. If the investment is acquired subsequent to its initial issuance, the investment is referred to as an investment in a Secondary Issuance. Primary Issuance securities are generally classified as other investments, at fair value and Secondary Issuance securities are generally classified as investments-trading in the consolidated balance sheets.

Other Investments, at fair value

Unrealized and realized gains and losses on securities classified as other investments, at fair value in the consolidated balance sheets are recorded as a component of principal transactions and other income in the consolidated statements of operations. Other investments, at fair value may include securities that were issued by CDO entities. Such securities are referred to as CDO Securities.

Investments-trading

Unrealized and realized gains and losses on securities classified as investments-trading are recorded in net trading in the consolidated statements of operations. Investments-trading may include CDO Securities.

Also, from time to time, the Company may be deemed to be the primary beneficiary of a variable interest entity and may be required to consolidate it and its investments under FASB Interpretation 46R (“FIN 46R”) (see note 3-F). In those cases, the Company’s classification of the assets as trading, available for sale, or held to maturity will depend on the investment’s intended use by the variable interest entity.

E.    Investment Vehicles

As of June 30, 2009 and December 31, 2008, the Company had investments in several Investment Vehicles. When making an investment in an Investment Vehicle, the Company must determine the appropriate method of accounting for the investment. In most cases, the Company will either (i) account for its investment under the equity method of accounting or (ii) account for its investment as a marketable equity security under the provisions of SFAS No. 115. In either case, the Company may account for its investment at fair value under the fair value option election in SFAS No. 159. The Company also performs a consolidation assessment of all Investment Vehicles.

The Company may treat an investment in equity of an entity under the equity method of accounting when it has significant influence (as described in several pronouncements) in the investee. Significant influence is commonly interpreted as owning between 20% and 50% of an investee. However these percentages are only a guideline and the Company considers the unique facts and circumstances of each investment. In addition, the Company may elect to account for its investment at fair value under the fair value option in SFAS No. 159.

The Company consolidates an investment when it has control of the investee. In general, control is interpreted as owning in excess of 50% of the voting interest of an investee. However, this percentage is only a guideline and the Company considers the unique facts and circumstances of each investment.

In addition, if the Company determines the investee is a variable interest entity and the Company is the primary beneficiary, the Company will consolidate the investee under the requirements of FIN 46R.

If the Company determines that it is not required to consolidate an investee; and does not have significant influence over the investee, it will account for the investment as a marketable equity security under the provisions of SFAS No. 115.

The following discussion describes the Company’s accounting policy as it pertains to the Company’s Investment Vehicles other than investments in CDO securities, the associated management contracts, and other related transactions.

Alesco Financial Inc. (“AFN”)

The Company has an investment in and serves as external manager of AFN.

Alesco Financial Trust (“AFT”) began operations in January 2006 when it completed a private offering of securities, and the Company purchased 400,000 shares of AFT at the initial private offering price of $10 per share. In 2006, AFT merged with a public company, Sunset Financial Resources, Inc. (“Sunset”). As part of the merger, each holder of AFT shares received 1.26 shares of Sunset. Following the merger, Sunset changed its name to AFN.

AFN is a publicly traded REIT. AFN has historically invested in (i) subordinated debt financings originated by the Company or third parties, primarily in the form of TruPs issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies; (ii) leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and (iii) mortgage loans and other real estate related senior and subordinated debt securities, RMBS, and CMBS.

As of June 30, 2009 and December 31, 2008, the Company owned less than 1% of AFN’s outstanding shares. The chairman and principal of the majority member of the Company serves as the chairman of AFN and the Company’s Chief Operating Officer (“COO”) also serves as a member of AFN’s board of directors. The Company’s COO serves as the Chief Executive Officer (“CEO”) of AFN. The Company concluded that this arrangement does not rise to the level of significant influence and accounted for its investment as a marketable equity security classified as available for sale prior to 2008. The Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159 effective January 1, 2008. See notes 3-D and 8 for further information.

The Company serves as external manager of AFN. The management contract for AFN includes a base fee, an incentive fee, and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the equity of AFN (as defined in the agreement) and is determined on a monthly basis. The base fee must be approved by the board of AFN.

(ii)	The incentive fee is calculated based on the percentage that AFN’s net income (as defined in the agreement) exceeds certain thresholds and is determined and paid on a quarterly basis. There is no recapture of incentive fee earned or paid in previous quarters. The incentive fee must be approved by the board of AFN.

(iii)	The asset management fee credit reduces the amount otherwise payable by AFN by an amount equal to AFN’s proportionate share, based on AFN’s equity interest in a CDO, of any asset management fees paid to the Company for managing a CDO in which AFN invests. It is determined on a quarterly basis. The management fee credit can reduce the base fee and incentive fee earned in any quarter, but can not reduce it below zero. It can not be applied against base management fees or incentive fees earned in previous quarters.

The Company records the base and incentive management fees (net of applicable management fee credit) on a quarterly basis.

See note 4 for a discussion of the proposed merger with AFN.

Brigadier LP

The Company has an investment in and serves as external manager of Brigadier LP and other related entities (collectively, the “Brigadier Entities”).

Brigadier LP, formed by the Company in May 2006, is an investment fund that primarily earns investment returns by investing in various fixed income and credit market related investments and related securities through its related master fund (described below). In general terms, the following chart outlines the structure of the Brigadier Entities:

The investments are currently exclusively held in the Brigadier Master Fund. Third party U.S. taxable investors invest in the Brigadier Master Fund through Brigadier LP as limited partners. Third party non-U.S.

investors and tax exempt U.S. investors invest through the Brigadier Offshore Fund. The Company is the general partner of Brigadier LP and made an initial investment in Brigadier LP. The Company has no ownership interest in the Offshore Fund. In addition to being general partner of Brigadier LP, the Company has made an investment as a limited partner as well.

In addition, there was a separate account (the “Brigadier Separate Account”) for one investor which followed the same investment strategy as Brigadier and was managed by the same personnel that manage Brigadier. The separate account was redeemed during the second quarter of 2009. The Company had no ownership interest in the Brigadier Separate Account.

SFAS No. 94, Consolidation of all Majority Owned Subsidiaries (“SFAS No. 94”) generally requires that an investee should be consolidated if the Company owns a majority interest unless such control is deemed to be temporary. During certain periods, the Company has owned a majority of limited partner interests in Brigadier LP, which is generally an indicator of control. However, the Company has deemed its control to be temporary. Accordingly, the Company utilized the equity method of accounting for this investment from inception. Under the equity method of accounting, the Company recognizes its share of the partnership’s net income as income from equity method affiliates in the consolidated statements of operations. Any distributions received would be treated as a reduction in the investment balance.

As of June 30, 2009 and December 31, 2008, the Company owned 26% and 40%, respectively, of Brigadier LP through its general and limited partnership interests.

The Company is also the general partner of Brigadier LP. EITF 04-05, Determining Whether a General Partner, or the General Partners As a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, requires that the general partner be deemed to have control, and thereby consolidate the partnership, regardless of actual voting percentage, unless the other partners have substantive kick-out rights, as defined in EITF 04-05. In the case of Brigadier LP, the unaffiliated limited partners can replace the Company as general partner through the vote of a simple majority of the voting interests without taking into account the Company’s limited partnership investment. Therefore, the Company has concluded that substantive kick-out rights do exist and the Company would not be deemed to have control and is therefore not required to consolidate the investment fund.

Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159. See notes 3-D and 8 for further information.

The Company also serves as external manager of Brigadier LP, the Brigadier Offshore Fund, and the Brigadier Separate Account. The management contract for these entities includes a base fee, an incentive fee and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the net asset value of each entity (as defined in the agreement) on a monthly basis.

(ii)	The incentive fee is based on the return earned for the investors. It is determined on an annual basis.

(iii)	The management fee credit excludes, from the calculation of the base fee, the net asset value of any investments the Brigadier Master Fund holds in Company-sponsored CDOs. It is determined on a monthly basis. The Brigadier management fee credit cannot be applied against previous month’s base fees and can not be applied against incentive fees in any case.

The base fee and management fee credit are recognized on a monthly basis. The Company recognizes the incentive fee once it is determined at the end of each year. In the event of redemptions, the incentive fees attributable to the redeeming investors are fixed at the point in time of redemption. Therefore, the Company will recognize during the year, any incentive fees guaranteed to it on the redeemed investment for the stub period of the year up to the redemption. The Company accrues for the guaranteed incentive fee in the period the redemption occurs. The Company does not accrue any other estimated incentive fee throughout the year (i.e. incentive fee attributable to non-redeeming investors).

The Company does not earn management and incentive fees on its own investment in Brigadier LP.

Dekania Corp. (“DEKU”)

In 2007, the Company sponsored the creation of Dekania Corp. (“DEKU”), a newly organized business combination company (“BCC”). A BCC is a company formed for the purpose of acquiring one or more unidentified businesses. DEKU completed a public offering in February 2007 and was listed on the NYSE Alternext, formerly the American Stock Exchange (AMEX) under the symbol “DEK.”

As of December 31, 2008, the Company owned 14% of DEKU’s outstanding shares. However, the chairman and principal of the majority member of the Company as well as certain employees of the Company also owned shares of DEKU. When these shares were taken into account, the Company beneficially owned approximately 22% of DEKU’s outstanding shares as of December 31, 2008. Finally, the chairman and principal of the majority member of the Company were one of five members of the board of directors of DEKU. The Company had determined that these facts rose to the level of significant influence.

Accordingly, the Company treated its initial investment as an equity method investment (which was recorded in investment in equity method affiliates in the consolidated balance sheets) and recognized its share (14%) of DEKU’s earnings or losses over time as income or loss from equity method affiliates in the consolidated statements of operations. The Company did not elect to carry to its investment at fair value under the fair value option of SFAS No. 159 (see note 3-D).

In February 2009, DEKU liquidated and its securities ceased trading on the NYSE Alternext on February 18, 2009. It was removed from listing and registration on the NYSE Alternext on March 2, 2009. DEKU distributed its funds from the trust account, established as part of its initial public offering, to the holders of shares of common stock sold in the initial public offering. The Company (through its existing letter of credit as of December 31, 2008) paid $2,599 to the Dekania Trust in conjunction with its liquidation. Additionally, the Company wrote off its equity method investment in DEKU for a total charge of $4,482, reported in loss from equity method affiliates in the consolidated statement of operations.

The Company did not serve as external manager of DEKU. The Company had a facilities sharing agreement with DEKU (see note 17).

Star Asia Management, LTD (“Star Asia Manager”) and Star Asia Finance, Limited (“Star Asia”)

The Company has an investment in Star Asia Manager and an investment in Star Asia. Star Asia Manager serves as external manager to Star Asia.

Star Asia invests primarily in Asian commercial real estate structured finance products, including CMBS, corporate debt of REITs and real estate operating companies, B notes, mezzanine loans and other commercial real estate fixed income investments.

As of June 30, 2009 and December 31, 2008, the Company owned approximately 9% of Star Asia’s outstanding shares. However, the chairman and principal of the majority member of the Company as well as certain related parties of the Company also own shares of Star Asia. When these shares are taken into account, the Company beneficially owned approximately 12% of Star Asia’s outstanding shares as of June 30, 2009 and December 31, 2008. Finally, the chairman and principal of the majority member of the Company is one of seven members of the board of directors of Star Asia. The Company concluded that this arrangement does not rise to the level of significant influence and accounted for its investment as a marketable equity security classified as available for sale prior to January 1, 2008. Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option election of SFAS No. 159. See notes 3-D and 8 for further information.

In January 2007, the Company made an initial investment in Star Asia Manager. Mercury Partners, LLC (“Mercury”) made an equal investment in Star Asia Manager. The Company and Mercury each own 50% of Star Asia Manager. Accordingly, the Company has concluded it does not control Star Asia Manager and treats its investment under the equity method. The Company did not elect to carry its investment at fair value under the fair value option election of SFAS No. 159. See note 3-D for further information.

Star Asia Manager also serves as external manager of Star Asia. The management contract includes a base fee, an incentive fee, and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the equity of Star Asia (as defined in the agreement) and is determined on a monthly basis.

(ii)	The incentive fee is calculated based on the percentage that Star Asia’s net income exceeds certain thresholds and is determined on a quarterly basis. There is no recapture of incentive fee earned or paid in previous quarters.

(iii)	The management fee credit reduces the amount otherwise payable by Star Asia by an amount equal to Star Asia’s proportionate share, based on Star Asia’s equity interest in a CDO, of any asset management fees paid to the Company or Mercury for managing a CDO in which Star Asia invests. It is determined on a monthly basis. The management fee credit can reduce the base fee earned in any month and incentive fee earned in any quarter, but can not reduce either below zero. It cannot be applied against management fees earned in previous months and incentive fees earned in previous quarters.

Star Asia Manager recognizes the base fee and management fee credit on a monthly basis. Star Asia Manager recognizes the incentive fee on a quarterly basis. The Company recognizes its share of Star Asia Manager’s earnings on a monthly basis according to the equity method of accounting.

EuroDekania Limited (“EuroDekania”)

The Company has an investment in, and serves as external manager of EuroDekania.

EuroDekania invests primarily in hybrid capital securities of European bank and insurance companies, CMBS, and RMBS. EuroDekania’s investments are denominated in Euros or British Pounds.

As of June 30, 2009 and December 31, 2008, the Company owned 2% of EuroDekania’s outstanding shares. However, the chairman and principal of the majority member of the Company, as well as certain employees of the Company, also own shares of EuroDekania. When these shares are taken into account, the Company beneficially owns approximately 3% of EuroDekania’s outstanding shares as of June 30, 2009 and December 31, 2008. Finally, the chairman and principal of the majority member of the Company is one of five members of the board of directors of EuroDekania. The Company concluded that this arrangement does not rise to the level of significant influence and accounted for its investment as a marketable equity security classified as available for sale prior to 2008. Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159. See notes 3-D and 8 for further information.

The Company also serves as external manager of EuroDekania. The management contract includes a base fee, an incentive fee, and an asset management fee credit.

(i)	The base fee is calculated as a percentage of the equity of EuroDekania (as defined in the agreement). It is determined on a monthly basis.

(ii)	The incentive fee is calculated based on the percentage that EuroDekania’s net income exceeds certain thresholds and is determined on a quarterly basis. There is no recapture of incentive fee earned or paid in previous quarters.

(iii)	The management fee credit reduces the amount otherwise payable by EuroDekania by an amount equal to EuroDekania’s proportionate share, based on EuroDekania’s equity interest in a CDO, of any asset management fees paid to the Company for managing a CDO in which EuroDekania invests. It is determined on a monthly basis. The management fee credit can reduce the base fee earned in any month and incentive fee earned in any quarter, but can not reduce either below zero. It cannot be applied against management fees earned in previous months and incentive fees earned in previous quarters.

The base fee and management fee credit are recognized on a monthly basis. The Company recognizes the incentive fee on a quarterly basis.

Muni Funding Company of America, LLC

The Company has an investment in MFCA. The Company served as external manager of MFCA from MFCA’s inception until March 18, 2009 (see note 6).

MFCA primarily invests in securities that are exempt from U.S. federal income taxes. MFCA would acquire these securities through structured tax exempt pass through (STEP) vehicles which are similar in nature to a CDO as well as other structured credit entities. MFCA is a limited liability company.

As of June 30, 2009 and December 31, 2008, the Company owned 3% of MFCA’s outstanding shares. The chairman and principal of the majority member of the Company serves as one of the members of the board of directors of MFCA and the CEO of the Company served as a member of the board of directors of MFCA until March 18, 2009. If MFCA were a corporation, the Company would have concluded that this arrangement does not rise to the level of significant influence and accounted for its investment as a marketable equity security classified as available for sale. However, because MFCA is a limited liability company which maintains separate capital accounts for each investor, the determination of significant influence falls under the scope of EITF 03-16, Accounting for Investments in Limited Liability Companies. Under EITF 03-16, each investor is required to utilize the equity method unless its interest is so minor that the investor would virtually have no influence over the company and its financial policies. Therefore, the Company accounted for its investment in MFCA under the equity method of accounting prior to January 1, 2008. Effective January 1, 2008, the Company elected to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159. See notes 3-D and 8 for further information.

During the period that the Company served as external manager of MFCA, the Company would calculate the base fee for managing MFCA as a percentage of the equity of MFCA (as defined in the agreement) reduced by a management fee credit, if any, based on MFCA’s interest in a STEP of any asset management fees paid to the Company for managing a STEP in which MFCA invested. The base fee and asset management credit were determined on a monthly basis. The Company did not record any incentive fee for the six and three months ended June 30, 2009 and 2008.

Strategos Deep Value Mortgage Fund (“Deep Value”)

The Company has an investment in and serves as external manger of Deep Value and other related entities, a series of closed-end distressed debt funds (collectively, the “Deep Value Entities”). The Deep Value Entities

raise capital from investors, and earn investment returns primarily by investing in a diversified portfolio of asset backed securities consisting primarily of residential mortgage backed securities and other real estate related securities, as well as other U.S. real estate related assets and related securities.

To date, the Company has closed two master funds. The first master fund has two feeder funds. One feeder fund is referred to as the onshore fund and is designed for investors that are non tax exempt U.S. taxpayers. Foreign and U.S. tax-exempt investors invest through a second feeder fund referred to as the offshore fund. The second master fund does not have feeder funds. Investors hold limited partner interests in the feeder funds (in the case of the first master fund) or in the master fund itself (in the case of the second master fund). Deep Value GP serves as the general partner for the feeder funds (in the case of the first master fund) and the master fund itself (in the case of the second master fund).

The Company serves as the external manager of the Deep Value Entities. The Company owns 50% of the Deep Value GP. In addition, the Company has made limited partnership investments in certain of the feeder funds.

The Company’s Limited Partnership Investment in the feeder funds

SFAS No. 94 generally requires that an investee should be consolidated if the Company owns a majority interest unless such control is deemed to be temporary.

As of December 31, 2008 and through the first quarter of 2009, the Company directly owned 55% in the onshore feeder fund through its limited partnership interests. Accordingly, the Company concluded that it should consolidate the onshore feeder fund. During the second quarter of 2009, the Company’s ownership percentage in the onshore feeder fund declined to 30%. Accordingly, in the second quarter of 2009, the Company deconsolidated the onshore feeder fund. No gain or loss was recognized related to the deconsolidation as the amounts transferred were already based on fair value. As of June 30, 2009, the Company’s investments in the feeder funds are included in other investments, at fair value in the consolidated balance sheets and are carried at fair value with changes in fair value recorded as a component of principal transactions and other income in the consolidated statement of operations under the fair value option of SFAS No. 159.

The feeder funds are accounted for as investment companies under the AICPA Audit and Accounting Guide — Investment Companies (the “Audit Guide”). Under the Audit Guide, feeder funds do not consolidate the master funds that they invest in. Additionally, pursuant to the specialized accounting rules of the Audit Guide, feeder funds reflect their pro-rata share of the individual income statement line items of their master fund similar to a proportionate consolidation. During the period the Company consolidated the onshore feeder fund, it retained the specialized accounting of these funds pursuant to EITF No. 85-12, Retention of Specialized Accounting for Investments in Consolidation. Accordingly, the onshore feeder fund’s investment in its master fund is included in other investments, at fair value in the consolidated balance sheets as of December 31, 2008. Additionally, the onshore feeder fund’s statements of operations are included in the Company’s consolidated statements of operations for the relevant periods of 2009, prior to the deconsolidation in the second quarter of 2009. During the periods that the onshore feeder fund was consolidated, all intercompany transactions were eliminated and noncontrolling interest was recorded representing the portion of the onshore feeder fund which was not owned by the Company.

The Company’s ownership interest in Deep Value GP

The Company owns 50% of the Deep Value GP. The remaining 50% is owned by certain employees of the Company. The general partner is structured as a limited liability company but keeps separate capital accounts and is taxed as a partnership. The operating agreement provides that all major decisions be made unanimously by the members (i.e., the Company and certain employees). Accordingly, the Company has concluded it does not control the general partner and should not consolidate it. Under EITF Issue 03-16, each investor is required to utilize the equity method of accounting unless its interest is so minor that the investor would have virtually no influence over the company and its financial policies. Therefore, the Company accounted for its investment in the general partner under the equity method of accounting. The Company did not elect to carry its investment at fair value with changes in fair value recorded in earnings under the fair value option of SFAS No. 159.

The Company’s management contract with the Deep Value Entities

The Company also serves as external manager of the Deep Value Entities. The management contract includes a base management fee. In addition, the limited partnership agreements include an incentive fee payable to the Deep Value GP. The Company does not earn management and incentive fees on its own investment in any of the Deep Value funds or those investments made by its employees and certain of its private agents. The base fee is calculated as a percentage of either the capital drawn in the fund or the net asset value of the fund. The incentive fee is based on cash available for distribution after the investors have received their return of capital and an agreed upon minimum annual cumulative investment return.

The base fee is recognized on a monthly basis by the Company. The Deep Value GP recognizes the incentive fee once the fee is fixed (according to the terms of the limited partnership agreement) which will occur after the limited partners have received their return of capital and an agreed upon minimum annual cumulative investment return. The Deep Value GP does not accrue an estimated incentive fee throughout the year or in any year prior to the return of capital and the attainment of the agreed upon minimum annual cumulative investment return.

F.	Variable Interest Entities

FIN 46R, Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51 (“FIN 46R”) requires that the Company consider if it is the primary beneficiary of variable interest entities (“VIE”) in which the Company holds a variable interest. Historically, the Company has sponsored CDOs and holds variable interests in VIEs through its investments in CDOs as well as its subordinated and incentive management fee of CDOs it manages.

Once it is determined that the Company holds a variable interest in a VIE, FIN 46R requires that the Company perform an expected loss calculation to determine the primary beneficiary of the VIE. The holder of the variable interests that absorb a majority of the expected losses or expected residual returns is considered the primary beneficiary. If the Company is deemed to be the primary beneficiary, it is required to consolidate the VIE.

There are two potential VIEs to consider with each CDO, as described below:

The Trust SPE and the CDO SPE: In general, the CDO SPE would be considered a VIE and, depending on its governing documents, the Trust SPE may also be a VIE. The Company holds variable interests in the CDO SPE or Trust SPE through (i) incentive and subordinated management fees it earns as asset manager of the CDO, and (ii) any CDO Securities it holds. In general, the Company has determined that the holder of a majority of the most junior CDO Securities would be deemed to be the primary beneficiary of the CDO SPE and the Trust SPE (when applicable). In the Company’s case, however, it may be deemed to be the primary beneficiary even if it holds less than a majority of the most junior CDO Securities because of the additional variable interest it holds through its subordinated and incentive management fees. However, the Company has generally found that the amount of variability absorbed by its subordinated and incentive management fees is small, and, therefore, its investment in the most junior CDO Securities would have to approximate a majority of the most junior CDO Securities in order to be deemed to be the primary beneficiary. To date, the Company has determined it is not the primary beneficiary of any CDO SPE or Trust SPE. If the Company were to determine that it is the primary beneficiary of any CDO SPE or Trust SPE, the Company would record the assets and liabilities of each and establish a noncontrolling interest for the portion of the most junior CDO Securities that it did not hold.

As discussed above, the Company has variable interests in its sponsored CDOs but is not the primary beneficiary and therefore is not consolidating the CDO VIEs. The maximum potential financial statement loss the Company would incur if the CDOs were to default on all of their obligations would be (i) the loss of value of the CDO Securities that the Company holds in its inventory at the time (see note 8), and (ii) any management fee receivables.

See note 8 for a discussion of investments held as of June 30, 2009 and December 31, 2008 and detail surrounding CDO Securities held by the Company.

G.	Revenue Recognition

New issue and advisory: New issue and advisory revenue includes: (i) securitization revenues associated with arranging new debt offerings collateralized by assets, (ii) fees charged for advisory services and (iii) origination fees for corporate debt issues originated by the Company.

Securitization revenues are recognized as income when the Investment Vehicle closes and is funded or when the related security is sold. Origination fees are recognized when the collateral assets are funded. In some cases, the Company will utilize third party professionals to assist in the provision of some of these functions (primarily origination). In such cases, the Company records the cost of the third party services as a component of professional services and other operating expenses.

Asset management: Asset management revenue consists of CDO asset management fees, fees earned for management of the Company’s permanent capital vehicles and investment funds, and other asset management fees. CDO asset management fees are earned for providing ongoing asset management services to the trust. In general, the Company earns a senior asset management fee, a subordinated asset management fee, and an incentive asset management fee.

The senior asset management fee is generally senior to all the securities in the CDO capital structure and is recognized on a monthly basis as services are performed. The senior asset management fee is generally paid on a quarterly basis.

The subordinated asset management fee is an additional payment for the same services but has a lower priority in the CDO cash flows. If the trust experiences a certain level of asset defaults, these fees may not be paid. There is no recovery by the trust of previously paid subordinated asset management fees. It is the Company’s policy to recognize these fees on a monthly basis as services are performed. The subordinated asset management fee is generally paid on a quarterly basis. However, if the Company determines that the subordinated asset management fee will not be paid (which generally occurs on the quarterly payment date), the Company will stop recognizing additional subordinated asset management fees on that particular trust and will reverse any subordinated asset management fees that are accrued and unpaid. The Company will begin accruing the subordinated asset management fee again if payment resumes and, in management’s estimate, continued payment is reasonably assured. If payment were to resume but the Company was unsure of continued payment, it would recognize the subordinated asset management fee as payments were received and would not accrue on a monthly basis.

The incentive management fee is an additional payment, made typically after five to seven years of the life of a CDO, which is based on the clearance of an accumulated cash return on investment (“Hurdle Return”) received by the most junior CDO Securities holders. It is an incentive for the Company to perform in its role as asset manager by minimizing defaults and maximizing recoveries. The incentive management fee is not ultimately determined or payable until the achievement of the Hurdle Return by the most junior CDO Securities holders. The Company does not recognize incentive fee revenue until the Hurdle Return is achieved and the amount of the incentive management fee is determinable and payment is reasonably assured.

Other asset management fees represents fees earned for the base and incentive management of other Investment Vehicles that the Company manages (see note 3-E).

Principal transactions and other income: Principal transactions include all gains, losses, and income (interest and dividend) from securities classified as other investments, at fair value in the consolidated balance sheets.

The investments classified as other investments, at fair value are carried at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by the Company’s management. These models include estimates, and the valuations derived from them could differ materially from amounts realizable in an open market exchange. Dividend income is recognized on the ex-dividend date.

Other income includes foreign currency gains and losses, interest earned on cash and cash equivalents, and other miscellaneous income.

Net trading: Net trading includes: (i) all gains, losses, and income (interest and dividend) from securities classified as investments-trading; (ii) interest income and expense from collateralized securities transactions; and (iii) commissions and riskless trading profits. Riskless principal trades are transacted through the Company’s proprietary account with a customer order in hand, resulting in little or no market risk to the Company. Transactions are recognized on a trade date basis. The investments classified as trading are carried at fair value. The determination of fair value is based on quoted market prices of an active exchange, independent broker market quotations, or, when such quotations are unavailable, valuation models prepared by the Company’s management. The models include estimates, and the valuations derived from them could differ materially from amounts realizable in an open market exchange.

Net trading is reduced by interest expense which is directly incurred to purchase income generating assets related to trading activities. Such interest expense is recorded on an accrual basis.

H.	Equity-Based Compensation

The Company adopted the provisions of SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), beginning for the year ended December 31, 2005. Prior to 2005, the Company had not issued any share based payments. Beginning in 2005 and to date, the Company has issued both restricted membership units (“Restricted Units”) and unit options (“Options”). Restricted Units include actual membership interests of the Company which may be subject to certain restrictions as well as long term incentive profit (“LTIP”) units.

When issuing equity compensation, the Company first determines the fair value of the Restricted Units or Options granted. From time to time, the Company has engaged an independent third-party appraiser to value its equity interests or used an internal valuation model. In the case of Restricted Units, the Company will use the most recent valuation to ascertain the value of the units granted or vested, as the application of SFAS No. 123R requires depending on the facts or circumstances. In the case of the Options, the Company will set the strike price at the per unit value implied by the valuation used. The Options are valued based on that strike price and other assumptions using the Black-Scholes valuation method.

Once the fair value of the Restricted Units or Options granted is determined, the Company determines whether the grants qualify for liability or equity treatment. The individual rights of the equity grants are the determining factors of the appropriate treatment (liability or equity). In general terms, if the Restricted Units or Options granted have certain features (like put or cash settlement options) that give employees the right to redeem the grants for cash instead of equity of the Company, the grants will require liability treatment. Otherwise, equity treatment is generally appropriate.

If the grants qualify for equity treatment, the value of the grant is recorded as an expense as part of compensation and benefits in the consolidated statements of operations. The expense is recorded ratably over the service period as defined in SFAS No. 123R which is generally the vesting period. The offsetting entry is to members’ equity. In the case of grants that qualify for equity treatment, no adjustment to the related compensation expense is made for subsequent valuations obtained in conjunction with subsequent equity grants. The only adjustments made would be to account for differences between actual forfeitures of grants when an employee leaves the Company and initial estimate of forfeitures.

If the grants were to qualify for liability treatment, the treatment is the same as above except that the offsetting entry is to a liability for equity compensation. In addition, in the case of grants that qualify for liability treatment, the Company would adjust the total compensation and the liability for equity compensation to account for subsequent valuations as well as forfeitures as described in the preceding paragraph.

The vesting of Restricted Units may be considered a taxable event to the individual recipient. At times, the Company has agreed to pay the recipient a bonus (“Gross Up Bonus”) to reimburse the individual for the tax liability incurred due to the receipt of the non-cash compensation. The Company records an expense for the Gross Up Bonus and includes it as part of compensation and benefits in the consolidated statements of operations.

I.	Recent Accounting Developments

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140 (“SFAS No. 140”). SFAS No. 166 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. Specifically, SFAS No. 166 eliminates the concept of a qualifying special purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. The Company is currently evaluating the impact, if any, of the adoption of SFAS No. 166 will have on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendment to FASB Interpretation No. 46(R) (“SFAS No. 167”). SFAS No. 167 amends FIN No. 46(R), Variable Interest Entities, for determining whether an entity is a VIE and requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Under SFAS No. 167, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. SFAS No. 167 also requires an enterprise to assess whether it has an implicit responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance. SFAS No. 167 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 167 will have on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS No. 168”). This standard replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles and establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) will be become the source of authoritative, nongovernmental U.S. GAAP except for rules and interpretive releases of the Securities Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. This standard is effective for financial statements for interim and annual reporting periods ending after September 15, 2009. The Company will begin to use the new guidelines and numbering system prescribed by the Codification when referring to U.S. GAAP in the third quarter of 2009. As the Codification was not intended to change or alter existing GAAP, the Company does not expect it to have any impact on the Company’s consolidated financial statements.

J.	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments. These determinations were based on available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market data to develop the estimates and, therefore, these estimates may not necessarily be indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Refer to note 8 for a discussion of the fair value hierarchy.

Cash and cash equivalents: These amounts are carried at historical cost which is assumed to approximate fair value.

Investments-trading: These amounts are carried at fair value. The fair value is based on either quoted market prices of an active exchange, independent broker market quotations, or valuation models when quotations are not available.

Other investments: These amounts are carried at fair value. The fair value is based on quoted market prices of an active exchange, independent broker market quotations, or valuation models when quotations are not available.

Debt: These amounts are carried at the outstanding principal amount which is assumed to approximate fair value.

Derivatives: These amounts are carried at fair value. The fair value derived from market information and appropriate valuation methodologies reflect the estimated amounts that the Company would receive or pay to terminate the transaction at the reporting date.

4. MERGER WITH AFN

On February 20, 2009, the Company signed a definitive merger agreement with AFN. Subject to AFN shareholder approval and other required closing conditions, the Company will merge with a wholly owned subsidiary of AFN and will survive the merger as a majority owned subsidiary of AFN. In the business combination, (1) each Cohen Class A membership unit together with one Cohen Class B membership unit will entitle the holder thereof to either receive 0.57372 shares of AFN common stock or retain 0.57372 recapitalized Cohen membership units and (2) Daniel G. Cohen, who owns all of the Cohen Class C membership units, will be entitled to receive one share of AFN Series A Voting Convertible Preferred Stock, par value $0.001 per share, which is referred to herein as the Series A Share. The Series A share will have no economic rights but will entitle Mr. Cohen to elect at least one-third (but less than a majority) of AFN’s board of directors. On or after June 30, 2010, Mr. Cohen may convert the Series A share into AFN Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, which will have no economic rights but will entitle Mr. Cohen to vote together with AFN’s stockholders on all matters presented to its stockholders and to exercise approximately 31.9% of the voting power of AFN’s common stock (assuming all Cohen members except Mr. Cohen elect to receive AFN common stock in the business combination and there is no change in AFN’s capitalization).

The recapitalized Cohen membership units may be redeemed for cash or, at AFN’s discretion, an equivalent number of shares of AFN common stock at any time in the future after a minimum required holding period (the six-month period following the completion of the business combination for all members other than Mr. Cohen and the three-year period following the completion of the business combination for Mr. Cohen), which will apply to any interests not converted immediately upon the effectiveness of the business combination. If all recapitalized Cohen membership units were to be converted into shares of AFN’s common stock, AFN’s existing stockholders (including the Company’s members who may own AFN shares directly) would own 38.5% and current Cohen members would own 61.5% of AFN post-business combination.

The Company will be treated as the acquirer for accounting purposes.

The proposed merger, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the merger is subject to approval by the affirmative vote of a majority of the votes cast by holders of AFN’s common stock, provided that the number of votes cast on the matter is over 50% of the votes entitled to be cast on the proposal.

The business combination will be treated as a reverse merger. The Company has been determined to be the acquirer for purposes of U.S. GAAP. The consideration transferred (that is, the purchase price or cost of the business combination) will be equal to the market capitalization of AFN’s common stock as of the effective date of the business combination. Any difference between the estimated fair value of the net assets acquired and the consideration transferred shall be treated as either goodwill (if the consideration transferred exceeds the fair value of the net assets acquired) or bargain purchase (if the fair value of the net assets acquired exceeds the consideration transferred). As an accounting matter, Cohen shall be treated as the accounting acquirer. Therefore, the combined company’s historical results prior to the effective date of the business combination will be Cohen’s stand-alone results. Subsequent to the business combination, the combined company’s results will be the consolidated results of both AFN’s and the Company’s operations. All of the Company’s net assets will be carried forward at their existing accounting basis while AFN’s net assets will be recorded at estimated fair value as of the effective date of the business combination.

After the business combination, the Company will be a consolidated subsidiary of AFN. Each of the current members of the Company will either exchange their Cohen membership units into shares of AFN common stock or retain a direct membership interest in Cohen. Subsequent to the business combination, any membership interest in Cohen (other than the interest held by AFN) will be treated as a noncontrolling interest.

5. SALE OF MANAGEMENT CONTRACTS

On February 27, 2009, the Company sold three CLO management contracts comprising substantially all of the Company’s Emporia business line to an unrelated third party, Allied Capital (NYSE:ALD). The Company received net proceeds from this sale, after the payment of certain expenses, of approximately $7,258. These proceeds were used to pay down the Company’s existing senior debt outstanding. In addition, the Company is entitled to certain contingent payments based on the amount of subordinated management fees received by Allied under the sold CLO management contracts in an amount not to exceed an additional $1,500. In addition to purchasing the management contracts, Allied Capital hired several of the Company’s employees who had serviced these contracts and the Company terminated the remainder.

The sale of two of the three CLO management contracts required AFN’s consent as a majority equity holder in those CLOs. In addition, the sale of the CLO management contracts resulted in a default under a leveraged loan warehouse facility in which AFN had an interest. As a result, the Company agreed to pay $3,000 of the net proceeds to AFN in order to compensate AFN for amounts that it would have otherwise received had the default not occurred under such financing facility. This payment is only required if the merger is not completed.

The Company recorded a gain on sale of collateral management contracts of $4,484 for the six months ended June 30, 2009 in the consolidated statement of operations (representing the net cash received of $7,484, which also includes the subordinated management fees received from Allied during the second quarter of 2009 less the $3,000 contingent payment due to AFN). The gain on sale of collateral management contracts for the three months ended June 30, 2009 was $226 which represented the subordinated management fees received during that quarter. The Company recorded the contingent payment as a liability in the consolidated balance sheets. The Company will record the contingent payments to be received from Allied Capital of the subordinated fee (of up to $1,500) as additional gain as such payments are actually received.

6. ASSIGNMENT OF MFCA MANAGEMENT CONTRACT AND SUB-ADVISORY AGREEMENT OF NON PROFIT PREFERRED FUNDING I STEP MANAGEMENT CONTRACT

On February 9, 2009, the Company was advised that a new investor, Tiptree Financial Partners, L.P. (“Tiptree Financial”), acquired approximately 57% of the shares of MFCA.

On March 18, 2009, the board of directors of MFCA approved the assignment of the MFCA management contract between the Company and MFCA to an affiliated entity of Tiptree Financial, Tricadia Capital Management, LLC (“Tricadia”). The Company did not receive cash proceeds for this assignment nor did it receive a termination fee from MFCA related to the termination of the management contract. The Company will receive a participation fee beginning on March 18, 2012 and for the ten year period thereafter equal to 10% percent of the revenue earned in excess of $1,000 annually by Tricadia for managing MFCA. The Company will recognize this fee as income in the consolidated statements of operations when the cash is received.

On March 18, 2009, the Company and an affiliate of Tricadia, Tricadia Municipal Management, LLC (“TMM”) entered into a sub-advisory agreement related to the management of the NPPF I STEP management contract. The Company continued to receive collateral management fees from NPPF I and served as it manager until April 21, 2009 at which time the Company assigned the management agreement to TMM following the Company’s receipt of the necessary consents from the relevant parties to assign the agreement. Subsequent to March 18, 2009 but prior to the assignment of the management agreement, the Company agreed to pay TMM a sub advisory fee equal to 45% of the management fee revenue the Company received under this management contract. From March 18, 2009 through April 21, 2009, the Company recognized the sub advisory fees to be paid to TMM as a direct reduction to the asset management revenue the Company received from NPPF I. Effective April 22, 2009, TMM serves as the collateral manager and 55% of any management fees TMM receives from NPPF I are paid to the Company. The Company recognizes this sub advisory fee as other income which is a component of principal transactions and other income in the consolidated statements of operations. The Company personnel that provided the services related to this contract were terminated on March 18, 2009 and hired by Tricadia.

7. RECEIVABLES

Receivables are comprised of the following:

RECEIVABLES
(Dollars in Thousands)
	June 30, 2009	December 31, 2008
Asset management fees	$4,074	$5,670
New issue and advisory	60	1,414
Reimbursable costs	178	99
Accrued interest receivable	218	405
Other	278	413

	$4,808	$8,001

Asset management and new issue and advisory receivables are of a routine and short-term nature. These amounts are generally accrued monthly and paid on a monthly or quarterly basis. See note 3-G regarding asset management fees accrued. Reimbursable costs represent various fees paid by the Company but incurred on behalf of an Investment Vehicle managed by the Company that will be reimbursed by the Investment Vehicle. Accrued interest receivable represents interest accrued on the Company’s investment securities. Other receivables represent other miscellaneous receivables that are of a short-term nature.

8. FINANCIAL INSTRUMENTS

Fair Value Measurements

In accordance with SFAS No. 157, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the hierarchy under SFAS No. 157 are described below:

Level 1		Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2		Financial assets and liabilities whose values are based on one or more of the following:

	1.	Quoted prices for similar assets or liabilities in active markets;

	2.	Quoted prices for identical or similar assets or liabilities in non-active markets;

	3.	Pricing models whose inputs are observable for substantially the full term of the asset or liability; or

	4.	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3		Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

A review of the fair value hierarchy classifications is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the quarter in which reclassifications occur.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2009 and as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

FAIR VALUE MEASUREMENTS ON A RECURRING BASIS

(Dollars in Thousands)

	June 30, 2009 Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments-trading:
CDO Securities	$7,288	$—	$—	$7,288

Total investments-trading	$7,288	$—	$—	$7,288

Other investments, at fair value:
Equity Instruments:
RAIT	$699	$699	$—	$—
Other Investment Vehicles	13,955	398	—	13,557
Investment Funds	19,657	—	—	19,657
Other	43	43	—	—

Total equity securities	34,354	1,140	—	33,214

CDO Securities	3,512	—	—	3,512

Total other investments, at fair value	$37,866	$1,140	$—	$36,726

FAIR VALUE MEASUREMENTS ON A RECURRING BASIS

(Dollars in Thousands)

	December 31, 2008 Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments-trading	$16,774	$—	$13,774	$3,000
Other investments, at fair value	59,804	1,599	2,140	56,065
Liabilities:
Accounts payable and other liabilities(1)	$701	$—	$701	$—

(1)	Represents the unrealized loss on the interest rate swap related to the former revolving credit facility that was repaid in June 2009. The interest rate swap was terminated in June 2009 (see notes 9 and 12).

The following provides a brief description of the types of financial instruments the Company holds, the methodology for estimating fair value, and the level within the hierarchy of the estimate.

Equity Investments in Publicly Traded Companies: These are securities which are traded on a recognized liquid exchange. The closing price of the security as of the reporting date is used to determine fair value. This is considered a Level 1 value in the hierarchy.

Equity Investments in Non-Publicly Traded Companies: Most of the non-publicly traded investees of the Company account for themselves under the AICPA Accounting and Auditing Guide, Investment Companies (“Investment Company Guide”). Under the Investment Company Guide, each investee is required to carry substantially all of their assets at fair value. The Company’s estimate of the fair value of its investment in these entities is based on valuation models prepared by the Company’s management and are generally classified within Level 3 of the valuation hierarchy.

CDO Securities: Where the Company is able to obtain independent market quotations from at least two broker dealers and where a price within the range of the two or three broker dealers is used, CDO Securities will generally be classified as Level 2 of the valuation hierarchy. The independent market quotations from broker dealers are generally nonbinding. The Company seeks quotations from broker dealers that historically have actively traded, monitored, issued, and been knowledgeable about CDO Securities. The Company generally believes that to the extent (1) it receives two quotations in a similar range from broker dealers knowledgeable about CDO Securities, and (2) the Company believes the broker dealers gather and utilize observable market information such as new issue activity in the primary market, trading activity in the secondary market, credit spreads versus historical levels, bid-ask spreads, and price consensus among market participants and sources, then classification as Level 2 of the valuation hierarchy is appropriate. In the absence of two broker dealer market quotations, a single broker dealer market quotation may be used without corroboration of the quote in which case the Company generally classifies the fair value within Level 3 of the valuation hierarchy. If quotations are unavailable, valuation models prepared by the Company’s management are used. These models include estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange. Fair values based on internal valuation models prepared by the Company’s management are generally classified within Level 3 of the valuation hierarchy.

Derivatives: The Company holds interest rate swaps and credit default swaps, from time to time. The Company obtains counterparty quotes as well as broker dealer quotations to value these instruments. These quotes represent actual levels at which the broker /dealer or counterparty will enter into a transaction. The Company generally classifies the fair value of these instruments within Level 2 of the valuation hierarchy.

Level 3 Assets as of June 30, 2009: Level 3 investments-trading include investments in securitized bank trust preferred securities of $4,418, securitized REIT trust preferred securities of $2,500, and ABS CDOs of $370. As of June 30, 2009, Level 3 other investments, at fair value include investments in non-public entities of $33,214 and CDO Securities of $3,512. The CDO Securities included in other investments, at fair value are comprised of the following products: ABS CDOs of $1,607, securitized bank trust preferred securities of $1,713, securitized obligations of tax exempt entities of $168, and securitized insurance trust preferred securities of $24.

Level 3 Assets as of December 31, 2008: Level 3 investments-trading include ABS CDOs of $500, and securitized REIT trust preferred securities of $2,500. As of December 31, 2008, Level 3 other investments, at fair value include investments in non-public entities of $51,222 and CDO Securities of $4,843. The CDO Securities included in other investments, at fair value are comprised of the following product lines: ABS CDOs of $4,453, securitized bank trust preferred securities of $118, securitized insurance trust preferred securities of $72, and securitized obligations of tax exempt entities of $200.

The following table presents additional information about assets and liabilities measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value for the six and three months ended June 30, 2009 and 2008, respectively:

LEVEL 3 INPUTS

Six Months Ended June 30, 2009

(Dollars in Thousands)

		Net realized/unrealized gains (losses) included in Income
	January 1, 2009	Net trading	Principal transactions and other income	Transfers in and/or (out), net of Level 3	Purchases and (Sales), net(1)	June 30, 2009	Unrealized gains / (losses) still held(2)
Assets:
Investments-trading:
CDO Securities	$3,000	$(1,357)	$—	$5,752	$(107)	$7,288	$(530)

	$3,000	$(1,357)	$—	$5,752	$(107)	$7,288	$(530)

Other investments, at fair value:
Equity Securities:
Other Investment Vehicles	$12,749	$—	$208	$—	$600	$13,557	$208
Investment Funds	38,473	—	2,208	—	(21,024)	19,657	(7,791)

Total equity securities	51,222	—	2,416	—	(20,424)	33,214	(7,584)
CDO Securities	4,843	—	(3,154)	2,141	(318)	3,512	(3,089)

Total other investments, at fair value	$56,065	$—	$(738)	$2,141	$(20,742)	$36,726	$(10,673)

(1)	Includes return of principal/capital of CDO securities and investment funds. In addition, purchases and (sales), net for the investment funds include a decrease of $10,967 related to the Deep Value Onshore Fund’s investment in the Deep Value Master Fund. The Company deconsolidated the Deep Value Onshore Fund as of April 1, 2009 (see notes 3-E and 16).

(2)	Represents the amount of total gains or losses for the period, included in earnings, relating to assets classified as Level 3 that are still held at June 30, 2009.

LEVEL 3 INPUTS

Six Months Ended June 30, 2008

(Dollars in Thousands)

		Net realized/unrealized gains (losses) included in Income
	January 1, 2008	Net trading	Principal transactions and other income	Transfers in and/or (out), net of Level 3	Purchases and (Sales), net(1)	June 30, 2008	Unrealized gains / (losses) still held(2)
Assets:
Investments-trading	$15,612	$(874)	$—	$(8,701)	$(4,656)	$1,381	$(481)
Other investments, at fair value	70,695	—	9,526	(4,000)	8,839	85,060	9,869

(1)	Includes return of principal/capital of CDO securities and investment funds.

(2)	Represents the amount of total gains or losses for the period, included in earnings, relating to assets classified as Level 3 that are still held at June 30, 2008.

LEVEL 3 INPUTS

Three Months Ended June 30, 2009

(Dollars in Thousands)

		Net realized/unrealized gains (losses) included in Income
	March 31, 2009	Net trading	Principal transactions and other income	Transfers in and/or (out), net of Level 3	Purchases and (Sales), net(1)	June 30, 2009	Unrealized gains / (losses) still held(2)
Assets:
Investments-trading:
CDO Securities	$7,553	$(162)	$—	$—	$(103)	$7,288	$(158)

	$7,553	$(162)	$—	$—	$(103)	$7,288	$(158)

Other investments, at fair value:
Equity Securities:
Other Investment Vehicles	$12,442	$—	$515	$—	$600	$13,557	$515
Investment Funds	28,691	—	1,934	—	(10,968)	19,657	1,934

Total equity securities	41,133	—	2,449	—	(10,368)	33,214	2,449
CDO Securities	4,006	—	(189)	—	(305)	3,512	(143)

Total other investments, at fair value	$45,139	$—	$2,260	$—	$(10,673)	$36,726	$2,306

(1)	Includes return of principal/capital of CDO securities and investment funds. In addition, purchases and (sales), net for the investment funds include a decrease of $10,967 related to the Deep Value Onshore Fund’s investment in the Deep Value Master Fund. The Company deconsolidated the Deep Value Onshore Fund as of April 1, 2009 (see notes 3-E and 16).

(2)	Represents the amount of total gains or losses for the period, included in earnings, relating to assets classified as Level 3 that are still held at June 30, 2008.

LEVEL 3 INPUTS

Three Months Ended June 30, 2008

(Dollars in Thousands)

		Net realized/unrealized gains (losses) included in Income
	March 31, 2008	Net trading	Principal transactions and other income	Transfers in and/or (out), net of Level 3	Purchases and (Sales), net(1)	June 30, 2008	Unrealized gains / (losses) still held(2)
Assets:
Investments-trading	$3,607	$302	$—	$(1,312)	$(1,216)	$1,381	$54
Other investments, at fair value	81,090	—	5,390	(4,000)	2,580	85,060	5,390

(1)	Includes return of principal/capital of CDO securities and investment funds.

(2)	Represents the amount of total gains or losses for the period, included in earnings, relating to assets classified as Level 3 that are still held at June 30, 2008.

The circumstances that would result in transferring certain financial instruments from Level 2 to Level 3 in the fair value hierarchy would typically include what the Company believes to be a decrease in the availability, utility, and reliability of observable market information such as new issue activity in the primary market, trading activity in the secondary market, credit spreads versus historical levels, bid-ask spreads, and price consensus among market participants and sources.

During the first half of 2009, the liquidity and transparency surrounding structured credit products, such as CDO securities, continued to diminish. The absence of new issuance activity in the primary market has led to a continually decreasing level of transparency, as seasoned secondary issuances can not be analyzed on a comparative basis relative to new issuances. In addition, diminished trading activity in the secondary market has also led the Company to believe that broker dealer quotations may not be based on observable and reliable market information.

Investments-trading: During the six months ended June 30, 2009, transfers in to Level 3 reflects the transfers from Level 2 of CDO Securities comprised of bank trust preferred securities, due to decreased observability of inputs. During the three months ended June 30, 2009, there were no transfers in or out of Level 3. During the six and three months ended June 30, 2008, the transfers out of Level 3 were primarily attributable to the ability to obtain at least two independent broker market quotations and to corroborate the market quotes.

Other investments, at fair value: During the six months ended June 30, 2009, transfers in to Level 3 reflect the transfers from Level 2 of CDO Securities comprised of bank trust preferred securities, due to decreased observability of inputs. During the three months ended June 30, 2009, there were no transfers in or out of Level 3. During the six and three months ended June 30, 2008, the transfers out of Level 3 were primarily attributable to the ability to obtain at least two independent broker market quotations and to corroborate the market quotes.

Fair Value Option

Other Investments, at fair value: The Company’s fair value elections were intended to reduce the burden of the monitoring of differences between the cost and the fair value of Company’s investments, previously classified as available for sale securities, including the assessment as to whether the declines are temporary in nature and to further remove an element of management judgment. In addition, the election was made for certain investments that previously required to be accounted under the equity method (Brigadier, Deep Value and MFCA) because their fair value measurements were readily obtainable. Investments in Star Asia Manager, DEKU and Deep Value GP continued to be accounted for under the equity method since the fair value measurements for these entities were not readily obtainable.

For a discussion of the primary financial instruments for which the fair value elections were made and the basis for those elections, see notes 3-D and 5 of the Company’s 2008 Audited Consolidated Financial Statements.

Upon the deconsolidation of the Deep Value onshore feeder fund, the Company elected to carry its investment in the feeder funds at fair value under the fair value option of SFAS No. 159.

The following table provides detail of the investments included within other investments, at fair value:

OTHER INVESTMENTS, AT FAIR VALUE

(Dollars in Thousands)

	June 30, 2009
	Cost	Carrying Value	Unrealized Gain (Loss)
CDO securities	$14,030	$3,512	$(10,518)
Equity Securities:
AFN	4,000	398	(3,602)
EuroDekania	6,977	680	(6,297)
Star Asia Finance	17,413	11,004	(6,409)
RAIT	9,619	699	(8,920)
Brigadier Capital LP(1)	—	4,104	4,104
MFCA	5,561	1,873	(3,688)
Deep Value	15,000	15,553	553
Other securities	77	43	(34)

Total equity securities	58,647	34,354	(24,293)

	$72,677	$37,866	$(34,811)

	December 31, 2008
	Cost	Carrying Value	Unrealized Gain (Loss)
CDO securities	$14,388	$6,984	$(7,404)
Equity Securities:
AFN	4,000	222	(3,778)
EuroDekania	6,977	1,476	(5,501)
Star Asia Finance	17,413	10,545	(6,868)
RAIT	9,619	1,327	(8,292)
Brigadier Capital LP(1)	—	13,986	13,986
MFCA	4,961	728	(4,233)
Deep Value	27,249	24,487	(2,762)
Other securities	77	49	(28)

Total equity securities	70,296	52,820	(17,476)

	$84,684	$59,804	$(24,880)

(1)	The Company originally invested $30,000 in Brigadier Capital LP. As of December 31, 2008, the Company had redeemed its entire initial investment. The remaining investment represented accumulated unrealized appreciation on this investment. The investment in Brigadier Capital, LP was, at all times during 2008 and the first half of 2009, carried at its estimated fair value. However, for the purposes of the table above and determining the cost basis, the Company treated the redemptions during 2008 and the first half of 2009 as first representing a return of investment and second a redemption of net appreciation.

The following table provides information about the impact on the consolidated statements of operations, from both changes in fair values, and other income, related to investments for which the fair value option was elected, for the six and three months ended June 30, 2009 and 2008:

STATEMENT OF OPERATIONS IMPACT

FOR ITEMS MEASURED AT FAIR VALUE

PURSUANT TO THE FAIR VALUE OPTION

(Dollars in Thousands)

	Six Months Ended June 30, 2009
	Principal Transactions & Other Income
	Gain / (Loss)	Interest Income	Dividend Income
Assets:
Other Investments, at fair value
AFN	$176	$—	$—
EuroDekania	(796)	—	84
Star Asia Finance	459	—	—
RAIT	(628)	—	—
CDO securities	(100)	55	—
Brigadier Capital LP	118	—	—
MFCA	545	—	—
Deep Value Entities	2,091	—	—
Other	(6)	—	—

Total	$1,859	$55	$84

STATEMENT OF OPERATIONS IMPACT

FOR ITEMS MEASURED AT FAIR VALUE

PURSUANT TO THE FAIR VALUE OPTION

(Dollars in Thousands)

	Six Months Ended June 30, 2008
	Principal Transactions & Other Income
	Gain / (Loss)	Interest Income	Dividend Income
Assets:
Other Investments, at fair value
AFN	$(645)	$—	$252
EuroDekania	(890)	—	239
Star Asia Finance	5,200	—	265
RAIT	(613)	—	235
CDO Securities	(1,489)	251	—
Brigadier Capital LP	8,219	—	—
MFCA	(985)	—	80
Deep Value Entities	78	—	—
Other	(46)	—	—

Total	$8,829	$251	$1,071

STATEMENT OF OPERATIONS IMPACT

FOR ITEMS MEASURED AT FAIR VALUE

PURSUANT TO THE FAIR VALUE OPTION

(Dollars in Thousands)

	Three Months Ended June 30, 2009
	Principal Transactions & Other Income
	Gain / (Loss)	Interest Income	Dividend Income
Assets:
Other Investments, at fair value
AFN	$156	$—	$—
EuroDekania	(552)	—	84
Star Asia Finance	751	—	—
RAIT	76	—	—
CDO Securities	(32)	20	—
Brigadier Capital LP	(171)	—	—
MFCA	315	—	—
Deep Value Entities	2,105	—	—
Other	4	—	—

Total	$2,652	$20	$84

STATEMENT OF OPERATIONS IMPACT

FOR ITEMS MEASURED AT FAIR VALUE

PURSUANT TO THE FAIR VALUE OPTION

(Dollars in Thousands)

	Three Months Ended June 30, 2008
	Principal Transactions & Other Income
	Gain / (Loss)	Interest Income	Dividend Income
Assets:
Other Investments, at fair value
AFN	$(444)	$—	$126
EuroDekania	(273)	—	239
Star Asia Finance	6,180	—	145
RAIT	245	—	235
CDO Securities	(374)	107	—
Brigadier Capital LP	137	—	—
MFCA	(490)	—	40
Deep Value Entities	78	—	—
Other	(25)	—	—

Total	$5,034	$107	$785

The Company has granted its senior lenders a security interest in all securities that are currently included in other investments, at fair value. See note 12.

Investments – Trading: As of June 30, 2009, the investments classified as trading were comprised entirely of CDO Securities. As of December 31, 2008, the investments classified as trading were comprised of CDO Securities and one credit default swap. As of June 30, 2009, these investments included investments in seven different CDOs. Defaults and deferrals within any of the individual CDOs may have a material negative impact and result in significant loss to the Company. As of December 31, 2008, the notional amount of the credit default swap — protection purchased was $19,600 (see note 9).

The following table provides a detail of these investments by rating category (based on the most current rating available to the Company as of June 30, 2009 and December 31, 2008):

INVESTMENTS – TRADING

(Dollars in Thousands)

	June 30, 2009
Fitch Rating Category	Cost	Carrying Value	Unrealized Gain / (Loss)
B	$1,560	$552	$(1,008)
CCC	19,439	5,125	(14,314)
CC	3,041	1,241	(1,800)
NR	250	370	120

CDO Securities	24,290	7,288	(17,002)
Credit default swap	—	—	—

Investments-Trading	$24,290	$7,288	$(17,002)

	December 31, 2008
Fitch Rating Category	Cost	Carrying Value	Unrealized Gain / (Loss)
AA	$8,490	$4,188	$(4,302)
AA-	69	69	—
A+	360	363	3
A-	4,681	1,559	(3,122)
BBB+	16,809	6,750	(10,059)
BBB	9	9	—
CCC-	250	500	250

CDO Securities	30,668	13,438	(17,230)
Credit default swap	899	3,336	2,437

Investments-Trading	$31,567	$16,774	$(14,793)

9. DERIVATIVE FINANCIAL INSTRUMENTS

SFAS No. 133, Accounting for Derivative Activities and Hedging Instruments (“SFAS No. 133”), provides for optional hedge accounting. When a derivative is deemed to be a hedge and certain documentation and effectiveness testing requirements are met, reporting entities are allowed to record all or a portion of the change in the fair value of a designated hedge as an adjustment to other comprehensive income (“OCI”) rather than as a gain or loss in the statements of operations. To date, the Company has not designated any derivatives as hedges under SFAS No. 133.

Credit Default Swap: The Company has exposure to credit risk arising from the uncertainty associated with a financial instrument obligor’s ability to make timely principal and/or interest payments. From time to time, the Company may enter into credit default swap arrangements as the buyer of protection to modify the credit risk inherent in certain investments in CDO Securities it holds as investments-trading. Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. The Company carries the credit defaults swaps at fair value and includes them as a component of investments-trading in the consolidated balance sheets. The Company includes any gain or loss as part of net trading on the consolidated statements of operations. As of June 30, 2009 and during the second quarter of 2009, the Company was not a party to any credit default swap arrangements.

Interest Rate Swap: One of the Company’s former loan agreements required that the Company enter into a hedging agreement in a notional amount equal to at least 50% of the outstanding balance of a former term loan (see note 12). The Company entered into an interest rate swap on October 18, 2006. At that time, the notional amount of the swap equaled 50% of the outstanding balance of the term loan (and it declined by 50% of each scheduled principal payment throughout the term of the former term loan). This requirement to hedge the Company’s variable rate exposure was not included in the revolving credit facility entered into in 2007 (see note 12); however, the Company left the existing swap in place.

The interest rate swap effectively locked three month LIBOR into a fixed rate of 5.24% for the notional amount and the relevant period of time. The Company did not designate the interest rate swap as a hedged item for purposes of hedge accounting under SFAS No. 133. Accordingly, the Company carried the interest rate swap at fair value and included the gain or loss in the other non-operating income (expense) section of the consolidated statements of operations. The gain or loss included in this section includes two components: (i) the unrealized gains or losses based on the Company’s estimate of the fair value of the interest rate swap, and (ii) realized gains and losses which are the periodic payments made or receipts received by the Company. The Company entered into an amended and restated credit facility on June 1, 2009 and paid off the former senior debt and terminated the interest rate swap related to the debt. As of June 30, 2009, the Company was not a party to any interest rate swap arrangements.

As of June 30, 2009, there were no outstanding derivative financial instruments.

The following table presents the Company’s derivative financial instruments and the amount and location of the net gain (loss) recognized in the consolidated statement of operations for the six and three months ended June 30, 2009:

DERIVATIVE FINANCIAL INSTRUMENTS-STATEMENT OF OPERATIONS INFORMATION

(Dollars in Thousands)

Derivative Financial Instruments Not Designated as Hedging Instruments under SFAS No. 133:	Income Statement Classification	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Credit default swap	Revenues — net trading	$—	$2,034
Interest rate swap	Non-operating income (expense) — change in fair value of interest rate swap	$(1)	$6

10. INVESTMENTS IN EQUITY METHOD AFFILIATES

The Company has several investments that are accounted for under the equity method. Equity method accounting requires that the Company record its investment as a separate item on the consolidated balance sheets (investments in equity method affiliates) and recognize its share of the affiliate’s net income as earnings each year. As of December 31, 2008, the Company had three equity method investees: (i) Star Asia Manager, (ii) DEKU, and (iii) Deep Value GP. As of June 30, 2009, the Company had two equity method investees: (i) Star Asia Manager and (ii) Deep Value GP. DEKU was liquidated during the first quarter of 2009. See note 3-E. The following table summarizes the activity and the earnings of the Company’s equity method affiliates.

INVESTMENT IN EQUITY METHOD AFFILIATES

(Dollars in Thousands)

	Investment in			Total
	Star Asia Manager	DEKU	Deep Value GP
Balance at January 1, 2009	$406	$1,883	$67	$2,356
Investments / advances	—	2,599	—	2,599
Distributions / repayments	(600)	—	—	(600)
Earnings / (loss)	615	(4,482)	9	(3,858)

Balance at June 30, 2009	$421	$—	$76	$497

The following table summarizes the combined financial information for all equity method investees:

SUMMARY DATA OF EQUITY METHOD INVESTEES

(Dollars in Thousands)

	June 30, 2009	December 31, 2008
Total Assets	$145,598	$167,507

Liabilities	$1,144	$17,037
Equity	144,454	150,470

Liabilities & Equity	$145,598	$167,507

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net income / (loss)	$16,803	$(16,809)	$17,641	$(20,025)

See Note 17 for information regarding transactions with the Company’s equity method investees.

11. INTANGIBLE ASSETS

The following table reflects the activity and balances as of June 30, 2009 and December 31, 2008 the Company recorded with respect to the intangible assets. The intangible assets primarily consist of the value assigned to the 10% of the in-place asset management contracts of the Company’s Strategos subsidiary acquired from the former non-controlling interest partner:

INTANGIBLE ASSETS

(Dollars in Thousands)

	Estimated Useful Lives	June 30, 2009	December 31, 2008
Strategos Asset Management Contracts	3.2 Years	$3,988	$3,988
Accumulated Amortization		(3,099)	(2,743)

		889	1,245
FINRA Broker Dealer License	Indefinite	40	40

		$929	$1,285

The Company recognized amortization expense of $356 and $968 for the six months ended June 30, 2009 and 2008, respectively, and $178 and $484 for the three months ended June 30, 2009 and 2008, respectively, as a component of depreciation and amortization on the consolidated statements of operations. During the year ended December 31, 2008, the Company recognized an impairment charge of $2,078 related to the asset management contract asset, primarily due to the level of asset defaults in the portfolios underlying the subject Strategos asset management contracts. The Company estimates that it will record amortization expense of $711 for the year ending December 31, 2009 and $534 for the year ending December 31, 2010.

12. SENIOR DEBT

The Company had the following debt outstanding as of June 30, 2009 and December 31, 2008, respectively:

DETAIL OF SENIOR DEBT

(Dollars in Thousands)

Description	Original Available Balance	June 30, 2009	December 31, 2008	June 30, 2009 interest rate	Maturity
Former Revolving Line of Credit	$200,000	$—	$67,000	N/A	Jun. 1, 2009
2009 Credit Facility	$30,000	29,950	—	8.50%	May 31, 2011

Total		$29,950	$67,000

The 2009 Credit Facility

On June 1, 2009, the Company entered into an amended and restated credit facility with TD Bank (the “2009 Credit Facility”). The Company made an initial draw under the 2009 Credit Facility for $29,950 and used this draw, combined with existing cash reserves to pay off the former revolving line of credit. The 2009 Credit Facility provides for available borrowings of the lesser of the maximum revolving credit amount, which is initially $30,000 or a calculation which is based upon the present value of certain of the Company’s CDO management fees plus a percentage of the estimated value of certain other investments the Company has pledged as collateral. The 2009 Credit Facility matures on May 31, 2011. The total maximum revolving credit amount under the 2009 Credit Facility is $30,000 at inception and is reduced by $1 million per month beginning on November 15, 2009 and by the amount of proceeds received as a result of asset sales involving collateral, sales of capital stock, or amounts received on account of the issuance of equity interests of Cohen or CFG. The 2009 Credit Facility bears interest, at the Company’s option at either: (a) one, two or three month LIBOR plus 6.5% or (b) a base rate (as defined in the loan agreement) plus 3.75%, both subject to an absolute minimum interest rate of 8.5%. The 2009 Credit Facility charges an unused fee of 0.50% per annum payable quarterly based on the unused available funds under the facility. In addition, TD Bank charged an upfront fee of 3.00% and an exit fee of 1.5% at the first to occur of maturity, payment in full, or acceleration, both of the initial maximum revolving credit amount. As of June 30, 2009, $29,950 was drawn, $50 was committed for a letter of credit and there was no availability to borrow under the 2009 Credit Facility.

Covenants and Collateral: The effect of the 2009 Credit Facility and the related security and pledge agreements is that the Company has granted a security interest in substantially all of its assets and substantially all of its asset management agreements with the exception of certain of its investments that are currently classified as investments-trading, held in subsidiaries that do not guarantee the 2009 Credit Facility (“the Non-Guaranteeing Subsidiaries”). However, the Company is limited in the amount of capital it can invest and have at any point in time, in these Non-Guaranteeing Subsidiaries.

The 2009 Credit Facility limits the Company’s ability to use its assets to fund ongoing operations. All of the Company’s investments classified as other investments, at fair value and as investments in equity method affiliates are encumbered under the 2009 Credit Facility and related agreements. The remaining investments classified as trading are not specifically encumbered under the 2009 Credit Facility because they are held in the Non-Guaranteeing Subsidiaries. See note 8 for information regarding other encumbrances that may be placed on these securities.

The 2009 Credit Facility contains standard covenants and restrictions that, among other things, restrict the Company’s ability to pay distributions to members in certain cases, to enter into a merger, to acquire another company, to take on additional debt, to engage in asset sales, and to enter into new leases or other commitments. However, the merger with AFN is specifically permitted under the 2009 Credit Facility.

The 2009 Credit Facility imposes significant restrictions on the Company’s ability to make distributions to its members. Prior to the merger with AFN, the Company will effectively be limited to paying distributions to its members in an amount equal to the greater of (1) the preferred return to be paid to members who own Class A membership units as required under the Company’s Third Amended and Restated Limited Liability Company Agreement and (2) the amount necessary for each member to pay federal and state income taxes resulting solely from such member’s allocated share of the Company’s income (“Tax Distributions”). Subsequent to the merger, the Company will continue to be permitted to make Tax Distributions to its members (including AFN). In addition, the Company will be allowed to make distributions to AFN for certain limited purposes, including distributions required so that AFN can make regularly scheduled payments on its subordinated debt and convertible notes. These restrictions on distributions will limit the Company’s ability to pay its members distributions in excess of required Tax Distributions and will preclude AFN from paying dividends to its shareholders.

The 2009 Credit Facility includes certain financial covenants such as (1) minimum net worth; (2) minimum consolidated cash flow to fixed charge coverage ratio; (3) maximum funded debt to consolidated cash flow ratio; and (4) subsequent to the completion of the business combination with AFN, a requirement to maintain $15 million of cash available at all times. All relevant terms are defined in the credit agreement.

The 2009 Credit Facility contains a provision whereby there is an event of default if the business combination with AFN is terminated by either party and 60 days have elapsed since such termination or, in any event, if the business combination is not completed by November 30, 2009. If the business combination is not completed within the required time frame, TD Bank has the right to accelerate the maturity of the 2009 Credit Facility, thereby causing the 2009 Credit Facility to become payable in full.

If the maturity of the 2009 Credit Facility is accelerated and the 2009 Credit Facility becomes payable in full, the Company’s liquidity will be materially, adversely impacted. The Company would likely be required to sell some or all of its assets, or obtain alternative financing, or seek additional capital from its equity investors. Such sales may not be sufficient to pay off the loan in full and the Company may not be able to obtain alternative financing or raise additional capital from its equity investors. In such event, the lenders under the 2009 Credit Facility would be entitled to proceed against the collateral securing the indebtedness, which includes a significant portion of the Company’s assets.

As of June 30, 2009, the Company was in compliance with the financial covenants in the 2009 Credit Facility.

Former Revolving Line of Credit Agreement

The Company entered into a $200,000 revolving line of credit facility with a group of commercial banks (the “Bank Group”) on July 27, 2007 (the “Former Bank Group Loan”). The Former Bank Group Loan bore interest at either (i) 2.00% over prime or (ii) 3.00% over one, two, three, or six month LIBOR. The Company had the option to choose between the prime rate or LIBOR options and had the option to choose the LIBOR duration. The Former Bank Group Loan provided for the issuance of letters of credit in an aggregate amount equal to the lesser of $20,000 or 10% of the available borrowing base. Outstanding letters of credit were treated as outstanding borrowings for the purpose of the total borrowing base. The Former Bank Group Loan had an unused line fee of 0.25% per annum on the unused portion.

Event of Default: Based on the financial results as of December 31, 2008, the Company was in default of the minimum net worth covenant of the Former Bank Group Loan. The failure by the Company to meet this covenant constituted an Event of Default as defined under the Former Bank Group Loan. On April 3, 2009, the Bank Group exercised its right: (i) to increase the interest rate on the Former Bank Group Loan by 2%; (ii) to cease making advances or issuing letters of credit; and (iii) to convert all outstanding advances under the Former Bank Group Loan to prime based from LIBOR based after the expiration of the LIBOR periods outstanding at that time. It did not exercise any of its other remedies available to it upon the Event of Default, such as terminating the Former Bank Group Loan and demanding immediate repayment of all amounts outstanding, demanding cash collateral in the amount of all outstanding letters of credit, or taking action against the collateral.

On June 1, 2009, the Company entered into the 2009 Credit Facility as discussed above. The Company used the proceeds from the initial draw from 2009 Credit Facility, as well as existing cash on hand, to repay the Former Bank Group Loan in full. The Company never received a formal waiver of the default; however the default was effectively cured when the loan was paid in full.

Deferred Financing

In June 2009, the Company charged $169 of unamortized deferred financing costs to interest expense in the consolidated statement of operations, related to the Former Bank Group. The Company recorded $1,438 in deferred financing costs in other assets in the consolidated balance sheet associated with the 2009 Credit Facility. The Company will expense these deferred financing costs to interest expense over the remaining life of the 2009 Credit Facility. The Company recognized interest expense from deferred financing costs of $676 and $538 for the six months ended June 30, 2009 and 2008, respectively, and $407 and $269 for the three months ended June 30, 2009 and 2008, respectively. The remaining net deferred financing asset as of June 30, 2009 and December 31, 2008 was $1,378 and $617, respectively, and was included in other assets in the consolidated balance sheets. The expected interest expense from deferred financing costs to be recognized in 2009 is $1,036 (including the $676 already recognized as of June 30, 2009); in 2010 is $719; and in 2011 is $299.

Interest Rate Swap

The Company entered into an interest rate swap as required under the Former Bank Group Loan (see note 9). It did not designate this swap as a hedge. The Company carried the swap at fair value and included any gain or loss as part of non-operating income (expense) on the consolidated statement of operations. The Company terminated the swap upon entering into 2009 Credit Facility.

Interest Expense

Interest expense includes interest incurred for the Company’s senior debt described in this note and the amortization of deferred financing costs related to this senior debt.

13. SUBORDINATED NOTES PAYABLE TO RELATED PARTIES

On June 25, 2008, the Company executed three separate agreements with three of its members (the Company’s chairman, the Company’s CEO and Cohen Financial Group, Inc. (“CFG”)) to obtain $9,000 of unsecured subordinated financing (the “Subordinated Notes”). The Subordinated Notes were comprised of $6,000 from CFG, $2,000 from the Company’s chairman, and $1,000 from the Company’s CEO. The Subordinated Notes mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semiannually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the Subordinated Notes on each May 1 and November 1, and thereafter the increased principal balance shall accrue interest at the annual rate of 12%. The Subordinated Notes are unsecured obligations of the Company, and payments of principal and interest on the notes were subordinated to the Former Bank Group Loan and are subordinated under the 2009 Credit Facility.

The interest expense (both cash and in-kind) on the Subordinated Notes totaled $542 and $15 for the six months ended June 30, 2009 and 2008, respectively, and $276 and $15 for the three months ended June 30, 2009 and 2008, respectively, and is included in interest expense in the consolidated statements of operations. As of June 30, 2009 and December 31, 2008, the subordinated notes payable to related parties was $9,229 and $9,094, respectively. The accrued interest payable was $185 and $182 as of June 30, 2009 and December 31, 2008, respectively, and is included in accounts payable and other liabilities in the consolidated balance sheets.

14. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is a party to various routine legal proceedings arising out of the ordinary course of the Company’s business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition or results of operations.

In addition, the Company’s U.S. broker dealer subsidiary, Cohen & Company Securities, LLC (“CCS”), is a party to litigation commenced in 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee and Representative of the Estate of Sentinel Management Group, Inc. v. Delores E. Rodriguez, Barry C. Mohr, Jr., Jacques de Saint Phalle, Keefe, Bruyette & Woods, Inc., and Cohen & Company Securities, LLC. The plaintiff in this case is the Liquidation Trustee for the Estate of Sentinel Management Group, Inc., (“Sentinel”), which filed a bankruptcy petition in August 2007. The Liquidation Trustee alleges that Cohen & Company Securities, LLC sold Sentinel securities, mainly collateralized debt obligations, that the Liquidation Trustee contends were unsuitable for Sentinel and that the Company violated Section 10(b) of the Exchange Act and Rule 10b-5. The Liquidation Trustee also seeks relief under the Illinois Blue Sky Law, the Illinois Consumer Fraud Act, the United States Bankruptcy Code, and under common law theories of negligence and unjust enrichment. The Company is vigorously defending the claims. By order dated July 8, 2009, the Court dismissed the Liquidation Trustee’s Illinois Consumer Fraud Act claim. On July 29, 2009, the Liquidation Trustee amended his complaint. CCS filed its answer to the amended complaint on August 12, 2009. No contingent liability was recorded in the Company’s consolidated financial statements related to this litigation.

CCS is also party to litigation commenced on May 21, 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee of the Sentinel Liquidation Trust, Assignee of certain claims v. Keefe, Bruyette & Woods, Inc., Cohen & Company Securities, LLC., Delores E. Rodriguez, Barry C. Mohr, Jr., and Jacques de Saint Phalle. The plaintiff in this case is the Liquidation Trustee of the Sentinel Liquidation Trust, which emerged from the bankruptcy of Sentinel, filed in August 2007. The Liquidation Trustee, purportedly as the assignee of claims of Sentinel’s customers, alleges that, by recommending that Sentinel purchase securities, mainly collateralized debt obligations, that the Liquidation Trustee deems to have been unsuitable for Sentinel’s customer accounts, CCS aided and abetted breaches of fiduciary duties purportedly owed by Sentinel and its head trader to Sentinel’s customers, in violation of Illinois common law. The complaint also alleges claims under common law theories of negligence and unjust enrichment. The Company will vigorously defend all claims. CCS filed a motion to dismiss the Liquidation Trustee’s complaint on July 21, 2009. On July 28, 2009, the Court dismissed a substantively identical case brought by the Liquidation Trustee against The Bank of New York Mellon Corp. No contingent liability was recorded in the Company’s consolidated financial statements related to this litigation.

In a related development, CCS recently received a subpoena on May 14, 2009 from the staff of the Securities and Exchange Commission (“SEC”) captioned In the Matter of Sentinel Management Group, Inc. CCS and Cohen have and intend to continue to cooperate with the investigation.

The Company and its registered investment advisor subsidiary, Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC) are also named in a lawsuit filed on August 6, 2009 in the Supreme Court of the State of New York, County of Kings captioned Riverside National Bank of Florida v. Taberna Capital Management, LLC, Trapeza Capital Management, LLC, Cohen & Company Financial

Management, LLC f/k/a Cohen Bros. Financial Management LLC, FTN Financial Capital Markets, Keefe, Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith, Inc., Bank of America Corporation, as successor in interest to Merrill Lynch & Co., JP Morgan Chase, Inc, JP Morgan Securities, Citigroup Global Markets., Credit Suisse (USA) LLC, ABN AMRO, Cohen & Company, Morgan Keegan & Co., Inc., SunTrust Robinson Humphrey, Inc., The McGraw-Hill Companies, Inc., Moody’s Investors Services, Inc. and Fitch Ratings, Ltd. The plaintiff, Riverside National Bank of Florida (“Riverside”), alleges that offering memoranda issued in connection with certain CDO securities it purchased failed to disclose alleged ratings agencies’ conflicts of interest. Riverside alleges, among other things, common law fraud, negligent misrepresentation and breaches of certain alleged duties. The Company will vigorously defend against these claims.

Regulatory Matters

On June 18, 2009, the Company was one of a number of market participants to receive a subpoena from the SEC seeking documents and information in an investigation titled, In the Matter of Certain CDO Structuring Sales and Marketing Practices. Cohen intends to cooperate with the investigation.

Put Rights

Certain current and former Company executives have rights granted to them by the Company pursuant to which an executive may require the Company to repurchase membership interests held by the executive at the per unit price of the Company’s membership units implied by the Company’s valuation based on the greater of (i) the then previous quarter’s book value based on GAAP or (ii) a multiple of the then trailing twelve months pre tax earnings (a “put right”). A total of 5,047,407 membership units have put rights associated with them. The put rights become effective July 1, 2010. All of the executives who were granted put rights have permanently waived their put rights if the merger with AFN is completed. See note 4.

Due to the formulaic nature of the put value, there is no limitation on the amount that the Company may be required to pay. The put rights automatically terminate if the Company’s shares become listed on a national exchange. If the put rights become effective, the Company will reclassify an amount from equity to a liability in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

The current and former executives holding all of the put rights have agreed that if the pending merger between the Company and AFN is consummated, the put rights will terminate. See note 4.

Members’ Agreement

During 2007, the Company entered into a registration rights agreement with CFG. Because CFG did not file a resale shelf registration statement by December 4, 2007, the Company is required to fund all distributions, if any, of the 7% preferred return to the holders of the Class A Units, subsequent to December 4, 2007, who were members of the Company prior to CFG’s purchase of membership interests in the Company to a trust for the benefit of the holders of CFG’s Class A common stock and will not be paid to the Cohen members until the failure to file the registrations statement is cured. The Class A Unit preferred return may not be paid over to the specified members until the failure to file a resale registration statement is cured. As of June 30, 2009, CFG has not filed a resale shelf registration statement; therefore, any preferred return payable to the specified members in the future will be deposited into a trust until such time as the failure to file a resale registration statement is cured. The Company is permitted to make tax distributions (as defined in the operating agreement) to its members without restriction. The Company has not declared and made any preferred return distributions in excess of permitted tax distributions since December 4, 2007. In addition, under this agreement, the Company is limited in the amount of additional equity capital it can raise or issue to employees as compensation.

Non-Profit Preferred Funding I (“NPPF I”) Arrangement with Merrill Lynch Portfolio Management, Inc.

On December 27, 2007, Merrill Lynch Portfolio Management, Inc. (the “NPPF I Trustor”) and the trustee of the NPPF I CDO entered into a loan agreement whereby the NPPF I Trustor made an initial $3,000 advance to the NPPF I CDO so that additional funds would be available for the most junior CDO certificate holders in future distributions of CDO waterfall payments. At each waterfall payment date, the advance will be repaid in full and the NPPF I Trustor will re-advance a scheduled amount to the CDO trust. The scheduled amounts will decrease by $300 on each distribution date through September 15, 2012. The advance will not bear interest. The Company is not a party to this agreement and is not obligated to provide reimbursement for any outstanding advances to NPPF I Trustor. As of June 30, 2009, the outstanding advance between NPPF I Trustor and Merrill Lynch Portfolio Management, Inc. was $2,100.

As an accommodation to NPPF I Trustor, the Company agreed to pay 6% simple interest on the advance via a side letter agreement entered into on December 27, 2007 between the Company and NPPF I Trustor. The Company is only obligated to pay interest on outstanding advances. The side letter will terminate on the earlier of the payment in full of all advances and December 2014. The Company accounts for the interest on the outstanding advances as a reduction to revenue since these interest payments are deemed a direct reduction of the Company’s on-going revenue that otherwise would have been earned for the duration of the trust. The reduction in revenue earned by the Company for the six months ended June 30, 2009 and 2008 was $67 and $87, respectively, and for the three months ended June 30, 2009 and 2008 was $34 and $41, respectively. The potential additional liability the Company would have, assuming the $2,100 advance (as of June 30, 2009) to the NPPF I Trust remained outstanding through December 2014 would be approximately $694.

Alesco Preferred Funding XVII Ltd. Collateral Management Fee Side Letter

On March 6, 2008, the Company entered into a side letter agreement with AFN in regards to Alesco Preferred Funding XVII, Ltd. CDO (“Alesco XVII CDO”) whereby the Company shall remit to AFN, who is the owner of 75% of the first tier preferred shares of the Alesco XVII CDO, 75% of the collateral management fees the Company receives on the CDO. The Company recognizes the receipt of collateral management fees in asset management revenue in the consolidated statements of operations. The Company accounts for this fee to AFN as a reduction to the asset management fees (a concession) since this fee is deemed a direct reduction of the Company’s ongoing asset management fees that otherwise would have been earned for the duration of the CDO. The reduction in asset management fees for the six months ended June 30, 2009 and 2008 was $102 and $225, respectively, and for the three months ended June 30, 2009 and 2008 was $50 and $112, respectively.

15. SEGMENT AND GEOGRAPHIC INFORMATION

Segment Information

Prior to January 1, 2008, the Company operated as one segment. Effective January 1, 2008, the Company reorganized its operations and began operating within three business segments: Capital Markets, Asset Management, and Principal Investing. See note 1.

The accounting policies of the three segments are the same as those described in note 3.

The Company’s business segment information for the six and three months ended June 30, 2009 and 2008 is prepared using the following methodologies and generally represents the information that is relied upon by management in its decision making processes:

(a) Revenues and expenses directly associated with each business segment are included in determining net income by segment.

(b) Indirect expenses (such as general and administrative expenses including executive and overhead costs) not directly associated with specific business segments are not allocated to the segments’ statements of operations. Accordingly, the Company presents segment information consistent with internal management reporting. See note (1) in the table below for more detail on unallocated items.

The following tables present the financial information for the Company’s segments for the periods indicated.

As of and for the six months ended June 30, 2009	Capital Markets	Asset Management	Principal Investing	Segment Total	Unallocated(1)	Consolidated Total
Summary statement of operations
New issue and advisory	$745	$—	$—	$745	$—	$745
Asset management	—	16,913	—	16,913	—	16,913
Principal transactions and other income	8	171	(1,483)	(1,304)	—	(1,304)
Net trading	21,011	—	—	21,011	—	21,011
Total revenues	21,764	17,084	(1,483)	37,365	—	37,365
Total operating expenses	20,037	12,108	—	32,145	13,362	45,507

Operating income / (loss)	1,727	4,976	(1,483)	5,220	(13,362)	(8,142)
Loss from equity method affiliates	—	—	(3,858)	(3,858)	—	(3,858)
Other non operating income / (expense)	—	4,484	—	4,484	(2,655)	1,829

Income / (loss) before income taxes	1,727	9,460	(5,341)	5,846	(16,017)	(10,171)
Income taxes	—	—	—	—	188	188

Net income (loss)	1,727	9,460	(5,341)	5,846	(16,205)	(10,359)
Less: Net loss attributable to the noncontrolling interest	—	—	(11)	(11)	—	(11)

Net income (loss) attributable to Cohen Brothers, LLC	$1,727	$9,460	$(5,330)	$5,857	$(16,205)	$(10,348)

Other statement of operations data:
Depreciation and amortization (included in total operating expense)	$—	$391	$—	$391	$898	$1,289

Balance sheet data:
Total assets(2)	$21,278	$18,528	$38,364	$78,170	$29,143	$107,313

Investment in equity method affiliates (included in total assets)	$—	$—	$497	$497	$—	$497

As of and for the six months ended June 30, 2008	Capital Markets	Asset Management	Principal Investing	Segment Total	Unallocated(1)	Consolidated Total
Summary statement of operations
New issue and advisory	$1,662	$—	$—	$1,662	$—	$1,662
Asset management	—	30,810	—	30,810	—	30,810
Principal transactions and other income	236	103	10,668	11,007	—	11,007
Net trading	5,213	—	—	5,213	—	5,213

Total revenues	7,111	30,913	10,668	48,692	—	48,692
Total operating expenses	7,984	16,911	—	24,895	11,387	36,282

Operating income / (loss)	(873)	14,002	10,668	23,797	(11,387)	12,410
Loss from equity method affiliates	—	—	(96)	(96)	—	(96)
Other non operating income / (expense)	—	(146)	—	(146)	(4,938)	(5,084)

Income / (loss) before income taxes	(873)	13,856	10,572	23,555	(16,325)	7,230
Income taxes	—	—	—	—	2,016	2,016

Net income (loss)	(873)	13,856	10,572	23,555	(18,341)	5,214
Less: Net loss attributable to the noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Cohen Brothers, LLC	$(873)	$13,856	$10,572	$23,555	$(18,341)	$5,214

Other statement of operations data:
Depreciation and amortization (included in total operating expense)	$—	$1,013	$—	$1,013	$997	$2,010

Balance sheet data:
Total assets(2)	$28,723	$30,363	$95,933	$155,019	$46,051	$201,070

Investment in equity method affiliates (included in total assets)	$—	$—	$2,499	$2,499	$—	$2,499

For the three months ended June 30, 2009	Capital Markets	Asset Management	Principal Investing	Segment Total	Unallocated(1)	Consolidated Total
Summary statement of operations
New issue and advisory	$518	$—	$—	$518	$—	$518
Asset management	—	7,614	—	7,614	—	7,614
Principal transactions and other income	11	171	2,438	2,620	—	2,620
Net trading	9,694	—	—	9,694	—	9,694

Total revenues	10,223	7,785	2,438	20,446	—	20,446
Total operating expenses	10,009	5,652	—	15,661	6,590	22,251

Operating income / (loss)	214	2,133	2,438	4,785	(6,590)	(1,805)
Income from equity method affiliates	—	—	225	225	—	225
Other non operating income / (expense)	—	226	—	226	(1,457)	(1,231)

Income / (loss) before income taxes	214	2,359	2,663	5,236	(8,047)	(2,811)
Income taxes	—	—	—	—	120	120

Net income (loss)	214	2,359	2,663	5,236	(8,167)	(2,931)
Less: Net loss attributable to the noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Cohen Brothers, LLC	$214	$2,359	$2,663	$5,236	$(8,167)	$(2,931)

Other statement of operations data:
Depreciation and amortization (included in total operating expense)	$—	$195	$—	$195	$440	$635

For the three months ended June 30, 2008	Capital Markets	Asset Management	Principal Investing	Segment Total	Unallocated(1)	Consolidated Total
Summary statement of operations
New issue and advisory	$591	$—	$—	$591	$—	$591
Asset management	—	14,005	—	14,005	—	14,005
Principal transactions and other income	19	45	5,970	6,034	—	6,034
Net trading	4,477	—	—	4,477	—	4,477

Total revenues	5,087	14,050	5,970	25,107	—	25,107
Total operating expenses	4,155	8,171	—	12,326	6,366	18,692

Operating income / (loss)	932	5,879	5,970	12,781	(6,366)	6,415
Loss from equity method affiliates	—	—	(20)	(20)	—	(20)
Other non operating income / (expense)	—	(70)	—	(70)	(1,677)	(1,747)

Income / (loss) before income taxes	932	5,809	5,950	12,691	(8,043)	4,648
Income taxes	—	—	—	—	645	645

Net income (loss)	932	5,809	5,950	12,691	(8,688)	4,003
Less: Net loss attributable to the noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Cohen Brothers, LLC	$932	$5,809	$5,950	$12,691	$(8,688)	$4,003

Other statement of operations data:
Depreciation and amortization (included in total operating expense)	$—	$506	$—	$506	$496	$1,002

(1)	Unallocated includes certain expenses incurred by overhead and support departments (such as the executive, finance, legal, information technology, human resources, risk, compliance, and other similar overhead and support departments). Some of the items not allocated include: (a) equity-based compensation expense related to a small group of key executives; (b) interest expense on debt; (c) change in fair value of interest rate swap; and (d) income taxes. Management does not consider these items necessary for an understanding of the operating results of these segments and such amounts are excluded in segment reporting to the Chief Operating Decision Maker.

(2)	Unallocated assets primarily include (1) amounts due from related parties; (2) furniture and equipment, net; and (3) other assets that are not considered necessary for an understanding of segment assets and such amounts are excluded in segment reporting to the Chief Operating Decision Maker. Goodwill of $8,728 as of June 30, 2009 and 2008 and intangible assets of $889 and $4,291 as of June 30, 2009 and 2008, respectively, are included in the asset management segment. The intangible asset of $40 as of June 30, 2009 and 2008 is included in the capital markets segment.

Geographic Information

The Company conducts its business activities through offices in the following locations: (1) United States, (2) United Kingdom and other. Total revenues by geographic area are summarized as follows:

GEOGRAPHIC INFORMATION

(Dollars in Thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Total Revenues:
United States	$18,289	$23,837	$34,503	$45,680
United Kingdom & Other	2,157	1,270	2,862	3,012

	$20,446	$25,107	$37,365	$48,692

Long-lived assets attributable to an individual country, other than the United States, are not material.

16. SUPPLEMENTAL CASH FLOW DISCLOSURE

Interest paid by the Company on its debt was $1,798, and $4,352 for the six months ended June 30, 2009 and 2008, respectively.

The Company paid income taxes of $143 and $941 for the six months ended June 30, 2009 and 2008, respectively.

In the first half of 2009, the Company had the following significant non-cash transactions which are not reflected on the statement of cash flows:

During the second quarter of 2009, the Company deconsolidated the Deep Value onshore feeder fund (see note 3-E). As a result, the Company recorded a decrease in noncontrolling interest of $11,005, a decrease of $10,967 in other investments, at fair value related to Deep Value Onshore Fund’s investment in the Deep Value Master Fund, and an increase in accounts payable and other liabilities of $38.

On May 1, 2009, $135 of in-kind interest on the subordinated notes payable to related parties was added to the principle balance of the notes (see note 13).

On June 1, 2009, the Company entered into an amended and restated credit facility with TD Bank. The Company recorded an increase in other assets and an increase in accounts payable and other liabilities of $450 related to the exit fee the Company is obligated to pay to TD Bank upon the maturity, payment in full, or acceleration of the new credit facility, which ever is first to occur (see note 12).

In the first half of 2008, the Company had the following significant non-cash transactions which are not reflected on the statement of cash flows:

With the adoption of SFAS No. 159 in the first quarter of 2008, the Company recorded an increase in accumulated other comprehensive income of $11,560, and a decrease in members’ capital of $11,970, a decrease in receivables of $79 and a decrease in other investments, at fair value of $331. In addition, a decrease in investment in equity method affiliates and a corresponding increase in other investments, at fair value of $50,649 was recorded.

In the first quarter of 2008, the Company recorded a reduction in goodwill of $519 to reflect an adjustment to actual expenses incurred with respect to the acquisition of non-controlling interest. This resulted an offsetting reduction to accounts payable and other liabilities of $519.

During the second quarter of 2008, the Company assigned $2,601 of its interests in Brigadier LP to certain employees for services rendered.

17. RELATED PARTY TRANSACTIONS

The Company has identified the following related party transactions for the six and three months ended June 30, 2009 and 2008. The transactions are listed by related party and amounts are disclosed in a table at the end of this section.

A.	RAIT

RAIT is a publicly traded REIT. It has been identified as a related party because (1) the former CEO of RAIT is also the chairman and the principal of the majority member of the Company; and (2) the chairman of RAIT is the mother of the chairman and the principal of the majority member of the Company;

Merger of RAIT and Taberna

Taberna Realty Finance Trust (“TFT”) merged with a wholly owned subsidiary of RAIT in December 2006. TFT was formed in 2005 as a wholly owned subsidiary of the Company. It was spun out in a Rule 144A private offering in 2005 and operated as an independent company prior to its merger with RAIT.

Prior to the merger, TFT was also identified as a related party of the Company primarily because TFT’s former chairman and former CEO is the chairman and the principal of the majority member of the Company. Prior to the merger, RAIT was also considered a related party of the Company primarily because its CEO at the time was the mother of the chairman and principal of the majority member of the Company.

Prior to the merger, the Company had related party transactions with RAIT and TFT. Subsequent to the merger, all transactions have been with the merged company, RAIT. The following discussion will refer to the original party to the related party transaction (i.e. either RAIT or TFT):

1.	Shared Services Agreement

The Company had a shared services agreement with TFT whereby TFT reimburses the Company for costs incurred by the Company for administrative and occupancy costs related to TFT. The Company received payments under this agreement which are disclosed as shared services in the tables at the end of this section. The payments are recorded as a reduction in the related expense.

2.	Rent

In 2006, the Company entered into a lease, as tenant, in one location for which TFT shares space. TFT pays for its share of the space under a sub-lease arrangement with the Company. The Company received payments under this agreement which are disclosed as shared services in the tables at the end of this section. The payments are recorded as a reduction in rent expense.

3.	TFT Shares

The Company received 2 million shares of TFT when TFT was spun out in 2005. In addition, the Company purchased 200,000 additional shares in August 2005. When TFT was acquired by RAIT, the Company’s shares of TFT were converted to RAIT shares at the conversion rate of .5389 TFT shares per RAIT share. This was the same conversion rate applied to all holders of TFT shares. The following summarizes key information regarding this investment:

SUMMARY OF KEY ITEMS RELATED TO TFT/RAIT SHARES

(Dollars in Thousands, except share data)

	June 30, 2009	December 31, 2008
Shares held at end of period	510,434	510,434
Carrying value at end of period	$699	$1,327
Unrealized loss at end of period	$(8,920)	$(8,292)

These shares are included in other investments, at fair value on the consolidated balance sheets. The change in fair value is recognized in earnings under the fair value option accounting of SFAS No. 159 (see note 8). The Company’s shares represent approximately 1% of the outstanding shares of RAIT as of June 30, 2009 and December 31, 2008.

4.	Revenue earned from TFT

After the sale of the Taberna, the Company continued to provide certain services during 2008 to TFT for which it earned the monitoring fees for asset management related services for certain TFT whole loan assets. The monitoring fees are included in asset management revenue in the Company’s consolidated statements of operations.

5.	Non-Compete Agreement

In April 2005, as part of the sale of TFT, the Company entered into a non-competition agreement with TFT pursuant to which the Company agreed not to engage in purchasing from, or acting as a placement agent for, issuers of TruPS or other preferred equity securities of REITs and other real estate operating companies. In addition, the Company agreed to refrain from acting as asset manager for any issuer of such securities. The agreement had exceptions for certain passive investments or acquisitions made by the Company. The non-competition agreement expired on April 28, 2008.

6.	CDO securities sold to RAIT

In May 2009, the Company’s broker dealer subsidiary executed a riskless trade whereby it purchased $8,500 principal amount of the CDO security, RAIT CRE CDO I, Ltd., from an unrelated third party for $340 and immediately sold the security to RAIT for $361. The Company recognized $21 of net trading revenue related to this transaction in the consolidated statement of operations.

B.	Alesco Financial Inc.

AFN is a publicly traded REIT. It has been identified as a related party because: (i) the Company’s chairman and principal of its majority member is also the chairman of AFN and (ii) the Company’s COO is also the CEO and a director of AFN. See note 4 for a discussion of the proposed merger with AFN.

1.	AFN Shares

Alesco Financial Trust (“AFT”) began operations in January 2006 when it completed a private offering of securities, and the Company purchased 400,000 shares of AFT at the initial private offering price of $10 per share. In 2006, AFT merged with a public company, Sunset Financial Resources, Inc. (“Sunset”). As part of this merger, each holder of AFT shares received 1.26 shares of Sunset. Following the merger, Sunset changed its name to AFN. The following summarizes key information regarding this investment:

SUMMARY OF KEY ITEMS RELATED TO AFN SHARES

(Dollars in Thousands, except share data)

	June 30, 2009	December 31, 2008
Shares held at end of period	504,000	504,000
Carrying value at end of period	$398	$222
Unrealized loss at end of period	$(3,602)	$(3,778)

The Company’s shares represent approximately 1% of the outstanding shares of AFN as of June 30, 2009 and December 31, 2008. These shares are included in other investments, at fair value on the consolidated balance sheets. The change in fair value is recognized in earnings under the fair value option accounting of SFAS No. 159 (see note 8).

2.	Management Contract

AFN has no employees. The Company externally manages AFN for an annual management and incentive fee. The Company designates some of its employees to work exclusively on management of AFN while other employees’ responsibilities include both AFN and Company matters. The base management and incentive fee otherwise payable to the Company is reduced by AFN’s proportionate share of the amount of any asset management fees that are paid to the Company in connection with any CDOs AFN invests in, based on the percentage of the most junior CDO Securities held by AFN in such CDOs. These management fees are disclosed as a component of management fee revenue in the tables at the end of this section.

3.	Alesco XVII CDO side letter

On March 6, 2008, the Company entered into a side letter agreement with AFN with respect to Alesco XVII CDO whereby the Company has agreed to remit to AFN, who is the owner of 75% of the first tier preferred shares of the Alesco XVII CDO, 75% of the collateral management fees the Company receives on the CDO. The Company recognizes the receipt of collateral management fees in asset management fees in the consolidated statements of operations. The Company accounts for this fee to AFN as a reduction to the asset management fees (a concession) since this fee is deemed a direct reduction of the Company’s ongoing asset management fees that otherwise would have been earned for the duration of the CDO. The reduction in asset management fees for the six months ended June 30, 2009 and 2008 was $102 and $225, respectively, and for the three months ended June 30, 2009 and 2008 was $50 and $112, respectively.

4.	Shared Services

AFN reimburses the Company for certain general and administrative expenses (e.g., pro rata share of the Company’s rent, telephone, utilities, and other office, internal and overhead expenses) related to AFN. The Company records this amount as a reduction in the related expense. These expenses are disclosed as shared services (paid) received in the tables at the end of this section.

C.	Cohen Brothers Financial, LLC

Cohen Brothers Financial, LLC (“CBF”) has been identified as a related party because (i) CBF is the majority member of the Company; and (ii) CBF is wholly owned by the chairman of the Company.

Beginning in October 2008, the Company began receiving a monthly advisory fee for consulting services provided by the Company to CBF. The fee is recognized as a component of asset management revenue in the consolidated statements of operations. This fee is disclosed as management fee revenue in the tables at the end of this section.

D.	The Bancorp, Inc.

The Bancorp, Inc. (“TBBK”) is identified as a related party because (i) TBBK’s chairman is the Company’s Chairman and principal of its majority member; and (ii) the COO of the Company is a director of TBBK.

TBBK maintained deposits for the Company in the amount of $131 and $853 as of June 30, 2009 and December 31, 2008, respectively.

E.	Investment Vehicles and Other

The following are identified as related parties. Amounts with respect to the transactions identified below are summarized in a table at the end of this section.

1. The Brigadier Entities (as a group) have been identified as a related party because in the absence of the fair value option under SFAS No. 159, Brigadier LP would be treated as an equity method affiliate of the Company.

The Company has the following transactions with the Brigadier Entities:

A.	The Company earns management and incentive fees on its management contract. These are recorded as a component of asset management revenue in the consolidated statements of operations.

B.	Under the fair value option of SFAS No. 159, the Company recognizes unrealized and realized gains and losses on its investment in Brigadier LP. The unrealized gains and losses and realized gains and losses, if any, are recorded as a component of principal transactions in the consolidated statements of operations.

2. Star Asia has been identified as a related party because the chairman and principal of the majority member of the Company is a member of Star Asia’s board of directors.

The Company has the following transactions with Star Asia:

A.	The Company recognizes dividend income on its investment in Star Asia. Dividend income is recorded as a component of principal transactions and other income in the consolidated statements of operations.

B.	The Company recognizes unrealized and realized gains and losses on its investment in Star Asia. The unrealized gains and losses and realized gains and losses, if any, are recorded as a component of principal transactions in the consolidated statements of operations.

3. EuroDekania has been identified as a related party because the chairman and principal of the majority member of the Company is a member of EuroDekania’s board of trustees.

The Company has the following transactions with EuroDekania:

A.	The Company earns management and incentive fees on its management contract. These fees are recorded as a component of asset management revenue in the consolidated statements of operations.

B.	The Company recognizes dividend income on its investment in EuroDekania. Dividend income is recorded as a component of principal transactions and other income in the consolidated statements of operations.

C.	The Company recognizes unrealized and realized gains and losses on its investment in EuroDekania. The unrealized gains and losses and realized gains and losses are recorded as a component of principal transactions in the consolidated statements of operations.

4. DEKU has been identified as a related party because (i) DEKU was an equity method affiliate of the Company and (ii) the chairman and principal of the majority member of the Company was a member of DEKU’s board of directors. In February 2009, DEKU liquidated (see note 3-E).

The Company had the following transactions with DEKU:

A.	The Company recognized its share of the income or loss of DEKU. This was recorded as income from equity method affiliates in the consolidated statements of operations.

B.	The Company had a shared services agreement with DEKU whereby the Company provided DEKU with use of its office space, utilities, administrative, technology, and secretarial services for approximately $8 per month.

C.	From time to time, the Company advanced DEKU funds for normal operating purposes; this was treated as a due from related party in the consolidated balance sheets.

D.	In November 2008, the Company entered into an agreement whereby it loaned DEKU funds to cover DEKU’s costs and to provide DEKU with working capital to enable it to fund expenses, including the expenses associated with the pursuit of a business combination and expenses with respect to its dissolution and liquidation. The loan bears no interest. The Company treated the advances as due from related party in the consolidated balance sheets. As of June 30, 2009 and December 31, 2008, the outstanding advances pursuant to this loan were $824 and $402, respectively.

E.	The Company had provided a letter of credit for the benefit of DEKU and paid $2,599 to the Dekania trust in conjunction with the DEKU liquidation. This was initially treated as an additional investment in DEKU, and subsequently written off (see F. immediately below).

F.	The Company wrote off its equity method investment in DEKU for a total charge of $4,482 to the consolidated statement of operations in February 2009.

G.	The Company did not write off its receivable from DEKU in the amount of $962. As a consequence of the DEKU liquidation, DEKU has filed a final federal tax return and will generate an income tax refund that will serve as repayment of the amount outstanding. The Company believes this receivable is collectible in full. If the Company determines that the refund will be larger, the Company may accrue for the additional receivable and reduce the $4,482 charge described above.

5. Star Asia Manager has been identified as a related party because it is an equity method investee of the Company. The Company recognizes its share of the income or loss of Star Asia Manager as income or loss from equity method affiliates in the consolidated statements of operations. From time to time, the Company may advance Star Asia Manager funds for normal operating purposes; such advances are a component of due from related party in the consolidated balance sheets.

6. MFCA has been identified as a related party because: (i) in the absence of the fair value option under SFAS No. 159, MFCA would have been treated as an equity method affiliate of the Company; (ii) the chairman and principal of the majority member of the Company is the former chairman of MFCA’s board and still serves as a member of board; and (iii) the CEO of the Company served as vice chairman of MFCA’s board until March 18, 2009. In March 2009, the board of directors of MFCA assigned the management contract to an unrelated third party (see note 6).

The Company has the following transactions with MFCA:

A.	The Company earned management and incentive fees on the MFCA management contract prior to its assignment to an unrelated third party in March 2009 (see note 6), which were recorded as a component of asset management revenue in the consolidated statements of operations.

B.	The Company recognizes dividend income on its investment in MFCA, as a component of principal transactions and other income in the consolidated statements of operations.

C.	Under the fair value option of SFAS No. 159, the Company recognizes unrealized and realized gains and losses on its investment in MFCA. The unrealized gains and losses and realized gains and losses are recorded as a component of principal transactions in the consolidated statements of operations.

D.	From time to time, the Company advanced MFCA funds for normal operating purposes; this amount was treated as due from related party in the consolidated balance sheets.

E.	MFCA reimburses the Company for certain general administrative expenses (e.g. pro rata of the Company’s rent, telephone, utilities, and other office, internal and overhead expenses) related to MFCA. The Company records this amount as a reduction in the related expense. These expenses are disclosed as shared services (paid) received in the tables at the end of this section.

7. CFG has been identified as a related party because it is a member of the Company. From time to time, the Company may advance CFG funds for normal operating purposes; this amount is treated as due from related party in the consolidated balance sheets.

8. The Deep Value General Partner has been identified as a related party because (i) the Deep Value General Partner is an equity method affiliate of the Company; and (ii) certain employees of the Company own 50% of the Deep Value General Partner. The Company recognizes its share of the income or loss of the general partner since it is accounted for under the equity method. The income or loss is recorded as income or loss from equity method affiliates in the consolidated statements of operations. From time to time, the Company may advance the Deep Value General Partner funds for normal operating purposes; this is treated as due from related party in the consolidated balance sheets.

9. The Deep Value Entities (as a group) have been identified as a related party because (i) in the absence of the fair value option under SFAS No. 159, the onshore and offshore feeder funds would be treated as equity method affiliates of the Company and (ii) the Company has an equity method investment through its 50% ownership of the Deep Value GP which is the general partner of the feeder funds.

The Company has the following transactions with the Deep Value Entities:

A.	The Company earns management and incentive fees on its management contract, which are recorded as a component of asset management revenue in the consolidated statements of operations.

B.	Under the fair value option of SFAS No. 159, the Company recognizes unrealized and realized gains and losses on its investments in the feeder funds. The unrealized gains and losses and realized gains and losses are recorded as a component of principal transactions in the consolidated statement of operations.

C.	From time to time, the Company may advance funds to the Deep Value Entities for normal operating purposes; this is treated as due from related party in the consolidated balance sheets.

The following tables display the routine intercompany transactions recognized from the identified related parties during the six and three months ended June 30, 2009 and 2008, respectively, which are described above:

RELATED PARTY TRANSACTIONS

Six months ended June 30, 2009

(Dollars in Thousands)

	Management fee revenue	Principal transactions and other income		Income / (loss) from equity method affiliates	Shared Services (Paid) / Received
		Dividend income	Gain/(Loss)
The Brigadier Entities	$919	$—	$118	$—	$—
RAIT	—	—	(628)	—	25
AFN	—	—	176	—	142
CBF	143	—	—	—	—
Star Asia	—	—	459	—	—
Star Asia Manager	—	—	—	615	—
EuroDekania	333	84	(796)	—	—
MFCA	120	—	545	—	20
DEKU	—	—	—	(4,482)	15
Deep Value Entities	993	—	2,091	9	—

Total	$2,508	$84	$1,965	$(3,858)	$202

RELATED PARTY TRANSACTIONS

Three months ended June 30, 2009

(Dollars in Thousands)

	Management fee revenue	Principal transactions and other income		Income / (loss) from equity method affiliates	Shared Services (Paid) / Received
		Dividend income	Gain/(Loss)
The Brigadier Entities	$450	$—	$(171)	$—	$—
RAIT	—	—	76	—	12
AFN	—	—	156	—	75
CBF	73	—	—	—	—
Star Asia	—	—	751	—	—
Star Asia Manager	—	—	—	217	—
EuroDekania	167	84	(552)	—	—
MFCA	14	—	315	—	7
DEKU	—	—	—	—	—
Deep Value Entities	571	—	2,105	8	—

Total	$1,275	$84	$2,680	$225	$94

RELATED PARTY TRANSACTIONS

Six months ended June 30, 2008

(Dollars in Thousands)

	Management fee revenue	Principal transactions and other income		Income /(loss) from equity method affiliates	Shared Services (Paid) / Received
		Dividend income	Gain/(Loss)
The Brigadier Entities	$1,569	$—	$8,219	$—	$—
RAIT	520	235	(613)	—	25
AFN	—	252	(645)	—	117
Star Asia	—	265	5,200	—	—
Star Asia Manager	—	—	—	91	—
EuroDekania	886	239	(890)	—	—
MFCA	754	80	(985)	—	64
DEKU	—	—	—	(189)	47
Deep Value Entities	62	—	78	2	—

Total	$3,791	$1,071	$10,364	$(96)	$253

RELATED PARTY TRANSACTIONS

Three months ended June 30, 2008

(Dollars in Thousands)

	Management fee revenue	Principal transactions and other income		Income /(loss) from equity method affiliates	Shared Services (Paid) / Received
		Dividend income	Gain/(Loss)
The Brigadier Entities	$806	$—	$137	$—	$—
RAIT	258	235	245	—	13
AFN	—	126	(444)	—	59
Star Asia	—	145	6,180	—	—
Star Asia Manager	—	—	—	69	—
EuroDekania	295	239	(273)	—	—
MFCA	262	40	(490)	—	30
DEKU	—	—	—	(91)	24
Deep Value Entities	62	—	78	2	—

Total	$1,683	$785	$5,433	$(20)	$126

The following related party transactions are non-routine and are not included in the tables above.

F.	Purchase of Star Asia Shares

During the three months ended June 30, 2008, the Company purchased 2,000,000 ordinary shares of Star Asia directly from Star Asia for $2.00 per share. The Company also purchased an additional 1,500,000 ordinary shares of Star Asia at $2.00 per share from the Company’s Chairman and the Company’s CEO.

G.	Subordinated Notes Payable to Related Parties

In June 2008, the Company obtained $9,000 of unsecured subordinated financing from the Company’s chairman, the Company’s CEO and CFG (see note 13 for a description of the transaction).

H.	Purchase of MFCA Shares

In June 2009, the Company purchased 500,100 common shares of MFCA directly from MFCA for $1.20 per share as part of a rights offering.

I.	Other

From time to time, the Company’s U.S. broker dealer subsidiary provides certain brokerage services to its employees in the ordinary course of doing business. The Company recognized an immaterial amount of net trading revenue from these activities during the six and three months ended June 30, 2009 and 2008.

From time to time, the Company will make routine travel advances to its employees. Amounts outstanding are included in due from related parties below.

18. DUE FROM / DUE TO RELATED PARTIES

The following table summarizes the outstanding due from / due to related parties. These amounts may result from normal operating advances or from timing differences between the transactions disclosed in note 17 and final settlement of those transactions in cash. All amounts are non-interest bearing.

DUE FROM / DUE TO RELATED PARTIES

(Dollars in Thousands)

	June 30, 2009	December 31, 2008
RAIT	$77	$37
AFN	298	226
Brigadier Entities	490	7,093
Deep Value Entities	491	345
Deep Value GP	55	45
EuroDekania	5	—
DEKU	962	409
Star Asia Manager	19	21
Muni Funding Company of America	—	40
Cohen Financial Group, Inc.	3	15
Cohen Brothers Financial, LLC	85	102
Employees	14	116

Total Due from Related Parties	$2,499	$8,449

EuroDekania	$—	$135

Total Due to Related Parties	$—	$135

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ALESCO FINANCIAL INC.

FORTUNE MERGER SUB, LLC and

COHEN BROTHERS, LLC

Dated as of February 20, 2009

A-i

(continued)

A-ii

(continued)

A-iii

INDEX OF DEFINED TERMS

AFN	A-1
AFN Common Shares	A-3
AFN Disclosure Schedule	A-6
AFN Financial Advisor	A-17
AFN Incentive Plan	A-5
AFN Intellectual Property	A-16
AFN Leased Real Property	A-14
AFN Material Contracts	A-12
AFN Permits	A-12
AFN Preferred Shares	A-7
AFN Recommendation	A-17
AFN Restricted Stock Awards	A-5
AFN Reverse Stock Split	A-33
AFN SEC Documents	A-9
AFN Series A Preferred Share	A-2
AFN Series B Preferred Shares	A-8
AFN Shares	A-3
AFN Special Committee	A-1
AFN Stockholder Approval	A-8
AFN Stockholders’ Meeting	A-17
AFN Subsidiaries	A-6
Agreement	A-1
Articles Supplementary	A-8
Balance Sheet Date	A-10
Benefit Plan	A-11
Break-up Fee	A-45
business day	A-2
C&C	A-1
C&C 2008 Audited Financial Statements	A-40
C&C Class A Unit	A-2
C&C Class A/B Stock Exchange Ratio	A-3
C&C Class A/B Stock Merger Consideration	A-3
C&C Class A/B Unit Exchange Ratio	A-3
C&C Class A/B Unit Merger Consideration	A-3
C&C Class B Unit	A-3
C&C Class C Stock Exchange Ratio	A-2
C&C Class C Stock Merger Consideration	A-2
C&C Class C Unit	A-2
C&C Financial Statements	A-21
C&C LTIP Unit Awards	A-5
C&C Options Plan	A-5
C&C Surviving Company	A-1
C&C Unit Option	A-5
C&C Units	A-3
CDO	A-24
CDO/Fund Documents	A-26
Certificate of Merger	A-2
Change in the Recommendation	A-36
Client	A-27
CLO	A-24

A-iv

Closing	A-2
Closing Date	A-2
Cohen Approval	A-20
Cohen Benefit Plans	A-22
Cohen Disclosure Schedule	A-18
Cohen Equity Awards	A-19
Cohen Intellectual Property	A-31
Cohen Leased Real Property	A-30
Cohen Material Contracts	A-24
Cohen Permits	A-27
Cohen Subsidiaries	A-18
Cohen Subsidiary	A-18
Combination	A-2
contract	A-9
Contribution	A-1
Delaware Secretary of State	A-2
DLLCA	A-1
Drop Dead Date	A-43
Effective Time	A-2
Encumbrances	A-8
Environmental Law	A-16
ERISA	A-11
ERISA Affiliate	A-11
Exchange Act	A-9
Exchange Agent	A-3
Exchange Fund	A-3
Excluded Party	A-36
expenses	A-45
FINRA	A-9
Form S-4	A-8
Fund	A-24
GAAP	A-6
Go-Shop Period End Date	A-35
Governmental Authority	A-8
Hazardous Substance	A-16
Intellectual Property	A-16
Investment Advisers Act	A-28
Investment Contract	A-24
IRS	A-22
Law	A-7
Material Adverse Effect	A-6
Material Contracts	A-24
Merger	A-2
Merger Consideration	A-3
Merger Sub	A-1
New C&C Units	A-3
NYSE	A-8
NYSE Alternext	A-40
ordinary course of business	A-49
Permitted Encumbrances	A-16
person	A-49
Plan	A-11

A-v

Proxy Statement/Prospectus	A-8
Reclassification	A-8
Regulated Subsidiaries	A-28
REIT	A-13
Representatives	A-35
SDAT	A-8
Securities	A-26
Securities Act	A-7
Solicited Person	A-35
subsidiary	A-49
Superior Proposal	A-37
Takeover Proposal	A-37
Tax	A-14
Tax Return	A-14
Taxes	A-14
Voting Agreement	A-1
WARN	A-24

Exhibit A – List of Persons Who Entered Into Voting Agreements with AFN
Exhibit B – Form of Voting Agreement
Exhibit C – Form of Limited Liability Company Operating Agreement of Merger Sub
Exhibit D – Articles Supplementary (AFN Series A Preferred Share)
Exhibit E – Articles Supplementary (AFN Series B Preferred Shares)
Schedule 1.4 – Cohen Managers and Officers Post Merger
Schedule 6.2(e) – AFN Board Post Merger

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2009 (this “Agreement”), by and among Alesco Financial Inc., a Maryland corporation (“AFN”), Fortune Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN (“Merger Sub”), and Cohen Brothers, LLC, a Delaware limited liability company (d/b/a Cohen & Company) (“C&C”).

BACKGROUND

WHEREAS, the respective boards of directors and managers of AFN and C&C have each deemed it advisable and in the best interests of their company for AFN and C&C to engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS, the board of directors of AFN, a special committee of the board of directors of AFN (the “AFN Special Committee”) and the board of managers of Merger Sub have approved the consummation of the Combination (as defined in Section 1.1(a)(ii)), upon the terms and subject to the conditions set forth in this Agreement, and, by resolutions duly adopted, have approved this Agreement and the transactions contemplated by this Agreement and determined that this Agreement and the transactions contemplated by this Agreement are advisable; and

WHEREAS, the board of managers of C&C has approved the consummation of the Combination, upon the terms and subject to the conditions set forth in this Agreement and, by resolutions duly adopted, has approved this Agreement and the transactions contemplated by this Agreement and determined that this Agreement and the transactions contemplated by this Agreement are advisable; and

WHEREAS, concurrently with the execution of this Agreement, each of the persons set forth in Exhibit A have entered into a voting agreement with AFN, in substantially the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which such persons have, among other things, agreed to cast all of the votes they are entitled to cast as members of C&C in favor of the Combination and the adoption of this Agreement in accordance with and subject to the terms set forth in the Voting Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. The Merger.

(a) Upon the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time (as defined in Section 1.2), C&C and Merger Sub shall consummate the Combination, pursuant to which:

(i) AFN shall contribute to Merger Sub all of the assets and liabilities of AFN not already owned, directly or indirectly, by Merger Sub prior to the Effective Time (the “Contribution”); and

(ii) Merger Sub shall be merged with and into C&C, whereby C&C shall be the surviving limited liability company (the “C&C Surviving Company“) and shall continue its existence under the laws of the

State of Delaware and shall succeed to and assume all of the rights and obligations of C&C and Merger Sub, and the separate limited liability company existence of Merger Sub shall cease (the “Merger“ and, together with the Contribution, the “Combination”).

(b) The Merger shall have the effects set forth in the DLLCA.

Section 1.2. Effective Time; Closing. As promptly as practicable (but in no event more than two business days) after the satisfaction or waiver of the conditions to the Combination set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing (as defined below), but subject to such conditions), Merger Sub and C&C shall prepare, and on the Closing Date (as defined below), C&C shall cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the provisions of the DLLCA. C&C and Merger Sub shall make all other filings or recordings required under the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent date or time as the parties shall agree and specify in the Certificate of Merger (the “Effective Time”).

Prior to the Effective Time, a closing of the Combination (the “Closing”) shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York. The date of the Closing is referred to as the “Closing Date.” For purposes of this Agreement, the term “business day” shall mean any day on which banks are not required or authorized to close in the City of New York.

Section 1.3. Organizational Documents. At the Effective Time, (i) the certificate of formation of C&C as in effect immediately prior to the Effective Time shall be the certificate of formation of the C&C Surviving Company until amended in accordance with the DLLCA; provided, however, that Article I shall read in its entirety: “The name of the company is Fortune Merger Sub, LLC” and (ii) the limited liability company operating agreement of Merger Sub, substantially in the form attached hereto as Exhibit C, as in effect immediately prior to the Effective Time shall be the limited liability company operating agreement of the C&C Surviving Company and shall be amended promptly following the Closing to identify the recipients of New C&C Units and the percentage interests represented by such New C&C Units. Such operating agreement shall remain in effect until further amended in accordance with the DLLCA.

Section 1.4. Managers and Officers. The persons named on Schedule 1.4 hereto shall, from and after the Effective Time, be the managers and officers of the C&C Surviving Company, each to hold office in accordance with the certificate of formation and the limited liability company operating agreement of the C&C Surviving Company, until their successors have been duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATIONS; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on C&C’s Units of Membership Interest.

(a) Conversion of C&C’s Units of Membership Interest. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) each issued and outstanding Class C unit of membership interest in C&C (“C&C Class C Unit”) (other than any C&C Class C Units to be cancelled in accordance with Section 2.1(b) hereof) shall be converted into the right to receive one (1) (the “C&C Class C Stock Exchange Ratio”) fully paid and nonassessable share of Series A Voting Convertible Preferred Stock, par value $0.001 per share, of AFN (“AFN Series A Preferred Share”) (the “C&C Class C Stock Merger Consideration”), (ii) at the election of the holder thereof (A) each issued and outstanding (1) Class A unit of membership interest in C&C (“C&C Class A Unit”) (other than any C&C Class A Units to be cancelled in accordance with Section 2.1(b) hereof) and

(2) Class B unit of membership interest in C&C (“C&C Class B Unit” and, together with C&C Class A Units and C&C Class C Units, “C&C Units”) (other than any C&C Class B Units to be cancelled in accordance with Section 2.1(b) hereof) shall, together, be converted into the right to receive 0.57372 (the “C&C Class A/B Stock Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.001 per share, of AFN (“AFN Common Shares” and, together with AFN Series A Preferred Share, “AFN Shares”) (together with any cash in lieu of fractional shares, the “C&C Class A/B Stock Merger Consideration”) or (B) each issued and outstanding (1) C&C Class A Unit (other than any C&C Class A Units to be cancelled in accordance with Section 2.1(b) hereof) and (2) C&C Class B Unit (other than any C&C Class B Units to be cancelled in accordance with Section 2.1(b) hereof) shall, together, be converted into the right to receive 0.57372 units of membership interest (the “C&C Class A/B Unit Exchange Ratio”) in the C&C Surviving Company (“New C&C Units”) (together with any cash in lieu of fractional membership interests, the “C&C Class A/B Unit Merger Consideration”). The C&C Class C Stock Merger Consideration, the C&C Class A/B Stock Merger Consideration and the C&C Class A/B Unit Merger Consideration shall hereinafter be referred to as the “Merger Consideration.” As of the Effective Time, all C&C Class A Units, C&C Class B Units and C&C Class C Units shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any C&C Units shall cease to have any rights with respect thereto, except the right to receive the C&C Class C Stock Merger Consideration, the C&C Class A/B Stock Merger Consideration or the C&C Class A/B Unit Merger Consideration, as the case may be.

(b) Cancellation of C&C’s Units of Membership Interest. Each C&C Unit that is owned by AFN and C&C and their respective subsidiaries (other than C&C Units held either in a fiduciary or agency capacity that are beneficially owned by third parties or in satisfaction of prior debts) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Membership Units. All of the Merger Sub membership units issued and outstanding immediately prior to the Effective Time shall be automatically converted into a number of New C&C Units equal to the sum of 6,017,132 plus the aggregate number of AFN Common Shares issued in the Merger pursuant to Section 2.1(a), and AFN or a wholly owned subsidiary of AFN will be admitted as a member of the C&C Surviving Company.

Section 2.2. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, AFN shall designate a bank or trust company reasonably satisfactory to AFN and C&C to act as the exchange agent in the Combination (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to AFN and C&C. From time to time after the Effective Time but by 10:00 a.m., Eastern time, on the Closing Date, AFN shall deliver to the Exchange Agent certificates representing AFN Shares sufficient to deliver the aggregate C&C Class A/B Stock Merger Consideration and C&C Class C Stock Merger Consideration and the amount of cash sufficient to pay any cash payable in lieu of fractional shares or membership interests pursuant to Section 2.2(f) (the “Exchange Fund.”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, AFN and the C&C Surviving Company shall cause the Exchange Agent to mail to each holder of record of C&C Units as of immediately prior to the Effective Time (i) a letter of transmittal in customary form which contains customary provisions, including customary provisions with respect to delivery of an “agent’s message,” and (ii) instructions for use in effecting the surrender of the C&C Units in exchange for certificates representing whole AFN Shares, cash in lieu of any fractional shares pursuant to Section 2.2(f), and any dividends or other distributions payable pursuant to Section 2.2(d). Upon receipt of an “agent’s message” by the Exchange Agent, together with such duly executed letter of transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such C&C Units shall be entitled to receive in exchange therefor a certificate representing that number of whole AFN Shares to which such holder is entitled pursuant to Sections 2.1(a), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.2(f), and any dividends or distributions payable pursuant to Section 2.2(d).

(c) C&C Unit Merger Consideration. New C&C Units shall not be certificated. After the Effective Time, the C&C Surviving Company shall amend its limited liability company operating agreement to identify the recipients of New C&C Units in the Merger and the percentage interests represented by such New C&C Units.

(d) Dividends and Other Distributions with Respect to Unexchanged Shares. All AFN Shares and New C&C Units to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by AFN in respect of AFN Shares or the C&C Surviving Company in respect of New C&C Units, the record date for which dividend or other distributions is after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares or membership interests issuable pursuant to this Agreement. Notwithstanding the foregoing, no dividends or other distributions with respect to AFN Shares or New C&C Units with a record date after the Effective Time shall be delivered to the holder of any unsurrendered C&C Units, and no cash payment in lieu of fractional shares or membership interests shall be paid to any such holder pursuant to Section 2.2(f), until such C&C Units have been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such C&C Units, there shall be delivered to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole AFN Shares or New C&C Units issuable in exchange therefore pursuant to this Article II, together with any cash payable in lieu of fractional shares or membership interests to which such holder is entitled pursuant to Section 2.2(f), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole AFN Shares or New C&C Units and upon issuance of such New C&C Units, the holder thereof will be admitted as a member of the C&C Surviving Company with respect to such New C&C Units, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole AFN Shares or New C&C Units.

(e) No Further Ownership Rights in Shares or Units. All AFN Shares and New C&C Units issued upon surrender for exchange of C&C Units in accordance with the terms of this Article II and any cash paid pursuant to Section 2.2(d) or Section 2.2(f) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to C&C Units. At the Effective Time, the transfer books and records of C&C shall be closed and there shall be no further registration of transfers on the transfer books of the C&C Surviving Company of C&C Units, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any C&C Units are presented to the C&C Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) No Fractional Shares or Membership Interests. No fraction of an AFN Common Share or New C&C Unit shall be issued by virtue of the Combination, but in lieu thereof each holder of C&C Units who would otherwise be entitled to a fraction of an AFN Common Share (after aggregating all fractional shares of AFN Common Shares issuable to such holder) or New C&C Unit (after aggregating all fractional interests of New C&C Units issuable to such holder) shall, upon surrender of such holder’s C&C Units, receive from AFN or the C&C Surviving Company, as the case may be, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (x) the fraction of a share or unit which such holder would otherwise receive, multiplied by (y) the fair market value of one AFN Common Share or one New C&C Unit, as the case may be.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the C&C Surviving Company, provided that no such investment or loss thereon shall affect the amounts payable to former members of C&C after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to the C&C Surviving Company. To the extent that there are losses with respect to such investments, the C&C Surviving Company shall promptly replace or restore the portion of the Exchange Fund lost through investments.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of C&C Units one year after the Effective Time shall be delivered to the C&C Surviving Company upon demand, and the holders of C&C Units who have not theretofore complied with this Article II shall thereafter look only to (i) AFN for delivery of their claim for the C&C Class A/B Stock Merger Consideration and the C&C Class C Stock Merger Consideration and (ii) to the C&C Surviving Company for delivery of their claim for the C&C Class A/B Unit Merger Consideration.

(i) Withholding Tax. AFN, the C&C Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any person who was a holder of C&C Units immediately prior to the Effective Time such amounts as AFN, the C&C Surviving Company or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by AFN, the C&C Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(j) No Liability. Notwithstanding the provisions in Section 2.2(h), none of AFN, Merger Sub, C&C, the C&C Surviving Company or the Exchange Agent or any of their respective members, managers, directors, officers, employees or agents shall be liable to any person in respect of the Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3. Treatment of C&C Unit Options and LTIP Units.

(a) C&C Unit Options. All C&C unit options (each a “C&C Unit Option”) granted under the Cohen Brothers, LLC 2005 Key Employee Unit Options Plan, as amended (the “C&C Options Plan”), shall, at the Effective Time, be cancelled. Prior to the effectiveness of the Form S-4 (as defined in Section 3.4(a)), C&C shall notify AFN as to whether C&C desires to pay the holders of C&C Unit Options either (x) cash (rounded to the nearest whole cent), equal to the product of each C&C Unit Option multiplied by the fair market value of such C&C Unit Option or (y) in lieu of cash, a number of restricted AFN Common Shares (the “AFN Restricted Stock Awards”) to be issued pursuant to the Alesco Financial Inc. 2006 Long-Term Incentive Plan, as amended (the “AFN Incentive Plan”), promptly after the Closing Date. To the extent that holders of C&C Unit Options or others will receive AFN Restricted Stock Awards pursuant to this Section 2.3, the C&C Class A/B Stock Exchange Ratio shall be recalculated and equal the number determined by dividing (i) (a) 9,611,782 minus (b) the aggregate number of AFN Restricted Stock Awards granted to the holders of C&C Unit Options by (ii) 16,753,309.

(b) C&C LTIP Units. Each C&C unit of LTIP membership interest (the “C&C LTIP Unit Awards”) shall, immediately prior to the Effective Time, be automatically converted into one C&C Class A Unit and C&C Class B Unit and shall be considered outstanding C&C Class A Units and C&C Class B Units for all purposes thereafter.

Section 2.4. Certain Adjustments. So as to maintain the relative proportionate interests of the holders of C&C Units in AFN Shares on a fully diluted basis immediately following the Effective Time, the C&C Class A/B Stock Exchange Ratio, the C&C Class A/B Stock Merger Consideration, the C&C Class C Stock Exchange Ratio, the C&C Class C Stock Merger Consideration, the C&C Class A/B Unit Exchange Ratio and the C&C Class A/B Unit Merger Consideration shall be adjusted to reflect fully the appropriate effect of any issuance of AFN Shares or C&C Units permitted under Section 5.1(a) or stock-split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, AFN Shares or C&C Units), reorganization, recapitalization, reclassification, combination or exchange of shares or units, or other similar change with respect to AFN Shares or C&C Units having a record date occurring on or after the date hereof and prior to the Effective Time; provided, however, that the AFN Reverse Stock Split (as defined in Section 5.1(a)) shall not result in an adjustment pursuant to this Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AFN AND MERGER SUB

AFN and Merger Sub hereby jointly and severally represent and warrant to C&C that, except (i) as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by AFN since December 31, 2007 and prior to the date hereof with the SEC (excluding all disclosures in any “Risk Factors” sections and any other prospective or forward-looking information) or (ii) as set forth in the disclosure schedule delivered by AFN and Merger Sub to C&C prior to the execution and delivery of this Agreement, which identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face (the “AFN Disclosure Schedule”):

Section 3.1. Organization; Qualification.

(a) AFN is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the subsidiaries of AFN listed in Section 3.1(a) of the AFN Disclosure Schedule (the “AFN Subsidiaries”) is a corporation, limited partnership, limited liability company or trust duly organized, validly existing and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other similar organizational power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. AFN has made available to C&C before the date of this Agreement complete and correct copies of its charter and bylaws and the charter and bylaws (or similar organizational documents) of each AFN Subsidiary.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, license, use and operate its assets and properties and to carry on its business as it is now being conducted. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(c) AFN and each AFN Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on AFN. For purposes of this Agreement, a “Material Adverse Effect” means, with respect to any person, event, circumstance, change or effect that has had, or is reasonably likely to have, a material adverse effect (i) on the business, assets, condition (financial or otherwise) or results of operations of such person and its subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, (B) changes in Law, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States securities markets) affecting other companies in the industries in which such party and its subsidiaries operate, (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure to meet earnings projections, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent such event, circumstance, change or effect is demonstrated to have so resulted from such disclosure or consummation, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, or (ii) on the ability of such person to perform its obligations hereunder, or that would prevent or delay the consummation of the transactions contemplated hereby. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably could be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

Section 3.2. Capitalization.

(a) The authorized capital stock of AFN consists of 100,000,000 AFN Common Shares and 50,000,000 shares of preferred stock, par value $0.001 per share (“AFN Preferred Shares”). At the close of business on the date hereof, (i) 60,171,324 AFN Common Shares were issued and outstanding, (ii) no AFN Preferred Shares were issued and outstanding and (iii) 2,148,394 AFN Common Shares were reserved for issuance under the AFN Incentive Plan. All outstanding shares of stock of AFN have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Except as set forth in Section 3.2(a) of the AFN Disclosure Schedule, there are no outstanding (x) shares of stock or other voting securities of AFN, (y) securities of AFN convertible into or exchangeable for shares of stock or other securities of AFN or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by AFN or any of the AFN Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of AFN or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of AFN. Except as set forth in Section 3.2(a) of the AFN Disclosure Schedule, there are no outstanding obligations of AFN or any of the AFN Subsidiaries to repurchase, redeem or otherwise acquire any securities of AFN or any of the AFN Subsidiaries or to vote or to dispose of any shares of the capital stock of AFN or any of the AFN Subsidiaries.

(b) Section 3.2(b) of the AFN Disclosure Schedule sets forth the following information with respect to the AFN Restricted Stock Awards outstanding as of the date of this Agreement: (i) the name of the recipient; (ii) the number and purchase price, if applicable, of such AFN Restricted Stock Awards; (iii) the date on which such AFN Restricted Stock Awards were granted; (iv) the applicable vesting schedule; and (v) whether such AFN Restricted Stock Awards will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of acceleration. AFN has made available to C&C before the date of this Agreement accurate and complete copies of all forms of agreements or other instruments evidencing such AFN Restricted Stock Awards. All AFN Restricted Stock Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of AFN’s stock and all outstanding shares of capital stock or other equity interests of each AFN Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts. Neither AFN nor any AFN Subsidiary has agreed to register any securities under the Securities Act of 1933, amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities law or granted registration rights to any person. As used in this Agreement, “Law” means any U.S. or non-U.S. national, supranational, state, municipal, local or other statute, law, ordinance, regulation, rule, executive order, injunction, judgment, decree, writ or other order.

(c) Section 3.2(c) of the AFN Disclosure Schedule lists the capitalization of each AFN Subsidiary. All the outstanding shares of capital stock (or other equity interests or securities having by their terms voting power to elect a majority of directors or others performing similar functions) of each AFN Subsidiary are owned by AFN, by another wholly owned subsidiary of AFN or by AFN and another wholly owned subsidiary of AFN, free and clear of all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (collectively, “Encumbrances”), and are duly authorized, validly issued, fully paid and nonassessable. There are (i) no securities convertible into or exchangeable for shares of capital stock or other securities of any AFN Subsidiary, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by AFN or any of the AFN Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any AFN Subsidiary or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any AFN Subsidiary. Except for the stock or other equity interests of the AFN Subsidiaries, and except as set forth in Section 3.2(c) of the AFN Disclosure Schedule, AFN does not own, directly or indirectly, any stock or other ownership interest in any person. Except as set forth in Section 3.2(c) of the AFN Disclosure Schedule, AFN is not subject to any obligation or requirement to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity or any other person.

Section 3.3. Authority. Each of AFN and Merger Sub has all requisite corporate or limited liability company power, as applicable, to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by AFN and Merger Sub of the Combination and of the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of AFN and Merger Sub and no other corporate proceedings on the part of AFN and Merger Sub are necessary to authorize this Agreement or to consummate such transactions, other than (i) if AFN Common Shares are listed on the New York Stock Exchange, Inc. (the “NYSE”) at the Effective Time, the approval of the issuance of AFN Shares in the Merger by the affirmative vote of a majority of the votes cast by holders of AFN Common Shares on the matter, provided that the number of votes cast on the matter represents over 50% in interest of all securities entitled to vote on the matter (the “AFN Stockholder Approval”), (ii) the effectiveness of the AFN Reverse Stock Split (as defined Section 5.1(a)) and (iii) the reclassification by the board of directors of AFN of one AFN Preferred Share as the AFN Series A Preferred Share and 4,983,557 AFN Preferred Shares as shares of AFN Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share (“AFN Series B Preferred Shares”), and the acceptance for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) of each of the Articles Supplementary for the AFN Series A Preferred Share and the AFN Series B Preferred Shares (collectively, the “Articles Supplementary“) setting forth the terms of the AFN Series A Preferred Share and the AFN Series B Preferred Shares, in the form attached hereto as Exhibit D and Exhibit E, respectively (the “Reclassification”). This Agreement has been duly executed and delivered by AFN and, assuming due and valid authorization, execution and delivery hereof by C&C, constitutes a valid and binding obligation of AFN and Merger Sub, enforceable against AFN and Merger Sub in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally or to general principles of equity.

Section 3.4. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by AFN and Merger Sub of this Agreement and the consummation by AFN and Merger Sub of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any foreign or domestic governmental body, self-regulatory organization, court, agency, commission, official or regulatory or other authority (collectively, “Governmental Authority”) or third persons on the part of AFN or Merger Sub, other than (i) as set forth in Section 3.4(a) of the AFN Disclosure Schedule, (ii) the filing of any documents or recordings required under the DLLCA to effect the Combination as contemplated by Article I hereof, (iii) the acceptance for record of the Articles Supplementary by the SDAT; (iv) the filing with the SEC of a Proxy Statement/Prospectus in definitive form relating to the meeting of AFN’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4, (v) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder (the “Exchange Act”), (vi) compliance with any applicable requirements of the NYSE and the Financial Industry Regulatory Authority (“FINRA”) and (vii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not have a Material Adverse Effect on AFN.

(b) Except as set forth in Section 3.4(b) of the AFN Disclosure Schedule, the execution, delivery and performance by AFN and Merger Sub of this Agreement and the consummation by AFN and Merger Sub of the transactions contemplated hereby do not and will not (i) conflict with or result in any breach of any provision of the charter or bylaws of AFN or any similar organizational documents of any of the AFN Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of notice, termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Encumbrance upon any of the properties or assets of AFN or any of the AFN Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order, contract, agreement or other instrument, understanding or obligation, whether written or oral (a “contract”), to which AFN or any of the AFN Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Law applicable to AFN, any of the AFN Subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on AFN.

Section 3.5. SEC Reports and Financial Statements.

(a) AFN has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it (collectively, the “AFN SEC Documents”). AFN SEC Documents, when filed or furnished, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act. Except as set forth in Section 3.5(a) of the AFN Disclosure Schedule, no AFN Subsidiary is required to make any filings with the SEC, the NYSE or any other stock exchange.

(b) Each of the financial statements of AFN included in the AFN SEC Documents, including any related notes thereto, complied as to form, as of their report filing dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) and fairly presents in all material respects the consolidated financial position of AFN and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

(c) AFN has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. AFN has (i) implemented “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to AFN, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of AFN as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation, to AFN’s outside auditors and the audit committee of the board of directors of AFN (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect AFN’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in AFN’s internal control over financial reporting. A summary of all such disclosures made by management to AFN’s auditors and audit committee is set forth in Section 3.5(c) of the AFN Disclosure Schedule. AFN’s internal controls and reporting systems are adequate in light of applicable Law and regulation.

(d) Since October 6, 2006, (i) neither AFN nor any of the AFN Subsidiaries nor, to the knowledge of AFN, any director, officer, auditor, accountant or representative of AFN or any of the AFN Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AFN or any of the AFN Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that AFN or any of the AFN Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing AFN or any of the AFN Subsidiaries, whether or not employed by AFN or any of the AFN Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by AFN or any of its officers, directors or agents to the board of directors of AFN or any committee thereof or to any director or officer of AFN.

(e) There are no liabilities of AFN or any of the AFN Subsidiaries of any kind whatsoever, known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in AFN’s unaudited consolidated balance sheet as of September 30, 2008 included in AFN’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, (ii) liabilities incurred in the ordinary course of business since the date of such balance sheet (the “Balance Sheet Date”) and (iii) liabilities that are identified as such in Section 3.5(e) of the AFN Disclosure Schedule, none of which are reasonably expected to result in a Material Adverse Effect on AFN.

(f) AFN has made available to C&C prior to the date of this Agreement true and complete copies of all management letters received from its independent auditors, and if no such management letters have been received, AFN has made available copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

(g) AFN has made available to C&C prior to the date of this Agreement complete and correct copies of all amendments and modifications that have not been filed by AFN with the SEC to all agreements, documents and other instruments that previously had been filed by AFN with the SEC and are currently in effect.

(h) Except as set forth in Section 3.5(h) of the AFN Disclosure Schedule, to AFN’s knowledge, each director and officer of AFN has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act.

Section 3.6. Absence of Certain Changes or Events. Except as disclosed in the AFN SEC Documents or as otherwise provided in the unaudited preliminary financial statements of AFN for the year ended December 31, 2008, (a) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect on AFN and (b) the business of AFN and the AFN Subsidiaries has been conducted only in the ordinary course.

Section 3.7. Information Supplied. None of the information supplied or to be supplied by AFN in writing for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof or of the meeting at which AFN Stockholder Approval is to be obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to AFN (including its officers, directors and subsidiaries) shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Form S-4, AFN shall notify C&C thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the stockholders of AFN, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law. The Proxy Statement/Prospectus will (with respect to AFN, its officers, directors and subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 3.8. Benefit Plans; Employees and Employment Practices.

(a) Neither AFN nor any AFN Subsidiary currently and since October 6, 2006 has independently or jointly employed any persons as employees to perform work for AFN or an AFN Subsidiary and neither AFN nor any AFN Subsidiary has any obligation or liability with respect to any employees. Neither AFN nor any AFN Subsidiary currently and since October 6, 2006 has independently or jointly leased any employees to perform work for AFN or an AFN Subsidiary and neither AFN nor any AFN Subsidiary has any obligation or liability with respect to any leased employees. Neither AFN nor any AFN Subsidiary currently and since October 6, 2006 has independently or jointly retained any person as an independent contractor or consultant to perform services for AFN or any AFN Subsidiary and neither AFN nor any AFN Subsidiary has any obligation or liability with respect to any independent contractor or consultant. Neither AFN nor any AFN Subsidiary has any Benefit Plans except for the AFN Incentive Plan. For purposes of this Agreement, the term “Benefit Plan” shall mean a Plan which AFN or C&C or any subsidiary thereof, or any ERISA Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries), on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement. In addition, for purposes of this Agreement, the term “Plan“ shall mean any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and the term “ERISA Affiliate” shall mean a person required at any particular time to be aggregated with AFN or C&C or any subsidiary, as the case may be, under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. The AFN Incentive Plan is, and its administration (including, without limitation, with respect to reporting and disclosure) is and has been, in compliance with its terms and, to the extent applicable, with ERISA, the Code (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment) and all other applicable Law.

(b) Neither AFN nor any AFN Subsidiary is party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, any of AFN or any AFN Subsidiary.

(c) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of the AFN Incentive Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such AFN Incentive Plan; and, without limiting the generality of the foregoing, to the knowledge of AFN, (A) there are no circumstances in which options or similar equity interests have been granted to one or more service providers where the date of grant for legal, tax or accounting purposes is not the date used on the face of the governing award documents and, as applicable, in any disclosure thereof, and (B) there are no suits, proceedings or governmental, accounting or internal investigations relating to such matters;

Section 3.9. Contracts. Other than contracts with C&C or the Cohen Subsidiaries and except as disclosed in the AFN SEC Documents or as set forth in Section 3.9 of the AFN Disclosure Schedule, (i) there are no contracts that are material to the business, properties, financial condition or results of operations of AFN and the AFN Subsidiaries taken as a whole. Complete and correct copies of all of the contracts listed as exhibits to AFN’s most recent report on Form 10-Q filed with the SEC before the date of this Agreement have before the date of this Agreement been made available to C&C (collectively, the “AFN Material Contracts”). Except as set forth in Section 3.9 of the AFN Disclosure Schedule, neither AFN nor any of the AFN Subsidiaries, or to the knowledge of AFN, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of AFN or any of the AFN Subsidiaries) under any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches or defaults that would not have a Material Adverse Effect on AFN, nor will the consummation of the Combination result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a benefit under any contract to which it is a party or by which it or any of its properties or assets is bound, except for such terminations, amendments, accelerations, cancellations, losses or changes in a benefit that would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on AFN. No other party to any such contract has, to the knowledge of AFN, alleged that AFN or any of the AFN Subsidiaries is in violation or breach of or in default under any such contract or has notified AFN or any AFN Subsidiary of an intention to modify any material terms of or not to renew any such contract, except where such events would not have a Material Adverse Effect on AFN.

Section 3.10. Litigation. Except as set forth in the AFN SEC Documents or in Section 3.10 of the AFN Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Authority or, to the knowledge of AFN, threatened by or against AFN or any of the AFN Subsidiaries. Neither AFN nor any of the AFN Subsidiaries is subject to any outstanding order, writ, judgment, decree, injunction or settlement that would have a Material Adverse Effect on AFN.

Section 3.11. Compliance with Applicable Law. AFN and the AFN Subsidiaries hold all permits, licenses, authorizations, certificates, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “AFN Permits”) and no suspension or cancellation of any of the AFN Permits is pending or, to the knowledge of AFN, threatened, in each case except where the failure to hold any such AFN Permit or the suspension or cancellation thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AFN. AFN and the AFN Subsidiaries are in compliance with the terms and conditions of the AFN Permits, except where the failure so to comply could not have a Material Adverse Effect on AFN. The businesses of AFN and the AFN Subsidiaries have not been and are not being conducted in violation of any Law except for violations that would not have a Material Adverse Effect on AFN. No investigation or review by any Governmental Authority with respect to AFN or any of the AFN Subsidiaries is pending or, to the knowledge of AFN, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome could not reasonably be expected to have a Material Adverse Effect on AFN.

Section 3.12. Tax Matters.

(a) All Tax Returns (as defined below) required to be filed with any taxing authority by, or with respect to, AFN and the AFN Subsidiaries have been filed in accordance with all applicable Law, and such AFN Tax Returns are correct and complete in all material respects. AFN and the AFN Subsidiaries have timely paid all Taxes shown as due and payable on such Tax Returns. AFN and the AFN Subsidiaries have made a provision for all Taxes payable by AFN and the AFN Subsidiaries for which no Tax Return has yet been filed. The most recent financial statements contained in the AFN SEC Documents reflect an adequate reserve for all material Taxes payable by AFN and the AFN Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) Neither AFN nor any of the AFN Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which AFN was the common parent. Neither AFN nor any of the AFN Subsidiaries is party to any Tax sharing, Tax indemnity or similar agreement or arrangement.

(c) AFN (i) has operated since January 1, 2006 through December 31, 2008 in such a manner as to permit it to qualify as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code during such period, and (ii) has not taken (or omitted to take) any action that could reasonably be expected to result in a challenge to its qualification as a REIT during such period and no challenge to AFN’s qualification as a REIT during such period is pending or, to AFN’s knowledge, is or has been threatened. Each direct or indirect AFN Subsidiary which is a partnership, joint venture or limited liability company, during the period beginning on its acquisition by AFN and ending on December 31, 2008, (A) was classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation under Section 7704(a) of the Code, and (B) did not own any assets (including, without limitation, securities) that would cause AFN to violate Section 856(c)(4) of the Code. Each AFN Subsidiary which is a corporation, and each other issuer of securities in which AFN holds securities (within the meaning of Section 856(c) of the Code but excluding securities of issuers described in Section 856(m) of the Code) having a value of more than 10 percent of the total value of the outstanding securities of such issuer was during the period beginning on its acquisition by AFN and ending on December 31, 2008, a REIT, a qualified REIT subsidiary of AFN under Section 856(i) of the Code, or a taxable REIT subsidiary of AFN under Section 856(l) of the Code. Section 3.12(c) of the AFN Disclosure Schedule lists all the AFN Subsidiaries which were (i) “taxable REIT subsidiaries” within in the meaning of Section 856(l) of the Code or (ii) “qualified REIT subsidiaries” within the meaning of Section 856(i) of the Code on December 31, 2008.

(d) AFN did not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Section 857 of the Code during any period prior to January 1, 2009. To AFN’s knowledge (after due investigation), it is not nor has it been at any time a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code.

(e) AFN and the AFN Subsidiaries have not made any payments, are not obligated to make any payments and are not a party to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Section 162(m) or 280G of the Code.

(f) During the five-year period ending on the date hereof, neither AFN nor any of the AFN Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) There are (i) no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of AFN or any AFN Subsidiary; (ii) no deficiency for Taxes of AFN or any AFN Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of AFN, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) neither AFN nor any AFN Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither AFN nor any of the AFN Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (v) and no power of attorney with respect to any Tax matter is currently in force with respect to AFN or any of the AFN Subsidiaries.

(h) Neither AFN or any AFN Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(i) Neither AFN nor any AFN Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(j) AFN and AFN Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(k) No claim has been made in writing by a taxing authority in a jurisdiction where AFN or any AFN Subsidiary does not file Tax Returns that AFN or any such AFN Subsidiary is or may be subject to taxation by that jurisdiction.

(l) There are no Tax liens upon any property or assets of AFN or any AFN Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

(m) Neither AFN or any AFN Subsidiary has any permanent establishment in any country other than its country of incorporation.

(n) Neither AFN or any AFN Subsidiary: (i) has conducted business outside the United States; or (ii) has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

(o) (i) Each of AFN and each AFN Subsidiary (A) believes it has substantial authority for or (B) has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable state laws; and (ii) none of them has participated in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder or any similar provision under applicable Laws.

(p) For purposes of this Agreement: (i) the term “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other Tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to Tax or additional amount imposed by any Governmental Authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.13. Real Property.

(a) Neither AFN nor any of the AFN Subsidiaries owns any real property.

(b) Section 3.13(b) of the AFN Disclosure Schedule contains a true and correct list of each parcel of real property leased, subleased or occupied (the “AFN Leased Real Property”) to or by AFN or any of the AFN

Subsidiaries and includes the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Effective Time.

(c) AFN and the AFN Subsidiaries, as applicable, have valid leasehold interests in all AFN Leased Real Property. AFN and the AFN Subsidiaries, as applicable, have such rights of ingress and egress with respect to such AFN Leased Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the applicable portions of the business of AFN and the AFN Subsidiaries in a safe, efficient and lawful manner consistent with past practice. None of such AFN Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law ordinance, rule or regulation in any material respect.

(d) AFN and the AFN Subsidiaries, as applicable, have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the AFN Leased Real Property for the full term of the lease of such properties. Each lease referred to in Schedule 3.13(b) of the AFN Disclosure Schedule is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no, and neither AFN nor any of the AFN Subsidiaries has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder. Neither AFN nor any of the AFN Subsidiaries owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(e) AFN has delivered to C&C prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters).

(f) The AFN Leased Real Property includes all real property that is used or held for use in connection with the conduct of the business of AFN and the AFN Subsidiaries as presently conducted and as presently planned to be conducted.

Section 3.14. Environmental.

(a) (i) AFN and the AFN Subsidiaries comply and have complied in all material respects with all applicable Environmental Laws (as defined below), (ii) to the knowledge of AFN, no material amount of Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently leased, operated or otherwise used by AFN or the AFN Subsidiaries (including soils, groundwater, surface water, buildings or other structures) during the time period the properties have been leased, operated or otherwise used by AFN or the AFN Subsidiaries, (iii) to the knowledge of AFN, no material amount of Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by AFN or the AFN Subsidiaries during the period of ownership, lease, operation or use by AFN or the AFN Subsidiaries, (iv) neither AFN nor any of the AFN Subsidiaries is subject to any material liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) neither AFN nor any of the AFN Subsidiaries or, to the knowledge of AFN, any legal predecessor of AFN or any AFN Subsidiary, has received any written notice, demand, letter, claim or request for information alleging that AFN or any of the AFN Subsidiaries is or may be in violation of or liable under any Environmental Law, (vi) neither AFN nor any of the AFN Subsidiaries is subject to any order, decree, injunction or other directive of any Governmental Authority or is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and (vii) to the knowledge of AFN, there are no circumstances or conditions involving AFN and the AFN Subsidiaries, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by AFN or the AFN Subsidiaries, or any of the assets (including real property) or businesses of any predecessors of AFN or the AFN Subsidiaries that could reasonably be expected to result in any material damages or liabilities to AFN or any of the AFN Subsidiaries arising under or pursuant to Environmental Law or in any material restriction on the ownership, use or transfer of any of the assets of AFN or any of the AFN Subsidiaries arising under or pursuant to any applicable Environmental Law.

(b) As used in this Agreement, the term “Environmental Law” means any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgment, decree, permit, authorization, opinion, common or decisional law (including, without limitation, principles of negligence and strict liability) or agency requirement relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release or threatened release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any applicable Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

Section 3.15. Intellectual Property.

(a) Except as set forth in Section 3.15(a) of the AFN Disclosure Schedule, AFN and each of the AFN Subsidiaries own free and clear of all encumbrances (other than mechanics’, carriers’, workers’ and other similar Encumbrances arising or incurred in the ordinary course of business, in each case that individually or in the aggregate with other such title defect, does not materially impair the value of the property subject to such Encumbrances or other such title defect or the use of such property in the conduct of the business (collectively, “Permitted Encumbrances”)) or have a valid and enforceable right to use all Intellectual Property (as defined below) necessary for the conduct of the business of AFN and the AFN Subsidiaries as currently conducted or as proposed to be conducted (the “AFN Intellectual Property”). Except as set forth in Section 3.15(a) of the AFN Disclosure Schedule, neither AFN nor any of the AFN Subsidiaries has received any notice since October 6, 2006, alleging that the conduct of the business of AFN or the AFN Subsidiaries has infringed or misappropriated the Intellectual Property of any other person or challenging the validity or enforceability of any AFN Intellectual Property, and there is no suit, judicial, arbitral or other similar proceeding or claim pending (or to the knowledge of AFN, threatened) against AFN or any of the AFN Subsidiaries or, to the knowledge of AFN, against any other person, in which allegations to the same effect have been made, except for allegations, suits, proceedings and claims that, if adversely determined, would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on AFN. To the knowledge of AFN, no other person is infringing any AFN Intellectual Property. The conduct of the respective businesses of AFN and the AFN Subsidiaries does not infringe or misappropriate the Intellectual Property of any other person, except for such infringement as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AFN. Neither the execution, delivery or performance of this Agreement nor the consummation of the Combination will result in the termination, breach or impairment of any third-party Intellectual Property rights or rights relating to the AFN Intellectual Property or any contract relating thereto. AFN and each of the AFN Subsidiaries have taken all reasonable security measures to protect and preserve the AFN Intellectual Property. Neither AFN nor any of the AFN Subsidiaries has agreed to indemnify any person for or against any infringement or misappropriation of any Intellectual Property.

(b) As used in this Agreement, “Intellectual Property” means, with respect to a person, all patents, copyrights, trade secrets, trademarks, trade names, service marks (whether domestic or foreign, and including any applications for, and registrations of any of the foregoing), domain names, trade dress, logos, designs

(whether the design is ornamental or otherwise) and the goodwill associated with therewith, trade secrets and rights to confidential and proprietary information, including research, records, ideas, concepts, discoveries, know-how, technology, inventions, improvements, modifications, techniques, processes, methods, operations, products, services, models, prototypes, whether or not patentable, computer programs and related documentation (other than mass-marketed software and retail shrink wrap or click-wrap software for a total cost of less than $5,000 per license) necessary for the conduct of the business as currently conducted or as proposed to be conducted, other works of authorship, mask works and the like that are subject to patent, copyright, trade secret, trademark or other intellectual property protection, and are used in, material to or necessary for the conduct of the business of such person and/or its subsidiaries as currently conducted or as proposed to be conducted.

Section 3.16. Insurance. Section 3.16 of the AFN Disclosure Schedule sets forth a list of each of AFN’s insurance policies and a true and correct copy of each has been made available to C&C. All premiums payable under all such policies have been timely paid, and AFN and the AFN Subsidiaries have otherwise complied fully with the terms and conditions of all such policies. Except as set forth in Section 3.16 of the AFN Disclosure Schedule, there is no claim by AFN or any of the AFN Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

Section 3.17. Transactions with Affiliates.

(a) Except for transactions for compensation of officers and directors, as disclosed in the AFN SEC Documents, and the payment of management fees to Cohen Brothers Management, LLC under the Management Agreement dated as of January 31, 2006 between AFN and Cohen Brothers Management, LLC, every transaction between AFN and any of its “affiliates” or its “associates” (as those terms are defined in the rules and regulations of the SEC), which is currently in effect or was consummated since January 1, 2005 and which involved the payment, or receipt, of money, benefits or other compensation has been disclosed in all material respects in the AFN SEC Documents or is set forth in Section 3.17(a) of the AFN Disclosure Schedule.

(b) Except as set forth in Section 3.17(b) of the AFN Disclosure Schedule or as otherwise disclosed in the AFN SEC Documents, no event has occurred since the filing with the SEC of AFN’s last annual meeting Proxy Statement/Prospectus that would be required to be reported by AFN pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.18. Board Approval; State Takeover Statutes. The board of directors of AFN, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (a) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of AFN Shares in the Merger) are advisable and in the best interests of AFN, (b) approved this Agreement and (c) recommended that AFN’s stockholders approve the issuance of AFN Shares in the Merger (the “AFN Recommendation”) and directed that such matter be submitted for consideration at a meeting of AFN’s stockholders (the “AFN Stockholders’ Meeting”). With respect to AFN and Merger Sub, to the knowledge of AFN, no state takeover statute or similar regulation applies to this Agreement or the transactions contemplated hereby (including the Combination).

Section 3.19. Certain Business Practices. None of AFN, any AFN Subsidiary or, to AFN’s knowledge, any directors or officers or agents of AFN or any AFN Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any payment in the nature of criminal bribery, (iv) provided any remuneration or received any remuneration in violation of 42 U.S.C. Section 1320a(b), the federal anti-kickback statute or any similar Law or (v) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of any federal “False Claims Act” or any similar Law.

Section 3.20. Opinion of Financial Advisor. The AFN Special Committee has received the opinion of Stifel, Nicolaus & Company, Incorporated (the “AFN Financial Advisor”), dated as of a date reasonably proximate to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and qualifications contained therein, the financial terms of the Combination are fair to the holders of AFN Common Shares prior to the date of the Merger, from a financial point of view. AFN has been advised that the AFN Financial Advisor will permit the inclusion of the opinion in its entirety and a reference to the opinion in the Form S-4 and the Proxy Statement/Prospectus, in each case subject to prior review and consent by the AFN Financial Advisor pursuant to the terms of the AFN Financial Advisor’s engagement letter agreement with AFN and the AFN Special Committee.

Section 3.21. Brokers. No broker, investment banker, financial advisor or other person, other than the AFN Financial Advisor, the fees and expenses of which will be paid by AFN (as reflected in an agreement between such firm and AFN, a copy of which has been delivered to C&C), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AFN.

Section 3.22. Investment Company Act of 1940. Neither AFN nor any of the AFN Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.23. Definition of AFN’s Knowledge. As used in this Agreement, the phrase “to the knowledge of AFN” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 3.23 of the AFN Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF C&C

C&C represents and warrants to AFN and Merger Sub that, except as set forth in the disclosure schedule delivered by C&C to AFN and Merger Sub prior to the execution and delivery of this Agreement, which identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face (the “Cohen Disclosure Schedule”):

Section 4.1. Organization.

(a) C&C is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. C&C has made available to AFN before the date of this Agreement complete and correct copies of its certificate of formation and limited liability company operating agreement.

(b) Section 4.1(b) of the Cohen Disclosure Schedule sets forth the name and jurisdiction of organization of each subsidiary of C&C (each, a “Cohen Subsidiary” and collectively, the “Cohen Subsidiaries”). Each Cohen Subsidiary is an entity duly organized, validly existing and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization. Each Cohen Subsidiary has all requisite corporate or other similar organizational power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. C&C has made available to AFN before the date of this Agreement complete and correct copies of the certificate of formation and limited liability company operating agreement (or similar organizational documents) of each of its Cohen Subsidiaries.

(c) Each of C&C and the Cohen Subsidiaries is duly qualified or licensed to do business and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on C&C.

Section 4.2. Capitalization.

(a) At the close of business on the date hereof, (i) 16,136,253, 16,136,253 and 8,500,000 C&C Class A Units, C&C Class B Units and C&C Class C Units were issued and outstanding, respectively, (ii) 617,056 C&C LTIP Unit Awards were issued and outstanding, (iii) 762,531 C&C Class A Units and 762,531 C&C Class B Units were issuable upon the exercise of C&C Unit Options and (iv) 820,289 C&C Class A Units and 820,289 C&C Class B Units were preserved for issuance under the C&C Options Plan.

(b) All outstanding units of membership interest of C&C have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth in Section 4.2(b) of the Cohen Disclosure Schedule, as of the date of this Agreement there are no outstanding (x) units of membership interest or voting securities of C&C, (y) securities of C&C convertible into or exchangeable for shares of capital stock or other securities of C&C, or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by C&C relating to the issuance, sale, repurchase or transfer of any securities of C&C, or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of C&C. There are no outstanding obligations of C&C or any of the Cohen Subsidiaries to repurchase, redeem or otherwise acquire or make any investments in (in the form of a loan, capital contribution or otherwise) any securities of C&C or any of the Cohen Subsidiaries or to vote or to dispose of any securities of C&C or any of the Cohen Subsidiaries.

(c) Section 4.2(c) of the Cohen Disclosure Schedule sets forth the following information with respect to LTIP Units, C&C Options and any other awards granted under any equity incentive plans of C&C, including the C&C Options Plan (the “Cohen Equity Awards”) outstanding as of the date of this Agreement: (i) the name of the Cohen Equity Award recipient; (ii) the particular plan pursuant to which such Cohen Equity Award was granted; (iii) the number of equity interests subject to such Cohen Equity Award; (iv) the exercise or purchase price of such Cohen Equity Award; (v) the date on which such Cohen Equity Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Cohen Equity Award expires; and (viii) whether such Cohen Equity Award will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of acceleration. C&C has made available to AFN before the date of this Agreement accurate and complete copies of all plans pursuant to which C&C has granted Cohen Equity Awards that are currently outstanding, including the C&C Options Plan, and the forms of all agreements or other instruments evidencing such Cohen Equity Awards. All Cohen Equity Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding equity interests of C&C and all outstanding shares of capital stock or equity interests of each Cohen Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts. Neither C&C nor any of the Cohen Subsidiaries has any obligation to register any securities under the Securities Act or under any state securities law or granted registration rights to any person.

(d) Section 4.2(d) of the Cohen Disclosure Schedule lists the capitalization of each Cohen Subsidiary. Except as set forth in Section 4.2(d) of the Cohen Disclosure Schedule, all the outstanding shares of capital stock (or other equity interests or securities having by their terms voting power to elect a majority of directors or others performing similar functions) of each Cohen Subsidiary are owned by C&C, by another wholly owned subsidiary of C&C, or by C&C and another wholly owned subsidiary of C&C, free and clear of all Encumbrances, and are duly authorized, validly issued, fully paid and nonassessable. There are (i) no securities convertible into or exchangeable for shares of capital stock or other securities of any Cohen Subsidiary, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by C&C or any of the Cohen Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any Cohen Subsidiary or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any Cohen Subsidiary. Except for the capital stock or other equity interests of the Cohen Subsidiaries and except as set forth in Section 4.2(d) of the Cohen Disclosure Schedule, C&C does not own, directly or indirectly, any capital stock or other ownership interest in any person. C&C is not subject to any obligation or requirement to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity or any other person.

Section 4.3. Authority. C&C has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by C&C of the Combination and of the other transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of C&C, and no other limited liability company action on the part of C&C is necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Combination, the adoption of this Agreement by the affirmative vote of holders of a majority of the voting membership interests of C&C (the “Cohen Approval”). This Agreement has been duly executed and delivered by C&C and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes a valid and binding obligation of C&C, enforceable against C&C in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally or to general principles of equity.

Section 4.4. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by C&C of this Agreement and the consummation by C&C of the transactions contemplated hereby do not and will not require C&C to obtain any consents, permits, approvals, authorizations or other actions of, or make any filings or registrations with or give any notices to, any Governmental Authority or third persons, other than (i) as set forth in Section 4.4(a) of the Cohen Disclosure Schedule, (ii) the filing of the Certificate of Merger and any documents or recordings required under the DLLCA to effect the Combination as contemplated by Article I hereof, (iii) compliance with any applicable requirements of FINRA or the Financial Services Authority of the United Kingdom or (iv) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not have a Material Adverse Effect on C&C.

(b) Except as set forth in Section 4.4(b) of the Cohen Disclosure Schedule, the execution, delivery and performance by C&C of this Agreement and the consummation by C&C of the transactions contemplated hereby do not and will not (i) conflict with or result in any breach of any provision of the organizational documents of C&C or any of the Cohen Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of notice, termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Encumbrance upon any of the properties or assets of C&C or any of the Cohen Subsidiaries under, any of the terms, conditions or provisions of any contract to which C&C or any of the Cohen Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Law applicable to C&C or any of the Cohen Subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on C&C.

Section 4.5. Financial Statements.

(a) C&C has previously made available to AFN copies of audited consolidated balance sheets of C&C and its subsidiaries as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related audited consolidated statements of operations, members’ equity and cash flows of C&C and its subsidiaries, for the fiscal years ended December 31, 2007, December 31, 2006, and December 31, 2005, together with all related notes and schedules thereto, accompanied by the corresponding audit reports of Grant Thornton LLP, independent auditors of C&C, and unaudited consolidated balance sheets as of September 30, 2008 and September 30, 2007 and related statements of operations, members’ equity and cash flows of C&C and its subsidiaries for the nine months ended September 30, 2008 and September 30, 2007 (such audited and unaudited financial statements being referred to collectively as the “C&C Financial Statements”). The C&C Financial Statements fairly present in all material respects the consolidated financial position of C&C and its subsidiaries as of the respective dates thereof, and the consolidated results of the operations of C&C and its subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP consistently applied during the periods involved (except as may be set forth in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount).

(b) Since December 31, 2005, neither C&C nor any Cohen Subsidiary nor, to the knowledge of C&C, any director, manager, officer, member, employee, auditor, accountant or representative of C&C or any Cohen Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of C&C or any of the Cohen Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that C&C or any of the Cohen Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing C&C or any of the Cohen Subsidiaries, whether or not employed by C&C or any of the Cohen Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by C&C or any of its officers, directors, managers, employees or agents to the board of managers of C&C or any committee thereof or to any director, manager, officer or member of C&C.

(c) Neither C&C nor any of the Cohen Subsidiaries has any liabilities or obligations of any kind whatsoever known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in C&C’s unaudited consolidated balance sheet as of September 30, 2008, (ii) liabilities incurred in the ordinary course of business since September 30, 2008, and (iii) liabilities that are identified as such in Section 4.5(c) of the Cohen Disclosure Schedule, none of which are reasonably expected to result in a Material Adverse Effect on C&C and the Cohen Subsidiaries, taken as a whole.

(d) C&C has made available to AFN prior to the date of this Agreement true and complete copies of all management letters received from its independent auditors, and if no such management letters have been received, C&C has made available copies of all correspondence from its independent auditors relating to subject matter of the same type as would be included in a management letter.

Section 4.6. Absence of Certain Changes or Events. Since September 30, 2008, (a) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect on C&C and (b) the business of C&C and the Cohen Subsidiaries has been conducted only in the ordinary course.

Section 4.7. Information Supplied. None of the information supplied or to be supplied by C&C in writing for inclusion in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof or of the meeting at which AFN Stockholder Approval is to be obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to C&C or the Cohen Subsidiaries (including its officers and directors or managers) shall occur that is required to be described in an amendment of, or a supplement to, the

Proxy Statement/Prospectus or the Form S-4, C&C shall promptly notify AFN thereof and such event shall be so described.

Section 4.8. Benefit Plans; Employees and Employment Practices.

(a) C&C does not have any Benefit Plans except as set forth in Section 4.8(a) of the Cohen Disclosure Schedule (the “Cohen Benefit Plans”). Each of the Cohen Benefit Plans is, and its administration (including, without limitation, with respect to reporting and disclosure) is and has been, in material compliance with its terms and, to the extent applicable, with ERISA, the Code (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment) and any and all other applicable Law.

(b) All contributions, premiums and other payments required by Law or any Plan or applicable collective bargaining agreement to have been made under any such Plan to any fund, trust or account established thereunder or in connection therewith, and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from C&C or any of its respective affiliates to, under or on account of each Cohen Benefit Plan shall have been paid prior to Closing or shall have been fully reserved and provided for in the C&C Financial Statements.

(c) Neither C&C nor any ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA, nor has any of them ever done so.

(d) Each Cohen Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the United States Internal Revenue Service (“IRS”) to be so qualified and such determination has not been modified, revoked or limited, or is operated pursuant to an IRS approved prototype or volume submitter plan document as to which there is a valid IRS opinion letter, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan; and, to the knowledge of C&C, no plan (for purposes of Section 409A of the Code), including the administration thereof, is or has been in violation of Section 409A of the Code such that any tax or other penalty would be due (from any person) under Section 409A of the Code.

(e) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the knowledge of C&C, threatened, alleging any breach of the terms of any such Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Plan; and, without limiting the generality of the foregoing, to the knowledge of C&C, (A) there are no circumstances in which options or similar equity interests have been granted to one or more service providers where the date of grant for legal, tax or accounting purposes is not the date used on the face of the governing award documents and, as applicable, in any disclosure thereof, and (B) there are no suits, proceedings or governmental, accounting or internal investigations relating to such matters.

(f) No Cohen Benefit Plan is or has ever been subject to Title IV of ERISA.

(g) Neither C&C nor any Cohen Subsidiary, or any “party in interest” (as defined in Section 3(14) of ERISA) or any “disqualified person” (as defined in Section 4975 of the Code) with respect to any such Plan, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(h) (A) No Cohen Benefit Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by Law; (B) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any material liability; and (C) all Cohen Benefit Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Cohen Benefit Plan could not result in any uninsured liability to C&C or any Cohen Subsidiary.

(i) With respect to each Cohen Benefit Plan, true, correct, and complete copies of the applicable following documents have been delivered to AFN: (A) all current Plan documents and related trust documents, and any amendment thereto; (B) Forms 5500, financial statements, and actuarial reports for the last three Plan years; (C) the most recently issued Internal Revenue Service determination letter, if any; (D) summary plan descriptions and all summaries of material modifications; and (E) all material written communications to employees relating to such Plans.

(j) Each of C&C and the Cohen Subsidiaries have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and/or paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to C&C and any Cohen Subsidiary.

(k) On and after the Closing, no Cohen Benefit Plan shall cover or otherwise benefit any individuals other than current or former employees of AFN and its subsidiaries (and their dependents and beneficiaries).

(l) Without limiting any other provision of this Section 4.8, except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, no event has occurred and no condition exists, with respect to any Cohen Benefit Plan, that has subjected or could subject C&C or any Cohen Subsidiary, or any of their Cohen Benefit Plans or any successor thereto, to any tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under the Cohen Benefit Plans with respect to employees (or, if applicable, independent contractors) of C&C and the Cohen Subsidiaries). Without limiting any other provision of this Section 4.8, except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, no event has occurred and no condition exists, with respect to any Cohen Benefit Plan, that has subjected or could subject the C&C Surviving Company or any of its affiliates to any tax, fine, penalty or other liability (other than, in the case of a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Cohen Benefit Plan with respect to employees (or, if applicable, independent contractors) of the C&C Surviving Company and those of its affiliates that participate in the Cohen Benefit Plan), that would not have been incurred by the C&C Surviving Company or any of its affiliates, or any such assumed Plan, but for the transactions contemplated hereby. The C&C Surviving Company and its affiliates (including, without limitation, on and after the Closing, C&C and the Cohen Subsidiaries) shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA or the Code, by virtue of C&C or any Cohen Subsidiary being aggregated, with any other person that is an ERISA Affiliate (other than with C&C or a Cohen Subsidiary, in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing). Except as set forth in Section 4.8(l) or 4.10(a) of the Cohen Disclosure Schedule, neither C&C nor any Cohen Subsidiary has, since January 1, 2007, agreed or otherwise committed to, whether in writing or otherwise, to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, manager, officer, employee or consultant (except as such increases or improvements generally occur in the ordinary course of business). Except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, no Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of C&C or any Cohen Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and neither C&C nor any Cohen Subsidiary, nor any of their respective affiliates, is a party to any Plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, C&C or any Cohen Subsidiary. Except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, neither C&C nor any Cohen Subsidiary maintains any Plan which provides severance to current or former employees. Except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, each Cohen Benefit Plan may be amended and terminated in accordance with its terms, and, each such Cohen Benefit Plan (other than any employment or consulting agreements) provides for the unrestricted right of C&C or any Cohen Subsidiary (as applicable) to amend or terminate such Plan. Neither C&C nor any Cohen Subsidiary will have any liability under the Workers Adjustment and Retraining Notification Act, as amended (“WARN”), with respect to any events occurring or conditions existing on or during the ninety (90) days prior to Closing.

Section 4.9. Employees. Except as set forth in Section 4.9 of the Cohen Disclosure Schedule, (i) none of the employees of C&C or any Cohen Subsidiary is represented in his or her capacity as an employee of C&C or any Cohen Subsidiary by any labor organization; (ii) C&C and the Cohen Subsidiaries have not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of the employees, nor has C&C or the Cohen Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees; (iii) there is no union organization activity involving any of the employees, pending or, to the knowledge of C&C, threatened, nor has there ever been union representation involving any of the employees; (iv) there is no picketing, pending or, to the knowledge of C&C, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees, pending or, to the knowledge of C&C, threatened; (v) there are no complaints, charges or claims against C&C or any of the Cohen Subsidiaries, pending or, to the knowledge of C&C, threatened, with any public or Governmental Authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by C&C or any of the Cohen Subsidiaries, of any individual; (vi) C&C and the Cohen Subsidiaries are in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, WARN and any similar or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; and (vii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to C&C or any of the Cohen Subsidiaries within the six months prior to Closing.

Section 4.10. Contracts.

(a) Other than contracts with AFN or the AFN Subsidiaries, Section 4.10(a) of the Cohen Disclosure Schedule contains a true and complete list of all the following contracts (collectively, the “Cohen Material Contracts,” and together with the AFN Material Contracts, the “Material Contracts“) to which C&C or any Cohen Subsidiary is a party or is bound:

(i) Any investment management or advisory contracts (the “Investment Contract”);

(ii) Any contract relating to (x) the engagement of any financial institution (other than with any rating agency, trustee or routine service provider) in respect of engagements not yet completed or (y) the warehousing of securities, in each case, in connection with the formation or offering of any securities or equity interests of any CDO, CLO or Fund, the closing of which has not yet occurred under which it is reasonably likely that C&C or any of the Cohen Subsidiaries has any continuing material obligations to pay fees to a financial institution. For purposes of this Agreement, the terms “CDO” and “CLO” shall mean each of the issuers of collateralized debt obligations (and in the case of CLO, the issuers of collateralized loan obligations) to which C&C or any of the Cohen Subsidiaries provides investment management or advisory services, and the term “Fund” shall mean each hedge fund, private equity fund or other collective investment vehicle, other than a CDO or CLO, to which C&C or any of the Cohen Subsidiaries provides investment management or advisory services);

(iii) Any contract for the purchase of any data, assets, material or equipment, other than any such contract entered into in the ordinary course of business or in an amount not exceeding $250,000 annually;

(iv) Any other contract currently in effect under which C&C and the Cohen Subsidiaries have paid or are required to pay in excess of $500,000;

(v) Any contract for the sale of all or any material assets of C&C or any of the Cohen Subsidiaries, other than in the ordinary course of business;

(vi) Any contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by C&C or any of the Cohen Subsidiaries of any operating business or material assets or the capital stock or other equity interests of any other person;

(vii) Any partnership, strategic alliance, sharing of profits or joint venture agreements or other similar contracts;

(viii) any contracts containing covenants of C&C or any of the Cohen Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with C&C or any of the Cohen Subsidiaries in any line of business or in any geographical area;

(ix) any contract relating to any indebtedness of C&C or any of the Cohen Subsidiaries in excess of $250,000;

(x) any contracts, excluding any Cohen Benefit Plan, with any (A) current officer, director, manager, member, stockholder of C&C or any of the Cohen Subsidiaries or (B) any former officer, director, manager, member, stockholder or affiliate of C&C or any of the Cohen Subsidiaries pursuant to which C&C or any of the Cohen Subsidiaries has any material continuing obligations thereunder;

(xi) any contracts, excluding any Cohen Benefit Plan, under which C&C or any of the Cohen Subsidiaries has made advances or loans to any other person;

(xii) any contracts imposing an Encumbrance (other than Permitted Encumbrances) of C&C and the Cohen Subsidiaries on any of the assets of C&C or any of the Cohen Subsidiaries;

(xiii) any outstanding contracts of guaranty, direct or indirect, by C&C or any of the Cohen Subsidiaries under which C&C or any of the Cohen Subsidiaries may be required to pay in excess of $500,000;

(xiv) any contracts with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business to either C&C or any of the Cohen Subsidiaries (including any agreement with respect to solicitation of prospective investors in any CDOs, CLOs or Funds) in excess of $250,000; and

(xv) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

(b) Except as set forth in Section 4.10(a) of the Cohen Disclosure Schedule, (i) there are no contracts that are material to the business, properties, financial condition or results of operations of C&C and the Cohen Subsidiaries taken as a whole. Complete and correct copies of all contracts listed or otherwise referred to in Section 4.10(a) of the Cohen Disclosure Schedule have before the date of this Agreement been made available to AFN. Except as set forth in Section 4.10(a) of the Cohen Disclosure Schedule, neither C&C nor any of the Cohen Subsidiaries, or to the knowledge of C&C, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of C&C or any of the Cohen Subsidiaries) under any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on C&C, nor will the consummation of the Combination result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a benefit under any contract to which it is a party or by which it or any of its properties or assets is bound, except for such terminations, amendments, accelerations, cancellations, losses or changes in a benefit that would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on C&C. No other party to any such contract has, to the knowledge of C&C, alleged that C&C or any of the Cohen Subsidiaries is in violation or breach of or in default under any such contract or has notified C&C or any Cohen Subsidiary of an intention to modify any material terms of or not to renew any such contract, except where such events would not have a Material Adverse Effect on C&C.

Section 4.11. Certain Additional Representations and Warranties as to the CDOs, CLOs, Funds and Clients.

(a) To the knowledge of C&C, each CDO, CLO and Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited liability company, trust or partnership power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is presently conducted and to perform its obligations under any agreements to which it is a party. Neither C&C nor any Cohen Subsidiary has caused any of the CDOs, CLOs or Funds to default in the performance or fulfillment of any of the material terms or conditions of its organizational documents (as amended to date), true and complete copies of which have been made available to AFN. To C&C’s knowledge, the organizational documents are in full force and effect.

(b) To C&C’s knowledge, none of the CDOs, CLOs or Funds is, or as of the Closing will be, an “investment company” within the meaning of the Investment Company Act by reason of Section 3(c)(7) thereunder. To C&C’s knowledge, none of the CDOs, CLOs or Funds is, or as of the Closing will be, a “broker” or “dealer” within the meaning of the Exchange Act. To C&C’s knowledge, none of the CDOs, CLOs or Funds is, or as of the Closing will be, a commodity trading advisor or a commodity pool operator which is required to be registered as such with the CFTC or the National Futures Association. To C&C’s knowledge, each of the CDOs, CLOs and Funds has been and is, and neither C&C nor any Cohen Subsidiary has taken any action that would cause the CDOs, CLOs or Funds not to be, in compliance in all material respects with all applicable Laws, and any rules and regulations of any self regulatory organization having jurisdiction over such CDO, CLO or Fund.

(c) To C&C’s knowledge, (i) all notes, shares or units of beneficial interest of the CDOs, CLOs and Funds (collectively, the “Securities”) have been duly and validly issued and, where relevant, are fully paid and nonassessable and were not issued in violation of the Laws of any applicable jurisdiction, (ii) no Securities were required to be registered with any Governmental Authority at their time of issuance in reliance on the exemptions from registration available under Regulation D, Regulation S or Rule 144A under the Securities Act, and (iii) no offering memorandum or other document prepared by C&C or the Cohen Subsidiaries and used to sell Securities (other than projections, which are addressed below) contained, at the time of its distribution or use, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All projections contained in any offering memorandum or other document prepared by C&C or the Cohen Subsidiaries and used to sell Securities were prepared in good faith by C&C or the Cohen Subsidiaries and were based on assumptions deemed by C&C or the Cohen Subsidiaries to be reasonable at the time of preparation and/or use of such memorandum or other document.

(d) Except as set forth in Section 4.11(d) of the Cohen Disclosure Schedule, as of the date hereof:

(i) no CDO, CLO or Fund fails to comply with any of the “collateral coverage tests,” the “collateral quality tests” or any other test or measurement of a similar nature required to be maintained under the relevant CDO/Fund Documents. For purposes of this Agreement, the term “CDO/Fund Documents” shall mean, collectively: (i) all agreements and arrangements for the distribution of securities issued by a CDO, CLO or Fund by which any of the CDOs, CLOs or Funds is or was bound; (ii) all custody agreements, indentures, transfer agent agreements and similar agreements or arrangements (other than agreements, contracts and commitments relating to CDO, CLO or Fund investments) by which any of the CDOs, CLOs or Funds is bound; (iii) all other investment advisory, management, servicing, administration and similar agreements by which any of the CDOs, CLOs or Funds is or was bound; and (iv) all other agreements, contracts and commitments (other than agreements, contracts and commitments relating to CDO, CLO or Fund investments) that are material to the business or operations of any of the CDOs, CLOs or Funds by which any such CDO, CLO or Fund is bound;

(ii) none of the CDOs, CLOs or Funds has received any notice from any Rating Agency to the effect that the ratings on the securities issued by a CDO, CLO or Fund have been withdrawn, downgraded, or put on a watchlist, negative watch, negative outlook, or any other similar list of any Rating Agency since the issue date of each such security;

(iii) there are no fees that are due and payable to C&C or the Cohen Subsidiaries by the CDOs, CLOs or Funds but remain unpaid beyond any applicable grace periods; and

(iv) to C&C’s knowledge, no CDO, CLO or Fund has received written notice from any Governmental Authority within the past two years asserting that the CDO, CLO or Fund is not in compliance with applicable Law.

(e) To C&C’s knowledge, C&C’s and Cohen Subsidiaries’ right to receive all fees and expense reimbursements from any CDO, CLO or Fund under the CDO/Fund Documents is a valid and binding obligation of such CDO, CLO or Fund, enforceable against such CDO, CLO or Fund in accordance with the terms of the CDO/Fund Documents. Except as set forth in Section 4.11(e) of the Cohen Disclosure Schedule, C&C’s and Cohen Subsidiaries’ right to receive fees under the CDO/Fund Documents is free and clear of any Encumbrance, and neither C&C nor any Cohen Subsidiary has sold, assigned, pledged or otherwise transferred any such right, in whole or in part, to any person. Except as set forth in Section 4.11(e) of the Cohen Disclosure Schedule, assuming the conditions under the CDO/Fund Documents are satisfied, C&C and the Cohen Subsidiaries will have the right to receive fees from the CDO, CLO or Fund, subject to the terms of the CDO/Fund Documents, and, to C&C’s knowledge, no event has occurred that would result in C&C or any Cohen Subsidiary not being entitled to receive fees from the CDO, CLO or Fund. Consummation of the Combination and the transactions contemplated under this Agreement will not materially adversely affect C&C’s or any Cohen Subsidiary’s right to receive fees from the CDOs, CLOs or Funds.

(f) C&C and the Cohen Subsidiaries are in compliance with the terms of each Investment Contract with each Client. For purposes of this Agreement, “Client” shall mean any client (as the term is used in the Investment Advisers Act Rule 203(b)(3)-1) for which C&C and the Cohen Subsidiaries provide investment management, investment advisory or administrative services on the date of this Agreement. There are no material disputes pending, or to C&C’s knowledge, threatened with any Client or with any former Client. C&C has made available to AFN true and complete copies of all material Investment Contracts.

Section 4.12. Litigation. Except as set forth in Section 4.12 of the Cohen Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Authority or, to the knowledge of C&C, threatened by or against C&C or any of the Cohen Subsidiaries. Neither C&C nor any of the Cohen Subsidiaries is subject to any outstanding order, writ, judgment, decree, injunction or settlement that would have a Material Adverse Effect on C&C.

Section 4.13. Compliance with Applicable Law. C&C and the Cohen Subsidiaries hold all permits, licenses, authorizations, certificates, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Cohen Permits”) and no suspension or cancellation of any of the Cohen Permits is pending or, to the knowledge of C&C, threatened, in each case except where the failure to hold any such Cohen Permit or the suspension or cancellation thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on C&C. Each of C&C and the Cohen Subsidiaries is in compliance with the terms and conditions of the Cohen Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on C&C. The businesses of C&C and the Cohen Subsidiaries have not been and are not being conducted in violation of any Law except for violations that would not have a Material Adverse Effect on C&C. No investigation or review by any Governmental Authority with respect to C&C or any of the Cohen Subsidiaries is pending or, to the knowledge of C&C, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome could not reasonably be expected to have a Material Adverse Effect on C&C.

Section 4.14. Regulatory Compliance.

(a) Each of the Cohen Subsidiaries set forth in Section 4.14(a) of the Cohen Disclosure Schedule (the “Regulated Subsidiaries”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and is in material compliance with its obligations under the Investment Advisers Act. C&C has made available to AFN true and complete copies of each Regulated Subsidiary’s most recent Form ADV. Each Regulated Subsidiary has made all material amendments to its Form ADV as it is required to make prior to the date of this Agreement under the Investment Advisers Act. No Regulated Subsidiary is duly registered as a commodity trading adviser and a commodity pool operator under the Commodity Exchange Act. C&C has made available to AFN true, complete and correct copies of all material documents related to such registration.

(b) Section 4.14(b) of the Cohen Disclosure Schedule sets forth a true, complete and correct list of each of the Cohen Subsidiaries that are registered as a broker-dealer, as well as the federal, state and foreign jurisdictions in which such entity is so registered. C&C has made available to AFN a copy of the currently effective Form BD, together with all amendments, as filed by C&C or the Cohen Subsidiaries with the SEC. Except as set forth in Section 4.14(b) of the Cohen Disclosure Schedule, the information contained in such form was complete and accurate in all material respects as of the time of filing thereof and remains complete and accurate in all material respects as of the date hereof. Except as set forth in Section 4.14(b) of the Cohen Disclosure Schedule, C&C is not aware of any facts or circumstances that would cause FINRA to revoke or restrict the authorizations of each Cohen Subsidiary registered with FINRA to operate as a broker-dealer after the Combination contemplated by this Agreement.

(c) Cohen & Company Securities, LLC, a wholly-owned subsidiary of C&C, is not and has not been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), and is not subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, the registration as a broker-dealer under Section 15 of the Exchange Act. None of Cohen & Company Securities, LLC or its employees or associated persons is or, to C&C’s knowledge, has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, the registration as a broker-dealer under Section 15 of the Exchange Act. To C&C’s knowledge, there is currently no investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

(d) Each Cohen Subsidiary required to be registered, licensed or qualified as an investment adviser, broker-dealer or other applicable regulatory category with the FINRA, the SEC, the securities commission of any state or foreign jurisdiction or any self-regulatory organization is duly registered, licensed and/or qualified as such and such registrations, licenses and/or qualifications are in full force and effect.

Section 4.15. Tax Matters.

(a) All Tax Returns required to be filed with any taxing authority by, or with respect to, C&C and the Cohen Subsidiaries have been filed in accordance with all applicable Law, and such Tax Returns are correct and complete in all material respects. C&C and the Cohen Subsidiaries have timely paid all Taxes shown as due and payable on such Tax Returns. C&C and the Cohen Subsidiaries have made a provision for all Taxes payable by C&C and the Cohen Subsidiaries for which no Tax Return has yet been filed. The most recent C&C Financial Statements reflect an adequate reserve for all Taxes payable by C&C and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) Neither C&C nor any of the Cohen Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which C&C was the common parent. Neither C&C nor any of the Cohen Subsidiaries is party to any Tax sharing, Tax indemnity or similar agreement or arrangement.

(c) C&C is and since its formation has been properly classified as a partnership, and not as an association taxable as a corporation, for U.S. federal income tax purposes and for the purposes of all other jurisdictions in which C&C files or is required to file a Tax Return. C&C is not a publicly traded partnership treated as a corporation under Section 7704 of the Code.

(d) C&C and the Cohen Subsidiaries have not made any payments, are not obligated to make any payments and are not a party to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Section 162(m) or 280G of the Code.

(e) During the five-year period ending on the date hereof, none of the Cohen Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) The Cohen Subsidiaries are not and have not been within the previous five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither C&C nor the Cohen Subsidiaries is a partnership described in Treasury Regulation Section 1.1445-11T(d)(1).

(g) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of C&C or any Cohen Subsidiary; (ii) no deficiency for Taxes of C&C or any Cohen Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of C&C, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) neither C&C nor any Cohen Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither C&C nor any of the Cohen Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (v) and no power of attorney with respect to any Tax matter is currently in force with respect to C&C or any of the Cohen Subsidiaries.

(h) C&C and Cohen Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) No claim has been made in writing by a taxing authority in a jurisdiction where C&C or any Cohen Subsidiary does not file Tax Returns that C&C or any such Cohen Subsidiary is or may be subject to taxation by that jurisdiction.

(j) There are no Tax liens upon any property or assets of C&C or any C&C Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

(k) Except as set forth in Section 4.15(k) of the Cohen Disclosure Schedule, neither C&C or any Cohen Subsidiary has any permanent establishment in any country other than its country of incorporation.

(l) Except as set forth in Section 4.15(l) of the Cohen Disclosure Schedule, neither C&C or any Cohen Subsidiary: (i) has conducted business outside the United States; or (ii) has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

(m) Each of C&C and each Cohen Subsidiary (A) believes it has substantial authority for or (B) has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable state laws; and (ii) none of them has participated in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder or any similar provision under applicable Laws.

Section 4.16. Real Property.

(a) Neither C&C nor any of the Cohen Subsidiaries owns any real property. Section 4.16(a) of the Cohen Disclosure Schedule contains a true and correct list of each parcel of real property leased, subleased or occupied to or by C&C or any of the Cohen Subsidiaries (the “Cohen Leased Real Property”) and includes the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Effective Time.

(b) C&C and the Cohen Subsidiaries, as applicable, have valid leasehold interests in all Cohen Leased Real Property. C&C and the Cohen Subsidiaries, as applicable, have such rights of ingress and egress with respect to such Cohen Leased Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the applicable portions of the business of C&C and the Cohen Subsidiaries in a safe, efficient and lawful manner consistent with past practice. None of such Cohen Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any material respect.

(c) C&C and the Cohen Subsidiaries, as applicable, have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Cohen Leased Real Property for the full term of the lease of such properties. Each lease referred to in Section 4.16(a) of the Cohen Disclosure Schedule is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no, and neither C&C nor any of the Cohen Subsidiaries has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder. Neither C&C nor any of the Cohen Subsidiaries owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(d) C&C has delivered to AFN prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters).

(e) The Cohen Leased Real Property includes all real property that is used or held for use in connection with the conduct of the business of C&C and the Cohen Subsidiaries as presently conducted and as presently planned to be conducted.

Section 4.17. Environmental.

(a) (i) C&C and the Cohen Subsidiaries comply and have complied in all material respects with all applicable Environmental Laws, (ii) to the knowledge of C&C, no material amount of Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently leased, operated or otherwise used by C&C or the Cohen Subsidiaries (including soils, groundwater, surface water, buildings or other structures) during the time period the properties have been leased, operated or otherwise used by C&C or the Cohen Subsidiaries, (iii) to the knowledge of C&C, no material amount of Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by C&C or the Cohen Subsidiaries during the period of ownership, lease, operation or use by C&C or the Cohen Subsidiaries, (iv) neither C&C nor any of the Cohen Subsidiaries is subject to any material liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) neither C&C nor any of the Cohen Subsidiaries has received any notice, demand, letter, claim or request for information alleging that C&C or any of the Cohen Subsidiaries is or may be in violation of or liable under any Environmental Law, (vi) neither C&C nor any of the Cohen Subsidiaries is subject to any order, decree, injunction or other directive of any Governmental Authority or is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and (vii) to the knowledge of C&C, there are no circumstances or conditions involving C&C and the Cohen Subsidiaries, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by C&C or the Cohen Subsidiaries, or any of the assets (including real property) or businesses of any predecessors of C&C or the Cohen Subsidiaries that could reasonably be expected to result in any material damages or liabilities to C&C or any of the Cohen Subsidiaries arising under or pursuant to Environmental Law or in any material restriction on the ownership, use or transfer of any of the assets of C&C or any of the Cohen Subsidiaries arising under or pursuant to any applicable Environmental Law.

Section 4.18. Intellectual Property.

(a) Except as set forth in Section 4.18(a) of the Cohen Disclosure Schedule, C&C and each of the Cohen Subsidiaries own free and clear of all Encumbrances (other than Permitted Encumbrances) or have a valid and enforceable right to use all Intellectual Property necessary for the conduct of the business of C&C and the Cohen Subsidiaries as currently conducted or as proposed to be conducted (the “Cohen Intellectual Property”). Except as set forth in Section 4.18(a) of the Cohen Disclosure Schedule, neither C&C nor any of the Cohen Subsidiaries has received any notice since January 1, 2006 alleging that the conduct of the business of C&C or the Cohen Subsidiaries has infringed or misappropriated the Intellectual Property of any other person or challenging the validity or enforceability of any Cohen Intellectual Property, and there is no suit, judicial, arbitral or other similar proceeding or claim pending (or to the knowledge of C&C, threatened) against C&C or any of the Cohen Subsidiaries or, to the knowledge of C&C, against any other person, in which allegations to the same effect have been made, except for allegations, suits, proceedings and claims that, if adversely determined, would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on C&C. To the knowledge of C&C, no other person is infringing any Cohen Intellectual Property. The conduct of the respective businesses of C&C and the Cohen Subsidiaries does not infringe or misappropriate the Intellectual Property of any other person, except for such infringement as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on C&C. C&C and the Cohen Subsidiaries have taken reasonable steps to maintain the confidentiality of their material trade secrets. Neither the execution, delivery or performance of the Agreement nor the consummation of the Combination will result in the termination, breach or impairment of any third-party Intellectual Property rights or rights relating to the Cohen Intellectual Property or any contract relating thereto. C&C and each of the Cohen Subsidiaries have taken all reasonable security measures to protect and preserve the Cohen Intellectual Property. Except as set forth in Section 4.18(a) of the Cohen Disclosure, neither C&C nor any of the Cohen Subsidiaries has agreed to indemnify any person for or against any infringement or misappropriation of any Intellectual Property.

Section 4.19. Insurance. Section 4.19 of the Cohen Disclosure Schedule sets forth a list of each insurance policy of C&C and the Cohen Subsidiaries. Except as set forth in Section 4.19 of the Cohen Disclosure Schedule, a true and correct copy of each insurance policy of C&C and the Cohen Subsidiaries has been made available to AFN. All premiums payable under all such policies have been timely paid, and C&C and the Cohen Subsidiaries have otherwise complied fully with the terms and conditions of all such policies. Except as set forth in Section 4.19 of the Cohen Disclosure Schedule, there is no claim by C&C or any of the Cohen Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

Section 4.20. Transactions with Affiliates.

(a) Except for transactions for compensation of employees in the ordinary course of business, every transaction between C&C and any of its “affiliates” or its “associates” (as those terms are defined in the rules and regulations of the SEC), which is currently in effect or was consummated since January 1, 2007 and which involved the payment, or receipt, of money, benefits or other compensation is set forth in Section 4.20(a) of the Cohen Disclosure Schedule.

(b) Except as set forth in Section 4.20(b) of the Cohen Disclosure Schedule, no event since January 1, 2007 has occurred that would have been required to be disclosed by C&C pursuant to Item 404 of Regulation S-K promulgated by the SEC if C&C was subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.21. Board Approval; State Takeover Statutes. The board of managers of C&C, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (a) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Combination) are fair to and in the best interests of C&C and its members and declared this Agreement advisable, (b) approved this Agreement and the Voting Agreement and (c) recommended that its members adopt this Agreement. With respect to C&C, to the knowledge of C&C, no state takeover statute or similar regulation (including Section 203 of the DGCL) applies to this Agreement, the Voting Agreement or the transactions contemplated hereby (including the Combination) and thereby.

Section 4.22. Certain Business Practices. Neither C&C nor any Cohen Subsidiary or, to C&C’s knowledge, any directors, managers or officers, members, agents or employees of C&C or any Cohen Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any payment in the nature of criminal bribery, (iv) provided any remuneration or received any remuneration in violation of 42 U.S.C. Section 1320a(b), the federal anti-kickback statute or any similar Law or (v) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of any federal “False Claims Act” or any similar Law.

Section 4.23. Books and Records. The minute books (or comparable records) of each of C&C and the Cohen Subsidiaries since January 1, 2006 have heretofore have been made available to AFN, have been maintained in the ordinary course of business consistent with past practice, and accurately reflect in all material respects all transactions and actions referred to in such minutes and consents in lieu of meetings. C&C has heretofore made available to AFN a true, complete and correct copy of any disclosure (or, if written, a summary thereof) by any representative of C&C or the Cohen Subsidiaries to C&C’s independent auditors relating to (a) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of C&C or any of the Cohen Subsidiaries to record, process, summarize and report financial data and any material weaknesses in internal controls and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of C&C or any of the Cohen Subsidiaries.

Section 4.24. Brokers. Except as set forth in Section 4.24 of the Cohen Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of C&C.

Section 4.25. Definition of C&C’s Knowledge. As used in this Agreement, the phrase “to the knowledge of C&C” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 4.25 of the Cohen Disclosure Schedule.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business. Each of the parties hereto covenants and agrees as to itself and its subsidiaries that, from the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, the business of it and its subsidiaries shall be conducted in the ordinary course and, to the extent consistent therewith, it and its subsidiaries shall use their respective reasonable best efforts to preserve their business organizations and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of its and its subsidiaries’ present officers, employees and agents. Without limiting the generality of the foregoing, except (A) as expressly permitted in this Agreement, (B) as set forth in Section 5.1 of the AFN Disclosure Schedule or Section 5.1 of the Cohen Disclosure Schedule, as applicable, or (C) as the other parties may approve in writing (such consent not to be unreasonably withheld, conditioned or delayed), none of the parties will, nor will it permit its subsidiaries to;

(a) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition, grant, transfer or Encumbrance of, any shares of stock, membership interests or other equity interests of itself or any of its subsidiaries (other than the issuance of shares of capital stock, membership interests or other equity interests by its wholly-owned subsidiary to it or another of its wholly-owned subsidiaries and other than the issuance of shares of stock, membership interests or other equity interests upon the exercise of options or convertible securities outstanding on the date of this Agreement and in accordance with the existing terms thereof), or securities convertible into, exchangeable or exercisable for, or rights, warrants or options to acquire, any shares of capital stock, membership interests or other equity interests of itself or any of its subsidiaries, or reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of stock, membership interests or other equity interests of itself or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any shares of its stock, membership interests or other equity interests of itself or any of its subsidiaries; provided, however, that AFN shall be permitted to effectuate the Reclassification and a reverse stock split (the “AFN Reverse Stock Split”) of one AFN Common Share for every ten outstanding AFN Common Shares;

(b) grant or authorize or propose any grant of any options, appreciation rights, restricted units or stocks, phantom rights, profit participation rights, dividend equivalent rights or other forms of equity based awards or accelerate, amend or change the period of exercisability or vesting of any equity based awards granted under its unit or stock plans or authorize cash payments in exchange for any equity based awards granted under such plans, other than the issuance of units or stocks (or cash in an amount equal to the value thereof) upon the settlement of outstanding equity-based awards in accordance with their present terms; provided, however, that AFN may issue AFN Restricted Stock Awards to holders of C&C Unit Options pursuant to Section 2.3(a);

(c) except to the extent required to comply with its obligations hereunder or with applicable Law or to effectuate the Reclassification or the AFN Reverse Stock Split and except for non-substantive, ministerial amendments to instruments of subsidiaries, amend its charter, certificate of formation, bylaws, limited liability company operating agreement or similar organizational documents;

(d) acquire, sell, lease, license, pledge, encumber or otherwise dispose of any assets or any interest therein, outside the ordinary course of business which are material to itself or any of its subsidiaries, whether by asset acquisition, stock acquisition or otherwise (other than the Contribution);

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization (other than this Agreement or plans of complete or partial liquidation or dissolution of its inactive subsidiaries);

(f) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt security, guarantee any debt of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business, (ii) make any loans or advances to, or investments in, any other person, other than to itself or any of its wholly owned subsidiaries, except that Cohen & Company Securities, LLC may continue to make proprietary investments so long as the aggregate amount of such proprietary investments held by Cohen & Company Securities, LLC at any one time does not exceed the total carrying value of Cohen & Company Securities, LLC’s proprietary investments at December 31, 2008 plus $5,000,000, and no single proprietary investment exceeds $3,000,000 or (iii) make any capital contributions to any person in excess of $1,000,000, other than to any of its wholly owned subsidiaries;

(g) make or rescind any material Tax election or settle or compromise any material Tax liability of itself or any of its subsidiaries; provided, however, that any AFN Subsidiary may change its entity classification election for U.S. federal, state and/or local tax purposes;

(h) amend any Tax Return, change an annual Tax accounting period, adopt or change any Tax accounting method (except as required by applicable Law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes;

(i) make or agree to make any capital expenditures in excess of $1,000,000;

(j) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in its financial statements (or the notes thereto) as of September 30, 2008 or incurred since the date of such financial statements in the ordinary course of business;

(k) (i) modify or amend in any material respect, or terminate, any Material Contract to which it or any of its subsidiaries is a party, (ii) waive, release or assign any material rights or claims under such Material Contract, (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement, or fail to enforce any such Material Contract to the fullest extent practicable, including by seeking injunctive relief and specific performance or (iv) except in the ordinary course of business, enter into any Material Contract;

(l) create, renew or amend, or take any action that may result in the creation, renewal or amendment, of any agreement or contract or other binding obligation of itself or its subsidiaries containing any material restriction on its or any of its subsidiaries’ ability to conduct their respective businesses as they are presently being conducted;

(m) (i) increase the compensation or benefits of any director, manager, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course of business, (ii) adopt any amendment to a Benefit Plan, (iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, manager or officer, or any employee or consultant entitled to annual compensation in excess of $200,000 (other than in connection with the transactions contemplated by this Agreement), (iv) accelerate the payment of compensation or benefits to any director, manager, officer or employee, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (vi) take any action that could give rise to severance benefits payable to its or any of its subsidiaries’ officer, director, manager or employee as a result of consummation of any of the transactions contemplated by this Agreement or the Voting Agreement;

(n) make any material change to its methods of accounting in effect on the date of this Agreement, except as required by changes in Law or GAAP as agreed by its independent auditors, or change its fiscal year;

(o) enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date hereof;

(p) accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, in each case, other than in the ordinary course of business;

(q) amend or modify the existing agreement between it and its financial advisor nor enter into any new agreement with, or otherwise engage, any additional advisors or consultants in connection with the Combination and the transactions contemplated by this Agreement;

(r) create or incur any lien for itself or any of its subsidiaries on any of its or any of its subsidiaries’ assets having a value in excess of $1,000,000;

(s) other than in the ordinary course of business, enter into any contract that would have been a Material Contract had it been entered into prior to this Agreement; or

(t) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of itself contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Combination not being satisfied or in a material delay in the satisfaction of such conditions.

Section 5.2. No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on the fortieth day following the date hereof (the “Go-Shop Period End Date”), AFN and its officers, directors, employees, agents, counsel, accountants, advisors, consultants, affiliates and other representatives (together, the “Representatives”) shall have the right (acting under the direction of the AFN Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals (as hereinafter defined), including by way of public disclosure and by way of providing access to non-public information to any person (each a “Solicited Person”); and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Except as provided in Section 5.2(a), from the date hereof until the Effective Time, each party hereto shall not, and shall cause its subsidiaries and its and their Representatives not to, directly or indirectly, (i) solicit, facilitate, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Takeover Proposal. Notwithstanding the foregoing, AFN may continue to take any of the actions described in clauses (i) and (ii) above from and after the Go-Shop Period End Date with respect to any third party that has made a bona fide Takeover Proposal (acting under the direction of the AFN Special Committee) prior to the Go-Shop Period End Date and with whom it is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding a bona fide Takeover Proposal (acting under the direction of the AFN Special Committee) (each such party, an “Excluded Party”); provided, that, for purposes of qualifying as an Excluded Party, references to “15% or more” in the definition of Takeover Proposal shall be deemed to be references to a “majority.” Notwithstanding anything contained in this Section 5.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Takeover Proposal made by such party is withdrawn, is terminated or expires with respect to such Takeover Proposal. At the Go-Shop Period End Date, other than with respect to Excluded Parties, AFN shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Solicited Person conducted theretofore by AFN, any of its subsidiaries or any of their respective Representatives with respect to any Takeover Proposal and cause to be returned or destroyed all confidential information provided or made available to such Solicited Person on behalf of AFN or any of its subsidiaries.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to obtaining the AFN Stockholder Approval, if the board of directors of AFN receives a Takeover Proposal which the board of directors of AFN concludes in good faith constitutes a Superior Proposal (as hereinafter defined), the board of directors of AFN may furnish information with respect to itself and its subsidiaries to the person making such Takeover Proposal. Notwithstanding anything to the contrary contained in this Section 5.2(c), prior to obtaining the AFN Stockholder Approval, AFN shall be permitted to take the actions permitted by Section 5.2(b) with respect to any Excluded Party. From and after the Go-Shop Period End Date, AFN shall promptly (and in any event within two business days) notify C&C in the event it receives a Takeover Proposal from a person (other than an Excluded Party) or any material revisions thereto. Without limiting the foregoing, AFN shall promptly (and in any event within two business days) notify C&C if it determines to begin providing information concerning a Takeover Proposal from a person (other than an Excluded Party) pursuant to this Section 5.2(c), indicating, in connection with such notification, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep C&C informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in AFN’s intentions with respect to the Combination.

(d) Subject to the duties of the board of directors of AFN under applicable Law, AFN shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the AFN Stockholder Approval be given; provided, however, that the board of directors of AFN may, prior to the AFN Stockholder Approval, (x) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the approval or recommendation by its board of directors or any committee thereof of the issuance of AFN Shares in the Merger or any other transaction contemplated by this Agreement, (y) approve or recommend or take no position with respect to, or publicly propose to approve or recommend or take no position with respect to, any Takeover Proposal (any of the actions described in the foregoing clauses (x), and (y) being a “Change in the Recommendation”); provided, that any communication with stockholders regarding a Takeover Proposal that is not explicitly included in (x) and (y) shall not constitute a Change in Recommendation and that nothing herein shall prevent the board of AFN or any committee from communicating the terms or status of any Takeover Proposal to AFN’s stockholders or give rise to any termination, fee or other rights to any other party under this Agreement if it does so; and provided, further, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in Recommendation) of factual information regarding the business, financial condition or results of operations of AFN or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise, to the extent that the board of directors of AFN in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law, or (z) terminate this Agreement and cause or permit AFN to enter into any letter of intent or other contract, agreement, commitment or other similar arrangement related to any Takeover Proposal; provided, that the board of directors of AFN may not take any action listed in this sentence in connection with a Takeover Proposal unless the board has determined that such Takeover Proposal constitutes a Superior Proposal. Neither the board of managers of C&C nor any committee thereof shall make a Change in the Recommendation or cause or permit C&C to terminate this Agreement and enter into any letter of intent or other contract, agreement, commitment or other similar arrangement (other than a confidentiality or similar agreement) related to any Takeover Proposal.

(e) For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, joint venture, partnership, recapitalization, reorganization, share exchange, tender offer, liquidation, dissolution, consolidation or other combination involving any of the parties hereto or any of its subsidiaries, or any purchase of more than 15% of the consolidated assets of each of the parties hereto (including the shares and assets of its subsidiaries) or more than 15% of the total voting power of any class of equity securities (other than pursuant to the exercise of stock or unit options in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of each of the parties hereto or any of its subsidiaries, or any similar transaction, or any agreement, arrangement or understanding requiring any of the parties hereto to abandon, terminate or fail to consummate the Combination or the transactions contemplated by this Agreement. Any material modification of a Takeover Proposal (including any modification of the economic terms) shall constitute a new Takeover Proposal. For purposes of this Agreement, a “Superior Proposal” means a bona fide Takeover Proposal for a transaction in which a majority of the stock (or equity interests) or assets of AFN are acquired by a third party, including by merger, consolidation or other business combination (i) on terms that the board of directors of AFN determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to its stockholders from a financial point of view than the Combination (taking into account all aspects of the proposal, the party making the proposal and any changes to the Combination proposed by each of the other parties hereto in response to the receipt by AFN of such Superior Proposal), (ii) that is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the board of directors of AFN, such contingency is reasonably capable of being satisfied by such third party, and (iii) that is otherwise reasonably capable of being consummated in a timely fashion.

Section 5.3. Proxy Statement/Prospectus; Form S-4; Stockholder Approvals.

(a) As soon as practicable following the date of this Agreement, AFN and C&C shall prepare and file with the SEC the Proxy Statement/Prospectus, and AFN shall prepare and file with the SEC the Form S-4 in connection with the issuance of AFN Common Shares in the Merger. Each of AFN and C&C shall respond to any comments of the SEC and shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, in each case as promptly as practicable after such filing, and each of AFN and C&C shall cause the Proxy Statement/Prospectus to be mailed to its respective shareholders or members, as the case may be, at the earliest practicable time after both the Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. C&C shall cooperate fully with AFN in the preparation of the Form S-4, including the Proxy Statement/Prospectus, and shall furnish AFN with all information reasonably requested by AFN for inclusion therein or otherwise in respect thereof. AFN shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the AFN Shares in the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) and C&C shall furnish all information concerning itself and the holders of its units of membership interests as may be reasonably requested by AFN in connection with any such action.

(b) AFN and C&C each agrees, as to itself and its affiliates, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference, as applicable, in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to AFN stockholders and at the time of the AFN Stockholders’ Meeting and at the date of mailing to C&C members and at the time of the meeting of C&C members, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statement was made, not misleading. AFN and C&C each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement/Prospectus or the Form S-4 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other and to take appropriate steps to correct the Proxy Statement/Prospectus or the Form S-4. AFN and C&C will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act.

(c) AFN shall, as soon as practicable following the date on which AFN is notified that the SEC has cleared the Proxy Statement/Prospectus and declared the Form S-4 effective, establish a record date for, duly call, give notice of, convene and hold the AFN Stockholders’ Meeting solely for the purposes of obtaining the AFN Stockholder Approval and shall, through its board of directors, recommend to its stockholders the approval of the Combination and the other transactions contemplated in this Agreement; provided, however, that AFN shall be permitted to delay or postpone convening the AFN Stockholders’ Meeting to the extent that the board of directors of AFN or any committee thereof, after consultation with outside legal counsel, reasonably believes that such delay or postponement is required by its duties under applicable Law.

(d) C&C shall, as soon as practicable following the date on which C&C is notified that the SEC has cleared the Proxy Statement/Prospectus and declared the Form S-4 effective, establish a record date for, duly call, give notice of, convene and hold a meeting solely for the purposes of obtaining the Cohen Approval and shall, through its board of managers, recommend to its members the adoption of this Agreement and the Combination.

Section 5.4. Access to Information; Confidentiality.

(a) Subject to applicable Law, each party hereto shall (and shall cause each of its subsidiaries to) provide the other parties’ Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its personnel, books, contracts and records and, during such period, each party shall (and shall cause each of its subsidiaries to) furnish promptly to the other parties all information concerning its business, properties, assets and personnel as the other parties hereto and their Representatives may reasonably request; provided that the foregoing shall not require any of the parties hereto (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of such party or any of its subsidiaries. No investigation conducted before or after the date of this Agreement or conducted pursuant to this Section 5.4 or otherwise, shall affect any representation or warranty made by any party hereunder.

(b) Until the Effective Time, each party hereto shall hold, and shall use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws (including, without limitation, in connection with obtaining the necessary consents and approvals of any Governmental Authority or third persons required for the consummation of the transactions contemplated by this Agreement), provided that, to the extent reasonably practicable, each party shall provide the other parties with reasonable notice of such compelled disclosure, or (ii) disclosed in an action or proceeding brought by a party to this Agreement but only to the extent necessary to enforce its rights or exercise its remedies hereunder, all nonpublic documents and confidential information concerning the other parties furnished to it by the other parties or their Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (w) known by any of the other parties or any of its Representatives prior to disclosure by such party (as evidenced by written records), (x) in the public domain through no fault of the other parties and their Representatives, (y) later acquired by any of the other parties or any of its Representatives from another source if any of the other parties or any of its Representatives is not aware that such source is under an obligation to keep such documents and information confidential or (z) proven by any of the other parties to be independently developed by that party or any of its Representatives (as evidenced by contemporaneous independent documentation).

Section 5.5. Notice Obligations. From time to time prior to the Effective Time, each party hereto shall notify the other parties in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the AFN Disclosure Schedule or the Cohen Disclosure Schedule, as the case may be, or that is necessary to complete or correct any information in such schedule or in any representation and warranty of such party that has been rendered inaccurate thereby or that would cause a condition to the closing hereof not to be satisfied. Each party hereto shall promptly inform the other parties of any claim by a third party that a Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated by this Agreement, no such notification or related information shall be deemed to modify or qualify any representations or warranties. Each party hereto will consult with the other parties reasonably in advance of making publicly available its financial results or filing any document with the SEC.

Section 5.6. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto shall comply as promptly as practicable with any Laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other person in connection with such transactions is necessary. Each of the parties hereto shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other person regarding any of the transactions contemplated by this Agreement) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing). Each of the parties hereto shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate in such meeting. The parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c) Each of the parties hereto will cooperate and use its respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all Cohen Permits and AFN Permits and all Material Contracts to which C&C and AFN are a party will remain in full force and effect after the Effective Time.

Section 5.7. Financial Statements. On or prior to March 31, 2009, C&C shall deliver to AFN a copy of its audited consolidated balance sheets of C&C and its subsidiaries as of December 31, 2008, and the related audited consolidated statements of operations, members’ equity and cash flows of C&C and its subsidiaries, for the fiscal year ended December 31, 2008, together with all related notes and schedules thereto (the “C&C 2008 Audited Financial Statements”). The C&C 2008 Audited Financial Statements shall be accompanied by the corresponding audit report of Grant Thornton LLP, independent auditors of C&C, and shall include the unqualified opinion thereon of Grant Thornton LLP.

Section 5.8. Financing Commitment. C&C shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing commitment referred to in Section 6.3(g).

Section 5.9. Certain Litigation. Each of the parties hereto shall give the other parties a reasonable opportunity to consult in the defense of any stockholder litigation or member litigation against any of the parties hereto or their directors or managers relating to the transactions contemplated by this Agreement.

Section 5.10. Publicity. Except as otherwise required by Law, court process or the rules of any applicable securities exchange or national quotation system or as contemplated or provided elsewhere in this Agreement, none of the parties hereto, or any of their respective controlled affiliates, shall issue, or cause the publication of, any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other parties on a basis reasonable under the circumstances so as to provide a meaningful opportunity for the other parties to review and comment upon such press release or other announcement and the delivering party shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

Section 5.11. Reverse Stock Split/Reclassification. AFN shall use its reasonable best efforts to effect the AFN Reverse Stock Split and the Reclassification prior to the Closing.

Section 5.12. Listing. Prior to the Effective Time, AFN shall use its reasonable best efforts to cause AFN Common Shares to be issued in connection with the Merger to be listed on the NYSE Alternext US (formerly known as the American Stock Exchange) (the “NYSE Alternext”) or any other national securities exchange registered with the SEC under Section 6 of the Exchange Act, subject to official notice of issuance, as of or prior to the Effective Time.

Section 5.13. Indemnification; Insurance.

(a) AFN and the C&C Surviving Company agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, managers or officers of AFN, C&C and their respective subsidiaries, as provided in their respective organizational documents, shall survive the Combination and shall continue in full force and effect in accordance with their terms.

(b) For six years from the Effective Time, AFN shall maintain in effect the current directors’ and officers’ liability insurance covering those directors or managers and officers who are currently covered by (i) AFN’s directors’ and officers’ liability insurance policy and (ii) C&C’s directors’ and officers’ liability insurance policy (a complete and correct copy of each which was made available to AFN before the date of this Agreement), with respect to actions or omissions occurring prior to the Effective Time, whether or not asserted prior to the Effective Time (or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of AFN or any of its subsidiaries or otherwise obtained by AFN, so long as the terms and conditions thereof are no less advantageous to the intended beneficiaries than the terms and conditions of AFN’s and C&C’s current policies mentioned in (i) and (ii) above, provided that such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time).

(c) This Section 5.13 shall survive the consummation of the Combination, shall be enforceable by the parties referred to herein, and shall be binding upon all successors and assigns of the C&C Surviving Company.

Section 5.14. Employee Benefit Plans. On or prior to the Effective Time, AFN will establish (subject to obtaining any necessary stockholder approval) a “cash bonus plan” consistent with the “performance-based compensation” provisions of Section 162(m) of the Code and applicable Treasury Regulations promulgated thereunder so as to permit bonuses paid under the plan to qualify as exempt from the limitations on deductibility that may otherwise apply to compensation paid to certain executive officers. AFN will use its reasonable best efforts to secure any necessary approvals by the holders of AFN Common Shares for the plan at the AFN Stockholders’ Meeting.

Section 5.15. Section 16 Matters. Prior to the Effective Time, the board of directors of AFN and the board of managers of C&C shall take all reasonable actions as may be required or permitted to cause any (i) conversion of C&C Units into AFN Shares and (ii) the acquisition of AFN Shares pursuant to the terms of this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to Each Party’s Obligation to Effect the Combination. The respective obligation of each party to effect the Combination shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Approvals. The AFN Stockholder Approval and the Cohen Approval shall have been obtained in accordance with applicable Law or the rules of any national securities exchange on which the AFN Common Shares are then listed or traded.

(b) Registration Statement on Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

(c) Consents and Regulatory Approvals. All necessary consents, approvals and authorizations of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, including, if necessary, approval of the Combination by FINRA and the Financial Services Authority of the United Kingdom.

(d) Legal Action. No statute, rule, ruling, regulation, judgment, decision, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated, issued or enforced by any court or other Governmental Authority that prohibits, enjoins or restricts the consummation of the Combination or the other transactions contemplated by this Agreement.

(e) Listing. AFN Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE Alternext or any other national securities exchange that is registered with the SEC under Section 6 of the Exchange Act, subject only to official notice of issuance.

(f) Termination Events. None of the events or conditions entitling any of the parties to terminate this Agreement under Article VII shall have occurred and be continuing.

Section 6.2. Conditions to the Obligations of C&C. The obligations of C&C to effect the Combination shall be subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties. Each of representations and warranties made by AFN and Merger Sub in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by AFN and Merger Sub in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) Performance. AFN and Merger Sub shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing Date.

(c) Consents. All consents or approvals listed in Section 3.4 of the AFN Disclosure Schedule, and any other consents or approvals, the absence of which would result in a Material Adverse Effect on AFN shall have been obtained and C&C shall have received copies of such consents or approvals in form and substance reasonably satisfactory to C&C.

(d) Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that has had, or reasonably could be expected to have, a Material Adverse Effect on AFN.

(e) AFN Board of Directors. All necessary corporate action shall have been taken such that, as of the Effective Time, the board of directors of AFN will consist of ten directors, four of whom have been designated by AFN and five of whom have been designated by C&C, each named on Schedule 6.2(e) hereto, and one additional person that will be designated by C&C prior to the Effective Time.

(f) Reverse Stock Split/Reclassification. The AFN Reverse Stock Split and the Reclassification shall have been effectuated.

(g) Officers of AFN. All necessary corporate action shall have been taken such that, as of the Effective Time, Daniel G. Cohen will be elected as chairman of the board of directors of AFN and appointed as the chief executive officer of AFN.

(h) Officer’s Certificate. AFN shall have delivered to C&C a certificate, dated the Closing Date and duly executed by a senior officer of AFN, in form and substance reasonably satisfactory to C&C, to the effect of (a)–(d) of this Section 6.2.

Section 6.3. Conditions to the Obligations of AFN and Merger Sub. The obligations of AFN and Merger Sub to effect the Combination shall be subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by C&C in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by C&C in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) Performance. C&C shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing Date.

(c) Consents. All consents or approvals listed in Section 4.4 of the Cohen Disclosure Schedule, and any other consents or approvals, the absence of which would result in a Material Adverse Effect on C&C shall have been obtained and AFN shall have received copies of such consents or approvals in form and substance reasonably satisfactory to AFN.

(d) Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that has had, or reasonably could be expected to have, a Material Adverse Effect on C&C.

(e) Officer’s Certificate. C&C shall have delivered to AFN a certificate, dated the Closing Date and duly executed by a senior officer of C&C, as the case may be, in form and substance reasonably satisfactory to AFN, to the effect of (a)–(d) of this Section 6.3.

(f) Liquidation of Cohen Financial Group, Inc. A certificate of dissolution of Cohen Financial Group, Inc. shall have been filed with the Secretary of State of the State of Delaware and Cohen Financial Group, Inc. shall have been liquidated.

(g) Financing Commitment. C&C shall have obtained a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least three years and a principal amount of at least $30,000,000.

(h) Financial Statements. The C&C 2008 Audited Financial Statements shall not reflect more than a $5 million reduction in members’ equity or a $5 million increase in net loss, as compared to the schedule of preliminary and unaudited financial results provided to the AFN Special Committee under separate cover and specifically identified as having been delivered pursuant to this Section 6.3(h), after giving effect to the adjustments set forth in that schedule.

(i) C&C Surviving Company. At the Effective Time, AFN shall be the beneficial owner of at least a majority of the New C&C Units.

ARTICLE VII

TERMINATION; AMENDMENT AND EXPENSES

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the AFN Stockholder Approval or the Cohen Approval:

(a) by mutual written consent of AFN, Merger Sub and C&C.

(b) by AFN or C&C, by written notice to each other:

(i) if (A) the AFN Stockholder Approval shall not have been obtained at the AFN Stockholders’ Meeting or any adjournment or postponement thereof; or (B) the Cohen Approval shall not have been obtained by the later of (x) July 15, 2009 or (y) the date of the AFN Stockholder Approval; provided that the right to terminate this Agreement pursuant to this paragraph (b)(i) shall not be available to (1) any party seeking termination who at the time is in breach of or has failed to perform its obligations under this Agreement or (2) C&C, if the actions or inactions of the external manager of AFN have resulted in a breach by AFN or a failure by AFN to perform its obligations under this Agreement;

(ii) if the Effective Time shall not have occurred by September 30, 2009 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this paragraph (b)(ii) shall not be available to (x) any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur before the Drop Dead Date or (y) C&C, if the actions or inactions of the external manager of AFN has caused AFN to fail to perform any of its obligations under this Agreement thus causing or resulting in the failure of the Effective Time to occur before the Drop Dead Date; or

(iii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this paragraph (b)(iii) shall not be available to any party whose failure to comply with Section 5.6 has caused or resulted in such action.

(c) by written notice of AFN:

(i) in accordance with Section 5.2, in order to enter into any letter of intent or other contract, agreement, commitment or other similar arrangement related to any Takeover Proposal, provided that it has complied with all provisions thereof and has paid C&C the fees contemplated by Section 7.3(b) in accordance with the terms of such section;

(ii) if any representation or warranty of C&C set forth in this Agreement shall have been inaccurate when made or become inaccurate, or if a breach of any covenant or agreement of C&C contained in this Agreement shall have occurred, such that Section 6.3(a) or 6.3(b), as applicable, would not be satisfied, which in any such case would prevent C&C from consummating the Combination before the Drop Dead Date, and such inaccuracy or breach is incapable of being cured before the Drop Dead Date or shall remain uncured 30 days after written notice thereof shall have been delivered to C&C; or

(iii) within five business days after delivery to AFN of C&C’s 2008 Audited Financial Statements pursuant to Section 5.7, if such audited financial statements fail to satisfy the condition to closing set forth in Section 6.3(h).

(d) by written notice of C&C:

(i) if the board of directors of AFN shall have (x) made a Change in the Recommendation, (y) failed to reaffirm publicly the AFN Recommendation within five business days of being requested by C&C to do so or (z) resolved to take any of the foregoing actions;

(ii) if any representation or warranty of AFN or Merger Sub set forth in this Agreement shall have been inaccurate when made or become inaccurate, or if a breach of any covenant or agreement of AFN or Merger Sub contained in this Agreement shall have occurred, such that Section 6.2(a) or 6.2(b), as applicable, would not be satisfied, which in any such case would prevent AFN or Merger Sub from consummating the Combination before the Drop Dead Date, and such inaccuracy or breach is incapable of being cured before the Drop Dead Date or shall remain uncured 30 days after written notice thereof shall have been delivered to AFN or Merger Sub; provided, however, that C&C shall have no right to terminate this Agreement pursuant to this paragraph (d)(ii) if the actions or inactions of the external manager of AFN has caused any representation or warranty of AFN or Merger Sub to be inaccurate or has caused AFN or Merger Sub to breach any covenant or agreement of AFN or Merger Sub contained herein; or

(iii) if either the AFN Reverse Stock Split or the Reclassification has not been effectuated as of the Drop Dead Date.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

Section 7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall forthwith become void except as specifically provided herein and, except as provided in this Section 7.2 and in Sections 5.4 (in respect to confidentiality obligations) and 7.3 and Article VIII (each of which will survive termination), and there shall be no liability or obligation on the part of AFN or C&C or their respective officers, directors or managers; provided, however, that nothing herein shall relieve any party for liability for fraud or any willful breach hereof.

Section 7.3. Fees and Expenses.

(a) Whether or not the Combination is consummated and except as otherwise provided in this Agreement, including without limitation Section 7.3(b), each party shall bear its own expenses in connection with the transactions contemplated by this Agreement; provided that C&C and AFN shall bear equally the costs of filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby, and the out-of-pocket expenses of the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement/Prospectus and the solicitation of the AFN Stockholder Approval. If any party fails to pay the other parties any amounts due under Section 7.3(a) or 7.3(b), the party failing to make such payment shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.

(b) If this Agreement is terminated (i) by AFN pursuant to Section 7.1(c)(i) [Superior Proposal], by C&C pursuant to Section 7.1(d)(iii) [AFN Reverse Stock Split/Reclassification] or, following an AFN Takeover Proposal: by any party hereto pursuant to Section 7.1(b)(i)(A) [AFN Stockholder Approval] or Section 7.1(b)(ii) [Drop Dead Date], if within twelve months of such termination pursuant to Section 7.1(b)(i)(A) or Section 7.1(b)(ii), AFN enters into a definitive agreement with a third party with respect to any Takeover Proposal or any Takeover Proposal with respect to AFN is consummated, or by C&C pursuant to Section 7.1(d)(i) [Change in Recommendation], then AFN shall pay to C&C the Break-up Fee by wire transfer of immediately available funds to accounts specified to AFN by C&C and (ii) by any party pursuant to Section 7.1(b)(i)(B) [C&C Stockholder Approval] or by AFN pursuant to Section 7.1(c)(iii) [Financial Statement Closing Condition] or pursuant to Section 7.1(b)(ii) [Drop Dead Date] if, in the case of termination by AFN pursuant to Section 7.1(b)(ii), as of the date of such termination, C&C has failed to satisfy either of the conditions set forth in Sections 6.3(f) and 6.3(g), then C&C shall pay to AFN the Break-up Fee by wire transfer of immediately available funds to accounts specified to C&C by AFN. For purposes of this Agreement, the term “Break-up Fee” shall mean $1,000,000 plus the other parties’ fees and expenses actually incurred in connection with the transactions contemplated in this Agreement not to exceed $1,000,000; provided however, that the Break-up Fee shall mean $1,000,000 if the Takeover Proposal that results in the action or event that forms the basis for such termination is submitted by an Excluded Party before the Go-Shop Period End Date and the right to terminate this Agreement arises, with respect to such Takeover Proposal, no later than five (5) days following the Go-Shop Period End Date. For purposes of this Section 7.3(b), references to “15% or more” in the definition of Takeover Proposal shall be deemed to be references to a “majority.” Any payment of the Break-up Fee required by this Section 7.3(b) shall be payable (1) in the case of termination of this Agreement by AFN under Section 7.1(c)(i), concurrently with the effective date of such termination (i.e., following the five business days waiting period), or (2) in any other case, within three business days after the date of termination. C&C and AFN each acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, C&C and AFN would not enter into this Agreement. Accordingly, if AFN or C&C fails to pay the amount due pursuant to this Section 7.3(b) when it is required to be paid, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the failing party for the Break-up Fee, the failing party shall pay the other party’s costs and expenses (including reasonable attorneys’ fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the rate of 10% per annum from the date such Break-up Fee was required to be paid.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Nonsurvival of Representations and Warranties. Other than as described in Section 7.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement that by its terms contemplates performance after the Effective Time.

Section 8.2. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to AFN or Merger Sub:

Cira Center

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Attention: John J. Longino

Facsimile: (212) 701-8282

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

         Richard D. Pritz

Facsimile: (212) 878-8375

If to C&C:

Cohen Brothers, LLC

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Attention: Joseph Pooler

Facsimile: (215) 701-8280

With a copy (which shall not constitute notice) to:

WolfBlock LLP

1650 Arch Street, 22nd Floor

Philadelphia, PA 19103

Attention: Hersh Kozlov

         Darrick M. Mix

Facsimile: (215) 977-2740

and

Cohen & Company

135 East 57th Street, 21st Floor

New York, New York 10022

Attention: Rachael Fink

Facsimile: (866) 543-2907

Section 8.3. Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 8.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 8.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement at any time before or after obtaining the AFN Stockholder Approval and the Cohen Approval, but, after any such AFN Stockholder Approval or the Cohen Approval has been obtained, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange or quotation system requires further approval by AFN’s stockholders or by C&C members without obtaining such further approval.

Section 8.6. No Third-Party Beneficiary. Except as set forth in Section 5.13, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person except for the right of each of AFN and C&C on behalf of its stockholders/members to pursue and recover damages (including damages based on loss of the economic benefits of the Combination to each party’s stockholders or members, as applicable) for breach of this Agreement (whether such claim is brought before or after termination of this Agreement), which right is expressly agreed to by the other parties hereto.

Section 8.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 8.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 8.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 8.2. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 8.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 8.10. Non-Exclusive Remedy. None of the remedies provided in this Agreement nor specific performance is the exclusive remedy of the parties for a breach of this Agreement and the parties have the right to seek any other remedy in law or equity or in addition to and lieu of or in addition to any remedies provided for in this Agreement, including, without limitation, an action for damages for breach of contract.

Section 8.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.13. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

Section 8.14. Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day.

(i) References to a person are also to its permitted successors and assigns.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) The term “reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. For the avoidance of doubt, a subsidiary shall not include any CDOs or CLOs in which AFN owns any equity.

(m) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

(n) A “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALESCO FINANCIAL INC.

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	Chief Executive Officer and President

FORTUNE MERGER SUB, LLC

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	Chief Executive Officer and President

COHEN BROTHERS, LLC

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi
Title:	Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2009 (this “Amendment”), by and among Alesco Financial Inc., a Maryland corporation (“AFN”), Fortune Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN (“Fortune”), Cohen Brothers, LLC, a Delaware limited liability company (d/b/a Cohen & Company) (“C&C”), and, as assignee of Fortune, Alesco Financial Holdings, LLC, a wholly owned subsidiary of AFN (“New Merger Sub”).

BACKGROUND

WHEREAS, AFN, Fortune and C&C entered into an Agreement and Plan of Merger, dated as of February 20, 2009 (the “Merger Agreement”), which provides for the merger of Fortune with and into C&C, with C&C as the surviving limited liability company (the “Merger”);

WHEREAS, pursuant to Section 8.7 of the Merger Agreement, Fortune desires to assign to New Merger Sub, and New Merger Sub desires to accept and perform, all of Fortune’s rights, interests and obligations under the Merger Agreement;

WHEREAS, the parties to the Merger Agreement agreed that the obligation of AFN and Fortune to effect the Combination is subject to the satisfaction or waiver on or prior to the Closing Date of certain conditions;

WHEREAS, the parties desire to amend two of these conditions;

WHEREAS, the board of managers of New Merger Sub has, by resolutions duly adopted, approved the Merger Agreement and determined that the Merger Agreement is advisable;

WHEREAS, the board of directors of AFN, a special committee of the board of directors of AFN and the boards of managers of Fortune and New Merger Sub have, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable; and

WHEREAS, the board of managers of C&C has, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

AMENDMENT OF MERGER AGREEMENT

1.1     Assignment. Pursuant to Section 8.7 of the Merger Agreement, Fortune hereby assigns to New Merger Sub, and New Merger Sub hereby accepts and agrees to perform, all of Fortune’s rights, interests and obligations under the Merger Agreement. C&C and AFN hereby consent to such assignment. All references to “Merger Sub” in the Merger Agreement shall hereinafter refer to New Merger Sub.

A2-1

1.2     Transfer of Assets and Liabilities.

(a)     Section 1.1(a)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Except as set forth in Schedule 1.1, AFN shall contribute to Merger Sub all of the assets and liabilities of AFN not already owned, directly or indirectly, by Merger Sub prior to the Effective Time (the “Contribution”).”

(b)     Schedule 1.1 of the Merger Agreement is attached hereto as Annex A.

1.3     Organizational Documents.

(a)     Section 1.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Organizational Documents. At the Effective Time, (i) the certificate of formation of C&C as in effect immediately prior to the Effective Time shall be the certificate of formation of the C&C Surviving Company until amended in accordance with the DLLCA; and (ii) the limited liability company operating agreement of Merger Sub, substantially in the form attached hereto as Exhibit C, as in effect immediately prior to the Effective Time shall be the limited liability company operating agreement of the C&C Surviving Company and shall be amended promptly following the Closing to identify the recipients of New C&C Units and the percentage interests represented by such New C&C Units. Such operating agreement shall remain in effect until further amended in accordance with the DLLCA.”

(b)     The limited liability company operating agreement of Merger Sub as set forth on Exhibit C to the Merger Agreement is hereby replaced in its entirety with Annex B hereto.

1.4     Representations and Warranties of New Merger Sub.

(a)     Except (i) as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by AFN since December 31, 2007 and prior to the date hereof with the SEC (excluding all disclosures in any “Risk Factors” sections and any other prospective or forward-looking information) or (ii) as set forth in the disclosure schedule delivered by New Merger Sub to C&C prior to the execution and delivery of this Amendment, which identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face, New Merger Sub hereby represents and warrants to C&C that each of the representations and warranties set forth in Article III of the Merger Agreement applicable to Merger Sub are true and correct with respect to New Merger Sub.

(b)     The last sentence of Section 3.1(b) of the Merger Agreement is hereby deleted in its entirety. AFN has made available to C&C before the date of this Amendment complete and correct copies of New Merger Sub’s limited liability company operating agreement and all of New Merger Sub’s other organizational documents.

1.5     Covenants – Conduct of Business. Section 5.1(m)(iii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, manager or officer, or any employee or consultant entitled to annual compensation in excess of $500,000 (other than in connection with the transactions contemplated by the Merger Agreement); provided, however, that with respect to any such agreement, up to $500,000 in compensation may be paid in fiscal year 2009 regardless of the date of hire,”

A2-2

1.6     Conditions to the Obligations of AFN and Merger Sub. Section 6.3(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(g)     Financing Commitment. C&C shall have obtained either (1) a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30,000,000, or (2) a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30,000,000; provided however, that in either instance such facility may provide for permanent reductions in the maximum revolving credit amount available under the facility so long as such reductions do not begin any earlier than November 15, 2009.”

ARTICLE II

MISCELLANEOUS

2.1     Notice. Copies of all notices that were, pursuant to Section 8.2 of the Merger Agreement, to be directed to WolfBlock LLP shall be sent to Duane Morris LLP at the address set forth below:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Attention: Hersh Kozlov

    Darrick M. Mix

Facsimile: (215) 979-1020

2.2     Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings specified or referred to in the Merger Agreement.

2.3    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

2.4     Counterparts and Other Matters. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original. Except as provided in this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

A2-3

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALESCO FINANCIAL INC.

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III Title: Chief Executive Officer and President

FORTUNE MERGER SUB, LLC

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III Title: Chief Executive Officer and President

COHEN BROTHERS, LLC

By:	/s/ JOSEPH W. POOLER, JR.
Name: Joseph W. Pooler, Jr. Title: Chief Financial Officer

ALESCO FINANCIAL HOLDINGS, LLC

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III Title: Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

A2-4

Annex A – Assets and Liabilities Not Contributed to Merger Sub

Annex B – Form of Limited Liability Company Operating Agreement of Merger Sub

A2-5

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of August 20, 2009 (this “Amendment”), by and among Alesco Financial Inc., a Maryland corporation (“AFN”), Cohen Brothers, LLC, a Delaware limited liability company (d/b/a Cohen & Company) (“C&C”), and Alesco Financial Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN (“Merger Sub”).

BACKGROUND

WHEREAS, AFN, Fortune Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN, and C&C entered into an Agreement and Plan of Merger, dated as of February 20, 2009 (the “Original Merger Agreement”);

WHEREAS, AFN, Fortune Merger Sub, LLC, C&C, and, as assignee of Fortune Merger Sub, LLC, Merger Sub entered into an Amendment No. 1 to Agreement and Plan of Merger, dated as of June 1, 2009 (together with the Original Merger Agreement, the “Merger Agreement”).

WHEREAS, the Merger Agreement provides for the merger of Merger Sub with and into C&C, with C&C as the surviving limited liability company (the “Merger”);

WHEREAS, the parties to the Merger Agreement agreed that, prior to the consummation of the Merger, the conducting of their businesses is subject to certain conditions;

WHEREAS, the parties have acknowledged that, in furthering the strategic goals of C&C and the Merger and the interests of the combined company following the Merger, C&C should have the ability to issue certain equity compensation awards to help attract and retain new and existing employees of C&C (together, the “Employees”);

WHEREAS, the parties have acknowledged that, in furthering the strategic goals of C&C and the Merger and the interests of the combined company following the Merger, Cohen & Company Securities, LLC shall be permitted to make certain investments;

WHEREAS, the board of directors of AFN, a special committee of the board of directors of AFN and the board of managers of Merger Sub have, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable; and

WHEREAS, the board of managers of C&C has, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable.

A3-1

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

AMENDMENT OF MERGER AGREEMENT

1.1 Approval of the Plan and Equity Awards. Notwithstanding anything in the Merger Agreement to the contrary, subject to execution by all parties of the Equity Plan Funding Agreement, C&C shall be permitted to adopt the Cohen Brothers, LLC 2009 Equity Award Plan (the “Plan”), a copy of which is attached hereto as Annex A, and to issue to Employees equity awards pursuant to the Plan. Any such issuance shall not result in any of the adjustments contemplated by Section 2.4 of the Merger Agreement.

1.2 Assumption of the Plan and the Plan Funding Agreement. Upon consummation of the Merger, C&C shall transfer to AFN, and AFN shall assume, the Plan and the Equity Plan Funding Agreement and all rights, interests and obligations thereunder.

1.3 Treatment of Cohen Restricted Units and Restricted Membership Units.

(a) Restricted Units. At the Effective Time, each outstanding Restricted Unit shall be automatically cancelled and converted into a New Restricted Unit representing the right to receive the number of recapitalized C&C membership units equal to 0.57372 (the “C&C Restricted Unit Exchange Ratio”) multiplied by the number of Combined C&C Membership Units underlying the Restricted Unit set forth in the grant document for such Restricted Unit (the “C&C Restricted Unit Merger Consideration”) and such New Restricted Unit shall have the same terms and conditions as previously set forth in the grant document applicable to such Restricted Unit.

1.4 In connection with the adoption of the Plan and awards issued pursuant to the Plan, the limited liability company operating agreement of Merger Sub as set forth on Exhibit C to the Merger Agreement is hereby replaced in its entirety with Annex B hereto.

1.5 Certain Adjustments. Section 2.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.4 Certain Adjustments. So as to maintain the relative proportionate interests of the holders of C&C Units in AFN Shares on a fully diluted basis immediately following the Effective Time, the C&C Class A/B Stock Exchange Ratio, the C&C Class A/B Stock Merger Consideration, the C&C Class C Stock Exchange Ratio, the C&C Class C Stock Merger Consideration, the C&C Class A/B Unit Exchange Ratio, the C&C Class A/B Unit Merger Consideration, the C&C Restricted Unit Exchange Ratio and the C&C Restricted Unit Merger Consideration shall be adjusted to reflect fully the appropriate effect of any issuance of AFN Shares or C&C Units permitted under Section 5.1(a) or stock-split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, AFN Shares or C&C Units), reorganization, recapitalization, reclassification, combination or exchange of shares or units, or other similar change with respect to AFN Shares or C&C Units having a record date occurring on or after the date hereof and prior to the Effective Time; provided, however, that the AFN Reverse Stock Split (as defined in Section 5.1(a)) shall not result in an adjustment pursuant to this Section 2.4.”

A3-2

1.6 Covenants – Conduct of Business. The following is hereby added to the end of Section 5.1(f) of the Merger Agreement:

“. Notwithstanding the foregoing, Cohen & Company Securities, LLC shall be permitted to make investments consistent with the presentation, dated July 2009, to the AFN Board of Directors titled “Cohen BD Repurchase Indebtedness Term Sheet”.”

1.7 Conditions to the Obligations of AFN and Merger Sub. The following is hereby added as Section 6.3(j) of the Merger Agreement:

“(j) Election of Cohen Bros. Financial, LLC. Cohen Bros. Financial, LLC, a Delaware limited liability company, shall have elected to retain the New C&C Units to be received as a result of the recapitalization of the C&C Class A Units and C&C Class B Units provided for in Section 2.1 hereof.”

ARTICLE II

MISCELLANEOUS

2.1 Definitions. The following terms shall be defined as set forth below:

“Combined C&C Membership Unit” means a C&C Class A membership unit and C&C Class B membership unit taken together as a single unit.

“Equity Plan Funding Agreement” means that certain Equity Plan Funding Agreement, dated as of August 20, 2009, by and between C&C and Daniel G. Cohen.

“New Restricted Unit” means the award pursuant to Section 3(e) of the Plan of a contractual right that entitles the holder thereof, upon vesting of the unit and subject to other restrictions set forth in the Plan and the applicable grant document, to receive the number of recapitalized C&C membership units set forth in the grant document.

“Restricted Unit” means the award pursuant to the Plan of a contractual right that entitles the holder thereof, upon vesting of the unit and subject to other restrictions set forth in the Plan and the applicable grant document, to receive one C&C Class A Unit and one C&C Class B Unit.

Unless otherwise defined herein, all capitalized terms shall have the meanings specified or referred to in the Merger Agreement.

2.2 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

2.3 Counterparts and Other Matters. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original. Except as provided in this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

[Signature page follows]

A3-3

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALESCO FINANCIAL INC.

By:	/S/ JAMES J. MCENTEE, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

COHEN BROTHERS, LLC

By:	/S/ CHRISTOPHER RICCIARDI
Name: Christopher Ricciardi
Title: Chief Executive Officer

ALESCO FINANCIAL HOLDINGS, LLC

By:	/S/ JAMES J. MCENTEE, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

Annex A—Cohen Brothers, LLC 2009 Equity Award Plan

Annex B—Exhibit C to the Merger Agreement (Merger Sub Limited Liability Company Agreement)

A3-4

ANNEX B

ALESCO FINANCIAL INC. CASH BONUS PLAN

Effective as of August 4, 2009

1.	PURPOSE

The Alesco Financial Inc. Cash Bonus Plan (the “Plan”), as set forth herein, sets forth the terms and conditions pursuant to which certain cash bonuses may be payable to certain key executives of the Company. The Plan is subject, in its entirety, to approval by the Company’s stockholders, consistent with the requirements of applicable Treasury Regulations promulgated pursuant to Code Section 162(m) relating to qualified performance-based compensation. The purpose of the Plan, as herein restated, is to provide performance-based cash bonus compensation for Participants based on the attainment of one or more performance goals or targets that are related to the financial success of the Company, and that are established from time to time by the Compensation Committee, as part of an integrated compensation program.

2.	DEFINITIONS

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

(a) “Board” or “Board of Directors” shall mean the board of directors of the Company.

(b) “Bonus Schedule” shall mean the schedule pursuant to which each Participant’s bonus payable for each Performance Period is determined, based on the extent to which the performance goal or goals set forth therein have been achieved during the Performance Period, which schedule can be varied on a Participant by Participant basis, all as established at the discretion of the Compensation Committee.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

(d) “Compensation Committee” shall mean the Compensation Committee of the Board of Directors, or such other committee established by the Board, in any case consisting exclusively of two or more Outside Directors, to act as the administration committee with respect to the Plan.

(e) “Company” shall mean Alesco Financial Inc.

(f) “Designated Beneficiary” shall mean the person, if any, specified in writing by the Participant to receive any payments due to the Participant in the event of the Participant’s death. In the event no person is specified by the Participant, the Participant’s estate shall be deemed to be the Designated Beneficiary.

(g) “Effective Date” shall mean August 4, 2009.

(h) “Outside Director” shall mean a member of the Board of Directors who is treated as an “outside director” for purposes of Code Section 162(m).

(i) “Participant” shall mean each executive designated as a participant by the Compensation Committee.

(j) “Performance-Based Bonus” shall mean the cash bonus payable to a Participant under Section 6(a).

(k) “Performance-Based Compensation Rules” shall mean those provisions of Code Section 162(m) and regulations promulgated thereunder that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility applicable to certain compensation paid to executives in excess of $1,000,000.

(l) “Performance Period” shall mean a calendar year or any other period (not more than a year) established by the Compensation Committee at its discretion, with respect to which a Bonus Schedule is established.

(m) “Target Bonus” shall mean, for each Participant, a specified dollar amount established by the Compensation Committee, and which is incorporated into the Bonus Schedule in effect for each Participant for each Performance Period.

3.	PARTICIPATION

Each executive who is designated as a Participant by the Compensation Committee shall participate in the Plan for each Performance Period for which an applicable Target Bonus has been established, consistent with the terms of the Plan and shall be a Participant for that Performance Period.

4.	TERM OF PLAN

Subject to approval of the Plan by the stockholders of the Company, the Plan shall be in effect as of the Effective Date, and shall continue until terminated by the Board of Directors. Notwithstanding the foregoing, the Plan shall only continue in effect to the extent bonus payments may properly be characterized as “performance-based compensation” under the Performance-Based Compensation Rules. The material features of the Plan shall be disclosed to the Company’s stockholders, and the continuation of the Plan shall be subject to the approval of the Company’s stockholders, in each case to the extent required under the Performance-Based Compensation Rules.

5.	BONUS ENTITLEMENT

(a) Achievement of Performance Goals. A Participant shall be entitled to receive a bonus with respect to a Performance Period in accordance with the provisions of Section 6 of the Plan only after certification in writing by the Compensation Committee that the performance goals, consistent with the provisions of Section 6, and as set forth in the Bonus Schedule applicable for such Performance Period, have been satisfied. Unless a different payment date is established by the Compensation Committee with respect to a Performance Period, the bonus payment with respect to a Performance Period shall be payable to the Participant on or about the May 1st that occurs following the end of such Performance Period. Except as may be otherwise provided by the Compensation Committee, at its discretion, no bonus payment shall be made to any Participant who is not employed by the Company as of the date of such payment.

(b) Stockholder Approval Requirement. Notwithstanding anything to the contrary contained herein, no bonus shall be payable under the Plan without the prior disclosure of the material terms of the Plan to the stockholders of the Company and the approval of the Plan by such stockholders, in each case to the extent and in the manner required under the Performance-Based Compensation Rules.

6.	DETERMINATION OF PERFORMANCE-BASED COMPENSATION BONUS

(a) Performance-Based Bonus. Each Participant, or the Designated Beneficiary of a deceased Participant, shall be entitled to a bonus with respect to a Performance Period that is equal to the amount determined by reference to the Bonus Schedule for such Participant and applicable for such Performance Period; provided, however, that any bonus payment may be reduced or eliminated at the discretion of the Compensation Committee, as provided in Section 6(d) below.

(b) Performance Goals. The bonus payable to a Participant for a Performance Period shall be derived from the Bonus Schedule for that Performance Period depending on the attainment of one or more performance goals or targets as are specified on the Bonus Schedule for such Participant, which performance goals or targets shall be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to any one or more of its subsidiaries, operating divisions or other operating units): stock price, revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, productivity, level of managed assets and near or long-term earnings potential, or any variation or combination of the preceding business criteria. The foregoing performance goals may be stated in absolute terms or may be expressed relative to performance in a specified prior period or to the performance of other specified enterprises. In addition, the Compensation Committee may utilize as an additional performance measure (to the extent consistent with the Performance-Based Compensation Rules) the attainment by a Participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility. The measurement of the Company’s or a Participant’s achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which the Bonus Schedule for the Performance Period is established. In all cases, the Compensation Committee shall establish the Bonus Schedule for each Performance Period no later than 90 days after the beginning of the Performance Period (or no later than the end of the first 25% of the Performance Period if the Performance Period is less than a full year), and shall establish such Bonus Schedule in a manner that is consistent with the Performance-Based Compensation Rules. In the event a Bonus Schedule is not established for a Performance Period for a Participant for whom a Bonus Schedule was in effect for the preceding Performance Period, the Bonus Schedule for such Participant for the preceding Performance Period shall be treated as the Bonus Schedule for such Participant for the current Performance Period. For purposes of the limitations on payments set forth in Section 6(c), below, a Performance-Based Bonus potentially payable with respect to a Performance Period shall be considered to be a Performance-Based Bonus payable with respect to the calendar year within which such Performance Period ends. The use of a Performance Period that is less than a full year shall not require any reduction to the limitations on maximum permitted bonus payments under the Plan or require that less than a Participant’s full annual base salary be taken into account in determining bonuses payable or limits on payments. To the extent specified by the Compensation Committee in a Bonus Schedule or by other action taken by the Compensation Committee at the time the Bonus Schedule for a Performance Period is established, the measurement of specified performance goals may be subject to adjustment to exclude items of gain, loss or expense that are determined to be extraordinary or unusual in nature, infrequent in occurrence, related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principles, all as determined in accordance with standards published by the Financial Accounting Standards Board (or any predecessor or successor body) from time to time. In addition, equitable adjustments will be made to any performance goal related to Company stock (e.g., earnings per share) to reflect changes in corporate capitalization, including, without limitation, stock splits and reorganizations.

(c) Maximum Permissible Performance-Based Bonus. Notwithstanding anything contained in the Plan to the contrary, for each Participant, the maximum Performance-Based Bonus payable with respect to any one calendar year shall in no event exceed $5,000,000. For these purposes, each Performance-Based Bonus payable with respect to a Performance Period shall be considered as paid with respect to the calendar year which ends simultaneously with such Performance Period, or within which such Performance Period ends.

(d) Committee Discretion. Notwithstanding the determination of a Participant’s bonus or bonuses under the provisions of this Section 6 (without regard to this Section 6(d)), the Compensation Committee may, at its sole discretion and at any time prior to the time a particular bonus is paid, reduce the amount of or totally eliminate any such bonus or bonuses to the extent the Compensation Committee determines that such reduction or elimination is appropriate under such facts and circumstances as the Compensation Committee deems relevant. In no event shall the Compensation Committee have the authority to increase the amount of any Participant’s bonus or bonuses as determined under the provisions of the Plan.

7.	PLAN ADMINISTRATION COMMITTEE

(a) Powers. The Compensation Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Compensation Committee shall have the power to:

(i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

(iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Compensation Committee, and all such determinations shall be final and conclusive.

(b) Indemnity. No member of the Compensation Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Compensation Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Compensation Committee shall be liable in any way for the acts or defaults of any other member of the Compensation Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his own membership on the Compensation Committee.

(c) Participant Information. The Company shall furnish to the Compensation Committee in writing all information the Company deems appropriate for the Compensation Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Compensation Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Compensation Committee may correct any errors discovered in any such information.

(d) Inspection of Documents. The Compensation Committee shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Compensation Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and beneficiary under the Plan.

8.	EFFECTIVE DATE, TERMINATION AND AMENDMENT

(a) Effective Date of the Plan. Subject to stockholder approval of the Plan, the Plan shall be effective as of the Effective Date.

(b) Amendment and Termination of the Plan. The Plan may be terminated or revoked by the Board at any time and amended by the Board from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that has been determined by the Compensation Committee to be due and payable, but has not yet been paid; and provided further that no modification to the Plan that would increase the amount of any bonus payable hereunder beyond the amount determined pursuant to Section 6 of the Plan shall be effective without (i) approval by the Compensation Committee, (ii) disclosure to the stockholders of the Company of such modification, and (iii) approval of such modification by the stockholders of the Company in a separate vote that takes place prior to the payment of any bonuses under such modified Plan provisions. The Plan may also be modified or amended by the Compensation Committee, as it deems appropriate, in order to comply with the Performance-Based Compensation Rules.

9.	MISCELLANEOUS PROVISIONS

(a) Unsecured Creditor Status. A Participant entitled to a bonus payment hereunder shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, now or at any time in the future.

(b) Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan, including any other bonus plan or arrangement as may currently be in place or as may be established hereafter.

(c) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(d) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Compensation Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

(e) Incapacity. If the Compensation Committee determines that a Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Compensation Committee to have incurred expense for such Participant or Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

(f) Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

(g) Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

(h) Interpretation. The Plan is intended to pay compensation only on the attainment of the performance goals set forth in the Bonus Schedule for the applicable Performance Period, in a manner that will exempt such compensation from the limitations on the deduction of certain compensation payments under Code Section 162(m). To the extent that any provision of the Plan would cause a conflict with the conditions required for such an exemption or would cause the administration of the Plan to fail to satisfy the applicable requirements for the performance-based compensation exemption under Code Section 162(m), such provision shall be deemed null and void to the extent permitted by applicable law.

ANNEX C-1

ALESCO FINANCIAL INC.

ARTICLES SUPPLEMENTARY

SERIES A VOTING CONVERTIBLE

PREFERRED STOCK

(PAR VALUE $.001 PER SHARE)

ALESCO FINANCIAL INC. (the “Corporation”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the charter of the corporation (the “Articles”), the Board of Directors has duly reclassified one (1) authorized but unissued share of the Preferred Stock, par value $.001 per share, of the Corporation as a series of Preferred Stock designated as “Series A Voting Convertible Preferred Stock.”

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, as established by the Board of Directors of the Corporation for such Series A Voting Convertible Preferred Stock, which, upon any restatement of the Articles, shall become part of Article IV of the Articles, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof, are as follows:

As used in this Article SECOND, the following terms have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated by Law or executive order to close.

“Common Stock” has the meaning assigned to it in Section 4.1 of the Articles.

“Holders” means the Person(s) that hold shares of the Series A Preferred Stock.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or other entity.

“Preferred Stock” means all preferred stock of the Corporation, par value $0.001 per share, regardless of series.

“Series A Director” has the meaning assigned to it in Section 3(a)(i).

“Series A Preferred Stock” has the meaning assigned to it in Section 1.

“Series B Preferred Stock” means the Series B Voting Non-Convertible Preferred Stock, par value $.001 per share, of the Corporation.

“Stock” means any and all shares, interests, participations or other equivalents (however designated) of stock of the Corporation.

Section 1. Designation and Number of Shares. One (1) share of the Preferred Stock of the Corporation is classified as a series of Preferred Stock designated as “Series A Voting Convertible Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”). The Corporation may not issue fractional shares of Series A Preferred Stock.

Section 2. Dividends and Distributions. Holders of the Series A Preferred Stock shall not be entitled to receive any dividends or other distributions (whether in cash, stock or property of the Corporation).

Section 3. Voting Rights.

(a) Standard Voting Rights. The Series A Preferred Stock shall have no voting rights except as follows:

(i) Voting for the Election of Series A Directors. The Series A Preferred Stock, voting separately as a class at each annual meeting, shall be entitled to nominate and elect a number of directors equal to one-third of the total number of directorships (each director entitled to be elected by the Series A Preferred Stock, a “Series A Director”). If one-third of the total number of directorships is a fraction, the Series A Preferred Stock shall be entitled to elect the whole number of directors that results from rounding up, unless the result obtained by rounding up would be a majority of the total number of directors, in which case the fractional result will be rounded down to the nearest whole number. To the fullest extent permitted by Law, the Series A Preferred Stock, voting separately as a class at any time, shall also have the right to remove at any time any Series A Director by the affirmative vote of the Holders entitled to cast a majority of the votes entitled to be cast in the election of Series A Directors, generally, and to replace any such removed Series A Director with a new Series A Director.

(ii) Approval Rights. The affirmative vote of Holders entitled to cast a majority of the votes entitled to be cast by holders of outstanding shares of Series A Preferred Stock, voting separately as a class, shall be necessary to: (A) approve any amendment, alteration or repeal of any of the provisions of the Articles, whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock; provided, however, that neither the increase in the number of authorized or outstanding shares of Common Stock nor the classification or issuance or any shares of any class or series of Stock other than Series A Preferred Stock or Series B Preferred Stock shall be deemed to adversely affect or terminate the rights, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock, and the Holders shall have no right to vote thereon; and provided further, that the amendment, alteration or repeal of any provision of the Articles in connection with any merger, consolidation or other event shall not be deemed to adversely affect or terminate the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock, and the Holders shall have no right to vote thereon, if, following such merger, consolidation or other event, the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the Holders receive equity securities of the successor or survivor of such merger, consolidation or other event with preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially identical to those of the Series A Preferred Stock, taking into account that, upon the occurrence of such merger, consolidation or other event, the Corporation may not be the surviving entity and the surviving entity may not be a corporation; (B) following the initial issuance of the share of Series A Preferred Stock, classify, reclassify or issue any additional shares of Series A Preferred Stock; or (C) classify, reclassify or issue any shares of Series B Preferred Stock (other than upon conversion of the Series A Preferred Stock).

(b) Special Voting Rights of the Series A Directors. Notwithstanding any other provision herein or in the Articles or the Bylaws of the Corporation to the contrary, any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification or removal of any of the Series A Directors, and any vacancies among the directorships to be filled by Series A Directors resulting from an increase in the size of the Board of Directors, may be filled only by the holders of Series A Preferred Stock pursuant to Section 3(i) above or by the affirmative vote of a majority of the Series A Directors then in office. The affirmative vote of a majority of the Series A Directors is required to increase the size of the Board of Directors. Any director elected pursuant to this Section 3(b) to fill a vacancy among the Series A Directors shall be considered a Series A Director for all purposes.

C1-2

Section 4. Certain Restrictions on Transfer. No Person holding shares of Series A Preferred Stock beneficially or of record may transfer, and the Corporation shall not register the transfer of, such shares of Series A Preferred Stock, whether by sale, assignment, gift, bequest, appointment, operation of Law or otherwise, except for a transfer under the Laws of descent upon the death of a holder of Series A Preferred Stock. Any attempted transfer of all or any Series A Preferred Stock that does not comply with this Section 4 shall be null and void and of no legal effect. Nothing in this Section 4 however, shall affect any conversion pursuant to Section 7(a).

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, including upon conversion into shares of Series B Preferred Stock, shall become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock.

Section 6. Liquidation, Dissolution or Winding-Up. Holders of the Series A Preferred Stock shall not be entitled to receive any distributions upon liquidation, dissolution or winding-up of the Corporation.

Section 7. Conversion Rights. The share of Series A Preferred Stock shall be convertible into shares of Series B Preferred Stock on the following terms and conditions:

(a) Conversion. Upon the terms and in the manner set forth in this Section 7 and subject to adjustment as provided herein, the Holder shall have the right, at any time after June 30, 2010, to convert the share of Series A Preferred Stock into 4,983,557 shares of Series B Preferred Stock, without any further act of the Corporation. In order to exercise the conversion right, the Holder of the share of Series A Preferred Stock to be converted shall provide written notice to the Corporation that the Holder elects to convert such Series A Preferred Stock accompanied by the certificate, if any, representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the Holder or such Holder’s duly authorized attorney. As promptly as practicable after the receipt by the Corporation of the written notice of the Holder’s election to convert the Series A Preferred Stock and the surrender of certificates, if any, for Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Series B Preferred Stock issuable upon the conversion of such Series A Preferred Stock in accordance with provisions of this Section 7. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Corporation and the certificates for the Series A Preferred Stock, if any, shall have been surrendered, and the Person or Persons in whose name or names any certificate or certificates for the Series B Preferred Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, provided that such closure of the share transfer books shall not delay the date on which such Person shall become a holder of such shares by more than two Business Days.

(b) Fractional Shares. If any fractional interest in a share of Series B Preferred Stock would be deliverable upon any conversion of the share of Series A Preferred Stock, such fractional share shall be rounded up to the next whole number.

(c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock such number of shares of Series B Preferred Stock as shall from time to time be sufficient to effect the conversion of the outstanding share of Series A Preferred Stock pursuant to the terms hereof.

C1-3

Section 8. Redemption. The shares of Series A Preferred Stock shall be redeemed by the Corporation out of funds legally available on December 31, 2012 in exchange for a payment equal to the aggregate par value of such shares, which payment shall be made in full upon redemption in cash (in U.S. Dollars). Other than as set forth in this Section 8, shares of Series A Preferred Stock are not subject to redemption at the option of the Corporation or subject to any sinking fund or other mandatory right of redemption accruing to the Holders thereof.

Section 9. No Appraisal Rights. Holders of shares of Series A Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply with respect to the Series A Preferred Stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Alesco Financial Inc. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary this      day of                     , 2009.

ATTEST:	ALESCO FINANCIAL INC.

(SEAL)	By:

C1-4

ANNEX C-2

ALESCO FINANCIAL INC.

ARTICLES SUPPLEMENTARY

SERIES B VOTING NON-CONVERTIBLE

PREFERRED STOCK

(PAR VALUE $.001 PER SHARE)

ALESCO FINANCIAL INC. (the “Corporation”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the charter of the Corporation (the “Articles”), the Board of Directors has duly reclassified 4,983,557 authorized but unissued shares of Preferred Stock, par value $.001 per share, of the Corporation as a series of Preferred Stock designated “Series B Voting Non-Convertible Preferred Stock.”

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, as established by the Board of Directors of the Corporation for such Series B Voting Non-Convertible Preferred Stock, which, upon any restatement of the Articles, shall become part of Article IV of the Articles, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof, are as follows:

As used in this Article SECOND, the following terms have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

“Common Stock” has the meaning assigned to it in Section 4.1 of the Articles.

“Holders” means the Person(s) that hold outstanding shares of the Series B Preferred Stock.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or other entity.

“Preferred Stock” means all preferred stock of the Corporation, par value $0.001 per share, regardless of series.

“Series A Preferred Stock” means the Series A Voting Convertible Preferred Stock, par value $.001 per share, of the Corporation.

“Series B Preferred Stock” has the meaning assigned to it in Section 1.

“Stock” means any and all shares, interests, participations or other equivalents (however designated) of stock of the Corporation.

Section 1. Designation and Number of Shares. Four million nine hundred eighty-three thousand five hundred fifty-seven (4,983,557) shares of the Preferred Stock of the Corporation are classified as a series of Preferred Stock designated as “Series B Voting Non-Convertible Preferred Stock” (hereinafter referred to as the “Series B Preferred Stock”). The Corporation may not issue fractional shares of Series B Preferred Stock. If any fractional interest in a share of Series B Preferred Stock would be deliverable upon any conversion of the share of Series A Preferred Stock, such fractional share shall be rounded up to the next whole number.

Section 2. Dividends and Distributions. Holders of the Series B Preferred Stock shall not be entitled to receive any dividends or other distributions (whether in cash, stock or property of the Corporation).

Section 3. Voting Rights.

(a) Except as may be provided herein, the holders of Series B Preferred Stock and Common Stock shall vote together as a single class on all matters with respect to which a vote of the stockholders of the Corporation is required or permitted under applicable Law. Subject to adjustment as set forth in Section 7, each outstanding share of Series B Preferred Stock shall entitle the holder thereof to one vote on each matter properly submitted to the Holders for their vote.

(b) In addition to the voting rights provided to the Series B Preferred Stock by Section 3(a) above, the affirmative vote of Holders entitled to cast a majority of the votes entitled to be cast by holders of outstanding shares of Series B Preferred Stock (if any Series B Preferred Stock is then outstanding), voting separately as a class, shall be necessary to: (i) approve any amendment, alteration or repeal of any of the provisions of the Articles, whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock; provided, however, that neither the increase in the number of authorized or outstanding shares of Common Stock nor the classification or issuance or any shares of any class or series of Stock other than Series A Preferred Stock or Series B Preferred Stock shall be deemed to adversely affect or terminate the rights, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock, and the Holders shall have no right to vote thereon; and provided further, that the amendment, alteration or repeal of any provision of the Articles in connection with any merger, consolidation or other event shall not be deemed to adversely affect or terminate the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock, and the Holders shall have no right to vote thereon, if, following such merger, consolidation or other event, the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the Holders receive equity securities of the successor or survivor of such merger, consolidation or other event with preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially identical to those of the Series B Preferred Stock, taking into account that, upon the occurrence of such merger, consolidation or other event, the Corporation may not be the surviving entity and the surviving entity may not be a corporation; or (ii) classify, reclassify or issue any shares of Series B Preferred Stock (other than upon conversion of the Series A Preferred Stock) or Series A Preferred Stock.

Section 4. Certain Restrictions on Transfer. No Person holding shares of Series B Preferred Stock beneficially or of record may transfer, and the Corporation shall not register the transfer of, such shares of Series B Preferred Stock, whether by sale, assignment, gift, bequest, appointment, operation of Law or otherwise, except for a transfer under the Laws of descent upon the death of a holder of Series B Preferred Stock. Any attempted transfer of all or any Series B Preferred Stock that does not comply with this Section 4 shall be null and void and of no legal effect.

Section 5. Reacquired Shares. Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever, shall become authorized but unissued shares of Preferred Stock, without designation as to series.

Section 6. Liquidation, Dissolution or Winding-Up. Holders of the Series B Preferred Stock shall not be entitled to receive any distributions upon liquidation, dissolution or winding-up of the Corporation.

C2-2

Section 7. Adjustments. The voting power of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(a) Splits, Subdivisions, Combinations, Dividends or Distributions. If the Corporation at any time effects a split, combination or subdivision of the outstanding shares of Common Stock or declares a dividend or other distribution on the Common Stock payable in additional shares of Common Stock, then, as of the date of such split, dividend or distribution (or, if a record date is established for such a dividend or distribution, as of such record date), the number of votes entitled to be cast by a holder of one share of Series B Preferred Stock (including those issuable on conversion of each share of Series A Preferred Stock) shall be proportionately increased or decreased in the same manner and on the same basis so that the aggregate voting power represented by all of the authorized shares of Series B Preferred Stock (calculated as though all of the authorized shares of Series B Preferred Stock were authorized, outstanding and entitled to vote at such time) immediately following such split, combination, subdivision, dividend or distribution shall bear the same relationship to the number of shares of Common Stock outstanding immediately following such split, combination, subdivision, dividend or distribution as the aggregate voting power represented by all of the authorized shares of Series B Preferred Stock (calculated as though all of the authorized shares of Series B Preferred Stock were authorized, outstanding and entitled to vote at such time) immediately prior to such split, combination, subdivision, dividend or distribution bears to the number of shares of Common Stock outstanding immediately prior to such split, combination, subdivision, dividend or distribution.

(b) Mergers and Other Transactions. To the fullest extent permitted by Law, the Corporation shall not enter into or undertake any consolidation, merger, combination or other transaction (other than a reclassification described in Section 7(c) below) in which shares of Common Stock are exchanged for or converted into stock or securities having voting rights in the surviving or resulting entity unless each share of Series B Preferred Stock shall be entitled to be exchanged for or converted into a number of shares of a separate class of stock or securities in the surviving or resulting entity (the “Resulting Shares”), which shall entitle the holder of one such Resulting Share to cast a number of votes equal to (i) the number of votes entitled to be cast by the holder of one share of stock or other security into which or for which each share of Common Stock is exchanged or converted multiplied by (ii) the number of votes entitled to be cast by the holder of one share of Series B Preferred Stock immediately prior to such exchange; provided, however, in any such case the Resulting Shares shall have no rights to dividends or other distributions.

(c) Reclassification. If, at any time or from time to time, there shall be a reclassification of the outstanding shares of Common Stock into shares of any other class or series of Stock (other than a split, subdivision or combination provided for elsewhere in this Section 7), then the number of votes entitled to be cast by a holder of one share of Series B Preferred Stock (including those issuable on conversion of each share of Series A Preferred Stock) of the Corporation shall be increased or decreased in proportion to the increase or decrease in the aggregate number of shares of Stock to which a holder of one share of Common Stock is entitled in connection with such reclassification; provided, however, that if the shares of stock issued to the holders of Common Stock in connection with such reclassification have more or less than one vote per share, then the number of votes entitled to be cast by a holder of one share of Series B Preferred Stock (including those issuable on conversion of the share of Series A Preferred Stock) shall be increased or decreased in proportion to the increase or decrease in the aggregate number of votes of stock that a holder of one share of Common Stock is entitled to cast as a result of such reclassification. Following any reclassification in accordance with this Section 7(c), all references to Common Stock herein shall, if and as applicable, refer thereafter to shares of Stock deliverable to the holders of Common Stock upon such reclassification.

(d) Notices to Series B Preferred Stock. In the event of any proposed action by the Corporation that would require an adjustment pursuant to this Section 7, the Corporation shall mail to the holders of outstanding shares of Series A Preferred Stock, if any, and Holders of Series B Preferred Stock, at least twenty (20) days prior to the date of such action, a notice specifying such date and the amount and/or character of such action.

C2-3

(e) Certain Restrictions; Reservation of Stock Issuable Upon Conversion. The Corporation shall be prohibited from taking any of the actions set forth in Sections 7(a) through (c) if at the effective time of such action the Corporation does not have the number of authorized and unissued shares of Series B Preferred Stock sufficient to effect the conversion of the outstanding shares of Series A Preferred Stock pursuant to the Articles. In addition, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock such number of shares of Series B Preferred Stock as shall from time to time be sufficient to effect the conversion of the outstanding share of Series A Preferred Stock pursuant to the Articles.

Section 8. Redemption. The shares of Series B Preferred Stock shall be redeemed by the Corporation out of funds legally available on December 31, 2012 in exchange for a payment equal to the aggregate par value of such shares, which payment shall be made in full upon redemption in cash (in U.S. Dollars). Other than as set forth in this Section 8, shares of Series B Preferred Stock are not subject to redemption at the option of the Corporation or subject to any sinking fund or other mandatory right of redemption accruing to the Holders thereof.

Section 9. No Appraisal Rights. Holders of shares of Series B Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply with respect to the Series B Preferred Stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Alesco Financial Inc. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested to by its Secretary this      day of                     , 2009.

ATTEST:	ALESCO FINANCIAL INC.

(SEAL)	By:

C2-4

ANNEX D

February 20, 2009

Special Committee of the Board of Directors

Alesco Financial Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Members of the Special Committee:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Alesco Financial Inc. (“AFN” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Cohen Brothers, LLC d/b/a Cohen & Company (“C&C”) and Fortune Merger Sub, LLC (“Merger Sub”) pursuant to which: (a) AFN shall contribute to Merger Sub all of the assets and liabilities of AFN not already owned, directly or indirectly, by Merger Sub, on terms and conditions more fully set forth in the Merger Agreement (the “Contribution”); and (b) Merger Sub shall be merged with and into C&C, with C&C being the surviving entity (the “C&C Surviving Company”), on terms and conditions more fully set forth in the Merger Agreement (the “Merger” and together with the Contribution, the “Combination”).

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of shares of AFN’s common stock, par value $0.001 per share, prior to the date of the Merger (“AFN Common Shares”) of the financial terms of the Combination pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed a draft copy of the Merger Agreement dated February 19, 2009;

(ii)	reviewed the audited consolidated financial statements of the Company as of December 31, 2007, 2006 and 2005 and the related audited consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007; together with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008;

(iii)	reviewed the audited consolidated financial statements of C&C as of December 31, 2007, 2006 and 2005 and C&C’s related audited consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years; together with C&C’s quarterly financial statements for the fiscal quarter ended September 30, 2008;

(iv)	reviewed and analyzed certain other publicly available information concerning AFN and C&C;

(v)	reviewed certain non-publicly available information regarding the Company’s and C&C’s respective business plans and other internal financial statements and analyses relating to the respective businesses of the Company and C&C;

Special Committee of the Board of Directors – Alesco Financial Inc.

February 20, 2009

(vi)	participated in certain discussions and negotiations between representatives of AFN, C&C and the other parties to the Combination regarding the terms of the Combination and the Merger Agreement and other matters;

(vii)	reviewed the reported prices and trading activity of the equity securities of AFN;

(viii)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(ix)	discussed the past and current operations, financial condition and future prospects of the Company and C&C with senior executives of the Company and C&C, respectively;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xii)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of AFN and C&C, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information. With respect to estimates of economic net asset value and the financial forecasts supplied to us by AFN and C&C (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of AFN and C&C, as applicable, as to the future operating and financial performance of AFN and C&C, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed, without independent verification and with your consent, that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of AFN or C&C since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of AFN’s or C&C’s respective assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. We relied on advice of AFN’s counsel as to certain legal and tax matters with respect to AFN, the Merger Agreement and the Combination and other transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals and that all conditions to the Combination will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Combination will be consummated substantially on the terms and conditions described in the Merger Agreement, without any

Special Committee of the Board of Directors – Alesco Financial Inc.

February 20, 2009

waiver of material terms or conditions by AFN, C&C or any other party to any transaction contemplated therein, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Combination will not have an adverse effect on the Company or C&C.

Our Opinion is limited to whether the financial terms of the Combination are fair to the holders of AFN Common Shares, from a financial point of view. Our Opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by AFN’s Board of Directors (the “Board”), the Special Committee of the Board (the “Special Committee”) or AFN; (ii) the legal, tax or accounting consequences of the Combination (or any aspect thereof) on AFN or its shareholders including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Combination (or any aspect thereof) on, or the fairness of the consideration to be received by, holders of any class of securities of AFN other than the AFN Common Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) any advice or opinions provided by any other advisor to AFN, C&C or any other party to the Combination; (vi) the Reclassification, the Reverse Stock Split or any other transaction contemplated by the Merger Agreement other than the Combination; (vii) any potential transaction by any party to the Merger Agreement which is not contemplated by the Merger Agreement; (viii) whether AFN, C&C, or the C&C Surviving Company are or will be eligible or approved to participate in the Troubled Asset Relief Program, as authorized by the Emergency Economic Stabilization Act of 2008; (ix) the effect of any pending or threatened litigation involving any party to the Merger Agreement on the Combination (or any aspect thereof) or any other transaction contemplated by the Merger Agreement; or (x) whether any financing contingency set forth in the Merger Agreement will be satisfied. Furthermore, our Opinion does not express any opinion as to the prices, trading range or volume at which the securities of AFN will trade following public announcement or consummation of the Combination or any aspect thereof.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of AFN.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. In addition, the Opinion is being prepared during a time of unprecedented disruption in the global capital and financial markets, thereby making the Opinion subject to greater uncertainty than would otherwise exist. In particular, we did not perform or rely upon certain analyses that we would customarily prepare for the Company in connection with a fairness opinion because such analyses were deemed not to be meaningful for various reasons. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion.

Our Opinion is solely for the information of, and directed to, the Special Committee for its information and assistance in connection with its consideration of the financial terms of the Combination and is not to be relied upon by any shareholder of AFN or C&C, or any other person or entity. Our Opinion does not constitute a recommendation to the Special Committee, the Board or any shareholder of AFN or C&C as to how the Special Committee, the Board or such shareholder should vote on the Combination or any aspect thereof, or whether or

Special Committee of the Board of Directors – Alesco Financial Inc.

February 20, 2009

not any AFN or C&C shareholder should enter into a voting, shareholders’ or affiliate agreement with respect to the Combination or any aspect thereof, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Combination or any aspect thereof with any other alternative transaction or business strategy which may have been available to the Special Committee, the Board or the Company and does not address the underlying business decision of the Special Committee, the Board or AFN to proceed with or effect the Combination or any aspect thereof. We were not requested to, and we did not, explore alternatives to the Combination or any aspect thereof or solicit the interest of any other parties in pursuing transactions with the Company.

We have acted as financial advisor to the Special Committee in connection with the Combination and related matters and received an initial retainer fee upon execution of our engagement letter agreement with the Special Committee and AFN as well as a monthly retainer fee thereafter. In addition, we will receive an advisory fee for our services which is contingent upon the completion of the Combination and a fee upon delivery of our Opinion that is not contingent upon consummation of the Combination. We will not receive any other significant payment or compensation contingent upon successful consummation of the Combination or any aspect thereof. In addition, AFN has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Stifel Nicolaus has performed investment banking services for AFN and other affiliates of C&C from time to time for which Stifel Nicolaus received customary compensation. Stifel Nicolaus may seek to provide investment banking services to C&C, the C&C Surviving Company or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients trade in the securities of AFN and, accordingly, may at any time hold a long or short position in such securities.

Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published, quoted or otherwise used or referred to, in whole or in part, nor shall any public reference to Stifel Nicolaus or this Opinion be made, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Combination or any aspect thereof or otherwise, nor shall our Opinion be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the financial terms of the Combination pursuant to the Merger Agreement are fair to the holders of AFN Common Shares, from a financial point of view.

Very truly yours,

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED
STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX E

ALESCO FINANCIAL HOLDINGS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of ALESCO FINANCIAL HOLDINGS, LLC, dated as of [—], 2009, is entered into by and among each of the Members set forth on the signature pages hereto. This Agreement, as it may be amended from time to time, shall be binding on any Person who at the time is a Member regardless of whether the Person has executed this Agreement or any amendment hereto.

Background

Prior to the date hereof, the Company was wholly owned, directly or indirectly, by Alesco Financial Inc., a Maryland corporation (“Parent”).

The Company is a party to an Agreement and Plan of Merger, dated February 20, 2009 and amended June 1, 2009 and August 20, 2009 (the “Merger Agreement”), pursuant to which, upon the consummation of the transactions set forth in the Merger Agreement, the Company will merge (the “Merger”) with and into Cohen Brothers LLC, a Delaware limited liability company doing business as Cohen & Company (“C&C”).

Pursuant to the Merger Agreement, C&C shall be the surviving entity of the Merger and this Agreement shall be the limited liability company agreement of the surviving entity.

Pursuant to the Merger Agreement, certain Persons who are Members of C&C will, at the Effective Time (as defined in the Merger Agreement), have the right to receive either common stock of Parent or retain recapitalized membership interests in C&C.

Pursuant to the Merger Agreement, prior to or contemporaneously with the Merger, Parent will contribute to the Company or a subsidiary of the Company substantially all of the assets of Parent not already owned, directly or indirectly, by the Company (the “Contribution”).

To facilitate the Merger, the Contribution and the other transactions contemplated by the Merger Agreement, the Members of the Company on the date hereof desire to amend and restate the Company’s Limited Liability Agreement on the terms set forth below.

NOW, THEREFORE, intending to be bound hereby, the Members agree as follows:

ARTICLE I DEFINITIONS

Section 1.1   General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, consistently applied; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”, (vii) the words “not including” mean “excluding only”, and (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement.

Section 1.2   Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

“Act”: The Delaware Limited Liability Company Act in its present form or as amended from time to time.

“Adjusted Basis”: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

“Adjusted Capital Account Deficit”: With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after increasing such Capital Account by any amounts which such Member is obligated to contribute to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed obligated to contribute to the Company pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and reducing such Capital Account by the amount of the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate”: When used with reference to any Person, any Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person (the term “control” for this purpose, shall mean the ability, whether by the ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the manager of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of 50% or more of the equity interests).

“Agreement”: This Limited Liability Company Agreement in its present form or as amended, supplemented or restated from time to time in accordance with the terms hereof.

“Assignee”: A Person to whom a Membership Interest has been Transferred and who has not been admitted as a Member.

“Available Cash from Operations”: For each applicable period, an amount equal (a) to all cash revenues received by the Company during the applicable period from any source (including proceeds of business interruption or other insurance, but excluding funds received as Capital Contributions and the proceeds of a Capital Transaction), (b) less the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Board of Managers to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company subsequent to such period), or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; and (c) plus any such reserves previously established and not applied and no longer necessary for the purposes of such reserve.

“Available Cash from Capital Transactions”: All cash receipts of the Company arising from a Capital Transaction (including principal and interest received on a debt obligation received as consideration, in whole or in part, on a sale of assets and the net proceeds of refinancing of any indebtedness of the Company), less all expenses incurred and reserves determined by the Board of Managers to be necessary in connection with the Capital Transaction.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which national banks in Delaware are not open for business or are authorized by law to close.

“Capital Account”: The capital account of a Member maintained in accordance with Section 4.6.

“Cash Amount”: Means, with respect to a Tendering Member, an amount of cash equal to the product of (A) the Value of a Common Share and (B) such Tendering Member’s Common Shares Amount determined as of the date of receipt by Parent of such Tendering Member’s Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

“Capital Contribution”: With respect to any Member, the amount of money and the Carrying Value of any asset that such Member has contributed or is deemed to have contributed to the Company.

“Capital Transaction”: A transaction in which the Company or any Subsidiary borrows money, sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation, receives the proceeds of property damage insurance, or any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

“Carrying Value”: Carrying Values means with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i) the initial Carrying Value of an asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the Board of Managers at the time the asset is contributed;

(ii) the Carrying Values of the Company’s assets shall be adjusted in accordance with Regulations Section 1.704-1(b)(iv)(f) as of the following times: (a) upon the acquisition of any other additional interest in the Company by any new or existing Assignee or Member in exchange for more than a de minimis Capital Contribution or upon the acquisition of more than a de minimis profit interest in the Company; (b) the distribution by the Company to a Member or an Assignee of more than a de minimis amount of property as consideration for all or part of a Membership Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Carrying Value of an asset of the Company distributed to a Member shall be adjusted to equal the gross fair market value of the asset on the date of distribution as determined by the Board of Managers; and

(iv) the Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the Board of Managers determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss. For purposes of the definition of Carrying Value, the assets and property of the Subsidiary shall be treated as if they were the assets and property of the Company.

“Certificate”: The Certificate of Formation of the Company filed with the Secretary of State, as amended and restated from time to time in accordance with the Act and this Agreement.

“Common Shares”: Shares of Common Stock, par value $.001 per share, of Parent.

“Common Shares Amount”: Means a number of Common Shares equal to the product of (a) the number of Tendered Units and (b) the Exchange Ratio in effect on the Specified Redemption Date with respect to such Tendered Units; provided, however, that, in the event that Parent issues to all holders of Common Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling Parent’s stockholders to subscribe for or purchase Common Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Common Shares Amount shall also include such Rights that a holder of that number of Common Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Common Shares determined by Parent in good faith.

“Company”: Alesco Financial Holdings, LLC, a Delaware limited liability company, and any successor limited liability company which continues the business thereof and is a reformation or reconstitution thereof, in each case in accordance with the terms of this Agreement.

“Company Change of Control”: The earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the consummation of a merger or consolidation of the Company with or into a corporation, limited liability company or other business entity, or (iv) the date any entity, person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Daniel G. Cohen and his affiliates, shall have become the beneficial owner (as defined in the Exchange Act) of, or shall have obtained voting control over, more than 15% of the outstanding Units. For purposes of this definition, “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the referenced person.

“Company Security”: Any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company).

“Contingent Convertible Notes”: The 7.625% Contingent Convertible Senior Notes Due 2027 issued by Parent on May 15, 2007 and June 13, 2007 (pursuant to that certain Indenture, dated as of May 15, 2007, by and between Parent and U.S. Bank National Association).

“Conversion”: As defined in Section 12.3(a).
“Debt Service Distribution(s)”: Other than Voluntary Debt Service Distributions, the following amounts:

(a) An amount equal to the payments required to be made by Parent in accordance with the Contingent Convertible Notes. Parent shall provide the Company with the calculation of any payments due in accordance with the Contingent Convertible Notes at least two (2) Business Days prior to the date on which any payment on the Contingent Convertible Notes is due and payable; and

(b) An amount equal to the payments required to be made by Parent in accordance with the Junior Subordinated Notes. Parent shall provide the Company with a calculation of any payments due in accordance with the Junior Subordinated Notes at least two (2) Business Days prior to the date on which any payment on the Junior Subordinated Notes is due and payable.

“Depreciation”: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis at the beginning of the Fiscal Year, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year bears to such beginning Adjusted Basis; but if the Adjusted Basis of an asset at the beginning of a Fiscal Year is zero, Depreciation shall be determined with reference to the beginning Carrying Value using any reasonable method selected by the Board of Managers.

“Designated Non-Parent Member”: Means a Member other than Parent having a Percentage Interest of at least 10%.

“Exchange Ratio”: Shall initially be 1.0. Upon the occurrence of (i) the issuance of additional Common Shares as a dividend or other distribution on outstanding Common Shares, (ii) a subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) a combination of outstanding Common Shares into a smaller number of Common Shares (any of the foregoing, an “Extraordinary Stock Event”), the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately following such Extraordinary Stock Event, and the denominator of which shall be the number of Common Shares outstanding immediately prior to such Extraordinary Stock Event. The Exchange Ratio, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Stock Event.

“Family Group”: The “Family Group” of any Person shall mean such Person, such Person’s sole member, and such Person’s or such sole member’s spouse, parent, sibling and descendants (whether natural or adopted) and any estate, trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such sole member or such Person’s or sole member’s spouse, parent, sibling and/or descendant that is and remains solely for the benefit of such Person, such sole member and/or such Person’s or such sole member’s spouse, parent, sibling and/or descendants and any self-directed retirement plan for such individual.

“First Level Distribution”: First Level Distribution means, as to any Fiscal Year, an amount equal to: (x) the total of (i) the amount determined by the Board of Managers (in consultation with Parent) as the aggregate federal, state and local income, excise or franchise tax liability of Parent with respect to the Fiscal Year (“Parent Taxes”), but not less than the amount of Parent Taxes as shown on the tax returns filed with respect to the Fiscal Year, plus (ii) the amount of any interest, penalty or additions to tax required to be paid in the Fiscal Year with respect to any other Fiscal Year, minus (iii) the amount of any refunds or credits received or accrued by Parent in the Fiscal Year with respect to any other Fiscal Year, divided by (y) the Percentage Interest of Parent with respect to the Fiscal Year.

“Fiscal Year”: The 12-month period beginning on January 1 of each year and ending on December 31 of such year.

“Forced Conversion”: As defined in Section 12.4(a).

“Junior Subordinated Notes”: The notes issued by Parent to (x) Alesco Capital Trust I pursuant to that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent and Wells Fargo Bank, N.A., and (y) Sunset Financial Statutory Trust I pursuant to that certain Junior Subordinated Indenture, dated as of March 15, 2005, between Sunset Financial Resources, Inc. and Bank of New York Mellon (as successor to JPMorgan Chase Bank, National Association).

“Liens”: Any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Loss”: As defined in Section 5.2.

“Market Price”: Has the meaning set forth in the definition of “Value.”

“Majority Vote”: The written consent of, or an affirmative vote by, more than 50% of the voting power of the Units.

“Managers”: Any Person serving at the time as a manager of the Company as provided in this Agreement. The Managers collectively constitute the Board of Managers.

“Members”: Any Person who at the time is a record holder or record owner of a Company Security.

“Member Nonrecourse Deductions”: Has the same meaning as partner nonrecourse deductions in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest”: A Member’s entire interest in the Company, as represented by such Member’s Units.

“Minimum Gain on Nonrecourse Liability”: The aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Nonrecourse Liabilities of the Company (as defined in Regulations Section 1.704-2(b)(3)) in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Nonrecourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).

“Minimum Gain on Member Nonrecourse Debt”: The aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Member Nonrecourse Debt of the Company (i.e., a nonrecourse debt for which one or more of the Members bears the economic risk of loss, and defined in Regulations Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Member Nonrecourse Debt shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).

“Non-Parent Members”: The Members other than Parent.

“Nonrecourse Deductions”: As defined in Regulations Section 1.704-2(b)(1).

“Notice of Redemption”: Means the Notice of Redemption substantially in the form of Exhibit “A” attached to this Agreement.

“Notice of Conversion”: Means the Notice of Conversion substantially in the form of Exhibit “B” attached to this Agreement.

“Notice of Forced Conversion”: Means the Notice of Forced Conversion substantially in the form of Exhibit “C” attached to this Agreement.

“Other Securities”: As defined in Section 6.10.

“Organization Expenses”: The expenses incurred in the organization of the Company, including the costs of preparing this Agreement and preparing and filing the Certificate.

“Parent Change of Control”: The earliest to occur of the following: (i) the consummation of a plan or other arrangement pursuant to which Parent will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of Parent to a Person other than one or more wholly owned subsidiaries of the Company, or (iii) the consummation of a merger or consolidation of the Company with or into another corporation or other business entity, other than, in either case, a merger or consolidation of Parent in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock or equity interests of the surviving corporation or surviving entity (and, if one class of common stock or equity interests is not the only class of voting securities or equity interests entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s or entity’s voting securities) immediately after the merger or consolidation.

“Percentage Interest”: The percentage of Units held by a Member.

“Person”: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.

“Plan”: The Cohen Brothers, LLC 2009 Equity Award Plan, as may be amended from time to time.

“Plan Common Shares Conversion Amount”: Means a number of Common Shares equal to the product of (a) the number of Plan Units subject to a Conversion or Forced Conversion and (b) the Exchange Ratio in effect on the Specified Conversion Date with respect to such Plan Units; provided, however, that, in the event that Parent issues to all holders of Common Shares as of a certain record date Rights, with the record date for such Rights issuance falling within the period starting on the date of the Notice of Conversion or Notice of Forced Conversion, as applicable, and ending on the day immediately preceding the Specified Conversion Date, which Rights will not be distributed before the relevant Specified Conversion Date, then the Plan Common Shares Conversion Amount shall also include such Rights that a holder of that number of Common Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Common Shares determined by Parent in good faith.

“Plan Units”: The Units issued, pursuant to the Plan, to an employee of the Company upon vesting of a Restricted Unit (as defined in the Plan).

“Profit”: As defined in Section 5.2.

“Proceeding”: As defined in Section 7.12(b).

“Publicly Traded”: Means listed or admitted to trading on the New York Stock Exchange, the NYSE Amex or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to the foregoing.

“Redemption”: As defined in Section 12.2(a).

“Regulatory Allocations”: As defined in Section 5.9(g).

“Regulations”: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Secretary of State”: The Secretary of State of the State of Delaware.

“Series A Preferred Stock”: The Series A Voting Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Series B Preferred Stock”: The Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Specified Redemption Date”: Means the 10th Business Day following receipt by Parent of a Notice of Redemption; provided that, if the Common Shares are not Publicly Traded, the Specified Redemption Date means the 30th Business Day following receipt by Parent of Redemption.

“Specified Conversion Date”: Means the 10th Business Day following the date of a Notice of Conversion or Notice of Forced Conversion, as applicable; provided that, if the Common Shares are not Publicly Traded, the Specified Conversion Date means the 30th Business Day following the Notice of Conversion or Notice of Forced Conversion, as applicable.

“Subsidiary”: With respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has at least a majority ownership interest.

“Tax Matters Partner”: As defined in Section 5.11.

“Tendered Units”: As defined in Section 12.2(a).

“Tendering Member”: As defined in Section 12.2(a).

“Transfer” and “Transferred”: A sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Membership Interest; provided, however, the pledge by Cohen Bros. Financial, LLC, a Delaware limited liability company, of its Membership Interests in connection with the Amended and Restated Loan and Security Agreement, and any refinancing thereof, dated June 1, 2009, by and between Cohen, TD Bank, N.A., a national banking association, and other financial institutions which may be made part of such agreement shall not be deemed a “Transfer” for purposes of this Agreement.

“TruPS Subsidiaries”: Alesco Capital Trust I, a Delaware statutory trust, and Sunset Financial Statutory Trust I, a Delaware statutory trust.

“Unit”: A unit of Membership Interest in the Company.

“Value”: Means, on any date of determination with respect to a Common Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination; provided, however, that for purposes of Section 12.2, the “date of determination” shall be the date of receipt by Parent of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day; provided, further, that for purposes of Section 12.3 and 12.4, the “date of determination” shall be the date of a Notice of Conversion or Notice of Forced Conversion, as applicable, or, if such date is not a Business Day, the immediately preceding Business Day. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Common Shares, the Closing Price for such Common Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Common Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Common Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Common Shares are not listed or admitted to trading on the NYSE Amex, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Common Shares are listed or admitted to trading or, if such Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Shares selected by the Board of Directors of Parent or, in the event that no trading price is available for such Common Shares, the fair market value of the Common Shares, as determined in good faith by the Board of Directors of Parent.

In the event that the Common Shares Amount includes Rights (as defined in the definition of “Common Shares Amount”) that a holder of Common Shares would be entitled to receive, then the Value of such Rights shall be determined by Parent acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Voluntary Debt Service Distributions”: An amount equal to payments contemplated in connection with the voluntary prepayment, repurchase, redemption or retirement by AFN of the Contingent Convertible Notes or Junior Subordinated Notes.

ARTICLE II

FORMATION

Section 2.1  Organization. The Members hereby confirm that the Company has been organized as a Delaware limited liability company pursuant to the Act.

Section 2.2  Agreement; Effect of Inconsistencies with Act. The Members agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Members intend that this Agreement shall be the sole source of the agreement among the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on this Agreement, except for gross negligence or willful misconduct. The Members and the Company agree that the duties and obligations imposed on the Members and Managers as such shall be limited to those set forth in this Agreement, which is intended to govern the relationship among the Company, the Members and the Managers, notwithstanding any provision of the Act or common law to the contrary, including any fiduciary or similar obligations imposed at law or in equity.

Section 2.3  Name. The name of the Company shall be Alesco Financial Holdings, LLC, and such name shall be used at all times in connection with the conduct of the Company’s business. At the Effective Time (as defined in the Merger Agreement), Article I of the Certificate shall be amended to read in its entirety: “The name of the company is Cohen Brothers LLC”.

Section 2.4  Term. The Company shall have perpetual existence until it is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 2.5  Filing of Certificate. The Certificate was filed with the Secretary of State pursuant to the Act on February 9, 2006.

Section 2.6  Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The Board of Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be. If the Board of Managers fails to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

Section 2.7  Principal Office. The Company’s principal office shall initially be located at 2929 Arch Street, Philadelphia, PA 19104. The Board of Managers may change the location of the Company’s principal office from time to time. The Board of Managers shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all Members of the new location of the Company’s principal office promptly after the change becomes effective. The Board of Managers may establish and maintain additional offices for the Company.

Section 2.8  Foreign Qualifications. The Company shall qualify to do business as a foreign limited liability company in each jurisdiction, if any, in which the nature of its business requires such qualification. The Board of Managers may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

ARTICLE III

BUSINESS, PURPOSES AND POWERS

Section 3.1  Business and Purposes. The purpose and business of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

Section 3.2  Powers. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes.

Section 3.3  Issuances to Parent.

(a) No additional Units shall be issued to Parent unless (i) the additional Units are issued to all Members in proportion to their respective Percentage Interests with respect to the class of Units so issued, (ii) (a) the additional Units are issued in connection with an issuance of Common Shares or preferred shares or other interests in Parent, which preferred shares or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Units issued to Parent and (b) Parent directly or indirectly contributes or otherwise causes to be transferred to the Company the cash proceeds or other consideration, if any, received in connection with the issuance of such Common Shares, preferred shares or other interests in Parent or (iii) the additional Units are issued upon the conversion, redemption or exchange of debt, Units or other securities issued by the Company. In the event that the Company issues additional Units pursuant to this section, the Members shall make such revisions to this Agreement as they determine by Majority Vote are necessary to reflect the issuance of such additional Units.

(b) In the event of any issuance of additional Common Shares, preferred shares or other interests by Parent, and the direct or indirect contribution to the Company, by Parent, of the cash proceeds or other consideration received from such issuance, any of Parent’s expenses associated with such issuance shall be considered to be a Company expense, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by Parent are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by Parent in connection with such issuance, then Parent shall be deemed to have made a Capital Contribution to the Company in the amount of the gross proceeds of such issuance and the Company shall be deemed simultaneously to have reimbursed Parent pursuant to Section 6.11 for the amount of such underwriter’s discount or other expenses).

ARTICLE IV

MEMBERS AND CAPITAL CONTRIBUTIONS

Section 4.1  Members.

(a) The Members individually own the Units and have the corresponding Percentage Interests in the Company as set forth on Schedule A hereto. The Board of Managers shall modify Schedule A from time to time upon the issuance of additional Units or a transfer of Units to reflect the then current Members and their respective Percentage Interests in the Company and such schedule shall be kept at the principal office of the Company.

(b) As of the date of this Agreement, the only Company Security shall be the Units. Subject to Section 7.1 hereof, the Company may issue additional Company Securities and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the Board of Managers upon a Majority Vote of the Members. Subject to Section 7.1 hereof, each additional Company Security authorized to be issued by the Company may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board of Managers and approved by a Majority Vote of the Members.

(c) A Member shall not have a right to resign as a Member prior to the dissolution and winding up of the Company.

(d) A Member’s Units may be subject to vesting requirements and restrictions on transfer as set forth in separate Vesting Agreements.

Section 4.2  Capital Contributions. The Company shall keep a record of the Capital Contributions made by the Members. The Capital Contribution deemed made by each Member as of the date hereof shall be as set forth in Schedule A. The Members may, but shall not be required to, make additional Capital Contributions to the Company.

Section 4.3  Fair Market Values and Adjusted Tax Basis of Assets. The parties hereto agree that the Carrying Values and Adjusted Tax Basis of the assets of the Company immediately following the Contribution are as set forth on Exhibit “D” attached hereto.

Section 4.4  Company Equity Compensation Plan. The Board of Managers may, subject to Section 7.1, adopt a plan pursuant to which (a) Units or securities derivative of or convertible into Units may be issued from time to time to Persons who provide services to the Company for such consideration, if any, as the Board of Managers may determine to be appropriate, and (b) such Persons may be admitted as Members. The terms and conditions of such plan and the equity securities issuable thereunder shall be as determined by the Board of Managers.

Section 4.5  Record Holders. The Company shall be entitled to treat the Person in whose name any Company Security stands on the books of the Company as the absolute owner thereof, and as a Member of the Company holding the Membership Interest evidenced thereby. The Company shall not be bound to recognize any equitable or other claim to, or interest in, such Company Security on the part of any other Person, whether or not the Company has express or other notice of such claim.

Section 4.6  Capital Accounts.

(a) The Company shall establish and maintain a Capital Account for each Member in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder.

(b) Each Member’s Capital Account shall be maintained in accordance with the following provisions:

(i) On the date hereof, each Member’s Capital Account shall be credited with the amount of the Capital Contribution it has made or is deemed to have made with respect to such class of Membership Interest pursuant to Section 4.2;

(ii) Each such Capital Account shall thereafter be credited with the amounts of such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to Article V, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed by the Company to such Member;

(iii) Each such Capital Account shall thereafter be charged with the amounts of cash and the Carrying Value of any property distributed by the Company to such Member pursuant to any provision of this Agreement, and charged with such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to Article V, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(iv) If all or a portion of a Member’s Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

(v) In determining the amount of any liability for purposes of this Section, Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed in order to comply with such Regulations, the Board of Managers may make such modification. The Board of Managers also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Membership Interests and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

Section 4.7  No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

Section 4.8  Return of Capital Contributions. No Member or Assignee shall be entitled to demand the return of the Member’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. No Member or Assignee shall be entitled at any time to demand or receive property other than cash.

Section 4.9  No Third Party Beneficiary Rights. The provisions of this Section are not intended to be for the benefit of any creditor or any other Person (other than a Member in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

Section 5.1  Distributions. The amount and timing of all distributions of Available Cash from Operations and Available Cash from Capital Transactions to Members shall be at the discretion of the Board of

Managers; provided that, to the extent of Available Cash from Operations and Available Cash from Capital Transactions, (a) an amount of cash equal to any Debt Service Distribution shall be distributed to Parent, and (b) an amount of cash equal to the First Level Distribution shall be distributed at least annually with respect to each Fiscal Year within ninety (90) days after the end of the Fiscal Year. The Debt Service Distributions and the Voluntary Debt Service Distributions shall be distributed to Parent for the sole purpose of satisfying Parent’s payment obligations under the Contingent Convertible Notes and the Junior Subordinated Notes, as applicable, and no portion of these distributions shall be made to any Member other than Parent. All other distributions of Available Cash from Operations and Available Cash from Capital Transactions, including the First Level Distribution, shall be made to the Members pro rata based on their respective Percentage Interests. Notwithstanding the foregoing, other than distributions provided for in subsections (a) and (b) of this Section 5.1, no distributions shall be made pursuant to this Section 5.1 during the existence of an event of default under the Contingent Convertible Notes or the Junior Subordinated Notes. The Board of Managers may distribute First Level Distributions in quarterly installments on an estimated basis prior to the end of a Fiscal Year, but if the amounts distributed by the Company as estimated quarterly First Level Distributions with respect to a Fiscal Year exceed the greater of (1) the amount of First Level Distributions to which the Members are entitled for such Fiscal Year; or (2) the total amount of distributions to which the Members are entitled in such Fiscal Year; each Member will, within fifteen (15) days after the Member’s federal income tax return for such Fiscal Year is filed, return such excess to the Company and such excess will be treated as a distribution to such Member until it is returned.

Section 5.2  Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year or other period shall be the taxable income or loss of the Company for such Fiscal Year or other period as determined for Federal income tax purposes in accordance with Section 703(a)(1) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) shall be included in such taxable income or loss), but computed with the following adjustments except to the extent already taken into account in determining taxable income or loss:

(a) by including as an item of gross income any tax-exempt income received by the Company;

(b) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as described in such Code Section by Regulations Section 1.704-1(b)(2)(iv)(i);

(c) gain or loss resulting from any disposition of Company property shall be computed by reference to the Carrying Value of the property disposed of, rather than its Adjusted Basis, and in lieu of depreciation, amortization or cost recovery deduction, there shall be taken into account the Depreciation, as determined hereunder;

(d) in the event the Carrying Value of an asset of the Company is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(e) to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss; and

(f) after making the special allocations required by Section 5.9.

Section 5.3  Allocation of Profits. The Profit of the Company for each Fiscal Year in which the Company has a Profit shall be allocated among, and credited to the Capital Accounts of, the Members in accordance with their Percentage Interests.

Section 5.4  Allocation of Losses. The Loss of the Company for each Fiscal Year in which the Company has a Loss shall be allocated among, and charged to the Capital Accounts of, the Members in accordance with their Percentage Interests.

Section 5.5  [Intentionally Omitted].

Section 5.6 Income Tax Allocations.

(a) Except as otherwise provided in this Section 5.6, for purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof; shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this Section.

(b) Notwithstanding Section 5.6(a), each item of taxable income, gain, loss or deduction attributable to any property of the Company or the Subsidiary contributed by a Member, or the Carrying Value of which has been adjusted pursuant to clause (ii) of the definition of Carrying Value, shall be allocated among the Members in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be reasonably selected by the Tax Matters Partner, on the advice of the Company’s independent accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(c) If any portion of the Profit from a Capital Transaction allocated among the Members is characterized as ordinary income under the recapture provisions of the Code or is subject to a different rate of tax under the Code, each Member’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income or income that is subject to a different rate of tax equal to that Member’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income or the income that is subject to a different rate of tax.

Section 5.7  Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Membership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss (in respect of the Membership Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer; provided, however, that the Company may elect to allocate Profit and Loss with respect to the Membership Interest so transferred by closing the books of the Company on the date of the Transfer and allocating the Profit and Loss with respect to the Membership Interest so transferred as if the taxable year of the Company consisted of two separate taxable years. This Section shall not apply to Profit or Loss from Capital Transactions or to other extraordinary nonrecurring items. Profit and Loss from Capital Transactions shall be allocated on the basis of the Members’ Percentage Interests on the date of closing of the sale and extraordinary or nonrecurring items of gain or loss shall be allocated on the basis of the Members’ Percentage Interests on the date the gain is realized or the loss incurred, as the case may be.

Section 5.8  Amortization and Allocation of Organization Expenses. The Company elected to amortize over a period of 180 calendar months all Organization Expenses in accordance with the provisions of Section 709(b) of the Code, and all start-up expenses in accordance with the provisions of Section 195 of the Code.

Section 5.9  Special Allocations to Comply with Section 704 Regulations.

(a) Minimum Gain Chargeback—Nonrecourse Liability. Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in the Minimum Gain on Nonrecourse Liability during any Fiscal Year, the Members shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(f).

(b) Minimum Gain Chargeback—Member Nonrecourse Debt. Except as otherwise provided in Regulations Section 1.704-2(i)(4), if there is a decrease in the Minimum Gain on Member Nonrecourse Debt during a Fiscal Year, then any Member who has a share of the Minimum Gain on Member Nonrecourse Debt at the beginning of the Fiscal Year shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary, subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i)(4).

(c) General Rule. If any Member unexpectedly receives any adjustments, allocations or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. This Section is intended to constitute a “qualified income offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted accordingly.

(d) Member Nonrecourse Debt Deductions. Member Nonrecourse Deductions with respect to Member Nonrecourse Debt shall be specially allocated among the Member or Members who bear the economic risk of loss with respect to such Member Nonrecourse Debt in the amounts and in the proportions required by Regulations Section 1.704(2)(i)(1). The allocations referred to in this subsection shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).

(e) Gross Income Allocation. Each Member who has an Adjusted Capital Account Deficit at the end of any Fiscal Year shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made as if this Section were not a part of this Agreement.

(f) Section 754 Adjustments. In any case where an adjustment to the Adjusted Basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required (pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations 1.704-1(b)(2)(iv)(m)(4)), to be taken into account in determining Capital Accounts because of a distribution to a Member in complete liquidation of the Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Members in accordance with their interests in the Company in the event that (i) Regulations Section 1.704¬1(b)(2)(iv)(m)(2) applies, or (ii) the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Curative Allocations. The term “Regulatory Allocations” shall mean the allocations set forth in subsections (a) through (e). Offsetting special allocations of Company income, gain, loss or deduction shall be made so that after such offsetting allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not included in this Agreement.

(h) Winding Up. Upon the winding up of the Company or upon a “book-up” event resulting in an adjustment to the Carrying Value of assets pursuant to paragraph (ii) or (iii) of the definition of Gross Asset Value, Profits and Losses (or items thereof) shall be allocated among the Members to the extent of and in proportion to the amount necessary to cause each such Member’s Capital Account to equal the amount that would be distributed to such Member if liquidating distributions of the Company were made in accordance with Section 5.1(b).

(i) Allocation with Respect to Debt Service Distribution. Parent shall be specially allocated items of gross income and gain for each Fiscal Year until the cumulative items of gross income and gain allocated pursuant to this Section 5.9(i) for the current Fiscal Year and all prior Fiscal Years equal the cumulative Debt Service Distributions and Voluntary Debt Service Distributions made to Parent for the current Fiscal Year and all prior Fiscal Years. The items allocated pursuant to this Section 5.9(i) shall consist first of ordinary income items to the extent ordinary income items are available to allocate.

(j) Allocations with Respect to the Plan. If any Member or Member(s) surrender Units to fund the issuance of any Plan Units, the deduction attributable to the issuance of such Plan Units shall be allocated among the Member or Members who so funded the issuance in accordance with the percentage of Plan Units funded by such Member or Member(s).

Section 5.10  Intentionally Omitted.

Section 5.11  Tax Matters Partner. Parent shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to approve and sign all federal and state income and other tax returns required to be filed by the Company and to represent the Company (at the expense of the Company) in connection with all matters pertaining to any federal, state or local tax issues, including any examinations or audits of the affairs of the Company or the Subsidiary by any taxing authority and any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Members with respect to audits and shall provide all Members with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall not consent to extend the statute of limitations with respect to any partnership items of the Company, enter into any settlement agreement with any taxing authority, or file a petition for the readjustment of partnership items (or other similar appeal) without the express, written consent of all of the Members. Notwithstanding the foregoing, no Member waives, and all Members hereby expressly retain, all rights, powers and privileges allowed to them under Sections 6221-6233 of the Code and the Treasury Regulations thereunder, including but not limited to the right to participate in an administrative proceeding and not to be bound by settlement agreements entered into by the Tax Matter Partner. The Tax Matters Partner shall keep the Members timely informed of its activities under this Section and shall show all material income tax returns to the Members at least ten days prior to filing them. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits. The Tax Matters Partner shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.

Section 5.12  Election to be Taxed as Partnership. The Company shall be treated as a partnership for federal income tax purposes. No Member shall cause the Company to elect to be treated other than as a partnership (or shall cause any Subsidiary to be treated other than as a disregarded entity) for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), unless such election is approved in writing by all Members.

Section 5.13  Tax Withholding Distributions. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company determines it is required to withhold with respect to any amount distributable or allocable to such Member. In the event that the Company is required to deposit or pay any tax on behalf of a Member with respect to the taxable income of the Company allocable to such Member for any Fiscal Year, such deposit or payment shall be treated as an advance recoverable from future distributions of Available Cash from Operations and Available Cash from Capital Transactions to the Member. To the extent that such advances to a Member for a Fiscal Year exceed the sum of Available Cash from Operations and Available Cash from Capital Transactions distributable to the Member for such Fiscal Year, and have not been recovered from any other distributions of Available Cash from Operations or of Available Cash from Capital Transactions, such advances shall be repaid by the Member to the Company promptly on demand.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

Section 6.1  Voting Rights. Each Unit shall entitle the holder thereof to one vote per Unit on any matter submitted to a vote or for the consent of the Members.

Section 6.2  Annual Meetings. There shall be no annual meeting of the Members.

Section 6.3  Special Meetings. Special meetings of the Members may be called by the Board of Managers, the Chairman of the Board of Managers or by a Majority Vote of the Members on at least one day’s notice.

Section 6.4  Quorum; Acts of Members. At all meetings of the Members the presence in person or by proxy of Units representing a majority of the votes entitled to be cast shall constitute a quorum for the transaction of business. Except as otherwise provided in the Act, the Certificate or this Agreement, the affirmative vote of the majority of the voting power of the Units, taken as a single class, present in person or represented by proxy at a meeting and entitled to vote thereat shall be the act of the Members.

Section 6.5  Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by Members who would have been entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting at which all Members entitled to vote thereon were present and voting is filed with the Company.

Section 6.6  Liability of Members. No Member shall be obligated to make Capital Contributions to the Company except as provided in Section 4.2. No Member shall have any personal liability with respect to the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

Section 6.7  Indemnification. To the fullest extent permitted by the laws of the State of Delaware, each Member shall be entitled to indemnity from the Company (but not from any other Member) for any act performed by such Member within the scope of the authority conferred on such Member by this Agreement, except for acts of fraud, gross negligence, misrepresentation, breach of fiduciary duty or willful misconduct.

Section 6.8  Outside Activities. Each Member and any Person who is an Affiliate of a Member may engage or hold interests in other business ventures of every kind and description for the Member’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 6.9  Prohibition Against Partition. Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company.

Section 6.10  Issuance of Securities by Parent. Parent shall not issue any additional Common Shares or preferred shares or other interests convertible into or exercisable for Common Shares or preferred shares of Parent (“Other Securities”) unless Parent contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional Common Shares, preferred shares or Other Securities, as the case may be, to the Company in exchange for (x) in the case of an issuance of Common Shares, Units or (y) in the case of an issuance of preferred shares or other securities, units of the Company with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such preferred shares; provided, however, that notwithstanding the foregoing, Parent may issue Common Shares, preferred shares or Other Securities (a) pursuant to Parent’s equity compensation plans, (b) pursuant to Section 12.2 hereof, (c) pursuant to a dividend or distribution (including any stock split) of Common Shares, preferred shares or Other Securities to all of the holders of Common Shares, preferred shares or Other Securities, as the case may be, or (d) upon a conversion, redemption or exchange of preferred shares. In the event of any issuance of additional Common Shares, preferred shares or Other Securities by Parent, and the direct or indirect contribution to the Company, by Parent, of the cash proceeds or other consideration received from such issuance, any of Parent’s expenses associated with such issuance shall be considered to be a Company expense, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by Parent are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by Parent in connection with such issuance, then Parent shall be deemed to have made a Capital Contribution to the Company in the amount of the gross proceeds of such issuance and the Company shall be deemed simultaneously to have reimbursed Parent pursuant to Section 6.11 for the amount of such underwriter’s discount or other expenses).

Section 6.11  Reimbursement of Parent.

(a) The Company shall be responsible for and shall pay all expenses relating to the Company’s and Parent’s organization, the ownership of their assets and their operations. Parent is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Company. Except to the extent provided in this Agreement, Parent and its Affiliates shall be reimbursed on a monthly basis, or such other basis as Parent may determine in its sole and absolute discretion, for all expenses that Parent and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Company (including, without limitation, administrative expenses); provided, that the amount of any such reimbursement shall be reduced by any interest earned by Parent with respect to bank accounts or other instruments or accounts held by it on behalf of the Company. The Members acknowledge that all such expenses of Parent are deemed to be for the benefit of the Company. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.12 hereof. In the event that certain expenses are incurred for the benefit of the Company and other entities (including Parent), such expenses will be allocated to the Company and such other entities in such a manner as Parent in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Company incurred on its behalf, and not as expenses of Parent.

(b) If Parent shall elect to purchase from its stockholders Common Shares for the purpose of delivering such Common Shares to satisfy an obligation under any dividend reinvestment program adopted by Parent, any employee stock purchase plan adopted by Parent or any similar obligation or arrangement undertaken by Parent in the future or for the purpose of retiring such Common Shares, the purchase price paid by Parent for such Common Shares and any other expenses incurred by Parent in connection with such purchase shall be considered expenses of the Company and shall be advanced to Parent or reimbursed to Parent, subject to the condition that: (1) if such Common Shares subsequently are sold by Parent, Parent shall pay or cause to be paid to the Company any proceeds received by Parent for such Common Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided, that a transfer of Common Shares for Units pursuant to Section 12.2 would not be considered a sale for such purposes); and

(2) if such Common Shares are not retransferred by Parent within 30 days after the purchase thereof, or Parent otherwise determines not to retransfer such Common Shares, Parent shall cause the Company to redeem a number of Units held by Parent equal to the number of such Company Shares, as adjusted for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by Parent pursuant to a pro rata distribution by the Company (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Units held by Parent).

(c) As set forth in Section 3.3, Parent shall be treated as having made a Capital Contribution in the amount of all expenses that Parent incurs relating to Parent’s offering of Common Shares, preferred shares or Other Securities.

Section 6.12  Outside Activities of Parent. Parent shall not directly or indirectly enter into or conduct any business, other than in connection with (a) the ownership, acquisition and disposition of Units, (b) the management of the business of the Company, (c) financing or refinancing of any type related to the Company or its assets or activities, (d) any of the foregoing activities as they relate to a Subsidiary of the Company, and (e) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit Parent from executing guarantees of Company debt.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.1  Management and Control of Business; Authority of Board of Managers. Management of the business and affairs of the Company and the Subsidiaries shall be vested in the Board of Managers, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Members. The Board of Managers shall consist of three Managers. The initial Managers shall be Daniel G. Cohen, Christopher Ricciardi and Joseph Pooler. Daniel G. Cohen shall be the initial Chairman of the Board of Managers. A Manager may resign at any time for any reason or for no reason. Upon resignation of a Manager, a new Manager shall be elected by the Members by a Majority Vote. A Manager may be removed by the Company upon a Majority Vote. Notwithstanding any other provision of this Agreement, the Company shall not, without receiving advance approval by Parent and a Majority Vote of the Designated Non-Parent Members, if any, take or permit to be taken any of the following actions:

(a) other than as specifically contemplated by the Merger Agreement and this Agreement, issue any Units or other securities of the Company to any Person other than Parent;

(b) other than as specifically contemplated by the Merger Agreement, enter into or suffer a transaction constituting a Company Change of Control;

(c) other than as specifically contemplated by the Merger Agreement, amend this Agreement or the Certificate;

(d) remove Daniel G. Cohen as a Manager or as Chairman of the Board of Managers other than for cause;

(e) adopt an equity compensation plan pursuant to Section 4.4; or

(f) adopt any plan of liquidation or dissolution, or file a certificate of dissolution.

Section 7.2  Meetings. Meetings of the Board of Managers, or any committee thereof, shall be held at such times and places within or without the State of Delaware as the Board of Managers, or any committee thereof, as appropriate, may from time to time appoint or as may be designated in the notice of the meeting. One or more Managers may participate in any meeting of the Board of Managers, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another. Participation in a meeting by such means shall constitute presence in person at the meeting.

Section 7.3  Special Meetings. Special meetings of the Board of Managers may be called by the Chairman on at least one day’s notice to each Manager, either by telephone or in writing. Special meetings shall be called by the Chairman in like manner and on like notice upon the written request of a majority of the Managers in office.

Section 7.4  Quorum. At all meetings of the Board of Managers a majority of the Managers in office shall constitute a quorum for the transaction of business, and the acts of a majority of the Managers present and voting at a meeting at which a quorum is present shall be the acts of the Board of Managers, except as may be otherwise specifically provided by the Act or by this Agreement. At all committee meetings a majority of the committee members in office shall constitute a quorum for the transaction of business, and the acts of a majority of the committee members present and voting at a meeting at which a quorum is present shall be the acts of the committee except as maybe otherwise specifically provided by the Act, by this Agreement or by the resolution establishing the committee.

Section 7.5  Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Managers, or any committee thereof, may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by all of the Managers, or all of the committee members, as appropriate, is filed with the Company.

Section 7.6  Committees. The Board of Managers may, by resolution adopted by a unanimous vote of the Managers, establish one or more committees consisting of one or more Managers as may be deemed appropriate or desirable by the Board of Managers to serve at the pleasure of the Board. Any such committee, to the extent provided in the resolution of the Board of Managers pursuant to which it was created, shall have and may exercise all of the powers and authority of the Board of Managers.

Section 7.7  Compensation. Managers shall not be entitled to receive a salary or other compensation for their services as such. Managers shall be reimbursed for expenses incurred in connection with attending meetings of the Board or any Committee or otherwise incurred in the performance of their duties.

Section 7.8  Officers.

(a) The Company shall have an officer designated as the Company’s Chief Executive Officer who shall be appointed from time to time by the Board of Managers. The Chief Executive Officer of the Company is hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business. The Chief Executive Officer of the Company shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company. Other primary management functions of the Company shall be assigned by the Board of Managers.

(b) The Board of Managers may appoint such other officers as it may deem advisable from time to time. Each officer of the Company shall hold office at the pleasure of the Board of Managers, and the Board of Managers may remove any officer at any time, with or without cause.

Section 7.9  Power of Attorney.

(a) Each Member hereby constitutes and appoints each of the officers of the Company and the Managers, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate) that the Board of Managers deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Board of Managers deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (c) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Managers deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; (D) all certificated, documents and other instruments relating to the admission of any Member pursuant hereto; and (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Company Securities; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Board of Managers, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Board of Managers, to effectuate the terms or intent of this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Membership Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each Member hereby agrees to be bound by any representation made by an officer of the Company or a Manager acting in good faith pursuant to such power of attorney; and each Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of an officer of the Company or a Manager taken in good faith under such power of attorney. Each Member shall execute and deliver to the Board of Managers, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Board of Managers deems necessary to effectuate this Agreement and the purposes of the Company.

Section 7.10  Dealing with Related Persons. The Board of Managers, on behalf of the Company or its Subsidiaries, may employ a Member, a Manager or an Affiliate of a Member or a Manager to render or perform a service; may contract to buy property from, or sell property to, any such Member, Manager or Affiliate; or may otherwise deal with any such Member, Manager or Affiliate; provided that any such transaction shall comply with any applicable policies of the Company, shall be fully disclosed to all Members, shall be on terms that are fair and equitable to the Company and shall be no less favorable to the Company than the terms, if any, available from unrelated Persons in an arms-length transaction.

Section 7.11  Conflicts of Interest. Each Manager may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, independently or with others, except ones in competition with the Company, with no obligation to offer to the Company or any Member or Manager the right to participate therein.

Section 7.12  Exculpation and Indemnification.

(a) The Managers and the officers of the Company shall not be held liable to the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Manager’s or such officer’s gross negligence, willful misconduct or violation of law. The Managers and the officers of the Company shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful and wanton misconduct or violation of law. The Board of Managers and the officers of the Company may consult with counsel and accountants in respect of Company affairs and, provided the Board of Managers and the officers act in good faith reliance upon the advice or opinion of such counsel or accountants, the Managers and the officers shall not be liable for any loss suffered by the Company in reliance thereon.

(b) Subject to the limitations and conditions as provided in this Section, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she is or was a Manager or an officer of the Company, or while a Manager or officer of the Company is or was serving at the request of the Company as an officer, director, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section shall be deemed contract rights, and no amendment, modification or repeal of this Section shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section could involve indemnification for negligence or under theories of strict liability.

(c) The right to indemnification conferred in this Section shall include the right to be paid or reimbursed by the Company the expenses incurred by a Person of the type entitled to be indemnified hereunder who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification. Upon request, the Company shall pay such expenses incurred and to be incurred by any such Person in advance of the final disposition of a Proceeding, upon receipt of an undertaking by such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Section or otherwise.

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section shall not be exclusive of any other right which a Person may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, vote of Members or disinterested Managers or otherwise.

(e) The Company shall purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager or officer or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any amounts entitled to be indemnified whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section. In addition, the Company shall also have the right to purchase and maintain a reasonable amount of life insurance on the life of the Managers, officers or other agents of the Company as the Board of Managers deems necessary and appropriate.

(f) If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager and officer of the Company or any other Person indemnified pursuant to this Section as to any amounts entitled to be indemnified hereunder to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII

BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 8.1  Books and Records. The Board of Managers shall keep, or cause to be kept by the Company’s accountants, at the principal place of business of the Company (or at such other place of business or office as the Board of Managers may designate) true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company and the Subsidiaries. Each Member or its designated agent shall have access at the Company’s office (or at the office of the Company’s accountants) to the Company’s books of account and all other information concerning the Company and the Subsidiaries required by the Act to be made available to Members at reasonable times on Business Days, and may make copies thereof. A Member must give the Company written notice of its desire to exercise rights under the preceding sentence at least 5 Business Days in advance. The Company’s books shall be kept on the accrual method of accounting in accordance with federal income tax accounting principles, consistently applied, and for a fiscal period which is the calendar year. Any Member shall have the right to a private audit of the books and records of the Company, provided such audit is made at the office of the Company (or the Company’s accountants) at which such books and records are located and at the expense of the Member desiring it and is made at reasonable times on Business Days, after written notice given to the Company at least 15 Business Days in advance.

Section 8.2  Reports to Members. The Company shall prepare and deliver to each Member, as promptly as practicable and in any event not later than September 15 following the end of each Fiscal Year, the information (including Form K-1) necessary to enable each Member to complete its federal and state income tax returns for such Fiscal Year. The Company shall provide to each Member (a) no more than 90 days following the close of each fiscal year a balance sheet and related statements of income, cash flows and members’ equity for such Fiscal Year, prepared in accordance with generally accepted accounting principles and reported on by the Company’s independent public accountants, and (b) no more than 45 days following the end of each fiscal quarter, an unaudited balance sheet and the related statements of income, cash flows and Members’ equity for each such fiscal quarter, prepared in accordance with generally accepted accounting principles and on a basis consistent with the annual financial statements.

ARTICLE IX

TRANSFERS OF UNITS

Section 9.1  Conditions of Transfer. Subject to Section 12.1 hereof, no Unit shall be Transferred without the approval of the Board of Managers.

Section 9.2  [Intentionally Omitted].

Section 9.3  [Intentionally Omitted].

Section 9.4  Transfers to Family Group, etc. Notwithstanding Section 9.1, a Member may Transfer all or any of its Units without the requirement of obtaining the approval of the Board of Managers (a) to the Member’s Family Group, (b) in the case of death of the Member, by will or the laws of descent and distribution, or (c) in accordance with Section 12.2; provided that any transferee pursuant to clauses (a) or (b) above shall automatically be bound by the terms of this Agreement and shall be required as a condition precedent to the consummation of such Transfer to join in and execute and deliver a copy of this Agreement to the Members as a party to this Agreement.

Section 9.5  Non-Complying Transfers Void. Any attempted Transfer of all or any Units that does not comply with this Article IX shall be null and void and of no legal effect.

ARTICLE X

ADMISSION OF ASSIGNEES

Section 10.1  Rights of Assignees. Except as provided in Section 10.2, the Assignee of a Membership Interest has no right to become a Member. The Assignee’s only rights are the economic rights allocable to the Transferred Membership Interest.

Section 10.2  Admission of Assignee as a Member. An Assignee shall be admitted as a Member with all rights of the Member who initially Transferred the Membership Interest to the Assignee, but only if (i) the Member who initially Transferred the Membership Interest so provides in the instrument of Transfer, (ii) except as provided in Section 9.4 hereof, the Board of Managers consents to the admission of the Assignee as a Member and (iii) the Assignee agrees in writing to be bound by this Agreement. An Assignee who is admitted as a Member shall be a Member of the same class of Member as the Member who initially Transferred the Membership Interest and shall have all the rights and powers and be subject to all the restrictions and liabilities of the Member who originally Transferred the Membership Interest. The admission of the Assignee as a Member, without more, shall not release the Member who originally Transferred the Membership Interest from any liability to the Company that exists before such admission.

ARTICLE XI

DISSOLUTION OF COMPANY

Section 11.1  Events Causing Dissolution. Subject to Section 7.1 hereof, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the sale, exchange, or other disposition by the Company of all or substantially all of its assets; or

(b) the vote of Parent and a Majority Vote of the Designated Non-Parent Members to dissolve the Company.

The Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Member.

Section 11.2  Winding Up . If the Company is dissolved, then the Board of Managers shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, deed of trust, mortgage, contract or other obligation entered into by or on behalf of the Company. The full rights, powers and authorities of the Board of Managers shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

Section 11.3  Application of Assets in Winding Up. In winding up the Company, after paying or making provision for payment of all of its liabilities and the expenses of winding up, the remaining net proceeds and liquid assets shall be distributed among the Members to the extent of and in proportion to the Members respective positive Capital Account balances (after giving effect to all contributions, distributions and allocations for all periods).

Section 11.3  Negative Capital Accounts. No Member shall be obligated to restore or repay any negative balance in such Member’s Capital Account at any time or for any reason.

Section 11.5  Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members. As soon as practicable after the termination of the Company, the Board of Managers shall cause a certificate of cancellation to be filed with the Secretary of State. The Board of Managers shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE XII

CERTAIN ACTIONS OF PARENT; REDEMPTION OF UNITS

Section 12.1  Actions of Parent. As of the Effective Time (as defined in the Merger Agreement) and until such time as the Series A Preferred Stock is converted into Series B Preferred Stock, if there is any Designated Non-Parent Member, Parent agrees that Parent shall not, without receiving advance approval by a Majority Vote of the Designated Non-Parent Members, take any of the following actions:

(a) other than as specifically contemplated by the Merger Agreement or this Agreement, issue any additional securities of Parent or permit any Subsidiaries of Parent other than the Company and other than Subsidiaries formed to engage in securitization transactions to issue any additional securities;

(b) other than as specifically contemplated by the Merger Agreement, enter into or suffer a transaction constituting a Parent Change of Control;

(c) other than as specifically contemplated by the Merger Agreement, amend Parent’s certificate of incorporation or bylaws in any manner which adversely affects the rights of the Non-Parent Members under Section 12.2;

(d) adopt any plan of liquidation or dissolution, or file a certificate of dissolution; or

(e) directly or indirectly, enter into or conduct any business other than the ownership of Units, the ownership of the TruPS Subsidiaries, the management of the business of the Company, the satisfaction of obligations under the Contingent Convertible Notes or the Junior Subordinated Notes, and such other activities as are reasonably required in connection with the ownership of Units and the management of the business of the Company.

Section 12.2  Redemption of Units.

(a) Subsequent to                     , 2010, each Non-Parent Member shall have the right (subject to the terms and conditions set forth herein) to require the Company to redeem all or a portion of the Units held by such Non-Parent Member (such Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”); provided, however, if such Member is Daniel G. Cohen, an Affiliate of Daniel G. Cohen or a member of Daniel G. Cohen’s Family Group, such Redemption right shall only be exercisable after December 31, 2012. The tendering Non-Parent Member shall have no right, with respect to any Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to Parent and the Company by the Non-Parent Member who is exercising the right (the “Tendering Member”). The Cash Amount shall be payable to the Tendering Member on the Specified Redemption Date.

(b) Notwithstanding Section 12.2(a) above, if a Non-Parent Member has delivered to Parent and the Company a Notice of Redemption then the Parent may, in its sole and absolute discretion elect to assume and satisfy the Company’s Redemption obligation and acquire some or all of the Tendered Units from the Tendering Member in exchange for the Common Shares Amount (as of the Specified Redemption Date) and, if Parent so elects, the Tendering Member shall sell the Tendered Units to Parent in exchange for the Common Shares Amount. In such event, the Tendering Member shall have no right to cause the Company to redeem such Tendered Units. Parent shall give such Tendering Member written notice of its election on or before the close of business on the fifth Business Day after the its receipt of the Notice of Redemption, and the Tendering Member may elect to withdraw its redemption request at any time prior to the acceptance of the Cash Amount or Common Shares Amount by such Tendering Member.

(c) The Common Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the charter or the bylaws of Parent, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Common Shares entered into by the Tendering Member. Notwithstanding any delay in such delivery (but subject to Section 12.2(e)), the Tendering Member shall be deemed the owner of such Common Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date.

(d) Each Non-Parent Member covenants and agrees that all Tendered Units shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, Parent or the Company, as the case may be, shall be under no obligation to acquire the same. Each Non-Parent Member further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to Parent or the Company, as the case may be, such Non-Parent Member shall assume and pay such transfer tax.

(e) Notwithstanding anything herein to the contrary, with respect to any Redemption or exchange for Common Shares pursuant to this Section 12.2: (i) without the consent of the Board of Managers, each Non-Parent Member may not effect a Redemption for less than 100 Units or, if the Non-Parent Member holds less than 100 Units, less than all of the Units held by such Non-Parent Member; (ii) the consummation of any Redemption or exchange for Common Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (vi) each Tendering Member shall continue to own all Units subject to any Redemption or exchange for Common Shares, and be treated as a Non-Parent Member with respect to such Units for all purposes of this Agreement, until such Units are transferred to Parent or the Company, as the case may be, and paid for or exchanged on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Member shall have no rights as a stockholder of Parent with respect to such Tendering Member’s Units.

(f) In the event that the Company issues additional Units to any Person who is admitted to the Company as a Member pursuant to the terms of this Agreement, the Board of Managers may make such revisions to this Section 12.2 as it determines are necessary to reflect the issuance of such additional Units.

(g) Notwithstanding anything herein to the contrary, upon the occurrence of a Parent Change of Control or Company Change Control, each Non-Parent Member may cause a Redemption immediately prior to such event.

(h) Notwithstanding any other provision of this Section 12.2, Plan Units shall not be subject to the Redemption rights set forth in this Section 12.2.

Section 12.3  Member Conversion.

(a) At any time, a Member shall have the right (subject to the terms and conditions set forth herein) to convert all, but not less than all, Plan Units held by such Member for the Plan Common Shares Conversion Amount (a “Conversion”). The Member shall have no right, with respect to any Plan Units so converted, to receive any distributions paid on or after the Specified Conversion Date. Any Conversion shall be exercised pursuant to a Notice of Conversion delivered to Parent by Member. In connection with a Conversion, Parent shall receive all of the Plan Units from the Member in exchange for the Plan Common Shares Conversion Amount (as of the Specified Conversion Date).

(b) The Plan Common Shares Conversion Amount shall be delivered as duly authorized, validly issued, fully paid and nonassessable Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the charter or the bylaws of Parent, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Common Shares entered into by the Member. Notwithstanding any delay in such delivery (but subject to Section 12.3(d)), the Member shall be deemed the owner of such Common Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Conversion Date.

(c) Each Member covenants and agrees that all Plan Units shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Plan Units, Parent or the Company, as the case may be, shall be under no obligation to acquire the same. Each Member further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Plan Units to Parent, such Member shall assume and pay such transfer tax.

(d) Notwithstanding anything herein to the contrary, with respect to any Conversion pursuant to this Section 12.3, (i) the consummation of any Conversion shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (ii) each Member shall continue to own all Plan Units subject to any Conversion, and be treated as a Member with respect to such Plan Units for all purposes of this Agreement, until such Plan Units are transferred to Parent or the Company, as the case may be, and paid for or exchanged on the Specified Conversion Date. Until a Specified Conversion Date, the Member shall have no rights as a stockholder of Parent with respect to such Member’s Plan Units.

Section 12.4  Parent Forced Conversion.

(a) At any time, Parent shall have the right (subject to the terms and conditions set forth herein) to force the conversion of all Plan Units held by a Member in exchange for the Plan Common Shares Conversion Amount (a “Forced Conversion”). The Member shall have no right, with respect to any Plan Units so converted, to receive any distributions paid on or after the Specified Conversion Date. Any Forced Conversion shall be exercised pursuant to a Notice of Forced Conversion delivered to Member by Parent. In connection with a Forced Conversion, Parent shall receive all of the Plan Units from the Member in exchange for the Plan Common Shares Conversion Amount (as of the Specified Conversion Date).

(b) The Plan Common Shares Conversion Amount shall be delivered as duly authorized, validly issued, fully paid and nonassessable Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the charter or the bylaws of Parent, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Common Shares entered into by the Member. Notwithstanding any delay in such delivery (but subject to Section 12.4(d)), the Member shall be deemed the owner of such Common Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Conversion Date.

(c) Each Member covenants and agrees that all Plan Units shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Plan Units, Parent or the Company, as the case may be, shall be under no obligation to acquire the same. Each Member further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Plan Units to Parent, such Member shall assume and pay such transfer tax.

(d) Notwithstanding anything herein to the contrary, with respect to any Forced Conversion pursuant to this Section 12.4, (i) the consummation of any Forced Conversion shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (ii) each Member shall continue to own all Plan Units subject to any Forced Conversion, and be treated as a Member with respect to such Plan Units for all purposes of this Agreement, until such Plan Units are transferred to Parent or the Company, as the case may be, and paid for or exchanged on the Specified Conversion Date. Until a Specified Conversion Date, the Member shall have no rights as a stockholder of Parent with respect to such Member’s Plan Units.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1  Notices.

(a) To Members or Managers. Any notice of a meeting or for any other purpose required to be given to a Manager individually or to a Member under the provisions of this Agreement or by the Act shall be given either personally or by sending a copy thereof:

(i) by first class or express mail, postage prepaid, or courier service, charges prepaid, to the postal address of the Person appearing on the books of the Company or, in the case of Managers, supplied by the Manager to the Company for the purposes of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Person entitled thereto when deposited in the United States mail or with a courier service for delivery to that Person.

(ii) by facsimile transmission, e-mail, or other electronic communication to the Person’s facsimile number or address for e-mail or other electronic communications supplied by the Person to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Person entitled thereto when sent.

Section 13.3  To the Board of Managers or the Company. Any notice to the Company or the Board of Managers must be given to the Board of Managers at the principal place of business of the Company.

Section 13.4  Integration. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the agreements noted above. Notwithstanding the foregoing, certain Members are or will be a party to a senior management agreement between the Company and such Member. To the extent that any provisions of this Agreement conflict with such Member’s senior management agreement (including, without limitation, terms relating to the transfer of Units), the terms of such Member’s senior management agreement shall control.

Section 13.5  Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

Section 13.6  Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective personal and legal representatives, successors and assigns.

Section 13.7  Counterparts. This Agreement may be executed in any number of counterparts and it shall not be necessary that each party to this Agreement execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

Section 13.8  Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board of Managers deems appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

Section 13.9  Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the Delaware Court of Chancery. All Members hereby consent to the exercise of personal jurisdiction by the Delaware Court of Chancery with respect to any such proceeding.

Section 13.10  Amendments. Subject to Section 7.1 hereof, this Agreement may be amended from time to time by a written instrument that has been agreed upon by each of the Members.

IN WITNESS WHEREOF, the undersigned parties have this Agreement at the foot hereof or on the separate signature pages attached hereto as of the day and year first above written.

Alesco Financial Inc.

By:

Name:

Title:

[Insert signatures of other Members]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. AFN’s charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

AFN’s charter and bylaws require it, to the maximum extent permitted by the Maryland General Corporation Law (the “MGCL”), to indemnify any individual who is a present or former director of AFN or who, while a director of AFN and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. AFN’s charter and bylaws permit the company, with the approval of its board of directors, to indemnify and to pay or reimburse the expenses of any individual who served a predecessor of AFN in any of the capacities described above and any officer, employee or agent of AFN or a predecessor of AFN, to the maximum extent permitted by the MGCL. Accordingly, AFN has entered into indemnification agreements which provide for indemnification of its officers to the fullest extent allowed under Maryland law. AFN also maintains director’s and officer’s insurance for the benefit of the company and the benefit of its officers and directors.

The MGCL requires a corporation (unless its charter provides otherwise, which AFN’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

(1)	was committed in bad faith or

(2)	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling AFN for liability arising under the Securities Act of 1933, AFN has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The foregoing summaries are necessarily subject to the complete text of the statute, AFN’s charter and bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Merger Agreement

Pursuant to the merger agreement, AFN has agreed for a period of six years after the effective time of the business combination, to maintain in effect the existing officers’ and directors’ liability insurance covering the individuals who are, or at any time prior to the effective time of the business combination were, covered by Alesco Financial Inc.’s, or AFN’s, or Cohen Brothers, LLC’s, or Cohen’s, existing officers’ and directors’ liability insurance policies with respect to actions or omissions occurring prior to the effective time of the business combination, whether or not asserted prior to the effective time of the business combination, or in lieu of maintaining the existing insurance, cause coverage to be provided under any policy maintained for the benefit of AFN or any of its subsidiaries or otherwise obtained by AFN, so long as the terms and conditions of the new coverage are no less advantageous to the intended beneficiaries than the terms and conditions of AFN’s and Cohen’s existing policies.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are furnished with this proxy statement/prospectus on Form S-4:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 20, 2009, by and among Alesco Financial Inc., Fortune Merger Sub, LLC and Cohen Brothers, LLC (incorporated by reference to Exhibit 2.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on February 23, 2009).#

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of June 1, 2009, by and among Alesco Financial Inc., Fortune Merger Sub, LLC, Alesco Financial Holdings, LLC, and Cohen Brothers, LLC (incorporated by reference to Exhibit 2.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on June 2, 2009).#

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of August 20, 2009, by and among Alesco Financial Inc., Alesco Financial Holdings, LLC and Cohen Brothers, LLC (incorporated by reference to Exhibit 2.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on August 20, 2009).#

3.1	Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Alesco Financial Inc.’s Registration Statement on Form S-11 (Registration No. 333-111018) filed with the SEC on February 6, 2004).

3.2	Articles of Amendment changing Alesco Financial Inc.’s name to Alesco Financial Inc. (incorporated by reference to Exhibit 3.1 to Alesco Financial Inc.’s Registration Statement on Form S-3 (Registration No. 333-138136) filed with the SEC on October 20, 2006).

3.3	By-laws, as amended (incorporated by reference to Exhibit 3.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on October 11, 2005).

Exhibit No.	Description

4.1	Form of Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Alesco Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2007).

4.2	Form of 7.625% Contingent Convertible Senior Notes due 2027 (incorporated by reference to Exhibit 4.2 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on May 21, 2007).

4.3	Registration Rights Agreement, dated as of May 15, 2007, by and between Alesco Financial Inc. and RBC Capital Markets Corporation (incorporated by reference to Exhibit 4.3 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on May 21, 2007).

4.4	Indenture, dated as of May 15, 2007, by and between Alesco Financial Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on May 21, 2007).

4.5	Junior Subordinated Indenture, dated as of June 25, 2007, by and between Alesco Financial Inc. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on June 29, 2007).

4.6	Indenture, dated as of June 29, 2007, by and among Bear Stearns ARM Trust 2007-2, Citibank, N.A. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.6 to Alesco Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2007).

5.1	Form of Opinion of Venable LLP regarding the legality of the securities being registered.*

5.2	Opinion of Stifel, Nicolaus & Company, Incorporated (incorporated by reference to Annex D to Alesco Financial Inc.’s Registration Statement on Amendment No. 1 to Form S-4 filed with the SEC on August 20, 2009).

8.1	Form of Opinion of Duane Morris LLP regarding tax matters.*

9.1	Voting Agreement dated February 20, 2009 between Alesco Financial Inc. and Cohen Bros. Financial, LLC (incorporated by reference to Exhibit 9.1 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

9.2	Voting Agreement dated February 20, 2009, 2009 between Alesco Financial Inc. and Christopher Ricciardi (incorporated by reference to Exhibit 9.2 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

9.3	Voting Agreement dated February 20, 2009, 2009 between Alesco Financial Inc. and James J. McEntee, III, individually and as trustee on behalf of James J. McEntee, III T/U/A James J. McEntee III (incorporated by reference to Exhibit 9.3 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.1	Management Agreement, dated as of January 31, 2006, by and between Alesco Financial Trust and Cohen Brothers Management, LLC (incorporated by reference to Annex E to Alesco Financial Inc.’s Proxy Statement on Schedule 14A filed with the SEC on September 8, 2006).

10.2	Shared Facilities and Services Agreement, dated as of January 31, 2006, by and between Cohen Brothers Management, LLC and Cohen Brothers, LLC (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to Alesco Financial Inc.’s Registration Statement on Form S-3 (Registration No. 333-137219) filed with the SEC on October 5, 2006).

10.3	Letter Agreement, dated January 31, 2006, by and between Alesco Financial Trust and Cohen Brothers, LLC, relating to certain rights of first refusal and non-competition arrangements between the parties (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Alesco Financial Inc.’s Registration Statement on Form S-3 (Registration No. 333-137219) filed with the SEC on October 5, 2006).

Exhibit No.	Description
10.4	Assignment and Assumption Agreement, dated as of October 6, 2006, by and between Alesco Financial Inc. and Cohen Brothers Management, LLC, transferring the agreement referred to in Exhibit 10.1 hereto to Alesco Financial Inc. (incorporated by reference to Exhibit 10.2 to Alesco Financial Inc.’s Registration Statement on Form S-3 (Registration No. 333-138136) filed with the SEC on October 20, 2006).

10.5	Letter Agreement, dated October 18, 2006, by and between Alesco Financial Inc. and Cohen & Company, LLC, transferring the agreement referred to in Exhibit 10.1 hereto to Alesco Financial Inc. (incorporated by reference to Exhibit 10.5 to Alesco Financial Inc.’s Registration Statement on Form S-3 (Registration No. 333-138136) filed with the SEC on October 20, 2006).

10.6	Purchase Agreement, dated as of May 9, 2007, by and between Alesco Financial Inc. and RBC Capital Markets Corporation) (incorporated by reference to Exhibit 1.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on May 10, 2007).

10.7	Underwriting Agreement, dated June 20, 2007, by and between Alesco Financial Inc. and RBC Capital Markets Corporation (incorporated by reference to Exhibit 1.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on June 22, 2007).

10.8	Amended and Restated Trust Agreement, dated as of June 25, 2007, by and among Alesco Financial Inc., Wells Fargo Bank, N.A., Wells Fargo Delaware Trust Company and the administrative trustees named therein (incorporated by reference to Exhibit 4.2 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on June 29, 2007).

10.9	Amended and Restated Trust Agreement, dated as of June 29, 2007, by and among Structured Asset Mortgage Investments II Inc., Wilmington Trust Company, Wells Fargo Bank, N.A. and acknowledged by Alesco Financial Inc. (incorporated by reference to Exhibit 10.13 to Alesco Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2007).

10.10	Mortgage Loan Purchase Agreement, dated as of June 29, 2007, by and between Alesco Financial Inc. and Structured Asset Mortgage Investments II Inc. (incorporated by reference to Exhibit 10.14 to Alesco Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2007).

10.11	Sale and Servicing Agreement, dated as of June 29, 2007, by and among Structured Asset Mortgage Investments II Inc., Bear Stearns ARM Trust 2007-2, Alesco Financial Inc., Citibank, N.A. and Wells Fargo Bank, N.A., as securities administrator and master servicer (incorporated by reference to Exhibit 10.15 to Alesco Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2007).

10.12	Guarantee Agreement, dated as of June 29, 2007, by and between Alesco Financial Inc. and Alesco Loan Holdings Trust (incorporated by reference to Exhibit 10.16 to Alesco Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2007).

10.13	2006 Long-Term Incentive Plan, as amended (incorporated by reference to Annex A to Alesco Financial Inc.’s Proxy Statement on Schedule 14A filed with the SEC on April 30, 2007).

10.14	Form of Restricted Share Award Agreement (incorporated by reference to Exhibit 10.7 to Alesco Financial Inc.’s Annual Report on Form 10-K filed with the SEC on March 16, 2007).

10.15	Form of Indemnification Agreement by and between Alesco Financial Inc. and each of its directors and officers (incorporated by reference to Exhibit 10.1 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on October 20, 2006).

10.16	Amended and Restated Senior Management Agreement between Cohen Brothers, LLC and Christopher Ricciardi dated as of January 31, 2007. (Incorporated by reference to Exhibit 10.16 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

Exhibit No.	Description
10.17	Amendment No. 1 to Amended and Restated Senior Management Agreement between Cohen Brothers, LLC and Christopher Ricciardi dated as of July 31, 2008. (incorporated by reference to Exhibit 10.17 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.18	Amendment No. 2 to Amended and Restated Senior Management Agreement between Cohen Brothers, LLC and Christopher Ricciardi dated as of February 20, 2009. (incorporated by reference to Exhibit 10.18 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.19	Employment Agreement between Cohen Brothers, LLC and Joseph Pooler dated as of May 7, 2008. (incorporated by reference to Exhibit 10.19 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.20	Amendment No. 1 to Employment Agreement between Cohen Brothers, LLC and Joseph Pooler dated as of February 20, 2009. (incorporated by reference to Exhibit 10.20 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.21	Cohen Brothers, LLC 2009 Senior Managers’ Cash Bonus Retention Plan. (incorporated by reference to Exhibit 10.21 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.22	Unsecured Subordinated Promissory Note between Cohen Brothers, LLC and Daniel G. Cohen. (incorporated by reference to Exhibit 10.22 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.23	Unsecured Subordinated Promissory Note between Cohen Brothers, LLC and Christopher Ricciardi. (incorporated by reference to Exhibit 10.23 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

10.24	Alesco Financial Inc. Cash Bonus Plan (incorporated by reference to Annex B to Alesco Financial Inc’s Registration Statement on Form S-4 filed with the SEC on August 20, 2009).

10.25	Amended and Restated Loan and Security Agreement by and among Cohen Brothers, LLC, TD Bank, N.A., and the Financial Institutions Now or Hereafter Listed on Schedule A dated as of June 1, 2009.*

10.26	Cohen Brothers, LLC 2009 Equity Award Plan.*

10.27	Form of Cohen Brothers, LLC Restricted Unit Award Pursuant to the Cohen Brothers, LLC 2009 Equity Award Plan.*

10.28	Equity Plan Funding Agreement by and among Daniel C. Cohen and Cohen Brothers, LLC.*

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 99.5 to Alesco Financial Inc.’s Current Report on Form 8-K filed with the SEC on June 2, 2009).

21.1	List of Subsidiaries. (incorporated by reference to Exhibit 21 to Alesco Financial Inc.’s Annual Report on Form 10-K filed with the SEC on March 5, 2009).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, regarding the financial statements of Alesco Financial Inc.*

23.2	Consent of Grant Thornton, LLP, Independent Certified Public Accountants, regarding the financial statements of Cohen Brothers, LLC.*

23.3	Consent of Venable LLP (included in Exhibit 5.1).*

23.4	Consent of Stifel, Nicolaus & Company, Incorporated. (incorporated by reference to Exhibit 23.4 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

23.5	Consent of Ernst & Young LLP, Independent Auditors, regarding the financial statements of Brigadier Capital LP and Brigadier Capital Master Fund, Ltd.*

24.1	Power of Attorney (included on signature pages to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

Exhibit No.	Description
99.1	Form of Proxy Card. (incorporated by reference to Exhibit 99.1 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

99.2	Financial Statements of Brigadier Capital LP. (incorporated by reference to Exhibit 99.2 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

99.3	Financial Statements of Brigadier Capital Master Fund, Ltd. (incorporated by reference to Exhibit 99.3 to Alesco Financial Inc.’s Registration Statement on Form S-4 filed with the SEC on June 2, 2009).

*	Filed herewith.

**	Data required by Statement of Financial Accounting Standard No. 128, “Earnings per Share,” is provided in Note 10 to Alesco Financial Inc.’s consolidated financial statements included in this proxy statement/prospectus on Form S-4.

#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Alesco Financial Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on August 20, 2009.

ALESCO FINANCIAL INC.

By:	/S/ JOHN J. LONGINO
John J. Longino
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Director	August 20, 2009
Rodney E. Bennett

*	Chief Accounting Officer (Principal Accounting Officer)	August 20, 2009
Christian M. Carr

*	Director	August 20, 2009
Marc Chayette

*	Chairman, Director	August 20, 2009
Daniel G. Cohen

*	Director	August 20, 2009
Thomas P. Costello

*	Director	August 20, 2009
G. Steven Dawson

*	Director	August 20, 2009
Jack Haraburda

/S/ JOHN J. LONGINO	Chief Financial Officer, Treasurer (Principal Financial Officer)	August 20, 2009
John J. Longino

Name	Title	Date

*	President, Chief Executive Officer, Director (Principal Executive Officer)	August 20, 2009
James J. McEntee, III

*	Director	August 20, 2009
Lance Ullom

*	Director	August 20, 2009
Charles W. Wolcott

*By:	/S/ JOHN J. LONGINO
John J. Longino Attorney-in-Fact